FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206705-11

The information in this preliminary prospectus is not complete and may be changed. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

This preliminary prospectus, dated NOVEMBER 7, 2017, may be amended or completed prior to the time of sale.

PROSPECTUS

$935,822,000 (Approximate)

CD 2017-CD6 Mortgage Trust

(Central Index Key Number 0001719959)

Issuing Entity

Deutsche Mortgage & Asset Receiving Corporation

(Central Index Key Number 0001013454)

Depositor

German American Capital Corporation

(Central Index Key Number 0001541294)

Citi Real Estate Funding Inc.

(Central Index Key Number 0001701238)

Argentic Real Estate Finance LLC

(Central Index Key Number 0001624053)

Sponsors and Mortgage Loan Sellers

CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-CD6

Deutsche Mortgage & Asset Receiving Corporation is offering certain classes of the CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-CD6 identified in the table below. The offered certificates (and the non-offered certificates identified under “Summary of Certificates”) will represent the ownership interests in the issuing entity, CD 2017-CD6 Mortgage Trust, a New York common law trust. The assets of the issuing entity will primarily consist of a pool of fixed rate commercial mortgage loans, which are generally the sole source of payments on the certificates. Credit enhancement will be provided solely by certain classes of subordinate certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. Each class of certificates will be entitled to receive monthly distributions of interest and/or principal on the 4th business day following the 9th day of each month (or if the 9th day is not a business day, the next business day), commencing in December 2017. The rated final distribution date for each class of offered certificates is the distribution date in November 2050.

Class	Initial Certificate Balance or Notional Amount(1)	Approx. Initial Pass-Through Rate	Pass-Through Rate Description	Assumed Final Distribution Date(3)
Class A-1	$44,159,000%	(5)	June 2022
Class A-2	$103,497,000%	(5)	November 2022
Class A-3	$67,649,000%	(5)	October 2024
Class A-SB	$61,062,000%	(5)	June 2027
Class A-4	$209,460,000%	(5)	August 2027
Class A-5	$257,521,000%	(5)	October 2027
Class X-A	$848,213,000	(6)%	Variable(7)	November 2027
Class A-M	$104,865,000%	(5)	November 2027
Class B	$42,477,000%	(5)	November 2027
Class C	$45,132,000%	(5)	November 2027

(Footnotes on table on pages 3 and 4)

You should carefully consider the risk factors beginning on page 53 of this prospectus.

Neither the certificates nor the mortgage loans are insured or guaranteed by any governmental agency, instrumentality or private issuer or any other person or entity.

The certificates will represent interests in the issuing entity only. They will not represent interests in or obligations of the sponsors, the depositor, any of their affiliates or any other entity.

The United States Securities and Exchange Commission and state regulators have not approved or disapproved of the offered certificates or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. Deutsche Mortgage & Asset Receiving Corporation will not list the offered certificates on any securities exchange or on any automated quotation system of any securities association.

The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”), contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

The underwriters, Deutsche Bank Securities Inc., Citigroup Global Markets Inc. and Academy Securities, Inc. will purchase the offered certificates from Deutsche Mortgage & Asset Receiving Corporation and will offer them to the public at negotiated prices, plus, in certain cases, accrued interest, determined at the time of sale. Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. are acting as co-lead managers and joint bookrunners in the following manner: Deutsche Bank Securities Inc. is acting as sole bookrunning manager with respect to approximately 67.1% of each class of offered certificates and Citigroup Global Markets Inc. is acting as sole bookrunning manager with respect to approximately 32.9% of each class of offered certificates. Academy Securities, Inc. is acting as co-manager.

The underwriters expect to deliver the offered certificates to purchasers in book-entry form only through the facilities of The Depository Trust Company in the United States and Clearstream Banking, S.A. and Euroclear Bank, as operator of the Euroclear System, in Europe, against payment in New York, New York on or about November 30, 2017. Deutsche Mortgage & Asset Receiving Corporation expects to receive from this offering approximately [__]% of the aggregate certificate balance of the offered certificates, plus accrued interest from November 1, 2017, before deducting expenses payable by the depositor.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee(2)
Commercial Mortgage Pass-Through Certificates	$935,822,000	100%	$935,822,000	$116,509.84

(1)	Estimated solely for the purpose of calculating the registration fee.

(2)	Calculated according to Rule 457(s) of the Securities Act of 1933.

Deutsche Bank Securities		Citigroup
Co-Lead Managers and Joint Bookrunners
Academy Securities Co-Manager

November       , 2017

CD 2017-CD6 MORTGAGE TRUST

Commercial Mortgage Pass-Through Certificates, Series 2017-CD6

Washington
1 property
$13,000,000
1.2% of total
Utah
3 properties
$27,860,000
2.6% of total
Kansas
17 properties
$26,352,805
2.5% of total
Missouri
1 property
$1,065,024
0.1% of total
Iowa
1 property
$2,100,000
0.2% of total
Illinois
4 properties
$46,701,557
4.4% of total
Indiana
3 properties
$19,817,735
1.9% of total
Michigan
4 properties
$62,300,000
5.9% of total
Pennsylvania
1 property
$22,000,000
2.1% of total
New York
8 properties
$102,312,643
9.6% of total
Massachusetts
2 properties
$16,056,851
1.5% of total
Connecticut
1 property
$2,796,039
0.3% of total
Ohio
7 properties
$39,401,208
3.7% of total
Rhode Island
1 property
$11,620,000
1.1% of total
Nevada
2 properties
$17,682,593
1.7% of total
New Jersey
3 properties
$80,322,873
7.6% of total
District of Columbia
1 property
$26,000,000
2.4% of total
California
15 properties
$203,106,942
19.1% of total
Virginia
3 properties
$14,326,457
1.3% of total
South Carolina
2 properties
$41,719,946
3.9% of total
North Carolina
3 properties
$33,885,953
3.2% of total
Arizona
5 properties
$20,521,101
1.9% of total
Georgia
1 property
$41,843,330
3.9% of total
New Mexico
2 properties
$11,646,130
1.1% of total
Texas
9 properties
$44,569,978
4.2% of total
Louisiana
3 properties
$17,820,308
1.7% of total
Arkansas
4 properties
$16,759,837
1.6% of total
Tennessee
9 properties
$8,464,860
0.8% of total
Florida
9 properties
$89,871,552
8.5% of total
>10.0% of Initial Pool Balance
> 5.0 – 10.0% of Initial Pool Balance
>1.0 – 5.0% of Initial Pool Balance
0.0 – 1.0% of Initial Pool Balance

Mortgaged Properties by Property Type

Self Storage 7.0%
Multifamily 3.4%
Industrial 10.3%
Office 33.0%
Mixed Use 11.3%
Retail 17.0%
Hospitality 18.1%

Summary of Certificates

Class	Initial Certificate Balance or Notional Amount(1)		Approx. Initial Credit Support(2)	Pass-Through Rate Description	Assumed Final Distribution Date(3)	Approx. Initial Pass-Through Rate	Weighted Average Life (Yrs.)(4)	Principal Window(4)
Offered
Certificates
Class A-1	$44,159,000		30.0000%	(5)	June 2022%		2.53	1 – 55
Class A-2	$103,497,000		30.0000%	(5)	November 2022%		4.82	55 – 60
Class A-3	$67,649,000		30.0000%	(5)	October 2024%		6.87	83 – 83
Class A-SB	$61,062,000		30.0000%	(5)	June 2027%		7.31	60 – 115
Class A-4	$209,460,000		30.0000%	(5)	August 2027%		9.51	97 – 117
Class A-5	$257,521,000		30.0000%	(5)	October 2027%		9.77	117 – 119
Class X-A	$848,213,000	(6)	N/A	Variable(7)	November 2027%		N/A	N/A
Class A-M	$104,865,000		20.1250%	(5)	November 2027%		9.87	119 – 120
Class B	$42,477,000		16.1250%	(5)	November 2027%		9.95	120 – 120
Class C	$45,132,000		11.8750%	(5)	November 2027%		9.95	120 – 120
Non-Offered
Certificates(11)
Class X-B	$42,477,000	(6)	N/A	Variable(7)	November 2027%		N/A	N/A
Class X-D	$19,911,000	(6)(9)	N/A	Variable(7)	November 2027%		N/A	N/A
Class D	$19,911,000	(9)	10.0000%	(5)	November 2027%		9.95	120 – 120
Class E-RR(8)	$31,857,000	(9)	7.0000%	(5)	November 2027%		9.95	120 – 120
Class F-RR(8)	$23,894,000		4.7500%	(5)	November 2027%		9.95	120 – 120
Class G-RR(8)	$10,619,000		3.7500%	(5)	November 2027%		9.95	120 – 120
Class H-RR(8)	$39,822,721		0.0000%	(5)	November 2027%		9.95	120 – 120
Class S(10)	N/A		N/A	N/A	N/A	N/A	N/A	N/A
Class R(10)	N/A		N/A	N/A	N/A	N/A	N/A	N/A

(1)	Approximate, subject to a permitted variance of plus or minus 5%.

(2)	The approximate initial credit support percentages set forth for the certificates are approximate and, for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, are represented in the aggregate.

(3)	The assumed final distribution dates set forth in this prospectus have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

(4)	The weighted average life and principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of principal balance certificates are based on the assumptions set forth in the tables under “Yield and Maturity Considerations—Weighted Average Life” and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

(5)	The pass-through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class, A-5, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates (referred to as the “principal balance certificates”), in each case, will be one of (i) a fixed per annum rate, (ii) the weighted average of the net mortgage rates on the mortgage loans (in each case, adjusted, if necessary, to accrue on the basis of a 360-day year consisting of twelve 30-day months) as of their respective due dates in the month preceding the month in which the related distribution date occurs (referred to as the “WAC Rate”), (iii) a rate equal to the lesser of a specified pass-through rate and the WAC Rate, or (iv) the WAC Rate less a specified rate. See “Description of the Certificates—Distributions—Pass-Through Rates”.

(6)	The Class X-A, Class X-B and Class X-D certificates (referred to as the “Class X certificates”) will not have certificate balances. The notional amount of each class of the Class X certificates is subject to change depending upon the final pricing of the principal balance certificates, as follows: (1) if as a result of such pricing the pass-through rate of any class of principal balance certificates whose certificate balance comprises such notional amount is equal to the WAC Rate, the certificate balance of such class of principal balance certificates may not be part of, and reduce accordingly, such notional amount of the related Class X certificates (or, if as a result of such pricing the pass-through rate of the related Class X certificates is equal to zero, such Class X certificates may not be issued on the closing date), and/or (2) if as a result of such pricing the pass-through rate of any class of principal balance certificates that does not comprise such notional amount of the related Class X certificates is equal to less than the WAC Rate, such class of principal balance certificates may become a part of, and increase accordingly, such notional amount of the related Class X certificates.

(7)	Each class of Class X certificates will not be entitled to distributions of principal. Each class of Class X certificates will accrue interest on their respective notional balance and at their respective pass-through rate as described in “Description of the Certificates—Distributions—Pass-Through Rates”.

(8)	The Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates (referred to as the “RR certificates”) are expected to be retained by Argentic Real Estate Finance LLC, as “retaining sponsor”, or its “majority-owned affiliate” (in each case as defined under Regulation RR) in accordance with the credit risk retention rules applicable to this securitization transaction. For more information regarding the methodology and key inputs and assumptions used to determine the sizing of the RR certificates, see “Credit Risk Retention”.

(9)	The approximate initial certificate balance of each of the Class D and Class E-RR certificates and the initial notional amount of the Class X-D certificates is subject to change based on final pricing of all classes of principal balance certificates and the Class X certificates, with the final initial certificate balances of the Class D and Class E-RR certificates and the final initial notional amount of the Class X-D certificates determined such that, upon initial issuance, the aggregate fair value of the RR certificates will equal at least 5% of the fair value of all classes of principal balance certificates and the Class X Certificates.

(10)	The Class S certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. Excess interest accruing after the related anticipated repayment date on any mortgage loan with an anticipated repayment date will, to the extent collected, be allocated to the Class S certificates. The Class S certificates will not be entitled to distributions in respect of principal or interest other than excess interest. The Class R certificates will not have a certificate balance, notional amount, pass-through rate, assumed final distribution date or rating. The Class R certificates represent the residual interests in each Trust REMIC, as further described in this prospectus. The Class R certificates will not be entitled to distributions of principal or interest.

(11)	The classes of certificates set forth in the table under “Non-Offered Certificates” are not offered by this prospectus. Any information in this prospectus concerning the non-offered certificates is presented solely to enhance your understanding of the offered certificates.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	21
Risk Factors	53
The Certificates May Not Be a Suitable Investment for You	53
Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss	53
Risks Related to Market Conditions and Other External Factors	53
The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS	53
Other Events May Affect the Value and Liquidity of Your Investment	54
Risks Relating to the Mortgage Loans	54
Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed	54
Risks of Commercial and Multifamily Lending Generally	54
Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases	56
Office Properties Have Special Risks	60
Hospitality Properties Have Special Risks	60
Risks Relating to Affiliation with a Franchise or Hotel Management Company	62
Retail Properties Have Special Risks	63
Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers	63
The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector	64
Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants	64
Mixed Use Properties Have Special Risks	65
Industrial Properties Have Special Risks	65
Self-Storage Properties Have Special Risks	66
Multifamily Properties Have Special Risks	67
Parking Properties Have Special Risks	69
Condominium Ownership May Limit Use and Improvements	70
Shared Interest Structures	71
Operation of a Mortgaged Property Depends on the Property Manager’s Performance	71
Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses	72
Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses	73
Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties	74
Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses	75
Risks Related to Zoning Non-Compliance and Use Restrictions	77

Risks Relating to Inspections of Properties	78
Risks Relating to Costs of Compliance with Applicable Laws and Regulations	78
Insurance May Not Be Available or Adequate	78
Terrorism Insurance May Not Be Available for All Mortgaged Properties	81
Risks Associated with Blanket Insurance Policies or Self-Insurance	82
Limited Information Causes Uncertainty	82
Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions	83
Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment	84
The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us	84
Static Pool Data Would Not Be Indicative of the Performance of this Pool	85
Appraisals May Not Reflect Current or Future Market Value of Each Property	85
Seasoned Mortgage Loans Present Additional Risk of Repayment	86
The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property	87
The Borrower’s Form of Entity May Cause Special Risks	87
A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans	89
Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions	89
Other Financings or Ability to Incur Other Indebtedness Entails Risk	91
Tenancies-in-Common May Hinder Recovery	92
Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions	92
Mortgage Loans Subject to Early Defeasance	92
Risks Associated with One Action Rules	93
State Law Limitations on Assignments of Leases and Rents May Entail Risks	93
Various Other Laws Could Affect the Exercise of Lender’s Rights	93
Risks of Anticipated Repayment Date Loans	94
Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk	94
Risks Related to Ground Leases and Other Leasehold Interests	96
Increases in Real Estate Taxes May Reduce Available Funds	97
State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds	97
Risks Related to Conflicts of Interest	98
Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests	98
Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests	99
Potential Conflicts of Interest of the Master Servicer and the Special Servicer	101
Potential Conflicts of Interest of the Operating Advisor and the Asset Representations Reviewer	102
Potential Conflicts of Interest of the Directing

Certificateholder and the Companion Loan Holders	103
Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans	106
Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan	107
Other Potential Conflicts of Interest May Affect Your Investment	107
Other Risks Relating to the Certificates	108
The Certificates Are Limited Obligations	108
The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline	108
Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates	108
Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded	111
Your Yield May Be Affected by Defaults, Prepayments and Other Factors	113
Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment	116
Risks Relating to Modifications of the Mortgage Loans	120
Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan	121
Risks Relating to Interest on Advances and Special Servicing Compensation	122
Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer	122
The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans	122
The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity	123
Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment	124
Description of the Mortgage Pool	126
General	126
Certain Calculations and Definitions	127
Definitions	128
Mortgage Pool Characteristics	136
Overview	136
Property Types	136
Mortgage Loan Concentrations	140
Multi-Property Mortgage Loans and Related Borrower Mortgage Loans	141
Geographic Concentrations	142
Mortgaged Properties With Limited Prior Operating History	142
Tenancies-in-Common	143
Condominium and Other Shared Interests	143
Fee & Leasehold Estates; Ground Leases	144
Environmental Considerations	145
Redevelopment, Renovation and Expansion	148
Assessment of Property Value and Condition	149
Litigation and Other Considerations	150
Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings	151
Loan Purpose	151

Default History, Bankruptcy Issues and Other Proceedings	151
Tenant Issues	153
Tenant Concentrations	153
Lease Expirations and Terminations	153
Purchase Options and Rights of First Refusal	158
Affiliated Leases	160
Insurance Considerations	160
Use Restrictions	162
Appraised Value	163
Non-Recourse Carveout Limitations	164
Real Estate and Other Tax Considerations	166
Delinquency Information	167
Certain Terms of the Mortgage Loans	167
Amortization of Principal	167
Due Dates; Mortgage Rates; Calculations of Interest	168
ARD Loan(s)	168
Prepayment Protections and Certain Involuntary Prepayments	169
Voluntary Prepayments.	170
“Due-On-Sale” and “Due-On-Encumbrance” Provisions	171
Defeasance; Collateral Substitution	172
Partial Releases	173
Escrows	179
Mortgaged Property Accounts	180
Exceptions to Underwriting Guidelines	181
Additional Indebtedness	181
General	181
Whole Loans	182
Mezzanine Indebtedness	182
Preferred Equity	184
Other Unsecured Indebtedness	185
The Whole Loans	185
General	185
The Serviced Pari Passu Whole Loans	190
The Serviced AB Whole Loan	192
The Non-Serviced Pari Passu Whole Loans	202
The Non-Serviced Pari Passu-AB Whole Loans	204
Additional Information	219
Transaction Parties	219
The Sponsors and Mortgage Loan Sellers	219
German American Capital Corporation	219
Citi Real Estate Funding Inc.	228
Argentic Real Estate Finance LLC	236
The Depositor	243
The Issuing Entity	244
The Trustee	245
The Certificate Administrator	246
The Master Servicer	248
The Special Servicer	252
The Operating Advisor and Asset Representations Reviewer	256
Credit Risk Retention	257
Qualifying CRE Loans; Required Credit Risk Retention Percentage	258
Material Terms of the Eligible Horizontal Residual Interest	258
General	258
Material Terms	259
Determination of Amount of Required Horizontal Credit Risk Retention	259
Hedging, Transfer and Financing Restrictions	266
Operating Advisor	266
Representations and Warranties	266
Description of the Certificates	268
General	268
Distributions	270
Method, Timing and Amount	270
Available Funds	270
Priority of Distributions	272
Pass-Through Rates	275
Interest Distribution Amount	276
Principal Distribution Amount	277
Certain Calculations with Respect to Individual Mortgage Loans	278
Excess Interest	279
Application Priority of Mortgage Loan Collections or Whole Loan Collections	279
Allocation of Yield Maintenance Charges and Prepayment Premiums	282
Assumed Final Distribution Date; Rated Final Distribution Date	283
Prepayment Interest Shortfalls	283
Subordination; Allocation of Realized Losses	285
Reports to Certificateholders; Certain Available Information	287

Certificate Administrator Reports	287
Information Available Electronically	292
Voting Rights	297
Delivery, Form, Transfer and Denomination	297
Book-Entry Registration	297
Definitive Certificates	300
Certificateholder Communication	300
Access to Certificateholders’ Names and Addresses	300
Requests to Communicate	300
List of Certificateholders	301
Description of the Mortgage Loan Purchase Agreements	302
General	302
Dispute Resolution Provisions	311
Asset Review Obligations	311
Pooling and Servicing Agreement	312
General	312
Assignment of the Mortgage Loans	313
Servicing Standard	313
Subservicing	314
Advances	315
P&I Advances	315
Servicing Advances	316
Nonrecoverable Advances	317
Recovery of Advances	318
Accounts	319
Withdrawals from the Collection Account	321
Servicing and Other Compensation and Payment of Expenses	323
General	323
Master Servicing Compensation	327
Special Servicing Compensation	329
Disclosable Special Servicer Fees	333
Certificate Administrator and Trustee Compensation	333
Operating Advisor Compensation	334
Asset Representations Reviewer Compensation	334
CREFC® Intellectual Property Royalty License Fee	335
Appraisal Reduction Amounts	336
Maintenance of Insurance	342
Modifications, Waivers and Amendments	344
Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions	349
Inspections	352
Collection of Operating Information	352
Special Servicing Transfer Event	352
Asset Status Report	354
Realization Upon Mortgage Loans	357
Sale of Defaulted Loans and REO Properties	359
The Directing Certificateholder	362
General	362
Major Decisions	364
Asset Status Report	367
Replacement of Special Servicer	367
Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event	367
Servicing Override	369
Rights of Holders of Companion Loans	370
Limitation on Liability of Directing Certificateholder	370
The Operating Advisor	371
General	371
Duties of Operating Advisor at All Times	371
Annual Report	373
Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing	374
Recommendation of the Replacement of the Special Servicer	374
Eligibility of Operating Advisor	375
Other Obligations of Operating Advisor	375
Delegation of Operating Advisor’s Duties	376
Termination of the Operating Advisor With Cause	376
Rights Upon Operating Advisor Termination Event	377
Waiver of Operating Advisor Termination Event	378
Termination of the Operating Advisor Without Cause	378
Resignation of the Operating Advisor	378
Operating Advisor Compensation	379
The Asset Representations Reviewer	379
Asset Review	379
Eligibility of Asset Representations Reviewer	383

Other Obligations of Asset Representations Reviewer	384
Delegation of Asset Representations Reviewer’s Duties	385
Assignment of Asset Representations Reviewer’s Rights and Obligations	385
Asset Representations Reviewer Termination Events	385
Rights Upon Asset Representations Reviewer Termination Event	386
Termination of the Asset Representations Reviewer Without Cause	386
Resignation of Asset Representations Reviewer	387
Asset Representations Reviewer Compensation	387
Replacement of Special Servicer Without Cause	387
Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote	390
Termination of Servicer and Special Servicer for Cause	390
Servicer Termination Events	391
Rights Upon Servicer Termination Event	392
Waiver of Servicer Termination Event	394
Resignation of the Master Servicer and Special Servicer	394
Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation	395
Limitation on Liability; Indemnification	395
Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA	397
Dispute Resolution Provisions	398
Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder	398
Repurchase Request Delivered by a Party to the PSA	398
Resolution of a Repurchase Request	399
Mediation and Arbitration Provisions	402
Servicing of the Non-Serviced Mortgage Loans	403
Servicing of the Burbank Office Portfolio Mortgage Loan	406
Servicing of the Colorado Center Mortgage Loan	406
Rating Agency Confirmations	407
Evidence as to Compliance	409
Limitation on Rights of Certificateholders to Institute a Proceeding	410
Termination; Retirement of Certificates	410
Amendment	412
Resignation and Removal of the Trustee and the Certificate Administrator	414
Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction	415
Certain Legal Aspects of Mortgage Loans	416
General	416
Types of Mortgage Instruments	416
Leases and Rents	417
Personalty	417
Foreclosure	418
General	418
Foreclosure Procedures Vary from State to State	418
Judicial Foreclosure	418
Equitable and Other Limitations on Enforceability of Certain Provisions	418
Nonjudicial Foreclosure/Power of Sale	419
Public Sale	419
Rights of Redemption	420
Anti-Deficiency Legislation	420
Leasehold Considerations	421
Cooperative Shares	421
Bankruptcy Laws	421
Environmental Considerations	427
General	427
Superlien Laws	427
CERCLA	427
Certain Other Federal and State Laws	428
Additional Considerations	428
Due-on-Sale and Due-on-Encumbrance Provisions	428
Subordinate Financing	429

Default Interest and Limitations on Prepayments	429
Applicability of Usury Laws	429
Americans with Disabilities Act	430
Servicemembers Civil Relief Act	430
Anti-Money Laundering, Economic Sanctions and Bribery	430
Potential Forfeiture of Assets	431
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	431
Pending Legal Proceedings Involving Transaction Parties	432
Use of Proceeds	433
Yield and Maturity Considerations	433
Yield Considerations	433
General	433
Rate and Timing of Principal Payments	433
Losses and Shortfalls	434
Certain Relevant Factors Affecting Loan Payments and Defaults	435
Delay in Payment of Distributions	436
Yield on the Certificates with Notional Amounts	436
Weighted Average Life	436
Pre-Tax Yield to Maturity Tables	442
Material Federal Income Tax Considerations	445
General	445
Qualification as a REMIC	446
Status of Offered Certificates	448
Taxation of Regular Interests	448
General	448
Original Issue Discount	448
Acquisition Premium	450
Market Discount	451
Premium	451
Election To Treat All Interest Under the Constant Yield Method	452
Treatment of Losses	452
Yield Maintenance Charges and Prepayment Premiums	453
Sale or Exchange of Regular Interests	453
3.8% Medicare Tax on “Net Investment Income”	454
Taxation of Certain Foreign Investors	454
FATCA	455
Backup Withholding	455
Information Reporting	455
Taxes That May Be Imposed on a REMIC	456
Prohibited Transactions	456
Contributions to a REMIC After the Startup Day	456
Net Income from Foreclosure Property	456
Bipartisan Budget Act of 2015	457
Reporting Requirements	457
Certain State and Local Tax Considerations	458
Method of Distribution (Underwriter)	458
Incorporation of Certain Information by Reference	459
Where You Can Find More Information	460
Financial Information	460
Certain ERISA Considerations	461
General	461
Plan Asset Regulations	461
Administrative Exemption	462
Insurance Company General Accounts	465
Legal Investment	465
Legal Matters	466
Ratings	466
Index of Defined Terms	468

ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES
ANNEX A-3	DESCRIPTION OF TOP FIFTEEN MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT
ANNEX D-1	MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES
ANNEX D-2	EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES FOR GERMAN AMERICAN CAPITAL CORPORATION

ANNEX D-3	EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES FOR CITI REAL ESTATE FUNDING INC.
ANNEX D-4	EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES FOR ARGENTIC REAL ESTATE FINANCE LLC
ANNEX E	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE
ANNEX F	ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE MOFFETT PLACE BUILDING 4 WHOLE LOAN

Important Notice Regarding the Offered Certificates

WE HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, WITH RESPECT TO THE CERTIFICATES OFFERED IN THIS PROSPECTUS. HOWEVER, THIS PROSPECTUS DOES NOT CONTAIN ALL OF THE INFORMATION CONTAINED IN OUR REGISTRATION STATEMENT. FOR FURTHER INFORMATION REGARDING THE DOCUMENTS REFERRED TO IN THIS PROSPECTUS, YOU SHOULD REFER TO OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT. OUR REGISTRATION STATEMENT AND THE EXHIBITS TO IT CAN BE INSPECTED AND COPIED AT PRESCRIBED RATES AT THE PUBLIC REFERENCE FACILITIES MAINTAINED BY THE SEC AT ITS PUBLIC REFERENCE ROOM, 100 F STREET, N.E., WASHINGTON, D.C. 20549. YOU MAY OBTAIN INFORMATION ON THE OPERATION OF THE PUBLIC REFERENCE ROOM BY CALLING THE SEC AT 1-800-SEC-0330. COPIES OF THESE MATERIALS CAN ALSO BE OBTAINED ELECTRONICALLY THROUGH THE SEC’S INTERNET WEBSITE (HTTP://WWW.SEC.GOV).

THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SECURITIES IN ANY STATE OR OTHER JURISDICTION WHERE SUCH OFFER, SOLICITATION OR SALE IS NOT PERMITTED.

THE INFORMATION IN THIS PROSPECTUS IS PRELIMINARY AND MAY BE SUPPLEMENTED OR AMENDED PRIOR TO THE TIME OF SALE.

IN ADDITION, THE OFFERED CERTIFICATES REFERRED TO IN THIS PROSPECTUS, AND THE ASSET POOL BACKING THEM, ARE SUBJECT TO MODIFICATION OR REVISION (INCLUDING THE POSSIBILITY THAT ONE OR MORE CLASSES OF OFFERED CERTIFICATES MAY BE SPLIT, COMBINED OR ELIMINATED) AT ANY TIME PRIOR TO ISSUANCE, AND ARE OFFERED ON A “WHEN, AS AND IF ISSUED” BASIS.

THE UNDERWRITERS DESCRIBED IN THESE MATERIALS MAY FROM TIME TO TIME PERFORM INVESTMENT BANKING SERVICES FOR, OR SOLICIT INVESTMENT BANKING BUSINESS FROM, ANY COMPANY NAMED IN THESE MATERIALS. THE UNDERWRITERS AND/OR THEIR RESPECTIVE EMPLOYEES MAY FROM TIME TO TIME HAVE A LONG OR SHORT POSITION IN ANY CONTRACT OR CERTIFICATE DISCUSSED IN THESE MATERIALS.

THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPERSEDES ANY PREVIOUS SUCH INFORMATION DELIVERED TO ANY PROSPECTIVE INVESTOR AND MAY BE SUPERSEDED BY INFORMATION DELIVERED TO SUCH PROSPECTIVE INVESTOR PRIOR TO THE TIME OF SALE.

THE OFFERED CERTIFICATES DO NOT REPRESENT AN INTEREST IN OR OBLIGATION OF THE DEPOSITOR, THE SPONSORS, THE MORTGAGE LOAN SELLERS, THE MASTER SERVICER, THE SPECIAL SERVICER, THE TRUSTEE, THE OPERATING ADVISOR, THE ASSET REPRESENTATIONS REVIEWER, THE CERTIFICATE ADMINISTRATOR, THE DIRECTING CERTIFICATEHOLDER, THE UNDERWRITERS OR ANY OF THEIR RESPECTIVE AFFILIATES. NEITHER THE OFFERED CERTIFICATES NOR THE MORTGAGE LOANS ARE INSURED OR GUARANTEED BY ANY GOVERNMENTAL AGENCY OR INSTRUMENTALITY OR PRIVATE INSURER.

THERE IS CURRENTLY NO SECONDARY MARKET FOR THE OFFERED CERTIFICATES. WE CANNOT ASSURE YOU THAT A SECONDARY MARKET WILL DEVELOP OR, IF A SECONDARY MARKET DOES DEVELOP, THAT IT WILL PROVIDE HOLDERS OF THE OFFERED CERTIFICATES WITH LIQUIDITY OF INVESTMENT OR THAT IT WILL CONTINUE FOR THE TERM OF THE OFFERED CERTIFICATES. THE UNDERWRITERS CURRENTLY INTEND TO MAKE A MARKET IN THE OFFERED CERTIFICATES BUT ARE UNDER NO OBLIGATION TO DO SO. ACCORDINGLY, PURCHASERS MUST BE PREPARED TO BEAR THE RISKS OF THEIR INVESTMENTS FOR AN INDEFINITE PERIOD. SEE “RISK FACTORS—OTHER RISKS RELATING TO THE CERTIFICATES—

THE CERTIFICATES MAY HAVE LIMITED LIQUIDITY AND THE MARKET VALUE OF THE CERTIFICATES MAY DECLINE” IN THIS PROSPECTUS.

Important Notice About Information Presented in This Prospectus

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus.

This prospectus begins with several introductory sections describing the certificates and the issuing entity in abbreviated form:

●	Summary of Certificates, which sets forth important statistical information relating to the certificates;

●	Summary of Terms, which gives a brief introduction of the key features of the certificates and a description of the mortgage loans; and

●	Risk Factors, which describes risks that apply to the certificates.

This prospectus includes cross references to sections in this prospectus where you can find further related discussions. The table of contents in this prospectus identifies the pages where these sections are located.

Certain capitalized terms are defined and used in this prospectus to assist you in understanding the terms of the offered certificates and this offering. The capitalized terms used in this prospectus are defined on the pages indicated under the caption “Index of Defined Terms”.

All annexes and schedules attached to this prospectus are a part of this prospectus.

In this prospectus:

●	the terms “depositor”, “we”, “us” and “our” refer to Deutsche Mortgage & Asset Receiving Corporation.

●	references to “lender” or “mortgage lender” with respect to a mortgage loan generally should be construed to mean, from and after the date of initial issuance of the offered certificates, the trustee on behalf of the issuing entity as the holder of record title to the mortgage loans or the master servicer or special servicer, as applicable, with respect to the obligations and rights of the lender as described under “Pooling and Servicing Agreement”.

●	unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

This prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state or other jurisdiction where such offer, solicitation or sale is not permitted.

NOTICE TO RESIDENTS WITHIN EUROPEAN ECONOMIC AREA

This PROSPECTUS has been prepared on the basis that any offer of certificates in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “RELEVANT MEMBER STATE”) will be made pursuant to an exemption under the Prospectus Directive (as defined below) from the requirement to publish a prospectus for offers of certificates. Accordingly any person making or intending to make an offer in that Relevant Member State of certificates which are the subject of an offering contemplated in this PROSPECTUS as-completed by final terms in relation to the offer of those certificates may only do so in circumstances in which no obligation arises for the DEPOSITOR, THE issuing entity or an underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer.

NONE OF THE DEPOSITOR, the issuing entity or any of the underwriters has authorized, nor does any of them authorize, the making of any offer of certificates in circumstances in which an obligation arises for THE DEPOSITOR, the issuing entity or an underwriter to publish or supplement a prospectus for such offer.

FOR THE PURPOSES OF THIS PROVISION AND THE PROVISION IMMEDIATELY BELOW, “PROSPECTUS DIRECTIVE” MEANS DIRECTIVE 2003/71/EC AS AMENDED, INCLUDING BY DIRECTIVE 2010/73/EU, AND INCLUDES ANY RELEVANT IMPLEMENTING MEASURE IN THE RELEVANT MEMBER STATE.

EUROPEAN ECONOMIC AREA SELLING RESTRICTIONS

IN RELATION TO EACH RELEVANT MEMBER STATE, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT, WITH EFFECT FROM AND INCLUDING THE DATE ON WHICH THE PROSPECTUS DIRECTIVE IS IMPLEMENTED IN THAT RELEVANT MEMBER STATE, IT HAS NOT MADE AND WILL NOT MAKE AN OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC IN THAT RELEVANT MEMBER STATE OTHER THAN:

(A)  TO ANY LEGAL ENTITY WHICH IS A “QUALIFIED INVESTOR” AS DEFINED IN THE PROSPECTUS DIRECTIVE;

(B)  TO FEWER THAN 150 NATURAL OR LEGAL PERSONS (OTHER THAN “QUALIFIED INVESTORS” AS DEFINED IN THE PROSPECTUS DIRECTIVE) SUBJECT TO OBTAINING THE PRIOR CONSENT OF THE RELEVANT UNDERWRITER OR UNDERWRITERS NOMINATED BY THE ISSUING ENTITY FOR ANY SUCH OFFER; OR

(C)  IN ANY OTHER CIRCUMSTANCES FALLING WITHIN ARTICLE 3(2) OF THE PROSPECTUS DIRECTIVE;

PROVIDED THAT NO SUCH OFFER OF THE OFFERED CERTIFICATES REFERRED TO IN CLAUSES (A) TO (C) ABOVE SHALL REQUIRE THE DEPOSITOR, THE ISSUING ENTITY OR ANY UNDERWRITER TO PUBLISH A PROSPECTUS PURSUANT TO ARTICLE 3 OF THE PROSPECTUS DIRECTIVE.

FOR THE PURPOSES OF THE PRIOR PARAGRAPH, THE EXPRESSION AN “OFFER OF THE CERTIFICATES WHICH ARE THE SUBJECT OF THE OFFERING CONTEMPLATED BY THIS PROSPECTUS TO THE PUBLIC” IN RELATION TO ANY OFFERED CERTIFICATE IN ANY RELEVANT

MEMBER STATE MEANS THE COMMUNICATION IN ANY FORM AND BY ANY MEANS OF SUFFICIENT INFORMATION ON THE TERMS OF THE OFFER AND THE CERTIFICATES TO BE OFFERED SO AS TO ENABLE AN INVESTOR TO DECIDE TO PURCHASE OR SUBSCRIBE TO THE OFFERED CERTIFICATES, AS THE SAME MAY BE VARIED IN THAT RELEVANT MEMBER STATE BY ANY MEASURE IMPLEMENTING THE PROSPECTUS DIRECTIVE IN THAT RELEVANT MEMBER STATE.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

THE ISSUING ENTITY MAY CONSTITUTE A “COLLECTIVE INVESTMENT SCHEME” AS DEFINED BY SECTION 235 OF THE FSMA THAT IS NOT A “RECOGNIZED COLLECTIVE INVESTMENT SCHEME” FOR THE PURPOSES OF THE FSMA AND THAT HAS NOT BEEN AUTHORIZED, REGULATED OR OTHERWISE RECOGNIZED OR APPROVED. AS AN UNREGULATED SCHEME, THE OFFERED CERTIFICATES CANNOT BE MARKETED IN THE UNITED KINGDOM TO THE GENERAL PUBLIC, EXCEPT IN ACCORDANCE WITH THE FSMA.

THE DISTRIBUTION OF THIS PROSPECTUS (A) IF MADE BY A PERSON WHO IS NOT AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 (THE “FINANCIAL PROMOTION ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.) OF THE FINANCIAL PROMOTION ORDER (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “FPO PERSONS”); AND (B) IF MADE BY A PERSON WHO IS AN AUTHORIZED PERSON UNDER THE FSMA, IS BEING MADE ONLY TO, OR DIRECTED ONLY AT, PERSONS WHO (I) ARE OUTSIDE THE UNITED KINGDOM, OR (II) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS AND QUALIFY AS INVESTMENT PROFESSIONALS IN ACCORDANCE WITH ARTICLE 14(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (PROMOTION OF COLLECTIVE INVESTMENT SCHEMES)(EXEMPTIONS) ORDER 2001 (THE “PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER”), OR (III) ARE PERSONS FALLING WITHIN ARTICLE 22(2)(A) THROUGH (D) (“HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC”.) OF THE PROMOTION OF COLLECTIVE INVESTMENT SCHEMES EXEMPTIONS ORDER, OR (IV) PERSONS TO WHOM THE ISSUING ENTITY MAY LAWFULLY BE PROMOTED IN ACCORDANCE WITH RULE 4.12 OF THE UK FINANCIAL CONDUCT AUTHORITY’S CONDUCT OF BUSINESS SOURCEBOOK (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS “PCIS PERSONS” AND, TOGETHER WITH THE FPO PERSONS, THE “RELEVANT PERSONS”).

THIS PROSPECTUS MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS PROSPECTUS RELATES, INCLUDING THE OFFERED CERTIFICATES, IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS. ANY PERSONS OTHER THAN RELEVANT PERSONS SHOULD NOT ACT OR RELY ON THIS PROSPECTUS.

POTENTIAL INVESTORS IN THE UNITED KINGDOM ARE ADVISED THAT ALL, OR MOST, OF THE PROTECTIONS AFFORDED BY THE UNITED KINGDOM REGULATORY SYSTEM WILL NOT APPLY TO AN INVESTMENT IN THE OFFERED CERTIFICATES AND THAT COMPENSATION WILL NOT BE AVAILABLE UNDER THE UNITED KINGDOM FINANCIAL SERVICES COMPENSATION SCHEME.

UNITED KINGDOM SELLING RESTRICTIONS

EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT:

(A)  IT HAS ONLY COMMUNICATED OR CAUSED TO BE COMMUNICATED AND WILL ONLY COMMUNICATE OR CAUSE TO BE COMMUNICATED AN INVITATION OR INDUCEMENT TO ENGAGE IN INVESTMENT ACTIVITY (WITHIN THE MEANING OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (“FSMA”) RECEIVED BY IT IN CONNECTION WITH THE ISSUE OR SALE OF THE CERTIFICATES IN CIRCUMSTANCES IN WHICH SECTION 21(1) OF THE FSMA DOES NOT APPLY TO THE ISSUING ENTITY OR THE DEPOSITOR; AND

(B)  IT HAS COMPLIED AND WILL COMPLY WITH ALL APPLICABLE PROVISIONS OF THE FSMA WITH RESPECT TO ANYTHING DONE BY IT IN RELATION TO THE CERTIFICATES IN, FROM OR OTHERWISE INVOLVING THE UNITED KINGDOM.

PEOPLE’S REPUBLIC OF CHINA

THE OFFERED CERTIFICATES WILL NOT BE OFFERED OR SOLD IN THE PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN, THE “PRC”) AS PART OF THE INITIAL DISTRIBUTION OF THE OFFERED CERTIFICATES BUT MAY BE AVAILABLE FOR PURCHASE BY INVESTORS RESIDENT IN THE PRC FROM OUTSIDE THE PRC.

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN THE PRC TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE THE OFFER OR SOLICITATION IN THE PRC.

THE DEPOSITOR DOES NOT REPRESENT THAT THIS PROSPECTUS MAY BE LAWFULLY DISTRIBUTED, OR THAT ANY OFFERED CERTIFICATES MAY BE LAWFULLY OFFERED, IN COMPLIANCE WITH ANY APPLICABLE REGISTRATION OR OTHER REQUIREMENTS IN THE PRC, OR PURSUANT TO AN EXEMPTION AVAILABLE THEREUNDER, OR ASSUME ANY RESPONSIBILITY FOR FACILITATING ANY SUCH DISTRIBUTION OR OFFERING. IN PARTICULAR, NO ACTION HAS BEEN TAKEN BY THE DEPOSITOR WHICH WOULD PERMIT AN OFFERING OF ANY OFFERED CERTIFICATES OR THE DISTRIBUTION OF THIS PROSPECTUS IN THE PRC. ACCORDINGLY, THE OFFERED CERTIFICATES ARE NOT BEING OFFERED OR SOLD WITHIN THE PRC BY MEANS OF THIS PROSPECTUS OR ANY OTHER DOCUMENT. NEITHER THIS PROSPECTUS NOR ANY ADVERTISEMENT OR OTHER OFFERING MATERIAL MAY BE DISTRIBUTED OR PUBLISHED IN THE PRC, EXCEPT UNDER CIRCUMSTANCES THAT WILL RESULT IN COMPLIANCE WITH ANY APPLICABLE LAWS AND REGULATIONS.

HONG KONG

THIS PROSPECTUS HAS NOT BEEN DELIVERED FOR REGISTRATION TO THE REGISTRAR OF COMPANIES IN HONG KONG AND THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. THIS PROSPECTUS DOES NOT CONSTITUTE NOR INTEND TO BE AN OFFER OR INVITATION TO THE PUBLIC IN HONG KONG TO ACQUIRE THE OFFERED CERTIFICATES.

EACH UNDERWRITER HAS REPRESENTED, WARRANTED AND AGREED THAT: (1) IT HAS NOT OFFERED OR SOLD AND WILL NOT OFFER OR SELL IN HONG KONG, BY MEANS OF ANY DOCUMENT, ANY OFFERED CERTIFICATES (EXCEPT FOR CERTIFICATES WHICH ARE A “STRUCTURED PRODUCT” AS DEFINED IN THE SECURITIES AND FUTURES ORDINANCE (CAP. 571)(THE “SFO”) OF HONG KONG) OTHER THAN (A) TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES OR REGULATIONS MADE UNDER THE SFO; OR (B) IN OTHER CIRCUMSTANCES WHICH DO NOT RESULT IN THE DOCUMENT BEING A “PROSPECTUS” AS DEFINED IN THE COMPANIES (WINDING UP AND MISCELLANEOUS PROVISIONS) ORDINANCE (CAP. 32)(THE “C(WUMP)O”) OF HONG KONG OR WHICH DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE C(WUMP)O; AND (2) IT HAS NOT ISSUED

OR HAD IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, AND WILL NOT ISSUE OR HAVE IN ITS POSSESSION FOR THE PURPOSES OF ISSUE, WHETHER IN HONG KONG OR ELSEWHERE, ANY ADVERTISEMENT, INVITATION OR DOCUMENT RELATING TO THE OFFERED CERTIFICATES, WHICH IS DIRECTED AT, OR THE CONTENTS OF WHICH ARE LIKELY TO BE ACCESSED OR READ BY, THE PUBLIC OF HONG KONG (EXCEPT IF PERMITTED TO DO SO UNDER THE SECURITIES LAWS OF HONG KONG) OTHER THAN WITH RESPECT TO CERTIFICATES WHICH ARE OR ARE INTENDED TO BE DISPOSED OF ONLY TO PERSONS OUTSIDE HONG KONG OR ONLY TO “PROFESSIONAL INVESTORS” AS DEFINED IN THE SFO AND ANY RULES MADE UNDER THE SFO.

W A R N I N G

THE CONTENTS OF THIS PROSPECTUS HAVE NOT BEEN REVIEWED OR APPROVED BY ANY REGULATORY AUTHORITY IN HONG KONG. YOU ARE ADVISED TO EXERCISE CAUTION IN RELATION TO THE OFFER. IF YOU ARE IN ANY DOUBT ABOUT ANY OF THE CONTENTS OF THIS PROSPECTUS, YOU SHOULD OBTAIN INDEPENDENT PROFESSIONAL ADVICE.

SINGAPORE

NEITHER THIS PROSPECTUS NOR ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH ANY OFFER OF THE OFFERED CERTIFICATES HAS BEEN REGISTERED AS A PROSPECTUS WITH THE MONETARY AUTHORITY OF SINGAPORE (“MAS”) UNDER THE SECURITIES AND FUTURES ACT (CAP. 289) OF SINGAPORE (THE “SFA”). ACCORDINGLY, MAS ASSUMES NO RESPONSIBILITY FOR THE CONTENTS OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT A PROSPECTUS AS DEFINED IN THE SFA AND STATUTORY LIABILITY UNDER THE SFA IN RELATION TO THE CONTENTS OF PROSPECTUSES WOULD NOT APPLY. ANY PROSPECTIVE INVESTOR SHOULD CONSIDER CAREFULLY WHETHER THE INVESTMENT IS SUITABLE FOR IT. THIS PROSPECTUS AND ANY OTHER DOCUMENT OR MATERIAL IN CONNECTION WITH THE OFFER OR SALE, OR INVITATION FOR SUBSCRIPTION OR PURCHASE, OF THE OFFERED CERTIFICATES MAY NOT BE CIRCULATED OR DISTRIBUTED, NOR MAY THE OFFERED CERTIFICATES BE OFFERED OR SOLD, OR BE MADE THE SUBJECT OF AN INVITATION FOR SUBSCRIPTION OR PURCHASE, WHETHER DIRECTLY OR INDIRECTLY, TO PERSONS IN SINGAPORE OTHER THAN (I) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 UNDER THE SFA, (II) TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR ANY PERSON PURSUANT TO SECTION 275(1A) OF THE SFA, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275 OF THE SFA OR (III) OTHERWISE PURSUANT TO, AND IN ACCORDANCE WITH THE CONDITIONS OF, ANY OTHER APPLICABLE PROVISION OF THE SFA.

WHERE THE OFFERED CERTIFICATES ARE SUBSCRIBED OR PURCHASED UNDER SECTION 275 OF THE SFA BY A RELEVANT PERSON WHICH IS: (A) A CORPORATION (WHICH IS NOT AN ACCREDITED INVESTOR (AS DEFINED IN SECTION 4A OF THE SFA)) THE SOLE BUSINESS OF WHICH IS TO HOLD INVESTMENTS AND THE ENTIRE SHARE CAPITAL OF WHICH IS OWNED BY ONE OR MORE INDIVIDUALS, EACH OF WHOM IS AN ACCREDITED INVESTOR; OR (B) A TRUST (WHERE THE TRUSTEE IS NOT AN ACCREDITED INVESTOR) WHOSE SOLE PURPOSE IS TO HOLD INVESTMENTS AND EACH BENEFICIARY IS AN ACCREDITED INVESTOR, SECURITIES (AS DEFINED IN SECTION 239(1) OF THE SFA) OF THAT CORPORATION OR THE BENEFICIARIES’ RIGHTS AND INTEREST (HOWSOEVER DESCRIBED) IN THAT TRUST SHALL NOT BE TRANSFERABLE FOR 6 MONTHS AFTER THAT CORPORATION OR THAT TRUST HAS ACQUIRED THE OFFERED CERTIFICATES UNDER SECTION 275 OF THE SFA EXCEPT: (1) TO AN INSTITUTIONAL INVESTOR UNDER SECTION 274 OF THE SFA OR TO A RELEVANT PERSON (AS DEFINED IN SECTION 275(2) OF THE SFA), OR TO ANY PERSON PURSUANT TO AN OFFER THAT IS MADE ON TERMS THAT SUCH SHARES, DEBENTURES AND UNITS OF SHARES AND DEBENTURES OF THAT CORPORATION OR SUCH RIGHTS OR INTEREST IN THAT TRUST ARE ACQUIRED AT A CONSIDERATION OF NOT LESS THAN 200,000 SINGAPORE DOLLARS (OR ITS EQUIVALENT IN A FOREIGN CURRENCY) FOR EACH TRANSACTION, WHETHER SUCH AMOUNT

IS TO BE PAID FOR IN CASH OR BY EXCHANGE OF SECURITIES OR OTHER ASSETS, AND FURTHER FOR CORPORATIONS, IN ACCORDANCE WITH THE CONDITIONS SPECIFIED IN SECTION 275(1A) OF THE SFA; (2) WHERE NO CONSIDERATION IS GIVEN FOR THE TRANSFER; (3) WHERE THE TRANSFER IS BY OPERATION OF LAW; OR (4) AS SPECIFIED IN SECTION 276(7) OF THE SFA.

NOTICE TO RESIDENTS OF THE REPUBLIC OF KOREA

THIS PROSPECTUS IS NOT, AND UNDER NO CIRCUMSTANCES IS TO BE CONSTRUED AS, A PUBLIC OFFERING OF SECURITIES IN KOREA. NEITHER THE ISSUER NOR ANY OF ITS AGENTS MAKE ANY REPRESENTATION WITH RESPECT TO THE ELIGIBILITY OF ANY RECIPIENTS OF THIS PROSPECTUS TO ACQUIRE THE OFFERED CERTIFICATES UNDER THE LAWS OF KOREA, INCLUDING, BUT WITHOUT LIMITATION, THE FOREIGN EXCHANGE TRANSACTION LAW AND REGULATIONS THEREUNDER (THE “FETL”). THE OFFERED CERTIFICATES HAVE NOT BEEN REGISTERED WITH THE FINANCIAL SERVICES COMMISSION OF KOREA FOR PUBLIC OFFERING IN KOREA, AND NONE OF THE OFFERED CERTIFICATES MAY BE OFFERED, SOLD OR DELIVERED, DIRECTLY OR INDIRECTLY, OR OFFERED OR SOLD TO ANY PERSON FOR RE-OFFERING OR RESALE, DIRECTLY OR INDIRECTLY IN KOREA OR TO ANY RESIDENT OF KOREA EXCEPT PURSUANT TO THE FINANCIAL INVESTMENT SERVICES AND CAPITAL MARKETS ACT AND THE DECREES AND REGULATIONS THEREUNDER (THE “FSCMA”), THE FETL AND ANY OTHER APPLICABLE LAWS, REGULATIONS AND MINISTERIAL GUIDELINES IN KOREA. WITHOUT PREJUDICE TO THE FOREGOING, THE NUMBER OF OFFERED CERTIFICATES OFFERED IN KOREA OR TO A RESIDENT OF KOREA SHALL BE LESS THAN FIFTY AND FOR A PERIOD OF ONE YEAR FROM THE ISSUE DATE OF THE OFFERED CERTIFICATES, NONE OF THE OFFERED CERTIFICATES MAY BE DIVIDED RESULTING IN AN INCREASED NUMBER OF OFFERED CERTIFICATES. FURTHERMORE, THE OFFERED CERTIFICATES MAY NOT BE RESOLD TO KOREAN RESIDENTS UNLESS THE PURCHASER OF THE OFFERED CERTIFICATES COMPLIES WITH ALL APPLICABLE REGULATORY REQUIREMENTS (INCLUDING, BUT NOT LIMITED TO, GOVERNMENT REPORTING APPROVAL REQUIREMENTS UNDER THE FETL AND ITS SUBORDINATE DECREES AND REGULATIONS) IN CONNECTION WITH THE PURCHASE OF THE OFFERED CERTIFICATES.

JAPAN

THE OFFERED CERTIFICATES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE FINANCIAL INSTRUMENTS AND EXCHANGE LAW OF JAPAN, AS AMENDED (THE “FIEL”), AND DISCLOSURE UNDER THE FIEL HAS NOT BEEN AND WILL NOT BE MADE WITH RESPECT TO THE OFFERED CERTIFICATES. ACCORDINGLY, EACH UNDERWRITER HAS REPRESENTED AND AGREED THAT IT HAS NOT, DIRECTLY OR INDIRECTLY, OFFERED OR SOLD AND WILL NOT, DIRECTLY OR INDIRECTLY, OFFER OR SELL ANY OFFERED CERTIFICATES IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN (WHICH TERM AS USED IN THIS PROSPECTUS MEANS ANY PERSON RESIDENT IN JAPAN, INCLUDING ANY CORPORATION OR OTHER ENTITY ORGANIZED UNDER THE LAWS OF JAPAN) OR TO OTHERS FOR REOFFERING OR RE-SALE, DIRECTLY OR INDIRECTLY, IN JAPAN OR TO, OR FOR THE BENEFIT OF, ANY RESIDENT OF JAPAN EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF, AND OTHERWISE IN COMPLIANCE WITH, THE FIEL AND OTHER RELEVANT LAWS, REGULATIONS AND MINISTERIAL GUIDELINES OF JAPAN. AS PART OF THIS OFFERING OF THE OFFERED CERTIFICATES, THE UNDERWRITERS MAY OFFER THE OFFERED CERTIFICATES IN JAPAN TO UP TO 49 OFFEREES IN ACCORDANCE WITH THE ABOVE PROVISIONS.

NOTICE TO RESIDENTS OF CANADA

THE CERTIFICATES MAY BE SOLD ONLY TO PURCHASERS PURCHASING, OR DEEMED TO BE PURCHASING, AS PRINCIPAL THAT ARE ACCREDITED INVESTORS, AS DEFINED IN NATIONAL INSTRUMENT 45-106 PROSPECTUS EXEMPTIONS OR SUBSECTION 73.3(1) OF THE SECURITIES ACT (ONTARIO), AND ARE PERMITTED CLIENTS, AS DEFINED IN NATIONAL INSTRUMENT 31-103 REGISTRATION REQUIREMENTS, EXEMPTIONS AND ONGOING REGISTRANT OBLIGATIONS. ANY RESALE OF THE OFFERED CERTIFICATES MUST BE MADE IN ACCORDANCE WITH AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE PROSPECTUS REQUIREMENTS OF APPLICABLE SECURITIES LAWS.

SECURITIES LEGISLATION IN CERTAIN PROVINCES OR TERRITORIES OF CANADA MAY PROVIDE A PURCHASER WITH REMEDIES FOR RESCISSION OR DAMAGES IF THIS PROSPECTUS (INCLUDING ANY AMENDMENT THERETO) CONTAINS A MISREPRESENTATION, PROVIDED THAT THE REMEDIES FOR RESCISSION OR DAMAGES ARE EXERCISED BY THE PURCHASER WITHIN THE TIME LIMIT PRESCRIBED BY THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY. THE PURCHASER SHOULD REFER TO ANY APPLICABLE PROVISIONS OF THE SECURITIES LEGISLATION OF THE PURCHASER’S PROVINCE OR TERRITORY FOR PARTICULARS OF THESE RIGHTS OR CONSULT WITH A LEGAL ADVISOR.

PURSUANT TO SECTION 3A.3 OF NATIONAL INSTRUMENT 33-105 UNDERWRITING CONFLICTS (“NI 33-105”), THE UNDERWRITERS ARE NOT REQUIRED TO COMPLY WITH THE DISCLOSURE REQUIREMENTS OF NI 33-105 REGARDING UNDERWRITER CONFLICTS OF INTEREST IN CONNECTION WITH THIS OFFERING.

Summary of Terms

This summary highlights selected information from this prospectus. It does not contain all of the information you need to consider in making your investment decision. To understand all of the terms of the offering of the offered certificates, read this entire document carefully.

Relevant Parties

Depositor	Deutsche Mortgage & Asset Receiving Corporation, a Delaware corporation. The depositor’s principal offices are located at 60 Wall Street, New York, New York 10005, and its telephone number is (212) 250-2500. See “Transaction Parties—The Depositor”.

Issuing Entity	CD 2017-CD6 Mortgage Trust, a New York common law trust. The issuing entity will be established on the closing date pursuant to the pooling and servicing agreement that will be entered into between certain parties to this securitization transaction. See “Transaction Parties—The Issuing Entity”.

Sponsors	The sponsors of this transaction are:

●	German American Capital Corporation, a Maryland corporation;

●	Citi Real Estate Funding Inc., a New York corporation; and

●	Argentic Real Estate Finance LLC, a Delaware limited liability company.

The sponsors are sometimes also referred to in this prospectus as the “mortgage loan sellers”.

The sponsors originated or acquired and will transfer to the depositor the mortgage loans set forth in the following chart:

Mortgage Loan Seller	Number of Mortgage Loans	Aggregate Cut-off Date Principal Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)(3)(4)(5)(6)	23	$495,370,077	46.6%
Citi Real Estate Funding Inc.(7)(8)(9)(10)	18	349,568,539	32.9
Argentic Real Estate Finance LLC(11)	17	216,987,105	20.4
Total	58	$1,061,925,721	100.0%

(1)	15 mortgage loans (33.7%) were originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”), an affiliate of German American Capital Corporation (“GACC”).

(2)	The Burbank Office Portfolio mortgage loan (4.7%) is part of a whole loan that was co-originated by DBNY and UBS AG, New York Branch.

(3)	The Moffett Place Building 4 mortgage loan (2.4%) is part of a whole loan that was co-originated by DBNY and Wells Fargo Bank, National Association.

(4)	The Colorado Center mortgage loan (1.9%) is part of a whole loan that was co-originated by Morgan Stanley Bank, N.A., DBNY and Wells Fargo Bank, National Association.

(5)	The Gurnee Mills mortgage loan (1.4%) is part of a whole loan that was co-originated by Column Financial, Inc., Wells Fargo Bank, National Association and Regions Bank. GACC acquired such mortgage loan from Regions Bank. GACC has reunderwritten such mortgage loan in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”.

(6)	The Palma Sola Square & DeSoto Plaza (1.2%), Holiday Inn & Suites Albuquerque Airport (0.7%), Hunters Ridge Apartments (0.4%) and Walgreens Geary (0.4%) mortgage loans were originated by Cantor Commercial Real Estate Lending, L.P. and acquired by DBNY. DBNY has reunderwritten such mortgage loans in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”.

(7)	The Port Gardner Building (1.2%), 19500 South Dixie Highway (0.9%) and Bennetts Creek Crossing (0.9%) mortgage loans were originated by Macquarie US Trading LLC d/b/a Principal Commercial Capital and acquired by Citi Real Estate Funding Inc. (“CREFI”). CREFI has reunderwritten such mortgage loans in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.”.

(8)	The Headquarters Plaza mortgage loan (7.1%) is part of a whole loan that was co-originated by CREFI and Barclays Bank PLC.

(9)	The Station Place III mortgage loan (2.4%) is part of a whole loan that was co-originated by CREFI and JPMorgan Chase Bank, National Association.

(10)	The Corporate Woods Portfolio mortgage loan (2.3%) is part of a whole loan that was co-originated by CREFI and Morgan Stanley Bank, N.A.

(11)	The Arizona Retail Portfolio (1.0%), Collierville Portfolio (0.8%), East Towne Plaza (0.4%) and West Burlington Plaza (0.2%) mortgage loans were originated by The Bancorp Bank and were acquired by Argentic Real Estate Finance LLC. Argentic Real Estate Finance LLC has reunderwritten such mortgage loans in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Argentic Real Estate Finance LLC”.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

Master Servicer	Wells Fargo Bank, National Association, a national banking association, will be the master servicer and will be responsible for the master servicing and administration of the serviced mortgage loans and any related serviced companion loans pursuant to the pooling and servicing agreement. The principal west coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo Bank, National Association are located at MAC D1050-084, Three Wells Fargo, 401 South Tryon Street, 8th Floor, Charlotte, North Carolina 28202. See “Transaction Parties—The Master Servicer” and “Pooling and Servicing Agreement”.

Special Servicer	LNR Partners, LLC, a Florida limited liability company, will be the special servicer with respect to the serviced mortgage loans (other than any conflicted special servicer loan) and any related serviced companion loans. The special servicer will be primarily responsible for (i) making decisions and performing certain servicing functions with respect to such serviced mortgage loans and any related serviced companion loans as to which a special servicing transfer event (such as a default or an imminent default) has occurred and (ii) in certain circumstances, reviewing, evaluating, processing and providing or withholding consent as to certain major decisions and special servicer non-major decisions relating to such serviced mortgage loans and any related serviced companion loans for which a special servicing transfer event has not occurred, in each case pursuant to the pooling and servicing agreement. The principal servicing office of LNR Partners, LLC is located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139, and its telephone number is (305) 695-5600. See “Transaction Parties—The Special Servicer” and “Pooling and Servicing Agreement”.

If the special servicer obtains knowledge that it has become a borrower party with respect to any serviced mortgage loan and any related serviced companion loan (referred to as a “conflicted special servicer loan”), if any, the special servicer will be required to resign as special servicer of that conflicted special servicer loan. See “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause”.

LNR Partners, LLC is expected to be appointed the special servicer by Argentic Securities Income USA LLC, or its affiliate, the expected initial directing certificateholder. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

Trustee	Wilmington Trust, National Association, a national banking association, will be the trustee. The corporate trust office of Wilmington Trust, National Association is located at 1100 North Market Street, Wilmington, Delaware 19890. Following the transfer of the mortgage loans to the issuing entity, the trustee, on behalf of the issuing entity, will become the mortgagee of record for each serviced mortgage loan and any related serviced companion loans. See “Transaction Parties—The Trustee” and “Pooling and Servicing Agreement”.

Certificate Administrator	Wells Fargo Bank, National Association, a national banking association, will be certificate administrator. The certificate administrator will also be required to act as custodian, tax administrator, 17g-5 information provider, certificate registrar and authenticating agent. The office of Wells Fargo Bank, National Association, in its capacity as certificate administrator, is located at 9062 Old Annapolis Road, Columbia, Maryland 21045 and for certificate transfer services, at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479. See “Transaction Parties—The Certificate Administrator” and “Pooling and Servicing Agreement”.

Operating Advisor	Park Bridge Lender Services LLC, a New York limited liability company and an indirect wholly owned subsidiary of Park Bridge Financial LLC, will be the operating advisor. The operating advisor will have certain review and reporting responsibilities with respect to the performance of the special servicer and, in certain circumstances, may recommend to the certificateholders that the special servicer be replaced. The operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan or any related REO property.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Operating Advisor”.

Asset Representations Reviewer	Park Bridge Lender Services LLC will also be the asset representations reviewer. The asset representations reviewer will be required to review certain delinquent mortgage loans after a specified delinquency threshold has been exceeded and the required percentage of certificateholders vote to direct a review of such delinquent mortgage loans.

See “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” and “Pooling and Servicing Agreement—The Asset Representations Reviewer”.

Directing Certificateholder	The directing certificateholder will have certain consent and consultation rights in certain circumstances with respect to the serviced mortgage loans (other than any conflicted loans) and any related serviced companion loans, as further described in this prospectus. The directing certificateholder will generally be the controlling class certificateholder (or its representative) selected by more than a specified percentage of the controlling class certificateholders (by certificate balance, as certified by the certificate registrar from time to time as provided for in the pooling and servicing agreement). See “Pooling and Servicing Agreement—The Directing Certificateholder”. However, in certain circumstances there may be no directing certificateholder even if there is a controlling class, and in other circumstances there will be no controlling class.

With respect to the directing certificateholder, a “conflicted loan” is a mortgage loan or whole loan with respect to which the directing certificateholder or the holder of the majority of the controlling class certificates (by certificate principal balance) is a borrower, a mortgagor, a manager of a mortgaged property, the holder of a mezzanine loan that has accelerated the related mezzanine loan or commenced foreclosure or enforcement proceedings against the equity collateral pledged to secure the related mezzanine loan, or any borrower party affiliate thereof.

The controlling class will be the most subordinate class of the RR certificates then-outstanding that has an aggregate certificate balance, as notionally reduced by any cumulative appraisal reduction amounts allocable to such class, at least equal to 25% of the initial certificate balance of that class; provided, however, that during such time as the Class E-RR certificates would be the controlling class, the holders of such certificates will have the right to irrevocably waive their right to appoint a directing certificateholder or to exercise any of the rights of the controlling class certificateholder. No class of certificates, other than as described above, will be eligible to act as the controlling class or appoint a directing certificateholder.

Argentic Securities Holdings Cayman Limited, or its affiliate, is expected to hold the RR certificates and may purchase other additional classes of certificates and, on the closing date, is expected to appoint Argentic Securities Income USA LLC or an affiliate as initial directing certificateholder with respect to the each serviced mortgage loan (other than any conflicted loan) and any related serviced companion loan.

With respect to the Arizona Retail Portfolio whole loan, during such time as the holder of the related controlling subordinate companion loan is no longer permitted to exercise control or consultation rights due to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the directing certificateholder will have generally similar (although not necessarily identical) consent and consultation rights with respect to the related mortgage loan as it does for the other mortgage loans in the pool. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan”.

Non-Serviced Mortgage Loan
Related Parties	With respect to each non-serviced mortgage loan, the entities acting or expected to act as of the date of this prospectus as master servicer, special servicer, trustee, custodian, directing certificateholder, operating advisor and asset representations (or, in each case, in similar capacities) are identified in the table titled “Non-Serviced Whole Loans” under “—Whole Loans” below in connection with the related securitization transactions. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Holder of a Controlling Subordinate
Companion Loan	The Arizona Retail Portfolio Mortgage Loan (1.0%) will be serviced under the pooling and servicing agreement for this securitization and is part of a whole loan comprised of a senior note (included in the issuing entity) and one or more subordinate notes (not included in the issuing entity).

With respect to such mortgage loan, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the related controlling subordinate companion loan will have the right (i) to cure certain defaults with respect to the related mortgage loan, and (ii) to approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan under certain circumstances. Each holder of a subordinate companion loan will also have the right to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and any pari passu companion loans (in whole, but not in part) under certain default circumstances. In addition, the holder of the related controlling subordinate companion loan will also have the right under the related intercreditor agreement to replace the special servicer under the pooling and servicing agreement with respect to the related mortgage loan at any time prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, subject to the requirements provided for in the related intercreditor agreement. As of the closing date, The Bancorp Bank is the holder of the Arizona Retail Portfolio controlling subordinate companion loan.

See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—Replacement of the Special Servicer”.

Certain Affiliations	The originators, the sponsors, the underwriters and parties to the pooling and servicing agreement have various roles in this transaction as well as certain relationships with parties to this transaction and certain of their affiliates. These roles and other potential relationships may give rise to conflicts of interest as further described in this prospectus under “Risk Factors—Risks Related to Conflicts of Interest” and “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

Relevant Dates and Periods

Cut-off Date	With respect to each mortgage loan, the later of the related due date of such mortgage loan in November 2017 (or, in the case of any mortgage loan that has its first due date subsequent to November 2017, the date that would have been its due date in November 2017 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such mortgage loan.

Closing Date	On or about November 30, 2017.

Distribution Date	The 4th business day following each determination date. The first distribution date will be in December 2017.

Determination Date	The 9th day of each calendar month or, if the 9th day is not a business day, the business day immediately following such 9th day.

Record Date	With respect to any distribution date, the last business day of the calendar month immediately preceding the month in which that distribution date occurs.

Interest Accrual Period	Interest will accrue on the offered certificates during the calendar month immediately preceding the related distribution date. Interest will be calculated on the offered certificates based on a 360-day year consisting of 30-day months (“30/360 basis”).

Collection Period	For each mortgage loan and any distribution date, the period commencing on the day immediately following the due date for such mortgage loan in the month preceding the month in which that distribution date occurs and ending on and including the due date for such mortgage loan occurring in the month in which that distribution date occurs. However, in the event that the last day of a collection period (or applicable grace period) is not a business day, any periodic payments received with respect to the mortgage loans relating to that collection period on the business day immediately following that last day will be deemed to have been received during that collection period and not during any other collection period.

Assumed Final Distribution Date; Rated Final
Distribution Date	Each class of offered certificates will have the assumed final distribution dates set forth below and set forth under “Summary of Certificates” and have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date”.

Class A-1	June 2022
Class A-2	November 2022
Class A-3	October 2024
Class A-SB	June 2027
Class A-4	August 2027
Class A-5	October 2027
Class X-A	November 2027
Class A-M	November 2027
Class B	November 2027
Class C	November 2027

The rated final distribution date for each class of offered certificates will be the distribution date in November 2050.

Transaction Overview

On the closing date, each sponsor will sell its respective mortgage loans to the depositor, which will in turn deposit the mortgage loans into the issuing entity. The issuing entity will be formed pursuant to the pooling and servicing agreement.

The transfers of the mortgage loans from the sponsors to the depositor and from the depositor to the issuing entity in exchange for the offered certificates are illustrated below:

The foregoing illustration does not take into account the sale of any non-offered certificates.

Offered Certificates

General	We are offering the following classes of CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-CD6 set forth below and set forth under “Summary of Certificates” (referred to as the “offered certificates”):

●	Class A-1

●	Class A-2

●	Class A-3

●	Class A-SB

●	Class A-4

●	Class A-5

●	Class X-A

●	Class A-M

●	Class B

●	Class C

The certificates will consist of the offered certificates and each class of non-offered certificates, which consists of the Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class S and Class R, set forth under “Summary of Certificates”. The Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates are collectively referred to as the “RR certificates”.

Certificate Balances and
Notional Amounts	Each class of offered certificates will have the approximate aggregate initial certificate balance or notional amount, subject to a variance of plus or minus 5%, set forth below and set forth under “Summary of Certificates”:

Initial Certificate Balance or Notional Amount
Class A-1	$44,159,000
Class A-2	$103,497,000
Class A-3	$67,649,000
Class A-SB(1)	$61,062,000
Class A-4	$209,460,000
Class A-5	$257,521,000
Class X-A(2)	$848,213,000
Class A-M	$104,865,000
Class B	$42,477,000
Class C	$45,132,000

(1)	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance, as described in this prospectus.

(2)	Notional amount.

Pass-Through Rates

A. Offered Certificates	Each class of offered certificates will accrue interest at an annual rate called a pass-through rate. The initial approximate pass-through rate for each class of offered certificates is set forth below and set forth under “Summary of Certificates.

Class A-1	%(1)
Class A-2	%(1)
Class A-3	%(1)
Class A-SB	%(1)

Class A-4	%(1)
Class A-5	%(1)
Class X-A	%(2)
Class A-M	%(1)
Class B	%(1)
Class C	%(1)

(1)	The pass through rates for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B and Class C certificates, in each case, will be one of (i) a fixed per annum rate, (ii) the WAC Rate, (iii) a rate equal to the lesser of a specified pass-through rate and the WAC Rate, or (iv) the WAC Rate, less a specified rate.

(2)	The pass-through rate for the Class X-A certificates for any distribution date will equal the excess, if any, of (a) the WAC Rate, over (b) the weighted average of the pass-through rates of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates for that distribution date, weighted on the basis of their respective certificate balances immediately prior to that distribution date.

See “Description of the Certificates—Distributions—Pass-Through Rates”.

B. Interest Rate Calculation
Convention	Interest on the offered certificates at their applicable pass-through rates will be calculated based on a 30/360 basis.

For purposes of calculating the pass-through rates on each class of Class X certificates and any other class of certificates that has a pass-through rate limited by, equal to or based on the weighted average net mortgage interest rate (which calculation does not include any companion loan interest rate), the mortgage loan interest rates will not reflect any default interest rate, any loan term modifications agreed to by the applicable special servicer or any modifications resulting from a borrower’s bankruptcy or insolvency.

For purposes of calculating the pass-through rates on the offered certificates, the interest rate for each mortgage loan that accrues interest based on the actual number of days in each month and assuming a 360-day year (“actual/360 basis”) will be recalculated, if necessary, so that the amount of interest that would accrue at that recalculated rate in the applicable month, calculated on a 30/360 basis, will equal the amount of interest that is required to be paid on that mortgage loan in that month, subject to certain adjustments as described in “Description of the Certificates—Distributions—Pass-Through Rates” and
“—Interest Distribution Amount”.

C. Servicing and
Administration Fees	The master servicer and special servicer will be entitled to a master servicing fee and a special servicing fee, respectively, from the interest payments on each mortgage loan (other than a non-serviced mortgage loan with respect to the special servicing fee only), any related serviced companion loans and any related REO loans and, with respect to the special servicing fees, if the related loan interest payments (or other collections in respect of the related mortgage loan or mortgaged property) are insufficient, then from general collections on all mortgage loans. The servicing fee for each distribution date, including the master servicing fee and the portion of the servicing fee payable to any primary servicer or subservicer, is calculated on the stated principal amount of each mortgage loan and any related serviced companion loans at the servicing fee rate equal to a per annum rate ranging from 0.00350% to 0.04250%.

The principal compensation to be paid to the special servicer in respect of its special servicing activities will be the special servicing fee, the workout fee and the liquidation fee.

The special servicing fee for each distribution date is calculated based on the stated principal amount of each serviced mortgage loan and any related serviced companion loans as to which a special servicing transfer event has occurred (including any REO loans), on a loan-by-loan basis at the special servicing fee rate equal to the greater of 0.25% per annum and the rate that would result in a special servicing fee of $3,500 for the related month. The special servicer will not be entitled to a special servicing fee with respect to any non-serviced mortgage loan.

The workout fee will generally be payable with respect to each specially serviced loan and any related serviced companion loan which has become a “corrected loan” (which will occur (i) with respect to a specially serviced loan as to which there has been a payment default, when the borrower has brought the mortgage loan current and thereafter made 3 consecutive full and timely monthly payments, including pursuant to any workout and (ii) with respect to any other specially serviced loan, when the related default is cured or the other circumstances pursuant to which it became a specially serviced loan cease to exist in the commercially reasonable judgment of the special servicer). The workout fee will be payable out of each collection of interest and principal (including scheduled payments, prepayments, balloon payments and payments at maturity) received on the related serviced mortgage loan and any related serviced companion loans for so long as it remains a corrected mortgage loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a specially serviced loan.

A liquidation fee will generally be payable with respect to each specially serviced loan (and any related serviced companion loans) and any related REO property, each mortgage loan repurchased by a mortgage loan seller or each defaulted mortgage loan that is a non-serviced mortgage loan sold by the special servicer, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, loan purchaser or which is repurchased by the related mortgage loan seller outside the applicable cure period and, except as otherwise described in this prospectus, with respect to any specially serviced loan or REO property as to which the special servicer receives any liquidation proceeds. The liquidation fee for each mortgage loan (and any related serviced companion loans) and REO property will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds and (2) $1,000,000.

Workout fees and liquidation fees paid by the issuing entity with respect to each serviced mortgage loan and any related serviced companion loan or REO loan will be subject to an aggregate cap per serviced mortgage loan and any related serviced companion loan of $1,000,000 as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Special Servicing Compensation”. Any workout fees or liquidation fees paid to a predecessor or successor special servicer will not be taken into account in determining the cap.

Any primary servicing fees or sub-servicing fees with respect to each serviced mortgage loan and any related serviced companion loan will be paid by the master servicer or special servicer, respectively, out of the fees described above.

The master servicer and special servicer are also entitled to additional fees and amounts, including income on the amounts held in certain accounts and certain permitted investments. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”.

The certificate administrator fee for each distribution date is calculated on the stated principal amount of each serviced mortgage loan and REO loan at a per annum rate equal to 0.0064%. The trustee fee will be payable by the certificate administrator from the certificate administrator fee.

The operating advisor will be entitled to a fee on each distribution date calculated on the stated principal amount of each serviced mortgage loan and REO loan at a per annum rate equal to (i) 0.0027% with respect to each such mortgage loan (except the Headquarters Plaza and Lightstone Portfolio mortgage loans), (ii) 0.0041% with respect to the Headquarters Plaza mortgage loan and (iii) 0.0052% with respect to the Lightstone Portfolio mortgage loan. The operating advisor will also be entitled under certain circumstances to a consulting fee.

The asset representations reviewer will be entitled to a reasonable hourly fee (to be paid by the applicable mortgage loan seller except as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”) upon the completion of the review it conducts with respect to certain delinquent mortgage loans, which will be subject to a cap as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses—Asset Representations Reviewer Compensation”.

Each party to the pooling and servicing agreement will also be entitled to be reimbursed by the issuing entity for costs, expenses and liabilities borne by them in certain circumstances. Fees and expenses payable by the issuing entity to any party to the pooling and servicing agreement will be generally payable prior to any distributions to certificateholders.

Additionally, with respect to each distribution date, an amount equal to the product of 0.0005% per annum multiplied by the stated principal amount of each mortgage loan and any REO loan will be payable to CRE Finance Council© as a license fee for use of its name and trademarks, including an investor reporting package. This fee will be payable prior to any distributions to certificateholders.

Payment of the fees and reimbursement of the costs and expenses described above will generally have priority over the distribution of amounts payable to the certificateholders. See “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses” and “—Limitation on Liability; Indemnification”.

With respect to each non-serviced mortgage loan set forth in the following table, the master servicer under the related pooling and servicing agreement governing the servicing of such non-serviced loan will be entitled to a primary servicing fee (which includes any sub-servicing fee) at a rate equal to a per annum rate set forth in the following table, and the special servicer under the related pooling and servicing agreement will be entitled to a special servicing fee at a rate equal to the per annum rate set forth below. In addition, each party to the related pooling and servicing agreement governing the servicing of such non-serviced whole loan will be entitled to receive other fees and reimbursements with respect to the related non-serviced mortgage loan in amounts, from sources, and at frequencies, that are similar, but not necessarily identical, to those described above and, in certain cases (for example, with respect to unreimbursed special servicing fees and servicing advances with respect to the related non-serviced whole loan), such amounts will be reimbursable from general collections on the mortgage loans to the extent (i) not recoverable from the related non-serviced whole loan and (ii) allocable to the related non-serviced mortgage loan pursuant to the related co-lender agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Non-Serviced Loan	Primary Servicing Fee	Special Servicing Fee
U-Haul SAC Portfolios 14, 15, 17	0.00250%	0.2500%(1)
Burbank Office Portfolio	0.00125%	0.2500%
IRG Portfolio	0.00250%	0.2500%(1)
Station Place III	0.00250%	0.2500%(1)
Moffett Place Building 4	0.00250%	0.2500%(1)
Corporate Woods Portfolio	0.00250%	0.2500%(1)
Integrated Health Campus	0.00250%	0.2500%
Colorado Center	0.00125%	0.2500%
Gurnee Mills	0.00250%	0.2500%
Cleveland East	0.00250%	0.2500%(1)
Covance Business Center	0.00250%	0.2500%(1)

(1)	The special servicing fee is the greater of (i) 0.2500% per annum and (ii) the per annum rate that would result in a special servicing fee of $3,500 per month.

Distributions

A. Amount and Order of

Distributions	On each distribution date, funds available for distribution to the holders of the certificates (exclusive of any portion thereof that represents (i) any yield maintenance charges and prepayment premiums and/or (ii) certain excess interest accrued after the related anticipated repayment date on any mortgage loan with an anticipated repayment date) will be distributed in the following amounts and order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the interest entitlements for those classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the certificate balances of those classes, in the following priority:

First, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to the planned principal balance for the related distribution date set forth in Annex E to this prospectus;

Second, to principal on the Class A-1 certificates, until the certificate balance of the Class A-1 certificates has been reduced to zero;

Third, to principal on the Class A-2 certificates, until the certificate balance of the Class A-2 certificates has been reduced to zero;

Fourth, to principal on the Class A-3 certificates, until the certificate balance of the Class A-3 certificates has been reduced to zero;

Fifth, to principal on the Class A-4 certificates, until the certificate balance of the Class A-4 certificates has been reduced to zero;

Sixth, to principal on the Class A-5 certificates, until the certificate balance of the Class A-5 certificates has been reduced to zero; and

Seventh, to principal on the Class A-SB certificates, until the certificate balance of the Class A-SB certificates has been reduced to zero.

However, if the certificate balances of each class of certificates, other than the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, having an initial principal balance have been reduced to zero, funds available for distributions of principal will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on their respective certificate balances and without regard to the Class A-SB planned principal balance;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on the aggregate unreimbursed losses, for any previously unreimbursed losses on the mortgage loans allocable to principal that were previously borne by those classes;

Fourth, to the Class A-M Certificates, as follows: (a) to interest on the Class A-M certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class A-M certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class A-M certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Fifth, to the Class B certificates, as follows: (a) to interest on the Class B certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class B certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class B certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Sixth, to the Class C certificates, as follows: (a) to interest on the Class C certificates in the amount of its interest entitlement; (b) to the extent of funds allocable to principal remaining after distributions in respect of principal to each class with a higher priority (as set forth in prior enumerated clauses set forth above), to principal on the Class C certificates until its certificate balance has been reduced to zero; and (c) to reimburse the Class C certificates for any previously unreimbursed losses on the mortgage loans that were previously allocated to that class of certificates;

Seventh, to the non-offered certificates (other than the Class X-B, Class X-D, Class S and Class R certificates), in the amounts and order of priority described in “Description of the Certificates—Distributions”; and

Eighth, to the Class R certificates, any remaining amounts.

For more detailed information regarding distributions on the certificates, see “Description of the Certificates—Distributions—Priority of Distributions”.

B. Interest and Principal
Entitlements	A description of the interest entitlement of each class of certificates (other than the Class S and Class R certificates) can be found in “Description of the Certificates—Distributions—Interest Distribution Amount”. As described in those sections, there are circumstances in which your interest entitlement for a distribution date could be less than one full month’s interest at the pass-through rate on your certificate’s balance or notional amount.

A description of the amount of principal required to be distributed to each class of certificates entitled to principal on a particular distribution date can be found in “Description of the Certificates—Distributions—Principal Distribution Amount”.

C. Yield Maintenance Charges,
Prepayment Premiums	Yield maintenance charges and prepayment premiums with respect to the mortgage loans will be allocated as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”.

For an explanation of the calculation of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

D. Subordination, Allocation of
Losses and Certain Expenses	The following chart generally sets forth the manner in which the payment rights of certain classes of certificates will be senior or subordinate, as the case may be, to the payment rights of other classes of certificates. On any distribution date, principal and interest (other than excess interest that accrues on a mortgage loan that has an anticipated repayment date (if any)) will be allocated to the specified classes of those certificates in descending order (beginning with the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D certificates), in each case as set forth in the chart below. Certain payment rights between the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D certificates are more particularly described under “Description of the Certificates—Distributions”.

On any distribution date, mortgage loan losses will be allocated to the specified classes of those certificates in ascending order (beginning with non-offered certificates), in each case as set forth in the chart below.

*	The Class A-SB certificates have certain priority with respect to reducing the principal balance of those certificates to their planned principal balance as described in this prospectus.

**	The Class X-A, Class X-B and Class X-D certificates are interest-only certificates and the Class X-B and Class X-D certificates are not offered by this prospectus.

***	Other than the Class X-B, Class X-D, Class S and Class R certificates.

Credit enhancement will be provided solely by certain classes of subordinate principal balance certificates that will be subordinate to certain classes of senior certificates as described under “Description of the Certificates—Subordination; Allocation of Realized Losses”. No other form of credit enhancement will be available for the benefit of the holders of the offered certificates.

The notional amount of the Class X-A certificates will be reduced by the aggregate amount of principal losses or principal payments, if any, allocated to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates.

To the extent funds are available on a subsequent distribution date for distribution on your offered certificates, you will be reimbursed for any losses allocated to your offered certificates in accordance with the distribution priorities.

See “Description of the Certificates—Subordination; Allocation of Realized Losses” for more detailed information regarding the subordination provisions applicable to the certificates and the allocation of losses to the certificates.

E. Shortfalls in Available Funds	The following types of shortfalls in available funds will reduce distributions to the classes of certificates with the lowest payment priorities:

●	shortfalls resulting from the payment of special servicing fees and other additional compensation that the special servicer is entitled to receive;

●	shortfalls resulting from interest on advances made by the master servicer, the special servicer or the trustee (to the extent not covered by late payment charges or default interest paid by the related borrower);

●	shortfalls resulting from the application of appraisal reductions to reduce interest advances;

●	shortfalls resulting from extraordinary expenses of the issuing entity including indemnification payments payable to the parties to the pooling and servicing agreement;

●	shortfalls resulting from a modification of a mortgage loan’s interest rate or principal balance; and

●	shortfalls resulting from other unanticipated or default-related expenses of the issuing entity.

In addition, prepayment interest shortfalls on the mortgage loans that are not covered by certain compensating interest payments made by the master servicer are required to be allocated among the classes of certificates (other than the Class S certificates) entitled to interest, on a pro rata basis, to reduce the amount of interest payable on each such class of certificates to the extent described in this prospectus. See “Description of the Certificates—Distributions—Priority of Distributions”.

With respect to a whole loan that is comprised of a mortgage loan, one or more subordinate companion loans and, in some cases, one or more pari passu companion loans, shortfalls in available funds resulting from any of the foregoing will result first in a reduction in amounts distributable in accordance with the related co-lender agreement in respect of the related subordinate companion loan(s), and then, result in a reduction in amounts distributable in accordance with the related co-lender agreement in respect of the related mortgage loan (and any pari passu companion loans, on a pro rata basis), which allocations to the related mortgage loan will in turn reduce distributions in respect of the certificates as described above. See “Description of the Mortgage Pool—The Whole Loans—Non-Serviced Pari Passu-AB Whole Loans” and “Yield and Maturity Considerations—Yield Considerations—Losses and Shortfalls”.

F. Excess Interest	On each distribution date, any excess interest in respect of the increase in the interest rate on any mortgage loan with an anticipated repayment date (which would accrue after the related anticipated repayment date), to the extent actually collected and applied as interest during a collection period, will be allocated to the holders of the Class S certificates on the related distribution date. This excess interest will not be available to make distributions to any other class of certificates, to provide credit support for other classes of certificates, to offset any interest shortfalls or to pay any other amounts to any other party under the pooling and servicing agreement.

Advances

A. P&I Advances	The master servicer will be required to advance a delinquent periodic payment on each mortgage loan (unless the master servicer or the special servicer determines that the advance would be non-recoverable). Neither the master servicer nor the trustee will be required to advance balloon payments due at maturity in excess of the regular periodic payment, interest in excess of a mortgage loan’s regular interest rate, default interest, late payment charges, prepayment premiums or yield maintenance charges.

The amount of the interest portion of any advance will be subject to reduction to the extent that an appraisal reduction of the related mortgage loan has occurred (and with respect to any mortgage loan that is part of a whole loan, to the extent such appraisal reduction amount is allocated to the related mortgage loan). There may be other circumstances in which the master servicer will not be required to advance a full month of principal and/or interest. If the master servicer fails to make a required advance, the trustee will be required to make the advance, unless the trustee determines that the advance would be non-recoverable. If an interest advance is made by the master servicer, the master servicer will not advance the portion of interest that constitutes its servicing fee, but will advance the portion of interest that constitutes the regular monthly fees payable to the certificate administrator, the trustee, the operating advisor and the CREFC® license fee.

None of the master servicer, the special servicer or the trustee will make, or be permitted to make, any principal or interest advance with respect to any companion loan that is not held by the issuing entity.

See “Pooling and Servicing Agreement—Advances”.

B. Servicing Advances	The master servicer may be required to make advances with respect to serviced mortgage loans and any related serviced companion loans to pay delinquent real estate taxes, assessments and hazard insurance premiums and similar expenses necessary to:

●	protect and maintain (and in the case of REO properties, lease and manage) the related mortgaged property;

●	maintain the priority of the lien on the related mortgaged property; and/or

●	enforce the related mortgage loan documents.

The special servicer will have no obligation to make any servicing advances.

If the master servicer fails to make a required advance of this type, the trustee will be required to make this advance. None of the master servicer, the special servicer or the trustee is required to advance amounts determined by such party to be non-recoverable.

See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the master servicer and/or the special servicer (and the trustee, as applicable) under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will be required to make similar advances with respect to delinquent real estate taxes, assessments and hazard insurance premiums as described above.

C. Interest on Advances	The master servicer, the special servicer and the trustee, as applicable, will be entitled to interest on the above described advances at the “Prime Rate” as published in The Wall Street Journal, as described in this prospectus. Interest accrued on outstanding advances may result in reductions in amounts otherwise payable on the certificates. Neither the master servicer nor the trustee will be entitled to interest on advances made with respect to principal and interest due on a mortgage loan until the related due date has passed and any grace period for late payments applicable to the mortgage loan has expired. See “Pooling and Servicing Agreement—Advances”.

With respect to any non-serviced mortgage loan, the applicable makers of advances under the related pooling and servicing agreement governing the servicing of the related non-serviced whole loan will similarly be entitled to interest on advances, and any accrued and unpaid interest on servicing advances made in respect of such non-serviced mortgage loan may be reimbursed from general collections on the other mortgage loans included in the issuing entity to the extent not recoverable from such non-serviced mortgage loan and to the extent allocable to the related non-serviced mortgage loan in accordance with the related co-lender agreement.

The Mortgage Pool

The Mortgage Pool	The issuing entity’s primary assets will be 58 fixed rate commercial mortgage loans, each evidenced by one or more promissory notes secured by first mortgages, deeds of trust, deeds to secure debt or similar security instruments on the fee and/or leasehold estate of the related borrowers in 125 commercial or multifamily properties. See “Description of the Mortgage Pool—Additional Indebtedness”.

The aggregate principal balance of the mortgage loans as of the cut-off date will be approximately $1,061,925,721.

In this prospectus, unless otherwise specified, (i) references to a mortgaged property (or portfolio of mortgaged properties) by name refer to such mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (ii) references to a mortgage loan by name refer to such mortgage loan secured by the related mortgaged property (or portfolio of mortgaged properties) so identified on Annex A-1, (iii) any parenthetical with a percent next to a mortgaged property name (or portfolio of mortgaged properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related mortgage loan (or, if applicable, the allocated loan amount with respect to such mortgaged property) represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization, and (iv) any parenthetical with a percent next to a mortgage loan name or a group of mortgage loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such mortgage loan or the aggregate outstanding principal balance of such group of mortgage loans, as applicable, represents of the aggregate outstanding principal balance of the pool of mortgage loans as of the cut-off date for this securitization.

Whole Loans

Unless otherwise expressly stated in this prospectus, the term “mortgage loan” refers to each of the 58 commercial mortgage loans to be held by the issuing entity. Of the mortgage loans, each of the mortgage loans in the following table is part of a larger whole loan, each of which is comprised of (i) the related mortgage loan, (ii) one or more loans that are pari passu in right of payment to the related mortgage loan (other than in the case of the Arizona Retail Portfolio mortgage loan – as to which the related other loan is a subordinate companion loan) (each referred to in this prospectus as a “pari passu companion loan”) and (iii) in the case of 3 of the mortgage loans in the following table, one or more loans that are subordinate in right of payment to the related mortgage loan and the related pari passu companion loans (each referred to in this prospectus as a “subordinate companion loan”). Each of the pari passu companion loans and the subordinate companion loans are referred to in this prospectus as a “companion loan”. The companion loans, together with their related mortgage loan, are each referred to in this prospectus as a “whole loan”.

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1) (2)	Mortgage Loan Underwritten NOI Debt Yield(1)
Headquarters Plaza	$75,000,000	7.1%	$75,000,000	N/A	62.8%	2.29x	11.6%
U-Haul SAC Portfolios 14, 15, 17	$59,762,173	5.6%	$68,726,499	N/A	60.4%	1.63x	10.2%
Burbank Office Portfolio	$50,000,000	4.7%	$329,000,000	$281,000,000	36.5%	4.64x	18.1%
Lightstone Portfolio	$40,000,000	3.8%	$25,000,000	N/A	61.6%	2.13x	14.8%
IRG Portfolio	$27,401,208	2.6%	$44,838,341	N/A	68.8%	1.46x	11.1%
Station Place III	$26,000,000	2.4%	$164,000,000	N/A	47.6%	3.00x	11.9%
Moffett Place Building 4	$25,250,000	2.4%	$101,750,000	N/A	41.0%	2.29x	12.2%
Corporate Woods Portfolio	$24,936,520	2.3%	$195,751,684	N/A	73.8%	1.48x	10.2%
Integrated Health Campus	$22,000,000	2.1%	$31,000,000	N/A	64.8%	1.35x	9.1%
Colorado Center	$20,000,000	1.9%	$278,000,000	$252,000,000	24.6%	4.83x	18.6%
Gurnee Mills	$14,722,913	1.4%	$255,197,161	N/A	64.7%	1.55x	9.6%
Cleveland East	$12,000,000	1.1%	$30,000,000	N/A	70.0%	1.55x	11.6%
Arizona Retail Portfolio	$11,021,101	1.0%	N/A	$1,250,789	61.1%	1.35x	10.3%
Covance Business Center	$9,985,735	0.9%	$15,163,338	N/A	72.9%	1.56x	10.0%

(1)	Calculated based on the balance of or debt service on, as applicable, the related whole loan excluding any related subordinate companion loans. With respect to the Lightstone Portfolio, Moffett Place Building 4 and Corporate Woods Portfolio Mortgage Loans, the loan-to-value ratios of the mortgage loans are calculated using an “as complete” (with respect to 6 of the 7 mortgaged properties in the Lightstone Portfolio) appraised value, an “as stabilized” and an “as portfolio” appraised value, respectively, for the related mortgaged property. See “Description of the Mortgage Pool—Appraised Value” for more information. With respect to the Burbank Office Portfolio, the Colorado Center and the Arizona Retail Portfolio whole loans, when considering the subordinate companion loans, the loan-to-value ratio as of the cut-off date is 63.6%, 45.4%, and 57.6%, respectively, the underwritten NCF DSCR is 2.67x, 2.62x and 1.21x, respectively, and the underwritten NOI debt yield is 10.4%, 10.1% and 9.3%, respectively.

(2)	With respect to the Moffett Place Building 4 mortgage loan, calculated based on an annual debt service amount equal to the aggregate of the first 12 principal and interest payments on the related mortgage loan and pari passu companion loans following the mortgage loan’s interest-only period based on the assumed principal payment schedule set forth on Annex F.

The Headquarters Plaza and Lightstone Portfolio whole loans will be serviced by the master servicer and the special servicer pursuant to the pooling and servicing agreement for this transaction and is referred to in this prospectus as a “serviced whole loan”. The related companion loans are referred to in this prospectus as “serviced companion loans”.

Each mortgage loan identified in the following table will not be serviced under the pooling and servicing agreement for this transaction and instead will be serviced under a separate pooling and servicing agreement identified in the following table relating to the securitization of a related companion loan and is, together with the related companion loan(s), referred to in this prospectus as a “non-serviced whole loan”. Each related mortgage loan is referred to as a “non-serviced mortgage loan” and each of the related companion loans are referred to in this prospectus as a “non-serviced companion loan”. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Non-Serviced Whole Loans

Loan Name	Transaction/ Pooling and Servicing Agreement	% of Initial Pool Balance	Master Servicer	Special Servicer	Trustee	Custodian	Directing Certificateholder(1)	Operating Advisor	Asset Representations Reviewer
U-Haul SAC Portfolios 14, 15, 17	JPMDB 2017-C7	5.6%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.	Pentalhpa Surveillance LLC	Pentalhpa Surveillance LLC
Burbank Office Portfolio	DBUBS 2017-BRBK	4.7%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	Prima Capital Advisors LLC	Park Bridge Lender Services LLC	N/A
IRG Portfolio	JPMDB 2017-C7	2.6%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.	Pentalhpa Surveillance LLC	Pentalhpa Surveillance LLC

Station Place III	JPMDB 2017-C7	2.4%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.	Pentalhpa Surveillance LLC	Pentalhpa Surveillance LLC
Moffett Place Building 4	JPMDB 2017-C7	2.4%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.	Pentalhpa Surveillance LLC	Pentalhpa Surveillance LLC
Corporate Woods Portfolio	CGCMT 2017-P8	2.3%	Wells Fargo Bank, National Association	KeyBank National Association	Wilmington Trust, National Association	Citibank, N.A.	Prime Finance CMBS B-Piece Holdco X, L.P.	Pentalhpa Surveillance LLC	Pentalhpa Surveillance LLC
Integrated Health Campus	COMM 2017-COR2	2.1%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	Jefferies LoanCore LLC	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Colorado Center	BXP 2017-CC	1.9%	Wells Fargo Bank, National Association	AEGON USA Realty Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	BlackRock Financial Management, Inc.	N/A	N/A
Gurnee Mills	CSAIL 2016-C7	1.4%	Wells Fargo Bank, National Association	Rialto Capital Advisors, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	RREF III Debt AIV, LP	Park Bridge Lender Services LLC	Park Bridge Lender Services LLC
Cleveland East	WFCM 2017-C39	1.1%	Wells Fargo Bank, National Association	LNR Partners, LLC	Wilmington Trust, National Association	Wells Fargo Bank, National Association	B-Piece Holdings Cayman Limited	Trimont Real Estate Advisors, LLC	Trimont Real Estate Advisors, LLC
Covance Business Center	JPMDB 2017-C7	0.9%	Midland Loan Services, a Division of PNC Bank, National Association	Midland Loan Services, a Division of PNC Bank, National Association	Wells Fargo Bank, National Association	Wells Fargo Bank, National Association	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.	Pentalhpa Surveillance LLC	Pentalhpa Surveillance LLC

(1)	The related transaction documents may provide that the directing certificateholder may either be the entity specified or an affiliate thereof.

For further information regarding the whole loans, see “Description of the Mortgage Pool—The Whole Loans”, and for information regarding the servicing of the non-serviced whole loan, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Mortgage Loan Characteristics

The following table sets forth certain anticipated characteristics of the mortgage loans as of the cut-off date (unless otherwise indicated). Except as specifically provided in this prospectus, various information presented in this prospectus (including loan-to-value ratios, debt service coverage ratios, debt yields and cut-off date balances per net rentable square foot, pad, room or unit, as applicable) with respect to any mortgage loan with one or more pari passu companion loans or subordinate companion loans is calculated including the principal balance and debt service payment of the related pari passu companion loan(s), but is calculated excluding any related subordinate companion loans, mezzanine debt or preferred equity. However, unless specifically indicated, for the purpose of numerical and statistical information with respect to the composition of the mortgage pool contained in this prospectus (including any tables, charts and information set forth on Annex A-1, A-2 and A-3), no subordinate companion loan is reflected in this prospectus.

The sum of the numerical data in any column may not equal the indicated total due to rounding. Unless otherwise indicated, all figures and percentages presented in this “Summary of Terms” are calculated as described under “Description of the Mortgage Pool—Additional Information” and, unless otherwise indicated, such figures and percentages are approximate and in each case, represent the indicated figure or percentage of the aggregate principal balance of the pool of mortgage loans as of the cut-off date. The principal balance of each mortgage loan as of the cut-off date assumes the timely receipt of principal scheduled to be paid on or before the cut-off date and no defaults, delinquencies or prepayments on, or modifications of, any mortgage loan on or prior to the cut-off date. Whenever percentages and other information in this prospectus are presented on the mortgaged property level rather than the mortgage loan level, the information for mortgage loans secured by more than one mortgaged property is based on allocated loan amounts as stated in Annex A-1.

The mortgage loans will have the following approximate characteristics as of the cut-off date:

Cut-off Date Mortgage Loan Characteristics

All Mortgage Loans
Initial Pool Balance(1)	$1,061,925,721
Number of mortgage loans	58
Number of mortgaged properties	125
Range of Cut-off Date Balances	$2,100,000 to $75,000,000
Average Cut-off Date Balance	$18,309,064
Range of Mortgage Rates	3.4500% to 5.9000%
Weighted average Mortgage Rate	4.2951%
Range of original terms to maturity(2)	60 months to 120 months
Weighted average original term to maturity(2)	112 months
Range of remaining terms to maturity(2)	55 months to 120 months
Weighted average remaining term to maturity(2)	110 months
Range of original amortization term(3)(4)	240 months to 360 months
Weighted average original amortization term(3)(4)	350 months
Range of remaining amortization terms(3)(4)	240 months to 360 months
Weighted average remaining amortization term(3)(4)	348 months
Range of LTV Ratios as of the Cut-off Date(5)(6)(7)	16.1% to 74.6%
Weighted average LTV Ratio as of the Cut-off Date(5)(6)(7)	59.0%
Range of LTV Ratios as of the maturity date(2)(6)(7)	16.1% to 66.4%
Weighted average LTV Ratio as of the maturity date(2)(6)(7)	52.0%
Range of UW NCF DSCR(6)(8)	1.22x to 8.86x
Weighted average UW NCF DSCR(6)(8)	2.18x
Range of UW NOI Debt Yield(5)(6)	7.4% to 32.3%
Weighted average UW NOI Debt Yield(5)(6)	12.1%
Percentage of Initial Pool Balance consisting of:
Amortizing Balloon(3)	36.3%
Interest Only(3)	34.2%
Interest Only, then Amortizing	29.5%

(1)	Subject to a permitted variance of plus or minus 5%.

(2)	With respect to any mortgage loan with an anticipated repayment date, calculated through or as of, as applicable, such anticipated repayment date.

(3)	Does not include mortgage loans that pay interest-only until their maturity dates or anticipated repayment dates.

(4)	In the case of the Moffett Place Building 4 mortgage loan (2.4%), after the related interest-only period, the whole loan will amortize based on the assumed principal payment schedule set forth on Annex F.

(5)	In the case of 1 mortgage loan (2.0%), the cut-off date loan-to-value ratio and debt yield have been calculated net of an earnout or holdback reserve.

(6)	In the case of 14 mortgage loans (39.3%), each of which has one or more pari passu companion loans (other than the Arizona Retail Portfolio) and, in certain cases, one or more subordinate companion loans that are not included in the issuing entity, the debt service coverage ratios, loan-to-value ratios and debt yield have been calculated including the related pari passu companion loans but without regard to the subordinate companion loans.

(7)	In the case of 10 mortgage loans (19.8%), the respective loan-to-value ratios as of the cut-off date and loan-to-value ratios as of the maturity date were calculated using appraised values other than “as is” values, as described in “Description of the Mortgage Pool—Appraised Value”. The weighted average loan-to-value ratio as of the cut-off date and the weighted average loan-to-value ratio as of the maturity date for the mortgage pool without making such adjustments is 59.8% and 52.7%, respectively.

(8) Debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the mortgage loan following the cut-off date (but without regard to any leap year adjustments), provided that (i) in the case of a mortgage loan that provides for interest-only payments through maturity or its anticipated repayment date, as applicable, such items are calculated based on the interest payments scheduled to be due on the first due date following the cut-off date and the 11 due dates thereafter for such mortgage loan and (ii) in the case of a mortgage loan that provides for an initial interest-only period that ends prior to maturity or its anticipated repayment date, as applicable and provides for scheduled amortization payments thereafter, such items are calculated based on the monthly payment of principal and interest payable immediately following the expiration of the interest-only period. With respect to Moffett Place Building 4 mortgage loan (2.4%), the principal payments used for calculating the underwritten net cash flow debt service coverage ratio were based on the assumed principal payment schedule set forth on Annex F.

All of the mortgage loans accrue interest on an actual/360 basis.

For further information regarding the Mortgage Loans, see “Description of the Mortgage Pool”.

Modified and Refinanced Loans	As of the cut-off date, none of the mortgage loans were modified due to a delinquency.

2 of the mortgage loans (1.4%) (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related mortgaged property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related mortgaged property at a foreclosure sale or after becoming an REO property as described below under “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” in this prospectus.

Loans Underwritten Based on Projections of Future Income

11 of the mortgaged properties (14.5%) (i) were constructed, in a lease-up period or the subject of a major renovation that was completed within 12 calendar months prior to the cut-off date and, therefore, the related mortgaged property has no or limited prior operating history or the mortgage loan seller did not take the operating history into account in the underwriting of the related mortgage loan, (ii) were acquired by the related borrower or an affiliate of the borrower within 12 calendar months prior to the cut-off date and such borrower or affiliate was unable to provide the related mortgage loan seller with historical financial information (or provided limited historical financial information) for such acquired mortgaged property or (iii) are single tenant properties subject to double-net or triple-net leases with the related tenant where the related borrower did not provide the related mortgage loan seller with historical financial information for the related mortgaged property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Mortgaged Properties With Limited Prior Operating History”.

Certain Variances from Underwriting Standards
Certain of the mortgage loans may vary from the underwriting guidelines described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers” with respect to the related third party materials requirements. The mortgage loans to be contributed by German American Capital Corporation were originated in accordance with German American Capital Corporation’s underwriting standards, except with respect to the U-Haul SAC Portfolios 14, 15, 17 (5.6%), Lightstone Portfolio (3.8%) and Brookriver (0.7%) mortgage loans, as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Exceptions”. The mortgage loans to be contributed by Citi Real Estate Funding Inc. were originated in accordance with Citi Real Estate Funding Inc.’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.—Exceptions”. The mortgage loans to be contributed by Argentic Real Estate Finance LLC were originated in accordance with Argentic Real Estate Finance LLC’s underwriting standards as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers— Argentic Real Estate Finance LLC—Exceptions”.

Additional Aspects of Certificates

Denominations	The offered certificates with certificate balances will be issued, maintained and transferred only in minimum denominations of $10,000 and integral multiples of $1 in excess of $10,000. The offered certificates with notional amounts will be issued, maintained and transferred only in minimum denominations of authorized initial notional amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Registration, Clearance and Settlement	Each class of offered certificates will initially be registered in the name of Cede & Co., as nominee of The Depository Trust Company, or DTC.

You may hold offered certificates through: (1) DTC in the United States; or (2) Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System. Transfers within DTC, Clearstream Banking, S.A. or Euroclear Bank, as operator of the

Euroclear System, will be made in accordance with the usual rules and operating procedures of those systems.

We may elect to terminate the book-entry system through DTC (with the consent of the DTC participants), Clearstream Banking, S.A. or Euroclear Bank, as operator of the Euroclear System, with respect to all or any portion of any class of the offered certificates.

See “Description of the Certificates—Delivery, Form, Transfer and Denomination—Book-Entry Registration”.

Credit Risk Retention	This securitization transaction will be subject to the credit risk retention rules of Section 15G of the Securities Exchange Act of 1934, as amended. Argentic Real Estate Finance LLC is expected to act as the “retaining sponsor” (as such term is defined in Regulation RR) for this securitization and intends to satisfy the applicable credit risk retention requirements through the purchase by Argentic Real Estate Finance LLC or a “majority-owned affiliate” (as such term is defined in Regulation RR) of Argentic Real Estate Finance LLC, on the closing date, of an “eligible horizontal residual interest,” which will be comprised of the RR certificates. Argentic Real Estate Finance LLC, as the “retaining sponsor” for the transaction, will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the credit risk retention rules. For additional information, see “Credit Risk Retention”.

Information Available to Certificateholders	On each distribution date, the certificate administrator will prepare and make available to each certificateholder a statement as to the distributions being made on that date. Additionally, under certain circumstances, certificateholders of record may be entitled to certain other information regarding the issuing entity. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Deal Information/Analytics	Certain information concerning the mortgage loans and the certificates may be available to subscribers through the following services:

●	BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, CMBS.com, Inc., L.P., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation

●	The certificate administrator’s website initially located at www.ctslink.com

●	The master servicer’s website initially located at www.wellsfargo.com/com/comintro

Optional Termination	On any distribution date on which the aggregate principal balance of the pool of mortgage loans is less than 1.0% of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (solely for purposes of this calculation, if such right is being exercised after December 2027 and the UHaul

SAC Portfolios, 14, 15, 17 or the FedEx Ground – Durham mortgage loan is still an asset of the trust, then such mortgage loan(s) will be excluded from the then aggregate outstanding principal balance and the aggregate cut-off date principal balance), certain entities specified in this prospectus will have the option to purchase all of the remaining mortgage loans (and all property acquired through exercise of remedies in respect of any mortgage loan) at the price specified in this prospectus.

The issuing entity may also be terminated in connection with a voluntary exchange of all the then-outstanding certificates (other than the Class S and Class R certificates) for the mortgage loans held by the issuing entity, provided that (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class B, Class C and Class D certificates are no longer outstanding and (ii) there is only one holder (or multiple holders acting unanimously) of the outstanding certificates (other than the Class S and Class R certificates).

See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Required Repurchases or Substitutions of Mortgage Loans; Loss of Value Payment

Under certain circumstances, the related mortgage loan seller may be obligated to (i) repurchase (without payment of any yield maintenance charge or prepayment premium) or substitute for an affected mortgage loan from the issuing entity or (ii) make a cash payment that would be deemed sufficient to compensate the issuing entity in the event of a document defect or a breach of a representation and warranty made by the related mortgage loan seller with respect to the mortgage loan in the mortgage loan purchase agreement that materially and adversely affects the value of the mortgage loan, the value of the related mortgaged property or the interests of any certificateholders in the mortgage loan or mortgaged property or causes the mortgage loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but without regard to the rule of Treas. Reg. Section 1.860G-2(f)(2) that causes a defective loan to be treated as a “qualified mortgage”). See “Description of the Mortgage Loan Purchase Agreements”.

In the event that the master servicer or the special servicer receives notice that the related borrower under an Early Defeasance Loan intends to defease the related mortgage loan prior to the second anniversary of the closing date, the related mortgage loan seller, Argentic Real Estate Finance LLC, will be required to, not less than 2 days prior to the date scheduled for such defeasance, repurchase such Early Defeasance Loan from the issuing entity at a price generally equal to the outstanding principal balance and accrued and unpaid interest (other than default interest) and all outstanding servicing advances and interest on advances accrued with respect to such mortgage loan. In the event that Argentic Real Estate Finance LLC fails to or is unable to purchase such mortgage loan prior to such early defeasance, the special servicer will be required to sell such mortgage loan in accordance with the servicing standard.

Any repurchase of an Early Defeasance Loan would have substantially the same effect on the certificates as a prepayment in full of such mortgage loan, except that the purchase will not be accompanied by any prepayment premium or yield maintenance charge. In the event the special servicer sells an Early Defeasance Loan, the special servicer will be required to accept the highest offer received, which could result in a loss to the issuing entity.

See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance; Collateral Substitution”.

Sale of Defaulted Loans	Pursuant to the pooling and servicing agreement, the special servicer is required to use reasonable efforts to solicit offers for defaulted serviced mortgage loans and any related serviced companion loans and/or related REO properties and accept the first (and, if multiple offers are received, the highest) cash offer from any person that constitutes a fair price for such defaulted serviced mortgage loan and any related serviced companion loans or related REO property, determined as described in “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Sale of Defaulted Loans and REO Properties”, unless the special servicer determines, in accordance with the servicing standard, that rejection of such offer would be in the best interests of the certificateholders and the related pari passu companion loan holders (as a collective whole as if such certificateholders and such companion loan holders constituted a single lender).

If a non-serviced mortgage loan with a related pari passu companion loan becomes a defaulted mortgage loan and the special servicer under the related pooling and servicing agreement for the related pari passu companion loan determines to sell such pari passu companion loan, then that special servicer will be required to sell such non-serviced mortgage loan together with the related pari passu companion loan and, in the case of the Colorado Center and Burbank Media Portfolio Conduit I whole loans only, the related subordinate companion loans, in a manner similar to that described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

Pursuant to each mezzanine loan intercreditor agreement with respect to the mortgage loans with mezzanine indebtedness, the holder of the related mezzanine loan has the right to purchase the related mortgage loan as described in “Description of the Mortgage Pool—Additional Indebtedness”. Additionally, in the case of mortgage loans that permit certain equity owners of the borrower to incur future mezzanine debt as described in “Description of the Mortgage Pool—Additional Indebtedness”, the related mezzanine lender may have the option to purchase the related mortgage loan after certain defaults. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”,

“—Sale of Defaulted Loans and REO Properties” and “Description of the Mortgage Pool—The Whole Loans”.

Tax Status	Elections will be made to treat designated portions of the issuing entity (exclusive of interest that is deferred after the anticipated repayment date of each mortgage loan with an anticipated repayment date and the excess interest distribution account) as two separate REMICs (the “Lower-Tier REMIC” and the “Upper-Tier REMIC” and each a “Trust REMIC”) for federal income tax purposes.

In addition, for federal income tax purposes, the portion of the issuing entity consisting of collections of post-anticipated repayment date excess interest accrued on any mortgage loan with an anticipated repayment date and the related distribution account will be classified as a trust the beneficial owner of which will be the holder of the Class S certificates (such portion, a “grantor trust”), as further described under “Material Federal Income Tax Considerations.”

Pertinent federal income tax consequences of an investment in the offered certificates include:

●	Each class of offered certificates will constitute REMIC “regular interests”.

●	The offered certificates will be treated as newly originated debt instruments for federal income tax purposes.

●	You will be required to report income on your offered certificates using the accrual method of accounting.

● It is anticipated that the Class certificates will be issued with original issue discount, that the Class certificates will be issued with de minimis original issue discount and that the Class , Class and Class certificates will be issued at a premium for federal income tax purposes.

See “Material Federal Income Tax Considerations”.

Certain ERISA Considerations	Subject to important considerations described under “Certain ERISA Considerations”, the offered certificates are eligible for purchase by persons investing assets of employee benefit plans or individual retirement accounts.

Legal Investment	None of the certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended.

If your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, then you may be subject to restrictions on investment in the certificates. You should consult your own legal advisors for assistance in determining the suitability of and consequences to you of the purchase, ownership, and sale of the certificates.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act (both as defined in this prospectus).

See “Legal Investment”.

Ratings	The offered certificates will not be issued unless each of the offered classes receives a credit rating from one or more of the nationally recognized statistical rating organizations engaged by the depositor to rate the offered certificates. The decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, unsolicited ratings on one or more classes of certificates after the date of this prospectus.

See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded” and “Ratings”.

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Risk Factors

You should carefully consider the following risks before making an investment decision. In particular, distributions on your certificates will depend on payments received on, and other recoveries with respect to the mortgage loans. Therefore, you should carefully consider the risk factors relating to the mortgage loans and the mortgaged properties.

If any of the following events or circumstances identified as risks actually occur or materialize, your investment could be materially and adversely affected. We note that additional risks and uncertainties not presently known to us may also impair your investment.

This prospectus also contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks described below and elsewhere in this prospectus.

The Certificates May Not Be a Suitable Investment for You

The certificates will not be suitable investments for all investors. In particular, you should not purchase any class of certificates unless you understand and are able to bear the risk that the yield to maturity and the aggregate amount and timing of distributions on the certificates will be subject to material variability from period to period and give rise to the potential for significant loss over the life of the certificates. The interaction of the foregoing factors and their effects are impossible to predict and are likely to change from time to time. As a result, an investment in the certificates involves substantial risks and uncertainties and should be considered only by sophisticated institutional investors with substantial investment experience with similar types of securities and who have conducted appropriate due diligence on the mortgage loans, the mortgaged properties and the certificates.

Combination or “Layering” of Multiple Risks May Significantly Increase Risk of Loss

Although the various risks discussed in this prospectus are generally described separately, you should consider the potential effects of the interplay of multiple risk factors. Where more than one significant risk factor is present, the risk of loss to an investor in the certificates may be significantly increased.

Risks Related to Market Conditions and Other External Factors

The Volatile Economy, Credit Crisis and Downturn in the Real Estate Market Have Adversely Affected and May Continue To Adversely Affect the Value of CMBS

In recent years, the real estate and securitization markets, including the market for commercial mortgage-backed securities (“CMBS”), experienced significant dislocations, illiquidity and volatility. We cannot assure you that another dislocation in CMBS will not occur.

Any economic downturn may adversely affect the financial resources of borrowers under commercial mortgage loans and may result in their inability to make payments on, or refinance, their outstanding mortgage debt when due or to sell their mortgaged properties for an aggregate amount sufficient to pay off the outstanding debt when due. As a result, distributions of principal and interest on your certificates, and the value of your certificates, could be adversely affected.

Other Events May Affect the Value and Liquidity of Your Investment

Moreover, other types of events, domestic or international, may affect general economic conditions and financial markets:

●	Wars, revolts, terrorist attacks, armed conflicts, energy supply or price disruptions, political crises, natural disasters and man-made disasters may have an adverse effect on the mortgaged properties and/or your certificates; and

●	Trading activity associated with indices of CMBS may drive spreads on those indices wider than spreads on CMBS, thereby resulting in a decrease in value of such CMBS, including your certificates, and spreads on those indices may be affected by a variety of factors, and may or may not be affected for reasons involving the commercial and multifamily real estate markets and may be affected for reasons that are unknown and cannot be discerned.

You should consider that the foregoing factors may adversely affect the performance of the mortgage loans and accordingly the performance of the offered certificates.

Risks Relating to the Mortgage Loans

Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed

The mortgage loans are not insured or guaranteed by any person or entity, governmental or otherwise.

Investors should treat each mortgage loan as a non-recourse loan. If a default occurs, recourse generally may be had only against the specific mortgaged properties and other assets that have been pledged to secure the mortgage loan. Consequently, payment prior to maturity is dependent primarily on the sufficiency of the net operating income of the mortgaged property. Payment at maturity or anticipated repayment date is primarily dependent upon the market value of the mortgaged property or the borrower’s ability to refinance the mortgaged property.

Although the mortgage loans generally are non-recourse in nature, certain mortgage loans contain non-recourse carveouts for liabilities such as a result of fraud by the borrower, certain voluntary insolvency proceedings or other matters. Certain mortgage loans set forth under “Description of the Mortgage Pool—Non-Recourse Carveout Limitations” either do not contain non-recourse carveouts or contain material limitations to non-recourse carveouts. Often these obligations are guaranteed by an affiliate of the related borrower, although liability under any such guaranty may be capped or otherwise limited in amount or scope. Furthermore, the guarantor’s net worth and liquidity may be less (and in some cases, materially less) than amounts due under the related mortgage loan or the guarantor’s sole asset may be its interest in the related borrower. Certain mortgage loans may have the benefit of a general payment guaranty of a portion of the indebtedness under the mortgage loan. In all cases, however, the mortgage loans should be considered to be non-recourse obligations because neither the depositor nor the sponsors make any representation or warranty as to the obligation or ability of any borrower or guarantor to pay any deficiencies between any foreclosure proceeds and the mortgage loan indebtedness. In addition, certain mortgage loans may provide for recourse to a guarantor for a portion of the indebtedness or for any loss or costs that may be incurred by the borrower or the lender with respect to certain borrower obligations under the related mortgage loan documents. In such cases, we cannot assure you any recovery from such guarantor will be made or that such guarantor will have assets sufficient to pay any otherwise recoverable claim under a guaranty.

Risks of Commercial and Multifamily Lending Generally

The mortgage loans will be secured by various income producing commercial and multifamily properties. The repayment of a commercial or multifamily loan is typically dependent upon the ability of the related mortgaged property to produce cash flow through the collection of rents. Even the liquidation value of a commercial property is determined, in substantial part, by the capitalization of the property’s ability to produce cash flow. However, net operating income can be volatile and may be insufficient to cover debt service on the loan at any given time.

The net operating incomes and property values of the mortgaged properties may be adversely affected by a large number of factors. Some of these factors relate to the properties themselves, such as:

●	the age, design and construction quality of the properties;

●	perceptions regarding the safety, convenience and attractiveness of the properties;

●	the characteristics and desirability of the area where the property is located;

●	the strength and nature of the local economy, including labor costs and quality, tax environment and quality of life for employees;

●	the proximity and attractiveness of competing properties;

●	the adequacy of the property’s management and maintenance;

●	increases in interest rates, real estate taxes and operating expenses at the property and in relation to competing properties;

●	an increase in the capital expenditures needed to maintain the properties or make improvements;

●	a decline in the businesses operated by tenants or in their financial condition;

●	an increase in vacancy rates; and

●	a decline in rental rates as leases are renewed or entered into with new tenants.

Other factors are more general in nature, such as:

●	national or regional economic conditions, including plant closings, military base closings, industry slowdowns and unemployment rates;

●	local real estate conditions, such as an oversupply of competing properties;

●	demographic factors;

●	consumer confidence;

●	consumer tastes and preferences;

●	retroactive changes in building codes;

●	changes or continued weakness in specific industry segments;

●	location of certain mortgaged properties in less densely populated or less affluent areas; and

●	the public perception of safety for customers and clients.

The volatility of net operating income will be influenced by many of the foregoing factors, as well as by:

●	the length of tenant leases (including that in certain cases, all or substantially all of the tenants, or one or more sole, anchor or other major tenants, at a particular mortgaged property may have leases that expire or permit the tenant(s) to terminate its lease during the term of the loan);

●	the quality and creditworthiness of tenants;

●	tenant defaults;

●	in the case of rental properties, the rate at which new rentals occur; and

●	the property’s “operating leverage”, which is generally the percentage of total property expenses in relation to revenue, the ratio of fixed operating expenses to those that vary with revenues, and the level of capital expenditures required to maintain the property and to retain or replace tenants.

A decline in the real estate market or in the financial condition of a major tenant will tend to have a more immediate effect on the net operating income of properties with relatively higher operating leverage or short term revenue sources, such as short term or month-to-month leases, and may lead to higher rates of delinquency or defaults.

Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases

General. Any tenant may, from time to time, experience a downturn in its business, which may weaken its financial condition and result in a reduction or failure to make rental payments when due. If tenants’ sales were to decline, percentage rents may decline and, further, tenants may be unable to pay their base rent or other occupancy costs. If a tenant defaults in its obligations to a property owner, that property owner may experience delays in enforcing its rights as lessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in renovating and reletting the property.

Additionally, the income from, and market value of, the mortgaged properties leased to various tenants would be adversely affected if:

●	space in the mortgaged properties could not be leased or re-leased or substantial re-leasing costs were required and/or the cost of performing landlord obligations under existing leases materially increased;

●	leasing or re-leasing is restricted by exclusive rights of tenants to lease the mortgaged properties or other covenants not to lease space for certain uses or activities, or covenants limiting the types of tenants to which space may be leased;

●	a significant tenant were to become a debtor in a bankruptcy case;

●	rental payments could not be collected for any other reason; or

●	a borrower fails to perform its obligations under a lease resulting in the related tenant having a right to terminate such lease.

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, certain tenants and/or their parent companies that may have a material adverse effect on the related tenant’s ability to pay rent or remain open for business. We cannot assure you that any such litigation or dispute will not result in a material decline in net operating income at the related mortgaged property.

Certain tenants currently may be in a rent abatement period. We cannot assure you that such tenants will be in a position to pay full rent when the abatement period expires. We cannot assure you that the net operating income contributed by the mortgaged properties will remain at its current or past levels. See “Description of the Mortgage Pool—Tenant Issues”.

A Tenant Concentration May Result in Increased Losses. Mortgaged properties that are owner-occupied or leased to a single tenant, or a tenant that makes up a significant portion of the rental income,

also are more susceptible to interruptions of cash flow if that tenant’s business operations are negatively impacted or if such tenant fails to renew its lease. This is so because:

●	the financial effect of the absence of rental income may be severe;

●	more time may be required to re-lease the space; and

●	substantial capital costs may be incurred to make the space appropriate for replacement tenants.

In the event of a default by that tenant, if the related lease expires prior to the mortgage loan maturity date and the related tenant fails to renew its lease or if such tenant exercises an early termination option, there would likely be an interruption of rental payments under the lease and, accordingly, insufficient funds available to the borrower to pay the debt service on the mortgage loan. In certain cases where the tenant owns the improvements on the mortgaged property, the related borrower may be required to purchase such improvements in connection with the exercise of its remedies.

With respect to certain of these mortgaged properties that are leased to a single tenant, the related leases may expire prior to, or soon after, the maturity dates of the mortgage loans or the related tenant may have the right to terminate the lease prior to the maturity date of the mortgage loan. If the current tenant does not renew its lease on comparable economic terms to the expired lease, if a single tenant terminates its lease or if a suitable replacement tenant does not enter into a new lease on similar economic terms, there could be a negative impact on the payments on the related mortgage loan.

A deterioration in the financial condition of a tenant, the failure of a tenant to renew its lease or the exercise by a tenant of an early termination right can be particularly significant if a mortgaged property is owner-occupied, leased to a single tenant, or if any tenant makes up a significant portion of the rental income at the mortgaged property.

Concentrations of particular tenants among the mortgaged properties or within a particular business or industry at one or multiple mortgaged properties increase the possibility that financial problems with such tenants or such business or industry sectors could affect the mortgage loans. In addition, the mortgage loans may be adversely affected if a tenant at the mortgaged property is highly specialized, or dependent on a single industry or only a few customers for its revenue. See “—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” below and “Description of the Mortgage Pool—Tenant Issues—Tenant Concentrations” for information on tenant concentrations in the mortgage pool.

Mortgaged Properties Leased to Multiple Tenants Also Have Risks. If a mortgaged property has multiple tenants, re-leasing expenditures may be more frequent than in the case of mortgaged properties with fewer tenants, thereby reducing the cash flow available for payments on the related mortgage loan. Multi-tenant mortgaged properties also may experience higher continuing vacancy rates and greater volatility in rental income and expenses. See Annex A-1 for tenant lease expiration dates for the five largest tenants at each mortgaged property.

Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks. If a mortgaged property is leased in whole or substantial part to the borrower under the mortgage loan or to an affiliate of the borrower, there may be conflicts. For instance, it is more likely a landlord will waive lease conditions for an affiliated tenant than it would for an unaffiliated tenant. We cannot assure you that the conflicts arising where a borrower is affiliated with a tenant at a mortgaged property will not adversely impact the value of the related mortgage loan.

In certain cases, an affiliated lessee may be a tenant under a master lease with the related borrower, under which the tenant is obligated to make rent payments but does not occupy any space at the mortgaged property. Master leases in these circumstances may be used to bring occupancy to a “stabilized” level with the intent of finding additional tenants to occupy some or all of the master leased space, but may not provide additional economic support for the mortgage loan. If a mortgaged property is leased in whole or substantial part to the borrower or to an affiliate of the borrower, a deterioration in the financial condition of the borrower or its affiliates could significantly affect the borrower’s ability to perform under the mortgage loan as it would directly interrupt the cash flow from the mortgaged property if the borrower’s or its affiliate’s financial condition worsens. We cannot assure you that any space leased by a borrower or an affiliate of the borrower will eventually be occupied by third party tenants.

See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases” for information on properties leased in whole or in part to borrowers and their affiliates.

Tenant Bankruptcy Could Result in a Rejection of the Related Lease. The bankruptcy or insolvency of a major tenant or a number of smaller tenants, such as in retail properties, may have an adverse impact on the mortgaged properties affected and the income produced by such mortgaged properties. Under the federal bankruptcy code, a tenant has the option of assuming or rejecting or, subject to certain conditions, assuming and assigning to a third party, any unexpired lease. If the tenant rejects the lease, the landlord’s claim for breach of the lease would (absent collateral securing the claim) be treated as a general unsecured claim against the tenant and a lessor’s damages for lease rejection are generally subject to certain limitations. We cannot assure you that tenants of the mortgaged properties will continue making payments under their leases or that tenants will not file for bankruptcy protection in the future or, if any tenants do file, that they will continue to make rental payments in a timely manner. See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”. See “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” for information regarding bankruptcy issues with respect to certain mortgage loans.

Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure. In certain jurisdictions, if tenant leases are subordinated to the liens created by the mortgage but do not contain attornment provisions that require the tenant to subordinate the lease if the mortgagee agrees to enter into a non-disturbance agreement, the tenants may terminate their leases upon the transfer of the property to a foreclosing lender or purchaser at foreclosure. Accordingly, if a mortgaged property is located in such a jurisdiction and is leased to one or more desirable tenants under leases that are subordinate to the mortgage and do not contain attornment provisions, such mortgaged property could experience a further decline in value if such tenants’ leases were terminated. This is particularly likely if those tenants were paying above-market rents or could not be replaced. If a lease is not subordinate to a mortgage, the issuing entity will not possess the right to dispossess the tenant upon foreclosure of the mortgaged property (unless otherwise agreed to with the tenant). Also, if the lease contains provisions inconsistent with the mortgage (e.g., provisions relating to application of insurance proceeds or condemnation awards) or which could affect the enforcement of the lender’s rights (e.g., a right of first refusal to purchase the property), the provisions of the lease will take precedence over the provisions of the mortgage. Not all leases were reviewed to ascertain the existence of attornment or subordination provisions.

With respect to certain of the mortgage loans, the related borrower may have given to certain tenants or others an option to purchase, a right of first refusal to purchase and/or a right of first offer to purchase all or a portion of the mortgaged property in the event a sale is contemplated, and such right may not be subordinate to the related mortgage. This may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure, or, upon foreclosure, this may affect the value and/or marketability of the related mortgaged property. See “Description of the Mortgage Pool—Tenant Issues—Purchase Options and Rights of First Refusal” for information regarding material purchase options and/or rights of first refusal or first offer, if any, with respect to mortgaged properties securing certain mortgage loans.

Early Lease Termination Options May Reduce Cash Flow. Leases often give tenants the right to terminate the related lease, abate or reduce the related rent, and/or exercise certain remedies against the related borrower for various reasons or upon various conditions, including:

●	if the related borrower allows uses at the mortgaged property in violation of use restrictions in current tenant leases;

●	if the related borrower or any of its affiliates owns other properties within a certain radius of the mortgaged property and allows uses at those properties in violation of use restrictions;

●	if the related borrower fails to provide a designated number of parking spaces;

●	if there is construction at the related mortgaged property or an adjacent property (whether or not such adjacent property is owned or controlled by the borrower or any of its affiliates) that may interfere with visibility of, access to or a tenant’s use of the mortgaged property or otherwise violate the terms of a tenant’s lease;

●	upon casualty or condemnation with respect to all or a portion of the mortgaged property that renders such mortgaged property unsuitable for a tenant’s use or if the borrower fails to rebuild such mortgaged property within a certain time or if the casualty or condemnation occurs within a specified period of the lease expiration date;

●	if a tenant’s use is not permitted by zoning or applicable law;

●	if the tenant is unable to exercise an expansion right;

●	if the landlord defaults on its obligations under the lease;

●	if a landlord leases space at the mortgaged property or within a certain radius of the mortgaged property to a competitor;

●	if the tenant fails to meet certain sales targets or other business objectives for a specified period of time;

●	if significant tenants at the subject property go dark or terminate their leases, or if a specified percentage of the mortgaged property is unoccupied;

●	if the landlord violates the tenant’s exclusive use rights for a specified period of time;

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations;

●	in the case of government sponsored tenants, any time or for lack of appropriations; or

●	if the related borrower violates covenants under the related lease or if third parties take certain actions that adversely affect such tenants’ business or operations.

In certain cases, compliance or satisfaction of landlord covenants may be the responsibility of a third party affiliated with the borrower or, in the event that partial releases of the applicable mortgaged property are permitted, an unaffiliated or affiliated third party.

Any exercise of a termination right by a tenant at a mortgaged property could result in vacant space at the related mortgaged property, renegotiation of the lease with the related tenant or re-letting of the space. Any such vacated space may not be re-let. Furthermore, such foregoing termination and/or abatement rights may arise in the future or materially adversely affect the related borrower’s ability to meet its obligations under the related loan documents. See “Description of the Mortgage Pool—Tenant Issues—Lease Expirations and Terminations” for information on material tenant lease expirations and early termination options.

Mortgaged Properties Leased to Not-for-Profit Tenants Also Have Risks. Certain mortgaged properties may have tenants that are charitable institutions that generally rely on contributions from individuals and government grants or other subsidies to pay rent on office space and other operating expenses. We cannot assure you that the rate, frequency and level of individual contributions or governmental grants and subsidies will continue with respect to any such institution. A reduction in contributions or grants may impact the ability of the related institution to pay rent, and we cannot assure you that the related borrower will be in a position to meet its obligations under the related mortgage loan documents if such tenant fails to pay its rent.

Office Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of office properties, including:

●	the physical attributes of the building in relation to competing buildings (e.g., age, condition, design, appearance, access to transportation and ability to offer certain amenities, such as sophisticated building systems and/or business wiring requirements);

●	the adaptability of the building to changes in the technological needs of the tenants;

●	an adverse change in population, patterns of telecommuting or sharing of office space, and employment growth (which creates demand for office space);

●	in the case of medical office properties, the performance of a medical office property may depend on (a) the proximity of such property to a hospital or other healthcare establishment, (b) reimbursements for patient fees from private or government sponsored insurers, (c) its ability to attract doctors and nurses to be on staff, and (d) its ability to afford and acquire the latest medical equipment. Issues related to reimbursement (ranging from nonpayment to delays in payment) from such insurers could adversely impact cash flow at such mortgaged property; and

●	office space used as lab and/or research and development may rely on funds for research and development from government and/or private sources of funding, which may become unavailable.

Moreover, the cost of refitting office space for a new tenant is often higher than the cost of refitting other types of properties for new tenants.

If one or more major tenants at a particular office property were to close or remain vacant, we cannot assure you that such tenants would be replaced in a timely manner or without incurring material additional costs to the related borrower and resulting in an adverse effect on the financial performance of the property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Office Properties”.

Hospitality Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, various other factors may adversely affect the financial performance and value of hospitality properties, including:

●	adverse economic and social conditions, either local, regional or national (which may limit the amount that can be charged for a room and reduce occupancy levels);

●	continuing expenditures for modernizing, refurbishing and maintaining existing facilities prior to the expiration of their anticipated useful lives;

●	ability to convert to alternative uses which may not be readily made;

●	a deterioration in the financial strength or managerial capabilities of the owner or operator of a hospitality property;

●	changes in travel patterns caused by general adverse economic conditions, fear of terrorist attacks, adverse weather conditions and changes in access, energy prices, strikes, travel costs,

relocation of highways, the construction of additional highways, concerns about travel safety or other factors; and

●	relative illiquidity of hospitality investments which limits the ability of the borrowers and property managers to respond to changes in economic or other conditions.

Because rooms are generally rented for short periods of time, the financial performance of hospitality properties tends to be affected by adverse economic conditions and competition more quickly than other commercial properties. Additionally, as a result of high operating costs, relatively small decreases in revenue can cause significant stress on a property’s cash flow.

Moreover, the hospitality and lodging industry is generally seasonal in nature and different seasons affect different hospitality properties differently depending on type and location. This seasonality can be expected to cause periodic fluctuations in a hospitality property’s room and restaurant revenues, occupancy levels, room rates and operating expenses. We cannot assure you that cash flow will be sufficient to offset any shortfalls that occur at the mortgaged property during slower periods or that the related mortgage loans provide for seasonality reserves, or if seasonality reserves are provided for, that such reserves will be funded or will be sufficient or available to fund such shortfalls.

In addition, some of the hospitality properties are limited-service, select service or extended stay hotels. Hospitality properties that are limited-service, select service or extended stay hotels may subject a lender to more risk than full-service hospitality properties as they generally require less capital for construction than full-service hospitality properties. In addition, as limited-service, select service or extended stay hotels generally offer fewer amenities than full-service hospitality properties, they are less distinguishable from each other. As a result, it is easier for limited-service, select service or extended stay hotels to experience increased or unforeseen competition.

In addition to hotel operations, some hospitality properties also operate entertainment complexes that include restaurants, lounges, nightclubs and/or banquet and meeting spaces and may derive a significant portion of the related property’s revenue from such operations. Consumer demand for entertainment resorts is particularly sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences could be driven by factors such as perceived or actual general economic conditions, high energy, fuel and food costs, the increased cost of travel, the weakened job market, perceived or actual disposable consumer income and wealth, fears of recession and changes in consumer confidence in the economy, or fears of war and future acts of terrorism. These factors could reduce consumer demand for the leisure activities that the property offers, thus imposing practical limits on pricing and harming operations. Restaurants and nightclubs are particularly vulnerable to changes in consumer preferences. In addition, a nightclub’s, restaurant’s or bar’s revenue is extremely dependent on its popularity and perception. These characteristics are subject to change rapidly and we cannot assure you that any of a hospitality property’s nightclubs, restaurants or bars will maintain their current level of popularity or perception in the market. Any such change could have a material adverse effect on the net cash flow of the property.

Some of the hospitality properties have liquor licenses associated with the mortgaged property. The liquor licenses for these mortgaged properties are generally held by affiliates of the related borrowers, unaffiliated managers or operating lessees. The laws and regulations relating to liquor licenses generally prohibit the transfer of such licenses to any person, or condition such transfer on the prior approval of the governmental authority that issued the license. In the event of a foreclosure of a hospitality property that holds a liquor license, the special servicer on behalf of the issuing entity or a purchaser in a foreclosure sale would likely have to apply for a new license, which might not be granted or might be granted only after a delay that could be significant. We cannot assure you that a new license could be obtained promptly or at all. The lack of a liquor license in a hospitality property could have an adverse impact on the revenue from the related mortgaged property or on the hospitality property’s occupancy rate.

In addition, hospitality properties may be structured with a master lease (or operating lease) in order to minimize potential liabilities of the borrower. Under the master lease structure, an operating lessee

(typically affiliated with the borrower) is also an obligor under the related mortgage loan and the operating lessee borrower pays rent to the fee owner borrower.

In addition, there may be risks associated with hospitality properties that have not entered into or become a party to any franchise agreement, license agreement or other “flag”. Hospitality properties often enter into these types of agreements in order to align the hospitality property with a certain public perception or to benefit from a centralized reservation system. We cannot assure you that hospitality properties that lack such benefits will be able to operate successfully on an independent basis.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Risks Relating to Affiliation with a Franchise or Hotel Management Company

The performance of a hospitality property affiliated with a franchise or hotel management company depends in part on:

●	the continued existence and financial strength of the franchisor or hotel management company;

●	the public perception of the franchise or hotel chain service mark; and

●	the duration of the franchise licensing or management agreements.

The continuation of a franchise agreement, license agreement or hotel management agreement is subject to specified operating standards and other terms and conditions set forth in such agreements. The failure of a borrower to maintain such standards or adhere to other applicable terms and conditions, such as property improvement plans, could result in the loss or cancellation of their rights under the franchise, license or management agreement. We cannot assure you that a replacement franchise could be obtained in the event of termination. In addition, replacement franchises, licenses and/or hospitality property managers may require significantly higher fees as well as the investment of capital to bring the hospitality property into compliance with the requirements of the replacement franchisor, licensor and/or hospitality property manager. Any provision in a franchise agreement or management agreement providing for termination because of a bankruptcy of a franchisor or manager generally will not be enforceable.

The transferability of franchise agreements, license agreements and property management agreements may be restricted. In the event of a foreclosure, the lender may not have the right to use the franchise license without the franchisor’s consent or the manager might be able to terminate the management agreement. Conversely, in the case of certain mortgage loans, the lender may be unable to remove a franchisor/licensor or a hotel management company that it desires to replace following a foreclosure and, further, may be limited as regards the pool of potential transferees for a foreclosure, licensor or real estate owned property.

In some cases where a hospitality property is subject to a license or franchise agreement, the licensor or franchisor has required or may in the future require the completion of various repairs and/or renovations pursuant to a property improvement plan issued by the licensor or franchisor. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion”. Failure to complete those repairs and/or renovations in accordance with the plan could result in the hospitality property losing its license or franchise. Annex A-1 and the related footnotes set forth the amount of reserves, if any, established under the related mortgage loans in connection with any of those repairs and/or renovations. We cannot assure you that any amounts reserved will be sufficient to complete the repairs and/or renovations required with respect to any affected hospitality property. In addition, in some cases, those reserves will be maintained by the franchisor or property manager. Furthermore, the lender may not require a reserve for repairs and/or renovations in all instances.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Hospitality Properties”.

Retail Properties Have Special Risks

Some of the mortgage loans are secured by retail properties. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Retail Properties.” The value of retail properties is significantly affected by the quality of the tenants as well as fundamental aspects of real estate, such as location and market demographics, as well as changes in shopping methods and choices. Some of the risks related to these matters are further described in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, and “—Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers,” “—The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector” and “Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

Rental payments from tenants of retail properties typically comprise the largest portion of the net operating income of those mortgaged properties. The correlation between success of tenant business and a retail property’s value may be more direct with respect to retail properties than other types of commercial property because a component of the total rent paid by certain retail tenants is often tied to a percentage of gross sales. We cannot assure you that the net operating income contributed by the mortgaged retail properties or the rates of occupancy at the retail stores will remain at the levels specified in this prospectus or remain consistent with past performance.

Changes in the Retail Sector, Such as Online Shopping and Other Uses of Technology, Could Affect the Business Models and Viability of Retailers

Online shopping and the use of technology, such as smartphone shopping applications, to transact purchases or to aid purchasing decisions have increased in recent years and are expected to continue to increase in the future. This trend is affecting business models, sales and profitability of some retailers and could adversely affect the demand for retail real estate and occupancy at retail properties securing the mortgage loans. Any resulting decreases in rental revenue could have a material adverse effect on the value of retail properties securing the mortgage loans.

Some of these developments in the retail sector have led to retail companies, including several national retailers, filing for bankruptcy and/or voluntarily closing certain of their stores. Borrowers may be unable to re-lease such space or to re-lease it on comparable or more favorable terms. As a result, the bankruptcy or closure of a national tenant may adversely affect a retail borrower’s revenues. In addition, such closings may allow other tenants to modify their leases to terms that are less favorable for borrowers or to terminate their leases, also adversely impacting their revenues. See also “—Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants” below.

In addition to competition from online shopping, retail properties face competition from sources outside a specific geographical real estate market. For example, all of the following compete with more traditional retail properties for consumer dollars: factory outlet centers, discount shopping centers and clubs, catalogue retailers, home shopping networks, and telemarketing. Continued growth of these alternative retail outlets (which often have lower operating costs) could adversely affect the rents collectible at the retail properties included in the pool of mortgage loans, as well as the income from, and market value of, the mortgaged properties and the related borrower’s ability to refinance such property. Moreover, additional competing retail properties may be built in the areas where the retail properties are located.

We cannot assure you that these developments in the retail sector will not adversely affect the performance of retail properties securing the mortgage loans.

The Performance of the Retail Properties is Subject to Conditions Affecting the Retail Sector

Retail properties are also subject to conditions that could negatively affect the retail sector, such as increased unemployment, increased federal income and payroll taxes, increased health care costs, increased state and local taxes, increased real estate taxes, industry slowdowns, lack of availability of consumer credit, weak income growth, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters, plant closings, and other factors. Similarly, local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the supply and creditworthiness of current and prospective tenants may negatively impact those retail properties.

In addition, the limited adaptability of certain shopping malls that have proven unprofitable may result in high (and possibly extremely high) loss severities on mortgage loans secured by those shopping malls. For example, it is possible that a significant amount of advances made by the applicable servicer(s) of a mortgage loan secured by a shopping mall property, combined with low liquidation proceeds in respect of that property, may result in a loss severity exceeding 100% of the outstanding principal balance of that mortgage loan.

Some Retail Properties Depend on Anchor Stores or Major Tenants to Attract Shoppers and Could be Materially Adversely Affected by the Loss of, or a Store Closure by, One or More of These Anchor Stores or Major Tenants

The presence or absence of an “anchor tenant” or a “shadow anchor tenant” in or near a retail property also can be important to the performance of a retail property because anchors play a key role in generating customer traffic and making a retail property desirable for other tenants. Retail properties may also have shadow anchor tenants. An “anchor tenant” is located on the related mortgaged property, usually proportionately larger in size than most or all other tenants in the mortgaged property and is vital in attracting customers to a retail property. A “shadow anchor tenant” is usually proportionally larger in size than most tenants in the mortgaged property, is important in attracting customers to a retail property and is located sufficiently close and convenient to the mortgaged property so as to influence and attract potential customers, but is not located on the mortgaged property.

If anchor stores in a mortgaged property were to close, the related borrower may be unable to replace those anchors in a timely manner or without suffering adverse economic consequences. In addition, anchor tenants and non-anchor tenants at anchored or shadowed anchored retail centers may have co-tenancy clauses and/or operating covenants in their leases or operating agreements that permit those tenants or anchor stores to cease operating, reduce rent or terminate their leases if the anchor or shadow anchor tenant goes dark or is otherwise no longer in occupancy, if the subject store is not meeting the minimum sales requirements under its lease or if a specified percentage of the related mortgaged property is vacant. Even if non-anchor tenants do not have termination or rent abatement rights, the loss of an anchor tenant or a shadow anchor tenant may have a material adverse impact on the non-anchor tenant’s ability to operate because the anchor or shadow anchor tenant plays a key role in generating customer traffic and making a center desirable for other tenants. This, in turn, may adversely impact the borrower’s ability to meet its obligations under the related loan. In addition, in the event that a “shadow anchor” fails to renew its lease, terminates its lease or otherwise ceases to conduct business within a close proximity to the mortgaged property, customer traffic at the mortgaged property may be substantially reduced. If an anchor tenant goes dark, generally the borrower’s only remedy may be to terminate that lease after the anchor tenant has been dark for a specified amount of time.

If anchor tenants or shadow anchor tenants at a particular mortgaged property were to close or otherwise become vacant or remain vacant, we cannot assure you that the related borrower’s ability to repay its mortgage loan would not be materially and adversely affected.

Certain tenant estoppels will have been obtained in connection with the origination of the mortgage loans. These estoppels may identify disputes between the related borrower and the applicable tenant, or alleged defaults or potential defaults by the applicable property owner under the lease or a reciprocal easement and/or operating agreement (each, an “REA”). Such disputes, defaults or potential defaults, could lead to a termination or attempted termination of the applicable lease or REA by the tenant or to the tenant withholding some or all of its rental payments or to litigation against the related borrower. We cannot assure you that the tenant estoppels obtained identify all potential disputes that may arise with the subject tenants or with respect to the mortgaged retail properties, or that anchor tenant or tenant disputes will not have a material adverse effect on the ability of borrowers to repay their mortgage loans.

Mixed Use Properties Have Special Risks

Certain properties are mixed use properties. Such mortgaged properties are subject to the risks relating to the property types described in “—Office Properties Have Special Risks” and “—Hospitality Properties Have Special Risks”. See Annex A-1 for the 5 largest tenants (by net rentable area leased) at the mixed use property. A mixed use property may be subject to additional risks, including the property manager’s inexperience in managing the different property types that comprise such mixed use property.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Mixed Use Properties”.

Industrial Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” and “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases” above, other factors may adversely affect the financial performance and value of industrial properties, including:

●	reduced demand for industrial space because of a decline in a particular industry segment;

●	the property becoming functionally obsolete;

●	building design and adaptability;

●	unavailability of labor sources;

●	changes in access, energy prices, strikes, relocation of highways, the construction of additional highways or other factors;

●	changes in proximity of supply sources;

●	the expenses of converting a previously adapted space to general use; and

●	the location of the property.

Industrial properties may be adversely affected by reduced demand for industrial space occasioned by a decline in a particular industry segment in which the related tenant(s) conduct their businesses (for example, a decline in consumer demand for products sold by a tenant using the property as a distribution center). In addition, a particular industrial or warehouse property that suited the needs of its original tenant may be difficult to relet to another tenant or may become functionally obsolete relative to newer properties. Furthermore, lease terms with respect to industrial properties are generally for shorter periods of time and may result in a substantial percentage of leases expiring in the same year at any particular industrial property. In addition, mortgaged properties used for many industrial purposes are more prone to environmental concerns than other property types.

Aspects of building site design and adaptability affect the value of an industrial property. Site characteristics that are generally desirable to a warehouse/industrial property include high clear ceiling heights, wide column spacing, a large number of bays (loading docks) and large bay depths, divisibility, a layout that can accommodate large truck minimum turning radii and overall functionality and accessibility.

In addition, because of unique construction requirements of many industrial properties, any vacant industrial property space may not be easily converted to other uses. Thus, if the operation of any of the industrial properties becomes unprofitable due to competition, age of the improvements or other factors such that the borrower becomes unable to meet its obligations on the related mortgage loan, the liquidation value of that industrial property may be substantially less, relative to the amount owing on the related mortgage loan, than would be the case if the industrial property were readily adaptable to other uses.

Location is also important because an industrial property requires the availability of labor sources, proximity to supply sources and customers and accessibility to rail lines, major roadways and other distribution channels.

Further, certain of the industrial properties may have tenants that are subject to risks unique to their business, such as cold storage facilities. Cold storage facilities may have unique risks such as short lease terms due to seasonal use, making income potentially more volatile than for properties with longer term leases, and customized refrigeration design, rendering such facilities less readily convertible to alternative uses. Because of seasonal use, leases at such facilities are customarily for shorter terms, making income potentially more volatile than for properties with longer term leases. In addition, such facilities require customized refrigeration design, rendering them less readily convertible to alternative uses.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Industrial Properties”.

Self-Storage Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of self-storage properties, including:

●	decreased demand;

●	lack of proximity to apartment complexes or commercial users;

●	apartment tenants moving to single family homes;

●	decline in services rendered, including security;

●	dependence on business activity ancillary to renting units;

●	security concerns;

●	age of improvements; or

●	competition or other factors.

Self-storage properties are considered vulnerable to competition, because both acquisition costs and break-even occupancy are relatively low. The conversion of self-storage facilities to alternative uses would generally require substantial capital expenditures. Thus, if the operation of any of the self-storage properties becomes unprofitable, the liquidation value of that self-storage mortgaged property may be substantially less, relative to the amount owing on the mortgage loan, than if the self-storage mortgaged property were readily adaptable to other uses.

Tenants at self-storage properties tend to require and receive privacy, anonymity and efficient access, each of which may heighten environmental and other risks related to such property as the borrower may be unaware of the contents in any self-storage unit. No environmental assessment of a self-storage mortgaged property included an inspection of the contents of the self-storage units at that mortgaged property, and there is no assurance that all of the units included in the self-storage mortgaged properties are free from hazardous substances or other pollutants or contaminants or will remain so in the future.

Certain mortgage loans secured by self-storage properties may be affiliated with a franchise company through a franchise agreement. The performance of a self-storage property affiliated with a franchise company may be affected by the continued existence and financial strength of the franchisor, the public perception of a service mark, and the duration of the franchise agreement. The transferability of franchise license agreements is restricted. In the event of a foreclosure, the lender or its agent would not have the right to use the franchise license without the franchisor’s consent. In addition, certain self-storage properties may derive a material portion of revenue from business activities ancillary to self-storage such as truck rentals, parking fees and similar activities which require special use permits or other discretionary zoning approvals.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Self-Storage Properties”.

Multifamily Properties Have Special Risks

In addition to the factors discussed in “—Risks of Commercial and Multifamily Lending Generally” above, other factors may adversely affect the financial performance and value of multifamily properties, including:

●	the quality of property management;

●	the ability of management to provide adequate maintenance and insurance;

●	the types of services or amenities that the property provides;

●	the property’s reputation;

●	the level of mortgage interest rates, which may encourage tenants to purchase rather than lease housing;

●	the generally short terms of residential leases and the need for continued reletting;

●	rent concessions and month-to-month leases, which may impact cash flow at the property;

●	the tenant mix, such as the tenant population being predominantly students or being heavily dependent on workers from a particular business or industry or personnel from or workers related to a local military base;

●	in the case of student housing facilities or properties leased primarily to students, which may be more susceptible to damage or wear and tear than other types of multifamily housing, the reliance on the financial well-being of the college or university to which it relates, competition from on campus housing units, which may adversely affect occupancy, the physical layout of the housing, which may not be readily convertible to traditional multifamily use, and that student tenants have a higher turnover rate than other types of multifamily tenants, which in certain cases is compounded by the fact that student leases are available for periods of less than 12 months;

●	certain multifamily properties may be considered to be “flexible apartment properties”. Such properties have a significant percentage of units leased to tenants under short-term leases (less than one year in term), which creates a higher turnover rate than for other types of multifamily properties;

●	restrictions on the age of tenants who may reside at the property;

●	dependence upon governmental programs that provide rent subsidies to tenants pursuant to tenant voucher programs, which vouchers may be used at other properties and influence tenant mobility;

●	adverse local, regional or national economic conditions, which may limit the amount of rent that may be charged and may result in a reduction of timely rent payments or a reduction in occupancy levels;

●	state and local regulations, which may affect the building owner’s ability to increase rent to market rent for an equivalent apartment; and

●	the existence of government assistance/rent subsidy programs, and whether or not they continue and provide the same level of assistance or subsidies.

●	Certain states regulate the relationship of an owner and its tenants. Commonly, these laws require a written lease, good cause for eviction, disclosure of fees, and notification to residents of changed land use, while prohibiting unreasonable rules, retaliatory evictions, and restrictions on a resident’s choice of unit vendors. Apartment building owners have been the subject of suits under state “Unfair and Deceptive Practices Acts” and other general consumer protection statutes for coercive, abusive or unconscionable leasing and sales practices. A few states offer more significant protection. For example, there are provisions that limit the bases on which a landlord may terminate a tenancy or increase its rent or prohibit a landlord from terminating a tenancy solely by reason of the sale of the owner’s building.

In addition to state regulation of the landlord tenant relationship, numerous counties and municipalities impose rent control on apartment buildings. These ordinances may limit rent increases to fixed percentages, to percentages of increases in the consumer price index, to increases set or approved by a governmental agency, or to increases determined through mediation or binding arbitration. Any limitations on a borrower’s ability to raise property rents may impair such borrower’s ability to repay its multifamily loan from its net operating income or the proceeds of a sale or refinancing of the related multifamily property.

Certain of the mortgage loans may be secured in the future by mortgaged properties that are subject to certain affordable housing covenants and other covenants and restrictions with respect to various tax credit, city, state and federal housing subsidies, rent stabilization or similar programs, in respect of various units within the mortgaged properties. The limitations and restrictions imposed by these programs could result in losses on the mortgage loans. In addition, in the event that the program is cancelled, it could result in less income for the project. These programs may include, among others:

●	rent limitations that would adversely affect the ability of borrowers to increase rents to maintain the condition of their mortgaged properties and satisfy operating expense; and

●	tenant income restrictions that may reduce the number of eligible tenants in those mortgaged properties and result in a reduction in occupancy rates.

The difference in rents between subsidized or supported properties and other multifamily rental properties in the same area may not be a sufficient economic incentive for some eligible tenants to reside at a subsidized or supported property that may have fewer amenities or be less attractive as a residence. As a result, occupancy levels at a subsidized or supported property may decline, which may adversely affect the value and successful operation of such property.

Certain of the multifamily properties may be residential cooperative buildings where the land under the building is owned or leased by a non-profit residential cooperative corporation. The cooperative owns all the units in the building and all common areas. Its tenants own stock, shares or membership certificates in the corporation. This ownership entitles the tenant-stockholders to proprietary leases or occupancy agreements which confer exclusive rights to occupy specific units. Generally, the tenant-stockholders make monthly maintenance payments which represent their share of the cooperative corporation’s mortgage loan payments, real property taxes, reserve contributions and capital expenditures, maintenance and other expenses, less any income the corporation may receive. These payments are in addition to any payments of principal and interest the tenant-stockholder may be required to make on any loans secured by its shares in the cooperative.

A number of factors may adversely affect the value and successful operation of a residential cooperative property. Some of these factors include:

●	the primary dependence of a borrower upon maintenance payments and any rental income from units or commercial areas to meet debt service obligations;

●	the initial concentration of shares relating to occupied rental units of the sponsor, owner or investor after conversion from rental housing, which may result in an inability to meet debt service obligations on the residential cooperative corporation’s mortgage loan if the sponsor, owner or investor is unable to make the required maintenance payments;

●	the failure of a borrower to qualify for favorable tax treatment as a “cooperative housing corporation” each year, which may reduce the cash flow available to make payments on the related mortgage loan; and

●	that, upon foreclosure, in the event a cooperative property becomes a rental property, certain units could be subject to rent control, stabilization and tenants’ rights laws, at below market rents, which may affect rental income levels and the marketability and sale proceeds of the rental property as a whole.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types—Multifamily Properties”.

Parking Properties Have Special Risks

Certain of the mortgaged properties are comprised in whole or in part of, or contain, a parking lot or parking garage. The primary source of income for parking lots and garages is the rental fees charged for parking spaces (or in the case of a parking lot or parking garage leased in whole or part to a parking garage or parking lot operator, rents from such operating lease). Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses. See “—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

With respect to parking properties leased to a parking garage, parking lot operator or single tenant user, such leases generally provide the parking operator the right to terminate such leases upon various contingencies, which may include if there are specified reductions in gross receipts, or specified income targets are not met, if certain subleases of such parking properties are terminated or reduced, or upon a specified amount of capital expenditures to such properties being required in order to comply with applicable law, or other adverse events. There can be no assurance that the operating lessee of a parking property will not terminate its lease upon such an event.

Condominium Ownership May Limit Use and Improvements

The management and operation of a condominium is generally controlled by a condominium board representing the owners of the individual condominium units, subject to the terms of the related condominium rules or by-laws. Generally, the consent of a majority of the board members is required for any actions of the condominium board and a unit owner’s ability to control decisions of the board are generally related to the number of units owned by such owner as a percentage of the total number of units in the condominium. In certain cases, the related borrower does not have a majority of votes on the condominium board, which result in the related borrower not having control of the related condominium or owners association.

The board of managers or directors of the related condominium generally has discretion to make decisions affecting the condominium, and we cannot assure you that the related borrower under a mortgage loan secured by one or more interests in that condominium will have any control over decisions made by the related board of managers or directors. Even if a borrower or its designated board members, either through control of the appointment and voting of sufficient members of the related condominium board or by virtue of other provisions in the related condominium documents, has consent rights over actions by the related condominium associations or owners, we cannot assure you that the related condominium board will not take actions that would materially adversely affect the related borrower’s unit. Thus, decisions made by that board of managers or directors, including regarding assessments to be paid by the unit owners, insurance to be maintained on the condominium and many other decisions affecting the maintenance of that condominium, may have a significant adverse impact on the related mortgage loans in the issuing entity that are secured by mortgaged properties consisting of such condominium interests. We cannot assure you that the related board of managers or directors will always act in the best interests of the related borrower under the related mortgage loans.

The condominium board is generally responsible for administration of the affairs of the condominium, including providing for maintenance and repair of common areas, adopting rules and regulations regarding common areas, and obtaining insurance and repairing and restoring the common areas of the property after a casualty. Notwithstanding the insurance and casualty provisions of the related mortgage loan documents, the condominium board may have the right to control the use of casualty proceeds.

In addition, the condominium board generally has the right to assess individual unit owners for their share of expenses related to the operation and maintenance of the common elements. In the event that an owner of another unit fails to pay its allocated assessments, the related borrower may be required to pay such assessments in order to properly maintain and operate the common elements of the property. Although the condominium board generally may obtain a lien against any unit owner for common expenses that are not paid, such lien generally is extinguished if a lender takes possession pursuant to a foreclosure. Each unit owner is responsible for maintenance of its respective unit and retains essential operational control over its unit.

In addition, due to the nature of condominiums, a default on the part of the borrower with respect to such mortgaged properties will not allow the special servicer the same flexibility in realizing on the collateral as is generally available with respect to commercial properties that are not condominium units. The rights of other unit or property owners, the documents governing the management of the condominium units and the state and local laws applicable to condominium units must be considered. In addition, in the event of a casualty with respect to a condominium, due to the possible existence of multiple loss payees on any insurance policy covering such property, there could be a delay in the allocation of related insurance proceeds, if any. Consequently, servicing and realizing upon the collateral described above could subject the certificateholders to a greater delay, expense and risk than with respect to a mortgage loan secured by a commercial property that is not a condominium unit.

Certain condominium declarations and/or local laws provide for the withdrawal of a property from a condominium structure under certain circumstances. For example, the New York Condominium Act provides for a withdrawal of the property from a condominium structure by vote of 80% of unit owners. If the condominium is terminated, the building will be subject to an action for partition by any unit owner or lienor as if owned in common. This could cause an early and unanticipated prepayment of the mortgage loan. We cannot assure you that the proceeds from partition would be sufficient to satisfy borrower’s obligations under the mortgage loan. See also “—Risks Related to Zoning Non-Compliance and Use Restrictions” for certain risks relating to use restrictions imposed pursuant to condominium declarations or other condominium especially in a situation where the mortgaged property does not represent the entire condominium building.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Shared Interest Structures

Vertical subdivisions and “fee above a plane” structures are property ownership structures in which owners have a fee simple interest in certain ground-level and above-ground parcels. A vertical subdivision or fee above a plane structure is generally governed by a declaration or similar agreement defining the respective owner’s fee estates and relationship; one or more owners typically relies on one or more other owners’ parcels for structural support. Each owner is responsible for maintenance of its respective parcel and retains essential operational control over its parcel. We cannot assure you that owners of parcels supporting collateral interests in vertical subdivision and fee above a plane parcels will perform any maintenance and repair obligations that may be required under the declaration with respect to the supporting parcel, or that proceeds following a casualty would be used to reconstruct a supporting parcel. Owners of interests in a vertical subdivision or fee above a plane structure may be required under the related declaration to pay certain assessments relating to any shared interests in the related property, and a lien may be attached for failure to pay such assessments.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Condominium and Other Shared Interests”.

Operation of a Mortgaged Property Depends on the Property Manager’s Performance

The successful operation of a real estate project depends upon the property manager’s performance and viability. The property manager is responsible for:

●	responding to changes in the local market;

●	planning and implementing the rental structure;

●	operating the property and providing building services;

●	managing operating expenses; and

●	assuring that maintenance and capital improvements are carried out in a timely fashion.

Properties deriving revenues primarily from short term sources, such as hotel guests or short term or month-to-month leases, are generally more management intensive than properties leased to creditworthy tenants under long term leases.

Certain of the mortgaged properties will be managed by affiliates of the related borrower. If a mortgage loan is in default or undergoing special servicing, such relationship could disrupt the management of the related mortgaged property, which may adversely affect cash flow. However, the related mortgage loans will generally permit, in the case of mortgaged properties managed by borrower affiliates, the lender to remove the related property manager upon the occurrence of an event of default under the related mortgage loan beyond applicable cure periods (or, in some cases, in the event of a foreclosure following such default), and in some cases a decline in cash flow below a specified level or the failure to satisfy some other specified performance trigger.

Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses

The effect of mortgage pool loan losses will be more severe if the losses relate to mortgage loans that account for a disproportionately large percentage of the pool’s aggregate principal balance. As mortgage loans pay down or properties are released, the remaining certificateholders may pose a higher risk with respect to the diversity of property types and property characteristics and with respect to the number of borrowers.

See the table entitled “Distribution of Remaining Term to Maturity or ARD” in Annex A-2 for a stratification of the remaining terms to maturity of the mortgage loans. Because principal on the certificates is payable in sequential order of payment priority, and a class receives principal only after the preceding class(es), if any, have been paid in full, classes that have a lower sequential priority are more likely to face these types of risk of concentration than classes with a higher sequential priority.

Several of the mortgage loans have cut-off date balances that are substantially higher than the average cut-off date balance. In general, concentrations in mortgage loans with larger-than-average balances can result in losses that are more severe, relative to the size of the mortgage loan pool, than would be the case if the aggregate balance of the mortgage loan pool were more evenly distributed.

A concentration of mortgage loans secured by the same mortgaged property types can increase the risk that a decline in a particular industry or business would have a disproportionately large impact on the pool of mortgage loans. Mortgaged property types representing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are office, hospitality, retail, mixed use, industrial and self-storage. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Property Types” for information on the types of mortgaged properties securing the mortgage loans in the mortgage pool.

Repayments by borrowers and the market value of the related mortgaged properties could be affected by economic conditions generally or specific to particular geographic areas or regions of the United States, and concentrations of mortgaged properties in particular geographic areas may increase the risk that conditions in the real estate market where the mortgaged property is located, or other adverse economic or other developments or natural disasters (e.g., earthquakes, floods, forest fires, tornadoes or hurricanes or changes in governmental rules or fiscal policies) affecting a particular region of the country, could increase the frequency and severity of losses on mortgage loans secured by those mortgaged properties.

Mortgaged properties securing 5.0% or more of the aggregate principal balance of the pool of mortgage loans as of the cut-off date (based on allocated loan amount) are located in California, New York, Florida, New Jersey and Michigan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics—Geographic Concentrations”.

Some of the mortgaged properties are located in areas that, based on low population density, poor economic demographics (such as higher than average unemployment rates, lower than average annual household income and/or overall loss of jobs) and/or negative trends in such regards, would be considered secondary or tertiary markets.

A concentration of mortgage loans with the same borrower or related borrowers also can pose increased risks:

●	if a borrower that owns or controls several mortgaged properties (whether or not all of them secure mortgage loans in the mortgage pool) experiences financial difficulty at one mortgaged property, it could defer maintenance at another mortgaged property in order to satisfy current expenses with respect to the first mortgaged property;

●	a borrower could also attempt to avert foreclosure by filing a bankruptcy petition that might have the effect of interrupting debt service payments on the mortgage loans in the mortgage pool secured by that borrower’s mortgaged properties (subject to the master servicer’s and the trustee’s obligation to make advances for monthly payments) for an indefinite period; and

●	mortgaged properties owned by the same borrower or related borrowers are likely to have common management, common general partners and/or common managing members increasing the risk that financial or other difficulties experienced by such related parties could have a greater impact on the pool of mortgage loans. See “—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans” below.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics” for information on the composition of the mortgage pool by property type and geographic distribution and loan concentration.

Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses

The issuing entity could become liable for a material adverse environmental condition at an underlying mortgaged property. Any such potential liability could reduce or delay payments on the offered certificates.

Each of the mortgaged properties was either (i) subject to environmental site assessments prior to the time of origination of the related mortgage loan including Phase I environmental site assessments or updates of previously performed Phase I environmental site assessments, or (ii) subject to a secured creditor environmental insurance policy or other environmental insurance policy. See “Description of the Mortgage Pool—Environmental Considerations”.

We cannot assure you that the environmental assessments revealed all existing or potential environmental risks or that all adverse environmental conditions have been or will be completely abated or remediated or that any reserves, insurance or operations and maintenance plans will be sufficient to remediate the environmental conditions. Moreover, we cannot assure you that:

●	future laws, ordinances or regulations will not impose any material environmental liability; or

●	the current environmental condition of the mortgaged properties will not be adversely affected by tenants or by the condition of land or operations in the vicinity of the mortgaged properties (such as underground storage tanks).

We cannot assure you that with respect to any mortgaged property, any remediation plan or any projected remedial costs or time is accurate or sufficient to complete the remediation objectives, or that no additional contamination requiring environmental investigation or remediation will be discovered on any mortgaged property. Likewise, all environmental policies naming the lender as named insured cover certain risks or events specifically identified in the policy, but the coverage is limited by its terms, conditions, limitations and exclusions, and does not purport to cover all environmental conditions whatsoever affecting the applicable mortgaged property, and we cannot assure you that any environmental conditions currently known, suspected, or unknown and discovered in the future will be covered by the terms of the policy.

Before the trustee, the special servicer or the master servicer, as applicable, acquires title to a mortgaged property on behalf of the issuing entity or assumes operation of the property, it will be required to obtain an environmental assessment of such mortgaged property, or rely on a recent environmental assessment. This requirement is intended to mitigate the risk that the issuing entity will become liable under any environmental law. There is accordingly some risk that the mortgaged property will decline in value while this assessment is being obtained or remedial action is being taken. Moreover, we cannot assure you that this requirement will effectively insulate the issuing entity from potential liability under environmental laws. Any such potential liability could reduce or delay distributions to certificateholders.

See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, and the identified exceptions to that representation and warranty in Annex D-2, Annex D-3 and Annex D-4.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Citi Real Estate Funding Inc.”, “—Argentic Real Estate Finance LLC”, “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Environmental Considerations”.

Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties

Certain of the mortgaged properties are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. In addition, the related borrower may be permitted under the related mortgage loan documents, at its option and cost but subject to certain conditions, to undergo future construction, renovation or alterations of the mortgaged property. To the extent applicable, we cannot assure you that any escrow or reserve collected, if any, will be sufficient to complete the current renovation or be otherwise sufficient to satisfy any tenant improvement expenses at a mortgaged property. Failure to complete those planned improvements may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

Certain of the hospitality properties securing the mortgage loans are currently undergoing or are scheduled to undergo renovations or property improvement plans (“PIPs”). In some circumstances, these renovations or PIPs may necessitate taking a portion of the available guest rooms temporarily offline, temporarily decreasing the number of available rooms and the revenue generating capacity of the related hospitality property. In other cases, these renovations may involve renovations of common spaces or external features of the related hospitality property, which may cause disruptions or otherwise decrease the attractiveness of the related hospitality property to potential guests. These PIPs may be required under the related franchise or management agreement and a failure to timely complete them may result in a termination or expiration of a franchise or management agreement and may be an event of default under the related mortgage loan.

Certain of the properties securing the mortgage loans are currently undergoing or may be scheduled to undergo renovations or property expansions. Such renovations or expansions may be required under tenant leases and a failure to timely complete such renovations or expansions may result in a termination of such lease and may have a material adverse effect on the cash flow at the mortgaged property and the related borrower’s ability to meet its payment obligations under the mortgage loan documents.

We cannot assure you that current or planned redevelopment, expansion or renovation will be completed at all, that such redevelopment, expansion or renovation will be completed in the time frame contemplated, or that, when and if such redevelopment, expansion or renovation is completed, such redevelopment, expansion or renovation will improve the operations at, or increase the value of, the related mortgaged property. Failure of any of the foregoing to occur could have a material negative impact on the related mortgaged property, which could affect the ability of the related borrower to repay the related mortgage loan.

In the event the related borrower fails to pay the costs for work completed or material delivered in connection with such ongoing redevelopment, expansion or renovation, the portion of the mortgaged property on which there are renovations may be subject to mechanic’s or materialmen’s liens that may be senior to the lien of the related mortgage loan.

The existence of construction or renovation at a mortgaged property may take rental units or rooms or leasable space “off-line” or otherwise make space unavailable for rental, impair access or traffic at or near the mortgaged property, or, in general, make that mortgaged property less attractive to tenants or their customers, and accordingly could have a negative effect on net operating income. In addition, any such construction or renovation at a mortgaged property may temporarily interfere with the use and operation of any portion of such mortgaged property. See “Description of the Mortgage Pool—Redevelopment, Renovation and Expansion” for information regarding mortgaged properties which are currently undergoing or, in the future, are expected to undergo redevelopment, expansion or renovation. See also Annex A-3 for additional information on redevelopment, renovation and expansion at the mortgaged properties securing the 10 largest mortgage loans.

Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses

Certain mortgaged properties securing the mortgage loans may have specialty use tenants and may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable for any reason.

For example, retail, mixed use or office properties may have theater tenants. Properties with theater tenants are exposed to certain unique risks. Aspects of building site design and adaptability affect the value of a theater. In addition, decreasing attendance at a theater could adversely affect revenue of the theater, which may, in turn, cause the tenant to experience financial difficulties, resulting in downgrades in their credit ratings and, in certain cases, bankruptcy filings. In addition, because of unique construction requirements of theaters, any vacant theater space would not easily be converted to other uses.

Retail, mixed use or office properties may also have health clubs as tenants. Several factors may adversely affect the value and successful operation of a health club, including:

●	the physical attributes of the health club (e.g., its age, appearance and layout);

●	the reputation, safety, convenience and attractiveness of the property to users;

●	management’s ability to control membership growth and attrition;

●	competition in the tenant’s marketplace from other health clubs and alternatives to health clubs; and

●	adverse changes in economic and social conditions and demographic changes (e.g., population decreases or changes in average age or income), which may result in decreased demand.

In addition, there may be significant costs associated with changing consumer preferences (e.g., multipurpose clubs from single-purpose clubs or varieties of equipment, classes, services and amenities). In addition, health clubs may not be readily convertible to alternative uses if those properties were to become unprofitable for any reason. The liquidation value of any such health club consequently may be less than would be the case if the property were readily adaptable to changing consumer preferences for other uses.

Certain retail, mixed use or office properties may be partially comprised of a parking garage. Parking garages and parking lots present risks not associated with other properties. The primary source of income for parking lots and garages is the rental fees charged for parking spaces.

Factors affecting the success of a parking lot or garage include:

●	the number of rentable parking spaces and rates charged;

●	the location of the lot or garage and, in particular, its proximity to places where large numbers of people work, shop or live;

●	the amount of alternative parking spaces in the area;

●	the availability of mass transit; and

●	the perceptions of the safety, convenience and services of the lot or garage.

Aspects of building site design and adaptability affect the value of a parking garage facility. Site characteristics that are valuable to a parking garage facility include location, clear ceiling heights, column spacing, zoning restrictions, number of spaces and overall functionality and accessibility.

In addition, because of the unique construction requirements of many parking garages and because a parking lot is often vacant paved land without any structure, a vacant parking garage facility or parking lot may not be easily converted to other uses.

Mortgaged properties may have other specialty use tenants, such as movie theaters, gyms and health clubs, medical and dental offices, lab space, gas stations, bank branches, data centers, urgent care facilities, schools, daycare centers, churches and/or restaurants, as part of the mortgaged property.

In the case of specialty use tenants such as gyms and health clubs, bank branches, restaurants and theaters, aspects of building site design and adaptability affect the value of such properties and other retailers at the mortgaged property. Decreasing patronage at such properties could adversely affect revenue of the property, which may, in turn, cause the tenants to experience financial difficulties, resulting in downgrades in their credit, lease defaults, ratings and, in certain cases, bankruptcy filings. See “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above. Additionally, receipts at such properties are also affected not only by objective factors but by subjective factors. For instance, restaurant receipts are affected by such varied influences as the current personal income levels in the community, an individual consumer’s preference for type of food, style of dining and restaurant atmosphere, the perceived popularity of the restaurant, food safety concerns related to personal health with the handling of food items at the restaurant or by food suppliers and the actions and/or behaviors of staff and management and level of service to the customers. In addition, because of unique construction requirements of such properties, any vacant space would not easily be converted to other uses.

Mortgaged properties with specialty use tenants may not be readily convertible (or convertible at all) to alternative uses if those properties were to become unprofitable, or the leased spaces were to become vacant, for any reason due to their unique construction requirements. In addition, converting commercial properties to alternate uses generally requires substantial capital expenditures and could result in a significant adverse effect on, or interruption of, the revenues generated by such properties.

In addition, a mortgaged property may not be readily convertible due to restrictive covenants related to such mortgaged property, including in the case of mortgaged properties that are subject to a condominium regime or subject to a ground lease, the use and other restrictions imposed by the condominium declaration and other related documents, especially in a situation where a mortgaged property does not represent the entire condominium regime. See “—Condominium Ownership May Limit Use and Improvements” above.

Some of the mortgaged properties may be part of tax-reduction programs that apply only if the mortgaged properties are used for certain purposes. Such properties may be restricted from being converted to alternative uses because of such restrictions.

Some of the mortgaged properties have government tenants or other tenants which may have space that was “built to suit” that particular tenant’s uses and needs. For example, a government tenant may require enhanced security features that required additional construction or renovation costs and for which the related tenant may pay above market rent. However, such enhanced features may not be necessary for a new tenant (and such new tenant may not be willing to pay the higher rent associated with such features). While a government office building or government leased space may be usable as a regular office building or tenant space, the rents that may be collected in the event the government tenant does not renew its lease may be significantly lower than the rent currently collected.

Additionally, zoning, historical preservation or other restrictions also may prevent alternative uses. See “—Risks Related to Zoning Non-Compliance and Use Restrictions” below.

Risks Related to Zoning Non-Compliance and Use Restrictions

Certain of the mortgaged properties may not comply with current zoning laws, including density, use, parking, height, landscaping, open space and set back requirements, due to changes in zoning requirements after such mortgaged properties were constructed. These properties, as well as those for which variances or special permits were issued or for which non-conformity with current zoning laws is otherwise permitted, are considered to be a “legal non-conforming use” and/or the improvements are considered to be “legal non-conforming structures”. This means that the borrower is not required to alter its structure to comply with the existing or new law; however, the borrower may not be able to rebuild the premises “as is” in the event of a substantial casualty loss. This may adversely affect the cash flow of the property following the loss. If a substantial casualty were to occur, we cannot assure you that insurance proceeds would be available to pay the mortgage loan in full. In addition, if a non-conforming use were to be discontinued and/or the property were repaired or restored in conformity with the current law, the value of the property or the revenue-producing potential of the property may not be equal to that before the casualty.

In addition, certain of the mortgaged properties that do not conform to current zoning laws may not be “legal non-conforming uses” or “legal non-conforming structures”. The failure of a mortgaged property to comply with zoning laws or to be a “legal non-conforming use” or “legal non-conforming structure” may adversely affect market value of the mortgaged property or the borrower’s ability to continue to use it in the manner it is currently being used or may necessitate material additional expenditures to remedy non-conformities. In some cases, the related borrower has obtained law and ordinance insurance to cover additional costs that result from rebuilding the mortgaged property in accordance with current zoning requirements. However, if as a result of the applicable zoning laws the rebuilt improvements are smaller or less attractive to tenants than the original improvements, the resulting loss in income will generally not be covered by law and ordinance insurance. Zoning protection insurance will generally reimburse the lender for the difference between (i) the mortgage loan balance on the date of damage loss to the mortgaged property from an insured peril and (ii) the total insurance proceeds at the time of the damage to the mortgaged property if such mortgaged property cannot be rebuilt to its former use due to new zoning ordinances.

In addition, certain of the mortgaged properties may be subject to certain use restrictions and/or operational requirements imposed pursuant to development agreements, ground leases, restrictive covenants, reciprocal easement agreements or operating agreements or historical landmark designations or, in the case of those mortgaged properties that are condominiums, vertical subdivisions and related structures, the related declarations or other use restrictions or regulations, especially in a situation where the mortgaged property does not represent the entire building. Such use restrictions could include, for example, limitations on the character of the improvements or the properties, limitations affecting noise and parking requirements, among other things, and limitations on the borrowers’ right to operate certain types of facilities within a prescribed radius. These limitations impose upon the borrower stricter requirements with respect to repairs and alterations, including following a casualty loss. These limitations could adversely affect the ability of the related borrower to lease the mortgaged property on favorable terms, thus adversely affecting the borrower’s ability to fulfill its obligations under the related mortgage loan. In addition, any alteration, reconstruction, demolition, or new construction affecting a mortgaged property designated a historical landmark may require prior approval. Any such approval process, even if successful, could delay any redevelopment or alteration of a related property. The liquidation value of such property, to the extent subject to limitations of the kind described above or other limitations on convertibility of use, may be substantially less than would be the case if such property was readily adaptable to other uses or redevelopment. See “Description of the Mortgage Pool—Use Restrictions” for examples of mortgaged properties that are subject to restrictions relating to the use of the mortgaged properties.

Additionally, some of the mortgaged properties may have current or past tenants that handle or have handled hazardous materials and, in some cases, related contamination at some of the mortgaged properties was previously investigated and, as warranted, remediated with regulatory closure, the conditions of which in some cases may include restrictions against any future redevelopment for residential use or other land use restrictions. See “Description of the Mortgage Pool—Environmental Considerations” for additional information on environmental conditions at mortgaged properties securing certain mortgage loans in the issuing entity. See also representation and warranty number 40 in Annex D-1, and the identified exceptions to that representation and warranty in Annex D-2, Annex D-3 and Annex D-4.

Risks Relating to Inspections of Properties

Licensed engineers or consultants inspected the mortgaged properties at or about the time of the origination of the mortgage loans to assess items such as structural integrity of the buildings and other improvements on the mortgaged property, including exterior walls, roofing, interior construction, mechanical and electrical systems and general condition of the site, buildings and other improvements. However, we cannot assure you that all conditions requiring repair or replacement were identified. No additional property inspections were conducted in connection with the issuance of the offered certificates.

Risks Relating to Costs of Compliance with Applicable Laws and Regulations

A borrower may be required to incur costs to comply with various existing and future federal, state or local laws and regulations applicable to the related mortgaged property, for example, zoning laws and the Americans with Disabilities Act of 1990, as amended, which requires all public accommodations to meet certain federal requirements related to access and use by persons with disabilities. See “Certain Legal Aspects of Mortgage Loans—Americans with Disabilities Act”. The expenditure of these costs or the imposition of injunctive relief, penalties or fines in connection with the borrower’s noncompliance could negatively impact the borrower’s cash flow and, consequently, its ability to pay its mortgage loan.

Insurance May Not Be Available or Adequate

Although the mortgaged properties are required to be insured, or self-insured by a sole or major tenant of a related building or group of buildings, against certain risks, there is a possibility of casualty loss with respect to the mortgaged properties for which insurance proceeds may not be adequate or which may result from risks not covered by insurance.

Certain Risks Are Not Covered under Standard Insurance Policies. In general (other than where the mortgage loan documents permit the borrower to rely on a tenant (including a ground tenant) or other third party (such as a condominium association, if applicable) to obtain the insurance coverage, on self-insurance provided by a tenant or on a tenant’s agreement to rebuild or continue paying rent), the master servicer and special servicer will be required to cause the borrower on each mortgage loan to maintain such insurance coverage in respect of the related mortgaged property as is required under the related mortgage loan documents. See “Description of the Mortgage Pool—Insurance Considerations”. In general, the standard form of fire and extended coverage policy covers physical damage to or destruction of the improvements of a property by fire, lightning, explosion, smoke, windstorm and hail, and riot, strike and civil commotion, subject to the conditions and exclusions specified in each policy (windstorm is a common exclusion for properties located in certain locations). Most policies typically do not cover any physical damage resulting from, among other things:

●	war;

●	revolution;

●	terrorism;

●	nuclear, biological or chemical materials;

●	governmental actions;

●	floods and other water related causes;

●	earth movement, including earthquakes, landslides and mudflows;

●	wet or dry rot;

●	vermin; and

●	domestic animals.

Unless the related mortgage loan documents specifically require the borrower to insure against physical damage arising from such causes, then, the resulting losses may be borne by you as a holder of certificates.

Standard Insurance May Be Inadequate Even for Types of Losses That Are Insured Against. Even if a type of loss is covered by the insurance policies required to be in place at the mortgaged properties, the mortgaged properties may suffer losses for which the insurance coverage is inadequate. For example:

●	in a case where terrorism coverage is included under a policy, if the terrorist attack is, for example, nuclear, biological or chemical in nature, the policy may include an exclusion that precludes coverage for such terrorist attack;

●	in certain cases, particularly where land values are high, the insurable value (at the time of origination of the mortgage loan) of the mortgaged property may be significantly lower than the principal balance of the mortgage loan;

●	with respect to mortgaged properties located in flood prone areas where flood insurance is required, the related mortgaged property may only have federal flood insurance (which only covers up to $500,000), not private flood insurance, and the related mortgaged property may suffer losses that exceed the amounts covered by the federal flood insurance;

●	the mortgage loan documents may limit the requirement to obtain related insurance to where the premium amounts are “commercially reasonable” or a similar limitation; and

●	if reconstruction or major repairs are required, changes in laws may materially affect the borrower’s ability to effect any reconstruction or major repairs and/or may materially increase the costs of the reconstruction or repairs and insurance may not cover or sufficiently compensate the insured.

There Is No Assurance That Required Insurance Will Be Maintained. There is no assurance that borrowers have maintained or will maintain the insurance required under the mortgage loan documents or that such insurance will be adequate.

Even if the mortgage loan documents specify that the related borrower must maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism, the borrower may fail to maintain such insurance and the master servicer or the special servicer may not enforce such default or cause the borrower to obtain such insurance if the special servicer has determined, in accordance with the servicing standard and subject to the discussion under “Pooling and Servicing Agreement—The Directing Certificateholder” and “—The Operating Advisor”, that either (a) such insurance is not available at commercially reasonable rates and the subject hazards are not commonly insured against by prudent owners of similar real properties located in or near the geographic region in which the mortgaged property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or (b) such insurance is not available at any rate. Additionally, if the related borrower fails to maintain such terrorism insurance coverage, neither the master servicer nor the special servicer will be required to maintain such terrorism insurance coverage if the special servicer determines, in accordance with the servicing standard, that such terrorism insurance coverage is not available for the reasons set forth in the preceding sentence. Furthermore, at the time existing insurance policies are subject to renewal, there is no assurance that terrorism insurance coverage will be available and covered under the new policies or, if covered, whether such coverage will be adequate. Most insurance policies covering commercial real properties such as the mortgaged properties are subject to renewal on an annual basis. If this coverage is not currently in effect, is not adequate or is ultimately not continued with respect to some of the mortgaged properties and one of those properties suffers a casualty loss as a result of a terrorist act, then the resulting casualty loss could reduce the amount available to make distributions on your certificates.

In addition, certain types of mortgaged properties, such as manufactured housing and recreational vehicle communities, have few or no insurable buildings or improvements and thus do not have casualty insurance or low limits of casualty insurance in comparison with the related mortgage loan balances.

In addition, hazard insurance policies will typically contain co-insurance clauses that in effect require an insured at all times to carry insurance of a specified percentage, generally 80% to 90%, of the full replacement value of the improvements on the related mortgaged property in order to recover the full amount of any partial loss. As a result, even if insurance coverage is maintained, if the insured’s coverage falls below this specified percentage, those clauses generally provide that the insurer’s liability in the event of partial loss does not exceed the lesser of (1) the replacement cost of the improvements less physical depreciation and (2) that proportion of the loss as the amount of insurance carried bears to the specified percentage of the full replacement cost of those improvements.

Furthermore, with respect to certain mortgage loans, the insurable value of the related mortgaged property as of the origination date of the related mortgage loan was lower than the principal balance of the related mortgage loan. In the event of a casualty when a borrower is not required to rebuild or cannot rebuild, we cannot assure you that the insurance required with respect to the related mortgaged property will be sufficient to pay the related mortgage loan in full and there is no “gap” insurance required under such mortgage loan to cover any difference. In those circumstances, a casualty that occurs near the maturity date may result in an extension of the maturity date of the mortgage loan if the master servicer, in accordance with the servicing standard, determines that such extension was in the best interest of certificateholders.

The mortgage loans do not all require flood insurance on the related mortgaged properties unless they are in a flood zone and flood insurance is available and, in certain instances, even where the related mortgaged property was in a flood zone and flood insurance was available, flood insurance was not required.

Certain of the insurance policies maintained with respect to the mortgaged properties are subject to premium financing arrangements. In such cases, the financing entity may have the right to terminate the policies if the financing entity is not paid when installments are due, even if the lender has not received the notice that is required under the loan documents.

We cannot assure you that the borrowers will in the future be able to comply with requirements to maintain adequate insurance with respect to the mortgaged properties, and any uninsured loss could have a material adverse impact on the amount available to make payments on the related mortgage loan, and consequently, the offered certificates. As with all real estate, if reconstruction (for example, following fire or other casualty) or any major repair or improvement is required to the damaged property, changes in laws and governmental regulations may be applicable and may materially affect the cost to, or ability of, the borrowers to effect such reconstruction, major repair or improvement. As a result, the amount realized with respect to the mortgaged properties, and the amount available to make payments on the related mortgage loan, and consequently, the offered certificates, could be reduced. In addition, we cannot assure you that the amount of insurance required or provided would be sufficient to cover damages caused by any casualty, or that such insurance will be available in the future at commercially reasonable rates.

Terrorism Insurance May Not Be Available for All Mortgaged Properties

The occurrence or the possibility of terrorist attacks could (1) lead to damage to one or more of the mortgaged properties if any terrorist attacks occur or (2) result in higher costs for security and insurance premiums or diminish the availability of insurance coverage for losses related to terrorist attacks, particularly for large properties, which could adversely affect the cash flow at those mortgaged properties.

After the September 11, 2001 terrorist attacks in New York City and the Washington, D.C. area, all forms of insurance were impacted, particularly from a cost and availability perspective, including comprehensive general liability and business interruption or rent loss insurance policies required by typical mortgage loans. To give time for private markets to develop a pricing mechanism for terrorism risk and to build capacity to absorb future losses that may occur due to terrorism, the Terrorism Risk Insurance Act of 2002 was enacted on November 26, 2002, establishing the Terrorism Insurance Program. The Terrorism Insurance Program was extended through December 31, 2014 by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and was subsequently reauthorized on January 12, 2015 for a period of six years through December 31, 2020 pursuant to the Terrorism Risk Insurance Program Reauthorization Act of 2015 (“TRIPRA”).

The Terrorism Insurance Program requires insurance carriers to provide terrorism coverage in their basic “all-risk” policies. Any commercial property and casualty terrorism insurance exclusion that was in force on November 26, 2002 is automatically void to the extent that it excluded losses that would otherwise be insured losses. Any state approval of those types of exclusions in force on November 26, 2002 is also void.

Under the Terrorism Insurance Program, the federal government shares in the risk of losses occurring within the United States resulting from acts committed in an effort to influence or coerce United States civilians or the United States government. The federal share of compensation for insured losses of an insurer equals 83% in 2017 (subject to annual 1% decreases thereafter until such percentage equals 80%) of the portion of such insured losses that exceed a deductible equal to 20% of the value of the insurer’s direct earned premiums over the calendar year immediately preceding that program year. Federal compensation in any program year is capped at $100 billion (with insurers being liable for any amount that exceeds such cap), and no compensation is payable with respect to a terrorist act unless the aggregate industry losses relating to such act exceed $140 million in 2017 (subject to annual $20 million increases thereafter until such threshold equals $200 million). The Terrorism Insurance Program does not cover nuclear, biological, chemical or radiological attacks. Unless a borrower obtains separate coverage for events that do not meet the thresholds or other requirements above, such events will not be covered.

If the Terrorism Insurance Program is not reenacted after its expiration in 2020, premiums for terrorism insurance coverage will likely increase and the terms of such insurance policies may be materially amended to increase stated exclusions or to otherwise effectively decrease the scope of coverage available (perhaps to the point where it is effectively not available). In addition, to the extent that any insurance policies contain “sunset clauses” (i.e., clauses that void terrorism coverage if the federal insurance backstop program is not renewed), then such policies may cease to provide terrorism insurance upon the expiration of the Terrorism Insurance Program. We cannot assure you that the Terrorism Insurance Program or any successor program will create any long term changes in the availability and cost of such insurance. Moreover, future legislation, including regulations expected to be adopted by the Treasury Department pursuant to TRIPRA, may have a material effect on the availability of federal assistance in the terrorism insurance market. To the extent that uninsured or underinsured casualty losses occur with respect to the related mortgaged properties, losses on the mortgage loans may result. In addition, the failure to maintain such terrorism insurance may constitute a default under the related mortgage loan.

Some of the mortgage loans do not require the related borrower to maintain terrorism insurance. In addition, most of the mortgage loans contain limitations on the related borrower’s obligation to obtain terrorism insurance, such as (i) waiving the requirement that such borrower maintain terrorism insurance if such insurance is not available at commercially reasonable rates, (ii) providing that the related borrower is not required to spend in excess of a specified dollar amount (or in some cases, a specified multiple of what is spent on other insurance) in order to obtain such terrorism insurance, (iii) requiring coverage only for as long as the TRIPRA is in effect, or (iv) requiring coverage only for losses arising from domestic acts of terrorism or from terrorist acts certified by the federal government as “acts of terrorism” under the TRIPRA. See “Annex A-3—Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” for a summary of the terrorism insurance requirements under each of the ten largest mortgage loans.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Other mortgaged properties securing mortgage loans may also be insured under a blanket policy or self-insured or insured by a sole tenant. See “—Risks Associated with Blanket Insurance Policies or Self-Insurance” below.

We cannot assure you that all of the mortgaged properties will be insured against the risks of terrorism and similar acts. As a result of any of the foregoing, the amount available to make distributions on your certificates could be reduced.

Risks Associated with Blanket Insurance Policies or Self-Insurance

Certain of the mortgaged properties are covered by blanket insurance policies, which also cover other properties of the related borrower or its affiliates (including certain properties in close proximity to the mortgaged properties). In the event that such policies are drawn on to cover losses on such other properties, the amount of insurance coverage available under such policies would thereby be reduced and could be insufficient to cover each mortgaged property’s insurable risks. In addition, with respect to some of the mortgaged properties, a sole or significant tenant is allowed to provide self-insurance against risks.

Additionally, if the mortgage loans that allow coverage under blanket insurance policies are part of a group of mortgage loans with related borrowers, then all of the related mortgaged properties may be covered under the same blanket policy, which may also cover other properties owned by affiliates of such borrowers.

Certain mortgaged properties may also be insured or self-insured by a sole or significant tenant, as further described under “Description of the Mortgage Pool—Insurance Considerations”.

Limited Information Causes Uncertainty

Historical Information. Some of the mortgage loans that we intend to include in the issuing entity are secured in whole or in part by mortgaged properties for which limited or no historical operating information is available. As a result, you may find it difficult to analyze the historical performance of those mortgaged properties.

A mortgaged property may lack prior operating history or historical financial information because it is newly constructed or renovated, it is a recent acquisition by the related borrower or it is a single-tenant property that is subject to a triple net lease. In addition, a tenant’s lease may contain confidentiality provisions that restrict the sponsors’ access to or disclosure of such tenant’s financial information. The underwritten net cash flows and underwritten net operating income for such mortgaged properties are derived principally from current rent rolls or tenant leases and historical expenses, adjusted to account for, among other things, inflation, significant occupancy increases and/or a market rate management fee. In some cases, underwritten net cash flows and underwritten net operating income for mortgaged properties are based all or in part on leases (or letters of intent) that are not yet in place (and may still be under negotiation) or on tenants that may have signed a lease (or letter of intent), or lease amendment expanding the leased space, but are not yet in occupancy and/or paying rent), which present certain risks described in “—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions” below.

See Annex A-1 for certain historical financial information relating to the mortgaged properties, including net operating income for the most recent reporting period and prior three calendar years, to the extent available.

Ongoing Information. The primary source of ongoing information regarding the offered certificates, including information regarding the status of the related mortgage loans and any credit support for the offered certificates, will be the periodic reports delivered to you. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional ongoing information regarding the offered certificates will be available through any other source. The limited nature of the available information in respect of the offered certificates may adversely affect their liquidity, even if a secondary market for the offered certificates does develop.

We are not aware of any source through which pricing information regarding the offered certificates will be generally available on an ongoing basis or on any particular date.

Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions

As described under “Description of the Mortgage Pool—Additional Information”, underwritten net cash flow generally includes cash flow (including any cash flow from master leases) adjusted based on a number of assumptions used by the sponsors. We make no representation that the underwritten net cash flow set forth in this prospectus as of the cut-off date or any other date represents actual future net cash flows. For example, with respect to certain mortgage loans included in the issuing entity, the occupancy of the related mortgaged property reflects tenants that (i) may not have yet actually executed leases (or letters of intent), (ii) have signed leases but have not yet taken occupancy and/or are not paying full contractual rent, (iii) are seeking or may in the future seek to sublet all or a portion of their respective spaces, (iv) are “dark” tenants but paying rent, or (v) are affiliates of the related borrower and are leasing space pursuant to a master lease or a space lease. Similarly, with respect to certain mortgage loans included in the issuing entity, the underwritten net cash flow may be based on certain tenants that have not yet executed leases or that have signed leases but are not yet in place and/or are not yet paying rent, or have a signed lease or lease amendment expanding the leased space, but are not yet in occupancy in all or a portion of their space and/or paying rent, or may assume that future contractual rent steps (during some or all of the remaining term of a lease) have occurred. In many cases, co-tenancy provisions were assumed to be satisfied and vacant space was assumed to be occupied and space that was due to expire was assumed to have been re-let, in each case at market rates that may have exceeded current rent. You should review these and other similar assumptions and make your own determination of the appropriate assumptions to be used in determining underwritten net cash flow.

In addition, underwritten or adjusted cash flows, by their nature, are speculative and are based upon certain assumptions and projections. The failure of these assumptions or projections in whole or in part could cause the underwritten net operating income (calculated as described in “Description of the Mortgage Pool—Additional Information”) to vary substantially from the actual net operating income of a mortgaged property.

In the event of the inaccuracy of any assumptions or projections used in connection with the calculation of underwritten net cash flow, the actual net cash flow could be significantly different (and, in some cases, may be materially less) than the underwritten net cash flow presented in this prospectus, and this would change other numerical information presented in this prospectus based on or derived from the underwritten net cash flow, such as the debt service coverage ratios or debt yield presented in this prospectus. We cannot assure you that any such assumptions or projections made with respect to any mortgaged property will, in fact, be consistent with that mortgaged property’s actual performance.

Frequent and Early Occurrence of Borrower Delinquencies and Defaults May Adversely Affect Your Investment

If you calculate the anticipated yield of your offered certificates based on a rate of default or amount of losses lower than that actually experienced on the mortgage loans and those additional losses result in a reduction of the total distributions on, or the certificate balance of, your offered certificates, your actual yield to maturity will be lower than expected and could be negative under certain extreme scenarios. The timing of any loss on a liquidated mortgage loan that results in a reduction of the total distributions on or the certificate balance of your offered certificates will also affect the actual yield to maturity of your offered certificates, even if the rate of defaults and severity of losses are consistent with your expectations. In general, the earlier a loss is borne by you, the greater the effect on your yield to maturity.

Delinquencies on the mortgage loans, if the delinquent amounts are not advanced, may result in shortfalls in distributions of interest and/or principal to the holders of the offered certificates for the current month. Furthermore, no interest will accrue on this shortfall during the period of time that the payment is delinquent. Additionally, in instances where the principal portion of any balloon payment scheduled with respect to a mortgage loan is collected by the master servicer following the end of the related collection period, no portion of the principal received on such payment will be passed through for distribution to the certificateholders until the subsequent distribution date, which may result in shortfalls in distributions of interest to the holders of the offered certificates in the following month. Furthermore, in such instances no provision is made for the master servicer or any other party to cover any such interest shortfalls that may occur as a result. In addition, if interest and/or principal advances and/or servicing advances are made with respect to a mortgage loan after a default and the related mortgage loan is thereafter worked out under terms that do not provide for the repayment of those advances in full at the time of the workout, then any reimbursements of those advances prior to the actual collection of the amount for which the advance was made may also result in shortfalls in distributions of principal to the holders of the offered certificates with certificate balances for the current month. Even if losses on the mortgage loans are not allocated to a particular class of offered certificates with certificate balances, the losses may affect the weighted average life and yield to maturity of that class of offered certificates. In the case of any material monetary or material non-monetary default, the special servicer may accelerate the maturity of the related mortgage loan, which could result in an acceleration of principal distributions to the certificateholders. The special servicer may also extend or modify a mortgage loan, which could result in a substantial delay in principal distributions to the certificateholders. In addition, losses on the mortgage loans, even if not allocated to a class of offered certificates with certificate balances, may result in a higher percentage ownership interest evidenced by those offered certificates in the remaining mortgage loans than would otherwise have resulted absent the loss. The consequent effect on the weighted average life and yield to maturity of the offered certificates will depend upon the characteristics of those remaining mortgage loans in the issuing entity.

The Mortgage Loans Have Not Been Reviewed or Re-Underwritten by Us

Although the sponsors have conducted a review of the mortgage loans to be sold to us for this securitization transaction, we, as the depositor for this securitization transaction, have neither originated the mortgage loans nor conducted a review or re-underwriting of the mortgage loans. Instead, we have relied on the representations and warranties made by the applicable sponsors and the remedies for breach of a representation and warranty as described under “Description of the Mortgage Loan Purchase Agreements” and the sponsor’s description of its underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—DBNY’s Underwriting Guidelines and Processes”, “—Citi Real Estate Funding Inc.—CREFI’s Underwriting Guidelines and Processes” and “—Argentic Real Estate Finance LLC—Argentic’s Underwriting Standards and Processes”. A description of the review conducted by each sponsor for this securitization transaction is set forth under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation—Review of GACC Mortgage Loans”, “—Citi Real Estate Funding Inc.—Review of the Citi Mortgage Loans” and “—Argentic Real Estate Finance LLC—Review of the Mortgage Loans for Which Argentic is the Sponsor”. The representations and warranties made by the sponsors may not cover all of the matters that one would review in underwriting a mortgage loan and you should not view them as a substitute for re-underwriting the mortgage loans. Furthermore, these representations and warranties in some respects represent an allocation of risk rather than a confirmed description of the mortgage loans. If we had re-underwritten the mortgage loans, it is possible that the re-underwriting process may have revealed problems with a mortgage loan not covered by a representation or warranty or may have revealed inaccuracies in the representations and warranties. See “—Other Risks Relating to the Certificates—Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan” below, and “Description of the Mortgage Loan Purchase Agreements”.

As a result of the foregoing, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Static Pool Data Would Not Be Indicative of the Performance of this Pool

As a result of the distinct nature of each pool of commercial mortgage loans, and the separate mortgage loans within the pool, this prospectus does not include disclosure concerning the delinquency and loss experience of static pools of periodic originations by any sponsor of assets of the type to be securitized (known as “static pool data”). In particular, static pool data showing a low level of delinquencies and defaults would not be indicative of the performance of this pool or any other pools of mortgage loans originated by the same sponsor or sponsors.

While there may be certain common factors affecting the performance and value of income-producing real properties in general, those factors do not apply equally to all income-producing real properties and, in many cases, there are unique factors that will affect the performance and/or value of a particular income-producing real property. Moreover, the effect of a given factor on a particular real property will depend on a number of variables, including but not limited to property type, geographic location, competition, sponsorship and other characteristics of the property and the related commercial mortgage loan. Each income-producing real property represents a separate and distinct business venture and, as a result, each of the mortgage loans requires a unique underwriting analysis. Furthermore, economic and other conditions affecting real properties, whether worldwide, national, regional or local, vary over time. The performance of a pool of mortgage loans originated and outstanding under a given set of economic conditions may vary significantly from the performance of an otherwise comparable mortgage pool originated and outstanding under a different set of economic conditions.

Therefore, you should evaluate this offering on the basis of the information set forth in this prospectus with respect to the mortgage loans, and not on the basis of the performance of other pools of securitized commercial mortgage loans.

Appraisals May Not Reflect Current or Future Market Value of Each Property

Appraisals were obtained with respect to each of the mortgaged properties at or about the time of origination of the applicable mortgage loan (or whole loan, if applicable) or at or around the time of the acquisition of the mortgage loan (or whole loan, if applicable) by the related sponsor. See Annex A-1 for the dates of the latest appraisals for the mortgaged properties. We have not obtained new appraisals of the mortgaged properties or assigned new valuations to the mortgage loans in connection with the offering of the offered certificates. The market values of the mortgaged properties could have declined since the origination of the related mortgage loans.

In general, appraisals represent the analysis and opinion of qualified appraisers and are not guarantees of present or future value. One appraiser may reach a different conclusion than that of a different appraiser with respect to the same property. The appraisals seek to establish the amount a typically motivated buyer would pay a typically motivated seller and, in certain cases, may have taken into consideration the purchase price paid by the borrower. The amount could be significantly higher than the amount obtained from the sale of a mortgaged property in a distress or liquidation sale.

Information regarding the appraised values of the mortgaged properties (including loan-to-value ratios) presented in this prospectus is not intended to be a representation as to the past, present or future market values of the mortgaged properties. For example, in some cases, a borrower or its affiliate may have acquired the related mortgaged property for a price or otherwise for consideration in an amount that is less than the related appraised value specified on Annex A-1, including at a foreclosure sale or through acceptance of a deed-in-lieu of foreclosure. Historical operating results of the mortgaged properties used in these appraisals, as adjusted by various assumptions, estimates and subjective judgments on the part of the appraiser, may not be comparable to future operating results. In addition, certain appraisals may be based on extraordinary assumptions, including without limitation, that certain tenants are in-place and paying rent when such tenants have not yet taken occupancy or that certain renovations or property improvement plans have been completed. Additionally, certain appraisals with respect to mortgage loans secured by multiple mortgaged properties may have been conducted on a portfolio basis rather than on an individual property basis, and the sum of the values of the individual properties may be different from (and in some cases may be less than) the appraised value of the aggregate of such properties on a portfolio basis. In addition, other factors may impair the mortgaged properties’ value without affecting their current net operating income, including:

●	changes in governmental regulations, zoning or tax laws;

●	potential environmental or other legal liabilities;

●	the availability of refinancing; and

●	changes in interest rate levels.

In certain cases, appraisals may reflect the “as is” value as well as an “as stabilized”, “as portfolio” or “as complete” value. The appraised value reflected in this prospectus with respect to each mortgaged property reflects the “as is” value, except as described under “Description of the Mortgage Pool—Certain Calculations and Definitions” and “—Appraised Value”, where, to the extent another value is used, such value and the satisfaction of the related conditions or assumptions are described, which may contain certain assumptions, such as future construction completion, projected re-tenanting or increased tenant occupancies. See “Description of the Mortgage Pool”.

Additionally, with respect to the appraisals setting forth assumptions, particularly those setting forth extraordinary assumptions, as to the “as stabilized” or “as complete” values, we cannot assure you that those assumptions are or will be accurate or that the “as stabilized” or “as complete” value will be the value of the related mortgaged property at the indicated stabilization or other relevant date or at maturity or anticipated repayment date. Any engineering report, site inspection or appraisal represents only the analysis of the individual consultant, engineer or inspector preparing such report at the time of such report, and may not reveal all necessary or desirable repairs, maintenance and capital improvement items. For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Citi Real Estate Funding Inc.” and “—Argentic Real Estate Finance LLC”. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios accurately reflects past, present or future market values of the mortgaged properties or the amount that would be realized upon a sale of the related mortgaged property.

Seasoned Mortgage Loans Present Additional Risk of Repayment

4 mortgage loans (3.0%) are seasoned mortgage loans that were originated approximately 12 months or more prior to the cut-off date. There are a number of risks associated with seasoned mortgage loans that are not present, or are present to a lesser degree, with more recently originated mortgage loans. For example:

●	property values and surrounding areas have likely changed since origination;

●	origination standards at the time the mortgage loans were originated may have been different than current origination standards;

●	the business circumstances and financial condition of the related borrowers and tenants may have changed since the mortgage loans were originated;

●	the environmental circumstances at the mortgaged properties may have changed since the mortgage loans were originated;

●	the physical condition of the mortgaged properties or improvements may have changed since origination; and

●	the circumstances of the mortgaged properties, the borrower and the tenants may have changed in other respects since.

In addition, any seasoned mortgage loan may not satisfy all of the related sponsor’s underwriting standards. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

The Performance of a Mortgage Loan and Its Related Mortgaged Property Depends in Part on Who Controls the Borrower and Mortgaged Property

The operation and performance of a mortgage loan will depend in part on the identity of the persons or entities who control the borrower and the mortgaged property. The performance of a mortgage loan may be adversely affected if control of a borrower changes, which may occur, for example, by means of transfers of direct or indirect ownership interests in the borrower, or if the mortgage loan is assigned to and assumed by another person or entity along with a transfer of the property to that person or entity.

Many of the mortgage loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, although some have current or permit future mezzanine or subordinate debt. We cannot assure you the ownership of any of the borrowers would not change during the term of the related mortgage loan and result in a material adverse effect on your certificates. See “Description of the Mortgage Pool—Additional Indebtedness” and “—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”.

The Borrower’s Form of Entity May Cause Special Risks

The borrowers are legal entities rather than individuals. Mortgage loans made to legal entities may entail greater risks of loss than those associated with mortgage loans made to individuals. For example, a legal entity, as opposed to an individual, may be more inclined to seek legal protection from its creditors under the bankruptcy laws. Unlike individuals involved in bankruptcies, most entities generally, but not in all cases, do not have personal assets and creditworthiness at stake. The terms of certain of the mortgage loans require that the borrowers be single-purpose entities and, in most cases, such borrowers’ organizational documents or the terms of the mortgage loans limit their activities to the ownership of only the related mortgaged property or mortgaged properties and limit the borrowers’ ability to incur additional indebtedness. Such provisions are designed to mitigate the possibility that the borrower’s financial condition would be adversely impacted by factors unrelated to the related mortgaged property and mortgage loan. Such borrower may also have previously owned property other than the related mortgaged property or may be a so-called “recycled” single-purpose entity that previously had other business activities and liabilities. However, we cannot assure you that such borrowers have in the past complied, and will comply, with such requirements, and in some cases unsecured debt exists and/or is allowed in the future. Furthermore, in many cases such borrowers are not required to observe all covenants and conditions which typically are required in order for such borrowers to be viewed under standard rating agency criteria as “single purpose entities”.

Although a borrower may currently be a single-purpose entity, in certain cases the borrowers were not originally formed as single purpose entities, but at origination of the related mortgage loan their organizational documents were amended. That borrower may have previously owned property other than the related mortgaged property and may not have observed all covenants that typically are required to consider a borrower a “single-purpose entity” and thus may have liabilities arising from events prior to becoming a single-purpose entity.

The organizational documents of a borrower or the direct or indirect managing partner or member of a borrower may also contain requirements that there be one or two independent directors, managers or trustees (depending on the entity form of such borrower) whose vote is required before the borrower files a voluntary bankruptcy or insolvency petition or otherwise institutes insolvency proceedings. Generally, but not always, the independent directors, managers or trustees may only be replaced with certain other independent successors. Although the requirement of having independent directors, managers or trustees is designed to mitigate the risk of a voluntary bankruptcy filing by a solvent borrower, a borrower could file for bankruptcy without obtaining the consent of its independent director(s)(and we cannot assure you that such bankruptcy would be dismissed as an unauthorized filing), and in any case the independent directors, managers or trustees may determine that a bankruptcy filing is an appropriate course of action to be taken by such borrower. Although the independent directors, managers or trustees generally owe no fiduciary duties to entities other than the borrower itself, such determination might take into account the interests and financial condition of such borrower’s parent entities and such parent entities’ other subsidiaries in addition to those of the borrower. Consequently, the financial distress of an affiliate of a borrower might increase the likelihood of a bankruptcy filing by a borrower.

The bankruptcy of a borrower, or a general partner or managing member of a borrower, may impair the ability of the lender to enforce its rights and remedies under the related mortgage. Certain of the mortgage loans have been made to single purpose limited partnerships that have a general partner or general partners that are not themselves single purpose entities. Such loans are subject to additional bankruptcy risk. The organizational documents of the general partner in such cases do not limit it to acting as the general partner of the partnership. Accordingly there is a greater risk that the general partner may become insolvent for reasons unrelated to the mortgaged property. The bankruptcy of a general partner may dissolve the partnership under applicable state law. In addition, even if the partnership itself is not insolvent, actions by the partnership and/or a bankrupt general partner that are outside the ordinary course of their business, such as refinancing the related mortgage loan, may require prior approval of the bankruptcy court in the general partner’s bankruptcy case. The proceedings required to resolve these issues may be costly and time-consuming.

Any borrower, even an entity structured as a single-purpose entity, as an owner of real estate, will be subject to certain potential liabilities and risks as an owner of real estate. We cannot assure you that any borrower will not file for bankruptcy protection or that creditors of a borrower or a corporate or individual general partner or managing member of a borrower will not initiate a bankruptcy or similar proceeding against such borrower or corporate or individual general partner or managing member.

Certain borrowers’ organizational documents or the terms of certain mortgage loans permit an affiliated property manager to maintain a custodial account on behalf of such borrower and certain affiliates of such borrower into which funds available to such borrower under the terms of the related mortgage loans and funds of such affiliates are held, but which funds are and will continue to be separately accounted for as to each item of income and expense for each related mortgaged property and each related borrower. A custodial account structure for affiliated entities, while common among certain REITs, institutions or independent owners of multiple properties, presents a risk for consolidation of the assets of such affiliates as commingling of funds is a factor a court may consider in considering a request by other creditors for substantive consolidation. Substantive consolidation is an equitable remedy that could result in an otherwise solvent company becoming subject to the bankruptcy proceedings of an insolvent affiliate, making its assets available to repay the debts of affiliated companies. A court has the discretion to order substantive consolidation in whole or in part and may include non-debtor affiliates of the bankrupt entity in the proceedings. In particular, consolidation may be ordered when corporate funds are commingled and used for a principal’s personal purposes, inadequate records of transfers are made and corporate entities are deemed an alter ego of a principal. Strict adherence to maintaining separate books and records, avoiding commingling of assets and otherwise maintaining corporate policies designed to preserve the separateness of corporate assets and liabilities make it less likely that a court would order substantive consolidation, but we cannot assure you that the related borrowers, property managers or affiliates will comply with these requirements as set forth in the related mortgage loans.

Furthermore, with respect to any affiliated borrowers, creditors of a common parent in bankruptcy may seek to consolidate the assets of such borrowers with those of the parent. Consolidation of the assets of such borrowers would likely have an adverse effect on the funds available to make distributions on your certificates, and may lead to a downgrade, withdrawal or qualification of the ratings of your certificates.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

In addition, borrowers may own a mortgaged property as a Delaware statutory trust or as tenants-in-common. Delaware statutory trusts may be restricted in their ability to actively operate a property, and in the case of a mortgaged property that is owned by a Delaware statutory trust or by tenants-in-common, there is a risk that obtaining the consent of the holders of the beneficial interests in the Delaware statutory trust or the consent of the tenants-in-common will be time consuming and cause delays with respect to the taking of certain actions by or on behalf of the borrower, including with respect to the related mortgaged property. See “—Tenancies-in-Common May Hinder Recovery” below.

A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans

Numerous statutory provisions, including the federal bankruptcy code and state laws affording relief to debtors, may interfere with and delay the ability of a secured mortgage lender to obtain payment of a loan, to realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of a bankruptcy petition, and, often, no interest or principal payments are made during the course of the bankruptcy proceeding. Also, under federal bankruptcy law, the filing of a petition in bankruptcy by or on behalf of a junior lien holder may stay the senior lender from taking action to foreclose out such junior lien. Certain of the mortgage loans have sponsors that have previously filed bankruptcy and we cannot assure you that such sponsors will not be more likely than other sponsors to utilize their rights in bankruptcy in the event of any threatened action by the mortgagee to enforce its rights under the related mortgage loan documents. As a result, the issuing entity’s recovery with respect to borrowers in bankruptcy proceedings may be significantly delayed, and the aggregate amount ultimately collected may be substantially less than the amount owed. See “—Other Financings or Ability to Incur Other Indebtedness Entails Risk” below, “Description of the Mortgage Pool—Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Additionally, the courts of any state may refuse the foreclosure of a mortgage or deed of trust when an acceleration of the indebtedness would be inequitable or unjust or the circumstances would render the action unconscionable. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

See also “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Tenant Bankruptcy Could Result in a Rejection of the Related Lease” above.

Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions

There may be (and there may exist from time to time) pending or threatened legal proceedings against, or disputes with, the borrowers, the borrower sponsors and the managers of the mortgaged properties and their respective affiliates arising out of their ordinary business. We have not undertaken a search for all legal proceedings that relate to the borrowers, borrower sponsors or managers for the mortgaged properties and their respective affiliates. Potential investors are advised and encouraged to perform their own searches related to such matters to the extent relevant to their investment decision. Any such litigation or dispute may materially impair distributions to certificateholders if borrowers must use property income to pay judgments, legal fees or litigation costs. We cannot assure you that any litigation or dispute or any settlement of any litigation or dispute will not have a material adverse effect on your investment.

Additionally, a borrower or a principal of a borrower or affiliate may have been a party to a bankruptcy, foreclosure, litigation or other proceeding, particularly against a lender, or has been convicted of a crime in the past. In addition, certain of the borrower sponsors, property managers, affiliates of any of the foregoing and/or entities controlled thereby have been a party to bankruptcy proceedings, mortgage loan defaults and restructures, discounted payoffs, foreclosure proceedings or deed-in-lieu of foreclosure transactions, or other material proceedings (including criminal proceedings) in the past, whether or not related to the mortgaged property securing a mortgage loan in this securitization transaction. In some cases, mortgaged properties securing certain of the mortgage loans previously secured other loans that had been in default, restructured or the subject of a discounted payoff, foreclosure or deed-in-lieu of foreclosure.

Certain of the borrower sponsors may have a history of litigation or other proceedings against their lender, in some cases involving various parties to a securitization transaction. We cannot assure you that the borrower sponsors that have engaged in litigation or other proceedings in the past will not commence action against the issuing entity in the future upon any attempt by the special servicer to enforce the mortgage loan documents. Any such actions by the borrower or borrower sponsor may result in significant expense and potential loss to the issuing entity and a shortfall in funds available to make payments on the offered certificates. In addition, certain principals or borrower sponsors may have in the past been convicted of, or pled guilty to, a felony. We cannot assure you that the borrower or principal will not be more likely than other borrowers or principals to avail itself or cause a borrower to avail itself of its legal rights, under the federal bankruptcy code or otherwise, in the event of an action or threatened action by the lender or its servicer to enforce the related mortgage loan documents, or otherwise conduct its operations in a manner that is in the best interests of the lender and/or the mortgaged property. We cannot assure you that any such proceedings or actions will not have a material adverse effect upon distributions on your certificates. Further, borrowers, principals of borrowers, property managers and affiliates of such parties may, in the future, be involved in bankruptcy proceedings, foreclosure proceedings or other material proceedings (including criminal proceedings), whether or not related to the mortgage loans. We cannot assure you that any such proceedings will not negatively impact a borrower’s or borrower sponsor’s ability to meet its obligations under the related mortgage loan and, as a result could have a material adverse effect upon your certificates.

Often it is difficult to confirm the identity of owners of all of the equity in a borrower, which means that past issues may not be discovered as to such owners. See “Description of the Mortgage Pool—Litigation and Other Considerations” and “—Loan Purpose, Default History, Bankruptcy Issues and Other Proceedings” for additional information on certain mortgage loans in the issuing entity. See also representation and warranty number 31 in Annex D-1, and the identified exceptions to that representation and warranty in Annex D-2, Annex D-3 and Annex D-4. However, we cannot assure you that there are no undisclosed bankruptcy proceedings, foreclosure proceedings, deed-in-lieu-of-foreclosure transaction and/or mortgage loan workout matters that involved one or more mortgage loans or mortgaged properties, and/or a guarantor, borrower sponsor or other party to a mortgage loan.

In addition, in the event the owner of a borrower experiences financial problems, we cannot assure you that such owner would not attempt to take actions with respect to the mortgaged property that may adversely affect the borrower’s ability to fulfill its obligations under the related mortgage loan. See “Description of the Mortgage Pool—Litigation and Other Considerations” for information regarding litigation matters with respect to certain mortgage loans.

 Other Financings or Ability to Incur Other Indebtedness Entails Risk

When a borrower (or its constituent members) also has one or more other outstanding loans (even if they are pari passu, subordinated, mezzanine, preferred equity or unsecured loans or another type of equity pledge), the issuing entity is subjected to additional risk such as:

●	the borrower (or its constituent members) may have difficulty servicing and repaying multiple financings;

●	the existence of other financings will generally also make it more difficult for the borrower to obtain refinancing of the related mortgage loan (or whole loan, if applicable) or sell the related mortgaged property and may thereby jeopardize repayment of the mortgage loan (or whole loan, if applicable);

●	the need to service additional financings may reduce the cash flow available to the borrower to operate and maintain the mortgaged property and the value of the mortgaged property may decline as a result;

●	if a borrower (or its constituent members) defaults on its mortgage loan and/or any other financing, actions taken by other lenders such as a suit for collection, foreclosure or an involuntary petition for bankruptcy against the borrower could impair the security available to the issuing entity, including the mortgaged property, or stay the issuing entity’s ability to foreclose during the course of the bankruptcy case;

●	the bankruptcy of another lender also may operate to stay foreclosure by the issuing entity; and

●	the issuing entity may also be subject to the costs and administrative burdens of involvement in foreclosure or bankruptcy proceedings or related litigation.

Although the companion loans related to the whole loans are not assets of the issuing entity, each related borrower is still obligated to make interest and principal payments on such companion loans. As a result, the issuing entity is subject to additional risks, including:

●	the risk that the necessary maintenance of the related mortgaged property could be deferred to allow the borrower to pay the required debt service on these other obligations and that the value of the mortgaged property may fall as a result; and

●	the risk that it may be more difficult for the borrower to refinance these loans or to sell the related mortgaged property for purposes of making any balloon payment on the entire balance of such loans and the related additional debt at maturity or anticipated repayment date.

With respect to mezzanine financing (if any), while a mezzanine lender has no security interest in the related mortgaged properties, a default under a mezzanine loan could cause a change in control of the related borrower. With respect to mortgage loans that permit mezzanine financing, the relative rights of the mortgagee and the related mezzanine lender will generally be set forth in an intercreditor agreement, which agreements typically provide that the rights of the mezzanine lender (including the right to payment) against the borrower and mortgaged property are subordinate to the rights of the mortgage lender and that the mezzanine lender may not take any enforcement action against the mortgage borrower and mortgaged property.

In addition, the mortgage loan documents related to certain mortgage loans may have or permit future “preferred equity” structures, where one or more special limited partners or members receive a preferred return in exchange for an infusion of capital or other type of equity pledge that may require payments of a specified return or of excess cash flow. Such arrangements can present risks that resemble mezzanine debt, including dilution of the borrower’s equity in the mortgaged property, stress on the cash flow in the form of a preferred return or excess cash payments, and/or potential changes in the management of the related mortgaged property in the event the preferred return is not satisfied.

Additionally, the terms of certain mortgage loans permit or require the borrowers to post letters of credit and/or surety bonds for the benefit of the related mortgage loan, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee.

In addition, borrowers under most of the mortgage loans are generally permitted to incur trade payables and equipment financing, which may not be limited or may be significant, in order to operate the related mortgaged properties. Also, with respect to certain mortgage loans the related borrower either has incurred or is permitted to incur unsecured debt from an affiliate of either the borrower or the sponsor of the borrower. See “Description of the Mortgage Pool—Additional Indebtedness—Other Unsecured Indebtedness”.

For additional information, see “Description of the Mortgage Pool—Additional Indebtedness” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Tenancies-in-Common May Hinder Recovery

Certain of the mortgage loans included in the issuing entity have borrowers that own the related mortgaged properties as tenants-in-common. In general, with respect to a tenant-in-common ownership structure, each tenant-in-common owns an undivided share in the property and if such tenant-in-common desires to sell its interest in the property (and is unable to find a buyer or otherwise needs to force a partition) the tenant-in-common has the ability to request that a court order a sale of the property and distribute the proceeds to each tenant in common proportionally. As a result, if a tenant-in-common that has not waived its right of partition or similar right exercises a right of partition, the related mortgage loan may be subject to prepayment. The bankruptcy, dissolution or action for partition by one or more of the tenants-in-common could result in an early repayment of the related mortgage loan, significant delay in recovery against the tenant-in-common borrowers, particularly if the tenant-in-common borrowers file for bankruptcy separately or in series (because each time a tenant-in-common borrower files for bankruptcy, the bankruptcy court stay will be reinstated), a material impairment in property management and a substantial decrease in the amount recoverable upon the related mortgage loan. Not all tenants-in-common under the mortgage loans will be single purpose entities. Each tenant-in-common borrower has waived its right to partition, reducing the risk of partition. However, we cannot assure you that, if challenged, this waiver would be enforceable. In addition, in some cases, the related mortgage loan documents may provide for full recourse (or in an amount equal to its pro rata share of the debt) to the related tenant-in-common borrower or the guarantor if a tenant-in-common files for partition.

Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions

Provisions requiring yield maintenance charges, prepayment premiums or lockout periods may not be enforceable in some states and under federal bankruptcy law. Provisions requiring prepayment premiums or yield maintenance charges also may be interpreted as constituting the collection of interest for usury purposes. Accordingly, we cannot assure you that the obligation to pay a yield maintenance charge or prepayment premium will be enforceable. Also, we cannot assure you that foreclosure proceeds will be sufficient to pay an enforceable yield maintenance charge or prepayment premium.

Additionally, although the collateral substitution provisions related to defeasance do not have the same effect on the certificateholders as prepayment, we cannot assure you that a court would not interpret those provisions as the equivalent of a yield maintenance charge or prepayment premium. In certain jurisdictions those collateral substitution provisions might therefore be deemed unenforceable or usurious under applicable law or public policy.

Mortgage Loans Subject to Early Defeasance

In the case of the West Burlington Plaza mortgage loan (0.2%), the related borrower is permitted to defease the mortgage loan prior to the second anniversary of the start-up date of the West Burlington Plaza loan REMIC containing such mortgage loan. In the event that the master servicer or the special servicer receives notice that the related borrower under the Early Defeasance Loan intends to defease the related mortgage loan prior to the second anniversary of the start-up date of the West Burlington Plaza loan REMIC, the related mortgage loan seller, Argentic Real Estate Finance LLC, will be required to repurchase the Early Defeasance Loan from the issuing entity at a price generally equal to the outstanding principal balance and accrued and unpaid interest (other than default interest) and all outstanding servicing advances and interest on advances accrued with respect to such mortgage loan. Any repurchase of the Early Defeasance Loan would have substantially the same effect on the certificates as a prepayment in full of such mortgage loan, except that the purchase will not be accompanied by any prepayment premium or yield maintenance charge.

In the event Argentic Real Estate Finance LLC fails or is unable to purchase such mortgage loan prior to such early defeasance, the special servicer will be required to sell such mortgage loan and will be required to accept the highest offer received, and, in such event, the special servicer will be entitled to a liquidation fee. Depending on the price received from such liquidation, a loss to the issuing entity could result.

Risks Associated with One Action Rules

Several states (such as California) have laws that prohibit more than one “judicial action” to enforce a mortgage obligation, and some courts have construed the term “judicial action” broadly. Accordingly, the special servicer will be required to obtain advice of counsel prior to enforcing any of the issuing entity’s rights under any of the mortgage loans that include mortgaged properties where a “one action” rule could be applicable. In the case of a multi-property mortgage loan which is secured by mortgaged properties located in multiple states, the special servicer may be required to foreclose first on properties located in states where “one action” rules apply (and where non-judicial foreclosure is permitted) before foreclosing on properties located in states where judicial foreclosure is the only permitted method of foreclosure. See “Certain Legal Aspects of Mortgage Loans—Foreclosure”.

State Law Limitations on Assignments of Leases and Rents May Entail Risks

Generally mortgage loans included in an issuing entity secured by mortgaged properties that are subject to leases typically will be secured by an assignment of leases and rents pursuant to which the related borrower (or with respect to any indemnity deed of trust structure, the related property owner) assigns to the lender its right, title and interest as landlord under the leases of the related mortgaged properties, and the income derived from those leases, as further security for the related mortgage loan, while retaining a license to collect rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect rents. Some state laws may require that the lender take possession of the related property and obtain a judicial appointment of a receiver before becoming entitled to collect the rents. In addition, if bankruptcy or similar proceedings are commenced by or in respect of the borrower, the lender’s ability to collect the rents may be adversely affected. See “Certain Legal Aspects of Mortgage Loans—Leases and Rents” and “—Bankruptcy Laws”.

Various Other Laws Could Affect the Exercise of Lender’s Rights

The laws of the jurisdictions in which the mortgaged properties are located (which laws may vary substantially) govern many of the legal aspects of the mortgage loans. These laws may affect the ability to foreclose on, and, in turn the ability to realize value from, the mortgaged properties securing the mortgage loans. For example, state law determines:

●	what proceedings are required for foreclosure;

●	whether the borrower and any foreclosed junior lienors may redeem the property and the conditions under which these rights of redemption may be exercised;

●	whether and to what extent recourse to the borrower is permitted; and

●	what rights junior mortgagees have and whether the amount of fees and interest that lenders may charge is limited.

In addition, the laws of some jurisdictions may render certain provisions of the mortgage loans unenforceable or subject to limitations which may affect lender’s rights under the mortgage loans. Delays in liquidations of defaulted mortgage loans and shortfalls in amounts realized upon liquidation as a result of the application of these laws may create delays and shortfalls in payments to certificateholders. See “Certain Legal Aspects of Mortgage Loans”.

Risks of Anticipated Repayment Date Loans

Certain of the mortgage loans provide that, if after a certain date (referred to as the anticipated repayment date) the related borrower has not prepaid the mortgage loan in full, any principal outstanding after that anticipated repayment date will accrue interest at an increased interest rate rather than the stated mortgage loan rate. Generally, from and after the anticipated repayment date, cash flow in excess of that required for debt service (and in some cases, mezzanine debt service), the funding of reserves and certain approved operating expenses with respect to the related mortgaged property will be applied toward the payment of principal (without payment of a yield maintenance charge) of the related mortgage loan (or in some cases, prior to an event of default under the related mortgage loan, may be applied pro rata to payment of principal of the related mortgage loan and a related mezzanine loan) until its principal balance has been reduced to zero. Although these provisions may create an incentive for the borrower to repay the mortgage loan in full on its anticipated repayment date, a substantial payment would be required and the borrower has no obligation to do so. With respect to the 2 mortgage loans (7.7%), while interest at the initial mortgage rate continues to accrue and be payable on a current basis on the related mortgage loan after its anticipated repayment date, the payment of excess interest will be deferred and will be required to be paid only after the outstanding principal balance of the related mortgage loan has been paid in full, at which time the excess interest that has been deferred will be payable. In each case, excess interest, to the extent actually collected, will be paid to the holders of the Class S certificates, which are not offered by this prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—ARD Loan(s)”.

Borrower May Be Unable To Repay Remaining Principal Balance on Maturity Date or Anticipated Repayment Date; Longer Amortization Schedules and Interest-Only Provisions Increase Risk

Mortgage loans with substantial remaining principal balances at their stated maturity date or anticipated repayment date, as applicable, involve greater risk than fully-amortizing mortgage loans. This is because the borrower may be unable to repay the mortgage loan at that time. In addition, fully amortizing mortgage loans which may pay interest on an “actual/360” basis but have fixed monthly payments may, in effect, have a small balloon payment due at maturity.

All of the mortgage loans have amortization schedules that are significantly longer than their respective terms to maturity or anticipated repayment date, as applicable, and many of the mortgage loans require only payments of interest for part or all of their respective terms. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Due Dates; Mortgage Rates; Calculations of Interest”. A longer amortization schedule or an interest-only provision in a mortgage loan will result in a higher amount of principal outstanding under the mortgage loan at any particular time, including at the maturity date or anticipated repayment date of the mortgage loan, than would have otherwise been the case had a shorter amortization schedule been used or had the mortgage loan had a shorter interest-only period or not included an interest-only provision at all. That higher principal amount outstanding could both (i) make it more difficult for the related borrower to make the required balloon payment at maturity or repay the outstanding principal amount at the anticipated repayment date and (ii) lead to increased losses for the issuing entity either during the loan term or at maturity or anticipated repayment date if the mortgage loan becomes a defaulted mortgage loan.

A borrower’s ability to repay a mortgage loan on its stated maturity date or anticipated repayment date, as applicable, typically will depend upon its ability either to refinance the mortgage loan or to sell the mortgaged property at a price sufficient to permit repayment. A borrower’s ability to achieve either of these goals will be affected by a number of factors, including:

●	the availability of, and competition for, credit for commercial, multifamily or manufactured housing community real estate projects, which fluctuate over time;

●	the prevailing interest rates;

●	the net operating income generated by the mortgaged property;

●	the fair market value of the related mortgaged property;

●	the borrower’s equity in the related mortgaged property;

●	significant tenant rollover at the related mortgaged properties (see “—Retail Properties Have Special Risks” and “—Office Properties Have Special Risks” above);

●	the borrower’s financial condition;

●	the operating history and occupancy level of the mortgaged property;

●	reductions in applicable government assistance/rent subsidy programs;

●	the tax laws; and

●	prevailing general and regional economic conditions.

In addition, compliance with legal requirements, such as the credit risk retention regulations under the Dodd-Frank Act, could cause commercial real estate lenders to tighten their lending standards and reduce the availability of debt financing for commercial real estate borrowers. This, in turn, may adversely affect a borrower’s ability to refinance the related mortgage loan or sell the related mortgaged property on or before the related mortgage loan’s maturity date or anticipated repayment date, as applicable.

With respect to any mortgage loan that is part of a whole loan, the risks relating to balloon payment obligations are enhanced by the existence and amount of the related companion loans.

None of the sponsors, any party to the pooling and servicing agreement or any other person will be under any obligation to refinance any mortgage loan. However, in order to maximize recoveries on defaulted mortgage loans, the pooling and servicing agreement permits the special servicer (and each pooling and servicing agreement governing the servicing of a non-serviced whole loan may permit the related special servicer) to extend and modify mortgage loans in a manner consistent with the servicing standard, subject to the limitations described under “Pooling and Servicing Agreement—Realization Upon Mortgage Loans” and “—Modifications, Waivers and Amendments”.

Neither the master servicer nor the special servicer will have the ability to extend or modify a non-serviced mortgage loan because such mortgage loan is being serviced by a master servicer or special servicer pursuant to the pooling and servicing agreement governing the servicing of the applicable non-serviced whole loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

We cannot assure you that any extension or modification will increase the present value of recoveries in a given case. Whether or not losses are ultimately sustained, any delay in collection of a balloon payment that would otherwise be distributable on your certificates, whether such delay is due to borrower default or to modification of the related mortgage loan, will likely extend the weighted average life of your certificates.

In any event, we cannot assure you that each borrower under a balloon loan will have the ability to repay the principal balance of such mortgage loan on the related maturity date or anticipated repayment date, as applicable.

See “Description of the Mortgage Pool—Mortgage Pool Characteristics”.

Risks Related to Ground Leases and Other Leasehold Interests

With respect to certain mortgaged properties, the encumbered interest will be characterized as a “fee interest” if (i) the borrower has a fee interest in all or substantially all of the mortgaged property (provided that if the borrower has a leasehold interest in any portion of the mortgaged property, such portion is not material to the use or operation of the mortgaged property), or (ii) the mortgage loan is secured by the borrower’s leasehold interest in the mortgaged property as well as the borrower’s (or other fee owner’s) overlapping fee interest in the related mortgaged property.

Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the related borrower’s leasehold were to be terminated upon a lease default, the lender would lose its security in the leasehold interest. Generally, each related ground lease or a lessor estoppel requires the lessor to give the lender notice of the borrower’s defaults under the ground lease and an opportunity to cure them, permits the leasehold interest to be assigned to the lender or the purchaser at a foreclosure sale, in some cases only upon the consent of the lessor, and contains certain other protective provisions typically included in a “mortgageable” ground lease, although not all these protective provisions are included in each case.

Upon the bankruptcy of a lessor or a lessee under a ground lease, the debtor has the right to assume or reject the lease. If a debtor lessor rejects the lease, the lessee has the right pursuant to the federal bankruptcy code to treat such lease as terminated by rejection or remain in possession of its leased premises for the rent otherwise payable under the lease for the remaining term of the ground lease (including renewals) and to offset against such rent any damages incurred due to the landlord’s failure to perform its obligations under the lease. If a debtor lessee/borrower rejects any or all of the lease, the leasehold lender could succeed to the lessee/borrower’s position under the lease only if the lease specifically grants the lender such right. If both the lessor and the lessee/borrower are involved in bankruptcy proceedings, the issuing entity may be unable to enforce the lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated. In such circumstances, a ground lease could be terminated notwithstanding lender protection provisions contained in the ground lease or in the mortgage.

Some of the ground leases securing the mortgage loans may provide that the ground rent payable under the related ground lease increases during the term of the mortgage loan. These increases may adversely affect the cash flow and net income of the related borrower.

A leasehold lender could lose its security unless (i) the leasehold lender holds a fee mortgage, (ii) the ground lease requires the lessor to enter into a new lease with the leasehold lender upon termination or rejection of the ground lease, or (iii) the bankruptcy court, as a court of equity, allows the leasehold lender to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although not directly covered by the 1994 Amendments to the federal bankruptcy code, such a result would be consistent with the purpose of the 1994 Amendments to the federal bankruptcy code granting the holders of leasehold mortgages permitted under the terms of the lease the right to succeed to the position of a leasehold mortgagor. Although consistent with the federal bankruptcy code, such position may not be adopted by the applicable bankruptcy court.

Further, in a decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir. 2003)) the court ruled with respect to an unrecorded lease of real property that where a statutory sale of the fee interest in leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, such sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. While there are certain circumstances under which a “free and clear” sale under the federal bankruptcy code would not be authorized (including that the lessee could not be compelled in a legal or equitable proceeding to accept a monetary satisfaction of his possessory interest, and that none of the other conditions of the federal bankruptcy code otherwise permits the sale), we cannot assure you that those circumstances would be present in any proposed sale of a leased premises. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee will be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that the lessee and/or the lender will be able to recoup the full value of the leasehold interest in bankruptcy court. Most of the ground leases contain standard protections typically obtained by securitization lenders. Certain of the ground leases with respect to a mortgage loan included in the issuing entity may not. See representation and warranty number 34 in Annex D-1, and the identified exceptions to that representation and warranty in Annex D-2, Annex D-3 and Annex D-4.

Except as noted in this prospectus, each of the ground leases has a term that extends at least 20 years beyond the maturity date of the mortgage loan (taking into account all freely exercisable extension options) and contains customary mortgagee protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to certain of the mortgage loans, the related borrower may have given to certain lessors under the related ground lease a right of first refusal or first offer in the event a sale is contemplated or an option to purchase all or a portion of the mortgaged property and these provisions, if not waived, may impede the mortgagee’s ability to sell the related mortgaged property at foreclosure or adversely affect the foreclosure process.

See “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Increases in Real Estate Taxes May Reduce Available Funds

Certain of the mortgaged properties securing the mortgage loans have or may in the future have the benefit of reduced real estate taxes in connection with a local government “payment in lieu of taxes” program or other tax abatement arrangements. Upon expiration of such program or if such programs were otherwise terminated, the related borrower would be required to pay higher, and in some cases substantially higher, real estate taxes. Prior to expiration of such program, the tax benefit to the mortgaged property may decrease throughout the term of the expiration date until the expiration of such program. An increase in real estate taxes may impact the ability of the borrower to pay debt service on the mortgage loan.

See “Description of the Mortgage Pool—Real Estate and Other Tax Considerations” for descriptions of real estate tax matters relating to certain mortgaged properties.

State and Local Mortgage Recording Taxes May Apply Upon a Foreclosure or Deed-in-Lieu of Foreclosure and Reduce Net Proceeds

Many jurisdictions impose recording taxes on mortgages which, if not paid at the time of the recording of the mortgage, may impair the ability of the lender to foreclose the mortgage. Such taxes, interest, and penalties could be significant in amount and would, if imposed, reduce the net proceeds realized by the issuing entity in liquidating the real property securing the related mortgage loan.

Risks Related to Conflicts of Interest

Interests and Incentives of the Originators, the Sponsors and Their Affiliates May Not Be Aligned With Your Interests

The originators, the sponsors and their affiliates (including certain of the underwriters) expect to derive ancillary benefits from this offering and their respective incentives may not be aligned with those of purchasers of the offered certificates. The sponsors originated or purchased the mortgage loans in order to securitize the mortgage loans by means of a transaction such as the offering of the offered certificates. The sponsors will sell the mortgage loans to the depositor (an affiliate of German American Capital Corporation, one of the sponsors, Deutsche Bank AG, acting through its New York Branch, one of the originators, and Deutsche Bank Securities Inc., one of the underwriters) on the closing date in exchange for cash, derived from the sale of the offered certificates to investors and/or in exchange for offered certificates. A completed offering would reduce the originators’ exposure to the mortgage loans. The originators made the mortgage loans with a view toward securitizing them and distributing the exposure by means of a transaction such as this offering of offered certificates. In addition, certain mortgaged properties may have tenants that are affiliated with the related originator. See “Description of the Mortgage Pool—Tenant Issues—Affiliated Leases”. This offering of offered certificates will effectively transfer the originators’ exposure to the mortgage loans to purchasers of the offered certificates.

The originators, the sponsors and their affiliates expect to receive various benefits, including compensation, commissions, payments, rebates, remuneration and business opportunities, in connection with or as a result of this offering of offered certificates and their interests in the mortgage loans. The sponsors and their affiliates will effectively receive compensation, and may record a profit, in an amount based on, among other things, the amount of proceeds (net of transaction expenses) received from the sale of the offered certificates to investors relative to their investment in the mortgage loans. The benefits to the originators, the sponsors and their affiliates arising from the decision to securitize the mortgage loans may be greater than they would have been had other assets been selected.

Furthermore, the sponsors and/or their affiliates may benefit from a completed offering of the offered certificates because the offering would establish a market precedent and a valuation data point for securities similar to the offered certificates, thus enhancing the ability of the sponsors and their affiliates to conduct similar offerings in the future and permitting them to adjust the fair value of the mortgage loans or other similar assets or securities held on their balance sheet, including increasing the carrying value or avoiding decreasing the carrying value of some or all of such similar positions.

In some cases, the originators or their affiliates are the holders of the mezzanine loans and/or companion loans related to their mortgage loans. The originators and/or their respective affiliates may retain existing mezzanine loans and/or companion loans or originate future permitted mezzanine indebtedness with respect to the mortgage loans. These transactions may cause the originators and their affiliates or their clients or counterparties who purchase the mezzanine loans and/or companion loans, as applicable, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the offered certificates. In addition, these transactions or actions taken to maintain, adjust or unwind any positions in the future, may, individually or in the aggregate, have a material effect on the market for the offered certificates (if any), including adversely affecting the value of the offered certificates, particularly in illiquid markets. The originators, the sponsors and their affiliates will have no obligation to take, refrain from taking or cease taking any action with respect to such companion loans or any existing or future mezzanine loans, based on the potential effect on an investor in the offered certificates, and may receive substantial returns from these transactions. In addition, the originators, the sponsors or any of their respective affiliates may benefit from certain relationships, including financial dealings, with any borrower, any non-recourse carveout guarantor or any of their respective affiliates, aside from the origination of mortgage loans or contribution of mortgage loans into this securitization. Conflicts may also arise because the sponsors and their respective affiliates intend to continue to actively acquire, develop, operate, finance and dispose of real estate-related assets in the ordinary course of their businesses. During the course of their business activities, the sponsors and their respective affiliates may acquire, sell or lease properties, or finance loans secured by properties, which may include the properties securing the mortgage loans or properties that are in the same markets as the mortgaged properties. Such other properties, similar to other third-party owned real estate, may compete with the mortgaged properties for existing and potential tenants. The sponsors may also, from time to time, be among the tenants at the mortgaged properties, and they should be expected to make occupancy-related decisions based on their self-interest and not that of the issuing entity. We cannot assure you that the activities of these parties with respect to such other properties will not adversely impact the performance of the mortgaged properties.

In addition, certain of the mortgage loans included in the issuing entity may have been refinancings of debt previously held by a sponsor, an originator or one of their respective affiliates, or a sponsor, an originator or one of their respective affiliates may have or have had equity investments in the borrowers or mortgaged properties under certain of the mortgage loans included in the issuing entity. Each of the sponsors, the originators and their respective affiliates have made and/or may make loans to, or equity investments in, affiliates of the borrowers under the related mortgage loans. In the circumstances described above, the interests of the sponsors, the originators and their respective affiliates may differ from, and compete with, the interests of the issuing entity.

In addition, Argentic Real Estate Finance LLC, a sponsor and mortgage loan seller, will be the retaining sponsor and is expected to satisfy its risk retention requirements through the purchase of an “eligible horizontal residual interest” (as defined in the Credit Risk Retention Rules) as described in “Credit Risk Retention”.

In addition, for so long as Argentic Real Estate Finance LLC (or its majority-owned affiliate) (as a holder of the “eligible horizontal residual interest”) is a borrower party with respect to any mortgage loan or whole loan, such party will be required to certify that it will forego access to any “excluded information” solely relating to such excluded loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding such restriction, there can be no assurance that Argentic Real Estate Finance LLC (as a holder of the “eligible horizontal residual interest”) will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to any such mortgage loan or whole loan or otherwise seek to exert its influence over the special servicer in the event such mortgage loan or whole loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus.

Further, various originators, sponsors and their respective affiliates are acting in multiple capacities in or with respect to this transaction, which may include, without limitation, acting as one or more transaction parties or a subcontractor or vendor of such party, participating in or contracting for interim servicing and/or custodial services with certain transaction parties, providing warehouse financing to, or receiving warehouse financing from, certain other originators or sponsors prior to transfer of the related mortgage loans to the issuing entity, and/or conducting due diligence on behalf of an investor with respect to the mortgage loans prior to their transfer to the issuing entity.

For a description of certain of the foregoing relationships and arrangements that exist among the parties to this securitization, see “Certain Affiliations, Relationships And Related Transactions Involving Transaction Parties” and “Transaction Parties”.

These roles and other potential relationships may give rise to conflicts of interest as described in “—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”, “—Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans” and “—Other Potential Conflicts of Interest May Affect Your Investment” below. Each of the foregoing relationships and related interests should be considered carefully by you before you invest in any offered certificates.

Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests

The activities and interests of the underwriters and their respective affiliates (collectively, the “Underwriter Entities”) will not align with, and may in fact be directly contrary to, those of the certificateholders. The Underwriter Entities are each part of separate global investment banking, securities and investment management firms that provide a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and high-net-worth individuals. As such, they actively make markets in and trade financial instruments for their own account and for the accounts of customers. These financial instruments include debt and equity securities, currencies, commodities, bank loans, indices, baskets and other products. The Underwriter Entities’ activities include, among other things, executing large block trades and taking long and short positions directly and indirectly, through derivative instruments or otherwise. The securities and instruments in which the Underwriter Entities take positions, or expect to take positions, include loans similar to the mortgage loans, securities and instruments similar to the offered certificates and other securities and instruments. Market making is an activity where the Underwriter Entities buy and sell on behalf of customers, or for their own account, to satisfy the expected demand of customers. By its nature, market making involves facilitating transactions among market participants that have differing views of securities and instruments. Any short positions taken by the Underwriter Entities and/or their clients through marketing or otherwise will increase in value if the related securities or other instruments decrease in value, while positions taken by the Underwriter Entities and/or their clients in credit derivative or other derivative transactions with other parties, pursuant to which the Underwriter Entities and/or their clients sell or buy credit protection with respect to one or more classes of the offered certificates, may increase in value if the offered certificates default, are expected to default, or decrease in value.

The Underwriter Entities and their clients acting through them may execute such transactions, modify or terminate such derivative positions and otherwise act with respect to such transactions, and may exercise or enforce, or refrain from exercising or enforcing, any or all of their rights and powers in connection therewith, without regard to whether any such action might have an adverse effect on the offered certificates or the certificateholders. Additionally, none of the Underwriter Entities will have any obligation to disclose any of these securities or derivatives transactions to you in your capacity as a certificateholder. As a result, you should expect that the Underwriter Entities will take positions that are inconsistent with, or adverse to, the investment objectives of investors in the offered certificates.

As a result of the Underwriter Entities’ various financial market activities, including acting as a research provider, investment advisor, market maker or principal investor, you should expect that personnel in various businesses throughout the Underwriter Entities will have and express research or investment views and make recommendations that are inconsistent with, or adverse to, the objectives of investors in the offered certificates.

If an Underwriter Entity becomes a holder of any of the certificates, through market-making activity or otherwise, any actions that it takes in its capacity as a certificateholder, including voting, providing consents or otherwise will not necessarily be aligned with the interests of other holders of the same class or other classes of the certificates. There can be no assurance that any actions that such party takes in either such capacity will necessarily be aligned with the interests of the holders of other classes of certificates. To the extent an Underwriter Entity makes a market in the certificates (which it is under no obligation to do), it would expect to receive income from the spreads between its bid and offer prices for the certificates. The price at which an Underwriter Entity may be willing to purchase certificates, if it makes a market, will depend on market conditions and other relevant factors and may be significantly lower than the issue price for the certificates and significantly lower than the price at which it may be willing to sell certificates.

In addition, none of the Underwriter Entities will have any obligation to monitor the performance of the certificates or the actions of the parties to the pooling and servicing agreement and will have no authority to advise any party to the pooling and servicing agreement or to direct their actions.

Furthermore, each Underwriter Entity expects that a completed offering will enhance its ability to assist clients and counterparties in the transaction or in related transactions (including assisting clients in additional purchases and sales of the certificates and hedging transactions). The Underwriter Entities expect to derive fees and other revenues from these transactions. In addition, participating in a successful offering and providing related services to clients may enhance the Underwriter Entities’ relationships with various parties, facilitate additional business development, and enable them to obtain additional business and generate additional revenue.

The Underwriter Entities are playing several roles in this transaction. Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor, German American Capital Corporation, a sponsor, and Deutsche Bank AG, acting through its New York Branch, an originator. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of each of Citi Real Estate Funding Inc., a sponsor and an originator.

See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”. Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Master Servicer and the Special Servicer

The pooling and servicing agreement provides that the mortgage loans serviced thereunder are required to be administered in accordance with the servicing standard without regard to ownership of any certificate by the master servicer, the special servicer or any of their respective affiliates. See “Pooling and Servicing Agreement—Servicing Standard”. Each pooling and servicing agreement governing the servicing of a non-serviced whole loan provides that such non-serviced whole loan is required to be administered in accordance with a servicing standard that is generally similar to the servicing standard set forth in the pooling and servicing agreement. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Notwithstanding the foregoing, the master servicer, a sub-servicer, the special servicer or any of their respective affiliates and, as it relates to servicing and administration of a non-serviced mortgage loan, each applicable master servicer, sub-servicer, special servicer or any of their respective affiliates under the pooling and servicing agreement governing the servicing of a non-serviced whole loan, may have interests when dealing with the mortgage loans that are in conflict with those of holders of the certificates, especially if the master servicer, a sub-servicer, the special servicer or any of their respective affiliates holds certificates or securities relating to any of the applicable companion loans, or has financial interests in or financial dealings with a borrower or a borrower sponsor.

In order to minimize the effect of certain of these conflicts of interest as they relate to the special servicer, if the special servicer obtains knowledge that it has become a borrower party with respect to a serviced mortgage loan and any related serviced companion loan, the special servicer will be required to resign as special servicer with respect to that mortgage loan or serviced whole loan (referred to in this prospectus as a “conflicted special servicer loan”) and a separate special servicer that is not a borrower party (referred to in this prospectus as a “non-conflicted special servicer”) will be appointed as special servicer for such conflicted special servicer loan as described under “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus. Any non-conflicted special servicer will be required to perform all of the obligations of the special servicer with respect to such conflicted special servicer loan and will be entitled to all special servicing compensation with respect to such conflicted special servicer loan earned during such time as the related mortgage loan is a conflicted special servicer loan (provided that that special servicer will remain entitled to all other special servicing compensation with respect all mortgage loans and serviced whole loans that are not conflicted special servicer loans). While the special servicer will have the same access to information related to the conflicted special servicer loan as it does with respect to the other mortgage loans, the special servicer will covenant in the pooling and servicing agreement that it will not directly or indirectly provide any information related to the conflicted special servicer loan to the related borrower party or any employees or personnel of such borrower party involved in the management of any investment in the related borrower party or the related mortgaged property and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations. Notwithstanding those restrictions, there can be no assurance that the related borrower party will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to a conflicted special servicer loan.

Each of these relationships may create a conflict of interest. For instance, if the special servicer or its affiliate holds a subordinate class of certificates, the special servicer might seek to reduce the potential for losses allocable to those certificates from the mortgage loans by deferring acceleration in hope of maximizing future proceeds. However, that action could result in less proceeds to the issuing entity than would be realized if earlier action had been taken. In addition, no servicer is required to act in a manner more favorable to the offered certificates or any particular class of certificates than to the Series 2017-CD6 non-offered certificates, any serviced companion loan holder or the holder of any serviced companion loan securities.

Each of the master servicer and the special servicer services and is expected to continue to service, in the ordinary course of its business, existing and new mortgage loans for third parties, including portfolios of mortgage loans similar to the mortgage loans. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans. Consequently, personnel of the master servicer or the special servicer, as applicable, may perform services, on behalf of the issuing entity, with respect to the mortgage loans at the same time as they are performing services, on behalf of other persons, with respect to other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans. In addition, the mortgage loan sellers will determine who will service mortgage loans that the mortgage loan sellers originate in the future, and that determination may be influenced by the mortgage loan seller’s opinion of servicing decisions made by the master servicer or special servicer under the pooling and servicing agreement including, among other things, the manner in which the master servicer or special servicer enforces breaches of representations and warranties against the related mortgage loan seller. This may pose inherent conflicts for the master servicer or the special servicer.

The special servicer may enter into one or more arrangements with the directing certificateholder, a controlling class certificateholder, a serviced companion loan holder or other certificateholders (or an affiliate or a third party representative of one or more of the preceding parties) to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, the special servicer’s appointment (or continuance) as special servicer under the pooling and servicing agreement and/or the related intercreditor agreement and limitations on the right of such person to replace the special servicer. See “—Other Potential Conflicts of Interest May Affect Your Investment” below.

Argentic Securities Holdings Cayman Limited, the expected holder of the RR certificates and Class S certificates, is expected to appoint Argentic Securities Income USA LLC or one of its affiliates as the initial directing certificateholder with respect to each serviced mortgage loan (other than any conflicted loan). LNR Partners, LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than with respect to any applicable conflicted loan) and it or an affiliate assisted Argentic Securities Holdings Cayman Limited or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date.

Although the master servicer and the special servicer will be required to service and administer the mortgage loan pool in accordance with the servicing standard and, accordingly, without regard to their rights to receive compensation under the pooling and servicing agreement and without regard to any potential obligation to repurchase or substitute a mortgage loan if the master servicer or special servicer is a mortgage loan seller, the possibility of receiving additional servicing compensation in the nature of assumption and modification fees, the continuation of receiving fees to service or specially service a mortgage loan, or the desire to avoid a repurchase demand resulting from a breach of a representation and warranty or material document default may under certain circumstances provide the master servicer or the special servicer, as the case may be, with an economic disincentive to comply with this standard.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Potential Conflicts of Interest of the Operating Advisor and the Asset Representations Reviewer

Park Bridge Lender Services LLC, an indirect wholly owned subsidiary of Park Bridge Financial LLC, has been appointed as the initial operating advisor with respect to all of the serviced mortgage loans (other than any servicing shift mortgage loan) and has been appointed as the initial asset representations reviewer with respect to all of the mortgage loans. See “Transaction Parties—The Operating Advisor and

Asset Representations Reviewer”. In the normal course of conducting its business, Park Bridge Lender Services LLC and its affiliates may have rendered services to, performed surveillance of, provided valuation services to, and negotiated with, numerous parties engaged in activities related to structured finance and commercial mortgage securitization. These parties may have included institutional investors, the depositor, the sponsors, the mortgage loan sellers, the originators, the certificate administrator, the trustee, the master servicer, the special servicer or the directing certificateholder, collateral property owners and their vendors or affiliates of any of those parties. In the normal course of its business, Park Bridge Lender Services LLC and its affiliates are also hired by trustees and other transaction parties to perform valuation services with respect to properties that may have mortgages attached. Each of these relationships, to the extent they exist, may continue in the future and may involve a conflict of interest with respect to the duties of Park Bridge Lender Services LLC as operating advisor or asset representations reviewer. We cannot assure you that the existence of these relationships and other relationships in the future will not impact the manner in which the initial operating advisor or the initial asset representations reviewer performs its duties under the pooling and servicing agreement.

In addition, the operating advisor or the asset representations reviewer and their affiliates may have interests that are in conflict with those of certificateholders, especially if the operating advisor or the asset representations reviewer or any of their affiliates holds certificates or has financial interests in or other financial dealings with any of the parties to this transaction, a borrower or a parent or sponsor of a borrower or any of their affiliates.

Additionally, Park Bridge Lender Services LLC or its affiliates, in the ordinary course of their business, may in the future (a) perform for third parties contract underwriting services and advisory services as well as service or specially service mortgage loans and (b) acquire mortgage loans for their own account, including, in each such case, mortgage loans similar to the mortgage loans that will be included in the issuing entity. The real properties securing these other mortgage loans may be in the same markets as, and compete with, certain of the mortgaged properties securing the mortgage loans that will be included in the issuing entity. Consequently, personnel of Park Bridge Lender Services LLC may perform services, on behalf of the issuing entity, with respect to the mortgage loans included in the issuing entity at the same time as they are performing services with respect to, or while Park Bridge Lender Services LLC or its affiliates are holding, other mortgage loans secured by properties that compete with the mortgaged properties securing the mortgage loans included in the issuing entity. This may pose inherent conflicts for Park Bridge Lender Services LLC.

Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders

It is expected that Argentic Securities Income USA LLC or its affiliate will be the initial directing certificateholder. The special servicer may, at the direction of the directing certificateholder (for so long as a control termination event does not exist and other than with respect to any applicable conflicted loan), take actions with respect to the specially serviced mortgage loans administered under the pooling and servicing agreement that could adversely affect the holders of some or all of the classes of certificates. The directing certificateholder will be controlled by the controlling class certificateholders.

The controlling class certificateholders and the holders of the companion loans or securities backed by such companion loans may have interests in conflict with those of the other certificateholders. As a result, it is possible that the directing certificateholder on behalf of the controlling class certificateholders (for so long as a control termination event does not exist and other than with respect to any applicable conflicted loan) or the directing certificateholder (which term as used herein will include any equivalent entity or any representative thereof) under the pooling and servicing agreement governing the servicing of a non-serviced whole loan may direct the special servicer or the special servicer under such pooling and servicing agreement relating to the other securitization transaction, as the case may be, to take actions that conflict with the interests of holders of certain classes of the certificates. Set forth in the following table is the identity of the initial directing certificateholder for each pari passu whole loan, the expected securitization trust holding the controlling note in such whole loan and the pooling and servicing agreement under which it is expected to be serviced.

Whole Loan	Pooling/Trust and Servicing Agreement	Controlling Noteholder	Directing Certificateholder(1)
Headquarters Plaza	CD 2017-CD6	CD 2017-CD6	Argentic Securities Income USA LLC
U-Haul SAC Portfolio 14, 15, 17	JPMDB 2017-C7	JPMDB 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Burbank Office Portfolio	DBUBS 2017-BRBK	DBUBS 2017-BRBK	Prima Capital Advisors LLC
IRG Portfolio	JPMDB 2017-C7	JPMDB 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Station Place III	JPMDB 2017-C7	JPMDB 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Moffett Place Building 4	JPMDB 2017-C7	JPMDB 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.
Lightstone Portfolio	CD 2017-CD6	CD 2017-CD6	Argentic Securities Income USA LLC
Corporate Woods Portfolio	CGCMT 2017-P8	CGCMT 2017-P8	Prime Finance CMBS B-Piece Holdco X, L.P.
Integrated Health Campus	COMM 2017-COR2	COMM 2017-COR2	Jefferies LoanCore LLC
Colorado Center	BXP 2017-CC	BXP 2017-CC	BlackRock Financial Management, Inc.
Gurnee Mills	CSAIL 2016-C7	CSAIL 2016-C7	RREF III Debt AIV, LP
Cleveland East	WFCM 2017-C39	WFCM 2017-C39	B-Piece Holdings Cayman Limited
Arizona Retail Portfolio	CD 2017-CD6	The Bancorp Bank(2)	The Bancorp Bank(2)
Covance Business Center	JPMDB 2017-C7	JPMDB 2017-C7	KKR Real Estate Credit Opportunity Partners Aggregator I L.P.

(1)	The related transaction documents may provide that the directing certificateholder may either be the entity specified or an affiliate thereof.

(2)	The initial Controlling Noteholder and initial Directing Party is the holder of the controlling subordinate companion loan (identified here), who will have certain control and consultation rights with respect to the related mortgage loan until the occurrence of a control appraisal period pursuant to the related intercreditor agreement. During the control appraisal period, the directing certificateholder (or equivalent entity) under the identified servicing agreement is expected to exercise such control and consultation rights until such rights are terminated pursuant to such servicing agreement.

The special servicer, upon non-binding consultation with (or, in the case of any servicing shift whole loan, prior to the related servicing shift securitization date, at the direction or with the approval of) a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loan”. In connection with the pari passu whole loans serviced under the pooling and servicing agreement for this securitization, the serviced companion loan holders do not have any duties to the holders of any class of certificates, and they may have interests in conflict with those of the certificateholders. As a result, it is possible that a serviced companion loan holder (solely with respect to the related serviced whole loan) may advise the special servicer to take actions that conflict with the interests of holders of certain classes of the certificates. However, the special servicer is not permitted to take actions that are prohibited by law or violate the servicing standard or the terms of the mortgage loan documents. In addition, except as limited by certain conditions described under “Pooling and Servicing Agreement—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”, the

special servicer may be replaced by the directing certificateholder for cause at any time and without cause (for so long as a control termination event does not exist and other than with respect to any applicable conflicted loan) (or, in the case of any servicing shift mortgage loan, prior to the related servicing shift securitization date, by the holder of such companion loan at any time, for cause or without cause). See “Pooling and Servicing Agreement—The Directing Certificateholder” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events”.

Similarly, the applicable controlling class related to the securitization trust indicated in the chart above as the controlling noteholder (or, on and after the related servicing shift securitization date, the securitization trust for the related controlling companion loan) has certain consent and/or consultation rights with respect to the non-serviced mortgage loans under the related pooling and servicing agreement governing the servicing of that related non-serviced whole loan and have similar conflicts of interest with the holders of other certificates backed by the companion loans. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

With respect to the serviced AB whole loan, the holder of the related controlling subordinate companion loan will have certain rights with respect to the related whole loan under certain circumstances, including the right, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, to consent to various modifications and waivers or other matters affecting the related whole loan and certain actions and amendments to the mortgage loan documents proposed by the special servicer with respect to the related mortgage loan. In addition, each holder of a subordinate companion loan will have the right to purchase the related mortgage loan at any time that an event of default has occurred and is continuing under the mortgage loan. Additionally, prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the holder of the related controlling subordinate companion loan will also have the right under, and subject to the requirements of, the related intercreditor agreement to replace the special servicer with respect to such whole loan. See “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan” in this prospectus. In exercising those rights, no holder of a controlling subordinate companion loan has any obligation to consider the interests of, or impact of the exercise of such rights upon, the trust or the certificateholders.

The directing certificateholder and its affiliates (and the directing certificateholder under the pooling and servicing agreement governing the servicing of a non-serviced whole loan and their respective affiliates) may have interests that are in conflict with those of certain certificateholders, especially if the applicable directing certificateholder or any of its affiliates holds certificates or companion loan securities, or has financial interests in or other financial dealings (as lender or otherwise) with a borrower or an affiliate of a borrower. In order to minimize the effect of certain of these conflicts of interest, for so long as any borrower party is the directing certificateholder or the holder of the majority of the controlling class (any such mortgage loan referred to in this prospectus as a “conflicted loan” as to the directing certificateholder), the directing certificateholder will not have consent or consultation rights solely with respect to the related conflicted loan (however, the directing certificateholder will be provided certain notices and certain information relating to such conflicted loan as described in the pooling and servicing agreement). In addition, for so long as any borrower party is the directing certificateholder or a controlling class certificateholder, as applicable, the directing certificateholder or such controlling class certificateholder, as applicable, will not be given access to any conflicted information solely relating to the related conflicted loan and/or the related mortgaged properties pursuant to the terms of the pooling and servicing agreement. Notwithstanding those restrictions, there can be no assurance that the directing certificateholder or any controlling class certificateholder will not obtain sensitive information related to the strategy of any contemplated workout or liquidation related to a conflicted loan or otherwise seek to exert its influence over the special servicer in the event a conflicted loan becomes subject to a workout or liquidation. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information” in this prospectus. Each of these relationships may create a conflict of interest.

Argentic Securities Holdings Cayman Limited, the expected holder of each class of RR certificates and the Class S certificates, is expected to appoint Argentic Securities Income USA LLC or one of its affiliates as the initial directing certificateholder with respect to each serviced mortgage loan (other than any conflicted loan). LNR Partners, LLC is expected to act as the special servicer with respect to each serviced mortgage loan (other than with respect to any applicable conflicted loan) and it or an affiliate assisted Argentic Securities Holdings Cayman Limited or its affiliate, with its due diligence on the mortgage loans prior to the Closing Date.

The special servicer, in connection with obtaining the consent of, or upon consultation with, the directing certificateholder or a serviced companion loan holder or its representative, may take actions with respect to the related serviced whole loan that could adversely affect the holders of some or all of the classes of certificates, to the extent described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loan”. In connection with the serviced whole loan, the serviced companion loan holder does not have any duties to the holders of any class of certificates, and it may have interests in conflict with those of the certificateholders. As a result, it is possible that the serviced companion loan holder may advise the applicable special servicer to take actions with respect to the related serviced whole loan that conflict with the interests of holders of certain classes of the certificates.

The purchase options that the holder of the Arizona Retail Portfolio subordinate companion loan holds pursuant to the related intercreditor agreement generally permits such holder to purchase the related defaulted whole loan as described in “Description of the Mortgage Pool—The Whole Loans—The Serviced AB Whole Loan—Purchase Option”. In addition, such subordinate companion loan holder’s right to cure defaults under the related defaulted loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted loan.

Potential Conflicts of Interest in the Selection of the Underlying Mortgage Loans

The anticipated initial investor in each class of RR certificates, which is referred to in this prospectus as the “B-piece buyer” (see “Pooling and Servicing Agreement—The Directing Certificateholder—General”), was given the opportunity by the sponsors to perform due diligence on the mortgage loans originally identified by the sponsors for inclusion in the issuing entity, and to request the removal, re-sizing, decrease in the principal balance of the mortgage loan, reduction of the time during which the loan pays interest-only, increase in the amount of required reserves or change in the expected repayment dates or other features of some or all of the mortgage loans. The mortgage pool as originally proposed by the sponsors (which included mortgage loans to be contributed by an affiliate of the B-piece buyer, Argentic Real Estate Finance LLC) was adjusted based on certain of these requests. In addition, the B-piece buyer received or may receive price adjustments or cost mitigation arrangements in connection with accepting certain mortgage loans in the mortgage pool.

We cannot assure you that you or another investor would have made the same requests to modify the original pool as the B-piece buyer or that the final pool as influenced by the B-piece buyer’s feedback will not adversely affect the performance of your certificates and benefit the performance of the B-piece buyer’s certificates. Because of the differing subordination levels, the B-piece buyer has interests that may, in some circumstances, differ from those of purchasers of other classes of certificates, and may desire a portfolio composition that benefits the B-piece buyer but that does not benefit other investors. In addition, the B-piece buyer may enter into hedging or other transactions (except as may be restricted pursuant to the credit risk retention rules) or otherwise have business objectives that also could cause its interests with respect to the mortgage pool to diverge from those of other purchasers of the certificates. The B-piece buyer performed due diligence solely for its own benefit and has no liability to any person or entity for conducting its due diligence. The B-piece buyer is not required to take into account the interests of any other investor in the certificates in exercising remedies or voting or other rights in its capacity as owner of its certificates or in making requests or recommendations to the sponsors as to the selection of the mortgage loans and the establishment of other transaction terms. Investors are not entitled to rely on in any way the B-piece buyer’s acceptance of a mortgage loan. The B-piece buyer’s acceptance of a mortgage loan does not constitute, and may not be construed as, an endorsement of such mortgage loan, the underwriting for such mortgage loan or the originator of such mortgage loan.

The B-piece buyer will have no liability to any certificateholder for any actions taken by it as described in the preceding two paragraphs.

It is anticipated that Argentic Securities Holdings Cayman Limited, or its affiliate, will be B-piece buyer. The B-piece buyer, or an affiliate, will appoint the initial directing certificateholder. The directing certificateholder will have certain rights to direct and consult with the special servicer. In addition, the directing certificateholder will generally have certain consultation rights with regard to a non-serviced mortgage loan and any servicing shift whole loan under the pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of the related whole loan and the related intercreditor agreement. See “Pooling and Servicing Agreement—The Directing Certificateholder” and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans—Consultation and Control”, “—The Non-Serviced Pari Passu-AB Whole Loans—Burbank Office Portfolio Whole Loan—Consultation and Control” and “—Colorado Center Whole Loan—Consultation and Control”.

Because the incentives and actions of the B-piece buyer may, in some circumstances, differ from or be adverse to those of purchasers of the offered certificates, you are advised and encouraged to make your own investment decision based on a careful review of the information set forth in this prospectus and your own view of the mortgage pool.

Conflicts of Interest May Occur as a Result of the Rights of the Applicable Directing Certificateholder To Terminate the Special Servicer of the Applicable Whole Loan

With respect to each whole loan, the directing certificateholder exercising control rights over that whole loan (or, with respect to any servicing shift whole loan, the holder of the related controlling companion loan) will be entitled, under certain circumstances, to remove the special servicer under the applicable pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of such whole loan and, in such circumstances, appoint a successor special servicer for such whole loan (or have certain consent rights with respect to such removal or replacement). The party with this appointment power may have special relationships or interests that conflict with those of the holders of one or more classes of certificates. In addition, that party does not have any duties to the holders of any class of certificates, may act solely in its own interests, and will have no liability to any certificateholders for having done so. No certificateholder may take any action against the directing certificateholder or, with respect to any servicing shift whole loan, the holder of the related controlling companion loan, under the pooling and servicing agreement for this securitization or under any pooling and servicing agreement or trust and servicing agreement, as applicable, governing the servicing of a non-serviced whole loan, or against any other parties for having acted solely in their respective interests. See “Description of the Mortgage Pool—The Whole Loans” for a description of these rights to terminate the special servicer.

Other Potential Conflicts of Interest May Affect Your Investment

The managers of the mortgaged properties and the borrowers may experience conflicts in the management and/or ownership of the mortgaged properties because:

●	a substantial number of the mortgaged properties are managed by property managers affiliated with the respective borrowers;

●	these property managers also may manage and/or franchise additional properties, including properties that may compete with the mortgaged properties; and

●	affiliates of the managers and/or the borrowers, or the managers and/or the borrowers themselves, also may own other properties, including competing properties.

None of the borrowers, property managers or any of their affiliates or any employees of the foregoing has any duty to favor the leasing of space in the mortgaged properties over the leasing of space in other properties, one or more of which may be adjacent to or near the mortgaged properties.

Each of the foregoing relationships should be considered carefully by you before you invest in any certificates.

Other Risks Relating to the Certificates

The Certificates Are Limited Obligations

The certificates, when issued, will only represent ownership interests in the issuing entity. The certificates will not represent an interest in or obligation of, and will not be guaranteed by, the sponsors, the depositor, or any other person. The primary assets of the issuing entity will be the mortgage loans, and distributions on any class of certificates will depend solely on the amount and timing of payments and other collections in respect of the mortgage loans. We cannot assure you that the cash flow from the mortgaged properties and the proceeds of any sale or refinancing of the mortgaged properties will be sufficient to pay the principal of, and interest on, the mortgage loans or to distribute in full the amounts of interest and principal to which the certificateholders will be entitled. See “Description of the Certificates—General”.

The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline

Your certificates will not be listed on any national securities exchange or traded on any automated quotation systems of any registered securities association, and there is currently no secondary market for your certificates. The underwriters have no obligation to make a market in the offered certificates. We cannot assure you that an active secondary market for the certificates will develop. Additionally, one or more investors may purchase substantial portions of one or more classes of certificates. Accordingly, you may not have an active or liquid secondary market for your certificates.

The market value of the certificates will also be influenced by the supply of and demand for CMBS generally. A number of factors will affect investors’ demand for CMBS, including:

●	the availability of alternative investments that offer higher yields or are perceived as being a better credit risk than CMBS, or as having a less volatile market value or being more liquid than CMBS;

●	legal and other restrictions that prohibit a particular entity from investing in CMBS or limit the amount or types of CMBS that it may acquire or require it to maintain increased capital or reserves as a result of its investment in CMBS;

●	increased regulatory compliance burdens imposed on CMBS or securitizations generally, or on classes of securitizers, that may make securitization a less attractive financing option for commercial mortgage loans; and

●	investors’ perceptions of commercial real estate lending or CMBS, which may be adversely affected by, among other things, a decline in real estate values or an increase in defaults and foreclosures on commercial mortgage loans.

We cannot assure you that your certificates will not decline in value.

Legal and Regulatory Provisions Affecting Investors Could Adversely Affect the Liquidity of the Certificates

We make no representation as to the proper characterization of the certificates for legal investment, financial institution regulatory, financial reporting or other purposes, as to the ability of particular investors to purchase the certificates under applicable legal investment or other restrictions or as to the consequences of an investment in the certificates for such purposes or under such restrictions. Changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets including the CMBS market. While the general effects of such changes are uncertain, regulatory or legislative provisions applicable to certain investors may have the effect of limiting or restricting their ability to hold or acquire CMBS, which in turn may adversely affect the ability of investors in the certificates who are not subject to those provisions to resell their certificates in the secondary market. For example:

●	Investors should be aware of the risk retention and due diligence requirements which currently apply in Europe under Regulation (EU) No. 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms (the “CRR”), Commission Delegated Regulation (EU) No 231/2013, referred to as the Alternative Investment Fund Managers Regulations (“AIFMR”) and Commission Delegated Regulation (EU) 2015/35 of 10 October 2014 supplementing Directive 2009/138/EC of the European Parliament and of the Council on the taking-up and pursuit of the business of Insurance and Reinsurance (Solvency II) (the “Solvency II Delegated Act”, and together with the CRR and the AIFMR, the “EU Risk Retention and Due Diligence Requirements”), or are expected to apply in the future, in respect of various types of EU regulated investors including credit institutions, authorized alternative investment fund managers, investment firms, insurance and reinsurance undertakings and UCITS funds. Amongst other things, such requirements restrict an investor who is subject to the EU Risk Retention and Due Diligence Requirements from investing in securitizations unless: (i) the originator, sponsor or original lender in respect of the relevant securitization has explicitly disclosed that it will retain, on an ongoing basis, a net economic interest of not less than five per cent. in respect of certain specified credit risk tranches or securitized exposures; and (ii) such investor is able to demonstrate that they have undertaken certain due diligence in respect of various matters including but not limited to its note position, the underlying assets and (in the case of certain types of investors) the relevant sponsor or originator. Failure to comply with one or more of the requirements may result in various penalties including, in the case of those investors subject to regulatory capital requirements, the imposition of a punitive capital charge on the certificates acquired by the relevant investor.

●	On September 30, 2015, the European Commission (the “European Commission”) published a proposal to amend the Capital Requirements Regulation (the “CRR Amendment Regulation”) and a proposed regulation relating to a European framework for simple, transparent and standardized securitization (the “STS Securitization Regulation”) which would, among other things, re-cast the EU risk retention rules as part of wider changes to establish a “Capital Markets Union” in Europe (together with the CRR Amendment Regulation, the “Securitization Regulations”). The Presidency of the Council of the European Union (the “Council”) and the European Parliament have proposed amendments to the Securitization Regulations. The subsequent trilogue discussions between representatives of the European Commission, the Council and the European Parliament, have resulted in a compromise agreement being reached on the contents of the Securitization Regulations. The Council published the compromise text of the STS Securitization Regulation in a communication dated June 26, 2017. However, the final forms of the Securitization Regulations have not yet been published and so their final contents are not yet known. The current intention is that the Securitization Regulations will only apply from January 1, 2019. Investors should be aware that there are likely to be material differences between the current EU Risk Retention and Due Diligence Requirements and those in the Securitization Regulations.

None of the sponsors, the depositor or the issuing entity intends to retain a material net economic interest in the securitization constituted by the issue of the certificates in accordance with the EU Risk Retention and Due Diligence Requirements or to take any other action which may be required by EEA-regulated investors for the purposes of their compliance with the EU Risk Retention and Due Diligence Requirements. Consequently, the certificates are not a suitable investment for EEA-credit institutions, investment firms or the other types of EEA-regulated investors mentioned above. As a result, the price and liquidity of the certificates in the secondary market may be adversely affected. EEA-regulated investors are encouraged to consult with their own investment and legal advisors regarding the suitability of the certificates for investment.

●

Recent changes in federal banking and securities laws, including those resulting from the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) enacted in the United States, may have an adverse effect on issuers, investors or other participants in the asset-backed securities markets. In particular, new capital regulations were issued by the U.S. banking regulators in July 2013; these regulations implement the increased capital requirements established under the Basel Accord and are being phased in over time. These new capital regulations eliminate reliance on credit ratings and otherwise alter, and in most cases increase, the capital requirements imposed on depository institutions and their holding companies, including with respect to ownership of asset-backed securities such as CMBS. Further changes in capital requirements have been announced by the Basel Committee on Banking Supervision and it is uncertain when such changes will be implemented in the United States. When fully implemented in the United States, these changes may have an adverse effect with respect to investments in asset-backed securities, including CMBS. As a result of these regulations, investments in CMBS such as the certificates by financial institutions subject to bank capital regulations may result in greater capital charges to these financial institutions and these new regulations may otherwise adversely affect the treatment of CMBS for their regulatory capital purposes.

●	Regulations were adopted on December 10, 2013 to implement Section 619 of the Dodd-Frank Act (such statutory provision together with such implementing regulations, the “Volcker Rule”). The Volcker Rule generally prohibits “banking entities” (which is broadly defined to include U.S. banks and bank holding companies and many non-U.S. banking entities, together with their respective subsidiaries and other affiliates) from (i) engaging in proprietary trading, (ii) acquiring or retaining an ownership interest in or sponsoring a “covered fund” and (iii) entering into certain relationships with such funds. The Volcker Rule became effective on July 21, 2012, and final regulations implementing the Volcker Rule were adopted on December 10, 2013. Banking entities were required to be in conformance with the Volcker Rule by July 21, 2015, although ownership interests or sponsorships in covered funds in existence prior to December 31, 2013 were required to be brought into conformance by July 21, 2017 (with the possibility of an additional five-year extension for certain illiquid funds). Prior to the applicable conformance date expiration, banking entities must make good faith efforts to conform their activities and investments to the Volcker Rule. Under the Volcker Rule, unless otherwise jointly determined otherwise by specified federal regulators, a “covered fund” does not include an issuer that may rely on an exclusion or exemption from the definition of “investment company” under the Investment Company Act other than the exclusions contained in Section 3(c)(1) and Section 3(c)(7) of the Investment Company Act.

The issuing entity will be relying on an exclusion or exemption under the Investment Company Act contained in Section 3(c)(5) of the Investment Company Act or Rule 3a-7 under the Investment Company Act, although there may be additional exclusions or exemptions available to the issuing entity. Accordingly, the issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule. The general effects of the Volcker Rule remain uncertain. Any prospective investor in the certificates, including a U.S. or foreign bank or a subsidiary or other bank affiliate, should consult its own legal advisors regarding such matters and other effects of the Volcker Rule.

●	The Financial Accounting Standards Board has adopted changes to the accounting standards for structured products. These changes, or any future changes, may affect the accounting for entities such as the issuing entity, could under certain circumstances require an investor or its owner generally to consolidate the assets of the issuing entity in its financial statements and record third parties’ investments in the issuing entity as liabilities of that investor or owner or could otherwise adversely affect the manner in which the investor or its owner must report an investment in CMBS for financial reporting purposes.

●	For purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended, no class of certificates will constitute “mortgage related securities”.

Further changes in federal banking and securities laws and other laws and regulations may have an adverse effect on issuers, investors, or other participants in the asset-backed securities markets (including the CMBS market) and may have adverse effect on the liquidity, market value and regulatory characteristics of the certificates.

Accordingly, all investors whose investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities should consult with their own legal, accounting and other advisors in determining whether, and to what extent, the certificates will constitute legal investments for them or are subject to investment or other restrictions, unfavorable accounting treatment, capital charges or reserve requirements. See “Legal Investment” in this prospectus.

Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded

Ratings assigned to the offered certificates by the nationally recognized statistical rating organizations engaged by the depositor:

●	are based on, among other things, the economic characteristics of the mortgaged properties and other relevant structural features of the transaction;

●	do not represent any assessment of the yield to maturity that a certificateholder may experience;

●	reflect only the views of the respective rating agencies as of the date such ratings were issued;

●	may be reviewed, revised, suspended, downgraded, qualified or withdrawn entirely by the applicable rating agency as a result of changes in or unavailability of information;

●	may have been determined based on criteria that included an analysis of historical mortgage loan data that may not reflect future experience;

●	may reflect assumptions by such rating agencies regarding performance of the mortgage loans that are not accurate, as evidenced by the significant amount of downgrades, qualifications and withdrawals of ratings assigned to previously issued CMBS by the hired rating agencies and other nationally recognized statistical rating organizations during the recent credit crisis; and

●	do not consider to what extent the offered certificates will be subject to prepayment or that the outstanding principal amount of any class of offered certificates will be prepaid.

In addition, the rating of any class of offered certificates below an investment grade rating by any nationally recognized statistical rating organization, whether upon initial issuance of such class of certificates or as a result of a ratings downgrade, could adversely affect the ability of an employee benefit plan or other investor to purchase or retain those offered certificates. See “Certain ERISA Considerations” and “Legal Investment”.

Nationally recognized statistical rating organizations that were not engaged by the depositor to rate the offered certificates may nevertheless issue unsolicited credit ratings on one or more classes of offered certificates, relying on information they receive pursuant to Rule 17g-5 under the Securities Exchange Act of 1934, as amended, or otherwise. If any such unsolicited ratings are issued, we cannot assure you that they will not be different from any ratings assigned by a rating agency engaged by the depositor. The issuance of unsolicited ratings by any nationally recognized statistical rating organization on a class of the offered certificates that are lower than ratings assigned by a rating agency engaged by the depositor may adversely impact the liquidity, market value and regulatory characteristics of that class.

As part of the process of obtaining ratings for the offered certificates, the depositor had initial discussions with and submitted certain materials to 6 nationally recognized statistical rating organizations. Based on preliminary feedback from those nationally recognized statistical rating organizations at that time, the depositor selected 3 of those nationally recognized statistical rating organizations to rate certain classes of the certificates and not the other nationally recognized statistical rating organizations, due in part to their initial subordination levels for the various classes of the certificates. If the depositor had selected the other nationally recognized statistical rating organizations to rate the certificates, we cannot assure you that the ratings such other nationally recognized statistical rating organizations would have assigned to the certificates would not have been lower than the ratings assigned by the nationally recognized statistical rating organizations engaged by the depositor. Further, in the case of 1 nationally recognized statistical rating organizations engaged by the depositor, the depositor only requested ratings for certain classes of rated certificates, due in part to the initial subordination levels provided by each such nationally recognized statistical rating organization for the classes of certificates. If the depositor had selected each such nationally recognized statistical rating organization to rate those other classes of rated certificates not rated by it, its ratings of those other certificates may have been different, and potentially lower, than those ratings ultimately assigned to those certificates by the other nationally recognized statistical rating organizations engaged to rate such certificates. In addition, the decision not to engage one or more other rating agencies in the rating of certain classes of certificates to be issued in connection with this transaction may negatively impact the liquidity, market value and regulatory characteristics of those classes of certificates. Although unsolicited ratings may be issued by any nationally recognized statistical rating organization, a nationally recognized statistical rating organization might be more likely to issue an unsolicited rating if it was not selected after having provided preliminary feedback to the depositor. Neither the depositor nor any other person or entity will have any duty to notify you if any other nationally recognized statistical rating organization issues, or delivers notice of its intention to issue, consolidated ratings on one or more classes of certificates after the date of this prospectus.

Furthermore, the Securities and Exchange Commission may determine that any or all of the rating agencies engaged by the depositor to rate the certificates no longer qualifies as a nationally recognized statistical rating organization, or is no longer qualified to rate the certificates or may no longer rate similar securities for a limited period as a result of an enforcement action, and that determination may also have an adverse effect on the liquidity, market value and regulatory characteristics of the offered certificates. To the extent that the provisions of any mortgage loan or the pooling and servicing agreement condition any action, event or circumstance on the delivery of a rating agency confirmation, the pooling and servicing agreement will require delivery or deemed delivery of a rating agency confirmation only from the rating agencies engaged by the depositor to rate the certificates or, in the case of a serviced whole loan, any related companion loan securities.

We are not obligated to maintain any particular rating with respect to the certificates, and the ratings initially assigned to the certificates by any or all of the rating agencies engaged by the depositor to rate the certificates could change adversely as a result of changes affecting, among other things, the mortgage loans, the mortgaged properties, the parties to the pooling and servicing agreement, or as a result of changes to ratings criteria employed by any or all of the rating agencies engaged by the depositor to rate the certificates. Although these changes would not necessarily be or result from an event of default on any mortgage loan, any adverse change to the ratings of the offered certificates would likely have an adverse effect on the market value, liquidity and/or regulatory characteristics of those certificates.

Further, certain actions provided for in loan agreements may require a rating agency confirmation be obtained from the rating agencies engaged by the depositor to rate the certificates and, in the case of a serviced whole loan, any companion loan securities as a precondition to taking such action. In certain circumstances, this condition may be deemed to have been met or waived without such a rating agency confirmation being obtained. In the event such an action is taken without a rating agency confirmation being obtained, we cannot assure you that the applicable rating agency will not downgrade, qualify or withdraw its ratings as a result of the taking of such action. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—”Due-On-Sale” and “Due-On-Encumbrance” Provisions”, “Pooling and Servicing Agreement—Rating Agency Confirmations” and “Ratings” for additional considerations regarding the ratings, including a description of the process of obtaining confirmations of ratings for the offered certificates.

Your Yield May Be Affected by Defaults, Prepayments and Other Factors

General. The yield to maturity on each class of offered certificates will depend in part on the following:

●	the purchase price for the certificates;

●	the rate and timing of principal payments on the mortgage loans (both voluntary and involuntary), and the allocation of principal prepayments to the respective classes of offered certificates with certificate balances; and

●	the allocation of shortfalls and losses on the mortgage loans to the respective classes of offered certificates.

For this purpose, principal payments include voluntary and involuntary prepayments, such as prepayments resulting from the application of loan reserves, property releases, casualty or condemnation, defaults and liquidations as well as principal payments resulting from repurchases due to material breaches of representations and warranties or material document defects or purchases by a companion loan holder or mezzanine lender (if any) pursuant to a purchase option or sales of defaulted mortgage loans.

Any changes in the weighted average lives of your certificates may adversely affect your yield. In general, if you buy a certificate at a premium, and principal distributions occur faster than expected, your actual yield to maturity will be lower than expected. If principal distributions are very high, holders of certificates purchased at a premium might not fully recover their initial investment. Conversely, if you buy a certificate at a discount and principal distributions occur more slowly than expected, your actual yield to maturity will be lower than expected.

Prepayments resulting in a shortening of weighted average lives of your certificates may be made at a time of low interest rates when you may be unable to reinvest the resulting payment of principal on your certificates at a rate comparable to the effective yield anticipated by you in making your investment in the certificates, while delays and extensions resulting in a lengthening of those weighted average lives may occur at a time of high interest rates when you may have been able to reinvest principal payments that would otherwise have been received by you at higher rates.

In addition, the extent to which prepayments on the mortgage loans in the issuing entity ultimately affect the weighted average life of the certificates will depend on the terms of the certificates, more particularly:

●	a class of certificates that entitles the holders of those certificates to a disproportionately larger share of the prepayments on the mortgage loans increases the “call risk” or the likelihood of early retirement of that class if the rate of prepayment is relatively fast; and

●	a class of certificates that entitles the holders of the certificates to a disproportionately smaller share of the prepayments on the mortgage loans increases the likelihood of “extension risk” or an extended average life of that class if the rate of prepayment is relatively slow.

The Timing of Prepayments and Repurchases May Change Your Anticipated Yield. The rate at which voluntary prepayments occur on the mortgage loans will be affected by a variety of factors, including:

●	the terms of the mortgage loans, including, the length of any prepayment lockout period and the applicable yield maintenance charges and prepayment premiums and the extent to which the related mortgage loan terms may be practically enforced;

●	the level of prevailing interest rates;

●	the availability of credit for commercial real estate;

●	the master servicer’s or special servicer’s ability to enforce yield maintenance charges and prepayment premiums;

●	the failure to meet certain requirements for the release of escrows;

●	the occurrence of casualties or natural disasters; and

●	economic, demographic, tax, legal or other factors.

Although a yield maintenance charge or other prepayment premium provision of a mortgage loan is intended to create an economic disincentive for a borrower to prepay voluntarily a mortgage loan, we cannot assure you that mortgage loans that have such provisions will not prepay.

The extent to which the master servicer or the special servicer, if any, forecloses upon, takes title to and disposes of any mortgaged property related to a mortgage loan or sells defaulted mortgage loans will affect the weighted average lives of your certificates. If the master servicer or the special servicer, if any, forecloses upon a significant number of the related mortgage loans, and depending upon the amount and timing of recoveries from the related mortgaged properties or sells defaulted mortgage loans, your certificates may have a shorter weighted average life.

Delays in liquidations of defaulted mortgage loans and modifications extending the maturity of mortgage loans will tend to delay the payment of principal on the mortgage loans. The ability of the related borrower to make any required balloon payment typically will depend upon its ability either to refinance the mortgage loan or to sell the related mortgaged property. A significant number of the mortgage loans require balloon payments at maturity or provide incentives for the borrower to repay by the related anticipated repayment date and there is a risk that a number of those mortgage loans may default at maturity, or that the master servicer or the special servicer, if any, may extend the maturity of a number of those mortgage loans in connection with workouts. We cannot assure you as to the borrowers’ abilities to make mortgage loan payments on a full and timely basis, including any balloon payments at maturity or anticipated repayment date. Bankruptcy of the borrower or adverse conditions in the market where the mortgaged property is located may, among other things, delay the recovery of proceeds in the case of defaults. Losses on the mortgage loans due to uninsured risks or insufficient hazard insurance proceeds may create shortfalls in distributions to certificateholders. Any required indemnification of a party to the pooling and servicing agreement in connection with legal actions relating to the issuing entity, the related agreements or the certificates may also result in shortfalls.

See “—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” above and “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Prepayment Protections and Certain Involuntary Prepayments”.

In addition, if a sponsor repurchases a mortgage loan from the issuing entity due to a material breach of one or more of its representations or warranties or a material document defect, the repurchase price paid will be passed through to the holders of the certificates with the same effect as if the mortgage loan had been prepaid in part or in full, and no yield maintenance charge or other prepayment premium would be payable. Additionally, the holder of a subordinate companion loan or any mezzanine lender (if any) may have the option to purchase the related mortgage loan after certain defaults, and the purchase price may not include any yield maintenance charges or prepayment premiums. As a result of such a repurchase or purchase, investors in any class of Class X certificates and any other certificates purchased at a premium might not fully recoup their initial investment. A repurchase, a prepayment or the exercise of a purchase option may adversely affect the yield to maturity on your certificates. In this respect, see “Description of the Mortgage Loan Purchase Agreements” and “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”.

The certificates with notional amounts will not be entitled to distributions of principal but instead will accrue interest on their respective notional amounts. Because the notional amount of the certificates indicated in the following table is based upon all or a portion of the outstanding certificate balances of the related class of certificates, the yield to maturity on the indicated certificates will be extremely sensitive to the rate and timing of prepayments of principal, liquidations and principal losses on the mortgage loans to the extent allocated to the related certificates.

Interest-Only Class of Certificates	Underlying Class or Classes
Class X-A	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M
Class X-B	Class B
Class X-D	Class D

A rapid rate of principal prepayments, liquidations and/or principal losses on the mortgage loans could result in the failure to recoup the initial investment in any class of Class X certificates. Investors in any class of Class X certificates should fully consider the associated risks, including the risk that an extremely rapid rate of amortization, prepayment or other liquidation of the mortgage loans could result in the failure of such investors to recoup fully their initial investments. The yield to maturity of the certificates with notional amounts may be adversely affected by the prepayment of mortgage loans with higher net mortgage loan rates. See “Yield and Maturity Considerations—Yield on the Certificates with Notional Amounts”.

Your Yield May Be Adversely Affected By Prepayments Resulting From Earnout Reserves. With respect to certain mortgage loans, earnout escrows may have been established at origination, which funds may be released to the related borrower upon satisfaction of certain conditions. If such conditions with respect to any such mortgage loan are not satisfied, the amounts reserved in such escrows may be applied to the payment of the mortgage loan, which would have the same effect on the offered certificates as a prepayment of the mortgage loan, except that such application of funds would not be accompanied by any prepayment premium or yield maintenance charge. See Annex A-1. The pooling and servicing agreement will provide that unless required by the mortgage loan documents, the master servicer will not apply such amounts as a prepayment if no event of default has occurred.

Losses and Shortfalls May Change Your Anticipated Yield. If losses on the mortgage loans allocated to the principal balance certificates exceed the aggregate certificate balance of principal balance certificates subordinated to a particular class, that class will suffer a loss equal to the full amount of the excess (up to the outstanding certificate balance of that class). Even if losses on the mortgage loans are not borne by your certificates, those losses may affect the weighted average life and yield to maturity of your certificates.

For example, certain shortfalls in interest as a result of involuntary prepayments may reduce the funds available to make payments on your certificates. In addition, if the master servicer, the special servicer or the trustee reimburses itself (or a master servicer, special servicer, trustee or other party to a pooling and servicing agreement governing the servicing of the non-serviced whole loan) out of general collections on the mortgage loans included in the issuing entity for any advance that it (or any such other party) has determined is not recoverable out of collections on the related mortgage loan, then to the extent that this reimbursement is made from collections of principal on the mortgage loans in the issuing entity, that reimbursement will reduce the amount of principal available to be distributed on the certificates and will result in a reduction of the certificate balance (or notional amount) of a class of principal balance certificates. See “Description of the Certificates—Distributions”. Likewise, if the master servicer or the trustee reimburses itself out of principal collections on the mortgage loans for any workout-delayed reimbursement amounts, that reimbursement will reduce the amount of principal available to be distributed on the principal balance certificates on that distribution date. This reimbursement would have the effect of reducing current payments of principal on the offered certificates (other than the Class S and Class R certificates and the certificates with notional amounts) and extending the weighted average lives of the offered certificates with certificate balances. See “Description of the Certificates—Distributions”.

In addition, to the extent losses are realized on the mortgage loans and allocated to the principal balance certificates, first the Class H-RR, Class G-RR, Class F-RR, Class E-RR, Class D, Class C,

Class B and Class A-M certificates, in that order, and then the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on their respective certificate balances, will bear such losses up to an amount equal to the respective outstanding certificate balance of that class. A reduction in the certificate balance of any class of principal balance certificates underlying the related class of Class X certificates will result in a corresponding reduction in the notional amount of that class of Class X certificates. We make no representation as to the anticipated rate or timing of prepayments (voluntary or involuntary) or rate, timing or amount of liquidations or losses on the mortgage loans or as to the anticipated yield to maturity of any such offered certificate. See “Yield and Maturity Considerations”.

Risk of Early Termination. The issuing entity is subject to optional termination under certain circumstances. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”. In the event of this termination, you might receive some principal payments earlier than otherwise expected, which could adversely affect your anticipated yield to maturity.

Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment

You Have Limited Voting Rights. Except as described in this prospectus, you and other certificateholders generally do not have a right to vote and do not have the right to make decisions with respect to the administration of the issuing entity and the mortgage loans. With respect to mortgage loans (other than any mortgage loan that will be serviced under a separate pooling and servicing agreement), those decisions are generally made, subject to the express terms of the pooling and servicing agreement for this transaction, by the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, subject to any rights of the directing certificateholder under the pooling and servicing agreement for this transaction and the rights of the holders of the related companion loans and mezzanine debt under the related intercreditor agreement. With respect to the non-serviced mortgage loans, you will generally not have any right to vote or make decisions with respect the non-serviced mortgage loans, and those decisions will generally be made by the master servicer or the special servicer under the pooling and servicing agreement governing the servicing of the related non-serviced mortgage loan and the related companion loan, subject to the rights of the directing certificateholder appointed under such pooling and servicing agreement. See “Pooling and Servicing Agreement” and “Description of the Mortgage Pool—The Whole Loans”. In particular, with respect to the risks relating to a modification of a mortgage loan, see “—Risks Relating to Modifications of the Mortgage Loans” below.

In certain limited circumstances where certificateholders have the right to vote on matters affecting the issuing entity, in some cases, these votes are by certificateholders taken as a whole and in others the vote is by class. In all cases voting is based on the outstanding certificate balance, which is reduced by realized losses. In certain cases with respect to the termination of the special servicer and the operating advisor, certain voting rights will also be reduced by appraisal reductions, as described below. These limitations on voting could adversely affect your ability to protect your interests with respect to matters voted on by certificateholders. See “Description of the Certificates—Voting Rights”. You will have no rights to vote on any servicing matters related to the mortgage loans that will be serviced under a pooling and servicing agreement governing the servicing of a non-serviced whole loan.

In general, a certificate beneficially owned by the master servicer, the special servicer (including, for the avoidance of doubt, any non-conflicted special servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller, a borrower party or affiliate of any of such persons will be deemed not to be outstanding and a holder of such certificate will not have the right the vote, subject to certain exceptions, as further described in the definition of “Certificateholder” under “Description of the Certificates—Reports to Certificateholders; Certain Available Information—Certificate Administrator Reports” in this prospectus.

The Rights of the Directing Certificateholder and the Operating Advisor Could Adversely Affect Your Investment. The directing certificateholder will have certain consent and consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan, any servicing shift mortgage loan or any applicable conflicted loan, and prior to the occurrence and continuance of a control appraisal period under the related intercreditor agreement, the Arizona Retail Portfolio whole loan)

and the right to replace the special servicer with or without cause, except that if a control termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class, as reduced by the application of appraisal reductions and realized losses, is less than 25% of its initial certificate balance), occurs and is continuing, the directing certificateholder will lose the consent rights and the right to replace the special servicer, and if a consultation termination event (i.e., an event in which the certificate balance of the most senior class of certificates that is eligible to be a controlling class (as reduced by the application of realized losses) is less than 25% of its initial certificate balance) occurs, then the directing certificateholder will lose the consultation rights. See “Pooling and Servicing Agreement—The Directing Certificateholder”.

These actions and decisions with respect to which the directing certificateholder has consent or consultation rights include, among others, certain modifications to the mortgage loans or serviced whole loans (other than any servicing shift whole loan), including modifications of monetary terms, foreclosure or comparable conversion of the related mortgaged properties, and certain sales of mortgage loans or REO properties for less than the outstanding principal amount plus accrued interest, fees and expenses. As a result of the exercise of these rights by the directing certificateholder, the special servicer may take actions with respect to a mortgage loan that could adversely affect the interests of investors in one or more classes of offered certificates.

Similarly, with respect to a non-serviced mortgage loan, the special servicer under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan may, at the direction or upon the advice of the directing certificateholder of the related securitization trust holding the controlling note for the related non-serviced whole loan, take actions with respect to such non-serviced mortgage loan and related companion loan that could adversely affect such non-serviced mortgage loan, and therefore, the holders of some or all of the classes of certificates. Similarly, with respect to any servicing shift whole loan, prior to the related servicing shift securitization date, the special servicer may, at the direction or upon the advice of the holder of the related controlling companion loan, take actions with respect to such whole loan that could adversely affect such whole loan, and therefore, the holders of some or all of the classes of certificates. The issuing entity (as the holder of the non-controlling notes) will have limited consultation rights with respect to major decisions relating to each non-serviced whole loan (and servicing shift whole loan) and in connection with a sale of a defaulted loan, and such rights will be exercised by the directing certificateholder for this transaction so long as no control termination event has occurred and is continuing and by the special servicer if a control termination event has occurred and is continuing. See “Description of the Mortgage Pool—The Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Although the special servicer under the pooling and servicing agreement and the special servicer for a non-serviced mortgage loan are not permitted to take actions which are prohibited by law or violate the servicing standard under the applicable pooling and servicing agreement or the terms of the related loan documents, it is possible that the directing certificateholder (or equivalent entity) under such pooling and servicing agreement may direct or advise, as applicable, the related special servicer to take actions with respect to such mortgage loan that conflict with the interests of the holders of certain classes of the certificates.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the directing certificateholder, the controlling note holder for any servicing shift whole loan and the directing certificateholder (or equivalent entity) under the pooling and servicing agreement or the trust and servicing agreement governing the servicing of each non-serviced mortgage loan:

(i)     may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(ii)    may act solely in its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan);

(iii)   does not have any duties to the holders of any class of certificates other than possibly the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan);

(iv)    may take actions that favor its own interests or the interests of the holders of the controlling class (or, in the case of a non-serviced mortgage loan, the controlling class of the securitization trust formed under the pooling and servicing agreement or the trust and servicing agreement or the trust and servicing agreement governing the servicing of such non-serviced mortgage loan), over the interests of the holders of one or more other classes of certificates; and

(v)     will have no liability whatsoever (other than to a controlling class certificateholder) for having so acted as set forth in clauses (i) – (iv) above, and that no certificateholder may take any action whatsoever against the directing certificateholder, a controlling companion loan holders or the directing certificateholder (or the equivalent) under the pooling and servicing agreement or the trust and servicing agreement, as applicable, governing the servicing of such non-serviced mortgage loan or any of their respective affiliates, directors, officers, employees, shareholders, members, partners, agents or principals for having so acted.

In addition, if the aggregate certificate balance of each class of RR certificates (taking into account the application of any cumulative appraisal reduction amounts to notionally reduce the certificate balances of any of such classes) is 25% or less of the aggregate initial certificate balance of such classes (such event referred to as an “operating advisor consultation event”), then so long as an operating advisor consultation event has occurred and is continuing, the operating advisor will have certain consultation rights with respect to certain matters relating to the mortgage loans (other than a non-serviced mortgage loan). Further, the operating advisor will have the right to recommend a replacement of the special servicer, as described under “Pooling and Servicing Agreement—The Operating Advisor” and “—Replacement of Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”. The operating advisor is generally required to act on behalf of the issuing entity and in the best interest of, and for the benefit of, the certificateholders and, with respect to any serviced whole loan (other than any servicing shift whole loan) for the benefit of the holders of the related companion loan (as a collective whole as if the certificateholders and companion loan holders constituted a single lender, taking into account the subordinate nature of a subordinate companion loan). We cannot assure you that any actions taken by the special servicer as a result of a recommendation or consultation by the operating advisor will not adversely affect the interests of investors in one or more classes of certificates. With respect to a non-serviced mortgage loan, the operating advisor appointed under the pooling and servicing agreement governing the servicing of such non-serviced mortgage loan will have similar rights and duties under such pooling and servicing agreement. Further, the operating advisor will generally have no obligations or consultation rights under the pooling and servicing agreement for this transaction with respect to any non-serviced mortgage loan, any servicing shift whole loan or any related REO Property. Additionally, with respect to any servicing shift mortgage loan, in the event that the related controlling pari passu companion loan is not included in a future securitization, the pooling and servicing agreement under this securitization does not provide for an operating advisor with rights and duties in connection with the servicing and administration of such serviced whole loan. There will be no operating advisor under the BXP 2017-CC trust and servicing agreement with respect to the Colorado Center mortgage loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You Have Limited Rights to Replace the Master Servicer, the Special Servicer, the Trustee, the Certificate Administrator, the Operating Advisor or the Asset Representations Reviewer. In general, the directing certificateholder will have the right to terminate and replace the special servicer (other than with respect to any servicing shift whole loan) with or without cause so long as no control termination event has occurred and is continuing as described in this prospectus. After the occurrence and during the continuance of a control termination event under the pooling and servicing agreement, the special servicer may also be removed (other than with respect to any servicing shift whole loan) in certain circumstances (x) if a request is made by certificateholders evidencing not less than 25% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) and (y) upon receipt of approval by (i) certificateholders holding at least 66 ⅔% of a quorum of the certificateholders (which is the holders of certificates evidencing at least 50% of the voting rights (taking into account the application of realized losses and the application of appraisal reductions to notionally reduce the respective certificate balances)) or (ii) evidencing more than 50% of each class of “non-reduced certificates” (each class of principal balance certificates outstanding that has not been reduced to less than 25% of its initial certificate balance through the application of appraisal reduction amounts and realized losses). See “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause”.

In addition, if at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the pooling and servicing agreement or is otherwise not acting in accordance with the servicing standard, and (2) the replacement of the special servicer would be in the best interest of the certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “Pooling and Servicing Agreement—Replacement of the Special Servicer After Operating Advisor Recommendation and Investor Vote”. The operating advisor’s recommendation to replace the special servicer must be confirmed by an affirmative vote of holders of voting rights of principal balance certificates evidencing at least a majority of a quorum (which, for this purpose, is holders that (i) evidence at least 20% of the voting rights (taking into account the application of appraisal reductions to notionally reduce the respective certificate balances) of all principal balance certificates on an aggregate basis, and (ii) consist of at least three certificateholders or certificate owners that are not “risk retention affiliated” with each other).

The certificateholders will generally have no right to replace and terminate the master servicer, the trustee and the certificate administrator without cause. The vote of the requisite percentage of certificateholders may terminate the operating advisor or the asset representations reviewer without cause. The vote of the requisite percentage of the certificateholders will be required to replace the master servicer, the special servicer, the operating advisor and the asset representations reviewer even for cause, and certain termination events may be waived by the vote of the requisite percentage of the certificateholders. The certificateholders will have no right to replace the master servicer or the special servicer of the pooling and servicing agreement relating to a non-serviced mortgage loan. We cannot assure you that your lack of control over the replacement of these parties will not have an adverse impact on your investment.

The Rights of Companion Loan Holders and Mezzanine Debt Could Adversely Affect Your Investment. The holders of a non-controlling pari passu companion loan relating to the serviced mortgage loans will have certain consultation rights (on a non-binding basis) with respect to major decisions relating to the related whole loan under the related intercreditor agreement. Such companion loan holder and its representative may have interests in conflict with those of the holders of some or all of the classes of certificates, and may advise the special servicer to take actions that conflict with the interests of the holders of certain classes of the certificates. Although any such consultation is non-binding and the special servicer is not obligated to consult with the companion loan holder if required under the servicing standard, we cannot assure you that the exercise of the rights of such companion loan holder will not delay any action to be taken by the special servicer and will not adversely affect your investment.

With respect to any mortgage loan that is subject to one or more subordinate companion loans, the holders of such companion loan(s) will generally have the right under limited circumstances to (i) cure certain defaults with respect to the related mortgage loan and to purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) prior to the occurrence and continuance of a “control period” or a “control termination event” applicable to such subordinate companion loan, approve certain modifications and consent to certain actions to be taken with respect to the related whole loan. The rights of the holder of a subordinate companion loan could adversely affect your ability to protect your interests with respect to matters relating to the related mortgage loan. See “Description of the Mortgage Pool—The Whole Loans”.

With respect to mortgage loans that have or may in the future have mezzanine debt, the related mezzanine lender will have the right under certain limited circumstances to (i) cure certain defaults with respect to, and under certain default scenarios, purchase (without payment of any yield maintenance charge or prepayment premium) the related mortgage loan and (ii) so long as no event of default with respect to the related mortgage loan continues after the mezzanine lender’s cure right has expired, approve certain modifications and consent to certain actions to be taken with respect to the related mortgage loan. See “Description of the Mortgage Pool—Mortgage Pool Characteristics” and “—Additional Indebtedness”.

The purchase option that the holder of a subordinate companion loan or mezzanine debt holds pursuant to the related intercreditor agreement generally permits such holder to purchase its related defaulted mortgage loan for a purchase price generally equal to the outstanding principal balance of the related defaulted mortgage loan, together with accrued and unpaid interest (exclusive of default interest) on, and unpaid servicing expenses, protective advances and interest on advances related to, such defaulted mortgage loan. However, in the event such holder is not obligated to pay some or all of those fees and additional expenses, including any liquidation fee payable to the special servicer under the terms of the pooling and servicing agreement, then the exercise of such holder’s rights under the intercreditor agreement to purchase the related mortgage loan from the issuing entity may result in a loss to the issuing entity in the amount of those fees and additional expenses. In addition, such holder’s right to cure defaults under the related defaulted mortgage loan could delay the issuing entity’s ability to realize on or otherwise take action with respect to such defaulted mortgage loan.

In addition, with respect to a non-serviced mortgage loan, you will not have any right to vote with respect to any matters relating to the servicing and administration of the non-serviced mortgage loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”,
“—The Non-Serviced Pari Passu-AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

You will be acknowledging and agreeing, by your purchase of offered certificates, that the companion loan holders:

●	may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

●	may act solely in its own interests, without regard to your interests;

●	do not have any duties to any other person, including the holders of any class of certificates;

●	may take actions that favor its interests over the interests of the holders of one or more classes of certificates; and

●	will have no liability whatsoever for having so acted and that no certificateholder may take any action whatsoever against the companion loan holder or its representative or any director, officer, employee, agent or principal of the companion loan holder or its representative for having so acted.

Risks Relating to Modifications of the Mortgage Loans

As delinquencies or defaults occur, the special servicer and any sub-servicer will be required to utilize an increasing amount of resources to work with borrowers to maximize collections on the mortgage loans serviced by it. This may include modifying the terms of such mortgage loans that are in default or whose default is reasonably foreseeable. At each step in the process of trying to bring a defaulted mortgage loan current or in maximizing proceeds to the issuing entity, the special servicer and any sub-servicer will be required to invest time and resources not otherwise required when collecting payments on performing mortgage loans. Modifications of mortgage loans implemented by the special servicer or any sub-servicer in order to maximize ultimate proceeds of such mortgage loans to issuing entity may have the effect of, among other things, reducing or otherwise changing the mortgage rate, forgiving or forbearing payments of principal, interest or other amounts owed under the mortgage loan, extending the final maturity date of the mortgage loan, capitalizing or deferring delinquent interest and other amounts owed under the mortgage loan, forbearing payment of a portion of the principal balance of the mortgage loan or any combination of these or other modifications.

Any modified mortgage loan may remain in the issuing entity, and the modification may result in a reduction in (or may eliminate) the funds received with respect of such mortgage loan. In particular, any modification to reduce or forgive the amount of interest payable on the mortgage loan will reduce the amount cash flow available to make distributions of interest on the certificates, which will likely impact the most subordinated classes of certificates that suffer the shortfall. To the extent the modification defers principal payments on the mortgage loan (including as a result of an extension of its stated maturity date), certificates entitled to principal distributions will likely be repaid more slowly than anticipated, and if principal payments on the mortgage loan are forgiven, the reduction will cause a write-down of the certificate balances of the certificates in reverse order of seniority. See “Description of the Certificates—Subordination; Allocation of Realized Losses”.

The ability to modify mortgage loans by the special servicer may be limited by several factors. First, if the special servicer has to consider a large number of modifications, operational constraints may affect the ability of the special servicer to adequately address all of the needs of the borrowers. Furthermore, the terms of the related servicing agreement may prohibit the special servicer from taking certain actions in connection with a loan modification, such as an extension of the loan term beyond a specified date such as a specified number of years prior to the rated final distribution date. You should consider the importance of the role of the special servicer in maximizing collections for the transaction and the impediments the special servicer may encounter when servicing delinquent or defaulted mortgage loans. In some cases, failure by a special servicer to timely modify the terms of a defaulted mortgage loan may reduce amounts available for distribution on the certificates in respect of such mortgage loan, and consequently may reduce amounts available for distribution to the related certificates. In addition, even if a loan modification is successfully completed, we cannot assure you that the related borrower will continue to perform under the terms of the modified mortgage loan.

Modifications that are designed to maximize collections in the aggregate may adversely affect a particular class of certificates. The pooling and servicing agreement obligates the special servicer not to consider the interests of individual classes of certificates. You should note that in connection with considering a modification or other type of loss mitigation, the special servicer may incur or bear related out-of-pocket expenses, such as appraisal fees, which would be reimbursed to the special servicer from the transaction as servicing advances and paid from amounts received on the modified loan or from other mortgage loans in the mortgage pool but in each case, prior to distributions being made on the certificates.

Sponsors May Not Make Required Repurchases or Substitutions of Defective Mortgage Loans or Pay Any Loss of Value Payment Sufficient to Cover All Losses on a Defective Mortgage Loan

Each sponsor is the sole warranting party in respect of the mortgage loans sold by such sponsor to us. Neither we nor any of our affiliates (except German American Capital Corporation, in its capacity as a sponsor) is obligated to repurchase or substitute any mortgage loan or make any payment to compensate the issuing entity in connection with a breach of any representation or warranty of a sponsor or any document defect, if the sponsor defaults on its obligation to do so. We cannot assure you that the sponsors will effect such repurchases or substitutions or make such payment to compensate the issuing entity. Although a loss of value payment may only be made to the extent that the special servicer deems such amount to be sufficient to compensate the issuing entity for such material defect or material breach, we cannot assure you that such loss of value payment will fully compensate the issuing entity for such material defect or material breach in all respects. In addition, the sponsors may have various legal defenses available to them in connection with a repurchase or substitution obligation or an obligation to pay the loss of value payment. In particular, in the case of a non-serviced loan that is serviced under the pooling and servicing agreement entered into in connection with the securitization of the related pari passu companion loan, the asset representations reviewer (if applicable) under that pooling and servicing agreement may review the diligence file relating to such pari passu companion loan concurrently with the review of the asset representations reviewer of the related mortgage loan for this transaction, and their findings may be inconsistent, and such inconsistency may allow the related mortgage loan seller to challenge the findings of the asset representations reviewer of the affected mortgage loan. Any mortgage loan that is not repurchased or substituted and that is not a “qualified mortgage” for a REMIC may cause designated portions of the issuing entity to fail to qualify as one or more REMICs or cause the issuing entity to incur a tax. See “Description of the Mortgage Loan Purchase Agreements”.

Risks Relating to Interest on Advances and Special Servicing Compensation

To the extent described in this prospectus, the master servicer, the special servicer and the trustee will each be entitled to receive interest on unreimbursed advances made by it at the “Prime Rate” as published in The Wall Street Journal. This interest will generally accrue from the date on which the related advance is made or the related expense is incurred to the date of reimbursement. In addition, under certain circumstances, including delinquencies in the payment of principal and/or interest, a mortgage loan will be specially serviced and the special servicer will be entitled to compensation for special servicing activities. The right to receive interest on advances or special servicing compensation is senior to the rights of certificateholders to receive distributions on the offered certificates. The payment of interest on advances and the payment of compensation to the special servicer may lead to shortfalls in amounts otherwise distributable on your certificates.

Bankruptcy of a Servicer May Adversely Affect Collections on the Mortgage Loans and the Ability to Replace the Servicer

The master servicer or the special servicer may be eligible to become a debtor under the federal bankruptcy code or enter into receivership under the Federal Deposit Insurance Act (“FDIA”). If a master servicer or special servicer, as applicable, were to become a debtor under the federal bankruptcy code or enter into receivership under the FDIA, although the pooling and servicing agreement provides that such an event would entitle the issuing entity to terminate the master servicer or special servicer, as applicable, the provision would most likely not be enforceable. However, a rejection of the pooling and servicing agreement by a master servicer or special servicer, as applicable, in a bankruptcy proceeding or repudiation of the pooling and servicing agreement in a receivership under the FDIA would be treated as a breach of the pooling and servicing agreement and give the issuing entity a claim for damages and the ability to appoint a successor master servicer or special servicer, as applicable. An assumption under the federal bankruptcy code would require the master servicer or special servicer, as applicable, to cure its pre-bankruptcy defaults, if any, and demonstrate that it is able to perform following assumption. The bankruptcy court may permit the master servicer or special servicer, as applicable, to assume the pooling and servicing agreement and assign it to a third party. An insolvency by an entity governed by state insolvency law would vary depending on the laws of the particular state. We cannot assure you that a bankruptcy or receivership of the master servicer or special servicer, as applicable, would not adversely impact the servicing of the mortgage loans or the issuing entity would be entitled to terminate the master servicer or special servicer, as applicable, in a timely manner or at all.

If any master servicer or special servicer, as applicable, becomes the subject of bankruptcy or similar proceedings, the issuing entity claim to collections in that master servicer or special servicer’s, as applicable, possession at the time of the bankruptcy filing or other similar filing may not be perfected. In this event, funds available to pay principal and interest on your certificates may be delayed or reduced.

The Sponsors, the Depositor and the Issuing Entity Are Subject to Bankruptcy or Insolvency Laws That May Affect the Issuing Entity’s Ownership of the Mortgage Loans

In the event of the bankruptcy or insolvency of a sponsor or the depositor, it is possible the issuing entity’s right to payment from or ownership of the mortgage loans could be challenged, and if such challenge were successful, delays, reductions in payments and/or losses on the certificates could occur.

The transfer of the mortgage loans by the sponsors in connection with this offering is not expected to qualify for the securitization safe harbor adopted by the Federal Deposit Insurance Corporation (the

“FDIC”) for securitizations sponsored by insured depository institutions. However, the safe harbor is non-exclusive.

In the case of each sponsor, an opinion of counsel will be rendered on the closing date, based on certain facts and assumptions and subject to certain qualifications, to the effect that the transfer of the applicable mortgage loans by such sponsor to the depositor would generally be respected in the event of a bankruptcy or insolvency of such sponsor. A legal opinion is not a guaranty as to what any particular court would actually decide, but rather an opinion as to the decision a court would reach if the issues are competently presented and the court followed existing precedent as to legal and equitable principles applicable in bankruptcy cases. In any event, we cannot assure you that the Federal Deposit Insurance Corporation, a bankruptcy trustee or another interested party, as applicable, would not attempt to assert that such transfer was not a sale. Even if a challenge were not successful, it is possible that payments on the certificates would be delayed while a court resolves the claim.

In addition, since the issuing entity is a common law trust, it may not be eligible for relief under the federal bankruptcy laws, unless it can be characterized as a “business trust” for purposes of the federal bankruptcy laws. Bankruptcy courts look at various considerations in making this determination, so it is not possible to predict with any certainty whether or not the issuing entity would be characterized as a “business trust”. Regardless of whether a bankruptcy court ultimately determines that the issuing entity is a “business trust”, it is possible that payments on the offered certificates would be delayed while the court resolved the issue.

Title II of the Dodd-Frank Act provides for an orderly liquidation authority (“OLA”) under which the FDIC can be appointed as receiver of certain systemically important non-bank financial companies and their direct or indirect subsidiaries in certain cases. We make no representation as to whether this would apply to any of the sponsors. In January 2011, the then-acting general counsel of the FDIC issued a letter (the “Acting General Counsel’s Letter”) in which he expressed his view that, under then-existing regulations, the FDIC, as receiver under the OLA, would not, in the exercise of its OLA repudiation powers, recover as property of a financial company assets transferred by the financial company, provided that the transfer satisfies the conditions for the exclusion of assets from the financial company’s estate under the federal bankruptcy code. The letter further noted that, while the FDIC staff may be considering recommending further regulations under OLA, the then-acting general counsel would recommend that such regulations incorporate a 90-day transition period for any provisions affecting the FDIC’s statutory power to disaffirm or repudiate contracts. If, however, the FDIC were to adopt a different approach than that described in the Acting General Counsel’s Letter, delays or reductions in payments on the offered certificates would occur.

The Requirement of the Special Servicer to Obtain FIRREA-Compliant Appraisals May Result in an Increased Cost to the Issuing Entity

Each appraisal obtained pursuant to the pooling and servicing agreement is required to contain a statement, or is accompanied by a letter from the appraiser, to the effect that the appraisal was performed in accordance with the requirements of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), as in effect on the date such appraisal was obtained. Any such appraisal is likely to be more expensive than an appraisal that is not FIRREA compliant. Such increased cost could result in losses to the issuing entity. Additionally, FIRREA compliant appraisals are required to assume a value determined by a typically motivated buyer and seller, and could result in a higher appraised value than one prepared assuming a forced liquidation or other distress situation. In addition, because a FIRREA compliant appraisal may result in a higher valuation than a non-FIRREA compliant appraisal, there may be a delay in calculating and applying appraisal reductions, which could result in the holders of a given class of certificates continuing to hold the full non-notionally reduced amount of such certificates for a longer period of time than would be the case if a non-FIRREA compliant appraisal were obtained.

Tax Matters and Changes in Tax Law May Adversely Impact the Mortgage Loans or Your Investment

Tax Considerations Relating to Foreclosure. If the issuing entity acquires a mortgaged property (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) subsequent to a default on the related mortgage loan pursuant to a foreclosure or deed-in-lieu of foreclosure, the special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) would be required to retain an independent contractor to operate and manage such mortgaged property. Among other items, the independent contractor generally will not be able to perform construction work other than repair, maintenance or certain types of tenant build-outs, unless the construction was more than 10% completed when the mortgage loan defaulted or when the default of the mortgage loan becomes imminent. Any (i) net income from such operation (other than qualifying “rents from real property”), (ii) rental income based on the net profits of a tenant or sub-tenant or allocable to a service that is non-customary in the area and for the type of property involved and (iii) rental income attributable to personal property leased in connection with a lease of real property, if the rent attributable to the personal property exceeds 15% of the total rent for the taxable year, will subject the Lower-Tier REMIC to federal tax (and possibly state or local tax) on such income at the highest marginal corporate tax rate. No determination has been made whether any portion of the income from the mortgaged properties constitutes “rent from real property”. Any such imposition of tax will reduce the net proceeds available for distribution to certificateholders. The special servicer (or, in the case of a non-serviced mortgage loan, the related non-serviced special servicer) may permit the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to holders of certificates is greater than under another method of operating or leasing the mortgaged property. See “Pooling and Servicing Agreement—Realization Upon Mortgage Loans”. In addition, if the issuing entity were to acquire one or more mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property) pursuant to a foreclosure or deed-in-lieu of foreclosure, upon acquisition of those mortgaged properties (or, in the case of a non-serviced mortgage loan, a beneficial interest in a mortgaged property), the issuing entity may in certain jurisdictions, particularly in New York, be required to pay state or local transfer or excise taxes upon liquidation of such properties. Such state or local taxes may reduce net proceeds available for distribution to the certificateholders.

REMIC Status. If an entity intended to qualify as a REMIC fails to satisfy one or more of the REMIC provisions of the Code during any taxable year, the Code provides that such entity will not be treated as a REMIC for such year and any year thereafter. In such event, the issuing entity, including the Upper-Tier REMIC and the Lower-Tier REMIC, would likely be treated as one or more separate associations taxable as corporations under Treasury regulations, and the offered certificates may be treated as stock interests in those associations and not as debt instruments.

Material Federal Tax Considerations Regarding Original Issue Discount.

One or more classes of the offered certificates may be issued with “original issue discount” for federal income tax purposes, which generally would result in the holder recognizing taxable income in advance of the receipt of cash attributable to that income. Investors must have sufficient sources of cash to pay any federal, state or local income taxes with respect to the original issue discount. In addition, such original issue discount will be required to be accrued and included in income based on the assumption that no defaults will occur and no losses will be incurred with respect to the mortgage loans. This could lead to the inclusion of amounts in ordinary income early in the term of the certificate that later prove uncollectible, giving rise to a bad debt deduction. In the alternative, the investor may be required to treat such uncollectible amount as a capital loss.

Changes to REMIC Restrictions on Loan Modifications and REMIC Rules on Partial Releases May Impact an Investment in the Certificates.

Ordinarily, a REMIC that modifies a mortgage loan jeopardizes its tax status as a REMIC and risks having a 100% penalty tax being imposed on any income from the mortgage loan. A REMIC may avoid such adverse REMIC consequences, however, if the mortgage loan is in default, default of such mortgage loan is “reasonably foreseeable” or other special circumstances apply.

Revenue Procedure 2009-45, issued by the Internal Revenue Service, eases the tax requirements for a servicer to modify a commercial or multifamily mortgage loan held in a REMIC by interpreting the circumstances under which default is “reasonably foreseeable” to include those where the servicer reasonably believes there is a “significant risk of default” with respect to the mortgage loan upon maturity of the loan or at an earlier date and that by making such modification the risk of default is substantially reduced. Accordingly, if the master servicer or the special servicer determined that an underlying mortgage loan was at significant risk of default and permitted one or more modifications otherwise consistent with the terms of the pooling and servicing agreement, any such modification may impact the timing and ultimate recovery on the mortgage loan, and likewise on one or more classes of certificates.

In addition, the IRS has issued final regulations under the REMIC provisions of the Internal Revenue Code that allow a servicer to modify terms of REMIC-held mortgage loans without risking adverse REMIC consequences provided that both (1) the modification relates to changes in collateral, credit enhancement and recourse features, and (2) after the modification the mortgage loan remains “principally secured by real property” (that is, as long as the loan continues to satisfy the “REMIC LTV Test”). In general, a mortgage loan meets the REMIC LTV Test if the loan-to-value ratio is no greater than 125%. One of the modifications covered by the final regulations is a release of a lien on one or more of the mortgaged properties securing a REMIC-held mortgage loan. Following such a release, however, it may be difficult to demonstrate that a mortgage loan still meets the REMIC LTV Test. To provide relief for taxpayers, the IRS has issued Revenue Procedure 2010-30, which describes circumstances in which the IRS will not challenge whether a mortgage loan satisfies the REMIC LTV Test following a lien release. The lien releases covered by Revenue Procedure 2010-30 are “grandfathered transactions” and transactions in which the release is part of a “qualified pay-down transaction.” If the value of the real property securing a mortgage loan were to decline, the need to comply with the rules of Revenue Procedure 2010-30 could restrict the special servicer’s actions in negotiating the terms of a workout or in allowing minor lien releases for cases in which a mortgage loan could fail the REMIC LTV Test following the release. This could impact the timing and ultimate recovery on a mortgage loan, and likewise on one or more classes of certificates. Further, if a mortgaged property becomes the subject of a partial condemnation and, after giving effect to the partial taking the mortgaged property has a loan-to-value ratio in excess of 125%, the related mortgage loan may be subject to being paid down by a “qualified amount” (within the meaning of Revenue Procedure 2010-30) notwithstanding the existence of a prepayment lockout period.

You should consider the possible impact on your investment of any existing REMIC restrictions as well as any potential changes to the REMIC rules.

Description of the Mortgage Pool

General

The assets of the issuing entity will consist of a pool of 58 fixed rate mortgage loans (the “Mortgage Loans” or, collectively, the “Mortgage Pool”) with an aggregate principal balance as of the Cut-off Date of $1,061,925,721 (the “Initial Pool Balance”). The “Cut-off Date” with respect to each Mortgage Loan is the later of the related due date of such Mortgage Loan in November 2017 (or, in the case of any Mortgage Loan that has its first due date subsequent to November 2017, the date that would have been its due date in November 2017 under the terms of that mortgage loan if a monthly payment were scheduled to be due in that month) and the date of origination of such Mortgage Loan.

14 of the Mortgage Loans (39.3%) are each part of a larger whole loan (a “Whole Loan”), each of which is comprised of (i) the related Mortgage Loan, (ii) one or more loans that are pari passu in right of payment to the related Mortgage Loan (other than in the case of the Arizona Retail Portfolio Mortgage Loan – as to which the related other loan is a Subordinate Companion Loan) (each referred to in this prospectus as a “Pari Passu Companion Loan”) and (iii) in the case of 3 of the Mortgage Loans (9.0%), one or more loans that are subordinate in right of payment to the related Mortgage Loan and the related Pari Passu Companion Loans (each referred to in this prospectus as a “Subordinate Companion Loan”). Each of the Pari Passu Companion Loans and the Subordinate Companion Loans are referred to in this prospectus as a “Companion Loan”. Each Companion Loan is secured by the same mortgage(s) and the same assignment(s) of leases and rents securing the related Mortgage Loan. See “—The Whole Loans” below for more information regarding the rights of the holders of the Companion Loans and the servicing and administration of the Whole Loans that will not be serviced under the pooling and servicing agreement for this transaction.

The Mortgage Loans were originated or acquired by the mortgage loan sellers set forth in the following chart. The mortgage loan sellers will sell their respective Mortgage Loans to the depositor, which will in turn sell the Mortgage Loans to the issuing entity:

Sellers of the Mortgage Loans

Seller	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
German American Capital Corporation(1)(2)(3)(4)(5)(6)	23	$495,370,077	46.6%
Citi Real Estate Funding Inc.(7)(8)(9)(10)	18	349,568,539	32.9
Argentic Real Estate Finance LLC(11)	17	216,987,105	20.4
Total	58	$1,061,925,721	100.0%

(1)	15 Mortgage Loans (33.7%) were originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”), an affiliate of German American Capital Corporation (“GACC”).

(2)	The Burbank Office Portfolio Mortgage Loan (4.7%) is part of a Whole Loan that was co-originated by DBNY and UBS AG, New York Branch.

(3)	The Moffett Place Building 4 Mortgage Loan (2.4%) is part of a Whole Loan that was co-originated by DBNY and Wells Fargo Bank, National Association.

(4)	The Colorado Center Mortgage Loan (1.9%) is part of a Whole Loan that was co-originated by Morgan Stanley Bank, N.A., DBNY and Wells Fargo Bank, National Association.

(5)	The Gurnee Mills Mortgage Loan (1.4%) is part of a Whole Loan that was co-originated by Column Financial, Inc., Wells Fargo Bank, National Association and Regions Bank. GACC acquired such Mortgage Loan from Regions Bank. GACC has reunderwritten such Mortgage Loan in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”.

(6)	The Palma Sola Square & DeSoto Plaza (1.2%), Holiday Inn & Suites Albuquerque Airport (0.7%), Hunters Ridge Apartments (0.4%) and Walgreens Geary (0.4%) Mortgage Loans were originated by Cantor Commercial Real Estate Lending, L.P. and acquired by DBNY. DBNY has reunderwritten such Mortgage Loans in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”.

(7)	The Port Gardner Building (1.2%), 19500 South Dixie Highway (0.9%) and Bennetts Creek Crossing (0.9%) Mortgage Loans were originated by Macquarie US Trading LLC d/b/a Principal Commercial Capital and acquired by Citi Real Estate Funding Inc. (“CREFI”).

CREFI has reunderwritten such Mortgage Loans in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.”.

(8)	The Headquarters Plaza Mortgage Loan (7.1%) is part of a Whole Loan that was co-originated by CREFI and Barclays Bank PLC.

(9)	The Station Place III Mortgage Loan (2.4%) is part of a Whole Loan that was co-originated by CREFI and JPMorgan Chase Bank, National Association.

(10)	The Corporate Woods Portfolio Mortgage Loan (2.3%) is part of a Whole Loan that was co-originated by CREFI and Morgan Stanley Bank, N.A.

(11)	The Arizona Retail Portfolio (1.0%), Collierville Portfolio (0.8%), East Towne Plaza (0.4%) and West Burlington Plaza (0.2%) Mortgage Loans were originated by The Bancorp Bank and were acquired by Argentic Real Estate Finance LLC. Argentic Real Estate Finance LLC has reunderwritten such Mortgage Loans in accordance with the procedures described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Argentic Real Estate Finance LLC”.

Each of the Mortgage Loans is evidenced by one or more promissory notes or similar evidence of indebtedness (each, a “Mortgage Note”) and, in each case, secured by (or, in the case of an indemnity deed of trust, backed by a guaranty that is secured by) one or more mortgages, deeds of trust or other similar security instruments (each, a “Mortgage”) creating a first lien on a fee simple and/or leasehold interest in one or more commercial or multifamily properties (each, a “Mortgaged Property”).

The Mortgage Loans are generally non-recourse loans. In the event of a borrower default on a non-recourse Mortgage Loan, recourse may be had only against the specific Mortgaged Property or Properties, as applicable, and the other limited assets securing such Mortgage Loan, and not against the related borrower’s other assets. The Mortgage Loans are not insured or guaranteed by the Sponsors, the Mortgage Loan Sellers or any other person or entity unrelated to the respective borrower. You should consider all of the Mortgage Loans to be nonrecourse loans as to which recourse in the case of default will be limited to the specific property and other assets, if any, pledged to secure the related Mortgage Loan.

The Mortgage Loans included in this transaction were selected for this transaction from mortgage loans specifically originated or acquired for securitizations of this type by the Mortgage Loan Sellers taking into account rating agency criteria and feedback, subordinate investor feedback, property type and geographic location.

Certain Calculations and Definitions

This prospectus sets forth certain information with respect to the Mortgage Loans and the Mortgaged Properties. The sum in any column of the tables presented in Annex A-2 may not equal the indicated total due to rounding. The information in Annex A-1 with respect to the Mortgage Loans and the Mortgaged Properties is based upon the pool of the Mortgage Loans as it is expected to be constituted as of the close of business on November 30, 2017 (the “Closing Date”), assuming that (i) all scheduled principal and interest payments due on or before the Cut-off Date will be made and (ii) there will be no principal prepayments on or before the Closing Date. The statistics in Annex A-1, Annex A-2 and Annex A-3 were primarily derived from information provided to the depositor by each sponsor, which information may have been obtained from the borrowers.

All percentages of the Mortgage Loans and Mortgaged Properties, or of any specified group of Mortgage Loans and Mortgaged Properties, referred to in this prospectus without further description are approximate percentages of the Initial Pool Balance by Cut-off Date Balance (in the case of Mortgage Loan information) or by Allocated Loan Amount as of the Cut-off Date (in the case of Mortgaged Property information).

The information presented in this prospectus with respect to the Loan Per Net Rentable Area, Loan-to-Value Ratio, Loan-to-Value Ratio at Maturity or ARD, Underwritten NCF DSCR, Underwritten NCF Debt Yield and Underwritten NOI Debt Yield for each Mortgage Loan with one or more Pari Passu Companion Loans is calculated in a manner that reflects the aggregate indebtedness evidenced by that Mortgage Loan and the related Pari Passu Companion Loan(s), but excluding any related Subordinate Companion Loan(s), unless otherwise indicated.

From time to time a particular Mortgaged Property or portfolio of Mortgaged Properties may be identified in this prospectus by name (for example, the Headquarters Plaza Mortgaged Property). When that occurs, we are referring to the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. From time to time a particular Mortgage Loan or Whole Loan may be identified in this prospectus by name (for example, the Headquarters Plaza Mortgage Loan or the Headquarters Plaza Whole Loan). When that occurs, we are referring to the Mortgage Loan or Whole Loan, as the case may be, secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. Any parenthetical with a percent next to a Mortgaged Property name (or portfolio of Mortgaged Properties name) indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of the related Mortgage Loan (or, if applicable, the allocated loan amount with respect to such Mortgaged Property) represents of the Initial Pool Balance, and any parenthetical with a percent next to a Mortgage Loan name or a group of Mortgage Loans indicates the approximate percent (or approximate aggregate percent) that the outstanding principal balance of such Mortgage Loan or the aggregate outstanding principal balance of such group of Mortgage Loans, as applicable, represents of the Initial Pool Balance. From time to time a particular Companion Loan or type of Companion Loan (for example, a Pari Passu Companion Loan or Subordinate Companion Loan) may be identified by name (for example, a Headquarters Plaza Companion Loan). When that occurs, we are referring to a (or, if applicable, the sole) Companion Loan (or Companion Loan of the applicable type) secured by the Mortgaged Property or portfolio of Mortgaged Properties identified by that name on Annex A-1 to this prospectus. With respect to any Whole Loan, when the name of a related Mortgaged Property or portfolio of Mortgaged Properties identified on Annex A-1 to this prospectus (for example, “Headquarters Plaza”) is otherwise combined with any Whole Loan-related defined term (for example, “Companion Loan Holder”), reference is being made to such combined term (for example, “Headquarters Plaza Companion Loan Holder”) as it relates to that particular Whole Loan as if it were so defined in this prospectus.

Definitions

For purposes of this prospectus, including the information presented in the Annexes to this prospectus, the indicated terms have the following meanings:

“ADR” means, for any hospitality property, average daily rate.

“Allocated Loan Amount” generally means, (a) with respect to any single Mortgaged Property that is the only real property collateral for the related Mortgage Loan, the total outstanding principal balance of such Mortgage Loan; and (b) with respect to any Mortgaged Property that is one of multiple Mortgaged Properties securing a Mortgage Loan, the portion of the total outstanding principal balance of such Mortgage Loan allocated to the subject Mortgaged Property in accordance with net cash flow, appraised value or otherwise in accordance with or as set forth in the related Mortgage Loan documents.

“Annual Debt Service” generally means, for any Mortgage Loan or Companion Loan, 12 times the average of the principal and interest payments for the first 12 payment periods of the Mortgage Loan or Companion Loan following the Cut-off Date (but without regard to any leap year adjustments) or: (i) in the case of a Mortgage Loan or Companion Loan that provides for interest only payments through maturity or anticipated repayment date, the aggregate interest payments scheduled to be due on the Due Date following the Cut-off Date and the 11 Due Dates thereafter or (ii) in the case of a Mortgage Loan or Companion Loan that provides for an initial interest only period and provides for scheduled amortization payments thereafter, 12 times the monthly payment of principal and interest payable during such subsequent amortization period. Monthly debt service and debt service coverage ratios are calculated using the average of the principal and interest payments for the first twelve payment periods of the Mortgage Loan or Companion Loan, as applicable following the Cut-off Date (but without regard to any leap year adjustments), subject to the exceptions set forth in the prior sentence. In the case of any Whole Loan, Annual Debt Service is calculated with respect to the Mortgage Loan and, unless otherwise indicated, without regard to any related Pari Passu Companion Loan or related Subordinate Companion Loan. Additionally, in the case of the Moffett Place Building 4 Mortgage Loan (2.4%), the Annual Debt Service is calculated based on the sum of the first 12 principal and interest payments following the

Mortgage Loan’s interest-only period based on the assumed principal payment schedule set forth on Annex F.

“Appraised Value” means, for any Mortgaged Property, the appraised value of such Mortgaged Property as determined by the most recent third party appraisal of the Mortgaged Property available to the applicable mortgage loan seller. In certain cases, in addition to an “as is” value, the appraisal states an “as stabilized” or “as complete” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. In most such cases, the applicable mortgage loan seller has taken reserves sufficient to complete such re-tenanting, construction, renovation or repairs. We make no representation that sufficient amounts have been reserved or that the appraised value would approximate either the value that would be determined in a current appraisal of the related Mortgaged Property or the amount that would be realized upon a sale. In the case of certain Mortgage Loans as described under
“—Appraised Value”, the Cut-off Date LTV Ratio and LTV Ratio at Maturity or ARD for such Mortgage Loans has been calculated based on the “as stabilized”, “as portfolio” or “as complete” Appraised Value of a related Mortgaged Property, and in certain other cases, based on an Appraised Value that includes certain property that does not constitute real property. The Appraised Value set forth on Annex A-1 is the “as is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes.

We cannot assure you that the value of any particular Mortgaged Property will not have declined from the Appraised Value shown on Annex A-1. We make no representation that any Appraised Value presented in this prospectus would approximate either the value that would be determined in a current appraisal of the Mortgaged Property or the amount that would be realized upon a sale of the Mortgaged Property. See “—Appraised Value” below.

“Balloon Balance” means, with respect to any Mortgage Loan, the principal amount that will be due at maturity (or, in the case of the ARD Loan, outstanding at the Anticipated Repayment Date or due at maturity, as the case may be) for such Mortgage Loan, assuming no payment defaults or principal prepayments.

“CBD” means central business district.

“Cut-off Date Balance” of any Mortgage Loan or Companion Loan, will be the unpaid principal balance of that Mortgage Loan or Companion Loan, as of the Cut-off Date, after application of all payments due on or before that date, whether or not received.

“Hard Lockbox” means that the borrower is required to direct the tenants to pay rents directly to a lockbox account controlled by the lender. Hospitality properties are considered to have a hard lockbox if credit card receivables are required to be deposited directly into the lockbox account even though cash, checks or “over the counter” receipts are deposited by the manager of the related Mortgaged Property into the lockbox account controlled by the lender.

“In-Place Cash Management” means, for funds directed into a lockbox, such funds are generally not made immediately available to the related borrower, but instead are forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents with any excess remitted to the related borrower (unless an event of default under the Mortgage Loan documents or one or more specified trigger events have occurred and are outstanding), generally on a daily basis.

“Largest Tenant” means, with respect to any Mortgaged Property, the tenant occupying the largest amount of net rentable square feet.

“Lease Expiration” means the date at which the applicable tenant’s lease is scheduled to expire.

“Loan Per Net Rentable Area” means the principal balance per unit of measurement as of the Cut-off Date.

“Loan-to-Value Ratio,” “Cut-off Date LTV Ratio,” “LTV Ratio” or “Current LTV” means, with respect to any Mortgage Loan, (a) the Cut-off Date Balance of such Mortgage Loan divided by (b) the Appraised Value of the related Mortgaged Property or aggregate Appraised Values of the Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the Loan-to-Value Ratio was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Cut-off Date LTV Ratio was calculated using the related “as stabilized”, “as portfolio” or “as complete” Appraised Value, as opposed to the “as is” Appraised Value.

●	With respect to the Mortgage Loan listed in the following table, the applicable Cut-off Date LTV Ratio was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Cut-off Date LTV Ratio calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Cut-off Date LTV Ratio	Earnout or Holdback Reserve Amount	Cut-off Date LTV Ratio
Promenade at West End Phase II	2.0%	68.8%	$350,000	67.6%

“Loan-to-Value Ratio at Maturity or ARD”, “LTV Ratio at Maturity or ARD”, “Balloon LTV” or “Maturity Date LTV Ratio” means, with respect to any Mortgage Loan, (a) the Balloon Balance of such Mortgage Loan, divided by (b) the Appraised Value of the related Mortgaged Property or Mortgaged Properties; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Loan-to-Value Ratio at Maturity or ARD was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loans and without regard to any related Subordinate Companion Loan.

●	In the case of the ARD Loan, the Loan-to-Value Ratio at Maturity or ARD is calculated with respect to the related Balloon Balance on the Anticipated Repayment Date.

●	With respect to each Mortgaged Property identified in “—Appraised Value” below, unless otherwise indicated, the respective Loan-to-Value Ratio at Maturity or ARD was calculated using the related “as stabilized”, “as portfolio” or “as complete” Appraised Value, as opposed to the “as is” Appraised Value.

“Most Recent NOI” and “Trailing 12 NOI” (which is for the twelve-month period ending as of the date specified in Annex A-1) is the net operating income for a Mortgaged Property as established by information provided by the borrowers, except that in certain cases such net operating income has been adjusted by removing certain non-recurring expenses and revenue or by certain other normalizations. Most Recent NOI and Trailing 12 NOI do not necessarily reflect accrual of certain costs such as taxes and capital expenditures and do not reflect non-cash items such as depreciation or amortization. In some cases, capital expenditures may have been treated by a borrower as an expense or expenses treated as capital expenditures. Most Recent NOI and Trailing 12 NOI were not necessarily determined in accordance with generally accepted accounting principles. Moreover, Most Recent NOI and Trailing 12 NOI are not substitutes for net income determined in accordance with generally accepted accounting principles as a measure of the results of a property’s operations or substitutes for cash flows from operating activities determined in accordance with generally accepted accounting principles as a measure of liquidity, and in certain cases may reflect partial year annualizations.

“MSA” means metropolitan statistical area.

“Net Operating Income” or “NOI,” with respect to any Mortgaged Property, means historical net operating income for the annual or other period specified (or ending on the “NOI Date” specified). In general, it is the revenue derived from the use and operation of such Mortgaged Property less the sum of (a) actual operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising) and (b) actual fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments). Net operating income generally does not reflect (i.e., it does not deduct for) capital expenditures, including tenant improvement costs and leasing commissions, interest expenses and non-cash items such as depreciation and amortization.

“NRA” means net rentable area.

“Occupancy” means, unless the context indicates otherwise, (i) in the case of multifamily and mixed use (to the extent the related Mortgaged Property includes multifamily space) properties, the percentage of rental Units that are rented as of the Occupancy Date; (ii) in the case of office, retail, industrial, mixed use (to the extent the related Mortgaged Property includes office, retail or industrial space) and self-storage properties, the percentage of the net rentable square footage rented as of the Occupancy Date (subject to, in the case of certain Mortgage Loans, one or more of the additional leasing assumptions); and (iii) in the case of hospitality and mixed use (to the extent the related Mortgaged Property includes hospitality space) properties, the percentage of available Rooms occupied for the trailing 12-month period ending on the Occupancy Date. In some cases, occupancy was calculated based on assumptions regarding occupancy, such as the assumption that a certain tenant at the Mortgaged Property that has executed a lease, but has not yet taken occupancy and/or has not yet commenced paying rent, will take occupancy on a future date generally expected to occur within twelve months of the Cut-off Date; assumptions regarding the renewal of particular leases and/or the re-leasing of certain space at the related Mortgaged Property; in some cases, assumptions regarding leases under negotiation being executed; in some cases, assumptions regarding tenants taking additional space in the future if currently committed to do so or, in some cases, the exclusion of dark tenants, tenants with material aged receivables, tenants that may have already given notice to vacate their space, bankrupt tenants that have not yet affirmed their lease and certain additional leasing assumptions. See the footnotes to Annex A-1 for additional occupancy assumptions. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual occupancy. See “—Tenant Issues” below.

“Occupancy Date” means the date of determination of the Occupancy of a Mortgaged Property.

“Original Balance” means the principal balance of the Mortgage Loan as of the date of origination.

“Prepayment Provision” means the number of payments from the first due date through and including the maturity date for which a Mortgage Loan is, as applicable, (i) locked out from prepayment, (ii) provides for payment of a prepayment premium or yield maintenance charge in connection with a prepayment, (iii) permits defeasance and/or (iv) permits prepayment without a payment of a prepayment premium or a yield maintenance charge.

“RevPAR” means, with respect to any hospitality property, revenues per available room.

“Soft Lockbox” means that the related borrower is required to deposit or cause the property manager to deposit all rents collected into a lockbox account. Hospitality and multifamily properties are considered to have a soft lockbox if credit card receivables, cash, checks or “over the counter” receipts are deposited into the lockbox account by the borrower or property manager. With respect to certain hospitality properties the property manager or franchisor may have the right to deduct franchise or management fees, operating expenses and/or reserves required under the management or franchise agreement prior to deposit of such amounts into the lockbox.

“Soft Springing Hard Lockbox” means that the related borrower is required to deposit, or cause the property manager to deposit, all rents collected into a lockbox account or cash management account until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, at which time the lockbox account converts to a Hard Lockbox.

“Springing Cash Management” means, until the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events, revenue from the lockbox (if any) is forwarded to an account controlled by the related borrower or is otherwise made available to the related borrower. Upon the occurrence of an event of default or such a trigger event, the Mortgage Loan documents require the related revenue to be forwarded to a cash management account controlled by the lender and the funds are disbursed according to the related Mortgage Loan documents.

“Springing Lockbox” means a lockbox that is not currently in place, but the related Mortgage Loan documents require the imposition of a lockbox account upon the occurrence of an event of default under the Mortgage Loan documents or one or more specified trigger events.

“Square Feet”, “SF” or “Sq. Ft.” means, in the case of a Mortgaged Property operated as a retail center, office, industrial/warehouse facility, any combination of the foregoing or other special purpose property, the square footage of the net rentable or leasable area.

“T-12” and “TTM” each means trailing 12 months.

“Term to Maturity” means, with respect to any Mortgage Loan, the remaining term, in months, from the Cut-off Date for such Mortgage Loan to the related maturity date or, in the case of the ARD Loan, the Anticipated Repayment Date, as applicable. Annex A-1 indicates which Mortgage Loan is the ARD Loan.

“Underwritten Expenses” or “UW Expenses” means, with respect to any Mortgage Loan or Mortgaged Property, an estimate of (a) operating expenses (such as utilities, administrative expenses, repairs and maintenance, management and franchise fees and advertising); and (b) fixed expenses (such as insurance, real estate taxes and, if applicable, ground, space or air rights lease payments), as determined by the related mortgage loan seller and generally derived from historical expenses at the Mortgaged Property, the borrower’s budget or appraiser’s estimate, in some cases adjusted for significant occupancy increases and a market rate management fee and subject to certain assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income”. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Underwritten NCF Debt Yield”, “UW NCF Debt Yield” or “Cut-off Date UW NCF” means, with respect to any Mortgage Loan, the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance of such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten NCF Debt Yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●	With respect to the Mortgage Loan listed in the following table, the applicable Underwritten NCF Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NCF Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NCF Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NCF Debt Yield
Promenade at West End Phase II	2.0%	7.9%	$350,000	8.0%

“Underwritten NOI Debt Yield” or “UW NOI Debt Yield” means, with respect to any Mortgage Loan, the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties divided by the Cut-off Date Balance for the related Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, the debt yield was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

●	With respect to the Mortgage Loan listed in the following table, the applicable Underwritten NOI Debt Yield was calculated based on its Cut-off Date Balance less a related earnout or holdback reserve. The applicable Underwritten NOI Debt Yield calculated without adjusting for the related earnout or holdback reserve is as follows:

Mortgage Loan Name	% of Initial Pool Balance	Un-Adjusted Underwritten NOI Debt Yield	Earnout or Holdback Reserve Amount	Underwritten NOI Debt Yield
Promenade at West End Phase II	2.0%	8.0%	$350,000	8.1%

“Underwritten Net Cash Flow,” “Underwritten NCF” or “UW NCF“, with respect to any Mortgaged Property, means the Underwritten Net Operating Income decreased by an amount that the related mortgage loan seller has determined for the capital expenditures and reserves for capital expenditures, including tenant improvement costs and leasing commissions, as applicable. Underwritten Net Cash Flow generally does not reflect interest expense and non-cash items such as depreciation and amortization.

In the case of certain Mortgage Loans, including among others the Burbank Office Portfolio Mortgage Loan (4.7%), Costco JFK Mortgage Loan (3.3%), Capitol Center Mortgage Loan (3.0%), Station Place III Mortgage Loan (2.4%), Moffett Place Building 4 Mortgage Loan (2.4%), and Integrated Health Campus Mortgage Loan (2.1%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, Underwritten Net Cash Flow is based on the “straight line” rent of those tenants generally over the lesser of the term of the related lease and the term of the related Mortgage Loan.

“Underwritten Net Cash Flow DSCR,” “Underwritten NCF DSCR,” or “UW NCF DSCR,” means, with respect to any Mortgage Loan, (a) the Underwritten Net Cash Flow for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Cash Flow DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In the case of Moffett Place Building 4 Mortgage Loan (2.4%), the UW NCF DSCR is calculated based on the sum of the first 12 principal and interest payments following the Mortgage Loan’s interest-only period based on the assumed principal payment schedule set forth on Annex F.

In general, debt service coverage ratios are used by income property lenders to measure the ratio of (a) cash currently generated by a property that is available for debt service to (b) required debt service payments. However, debt service coverage ratios only measure the current, or recent, ability of a property to service mortgage debt. If a property does not possess a stable operating expectancy (for instance, if it is subject to material leases that are scheduled to expire during the loan term and that provide for above market rents and/or that may be difficult to replace), a debt service coverage ratio may not be a reliable indicator of a property’s ability to service the mortgage debt over the entire remaining loan term. The Underwritten Net Cash Flow DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Cash Flow DSCRs accurately reflect that ability.

“Underwritten Net Operating Income,” “Underwritten NOI,” or “UW NOI,” with respect to any Mortgaged Property, means Underwritten Revenues less Underwritten Expenses, which is an estimate of cash flow available for debt service in a typical year of stable, normal operations as determined by the related mortgage loan seller.

The Underwritten Net Operating Income for each Mortgaged Property is calculated on the basis of numerous assumptions and subjective judgments, which, if ultimately proven erroneous, could cause the actual net cash flow for such Mortgaged Property to differ materially from the Underwritten Net Operating Income set forth in this prospectus. Certain of such assumptions and subjective judgments of each mortgage loan seller relate to future events, conditions and circumstances, including future expense levels, future increases in rents over current rental rates (including in circumstances where a tenant may currently be in a free or reduced rent period), future vacancy rates, the levels and stability of cash flows for properties with short term rentals (such as hospitality properties), commencement of occupancy and rent payments with respect to leases for which rentals have not yet commenced and/or a “free rent” period is still in effect, the re-leasing of vacant space and the continued leasing of occupied space, which will be affected by a variety of complex factors over which none of the depositor, the applicable mortgage loan seller, the master servicer or the special servicer have control. In certain cases, Net Operating Income includes rents paid on “dark” space by a tenant that has ceased operations at the subject Mortgaged Property prior to the end of its lease. In some cases, the Underwritten Net Operating Income set forth in this prospectus for any Mortgaged Property is higher, and may be materially higher, than the annual net operating income for such Mortgaged Property based on historical operating statements.

In determining Underwritten Net Operating Income for a Mortgaged Property, the applicable mortgage loan seller generally relied on rent rolls and/or other generally unaudited financial information provided by the respective borrowers; and in some cases, the appraisal, borrower budgets and/or local market information was the primary basis for the determination. From that information, the applicable mortgage loan seller calculated stabilized estimates of cash flow that took into consideration historical financial statements (where available), appraiser estimates, borrower budgets, material changes in the operating position of a Mortgaged Property of which the applicable mortgage loan seller was aware (e.g., current rent roll information including newly signed leases (regardless of whether the tenant has taken occupancy), near term rent steps, expirations of “free rent” periods, market rents, and market vacancy data), and estimated capital expenditures, leasing commissions and tenant improvement costs. In certain cases, the applicable mortgage loan seller’s estimate of Underwritten Net Operating Income reflected differences from the information contained in the operating statements obtained from the respective borrowers (resulting in either an increase or decrease from the recent historical net operating income set forth therein) based upon the applicable mortgage loan seller’s own analysis of such operating statements and the assumptions applied by the respective borrowers in preparing such statements and information. In certain instances, for example, property management fees and other expenses may have been taken into account in the calculation of Underwritten Net Operating Income even though such expenses may not have been reflected in actual historic operating statements. In most of those cases, the information was annualized, with some exceptions, before using it as a basis for the determination of Underwritten Net Operating Income. In certain cases with respect to certain credit rated tenants, or credit worthy tenants, the applicable mortgage loan seller may have calculated Underwritten Net Operating Income based on certain adjustments to the rental income, such as using the average rent due under the related lease from such tenant over such Mortgage Loan or lease term. Historical operating statements may not be available for newly constructed Mortgaged Properties, Mortgaged Properties with triple net leases, Mortgaged Properties that have recently undergone substantial renovations and newly acquired Mortgaged Properties.

Specifically, the rental revenue included in the Net Operating Income is based on leases in place, leases that have been executed but the tenant is not yet paying rent and/or in occupancy, leases that are being negotiated and expected to be signed, additional space that a tenant has committed to take and in certain cases contractual rent steps generally within 12 months past the Cut-off Date, in certain cases certain appraiser estimates of rental income, and in some cases adjusted downward to market rates, with vacancy rates equal to the Mortgaged Property’s historical rate, current rate, market rate or an assumed vacancy as determined by the related originator or appraiser; plus any additional recurring revenue fees. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. Additionally, in determining rental revenue for multifamily rental and manufactured housing community properties, the related mortgage loan seller either reviewed rental revenue shown on the certified rolling 12-month operating statements or annualized the rental revenue and reimbursement of expenses shown on rent rolls or recent partial year operating statements with respect to the prior one- to 12-month periods or in some cases may have relied on information provided in the appraisal for market rental rates and vacancy. In some cases the related originator included revenue otherwise payable by a tenant but for the existence of an initial “free rent” period or a permitted rent abatement while the leased space is built out. See “—Tenant Issues” below. In the case of certain Mortgage Loans, including among others the Burbank Office Portfolio Mortgage Loan (4.7%), Costco JFK Mortgage Loan (3.3%), Capitol Center Mortgage Loan (3.0%), Station Place III Mortgage Loan (2.4%), Moffett Place Building 4 Mortgage Loan (2.4%), and Integrated Health Campus Mortgage Loan (2.1%), in the case of certain investment grade-rated or institutional tenants at the related Mortgaged Property, UW NOI is based on the “straight line” rent of those tenants, generally over the lesser of the term of the related lease and the term of the related Mortgage Loan.

“Underwritten Net Operating Income DSCR”, “Underwritten NOI DSCR” or “UW NOI DSCR” means, with respect to any Mortgage Loan, (a) the Underwritten Net Operating Income for the related Mortgaged Property or Mortgaged Properties, divided by (b) the Annual Debt Service for such Mortgage Loan; provided that:

●	In the case of a Mortgage Loan that is part of a Whole Loan, unless otherwise indicated, Underwritten Net Operating Income DSCR was calculated with respect to such Mortgage Loan including any related Pari Passu Companion Loan(s) and without regard to any related Subordinate Companion Loan(s).

In the case of the Moffett Place Building 4 Mortgage Loan (2.4%), the UW NOI DSCR is calculated based on the sum of the first 12 principal and interest payments following the Mortgage Loan’s interest-only period based on the assumed principal payment schedule set forth on Annex F.

The Underwritten Net Operating Income DSCRs are presented in this prospectus for illustrative purposes only and, as discussed above, are limited in their usefulness in assessing the current, or predicting the future, ability of a Mortgaged Property to generate sufficient cash flow to repay the related Mortgage Loan. Accordingly, no assurance can be given, and no representation is made, that the Underwritten Net Operating Income DSCRs accurately reflect that ability. See the definition of “Underwritten Net Cash Flow DSCR” for more information regarding the evaluation of debt service coverage ratios.

“Underwritten EGI”, “UW EGI” with respect to any Mortgaged Property, means the gross potential rent, recoveries and other income, less mark to market, vacancy and collection loss.

“Underwritten Revenues” with respect to any Mortgage Loan, means the gross potential rent (in certain cases, inclusive of rents under master leases with an affiliate of the borrower that relate to space not used or occupied by the master lease tenant, or, in the case of a hospitality property, room rent, food and beverage revenues and other hospitality income), subject to the assumptions and subjective judgments of each mortgage loan seller as described under the definition of “Underwritten Net Operating Income” in this prospectus. We cannot assure you that the assumptions made with respect to any Mortgaged Property will, in fact, be consistent with that Mortgaged Property’s actual performance.

“Units” or “Rooms” means (a) in the case of a Mortgaged Property operated as multifamily housing, the number of apartments, regardless of the size of or number of rooms in such apartment, (b) in the case of a Mortgaged Property operated as a hospitality property, the number of guest rooms, and (c) in the case of a Mortgaged Property operated as a self-storage property, the gross building area in square feet and/or cubic feet, as the context may require.

“Weighted Average Mortgage Rate” means the weighted average of the Mortgage Rates as of the Cut-off Date.

Mortgage Pool Characteristics

Overview

The issuing entity will include 11 Mortgage Loans (34.4%) that represent the obligations of multiple borrowers that are liable on a joint and several basis for the repayment of the entire indebtedness evidenced by the related Mortgage Loan or Whole Loan and/or represent separate obligations of each borrower that are cross-collateralized and cross-defaulted with each other.

See also “—Certain Calculations and Definitions” above for important general and specific information regarding the manner of calculation of the underwritten debt service coverage ratios and loan-to-value ratios. See also “—Certain Terms of the Mortgage Loans” below for important information relating to certain payment and other terms of the Mortgage Loans.

Property Types

The following table shows the property type concentrations of the Mortgaged Properties:

Property Type Distribution(1)

Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance(1)	Approx. % of Initial Pool Balance
Office	36	$350,795,034	33.0%
Suburban	27	$183,295,034	17.3%
CBD	7	$128,250,000	12.1%
Medical	2	$39,250,000	3.7%
Hospitality	16	$192,288,217	18.1%
Extended Stay	6	$77,417,176	7.3%
Limited Service	6	$63,392,370	6.0%
Full Service	2	$38,966,671	3.7%
Select Service	2	$12,512,000	1.2%
Retail	25	$180,247,770	17.0%
Anchored	17	$138,072,508	13.0%
Unanchored(2)	8	$42,175,261	4.0%
Mixed Use	3	$119,985,735	11.3%
Office/Hospitality/Retail	1	$75,000,000	7.1%
Retail/Medical Office	1	$35,000,000	3.3%
Office/Industrial	1	$9,985,735	0.9%
Industrial	15	$109,023,882	10.3%
Self Storage	26	$73,912,173	7.0%
Multifamily	4	$35,672,911	3.4%
Total/Weighted Average	125	$1,061,925,721	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	Includes super regional mall, single tenant and shadow anchored properties.

Office Properties. With respect to the office properties and mixed use properties with an office component set forth in the above chart:

●	With respect to the Capitol Center Mortgage Loan (3.0%), there is no parking at the related Mortgaged Property. The Mortgaged Property is attached to a 1,007-space, city-owned and operated covered parking facility. The parking deck was built simultaneously with the improvements with the intended purpose of serving the Mortgaged Property. On November 28, 2016, prior ownership of the Mortgaged Property executed a 20-year agreement with the City of Columbia, South Carolina to memorialize rights to certain spaces in the deck. Under the agreement, ownership of the Mortgaged Property has an ongoing right of first refusal to lease 787 parking spaces in the deck. The agreement is transferable with ownership of the Mortgaged Property.

●	With respect to the Tustin Centre I & II Mortgage Loan (3.0%), the Mortgaged Properties are comprised of two buildings, Tustin Centre I and Tustin Centre II. Tustin Centre II is 100% leased to the RCOC (Regional Center of OC), which comprises 29.0% of the NRA for the portfolio as a whole. The RCOC (Regional Center of OC) is a non-profit organization that operates in Orange County, California and relies on funding from the State of California General Fund and the Medicaid program. In addition, see “—Tenant Issues-Lease Expirations and Terminations—Other” with respect to a dispute between the borrower and such tenant.

●	With respect to the Cleveland East Mortgage Loan (1.1%), BHN CP Capital Holdings LLC (“BHN”) acquired the related Mortgaged Properties and transferred the interest to the related borrower sponsor at origination. As part of the sale, BHN master leased approximately 22,534 square feet at the Landerbrook Corporate Center Mortgaged Property to the related borrower for a five-year term and cash-collateralized the master lease with a payment of $2,890,500. The master lease was not included in the underwriting.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Hospitality Properties. With respect to the hospitality properties and mixed use properties with a hospitality component set forth in the above chart:

●	The following table shows the breakdown of each Mortgaged Property associated with a hotel brand through a license, franchise agreement, operating agreement or management agreement.

Mortgaged Property Name(1)	Mortgage Loan Cut-off Date Balance	Percentage (%) of the Initial Pool Balance by Allocated Loan Amount	Expiration of Franchise Agreement, Operating Agreement or Management Agreement	Maturity Date	Upfront PIP Reserve	Renewal Option
Homewood Suites Savannah	$41,843,330	3.9%	8/31/2035	8/6/2027	NAP	No
Lightstone Portfolio––Hampton Inn & Suites Ft. Myers Beach(2)	$6,445,538	0.6%	7/31/2032	8/6/2027	NAP	No
Lightstone Portfolio––aloft Rogers Bentonville(2)	$6,445,538	0.6%	7/14/2032	8/6/2027	$216,000	No
Lightstone Portfolio––Residence Inn Baton Rouge Siegen Lane(2)	$6,256,000	0.6%	7/14/2032	8/6/2027	$457,000	No
Lightstone Portfolio––Courtyard Baton Rouge Siegen Lane(2)	$6,066,462	0.6%	7/14/2032	8/6/2027	$949,000	No
Lightstone Portfolio––TownePlace Suites New Orleans Metairie(2)	$5,497,846	0.5%	7/14/2027	8/6/2027	$290,000	No
Lightstone Portfolio––Fairfield Inn & Suites Jonesboro(2)	$4,928,615	0.5%	7/14/2032	8/6/2027	$213,000	No
Lightstone Portfolio––TownePlace Suites Fayetteville North Springdale(2)	$4,360,000	0.4%	7/14/2032	8/6/2027	$283,000	No
Salt Lake City Hotel Portfolio––TownePlace Suites West Valley City(2)	$10,400,000	1.0%	4/21/2035	11/6/2027	$500,000(3)	No
Salt Lake City Hotel Portfolio––Staybridge Suites Midvale(2)	$9,060,000	0.9%	10/20/2037	11/6/2027	$500,000(3)	No
Salt Lake City Hotel Portfolio–– Fairfield Inn & Suites Midvale(2)	$8,400,000	0.8%	6/23/2036	11/6/2027	$500,000(3)	No
Hampton Inn Majestic Chicago	$21,462,016	2.0%	6/29/2027	10/6/2024	NAP	No
Hampton Inn & Suites Las Vegas	$12,686,254	1.2%	11/23/2026	8/6/2027	NAP	No
Hampton Inn Hilton Head	$9,469,946	0.9%	8/31/2032	8/6/2022	$2,700,000	No
Holiday Inn & Suites Albuquerque Airport	$7,166,671	0.7%	5/31/2032	6/6/2022	$220,000	No

(1)	Excludes the Headquarters Plaza Mortgaged Property, which contains a Hyatt Hotel that is operated pursuant to a hotel management agreement that expires on November 30, 2020. The maturity date of the Headquarters Plaza Mortgage Loan is November 6, 2027.

(2)	For each of these properties, the “Mortgage Loan Cut-off Date Balance” represents the related allocated loan amount.

(3)	Represents the Upfront PIP Reserve for the related portfolio of properties.

●	With respect to the hotel portion of the following mixed use Mortgaged Property, food and beverage revenue comprises greater than 20% of Underwritten Revenues, as indicated in the table below:

Mortgaged Property Name	% of Initial Pool Balance by Allocated Loan Amount	Food and Beverage Revenue as % of Underwritten Revenues
Headquarters Plaza	7.1%	33.9	%(1)

(1)	Expressed as a percentage of Underwritten Revenues solely for the hotel portion of the Mortgaged Property.

●	With respect to the Homewood Suites Savannah Mortgage Loan (3.9%), affiliates of the borrower own two hotels that compete with the Mortgaged Property. With respect to the Lightstone Portfolio Mortgage Loan (3.8%), affiliates of the borrower own two hotels that compete with certain of the Mortgaged Properties. With respect to the Hampton Inn Hilton Head Mortgage Loan (0.9%), an affiliate of the borrower owns one hotel which competes with the Mortgaged Property.

●	Hospitality properties may be particularly affected by seasonality. The Hotel Mela Times Square, Hampton Inn Hilton Head and Holiday Inn & Suites Albuquerque Airport Mortgage Loans (4.6%), require seasonality reserves on an ongoing basis.

●	The Hotel Mela Times Square Mortgaged Property (3.0%) is not a flagged hospitality property.

●	With respect to the Lightstone Portfolio––aloft Rogers Bentonville and Lightstone Portfolio––Fairfield Inn & Suites Jonesboro Mortgaged Properties (1.1%), such Mortgaged Properties are located in “dry” counties that are currently considering repealing their “dry” legislation. In order to comply with the “dry” legislation, each such Mortgaged Property has a liquor license that is held by an individual employee of the borrower-affiliated property manager. The borrower leases the related bar area to an affiliate, which operates the related bar area as a club that is permitted to serve alcoholic beverages to members who have paid a nominal fee to join.

●	Certain of the hospitality properties securing the Mortgage Loans may currently be undergoing or may be scheduled to undergo renovations or property improvement plans, as indicated in the table above. See “—Redevelopment, Renovation and Expansion,” with respect to certain of such PIPs.

●	See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Affiliation with a Franchise or Hotel Management Company” and “—Hospitality Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Retail Properties. With respect to the retail properties set forth in the above chart:

●	With respect to the Costco JFK Mortgage Loan (3.0%), the portion of the Mortgaged Property leased by the largest tenant, Costco, is a leased fee parcel on which the improvements are owned by Costco and do not constitute part of the Mortgaged Property (other than the borrower’s reversionary interest therein). See “Risk Factors—Leased Fee Properties Have Special Risks.” Also see “—Redevelopment, Renovation and Expansion” with respect to certain rights of Costco to demolish, rebuild and expand its improvements. In addition, 103 of 854 parking spaces available to the Mortgaged Property are located on land owned by the State of New York and made available to the borrower for use by Costco pursuant to a parking permit. The parking permit may be terminated by either the State of New York or Costco upon 30 days’ notice. If the permit is terminated, the Costco JFK Property would be short by 17 parking spaces under applicable zoning requirements. The borrower has covenanted to restripe the parking spaces at the Costco JFK Property to provide an additional 17 spaces if the permit is terminated. The parking permit would not inure to the benefit of the lender if it took title to the Mortgaged Property, unless consented to by New York State, and in any event, would remain subject to the termination rights of New York State and Costco. Costco is obligated under its lease to remedy any such parking shortage and to continue paying rent under its lease notwithstanding such a shortage.

●	With respect to the Gurnee Mills Mortgage Loan (1.4%), the portion of the related Mortgaged Property comprised of the third largest tenant, Macy’s, and the fourth largest tenant, Kohl’s, are leased fee parcels on which the improvements are owned by the related anchor stores. See “Risk Factors—Leased Fee Properties Have Special Risks”.

●	With respect to the Bennetts Creek Crossing Mortgage Loan (0.9%), affiliates of the borrower own an adjacent parcel that can be developed with up to 28,000 SF of additional retail space plus a vacant outparcel. There are no noncompete or anti-poaching covenants in the Mortgage Loan documents. We cannot assure you that the adjacent property will not compete with the Mortgaged Property or affect the Mortgaged Property’s value.

See “Risk Factors—Risks Relating to the Mortgage Loans—Retail Properties Have Special Risks” and “—Specialty Use Concentrations” below and “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mixed Use Properties.

Certain of the mixed use Mortgaged Properties may have specialty uses. See “—Specialty Use Concentrations” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Industrial Properties. With respect to the industrial properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Industrial Properties Have Special Risks”.

Self-Storage Properties. With respect to the self-storage properties set forth in the above chart, see “Risk Factors—Risks Relating to the Mortgage Loans—Self-Storage Properties Have Special Risks”.

Multifamily Properties. With respect to the multifamily properties set forth in the above chart:

●	With respect to the Harrison Luxury Apartments Mortgage Loan (1.5%), the related Mortgaged Property benefits from tax credits granted by the City of Royal Oak Brownfield Redevelopment Authority (“BRA”) in connection with the borrower completing approximately $1,600,000 in remediation during construction of the Mortgaged Property. Pursuant to a reimbursement agreement between BRA and the related borrower, such amount will be reimbursed to the borrower over time to the extent that taxes actually paid by the borrower exceed the amount of taxes paid prior to the development of the related Mortgaged Property. In addition, the related Mortgage Loan documents require that the tax credits inure to the benefit of the lender upon foreclosure. The tax credits are scheduled to expire in 2028. The related appraisal concluded that the market value of the remaining tax credits is approximately $1,090,000. See “Description of the Mortgage Pool—Environmental Considerations” and “Description of the Mortgage Pool—Real Estate and Other Tax Considerations”.

●	With respect to the Heather Ridge Apartments Mortgage Loan (0.6%), the related Mortgaged Property has a military tenant concentration of approximately 10.0%.

●	With respect to the Hunters Ridge Apartments Mortgage Loan (0.4%), the related Mortgaged Property has a military tenant concentration of approximately 32%, and an additional 16% are civilians in various industries supporting the local military base. A pilot training program at the local base is being terminated effective 2019.

See “Risk Factors—Risks Relating to the Mortgage Loans—Multifamily Properties Have Special Risks”.

Specialty Use Concentrations. Certain Mortgaged Properties have one or more tenants that operate their space as a specialty use. Such specialty uses may not allow the space to be readily converted to be suitable for another type of tenant. For example, with respect to certain of the Mortgaged Properties, one or more of the 5 largest tenants operates its space as a specialty use, as set forth in the following table:

Specialty Use	Number of Mortgaged Properties	Approx. % of Initial Pool Balance
School or educational facility	7	3.8%
Medical, dental, physical therapy or veterinary offices or clinics, outpatient facilities, research or diagnostic laboratories or health management services and/or health professional schools	14	12.9
Restaurant	7	3.1
Laboratory and mechanical space	1	0.9
Manufacturing	1	0.3
Bank Branch	5	8.6
Salon or day spa	5	2.1
Gym, fitness center or a health club	8	12.7
Movie Theatre	1	7.1
Data center	1	0.9
Movie studio	2	2.1

See “Risk Factors—Risks Relating to the Mortgage Loans—Some Mortgaged Properties May Not Be Readily Convertible to Alternative Uses”.

Mortgage Loan Concentrations

Top Ten Mortgage Loans

The following table shows certain information regarding the ten largest Mortgage Loans by Cut-off Date Balance:

Loan Name	Mortgage Loan Cut-off Date Balance	Approx. % of Initial Pool Balance	Loan per NRA/ Room	UW NCF DSCR(1)	Cut-off Date LTV Ratio(1)	U/W NOI Debt Yield(1)	Property Type
Headquarters Plaza	$75,000,000	7.1%	$169	2.29x	62.8%	11.6%	Mixed Use
U-Haul SAC Portfolios 14, 15, 17	$59,762,173	5.6.%	$112	1.63x	60.4%	10.2%	Self Storage
Burbank Office Portfolio	$50,000,000	4.7%	$182	4.64x	36.5%	18.1%	Office
Homewood Suites Savannah	$41,843,330	3.9%	$261,521	2.02x	69.7%	13.5%	Hospitality
Troy Officentre Portfolio	$41,250,000	3.9%	$57	2.04x	69.6%	14.5%	Office
Lightstone Portfolio	$40,000,000	3.8%	$83,548	2.13x	61.6%	14.8%	Hospitality
Costco JFK	$35,000,000	3.3%	$217	2.56x	52.2%	9.2%	Mixed Use
Capitol Center	$32,250,000	3.0%	$70	1.55x	74.6%	10.3%	Office
Hotel Mela Times Square	$31,800,000	3.0%	$135,897	2.79x	39.3%	14.1%	Hospitality
Tustin Centre I & II	$31,500,000	3.0%	$111	3.55x	38.0%	15.2%	Office
Top 10 Total/Weighted Average	$438,405,503	41.3%		2.50x	57.2%	13.0%

(1)	With respect to the Headquarters Plaza, U-Haul SAC Portfolios 14, 15, 17, Burbank Office Portfolio and Lightstone Portfolio Mortgage Loans, Loan per NRA, UW NCF DSCR, Cut-off Date LTV Ratio and U/W NOI Debt Yield calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

See “—Assessment of Property Value and Condition” for additional information.

For more information regarding the ten largest Mortgage Loans and/or loan concentrations and related Mortgaged Properties, see the individual Mortgage Loan and portfolio descriptions under “Description of Top Fifteen Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3. Other than with respect to the top ten Mortgage Loans identified in the table above, each of the other Mortgage Loans represents no more than 2.6% of the Initial Pool Balance.

See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Multi-Property Mortgage Loans and Related Borrower Mortgage Loans

The Mortgage Pool will include 13 Mortgage Loans (31.1%), set forth in the following table entitled “Multi-Property Mortgage Loans”, which are each secured by two or more properties. In some cases, however, the amount of the mortgage lien encumbering a particular property may be less than the full amount of indebtedness under the Mortgage Loan, generally to minimize recording tax. In such instances, the mortgage amount may equal a specified percentage (generally ranging from 100% to 150%, inclusive) of the appraised value or Allocated Loan Amount for the particular Mortgaged Property. This would limit the extent to which proceeds from that Mortgaged Property would be available to offset declines in value of the other Mortgaged Properties securing the same Mortgage Loan.

The following table shows each individual Mortgage Loan that is secured by two or more Mortgaged Properties.

Multi-Property Mortgage Loans(1)

Mortgage Loan/Property Portfolio Names	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
U-Haul SAC Portfolios 14, 15, 17	$59,762,173	5.6%
Burbank Office Portfolio	50,000,000	4.7
Troy Officentre Portfolio	41,250,000	3.9
Lightstone Portfolio	40,000,000	3.8
Salt Lake City Hotel Portfolio	27,860,000	2.6
IRG Portfolio	27,401,208	2.6
Corporate Woods Portfolio	24,936,520	2.3
Palma Sola Square & DeSoto Plaza	12,395,004	1.2
Cleveland East	12,000,000	1.1
Arizona Retail Portfolio	11,021,101	1.0
Mocksville Commons & Peru Marketplace	10,650,000	1.0
Collierville Portfolio	8,464,860	0.8
Eagle and Atlantis Self Storage Portfolio	4,000,000	0.4
Total	$329,740,867	31.1%

(1)       The Tustin Centre I & II Mortgaged Property is treated as a single Mortgaged Property for purposes of this prospectus, but includes two separate buildings that may be separately released from the lien of the related Mortgage Loan.

In addition, an individual Mortgaged Property may be comprised of two or more parcels that may not be contiguous or may be owned by separate borrowers.

1 group of Mortgage Loans (2.5%), set forth in the following table entitled “Related Borrower Loans”, is not cross-collateralized but has the same borrower sponsor or borrower sponsors related to each other, but no group of Mortgage Loans having the same borrower sponsor or borrower sponsors that are related to each other represents more than approximately 2.5% of the Initial Pool Balance. The following table shows each group of Mortgage Loans having borrowers that are related to each other. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1.

Related Borrower Loans

Mortgage Loan	Aggregate Cut-off Date Principal Balance	Approx. % of Initial Pool Balance
Group 1:
Promenade at West End Phase II	$21,350,000	2.0%
Lakeridge Commons	5,550,000	0.5
Total for Group 1:	$26,900,000	2.5%

Mortgage Loans with related borrowers are identified under “Related Borrower” on Annex A-1. See “Risk Factors—Risks Relating to the Mortgage Loans—Concentrations Based on Property Type,

Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses” in addition to Annex A-1 and the related footnotes.

Geographic Concentrations

This table shows the states that have concentrations of Mortgaged Properties that secure 5.0% or more of the Initial Pool Balance:

Geographic Distribution(1)

State	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Pool Balance
California	15	$203,106,942	19.1%
New York	8	$102,312,643	9.6%
Florida	9	$89,871,552	8.5%
New Jersey	3	$80,322,873	7.6%
Michigan	4	$62,300,000	5.9%

(1)	Because this table presents information relating to Mortgaged Properties and not the Mortgage Loans, the information for any Mortgaged Property that is one of multiple Mortgaged Properties securing a particular Mortgage Loan is based on an Allocated Loan Amount, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as stated in Annex A-1.

The remaining Mortgaged Properties are located throughout 23 other states plus the District of Columbia, with no more than 4.4% of the Initial Pool Balance by Allocated Loan Amount secured by Mortgaged Properties located in any such jurisdiction.

In addition, with respect to the Mortgaged Properties in the Mortgage Pool, we note the following in respect of their geographic concentration:

27 Mortgaged Properties, securing approximately 23.7% of the Initial Pool Balance by Allocated Loan Amount, are located in areas that are considered a high earthquake risk (seismic zones 3 or 4), and seismic reports were prepared with respect to these Mortgaged Properties, and based on those reports, no Mortgaged Property has a seismic expected loss greater than 19.0%.

24 Mortgaged Properties, securing approximately 23.3% of the Initial Pool Balance by Allocated Loan Amount, are located in California and Texas and are more susceptible to wildfires.

21 Mortgaged Properties, securing approximately 20.5% of the Initial Pool Balance by Allocated Loan Amount, are located in Florida, Texas, Georgia and South Carolina, and may be more generally susceptible to floods or hurricanes than properties in other parts of the country.

Mortgaged Properties With Limited Prior Operating History

Each of the Costco JFK (3.3%), Moffett Place Building 4 (2.4%), FedEx Ground – Durham (2.1%), 337 Lafayette Street (2.0%) and Port Gardner Building (1.2%) Mortgage Loans are secured by Mortgaged Properties that were constructed, in a lease-up period or were the subject of a major renovation that was completed within 12 calendar months prior to the Cut-Off Date and, therefore, the related Mortgaged Property has no or limited prior operating history or the related Mortgage Loan Seller did not take the operating history into account in the underwriting of the related Mortgage Loan.

Each of the Moffett Place Building 4 (2.4%), FedEx Ground – Durham (2.1%), 337 Lafayette Street (2.0%), 19500 South Dixie Highway (0.9%), 9460 E. Golf Kinks Road (0.3%), 725 West Baseline Road (0.3%), 1988 North Alma School Road (0.2%) and 37 NorthStar (0.1%) Mortgage Loans are secured by Mortgaged Properties that are single tenant properties subject to double-net or triple-net leases with the related tenant where the related borrower did not provide the related Mortgage Loan Seller with historical financial information for the related Mortgaged Property.

Each of the Costco JFK (3.3%), FedEx Ground – Durham (2.1%) and 2121 Wilshire Boulevard (1.6%) Mortgage Loans are secured by Mortgaged Properties that were acquired by the related borrower within the last 12 months and for which the borrower does not have historical financial information for the related Mortgaged Property.

See “Risk Factors—Risks Relating to the Mortgage Loans—Limited Information Causes Uncertainty”.

Tenancies-in-Common

Each of the Costco JFK (3.3%) and East Towne Plaza (0.4%) Mortgage Loans have one or more borrowers that own all or a portion of the related Mortgaged Property as tenants-in-common, and the respective tenants-in-common have agreed to a waiver of their rights of partition. In addition, with respect to the Costco JFK Mortgage Loan, the non-recourse carveout guarantor is the non-member manager of, but does not hold an ownership in, each of the tenants-in-common. See “Risk Factors—Risks Relating to the Mortgage Loans—Tenancies-in-Common May Hinder Recovery”.

See “Risk Factors—Risks Relating to the Mortgage Loans—The Borrower’s Form of Entity May Cause Special Risks” and “—Tenancies-in-Common May Hinder Recovery”.

Condominium and Other Shared Interests

The 6600 Walmore (0.3%) Mortgage Loan is secured, in whole or in part, by the related borrower’s interest in one or more units in a condominium. The borrower controls 27.22% of the condominium interests, and does not control the condominium; however, the borrower controls a sufficient percentage to block any vote to amend the condominium declaration or bylaws, and any vote not to restore following a casualty.

With respect to the Headquarters Plaza Mortgaged Property (7.1%), the real estate collateral for the Mortgage Loan is structured as a “fee above a plane”: the related borrowers have a leasehold interest in the space (the “Upper Area”) above a non-collateral parking garage. The fee owner of the Upper Area is an affiliate of the borrowers (the “Accommodation Affiliate”). The Upper Area also contains unimproved parcels owned by the Accommodation Affiliate subject to a ground lease with a third party (the “Residential Lessee”). The real property located below the Upper Area, including the parking garage (the “Lower Area”), is also owned by an affiliate of the borrower. The Accommodation Affiliate provided an accommodation mortgage on its fee interest in its real estate, which includes the real estate under the ground lease and adjacent real estate subject to the ground lease with the Residential Lessee. The relationship between the Upper Area and the Lower Area is governed by a reciprocal easement agreement. The Lower Area is not collateral for the Mortgage Loan, and the leasehold interest held by the Residential Lessee is also not collateral for the Mortgage Loan. The borrowers, the ground lessor, the Residential Lessee, the owners of the Lower Area, and the lender have entered into an Estoppel and Agreement, pursuant to which, among other things, the parties have agreed that the Lower Area is required to be insured for the full replacement cost of the Lower Area under the same insurance coverage requirements imposed on the borrowers under the Headquarters Plaza Mortgage Loan documents and restored following a casualty or condemnation to the extent necessary to maintain the operations, the structural support and parking for the Upper Area (with said Lower Area restoration proceeds being held and applied to the Lower Area restoration (with any excess to be paid to the Lower Area fee owner or Lower Area lessee) by an insurance trustee (approved by each of the Lower Area fee owner, Lower Area lessee, Residential Lessee, Upper Area fee owner, borrowers, and each of their respective mortgagees) with a long-term unsecured debt rating of at least “A” from S&P and who applies Lower Area proceeds in accordance with prudent and customary lending practices). Proceeds from a condemnation or casualty relating to the Upper Area are controlled pursuant to the Headquarters Plaza Mortgage Loan documents.

With respect to the Hampton Inn Majestic Chicago (2.0%), the Mortgaged Property is part of a vertical subdivision in which the Mortgaged Property is located above a theater owned by an affiliate of the related borrower. A reciprocal easement agreement governs the respective rights of the borrower and the other owner in the vertical subdivision, and the owners have certain shared access, structure, and facilities. With respect to a casualty affecting the Mortgaged Property, the Mortgage Loan documents govern the use of proceeds, and in the event of a casualty or condemnation affecting the supporting non-collateral parcel, the owner of the parcel is required to restore its improvements.

See also, with respect to the Headquarters Plaza Mortgage Loan, “—Partial Releases” below.

See “Risk Factors—Risks Relating to the Mortgage Loans—Condominium Ownership May Limit Use and Improvements”.

Fee & Leasehold Estates; Ground Leases

The following table shows the distribution of underlying interests encumbered by the mortgages related to the Mortgaged Properties:

Property Ownership Interest(1)

Property Ownership Interest	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	Approx. % of Initial Pool Balance
Fee Simple(2)	124	$986,925,721	92.9%
Fee Simple/Leasehold(3)	1	75,000,000	7.1
Total	125	$1,061,925,721	100.0%

(1)	Because this table presents information relating to Mortgaged Properties and not Mortgage Loans, the information for Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts, which amounts, if not specified in the related mortgage loan documents, are based on the appraised values, as set forth in Annex A-1.

(2)	May include mortgaged properties constituting the borrower’s leasehold interest in the mortgaged property along with the corresponding fee interest of the ground lessor in such mortgaged property.

(3)	With respect to the Headquarters Plaza Mortgaged Property, the related borrowers have a leasehold interest in certain real estate. The non-borrower owner of the fee interest in such real estate granted the related lender an accommodation mortgage in the underlying fee estate, which also covers a fee interest in real property that is separate from the borrowers’ leasehold interest. See “Condominium and Other Shared Interests” above.

In general, unless the related fee interest is also encumbered by the related Mortgage (and therefore treated as a fee simple interest in the chart above), each of the ground leases has a term that extends at least 20 years beyond the maturity date of the Mortgage Loan (taking into account all freely exercisable extension options) and, except as noted below or in the exceptions to representation and warranty number 34 in Annex D-1 indicated on Annex D-2, Annex D-3 and Annex D-4, contains customary lender protection provisions, including notice and cure rights and the right to enter into a new lease with the applicable ground lessor in the event a ground lease is rejected or terminated.

With respect to the Homewood Suites Savannah Mortgage Loan (3.9%), parking for the related Mortgaged Property is provided pursuant to a ground lease between the borrower and certain affiliates of the borrower. The ground lease relates to 100 parking spaces, and 31 additional parking spaces, located on land parcels that are identified in such ground lease. The ground lessor has the right to move the location of the applicable parking spaces, and with respect to the additional parking spaces, to provide a portion of them at a location other than the parcels identified in the ground lease, and/or provide them by requiring the borrower to operate, or hire, a valet parking service to double park cars in the same area as the initial 100 parking spaces. See the summary with respect to such Mortgage Loan on Annex A-3.

Mortgage loans secured by ground leases present certain bankruptcy and foreclosure risks not present with Mortgage Loans secured by fee simple estates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Ground Leases and Other Leasehold Interests”, “Certain Legal Aspects of Mortgage Loans—Foreclosure” and “—Bankruptcy Laws”.

With respect to certain of the ground leased Mortgaged Properties, the ground lessor may have the right to mortgage its fee interest. A foreclosure of such a mortgage would remain subject to the existing ground lease; however, it would result in there being a new ground lessor for the related Mortgaged Property.

Environmental Considerations

An environmental report was prepared for each Mortgaged Property securing a Mortgage Loan no more than 12 months (or, in the case of 3 Mortgage Loans (4.8%), no more than 13 to 16 months and in the case of 3 Mortgage Loans (1.6%), no more than 23 to 29 months) prior to the Cut-off Date. See Annex A-1 for the date of the environmental report for each Mortgaged Property. The environmental reports were generally prepared pursuant to the American Society for Testing and Materials standard for a “Phase I” environmental site assessment (“ESA”). In addition to the Phase I standards, some of the environmental reports will include additional research, such as limited sampling for asbestos-containing material, lead-based paint, radon or water damage with limited areas of potential or identified mold, depending on the property use and/or age. Additionally, as needed pursuant to American Society for Testing and Materials standards, supplemental “Phase II” site investigations have been completed for some Mortgaged Properties to further evaluate certain environmental issues, including certain recognized environmental conditions (“REC”). A Phase II investigation generally consists of sampling and/or testing.

●	With respect to the Burbank Office Portfolio Mortgage Loan (4.7%), various underground storage tanks (“USTs”) previously located on the Mortgaged Properties have been removed, replaced or closed in place with no recommendation for further investigation. In addition, the 3800 Alameda Mortgaged Property is currently subject to groundwater monitoring due to potential contamination from the San Fernando Valley NPL or superfund site. The borrowers obtained an environmental impairment liability (“EIL”) insurance policy from Great American E & S Insurance Group (rated “A+” by A.M. Best), which lists the borrower as the first named insured and the lender, with its successors, assigns, and/or affiliates named as additional named insured. The EIL policy has a term of 9 years with an optional extended reporting period of six months. Under the policy, the minimum per incident and aggregate limits will be $5,000,000 with a $50,000 deductible per incident. The premium for the policy was paid at origination. The EIL policy also covers certain properties that were previously owned by the borrowers, are currently owned by borrower affiliates, and are not collateral for the Mortgage Loan.

●	With respect to the Station Place III Mortgaged Property (2.4%), according to the Phase I environmental report, dated September 5, 2017, the related ESA identified as a REC an impact to groundwater identified during an investigation of the Mortgaged Property in 2000 and associated with historical on-site activities, including a gas station and a rail yard. Excavation of the Mortgaged Property was conducted in connection with the construction of the current improvements on Mortgaged Property in 2009, which the Phase I ESA consultant states likely removed the source of any impacts to groundwater. Based on source removal and on the fact the 2000 investigation identified an exceedance of applicable groundwater standards in only one sample collected and at low concentrations, the Phase I ESA environmental consultant determined that no further action was necessary for the Mortgaged Property. In lieu of providing an environmental indemnity by an acceptable guarantor in accordance with the Mortgage Loan documents, the Mortgaged Property and related lender were added to an environmental collateral protection and liability environmental insurance policy also covering non-collateral property. The insurance was issued by Ironshore Specialty Insurance Company and includes a $50,000 deductible with an aggregate policy limit of $10,000,000 and expires June 1, 2019. The policy premium was paid in full.

●	With respect to the Sierra Center Mortgage Loan (1.8%), the related Mortgaged Property is located within a designated superfund site containing contaminated groundwater. The United States Environmental Protection Agency (the “US EPA”) oversaw remediation of the contamination, which involved the construction of groundwater extraction wells and water treatment plants in the region. According to a report issued by the US EPA, groundwater is located at sufficient depth such that vapor intrusion is not a concern. The related environmental consultant considers the Mortgaged Property’s location within the superfund site as a REC. However, because vapor intrusion is not considered a concern and the Mortgaged Property is connected to the municipal water system, the environmental consultant recommended no further action.

●	With respect to the Salt Lake City Hotel Portfolio––Staybridge Suites Midvale (0.9%) and Salt Lake City Hotel Portfolio––Fairfield Inn & Suites Midvale (0.8%) Mortgaged Properties, the Phase I ESA identifies as a Controlled Recognized Environmental Condition (“CREC”) for the Mortgaged Properties their location within Operable Unit (OU) 2 of the historical Midvale Slag Superfund Site. This Superfund Site was ultimately removed from the US EPA’s Superfund list in 2015 because all required cleanup activity had been completed. As part of the specific remedy for OU2, certain impacted soils were removed from the area, and engineering controls, such as the capping of impacted soils, and institutional controls, such as prohibiting new groundwater wells and requiring the installation of chemical vapor barriers for buildings constructed on site, were instituted. The required institutional controls have been memorialized within the Midvale City Ordinance, with which all sites within the former OU2, including the Mortgaged Property, must continue to comply. Given the delisting of the Superfund Site, the engineering and institutional controls in place within the former OU2, and that the Mortgaged Properties’ building was constructed with a chemical vapor barrier, the Phase I ESA consultant determined that this matter was a CREC and did not require any further investigation.

●	With respect to the Harrison Luxury Apartments Mortgage Loan (1.5%), the related Mortgaged Property is listed as a brownfields site in connection with two historical above-ground storage tanks and two industrial facilities formerly located at such Mortgaged Property. Prior environmental investigations identified soil and groundwater contamination at the Mortgaged Property in 2015. Remediation included installation of a vapor barrier system, removal of impacted soil and groundwater use restriction to prevent exposure to occupants of the Mortgaged Property. The related environmental consultant considers the contamination to be a CREC.

●	With respect to the Miramar Parkway Plaza Mortgage Loan (1.3%), the related Mortgaged Property was formerly the site of a dry cleaning facility which was found to have released with groundwater contaminants above regulatory levels. The related environmental consultant considers the Mortgaged Property’s former use as a dry cleaning facility to be a REC. The estimated cost to complete remediation of related vapor intrusion at the Mortgaged Property is $65,900. The borrower escrowed 125% of the estimated cost of remediation at closing.

●	With respect to the IRG Portfolio––LMA Massillon & Building E and IRG Portfolio––LMA Building D Mortgaged Properties (1.2%), the related ESA identified 23 RECs at the Mortgaged Properties with respect to, among other things, a lack of qualitative soil, soil gas and/or groundwater data associated with former industrial activities and releases of substances at the Mortgaged Properties and a lack of qualitative information with respect to the removal of underground storage tanks at the Mortgaged Properties. The prior owners of the IRG Portfolio––LMA Building D Mortgaged Property (Goodyear Tire and Rubber Company (“Goodyear”) and Lockheed Martin (“Lockheed Martin”)) conducted multiple investigative and remedial projects at the Mortgaged Property and Goodyear retains responsibility for remediation of a groundwater plume that has migrated to the Mortgaged Property from an adjacent tract that was part of the larger Goodyear facility. The prior owners and current tenant of the IRG Portfolio––LMA Massillon & Building E Mortgaged Property, Meggitt Aircraft Braking Systems Corporation (“Meggitt”) is required to indemnify the borrower for third party claims arising from conditions that arose during the development of the Mortgaged Property by Goodyear. The related ESA recommended, among other things, a Phase II investigation of the Mortgaged Properties. In lieu of conducting a Phase II investigation, at origination the borrower obtained a lender environmental policy (with respect to IRG Portfolio––HBP Euclid, IRG Portfolio––LMA Massillon & Building E and IRG Portfolio—LMA Building D Mortgaged Properties) from Great American E & S Insurance Company, which is rated A+ XIV by AM Best and A+ by S&P, with an aggregate policy limit of $15,000,000, a limit of $5,000,000 per occurrence, with a $50,000 self-insured retention. The environmental policy has a term of 13 years expiring on July 21, 2030. Premiums under the policy have been paid in full. The lender also received an environmental indemnity from the borrower sponsors. However, no representation is made as to whether the borrower sponsors would, or would be able to, perform their obligations under such indemnity if they were required to do so.

●	With respect to the IRG Portfolio––HBP Euclid Mortgaged Property (0.9%), the related ESA noted that the Mortgaged Property is currently undergoing cleanup under the authority of the Ohio Environmental Protection Agency’s (“OEPA”) Voluntary Action Program (“VAP”) in an attempt to remediate historical contamination identified throughout the Mortgaged Property resulting from historical industrial and manufacturing use. As of July 18, 2016, four of the 30 monitoring wells on the Mortgaged Property have achieved acceptable contaminant levels per OEPA standards. According to the ESA, groundwater monitoring is required at the Mortgaged Property until cleanup target levels (“CTLs”) have been achieved site-wide and groundwater treatment is discontinued, upon which the OEPA may issue a no further action letter. A former occupant and previous owner of the Mortgaged Property, TRW Inc. (now Northrup Grumman) has been identified as the responsible party related to all historical contamination and associated clean-up actions at the Mortgaged Property. Based on corrective action activities conducted to address historical on-site contamination, and the identification of a responsible party, the related ESA did not recommend further investigation of the Mortgaged Property.

●	With respect to the Collierville Portfolio Mortgage Loan (0.8%), a property adjacent to the 435 Washington Mortgaged Property is a solid hazardous waste site and the source of a groundwater contaminant release impacting the Mortgaged Property. The related environmental consultant observed several groundwater monitoring wells at the Mortgaged Property and reported that the regulatory status of the release is not known. The environmental consultant considers the adjacent property to be a REC. A Phase II environmental assessment found no evidence of contamination above regulatory levels. The environmental consultant recommended that the borrower continue monitoring the release and allow access for future on-site sampling.

●	With respect to the 6600 Walmore Mortgage Loan (0.3%), the related ESA identified one REC at the Mortgaged Property with respect to a 15.2 acre area located near the North Building of the Mortgaged Property, related to the release of contaminants from a former underground concrete tank resulting in trichloroethylene and its breakdown products and phenols being present at high concentrations in soil and overburden and bedrock groundwater. Additionally, indoor air concerns were identified at the office portion of the subject building in 2009. The previous owner and operator of the Mortgaged Property, a petroleum company, has been identified as the responsible party, and has conducted multiple investigative and remedial projects at the Mortgaged Property. A Declaration of Covenants and Restrictions was filed directing the proper management of ground water and soil in the Mortgaged Property, restricting their use, and requiring periodic certification of the engineering and institutional controls. Although controls are in place at the Mortgaged Property, based on the ongoing remediation and lack of regulatory closure, the ESA considered this listing a REC and a Vapor Encroachment Condition (VEC). However, based on the ongoing remediation, implementation of engineering and institutional controls, and regulatory oversight, the related ESA did not recommend further investigation. The ESA recommended that the responsible party should continue to operate the groundwater and vapor mitigation systems associated with the North Building, conduct required monitoring, and maintain the established institutional and engineering controls in accordance with the Declaration of Restrictions, until regulatory closure is obtained.

●	With respect to the U-Haul SAC Portfolios 14, 15, 17––U-Haul Center of Rockville Mortgaged Property (0.2%), the related ESA identified one REC at the Mortgaged Property due to the absence of closure documentation related to a gasoline tank depicted on insurance maps to be located at the Mortgaged Property. The ESA recommended a geophysical survey using ground penetrating radar to assess if the gasoline underground storage tank still exists at the Mortgaged Property. In addition, with respect to the U-Haul SAC Portfolios 14, 15, 17––U-Haul of Medford Mortgaged Property (1.0%), the related ESA identified one REC at the Mortgaged Property due to historic uses at the Mortgaged Property for industrial use from 1903 through 1991, including wool working, leather tanning, wool and leather coloring, machine repair, and storage. There is no indication that previous subsurface investigations have been conducted on the related portion of the Mortgaged Property. The ESA recommended that a subsurface investigation be performed on Lot 2 to evaluate the potential that past use of the Mortgaged Property has impacted subsurface conditions. In lieu of conducting a Phase II investigation, at origination the related borrower obtained an environmental insurance policy (with respect to U-Haul SAC Portfolios 14, 15, 17––U-Haul Center of Rockville and U-Haul SAC Portfolios 14, 15, 17––U-Haul of Medford Mortgaged Properties) from Steadfast Insurance Company, which is rated A+ by A.M. Best, which insurance policy is required to be maintained for as long as the Mortgage Loan is outstanding. The policy has a policy limit of $3,000,000 per loss, a policy limit of $3,000,000 in the aggregate for the policy period and a $100,000 deductible. The current policy has an expiration date of August 9, 2027. The policy was prepaid at origination of the Mortgage Loan.

Redevelopment, Renovation and Expansion

Certain of the Mortgaged Properties are properties which are currently undergoing or are expected to undergo redevelopment, renovation or expansion, including with respect to hospitality properties, executing property improvement plans (“PIPs”). In certain cases, such PIPs may be required by the franchisor to maintain franchise affiliation, as described in “—Mortgage Pool Characteristics—Property Types—Hospitality Properties” above. For example, with respect to a Mortgaged Property that is currently undergoing or is expected to undergo material redevelopment, renovation or expansion and is a Mortgaged Property that (i) secures a Mortgage Loan that is one of the top 20 Mortgage Loans or (ii) where the related costs are anticipated to be more than 10% of the Cut-off Date Balance of the related Mortgage Loan:

●	With respect to the Burbank Office Portfolio Mortgage Loan (4.7%), at loan closing $18,000,000 was reserved for window renovations, which are required to be performed on or prior to September 19, 2019, subject to additional time as is reasonably necessary to complete the repairs so as long as the borrowers are diligently pursuing the repairs.

●	With respect to the Lightstone Portfolio Mortgage Loan (3.8%), the borrowers are required under the related franchise agreements to complete PIPs at the individual Mortgaged Properties (other than the Lightstone Portfolio—Hampton Inn & Suites Ft. Myers Beach Mortgaged Property) generally within 12 to 56 months after July 14, 2017, the effective date of each of the franchise agreements. At origination, the borrowers deposited approximately $2,408,000 with the lender, representing the aggregate amount of PIP renovations required at the individual Mortgaged Properties, other than the Lightstone Portfolio—Hampton Inn & Suites Ft. Myers Beach Mortgaged Property. With respect to the Lightstone Portfolio—Hampton Inn & Suites Ft. Myers Beach Mortgaged Property, a PIP is required approximately three years after the origination date, which was not reserved for at origination, and is required to be funded by an excess cash flow sweep required to commence 18 months prior to the start date of the related PIP work. The PIPs generally include renovations to the lobby, the meeting rooms, the corridors and stairwells, guest bathrooms and guest bedrooms. The borrowers’ failure to complete the PIP work by the deadlines specified under the related franchise agreement constitutes a breach of the franchise agreement and may result in termination of the franchise agreement if the borrower fails to cure such default within 30 days’ notice of default.

●	With respect to the Costco JFK Mortgaged Loan (3.3%), the largest tenant, Costco, which leases approximately 92.6% of the NRA at the Mortgaged Property and represents approximately 77.6% of underwritten base rent, leases the Mortgaged Property pursuant to a ground lease and owns the related improvements during the term of its lease. Costco has the right under its ground lease, at any time prior to January 31, 2027, without the borrower’s or lender’s consent, to alter, change and/or otherwise modify or demolish the Costco building or its leased premises in any way. If Costco desires to demolish its building or otherwise reduce its size below 149,161 square feet, it may do so without the borrower’s or lender’s consent, subject to the following conditions: (i) at the time of proposed demolition or reduction Costco then has either a tangible net worth, or market capitalization, of greater than $1,000,000,000, (ii) Costco substantially completes construction of a new building of at least 100,000 square feet within 12 months following demolition, (iii) the new Costco building may not be subdivided into any space less than 25,000 square feet, and (iv) if the gross leasable area of the new Costco building is less than that of the

Costco building prior to demolition or reduction, Costco is required to expand the new Costco building to equal the gross leasable area of the Costco building prior to demolition or reduction, to be completed at least two years prior to the expiration of the term of Costco’s lease. Costco is required under its lease to continue to pay rent despite any demolition or reduction of its building. In addition, Costco has the right, without the borrower’s or lender’s consent, to construct a fueling station on a specified parcel of its leased land (subject to receipt of all required governmental approvals and compliance with applicable laws), and to expand its building in a specified expansion area, by not more than 10,000 square feet.

●	With respect to the Salt Lake City Hotel Portfolio (2.6%), $500,000 was reserved at origination of the Mortgage Loan for a PIP scheduled for the Staybridge Suites Midvale Mortgaged Property to be completed in December 2018 that includes restoration to guest rooms, exterior areas, public areas and recreational areas of the Mortgaged Property.

●	With respect to the Hampton Inn Hilton Head Mortgage Loan (0.9%), the borrower is required to complete an approximately $2.7 million PIP, which was reserved for at origination, including renovations to exterior improvements, the pool area, landscaping (including addressing landscape damage due to Hurricane Matthew) the meeting rooms, hallways, elevators, stairwells, and signage. The PIP also allocates approximately $1.83 million to guest room and guest bathroom improvements, and also covers certain immediate repairs.

Certain risks related to redevelopment, renovation and expansion at a Mortgaged Property are described in “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Redevelopment, Expansion and Renovation at Mortgaged Properties”.

Assessment of Property Value and Condition

In connection with the origination or acquisition of each Mortgage Loan or otherwise in connection with this offering, an appraisal was conducted in respect of the related Mortgaged Property by an independent appraiser that was state certified and/or a member of the Appraisal Institute or an update of an existing appraisal was obtained. In each case, the appraisal complied, or the appraiser certified that it complied, with the real estate appraisal regulations issued jointly by the federal bank regulatory agencies under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended. In general, those appraisals represent the analysis and opinion of the person performing the appraisal and are not guarantees of, and may not be indicative of, present or future value. We cannot assure you that another person would not have arrived at a different valuation, even if such person used the same general approach to and same method of valuing the property or that different valuations would not have been reached separately by the mortgage loan sellers based on their internal review of such appraisals. The appraisals obtained as described above sought to establish the amount a typically motivated buyer would pay a typically motivated seller. Such amount could be significantly higher than the amount obtained from the sale of a Mortgaged Property under a distress or liquidation sale.

In addition, in general, a licensed engineer, architect or consultant inspected the related Mortgaged Property, in connection with the origination or acquisition of each of the Mortgage Loans or otherwise in connection with this offering, to assess the condition of the structure, exterior walls, roofing, interior structure and mechanical and electrical systems. Engineering reports by licensed engineers, architects or consultants generally were prepared, except for newly constructed properties, certain manufactured housing community properties and properties for which the borrower’s interest consists of a fee interest solely on the land and not any improvements, for the Mortgaged Properties in connection with the origination of the related Mortgage Loan or in connection with this offering. None of these engineering reports are more than 12 months old (or, in the case of 3 Mortgage Loans (4.8%), no more than 13 to 16 months and in the case of 3 Mortgage Loans (1.6%), no more than 23 to 29 months) prior to the Cut-off Date. In certain cases where material deficiencies were noted in such reports, the related borrower was required to establish reserves for replacement or repair or remediate the deficiency.

Litigation and Other Considerations

There may be material pending or threatened legal proceedings against, or other past or present material criminal or material adverse regulatory circumstances experienced by, the borrowers, their sponsors and managers of the Mortgaged Properties and their respective affiliates. In addition, the Mortgaged Property may be subject to ongoing litigation. For example:

●	With respect to the Costco JFK Mortgage Loan (3.3%), the related non-recourse carveout guarantor, Gary Barnett, and a related company, Extell Development Company (“Extell”), have been sued by JCMC Flatiron, LLC in New York County Supreme Court under a complaint filed June 29, 2016. The complaint alleges that the defendants acted in bad faith and tortiously interfered with (i) an agreement between the plaintiff and non-party Princeton Holdings LLC (“Princeton”) pursuant to which Princeton effectively agreed to acquire a controlling interest in certain fifty percent tenant-in-common interests in 14 properties (the “TIC Interests”) and (ii) the prospective joint venture between the plaintiff and Princeton that would own and operate the TIC Interests. The plaintiff alleges that Princeton instead sold its rights to acquire the TIC Interests to Extell for a purported $65 million. The plaintiff alleges that the defendants were fully aware of the agreement and prospective joint venture, since prior to the sale, plaintiff told Barnett about the agreement and the joint venture, and that the latter, acting in bad faith, refused to discuss the matter with plaintiff, and nevertheless defendants intentionally and wrongfully induced Princeton to breach its agreement with plaintiff. The complaint further alleges that defendants ultimately followed the plan agreed to by plaintiff and Princeton, such that Extell now owned or controlled all 14 properties, whose land alone was alleged to be worth in excess of $400 million. The complaint seeks a money judgment of not less than $400 million. On November 17, 2016 the court granted the defendants’ motion to dismiss in part and denied it in part. The court dismissed without prejudice the claim for tortious interference with prospective business relationship, concluding that at this stage the allegations with respect to this count do not sufficiently show use of wrongful means, although, some facts remained yet unclear. The court left standing the claim for tortious interference with the joint venture agreement, concluding that the defendants failed to utterly refute plaintiff’s allegation that the defendants were aware of the agreement. On December 9, 2016 the defendants filed an appeal against the court decision not to dismiss the complaint in its entirety. Extell and counsel for the non-recourse carveout guarantor assert that Barnett and Extell did not know about the joint venture agreement. The litigation is in preliminary stages, and we cannot assure you of the outcome of the litigation or of what effect it may have on the financial condition of the non-recourse carveout guarantor.

●	With respect to IRG Portfolio Mortgage Loan (2.6%), the related borrower sponsors are defendants in a litigation brought by CMB Infrastructure Investment Group X, LP (“CMB”) with respect to two loans that were provided by CMB, as lender, for the development of mixed use real estate projects. The borrower sponsors, affiliates of the borrowers under the CMB loans (each, a “CMB Borrower”), provided a limited guaranty for one of the CMB loans. The CMB loans are secured by a pledge of the membership interests in each CMB Borrower. CMB alleges that they have not been provided requested accounting data and that a portion of the CMB loan proceeds for one of the CMB loans were diverted, and its complaint demands immediate repayment of the unpaid principal amount of $36,000,000 plus accrued interest, monetary damages, punitive damages, interest and costs and expenses. As a result of a mediation proceeding on September 27, 2017, the parties to the litigation are in the process of negotiating a settlement. However, there is no assurance that a settlement will be reached.

●	With respect to the Integrated Health Campus Mortgage Loan (2.1%), the borrower and an affiliated management company have been subject to litigation concerning the death of two people from Legionnaire’s disease that occurred in 2013 at the Mortgaged Property. An outbreak of the disease at the Mortgaged Property was determined to be caused by an indoor fountain in the lobby of Building 250, and this fountain has been shut down. On May 3, 2017, a Lehigh Valley Court jury issued a verdict awarding $1.1 million to five people affected by the outbreak (two other claims were previously settled). All previously outstanding cases relating to the outbreak of

Legionnaire’s disease have now been settled, and according to information provided by the borrower’s counsel, the borrower’s insurance company has made (or is in the process of making) all settlement payments to the applicable parties. The Mortgage Loan documents include a loss recourse carveout for any losses related to the ongoing litigation and any future litigation arising with respect to the outbreak of Legionnaire’s disease that occurred in 2013.

●	With respect to the FedEx Ground – Durham Mortgage Loan (2.1%), the sponsors of the related borrower were subject to a prior lawsuit brought by a former employee of a sponsor-affiliated entity in connection with such sponsors’ alleged fraud in the sponsor-affiliated entity’s dealings with the plaintiff. In the prior case, the court ruled in favor of the plaintiff and entered a judgment in the amount of $11,544,119 against the sponsor-affiliated entity. The sponsors were not held personally liable. Since 2012, the plaintiff has been engaged in a pending lawsuit against the sponsors to recover the judgment amount from the sponsors individually.

See “Risk Factors—Risks Relating to the Mortgage Loans—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions”.

Loan Purpose; Default History, Bankruptcy Issues and Other Proceedings

Loan Purpose

36 of the Mortgage Loans (52.0%) were, in whole or in part, originated in connection with the borrower’s refinancing of a previous mortgage loan or credit facility secured by the Mortgaged Property.

18 of the Mortgage Loans (35.2%) were, in whole or in part, originated in connection with the borrower’s acquisition of the related Mortgaged Property.

3 of the Mortgage Loans (11.9%) were, in whole or in part, originated in connection with the borrower’s recapitalization of the related Mortgaged Property.

1 of the Mortgage Loans (0.9%) was, in whole or in part, originated in connection with the borrower’s acquisition refinance of the related Mortgaged Property.

Default History, Bankruptcy Issues and Other Proceedings

2 of the Mortgage Loans (1.4%) (i) were refinancings in whole or in part of a prior loan secured by, or a mezzanine loan secured by interests in the owner of, the related Mortgaged Property, which prior loan was in default at the time of refinancing and/or otherwise involved a discounted pay-off, maturity extension, short sale or other restructuring or (ii) provided acquisition financing for the related borrower’s purchase of the related Mortgaged Property at a foreclosure sale or after becoming REO Property as described below:

●	With respect to the Cleveland East Mortgage Loan (1.1%), the related Mortgaged Properties were part of a larger portfolio of properties securitized in the LBUBS 2007-C2 transaction. The prior loan had an original principal balance of $135,000,000 and was secured by the Mortgaged Properties and four additional properties. The prior loan went into default and was transferred to special servicing in 2011 before being sold to a third-party entity at a discount. The related lender agreed to a deed in lieu of foreclosure in 2013. BHN subsequently acquired the Mortgaged Properties and transferred the interest to the related borrower sponsor. According to a third party modeling source, the prior loan had a calculated loss of 57.5%.

●	With respect to the 6600 Walmore Mortgage Loan (0.3%), such Mortgage Loan refinanced a prior securitized loan in an outstanding amount of approximately $2,800,000 that entered maturity default on August 1, 2017. A forbearance agreement was entered into, and the prior loan was repaid in full with the proceeds of the current Mortgage Loan on October 10, 2017.

In addition, with respect to certain of the Mortgage Loans, (a) related borrowers, sponsors and/or key principals (or affiliates thereof) have previously sponsored, been a key principal with respect to, or been a payment or non-recourse carveout guarantor on mortgage loans secured by, real estate projects (including in some such cases, the particular Mortgaged Property or Properties referenced above in this sentence) that became the subject of foreclosure proceedings or a deed-in-lieu of foreclosure or bankruptcy proceedings or directly or indirectly secured a real estate loan or a real estate related mezzanine loan that was the subject of a discounted payoff or (b) a Mortgaged Property was acquired by the related borrower or an affiliate thereof through foreclosure or a deed-in-lieu of foreclosure, as part of an REO transaction, at a foreclosure sale or out of receivership.

For example, within approximately the last 10 years, with respect to the 20 largest Mortgage Loans:

●	With respect to the Troy Officentre Portfolio Mortgage Loan (3.9%), the related borrower sponsor transferred an office building by short sale in 2012 after the property lost three tenants in 2010, resulting in a short sale of the property. In addition, a retail shopping center was transferred in foreclosure in March 2011 after the anchor tenant’s parent filed for bankruptcy, and a multi-tenant industrial park in Troy, Michigan was transferred in lieu of foreclosure in 2015 following increased vacancies due to the General Motors bankruptcy.

●	With respect to the Capitol Center Mortgage Loan (3.0%), the borrower disclosed that an affiliate of the borrower sponsors and non-recourse carveout guarantors was the borrower under an approximately $38.8 million commercial mortgage loan which was subject to a modification, followed by a discounted payoff in which the lender sustained an approximately $16.7 million loss.

●	With respect to the Hotel Mela Times Square Mortgage Loan (3.0%), the related borrower sponsor was the subject of a foreclosure proceeding in 2010 that was dismissed with prejudice, and another unrelated foreclosure proceeding in which the loan was ultimately refinanced in 2015.

●	With respect to the FedEx Ground - Durham Mortgage Loan (2.1%), the sponsor of the related borrower has been party to seven foreclosures in the last ten years. All of the foreclosures were related to the financial downturn and have since been closed.

●	With respect to the 337 Lafayette Street Mortgage Loan (2.0%), an affiliate of the borrower sponsor is currently subject to a foreclosure proceeding with respect to 390 Park Avenue, also known as The Lever House, a commercial office building in New York. 390 Park Avenue was securitized in the CSFB 2005-C2 securitization transaction and the suit was filed by Wells Fargo Bank, National Association, as trustee. The collateral for the loan was the leasehold interest in the property, which is subject to a fair market rent reset in 2023, that has adversely impacted the refinancing of the existing loan.

In addition, with respect to the 3600 Massie Mortgage Loan (1.9%), the borrower disclosed that affiliates of the borrower sponsors have incurred 43 separate discounted payoffs and 25 foreclosures or deeds-in-lieu of foreclosure out of a total of 263 mortgage loans outstanding since the beginning of the 2008 global recession.

With respect to certain of the Mortgage Loans, related borrowers, sponsors and/or key principals (or affiliates thereof) may previously have been the subject of personal bankruptcy proceedings, or a related Mortgaged Property has previously been involved in a borrower, principal or tenant bankruptcy. Below are examples during approximately the last 10 years:

●	With respect to the Harrison Luxury Apartments Mortgage Loan (1.5%), the sponsor of the related borrower was the subject of three prior bankruptcies involving commercial real estate investments in the last ten years. In addition, the sponsor has been a party to seven foreclosures or deed-in-lieu of foreclosure transactions within the last ten years. All of the bankruptcies, foreclosures and deed-in-lieu of foreclosure transactions have since been dismissed, resolved or settled, as applicable, with the exception of ongoing settlement discussions in connection with an approximately $350,000 judgment entered against the sponsor in 2006.

●	With respect to the Hampton Inn & Suites Las Vegas Mortgage Loan (1.2%), the sponsor of the related borrower disclosed that four sponsor-affiliated entities each filed for bankruptcy in connection with certain loans from Wachovia Bank. Two of the sponsor-affiliates repaid their loans in full and two sponsor-affiliates successfully negotiated loan modifications. In addition, the sponsor disclosed a prior bankruptcy in connection with a $40,000,000 loan to a sponsor-affiliate. The sponsor successfully negotiated a loan modification with the related lender.

There are other bankruptcy proceedings, foreclosure proceedings, deed-in-lieu of foreclosure transactions and/or mortgage loan workout matters that involved Mortgage Loans or Mortgaged Properties, and/or a guarantor, borrower, borrower sponsor or other party to a Mortgage Loan, that are not among the 20 largest Mortgage Loans and there may be other such proceedings and transactions, including among the 20 largest Mortgage Loans, of which we are not aware.

Certain risks relating to bankruptcy proceedings are described in “Risk Factors—Risks Relating to the Mortgage Loans—A Bankruptcy Proceeding May Result in Losses and Delays in Realizing on the Mortgage Loans”, “—Litigation Regarding the Mortgaged Properties or Borrowers May Impair Your Distributions” and “Certain Legal Aspects of Mortgage Loans—Bankruptcy Laws”.

Tenant Issues

Tenant Concentrations

The Mortgaged Properties have tenant concentrations as set forth below:

●	14 of the Mortgaged Properties (12.2%) are leased to a single tenant.

See “—Lease Expirations and Terminations” below, “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Commercial and Multifamily Lending Generally”, “—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—A Tenant Concentration May Result in Increased Losses” and “—Concentrations Based on Property Type, Geography, Related Borrowers and Other Factors May Disproportionately Increase Losses”.

Lease Expirations and Terminations

Expirations. Certain of the Mortgaged Properties are subject to tenant leases that expire before the maturity date of the related Mortgage Loan. For tenant lease expiration information in the form of a lease rollover chart relating to each of the ten largest Mortgage Loans, see the related summaries attached as Annex A-3 to this prospectus. In addition, see Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each office, retail, mixed use and industrial Mortgaged Property. Even if none of the top five tenants at a particular Mortgaged Property as identified on Annex A-1 have leases that expire before, or shortly after, the maturity of the related Mortgage Loan, there may still be a significant percentage of leases at a particular Mortgaged Property that expire in a single calendar year, a rolling 12-month period or prior to, or shortly after, the maturity of a Mortgage Loan. Furthermore, some of the Mortgaged Properties have significant leases or a significant concentration of leases that expire before, or shortly after, the maturity of the related Mortgage Loan. Identified below are certain material lease expirations or concentrations of lease expirations with respect to the Mortgaged Properties:

●	In certain cases, the lease of a single tenant, major tenant or anchor tenant at a multi-tenanted Mortgaged Property expires prior to the maturity date of the related Mortgage Loan.

●	With respect to the Mortgage Loans secured, in whole or in part, by the Mortgaged Properties identified in the following table, such Mortgaged Properties are occupied by a single tenant under a lease which expires prior to, or within 12 months after the maturity (or, in the case of the ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	Lease Expiration Date	Maturity Date
Tustin Centre I & II – Tustin Centre II	0.9%	11/30/2020	8/1/2027
Covance Business Center	0.9%	12/31/2025	10/6/2027
19500 South Dixie Highway	0.9%	3/31/2023	8/1/2027
Walgreens Geary	0.4%	8/31/2020	7/6/2027
6600 Walmore	0.3%	9/30/2027	11/6/2027
Redeker Place	0.3%	10/31/2022	10/6/2027
Arizona Retail Portfolio – 9460 E. Golf Links Road	0.3%	9/28/2022	1/5/2026
Arizona Retail Portfolio – 725 West Baseline Road	0.3%	2/29/2024	1/5/2026
Arizona Retail Portfolio – 1988 North Alma School Road	0.2%	1/31/2019	1/5/2026
Collierville Portfolio – 37 NorthStar	0.1%	9/24/2021	1/5/2027

●	With respect to the Mortgaged Properties shown in the following table, one or more leases representing 50% or greater of the net rentable square footage of the related Mortgaged Property (excluding Mortgaged Properties leased to a single tenant and set forth in the bullet above) expire in a single calendar year prior to, or within twelve months after, the maturity of the related Mortgage Loan. There may be other Mortgaged Properties as to which leases representing at least 50% or greater of the net rentable square footage of the related Mortgaged Property expire over several calendar years prior to maturity (or, in the case of the ARD Loan, the anticipated repayment date) of the related Mortgage Loan.

Mortgaged Property Name	% of the Initial Pool Balance by Allocated Loan Amount	% of NRSF Expiring	Lease Expiration Year	Maturity Date
Integrated Health Campus	2.1%	56.9%	2026	9/1/2027
Sierra Center	1.8%	53.4%	2022	9/6/2027
2121 Wilshire Boulevard	1.6%	68.9%	2022	11/6/2027
Port Gardner Building	1.2%	89.7%	2027	8/1/2027
Palma Sola Square & DeSoto Plaza—Palma Sola Square	1.1%	58.6%	2021	7/6/2027
Independence Park	1.1%	71.7%	2026	8/6/2027
Burbank Office Portfolio—3800 Alameda	0.9%	84.2%	2021	10/6/2024
Airport Circle Shopping Center	0.4%	54.6%	2024	11/6/2027
Corporate Woods Portfolio—Building 82	0.4%	64.9%	2019	9/6/2027
East Towne Plaza	0.4%	55.4%	2026	1/5/2026
Cleveland East—Metropolitan Plaza	0.3%	55.3%	2020	7/6/2022
IRG Portfolio—NRR Commerce	0.3%	67.9%	2019	8/6/2027
IRG Portfolio—Rockside Commerce	0.2%	67.2%	2020	8/6/2027
Arizona Retail—1675 West Valencia	0.2%	50.5%	2019	1/5/2026
Collierville Portfolio—435 Washington	0.2%	60.7%	2020	1/5/2027
West Burlington Plaza	0.2%	51.3%	2021	12/5/2025
Collierville Portfolio—Pecan Ridge	0.1%	83.4%	2018	1/5/2027
Collierville Portfolio—Wilfrong	0.1%	51.7%	2017	1/5/2027
Corporate Woods Portfolio—Building 70	0.1%	70.0%	2020	9/6/2027
Corporate Woods Portfolio—Building 12	0.1%	62.8%	2018	9/6/2027

●	In addition, with respect to certain other Mortgaged Properties, there are leases that represent in the aggregate a material portion (but less than 50%) of the net rentable square footage of the related Mortgaged Property that expire in a single calendar year prior to, or shortly after, the maturity of the related Mortgage Loan.

See Annex A-1 for tenant lease expiration dates for the five largest tenants (based on net rentable area leased) at each retail, office, industrial and mixed use Mortgaged Property.

Furthermore, commercial retail tenants having stores at multiple locations may experience adverse business conditions that result in their deciding to close under-performing stores.

Terminations. In addition to termination options tied to certain triggers as described in “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Early Lease Termination Options May Reduce Cash Flow” that are common with respect to retail properties, certain tenant leases permit the related tenant to unilaterally terminate its lease. For example (with respect to the largest 20 Mortgage Loans, as to the largest five tenants at each Mortgaged Property (or on a portfolio basis, in the case of a portfolio of Mortgaged Properties), as identified on Annex A-1 or with respect to single tenant Mortgaged Properties):

●	With respect to the IRG Portfolio-HBP Euclid Mortgaged Property (0.9%), Eaton Corporation, the second largest tenant of the portfolio of Mortgaged Properties, which leases 11.8% of the NRA of the portfolio, has the right to terminate its lease effective on either March 1, 2022 or March 1 2024, provided that it gives at least one year prior written notice and pays a termination fee equal to (a) $13,500,000 if the effective termination date is March 1, 2022 and $12,000,000 if the effective termination date is March 1, 2024.

●	With respect to the Burbank Plaza Office Portfolio Mortgage Loan—The Pointe Property (1.5%), Warner Bros., the second largest tenant of the portfolio of Mortgaged Properties, which leases approximately 4.8% of the NRA of the portfolio, has the option to terminate 99,853 sq. ft. of its space at The Pointe property on December 31, 2022 upon 12 months’ written notice and payment of a termination fee.

●	With respect to the Headquarters Plaza Mortgaged Property (7.1%), the largest tenant, Riker, Danzig, Scherer, leasing approximately 10.9% of the NRA at the Mortgaged Property, has provided the borrower notice of its intent to surrender the 8th floor at the Mortgaged Property.

●	With respect to the Troy Officentre Portfolio—East Big Beaver Road Office Mortgaged Property (2.4%), the second largest tenant, Midland Credit Management, Inc., leasing approximately 13.9% of the NRA at the Mortgaged Property, has the right to terminate its lease effective as of May 31, 2022 upon 180 days’ prior written notice to the borrower and payment of a termination fee of $700,463. The third largest tenant, General Physics Corporation, leasing approximately 13.4% of the NRA at the Mortgaged Property, (i) has the on-going option to contract its premises to one floor upon 180 days’ prior written notice to the borrower, and (ii) has the right to terminate its lease upon 180 days’ prior written notice to the borrower. With respect to the Troy Officentre Portfolio - Livernois Road Office Mortgaged Property (1.5%), the third largest tenant, Urban Fulfillment Services, LLC, leasing approximately 10.9% of the NRA at the Mortgaged Property, (i) has the right to terminate its lease effective as of January 31, 2019 with at least 180 days’ prior written notice to the borrower, and (ii) has the right to terminate its lease effective as of September 30, 2021 with at least 180 days’ prior written notice to the borrower.

●	With respect to the Corporate Woods Portfolio Mortgage Loan (2.3%), the largest tenant at the Building 40 Mortgaged Property, Coventry Health Care of Kansas, Inc., which leases approximately 23.2% of the NRA at the property, has the right to terminate its lease as to either all of its leased premises or as to any full floor portion of its leased premises effective as of December 31, 2018 by written notice to the borrower by December 31, 2017. In addition, other tenants in the Corporate Woods Portfolio of Mortgaged Properties have termination rights. See Annex A-1 and the footnotes related thereto.

●	With respect to the Covance Business Center Mortgaged Property (0.9%), the sole tenant, Covance, has the right to terminate its lease on December 31, 2021 with 12 months’ notice and the payment of a termination fee.

●	With respect to the 19500 South Dixie Highway Mortgaged Property (0.9%), the sole tenant, Alorica, Inc., has the right to terminate its lease effective as of April 30, 2021 with 9 months’ notice.

See Annex A-1 and the footnotes related thereto for additional information on the top five tenants at the related Mortgaged Properties.

With respect to the largest 20 Mortgage Loans and the largest five tenants at each related Mortgaged Property as set forth in Annex A-1, or with respect to single tenant Mortgaged Properties, set forth below are government tenants or tenants that rely on government contracts with leases subject to unilateral termination or termination contingent upon the tenant’s failure to appropriate sufficient funding or upon the loss of access to certain government programs.

Mortgage Loan Name	% of the Initial Pool Balance by Allocated Loan Amount	Tenant Name	% of Net Rentable Area
Capitol Center(1)	3.0%	SC Department of Administration	14.3%
Capitol Center(1)	3.0%	SC Department of Insurance	6.1%
Capitol Center(1)	3.0%	SC Department of Commerce	6.1%

(1)       The tenant has the right to terminate its lease based on lack of appropriations, to cancel its lease on 60 days notice in order to relocate to a building owned by the State of South Carolina or any county or city therein, and to terminate its lease if the application of any law makes it impossible or uneconomical for the tenant to operate in the premises, if the tenant or its programs are dissolved or if the state budget board determines the space is inadequate, insufficient or unnecessary for the normal operations and maximum efficiency of the tenant. In addition to the tenants listed above, there are three other South Carolina state government tenants at the Mortgaged Property, which together with the tenants listed above, total 32.9% of the NRA and 32.5% of the underwritten base rent at the Mortgaged Property, all of which tenants are subject to the foregoing termination options.

See Annex A-3 for more information on material termination options relating to the largest 10 Mortgage Loans.

Other. Tenants under certain leases included in the Underwritten Net Cash Flow, Underwritten NOI and/or Occupancy may not be in physical occupancy, may not have begun paying rent or may be in negotiation. For example, with respect to single tenant properties or tenants that are one of the top five tenants at a Mortgaged Property identified on Annex A-1 with respect to the largest 20 Mortgage Loans or tenants individually or in the aggregate representing more than 25% of the net rentable area at the Mortgaged Property, certain of such tenants have not taken possession or commenced paying rent or are in rent abatement periods as set forth below:

●	With respect to the Burbank Office Portfolio Mortgaged Property (4.7%), at loan origination $3,617,000 was deposited into a free rent reserve account, for various free rent periods and future rent abatements, including with respect to four of the five largest tenants of the portfolio; Disney, Kaiser Foundation Health Plan, Warner Bros. and Legendary.

●	With respect to the Costco JFK Mortgaged Property (3.3%), the second largest tenant, Zwanger-Pesiri Radiology, which leases approximately 7.4% of the NRA at the Mortgaged Property and represents approximately 22.4% of underwritten base rent, is not yet in occupancy at the Mortgaged Property. The tenant has taken possession of its space at the Mortgaged Property and is completing the interior buildout of its office space at the Mortgaged Property. The tenant is required to commence paying rent on May 1, 2018, provided that, to the extent the landlord fails to complete certain deficiency work by the required date under the lease and such failure is the sole reason the tenant is unable to obtain its certificate of occupancy, the rent commencement date is delayed one day for each day beyond the deficiency work completion date that any deficiency work remains incomplete. At loan origination, $464,000 was deposited into a rent replication account to cover gap rent and certain prepaid rent.

●	With respect to the Tustin Centre I & II Mortgaged Property (3.0%), the largest tenant, RCOC (Regional Center of OC) (“RCOC”), which leases 100% of the square feet at Tustin Centre II and

29% of the square feet of the overall Mortgaged Property, is in a dispute with the borrower regarding a possible overcharge of payments from 2011 to 2016. At origination, a $300,956 holdback reserve was established, to be released (i) provided no event of default is continuing, to the tenant if the lender reasonably determines (which determination is conclusive and finally established if evidenced by a legally binding arbitration, decision or verdict of a governmental authority or an amendment, modification, renewal or other agreement signed by RCOC and the borrower) that such money is owed to the tenant, with any overage released to the borrower or the cash management account (if a cash management trigger period due to the debt service coverage ratio being below 1.25x for one calendar quarter is in effect), (ii) provided no event of default is continuing, to the borrower (or if there is a cash management trigger period, into the cash management account) if lender reasonably determines (on the same basis) that that no funds are owed to RCOC or (iii) released into a rollover reserve if RCOC terminates its lease. As a result of this dispute, the tenant has not made parking payments to the borrower. We cannot assure you that the tenant will not exercise further rights to abate its rent or seek to terminate its lease as a result of such dispute.

●	With respect to the Moffett Place Building 4 Mortgaged Property (2.4%), the sole tenant, Google Inc. took possession of its space on August 1, 2017 and is currently constructing its interior improvements. Google is currently in a rent abatement period through October 2018 (which has been fully reserved for). Google is expected to complete its build-out and take occupancy in fall 2018.

●	With respect to the Integrated Health Campus Mortgaged Property (2.1%), the largest tenant, Orthopedic Associates of Allentown, LTD. D/B/A - Orthopedic Specialists, representing approximately 38.8% of the NRA, subleases approximately 53,000 square feet of its 116,617 square feet leased premises to Steel Fitness Premier, a local gym. The sublease expires on June 30, 2018. Orthopedic Associates of Allentown, LTD. D/B/A - Orthopedic Specialists remains obligated to pay full rent on its entire space (including the portion subject to the sublease) through its lease expiration date on June 30, 2026.

●	With respect to the 337 Lafayette Street Mortgaged Property (2.0%), the sole tenant, Kith, is in occupancy but is not required to commence paying rent until January 8, 2018. At origination, the borrower deposited $295,833 into a free rent reserve account.

●	With respect to the Colorado Center Mortgaged Property (1.9%), the largest tenant, HULU, has executed leases for 20,794 square feet of expansion space commencing November 16, 2017 and 24,668 square feet of expansion space commencing June 1, 2018, but is not yet in occupancy of such expansion spaces, and has $1,873,813 of gap and free rent from August 2017 through May 31, 2018. The second largest tenant, Edmunds.com, has executed a lease expansion for an additional 62,556 square feet and has free and abated rent of $5,983,082 from August 2017 through December 31, 2018. The third largest tenant, Kite Pharma, Inc., has signed a lease and taken possession of its leased space but is not yet in occupancy and has a 12-month abated rent of $12,790,705 from August 2017 through July 2018 for all of its space as well as 12 additional months on a smaller space. At origination, the borrower deposited $20,761,186 into a free rent reserve account.

●	With respect to the Colorado Center Mortgaged Property (1.9%), the fourth largest tenant, Rubin Postaer (“RPA”), delivered an estoppel certificate to the lender at loan origination in which it asserted that the borrower, as landlord, is in default under its lease citing (i) difficulties for RPA employees to park in certain areas, (ii) the borrower’s failure to maintain elevators in accordance with its lease and (iii) the borrower’s failure to repair certain leaks at RPA’s space. The borrower notified the lender that it is complying with its obligations under RPA’s lease with respect to parking spaces, has undertaken an elevator modernization project and has made repairs relating to the alleged leaks such that RPA’s space is in usable condition. In addition, the borrower represented in the Mortgage Loan agreement that, as of the origination date, RPA does not have the right to abate any rent or otherwise exercise any rights or remedies under its lease in connection with any obligations under its lease that are the responsibility of the borrower. Under RPA’s lease, if RPA is prevented from using, and does not use, its premises or any portion thereof as a result of any repair or maintenance which the borrower failed to perform, which substantially interferes with RPA’s use of or ingress or egress from the building, parking facilities or leased premises, then RPA will be required to notify the borrower, and if such event continues for at least 5 consecutive business days or 10 non-consecutive business days in any 12 month period, RPA has an abatement right based on the proportion of the affected area, and if the event has not ended within 12 months after borrower’s receipt of notice, RPA has the right to terminate the lease during the first 5 business days of each month thereafter until the borrower has cured such event.

See “Risk Factors—Risks Relating to the Mortgage Loans—Underwritten Net Cash Flow Could Be Based On Incorrect or Failed Assumptions”.

See Annex A-3 for more information on other tenant matters relating to the largest 20 Mortgage Loans.

Purchase Options and Rights of First Refusal

Certain of the Mortgaged Properties are subject to certain purchase options and rights of first refusal to purchase all or a portion of the Mortgaged Property. With respect to each of the Lightstone Portfolio (3.8%), Costco JFK (3.3%), IRG Portfolio (2.6%), Moffett Place Building 4 (2.4%), Corporate Woods Portfolio (2.3%), 3600 Massie (1.9%), 2121 Wilshire Boulevard (1.6%), Miramar Parkway Plaza (1.3%), Independence Park (1.1%), Salt Lake City Hotel Portfolio (1.0%), Covance Business Center (0.9%) and Collierville Portfolio (0.8%) Mortgage Loans, certain tenants, franchisors, property managers, ground lessors, developers or owners’ associations at such Mortgaged Properties or other parties have a purchase option or a right of first refusal or right of first offer, upon satisfaction of certain conditions, to purchase all or a portion of the related Mortgaged Property (or, if applicable, the applicable Mortgaged Property in a portfolio of Mortgaged Properties) in the event the related borrower decides to sell such related Mortgaged Property or its leased premises. For example, with respect to each such Mortgaged Property that secures one of the top 15 Mortgage Loans:

●	With respect to the Lightstone Portfolio Mortgage Loan (3.8%), as to each Mortgaged Property that is subject to a franchise agreement with Marriott International, Inc. or its affiliates (including the aloft Rogers Bentonville, Residence Inn Baton Rouge Siegen Lane, Courtyard Baton Rouge Siegen Lane, TownePlace Suites New Orleans Metairie, Fairfield Inn & Suites Jonesboro and TownePlace Suites Fayetteville North Springdale Mortgaged Properties), the related franchisor has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer to a “competitor” (as defined in the related franchise agreement) of the franchisor of (i) the Mortgaged Property or (ii) an ownership interest in the borrower or a controlling direct or indirect interest in the borrower. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but does not apply to the exercise of the rights of a bona fide lender who is not a competitor or an affiliate of a competitor.

●	With respect to the Costco JFK Mortgaged Property (3.3%), the largest tenant, Costco, which ground leases 92.6% of the NRA at the related Mortgaged Property, has a right of first offer to purchase its ground leased land at the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement executed by such tenant, the tenant has agreed that such right of first offer will not be triggered by or exercisable in connection with the succession by a Mortgagee Landlord (as defined below) to the borrower’s interest in the lease (whether by foreclosure, deed in lieu thereof or otherwise). However, such right of first offer would apply to any transfer of the Mortgaged Property after such succession. A “Mortgagee Landlord” is defined as the mortgagee, a purchaser at a foreclosure sale or a receiver appointed prior to or in connection with a foreclosure.

●	With respect to the IRG Portfolio––LMA Massillon & Building E Mortgaged Property (0.6%), partially securing the IRG Portfolio Mortgage Loan (2.6%), in the event the borrower intends to sell or transfer all or any portion of the Mortgaged Property to an unaffiliated third party, the largest tenant, Meggitt Aircraft Braking, has a right of first refusal to purchase that portion of the Mortgaged Property. The tenant entered into a subordination, non-disturbance and attornment agreement with the related lender under which the tenant agreed that its right of first offer would not be exercisable in connection with a foreclosure or deed-in-lieu of foreclosure or any subsequent sale of the Mortgaged Property by the lender or its designee.

●	With respect to the Moffett Place Building 4 Mortgaged Property (2.4%), the sole tenant, Google Inc. (“Google”) has a right of first offer, so long as the borrower or its affiliate owns the Mortgaged Property, to purchase all or any portion of the Moffett Place complex of six office buildings (including the related Mortgaged Property, which is one of the six buildings), three parking garages and common areas, which the borrower determines it is willing to sell, if (i) the borrower is not then pursuing its remedies due to a material default by Google, (ii) in the case of a sale of all of the six buildings, Google is directly leasing from the borrower or an affiliate at least four of the six buildings (presuming that all six of the buildings have been built) and (iii) in the case of a sale of less than all six of the buildings, Google is the sole direct tenant of any such buildings to be sold. Google entered into a subordination, non-disturbance and attornment agreement with lender under which it agreed that in the case of a foreclosure or transfer in lieu of foreclosure, Google’s right of first offer will not apply and will be extinguished.

●	With respect to the Salt Lake City Hotel Portfolio––TownePlace Suites West Valley City (1.0%) and the Salt Lake City Hotel Portfolio––Fairfield Inn & Suites Midvale (0.8%) Mortgaged Properties, which are each subject to a franchise agreement with Marriott International, Inc., the related franchisor has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer to a competitor of (i) the Mortgaged Property or (ii) an ownership interest in the borrower or a controlling direct or indirect interest in the borrower. The right of first refusal does not apply to the exercise of the rights of a bona fide lender who is not a competitor or an affiliate of a competitor.

●	With respect to the IRG Portfolio––HBP Euclid Mortgaged Property (0.9%), partially securing the IRG Portfolio Mortgage Loan (2.6%), the largest tenant, Eaton Corporation, has an option to offer to purchase its leased portion of the Mortgaged Property at any time, provided, however, if the tenant and the borrower cannot agree on the terms of the purchase within 30 days, the option will become null and void. The tenant entered into a subordination, non-disturbance and attornment agreement with the related lender under which the tenant subordinated its option to purchase to the rights of the lender under the mortgage and the lien thereof.

In addition, with respect to the 3600 Massie Mortgage Loan (1.9%), Nor-Cal Beverage Co., the sole tenant at the Mortgaged Property, has a purchase option with respect to the Mortgaged Property, exercisable beginning October 1, 2019, upon six months’ notice and payment of a purchase price based on a schedule of prices ranging from $32,000,000 to $33,968,645 (or, after the 108th month following the effective date of the close of escrow of the borrower’s purchase of the Mortgaged Property, the greater of fair market value (as agreed between the parties, or if not agreed, as determined by an appraisal process) and $33,968,645). In connection with an exercise of the purchase option, the related Mortgage Loan documents permit an affiliate of the tenant to assume the Mortgage Loan provided that (i) the term of the lease is extended to a date at least five years beyond the stated maturity date of the Mortgage Loan; (ii) Nor-Cal Beverage Co. delivers a subordination and attornment agreement reasonably acceptable to the lender pursuant to which Nor-Cal Beverage Co. agrees that the lease and all tenant’s right, title and interest in and to the Mortgaged Property thereunder shall at all times be subordinated to the mortgage; (iii) Nor-Cal Beverage Co. shall remain as the tenant under such lease and, in the event that Nor-Cal Beverage Co. is not the then operating entity of the business, such operating entity shall have delivered to the lender a reasonably acceptable guaranty of all of the lease obligations and (iv) all other requirements set forth in the Mortgage Loan documents relating to an assumption, including without limitation the delivery of a replacement non-recourse carveout guaranty and environmental indemnity from a guarantor whose identity, experience and financial condition are acceptable to the lender. In the event that an assumption satisfying the foregoing conditions has not been consummated prior to or simultaneously with an exercise of the purchase option, the borrower is required to immediately repay the Mortgage Loan, together with, if prior to the open prepayment period, a prepayment fee equal to the greater of a yield maintenance premium and 2.00% of the unpaid principal balance of the Mortgage Loan. Pursuant to a subordination, attornment and non-disturbance agreement (the “3600 Massie SNDA”), the tenant has agreed that the lease and all tenant’s right, title and interest in and to the Mortgaged Property thereunder (including but not limited to any option to purchase the Mortgaged Property) shall at all times be subordinated to the mortgage. However, pursuant to the 3600 Massie SNDA, the purchase option will continue to apply following foreclosure or other taking of title to the Mortgaged Property by the lender, and upon any subsequent sale by the lender.

See “Risk Factors—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Leases That Are Not Subordinated to the Lien of the Mortgage or Do Not Contain Attornment Provisions May Have an Adverse Impact at Foreclosure”.

Affiliated Leases

Certain of the Mortgaged Properties are leased in whole or in part by borrowers or borrower affiliates including, in certain circumstances under an operating lease between a borrower and an affiliate of the related borrower. Set forth below are examples of Mortgaged Properties or portfolios of Mortgaged Properties at which at least 20% of (i) the gross income at the Mortgaged Property or portfolio of Mortgaged Properties relates to leases between the borrower and an affiliate of the borrower or (ii) the net rentable area at the Mortgaged Property or portfolio of Mortgaged Properties is leased to an affiliate of the borrower, excluding Mortgaged Properties that are leased to an affiliate of the borrower that functions as an operating lease:

●	With respect to the Integrated Health Campus Mortgage Loan (2.1%), the largest tenant at the Mortgaged Property, Orthopedic Associates of Allentown, LTD. D/B/A - Orthopedic Specialists, representing approximately 38.8% of the NRA, is an affiliate of the borrower.

●	With respect to the 3600 Massie Mortgage Loan (1.9%), the sole tenant at the Mortgaged Property, Nor-Cal Beverage Co., has a purchase option with respect to the Mortgaged Property as described under “—Purchase Options and Rights of First Refusal.” In connection with such purchase option, an affiliate of the tenant may assume the Mortgage Loan, subject to satisfaction of certain conditions, in which case such sole tenant would be an affiliate of such new borrower.

●	With respect to the Gurnee Mills Mortgage Loan (1.4%), an investment grade-rated affiliate of the borrower entered into a 10-year master lease at a rent of $700,000 annually (which rent is waived absent a cash sweep event) for premises previously occupied by Sports Authority (2.8% of the NRA) which closed following Sports Authority declaring bankruptcy in 2016. The master lease will expire once the borrower has obtained a signed lease for the related space and an unaffiliated tenant is in occupancy and paying full, unabated rent.

Insurance Considerations

The Mortgage Loans generally require that each Mortgaged Property be insured by a hazard insurance policy in an amount (subject to an approved deductible) at least equal to the lesser of the outstanding principal balance of the related Mortgage Loan and 100% of the replacement cost of the improvements located on the related Mortgaged Property, and if applicable, that the related hazard insurance policy contain appropriate endorsements or have been issued in an amount sufficient to avoid the application of co-insurance and not permit reduction in insurance proceeds for depreciation; provided that in the case of certain of the Mortgage Loans, the hazard insurance may be in such other amounts as was required by the related originators.

In general, the standard form of hazard insurance policy covers physical damage to, or destruction of, the improvements on the Mortgaged Property by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion, subject to the conditions and exclusions set forth in each policy. Each Mortgage Loan generally also requires the related borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the related Mortgaged Property in an amount generally equal to at least $1,000,000. Each Mortgage Loan generally further requires the related borrower to maintain business interruption insurance in an amount not less than approximately 100% of the gross rental income from the related Mortgaged Property for not less than 12 months. In general, the Mortgage Loans (including those secured by Mortgaged Properties located in California) do not require earthquake insurance. 27 of the Mortgaged Properties, securing 23.7% of the Initial Pool Balance, are located in areas that are considered a high earthquake risk. These areas include all or parts of the states of California, Washington and Utah.

With respect to 107 of the Mortgaged Properties, which secure in whole or in part 42 Mortgage Loans (76.0%), the related borrowers maintain insurance under blanket policies.

With respect to certain of the Mortgaged Properties, certain insurance requirements of the related Mortgage Loan documents may be satisfied by insurance, including self-insurance, provided by a sole or significant tenant or the property manager, as described below:

●	With respect to the Costco JFK Mortgage Loan (3.3%), the related Whole Loan documents permit the borrower to rely on insurance provided by the two tenants at the Mortgaged Property, Costco, which leases 92.6% of the NRA and Zwanger-Pesiri Radiology (“Zwanger”), which leases 7.4% of the NRA, as to the space leased by such tenant. With respect to Costco, such insurance is permitted to be the same insurance required by Costco’s lease, which may be different from the insurance required under the related Whole Loan documents, provided that the commercial liability insurance and umbrella liability insurance must comply with the requirements of the Whole Loan documents, except that Costco is permitted to have a general liability deductible or self-insured retention in an amount up to $4,000,000. The right to rely on Costco’s insurance is subject to the conditions that the Costco lease is in full force and effect and not in default beyond any notice and cure period, and Costco, or any guarantor under the Costco lease, maintains a credit rating from S&P of at least “BBB.” With respect to Zwanger, such insurance is required to comply with the related Whole Loan documents, except that the construction related insurance policy in effect on the loan origination date may contain co-insurance requirements, and no business interruption coverage is required prior to the earlier to occur of “substantial completion” of the “initial interior buildout” or the “rent commencement date” in each case as defined under the Zwanger lease. The right to rely on Zwanger’s insurance is subject to the conditions that the Zwanger lease is in full force and effect and not in default beyond any notice and cure period, and that Zwanger is obligated under the terms of the Zwanger lease to rebuild and/or repair the Zwanger property.

●	With respect to the FedEx Ground – Durham Mortgage Loan (2.1)%, certain insurance requirements of the related Mortgage Loan documents are satisfied by insurance (including self-insurance) provided by the single tenant of the related Mortgaged Property, FedEx Ground Package System, Inc., pursuant to its lease. The tenant is required to maintain adequate fire insurance and extended insurance coverage in an amount not less than the full replacement cost of the related leased premises. Pursuant to the terms of the tenant’s lease, such insurance policies are required to list the landlord as a loss payee and additional insured. In addition, the lease requires the tenant to obtain general commercial liability insurance with coverage limits of $3,000,000 for bodily injury, $500,000 for property damage and at least $10,000,000 in umbrella liability coverage.

●	With respect to the Independence Park Mortgage Loan (1.1%), certain insurance requirements of the related Mortgage Loan documents are satisfied by insurance (including self-insurance) provided by the largest tenant of the related Mortgaged Property, Walmart, pursuant to its lease. Walmart’s right to self-insure its leased premises is continuous throughout the term of its lease.

In addition, Walmart is self-insured with respect to claims arising from physical loss or damage to structures, equipment or other tangible property for which Walmart assumes the responsibility for the risk of loss.

●	In addition, insurance required under the Mortgage Loan documents relating to certain Mortgaged Properties, including 19500 South Dixie Highway (0.9%), is maintained by a tenant at the related Mortgaged Property.

●	With respect to the Walgreens Geary Mortgage Loan (0.4%) the borrower may rely on insurance provided by the sole tenant, Walgreens, in accordance with its lease, which may include self-insurance, so long as certain conditions in the loan documents are satisfied, including that Walgreens maintains a rating of “BBB-” with S&P or the equivalent by another rating agency, and that the Walgreens lease is in full force and effect.

Further, with respect to Mortgaged Properties that are part of condominium regimes, the insurance may be maintained by the condominium association rather than the related borrower. Many Mortgage Loans contain limitations on the obligation to obtain terrorism insurance. See “Risk Factors—Risks Relating to the Mortgage Loans—Terrorism Insurance May Not Be Available for All Mortgaged Properties”.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Associated with Blanket Insurance Policies or Self-Insurance”.

Use Restrictions

Certain of the Mortgaged Properties are subject to restrictions that restrict the use of such Mortgaged Properties to its current use, place other use restrictions on such Mortgaged Property or limit the related borrower’s ability to make changes to such Mortgaged Property.

With respect to the Hampton Inn Majestic Chicago Mortgage Loan (2.0%), the related Mortgaged Property is on the National Register of Historic Places. As a result, the ability to alter the improvements or use of the Mortgaged Property may be conditioned or restricted. Further, the Mortgaged Property is subject to a recorded historic preservation easement granting the Landmark Preservation Council priority over any mortgagee with respect to casualty/condemnation proceeds up to the value of certain specified elements of the Mortgaged Property, including certain walls and the roof. Proceeds following any casualty are required to be used for restoration of the Mortgaged Property. We cannot assure you that the Landmark Preservation Council will not impact any restoration of the Mortgaged Property or affect the application of restoration proceeds pursuant to the Mortgage Loan documents.

With respect to the Port Gardner Mortgage Loan (1.2%), the Mortgaged Property is listed on the city of Everett Register of Historical Places. We cannot assure you that such designation will not affect the related borrower’s ability to change the use or make improvements at the Mortgaged Property in the future or affect the Mortgaged Property’s value.

Further, the Mortgaged Properties securing the Mortgage Loans may have zoning, building code, or other local law issues in addition to the issues described above. In addition, certain of the Mortgaged Properties are subject to a temporary certificate of occupancy (the “TCO”). In such cases, the related Mortgage Loan documents require the related borrower to use commercially reasonable efforts to maintain the TCO, or cause the sponsor of the property to maintain the TCO, and to cause the TCO to be continuously renewed at all times until a permanent certificate of occupancy (“PCO”) is obtained for the related Mortgaged Property or contain covenants to similar effect.

●	With respect to the Homewood Suites Savannah Mortgage Loan (3.9%), the related Mortgaged Property is subject to a “Sustainability Agreement” whereby in exchange for permission from the City of Savannah to construct a hotel one story above the level allowed by the municipal code, the borrower covenanted to use certain sustainable technologies on the Mortgaged Property, including a green roof system and certain solar power equipment. If the borrower fails to comply with the agreement, the City of Savannah has the right (upon 90 days notice of said failure) to exercise self-help remedies and to assess the property owner for the cost of said exercise of self-help remedies. The sustainability agreement runs with the land and does not have an expiration date.

●	With respect to the Tustin Centre I & II Mortgage Loan (3.0%), the related Mortgaged Property is subject to a Declaration of Covenants, Conditions and Restrictions which prohibits residential, non-business, industrial or manufacturing use at the Mortgaged Property.

●	With respect to the 337 Lafayette Street Mortgage Loan (2.0%), the related Mortgaged Property is occupied under a temporary certificate of occupancy. The borrower has covenanted to cause the temporary certificate of occupancy to be renewed at all times until a permanent certificate of occupancy is obtained and to use commercially reasonable efforts to obtain a permanent certificate of occupancy.

In addition to the foregoing, (i) certain of the Mortgaged Properties may be subject to zoning violations relating to maintenance and inspection requirements with respect to the Mortgaged Properties, for which the related Mortgage Loan documents generally require the related borrowers to reserve funds to remedy the violations, and (ii) certain of the Mortgaged Properties are legal non-conforming uses that may be restricted after certain events, such as casualties, or may restrict renovations at the Mortgaged Properties.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Related to Zoning Non-Compliance and Use Restrictions”.

Appraised Value

In certain cases, in addition to an “as is” value, the appraisal states an “as stabilized”, “as portfolio” or “as complete” value for the related Mortgaged Property that assumes that certain events will occur with respect to re-tenanting, construction, renovation or repairs at such Mortgaged Property. The Appraised Value set forth on Annex A-1 is the “as is” value unless otherwise specified in this prospectus, on Annex A-1 and/or the related footnotes. With respect to the Mortgage Loans listed in the following table, the respective Cut-off Date LTV Ratio and Maturity Date LTV Ratio was calculated using the related “as stabilized”, “as portfolio” or “as complete” Appraised Value, as opposed to the “as is” Appraised Value, each as set forth in the following table:

Mortgage Loan Name	% of Initial Pool Balance	Cut-off Date LTV Ratio	Appraised Value	“As Is” Cut-off Date LTV Ratio	“As Is” Appraised Value	Appraisal Value As Is, As Stabilized, As Complete, As Portfolio, Various
Lightstone Portfolio(1)	3.8%	61.6%	$105,500,000	64.4%	$101,000,000	Various
Costco JFK(2)	3.3%	52.2%	$67,000,000	54.7%	$64,000,000	As Stabilized
Moffett Place Building 4(3)	2.4%	41.0%	$309,500,000	47.2%	$269,100,000	As Stabilized
Corporate Woods Portfolio	2.3%	73.8%	$299,100,000	74.7%	$295,500,000	As Portfolio
337 Lafayette Street(4)	2.0%	58.1%	$37,000,000	65.2%	$33,000,000	As Stabilized
Hampton Inn Majestic Chicago(5)	2.0%	49.0%	$43,800,000	52.0%	$41,300,000	As Complete
2121 Wilshire Boulevard(6)	1.6%	55.5%	$31,100,000	58.7%	$29,400,000	As Stabilized
Hampton Inn Hilton Head(7)	0.9%	64.4%	$14,700,000	80.3%	$11,800,000	As Complete
Collierville Portfolio	0.8%	58.4%	$14,500,000	59.1%	$14,325,000	As Portfolio
Holiday Inn & Suites Albuquerque Airport(8)	0.7%	64.6%	$11,100,000	67.0%	$10,700,000	As Complete

(1)	Except with respect to the Lightstone Portfolio—Hampton Inn & Suites Ft. Myers Beach Mortgaged Property (which has an “as is” appraised value dated as of June 1, 2017), the appraisals for the Lightstone Portfolio Mortgaged Properties are based on an “As Complete” appraised value as of June 1, 2018. The “As Complete” basis appraisals assume completion of required PIP renovations at each such Mortgaged Property. At loan origination, the borrower reserved approximately $2,408,000 with the lender, which amount is equal to 100% of the estimate for the PIPs that are required to be completed at each such Mortgaged Property.

(2)	Reflects an appraisal on an “as stabilized” basis, which assumes that the tenant Zwanger-Pesiri Radiology has taken possession of its space and the gap rent period has expired. The tenant has taken possession of its space and gap rent has been reserved for.

(3)	Reflects an appraisal on a “prospective market value upon stabilization” basis as of November 1, 2018, which assumes that the proposed improvements have been completed and that the Mortgaged Property is fully leased to stabilized occupancy as of November 1, 2018. At origination, the borrower reserved approximately $30.3 million for outstanding tenant improvements and free rent associated with the Google lease.

(4)	Reflects an appraisal on an “as stabilized” basis as of September 1, 2018.

(5)	Reflects an appraisal on an “as complete” basis as of September 1, 2018, which assumes completion of renovations in the approximate amount of $970,000. At loan origination, approximately $1,066,450 was reserved for completion of such renovations.

(6)	Reflects an appraisal on an “as stabilized” basis as of April 1, 2018, which assumes the Mortgaged Property is fully leased.

(7)	Reflects an appraisal on an “as complete” basis, which assumes completion of the $2,700,000 PIP, which was fully reserved for at origination.

(8)	Reflects an appraisal on an “as complete” basis, which assumes completion of the $220,000 PIP, which was fully reserved for at origination.

For additional information regarding the appraisals obtained by the sponsors or, in the case of any mortgage loan acquired and re-underwritten by the related sponsor, appraisal(s) obtained by the related originator and relied upon by such sponsor, see “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, “—Citi Real Estate Funding Inc.” and “—Argentic Real Estate Finance LLC”. See also “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property”.

Non-Recourse Carveout Limitations

While the Mortgage Loans are generally non-recourse, the Mortgage Loans generally provide for recourse to the borrower and the related guarantor for liabilities that result from, for example, fraud by the borrower, certain voluntary insolvency proceedings or other matters. However, certain of the Mortgage Loans may not contain such non-recourse carveouts or contain limitations to such carveouts. In general, the liquidity and net worth of a non-recourse guarantor under a Mortgage Loan will be less, and may be materially less, than the outstanding principal amount of that Mortgage Loan. As such, we cannot assure you that the related guarantor will be willing or able to satisfy its obligations under the Mortgage Loan documents. In addition, certain Mortgage Loans have additional limitations to the non-recourse carveouts. See the exceptions to representation and warranty number 26 in Annex D-1 indicated on Annex D-2, Annex D-3 and Annex D-4 for additional information.

●	With respect to the Burbank Office Portfolio Mortgage Loan (4.7%), there is no separate environmental indemnitor other than the related borrower. In addition, the non-recourse carveout guarantor’s liability with respect to certain bankruptcy events is capped at 15% of the outstanding principal balance of the Whole Loan as of the date the related recourse event occurs.

●	With respect to the Troy Officentre Portfolio Mortgage Loan (3.9%), the related borrower obtained an environmental policy naming the borrower as the insured thereunder, and so long as the policy is in full force and effect, performance by the environmental insurer of the borrower’s and related guarantor’s (collectively, the “Indemnitor’s”) obligations under the environmental indemnity is deemed performance by the Indemnitor under the environmental indemnity and the related lender cannot enforce the environmental indemnity until the earlier of (i) six months following the borrower, the lender, or another indemnified party making a written claim under the environmental insurance policy without payment by the environmental insurer, (ii) the environmental insurer’s refusal in writing to defend any claim or coverage after the borrower, lender, or indemnified party has made a written claim under the policy, or (iii) such shorter time in the sole, commercially reasonable judgment of the lender if any delay would endanger any tenant or occupant of the Mortgaged Property, guests, the general public, or may materially and adversely affect the value of the Mortgaged Property if not immediately addressed. The Indemnitor is liable for losses under the environmental indemnity not covered by the environmental policy or in excess of such policy’s coverage. If the mortgagor obtains a lender’s environmental policy satisfactory to the lender, the Indemnitor is released from the environmental indemnity agreement.

●	With respect to the Tustin Centre I & II Mortgage Loan (3.0%), there is no non-recourse carveout guarantor and no separate environmental indemnitor other than the related borrower and the related borrower’s sole member (which has no assets other than its interest in the related borrower).

●	With respect to the Station Place III Mortgaged Property (2.4%), there is no separate guarantor (or guaranty) associated with the Mortgage Loan. The Mortgage Loan documents require the related borrower to provide an environmental indemnity by an acceptable guarantor (in accordance with the Mortgage Loan documents) or to maintain an environmental insurance policy with, among other requirements, aggregate and individual limits of no less than $2,000,000 on a dedicated or blanket policy naming the related lender as an additional insured. In lieu of providing an environmental indemnity by an acceptable guarantor in accordance with the Mortgage Loan documents, the Mortgaged Property and related lender were added to an environmental collateral protection and liability environmental insurance policy also covering noncollateral property. The insurance was issued by Ironshore Specialty Insurance Company and includes a $50,000 deductible with an aggregate policy limit of $10,000,000 and expires June 1, 2019.

●	With respect to the Corporate Woods Portfolio Mortgage Loan (2.3%), the related environmental indemnity provides that the indemnitor will not have any indemnification obligations or liabilities under the environmental indemnity provided that a Qualified Environmental Policy (defined below) has been delivered to the lender, except that the lender may immediately seek claims under the environmental indemnity against the indemnitor upon the earlier to occur of (i) the expiration or termination of any Qualified Environmental Policy, (ii) any environmental policy delivered to the lender failing to satisfy the conditions of a “Qualified Environmental Policy,” (iii) any insurer declining coverage for a claim made by the lender pursuant to such Qualified Environmental Policy, (iv) any insurer accepting its obligations to cover a claim made by the lender pursuant to such Qualified Environmental Policy, but failing to pay such insurance proceeds to the indemnitor in the ordinary course of business, and (v) any such insurance proceeds received by the lender under such Qualified Environmental Policy failing to cover any and all losses of the lender (in which event the indemnitor is liable solely to the extent of any deficiency), in each case, solely to the extent any remaining Qualified Environmental Policy as to which items (i) through (v) apply would not cover any such losses. A “Qualified Environmental Policy” means (I) (i) an environmental insurance policy by Steadfast Insurance Company (Zurich), (or such renewal policy) with coverage amount of no less than $5,000,000 per incident and in the aggregate, and a deductible no higher than $25,000, in substantially the same form and coverages as the policy delivered to the lender as of the origination date, or (ii) an environmental insurance policy reasonably approved by the lender, and (II) any such Qualified Environmental Policy names the original lenders and their successors and assigns as the “named insured” or an “additional insured” by an additional insured/mortgagee assignment endorsement.

●	With respect to the Colorado Center Mortgage Loan (1.9%), there is no non-recourse carve-out guarantor and no environmental indemnitor other than the related borrower. The Mortgaged Property is covered against certain environmental matters by a pollution legal liability-type environmental insurance policy issued by Chartis Specialty Insurance Company (a member company of American International Group, Inc.) with limits of $20 million per incident and $40 million in the aggregate, subject to a $50,000 deductible. American International Group Inc. has an S&P rating of “BBB+”. The policy period ends September 15, 2018. Upon expiration of the existing policy, the Mortgage Loan documents require the borrower to provide a replacement policy, issued by an insurer having a minimum A.M. Best’s rating of “A-:VIII” that is maintained and renewed annually with a combined single limit of $5 million and a deductible no greater than $100,000 for each incident.

●	With respect to the Gurnee Mills Mortgage Loan (1.4%), for so long as Simon Property Group, L.P. is the guarantor, the Mortgage Loan documents cap the liability of such guarantor (which includes liability for environmental matters) at $55,000,000, in the aggregate, plus all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by the lender in the enforcement of the guaranty or the preservation of the lender’s rights under the guaranty. In addition, the borrower may replace the guarantor with a “qualified transferee” which meets certain requirements set forth in the loan documents.

●	With respect to the Pacific Woods Apartments Mortgage Loan (0.8%), only the related borrower is liable for the recourse carve-out obligations under the Mortgage Loan documents. The borrower and the borrower sponsor are environmental indemnitors.

●	The non-recourse carveout provisions contained in certain of the Mortgage Loan documents may also limit the liability of the non-recourse carveout guarantor for certain monetary obligations or covenants related to the use and operation of the Mortgaged Property to the extent that there is sufficient cash flow generated by the Mortgaged Property and made available to the related borrower and/or non-recourse carveout guarantor to take or prevent such required action.

●	Certain of the Mortgage Loans provide, with respect to liability for breaches of the environmental covenants in the Mortgage Loan documents, that the recourse obligations for environmental indemnification may terminate immediately (or in some cases, following a specified period, such as two years) after payment or defeasance in full of such Mortgage Loans (or in some cases, after a permitted transfer of the Mortgaged Property).

In addition, there may be impediments and/or difficulties in enforcing some or all of the non-recourse carveout liability obligations of individual guarantors depending on the domicile or citizenship of the guarantor.

See “Risk Factors—Risks Relating to the Mortgage Loans—Mortgage Loans Are Non-Recourse and Are Not Insured or Guaranteed”.

Real Estate and Other Tax Considerations

Below are descriptions of real estate tax matters relating to certain Mortgaged Properties.

●	With respect to the Hotel Mela Times Square Mortgage Loan (3.0%), the related Mortgaged Property benefits from a partial tax exemption pursuant to the New York City Department of Finance Industrial & Commercial Incentive Program (“ICIP”), which was obtained upon completion of certain capital improvements in or around 2007. With the partial tax exemption, taxes are currently approximately $2,042,000, and will increase to approximately $2,229,000 upon expiration of the exemption. The twelve-year term for receipt of ICIP benefits expires on June 30, 2019, and, other than the submission of renewal filings every two years to the New York City Department of Finance, there are no ongoing compliance requirements in order to maintain the exemption. The Mortgage Loan was underwritten based on payment of taxes in full, without the benefit of the exemption.

●	With respect to Moffett Place Building 4 Mortgage Loan (2.4%), common areas from the larger Moffett Place complex, which are not part of the related Mortgaged Property, are currently included within the Mortgaged Property’s tax parcel. A parcel map subdivision has been filed; however, separate assessor parcel numbers will not be available until the next tax year. No separate tax parcel endorsement was obtained at origination, but the title insurer is committed to issue the endorsement when a separate assessor parcel number is issued for the Mortgaged Property. The tax reserve was sized on the basis of a future, separate tax parcel (excluding the common areas). The estimated annual taxes for the entire parcel (including the Mortgaged Property and the common areas) are $830,000. At loan origination, the borrower reserved approximately $499,913 in a tax fund reserve and is required to deposit an additional $71,416 on each monthly payment date, which aggregate amount is expected to be sufficient to cover any related tax liabilities.

●	With respect to the Harrison Luxury Apartments Mortgage Loan (1.5%), the related Mortgaged Property benefits from tax credits granted by the City of Royal Oak Brownfield Redevelopment Authority (“BRA”) in connection with the borrower completing approximately $1,600,000 in remediation during construction of the Mortgaged Property. Pursuant to a reimbursement agreement between BRA and the related borrower, such amount will be reimbursed to the borrower over time to the extent that taxes actually paid by the borrower exceed the amount of taxes paid prior to the development of the related Mortgaged Property. In addition, the related Mortgage Loan documents require that the tax credits inure to the benefit of the lender upon foreclosure. The related appraisal concluded that the market value of the remaining tax credits is approximately $1,090,000.

Certain risks relating to real estate taxes regarding the Mortgaged Properties or the borrowers are described in “Risk Factors—Risks Relating to the Mortgage Loans—Increases in Real Estate Taxes May Reduce Available Funds”.

Delinquency Information

As of the Cut-off Date, none of the Mortgage Loans will be 30 days or more delinquent and none of the Mortgage Loans have been 30 days or more delinquent since origination. A Mortgage Loan will be treated as 30 days delinquent if the scheduled payment for a due date is not received from the related borrower by the immediately following due date.

Certain Terms of the Mortgage Loans

Amortization of Principal

The Mortgage Loans provide for one or more of the following:

23 Mortgage Loans (36.3%) (excluding interest-only and partial interest-only Mortgage Loans) provide for payments of interest and principal until the maturity date or anticipated repayment date and then have an expected Balloon Balance at the maturity date or anticipated repayment date.

15 Mortgage Loans (34.2%) are interest-only until the maturity date or anticipated repayment date.

20 Mortgage Loans (29.5%) provide for payments of interest-only for the first 7 to 57 months following the Cut-off Date and thereafter provide for regularly scheduled payments of interest and principal based on an amortization period longer than the remaining term of the related Mortgage Loan until the maturity date or anticipated repayment date and therefore have an expected Balloon Balance at the related maturity date.

Due Dates; Mortgage Rates; Calculations of Interest

Subject in some cases to a next business day convention, all of the Mortgage Loans have due dates upon which scheduled payments of principal, interest or both are required to be made by the related borrower under the related Mortgage Note (each such date, a “Due Date”) and grace periods that occur as described in the following table:

Overview of Due Dates

Due Date	Default Grace Period Days	Number of Mortgage Loans	Aggregate Cut-off Date Balance of Mortgage Loans	Approx. % of Initial Pool Balance
1	0	4	$94,222,913	8.9%
1	5	3	32,460,003	3.1
5	0	4	25,560,961	2.4
6	0	46	889,681,844	83.8
9	0(1)	1	20,000,000	1.9
		58	$1,061,925,721	100.0%

(1)       Includes the Colorado Center Mortgage Loan, which has a two-business day grace period for any monthly payment of principal or interest due, provided the two-business day grace period may only be used once during any twelve month period during the term of the Mortgage Loan.

As used in this prospectus, “grace period” is the number of days before a payment default is an event of default under the terms of each Mortgage Loan. A grace period does not apply to a maturity date or anticipated repayment date payment. See Annex A-1 for information on the number of days before late payment charges are due under the Mortgage Loans. The information on Annex A-1 regarding the number of days before a late payment charge is due is based on the express terms of the Mortgage Loans. Some jurisdictions may impose a statutorily longer period.

All of the Mortgage Loans are secured by first liens on fee simple and/or leasehold interests in the related Mortgaged Properties, subject to the permitted exceptions reflected in the related title insurance policy. All of the Mortgage Loans bear fixed interest rates.

All of the Mortgage Loans accrue interest on the basis of the actual number of days in a month, assuming a 360-day year (“Actual/360 Basis”).

ARD Loan(s)

2 Mortgage Loans (7.7%) (each, an “ARD Loan”) provide that, after a certain date (the “Anticipated Repayment Date”), if the related borrower has not prepaid such ARD Loan in full, any principal outstanding on that date will accrue interest at an increased interest rate (the “Revised Rate”) rather than the stated Mortgage Rate (the “Initial Rate”). See Annex A-1 for the Anticipated Repayment Date and the Revised Rate for each ARD Loan. However, with respect to each ARD Loan, Excess Interest will accrue and be deferred until principal of the ARD Loan is repaid in full.

After its Anticipated Repayment Date, except as described below, each ARD Loan further requires that all cash flow available from the related Mortgaged Property after payment of the monthly debt service payments required under the terms of the related Mortgage Loan documents and all escrows and property expenses required under the related Mortgage Loan documents be used to accelerate amortization of principal (without payment of any yield maintenance charge or prepayment premium) on such ARD Loan, and, after payment in full of such ARD Loan, applied to pay Excess Interest.

Excess Interest will be paid to the holders of the Class S certificates. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks of Anticipated Repayment Date Loans”.

Prepayment Protections and Certain Involuntary Prepayments

All of the Mortgage Loans have a degree of voluntary prepayment protection in the form of defeasance or prepayment lockout provisions and/or yield maintenance provisions. Voluntary prepayments, if permitted, generally (except in some cases as relates to a prepayment in connection with a casualty or condemnation) require the payment of a yield maintenance charge or a prepayment premium unless the Mortgage Loan (or Whole Loan, if applicable) is prepaid within a specified period (ranging from approximately 3 to 7 payments) up to and including the stated maturity date. See Annex A-1 and Annex A-2 for more information on the prepayment protections attributable to the Mortgage Loans on a loan-by-loan basis and a pool basis. Certain Mortgage Loans may permit the related borrowers to prepay the Mortgage Loan in full (without yield maintenance or prepayment premiums) in the event the related lender applies proceeds received following a casualty or condemnation of a portion of the Mortgaged Property or of an individual Mortgaged Property to repayment of the Mortgage Loan, rather than restoration.

With respect to certain of the Mortgage Loans that permit the borrower to voluntarily prepay such Mortgage Loan with payment of a prepayment premium or yield maintenance charge, the yield maintenance charge will generally, subject to variations, be equal to the greater of (i) a specified percentage of the amount being prepaid or (ii) the present value as of the prepayment date, of the remaining scheduled payments of principal and interest from the prepayment date through the maturity date or the commencement of the related open period, as applicable, determined by discounting such payments at the Discount Rate or Reinvestment Yield (or as otherwise stated in the related Mortgage Loan documents), less the amount of principal being prepaid; provided that in no event may the aggregate rate being used to discount any such payment ever exceed the applicable interest rate under the Mortgage Loan.

With respect to certain other Mortgage Loans that permit the borrower to voluntarily prepay the Mortgage Loan with the payment of a prepayment premium or a yield maintenance charge, the yield maintenance charge will generally, subject to certain variations, be an amount (in some cases not less than 1.0% of the amount prepaid) equal to the present value of a series of payments, each equal to the Interest Payment Differential as of the date of prepayment and payable on each scheduled due date over the remaining original term of the prepaid Mortgage Loan through and including the stated maturity date, the Anticipated Repayment Date or the commencement of the open period, as applicable, discounted at a rate that, when compounded monthly, is equivalent to the Reinvestment Yield when compounded semi-annually.

“Discount Rate” generally means the yield on a U.S. Treasury security that has the most closely corresponding maturity date to the maturity date or the commencement of the related open period, as applicable, or, the remaining weighted average life of the Mortgage Loan, plus an additional fixed percentage, as applicable of the Mortgage Loan.

“Reinvestment Yield” will generally equal, depending on the Mortgage Loan, either: (a) the yield calculated by the lender by the linear interpolation of the yields, “as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the date on which prepayment is made, of U.S. Treasury Constant Maturities with maturity dates (one longer or one shorter) most nearly approximating the loan maturity date or the Anticipated Repayment Date or the day that is the first day of the open period, as applicable; or (b) the lesser of (i) the yield on the U.S. Obligations with the same maturity date as the stated maturity date, the Anticipated Repayment Date or date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or, if no such U.S. Obligations issue is available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with maturity dates (one prior to and one following) that are closest to the stated maturity date, the Anticipated Repayment Date or the date preceding the commencement of the open period, as applicable, of the prepaid Mortgage Loan or (ii) the yield on the U.S. Obligations with a term equal to the remaining average life of the prepaid Mortgage Loan or, if no such U.S. Obligations are available, then the interpolated yield on the two U.S. Obligations issues (primary issues) with terms (one prior to and one following) that are closest to the remaining average life of the prepaid Mortgage Loan with each such yield being based on the bid price for such issue as published in The Wall Street Journal on the date that is 14 days prior to the date of prepayment set forth in borrower’s notice of repayment (or, if such bid price is not published on that date, the next preceding date on which such bid price is so published) and converted to a monthly compounded nominal yield.

“U.S. Obligations” generally means securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, not subject to prepayment, call or early redemption, (2) other non-callable “government securities” as defined in Treasury Regulations Section 1.860G-2(a)(8)(ii), or (3) such other instruments as set forth in the related Mortgage Loan documents.

The term “Interest Payment Differential” will generally equal (i) the positive difference, if any, of the related mortgage interest rate minus the Reinvestment Yield as of the date of prepayment, divided by (ii) 12, and multiplied by (iii) the outstanding principal balance (or the portion thereof being prepaid) of the prepaid Mortgage Loan on the date of prepayment, provided that the Interest Payment Differential will never be less than zero.

Notwithstanding the foregoing, yield maintenance charges payable (if at all) in connection with an involuntary prepayment (such as a prepayment resulting from a liquidation following a default) may be calculated in a manner that varies from those described above.

Additionally, certain Mortgage Loans may provide that in the event of the exercise of a purchase option by a tenant or the sale of real property or the release of a portion of the Mortgaged Property, that the related Mortgage Loans may be prepaid in part prior to the expiration of a prepayment/defeasance lockout provision. See “—Partial Releases” below.

Generally, no yield maintenance charge will be required for prepayments in connection with a casualty or condemnation, unless, in the case of most of the Mortgage Loans, an event of default has occurred and is continuing. See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions” in this prospectus. In addition, certain of the Mortgage Loans permit the related borrower, after a total or partial casualty or partial condemnation, to prepay the remaining principal balance of the Mortgage Loan (after application of the related insurance proceeds or condemnation award to pay the principal balance of the Mortgage Loan), which may not be accompanied by any prepayment consideration.

Certain of the Mortgage Loans are secured in part by letters of credit and/or cash reserves that in each such case:

●	will be released to the related borrower upon satisfaction by the related borrower of certain performance related conditions, which may include, in some cases, meeting debt service coverage ratio levels and/or satisfying leasing conditions; and

●	if not so released, may, at the discretion of the lender, prior to loan maturity (or earlier loan default or loan acceleration), be drawn on and/or applied to prepay the subject Mortgage Loan if such performance related conditions are not satisfied within specified time periods.

See Annex A-1 and Annex A-3 for more information on reserves relating to the five largest tenants with respect to each Mortgage Loan.

Voluntary Prepayments.

8 Mortgage Loans (18.1%) permit the related borrower, after a lockout period of 17 to 27 payments following the origination date, to prepay the Mortgage Loan with the payment of the greater of a yield maintenance charge and a prepayment premium of at least 0.5% of the prepaid amount if such prepayment occurs prior to the related open prepayment period.

With respect to the Burbank Office Portfolio Mortgage Loan (3.0%), the Mortgage Loan may be prepaid without yield maintenance in connection with a partial release that is effected for the purpose of curing an event of default.

The Mortgage Loans that permit voluntary prepayment with yield maintenance have the following lock-out periods as calculated from the Cut-off Date and as indicated in the following table:

Mortgage Loan	Cut-off Date Principal Balance	% of Initial Outstanding Pool Balance	Lock-Out Period (months from Cut-off Date)
Burbank Office Portfolio	$50,000,000	4.7%	0
Troy Officentre Portfolio	$41,250,000	3.9%	14
Lightstone Portfolio	$40,000,000	3.8%	24
Tustin Centre I and II	$31,500,000	3.0%	16
Station Place III	$26,000,000	2.4%	24
3600 Massie	$20,120,000	1.9%	24
Port Gardner Building	$13,000,000	1.2%	24
Independence Park	$11,620,000	1.1%	24
Arizona Retail Portfolio	$11,021,101	1.0%	0
Pacific Woods Apartments	$8,600,000	0.8%	24

The Mortgage Loans generally permit voluntary prepayment without payment of a yield maintenance charge or any prepayment premium during a limited “open period” immediately prior to and including the stated maturity date, as follows:

Prepayment Open Periods

Open Periods (Payments)	Number of Mortgage Loans	% of Initial Pool Balance
3	3	5.0%
4	37	56.3
5	8	15.9
6	3	3.9
7	7	18.9
	58	100.0%

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

“Due-On-Sale” and “Due-On-Encumbrance” Provisions

The Mortgage Loans generally contain “due-on-sale” and “due-on-encumbrance” clauses, which in each case permits the holder of the Mortgage Loan to accelerate the maturity of the related Mortgage Loan if the related borrower sells or otherwise transfers or encumbers (subject to certain exceptions set forth in the Mortgage Loan documents) the related Mortgaged Property or a controlling interest in the borrower without the consent of the mortgagee (which, in some cases, may not be unreasonably withheld). Many of the Mortgage Loans place certain restrictions (subject to certain exceptions set forth in the Mortgage Loan documents) on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations. The terms of the mortgages generally permit, subject to certain limitations, affiliate, estate planning and family transfers, transfers at death, transfers of interest in a public company, the transfer or pledge of less than, or other than, a controlling portion of the partnership, members’ or other equity interests in a borrower, the transfer or pledge of passive equity interests in a borrower (such as limited partnership interests and non-managing member interests in a limited liability company) and transfers to other existing equity holders or to specified persons or persons satisfying qualification criteria set forth in the related Mortgage Loan documents. Certain of the Mortgage Loans do not restrict the pledging of direct or indirect ownership interests in the related borrower, but do restrict the transfer of ownership interests in the related borrower by imposing a specific percentage, a control limitation or requiring the consent of the mortgagee to any such transfer. Generally, the Mortgage Loans do not prohibit transfers so long as no change of control results or, with respect to Mortgage Loans to tenant-in-common borrowers or borrowers that are Delaware statutory trusts, transfers to new tenant-in-common borrowers or new beneficiaries of the Delaware statutory trust, as applicable. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

Additionally, certain of the Mortgage Loans provide that transfers of the Mortgaged Property are permitted if certain conditions are satisfied, which may include one or more of the following:

●	no event of default has occurred;

●	the proposed transferee is creditworthy and has sufficient experience in the ownership and management of properties similar to the Mortgaged Property and/or a Rating Agency Confirmation has been obtained from each of the Rating Agencies;

●	the transferee has executed and delivered an assumption agreement evidencing its agreement to abide by the terms of the Mortgage Loan together with legal opinions and title insurance endorsements; and

●	the assumption fee has been received (which assumption fee will be paid as described under “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, but will in no event be paid to the Certificateholders); however, certain of the Mortgage Loans allow the borrower to sell or otherwise transfer the related Mortgaged Property a limited number of times without paying an assumption fee.

Transfers resulting from the foreclosure of a pledge of the collateral for a mezzanine loan (if any) will also result in a permitted transfer. See “—Additional Indebtedness” below.

Defeasance; Collateral Substitution

The terms of 53 Mortgage Loans (91.0%) (including 5 Mortgage Loans (14.8%) that permit the borrower to either defease or prepay with yield maintenance) (the “Defeasance Loans”) permit the applicable borrower at any time (provided no event of default exists) after a specified period (the “Defeasance Lock-Out Period”) to obtain a release of a Mortgaged Property from the lien of the related Mortgage (a “Defeasance Option”) in connection with a defeasance. With respect to all of the Defeasance Loans (except for the Gurnee Mills Mortgage Loan and the West Burlington Plaza Mortgage Loan), the Defeasance Lock-Out Period ends at least two years after the Closing Date. With respect to the Gurnee Mills Mortgage Loan, pursuant to a REMIC declaration dated October 4, 2017, the Gurnee Mills Mortgage Loan may be defeased commencing on any day following October 4, 2019, which is less than two years after the Closing Date. In addition, with respect the West Burlington Plaza Mortgage Loan, the Mortgage Loan permits defeasance on any date after December 4, 2018, which is less than two years after the Closing Date and, with respect to such Mortgage Loan, a separate loan REMIC will be formed on the Closing Date.

●	With respect to U-Haul SAC Portfolios 14, 15, 17 Mortgage Loan (5.6%), the related Mortgage Loan documents permit the related borrower to prepay the related Mortgage Loan with yield maintenance premium after October 6, 2021 if the related Defeasance Lock-Out Period has not expired by such date.

Exercise of a Defeasance Option is also generally conditioned on, among other things, (a) the borrower providing the mortgagee with at least 30 days prior written notice of the date on which such defeasance will occur (such date, the “Release Date”), and (b) the borrower (A) paying on any Release Date (i) all accrued and unpaid interest on the principal balance of the Mortgage Loan (or, the related Whole Loan) up to and including the Release Date, (ii) all other sums (excluding scheduled interest or principal payments due following the Release Date), due under the Mortgage Loan (or Whole Loan, if applicable) and under all other loan documents executed in connection with the Defeasance Option,

(iii) an amount (the “Defeasance Deposit”) that will be sufficient to (x) purchase non-callable obligations of, or backed by the full faith and credit of, the United States of America or, in certain cases, other “government securities” (within the meaning of Section 2(a)(16) of the Investment Company Act of 1940) or other instruments that otherwise satisfy REMIC requirements for defeasance collateral), that provide payments (1) on or prior to, but as close as possible to, all successive scheduled due dates occurring during the period from the Release Date to the related maturity date or anticipated repayment date (or to the first day of the open period for such Mortgage Loan) (or Whole Loan, if applicable) and (2) in amounts equal to the scheduled payments due on such due dates under the Mortgage Loan (or Whole Loan, if applicable), or under the defeased portion of the Mortgage Loan (or Whole Loan, if applicable) in the case of a partial defeasance, including or together with, as applicable, a balloon payment due at maturity or the principal balance outstanding at any related anticipated repayment date or at the open prepayment date, as applicable, and (y) pay any costs and expenses incurred in connection with the purchase of such government securities, and (B) delivering a security agreement granting the issuing entity a first priority lien on the Defeasance Deposit and, in certain cases, the government securities purchased with the Defeasance Deposit and an opinion of counsel to such effect.

For additional information on Mortgage Loans that permit partial defeasance, see “—Partial Releases” below.

In general, if consistent with the related loan documents, a successor borrower established, designated or approved by the master servicer will assume the obligations of the related borrower exercising a Defeasance Option and the borrower will be relieved of its obligations under the Mortgage Loan. If a Mortgage Loan (or Whole Loan, if applicable) is partially defeased, if consistent with the related loan documents, generally the related promissory note will be split and only the defeased portion of the borrower’s obligations will be transferred to the successor borrower.

The West Burlington Plaza Mortgage Loan (0.2%) allows the related borrower to defease the Mortgage Loan after an initial period that is less than 2 years following the date of initial issuance of the certificates (the “Early Defeasance Loan”). In the event that the master servicer or the special servicer receives notice that the related borrower under the Early Defeasance Loan intends to defease the related Mortgage Loan prior to the second anniversary of the Closing Date, the master servicer or the special servicer, as applicable, is required to promptly notify the trustee, the certificate administrator, the directing certificateholder and the related Mortgage Loan Seller of such borrower’s intention, and the related Mortgage Loan Seller, Argentic, will be required to, not less than 2 days prior to the date scheduled for such defeasance, repurchase the Early Defeasance Loan from the issuing entity at a price generally equal to the outstanding principal balance and accrued and unpaid interest (other than default interest) and all outstanding Servicing Advances and interest on Advances accrued with respect to such Mortgage Loan. In connection with such repurchase, (1) the special servicer is required to effect a “qualified liquidation” of the West Burlington Plaza Loan REMIC within the meaning of Section 860F(a)(4) of the Code by preparing a plan of liquidation on behalf of and for execution by the trustee and (2) Argentic will be required to obtain (at its expense) and deliver to the master servicer and the trustee an opinion of counsel to the effect that such repurchase will not result in an adverse REMIC event under the PSA. In the event Argentic fails to purchase the related Mortgage Loan as required, the special servicer will be required to sell such Mortgage Loan from the issuing entity at the highest available price and is required to effect a “qualified liquidation” of the West Burlington Plaza Loan REMIC within the meaning of Section 860F(a)(4) of the Code by preparing a plan of liquidation on behalf of and for execution by the trustee, as soon as reasonably practicable and, in any event, prior to the date of such early defeasance, and, in such event, the special servicer will be entitled to a liquidation fee. The related MLPA will require Argentic to indemnify the issuing entity for any amount by which the Purchase Price exceeds the proceeds received by the issuing entity, including all expenses and fees incurred by the issuing entity, with respect to such sale and liquidation of such Mortgage Loan.

Partial Releases

The Mortgage Loans described below permit the release of one or more of the Mortgaged Properties or a portion of a single Mortgaged Property in connection with a partial defeasance, a partial prepayment, a partial substitution, or for no consideration in the case of parcels that are vacant, non-income producing or were not taken into account in the underwriting of the Mortgage Loan, subject to the satisfaction of certain specified conditions, including the REMIC requirements. Additionally, certain Mortgage Loans permit the addition of real property to the Mortgage Loan collateral.

●	With respect to the Headquarters Plaza Mortgage Loan (7.1%), at any time other than the 45 days prior to and following the securitization of the Mortgage Loan, the borrowers may cause the release of the fee interest in two unimproved, non-income producing residential parcels owned by an affiliate of the borrowers (collectively, the “Residential Parcel”) from the lien of the Headquarters Plaza Mortgage Loan, which may be accomplished either by a condominium conversion or a subdivision release. The borrowers’ interest in the collateral, following a release, will be a fee, rather than leasehold, interest. The Residential Parcel was not assigned value in the appraisal or in the underwriting for the Headquarters Plaza Whole Loan.

Condominium Conversion. At the election of the borrower, the ground lessor, the ground lessee of the Residential Parcel and/or any other person designated by the ground lessee of the Residential Parcel to be the initial owner of the condominium unit consisting of the Residential Parcel (such person, the “Residential Unit Owner”), a condominium conversion may be effectuated at the Headquarters Plaza Mortgaged Property upon the satisfaction of certain conditions set forth in the Headquarters Plaza Whole Loan documents, which include the satisfaction of the REMIC requirements and the delivery of a rating agency confirmation. In addition, the lender has consent rights over the condominium documents, which include all conveyances, bylaws and estoppels required in order to create the condominium regime. Upon the completion of the condominium conversion, the unit(s) consisting of the Residential Parcel would be released from the lien of the Headquarters Plaza Mortgage Loan, such unit(s) would be conveyed to the Residential Unit Owner and the ground lease structure would terminate, with the borrowers owning in fee the condominium interests in the office/retail unit and the hotel unit. The borrowers are required to maintain control of the condominium board after the condominium conversion, and such control may pass to the lender and/or any successor owner of the Headquarters Plaza Mortgaged Property upon any foreclosure, deed-in-lieu of foreclosure, or any other transfer pursuant to any exercise of remedy under the Headquarters Plaza Mortgage Loan documents.

Subdivision Release. Provided a condominium conversion has not taken place, the borrowers may cause the release of the fee interest in the Residential Parcel from the lien of the Headquarters Plaza Mortgage Loan upon the successful subdivision of the Residential Parcel from the remaining Headquarters Plaza Mortgaged Property and the creation of one or more separate tax lots with respect to the Residential Parcel. In addition, the borrowers must satisfy certain conditions set forth in the Headquarters Plaza Mortgage Loan documents, which include satisfaction of REMIC requirements. Upon the release of the Residential Parcel, the borrowers are required to purchase the remaining collateral (which remainder would include all of the real property in which the borrowers currently have a leasehold estate) from the ground lessor for $1.00 and the ground lease structure will terminate, with the borrowers holding a fee interest in the collateral in which they currently have a leasehold interest.

●	With respect to the U-Haul SAC Portfolios 14, 15, 17 Mortgage Loan (5.6%), 6 of the Mortgaged Properties included in the portfolio (“U-Haul SAC Portfolios 14, 15, 17––U-Haul of Medford”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Ctr Albany”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Center of Rockville”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Center of Round Rock” and “U-Haul SAC Portfolios 14, 15, 17––U-Haul Storage Hulen”, “U-Haul SAC Portfolios 14, 15, 17––U-Haul Ctr Downtown”) have been identified in the related zoning reports as being legal non-conforming as to use of the related Mortgaged Property (the “U-Haul Non-Conforming Use Properties”). If, following a casualty or condemnation, the lender determines that the use of a U-Haul Non-Conforming Use Property as it was operated at origination is no longer permissible within 45 days after receipt of written notice, the borrower will be obligated to (i) during the defeasance lockout period, deliver to lender an amount equal to 110% of the allocated loan amount for such Mortgaged Property, plus the applicable yield maintenance premium minus any applicable net proceeds derived from the Mortgaged Property and received by the lender (up to the allocated loan amount for the applicable Mortgaged Property) or (ii) following the defeasance lockout period, deliver defeasance collateral in an amount equal to 110% of the allocated loan amount for such Mortgaged Property (as adjusted, to comply with the REMIC requirements), and in either case, the lender will release the U-Haul Non-Conforming Use Property from the lien of the related mortgage. In the event the borrower fails to comply with the above, the related guarantor will be obligated to satisfy such obligations. However, no representation is made as to whether the related guarantor would, or would be able to, perform its obligations if it were required to do so.

●	With respect to the U-Haul SAC Portfolios 14, 15, 17 Mortgage Loan (5.6%), the related borrowers may acquire properties adjacent to an existing Mortgaged Property for expansion purposes, provided that, among other conditions, the borrowers provide the lender with (i) an environmental report showing no hazardous materials or risk of contamination at the adjacent property, (ii) updated title and survey and (iii) evidence that the property to be acquired (a) is insured in accordance with the Mortgage Loan documents and (b) was acquired without incurring any debt. The borrowers are also required to take all actions necessary to encumber the newly acquired property by the lien of the related mortgage. In addition, a related borrower may acquire operating leasehold interests in property that is operating as a storage facility but that is not contiguous to an existing Mortgaged Property, provided that, among other conditions: (i) such facility is operated as a remote storage facility, U-Box storage facility or vehicle or RV storage facility, and does not include any office, showroom retail or administrative uses, (ii) the related borrower delivers an environmental report showing no hazardous materials or risk of contamination at the adjacent property, a current survey and evidence that the leasehold property is insured in accordance with the Mortgage Loan documents and (iii) such leasehold property is owned in fee simple by an affiliate of the guarantor and the related borrower enters into a lease which provides, among other things, that (a) in the event that the debt service coverage ratio for the Mortgage Loan is less than 1.20x, any rent, taxes and insurance due by the borrowers under the related lease will be abated until the debt service coverage ratio equals or exceeds 1.20x for two consecutive calendar quarters and (b) if the lender forecloses or accepts a deed-in-lieu of foreclosure on the related Mortgaged Property, the lender will have the option to terminate the lease. The borrower has the right to construct additional storage units or construct for other ancillary purposes on both the existing Mortgaged Properties and any additional properties in which it acquires a fee or operating leasehold interest, without the consent of the lender, so long as such construction does not have a material adverse effect on the value or net operating income of the applicable Mortgaged Property or the borrower’s financial condition.

●	With respect to the Burbank Office Portfolio Mortgage Loan (4.7%),the borrowers and the related taxable REIT subsidiary may obtain the release of an individual Mortgaged Property, at any time, subject to the satisfaction of certain conditions, including, but not limited to: (i) payment of the applicable Release Amount (as defined below) and any applicable yield maintenance, (ii) after giving effect to such release, the debt yield may not be less than the greater of (x) 9.35% and (y) the debt yield immediately prior to such release (provided, however, that in no event may the debt yield be required to be greater than 10%), (iii) if clause (ii) is not satisfied and the applicable Mortgaged Property is conveyed to an unaffiliated third party, the borrowers may release such Mortgaged Property from the lien of the Mortgage and the related Mortgage Loan documents upon the payment to the lender of an amount equal to the greater of (x) the applicable Release Amount for the release property together with any applicable yield maintenance and (y) the lesser of (1) 100% of the net sales proceeds derived from the sale of the release property and (2) an amount necessary to, after giving effect to such release, satisfy clause (ii) together with any applicable yield maintenance and (iv) delivery of a REMIC opinion. The “Release Amount” for any individual Mortgaged Property means the lesser of (a) the outstanding principal amount of the Whole Loan or (b) the allocated loan amount for each Mortgaged Property being released, multiplied by (x) in the case of The Pointe, 110%, and in the case of each other Mortgaged Property, 105%.

●	With respect to the Troy Officentre Portfolio Mortgage Loan (3.9%), provided no event of default is continuing under the Mortgage Loan documents, the borrower has the right following the second anniversary of the origination of the Mortgage Loan and prior to six months prior to the maturity date to either defease a portion of the Mortgage Loan or prepay a portion of the Mortgage Loan and obtain a release of an individual Mortgaged Property, provided that certain conditions are satisfied, including (i) delivery of the partial defeasance collateral, in the case of a defeasance, or partial prepayment of the Mortgage Loan, including any interest shortfall and yield maintenance premium, to the extent required under the Mortgage Loan documents, in the case of a prepayment, in each case, in an amount equal to the greater of (a) 115% of the allocated loan amount with respect to such individual property and (b) the net sales proceeds applicable to such individual property; (ii) delivery of a ratings agency confirmation; (iii) after giving notice of the partial defeasance and consummation of the partial defeasance, the debt service coverage ratio with respect to the remaining individual property is equal to or greater than the greater of (1) the debt service coverage ratio of all individual properties encumbered by the security instrument immediately prior to such date and (2) 1.75x; (iv) after giving notice of the partial defeasance and consummation of the partial defeasance, the loan-to-value ratio with respect to the remaining individual property is no greater than the lesser of (1) the loan-to-value ratio of all individual properties encumbered by the security instrument immediately prior to such date and (2) 69.6%; (v) after giving notice of the partial defeasance and consummation of the partial defeasance, the debt yield with respect to the remaining individual property is equal to or greater than the greater of (1) the debt yield of all individual properties encumbered by the security instrument immediately prior to such date and (2) 10%; and (vi) delivery of a REMIC opinion.

●	With respect to the Lightstone Portfolio Mortgage Loan (3.8%), the related borrowers may obtain the release of any individual Mortgaged Property after the expiration of the prepayment lockout period, provided that, among other conditions, (i)(A) in connection with a bona fide third party sale of any of the individual Mortgaged Properties, the borrowers partially prepay the Mortgage Loan in an amount equal to 115% of the allocated loan amount for such Mortgaged Property or (B) with respect to any Mortgaged Property released in connection with a sale of such Mortgaged Property to an affiliate of the borrowers or any guarantor, the borrowers partially prepay the Mortgage Loan in an amount equal to the greater of (x) 120% of the allocated loan amount for such Mortgaged Property and (y) 100% of the net sales proceeds with respect to such Mortgaged Property; (ii) after giving effect to such sale and prepayment, the debt service coverage ratio for the remaining Mortgaged Properties is no less than the greater of (x) the debt service coverage ratio immediately preceding such sale and (y) 2.13x; (iii) after giving effect to such sale and prepayment, the loan-to-value ratio for the remaining Mortgaged Properties is no more than the lesser of (x) the loan-to-value ratio immediately preceding such sale and (y) 61.6%; and (iv) delivery of a rating agency confirmation.

●	With respect to the Tustin Centre I & II Mortgage Loan (3.0%), after the related prepayment and defeasance lockout period, the borrower may obtain the release of an individual property from the lien of the Tustin Centre I & II Mortgage Loan upon a third-party sale provided the borrower either (x) prepays, together with payment of a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium or (y) defeases, a portion of the Tustin Centre I & II Mortgage Loan in an amount equal to the release price of 125% of the related allocated loan amount, and among other terms and conditions, (i) the remaining individual property has a debt service coverage ratio (calculated assuming the Tustin Centre I & II Mortgage Loan amortizes on a 30-year schedule) no less than the greater of (a) 2.50x and (b) the debt service coverage ratio immediately prior to the release, (ii) the remaining property has a loan to value ratio (as calculated in the loan documents) no more than the lesser of (a) 38.0% and (b) the loan to value ratio immediately prior to the release and (iii) certain REMIC related conditions are satisfied.

●	With respect to the One Imeson Mortgage Loan (2.6%),the related borrower may obtain a partial release of a portion of the Mortgaged Property (the “One Imeson Development Parcel”) from the lien of the Mortgage Loan with satisfaction of certain conditions including, but not limited to: (i) partial defeasance of the principal of the Mortgage Loan by an amount equal to the greatest of (a) $1,000,000, (b) the appraised value of the One Imeson Development Parcel and (c) in the event that the borrower’s request to release the One Imeson Development Parcel is in connection with a sale of the One Imeson Development Parcel to a third party not affiliated with the borrower, 100% of the net sales proceeds associated with the sale of the One Imeson Development Parcel; and (ii) after giving effect to such partial release, the loan-to-value ratio for the remaining property is no more than 125%.

●	With respect to the Salt Lake City Hotel Portfolio Mortgage Loan (2.6%), provided that no event of default is continuing under the Mortgage Loan documents, at any time after two years following the Closing Date, the related borrower is permitted to defease a portion of the Mortgage Loan and obtain a release of a Mortgaged Property upon the satisfaction of certain conditions, including (i) delivery of partial defeasance collateral in an amount equal to the greater of (a) 115% of the allocated loan amount with respect to such individual property and (b) the net sales proceeds applicable to such individual property, (ii) the debt service coverage ratio for the remaining properties is not less than the greater of the debt service coverage ratio immediately preceding the partial release and 1.85x, (iii) the loan to value ratio for the remaining properties is not greater than the lesser of the loan to value ratio immediately preceding the partial release and 70.0%, (iv) the debt yield for the remaining properties is greater than the greater of the debt yield immediately proceeding the partial release and 11.2%, (v) delivery of a REMIC opinion, (vi) delivery of a rating agency confirmation.

●	With respect to the Corporate Woods Portfolio Mortgage Loan (2.3%), provided that no event of default is continuing under the Mortgage Loan documents, at any time after two years following the Closing Date, the related borrower is permitted to defease a portion of the Mortgage Loan and obtain a release of a Mortgaged Property upon the satisfaction of certain conditions, including: (i) to the extent required by the lender, delivery of a rating agency confirmation with respect to the partial defeasance event; (ii) after giving effect to the release of the Mortgaged Property, the debt yield with respect to the remaining Mortgaged Properties is equal to or greater than the greater of (x) the debt yield of all Mortgaged Properties immediately prior to the partial defeasance event and (y) 9.0%; (iii) after giving effect to the release of the Mortgaged Property, the debt service coverage ratio with respect to the remaining Mortgaged Properties is equal to or greater than the greater of (a) the debt service coverage ratio of all Mortgaged Properties immediately prior to the partial defeasance event and (b) 1.40x; (iv) after giving effect to the release of the Mortgaged Property, the loan-to-value ratio with respect to the remaining Mortgaged Properties is no greater than the lesser of (a) the loan-to-value ratio of all Mortgaged Properties immediately prior to the partial defeasance event and (b) 74.0%; (v) delivery of a REMIC opinion; and (vi) deposit of the defeasance collateral in an amount sufficient to defease the greater of 120% of the allocated loan amount with respect to the Mortgaged Property to be released and 95% of the net sales proceeds applicable to such Mortgaged Property (the “CW Release Price”); provided that during the five months preceding the maturity of the Mortgage Loan, the borrower may obtain such release through prepayment of an amount equal to the CW Release Price. The Mortgage Loan documents prohibit the related borrower and its affiliates from entering into any lease or reciprocal easement agreement with any tenant at the Mortgaged Property or its affiliates that contemplates such tenant or tenant affiliate using or operating space on any parcel released from the lien of the Mortgage Loan or land within ten miles of the Mortgaged Property during such lease or the twelve months thereafter unless certain conditions are satisfied, including that the space at the Mortgaged Property has been re-let under a lease with a tenant of equal or greater financial strength providing for rental payments and other terms equaling or exceeding the prior lease.

●	With respect to the Miramar Parkway Plaza Mortgage Loan (1.3%),the related borrower may obtain a partial release of a portion of the Mortgaged Property (the “Miramar Parkway Plaza

Release Parcel”) from the lien of the Mortgage Loan with satisfaction of certain conditions including, but not limited to: (a) defeasance of the principal of the Mortgage Loan by an amount equal to the greatest of (i) 100% of the net sales proceeds from the sale of the Miramar Parkway Plaza Release Parcel, (ii) the appraised value of the Miramar Parkway Plaza Release Parcel obtained in connection with the closing of the Mortgage Loan, (iii) the appraised value of the Miramar Parkway Plaza Release Parcel immediately prior to the partial release, (iv) $643,500 and (v)(A) if the Miramar Parkway Plaza Release Parcel is sold to an affiliate of the borrower or guarantor, $1,000,000 or (B) if the Miramar Parkway Plaza Release Parcel is sold to a third-party purchaser, $900,000; (b) after giving effect to such partial release, the loan-to-value ratio for the remaining property is no greater than the lesser of (i) 65.0% or (ii) the loan-to-value ratio immediately prior to the partial release; (c) after giving effect to such partial release, the debt yield for the remaining property is at least equal to the greater of (i) 9.4% or (ii) the debt yield immediately prior to the partial release; (d) after giving effect to such partial release, the debt service coverage ratio for the remaining property is at least equal to the greater of (i) 1.50x or (ii) the debt service coverage ratio immediately prior to the partial release; and (e) the borrower delivers a Rating Comfort Letter with respect to such release.

●	With respect to the Palma Sola Square & DeSoto Plaza Mortgage Loan (1.2%), after the defeasance lockout period, the borrower has the right to obtain the release of the DeSoto Plaza Mortgaged Property in connection with an arm’s length sale of such Mortgaged Property to a third party, upon defeasance of an amount equal to the greatest of (x) 115% of the allocated loan amount of such Mortgaged Property, (y) the net sales proceeds of such Mortgaged Property and (z) an amount necessary to satisfy the loan to value ratio, debt service coverage ratio and debt yield tests below, provided that the following conditions, among others, are satisfied; (i) the loan to value ratio after such release shall be not more than the lesser of (x) the loan to value ratio prior to release and 71.4%, (ii) the debt service coverage ratio after such release shall be not less than the greater of (x) the debt service coverage ratio prior to release and 1.31x, (iii) the debt yield after such release shall be not less than the greater of (x) the debt yield prior to release and 8.5% and (iv) satisfaction of certain REMIC related requirements.

In addition, the borrower has the right to ground lease an outparcel identified in the loan documents in connection with the development thereof and construction of improvements thereon. Any such construction must be consented to by the lender in its sole discretion.

●	With respect to the Cleveland East Mortgage Loan (1.1%), the related borrower is permitted to partially release either the three Landerbrook Corporate Center buildings (collectively, the “Landerbrook Corporate Center Property”) or the Metropolitan Plaza Property in connection with a bona fide third party sale, subject to certain conditions, including (i) no event of default has occurred or is continuing; (ii) partial defeasance of the Cleveland East Office Portfolio Whole Loan in the amount equal to the greater of 120% of the released property’s allocated loan balance and 95% of the net sales proceeds; (iii) the debt service coverage ratio with respect to the remaining property will be no less than the greater of 1.55x and the debt service coverage ratio immediately prior to the release; (iv) the loan-to-value ratio with respect to the remaining property will be no greater than the lesser of 70.0% and the loan-to-value ratio immediately prior to the release; and (v) the debt yield with respect to the remaining property will be no less than the greater of 10.22% and the debt yield immediately prior to the release.

●	With respect to the Arizona Retail Portfolio Mortgage Loan (1.0%), the related borrower may obtain the release of one of two individual properties, prior to the open period, provided that, amongst other things (i) no event of default has occurred, (ii) the debt yield immediately following the release will not be less than 7.7%, (iii) the borrower will remain a single purpose bankruptcy remote entity, (iv) the debt service coverage ratio immediately following the release will not be less than 1.25x, (v) the loan-to-value ratio immediately following the release will be no greater than 75.0%.

Furthermore, some of the Mortgage Loans, permit the related borrowers to obtain the release of a non-income producing, unimproved portion of the Mortgaged Property specified in the loan documents or reasonably approved by the lender.

●	With respect to the Burbank Office Portfolio Mortgage Loan (4.7%), the borrowers may obtain the release of certain unimproved, non income producing parcels without any payment subject to the satisfaction of certain REMIC requirements.

●	With respect to the Covance Business Center Mortgage Loan (0.9%) the borrower is permitted to obtain the release of a parcel reasonably approved by the lender (the “Release Parcel”), to an affiliate of the borrower in connection with the exercise of an expansion option by the sole tenant at the Mortgaged Property, Covance, Inc., subject to, among other things, satisfaction of the REMIC requirements. The Release Parcel was not assigned any material value for purposes of determining the related Appraised Value or Underwritten Net Cash Flow or considered material to the use or operation of the Mortgaged Property.

●	With respect to the Heather Ridge Apartments Mortgage Loan (0.6%), the related borrower may obtain a partial release of a portion of the Mortgaged Property consisting of a private road located on such Mortgaged Property (the “Heather Ridge Release Parcel”), which private road is one of two sources for physical access to the Mortgaged Property and the source of physical access for two neighboring properties. The release may be obtained upon the acceptance by the City of Fayetteville of a deed of fee simple title to the Heather Ridge Release Parcel as a publicly dedicated street, provided that, among other requirements, the following conditions are satisfied: (i) the loan-to-value ratio at the time of such release is 125% or less; (ii) such release does not adversely affect the use or operation of, or access to or from, the remaining property; (iii) the borrower delivers a rating comfort letter with respect to such release; and (iv) after giving effect to such release (a) the loan-to-value ratio of the remaining property is no greater than 75.0%, (b) the debt service coverage ratio for the remaining property is no less than 1.25x and (c) the debt yield for the remaining property is no less than 8.1%.

See “Risk Factors—Risks Relating to the Mortgage Loans—Risks Relating to Enforceability of Yield Maintenance Charges, Prepayment Premiums or Defeasance Provisions”.

Escrows

33 Mortgage Loans (77.6%), secured by office, retail, industrial and mixed use properties, provide for upfront or monthly escrows (or credit) for the full term or a portion of the term of the related Mortgage Loan to cover anticipated re-leasing costs, including tenant improvements and leasing commissions or other lease termination or occupancy issues. Such escrows are typically considered for office, retail, industrial and mixed use properties only.

46 Mortgage Loans (79.1%) provide for monthly escrows for ongoing replacements or capital repairs.

46 Mortgage Loans (78.8%) provide for monthly or upfront escrows to cover property taxes on the Mortgaged Properties.

30 Mortgage Loans (39.9%) provide for monthly or upfront escrows to cover insurance premiums on the Mortgaged Properties.

20 Mortgage Loans (35.6%) provide for upfront reserves for immediate repairs.

3 Mortgage Loans (4.6%) provide for periodic monthly seasonality escrows.

Certain of the Mortgage Loans described above permit the related borrower to post a letter of credit or deliver a guaranty in lieu of maintaining cash reserves, and any such guaranty may be subject to a cap. In addition, in certain cases, the related borrower may not be required to maintain the escrows described above until the occurrence of a specified trigger.

Many of the Mortgage Loans provide for other escrows and reserves, including, in certain cases, reserves for debt service, operating expenses, vacancies at the related Mortgaged Property and other shortfalls or reserves to be released under circumstances described in the related Mortgage Loan documents.

Mortgaged Property Accounts

Lockbox Accounts. The Mortgage Loans documents prescribe the manner in which the related borrowers are permitted to collect rents from tenants at each Mortgaged Property. The following table sets forth the manner in which tenant rent is transferred to a lockbox account, in some cases, only upon the occurrence of a trigger event:

Lockbox Account Types

Lockbox Type	Number of Mortgage Loans	Approx. % of Initial Pool Balance
Hard	26	59.0%
Springing Hard	25	28.0
Soft	2	7.1
Soft, Springing Hard	2	4.3
Springing Soft	3	1.5
Total	58	100.0%

The lockbox accounts will not be assets of the issuing entity. See “Description of the Mortgage Pool—Certain Calculations and Definitions—Definitions” or Annex A-1 to this prospectus for a description of lockbox and cash management accounts.

The Headquarters Plaza Mortgage Loan (7.1%) is structured with a hard lockbox (except that, so long as the Franchisor CM Conditions (defined below) are satisfied, the hotel manager may retain revenues from the hotel and apply them to the payment of operating expenses and brand management fees, with the excess deposited in the lockbox). “Franchisor CM Conditions” means each of the following conditions is satisfied: (i) no Franchise Termination Period (defined below) has occurred and is continuing, (ii) either (x) the franchise agreement in place as of the origination date of the Headquarters Plaza Mortgage Loan is in full force and effect or (y) a replacement franchise agreement with a replacement franchisor entered in accordance with the Headquarters Plaza Mortgage Loan documents is in full force and effect and (iii) the applicable franchise agreement has a provision that the franchisor collects all revenue from the hotel and holds the same in one or more eligible accounts with an eligible institution in the name of the borrower which have been pledged as additional security for the Headquarters Plaza Loan, applies said revenue solely to the payment of all operating expenses and brand management fees, and that any excess revenue after the payment of such costs is required to be deposited into the lockbox, and all revenue from the hotel is being collected by the franchisor and applied in accordance with this clause (iii). “Franchise Termination Period” means a period commencing upon the earlier of (i) the franchisor becoming the subject of any bankruptcy action, (ii) the occurrence of any material default by franchisor under the franchise agreement beyond any applicable grace and cure periods which gives rise to a termination right of borrower thereunder, (iii) the failure of the income and revenue generated from the hotel property to be applied in any material respect in accordance with the terms of the franchise agreement. Any such Franchise Termination Period expires upon the lender’s receipt of evidence that the applicable event giving rise to the Franchise Termination Period has been cured in a manner acceptable to the Lender in its reasonable discretion.

With respect to the Costco JFK Mortgage Loan (3.3%), the prior owner of the Mortgaged Property was required to provide (i) $353,925 for leasing commissions due from the prior owner to the applicable broker in connection with the lease for the second largest tenant, Zwanger-Pesiri Radiology (“Zwanger”), and (ii) $37,500 in connection with tenant improvement work required under the Zwanger Lease, which tenant improvement work is the obligation of the prior owner. Such amounts are required to be released to the prior owner upon provision of evidence by it that the leasing commissions are then due or the tenant improvement work has been completed, as applicable. Such amounts are being held outside of the Costco JFK Whole Loan documents pursuant to an escrow agreement among the borrower, the prior owner and counsel for the prior owner, as escrow agent (the “Escrow”). Under the Escrow, the lender does not hold such funds, does not have a security interest in such funds, and will not have control over such funds or their disbursement. Further, the lender will have no right to apply such funds to repay the Costco JFK Whole Loan following an event of default, and such funds may be used solely for the related leasing commissions and tenant improvements. The lender’s sole rights under the escrow agreement are (i) to be copied on notices to the borrower, (ii) to provide any notices that may be provided by the borrower and (iii) to succeed to the rights and obligations of the borrower thereunder upon a foreclosure or deed-in-lieu thereof.

Exceptions to Underwriting Guidelines

As described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—German American Capital Corporation”, 3 GACC Mortgage Loans (10.1%) were originated by GACC or an affiliate with exceptions to its underwriting guidelines and/or typical underwriting procedures.

None of the CREFI Mortgage Loans were originated with exceptions to its underwriting guidelines and/or typical under procedures as described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Citi Real Estate Funding Inc.”

The Argentic Mortgage Loans were originated in material compliance with the related underwriting criteria described under “Transaction Parties—The Sponsors and Mortgage Loan Sellers—Argentic Real Estate Finance LLC.

Additional Indebtedness

General

The Mortgage Loans generally prohibit borrowers from incurring any additional debt secured by their Mortgaged Property without the consent of the lender. However:

●	substantially all of the Mortgage Loans permit the related borrower to incur limited indebtedness in the ordinary course of business that is not secured by the related Mortgaged Property;

●	the borrowers under certain of the Mortgage Loans have incurred and/or may incur in the future unsecured debt other than in the ordinary course of business;

●	any borrower that is not required pursuant to the terms of the applicable Mortgage Loan documents to meet single-purpose entity criteria may not be restricted from incurring unsecured debt or mezzanine debt;

●	the terms of certain Mortgage Loans permit the borrowers to post letters of credit and/or surety bonds for the benefit of the mortgagee under the Mortgage Loans, which may constitute a contingent reimbursement obligation of the related borrower or an affiliate. The issuing bank or surety will not typically agree to subordination and standstill protection benefiting the mortgagee;

●	although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgage Loan documents generally permit, subject to certain limitations, the pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower or less than a controlling interest of any other equity interests in a borrower; and

●	certain of the Mortgage Loans do not restrict the pledging of ownership interests in the borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests.

Whole Loans

Certain Mortgage Loans are subject to the rights of a related Companion Loan holder, as further described in “—The Whole Loans” below.

Mezzanine Indebtedness

Although the Mortgage Loans generally place certain restrictions on incurring mezzanine debt by the pledging of general partnership and managing member equity interests in a borrower, such as specific percentage or control limitations, the terms of the Mortgages generally permit, subject to certain limitations, the pledge of less than a controlling portion of the equity interests in a borrower or a pledge of passive equity interests (such as limited partnership or non-managing membership equity interests) in a borrower. Certain Mortgage Loans described below permit the incurrence of mezzanine debt subject to satisfaction of certain conditions including a certain maximum combined loan-to-value ratio and/or a minimum combined debt service coverage ratio, and in some cases mezzanine debt is already in place. Also, certain of the Mortgage Loans do not restrict the pledging of ownership interests in the related borrower, but do restrict the transfer of ownership interests in a borrower by imposing limitations on transfer of control or a specific percentage of ownership interests. In addition, in general, a borrower (or its direct or indirect owners) that does not meet single-purpose entity criteria may not be restricted in any way from incurring mezzanine debt.

As of the Cut-off Date, each sponsor has informed us that it is aware of the following existing mezzanine indebtedness with respect to the Mortgage Loans it is selling to the depositor:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Mezzanine Debt Cut-off Date Balance	Companion Loan Cut-off Date Balance	Cut-off Date Total Debt Balance(1)	Cut-off Date Wtd. Avg. Total Debt Interest Rate(1)	Cut-off Date Mortgage Loan LTV Ratio(2)	Cut-off Date Total Debt LTV Ratio(1)	Cut-off Date Mortgage Loan Underwritten NCF DSCR(2)(3)	Cut-off Date Total Debt Underwritten NCF DSCR(1)(3)
Moffett Place Building 4	$25,250,000	$98,000,000	101,750,000	$225,000,000	4.5135%	41.0%	72.7%	2.29x	1.16x

(1)	Calculated including any related Pari Passu Companion Loan, subordinate companion loan and mezzanine debt.

(2)	Calculated including any related Pari Passu Companion Loan and excluding subordinate companion loan and any mezzanine debt.

(3)	In the case of the Moffett Place Building 4 Mortgage Loan, the Cut-off Date Mortgage Loan Underwritten NCF DSCR and the Cut-off Date Total Debt Underwritten NCF DSCR were calculated based on the sum of the first 12 principal and interest payments following the Mortgage Loan’s interest-only period based on the assumed principal payment schedule set forth on Annex F.

In each case, the mezzanine indebtedness is coterminous with the related Mortgage Loan.

The mezzanine loan related to the Moffett Place Building 4 Mortgage Loan (2.4%) identified in the table above is subject to an intercreditor agreement between the holder(s) of the related mezzanine loan(s) and the related lender under the related Mortgage Loan that sets forth the relative priorities between the related Mortgage Loan and the related mezzanine loan(s). Each intercreditor agreement provides, among other things, generally that (a) all payments due under the related mezzanine loan(s) are subordinate after an event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)) to any and all payments required to be made under the related Mortgage Loan (except for any payments from funds other than the Mortgaged Property or proceeds of any enforcement upon the mezzanine loan collateral and any mezzanine loan guarantees in respect of which the related mortgage lender does not own a corresponding claim or right), (b) so long as there is no event of default under the related Mortgage Loan (taking into account the cure rights of the mezzanine lender(s)), the related mezzanine lender(s) may accept payments on and prepayments of the related mezzanine loan(s) prior to the prepayment in full of the Mortgage Loan, provided that such prepayment is from a source of funds other than the respective Mortgaged Property (unless such funds are derived from excess cash), (c) the related mezzanine lender(s) will have certain rights to receive notice of and cure defaults under the related Mortgage Loan prior to any acceleration or enforcement of the related Mortgage Loan, (d) the related mezzanine lender(s) may amend or modify the related mezzanine loan(s) in certain respects without the consent of the related mortgage lender, and the mortgage lender must obtain the consent of the mezzanine lender(s) to amend or modify the Mortgage Loan in certain respects, (e) upon the occurrence of an event of default under the related mezzanine loan documents and upon compliance with the terms and conditions in the applicable intercreditor agreement, the related mezzanine lender(s) may foreclose upon the pledged equity interests in the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, which could result in a change of control with respect to the related Mortgage Loan borrower or, if applicable, the related senior mezzanine loan borrower, and a change in the management of the related Mortgaged Properties and (f) if the related Mortgage Loan is accelerated or, in some cases, becomes specially serviced or if a monetary default (or, in some cases, a non-monetary default) occurs and continues for a specified period of time under the related Mortgage Loan or if the Mortgage Loan borrower becomes a debtor in a bankruptcy or if the related mortgage lender exercises any enforcement action under the related Mortgage Loan documents with respect to the related Mortgage Loan borrower or the related Mortgaged Properties, the related mezzanine lender(s) has or have, as applicable, the right to purchase the related Mortgage Loan, in whole but not in part, for a price generally equal to the outstanding principal balance of the related Mortgage Loan, together with all accrued and unpaid interest and other amounts due thereon, plus any advances made by the related mortgage lender or its servicer and any interest thereon plus, subject to certain limitations, any Liquidation Fees and Special Servicing Fees payable under the PSA, but generally excluding any late charges, default interest, exit fees, spread maintenance charges payable in connection with a prepayment or yield maintenance charges and prepayment premiums.

The Mortgage Loans generally place certain restrictions on the transfer and/or pledging of general partnership and managing member equity interests in a borrower such as specific percentage or control limitations as described under “—Certain Terms of the Mortgage Loans—“Due-On-Sale” and “Due-On-Encumbrance” Provisions” above. Certain of the Mortgage Loans do not prohibit the pledge by direct or indirect owners of the related borrower of equity distributions that may be made from time to time by the borrower to its equity owners.

With respect to the Mortgage Loans listed in the following table, the direct and indirect equity owners of the borrower are permitted to incur future mezzanine debt, subject to the satisfaction of conditions contained in the related Mortgage Loan documents, including, among other things, a combined maximum loan-to-value ratio, a combined minimum debt service coverage ratio and/or a combined minimum debt yield, as listed in the following table and determined in accordance with the related Mortgage Loan documents:

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	Combined Maximum LTV Ratio	Combined Minimum UW NCF DSCR	Combined Minimum Debt Yield	Intercreditor Agreement Required
One Imeson	$27,966,261	70.0%	1.50x	NAP	Yes
Station Place III	$26,000,000	47.6%	2.79x	NAP	Yes
Palma Sola Square & DeSoto Plaza(1)	$12,395,004	71.4%	1.30x	8.5%	Yes

(1)       Future mezzanine debt is permitted only in connection with a transfer and assumption. Preferred Equity is also permitted subject to the same conditions.

The specific rights of the related mezzanine lender with respect to any such future mezzanine loan will be specified in the related intercreditor agreement and may include rights substantially similar to the cure and repurchase rights described above. The intercreditor agreement required to be entered into in connection with any future mezzanine loan or the incurrence of the future mezzanine loan will, to the extent required under the PSA, be subject to receipt of a Rating Agency Confirmation. The direct and/or indirect owners of a borrower under a Mortgage Loan are also generally permitted to pledge their interest in such borrower as security for a mezzanine loan in circumstances where the ultimate transfer of such interest to the mezzanine lender would be a permitted transfer under the related Mortgage Loan documents.

Generally, upon a default under a mezzanine loan, subject to the terms of any applicable intercreditor or subordination agreement, the holder of the mezzanine loan would be entitled to foreclose upon the equity in the related borrower, which has been pledged to secure payment of such debt. Although this transfer of equity may not trigger the due on sale clause under the related Mortgage Loan, it could cause a change in control of the borrower and/or cause the obligor under the mezzanine loan to file for bankruptcy, which could negatively affect the operation of the related Mortgaged Property and the related borrower’s ability to make payments on the related Mortgage Loan in a timely manner.

Some of the Mortgage Loans do not prohibit affiliates of the related borrower from pledging their indirect ownership interests in the borrower in connection with pledges to an institutional lender providing a corporate line of credit or corporate credit facility as collateral for such corporate line of credit or corporate credit facility. In connection with those pledges, the Mortgage Loan documents may: (i) contain limitations on the amounts that such collateral may secure and prohibit foreclosure of such pledges unless such foreclosure would represent a transfer otherwise permitted under the Mortgage Loan documents but do not prohibit a change in control in the event of a permitted foreclosure; or (ii) require that such financing be secured by at least a certain number of assets other than such ownership interests in the related borrower. For example:

●	With respect to the Headquarters Plaza Mortgage Loan (7.1%), the Mortgage Loan documents permit the pledge of the direct and/or indirect interests in any borrower, provided that (i) such pledge is (A) of a minority, non-controlling interest or (B) made to secure a parent-level (i.e., a direct or indirect owner of such borrower which has substantial assets other than its interest in the Mortgaged Property) credit facility involving substantially all of the interests held by such parent that are not tied specifically to the cash flow of the Mortgaged Property, and (ii) the debt secured by such pledge would not involve a pledge of equity by any person that does not have a substantial source of revenue to repay the applicable debt other than direct or indirect distributions from any borrower or SPE component entity (i.e. the applicable pledgor’s direct or indirect interest in the borrower and/or any SPE component entity at the time of the making of such pledge is less than twenty percent of the value of the assets pledged by such pledgor in connection with such permitted pledge).

●	With respect to the Corporate Woods Portfolio Mortgage Loan (2.3%) the Mortgage Loan documents permit pledges of indirect interests in the borrower provided (A) such pledges are (i) of a minority, non-controlling interest or (ii) made to secure a parent level (i.e. an indirect owner of Borrower which has substantial assets other than its interest in the Mortgaged Property) credit facility involving substantially all of the interests held by such parent and are not tied specifically to the cash flow of the Mortgaged Property, and (B) the debt secured by such pledges would not be considered a “mezzanine loan” or “mezzanine financing” by involving (a) pledge(s) of direct equity interests in the related borrower or any SPE component entity or (b) pledge(s) of equity by any person that does not have a substantial source of revenue to repay the applicable debt other than direct or indirect distributions from the borrower or any SPE component entity.

●	With respect to the Colorado Center Mortgage Loan (1.9%), the loan documents permit pledges of ownership interests of or in certain indirect parent entities of the borrower, provided that any foreclosure or other realization upon such pledge is required to satisfy the transfer restrictions in the related loan documents.

●	With respect to the Gurnee Mills Mortgage Loan (1.4%), direct or indirect owners of the borrower are permitted to pledge their ownership interest in the borrower to secure a corporate or parent level credit facility from one or more financial institutions, involving multiple underlying real estate assets.

See “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

Preferred Equity

The Palma Sola Square & DeSoto Plaza Mortgage Loan (1.2%) permits preferred equity in the borrower to be issued, subject to the same conditions as future mezzanine debt, as set forth in the table relating to future mezzanine debt above.

Because preferred equity often provides for a higher rate of return to be paid to the holders of such preferred equity, preferred equity in some respects functions like mezzanine indebtedness, and reduces a principal’s economic stake in the related Mortgaged Property, reduces cash flow on the borrower’s

Mortgaged Property after the payment of debt service and payments on the preferred equity and may increase the likelihood that the owner of a borrower will permit the value or income-producing potential of a Mortgaged Property to fall and may create a greater risk that a borrower will default on the Mortgage Loan secured by a Mortgaged Property whose value or income is relatively weak.

Other Unsecured Indebtedness

Certain Mortgage Loans permit the borrower to incur certain other subordinate indebtedness as described below:

●	With respect to the Gurnee Mills Mortgage Loan (1.4%), the borrower may, subject to the mortgage lender’s consent and delivery of a rating agency confirmation, obtain a property assessed clean energy (PACE) loan that is repaid through multi-year assessments against the Mortgaged Property, which loan may not exceed $5,000,000. Failure to timely pay such assessments may give rise to a lien against the Mortgaged Property.

Certain risks relating to additional debt are described in “Risk Factors—Risks Relating to the Mortgage Loans—Other Financings or Ability to Incur Other Indebtedness Entails Risk”.

The Whole Loans

General

Each of the Mortgage Loans secured by the Mortgaged Properties identified on Annex A-1 as Headquarters Plaza, U-Haul SAC Portfolios 14, 15, 17, Burbank Office Portfolio, Lightstone Portfolio, IRG Portfolio, Station Place III, Moffett Place Building 4, Corporate Woods Portfolio, Integrated Health Campus, Colorado Center, Gurnee Mills, Cleveland East, Arizona Retail Portfolio and Covance Business Center is part of the related Whole Loan consisting of the Mortgage Loan and the related Pari Passu Companion Loan(s) and, in certain cases, the related Subordinate Companion Loan(s). In connection with each Whole Loan, the rights between the trustee on behalf of the issuing entity and the holder(s) of the related Companion Loan(s) (each, a “Companion Loan Holder”) are generally governed by an intercreditor agreement or co-lender agreement (each, an “Intercreditor Agreement”). With respect to each of the Whole Loans, the related Mortgage Loan and related Companion Loans are cross-collateralized and cross-defaulted.

Set forth in the chart below with respect to each Whole Loan is certain information regarding Mortgage Loans, any Pari Passu Companion Loan(s) and any Subordinate Companion Loan(s), including the identity of the current or anticipated holder of the Control Notes and the Non-Control Notes and the Cut-off Date Balance of each such Mortgage Loan and any related Companion Loan(s), which may be shown in the aggregate where the same holder holds more than one mortgage note.

Whole Loan Control Notes and Non-Control Notes

Mortgaged Property Name / Note Detail	Note Original Balance	Current or Anticipated Holder of Securitized Note(1)	Control Note/Non-Control Note
Headquarters Plaza
Note A-1	$75,000,000	CD 2017-CD6	Control Note
Note A-2	$25,000,000	CREFI	Non-Control Note
Note A-3	$35,000,000	Barclays Bank PLC	Non-Control Note
Note A-4	$15,000,000	Barclays Bank PLC	Non-Control Note
U-Haul SAC Portfolios 14, 15, 17
Note A-1	$30,000,000	JPMDB 2017-C7	Control Note
Note A-2	$39,000,000	JPMDB 2017-C7	Non-Control Note
Note A-3	$20,000,000	CD 2017-CD6	Non-Control Note
Note A-4	$40,000,000	CD 2017-CD6	Non-Control Note
Burbank Office Portfolio
Note A-1-S	$127,400,000	DBUBS 2017-BRBK	Control Note
Note A-1-C1	$50,000,000	DBUBS 2017-BRBK	Non-Control Note

Note A-1-C2	$50,000,000	CD 2017-CD6	Non-Control Note
Note A-2-S	$51,600,000	DBUBS 2017-BRBK	Non-Control Note
Note A-2-C1-A	$30,000,000	UBS 2017-C5	Non-Control Note
Note A-2-C1-B	$20,000,000	DBUBS 2017-BRBK	Non-Control Note
Note A-2-C2-A	$25,000,000	UBS AG, New York Branch	Non-Control Note
Note A-2-C2-B	$15,000,000	UBS AG, New York Branch	Non-Control Note
Note A-2-C2-C	$10,000,000	UBS 2017-C5	Non-Control Note
Note B-1(2)	$168,600,000	DBUBS 2017-BRBK	Non-Control Note
Note B-2(2)	$112,400,000	DBUBS 2017-BRBK	Non-Control Note
IRG Portfolio
Note A-1	$45,000,000	JPMDB 2017-C7	Control Note
Note A-2	$27,500,000	CD 2017-CD6	Non-Control Note
Station Place III
Note A-1	$64,000,000	JPMDB 2017-C7	Control Note
Note A-2	$40,000,000	JPMorgan Chase Bank, National Association	Non-Control Note
Note A-3	$10,000,000	JPMorgan Chase Bank, National Association	Non-Control Note
Note A-4	$50,000,000	CGCMT 2017-C4	Non-Control Note
Note A-5	$26,000,000	CD 2017-CD6	Non-Control Note
Moffett Place Building 4
Note A-1	$40,000,000	JPMDB 2017-C7	Control Note
Note A-2	$30,000,000	JPMDB 2017-C7	Non-Control Note
Note A-3	$25,250,000	CD 2017-CD6	Non-Control Note
Note A-4	$31,750,000	BANK 2017-BNK7	Non-Control Note
Lightstone Portfolio
Note A-1	$40,000,000	CD 2017-CD6	Control Note
Note A-2	$25,000,000	JPMDB 2017-C7	Non-Control Note
Corporate Woods Portfolio
Note A-1-A	$30,000,000	CGCMT 2017-P8	Control Note
Note A-1-B	$25,000,000	CD 2017-CD6	Non-Control Note
Note A-2	$35,625,000	CGCMT 2017-C4	Non-Control Note
Note A-3	$20,000,000	CGCMT 2017-P8	Non-Control Note
Note A-4	$70,625,000	BANK 2017-BNK7	Non-Control Note
Note A-5	$40,000,000	MSBAM 2017-C34	Non-Control Note
Integrated Health Campus
Note A-1	$31,000,000	COMM 2017-COR2	Control Note
Note A-2	$22,000,000	CD 2017-CD6	Non-Control Note
Colorado Center
Note A-1-S	$39,200,000	BXP 2017-CC	Control Note
Note A-1-C1	$40,000,000	BANK 2017-BNK8	Non-Control Note
Note A-1-C2	$40,000,000	Morgan Stanley Bank, N.A.	Non-Control Note
Note A-2-S	$29,400,000	BXP 2017-CC	Non-Control Note
Note A-2-C1	$30,000,000	COMM 2017-COR2	Non-Control Note
Note A-2-C2-1	$10,000,000	COMM 2017-COR2	Non-Control Note
Note A-2-C2-2	$20,000,000	CD 2017-CD6	Non-Control Note
Note A-3-S	$29,400,000	BXP 2017-CC	Non-Control Note
Note A-3-C1	$30,000,000	BANK 2017-BNK8	Non-Control Note
Note A-3-C2	$30,000,000	Wells Fargo Bank, N.A.	Non-Control Note
Note B-1-S(2)	$100,800,000	BXP 2017-CC	Non-Control Note
Note B-2-S(2)	$75,600,000	BXP 2017-CC	Non-Control Note
Note B-3-S(2)	$75,600,000	BXP 2017-CC	Non-Control Note
Gurnee Mills
Note A-1A	$75,000,000	CSAIL 2016-C7	Control Note
Note A-1B	$35,000,000	CSMC 2016-NXSR	Non-Control Note
Note A-2A	$80,000,000	WFCM 2016-C36	Non-Control Note
Note A-2B	$25,000,000	WFCM 2016-LC25	Non-Control Note
Note A-3A	$25,000,000	CSMC 2016-NXSR	Non-Control Note
Note A-3B	$5,000,000	CD 2017-CD6	Non-Control Note
Note A-4A	$20,000,000	CD 2017-CD5	Non-Control Note

Note A-4B	$10,000,000	CD 2017-CD6	Non-Control Note
Cleveland East
Note A-1	$30,000,000	WFCM 2017-C39	Control Note
Note A-2	$12,000,000	CD 2017-CD6	Non-Control Note
Arizona Retail Portfolio(3)
Note A	$11,102,258	CD 2017-CD6	Non-Control Note
Note B(2)	$1,260,000	The Bancorp Bank	Control Note(4)
Covance Business Center
Note A-1	$15,185,000	JPMDB 2017-C7	Control Note
Note A-2	$10,000,000	CD 2017-CD6	Non-Control Note

(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus or final prospectus has printed that has or is expected to include the identified mortgage note(s).

(2)	Each note represents a Subordinate Companion Loan.

(3)	The original principal balance at origination of the Arizona Retail Portfolio Mortgage Loan was $12,600,000. The Mortgage Loan was subsequently split into Note A and Note B, each with an original principal balance at such time as set forth above.

(4)	Note B will be the Control Note until the occurrence of a Arizona Retail Portfolio Control Appraisal Period. During a Arizona Retail Portfolio Control Appraisal Period, Note A will be the Control Note.

“BXP 2017-CC TSA” means the trust and servicing agreement governing the servicing of the Colorado Center Whole Loan.

“CGCMT 2017-P8 PSA” means the pooling and servicing agreement governing the servicing of the Corporate Woods Portfolio Whole Loan.

“COMM 2017-COR2 PSA” means the pooling and servicing agreement governing the servicing of the Integrated Health Campus Whole Loan.

“Control Note” means, with respect to any Whole Loan, the “Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Control Note with respect to each Whole Loan will be the promissory note(s) listed as the “Control Note” in the column “Control Note/Non-Control Note” in the table above entitled “Whole Loan Control Notes and Non-Control Notes”.

“Controlling Holder” means, with respect to any Whole Loan, the holder of the related Control Note. As of the Closing Date, the Controlling Holder with respect to each Whole Loan will be the holder listed next to the related Control Note in the column “Note Holder” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“CSAIL 2016-C7 PSA” means the pooling and servicing agreement governing the servicing of the Gurnee Mills Whole Loan.

“DBUBS 2017-BRBK TSA” means the trust and servicing agreement governing the servicing of the Burbank Office Portfolio Whole Loan.

“JPMDB 2017-C7 PSA” means the pooling and servicing agreement governing the servicing of each of the U-Haul SAC Portfolios 14, 15, 17 Whole Loan, the IRG Portfolio Whole Loan, the Station Place III Whole Loan, the Moffett Place Building 4 Whole Loan and the Covance Business Center Whole Loan.

“Non-Control Note” means, with respect to any Whole Loan, any “Non-Controlling Note” or other similar term specified in the related Intercreditor Agreement. As of the Closing Date, the Non-Control Notes with respect to each Whole Loan will be the promissory notes listed as the “Non-Control Notes” in the column “Control Note/Non-Control Note” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Controlling Holder” means, with respect to any Whole Loan, the holder(s) of a Non-Control Note. As of the Closing Date, the Non-Controlling Holders with respect to each Whole Loan will be the holders listed next to the related Non-Control Notes in the column “Note Holder” in the table above entitled “Whole Loan Control Notes and Non-Control Notes.”

“Non-Serviced Certificate Administrator” means the certificate administrator under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Companion Loan” means, with respect to each Non-Serviced Whole Loan, any promissory note that is a part of such Whole Loan other than the Non-Serviced Mortgage Loan.

“Non-Serviced Directing Certificateholder” means the directing certificateholder (or equivalent entity) under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Master Servicer” means the master servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Mortgage Loan” means each of (i) the U-Haul SAC Portfolios 14, 15, 17 Mortgage Loan, (ii) the Burbank Office Portfolio Mortgage Loan, (iii) the IRG Portfolio Mortgage Loan, (iv) the Station Place III Mortgage Loan, (v) the Moffett Place Building 4 Mortgage Loan, (vi) the Corporate Woods Portfolio Mortgage Loan, (vii) the Integrated Health Campus Mortgage Loan, (viii) the Colorado Center Mortgage Loan, (ix) the Gurnee Mill Mortgage Loan, (x) the Cleveland East Whole Loan and (xi) the Covance Business Center Mortgage Loan.

“Non-Serviced Pari Passu Companion Loan” means, with respect to each Non-Serviced Whole Loan, any pari passu promissory note other than the Non-Serviced Mortgage Loan.

“Non-Serviced Pari Passu Whole Loan” means each of (i) the U-Haul SAC Portfolios 14, 15, 17 Whole Loan, (ii) the IRG Portfolio Whole Loan, (iii) the Station Place III Whole Loan, (iv) the Moffett Place Building 4 Whole Loan, (v) the Corporate Woods Portfolio Whole Loan, (vi) the Integrated Health Campus Whole Loan, (vii) the Gurnee Mill Whole Loan, (viii) the Cleveland East Whole Loan and (ix) the Covance Business Center Whole Loan.

“Non-Serviced PSA” means the lead servicing agreement relating to a Non-Serviced Whole Loan (if applicable), which will be (i) with respect to each of the U-Haul SAC Portfolios 14, 15, 17, IRG Portfolio, Station Place III, Moffett Place Building 4 and Covance Business Center Whole Loans, the JPMDB 2017-C7 PSA, (ii) with respect to the Burbank Office Portfolio Whole Loan, the DBUBS 2017-BRBK TSA, (iii) with respect to the Corporate Woods Portfolio Whole Loan, the CGCMT 2017-P8 PSA, (iv) with respect to the Integrated Health Campus Whole Loan, the COMM 2017-COR2 PSA, (v) with respect to the Colorado Center Whole Loan, the BXP 2017-CC TSA, (vi) with respect to the Gurnee Mills Whole Loan, the CSAIL 2017-C7 PSA and (vii) with respect to the Cleveland East Whole Loan, the WFCM 2017-C39 PSA.

“Non-Serviced Securitization Trust” means a securitization trust that is created and governed by a Non-Serviced PSA.

“Non-Serviced Special Servicer” means the special servicer under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Trustee” means the trustee under the Non-Serviced PSA relating to a Non-Serviced Whole Loan.

“Non-Serviced Whole Loan” means each of (i) the U-Haul SAC Portfolios 14, 15, 17 Whole Loan, (ii) the Burbank Office Portfolio Whole Loan, (iii) the IRG Portfolio Whole Loan, (iv) the Station Place III Whole Loan, (v) the Moffett Place Building 4 Whole Loan, (vi) the Corporate Woods Portfolio Whole Loan, (vii) the Integrated Health Campus Whole Loan, (viii) the Colorado Center Whole Loan, (ix) the Gurnee Mills Whole Loan, (x) the Cleveland East Whole Loan and (xi) the Covance Business Center Whole Loan.

“Serviced AB Mortgage Loan” means the Arizona Retail Portfolio Mortgage Loan.

“Serviced AB Whole Loan” means the Arizona Retail Portfolio Whole Loan.

“Serviced Companion Loan” means any Serviced Pari Passu Companion Loan and the Serviced Subordinate Companion Loan.

“Serviced Mortgage Loan” means any Mortgage Loan included in the issuing entity that is serviced under the PSA. For the avoidance of doubt, “Serviced Mortgage Loans” exclude any Non-Serviced Mortgage Loan.

“Serviced Pari Passu Companion Loan” means, with respect to each Serviced Pari Passu Whole Loan, any pari passu promissory note that is a part of such Whole Loan other than the Serviced Pari Passu Mortgage Loan.

“Serviced Pari Passu Mortgage Loan” means each of (i) the Headquarters Plaza Mortgage Loan and (ii) the Lightstone Portfolio Mortgage Loan.

“Serviced Pari Passu Whole Loan” means each of (i) the Headquarters Plaza Whole Loan and (ii) the Lightstone Portfolio Whole Loan.

“Serviced Subordinate Companion Loan” means the Arizona Retail Portfolio Serviced Subordinate Companion Loan.

“Serviced Whole Loan” means any Serviced Pari Passu Whole Loan or the Serviced AB Whole Loan.

“Servicing Shift Mortgage Loan” means, with respect to any Servicing Shift Whole Loan, the related Mortgage Loan included in the issuing entity. For the avoidance of doubt, there will be no Servicing Shift Whole Loan as of the Closing Date.

“Servicing Shift PSA” means, with respect to any Servicing Shift Whole Loan, the pooling and servicing agreement governing the securitization of the related Controlling Companion Loan. For the avoidance of doubt, there will be no Servicing Shift Whole Loan as of the Closing Date.

“Servicing Shift Securitization Date” means, with respect to any Servicing Shift Whole Loan, the date on which the related Control Note is included in a securitization trust. For the avoidance of doubt, there will be no Servicing Shift Whole Loan as of the Closing Date.

“Servicing Shift Whole Loan” means any Whole Loan serviced under the PSA as of the Closing Date, which includes the related Servicing Shift Mortgage Loan included in the issuing entity and one or more Pari Passu Companion Loans not included in the issuing entity, but the servicing of which is expected to shift to the Servicing Shift PSA entered into in connection with the securitization of the related Control Note on and after the Servicing Shift Securitization Date. For the avoidance of doubt, there will be no Servicing Shift Whole Loans as of the Closing Date.

“Subordinate Companion Loan” means with respect to any Whole Loan, any related subordinated note not included in the issuing entity, which is generally subordinated in right of payment to the related Mortgage Loan to the extent set forth in the related Intercreditor Agreement.

“WFCM 2017-C39 PSA” means the pooling and servicing agreement governing the servicing of the Cleveland East Whole Loan.

“Whole Loan” means each of the Headquarters Plaza Whole Loan, U-Haul SAC Portfolios 14, 15, 17 Whole Loan, Burbank Office Portfolio Whole Loan, IRG Portfolio Whole Loan, Station Place III Whole Loan, Moffett Place Building 4 Whole Loan, Lightstone Portfolio Whole Loan, Corporate Woods Portfolio Whole Loan, Integrated Health Campus Whole Loan, Colorado Center Whole Loan, Gurnee Mills Whole Loan, Cleveland East Whole Loan, Arizona Retail Portfolio Whole Loan and Covance Business Center Whole Loan, as the context may require and as applicable.

The following table provides certain information with respect to each Mortgage Loan that has a corresponding Companion Loan:

Whole Loan Summary

Mortgage Loan Name	Mortgage Loan Cut-off Date Balance	% of Initial Pool Balance	Pari Passu Companion Loan Cut-off Date Balance	Subordinate Companion Loan Cut-off Date Balance	Mortgage Loan LTV Ratio(1)	Mortgage Loan Underwritten NCF DSCR(1)(2)		Mortgage Loan Underwritten NOI Debt Yield(1)
Headquarters Plaza	$75,000,000	7.1%	$75,000,000	N/A	62.8%	2.29	x	11.6%
U-Haul SAC Portfolios 14, 15, 17	$59,762,173	5.6%	$68,726,499	N/A	60.4%	1.63	x	10.2%
Burbank Office Portfolio	$50,000,000	4.7%	$329,000,000	$281,000,000	36.5%	4.64	x	18.1%
Lightstone Portfolio	$40,000,000	3.8%	$25,000,000	N/A	61.6%	2.13	x	14.8%
IRG Portfolio	$27,401,208	2.6%	$44,838,341	N/A	68.8%	1.46	x	11.1%
Station Place III	$26,000,000	2.4%	$164,000,000	N/A	47.6%	3.00	x	11.9%
Moffett Place Building 4	$25,250,000	2.4%	$101,750,000	N/A	41.0%	2.29	x	12.2%
Corporate Woods Portfolio	$24,936,520	2.3%	$195,751,684	N/A	73.8%	1.48	x	10.2%
Integrated Health Campus	$22,000,000	2.1%	$31,000,000	N/A	64.8%	1.35	x	9.1%
Colorado Center	$20,000,000	1.9%	$278,000,000	$252,000,000	24.6%	4.83	x	18.6%
Gurnee Mills	$14,722,913	1.4%	$255,197,161	N/A	64.7%	1.55	x	9.6%
Cleveland East	$12,000,000	1.1%	$30,000,000	N/A	70.0%	1.55	x	11.6%
Arizona Retail Portfolio	$11,021,101	1.0%	N/A	$1,250,789	61.1%	1.35	x	10.3%
Covance Business Center	$9,985,735	0.9%	$15,163,338	N/A	72.9%	1.56	x	10.0%

(1)	Calculated based on the balance of or debt service on, as applicable, the related Whole Loan excluding any related Subordinate Companion Loans. With respect to the Lightstone Portfolio, Moffett Place Building 4 and Corporate Woods Portfolio Mortgage Loans, the Cut-off Date LTV Ratios are calculated using an “as complete” appraised value (with respect to 6 of the 7 mortgaged properties in the Lightstone Portfolio), an “as stabilized” and an “as portfolio” appraised value, respectively, for the related Mortgaged Property. See “Description of the Mortgage Pool—Appraised Value” for more information. With respect to the Burbank Office Portfolio, the Colorado Center and the Arizona Retail Portfolio Whole Loans, when considering the Subordinate Companion Loans, the Cut-off Date LTV Ratio is 63.6%, 45.4% and 57.6%, respectively, the Underwritten NCF DSCR is 2.67x, 2.62x and 1.21x, respectively, and the Underwritten NOI Debt Yield is 10.4%, 10.1% and 9.3%, respectively.

(2)	With respect to the Moffett Place Building 4 Mortgage Loan, calculated based on an annual debt service amount equal to the aggregate of the first 12 principal and interest payments on the related Mortgage Loan and Pari Passu Companion Loans following the Mortgage Loan’s interest-only period based on the assumed principal payment schedule set forth on Annex F.

The Serviced Pari Passu Whole Loans

The Serviced Pari Passu Whole Loans will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on any Serviced Pari Passu Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced Pari Passu Whole Loans unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Intercreditor Agreement.

The Intercreditor Agreement related to each Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Serviced Pari Passu Whole Loan (and consequently, the related Serviced Mortgage Loan and each Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Serviced Pari Passu Whole Loan will be applied to the promissory notes comprising such Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves, certain repairs or restorations or payments to the applicable borrower required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the PSA, in accordance with the terms of the PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Serviced Pari Passu Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Serviced Mortgage Loan together with the related Serviced Pari Passu Companion Loans in accordance with the terms of the PSA.

With respect to each Serviced Pari Passu Whole Loan, certain costs and expenses (such as a pro rata share of a Servicing Advance) allocable to a related Serviced Pari Passu Companion Loan may be paid or reimbursed out of payments and other collections on the Mortgage Pool, subject to the Trust’s right to reimbursement from future payments and other collections on such Serviced Pari Passu Companion Loan or from general collections with respect to any securitization of such Serviced Pari Passu Companion Loan.

Control Rights with respect to Serviced Pari Passu Whole Loans

With respect to any Serviced Pari Passu Whole Loan, the related Control Note will be included in the issuing entity, and the Directing Certificateholder will have certain consent rights (prior to the occurrence and continuance of a Control Termination Event) and consultation rights (after the occurrence of a Control Termination Event, but prior to the occurrence and continuance of a Consultation Termination Event) with respect to such Mortgage Loan as described under “Pooling and Servicing Agreement—The Directing Certificateholder”.

Certain Rights of each Non-Controlling Holder.

With respect to each Serviced Pari Passu Whole Loan, the holder of any related Non-Control Note (a “Non-Controlling Holder”) (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization or other designated party under the related pooling and servicing agreement) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the right of a Non-Controlling Holder, and/or there will be deemed to be no such Non-Controlling Holder under the related Intercreditor Agreement with respect to such Non-Control Note.

The special servicer will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the Directing Certificateholder with respect to the implementation of any recommended actions outlined in an Asset Status Report relating to such Serviced Pari Passu Whole Loan or any proposed action to be taken in respect of a Major Decision with respect to such Serviced Pari Passu Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the Directing Certificateholder due to the occurrence of a Control Termination Event or Consultation Termination Event) and (ii) to use reasonable efforts to consult each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by the special servicer or any proposed action to be taken by such special servicer in respect of such Serviced Pari Passu Whole Loan that constitutes a Major Decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto) (unless the special servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the special servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the applicable master servicer or special servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the applicable master servicer or special servicer, as applicable, in which servicing issues related to the related Serviced Pari Passu Whole Loan are discussed.

If a Servicer Termination Event has occurred with respect to the special servicer that affects a Non-Controlling Holder, such holder will have the right to direct the trustee to terminate the special servicer under the PSA solely with respect to the related Serviced Pari Passu Whole Loan.

Sale of Defaulted Mortgage Loan.

If any Serviced Pari Passu Whole Loan becomes a Defaulted Loan, and if the special servicer decides to sell the related Serviced Pari Passu Mortgage Loan, such special servicer will be required to sell such Serviced Pari Passu Mortgage Loan and each related Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, such special servicer will not be permitted to sell a Serviced Pari Passu Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Serviced Pari Passu Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by such special servicer, a copy of the most recent appraisal and certain other supplementary documents (if reasonably requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the Directing Certificateholder) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the applicable master servicer or special servicer in connection with the proposed sale.

The Serviced AB Whole Loan

General

The Arizona Retail Portfolio Mortgage Loan (1.0%), with a Cut-off Date Balance of $11,021,101, is part of a Whole Loan structure comprised of 2 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties.

The Arizona Retail Portfolio Whole Loan is evidenced by (i) a senior promissory note A evidencing the Arizona Retail Portfolio Mortgage Loan and (ii) a promissory note B, with a Cut-off Date Balance of $1,250,789 (the “Arizona Retail Portfolio Subordinate Companion Loan”), which is subordinate in right of payment to the Arizona Retail Portfolio Mortgage Loan.

Only the Arizona Retail Portfolio Mortgage Loan is included in the Issuing Entity.

The holders of the Arizona Retail Portfolio Whole Loan (the “Arizona Retail Portfolio Noteholders”) have entered into an agreement between noteholders that sets forth the respective rights of each Arizona Retail Portfolio Noteholder (the “Arizona Retail Portfolio Intercreditor Agreement”).

Servicing

The Serviced AB Whole Loan will be serviced pursuant to the PSA in accordance with the terms of the PSA and the related Intercreditor Agreement. None of the master servicer, the special servicer or the trustee will be required to make a monthly payment advance on the Serviced Subordinate Companion Loan, but the applicable master servicer or the trustee, as applicable, will be required to (and the special servicer, at its option in emergency situations, may) make Servicing Advances on the Serviced AB Whole

Loan unless such advancing party (or, even if it is not the advancing party, the special servicer) determines that such a Servicing Advance would be a Nonrecoverable Advance.

Distributions

The Arizona Retail Portfolio Intercreditor Agreement sets forth the respective rights of the holder of the Arizona Retail Portfolio Mortgage Loan and the Arizona Retail Portfolio Subordinate Companion Loan with respect to distributions of funds received in respect of the Arizona Retail Portfolio Whole Loan, and provides, in general, that:

●	The Arizona Retail Portfolio Subordinate Companion Loan is, generally, at all times, junior, subject and subordinate to the Arizona Retail Portfolio Mortgage Loan, and the rights of the holder of the Arizona Retail Portfolio Subordinate Companion Loan to receive payments with respect to the Arizona Retail Portfolio Subordinate Companion Loan is, at all times, junior, subject and subordinate to the rights to the holder of the Arizona Retail Portfolio Mortgage Loan to receive payments with respect to the Arizona Retail Portfolio Mortgage Loan.

●	all expenses and losses relating to the Arizona Retail Portfolio Whole Loan will, to the extent not paid by the related borrower, be allocated first to the holder of the Arizona Retail Portfolio Subordinate Companion Loan and second to the Issuing Entity, as holder of the Arizona Retail Portfolio Mortgage Loan;

●	if no Arizona Retail Portfolio Sequential Pay Event (as defined below) has occurred and is continuing, then all amounts tendered by the borrower or otherwise available for payment on or with respect to or in connection with the Arizona Retail Portfolio Whole Loan or the Arizona Retail Portfolio Mortgaged Properties (net of certain amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied and distributed as follows:

(i)       first, to the holder of the Arizona Retail Portfolio Mortgage Loan in an amount equal to the accrued and unpaid interest on the related note principal balance at the applicable net note rate;

(ii)       second, to the holder of the Arizona Retail Portfolio Mortgage Loan in an amount equal to the sum of (x) its respective percentage interest of all scheduled monthly principal amortization payments received with respect to the related monthly payment date plus (y) its respective percentage interest of any other principal payments (including, without limitation, any insurance or condemnation proceeds payable as principal) received, if any, with respect to the related monthly payment date with respect to the Arizona Retail Portfolio Whole Loan;

(iii)      third, to the holder of the Arizona Retail Portfolio Mortgage Loan up to the amount of any unreimbursed costs and expenses paid by the holder of the Arizona Retail Portfolio Mortgage Loan including any unreimbursed Servicing Advances (and interest thereon) and any expenses incurred in enforcing the related Loan Documents that, at the time of determination, had been previously paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, not previously reimbursed to the holder of the Arizona Retail Portfolio Mortgage Loan with respect to the Arizona Retail Portfolio Whole Loan pursuant to the PSA or the Arizona Retail Portfolio Intercreditor Agreement;

(iv)      fourth, to the holder of the Arizona Retail Portfolio Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the related note principal balance at the applicable net note rate;

(v)       fifth, to the holder of the Arizona Retail Portfolio Subordinate Companion Loan in an amount equal to the sum of (x) its respective percentage interest of all scheduled monthly principal amortization payments received with respect to the related monthly payment date plus (y) its respective percentage interest of any other principal payments (including, without limitation, any insurance or condemnation proceeds payable as principal) received, if any, with respect to the related monthly payment date with respect to the Arizona Retail Portfolio Whole Loan;

(vi)      sixth, to the extent the holder of the Arizona Retail Portfolio Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to the Arizona Retail Portfolio Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the Arizona Retail Portfolio Subordinate Companion Loan for all such cure payments;

(vii)     seventh, to pay any prepayment premium, yield maintenance premium or similar fee, to the extent paid by the related borrower, to the holder of the Arizona Retail Portfolio Mortgage Loan in an amount equal to its related percentage interest in such prepayment premium, yield maintenance premium or similar fee;

(viii)    eighth, to pay any prepayment premium, yield maintenance premium or similar fee, to the extent paid by the related borrower, to the holder of the Arizona Retail Portfolio Subordinate Companion Loan in an amount equal to its related percentage interest in such prepayment premium, yield maintenance premium or similar fee;

(ix)      ninth, if the proceeds of any foreclosure sale or any liquidation of the Arizona Retail Portfolio Whole Loan or the Arizona Retail Portfolio Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and as a result of a workout the principal balance of the Arizona Retail Portfolio Subordinate Companion Loan has been reduced, to pay such excess to the holder of the Arizona Retail Portfolio Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Arizona Retail Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related note rate;

(x)       tenth, to the extent assumption, release or transfer fees actually paid by the related borrower are not required to otherwise be applied under the PSA, including, without limitation, to compensate the master servicer or the special servicer, as applicable, to pay to the holders of the Arizona Retail Portfolio Mortgage Loan and the Arizona Retail Portfolio Subordinate Companion Loan, pro rata based on their related percentage interests in the Arizona Retail Portfolio Whole Loan, any such assumption, release or transfer fees (to the extent actually paid the related borrower); and

(xi)      eleventh, if any excess amount is available to be distributed in respect of the Arizona Retail Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through tenth, to be paid to the holders of the Arizona Retail Portfolio Mortgage Loan and the Arizona Retail Portfolio Subordinate Companion Loan, pro rata based on their respect initial percentage interests in the Arizona Retail Portfolio Whole Loan.

Upon the occurrence and during the continuance of (i) any monetary event of default with respect to the Arizona Retail Portfolio Whole Loan or (ii) any other event of default with respect to the Arizona Retail Portfolio Whole Loan which causes the Arizona Retail Portfolio Whole Loan to become a Specially Serviced Loan, in each case, provided that the holder of the Arizona Retail Portfolio Subordinate Companion Loan has not exercised its cure rights under the Arizona Retail Portfolio Intercreditor Agreement (as described below under “—Cure Rights”) (each, an “Arizona Retail Portfolio Sequential Pay Event”), all amounts tendered by the related borrower or otherwise available for payment on or with respect to or in connection with the Arizona Retail Portfolio Whole Loan or the Arizona Retail Portfolio Mortgaged Properties (net of certain amounts for required reserves, escrows and certain other fees, costs and expenses) will be applied and distributed in the following order of priority:

(i)       first, to the holder of the Arizona Retail Portfolio Mortgage Loan in an amount equal to the accrued and unpaid interest on the related note principal balance at the applicable net note rate;

(ii)       second, to the holder of the Arizona Retail Portfolio Mortgage Loan in an amount equal to the principal balance thereof, until the principal balance of the Arizona Retail Portfolio Mortgage Loan has been reduced to zero;

(iii)      third, to the holder of the Arizona Retail Portfolio Mortgage Loan up to the amount of any unreimbursed costs and expenses paid by the holder of the Arizona Retail Portfolio Mortgage Loan including any unreimbursed Servicing Advances (and interest thereon) and any expenses incurred in enforcing the related Loan Documents that, at the time of determination, had been previously paid or reimbursed to the Master Servicer or the Special Servicer, as applicable, not previously reimbursed to the holder of the Arizona Retail Portfolio Mortgage Loan with respect to the Arizona Retail Portfolio Whole Loan pursuant to the PSA or the Arizona Retail Portfolio Intercreditor Agreement;

(iv)      fourth, to the extent the holder of the Arizona Retail Portfolio Subordinate Companion Loan has made any payments or advances to cure defaults pursuant to the Arizona Retail Portfolio Intercreditor Agreement (as described below under “—Cure Rights”), to reimburse the holder of the Arizona Retail Portfolio Subordinate Companion Loan for all such cure payments;

(v)       fifth, to the holder of the Arizona Retail Portfolio Subordinate Companion Loan in an amount equal to the accrued and unpaid interest on the related note principal balance at the applicable net note rate;

(vi)      sixth, to the holder of the Arizona Retail Portfolio Subordinate Companion Loan in an amount equal to the related percentage interest of principal payments, if any, with respect to the related payment date and the Arizona Retail Portfolio Whole Loan, until the principal balance of the Arizona Retail Portfolio Subordinate Companion Loan has been reduced to zero;

(vii)     seventh, to pay any prepayment premium, yield maintenance premium or similar fee, to the extent paid by the related borrower, to the holder of the Arizona Retail Portfolio Mortgage Loan in an amount equal to its related percentage interest in such prepayment premium, yield maintenance premium or similar fee;

(viii)     eighth, to pay any prepayment premium, yield maintenance premium or similar fee, to the extent paid by the related borrower, to the holder of the Arizona Retail Portfolio Subordinate Companion Loan in an amount equal to its related percentage interest in such prepayment premium, yield maintenance premium or similar fee;

(ix)      ninth, if the proceeds of any foreclosure sale or any liquidation of the Arizona Retail Portfolio Whole Loan or the Arizona Retail Portfolio Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses first through eighth and as a result of a workout the principal balance of the Arizona Retail Portfolio Subordinate Companion Loan has been reduced, to pay such excess to the holder of the Arizona Retail Portfolio Subordinate Companion Loan in an amount up to the reduction, if any, of the principal balance of the Arizona Retail Portfolio Subordinate Companion Loan as a result of such workout, plus interest on such amount at the related note rate;

(x)       tenth, to the extent assumption, release or transfer fees actually paid by the related borrower are not required to otherwise be applied under the PSA, including, without limitation, to compensate the master servicer or the special servicer, as applicable, to pay to the holders of the Arizona Retail Portfolio Mortgage Loan and the Arizona Retail Portfolio Subordinate Companion Loan, pro rata based on their related percentage interests in the Arizona Retail Portfolio Whole Loan, any such assumption, release or transfer fees (to the extent actually paid the related borrower); and

(xi)      eleventh, if any excess amount is available to be distributed in respect of the Arizona Retail Portfolio Whole Loan, and not otherwise applied in accordance with the foregoing clauses first through tenth, to be paid to the holders of the Arizona Retail Portfolio Mortgage Loan and the Arizona Retail Portfolio Subordinate Companion Loan, pro rata based on their respect initial percentage interests in the Arizona Retail Portfolio Whole Loan.

For the purpose of this “—Distributions” section, with respect to the Arizona Retail Portfolio Mortgage Loan and the Arizona Retail Portfolio Subordinate Companion Loan, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the Arizona Retail Portfolio Whole Loan.

The Directing Holder

The controlling noteholder (the “Arizona Retail Portfolio Directing Holder”) under the Arizona Retail Portfolio Intercreditor Agreement, as of any date of determination, is (i) initially, the holder of the Arizona Retail Portfolio Subordinate Companion Loan, unless an Arizona Retail Portfolio Control Appraisal Period has occurred and is continuing or (ii) if an Arizona Retail Portfolio Control Appraisal Period has occurred and is continuing, the holder of the Arizona Retail Portfolio Mortgage Loan.

An “Arizona Retail Portfolio Control Appraisal Period” is any period, with respect to the Arizona Retail Portfolio Whole Loan, if and for so long as: (A)(i)(a) the initial principal balance of the Arizona Retail Portfolio Subordinate Companion Loan minus (b) the sum (without duplication) of (1) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Arizona Retail Portfolio Subordinate Companion Loan after the date of creation of the note evidencing the Arizona Retail Portfolio Subordinate Companion Loan, (2) any appraisal reduction amount for the Arizona Retail Portfolio Whole Loan that is allocated to the Arizona Retail Portfolio Subordinate Companion Loan and (z) any losses realized with respect to any Arizona Retail Portfolio Mortgaged Property or the Arizona Retail Portfolio Whole Loan that are allocated to the Arizona Retail Portfolio Subordinate Companion Loan, plus (c) the Arizona Retail Portfolio Subordinate Companion Loan Threshold Event Collateral (as defined below), is less than (ii) 25% of the remainder of the (a) initial principal balance of the Arizona Retail Portfolio Subordinate Companion Loan less (b) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received by, the holder of the Arizona Subordinate Companion Loan on the Arizona Subordinate Companion Loan after the date of creation of the note evidencing the Arizona Retail Portfolio Subordinate Companion Loan; or (B) any interest in the Arizona Retail Portfolio Subordinate Companion Loan is held by the related borrower or a borrower related party, or the related borrower or a borrower related party would otherwise be entitled to exercise the rights of the holder of the Arizona Retail Portfolio Subordinate Companion Loan as the Arizona Retail Portfolio Directing Holder.

Pursuant to the terms of the Arizona Retail Portfolio Intercreditor Agreement, the holder of the Arizona Retail Portfolio Subordinate Companion Loan, if it is determined at any time of determination to no longer be the Arizona Retail Portfolio Directing Holder as a result of the application of an appraisal reduction amount, will have the right, at its sole expense, to require the special servicer to order a second appraisal with respect to the Arizona Retail Portfolio Whole Loan, which the special servicer is required to use its reasonable best efforts to ensure is delivered to the holder of the Arizona Retail Portfolio Subordinate Companion Loan within 30 days from receipt of the holder of the Arizona Retail Portfolio Subordinate Companion Loan’s request therefor. Upon receipt of any such supplemental appraisal, the special servicer is required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the appraisal reduction amount is warranted, and if so warranted, the special servicer is required to recalculate the appraisal reduction amount based on such supplemental appraisal. If required by such recalculation, the holder of the Arizona Retail Portfolio Subordinate Companion Loan will be reinstated as the Arizona Retail Portfolio Directing Holder and, if applicable, will have the principal balance of the Arizona Retail Portfolio Subordinate Companion Loan notionally restored to the extent required by the related recalculation. The holder of the Arizona Retail Portfolio Subordinate Companion Loan is required to refrain from acting as the Arizona Retail Portfolio Directing Holder until such time, if any, as it is reinstated as the Arizona Retail Portfolio Directing Holder. The rights of the Arizona Retail Portfolio Directing Holder will be exercised by the holder of the Arizona Retail Portfolio Mortgage Loan during any Arizona Retail Portfolio Appraisal Review Period.

The “Arizona Retail Portfolio Appraisal Review Period” is the period from the receipt by the special servicer of any request to obtain a supplemental appraisal as described in the immediately preceding paragraph to but excluding the date on which either (i) the special servicer determines that no recalculation of the appraisal reduction amount is warranted or (ii) the special servicer recalculates the appraisal reduction amount based on such supplemental appraisal.

In addition, pursuant to the terms of the Arizona Retail Portfolio Intercreditor Agreement, the holder of the Arizona Retail Portfolio Subordinate Companion Loan will be entitled to avoid an Arizona Retail Portfolio Control Appraisal Period caused by application of an appraisal reduction amount upon satisfaction of the following (which must be completed within 30 days of the receipt of a third party appraisal that indicates such Arizona Retail Portfolio Control Appraisal Period has occurred): (i) the holder of the Arizona Retail Portfolio Subordinate Companion Loan shall have delivered as a supplement to the appraised value of the Arizona Retail Portfolio Mortgaged Properties, in the amount specified in clause (ii) below, to the master servicer or the special servicer, as applicable, together with documentation acceptable to the master servicer or the special servicer, as applicable, in accordance with the Servicing Standard to create and perfect a first priority security interest in favor of the holder of the Arizona Retail Portfolio Mortgage Loan in such collateral (a) cash collateral for the benefit of the Arizona Retail Portfolio Mortgage Loan, and acceptable to, the master servicer or the special servicer, as applicable, or (b) an unconditional and irrevocable standby letter of credit with the holder of the Arizona Retail Portfolio Mortgage Loan as the beneficiary, issued by a bank or other financial institutions the long term unsecured debt obligations of which are at all times rated at least “AA” by S&P, “A” by Fitch and “Aa2” by Moody’s or the short term obligations of which are rated at least “A-1+” by S&P, “F-1” by Fitch and “P-1” by Moody’s (either (a) or (b), the “Arizona Retail Portfolio Threshold Event Collateral”), and (ii) the Arizona Retail Portfolio Threshold Event Collateral is required to be in an amount which, when added to the appraised value of the Arizona Retail Portfolio Mortgaged Properties as determined pursuant to the PSA, would cause the applicable Arizona Retail Portfolio Control Appraisal Period not to occur. If the requirements described in this paragraph are satisfied by the holder of the Arizona Retail Portfolio Subordinate Companion Loan (an “Arizona Retail Portfolio Threshold Event Cure”), an Arizona Retail Portfolio Control Appraisal Period will be deemed to have not occurred. The Arizona Retail Portfolio Threshold Event Cure will continue until (i) the appraised value of the Arizona Retail Portfolio Mortgaged Properties plus the value of the Arizona Retail Portfolio Threshold Event Collateral would not be sufficient to prevent an Arizona Retail Portfolio Control Appraisal Period from occurring pursuant to the terms of the Arizona Retail Portfolio Intercreditor Agreement; or (ii) final liquidation of the Arizona Retail Portfolio Whole Loan or related REO Properties. If the appraised value of the Arizona Retail Portfolio Mortgaged Properties, upon any redetermination thereof, is sufficient to avoid the occurrence of an Arizona Retail Portfolio Control Appraisal Period without taking into consideration any, or some portion of, the Arizona Retail Portfolio Threshold Event Collateral previously delivered by the holder of the Arizona Retail Portfolio Subordinate Companion Loan, then any or such portion of Arizona Retail Portfolio Threshold Event Collateral held by the master servicer is required to be promptly returned to the holder of the Arizona Retail Portfolio Subordinate Companion Loan (at its sole expense). Upon final liquidation of the Arizona Retail Portfolio Whole Loan or REO Property with respect to the Arizona Retail Portfolio Whole Loan, such Arizona Retail Portfolio Threshold Event Collateral will be available to reimburse each Arizona Retail Portfolio Noteholder for any realized loss in accordance with the priority of distributions described under “—Distributions” above, with respect to the Arizona Retail Portfolio Whole Loan after application of the net proceeds of liquidation, not in excess of the principal balance of the Arizona Retail Portfolio Mortgage Loan and the balance of the Arizona Retail Portfolio Subordinate Companion Loan, as the case may be, plus accrued and unpaid interest thereon at the applicable interest rate and all other additional servicing expenses reimbursable under the Arizona Retail Portfolio Intercredtior Agreement and under the PSA.

Consultation and Control

The master servicer and the special servicer will be required to seek the written consent of the Arizona Retail Portfolio Directing Holder (or its designee) prior taking any action which would constitute an Arizona Retail Portfolio Major Decision (as defined below). If the Arizona Retail Portfolio Directing Holder (or its designee) fails to respond to the master servicer or the special servicer, as the case may be, within ten business days (or such shorter period as may be reasonable given any timing constraints set forth in the related Loan Documents) after receipt of such notice, the Arizona Retail Portfolio Directing Holder (or its designee) will not have further consent rights with respect to the requested action.

“Arizona Retail Portfolio Major Decisions” means:

(i)        any proposed or actual foreclosure upon or comparable conversion (which shall include acquisition of any related REO Property) of the ownership of all or a portion of the Arizona Retail Portfolio Mortgaged Properties that comes into and continues in default;

(ii)       any modification, consent to a modification or waiver of any monetary term (other than late fees and default interest) or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs) of the Arizona Retail Portfolio Whole Loan;

(iii)      if the Arizona Retail Portfolio Whole Loan is not a Specially Serviced Loan, any extension of the maturity date of the Arizona Retail Portfolio Whole Loan;

(iv)      following a default or an event of default with respect to the Arizona Retail Portfolio Whole Loan, any exercise of remedies, including the acceleration of the Arizona Retail Portfolio Whole Loan or initiation of any proceedings, judicial or otherwise, under the related Loan Documents;

(v)       any sale of the note evidencing the Arizona Retail Portfolio Mortgage Loan (if it is a Defaulted Loan) and the note evidencing the Arizona Retail Portfolio Subordinate Companion Loan, or the related REO Property (other than in connection with the termination of the Issuing Entity) for less than the applicable Purchase Price;

(vi)      any determination to bring the Arizona Retail Portfolio Whole Loan or related REO Property, as the case may be, into compliance with applicable environmental laws or to otherwise address hazardous material located at the Arizona Retail Portfolio Mortgaged Property or related REO Property;

(vii)     any release of material collateral or any acceptance of substitute or additional collateral for the Arizona Retail Portfolio Whole Loan or any consent to either of the foregoing, other than if required pursuant to the specific terms of the related Loan Documents and for which there is no lender discretion;

(viii)    any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to the Arizona Retail Portfolio Whole Loan or any consent to such a waiver or consent to a transfer of any Arizona Retail Portfolio Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than as may be effected without the consent of the lender under the Loan Documents;

(ix)      any entry into, amendment, modification or termination of any property or asset management agreement with respect to any Arizona Retail Portfolio Mortgaged Property, including, without limitation, approval of the termination of a manager and appointment of a new property manager;

(x)       if the Arizona Retail Portfolio Whole Loan is a Specially Serviced Loan, releases of any material amounts from any escrow accounts, reserve funds or letters of credit, in each case, held as performance escrows or reserves, other than those required pursuant to the specific terms of the related Loan Documents and for which there is no lender discretion;

(xi)      any acceptance of an assumption agreement or any other agreement permitting a transfer of interests in the borrower or guarantor under the Arizona Retail Portfolio Whole Loan, releasing such borrower or guarantor from liability under the Arizona Retail Portfolio Whole Loan other than pursuant to the specific terms of the Arizona Retail Portfolio Whole Loan and for which there is no lender discretion;

(xii)     if the Arizona Retail Portfolio Whole Loan is a Specially Serviced Loan, any determination of an Acceptable Insurance Default;

(xiii)    any modification, waiver or amendment of any lease, the execution of any new lease or the granting of a subordination and non-disturbance or attornment agreement in connection with any lease at any Arizona Retail Portfolio Mortgaged Property if (A) the lease involves a ground lease or lease of an outparcel or affects an area greater than or equal to the lesser of (I) 30% of the net rentable area of the improvements at such Arizona Retail Portfolio Mortgaged Property and (II) 30,000 square feet of the improvements at such Arizona Retail Portfolio Mortgaged Property and (B) such transaction either is not a routine leasing matter or such transaction relates to the Arizona Retail Portfolio Whole Loan if it is a Specially Serviced Loan;

(xiv)    any consent to incurrence of additional debt by the borrower under the Arizona Retail Portfolio Whole Loan or mezzanine debt by a direct or indirect parent of the borrower, to the extent the lender’s approval is required under the related Loan Documents;

(xv)     if the Arizona Retail Portfolio Whole Loan is a Specially Serviced Loan, approval of easements that materially affect the use or value of any Arizona Retail Portfolio Mortgaged Property, or the borrower’s ability to make any payments, with respect to the Arizona Retail Portfolio Whole Loan;

(xvi)    if the Arizona Retail Portfolio Whole Loan is a Specially Serviced Loan, agreeing to any modification of the type of defeasance collateral required under the Loan Documents such that defeasance collateral other than direct, non-callable obligations of the United States of America would be permitted;

(xvii)   determining whether to cure any default by the borrower under a ground lease or permit any ground lease modification, amendment or subordination, non-disturbance and attornment agreement or entry into a new ground lease;

(xviii)  approval of any waiver regarding the receipt of financial statements (other than immaterial timing waivers including late financial statements which in no event relieve the borrower of the obligation to provide financial statements on at least a quarterly basis);

(xix)    any filing of a bankruptcy or similar action against the borrower or guarantor under the Arizona Retail Portfolio Whole Loan or the election of any action in a bankruptcy or insolvency proceeding to seek relief from the automatic stay or dismissal of a bankruptcy filing or voting for or opposing a plan of reorganization, seeking or opposing an order for adequate protection, adequate assurance, a Section 363 sale, order shortening time or similar motion of procedure in an insolvency proceeding or making an Section 1111(b)(2) election on behalf of the Arizona Retail Portfolio Whole Loan Noteholders;

(xx)     approval of the annual budget to the extent the lender’s consent is required under the related loan agreement;

(xxi)    approval of (1) any replacement or substitution of a “Control Party” (as defined in the related loan agreement), and (2) any “Acceptable Replacement Guarantor” (as defined in the related loan agreement);

(xxii)   any material modification, waiver or amendment of a guaranty related to the Arizona Retail Portfolio Whole Loan;

(xxiii)  any approval of any casualty insurance settlements related to any Arizona Retail Portfolio Mortgaged Property, to the extent the lender’s approval is required under the related loan agreement;

(xxiv)  any approval to any material amendment, modification or waiver of any tenancy-in-common covenants and/or restrictions set forth in the related Loan Documents and any election of tenancy-in-common “roll up” rights for the benefit of lender under the Loan Documents; and

(xxv)   any amendment, modification or termination of any operating agreements and tenancy-in-common agreement of the borrower, to the extent lender’s consent is required under the Loan Documents;

provided that during any Arizona Retail Portfolio Control Appraisal Period, “Arizona Retail Portfolio Major Decisions” will mean the list of Major Decisions described under “Pooling and Servicing Agreement—The Directing Certificateholder—Major Decisions”.

Neither the master servicer nor the special servicer will be required to follow any advice or consultation provided by the Arizona Retail Portfolio Directing Holder (or its designee) that would require or cause the master servicer or special servicer, as applicable, to violate any applicable law, including the REMIC provisions, be inconsistent with the Servicing Standard, require or cause such master servicer or special servicer, as applicable, to violate provisions of the Arizona Retail Portfolio Intercreditor Agreement or the PSA, require or cause such master servicer or special servicer, as applicable, to violate the terms of the Arizona Retail Portfolio Whole Loan, or materially expand the scope of any of the master servicer’s or special servicer’s, as applicable, responsibilities under the Arizona Retail Portfolio Intercreditor Agreement or the PSA.

In addition, the Arizona Retail Portfolio Directing Holder is entitled to approve any Asset Status Report in accordance with the time frame provided in the PSA.

Cure Rights

In the event that the related borrower fails to make any payment of principal or interest on the Arizona Retail Portfolio Whole Loan by the end of the applicable grace period for such payment permitted under the applicable Loan Documents or the related borrower otherwise defaults with respect to the Arizona Retail Portfolio Whole Loan, the holder of the Arizona Retail Portfolio Subordinate Companion Loan will have the right to cure such default (i) within 10 business days after receipt of notice of any monetary default from the master servicer or the special servicer, as applicable, with respect to any monetary default or (ii) within the cure period afforded to the borrower under the related Loan Documents (but at least 30 days in any event) or such longer period as provided in the Arizona Retail Portfolio Intercreditor Agreement with respect to any non-monetary default. The holder of the Arizona Retail Portfolio Subordinate Companion Loan will be limited to 6 cures related to monetary defaults in a 12-month period and 6 cures related to non-monetary defaults over the term of the Arizona Retail Portfolio Whole Loan.

So long as a monetary default exists for which a cure payment permitted the Arizona Retail Portfolio Intercreditor Agreement is made, such monetary default will not be treated as an event of default by the master servicer and the special servicer (including for purposes of (i) the definition of “Arizona Retail Portfolio Sequential Pay Event” as provided in “—Distributions” above, (ii) accelerating the Arizona Retail Portfolio Whole Loan, modifying, amending or waiving any provisions of the related Loan Documents or commencing proceedings for foreclosure or the taking of title by deed-in-lieu of foreclosure or other similar legal proceedings with respect to any Arizona Retail Portfolio Mortgaged Property; or (iii) treating the Arizona Retail Portfolio Whole Loan as a Specially Serviced Loan).

Purchase Option

At any time an event of default under the Arizona Retail Portfolio Whole Loan has occurred and is continuing, upon written notice to the holder of the Arizona Retail Portfolio Mortgage Loan (such notice, an “Arizona Retail Portfolio Noteholder Purchase Notice”), the holder of the Arizona Retail Portfolio Subordinate Companion Loan will have the right to purchase the Arizona Retail Portfolio Mortgage Loan in whole but not in part at the applicable defaulted loan purchase price set forth in the Arizona Retail Portfolio Intercreditor Agreement on a date (i) not more than 10 business days after the written exercise of the holder of Arizona Retail Portfolio Subordinate Companion Loan to purchase the Arizona Retail

Portfolio Mortgage Loan or (ii) not more than 30 days after the written exercise of the holder of the Arizona Retail Portfolio Subordinate Companion Loan to purchase the Arizona Retail Portfolio Mortgage Loan if the holder of the Arizona Retail Portfolio Subordinate Companion Loan deposits 5% of the related defaulted loan repurchase price with the master servicer or the special servicer, as applicable within 10 business days after the written exercise of the holder of the Arizona Retail Portfolio Subordinate Companion Loan to purchase the Arizona Retail Portfolio Mortgage Loan. Any such purchase of the Arizona Retail Portfolio Mortgage Loan is required to comply with all of the requirements of the PSA and all costs and expenses related to such purchase will be paid by the holder of the Arizona Retail Portfolio Subordinate Companion Loan.

The right of the holder of the Arizona Retail Portfolio Subordinate Companion Loan to purchase the Arizona Retail Portfolio Mortgage Loan will automatically terminate upon a foreclosure sale, sale by power of sale or deliver of a deed in lieu of foreclosure with respect to the Arizona Retail Portfolio Mortgaged Properties (and the special servicer will be required to give the holder of the Arizona Retail Portfolio Subordinate Companion Loan at least 10 days’ prior written notice of its intent with respect to any such action). Notwithstanding the foregoing sentence, if title to any Arizona Retail Mortgaged Property is transferred to the special servicer (or another nominee on behalf of the special servicer) less than 10 days after the acceleration of the Arizona Retail Portfolio Whole Loan, the holder of the Arizona Retail Portfolio Mortgage Loan must provide written notice to the holder of the Arizona Retail Portfolio Subordinate Companion Loan of such transfer, and the holder of the Arizona Retail Portfolio Subordinate Companion Loan will have a 15-day period from the date of its receipt of such notice to deliver an Arizona Retail Portfolio Noteholder Purchase Notice to the holder of the Arizona Retail Portfolio Mortgage Loan, in which case the holder of the Arizona Retail Portfolio Subordinate Companion Loan will be obligated to purchase the Arizona Retail Portfolio Mortgaged Property, in immediately available funds, within a 15-day period at the applicable defaulted loan purchase price set forth in the Arizona Retail Portfolio Intercreditor Agreement.

Special Servicer Appointment Rights

Pursuant to the Arizona Retail Portfolio Intercreditor Agreement, the holder of the Arizona Retail Portfolio Subordinate Companion Loan (for so long as it is the Arizona Retail Portfolio Directing Holder) will have the right to terminate the special servicer under the PSA with respect to the Arizona Retail Portfolio Whole Loan, with or without cause, upon at least 10 business days’ prior notice to the special servicer. Any such termination will not be effective unless and until (a) each Rating Agency delivers a Rating Agency Confirmation with respect to the identity of any such replacement special servicer, (b) the successor special servicer has assumed in writing all of the duties, obligations and liabilities of the special servicer under the PSA from and after the date it becomes the special servicer of the Arizona Retail Portfolio Whole Loan under the PSA pursuant to an assumption agreement reasonably satisfactory to the trustee under the PSA and (c) the trustee under the PSA has received an opinion of counsel reasonably satisfactory to the trustee to the effect that (i) such replacement special servicer will be bound by the terms of the PSA with respect to the Arizona Retail Portfolio Whole Loan and (ii) subject to customary qualifications and exceptions, the PSA will be enforceable against the replacement special servicer, in accordance with its terms. Notwithstanding the foregoing, for so long as the holder of the Arizona Retail Portfolio Subordinate Companion Loan is the Arizona Retail Portfolio Directing Holder, if at any time that (i) the initial principal balance of the Arizona Retail Portfolio Subordinate Companion Loan minus (ii) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) allocated to, and received on, the Arizona Retail Portfolio Subordinate Companion Loan, (y) any appraisal reduction amount that is allocated to the Arizona Retail Portfolio Subordinate Companion Loan and (z) any losses realized with respect to the Arizona Retail Portfolio Mortgaged Properties or the Arizona Retail Portfolio Whole Loan that are allocated to the Arizona Retail Portfolio Subordinate Companion Loan, is less than 5% of the outstanding principal balance of the Arizona Retail Portfolio Whole Loan, then the holder of the Arizona Retail Portfolio Subordinate Companion Loan will not have the right to remove and replace the special servicer of the Arizona Retail Portfolio Whole Loan under the PSA, and such right will instead be exercisable by the holder of the Arizona Retail Portfolio Mortgage Loan.

The Non-Serviced Pari Passu Whole Loans

Each Non-Serviced Pari Passu Whole Loan will be serviced pursuant to the related Non-Serviced PSA in accordance with the terms of such Non-Serviced PSA and the related Intercreditor Agreement. No Non-Serviced Master Servicer, Non-Serviced Special Servicer or Non-Serviced Trustee will be required to make monthly payment advances on a Non-Serviced Mortgage Loan, but the related Non-Serviced Master Servicer or Non-Serviced Trustee, as applicable, will be required to (and the Non-Serviced Special Servicer, at its option in certain cases, may) make servicing advances on the related Non-Serviced Whole Loan in accordance with the terms of the related Non-Serviced PSA unless such advancing party (or, in certain cases, the related Non-Serviced Special Servicer, even if it is not the advancing party) determines that such a servicing advance would be a nonrecoverable advance. Monthly payment advances on each Non-Serviced Mortgage Loan will be made by the applicable master servicer or the trustee, as applicable, to the extent provided under the PSA. None of the master servicer, the special servicer or the trustee will be obligated to make servicing advances with respect to a Non-Serviced Whole Loan. See “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans” for a description of the servicing terms of the Non-Serviced PSAs.

Intercreditor Agreement.

The Intercreditor Agreement related to each Non-Serviced Pari Passu Whole Loan provides that:

●	The promissory notes comprising such Non-Serviced Pari Passu Whole Loan (and consequently, the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan) are of equal priority with each other and none of such promissory notes (or mortgage loans) will have priority or preference over any other such promissory note (or mortgage loan).

●	All payments, proceeds and other recoveries on the Non-Serviced Whole Loan will be applied to the promissory notes comprising such Non-Serviced Pari Passu Whole Loan on a pro rata and pari passu basis (subject, in each case, to (a) the allocation of certain amounts to escrows and reserves required by the Mortgage Loan documents and (b) certain payment and reimbursement rights of the parties to the related Non-Serviced PSA, in accordance with the terms of the related Non-Serviced PSA).

●	The transfer of up to 49% of the beneficial interest of a promissory note comprising the Non-Serviced Whole Loan is generally permitted. The transfer of more than 49% of the beneficial interest of any such promissory note is generally prohibited unless (i) the transferee is a large institutional lender or investment fund (other than, without the consent of the non-transferring noteholder, a related borrower or an affiliate thereof) that satisfies minimum net worth and/or experience requirements or certain securitization vehicles that satisfy certain ratings and other requirements or (ii)(a) each non-transferring holder has consented to such transfer (which consent may not be unreasonably withheld), or (b) if any such non-transferring holder’s interest in the related Non-Serviced Whole Loan is held in a securitization, a rating agency communication is provided to each applicable rating agency (or, in certain cases, a rating agency confirmation is obtained from each applicable rating agency). The foregoing restrictions do not apply to a sale of the related Non-Serviced Mortgage Loan together with the related Non-Serviced Pari Passu Companion Loans in accordance with the terms of the related Non-Serviced PSA.

Any losses, liabilities, claims, costs and expenses incurred in connection with a Non-Serviced Whole Loan that are not otherwise paid out of collections on such Whole Loan may, to the extent allocable to the related Non-Serviced Mortgage Loan, be payable or reimbursable out of general collections on the mortgage pool for this securitization.

Control Rights.

With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), the related Control Note will be held as of the Closing Date by the Controlling Holder listed in the table entitled “Whole Loan Control Notes and Non-Control

Notes” above under “—General”. The related Controlling Holder (or a designated representative) will be entitled (i) to direct the servicing of such Whole Loan, (ii) to consent to certain servicing decisions in respect of such Whole Loan and actions set forth in a related asset status report and (iii) to replace the special servicer with respect to such Whole Loan with or without cause; provided, that with respect to each Non-Serviced Whole Loan, if such holder (or its designated representative) is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of the “Controlling Holder”, and/or there will be deemed to be no such “Controlling Holder” under the related Intercreditor Agreement.

Certain Rights of each Non-Controlling Holder.

With respect to any Non-Serviced Whole Loan, the holder of any related Non-Control Note (or if such Non-Control Note has been securitized, the directing certificateholder with respect to such securitization (or other designated party under the related pooling and servicing agreement)) will be entitled to certain consent and consultation rights described below; provided, that if such party or its representative is (or is an affiliate of) the related borrower or if all or a specified portion of the subject Non-Control Note is held by the borrower or an affiliate thereof, such party will not be entitled to exercise the rights of a Non-Controlling Holder, and/or there will be deemed to be no “Non-Controlling Holder” with respect to such Non-Control Note under the related Intercreditor Agreement. With respect to each Non-Serviced Whole Loan (including any Servicing Shift Whole Loan on or after the related Servicing Shift Securitization Date), one or more related Non-Control Notes will be included in the issuing entity, and the Directing Holder, prior to the occurrence and continuance of a Control Termination Event, or the special servicer (consistent with the Servicing Standard), following the occurrence and during the continuance of a Control Termination Event, will be entitled to exercise the consent or consultation rights described above.

With respect to any Non-Serviced Whole Loan, the related Non-Serviced Special Servicer or Non-Serviced Master Servicer, as applicable pursuant to the related Intercreditor Agreement, will be required (i) to provide to each Non-Controlling Holder copies of any notice, information and report that it is required to provide to the related Non-Serviced Directing Certificateholder under the related Non-Serviced PSA with respect to the implementation of any recommended actions outlined in an asset status report relating to the related Non-Serviced Whole Loan or any proposed action to be taken in respect of a major decision under the related Non-Serviced PSA with respect to such Non-Serviced Whole Loan (for this purpose, without regard to whether such items are actually required to be provided to the related Non-Serviced Directing Certificateholder due to the occurrence and continuance of a “control termination event” or a “consultation termination event” (or analogous concepts) under such Non-Serviced PSA) and (ii) to consult (or to use reasonable efforts to consult) each Non-Controlling Holder on a strictly non-binding basis (to the extent such party requests consultation after having received the aforementioned notices, information and reports) with respect to any such recommended actions by such Non-Serviced Special Servicer or any proposed action to be taken by such Non-Serviced Special Servicer in respect of the applicable major decision.

Such consultation right will expire ten (10) business days after the delivery to such Non-Controlling Holder of written notice of a proposed action (together with copies of the notices, information and reports required to be delivered thereto), whether or not such Non-Controlling Holder has responded within such period (unless the related Non-Serviced Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case such ten (10) business day period will be deemed to begin anew). In no event will the related Non-Serviced Special Servicer be obligated to follow or take any alternative actions recommended by any Non-Controlling Holder (or its representative).

If the related Non-Serviced Special Servicer determines that immediate action is necessary to protect the interests of the holders of the promissory notes comprising a Non-Serviced Whole Loan, it may take, in accordance with the servicing standard under the Non-Serviced PSA, any action constituting a major decision with respect to such Non-Serviced Whole Loan or any action set forth in any applicable asset status report before the expiration of the aforementioned ten (10) business day period.

In addition to the aforementioned consultation right, each Non-Controlling Holder will have the right to annual meetings (which may be held telephonically) with the related Non-Serviced Master Servicer or the related Non-Serviced Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to such Non-Serviced Master Servicer or Non-Serviced Special Servicer, as applicable, in which servicing issues related to the related Non-Serviced Whole Loan are discussed.

If a special servicer termination event under the related Non-Serviced PSA has occurred that affects a Non-Controlling Holder, such holder will have the right to direct the related Non-Serviced Trustee to terminate the related Non-Serviced Special Servicer under such Non-Serviced PSA solely with respect to the related Non-Serviced Whole Loan.

Custody of the Mortgage File.

The Non-Serviced Custodian is the custodian of the mortgage file related to the related Non-Serviced Whole Loan (other than any promissory notes not contributed to the related Non-Serviced Securitization Trust).

Sale of Defaulted Mortgage Loan.

If any Non-Serviced Whole Loan becomes a defaulted mortgage loan, and if the related Non-Serviced Special Servicer decides to sell the related Control Note contributed to the Non-Serviced Securitization Trust, such Non-Serviced Special Servicer will be required to sell the related Non-Serviced Mortgage Loan and each Non-Serviced Pari Passu Companion Loan together as interests evidencing one whole loan. Notwithstanding the foregoing, the related Non-Serviced Special Servicer will not be permitted to sell a Non-Serviced Whole Loan without the consent of each Non-Controlling Holder unless it has delivered to such holder (a) at least fifteen (15) business days prior written notice of any decision to attempt to sell the related Non-Serviced Whole Loan, (b) at least ten (10) days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the related Non-Serviced Special Servicer, a copy of the most recent appraisal and certain other supplementary documents (if requested by such holder), and (c) until the sale is completed, and a reasonable period (but no less time than is afforded to other offerors and the applicable Non-Serviced Directing Certificateholder under the related Non-Serviced PSA) prior to the proposed sale date, all information and documents being provided to offerors or otherwise approved by the related Non-Serviced Master Servicer or Non-Serviced Special Servicer in connection with the proposed sale.

The Non-Serviced Pari Passu-AB Whole Loans

Burbank Office Portfolio Whole Loan

General

The Burbank Office Portfolio Mortgage Loan (4.7%), with a Cut-off Date Balance of $50,000,000, is part of a Whole Loan structure comprised of 11 promissory notes, each of which is secured by the same mortgage instrument on the same underlying Mortgaged Properties (the “Burbank Office Portfolio Mortgaged Properties”).

The “Burbank Office Portfolio Whole Loan” is evidenced by: (i) 1 pari passu promissory note designated as Note A-1-C2, that evidences the Burbank Office Portfolio Mortgage Loan; (ii) four pari passu promissory notes designated as Note A-1-S, Note A-2-S, A-1-C1 and Note A-2-C1-B, having an aggregate outstanding principal balance as of the Cut-off Date of $249,000,000 (the “Burbank Office Portfolio Standalone Pari Passu Companion Loans”) each of which are generally pari passu in right of payment with the Burbank Office Portfolio Mortgage Loan and the Burbank Office Portfolio Non-Standalone Pari Passu Companion Loan (as defined below); (iii) 4 pari passu promissory notes designated as Note A-2-C1-A, Note A-2-C2-A, Note A-2-C2-B and Note A-2-C2-C, having an aggregate outstanding principal balance as of the Cut-off Date of $80,000,000 (the “Burbank Office Portfolio Non-Standalone Pari Passu Companion Loans” and, together with the Burbank Office Portfolio Standalone Pari Passu Companion Loans, the “Burbank Office Portfolio Pari Passu Companion Loans”), which are generally pari passu in right of payment with the Burbank Office Portfolio Mortgage Loan and the Burbank Office Portfolio Standalone Pari Passu Companion Loans; and (iv) two promissory notes designated as Note B-1 and Note B-2, having an aggregate outstanding principal balance as of the Cut-off Date of $281,000,000 (the “Burbank Office Portfolio Subordinate Companion Loans” and, together with the Burbank Office Portfolio Pari Passu Companion Loans, the “Burbank Office Portfolio Companion Loans”), which are subordinate in right of payment in respect of each of the Burbank Office Portfolio Mortgage Loan and the Burbank Office Portfolio Pari Passu Companion Loans. The Burbank Office Portfolio Standalone Pari Passu Companion Loans and the Burbank Office Portfolio Subordinate Companion Loans are collectively referred to as the “Burbank Office Portfolio Standalone Companion Loans”.

Only the Burbank Office Portfolio Mortgage Loan is included in the Issuing Entity. Each of the Burbank Office Portfolio Standalone Companion Loans is included in the DBUBS 2017-BRBK Mortgage Trust. Two of the Burbank Office Portfolio Non-Standalone Pari Passu Companion Loans are included in the UBS Commercial Mortgage Trust 2017-C5 and two of the Burbank Office Portfolio Non-Standalone Pari Passu Companion Loans are currently being held by UBS AG, New York Branch.

The holders of the Burbank Office Portfolio Whole Loan (the “Burbank Office Portfolio Noteholders”) have entered into a co-lender agreement that sets forth the respective rights of each Burbank Office Portfolio Noteholder (the “Burbank Office Portfolio Intercreditor Agreement”).

Servicing

As of the Closing Date, the Burbank Office Portfolio Whole Loan is serviced pursuant to the terms of the DBUBS 2017-BRBK TSA by Wells Fargo Bank, National Association, as master servicer (in such capacity, the “DBUBS 2017-BRBK Master Servicer”), and specially serviced by AEGON USA Realty Advisors, LLC, as special servicer (the “DBUBS 2017-BRBK Special Servicer”), between the Deutsche Mortgage & Asset Receiving Corporation, as depositor, the DBUBS 2017-BRBK Master Servicer, the DBUBS 2017-BRBK Special Servicer, Wilmington Trust, National Association, as trustee (in such capacity, the “DBUBS 2017-BRBK Trustee”), Wells Fargo Bank, National Association, as certificate administrator and custodian (in such capacity, the “DBUBS 2017-BRBK Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor in connection with the DBUBS 2017-BRBK Mortgage Trust (into which each of the Burbank Office Portfolio Standalone Companion Loans was deposited), and, subject to the terms of the Burbank Office Portfolio Intercreditor Agreement, all decisions, consents, waivers, approvals and other actions on the part of any Burbank Office Portfolio Noteholder will be effected in accordance with the DBUBS 2017-BRBK TSA and the Burbank Office Portfolio Intercreditor Agreement. For a summary of certain provisions of the DBUBS 2017-BRBK TSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Burbank Office Portfolio Mortgage Loan”.

Advancing

The master servicer or the trustee, as applicable, will be responsible for making P&I Advances on the Burbank Office Portfolio Mortgage Loan (but not on the Burbank Office Portfolio Companion Loans) pursuant to the PSA, in each case, unless the master servicer, the special servicer or the trustee, as applicable, determines that such an Advance would be a Nonrecoverable Advance.

The DBUBS 2017-BRBK Master Servicer or DBUBS 2017-BRBK Trustee, as applicable, will be obligated to make servicing advances with respect to the Burbank Office Portfolio Whole Loan, in each case unless a similar determination of nonrecoverability is made under the DBUBS 2017-BRBK TSA.

Distributions

The Burbank Office Portfolio Intercreditor Agreement sets forth the respective rights of the holders of the Burbank Office Portfolio Mortgage Loan and the Burbank Office Portfolio Companion Loans with respect to distributions of funds received in respect of the related Burbank Office Portfolio Whole Loan, and provides, in general, that:

●	the Burbank Office Portfolio Subordinate Companion Loans are, at all times, junior, subject and subordinate to the Burbank Office Portfolio Mortgage Loan and the Burbank Office Portfolio Pari Passu Companion Loans, and the right of the holders of the Burbank Office Portfolio Subordinate Companion Loans (the “Burbank Office Portfolio Subordinate Companion Loan Holders”) to receive payments with respect to the Burbank Office Portfolio Subordinate Companion Loans is, to the extent set forth in the Burbank Office Portfolio Intercreditor Agreement, at all times, junior, subject and subordinate to the rights of the holders of the Burbank Office Portfolio Mortgage Loan and the Burbank Office Portfolio Pari Passu Companion Loans to receive payments with respect to the Burbank Office Portfolio Mortgage Loan and the Burbank Office Portfolio Pari Passu Companion Loans.

●	prior to calculating any amounts of interest or principal due to the holders of the Burbank Office Portfolio Mortgage Loan and the Burbank Office Portfolio Pari Passu Companion Loans, the principal balance of the Burbank Office Portfolio Subordinate Companion Loans will be reduced (but not below zero) by any realized loss with respect to the Burbank Office Portfolio Whole Loan, and after the principal balance of the Burbank Office Portfolio Subordinate Companion Loans has been reduced to zero, the principal balances of the Burbank Office Portfolio Mortgage Loan and the Burbank Office Portfolio Pari Passu Companion Loans will be reduced pro rata (based on their respective outstanding principal balances) (in each case, not below zero) by any realized loss with respect to the Burbank Office Portfolio Whole Loan.

●	If no (i) event of default with respect to an obligation of the borrower to pay money due under the Burbank Office Portfolio Whole Loan or (ii) non-monetary event of default pursuant to which the Burbank Office Portfolio Whole Loan becomes a specially serviced loan (a “Burbank Office Portfolio Triggering Event of Default”) has occurred and is continuing, then all amounts tendered by the borrower (net of certain amounts payable or reimbursable to the DBUBS 2017-BRBK Master Servicer or the DBUBS 2017-BRBK Special Servicer, as applicable) will be distributed as follows:

(i)	first, (A) first, to each Note A holder (or the DBUBS 2017-BRBK Master Servicer or the DBUBS 2017-BRBK Trustee and, if applicable, the master servicer or the trustee under any PSA relating to a Burbank Office Portfolio Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable property advances (or in the case of a master servicer of any Burbank Office Portfolio Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the master servicer or the trustee from general collections on the related Burbank Office Portfolio Non-Standalone Pari Passu Companion Loan securitization trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to each Note A holder (or the DBUBS 2017-BRBK Master Servicer, the DBUBS 2017-BRBK Special Servicer or the DBUBS 2017-BRBK Trustee) and the holders of the Burbank Office Portfolio Non-Standalone Pari Passu Companion Loans (or the master servicers or trustees of the related securitizations), up to the amount of any nonrecoverable monthly payment advances or analogous concept under any PSA relating to a Burbank Office Portfolio Non-Standalone Pari Passu Companion Loan with respect to Note A, as applicable, on a pro rata and pari passu basis (based on the total outstanding principal balance of Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), (C) third, to each Note B holder (or the DBUBS 2017-BRBK Master Servicer or the DBUBS 2017-BRBK Trustee), up to the amount of any nonrecoverable monthly payment advances with respect to Note B, as applicable, on a pro rata and pari passu basis, based on the total outstanding principal balance of Note B, that remain unreimbursed (together with interest thereon at the applicable advance rate) and (D) fourth, to the holders of the Burbank Office Portfolio Standalone Companion Loans (or the DBUBS 2017-BRBK Master Servicer or the DBUBS 2017-BRBK Trustee) up to the amount of any nonrecoverable administrative advances with respect to the

Burbank Office Portfolio Standalone Companion Loans, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Burbank Office Portfolio Standalone Companion Loans) that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)	second, (A) first, to each Note A holder (or the DBUBS 2017-BRBK Master Servicer or the DBUBS 2017-BRBK Trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to the extent Note B is included in the DBUBS 2017-BRBK Mortgage Trust, to each Note B holder (or the DBUBS 2017-BRBK Master Servicer or the DBUBS 2017-BRBK Trustee, as applicable) (based on the unreimbursed amounts of costs paid or payable) in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of the Note A or Note B holder (or the DBUBS 2017-BRBK Master Servicer, the DBUBS 2017-BRBK Special Servicer or the DBUBS 2017-BRBK Trustee), as applicable, with respect to the Burbank Office Portfolio Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the DBUBS 2017-BRBK TSA;

(iii)	third, to Note A and Note B (or the DBUBS 2017-BRBK Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrowers), and then to Note A and Note B (or the DBUBS 2017-BRBK Special Servicer), any special servicing fees (including, without limitation, any workout fees and liquidation fees) earned by it with respect to the Burbank Office Portfolio Whole Loan under the DBUBS 2017-BRBK TSA;

(iv)	fourth, pari passu to Note A, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(v)	fifth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to Note A, on a pro rata basis, up to an amount equal to all such payments and prepayments of principal, until the related principal balances have been reduced to zero;

(vi)	sixth, if the proceeds of any foreclosure sale or any liquidation of the Burbank Office Portfolio Whole Loan or the Burbank Office Portfolio Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(v), pari passu to each Note A holder, an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note A, plus interest thereon at the Note interest rate minus the servicing fee, on a pro rata basis based on the amount of realized losses previously allocated to each such Note;

(vii)	seventh, to the extent Note B is not included in the DBUBS 2017-BRBK Mortgage Trust, to each Note B holder, up to the amount of any unreimbursed costs paid or any costs currently payable by such Note B holder with respect to the Burbank Office Portfolio Whole Loan pursuant to the Burbank Office Portfolio Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances made by such B Note holder and any cure payment made by such Note B holder pursuant to the Burbank Office Portfolio Intercreditor Agreement, on a pro rata basis based on the amount of any reimbursed costs previously allocated to each such holder;

(viii)	eighth, pari passu, to Note B, up to an amount equal to the accrued and unpaid interest on the principal balance of Note B at the interest rate on Note B, net of the servicing fee rate on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(ix)	ninth, pari passu, in respect of principal collections, with respect to all payments and prepayments of principal, to Note B on a pro rata basis, up to an amount equal to all such payments and prepayments of principal, until the principal balance has been reduced to zero;

(x)	tenth, to Note B, on a pro rata and pari passu basis (based on the amount of Realized Losses previously allocated to each such Note), in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note B, plus interest thereon at the interest rate on Note B minus the servicing fee, compounded monthly from the date the related realized loss was allocated to Note B;

(xi)	eleventh, any interest accrued at the default rate on the principal balance to the extent such default interest amount is (i) actually paid by the borrowers, (ii) in excess of interest accrued on the principal balance at the Burbank Office Portfolio Whole Loan interest rate and (iii) not required to be paid to the DBUBS 2017-BRBK Master Servicer, the DBUBS 2017-BRBK Trustee or the DBUBS 2017-BRBK Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a Burbank Office Portfolio Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) and (B)) and pari passu, to (A) Note A in an amount calculated on the Note A principal balance at the excess of (x) the Note A default rate over (y) the Note A interest rate and (B) Note B in an amount calculated on the Note B principal balance at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(xii)	twelfth, pro rata and pari passu, to each Note A, any prepayment premium allocable to any prepayment of the related Note A, and then to Note B, pro rata and pari passu, any prepayment premium allocable to any prepayment of Note B, to the extent actually paid by the borrower;

(xiii)	thirteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the DBUBS 2017-BRBK Master Servicer, the DBUBS 2017-BRBK Trustee or the DBUBS 2017-BRBK Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a Burbank Office Portfolio Non-Standalone Pari Passu Companion Loan securitization), to: (i) Note A its percentage interest of any assumption fees and penalty charges and (ii) Note B its percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrower; and

(xiv)	fourteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) above will be distributed to the DBUBS 2017-BRBK Noteholders pro rata and pari passu in accordance with their respective initial percentage interests.

The DBUBS 2017-BRBK Master Servicer and the DBUBS 2017-BRBK Special Servicer, as applicable, will have no obligation to deposit any amounts that are additional servicing compensation into the collection account or REO account, as applicable, and are entitled to retain any such amount that such party is entitled to under the DBUBS 2017-BRBK TSA.

After the occurrence of and during the continuance of a Burbank Office Portfolio Triggering Event of Default, all amounts tendered by the borrower (net of certain amounts payable or reimbursable to the DBUBS 2017-BRBK Master Servicer or the DBUBS 2017-BRBK Special Servicer, as applicable) will be distributed as follows:

(i)	first, (A) first, to each Note A holder (or the DBUBS 2017-BRBK Master Servicer or the DBUBS 2017-BRBK Trustee and, if applicable, the master servicer or the trustee under any PSA relating to a Burbank Office Portfolio Non-Standalone Pari Passu Companion Loan securitization), up to the amount of any nonrecoverable property advances (or in the case of a master servicer of any Burbank Office Portfolio Non-Standalone Pari Passu Companion Loan securitization, if applicable, its pro rata share of any nonrecoverable property advances previously reimbursed to the master servicer or trustee from general collections on the applicable Burbank Office Portfolio Non-Standalone Pari Passu Companion Loan securitization trust) that remain unreimbursed (together with interest thereon at the applicable advance rate), (B) second, to each Note A holder (or the DBUBS 2017-BRBK Master Servicer, the DBUBS 2017-BRBK Special Servicer or the DBUBS 2017-BRBK Trustee) and the holders of the Burbank Office Portfolio Non-Standalone Pari Passu Companion Loans (or the master servicers or trustees of the related securitizations), up to the amount of any nonrecoverable monthly payment advances with respect to Note A, on a pro rata and pari passu basis (based on the total outstanding principal balance of Note A) that remain unreimbursed (together with interest thereon at the applicable advance rate or Reimbursement Rate), (C) third, to each Note B holder (or the DBUBS 2017-BRBK Master Servicer or the DBUBS 2017-BRBK Trustee) up to the amount of any nonrecoverable monthly payment advances with respect to Note B, on a pro rata and pari passu basis (based on the total outstanding principal balance of Note B) that remain unreimbursed (together with interest thereon at the applicable rate) and (D) fourth, to the Holders of the Burbank Office Portfolio Standalone Companion Loans (or the DBUBS 2017-BRBK Master Servicer or the DBUBS 2017-BRBK Trustee) up to the amount of any nonrecoverable administrative advances with respect to the Burbank Office Portfolio Standalone Companion Loans, on a pro rata and pari passu basis (based on the total outstanding principal balance of the Burbank Office Portfolio Standalone Companion Loans) that remain unreimbursed (together with interest thereon at the applicable advance rate);

(ii)	second, (A) first, to each Note A holder (or the DBUBS 2017-BRBK Master Servicer or the DBUBS 2017-BRBK Trustee, as applicable), on a pro rata and pari passu basis (based on the unreimbursed amount of costs paid or payable) and (B) second, to the extent Note B is included in the DBUBS 2017-BRBK Mortgage Trust, to each Note B holder on a pro rata and pari passu basis (or the DBUBS 2017-BRBK Master Servicer or the DBUBS 2017-BRBK Trustee, as applicable) (based on the unreimbursed costs paid or payable), in each case up to the amount of any unreimbursed costs paid or any costs currently payable or paid or advanced by the holder of such Note A or Note B (or the DBUBS 2017-BRBK Master Servicer, the DBUBS 2017-BRBK Special Servicer or the DBUBS 2017-BRBK Trustee), as applicable, with respect to the Burbank Office Portfolio Whole Loan, including, without limitation, unreimbursed property advances and administrative advances and interest thereon at the applicable advance rate, to the extent such costs, property advances and administrative advances and interest thereon are then payable or reimbursable under the DBUBS 2017-BRBK TSA with respect to Note A or Note B, as applicable, to the extent reimbursements for such amounts are permitted under the DBUBS 2017-BRBK TSA;

(iii)	third, to the Note A and the Note B (or the DBUBS 2017-BRBK Master Servicer), the applicable accrued and unpaid servicing fee (without duplication of any portion of the servicing fee paid by the borrowers), and then to the Note A and the Note B (or the DBUBS 2017-BRBK Special Servicer), any special servicing fees (including without limitation any workout fees and liquidation fees) earned by it with respect to the Burbank Office Portfolio Whole Loan under the DBUBS 2017-BRBK TSA;

(iv)	fourth, pari passu to Note A, up to an amount equal to the accrued and unpaid interest on the related principal balance at the related interest rate on such Note, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(v)	fifth, pari passu to Note B, up to an amount equal to the accrued and unpaid interest on the principal balance at the interest rate on Note B, net of the servicing fee rate, on a pro rata basis based on the amount of accrued and unpaid interest due to each such Note;

(vi)	sixth, pari passu to Note A, on a pro rata basis, in an amount equal to the outstanding principal balance of each such Note, until the related principal balances have been reduced to zero;

(vii)	seventh, if the proceeds of any foreclosure sale or any liquidation of the Burbank Office Portfolio Whole Loan or the Burbank Office Portfolio Mortgaged Properties exceed the amounts required to be applied in accordance with the foregoing clauses (i)-(vi), pari passu to Note A, in an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note A, plus interest thereon at the related Note interest rate minus the servicing fee, on a pro rata basis based on the amount of realized losses previously allocated to each such Note;

(viii)	eighth, to the extent Note B is not included in the DBUBS 2017-BRBK Mortgage Trust, to each Note B holder (based on the unreimbursed amount of costs paid or payable) up to the amount of any unreimbursed costs paid or any costs currently payable by such Note B holder with respect to the Burbank Office Portfolio Whole Loan pursuant to the Burbank Office Portfolio Intercreditor Agreement, including, without limitation, unreimbursed property advances and administrative advances made by such B Note holder and any cure payment made by such Note B holder pursuant to the Burbank Office Portfolio Intercreditor Agreement, on a pro rata and pari passu basis based on the amount of any reimbursed costs previously allocated to each such holder;

(ix)	ninth, pari passu to Note B, on a pro rata basis, up to an amount equal to the outstanding principal balance of Note B, until the principal balance has been reduced to zero;

(x)	tenth, pari passu to Note B (based on the amount of Realized Losses previously allocated to each such Note), an amount equal to the aggregate of unreimbursed realized losses previously allocated to Note B, plus interest thereon at the interest rate on Note B minus the servicing fee, compounded monthly from the date the related realized loss was allocated to Note B;

(xi)	eleventh, pro rata and pari passu, to each Note A, any prepayment premium allocable to any prepayment of the related Note A, and then to Note B, pro rata and pari passu, any prepayment premium allocable to any prepayment of Note B, to the extent actually paid by the borrowers;

(xii)	twelfth, any interest accrued at the default rate on the principal balance to the extent such default interest amount is (i) actually paid by the borrowers, (ii) in excess of interest accrued on the principal balance at the Burbank Office Portfolio Whole Loan interest rate and (iii) not required to be paid to the DBUBS 2017-BRBK Master Servicer, the DBUBS 2017-BRBK Trustee or the DBUBS 2017-BRBK Special Servicer, the master servicer or the trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a Burbank Office Portfolio Non-Standalone Pari Passu Companion Loan securitization, pro rata (based on the amounts described in each of the following clauses (A) and (B)) and pari passu, to (A) Note A in an amount calculated on the Note A principal balance on such monthly payment date prior to the application of funds contemplated in clauses (i) through (xi) at the excess of (x) the Note A default rate over (y) the Note A interest rate and (B) Note B in an amount calculated on the Note B principal balance on such monthly payment date prior to the application of funds contemplated in clauses (i) through (xv) at the excess of (x) the Note B default rate over (y) the Note B interest rate;

(xiii)	thirteenth, pro rata and pari passu (in the case of penalty charges, only to the extent not required to be paid to the DBUBS 2017-BRBK Master Servicer, the DBUBS 2017-BRBK Trustee or the DBUBS 2017-BRBK Special Servicer, the master servicer or trustee, or the master servicer or trustee under any pooling and servicing agreement relating to a Burbank Office Portfolio Non-Standalone Pari Passu Companion Loan securitization), to: (i) Note A its percentage interest of any assumption fees and penalty charges and (ii) Note B its percentage interest of any assumption fees and penalty charges, in each case, to the extent actually paid by the borrowers; and

(xiv)	fourteenth, any excess amount not otherwise applied pursuant to the foregoing clauses (i) through (xiii) will be distributed pro rata to the Notes in accordance with their respective initial percentage interests.

For the purpose of this “—Distributions” section, with respect to the Burbank Office Portfolio Mortgage Loan, the Burbank Office Portfolio Pari Passu Companion Loans and the Burbank Office Portfolio Subordinate Companion Loans, the term “percentage interest” means the percentage equivalent of a fraction, the numerator of which is equal to the principal balance of such loan, and the denominator of which is equal to the principal balance of the Burbank Office Portfolio Whole Loan.

In addition, solely for the purpose of this “—Distributions” section, the following terms have the meaning below:

A “Burbank Office Portfolio Debt Yield Trigger Period” commences upon the occurrence of (i) an event of default under the Burbank Office Portfolio Whole Loan or (ii) any non-monetary event of default under the Burbank Office Portfolio Whole Loan as to which the Burbank Office Portfolio Whole Loan becomes a specially serviced mortgage loan (which, for clarification does not include any “imminent event of default”). A Burbank Office Portfolio Debt Yield Trigger Cure Period will not exist to the extent a Note B holder is exercising its cure rights in accordance with the Burbank Office Portfolio Intercreditor Agreement or prior to the expiration of any cure period granted therein.

“Note A” means, individually or collectively, Note A-1-S, Note A-1-C1, Note A-1-C2, Note A-2-S, Note A-2-C1-A, Note A-2-C1-B, Note A-2-C2-A, Note A-2-C2-B and Note A-2-C2-C, as the context requires.

“Note B” means, individually or collectively, Note B-1 and Note B-2, as the context requires.

Consultation and Control

As of any date of determination, during a DBUBS 2017-BRBK Subordinate Control Period, the controlling noteholder of the DBUBS 2017-BRBK Whole Loan or its designee (such party, the “DBUBS 2017-BRBK Directing Holder”) will be the controlling holder under the Burbank Office Portfolio Intercreditor Agreement.

A “DBUBS 2017-BRBK Subordinate Control Period” means any period when the certificate balance of the DBUBS 2017-BRBK Mortgage Trust Class F certificates (taking into account the application of appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balance of such class of certificates) is at least 25% of the initial certificate balance of such class of certificates; provided, if at any time the certificate balances of all classes of certificates senior to such class of certificates have been reduced to zero as a result of the allocation of principal payments on the Burbank Office Portfolio Standalone Companion Loans, then a DBUBS 2017-BRBK Subordinate Control Period will be deemed to then be in effect. If the DBUBS 2017-BRBK Directing Holder becomes a borrower related party, a DBUBS 2017-BRBK Subordinate Control Period will be deemed to be terminated (except for the purposes of determining whether the DBUBS 2017-BRBK Directing Holder or a DBUBS 2017-BRBK Controlling Class Certificateholder has the right to appoint the successor special servicer to a DB DBUBS 2017-BRBK Special Servicer that is a borrower related party).

A “DBUBS 2017-BRBK Subordinate Consultation Period” means any period when both (i) the certificate balance of the DBUBS 2017-BRBK Mortgage Trust Class F certificates (taking into account the application of appraisal reduction amounts and collateral deficiency amounts to notionally reduce the certificate balance of such class of certificates), is less than 25% of the initial certificate balance of such class of certificates and (ii) the certificate balance of such class of certificates (without regard to the application of appraisal reduction amounts and collateral deficiency amounts allocated to such class of certificates) is at least 25% of the initial certificate balance of such class of certificates. If the DBUBS 2017-BRBK Directing Holder becomes a borrower related party, a DBUBS 2017-BRBK Subordinate Consultation Period will be deemed to be terminated (except for the purposes of determining whether the DBUBS 2017-BRBK Directing Holder or a DBUBS 2017-BRBK Controlling Class Certificateholder has the right to appoint the successor special servicer to a DBUBS 2017-BRBK Special Servicer that is a borrower related party.

When the certificate balance of the DBUBS 2017-BRBK Mortgage Trust Class F Certificates (without regard to the application of appraisal reduction Amounts to notionally reduce the certificate balance of such class of certificates) is less than 25% of the initial certificate balance of such class of certificates, the DBUBS 2017-BRBK Directing Holder will have no consent or consultation rights under the DBUBS 2017-BRBK TSA except for such rights available to it as a certificateholder and such other rights that are available to it in accordance with the DBUBS 2017-BRBK TSA.

Certain decisions to be made with respect to the Burbank Office Portfolio Whole Loan, including certain major decisions and the implementation of any recommended actions outlined in an asset status report pursuant to the DBUBS 2017-BRBK TSA require the approval of the DBUBS 2017-BRBK Directing Holder.

The “DBUBS 2017-BRBK Controlling Class” will be, as of any time of determination, the DBUBS 2017-BRBK Mortgage Trust Class F or Class HRR certificates so long as such class has an outstanding certificate balance (as reduced by any principal payments, realized losses, appraisal reduction amounts and collateral deficiency amounts allocable to such class) that is equal to or greater than 25% of the initial certificate balance of such class or, if such class does not meet the preceding requirement, there will be no DBUBS 2017-BRBK Controlling Class.

A “DBUBS 2017-BRBK Controlling Class Certificateholder” will be each holder (or beneficial owner, if applicable) of a certificate of the DBUBS 2017-BRBK Controlling Class.

Neither the DBUBS 2017-BRBK Master Servicer nor the DBUBS 2017-BRBK Special Servicer will be permitted to follow any direction or objection provided by the DBUBS 2017-BRBK Directing Holder that would require or cause the DBUBS 2017-BRBK Master Servicer or the DBUBS 2017-BRBK Special Servicer to violate any provision of the Mortgage Loan documents, the DBUBS 2017-BRBK Intercreditor Agreement, applicable law or the DBUBS 2017-BRBK TSA, including without limitation the DBUBS 2017-BRBK Master Servicer’s or the DBUBS 2017-BRBK Special Servicer’s obligation to act in accordance with the servicing standard, or expose any certificateholder, the DBUBS 2017-BRBK Master Servicer, the DBUBS 2017-BRBK Special Servicer, the DBUBS 2017-BRBK Certificate Administrator, the DBUBS 2017-BRBK Trustee or the DBUBS 2017-BRBK Mortgage Trust or their affiliates, officers, directors or agent to any claim, suit or liability, result in the imposition of a tax upon the DBUBS 2017-BRBK Mortgage Trust or materially expand the scope of the DBUBS 2017-BRBK Master Servicer’s or the DBUBS 2017-BRBK Special Servicer’s responsibilities under the DBUBS 2017-BRBK.

Cure Rights

If the Burbank Office Portfolio Subordinate Companion Loans are no longer included in the DBUBS 2017-BRBK Mortgage Trust and there is a monetary default or non-monetary default (in either case, beyond applicable notice and grace periods) with respect to the Burbank Office Portfolio Whole Loan, then the Burbank Office Portfolio Subordinate Companion Loan Holders will have the right, but not the obligation to: (A) cure such monetary default within 10 business days following the receipt of notice of such default and (B) cure such non-monetary default within 30 days following receipt of notice of such default, provided that under certain circumstances the cure period with respect to a non-monetary default may be extended by an additional 60 days (for a total of up to 90 days). If the Burbank Office Portfolio Subordinate Companion Loan Holders elect to cure a default by way of a payment of money (a “Cure

Payment”), the Burbank Office Portfolio Subordinate Companion Loan Holders will be required to make such Cure Payment as directed by the DBUBS 2017-BRBK Special Servicer and such Cure Payment will include all costs, expenses, losses, liabilities, obligations, damages, penalties and disbursements imposed on, incurred by or asserted against the issuing entity or the Burbank Office Portfolio Pari Passu Companion Loan holders related to the default and incurred during the period of time from the expiration of the grace period for such default until such Cure Payment is made or other cure is effected. So long as a default exists that is being cured by the Burbank Office Portfolio Subordinate Companion Loan Holders and the applicable cure period has not expired and the Burbank Office Portfolio Subordinate Companion Loan Holders are permitted to cure under the terms of the Burbank Office Portfolio Intercreditor Agreement, the default will not be treated as a default or a Burbank Office Portfolio Triggering Event of Default (i) for purposes of “—Distributions” above, (ii) for purposes of triggering an acceleration of the Burbank Office Portfolio Whole Loan, modifying, amending or waiving any provisions or the Mortgage Loan documents or commencing foreclosure proceedings or similar legal proceedings with respect to the Burbank Office Portfolio Mortgaged Properties, or (iii) for purposes of treating the Burbank Office Portfolio Whole Loan as a specially serviced loan. Notwithstanding anything to the contrary, the Burbank Office Portfolio Subordinate Companion Loan Holders’ right to cure a default will be limited to 6 Cure Events over the life of the Burbank Office Portfolio Whole Loan and no single Cure Event may exceed 4 consecutive months. A “Cure Event” means the Burbank Office Portfolio Subordinate Companion Loan Holders’ exercise of its cure rights whether for 1 month or for consecutive months in the aggregate.

Purchase Option

If the Burbank Office Portfolio Subordinate Companion Loans are no longer included in the DBUBS 2017-BRBK Mortgage Trust and a Burbank Office Portfolio Triggering Event of Default has occurred and is continuing, then, upon written notice from the DBUBS 2017-BRBK Special Servicer of such occurrence (a “Repurchase Option Notice”), the Note B holder will have the right (and if all of the Burbank Office Portfolio Subordinate Companion Loan Holders provide such notice, then all of the Burbank Office Portfolio Subordinate Companion Loan Holders collectively, on a pro rata basis will have such right), prior to any other party, by written notice to the DBUBS 2017-BRBK Special Servicer (the “Repurchase Election Notice”) after the occurrence of the Burbank Office Portfolio Triggering Event of Default and prior to the earliest date to occur of (a) the cure of the Burbank Office Portfolio Triggering Event of Default, (b) the consummation of a foreclosure sale, sale by power of sale or delivery of a deed-in-lieu of foreclosure with respect to the related Mortgaged Properties, (c) the modification of the mortgage loan documents in accordance with the DBUBS 2017-BRBK TSA and the Burbank Office Portfolio Intercreditor Agreement, and (d) the date that is 90 days after the related controlling noteholder’s receipt of the Repurchase Option Notice, to purchase the Burbank Office Portfolio Mortgage Loan and Burbank Office Portfolio Pari Passu Companion Loans for the applicable purchase price provided in the Burbank Office Portfolio Intercreditor Agreement on a date not less than five (5) business days nor more than 15 business days after the date of the Repurchase Election Notice, except as described below with respect to a Repurchase Election Notice based on a Notice of Foreclosure/DIL (as defined below).

The DBUBS 2017-BRBK Special Servicer will be required to give the Burbank Office Portfolio Subordinate Companion Loan Holders five (5) business days’ prior written notice of its intent with respect to any consummation of a foreclosure sale, sale by power of sale or delivery of deed-in-lieu of foreclosure with respect to the related Mortgaged Properties (a “Notice of Foreclosure/DIL”). If the DBUBS 2017-BRBK Special Servicer intends to accept a deed-in-lieu of foreclosure, it will be required to deliver a Notice of Foreclosure/DIL stating its intent to the Burbank Office Portfolio Subordinate Companion Loan Holders and the Burbank Office Portfolio Subordinate Companion Loan Holders will have the option, within 10 business days from receipt of such Notice of Foreclosure/DIL, to deliver a Repurchase Election Notice to the DBUBS 2017-BRBK Special Servicer and to consummate the purchase option on a date to occur no later than 30 days from the day it received the Notice of Foreclosure/DIL, provided that such 30 days may be extended at the option of the Burbank Office Portfolio Subordinate Companion Loan Holders for an additional 30 days upon payment of a $5,000,000 non-refundable cash deposit and provision of evidence satisfactory to the DBUBS 2017-BRBK Special Servicer that it is diligently and expeditiously proceeding to consummate its purchase of the Burbank Office Portfolio Mortgage Loan and the Burbank Office Portfolio Pari Passu Companion Loans.

Sale of Defaulted Burbank Office Portfolio Whole Loan

Pursuant to the terms of the Burbank Office Portfolio Intercreditor Agreement, if the Burbank Office Portfolio Whole Loan becomes a defaulted mortgage loan, and if the DBUBS 2017-BRBK Special Servicer determines to sell the Burbank Office Portfolio Mortgage Loan and the Burbank Office Portfolio Companion Loans in accordance with the DBUBS 2017-BRBK TSA, then the DBUBS 2017-BRBK Special Servicer will have the right and the obligation to sell the Burbank Office Portfolio Mortgage Loan and the Burbank Office Portfolio Companion Loans as notes evidencing one whole loan in accordance with the terms of the DBUBS 2017-BRBK TSA. In connection with any such sale, the DBUBS 2017-BRBK Special Servicer will be required to follow the procedures set forth in the DBUBS 2017-BRBK TSA.

Special Servicer Appointment Rights

Pursuant to the Burbank Office Portfolio Intercreditor Agreement and the DBUBS 2017-BRBK TSA, the DBUBS 2017-BRBK Directing Holder (prior to a control termination event) or certificateholders with the requisite percentage of voting rights will have the right, with or without cause, to replace the DBUBS 2017-BRBK Special Servicer then acting with respect to the Burbank Office Portfolio Whole Loan and appoint a replacement special servicer in lieu thereof without the consent of the Companion Loan Holders.

Colorado Center Whole Loan

General. The Colorado Center Mortgage Loan (1.9%) is part of a Whole Loan structure comprised of 13 promissory notes, each of which is secured by the same mortgage instruments on the same underlying Mortgaged Property.

The Colorado Center Mortgage Loan is evidenced by promissory note A-2-C2-2 with a Cut-off Date Balance of $20,000,000. The “Colorado Center Whole Loan” consists of (i) the Colorado Center Mortgage Loan (ii) 9 pari passu companion loans (evidenced by promissory notes A-1-S, A-1-C1, A-1-C2, A-2-S, A-2-C1, A-2-C2-1, A-3-S, A-3-C1 and A-3-C2) (the “Colorado Center Pari Passu Companion Loans”) that are pari passu with the Colorado Center Mortgage Loan and (ii) three subordinate companion loans (evidenced by promissory notes B-1-S, B-2-S and B-3-S) (the “Colorado Center Subordinate Companion Loans” and together with the Colorado Center Pari Passu Companion Loans, the “Colorado Center Companion Loans”) that are subordinate to the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans. None of the Colorado Center Companion Loans is included in the issuing entity. The Colorado Center Pari Passu Companion Loans evidenced by promissory notes A-1-S, A-2-S and A-3-S (with an aggregate Cut-off Date Balance of $98,000,000) and the Colorado Center Subordinate Companion Loans (with an aggregate Cut-off Date Balance of $252,000,000) (together, the “Colorado Center Lead Securitization Companion Loans”) have been securitized in the BXP 2017-CC transaction. The Colorado Center Pari Passu Companion Loans evidenced by promissory notes A-1-C1 and A-3-C1 are expected to be included in the BANK 2017-BNK8 transaction. The Colorado Center Pari Passu Companion Loan evidenced by promissory note A-1-C2 is currently held by Morgan Stanley Bank, N.A. and is expected to be contributed to one or more future securitization transactions. The Colorado Center Pari Passu Companion Loans evidenced by promissory notes A-2-C1 and A-2-C2-1 were included in the COMM 2017-COR2 transaction. The Colorado Center Pari Passu Companion Loan evidenced by promissory note A-3-C2 is currently held by Wells Fargo Bank, National Association and is expected to be contributed to one or more future securitization transactions.

The rights of the holders of the promissory notes evidencing the Colorado Center Whole Loan (the “Colorado Center Noteholders”) are subject to an Intercreditor Agreement (the “Colorado Center Intercreditor Agreement”). The following summaries describe certain provisions of the Colorado Center Intercreditor Agreement.

Servicing. The Colorado Center Whole Loan and any related REO Property is serviced and administered pursuant to the terms of the BXP 2017-CC TSA among Morgan Stanley Capital I Inc., as depositor, Wells Fargo Bank, National Association, as servicer (in such capacity, the “BXP 2017-CC Servicer”), AEGON USA Realty Advisors, LLC, as special servicer (the “BXP 2017-CC Special Servicer”),

Wilmington Trust, National Association, as trustee (the “BXP 2017-CC Trustee”) and Wells Fargo Bank, National Association, as certificate administrator. The BXP 2017-CC TSA was entered into in connection with the securitization of the Colorado Center Lead Securitization Companion Loans. For a summary of certain provisions of the BXP 2017-CC TSA, see “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans—Servicing of the Colorado Center Mortgage Loan”.

The master servicer or the trustee, as applicable, under the PSA will be responsible for making any required P&I Advance on the Colorado Center Mortgage Loan (but not any advances of principal and/or interest on the Colorado Center Companion Loans) pursuant to the terms of the PSA, unless the master servicer or the trustee, as applicable, or the special servicer under the PSA determines that such an advance would not be recoverable from collections on the Colorado Center Mortgage Loan. The BXP 2017-CC Servicer or BXP 2017-CC Trustee, as applicable, is expected to be responsible for making (A) any required principal and interest advances on the Colorado Center Lead Securitization Companion Loans if and to the extent provided in the BXP 2017-CC TSA and the Colorado Center Intercreditor Agreement (but not on the Colorado Center Mortgage Loan) and (B) any required property protection advances with respect to the Colorado Center Whole Loan, unless in the case of clause (A) or (B) above, a determination of nonrecoverability is made under the BXP 2017-CC TSA.

Application of Payments. The Colorado Center Intercreditor Agreement sets forth the respective rights of the Colorado Center Noteholders with respect to distributions of funds received in respect of the Colorado Center Whole Loan, and provides, in general, that:

●	each of the Colorado Center Subordinate Companion Loans and the rights of each holder thereof to receive payments of interest, principal and other amounts with respect to its respective Colorado Center Subordinate Companion Loan will, at all times, be junior, subject and subordinate to the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans and the rights of the issuing entity, as the holder of the Colorado Center Mortgage Loan, and the holders of the Colorado Center Pari Passu Companion Loans to receive payments with respect to the Colorado Center Mortgage Loan and their respective Colorado Center Pari Passu Companion Loans.

●	prior to any event of default under the Colorado Center Whole Loan documents, all payments, proceeds and other recoveries on or in respect of the Colorado Center Whole Loan (other than amounts for reserves or escrows required by the Colorado Center Whole Loan documents and certain payments and expenses including the payment and reimbursement rights of certain parties to the BXP 2017-CC TSA) will be applied in the following order of priority:

●	first, to the holders of the Colorado Center Lead Securitization Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such holders of the Colorado Center Lead Securitization Companion Loans (or paid or advanced by the BXP 2017-CC Servicer, the BXP 2017-CC Special Servicer or the BXP 2017-CC Trustee, as applicable) with respect to the Colorado Center Whole Loan pursuant to the terms of the Colorado Center Intercreditor Agreement or the BXP 2017-CC TSA;

●	second, to the holders of the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective senior note at the related net interest rate;

●	third, to the holders of the Colorado Center Subordinate Companion Loans on a pro rata and pari passu basis, based on their respective interest entitlements, in each case in an amount equal to the accrued and unpaid interest on the principal balance of its respective junior note at the related net interest rate;

●	fourth, pro rata, based on the principal balances of the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans, to each the holders of the Colorado

Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans in an amount equal to its respective principal entitlement allocated pursuant to the Colorado Center Mortgage Loan documents with respect to the applicable Colorado Center Mortgage Loan payment date, which amount will be applied in reduction of the principal balance of its respective Colorado Center Mortgage Loan or the Colorado Center Pari Passu Companion Loan;

●	fifth, if the proceeds of any foreclosure sale or any liquidation of the Colorado Center Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through fourth and, as a result of a workout the principal balances of the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans have been reduced (to the extent such reductions were made in accordance with the terms of the BXP 2017-CC TSA notwithstanding the discussion and allocations set forth in the Colorado Center Intercreditor Agreement by reason of the insufficiency of the Colorado Center Subordinate Companion Loans to bear the full economic effect of the workout), such excess amount will be paid to the holders of the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the Colorado Center Mortgage Loan and the Colorado Center Pari Passu Companion Loans as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of Colorado Center Mortgage Loan;

●	sixth, to the holders of the Colorado Center Subordinate Companion Loans on a pro rata and pari passu basis up to the amount of any unreimbursed costs and expenses paid by such the Colorado Center Subordinate Companion Loans holders (or paid or advanced by the BXP 2017-CC Servicer, the BXP 2017-CC Special Servicer or the BXP 2017-CC Trustee, as applicable) with respect to the Colorado Center Whole Loan pursuant to the terms of the Colorado Center Intercreditor Agreement or the BXP 2017-CC TSA;

●	seventh, pro rata, based on the principal balances of their respective the Colorado Center Subordinate Companion Loan, to each of the holders of the Colorado Center Subordinate Companion Loans in an amount equal to its respective principal entitlement allocated pursuant to the Colorado Center Mortgage Loan documents with respect to the applicable Colorado Center Mortgage Loan payment date, which amount will be applied in reduction of the principal balance of its respective Colorado Center Subordinate Companion Loan;

●	eighth, if the proceeds of any foreclosure sale or any liquidation of the Colorado Center Whole Loan or the related Mortgaged Property exceed the amounts required to be applied in accordance with the foregoing clauses first through seventh and, as a result of a workout the principal balances of the Colorado Center Subordinate Companion Loans have been reduced, such excess amount will be paid to the holders of the Colorado Center Subordinate Companion Loans on a pro rata and pari passu basis (x) first, in an amount up to the reduction, if any, of the aggregate principal balance of the Colorado Center Subordinate Companion Loans as a result of such workout and (y) second, in an amount equal to interest on the amount described in clause (x) at the interest rate of Mortgage Loan;

●	ninth, to the Colorado Center Noteholders, pro rata, based on their respective note percentage interests, any prepayment or yield maintenance premium, to the extent paid by the borrower;

●	tenth, to the extent assumption fees, transfer fees, late payment fees or charges (other than any prepayment or yield maintenance premium) actually paid by the borrower are not required to be otherwise applied under the BXP 2017-CC TSA, including, without limitation, to provide reimbursement for any interest on any Advance (calculated at the advance rate under the BXP 2017-CC TSA), to pay any additional servicing expenses or to compensate the BXP

2017-CC Servicer or the BXP 2017-CC Special Servicer, as applicable (in each case provided that such reimbursements or payments relate to the Colorado Center Whole Loan), any such fees or expenses, to the extent actually paid by the borrower, will be paid to the Colorado Center Noteholders, pro rata, based on their respective note percentage interests; and

●	eleventh, if any excess amount is available to be distributed in respect of the Colorado Center Whole Loan, and not otherwise applied in accordance with the foregoing clause first through tenth, any remaining amounts will be paid pro rata to the Colorado Center Noteholders in accordance with their respective note percentage interests.

●    Certain fees, costs and expenses (such as a pro rata share of any unreimbursed special servicing fee or property protection advances) allocable to the Colorado Center Mortgage Loan may be paid or reimbursed out of payments and other collections on the mortgage pool, subject to the trust’s right to reimbursement from future payments and other collections on the Colorado Center Lead Securitization Companion Loans. This may result in temporary (or, if not ultimately reimbursed, permanent) shortfalls to holders of the certificates.

●    For more information regarding the allocation of collections and expenses in respect of the Colorado Center Whole Loan, see “Pooling and Servicing Agreement—Advances” and “—Withdrawals from the Collection Account”.

Consultation and Control. Pursuant to the Colorado Center Intercreditor Agreement, the controlling noteholder of the Colorado Center Whole Loan (the “Colorado Center Controlling Noteholder”) will be the holder of the Colorado Center Pari Passu Companion Loan evidenced by promissory note A-1-S, provided that the rights of the controlling noteholder are expected to be exercised by holders of the majority of the class of securities issued in the BXP 2017-CC securitization designated as the “controlling class” or such other class(es) otherwise assigned the rights to exercise the rights of the controlling noteholder. Certain decisions to be made with respect to the Colorado Center Whole Loan, including certain major servicing decisions, and the implementation of any recommended actions outlined in an asset status report with respect to the Colorado Center Whole Loan or any related REO property pursuant to the BXP 2017-CC TSA will require the approval of the Colorado Center Controlling Noteholder.

Pursuant to the terms of the Colorado Center Intercreditor Agreement, the issuing entity, as holder of the Colorado Center Mortgage Loan (or its representative), will (i) have the right to receive (1) notices, information and reports with respect to any “major decisions” (as defined in the Colorado Center Intercreditor Agreement) to be taken with respect to the Colorado Center Whole Loan (similar to such notice, information or report the BXP 2017-CC Special Servicer is required to deliver to the directing certificateholder under the BXP 2017-CC TSA) (without regard to whether such items are actually required to be provided to the directing certificateholder under the BXP 2017-CC TSA due to the occurrence of a control event or a consultation termination event (in each case as defined in the BXP 2017-CC TSA) and (2) a summary of the asset status report relating to the Colorado Center Whole Loan (at the same time as it is required to deliver to the directing certificateholder under the BXP 2017-CC TSA) and (ii) have the right to be consulted on a strictly non-binding basis to the extent the holder of the related Mortgage Loan requests consultation with respect to any such major decisions to be taken with respect to the Colorado Center Whole Loan or the implementation of any recommended action outlined in an asset status report relating to the Colorado Center Whole Loan (and the BXP 2017-CC Special Servicer will be required to consider alternative actions recommended by the holder of the Colorado Center Mortgage Loan). The consultation rights of the issuing entity, as the holder of the Colorado Center Mortgage Loan, will expire 10 business days following the delivery of written notice of the proposed action, together with copies of the notice, information and reports required thereto (unless the BXP 2017-CC Special Servicer proposes a new course of action that is materially different from the action previously proposed, in which case the 10 business day consultation period will be deemed to begin anew from the date of such proposal and delivery of all information relating thereto). Notwithstanding the consultation rights of the issuing entity, as the holder of the Colorado Center Mortgage Loan, described above, the BXP 2017-CC Special Servicer is permitted to make any “major decision” (as defined in the Colorado Center Intercreditor Agreement) or take any action set forth in the asset status report before the expiration of the aforementioned 10 business day period if it determines that immediate action with respect to such decision is necessary to protect the interests of the Colorado Center Noteholders; and the BXP 2017-CC Special Servicer will not be obligated at any time to follow or take any alternative actions recommended by the issuing entity, as holder of the Colorado Center Mortgage Loan (or its representative).

In addition to the consultation rights described above, the issuing entity, as holder of the Colorado Center Mortgage Loan (or its representative), will have the right to attend annual meetings (either telephonically or in person, in the discretion of the BXP 2017-CC Servicer or the BXP 2017-CC Special Servicer, as applicable) with the BXP 2017-CC Servicer or the BXP 2017-CC Special Servicer at the offices of the BXP 2017-CC Servicer or the BXP 2017-CC Special Servicer, as applicable, upon reasonable notice and at times reasonably acceptable to the BXP 2017-CC Servicer or the BXP 2017-CC Special Servicer, as applicable, in which servicing issues related to the Colorado Center Whole Loan are discussed, provided that the issuing entity (or its representative) executes a confidentiality agreement in form and substance reasonably satisfactory to it, the BXP 2017-CC Servicer or the BXP 2017-CC Special Servicer, as applicable, and the Colorado Center Controlling Noteholder.

Sale of Defaulted Whole Loan. Pursuant to the terms of the Colorado Center Intercreditor Agreement, if the Colorado Center Whole Loan becomes a defaulted loan under the BXP 2017-CC TSA, and if the BXP 2017-CC Special Servicer determines to sell the Colorado Center Lead Securitization Companion Loans in accordance with the BXP 2017-CC TSA, then the BXP 2017-CC Special Servicer will be required to sell the Colorado Center Companion Loans together with the Colorado Center Mortgage Loan as one whole loan in accordance with the servicing standard as set forth in the BXP 2017-CC TSA.

Notwithstanding the foregoing, the BXP 2017-CC Special Servicer will not be permitted to sell the Colorado Center Whole Loan if such Whole Loan becomes a defaulted whole loan without the written consent of the issuing entity, as holder of the Colorado Center Mortgage Loan (provided that such consent is not required if the issuing entity is a borrower affiliate (as defined in the BXP 2017-CC TSA)) unless the BXP 2017-CC Special Servicer has delivered to the issuing entity: (a) at least 15 business days prior written notice of any decision to attempt to sell the related Whole Loan; (b) at least 10 days prior to the proposed sale date, a copy of each bid package (together with any material amendments to such bid packages) received by the BXP 2017-CC Special Servicer in connection with any such proposed sale; (c) at least 10 days prior to the proposed sale date, a copy of the most recent appraisal for the Colorado Center Whole Loan, and any documents in the servicing file reasonably requested by the issuing entity that are material to the price of the Colorado Center Whole Loan; and (d) until the sale is completed, and a reasonable period of time (but no less time than is afforded to other offerors) prior to the proposed sale date, all information and other documents being provided to other offerors and all leases or other documents that are approved by the BXP 2017-CC Servicer or the BXP 2017-CC Special Servicer in connection with the proposed sale; provided that the issuing entity may waive as to itself any of the delivery or timing requirements described in this sentence. Subject to the terms of the BXP 2017-CC TSA, the issuing entity (or its representative) will be permitted to submit an offer at any sale of the related Whole Loan unless it is a borrower affiliate (as defined in the BXP 2017-CC TSA).

Special Servicer Appointment Rights. Pursuant to the Colorado Center Intercreditor Agreement, subject to the terms of the BXP 2017-CC TSA, the Colorado Center Controlling Note Holder will have the right at any time and from time to time, with or without cause, to replace the BXP 2017-CC Special Servicer then acting with respect to the Colorado Center Whole Loan and appoint a replacement special servicer in lieu of such special servicer in a manner substantially similar to that as described under “Pooling and Servicing Agreement—Termination of Master Servicer and Special Servicer for Cause—Rights Upon Servicer Termination Event”.

Additional Information

Each of the tables presented in Annex A-2 sets forth selected characteristics of the pool of Mortgage Loans as of the Cut-off Date, if applicable. For a detailed presentation of certain additional characteristics of the Mortgage Loans and the Mortgaged Properties on an individual basis, see Annex A-1. For a brief summary of the 20 largest Mortgage Loans in the pool of Mortgage Loans, see Annex A-3.

The description in this prospectus, including Annex A-1, A-2 and A-3, of the Mortgage Pool and the Mortgaged Properties is based upon the Mortgage Pool as expected to be constituted at the close of business on the Cut-off Date, as adjusted for the scheduled principal payments due on the Mortgage Loans on or before the Cut-off Date. Prior to the issuance of the Offered Certificates, a Mortgage Loan may be removed from the Mortgage Pool if the depositor deems such removal necessary or appropriate or if it is prepaid. This may cause the range of Mortgage Rates and maturities as well as the other characteristics of the Mortgage Loans to vary from those described in this prospectus.

A Current Report on Form 8-K containing detailed information regarding the Mortgage Loans will be available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus and will be filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with the PSA, with the United States Securities and Exchange Commission (the “SEC”) on or prior to the date of the filing of this prospectus.

Additionally, an Asset Data File containing certain detailed information regarding the Mortgage Loans for the reporting period specified therein will be filed or caused to be filed by the depositor on Form ABS-EE on or prior to the date of filing of this prospectus and available to persons (including beneficial owners of the Offered Certificates) who receive this prospectus.

Transaction Parties

The Sponsors and Mortgage Loan Sellers

German American Capital Corporation

General. German American Capital Corporation, a Maryland corporation (“GACC”), is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor” or “Mortgage Loan Seller”). Except with respect to (i) the Burbank Office Portfolio Whole Loan, which was co-originated by Deutsche Bank AG, acting through its New York Branch (“DBNY”) (an affiliate of GACC) and UBS AG, New York Branch, (ii) the Moffett Place Building 4 Whole Loan, which was co-originated by DBNY and Wells Fargo Bank, National Association, the Colorado Center Whole Loan, which was co-originated by DBNY, Morgan Stanley Bank, N.A. and Wells Fargo Bank, National Association, (iii) the CCRE Mortgage Loans (as defined below) and (iv) the Gurnee Mills Mortgage Loan (as described below), GACC or an affiliate of GACC originated (either directly or, in some cases, through table funding arrangements) all of the GACC Mortgage Loans in this transaction.

GACC is a wholly-owned subsidiary of Deutsche Bank Americas Holding Corp., which in turn is a wholly-owned subsidiary of Deutsche Bank AG, a German corporation. GACC is an affiliate of Deutsche Bank AG, acting through its New York Branch, an originator, and Deutsche Bank Securities Inc., an underwriter. The principal offices of GACC are located at 60 Wall Street, New York, New York 10005.

GACC is engaged in the origination and acquisition of commercial mortgage loans with the primary intent to sell the loans within a short period of time subsequent to origination or acquisition into a primary issuance of commercial mortgage-backed securities (“CMBS”) or through a sale of whole loan interests to third party investors. GACC originates loans primarily for securitization; however, GACC also originates subordinate mortgage loans or subordinate participation interests in mortgage loans, and mezzanine loans (loans secured by equity interests in entities that own commercial real estate), for sale to third party investors.

The Palma Sola Square & DeSoto Plaza (1.2%), Holiday Inn & Suites Albuquerque Airport (0.7%), Hunters Ridge Apartments (0.4%) and Walgreens Geary (0.4%) Mortgage Loans (the “CCRE Mortgage Loans”), were originated by Cantor Commercial Real Estate Lending, L.P. and acquired by DBNY. In addition, the Gurnee Mills Mortgage Loan (1.4%) is part of a whole loan that was co-originated by Column Financial, Inc., Regions Bank and Wells Fargo Bank, National Association, and acquired by GACC. GACC has reunderwritten such mortgage loans in accordance with the procedures described under “—DBNY’s Underwriting Guidelines and Processes” below, subject to any exceptions, if any, identified under “—Exceptions”.

Deutsche Bank AG (together with certain affiliates, “Deutsche Bank”) filed a Form 6-K with the SEC on December 23, 2016. The Form 6-K states that Deutsche Bank “has reached a settlement in principle with the Department of Justice in the United States (“DOJ”) regarding civil claims that the DOJ considered in connection with the bank’s issuance and underwriting of residential mortgage-backed securities (RMBS) and related securitization activities between 2005 and 2007. Under the terms of the settlement agreement, Deutsche Bank agreed to pay a civil monetary penalty of US dollar 3.1 billion and to provide US dollar 4.1 billion in consumer relief in the United States. The consumer relief is expected to be primarily in the form of loan modifications and other assistance to homeowners and borrowers, and other similar initiatives to be determined, and delivered over a period of at least five years.” On January 17, 2017, the DOJ issued a press release officially announcing a $7.2 billion settlement with Deutsche Bank “resolving federal civil claims that Deutsche Bank misled investors in the packaging, securitization, marketing, sale and issuance of residential mortgage-backed securities (RMBS) between 2006 and 2007 .. . . The settlement requires Deutsche Bank to pay a $3.1 billion civil penalty under the Financial Institutions Reform, Recovery and Enforcement Act (FIRREA). Under the settlement, Deutsche Bank will also provide $4.1 billion in relief to underwater homeowners, distressed borrowers and affected communities.”

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 8 of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 9.3% of the Initial Pool Balance.

GACC’s Securitization Program. GACC has been engaged as an originator and seller/contributor of loans into CMBS securitizations for more than ten years.

GACC has been a seller of loans into securitization programs including (i) the “COMM” program, in which its affiliate Deutsche Mortgage & Asset Receiving Corporation (“DMARC”) is the depositor, (ii) the “CD” program in which DMARC is the depositor on a rotating basis with Citigroup Commercial Mortgage Securities Inc., and (iii) programs where third party entities, including affiliates of General Electric Capital Corporation, Capmark Finance Inc. (formerly GMAC Commercial Mortgage Corporation) and others, have acted as depositors.

Under the COMM name, GACC has had two primary securitization programs, the “COMM FL” program, into which large floating rate commercial mortgage loans were securitized, and the “COMM Conduit/Fusion” program, into which both fixed rate conduit loans and large loans were securitized.

GACC originates both fixed rate and floating rate commercial mortgage loans backed by a range of commercial real estate properties including office buildings, apartments, shopping malls, hotels, and industrial/warehouse properties. The total amount of loans securitized by GACC from October 1, 2010 through October 31, 2017 is approximately $61.32 billion.

GACC has purchased loans for securitization in the past and it may elect to purchase loans for securitization in the future. In the event GACC purchases loans for securitization, GACC will either reunderwrite the mortgage loans it purchases, or perform other procedures to ascertain the quality of such loans, which procedures will be subject to approval by credit risk management officers.

In coordination with Deutsche Bank Securities Inc. and other underwriters or initial purchasers, GACC works with NRSROs, other loan sellers, servicers and investors in structuring a securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and NRSRO criteria.

For the most part, GACC relies on independent rated third parties to service loans held pending sale or securitization. It maintains interim servicing agreements with large, institutional commercial mortgage loan servicers who are highly rated by the NRSROs. Periodic financial review and analysis, including monitoring of ratings, of each of the servicers with which GACC has servicing arrangements is conducted under the purview of loan underwriting personnel.

Pursuant to a MLPA, GACC will make certain representations and warranties, subject to certain exceptions set forth therein (and in Annex D-2 to this prospectus), to the depositor and will covenant to provide certain documents regarding the Mortgage Loans it is selling to the depositor (the “GACC Mortgage Loans”) and, in connection with certain breaches of such representations and warranties or certain defects with respect to such documents, which breaches or defects are determined to have a material adverse effect on the value of the subject GACC Mortgage Loans or such other standard as is described in the related MLPA, may have an obligation to repurchase such Mortgage Loan, cure the subject defect or breach, replace the subject Mortgage Loan with a Qualified Substitute Mortgage Loan or make a Loss of Value Payment, as the case may be. The depositor will assign certain of its rights under each MLPA to the issuing entity. In addition, GACC has agreed to indemnify the depositor, the underwriters and certain of their respective affiliates with respect to certain liabilities arising in connection with the issuance and sale of the certificates. See “Pooling and Servicing Agreement—Assignment of the Mortgage Loans”.

Review of GACC Mortgage Loans

Overview. GACC, in its capacity as the Sponsor of the GACC Mortgage Loans, has conducted a review of the GACC Mortgage Loans in connection with the securitization described in this prospectus. GACC determined the nature, extent and timing of the review and the level of assistance provided by any third parties. The review of the GACC Mortgage Loans was performed by a deal team comprised of real estate and securitization professionals who are employees of one or more of GACC’s affiliates (the “GACC Deal Team”). The review procedures described below were employed with respect to all of the GACC Mortgage Loans, except that certain review procedures only were relevant to the large loan disclosures in this prospectus, as further described below. No sampling procedures were used in the review process.

Data Tape. To prepare for securitization, members of the GACC Deal Team created a data tape (the “GACC Data Tape”) containing detailed loan-level and property-level information regarding each GACC Mortgage Loan. The GACC Data Tape was compiled from, among other sources, the related Mortgage Loan documents, appraisals, environmental reports, seismic reports, property condition reports, zoning reports, insurance policies, borrower supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the DBNY during the underwriting process. After origination of each GACC Mortgage Loan, the GACC Deal Team updated the information in the GACC Data Tape with respect to the GACC Mortgage Loan based on updates provided by the related loan servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the GACC Deal Team. The GACC Data Tape was used by the GACC Deal Team to provide the numerical information regarding the GACC Mortgage Loans in this prospectus.

Data Comparison and Recalculation. GACC (or the depositor on its behalf) engaged a third party accounting firm to perform certain data comparison and recalculation procedures designed by GACC relating to information in this prospectus regarding the GACC Mortgage Loans. These procedures included:

●	comparing the information in the GACC Data Tape against various source documents provided by GACC that are described above under “—Data Tape”;

●	comparing numerical information regarding the GACC Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the GACC Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the GACC Mortgage Loans disclosed in this prospectus.

Legal Review. GACC engaged various law firms to conduct certain legal reviews of the GACC Mortgage Loans for disclosure in this prospectus. In anticipation of securitization of each GACC Mortgage Loan originated by DBNY, origination counsel prepared a loan summary that sets forth salient loan terms and summarizes material deviations from GACC’s standard form loan documents. In addition, origination counsel for each GACC Mortgage Loan reviewed GACC’s representations and warranties set forth on Annex D-1 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Securitization counsel was also engaged to assist in the review of the GACC Mortgage Loans. Such assistance included, among other things, (i) a review of sections of the loan documents with respect to certain of the GACC Mortgage Loans that deviate materially from GACC’s standard form document, (ii) a review of the loan summaries referred to above relating to the GACC Mortgage Loans prepared by origination counsel, and (iii) a review of a due diligence questionnaire completed by the origination counsel. Securitization counsel also reviewed the property release provisions (other than the partial defeasance provisions), if any, for each GACC Mortgage Loan with multiple Mortgaged Properties or, to the extent identified by origination counsel, for each GACC Mortgage Loan with permitted outparcel releases or similar releases for compliance with the REMIC provisions of the Code.

GACC prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the GACC Mortgage Loans included in the 10 largest Mortgage Loans in the mortgage pool, and the abbreviated loan summaries for those of the GACC Mortgage Loans included in the next 10 largest Mortgage Loans in the mortgage pool, which loan summaries and abbreviated loan summaries are incorporated in Annex A-3.

Other Review Procedures. With respect to any pending litigation that existed at the origination of any GACC Mortgage Loan, GACC requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. In connection with the origination of each GACC Mortgage Loan, GACC, together with origination counsel, conducted a search with respect to each borrower under the related GACC Mortgage Loan to determine whether it filed for bankruptcy. If GACC became aware of a significant natural disaster in the vicinity of any Mortgaged Property securing a GACC Mortgage Loan, GACC obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

With respect to the GACC Mortgage Loans originated by DBNY, the GACC Deal Team also consulted with the applicable GACC Mortgage Loan origination team to confirm that the GACC Mortgage Loans were originated in compliance with the origination and underwriting criteria described below under “—DBNY’s Underwriting Guidelines and Processes”, as well as to identify any material deviations from those origination and underwriting criteria. See “—Exceptions” below.

Findings and Conclusions. Based on the foregoing review procedures, GACC determined that the disclosure regarding the GACC Mortgage Loans in this prospectus is accurate in all material respects. GACC also determined that the GACC Mortgage Loans were originated (or acquired and reunderwritten) in accordance with the applicable DBNY’s origination procedures and underwriting criteria, except as described below under “—Exceptions”. GACC attributes to itself all findings and conclusions resulting from the foregoing review procedures.

DBNY’s Underwriting Guidelines and Processes

General. Deutsche Bank AG, acting through its New York Branch (“DBNY”) is an originator and is affiliated with GACC, Deutsche Bank Securities Inc., one of the underwriters, and the depositor. DBNY originates loans located in the United States that are secured by retail, multifamily, office, hotel and industrial/warehouse properties. All of the mortgage loans originated by DBNY generally are originated in accordance with the underwriting criteria described below. The CCRE Mortgage Loans, while originated by Cantor Commercial Real Estate Lending L.P. and the Gurnee Mills Mortgage Loan, while originated by Regions Bank, were reunderwritten by GACC in accordance with the underwriting criteria described under this section, subject to any exceptions, if any, identified under “—Exceptions”. However, each lending situation is unique, and the facts and circumstance surrounding the mortgage loan, such as the quality and location of the real estate, the sponsorship of the borrower and the tenancy of the property, will impact the extent to which the general guidelines below are applied to a specific loan. This underwriting criteria is general, and there is no assurance that every mortgage loan will conform in all respects with the guidelines.

Loan Analysis. In connection with the origination of mortgage loans, DBNY conducts an extensive review of the related mortgaged property, including an analysis of the appraisal, environmental report, property operating statements, financial data, rent rolls, sales where applicable and related information or statements of occupancy rates provided by the borrower and, with respect to the mortgage loans secured by retail and office properties, certain major tenant leases and the tenant’s credit. Generally, borrowers are required to be single purpose entities which do not have a credit history; therefore, the financial strength and character of certain of the borrower’s key principals are examined prior to approval of the mortgage loan through a review of available financial statements and public records searches. A member of DBNY underwriting or due diligence team, or a consultant or other designee, visits the mortgaged property for a site inspection to confirm the occupancy rates of the mortgaged property, and analyzes the mortgaged property’s sub-market and the utility of the mortgaged property within the sub-market. Unless otherwise specified in this prospectus, all financial, occupancy and other information contained in this prospectus is based on such information and there can be no assurance that such financial, occupancy and other information remains accurate.

Cash Flow Analysis. DBNY reviews, among other things, historical operating statements, rent rolls, tenant leases and/or budgeted income and expense statements provided by the borrower and makes adjustments in order to determine a debt service coverage ratio, including taking into account the benefits of any governmental assistance programs. See “Description of the Mortgage Pool—Additional Information” in this prospectus.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and the loan-to-value ratio in connection with the origination of each loan.

The debt service coverage ratio will generally be calculated based on the ratio of the underwritten net cash flow from the property in question as determined by DBNY and payments on the loan based on actual principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a multifamily or commercial mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. We cannot assure you that the foregoing assumptions made with respect to any prospective multifamily or commercial mortgage loan will, in fact, be consistent with actual property performance. For specific discussions on the particular assumptions and adjustments, see “Description of the Mortgage Pool” and Annex A-1 and Annex A-3 to this prospectus. The loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal obtained in accordance with the guidelines described under “—Appraisal and Loan-to-Value Ratio” below. In addition, with respect to certain mortgage loans, there may exist subordinate mortgage debt or mezzanine debt. Such mortgage loans will have a lower combined debt service coverage ratio and/or a higher combined loan-to-value ratio when such subordinate or mezzanine debt is taken into account. Additionally, certain mortgage loans may provide for interest only payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

Appraisal and Loan-to-Value Ratio. For each Mortgaged Property, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a current (within 6 months of the origination date of the mortgage loan) comprehensive narrative appraisal conforming to the requirements of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (“FIRREA”) and Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation. The appraisal is based on the “as-is” market value of the Mortgaged Property as of the date of value in its then-current condition, and in accordance with the Mortgaged Property’s highest and best use as determined within the appraisal. In certain cases, DBNY may also obtain prospective or hypothetical values on an “as-stabilized”, “as complete” and/or “hypothetical as is” basis, reflecting stipulated assumptions including, but not limited to, leasing, occupancy, income normalization, construction, renovation, restoration and/or repairs at the Mortgaged Property. DBNY then determines the loan-to-value ratio of the mortgage loan for origination or, if applicable, in connection with its acquisition of the mortgage loan, in each case based on the value and effective value dates set forth in the appraisal. In connection with DBNY’s acquisition and reunderwriting of a mortgage loan, DBNY relies upon the appraisal(s) obtained by the related originator. Such appraisal(s) may reflect a value for a particular Mortgaged Property that varies from a DBNY opinion of value. The information in this prospectus regarding such acquired mortgage loans, including, but not limited to, appraised values and loan-to-value ratios, reflects the information contained in such originator’s appraisal. We cannot assure you that the information set forth in this prospectus regarding the appraised values or loan-to-value ratios of such acquired mortgage loans would not be different if DBNY had originated such mortgage loans. See “Risk Factors—Risks Relating to the Mortgage Loans—Appraisals May Not Reflect Current or Future Market Value of Each Property” in this prospectus.

Evaluation of Borrower. DBNY evaluates the borrower and its principals with respect to credit history and prior experience as an owner and operator of commercial real estate properties. The evaluation will generally include obtaining and reviewing a credit report or other reliable indication of the borrower’s financial capacity; obtaining and verifying credit references and/or business and trade references; and obtaining and reviewing certifications provided by the borrower as to prior real estate experience and current contingent liabilities. Finally, although the mortgage loans generally are non-recourse in nature, in the case of certain mortgage loans, the borrower and certain principals of the borrower may be required to assume legal responsibility for liabilities as a result of, among other things, fraud, misrepresentation, misappropriation or conversion of funds and breach of environmental or hazardous materials requirements. DBNY evaluates the financial capacity of the borrower and such principals to meet any obligations that may arise with respect to such liabilities.

Environmental Site Assessment. Prior to origination, DBNY either (i) obtains or updates (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains or updates and DBNY relies upon) an environmental site assessment (“ESA”) for a Mortgaged Property prepared by a qualified environmental firm or (ii) obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) an environmental insurance policy for a Mortgaged Property. If an ESA is obtained or updated, DBNY reviews the ESA to verify the absence of reported violations of applicable laws and regulations relating to environmental protection and hazardous materials or other material adverse environmental condition or circumstance. In cases in which the ESA identifies conditions that would require cleanup, remedial action or any other response estimated to cost in excess of 5% of the outstanding principal balance of the mortgage loan, DBNY either (i) determines that another party with sufficient assets is responsible for taking remedial actions directed by an applicable regulatory authority or (ii) requires the borrower to do one of the following: (A) carry out satisfactory remediation activities or other responses prior to the origination of the mortgage loan, (B) establish an operations and maintenance plan, (C) place sufficient funds in escrow or establish a letter of credit at the time of origination of the mortgage loan to complete such remediation within a specified period of time, (D) obtain an environmental insurance policy for the Mortgaged Property, (E) provide or obtain an indemnity agreement or a guaranty with respect to such condition or circumstance, or (F) receive appropriate assurances that significant remediation activities or other significant responses are not necessary or required.

Certain of the mortgage loans may also have environmental insurance policies. See “Description of the Mortgage Pool—Insurance Considerations”.

Physical Assessment Report. Prior to origination, DBNY obtains (or, in connection with DBNY’s acquisition and reunderwriting of a mortgage loan, the related originator obtains and DBNY relies upon) a physical assessment report (“PAR”) for each Mortgaged Property prepared by a qualified structural engineering firm. DBNY reviews the PAR to verify that the property is reported to be in satisfactory physical condition, and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure needs over the term of the mortgage loan. In cases in which the PAR identifies material repairs or replacements needed immediately, DBNY generally requires the borrower to carry out such repairs or replacements prior to the origination of the mortgage loan, or, in many cases, requires the borrower to place sufficient funds in escrow at the time of origination of the mortgage loan to complete such repairs or replacements within not more than twelve months. In certain instances, DBNY may waive such escrows but require the related borrower to complete such repairs within a stated period of time in the related mortgage loan documents.

Title Insurance Policy. The borrower is required to provide, and DBNY reviews, a title insurance policy for each Mortgaged Property. The title insurance policy must meet the following requirements: (a) the policy must be written by a title insurer licensed to do business in the jurisdiction where the Mortgaged Property is located; (b) the policy must be in an amount equal to the original principal balance of the mortgage loan; (c) the protection and benefits must run to the mortgagee and its successors and assigns; (d) the policy should be written on a standard policy form of the American Land Title Association or equivalent policy promulgated in the jurisdiction where the Mortgaged Property is located; and (e) the legal description of the Mortgaged Property in the title policy must conform to that shown on the survey of the Mortgaged Property, where a survey has been required.

Property Insurance. The borrower is required to provide, and DBNY reviews, certificates of required insurance with respect to the Mortgaged Property. Such insurance may include: (1) commercial general liability insurance for bodily injury or death and property damage; (2) a fire and extended perils insurance policy providing “special” form coverage including coverage against loss or damage by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion; (3) if applicable, boiler and machinery coverage; (4) if the Mortgaged Property is located in a flood hazard area, flood insurance; and (5) such other coverage as DBNY may require based on the specific characteristics of the Mortgaged Property.

Seismic Report. A seismic report is required for all properties located in seismic zones 3 or 4.

Zoning and Building Code Compliance. In connection with the origination of a multifamily or commercial mortgage loan, the originator will examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: a zoning report, legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports and/or representations by the related borrower.

Escrow Requirements. DBNY may require borrowers to fund various escrows for taxes, insurance, capital expenses and replacement reserves, which reserves in many instances will be limited to certain capped amounts. In addition, DBNY may identify certain risks that warrant additional escrows or holdbacks for items such as leasing-related matters, deferred maintenance, environmental remediation or unfunded obligations, which escrows or holdbacks would be released upon satisfaction of the applicable conditions. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. Escrows are evaluated on a case-by-case basis and are not required for all commercial mortgage loans originated by DBNY. The typical required escrows for mortgage loans originated by DBNY are as follows:

●	Taxes – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property taxes (based on the most recent property assessment and the current millage rate) are required to provide DBNY with sufficient funds to satisfy all taxes and assessments. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant pays taxes directly (or DBNY may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that pays taxes for its portion of the Mortgaged Property directly); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Insurance – An initial deposit and monthly escrow deposits equal to approximately 1/12th of the estimated annual property insurance premium are required to provide DBNY with sufficient funds to pay all insurance premiums. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the borrower maintains a blanket insurance policy; (ii) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant maintains the property insurance or self-insures (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that maintains property insurance for its portion of the Mortgaged Property or self-insures); or (iii) any Escrow/Reserve Mitigating Circumstances.

●	Replacement Reserves – Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant) and the tenant repairs and maintains the Mortgaged Property (or may waive the escrow for a portion of the Mortgaged Property which is leased to a tenant that repairs and maintains its portion of the Mortgaged Property); or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Tenant Improvement/Lease Commissions – A tenant improvement/leasing commission reserve may be required to be funded either at loan origination and/or during the related mortgage loan term and/or springing upon certain tenant events to cover certain anticipated leasing commissions, free rent periods or tenant improvement costs which might be associated with re-leasing the space occupied by such tenants. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), with a lease that extends beyond the loan term; or (ii) any Escrow/Reserve Mitigating Circumstances.

●	Deferred Maintenance – A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee to complete the immediate repairs; (ii) the deferred maintenance items do not materially impact the function, performance or value of the property; (iii) the deferred maintenance cost does not exceed $50,000; (iv) the Mortgaged Property is a single tenant property (or substantially leased to single tenant), and the tenant is responsible for the repairs; or (v) any Escrow/Reserve Mitigating Circumstances.

●	Environmental Remediation – An environmental remediation reserve may be required at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report. DBNY may waive this escrow requirement in certain circumstances, including, but not limited to: (i) the sponsor of the borrower delivers a guarantee agreeing to complete the remediation; (ii) environmental insurance is in place or obtained; or (iii) any Escrow/Reserve Mitigating Circumstances.

DBNY may determine that establishing any of the foregoing escrows or reserves is not warranted in one or more of the following instances (collectively, the “Escrow/Reserve Mitigating Circumstances”): (i) the amounts involved are de minimis, (ii) DBNY’s evaluation of the ability of the Mortgaged Property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve, (iii) based on the Mortgaged Property maintaining a specified debt service coverage ratio, (iv) DBNY has structured springing escrows that arise for identified risks, (v) DBNY has an alternative to a cash escrow or reserve, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower; (vi) DBNY believes there are credit positive characteristics of the borrower, the sponsor of the borrower and/or the Mortgaged Property that would offset the need for the escrow or reserve; or (vii) the reserves are being collected and held by a third party, such as a management company, a franchisor, or an association.

Notwithstanding the foregoing discussion under this caption “—DBNY’s Underwriting Guidelines and Processes”, one or more of the mortgage loans contributed to this securitization by GACC may vary from, or may not comply with, DBNY’s underwriting guidelines described above. In addition, in the case of one or more of the mortgage loans contributed to this securitization by GACC, DBNY may not have strictly applied these underwriting guidelines as the result of a case-by-case permitted exception based upon other compensating or mitigating factors.

Exceptions. Other than as set forth below, the GACC Mortgage Loans were originated in accordance with the underwriting standards set forth above.

With respect to the U-Haul SAC Portfolios 14, 15, 17 Mortgage Loan (5.6%), the Mortgage Loan is structured with a 10-year ARD and an approximately 20-year final maturity date, which is longer than the maximum term of 10 years generally required by GACC’s underwriting guidelines. GACC’s decision to include the Mortgage Loan in the transaction was based on several factors, including (i) the loan-to-value ratio of the Mortgage Loan is 60.5% and the loan-to-value ratio based on the “as-is” appraised value and the expected loan balance at the anticipated repayment date is 43.1%, in comparison to the loan-to-value ratio of 70.0% that is provided for in GACC’s underwriting guidelines for self-storage properties, (ii) the net cash flow debt service coverage ratio of the Mortgage Loan is 1.63x, in comparison to a net cash flow debt service coverage ratio of 1.25x that is provided for in GACC’s underwriting guidelines for self-storage properties and (iii) the financial strength of the loan sponsor. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Lightstone Portfolio Mortgage Loan (3.8%), the related borrower is initially required to make FF&E reserve deposits of 1% of the projected rents for each Mortgaged Property from the date of origination to, but not including, September 6, 2018, 2% of the projected rents for each Mortgaged Property from September 6, 2018 to, but not including, September 6, 2019, and 4% thereafter. Under GACC’s underwriting guidelines for hotel properties, FF&E reserve deposits of 4% of gross revenues would typically be required. GACC’s decision to include the Mortgage Loan in the transaction was based on the PIP that will be implemented at each of the related Mortgaged Properties, except for Hampton Inn & Suites Ft. Myers Beach. At loan origination, $2,408,000 was reserved into a PIP reserve, which amount represents 100% of the anticipated costs associated with the PIP at each Mortgaged Property, except for Hampton Inn & Suites Ft. Myers Beach, which did not require an upfront PIP. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

With respect to the Brookriver Mortgage Loan (0.7%), the related borrower is required to make monthly replacement reserve deposits equivalent to $0.19 per sq. ft. compared to $0.20 required under GACC’s underwriting guidelines for office properties. GACC’s decision to include the Mortgage Loan in the transaction was based on the sponsor’s 2016 capital improvement expenditure of $1.1 million ($7.21 per sq. ft.). Additionally, the net cash flow debt service coverage ratio of the Mortgage Loan is 1.65x, in comparison to a net cash flow debt service coverage ratio of 1.25x that is provided for in GACC’s underwriting guidelines for office properties that indicates excess cashflow generated by the property that may be used for replacements if necessary. Certain characteristics of the Mortgage Loan can be found in Annex A-1.

Compliance with Rule 15Ga-1 under the Exchange Act. GACC most recently filed a Form ABS-15G with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 15Ga-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on February 14, 2017. GACC’s “Central Index Key” number is 0001541294. With respect to the period from and including October 1, 2014 to and including September 30, 2017, GACC did not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither GACC nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, GACC and/or its affiliates may retain on the Closing Date or own in the future certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

Citi Real Estate Funding Inc.

Citi Real Estate Funding Inc. (“CREFI”) is a sponsor and a mortgage loan seller in this securitization transaction (in such capacity, a “Sponsor” or “Mortgage Loan Seller”, as applicable). CREFI originated or co-originated all of the Mortgage Loans it is selling to the Depositor in this transaction other than the Port Gardner Building, 19500 South Dixie Highway and Bennett Creek Crossing Mortgage Loans, each of which was originated by Macquarie US Trading LLC d/b/a Principal Commercial Capital and acquired by CREFI. The respective Mortgage Loans that CREFI is selling to the Depositor in this securitization transaction are collectively referred to in this prospectus as the “CREFI Mortgage Loans”. CREFI is a New York corporation organized in 2014 and is a wholly-owned subsidiary of Citibank, N.A., a national banking association, which is in turn a wholly-owned subsidiary of Citicorp LLC, a Delaware limited liability corporation, which is in turn a wholly-owned subsidiary of Citigroup Inc., a Delaware corporation. CREFI maintains its principal office at 388 Greenwich Street, New York, New York 10013, Attention: Mortgage Finance Group, and its facsimile number is (212) 723-8604. CREFI is an affiliate of Citigroup Global Markets Inc. (one of the underwriters). CREFI makes, and purchases (or may purchase) from lenders, commercial and multifamily mortgage loans primarily for the purpose of securitizing them in CMBS transactions.

Neither CREFI nor any of its affiliates will insure or guarantee distributions on the certificates. The Certificateholders will have no rights or remedies against CREFI for any losses or other claims in connection with the certificates or the Mortgage Loans except in respect of the repurchase and substitution obligations for material document defects or material breaches of the representations and warranties made by CREFI in the related Mortgage Loan Purchase Agreement as described under “Description of the Mortgage Loan Purchase Agreements—General”.

CREFI’s Commercial Mortgage Origination and Securitization Program.

CREFI, directly or through correspondents or affiliates, originates multifamily and commercial mortgage loans throughout the United States. CREFI has been engaged in the origination of multifamily and commercial mortgage loans for securitization since January 2017, and in the securitization of multifamily and commercial mortgage loans since April 2017. As of November 5, 2017, CREFI has contributed mortgage loans into 7 previous commercial mortgage securitizations. However, CREFI is an affiliate of Citigroup Global Markets Realty Corp. (“CGMRC), which has been engaged in the origination of multifamily and commercial mortgage loans for securitization since 1996. As regards the origination and securitization of multifamily and commercial mortgage loans, CREFI and CGMRC share staff, have the same underwriting guidelines and credit committee approval process and utilize substantially the same loan documentation. The multifamily and commercial mortgage loans originated by CREFI may include both fixed rate loans and floating rate loans.

In addition, in the normal course of its business, CREFI may also acquire multifamily and commercial mortgage loans from various third-party originators. These mortgage loans may have been originated using underwriting guidelines not established by CREFI.

In connection with the commercial mortgage securitization transactions in which CREFI participates, CREFI generally transfers the subject mortgage assets to a depositor, who then transfers those mortgage assets to the issuing entity for the related securitization. In return for the transfer of the subject mortgage assets by the depositor to the issuing entity, the issuing entity issues commercial mortgage pass-through certificates that are in whole or in part backed by, and supported by the cash flows generated by, those mortgage assets.

CREFI will generally act as a sponsor, originator and/or mortgage loan seller in the commercial mortgage securitization transactions in which it participates. In such transactions there may be a co-sponsor and/or other mortgage loan sellers and originators.

CREFI generally works with rating agencies, unaffiliated mortgage loan sellers, servicers, affiliates and underwriters in structuring a securitization transaction. Generally CREFI and/or the related depositor contract with other entities to service the multifamily and commercial mortgage loans following their transfer into a trust fund in exchange for a series of certificates.

Review of CREFI Mortgage Loans.

Overview. In connection with the preparation of this prospectus, CREFI conducted a review of the Mortgage Loans that it is selling to the Depositor. The review was conducted as set forth below and was conducted with respect to each of the CREFI Mortgage Loans. No sampling procedures were used in the review process.

Database. First, CREFI created a database of information (the “Citi Securitization Database”) obtained in connection with the origination of the CREFI Mortgage Loans, including:

●	certain information from the CREFI Mortgage Loan documents;

●	certain information from the rent rolls and operating statements for, and certain leases relating to, the related Mortgaged Properties (in each case to the extent applicable);

●	insurance information for the related Mortgaged Properties;

●	information from third party reports such as the appraisals, environmental and property condition reports, seismic reports, zoning reports and other zoning information;

●	bankruptcy searches with respect to the related borrowers; and

●	certain information and other search results obtained by CREFI’s deal team for each of the CREFI Mortgage Loans during the underwriting process.

CREFI also included in the Citi Securitization Database certain updates to such information received by CREFI’ securitization team after origination, such as information from the interim servicer regarding loan payment status and current escrows, updated rent rolls and leasing activity information provided pursuant to the Mortgage Loan documents, and information otherwise brought to the attention of CREFI’s securitization team. Such updates were not intended to be, and do not serve as, a re-underwriting of any Mortgage Loan.

Using the information in the Citi Securitization Database, CREFI created a Microsoft Excel file (the “Citi Data File”) and provided that file to the Depositor for the inclusion in this prospectus (particularly in Annexes A-1, A-2 and A-3 to this prospectus) of information regarding the CREFI Mortgage Loans.

Data Comparison and Recalculation. CREFI (or the Depositor on its behalf) engaged a third-party accounting firm to perform certain data comparison and recalculation procedures designed by CREFI, relating to information in this prospectus regarding the CREFI Mortgage Loans. These procedures included:

●	comparing the information in the Citi Data File against various source documents provided by CREFI that are described above under “—Database” above;

●	comparing numerical information regarding the CREFI Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Citi Data File; and

●	recalculating certain percentages, ratios and other formulae relating to the CREFI Mortgage Loans disclosed in this prospectus.

Legal Review. CREFI also reviewed and responded to a Due Diligence Questionnaire (as defined below) relating to the CREFI Mortgage Loans, which questionnaire was prepared by the Depositor’s legal counsel for use in eliciting information relating to the CREFI Mortgage Loans and including such information in this prospectus to the extent material.

Although the Due Diligence Questionnaire may be revised from time to time, it typically contains various questions regarding the Citi Mortgage Loans, the related Mortgaged Properties, the related borrowers, sponsors and tenants, and any related additional debt. For example, the due diligence questionnaire (a “Due Diligence Questionnaire”) may seek to elicit, among other things, the following information:

●	whether any Mortgage Loans were originated by third party originators and the names of such originators, and whether such Mortgage Loans were underwritten or re-underwritten in accordance with CREFI’s (or the applicable mortgage loan seller’s) criteria;

●	whether any Mortgage Loans are not first liens, or have a loan-to-value ratio greater than 80%;

●	whether any Mortgage Loans are 30 days or more delinquent with respect to any monthly debt service payment as of the cut-off date or have been 30 days or more delinquent at any time during the 12-month period immediately preceding the cut-off date;

●	a description of any material issues with respect to any of the Mortgage Loans;

●	whether any Mortgage Loans permit, or have existing, mezzanine debt, additional debt secured by the related Mortgaged Properties or other material debt, and the material terms and conditions for such debt;

●	whether any Mortgaged Properties have additional debt that is included in another securitization transaction and information related to such other securitization transaction;

●	whether intercreditor agreements, subordination and standstill agreements or similar agreements are in place with respect to secured debt, mezzanine debt or additional debt and the terms of such agreements;

●	a list of Mortgage Loans that permit prepayment or defeasance (in whole or in part), or provide for yield maintenance, and the types of prepayment lock-out provisions and prepayment charges that apply;

●	whether any Mortgage Loans permit the release of all or a portion of the related Mortgaged Properties, and the material terms of any partial release, substitution and condemnation/casualty provisions;

●	whether any Mortgage Loans have a right of first refusal or right of first offer or similar options, in favor of a tenant or any other party;

●	whether there are post-close escrows or earn-out reserves that could be used to pay down the Mortgage Loan, or whether there are escrows or holdbacks that have not been fully funded;

●	information regarding grace periods and interest accrual provisions, non-recourse carveouts, and any other material provisions with respect to the Mortgage Loan;

●	whether the borrower or sponsor of any related borrower has been subject to bankruptcy proceedings, or has a past or present material criminal charge or record;

●	whether any borrower is not a special purpose entity;

●	whether any borrowers or sponsors of related borrowers have been subject to litigation or similar proceedings and the material terms thereof;

●	whether any borrower under a Mortgage Loan is affiliated with a borrower under another Mortgage Loan to be included in the issuing entity;

●	whether any of the Mortgage Loans is a leasehold mortgage, the terms of the related ground lease, and whether the term of the related ground lease extends at least 20 years beyond the stated loan maturity;

●	a list of any related Mortgaged Properties for which a single tenant occupies over 20% of such property, and whether there are any significant lease rollovers at a particular Mortgaged Property;

●	a list of any significant tenant concentrations or material tenant issues, e.g., dark tenants, subsidized tenants, government or student tenants, or Section 8 tenants, etc.;

●	a description of any material leasing issues at the related Mortgaged Properties;

●	whether any related Mortgaged Properties are subject to condemnation proceedings or litigation;

●	a list of related Mortgaged Properties for which a Phase I environmental site assessment has not been completed, or for which a Phase II was performed, and whether any environmental site assessment reveals any material adverse environmental condition or circumstance at any related Mortgaged Property except for those which will be remediated by the cut-off date;

●	whether there is any terrorism, earthquake, tornado, flood, fire or hurricane damage with respect to any of the related Mortgaged Properties;

●	a list of Mortgaged Properties for which an engineering inspection has not been completed and whether any property inspection revealed material issues; and/or

●	general information regarding property type, condition, use, plans for renovation, etc.

CREFI also provided to origination counsel a set of mortgage loan representations and warranties substantially similar to those attached as Annex D-1 to this prospectus and requested that origination counsel identify exceptions to such representations and warranties. CREFI compiled and reviewed the draft exceptions received from origination counsel, engaged separate counsel to review the exceptions, revised the exceptions and provided them to the Depositor for inclusion on Annex D-3 to this prospectus. In addition, for each CREFI Mortgage Loan originated by CREFI or one of its affiliates, CREFI prepared and delivered to its securitization counsel for review an asset summary, which summary includes important loan terms and certain property level information obtained during the origination process. The loan terms included in each asset summary may include, without limitation, the principal amount, the interest rate, the loan term, the interest calculation method, the due date, any applicable interest-only period, any applicable amortization period, a summary of any prepayment and/or defeasance provisions, a summary of any lockbox and/or cash management provisions, a summary of any release provisions, and a summary of any requirement for the related borrower to fund up-front and/or on-going reserves. The property level information obtained during the origination process included in each asset summary may include, without limitation, a description of the related Mortgaged Property (including property type, ownership structure, use, location, size, renovations, age and physical attributes), information relating to the commercial real estate market in which the Mortgaged Property is located, information relating to the related borrower and sponsor of the related borrower, an underwriter’s assessment of strengths and risks of the loan transaction, tenant analysis, and summaries of third party reports such as appraisal, environmental and property condition reports.

For each CREFI Mortgage Loan, if any, purchased by CREFI or its affiliates from a third-party originator of such CREFI Mortgage Loan, CREFI reviewed the purchase agreement and related representations and warranties, and exceptions to those representations and warranties, made by the seller of such CREFI Mortgage Loan to CREFI or its affiliates, reviewed certain provisions of the related Mortgage Loan documents and third party reports concerning the related Mortgaged Property provided by the originator of such CREFI Mortgage Loan, prepared exceptions to the representations and warranties in the Mortgage Loan Purchase Agreement based upon such review, and provided them to the Depositor for inclusion on Annex D-3 to this prospectus. With respect to any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator, the representations and warranties made by the third party originator in the related purchase agreement between CREFI or its affiliates, on the one hand, and the third party originator, on the other hand, are solely for the benefit of CREFI or its affiliates. The rights, if any, that CREFI or its affiliates may have under such purchase agreement upon a breach of such representations and warranties made by the third party originator will not be assigned to the trustee for this securitization, and the Certificateholders and the trustee for this securitization will not have any recourse against the third party originator in connection with any breach of the representations and warranties made by such third party originator. As described under “Description of the Mortgage Loan Purchase Agreements—General”, the substitution or repurchase obligation of, or the obligation to make a Loss of Value Payment on the part of, CREFI, as Mortgage Loan Seller, with respect to the applicable CREFI Mortgage Loans under the related Mortgage Loan Purchase Agreement constitutes the sole remedy available to the Certificateholders and the trustee for this securitization for any uncured material breach of any CREFI’s representations and warranties regarding the applicable CREFI Mortgage Loans, including any CREFI Mortgage Loan that is purchased by CREFI or its affiliates from a third party originator.

In addition, with respect to each CREFI Mortgage Loan, CREFI reviewed, and in certain cases requested that its counsel review, certain Mortgage Loan document provisions as necessary for disclosure of such provisions in this prospectus, such as property release provisions and other provisions specifically disclosed in this prospectus.

Certain Updates. Furthermore, CREFI requested the borrowers under the related CREFI Mortgage Loans (or the borrowers’ respective counsel) for updates on any significant pending litigation that existed at origination. Moreover, if CREFI became aware of a significant natural disaster in the vicinity of a Mortgaged Property relating to a CREFI Mortgage Loan, CREFI requested information on the property status from the related borrower in order to confirm whether any material damage to the property had occurred.

Large Loan Summaries. Finally, CREFI prepared, and reviewed with origination counsel and/or securitization counsel, the loan summaries for those of the related CREFI Mortgage Loans included in the 10 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, and the abbreviated loan summaries for those of the CREFI Mortgage Loans included in the next 10 largest Mortgage Loans (considering any group of Crossed Mortgage Loans as a single Mortgage Loan) in the Mortgage Pool, which loan summaries and abbreviated loan summaries are incorporated in “Description of Top Twenty Mortgage Loans and Additional Mortgage Loan Information” in Annex A-3 to this prospectus.

Findings and Conclusions. Based on the foregoing review procedures, CREFI found and concluded that the disclosure regarding the CREFI Mortgage Loans in this prospectus is accurate in all material respects. CREFI also found and concluded that the CREFI Mortgage Loans were originated in accordance with CREFI’s origination procedures and underwriting criteria, except for any material deviations described under “—Exceptions” below. CREFI attributes to itself all findings and conclusions resulting from the foregoing review procedures.

CREFI’s Underwriting Guidelines and Processes.

General. CREFI’s commercial mortgage loans (including any co-originated mortgage loans) are primarily originated in accordance with the procedures and underwriting criteria described below. The Port Gardner Building, 19500 South Dixie Highway and Bennett Creek Crossing Mortgage Loans were originated by Macquarie US Trading LLC d/b/a Principal Commercial Capital and re-underwritten by CREFI in accordance with the underwriting criteria described below prior to CREFI’s acquisition of such Mortgage Loans. However, variations from the procedures and criteria described below may be implemented as a result of various conditions including each loan’s specific terms, the quality or location of the underlying real estate, the property’s tenancy profile, the background or financial strength of the borrower/sponsor or any other pertinent information deemed material by CREFI. Therefore, this general description of CREFI’s origination procedures and underwriting criteria is not intended as a representation that every commercial mortgage loan originated by it or on its behalf complies entirely with all criteria set forth below.

Process. The credit underwriting process for each of CREFI’s loans is performed by a deal team comprised of real estate professionals which typically includes an originator, an underwriter, a commercial closer and a third party due diligence provider operating under the review of CREFI. This team conducts a thorough review of the related mortgaged property, which in most cases includes an examination of the following information, to the extent both applicable and available: historical operating statements, rent rolls, tenant leases, current and historical real estate tax information, insurance policies and/or schedules, and third party reports pertaining to appraisal/valuation, zoning, environmental status and physical condition/seismic condition/engineering (see “—Escrow Requirements”, “—Title Insurance Policy”, “—Property Insurance”, “—Third Party Reports—Appraisal”, “—Third Party Reports—Environmental Report” and “—Third Party Reports—Property Condition Report” below). In some cases (such as a property having a limited operating history or having been recently acquired by its current owner), historical operating statements may not be available. Rent rolls would not be examined for certain property types, such as hospitality properties or single tenant properties, and tenant leases would not be examined for certain property types, such as hospitality, self-storage, multifamily and manufactured housing community properties.

A member of CREFI’s deal team or one of its agents performs an inspection of the property as well as a review of the surrounding market environment, including demand generators and competing properties (if any), in order to confirm tenancy information, assess the physical quality of the collateral, determine visibility and access characteristics, and evaluate the property’s competitiveness within its market.

CREFI’s deal team or one of its agents also performs a detailed review of the financial status, credit history, credit references and background of the borrower and certain key principals using financial statements, income tax returns, credit reports, criminal/background investigations, and specific searches for judgments, liens, bankruptcy and pending litigation. Circumstances may also warrant an examination of the financial strength and credit of key tenants as well as other factors that may impact the tenants’ ongoing occupancy or ability to pay rent.

After the compilation and review of all documentation and other relevant considerations, the deal team finalizes its detailed underwriting analysis of the property’s cash flow in accordance with CREFI’s property-specific, cash flow underwriting guidelines. Determinations are also made regarding the implementation of appropriate loan terms to structure around risks, resulting in features such as ongoing escrows or up-front reserves, letters of credit, lockboxes/cash management agreements or guarantees. A complete credit committee package is prepared to summarize all of the above referenced information.

Credit Approval. All commercial mortgage loans must be presented to one or more credit committees that include senior real estate professionals among others. After a review of the credit committee package and a discussion of the loan, the committee may approve the loan as recommended or request additional due diligence, modify the terms, or reject the loan entirely.

Debt Service Coverage Ratio and Loan-to-Value Ratio Requirements. CREFI’s underwriting standards generally require a minimum debt service coverage ratio of 1.20x and a maximum loan-to-value ratio of 80%. However, these thresholds are guidelines and exceptions are permitted under the guidelines on the merits of each individual loan, such as reserves, letters of credit and/or guarantees and CREFI’s assessment of the property’s future prospects. Property and loan information is not updated for securitization unless CREFI determines that information in its possession has become stale.

Certain properties may also be encumbered by subordinate debt secured by such property and/or mezzanine debt secured by direct or indirect ownership interests in the borrower and, when such mezzanine or subordinate debt is taken into account, may result in aggregate debt that does not conform to the aforementioned debt service coverage ratio and loan-to-value ratio parameters.

Amortization Requirements. While CREFI’s underwriting guidelines generally permit a maximum amortization period of 30 years, certain loans may provide for interest-only payments through maturity or for a portion of the loan term. If the loan entails only a partial interest-only period, the monthly debt service, annual debt service and debt service coverage ratio set forth in this prospectus and Annex A-1 to this prospectus reflect a calculation on the future (larger) amortizing loan payment. See “Description of the Mortgage Pool” in this prospectus.

Escrow Requirements. CREFI may require borrowers to fund escrows for taxes, insurance, capital expenditures and replacement reserves. In addition, CREFI may identify certain risks that warrant additional escrows or holdbacks for items to be released to the borrower upon the satisfaction of certain conditions. Such escrows or holdbacks may cover tenant improvements/leasing commissions, deferred maintenance, environmental remediation or unfunded obligations, among other things. Springing escrows may also be structured for identified risks such as specific rollover exposure, to be triggered upon the non-renewal of one or more key tenants. In some cases, the borrower may be allowed to post a letter of credit or guaranty in lieu of a cash reserve, or provide periodic evidence of timely payment of a typical escrow item. Escrows are evaluated on a case-by-case basis and are not required for all of CREFI’s commercial mortgage loans.

Generally, CREFI requires escrows as follows:

●	Taxes—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy all taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional sponsor or the sponsor is a high net worth individual or (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is required to pay taxes directly or reimburse the landlord for the real estate taxes paid.

●	Insurance—An initial deposit and monthly escrow deposits equal to 1/12th of the annual property insurance premium are typically required to pay all insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related borrower or an affiliate thereof maintains a blanket insurance policy, (ii) if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure, or (iii) if and to the extent that another third party unrelated to the borrower (such as a condominium board, if applicable) is obligated to maintain the insurance.

●	Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the mortgaged property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements depending on the property type, except that such escrows are not required in certain circumstances, including, but not limited to, if and to the extent that a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for all repairs and maintenance, including those required with respect to the roof and structure of the improvements.

●	Tenant Improvement / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvement / leasing commission reserve may be required to be funded either at loan origination and/or during the term of the mortgage loan to cover anticipated leasing commissions or tenant improvement costs that might be associated with re-leasing certain space involving major tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the tenant’s lease extends beyond the loan term or (ii) if the rent for the space in question is considered below market.

●	Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination in an amount equal to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the related mortgaged property’s function, performance or value or (iii) if a single or major tenant (which may be a ground tenant) at the related mortgaged property is responsible for the repairs.

●	Environmental Remediation—An environmental remediation reserve may be required to be funded at loan origination in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee wherein it agrees to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place or (iii) if a third party unrelated to the borrower is identified as the responsible party.

For a description of the escrows collected with respect to the CREFI Mortgage Loans, please see Annex A-1 to this prospectus.

Title Insurance Policy. The borrower is required to provide, and CREFI or its counsel typically will review, a title insurance policy for each property. The provisions of the title insurance policy are required to comply with the mortgage loan representation and warranty set forth in paragraph (6) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Insurance. CREFI requires the borrower to provide, or authorizes the borrower to rely on a tenant or other third party to obtain, insurance policies meeting the requirements set forth in the mortgage loan representations and warranties in paragraphs (16) and (29) on Annex D-1 to this prospectus without any exceptions that CREFI deems material (other than with respect to deductibles and allowing a tenant to self-insure).

Third Party Reports. In addition to or as part of applicable origination guidelines or reviews described above, in the course of originating the CREFI Mortgage Loans, CREFI generally considered the results of third party reports as described below. In many instances, however, one or more provisions of the guidelines were waived or modified in light of the circumstances of the relevant loan or property.

Appraisal

CREFI obtains an appraisal meeting the requirements described in the mortgage loan representation and warranty set forth in paragraph (41) on Annex D-1 to this prospectus without any exceptions that CREFI deems material. In addition, the appraisal (or a separate letter) includes a statement by the appraiser that the guidelines in Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, were followed in preparing the appraisal.

Environmental Report

CREFI generally obtains a Phase I site assessment or an update of a previously obtained site assessment for each mortgaged property prepared by an environmental firm approved by CREFI. CREFI or its designated agent typically reviews the Phase I site assessment to verify the presence or absence of potential adverse environmental conditions. In cases in which the Phase I site assessment identifies any such conditions, CREFI generally requires that the condition be addressed in a manner that complies with the mortgage loan representation and warranty set forth in paragraph (40) on Annex D-1 to this prospectus without any exceptions that CREFI deems material.

Property Condition Report

CREFI generally obtains a current property condition report (a “PCR”) for each mortgaged property prepared by a structural engineering firm approved by CREFI. CREFI or an agent typically reviews the PCR to determine the physical condition of the property and to determine the anticipated costs of necessary repair, replacement and major maintenance or capital expenditure over the term of the mortgage loan. In cases in which the PCR identifies an immediate need for material repairs or replacements with an anticipated cost that is over a certain minimum threshold or percentage of loan balance, CREFI often requires that funds be put in escrow at the time of origination of the mortgage loan to complete such repairs or replacements or obtains a guarantee from a sponsor of the borrower in lieu of reserves. See “—Escrow Requirements” above.

Servicing. Interim servicing for all of CREFI’s loans prior to securitization is typically performed by a nationally recognized rated third party interim servicer. In addition, primary servicing is occasionally retained by certain qualified mortgage brokerage firms under established sub-servicing agreements with CREFI, which firms may continue primary servicing certain loans following the securitization closing date. Otherwise, servicing responsibilities are transferred from the interim servicer to the master servicer of the securitization trust (and a primary servicer when applicable) at closing of the securitization. From time to time, the interim servicer may retain primary servicing.

Exceptions. The CREFI Mortgage Loans were originated in accordance with the underwriting standards set forth above.

Compliance with Rule 15Ga-1 under the Exchange Act. Until April 18, 2017, CREFI had no prior history as a securitizer. CREFI initially filed a Form ABS-15G pursuant to Rule 15Ga-1 under the Exchange Act on May 15, 2017. CREFI’s Central Index Key is 0001701238. As of September 30, 2017, CREFI has no demand, repurchase or replacement history to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization. Neither CREFI nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, except that an affiliate of CREFI may purchase the Class R certificates. However, CREFI and/or its affiliates may retain on the Closing Date, or own in the future, certain additional classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

Argentic Real Estate Finance LLC

General

Argentic Real Estate Finance LLC (“Argentic”) (formerly known as Silverpeak Real Estate Finance LLC) is a sponsor of, and a seller of certain mortgage loans (the “Argentic Mortgage Loans”) into, the securitization described in this prospectus. 4 of the 17 Mortgage Loans for which Argentic is the mortgage loan seller were originated by The Bancorp Bank and purchased by Argentic. Argentic is a limited liability company organized under the laws of the State of Delaware. The primary offices of Argentic are located at 40 West 57th Street, 29th Floor, New York, New York 10019.

Argentic’s Securitization Program

Argentic began originating and acquiring loans in 2014 and has not been involved in the securitization of any other types of financial assets. Argentic originates and acquires from unaffiliated third party originators, commercial, multifamily and manufactured housing community mortgage loans throughout the United States. Since 2014, Argentic has securitized approximately 192 commercial, multifamily and manufactured housing community mortgage loans with an aggregate original principal balance of approximately $2,742,311,477.

In connection with this commercial mortgage securitization transaction, Argentic will transfer the Argentic Mortgage Loans to the depositor, who will then transfer the Argentic Mortgage Loans to the issuing entity for this securitization. In return for the transfer by the depositor to the issuing entity of the Argentic Mortgage Loans (together with the other mortgage loans being securitized), the issuing entity will issue commercial mortgage pass-through certificates that are, in whole or in part, backed by, and supported by the cash flows generated by, the mortgage loans being securitized. In coordination with underwriters or initial purchasers and the depositor, Argentic will work with rating agencies, the other loan sellers, servicers and investors and will participate in structuring the securitization transaction to maximize the overall value and capital structure, taking into account numerous factors, including without limitation geographic and property type diversity and rating agency criteria.

Pursuant to a MLPA, Argentic will make certain representations and warranties, subject to certain exceptions set forth therein, and undertake certain loan document delivery requirements with respect to the Argentic Mortgage Loans; and, in the event of an uncured material breach of any such representation and warranty or an uncured material document defect or omission, Argentic will generally be obligated to repurchase or replace the affected mortgage loan or, in some cases, pay an amount estimated to cover the approximate loss associated with such breach, defect or omission.

Argentic does not act as a servicer of the commercial, multifamily and manufactured housing community mortgage loans that Argentic originates or acquires and will not act as servicer in this commercial mortgage securitization transaction. Instead, Argentic sells the right to be appointed servicer of its securitized loans to unaffiliated third party servicers and utilizes unaffiliated third party servicers as interim servicers.

Argentic’s Underwriting Standards and Processes

Each of the Argentic Mortgage Loans was originated or acquired by Argentic. Set forth below is a discussion of certain general underwriting guidelines and processes with respect to commercial, multifamily and manufactured housing community mortgage loans originated or acquired by Argentic.

Notwithstanding the discussion below, given the unique nature of commercial, multifamily and manufactured housing community mortgaged properties, the underwriting and origination procedures and the credit analysis with respect to any particular commercial, multifamily or manufactured housing community mortgage loan may significantly differ from one asset to another, and will be driven by circumstances particular to that property, including, among others, its type, current use, size, location, market conditions, reserve requirements and additional collateral, tenants and leases, borrower identity, sponsorship, performance history and/or other factors. Consequently, the underwriting of certain commercial, multifamily or manufactured housing community mortgage loan originated or acquired by Argentic may not conform to the general guidelines and processes described below. For important information about the circumstances that have affected the underwriting of particular Argentic Mortgage Loans, see “—Argentic’s Underwriting Standards and Processes—Exceptions” below and “Annex D-4—Exceptions to Mortgage Loan Representations and Warranties” in this prospectus.

Loan Analysis. Generally both a credit analysis and a collateral analysis are conducted with respect to each commercial, multifamily and manufactured housing community mortgage loan. The credit analysis of the borrower generally includes a review of third party credit reports or judgment, lien, bankruptcy and pending litigation searches. The collateral analysis generally includes a review of, in each case to the extent available and applicable, the historical property operating statements, rent rolls and certain significant tenant leases. The credit underwriting also generally includes a review of third party appraisals, as well as environmental reports, engineering assessments and seismic reports, if applicable and obtained. Generally, Argentic also conducts or causes a third party to conduct a site inspection to ascertain the overall quality, functionality and competitiveness of the property, including its neighborhood and market, accessibility and visibility, and to assess the tenancy of the property. The submarket in which the property is located is assessed to evaluate competitive or comparable properties as well as market trends.

Loan Approval. Prior to commitment, each commercial, multifamily and manufactured housing community mortgage loan to be originated or acquired must be approved by a loan committee that includes senior personnel of Argentic Investment Management LLC, the investment advisor of Argentic Real Estate Finance LLC. The committee may approve a mortgage loan as recommended, request additional due diligence, modify the loan terms or decline a loan transaction.

Debt Service Coverage Ratio and Loan-to-Value Ratio. The underwriting includes a calculation of the debt service coverage ratio and loan-to-value ratio. Argentic’s underwriting standards generally require, without regard to any other debt, a debt service coverage ratio of not less than 1.20x and a loan-to-value ratio of not more than 80.0%.

A debt service coverage ratio will generally be calculated based on the underwritten net cash flow from the property in question as determined by Argentic and payments on the loan based on actual (or, in some cases, assumed) principal and/or interest due on the loan. However, underwritten net cash flow is often a highly subjective number based on a variety of assumptions regarding, and adjustments to, revenues and expenses with respect to the related real property collateral. For example, when calculating the debt service coverage ratio for a commercial, multifamily or manufactured housing community mortgage loan, annual net cash flow that was calculated based on assumptions regarding projected future rental income, expenses and/or occupancy may be utilized. There is no assurance that the foregoing assumptions made with respect to any prospective commercial, multifamily or manufactured housing community mortgage loan will, in fact, be consistent with actual property performance. Such underwritten net cash flow may be higher than historical net cash flow reflected in recent financial statements. Additionally, certain mortgage loans may provide for only interest payments prior to maturity, or for an interest-only period during a portion of the term of the mortgage loan.

A loan-to-value ratio, in general, is the ratio, expressed as a percentage, of the then-outstanding principal balance of the mortgage loan divided by the estimated value of the related property based on an appraisal.

Additional Debt. Certain mortgage loans may have or permit in the future certain subordinate debt, whether secured or unsecured, and/or mezzanine debt. It is possible that Argentic or an affiliate may be the lender on that subordinate debt and/or mezzanine debt.

The debt service coverage ratios described above will be lower based on the inclusion of the payments related to such additional debt and the loan-to-value ratios described above will be higher based on the inclusion of the amount of any such subordinate debt and/or mezzanine debt.

Assessment of Property Condition. As part of the underwriting process, the property assessments and reports described below will typically be obtained:

Appraisals. Independent appraisals or an update of an independent appraisal will generally be required in connection with the origination or acquisition of each mortgage loan that meets the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation, or the guidelines in Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989. In some cases, however, the value of the subject real property collateral may be established based on a cash flow analysis, a recent sales price or another method or benchmark of valuation.

Environmental Assessment. In most cases, a Phase I environmental assessment will be required with respect to the real property collateral for a prospective commercial, multifamily or manufactured housing community mortgage loan. However, when circumstances warrant, an update of a prior environmental assessment, a transaction screen or a desktop review may be utilized. Alternatively, in limited circumstances, an environmental assessment may not be required, such as when the benefits of an environmental insurance policy or an environmental guarantee have been obtained. It should be noted that an environmental assessment conducted at any particular real property collateral will not necessarily cover all potential environmental issues. For example, an analysis for radon, lead-based paint, mold and lead in drinking water will usually be conducted only at multifamily rental properties and only if it is believed that such an analysis is warranted under the circumstances. Depending on the findings of the initial environmental assessment, any of the following may be required: additional environmental testing, such as a Phase II environmental assessment with respect to the subject real property collateral; an environmental insurance policy; that the borrower conduct remediation activities or establish an operations and maintenance plan; and/or a guaranty or reserve with respect to environmental matters.

Engineering Assessment. In connection with the origination/acquisition process, in most cases, it will be required that an engineering firm inspect the real property collateral for any prospective commercial, multifamily or manufactured housing community mortgage loan to assess the structure, exterior walls, roofing, interior structure and/or mechanical and electrical systems. Based on the resulting report, the appropriate response will be determined to any recommended repairs, corrections or replacements and any identified deferred maintenance.

Seismic Report. Generally, a seismic report is required for all properties located in seismic zones 3 or 4.

Title Insurance. The borrower is required to provide a title insurance policy for each property. The title insurance policies provided typically must meet the following requirements: (i) written by a title insurer licensed to do business in the jurisdiction where the mortgaged property is located, (ii) in an amount at least equal to the original principal balance of the mortgage loan, (iii) protection and benefits run to the mortgagee and its successors and assigns, (iv) written on an American Land Title Association form or equivalent policy promulgated in the jurisdiction where the mortgaged property is located and (v) if a survey was prepared, the legal description of the mortgaged property in the title policy conforms to that shown on the survey.

Casualty Insurance. Except in certain instances where sole or significant tenants (which may include ground tenants) are required to obtain insurance or may self-insure, Argentic typically requires that the related mortgaged property be insured by a hazard insurance policy with a customary deductible and in an amount at least equal to the lesser of the outstanding principal balance of the mortgage loan and 100% of the full insurable replacement cost of the improvements located on the property. If applicable, the policy must contain appropriate endorsements to avoid the application of coinsurance and not permit reduction in insurance proceeds for depreciation, except that the policy may permit a deduction for depreciation in connection with a cash settlement after a casualty if the insurance proceeds are not being applied to rebuild or repair the damaged improvements.

Flood insurance, if available, must be in effect for any mortgaged property that at the time of origination or acquisition included material improvements in any area identified in the Federal Register by the Federal Emergency Management Agency a special flood hazard area. The flood insurance policy must meet the requirements of the then-current guidelines of the Federal Insurance Administration, be provided by a generally acceptable insurance carrier and be in an amount representing coverage not less than the least of (i) the outstanding principal balance of the mortgage loan, (ii) the full insurable value of the property or, in cases where only a portion of the property is in the flood zone, the full insurable value of the portion of the property contained therein, and (iii) the maximum amount of insurance available under the National Flood Insurance Program Act of 1968, except in some cases where self-insurance was permitted.

The standard form of hazard insurance policy typically covers physical damage or destruction of the improvements on the mortgaged property caused by fire, lightning, explosion, smoke, windstorm and hail, riot or strike and civil commotion. The policies may contain some conditions and exclusions to coverage, including exclusions related to acts of terrorism. Generally, each of the mortgage loans requires that the related property have coverage for terrorism or terrorist acts, if such coverage is available at commercially reasonable rates. In all (or almost all) cases, there is a cap on the amount that the related borrower will be required to expend on terrorism insurance.

Each mortgage instrument typically also requires the borrower to maintain comprehensive general liability insurance against claims for personal and bodily injury, death or property damage occurring on, in or about the property in an amount customarily required by institutional lenders.

Each mortgage instrument typically further requires the related borrower to maintain business interruption or rent loss insurance in an amount not less than 100% of the projected rental income from the related property for not less than twelve months.

Although properties are typically not insured for earthquake risk, a borrower will be required to obtain earthquake insurance if the property has material improvements and the seismic report indicates that the PML or SEL is greater than 20%.

Zoning and Building Code Compliance. In connection with the origination or acquisition of a commercial, multifamily or manufactured housing community mortgage loan, Argentic will generally examine whether the use and occupancy of the related real property collateral is in material compliance with zoning, land-use, building rules, regulations and orders then applicable to that property. Evidence of this compliance may be in the form of one or more of the following: legal opinions, surveys, recorded documents, temporary or permanent certificates of occupancy, letters from government officials or agencies, title insurance endorsements, engineering or consulting reports, zoning reports and/or representations by the related borrower.

In some cases, a mortgaged property may constitute a legal non-conforming use or structure. In such cases, Argentic may require an endorsement to the title insurance policy or the acquisition of law and ordinance insurance with respect to the particular non conformity unless it determines that: (i) the non-conformity should not have a material adverse effect on the ability of the borrower to rebuild; or (ii) if the improvements are rebuilt in accordance with currently applicable law, the value and performance of the property would be acceptable; or (iii) any major casualty that would prevent rebuilding has a sufficiently remote likelihood of occurring; or (iv) a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

If a material violation exists with respect to a mortgaged property, Argentic may require the borrower to remediate such violation and, subject to the discussion under “—Argentic’s Underwriting Standards and Processes—Escrow Requirements” below, to establish a reserve to cover the cost of such remediation, unless a cash reserve, a letter of credit or an agreement from a principal of the borrower is provided to cover losses.

Escrow Requirements. Based on Argentic’s analysis of the real property collateral, the borrower and the principals of the borrower, a borrower under a commercial, multifamily or manufactured housing community mortgage loan may be required to fund various escrows for taxes, insurance, replacement reserves, tenant improvements/leasing commissions, deferred maintenance and/or environmental remediation. A case-by-case analysis will be conducted to determine the need for a particular escrow or reserve. Consequently, the aforementioned escrows and reserves are not established for every commercial, multifamily and manufactured housing community mortgage loan. Furthermore, Argentic may accept an alternative to a cash escrow or reserve from a borrower, such as a letter of credit or a guarantee from the borrower or an affiliate of the borrower or periodic evidence that the items for which the escrow or reserve would have been established are being paid or addressed. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the subject expense or cost absent creation of an escrow or reserve. In some cases, Argentic may determine that establishing an escrow or reserve is not warranted because a tenant or other third party has agreed to pay the subject cost or expense for which the escrow or reserve would otherwise have been established.

Generally, subject to the discussion in the prior paragraph, the required escrows for commercial, multifamily and manufactured housing community mortgage loans originated or acquired by Argentic are as follows:

Taxes—Monthly escrow deposits equal to 1/12 of the annual property taxes (based on the most recent property assessment and the current millage rate) are typically required to satisfy real estate taxes and assessments, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, or

(ii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is required to pay taxes directly.

Insurance—Monthly escrow deposits equal to 1/12 of the annual property insurance premium are typically required to pay insurance premiums, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if there is an institutional property sponsor or high net worth individual property sponsor, (ii) if the related borrower maintains a blanket insurance policy, or (iii) if and to the extent that a sole or major tenant (which may include a ground tenant) at the related mortgaged property is obligated to maintain the insurance or is permitted to self-insure.

Replacement Reserves—Replacement reserves are generally calculated in accordance with the expected useful life of the components of the property during the term of the mortgage loan. Annual replacement reserves are generally underwritten to the suggested replacement reserve amount from an independent, third-party property condition or engineering report, or to certain minimum requirements by property type, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for all repairs and maintenance, or (ii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs and maintenance absent creation of an escrow or reserve.

Tenant Improvements / Leasing Commissions—In the case of retail, office and industrial properties, a tenant improvements / leasing commissions reserve may be required to be funded either at loan origination and/or during the related mortgage loan term to cover certain anticipated leasing commissions or tenant improvement costs which might be associated with re-leasing the space occupied by significant tenants, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the related tenant’s lease extends beyond the loan term, (ii) if the rent for the space in question is considered below market, or (iii) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the anticipated leasing commissions or tenant improvement costs absent creation of an escrow or reserve.

Deferred Maintenance—A deferred maintenance reserve may be required to be funded at loan origination or acquisition in an amount typically equal to 100% to 125% of the estimated cost of material immediate repairs or replacements identified in the property condition or engineering report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee to complete the immediate repairs in a specified amount of time, (ii) if the deferred maintenance amount does not materially impact the function, performance or value of the property, (iii) if a tenant (which may include a ground tenant) at the related mortgaged property or other third party is responsible for the repairs, or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of repairs absent creation of an escrow or reserve.

Environmental Remediation—An environmental remediation reserve may be required at loan origination or acquisition in an amount equal to 100% to 125% of the estimated remediation cost identified in the environmental report, except that such escrows are not required in certain circumstances, including, but not limited to, (i) if the sponsor of the borrower delivers a guarantee agreeing to take responsibility and pay for the identified environmental issues, (ii) if environmental insurance is obtained or already in place, (iii) if a third party unrelated to the borrower is identified as the responsible party or (iv) if Argentic determines that establishing an escrow or reserve is not warranted given the amounts that would be involved and Argentic’s evaluation of the ability of the property, the borrower or a holder of direct or indirect ownership interests in the borrower to bear the cost of remediation absent creation of an escrow or reserve.

For a description of the escrows collected with respect to the Argentic Mortgage Loans, see Annex A-1 to this prospectus.

Exceptions. One or more of the Argentic Mortgage Loans may vary from the specific Argentic underwriting guidelines described above when additional credit positive characteristics are present as discussed above. None of the Argentic Mortgage Loans was originated with any material exceptions from Argentic’s underwriting guidelines described above. For any material exceptions to Argentic’s underwriting guidelines described above in respect of the Argentic Mortgage Loans, see “Description of the Mortgage Pool—Exceptions to Underwriting Guidelines” in this prospectus.

Review of Mortgage Loan for Which Argentic is the Sponsor

Overview. Argentic has conducted a review of the Argentic Mortgage Loans in connection with the securitization described in this prospectus. The review of the Argentic Mortgage Loans was performed by a team comprised of real estate and securitization professionals (the “Argentic Review Team”). The review procedures described below were employed with respect to all of the Argentic Mortgage Loans, except that certain review procedures may only be relevant to the large loan disclosures, if any, in this prospectus. No sampling procedures were used in the review process.

Database. Members of the Argentic Review Team maintain a database of loan-level and property-level information, and prepared an asset summary report, relating to each Argentic Mortgage Loan. The database and the respective asset summary reports were compiled from, among other sources, the related mortgage loan documents, appraisals, environmental assessment reports, property condition reports, seismic studies, zoning reports, insurance review summaries, borrower-supplied information (including, but not limited to, rent rolls, leases, operating statements and budgets) and information collected by the Argentic Team during the underwriting process. After origination of each Argentic Mortgage Loan, the Argentic Review Team updated the information in the database and the related asset summary report with respect to such Argentic Mortgage Loan based on updates provided by the related servicer relating to loan payment status and escrows, updated operating statements, rent rolls and leasing activity, and information otherwise brought to the attention of the Argentic Review Team.

A data tape (the “Argentic Data Tape”) containing detailed information regarding each Argentic Mortgage Loan was created from the information in the database referred to in the prior paragraph. The Argentic Data Tape was used to provide the numerical information regarding the Argentic Mortgage Loans in this prospectus.

Data Comparison and Recalculation. The depositor, on behalf of Argentic, engaged a third party accounting firm to perform certain data validation and recalculation procedures designed by Argentic, relating to information in this prospectus regarding the Argentic Mortgage Loans. These procedures included:

●	comparing the information in the Argentic Data Tape against various source documents provided by Argentic that are described under “—Review of Argentic Mortgage Loans—Database” above;

●	comparing numerical information regarding the Argentic Mortgage Loans and the related Mortgaged Properties disclosed in this prospectus against the Argentic Data Tape; and

●	recalculating certain percentages, ratios and other formulae relating to the Argentic Mortgage Loans disclosed in this prospectus.

Legal Review. Argentic engaged various law firms to conduct certain legal reviews of the Argentic Mortgage Loans for disclosure in this prospectus. In anticipation of the securitization of each Argentic Mortgage Loan, Argentic’s origination counsel prepared a due diligence questionnaire that sets forth salient loan terms. In addition, such origination counsel for each Argentic Mortgage Loan reviewed Argentic’s representations and warranties set forth on Annex D-4 to this prospectus and, if applicable, identified exceptions to those representations and warranties.

Legal counsel was also engaged in connection with this securitization to assist in the review of the Argentic Mortgage Loans. Such assistance included, among other things, (i) a review of Argentic’s asset summary reports, and its origination counsel’s due diligence questionnaire, for each Argentic Mortgage

Loan, (ii) a review of the representations and warranties and exception reports referred to above relating to the Argentic Mortgage Loans prepared by origination counsel, and (iii) the review of select provisions in certain loan documents with respect to certain of the Argentic Mortgage Loans.

Other Review Procedures. With respect to any material pending litigation on the underlying mortgaged properties of which Argentic was aware at the origination of any Argentic Mortgage Loan, the Argentic Review Team requested updates from the related borrower, origination counsel and/or borrower’s litigation counsel. Argentic conducted a search with respect to each borrower under the related Argentic Mortgage Loan to determine whether it filed for bankruptcy. If the Argentic Review Team became aware of a significant natural disaster in the vicinity of the Mortgaged Property securing any Argentic Mortgage Loan, the Argentic Review Team obtained information on the status of the Mortgaged Property from the related borrower to confirm no material damage to the Mortgaged Property.

The Argentic Review Team, with the assistance of counsel engaged in connection with this securitization, also reviewed the Argentic Mortgage Loans to determine whether any Argentic Mortgage Loan materially deviated from the underwriting guidelines set forth under “—Argentic’s Underwriting Standards and Processes” above. See “—Argentic’s Underwriting Standards and Processes—Exceptions” above.

Findings and Conclusions. Based on the foregoing review procedures, the Argentic Review Team determined that the disclosure regarding the Argentic Mortgage Loans in this prospectus is accurate in all material respects. The Argentic Review Team also determined that the Argentic Mortgage Loans were originated in accordance with Argentic’s origination procedures and underwriting criteria, except as described under “—Argentic’s Underwriting Standard and Processes—Exceptions” above. Argentic attributes to itself all findings and conclusions resulting from the foregoing review procedures.

Compliance with Rule 15Ga-1 under the Exchange Act

Argentic most recently filed a Form ABS-15G on January 17, 2017. Argentic’s Central Index Key is 0001624053. With respect to the period from and including September 29, 2014 (the date of the first securitization into which Argentic sold mortgage loans pursuant to which the underlying transaction documents provide a covenant to repurchase an underlying asset for breach of a representation or warranty) to and including September 30, 2017, Argentic does not have any activity to report as required by Rule 15Ga-1 under the Exchange Act with respect to repurchase or replacement requests in connection with breaches of representations and warranties made by it as a sponsor of commercial mortgage securitizations.

Retained Interests in This Securitization

Argentic is an affiliate of (i) Argentic Securities Income USA LLC, the entity that is expected to be appointed as the initial Directing Certificateholder, and (ii) Argentic Securities Holdings Cayman Limited, the expected holder of the Class E-RR, Class F-RR, Class G-RR, Class H-RR and Class S certificates. Except as described above, neither Argentic nor any of its affiliates will retain any certificates issued by the issuing entity or any other economic interest in this securitization. However, Argentic or its affiliates may retain or own in the future certain classes of certificates. Any such party will have the right to dispose of such certificates (other than the RR Certificates) at any time.

The information set forth under “—Argentic Real Estate Finance LLC” has been provided by Argentic Real Estate Finance LLC.

The Depositor

The Depositor is Deutsche Mortgage & Asset Receiving Corporation (the “Depositor”). The Depositor is a special purpose corporation incorporated in the State of Delaware on March 22, 1996, for the purpose of engaging in the business, among other things, of acquiring and depositing mortgage loans in trust in exchange for certificates evidencing interest in such trusts and selling or otherwise distributing such certificates. The principal executive offices of the Depositor are located at 60 Wall Street, New York,

New York 10005. The telephone number is (212) 250-2500. The Depositor’s capitalization is nominal. All of the shares of capital stock of the Depositor are held by DB U.S. Financial Markets Holding Corporation.

During the 8 years ending October 31, 2017, the Depositor has acted as depositor with respect to public and private conduit or combined conduit/large loan commercial mortgage securitization transactions in an aggregate amount of approximately $93.89 billion.

The Depositor does not have, nor is it expected in the future to have, any significant assets and is not engaged in activities unrelated to the securitization of mortgage loans. The Depositor will not have any business operations other than securitizing mortgage loans and related activities.

The depositor purchases commercial mortgage loans and interests in commercial mortgage loans for the purpose of selling those assets to trusts created in connection with the securitization of pools of assets and does not engage in any activities unrelated to those securitizations. On the Closing Date, the depositor will acquire the mortgage loans from each mortgage loan seller and will simultaneously transfer them, without recourse, to the trustee for the benefit of the Certificateholders.

The depositor remains responsible under the PSA for providing the master servicer, special servicer, certificate administrator and trustee with certain information and other assistance requested by those parties and reasonably necessary to performing their duties under the PSA. The depositor also remains responsible for mailing notices to the Certificateholders upon the appointment of certain successor entities under the PSA.

The Issuing Entity

The issuing entity, CD 2017-CD6 Mortgage Trust, will be a New York common law trust, formed on the Closing Date pursuant to the PSA.

The only activities that the issuing entity may perform are those set forth in the PSA, which are generally limited to owning and administering the mortgage loans and any REO Property, disposing of defaulted mortgage loans and REO Property, issuing the certificates, making distributions, providing reports to Certificateholders and other activities described in this prospectus. Accordingly, the issuing entity may not issue securities other than the certificates, or invest in securities, other than investing of funds in the Collection Account and other accounts maintained under the PSA in certain short-term permitted investments. The issuing entity may not lend or borrow money, except that the master servicer, the special servicer and the trustee may make Advances of delinquent monthly debt service payments and Servicing Advances to the issuing entity, but only to the extent it does not deem such Advances to be non-recoverable from the related mortgage loan; such Advances are intended to provide liquidity, rather than credit support. The PSA may be amended as set forth under “Pooling and Servicing Agreement—Amendment”. The issuing entity administers the mortgage loans through the trustee, the certificate administrator, the master servicer and the special servicer. A discussion of the duties of the trustee, the certificate administrator, the master servicer and the special servicer, including any discretionary activities performed by each of them, is set forth in this prospectus under “Transaction Parties—The Trustee”, “—The Certificate Administrator”, “—The Master Servicer” and “—The Special Servicer” and “Pooling and Servicing Agreement”.

The only assets of the issuing entity other than the mortgage loans and any REO Properties are the Collection Account and other accounts maintained pursuant to the PSA, the short-term investments in which funds in the Collection Account and other accounts are invested. The issuing entity has no present liabilities, but has potential liability relating to ownership of the mortgage loans and any REO Properties and certain other activities described in this prospectus, and indemnity obligations to the trustee, the certificate administrator, the depositor, the master servicer, the special servicer and the operating advisor. The fiscal year of the issuing entity is the calendar year. The issuing entity has no executive officers or board of directors and acts through the trustee, the certificate administrator, the master servicer and the special servicer.

The depositor will be contributing the mortgage loans to the issuing entity. The depositor will be purchasing the mortgage loans from the mortgage loan sellers, as described under “Description of the Mortgage Loan Purchase Agreements”.

The Trustee

Wilmington Trust, National Association (“WTNA”) (formerly called M&T Bank, National Association) will act as trustee on behalf of the Certificateholders pursuant to the PSA. WTNA is a national banking association with trust powers incorporated in 1995. WTNA’s principal place of business is located at 1100 North Market Street, Wilmington, Delaware 19890. WTNA is an affiliate of Wilmington Trust Company and both WTNA and Wilmington Trust Company are subsidiaries of Wilmington Trust Corporation and Wilmington Trust Corporation is a wholly owned subsidiary of M&T Bank Corporation. Since 1998, Wilmington Trust Company has served as trustee in numerous asset-backed securities transactions. As of June 30, 2017, WTNA served as trustee on over 1,500 mortgage-backed related securities transactions having an aggregate original principal balance in excess of $224 billion, of which approximately 227 transactions were commercial mortgage-backed securities transactions having an aggregate original principal balance of approximately $169 billion.

The parties to this transaction may maintain banking and other commercial relationships with WTNA and its affiliates. In its capacity as trustee on commercial mortgage securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. In the past three years, WTNA and its affiliates have not been required to make an advance on a commercial mortgage-backed securities transaction.

WTNA is subject to various legal proceedings that arise from time to time in the ordinary course of business. WTNA does not believe that the ultimate resolution of any of these proceedings will have a material adverse effect on its services as trustee for this transaction.

The foregoing information concerning the trustee has been provided by WTNA. WTNA does not make any representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer, any special servicer or the certificate administrator of any funds paid to the master servicer, any special servicer or the certificate administrator in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the collection account or any other account by or on behalf of the master servicer, any special servicer or the certificate administrator.

The responsibilities of the trustee are set forth in the PSA. A discussion of the role of the trustee and its continuing duties, including: (1) any actions required by the trustee, including whether notices are required to investors, rating agencies or other third parties, upon an event of default, potential event of default (and how defined) or other breach of a transaction covenant and any required percentage of a class or classes of asset-backed securities that is needed to require the trustee to take action, (2) limitations on the trustee’s liability under the transaction agreements regarding the asset-backed securities transaction, (3) any indemnification provisions that entitle the trustee to be indemnified from the cash flow that otherwise would be used to pay the asset-backed securities, and (4) any contractual provisions or understandings regarding the trustee’s removal, replacement or resignation, as well as how the expenses associated with changing from one trustee to another trustee will be paid, is set forth in this prospectus under “Pooling and Servicing Agreement”. In its capacity as trustee on commercial mortgage loan securitizations, WTNA and its affiliates are generally required to make an advance if the related servicer or special servicer fails to make a required advance. See “Pooling and Servicing Agreement—Advances”.

For a description of any material affiliations, relationships and related transactions between the trustee and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The trustee will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the trustee under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the trustee’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Certificate Administrator

Wells Fargo Bank, National Association (“Wells Fargo Bank”) will act as certificate administrator and custodian under the PSA. The certificate administrator will also be the REMIC administrator and the 17g-5 Information Provider under the PSA. Wells Fargo Bank is a national banking association and a wholly-owned subsidiary of Wells Fargo & Company. A diversified financial services company, Wells Fargo & Company is a U.S. bank holding company with approximately $2 trillion in assets and approximately 273,000 employees as of March 31, 2017, which provides banking, insurance, trust, mortgage and consumer finance services throughout the United States and internationally. Wells Fargo Bank provides retail and commercial banking services and corporate trust, custody, securities lending, securities transfer, cash management, investment management and other financial and fiduciary services. The transaction parties may maintain banking and other commercial relationships with Wells Fargo Bank and its affiliates. Wells Fargo Bank maintains principal corporate trust offices at 9062 Old Annapolis Road, Columbia, Maryland 21045 and its office for certificate transfer services is located at 600 South 4th Street, 7th Floor, MAC: N9300-070, Minneapolis, Minnesota 55479.

Under the terms of the PSA, Wells Fargo Bank is responsible for securities administration, which includes pool performance calculations, distribution calculations and the preparation of monthly distribution reports. As certificate administrator, Wells Fargo Bank is responsible for the preparation and filing of all REMIC tax returns on behalf of the trust REMICs and to the extent required under the PSA, the preparation of monthly reports on Form 10-D, certain current reports on Form 8-K and annual reports on Form 10-K that are required to be filed with the Securities and Exchange Commission on behalf of the issuing entity. Wells Fargo Bank has been engaged in the business of securities administration since June 30, 1995, and in connection with commercial mortgage-backed securities since 1997. As of March 31, 2017, Wells Fargo Bank was acting as securities administrator with respect to more than $414 billion of outstanding commercial mortgage-backed securities.

Wells Fargo Bank is acting as custodian of the mortgage loan files pursuant and subject to the PSA and is acting as custodian of the mortgage loan file (other than the Mortgage Note with respect to the related mortgage loan for any Non-Serviced Whole Loan under the related Non-Serviced PSA). In that capacity, Wells Fargo Bank is responsible to hold and safeguard the mortgage notes and other contents of the mortgage files on behalf of the trustee and the Certificateholders. Wells Fargo Bank maintains each mortgage loan file in a separate file folder marked with a unique bar code to assure loan-level file integrity and to assist in inventory management. Files are segregated by transaction or investor. Wells Fargo Bank has been engaged in the mortgage document custody business for more than 25 years. Wells Fargo Bank maintains its commercial document custody facilities in Minneapolis, Minnesota. As of March 31, 2017, Wells Fargo Bank was acting as custodian of more than 223,000 commercial mortgage loan files.

Wells Fargo Bank serves or may have served within the past two years as loan file custodian for various mortgage loans owned by one or more of the sponsors or an affiliate thereof, and one or more of those mortgage loans may be included in the trust. The terms of any custodial agreement under which those services are provided by Wells Fargo Bank are customary for the mortgage-backed securitization industry and provide for the delivery, receipt, review and safekeeping of mortgage loan files.

For three CMBS transactions in its portfolio, Wells Fargo Bank disclosed material noncompliance on its related 2016 Annual Statement of Compliance furnished pursuant to Item 1123 of Regulation AB to the required recipients for the transactions. For one CMBS transaction, an administrative error caused an overpayment to a certain class and a correlating underpayment to a certain class for two consecutive distributions. Each of the affected distributions was revised the next month to correct the error. For two CMBS transactions, distributions for one month were paid one day late as a result of an inadvertent payment systems error that occurred in connection with a conversion to a new payment system. For one of these two CMBS transactions, distributions were one day late for the next month due to an unrelated delay in posting funds received from the servicer to the appropriate account.

On June 18, 2014, a group of institutional investors filed a civil complaint in the Supreme Court of the State of New York, New York County, against Wells Fargo Bank, N.A. (“Wells Fargo Bank”), in its capacity as trustee under 276 residential mortgage backed securities (“RMBS”) trusts, which was later amended on July 18, 2014, to increase the number of trusts to 284 RMBS trusts. On November 24, 2014, the plaintiffs filed a motion to voluntarily dismiss the state court action without prejudice. That same day, a group of institutional investors filed a putative class action complaint in the United States District Court for the Southern District of New York (the “District Court”) against Wells Fargo Bank, alleging claims against the bank in its capacity as trustee for 274 RMBS trusts (the “Federal Court Complaint”). In December 2014, the plaintiffs’ motion to voluntarily dismiss their original state court action was granted. As with the prior state court action, the Federal Court Complaint is one of six similar complaints filed contemporaneously against RMBS trustees (Deutsche Bank, Citibank, HSBC, Bank of New York Mellon and US Bank) by a group of institutional investor plaintiffs. The Federal Court Complaint against Wells Fargo Bank alleges that the trustee caused losses to investors and asserts causes of action based upon, among other things, the trustee’s alleged failure to: (i) notify and enforce repurchase obligations of mortgage loan sellers for purported breaches of representations and warranties, (ii) notify investors of alleged events of default, and (iii) abide by appropriate standards of care following alleged events of default. Relief sought includes money damages in an unspecified amount, reimbursement of expenses, and equitable relief. Other cases alleging similar causes of action have been filed against Wells Fargo Bank and other trustees in the District Court by RMBS investors in these and other transactions, and these cases against Wells Fargo Bank are proceeding before the same District Court judge. A similar complaint was also filed May 27, 2016 in New York state court by a different plaintiff investor. On January 19, 2016, an order was entered in connection with the Federal Court Complaint in which the District Court declined to exercise jurisdiction over 261 trusts at issue in the Federal Court Complaint; the District Court also allowed plaintiffs to file amended complaints as to the remaining, non-dismissed trusts, if they so chose, and three amended complaints have been filed. On December 17, 2016, the investor plaintiffs in the 261 trusts dismissed from the Federal Court Complaint filed a new complaint in New York state court (the “State Court Complaint”). On July 11, 2017, certain PIMCO investment funds filed a civil complaint relating to Wells Fargo Bank’s setting aside reserves for legal fees and expenses in connection with the liquidation of 11 RMBS trusts at issue in the State Court Complaint. The complaint seeks, among other relief, declarations that Wells Fargo Bank is not entitled to (i) indemnification from, (ii) advancement of funds from, or (iii) taking reserves from trust funds for legal fees and expenses it incurs in defending the claims in the State Court Complaint. With respect to the foregoing litigations, Wells Fargo Bank believes plaintiffs’ claims are without merit and intends to contest the claims vigorously, but there can be no assurances as to the outcome of the litigations or the possible impact of the litigations on Wells Fargo Bank or the RMBS trusts.

Neither Wells Fargo Bank nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization, including without limitation any certificates issued by the issuing entity. However, each of Wells Fargo Bank and its affiliates will be entitled at their discretion to acquire certificates issued by the issuing entity, as in each such case, will have the right to dispose of any such certificates at any time.

The foregoing information set forth under this heading “—The Certificate Administrator” has been provided by Wells Fargo Bank.

For a description of any material affiliations, relationships and related transactions between the certificate administrator and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The certificate administrator will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the certificate administrator under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the certificate administrator’s removal, replacement or resignation are described under “Pooling and Servicing Agreement—Resignation and Removal of the Trustee and the Certificate Administrator”.

The Master Servicer

Wells Fargo Bank, National Association (“Wells Fargo”) will act as the master servicer for all of the Mortgage Loans to be deposited into the trust fund and as the primary servicer for the Serviced Companion Loans (in such capacity, the “Master Servicer”). Wells Fargo is a national banking association organized under the laws of the United States of America, and is a wholly-owned direct and indirect subsidiary of Wells Fargo & Company. Wells Fargo is also (i) the certificate administrator and custodian under the PSA, (ii) the trustee, certificate administrator, and custodian under the JPMDB 2017-C7 PSA, pursuant to which the U-Haul SAC Portfolios 14, 15, 17 Whole Loan, the IRG Portfolio Whole Loan, the Station Place III Whole Loan, the Moffett Place Building 4 Whole Loan, and the Covance Business Center Whole Loan are serviced, (iii) the master servicer, the certificate administrator, and the custodian under the DBUBS 2017-BRBK TSA, pursuant to which the Burbank Office Portfolio Whole Loan is serviced, (iv) the master servicer under the CGCMT 2017-P8 PSA, pursuant to which the Corporate Woods Portfolio Whole Loan is serviced, (v) the trustee, certificate administrator, and custodian under the COMM 2017-COR2 PSA, pursuant to which the Integrated Health Campus Whole Loan is serviced, (vi) the servicer, certificate administrator, and custodian under the BXP 2017-CC TSA, pursuant to which the Colorado Center Whole Loan is serviced, (vii) the master servicer, certificate administrator, and custodian under the CSAIL 2016-C7 PSA, pursuant to which the Gurnee Mills Whole Loan is serviced, (viii) the master servicer, certificate administrator, and custodian under the WFCM 2017-C39 PSA, pursuant to which the Cleveland East Whole Loan is serviced, and (ix) the holder of one or more of the Colorado Center Pari Passu Companion Loans. On December 31, 2008, Wells Fargo & Company acquired Wachovia Corporation, the owner of Wachovia Bank, National Association (“Wachovia”), and Wachovia Corporation merged with and into Wells Fargo & Company. On March 20, 2010, Wachovia merged with and into Wells Fargo. Like Wells Fargo, Wachovia acted as master servicer of securitized commercial and multifamily mortgage loans and, following the merger of the holding companies, Wells Fargo and Wachovia integrated their two servicing platforms under a senior management team that is a combination of both legacy Wells Fargo managers and legacy Wachovia managers.

The principal west coast commercial mortgage master servicing offices of Wells Fargo are located at MAC A0227-020, 1901 Harrison Street, Oakland, California 94612. The principal east coast commercial mortgage master servicing offices of Wells Fargo are located at MAC D1050-084, 401 South Tryon Street, Charlotte, North Carolina 28202.

Wells Fargo has been master servicing securitized commercial and multifamily mortgage loans in excess of ten years. Wells Fargo’s primary servicing system runs on McCracken Financial Solutions software, Strategy CS. Wells Fargo reports to trustees and certificate administrators in the CREFC® format. The following table sets forth information about Wells Fargo’s portfolio of master or primary serviced commercial and multifamily mortgage loans (including loans in securitization transactions and loans owned by other investors) as of the dates indicated:

Commercial and Multifamily Mortgage Loans	As of 12/31/2014	As of 12/31/2015	As of 12/31/2016	As of 9/30/2017
By Approximate Number	33,605	32,716	31,128	29,591
By Approximate Aggregate Unpaid Principal Balance (in billions)	$475.39	$503.34	$506.83	$508.20

Within this portfolio, as of September 30, 2017, are approximately 20,291 commercial and multifamily mortgage loans with an unpaid principal balance of approximately $387.8 billion related to commercial mortgage-backed securities or commercial real estate collateralized debt obligation securities. In addition to servicing loans related to commercial mortgage-backed securities and commercial real estate collateralized debt obligation securities, Wells Fargo also services whole loans for itself and a variety of investors. The properties securing loans in Wells Fargo’s servicing portfolio, as of September 30, 2017, were located in all 50 states, the District of Columbia, Guam, Mexico, the Bahamas, the Virgin Islands

and Puerto Rico and include retail, office, multifamily, industrial, hotel and other types of income-producing properties. Also included in the above portfolio are commercial mortgage loans that Wells Fargo services in Europe through its London Branch. Wells Fargo has been servicing commercial mortgage loans in Europe through its London Branch for more than ten years. Through affiliated entities formerly known as Wachovia Bank, N.A., London Branch and Wachovia Bank International, and as a result of its acquisition of commercial mortgage servicing rights from Hypothekenbank Frankfurt AG, formerly Eurohypo AG, in 2013, it has serviced loans secured by properties in Germany, Ireland, the Netherlands, and the UK. As of September 30, 2017, its European third party servicing portfolio, which is included in the above table, is approximately $899.3 million.

In its master servicing and primary servicing activities, Wells Fargo utilizes a mortgage-servicing technology platform with multiple capabilities and reporting functions. This platform allows Wells Fargo to process mortgage servicing activities including, but not limited to: (i) performing account maintenance; (ii) tracking borrower communications; (iii) tracking real estate tax escrows and payments, insurance escrows and payments, replacement reserve escrows and operating statement data and rent rolls; (iv) entering and updating transaction data; and (v) generating various reports.

The following table sets forth information regarding principal and interest advances and servicing advances made by Wells Fargo, as master servicer, on commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations. The information set forth below is the average amount of such advances outstanding over the periods indicated (expressed as a dollar amount and as a percentage of Wells Fargo’s portfolio, as of the end of each such period, of master serviced commercial and multifamily mortgage loans included in commercial mortgage-backed securitizations).

Period	Approximate Securitized Master-Serviced Portfolio (UPB)*	Approximate Outstanding Advances (P&I and PPA)*	Approximate Outstanding Advances as % of UPB
Calendar Year 2014	$377,947,659,331	$1,750,352,607	0.46%
Calendar Year 2015	$401,673,056,650	$1,600,995,208	0.40%
Calendar Year 2016	$385,516,905,565	$838,259,754	0.22%
YTD Q3 2017	$377,858,855,749	$665,406,508	0.18%

*	“UPB” means unpaid principal balance, “P&I” means principal and interest advances and “PPA” means property protection advances.

Wells Fargo is rated by Fitch, S&P and Morningstar as a primary servicer, a master servicer and a special servicer of commercial mortgage loans in the US, and by Fitch and S&P as a primary servicer and a special servicer of commercial loans in the UK. Wells Fargo’s servicer ratings by each of these agencies are outlined below:

US Servicer Ratings	Fitch	S&P	Morningstar
Primary Servicer	CPS1-	Strong	MOR CS1
Master Servicer	CMS1-	Strong	MOR CS1
Special Servicer	CSS2	Above Average	MOR CS2

UK Servicer Ratings	Fitch	S&P
Primary Servicer	CPS2	Average
Special Servicer	CSS3	Average

The long-term issuer ratings of Wells Fargo are rated “AA-” by S&P, “Aa2” by Moody’s and “AA-” by Fitch. The short-term issuer ratings of Wells Fargo are rated “A-1+” by S&P, “P-1” by Moody’s and “F1+” by Fitch.

Wells Fargo has developed policies, procedures and controls relating to its servicing functions to maintain compliance with applicable servicing agreements and servicing standards, including procedures for handling delinquent loans during the period prior to the occurrence of a special servicing transfer event. Wells Fargo’s master servicing policies and procedures are updated periodically to keep pace with the changes in the commercial mortgage-backed securities industry and have been generally consistent for the last three years in all material respects. The only significant changes in Wells Fargo’s policies and procedures have come in response to changes in federal or state law or investor requirements, such as updates issued by the Federal National Mortgage Association or Federal Home Loan Mortgage Corporation.

Wells Fargo may perform any of its obligations under the PSA through one or more third-party vendors, affiliates or subsidiaries. Notwithstanding the foregoing, the Master Servicer will remain responsible for its duties thereunder. Wells Fargo may engage third-party vendors to provide technology or process efficiencies. Wells Fargo monitors its third-party vendors in compliance with its internal procedures and applicable law. Wells Fargo has entered into contracts with third-party vendors for the following functions:

●	provision of Strategy and Strategy CS software;

●	tracking and reporting of flood zone changes;

●	abstracting of leasing consent requirements contained in loan documents;

●	legal representation;

●	assembly of data regarding buyer and seller (borrower) with respect to proposed loan assumptions and preparation of loan assumption package for review by Wells Fargo;

●	performance of property inspections;

●	performance of tax parcel searches based on property legal description, monitoring and reporting of delinquent taxes, and collection and payment of taxes;

●	Uniform Commercial Code searches and filings;

●	Insurance Tracking and Compliance;

●	Onboarding-New Loan Setup;

●	Lien Release-Filing & Tracking;

●	Credit Investigation & Background Checks; and

●	Defeasance Calculations

Wells Fargo may also enter into agreements with certain firms to act as a primary servicer and to provide cashiering or non-cashiering sub-servicing on the Mortgage Loans and the Serviced Companion Loans. Wells Fargo monitors and reviews the performance of sub-servicers appointed by it. Generally, all amounts received by Wells Fargo on the Mortgage Loans and the Serviced Companion Loans will initially be deposited into a common clearing account with collections on other mortgage loans serviced by Wells Fargo and will then be allocated and transferred to the appropriate account as described in this prospectus. On the day any amount is to be disbursed by Wells Fargo, that amount is transferred to a common disbursement account prior to disbursement.

Wells Fargo (in its capacity as the Master Servicer) will not have primary responsibility for custody services of original documents evidencing the Mortgage Loans or the Serviced Companion Loans. On occasion, Wells Fargo may have custody of certain of such documents as are necessary for enforcement actions involving the Mortgage Loans, the Serviced Companion Loans or otherwise. To the extent Wells Fargo performs custodial functions as a servicer, documents will be maintained in a manner consistent with the Servicing Standard.

A Wells Fargo proprietary website (www.wellsfargo.com/com/comintro) provides investors with access to investor reports for commercial mortgage-backed securitization transactions for which Wells Fargo is master servicer, and also provides borrowers with access to current and historical loan and property information for these transactions.

Wells Fargo & Company files reports with the SEC as required under the Exchange Act. Such reports include information regarding Wells Fargo and may be obtained at the website maintained by the SEC at www.sec.gov.

There are no legal proceedings pending against Wells Fargo, or to which any property of Wells Fargo is subject, that are material to the Certificateholders, nor does Wells Fargo have actual knowledge of any proceedings of this type contemplated by governmental authorities.

The master servicer will enter into one or more agreements with the mortgage loan sellers to purchase the master servicing rights to the related Mortgage Loans and the primary servicing rights with respect to certain of the related Mortgage Loans (other than any Non-Serviced Mortgage Loan) and Serviced Companion Loans and/or the right to be appointed as the master servicer or primary servicer, as the case may be, with respect to such Mortgage Loans and Serviced Companion Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and GACC or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by GACC or those affiliates from time to time, which may include, prior to their inclusion in the trust fund, some or all of the GACC Mortgage Loans.

Pursuant to certain interim servicing agreements between Wells Fargo and CREFI or certain of its affiliates, Wells Fargo acts as interim servicer with respect to certain mortgage loans owned by CREFI or those affiliates from time to time, which may include, prior to their inclusion in the Issuing Entity, some or all of the CREFI Mortgage Loans.

Wells Fargo Bank is the purchaser under a repurchase agreement with Argentic or certain of its affiliates, for the purpose of providing short-term warehousing of mortgage loans originated or acquired by Argentic or certain of its affiliates. Pursuant to certain interim servicing agreements between Wells Fargo Bank and Argentic or certain of its affiliates, Wells Fargo Bank acts as interim servicer with respect to certain mortgage loans owned by Argentic or those affiliates from time to time, which may include, prior to their inclusion in the issuing entity, some or all of the Argentic Mortgage Loans.

Pursuant to the terms of the PSA, Wells Fargo will be entitled to retain a portion of the Servicing Fee equal to the amount by which the Servicing Fee exceeds the sum of (1) the fee payable to any initial subservicer as a primary servicing fee and (ii) a master servicing fee at a per annum rate of 0.0025% with respect to each Mortgage Loan and, to the extent provided for in the related Intercreditor Agreement, each Serviced Companion Loan notwithstanding any termination or resignation of Wells Fargo as master servicer. In addition, Wells Fargo will have the right to assign and transfer its rights to receive that retained portion of its Servicing Fee to another party.

Neither Wells Fargo nor any of its affiliates intends to retain any certificates issued by the issuing entity or any other economic interest in this securitization other than as set forth above. However, Wells Fargo or its affiliates may retain certain classes of certificates. Any such party will have the right to dispose of any such certificates at any time.

The foregoing information regarding Wells Fargo under this heading “Transaction Parties—The Master Servicer” has been provided by Wells Fargo.

The roles and responsibilities of the master servicer are set forth in this prospectus under “Pooling and Servicing Agreement”. The master servicer’s ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the related Serviced Companion Loans, and the effect of that ability on the potential cash flows from such Mortgage

Loans and the related Serviced Companion Loans, are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments”.

The master servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the master servicer removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The master servicer’s rights and obligations with respect to indemnification, and certain limitations on the master servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Special Servicer

LNR Partners, LLC (“LNR Partners”), a Florida limited liability company and a subsidiary of Starwood Property Trust, Inc. (“STWD”), a Maryland corporation, will initially be appointed to act as special servicer for the Serviced Mortgage Loans (other than any Conflicted Special Servicer Loan or Servicing Shift Whole Loan) and any related Serviced Companion Loans that are non-Specially Serviced Loans. The principal executive offices of LNR Partners are located at 1601 Washington Avenue, Suite 700, Miami Beach, Florida 33139 and its telephone number is (305) 695-5600.

STWD through its subsidiaries, affiliates and joint ventures, is involved in the real estate finance, management and development business and engages in, among other activities:

●	acquiring, developing, repositioning, managing and selling commercial and multifamily residential real estate properties,

●	investing in high-yielding real estate-related debt and equity, and

●	investing in, and managing as special servicer, unrated, below investment grade rated and investment grade rated commercial mortgage backed securities.

LNR Partners and its affiliates have substantial experience in working out loans and in performing the other obligations of the special servicer as more particularly described in the PSA, including, but not limited to, processing borrower requests for lender consent to assumptions, leases, easements, partial releases and expansion and/or redevelopment of the mortgaged properties. LNR Partners and its affiliates have been engaged in the special servicing of commercial real estate assets for over 22 years. The number of commercial mortgage backed securitization pools specially serviced by LNR Partners and its affiliates has increased from 46 in December 1998 to 153 as of September 30, 2017. More specifically, LNR Partners (and its predecessors in interest) acted as special servicer with respect to:

●	84 domestic commercial mortgage backed securitization pools as of December 31, 2001, with a then current face value in excess of $53 billion;

●	101 domestic commercial mortgage backed securitization pools as of December 31, 2002, with a then current face value in excess of $67 billion;

●	113 domestic commercial mortgage backed securitization pools as of December 31, 2003, with a then current face value in excess of $79 billion;

●	134 domestic commercial mortgage backed securitization pools as of December 31, 2004, with a then current face value in excess of $111 billion;

●	142 domestic commercial mortgage backed securitization pools as of December 31, 2005, with a then current face value in excess of $148 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2006, with a then current face value in excess of $201 billion;

●	143 domestic commercial mortgage backed securitization pools as of December 31, 2007 with a then current face value in excess of $228 billion;

●	138 domestic commercial mortgage backed securitization pools as of December 31, 2008 with a then current face value in excess of $210 billion;

●	136 domestic commercial mortgage backed securitization pools as of December 31, 2009 with a then current face value in excess of $191 billion;

●	144 domestic commercial mortgage backed securitization pools as of December 31, 2010 with a then current face value in excess of $201 billion;

●	140 domestic commercial mortgage backed securitization pools as of December 31, 2011 with a then current face value in excess of $176 billion;

●	131 domestic commercial mortgage backed securitization pools as of December 31, 2012 with a then current face value in excess of $136 billion;

●	141 domestic commercial mortgage backed securitization pools as of December 31, 2013 with a then current face value in excess of $133 billion;

●	152 domestic commercial mortgage backed securitization pools as of December 31, 2014 with a then current face value in excess of $135 billion;

●	159 domestic commercial mortgage backed securitization pools as of December 31, 2015 with a then current face value in excess of $111 billion;

●	153 domestic commercial mortgage backed securitization pools as of December 31, 2016 with a then current face value in excess of $87 billion; and

●	153 domestic commercial mortgage backed securitization pools as of September 30, 2017 with a then current face value in excess of $68.9 billion.

As of September 30, 2017, LNR Partners has resolved approximately $71.2 billion of U.S. commercial and multifamily loans over the past 22 years, including approximately $1.1 billion of U.S. commercial and multifamily mortgage loans during 2001, $1.9 billion of U.S. commercial and multifamily mortgage loans during 2002, $1.5 billion of U.S. commercial and multifamily mortgage loans during 2003, $2.1 billion of U.S. commercial and multifamily mortgage loans during 2004, $2.4 billion of U.S. commercial and multifamily mortgage loans during 2005, $0.9 billion of U.S. commercial and multifamily mortgage loans during 2006, $1.4 billion of U.S. commercial and multifamily mortgage loans during 2007, $1.0 billion of U.S. commercial and multifamily mortgage loans during 2008, $1.2 billion of U.S. commercial and multifamily mortgage loans during 2009, $7.7 billion of U.S. commercial and multifamily mortgage loans during 2010, $10.9 billion of U.S. commercial and multifamily mortgage loans during 2011, $11.7 billion of U.S. commercial and multifamily mortgage loans during 2012, $6.5 billion of U.S. commercial and multifamily mortgage loans during 2013, $6.3 billion of U.S. commercial and multifamily mortgage loans during 2014, approximately $6 billion of U.S. commercial and multifamily mortgage loans during 2015, approximately $3.9 billion of U.S. commercial and multifamily mortgage loans during 2016 and approximately $3.9 billion of U.S. commercial and multifamily mortgage loans through September 30, 2017.

STWD or one of its affiliates generally seeks CMBS investments where it has the right to appoint LNR Partners as the special servicer. LNR Partners and its affiliates have regional offices located across the country in Florida, Georgia, Massachusetts, California, New York and North Carolina. As of September 30, 2017, LNR Partners and its affiliates specially service a portfolio, which included approximately 4,659 assets across the United States with a then current face value of approximately $68.9 billion, all of which are commercial real estate assets. Those commercial real estate assets include mortgage loans secured by the same types of income producing properties as secure the mortgage loans backing the Certificates. Accordingly, the assets of LNR Partners and its affiliates may, depending upon the particular circumstances, including the nature and location of such assets, compete with the mortgaged real properties securing the underlying mortgage loans for tenants, purchasers, financing and so forth. LNR Partners does not service any assets other than commercial real estate assets.

LNR Partners maintains internal and external watch lists, corresponds with master servicers on a monthly basis and conducts overall deal surveillance and shadow servicing. LNR Partners has developed distinct strategies and procedures for working with borrowers on problem loans (caused by delinquencies, bankruptcies or other breaches of the loan documents) designed to maximize value from the assets for the benefit of the certificateholders. These strategies and procedures vary on a case by case basis, and include, but are not limited to, liquidation of the underlying collateral, note sales, discounted payoffs, and borrower negotiation or workout in accordance with the applicable servicing standard. Generally, four basic factors are considered by LNR Partners as part of its analysis and determination of what strategies and procedures to utilize in connection with problem loans. They are (i) the condition and type of mortgaged property, (ii) the borrower, (iii) the jurisdiction in which the mortgaged property is located and (iv) the actual terms, conditions and provisions of the underlying loan documents. After each of these items is evaluated and considered, LNR Partners’ strategy is guided by the servicing standard and all relevant provisions of the applicable pooling and servicing agreement pertaining to specially serviced and REO mortgage loans.

LNR Partners has the highest ratings afforded to special servicers by S&P and is rated “CSS1-” by Fitch.

There have not been, during the past three years, any material changes to the policies or procedures of LNR Partners in the servicing function it will perform under the PSA for assets of the same type included in this securitization transaction. LNR Partners has not engaged, and currently does not have any plans to engage, any sub-servicers to perform on its behalf any of its duties with respect to this securitization transaction. LNR Partners does not believe that its financial condition will have any adverse effect on the performance of its duties under the PSA and, accordingly, will not have any material impact on the Mortgage Pool performance or the performance of the Certificates. Generally, LNR Partners’ servicing functions under pooling and servicing agreements do not include collection on the pool assets, however LNR Partners does maintain certain operating accounts with respect to REO mortgage loans in accordance with the terms of the applicable pooling and servicing agreements and consistent with the servicing standard set forth in each of such pooling and servicing agreements. LNR Partners does not have any material advancing obligations with respect to the commercial mortgage backed securitization pools as to which it acts as special servicer. Generally, LNR Partners has the right, but not the obligation, to make property related servicing advances in emergency situations with respect to commercial mortgage backed securitization pools as to which it acts as special servicer.

LNR Partners will not have primary responsibility for custody services of original documents evidencing the underlying mortgage loans. On occasion, LNR Partners may have custody of certain of such documents as necessary for enforcement actions involving particular mortgage loans or otherwise. To the extent that LNR Partners has custody of any such documents, such documents will be maintained in a manner consistent with the Servicing Standard.

No securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer has experienced an event of default as a result of any action or inaction by LNR Partners as special servicer. LNR Partners has not been terminated as servicer in a commercial mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger. In addition, there has been no previous disclosure of material noncompliance with servicing criteria by LNR Partners with respect to any other securitization transaction involving commercial or multifamily mortgage loans in which LNR Partners was acting as special servicer.

There are, to the actual current knowledge of LNR Partners, no special or unique factors of a material nature involved in special servicing the particular types of assets included in the subject securitization, as compared to the types of assets specially serviced by LNR Partners in other commercial mortgage backed securitization pools generally, for which LNR Partners has developed processes and procedures which materially differ from the processes and procedures employed by LNR Partners in connection with its special servicing of commercial mortgaged backed securitization pools generally.

There are currently no legal proceedings pending, and no legal proceedings known to be contemplated, by governmental authorities, against LNR Partners or of which any of its property is the subject, that are material to the Certificateholders.

LNR Partners is not an affiliate of the depositor, the underwriters, the Issuing Entity, the master servicer, the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, any Sponsor any originator or any significant obligor.

Except as disclosed in this prospectus and except for LNR Partners acting as special servicer for this securitization transaction and LNR Partners assisting Argentic Investment Management LLC or its affiliate with due diligence relating to the Mortgage Loans to be included in the mortgage pool, there are no specific relationships that are material involving or relating to this securitization transaction or the securitized mortgage loans between LNR Partners or any of its affiliates, on the one hand, and the Trust, the Sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years. In addition, other than as disclosed in this prospectus, there are no business relationships, agreements, arrangements, transactions or understandings that have been entered into outside the ordinary course of business or on terms other than would be obtained in an arm’s length transaction with an unrelated third party – apart from this securitization transaction – between LNR Partners or any of its affiliates, on the one hand, and the Issuing Entity, the Sponsors, the trustee, the certificate administrator, any originator, any significant obligor, the master servicer, the operating advisor or the asset representations reviewer, on the other hand, that currently exist or that existed during the past two years and that are material to an investor’s understanding of the Certificates.

In the commercial mortgage backed securitizations in which LNR Partners acts as special servicer, LNR Partners may enter into one or more arrangements with any party entitled to appoint or remove and replace the special servicer to provide for a discount and/or revenue sharing with respect to certain of the special servicer compensation in consideration of, among other things, LNR Partners’ appointment as special servicer under the applicable servicing agreement and limitations on such person’s right to replace LNR Partners as the special servicer.

Neither LNR Partners nor any of its affiliates will retain on the Closing Date any Certificates issued by the Trust or, except as discussed in this prospectus, any other economic interest in this securitization (although for the avoidance of doubt, LNR Partners will be entitled special servicing fees and certain other fees and compensation as described in this prospectus with respect to the Mortgage Loans and the Serviced Companion Loans) However, LNR Partners or its affiliates may, from time to time after the initial sale of the Certificates to investors on the Closing Date, acquire Certificates pursuant to secondary market transactions. Any such party will have the right to dispose of such Certificates at any time.

LNR Partners is currently the special servicer under the WFCM 2017-C39 PSA, pursuant to which the Cleveland East Whole Loan is serviced.

The foregoing information regarding the special servicer set forth in this section entitled “—The Special Servicer” has been provided by LNR Partners. None of the depositor, the underwriters, the master servicer, the operating advisor, the asset representations reviewer, the trustee, the certificate administrator, or any of their affiliates takes any responsibility for this information or makes any representation or warranty as to its accuracy or completeness.

The special servicer will be required to pay all expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement as described in this prospectus).

The special servicer may be terminated, with respect to the Mortgage Loans and Serviced Companion Loans, without cause, by (i) the applicable Certificateholders (if a Control Termination Event has occurred and is continuing) and (ii) the Directing Certificateholder (for so long as a Control

Termination Event does not exist), as described and to the extent in “Pooling and Servicing Agreement—Replacement of Special Servicer Without Cause” in this prospectus.

The special servicer may resign under the PSA as described under “Pooling and Servicing Agreement—Resignation of the Master Servicer and Special Servicer” in this prospectus.

Certain duties and obligations of LNR Partners as the special servicer and the provisions of the PSA are described under “Pooling and Servicing Agreement”. LNR Partners’ ability to waive or modify any terms, fees, penalties or payments on the Mortgage Loans and the potential effect of that ability on the potential cash flows from the Mortgage Loans are described under “Pooling and Servicing Agreement—Modifications, Waivers and Amendments” below.

The special servicer and various related persons and entities will be entitled to be indemnified by the issuing entity for certain losses and liabilities incurred by the special servicer as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification” in this prospectus.

The special servicer will only be liable under the PSA to the extent of the obligations specifically imposed by the PSA. Certain terms of the PSA regarding the special servicer’s removal, replacement, resignation or transfer are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” and “—Rights Upon Servicer Termination Event”. The special servicer’s rights and obligations with respect to indemnification, and certain limitations on the special servicer’s liability under the PSA, are described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”.

The Operating Advisor and Asset Representations Reviewer

Park Bridge Lender Services LLC (“Park Bridge Lender Services”), a New York limited liability company and an indirect, wholly owned subsidiary of Park Bridge Financial LLC (“Park Bridge Financial”), will act as operating advisor under the PSA with respect to each Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan) and Serviced Whole Loan (other than any Servicing Shift Whole Loan). Park Bridge Lender Services will also act as asset representations reviewer under the PSA with respect to each Mortgage Loan. Park Bridge Lender Services has an address at 600 Third Avenue, 40th Floor, New York, New York 10016 and its telephone number is (212) 230-9090.

Park Bridge Financial is a privately held commercial real estate finance advisory firm headquartered in New York, New York. Since its founding in 2009, Park Bridge Financial and its affiliates have been engaged by commercial banks (community, regional and multi-national), opportunity funds, REITs, investment banks, insurance companies, entrepreneurs and hedge funds on a wide variety of advisory assignments. These engagements have included: mortgage brokerage, loan syndication, contract underwriting, valuations, risk assessments, surveillance, litigation support, expert testimony, loan restructures as well as the disposition of commercial mortgages and related collateral.

Park Bridge Financial’s technology platform is server-based with back-up, disaster-recovery and encryption services performed by vendors and data centers that comply with industry and regulatory standards.

As of September 30, 2017, Park Bridge Lender Services was acting as operating advisor or trust advisor for commercial mortgage-backed securities transactions with an approximate aggregate initial principal balance of $129.105 billion issued in 139 transactions.

As of September 30, 2017, Park Bridge Lender Services is acting as asset representations reviewer for CMBS transactions with an approximate aggregate initial principal balance of $46.310 billion issued in 54 transactions.

There are no legal proceedings pending against Park Bridge Lender Services, or to which any property of Park Bridge Lender Services is subject, that are material to the Certificateholders, nor does

Park Bridge Lender Services have actual knowledge of any proceedings of this type contemplated by governmental authorities.

Park Bridge Lender Services satisfies each of the criteria of the definition of “Eligible Operating Advisor” set forth in “Pooling and Servicing Agreement—Operating Advisor—Eligibility of Operating Advisor”. Park Bridge Lender Services: (a) is an operating advisor on other CMBS transactions rated by any of Moody’s, Fitch, Kroll Bond Rating Agency, Inc., S&P, DBRS and/or Morningstar Credit Ratings, LLC and none of those rating agencies has qualified, downgraded or withdrawn any of its ratings of one or more classes of certificates for any such transaction citing concerns with Park Bridge Lender Services as the sole or material factor in such rating action; (b) (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; (c) can and will make the representations and warranties as operating advisor set forth in the PSA; (d) is not (and is not affiliated with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Retaining Party, or a depositor, a trustee, a certificate administrator, master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates); (e) has not been paid by the special servicer or any successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the recommendation of the replacement of the special servicer or the appointment of a successor special servicer to become the special servicer; and (f) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than its fees from its role as operating advisor; provided that Park Bridge Lender Services, in its capacity as asset representations reviewer, is entitled to receive related fees as set forth in the PSA.

The foregoing information under this heading “Transaction Parties—The Operating Advisor and Asset Representations Reviewer” has been provided by Park Bridge Lender Services.

For a description of any material affiliations, relationships and related transactions between the operating advisor, the asset representations reviewer and the other transaction parties, see “Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties”.

The operating advisor and the asset representations reviewer will only be liable under the PSA to the extent of their respective obligations specifically imposed by the PSA. For further information regarding the duties, responsibilities, rights and obligations of the operating advisor and the asset representations reviewer under the PSA, including those related to indemnification, see “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer” and “—Limitation on Liability; Indemnification”. Certain terms of the PSA regarding the operating advisor’s and the asset representations reviewer’s removal, replacement, resignation or transfer are described under “—The Operating Advisor” and “—The Asset Representations Reviewer”, as applicable.

Credit Risk Retention

This transaction is required to comply with the credit risk retention regulations promulgated pursuant to Section 15G of the Exchange Act as such regulations relate to commercial mortgage-backed securities (the “Credit Risk Retention Rules”). Argentic (in such capacity, the “Retaining Sponsor”) has been designated by the sponsors to act as the “retaining sponsor” under the Credit Risk Retention Rules and Argentic will elect to satisfy its risk retention requirements initially through the purchase of an “eligible horizontal residual interest” (as defined in the Credit Risk Retention Rules) by Argentic or a majority owned affiliate (in such capacity, the “Retaining Party”).

While the Retaining Sponsor will initially satisfy its risk retention requirements through the purchase by the Retaining Party of the RR Certificates, the Retaining Sponsor is permitted under the Credit Risk

Retention Rules under certain circumstances to transfer the RR Certificates to a “third party purchaser” (as defined in the Credit Risk Retention Rules) at any time after November 30, 2022. Any such transfer will be subject to the satisfaction of all applicable provisions under the Credit Risk Retention Rules. See “—Hedging, Transfer and Financing Restrictions” below.

Notwithstanding any references in this prospectus to the Credit Risk Retention Rules, the Retaining Sponsor, the Retaining Party and other risk retention related matters, in the event the Credit Risk Retention Rules (or any relevant portion thereof) are repealed or determined by applicable regulatory agencies to be no longer applicable to this securitization transaction, none of the Retaining Sponsor, the Retaining Party or any other party will be required to comply with or act in accordance with the Credit Risk Retention Rules (or such relevant portion thereof).

Qualifying CRE Loans; Required Credit Risk Retention Percentage

The Retaining Sponsor has determined that for purposes of this transaction, 0.0% of the Initial Pool Balance (the “Qualifying CRE Loan Percentage”) is comprised of Mortgage Loans that are “qualifying CRE loans” as such term is described in the Credit Risk Retention Rules.

The total required credit risk retention percentage for this transaction is 5.0%.

Material Terms of the Eligible Horizontal Residual Interest

General

The Retaining Party is expected to purchase the classes of certificates identified in the table below (the “RR Certificates”).

Class of RR Certificates	Expected Initial Certificate Balance	Estimated Fair Value of the RR Certificates (in $ and %)(1)	Expected Purchase Price(2)
Class E-RR(3)	$31,461,000 – 36,390,000	$15,823,907 – $18,303,042 / 1.64% - 1.49%	50.296899%
Class F-RR	$23,894,000	$12,017,941 / 1.08% - 1.13%	50.296899%
Class G-RR	$10,619,000	$5,341,028 / 0.48% - 0.50%	50.296899%
Class H-RR	$39,822,721	$20,029,594 / 1.80% - 1.88%	50.296899%

(1)	Reflects the estimated fair value (expressed as a dollar amount or range of dollar amounts) and estimated range of fair value (expressed as a percentage or range of percentages of the aggregate fair value of all of the certificates) for each Class of the RR Certificates. The fair value dollar amount of the RR Certificates (except as set forth below with respect to the Class E-RR Certificates) is not subject to a range, but is based on a targeted discount yield, and has been determined as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below. The fair value dollar amount of the Class E-RR Certificates is subject to a range that depends on the actual initial Certificate Balance of the Class E-RR Certificates, which will be determined such that the aggregate fair value of the RR Certificates will equal at least 5% of the aggregate fair value of all Regular Certificates issued by the Issuing Entity. The fair value of the other certificates is unknown and has been determined by the Retaining Sponsor as described under “—Determination of Amount of Required Horizontal Credit Risk Retention” below.

(2)	Expressed as a percentage of the expected initial Certificate Balance of each class of the RR Certificates, excluding accrued interest. The aggregate purchase price expected to be paid for the RR Certificates to be acquired by the Retaining Party is approximately $53,212,470 - $55,691,604, excluding accrued interest.

(3)	The approximate initial Certificate Balance of the Class E-RR certificates is estimated based in part on the estimated ranges of Certificate Balances and estimated fair values described herein under “Credit Risk Retention”. The initial Certificate Balance of the Class E-RR Certificates is expected to fall within a range of $31,461,000 to 36,390,000.

The Retaining Sponsor estimates that, if it had relied solely on retaining an “eligible horizontal residual interest” in order to meet the credit risk retention requirements of the Credit Risk Retention Rules with respect to this securitization transaction, it would expect to retain an eligible horizontal residual interest with an aggregate fair value dollar amount between approximately $53,212,172 to $55,691,000, representing 5% of the aggregate fair value, as of the Closing Date, of all of the certificates (other than the Class R certificates).

A reasonable time after the Closing Date, the Retaining Sponsor will be required to disclose to, or cause to be disclosed to, Certificateholders the following: (a) the fair value of the RR Certificates that will be retained by the Retaining Party based on actual sale prices and finalized tranche sizes, (b) the fair value of the “eligible horizontal residual interest” (as such term is defined in the Credit Risk Retention

Rules) that the Retaining Sponsor would have been required to retain under the Credit Risk Retention Rules, and (c) to the extent the valuation methodology or any of the key inputs and assumptions that were used in calculating the fair value or range of fair values disclosed in the preliminary prospectus under the heading “Determination of Amount of Required Horizontal Credit Risk Retention” prior to the pricing of the certificates materially differs from the methodology or key inputs and assumptions used to calculate the fair value at the time of the Closing Date, descriptions of those material differences. Any such notice from the Retaining Sponsor of such disclosures are expected to be posted on the certificate administrator’s website on the “Risk Retention” tab.

Material Terms

For a description of the material terms of the classes of certificates that comprise the RR Interest, see “Description of the Certificates” and “Pooling and Servicing Agreement—The Directing Holder—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event”. You are strongly urged to review this prospectus in its entirety.

Determination of Amount of Required Horizontal Credit Risk Retention

General

CMBS such as the Principal Balance Certificates are typically priced based relative to either the swap yield curve or to a targeted yield. The method of pricing used is primarily a function of the rating, but can also be determined by prevailing market conditions or investor preference. For this transaction, the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates (the “Swap-Priced Principal Balance Certificates”) are anticipated to be priced based on the swap yield curve and the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates (the “Yield-Priced Principal Balance Certificates”) are anticipated to be priced based on a targeted yield, and the Retaining Sponsor calculated the expected scheduled principal payments (the “Scheduled Certificate Principal Payments”) on each Class of Swap-Priced Principal Balance Certificates and the Yield-Priced Principal Balance Certificates as described below. CMBS such as the Class X Certificates (the “Interest-Only Certificates”) are typically priced relative to the treasury yield curve. The Retaining Sponsor made its determination of the fair value of the Certificates presented above based on a number of inputs consistent with these typical pricing methodologies in the manner described below for the applicable Class of Certificates.

Swap-Priced Principal Balance Certificates

Based on the Modeling Assumptions and assuming a 0% CPR prepayment rate, the Retaining Sponsor calculated what the Scheduled Certificate Principal Payments on each Class of Swap-Priced Principal Balance Certificates would be over the course of the transaction based on when principal payments are required to be made under the terms of the underlying Mortgage Loan Documents during each Collection Period and which Classes of Swap-Priced Principal Balance Certificates will be entitled to receive principal payments based on the Certificate payment priorities described in “Description of the Certificates—Distributions”. On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of Swap-Priced Principal Balance Certificates.

Swap Yield Curve. The Retaining Sponsor utilized the assumed swap yield curve in the table below in determining the range of fair values of the Swap-Priced Principal Balance Certificates. The actual swap yield curve that will be used as a basis for determining the price of the Swap-Priced Principal Balance Certificates is not known at this time and differences in the swap yield curve will ultimately result in higher or lower fair value calculations. For an expected range of values at specified points along the swap yield curve, see the table below entitled “Range of Swap Yields for the Swap-Priced Principal Balance Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the swap yield curve, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the swap yield at that maturity reasonably expected to occur prior to pricing of the certificates, based on 10 business day rolling periods over the past 6 months.

Range of Swap Yields for the Swap-Priced Principal Balance Certificates

Maturity (Years)	Low Estimate of Swap Yield	Base Case Swap Yield	High Estimate of Swap Yield
2Y	1.615%	1.826%	2.038%
3Y	1.695%	1.937%	2.180%
4Y	1.757%	2.011%	2.266%
5Y	1.820%	2.075%	2.330%
6Y	1.882%	2.134%	2.385%
7Y	1.940%	2.190%	2.439%
8Y	1.993%	2.238%	2.482%
9Y	2.045%	2.283%	2.521%
10Y	2.086%	2.321%	2.556%

Based on the swap yield curve, the Retaining Sponsor will determine for each Class of Swap-Priced Principal Balance Certificates the swap yield reflected on the swap yield curve (the “Interpolated Yield”) that corresponds to that Class’ weighted average life, by using a straight-line interpolation using the swap yield curve with 2, 3, 4, 5, 6, 7, 8, 9 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the swap yield curve.

Credit Spread Determination. The Retaining Sponsor determined the credit spread for each Class of Swap-Priced Principal Balance Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of certificates as of the date of this prospectus. The credit spread for a particular Class of Swap-Priced Principal Balance Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Retaining Sponsor’s experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class A-1	0.16%	0.20%	0.24%
Class A-2	0.41%	0.47%	0.53%
Class A-3	0.65%	0.73%	0.81%
Class A-SB	0.54%	0.60%	0.66%
Class A-4	0.66%	0.74%	0.82%
Class A-5	0.68%	0.76%	0.84%
Class A-M	0.90%	1.05%	1.20%
Class B	1.05%	1.30%	1.55%
Class C	1.30%	1.70%	2.10%
Class D	2.25%	3.00%	3.75%

Discount Yield Determination. The discount yield (the “Discount Yield”) for each class of certificates is the sum of the Interpolated Yield for such class and the related credit spread (converted to a monthly equivalent) established at pricing. For an expected range of values for each class of Swap-Priced Principal Balance Certificates, see the table entitled “Range of Discount Yields for the Swap-Priced Principal Balance Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for that class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for that class and the highest estimated credit spread.

Range of Discount Yields for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class A-1	1.817%	2.085%	2.353%
Class A-2	2.219%	2.534%	2.849%
Class A-3	2.583%	2.912%	3.242%
Class A-SB	2.497%	2.804%	3.112%
Class A-4	2.726%	3.042%	3.359%
Class A-5	2.757%	3.072%	3.388%
Class A-M	2.981%	3.366%	3.751%
Class B	3.134%	3.619%	4.104%
Class C	3.384%	4.019%	4.654%
Class D	4.334%	5.319%	6.304%

Determination of Class Sizes. The Retaining Sponsor was provided credit support levels for each class of certificates by each Rating Agency. Based on the individual credit support levels (expressed as a percentage) provided by the Rating Agencies, the Retaining Sponsor determined the highest required credit support level of the Rating Agencies selected to rate a particular class of certificates (the “Constraining Level”). In certain circumstances, the Retaining Sponsor may elect not to engage a rating agency for particular classes of certificates, based in part on the credit support levels provided by such rating agency. See “Risk Factors—Other Risks Relating to the Certificates—Nationally Recognized Statistical Rating Organizations May Assign Different Ratings to the Certificates; Ratings of the Certificates Reflect Only the Views of the Applicable Rating Agencies as of the Dates Such Ratings Were Issued; Ratings May Affect ERISA Eligibility; Ratings May Be Downgraded”. The aggregate Certificate Balance for the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus 0.30. The Certificate Balance for the Class A-M certificates was determined by multiplying the Initial Pool Balance by a percentage equal to 1.0 minus such Class’s Constraining Level, minus the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates. For each other subordinate class of Principal Balance Certificates, that class’ Certificate Balance was determined by multiplying the Initial Pool Balance by a percentage equal to the difference of the Constraining Level for the immediately senior class of Principal Balance Certificates minus such subordinate class’ Constraining Level.

Target Price Determination. The Retaining Sponsor determined a target price (the “Target Price”) for each class of Swap-Priced Principal Balance Certificates on the basis of the price (expressed as a percentage of the Certificate Balance of that class) that similar CMBS with similar credit ratings, cash flow profiles and prepayment risk have priced at in recent securitization transactions. The Target Price that was utilized for each class of Swap-Priced Principal Balance Certificates is set forth in the table below. The Target Prices utilized by the Retaining Sponsor have not changed materially during the prior year.

Class of Certificates	Target Price
Class A-1	100.00%
Class A-2	103.00%
Class A-3	103.00%
Class A-SB	103.00%
Class A-4	101.00%
Class A-5	103.00%
Class A-M	103.00%
Class B	103.00%(1)
Class C	103.00%(1)
Class D	103.00%(1)

(1)	The Target Price may not be realized with respect to the Class B, Class C and Class D certificates.

Determination of Assumed Certificate Coupon. Based on the Target Price, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance

Certificates, the Retaining Sponsor determined the assumed certificate coupon (the “Assumed Certificate Coupon”) by calculating what coupon would be required to be used based on the Scheduled Certificate Principal Payments for such class of certificates in order to achieve the related Target Price for that class of certificates when utilizing the related Discount Yield in determining that Target Price. The Assumed Certificate Coupon for each class of certificates and Range of Assumed Certificate Coupons generated as a result of the range of possible Discount Yields is set forth in the table below.

Range of Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates

Class of Certificates	Low Estimate of Assumed Initial Certificate Coupons	Base Case Assumed Initial Certificate Coupon	High Estimate of Assumed Initial Certificate Coupon
Class A-1	1.834%	2.104%	2.373%
Class A-2	2.885%	3.205%	3.524%
Class A-3	3.062%	3.394%	3.727%
Class A-SB	2.948%	3.260%	3.570%
Class A-4	2.841%	3.157%	3.472%
Class A-5	3.103%	3.421%	3.739%
Class A-M	3.326%	3.714%	4.102%
Class B	3.478%	3.967%	4.278%(1)
Class C	3.730%	4.278%(1)	4.278%(1)
Class D	3.000%(2)	3.000%(2)	3.000%(2)

(1)	Expected to accrue interest at the WAC Rate.
(2)	Assumed Initial Certificate Coupon for Class D was set at 3.000% for each scenario instead of taking into account the target price of 103.00%.

Determination of Swap-Priced Expected Price. Based on interest payments using the Assumed Certificate Coupons for the Swap-Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each class of Swap-Priced Principal Balance Certificates, the Retaining Sponsor determined the price (the “Swap-Priced Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield; however, for purposes of such calculation no Assumed Certificate Coupon exceeded the related Net Mortgage Rate. The Retaining Sponsor determined the Swap-Priced Expected Price for each Class of Swap-Priced Principal Balance Certificates based on the low estimate and high estimate of Assumed Certificate Coupons and Discount Yield. The lower the yield based on the Assumed Certificate Coupon, the higher the corresponding Swap-Priced Expected Price for a class of certificates will be, therefore, the low range of fair market values of the Swap-Priced Principal Balance Certificates will correspond to the high range of the estimate of potential Assumed Certificate Coupons and correspondingly, the high range of fair market values of the Swap-Priced Principal Balance Certificates will correspond to the low range of the estimate of potential Assumed Certificate Coupons.

Interest-Only Certificates

Based on the Modeling Assumptions and assuming a 100% CPY prepayment rate, except that the issuing entity is terminated on the Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of all of the Mortgage Loans as of the Cut-off Date, as described in “—Pooling and Servicing Agreement—Termination; Retirement of Certificates” (the “RR Valuation Assumption”) the Retaining Sponsor calculated what the expected scheduled interest payments on each class of Interest-Only Certificates would be over the course of the transaction (for each Class of Interest-Only Certificates, the “Scheduled Certificate Interest Payments”) based on what the Notional Amount of the related class of Interest-Only Certificates would be during each Collection Period as a result of the application of the expected principal payments during such Collection Period under the terms of the Mortgage Loan Documents assuming a 100% CPY prepayment rate, except with respect to the RR Valuation Assumption, and the classes of certificates that would be entitled to those principal payments based on the payment priorities described in “Description of the Certificates—Distributions”. On the basis of the periodic reduction in the Notional

Amount of each class of Interest-Only Certificates, the Retaining Sponsor calculated the weighted average life for each such class of Interest-Only Certificates.

Determination of Treasury Yield Curve. The Retaining Sponsor utilized the assumed treasury yield curve in the table below in determining the range of fair values of the Interest-Only Certificates. The actual treasury yield curve that will be used as a basis for determining the price of the Interest-Only Certificates is not known at this time and differences in the treasury yield curve will ultimately result in higher or lower fair market value calculations. For an expected range of values at specified points along the treasury yield curve, see the table below entitled “Range of Treasury Yields for the Interest-Only Certificates”. The Retaining Sponsor identified the range presented in the table below at each maturity on the treasury yield, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the treasury yield at that maturity reasonably expected to occur prior to pricing of the certificates, based on 10 business day rolling periods over the past 6 months.

Range of Treasury Yields for the Interest-Only Certificates

Maturity (Years)	Low Estimate of Treasury Yield	Base Case Treasury Yield	High Estimate of Treasury Yield
7Y	1.947%	2.197%	2.447%
10Y	2.091%	2.341%	2.591%

Based on the treasury yield curve, the Retaining Sponsor determined for each class of Interest-Only Certificates the yield reflected on the treasury yield curve (the “Interpolated Yield”) that corresponds to that class’ weighted average life of the class(es) of Principal Balance Certificates that is the component of such class of Interest-Only Certificates by using a straight-line interpolation using treasury yield curves with 7 and 10 year maturities if the weighted average life does not correspond to a specified maturity on the treasury yield curve.

Credit Spread Determination. The Retaining Sponsor determined the credit spread for each Class of Interest-Only Certificates on the basis of market bids obtained for similar CMBS with similar credit ratings, pool composition and asset quality, payment priority and weighted average lives of the related class of Interest-Only Certificates as of the date of this prospectus. The credit spread for a particular class of Interest-Only Certificates at the time of pricing is not known at this time and differences in the then current credit spread demanded by investors for similar CMBS will ultimately result in higher or lower fair market values. The Retaining Sponsor identified the range presented in the table below from the base case credit spread percentage, which represents the Retaining Sponsor’s estimate of the largest increase or decrease in the credit spread for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Retaining Sponsor’s experience in the placement of CMBS with similar characteristics.

Range of Credit Spreads for the Interest-Only Certificates

Class of Certificates	Low Estimate of Credit Spread	Base Case Credit Spread	High Estimate of Credit Spread
Class X-A	0.80%	1.05%	1.30%
Class X-B	0.80%	1.05%	1.30%
Class X-D	1.85%	2.35%	2.85%

Discount Yield Determination. The discount yield (the “Discount Yield”) for each class of Interest-Only Certificates is the sum of the Interpolated Yield for such class and the related credit spread (converted to a monthly equivalent). For an expected range of values for each class of Interest-Only Certificates, see the table entitled “Range of Discount Yields for the Interest-Only Certificates” below. The Retaining Sponsor identified the range presented in the table below for each such class of certificates as the range from (i) the sum of the lowest estimated Interpolated Yield for such class and the lowest estimated credit spread to (ii) the sum of the highest estimated Interpolated Yield for such class and the highest estimated credit spread.

Range of Discount Yields for the Interest-Only Certificates

Class of Certificates	Low Estimate of Discount Yield	Base Case Discount Yield	High Estimate of Discount Yield
Class X-A	2.797%	3.297%	3.797%
Class X-B	2.877%	3.377%	3.877%
Class X-D	3.927%	4.677%	5.427%

Determination of Scheduled Certificate Interest Payments. Based on the range of Assumed Certificate Coupons determined for the Principal Balance Certificates, the Retaining Sponsor determined the range of Scheduled Certificate Interest Payments in each scenario for each class of Interest-Only Certificates based on the defined Pass-Through Rate for such class of certificates.

Determination of Interest-Only Expected Price. Based on the Discount Yield and the Scheduled Certificate Interest Payments for each class of Interest-Only Certificates, the Retaining Sponsor determined the price (the “Interest-Only Expected Price”) expressed as a percent of the Notional Amount of such class by determining the net present value of the Scheduled Certificate Interest Payments discounted at the related Discount Yield. The Retaining Sponsor determined the Interest-Only Expected Price for each class of Interest-Only Certificates based on the low estimate and high estimate of Assumed Certificate Coupons for the Principal Balance Certificates and the resulting Scheduled Certificate Interest Payments due to the Interest-Only Certificates in each scenario. Lower Assumed Certificate Coupons on the Principal Balance Certificates result in an increase in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a higher Interest-Only Expected Price, and higher Assumed Certificate Coupons on the Principal Balance Certificates result in a decrease in the Scheduled Certificate Interest Payments to the Interest-Only Certificates and therefore a lower Interest-Only Expected Price.

Yield-Priced Principal Balance Certificates

Assumed Certificate Characteristics. The Yield-Priced Principal Balance Certificates include each Class of RR Certificates expected to be acquired by the Retaining Sponsor, and the inputs for the valuation of each such Class of RR Certificates were derived from the bid that the Retaining Sponsor made to acquire such Class of RR Certificates. The range of values were derived from variances in the inputs estimated by the Retaining Sponsor for newly issued CMBS reasonably expected to occur prior to pricing of the certificates based on the Retaining Sponsor’s experience in placement of CMBS with similar characteristics. Various factors may have influenced the Retaining Sponsor’s determination of its required Discount Yield and the related Assumed Certificate Coupon, including without limitation, the Retaining Sponsor’s assessment of the assumed default probability on the Mortgage Loans, the expected loss severity following any default, the assumed prepayment rate, and the Retaining Sponsor’s cost of funds and ultimate return on investment that the Retaining Sponsor wishes to achieve. In addition, the Retaining Sponsor’s bid may be influenced by its desire to capture market-share or other strategic business considerations. The Discount Yield for each class of the RR Certificates is 13.7238%.

Determination of Class Size. The Retaining Sponsor determined the Certificate Balance of each Class of RR Certificates in the same manner described in “—Swap-Priced Principal Balance Certificates— Determination of Class Sizes” above.

Weighted Average Life. On the basis of the Scheduled Certificate Principal Payments, the Retaining Sponsor calculated the weighted average life for each Class of RR Certificates.

Determination of Yield-Priced Expected Price. Based on the interest payments using the Assumed Certificate Coupon assumed to be equal to the related Net Mortgage Rate for each class of the Yield-Priced Principal Balance Certificates, the Discount Yield and the Scheduled Certificate Principal Payments for each Class of RR Certificates, the Retaining Sponsor determined the price (the “Yield-Priced Expected Price” and, together with the Swap-Priced Expected Price and the Interest-Only Expected Price, the “Expected Prices” or each an “Expected Price”) expressed as a percent of the Certificate Balance of that class by determining the net present value of the Scheduled Certificate Principal Payments and interest payments accruing at the related Assumed Certificate Coupon discounted at the related Discount Yield. The Retaining Sponsor determined the Yield-Priced Expected Price for each Class of RR Certificates based on the low estimate and high estimate of Discount Yields. The lower the Discount Yield, the higher the corresponding Yield-Priced Expected Price for a class of certificates will be, therefore, the low range of fair market values of each Class of RR Certificates will correspond to the high range of the estimate of potential Discount Yields and correspondingly, the high range of fair market values of each Class of RR Certificates will correspond to the low range of the estimate of potential Discount Yields.

Calculation of Fair Value

Based on the Expected Prices, the Retaining Sponsor determined the range of fair values set forth in the table below for each class of certificates (excluding accrued interest). For the “Base Case Fair Value”, the Retaining Sponsor determined the fair value of the related class of certificates by multiplying the relevant Expected Price by the Certificate Balance or Notional Amount, as applicable, of such class of certificates. For the “High Estimate of Fair Value (Based on Low Estimate of Discount Yield)”, the Retaining Sponsor determined the fair value for the related class of certificates by multiplying the relevant Expected Price by the high estimate Certificate Balance or Notional Amount, as applicable, of such class of certificates. For the “Low Estimate of Fair Value (Based on High Estimate of Discount Yield)”, the Retaining Sponsor determined the fair value of the related class of certificates by multiplying the relevant Expected Price by the low estimate Certificate Balance or Notional Amount, as applicable, of such class of certificates.

Range of Fair Value

Class of Certificates	Low Estimate of Fair Value (Based on High Estimate of Discount Yield)	Base Case Fair Value	High Estimate of Fair Value (Based on Low Estimate of Discount Yield)
Class A-1	$44,158,372	$44,158,624	$44,158,093
Class A-2	$106,601,578	$106,601,206	$106,597,791
Class A-3	$69,676,378	$69,674,388	$69,678,166
Class A-SB	$62,889,975	$62,893,451	$62,890,219
Class A-4	$211,542,923	$211,550,782	$211,547,623
Class A-5	$265,228,276	$265,229,165	$265,237,246
Class X-A	$38,142,654	$58,204,851	$79,121,122
Class A-M	$108,006,099	$108,004,599	$108,007,367
Class B	$43,292,914	$43,751,282	$43,749,567
Class C	$44,033,391	$46,311,821	$46,484,372
Class X-B	$0	$1,241,457	$5,271,953	(1)
Class X-D	$2,018,571	$1,836,910	$1,633,527
Class D(2)	$15,439,840	$14,735,603	$13,751,345
Class E-RR(3)	$15,823,907	$17,044,110	$18,303,042
Class F-RR	$12,017,941	$12,017,941	$12,017,941
Class G-RR	$5,341,028	$5,341,028	$5,341,028
Class H-RR	$20,029,594	$20,029,594	$20,029,594

(1)       For purposes of this calculation only, the initial notional amount of the Class X-B certificates was assumed to be equal to the aggregate certificate balances of the Class B and Class C certificates. The actual notional amount of the Class X-B certificates in connection with this securitization is equal to the certificate balance of the Class B certificates.

(2)       The approximate initial certificate balance of the Class D certificates is estimated based in part on the estimated ranges of initial certificate balances and estimated fair values described under this “Credit Risk Retention” section. The Class D initial certificate balance is expected to fall within a range of $15,378,000 and $20,307,000, with the ultimate initial certificate balance determined such that the aggregate fair value of the RR certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

(3)       The approximate initial certificate balance of the Class E-RR certificates is estimated based in part on the estimated ranges of initial certificate balances and estimated fair values described under this “Credit Risk Retention” section. The Class E-RR initial certificate balance is expected to fall within a range of $31,461,000 and $36,390,000, with the ultimate initial certificate balance determined such that the aggregate fair value of the RR certificates will equal at least 5% of the estimated fair value of all of the Classes of Regular Certificates issued by the issuing entity.

The estimated range of fair value for all the certificates is approximately $1,064,243,441 to $1,113,819,995, excluding accrued interest.

Hedging, Transfer and Financing Restrictions

The Retaining Sponsor and the Retaining Party will be required to comply with the hedging, transfer and financing restrictions applicable to a “retaining sponsor” under the Credit Risk Retention Rules.

These restrictions will include an agreement by the Retaining Sponsor and the Retaining Party not to transfer the RR Certificates until after November 30, 2022 (other than to a majority owned affiliate as permitted under the Credit Risk Retention Rules). On and after that date, the Retaining Sponsor and/or the Retaining Party, as applicable, will be permitted to transfer the eligible horizontal residual interest to a qualifying successor third-party purchaser as long as the Retaining Party satisfies, among other conditions, all applicable provisions of the Credit Risk Retention Rules, including providing complete identifying information for the successor third-party purchaser and the successor third-party purchaser agreeing to comply with the hedging, transfer, financing and other restrictions applicable to subsequent third-party purchasers (and its affiliates) under the Credit Risk Retention Rules.

The restrictions on hedging and transfer under the Credit Risk Retention Rules as in effect on the Closing Date of this transaction will expire on and after the date that is the latest of (i) the date on which the aggregate principal balance of the Mortgage Loans has been reduced to 33% of the aggregate principal balance of the Mortgage Loans as of the Cut-off Date; (ii) the date on which the total unpaid principal obligations under the certificates has been reduced to 33% of the aggregate total unpaid principal obligations under the certificates as of the Closing Date; or (iii) two years after the Closing Date.

Operating Advisor

The operating advisor for this securitization transaction will be Park Bridge Lender Services LLC, a New York limited liability company. The operating advisor will be required to be an Eligible Operating Advisor. For information regarding the operating advisor and a description of how the operating advisor satisfies the requirements of an Eligible Operating Advisor, see “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”. For a description of the material terms of the PSA with respect to the operating advisor, including the standards required of an Eligible Operating Advisor, and the operating advisor’s compensation, see “Pooling and Servicing Agreement—The Operating Advisor” and “—Servicing and Other Compensation and Payment of Expenses—Operating Advisor Compensation”. For a description of any material conflicts of interest or material potential conflicts of interest between the operating advisor and another party to this securitization transaction, see “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Operating Advisor”.

Representations and Warranties

Each of GACC, CREFI and Argentic will make the representations and warranties identified on Annex D-1, subject to the exceptions to these representations and warranties set forth in Annex D-2 in the case of GACC, Annex D-3 in the case of CREFI and Annex D-4 in the case of Argentic (Annex D-2, Annex D-3 and Annex D-4, collectively, the “Exception Schedules”).

At the time of its decision to include the GACC Mortgage Loans in this transaction, GACC determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-2 to this Prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower may resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by GACC that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by GACC that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which GACC based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable GACC Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool.”

At the time of its decision to include the CREFI Mortgage Loans in this transaction, CREFI determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-3 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by CREFI that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by CREFI that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which CREFI based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

At the time of its decision to include the Argentic Mortgage Loans in this transaction, Argentic determined either that the risks associated with the matters giving rise to each exception set forth on Annex D-4 to this prospectus were not material or were mitigated by one or more compensating factors, including without limitation, reserves, title insurance or other relevant insurance, opinions of legal counsel, letters of credit, a full or partial recourse guaranty from the mortgage loan sponsor, a full or partial cash sweep, positive credit metrics (such as a low loan-to-value ratio, high debt service coverage ratio or debt yield, or any combination of such factors), or by other circumstances, such as strong sponsorship, a desirable property type, strong tenancy at the related Mortgaged Property, the likelihood that the related mortgage loan borrower or a third party may (and/or is required to under the related loan documents) resolve the matter soon, any requirements to obtain rating agency confirmation prior to taking an action related to such exception, a determination by Argentic that the acceptance of the related fact or circumstance by the related originator was prudent and consistent with market standards after consultation with appropriate industry experts or a determination by Argentic that the circumstances that gave rise to such exception should not have a material adverse effect on the use, operation or value of the related Mortgaged Property or on any related lender’s security interest in such Mortgaged Property. However, there can be no assurance that the compensating factors or other circumstances upon which Argentic based its decisions will in fact sufficiently mitigate those risks. In particular, we note that an evaluation of the risks presented by such exceptions, including whether any mitigating factors or circumstances are sufficient, may necessarily involve an assessment as to the likelihood of future events as to which no assurance can be given. Additional information regarding the applicable Mortgage Loans, including the risks related thereto, is described under “Risk Factors” and “Description of the Mortgage Pool”.

Description of the Certificates

General

The certificates will be issued pursuant to the pooling and servicing agreement (the “PSA”), between the depositor, the master servicer, the special servicer, the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and will represent in the aggregate the entire ownership interest in the issuing entity. The assets of the issuing entity will consist of: (1) the Mortgage Loans and all payments under and proceeds of the Mortgage Loans received after the Cut-off Date (exclusive of payments of principal and/or interest due on or before the Cut-off Date and interest relating to periods prior to, but due after, the Cut-off Date); (2) any REO Property but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan; (3) those funds or assets as from time to time are deposited in the accounts discussed in “Pooling and Servicing Agreement—Accounts” (but, with respect to any Whole Loan, only to the extent of the issuing entity’s interest in such Whole Loan), if established; (4) the rights of the mortgagee under all insurance policies with respect to its Mortgage Loans; and (5) certain rights of the depositor under each MLPA relating to Mortgage Loan document delivery requirements and the representations and warranties of each mortgage loan seller regarding the Mortgage Loans it sold to the depositor.

The CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-CD6 will consist of the following 19 classes: Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class S and Class R.

One or more of such classes will also be collectively referred to the following groups of certificates:

“Offered Certificates”:	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class A-M, Class B and Class C
“Non-Offered Certificates”:	Class X-B, Class X-D, Class D, Class E-RR, Class F-RR, Class G-RR, Class H-RR, Class S and Class R
“Principal Balance Certificates”:	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR
“Class A Certificates”:	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M
“RR Certificates”:	Class E-RR, Class F-RR, Class G-RR and Class H-RR
“Class X Certificates”:	Class X-A, Class X-B and Class X-D
“Senior Certificates”:	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D
“Subordinate Certificates”:	Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR
“Residual Certificates”:	Class R
“Regular Certificates”:	Senior Certificates and Subordinate Certificates

Upon initial issuance, the Principal Balance Certificates will have the respective Certificate Balances, and the Class X Certificates will have the respective Notional Amounts, shown below (in each case, subject to a variance of plus or minus 5%):

Class	Initial Certificate Balance or Notional Amount
Offered Certificates
A-1	$44,159,000
A-2	$103,497,000
A-3	$67,649,000
A-SB	$61,062,000
A-4	$209,460,000
A-5	$257,521,000
X-A	$848,213,000
A-M	$104,865,000
B	$42,477,000
C	$45,132,000

Non-Offered Certificates
X-B	$42,477,000
X-D	$19,911,000
D	$19,911,000
E-RR	$31,857,000
F-RR	$23,894,000
G-RR	$10,619,000
H-RR	$39,822,721
S	N/A
R	N/A

The “Certificate Balance” of any class of Principal Balance Certificates outstanding at any time represents the maximum amount that its holders are entitled to receive as distributions allocable to principal from the cash flow on the Mortgage Loans and the other assets in the issuing entity, all as described in this prospectus. On each Distribution Date, the Certificate Balance of each class of Principal Balance Certificates will be reduced by any distributions of principal actually made on, and by any Realized Losses actually allocated to, that class of Principal Balance Certificates on that Distribution Date. In the event that Realized Losses previously allocated to a class of Principal Balance Certificates in reduction of its Certificate Balance are recovered subsequent to such Certificate Balance being reduced to zero, holders of such class of Principal Balance Certificates may receive distributions in respect of such recoveries in accordance with the distribution priorities described under “—Distributions—Priority of Distributions” below.

The Residual Certificates will not have a Certificate Balance or entitle their holders to distributions of principal or interest.

The Class X Certificates will not have Certificate Balances, nor will they entitle their holders to distributions of principal, but the Class X Certificates will represent the right to receive distributions of interest in an amount equal to the aggregate interest accrued on their respective notional amounts (each, a “Notional Amount”). The Notional Amount of the Class X-A certificates will equal the aggregate of the Certificate Balances of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates. The initial Notional Amount of the Class X-A certificates will be approximately $848,213,000. The Notional Amount of the Class X-B certificates will equal the Certificate Balance of the Class B certificates. The initial Notional Amount of the Class X-B certificates will be approximately $42,477,000. The Notional Amount of the Class X-D certificates will equal the Certificate Balance of the Class D certificates. The initial Notional Amount of the Class X-D certificates will be approximately $19,911,000.

The Class S certificates will not have a Certificate Balance nor will they entitle their holders to distributions of principal, but the Class S certificates will represent the right to receive Excess Interest received on the ARD Loan allocated as described under “—Excess Interest” below.

“Excess Interest” with respect to the ARD Loan is the interest accrued (or paid currently, if required under the applicable loan documents) on the related outstanding principal balance at the Revised Rate in respect of the ARD Loan in excess of the interest accrued at the Initial Rate, plus any related interest accrued on such amounts, to the extent permitted by applicable law and the related Mortgage Loan documents.

Distributions

Method, Timing and Amount

Distributions on the certificates are required to be made by the certificate administrator, to the extent of available funds as described in this prospectus, on the fourth business day following each Determination Date (each, a “Distribution Date”). The “Determination Date” will be the ninth day of each calendar month (or, if the ninth day of that calendar month is not a business day, then the next business day) commencing in December 2017.

All distributions (other than the final distribution on any certificate) are required to be made to the Certificateholders in whose names the certificates are registered at the close of business on each Record Date. With respect to any Distribution Date, the “Record Date” will be the last business day of the month immediately preceding the month in which that Distribution Date occurs. These distributions are required to be made by wire transfer in immediately available funds to the account specified by the Certificateholder at a bank or other entity having appropriate facilities to accept such funds, if the Certificateholder has provided the certificate administrator with written wiring instructions no less than five business days prior to the related Record Date (which wiring instructions may be in the form of a standing order applicable to all subsequent distributions) or otherwise by check mailed to the Certificateholder. The final distribution on any certificate is required to be made in like manner, but only upon presentation and surrender of the certificate at the location that will be specified in a notice of the pendency of the final distribution.

The master servicer is authorized but not required to direct the investment of funds held in the Collection Account in U.S. government securities and other obligations that satisfy criteria established by the Rating Agencies (“Permitted Investments”). The master servicer will be entitled to retain any interest or other income earned on such funds and the master servicer will be required to bear any losses resulting from the investment of such funds, as provided in the PSA. The certificate administrator is authorized but not required to direct the investment of funds held in the Lower-Tier REMIC Distribution Account, the Upper-Tier REMIC Distribution Account, the Interest Reserve Account and the Gain-on-Sale Reserve Account in Permitted Investments. The certificate administrator will be entitled to retain any interest or other income earned on such funds and the certificate administrator will be required to bear any losses resulting from the investment of such funds, as provided in the PSA.

Available Funds

The aggregate amount available for distribution to holders of the certificates on each Distribution Date (the “Available Funds”) will, in general, equal the sum of the following amounts (without duplication):

(a)       the aggregate amount of all cash received on the Mortgage Loans (in the case of any Non-Serviced Mortgage Loan, only to the extent received by the issuing entity pursuant to the related Non-Serviced PSA and any REO Property (including Compensating Interest Payments with respect to the Mortgage Loans required to be deposited by the master servicer) that is on deposit in the Collection Account (in each case, exclusive of any amount on deposit in the Collection Account that is held for the benefit of the holder of any related Companion Loan), as of the Master Servicer Remittance Date, exclusive of (without duplication):

●	all scheduled payments of principal and/or interest (the “Periodic Payments”) and any balloon payments paid by the borrowers of a Mortgage Loan that are due on a Due Date (without regard to grace periods) after the end of the related Collection Period (without regard to grace periods), excluding Excess Interest and interest relating to periods prior to, but due after, the Cut-off Date;

●	all unscheduled payments of principal (including prepayments), unscheduled interest, liquidation proceeds, net insurance proceeds and Insurance and Condemnation Proceeds and other unscheduled recoveries received subsequent to the related Determination Date (or, with respect to voluntary prepayments of principal of each Mortgage Loan with a Due Date occurring after the related Determination Date, subsequent to the related Due Date) allocable to the Mortgage Loans;

●	all amounts in the Collection Account that are due or reimbursable to any person other than the Certificateholders;

●	with respect to each Actual/360 Loan and any Distribution Date occurring in each February and in any January occurring in a year that is not a leap year (unless such Distribution Date is the final Distribution Date), the related Withheld Amount to the extent those funds are on deposit in the Collection Account;

●	all Excess Interest allocable to the Mortgage Loans (which is separately distributed to holders of the Class S certificates);

●	all yield maintenance charges and prepayment premiums;

●	all amounts deposited in the Collection Account in error; and

●	any late payment charges or accrued interest on a Mortgage Loan allocable to the default interest rate for such Mortgage Loan, to the extent permitted by law, excluding any interest calculated at the Mortgage Rate for the related Mortgage Loan;

(b)       if and to the extent not already included in clause (a), the aggregate amount transferred from the REO Account allocable to the Mortgage Loans to the Collection Account for such Distribution Date;

(c)       P&I Advances made by the master servicer or the trustee, as applicable, with respect to the Distribution Date (net of certain amounts that are due or reimbursable to persons other than the Certificateholders);

(d)       with respect to each Actual/360 Loan and any Distribution Date occurring in each March (or February, if such Distribution Date is the final Distribution Date), the related Withheld Amounts as required to be deposited in the Lower-Tier REMIC Distribution Account pursuant to the PSA; and

(e)       the aggregate amount of any gains realized on sales of Mortgaged Properties transferred from the Gain-on-Sale Reserve Account to the Lower-Tier REMIC Distribution Account for the subject Distribution Date as described under “The Pooling and Servicing Agreement—Accounts” in this prospectus.

The “Collection Period” for each Distribution Date and any Mortgage Loan (including any related Companion Loan) will be the period commencing on the day immediately following the Due Date for such Mortgage Loan (including any related Companion Loan) in the month preceding the month in which that Distribution Date occurs or the date that would have been the Due Date if such Mortgage Loan (including any related Companion Loan) had a Due Date in such preceding month and ending on and including the Due Date for such Mortgage Loan (including any related Companion Loan) occurring in the month in which that Distribution Date occurs. Notwithstanding the foregoing, in the event that the last day of a Collection Period (or applicable grace period) is not a business day, any Periodic Payments received with respect to Mortgage Loans (including any related Companion Loan) relating to such Collection Period on the business day immediately following such day will be deemed to have been received during such Collection Period and not during any other Collection Period.

“Due Date” means, with respect to each Mortgage Loan (including any Companion Loan), the date on which scheduled payments of principal, interest or both are required to be made by the related borrower.

Priority of Distributions

On each Distribution Date, prior to the Crossover Date, for so long as the Certificate Balances or Notional Amounts of the Regular Certificates have not been reduced to zero, the certificate administrator is required to apply amounts on deposit in the Distribution Account, to the extent of the Available Funds, in the following order of priority:

First, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B and Class X-D certificates, in respect of interest, up to an amount equal to, and pro rata in accordance with, the respective Interest Distribution Amount for such Classes;

Second, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, in reduction of the Certificate Balances thereof, in the following priority:

1.       to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to the Class A-SB Planned Principal Balance as set forth on Annex E for such Distribution Date;

2.       then, to the Class A-1 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-SB certificates pursuant to clause (1) above) for such Distribution Date, until the Certificate Balance of the Class A-1 certificates has been reduced to zero;

3.       then, to the Class A-2 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1 and Class A-SB certificates pursuant to clauses (1) and (2) above) for such Distribution Date, until the Certificate Balance of the Class A-2 certificates has been reduced to zero;

4.       then, to the Class A-3 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2 and Class A-SB certificates pursuant to clauses (1), (2) and (3) above) for such Distribution Date, until the Certificate Balance of the Class A-3 certificates has been reduced to zero;

5.       then, to the Class A-4 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3 and Class A-SB certificates pursuant to clauses (1), (2), (3) and (4) above) for such Distribution Date, until the Certificate Balance of the Class A-4 certificates has been reduced to zero;

6.       then, to the Class A-5 certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-SB and Class A-4 certificates pursuant to clauses (1), (2), (3), (4) and (5) above) for such Distribution Date, until the Certificate Balance of the Class A-5 certificates has been reduced to zero; and

7.       then, to the Class A-SB certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount (or the portion thereof remaining after distributions on the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates pursuant to clauses (1), (2), (3), (4), (5) and (6) above) for such Distribution Date, until the Certificate Balance of the Class A-SB certificates has been reduced to zero;

Third, to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, up to an amount equal to, and pro rata, based upon the aggregate unreimbursed Realized Losses previously allocated to each such Class;

Fourth, to the Class A-M certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fifth, to the Class A-M certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Sixth, to the Class A-M certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Seventh, to the Class B certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eighth, to the Class B certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Ninth, to the Class B certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Tenth, to the Class C certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Eleventh, to the Class C certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twelfth, to the Class C certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Thirteenth, to the Class D certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Fourteenth, to the Class D certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Fifteenth, to the Class D certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Sixteenth, to the Class E-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Seventeenth, to the Class E-RR Certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Eighteenth, to the Class E-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Nineteenth, to the Class F-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twentieth, to the Class F-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-first, to the Class F-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-second, to the Class G-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-third, to the Class G-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-fourth, to the Class G-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class;

Twenty-fifth, to the Class H-RR certificates, in respect of interest, up to an amount equal to the Interest Distribution Amount of such Class;

Twenty-sixth, to the Class H-RR certificates, in reduction of the Certificate Balance thereof, an amount equal to the Principal Distribution Amount less amounts of Principal Distribution Amount distributed pursuant to all prior clauses, until the Certificate Balance of such Class is reduced to zero;

Twenty-seventh, to the Class H-RR certificates, up to an amount equal to the aggregate of unreimbursed Realized Losses previously allocated to such Class; and

Twenty-eighth, to the Class R certificates as specified in the PSA.

Notwithstanding the foregoing, on each Distribution Date occurring on or after the Crossover Date, regardless of the allocation of principal payments described in priority Second above, the Principal Distribution Amount for such Distribution Date will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, pro rata, based on their respective Certificate Balances, in reduction of their respective Certificate Balances, until the Certificate Balance of each such class is reduced to zero, and without regard to the Class A-SB Planned Principal Balance. The “Crossover Date” is the Distribution Date on which the Certificate Balance of each of the Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates is (or will be) reduced to zero. None of the Class X Certificates will be entitled to any distribution of principal. If and to the extent that any Nonrecoverable Advances (plus interest on such Nonrecoverable Advances) that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) and previously resulted in a reduction of the Aggregate Principal Distribution Amount are subsequently recovered on the related Mortgage Loan or REO Property, then (on the Distribution Date related to the Collection Period during which the recovery occurred): (i) the amount of such recovery will be added to the Certificate Balance(s) of the class or classes of Principal Balance Certificates that previously were allocated Realized Losses, in the same sequential order as distributions set forth in “—Priority of Distributions” above, in each case up to the lesser of (A) the unallocated portion of the amount of such recovery and (B) the amount of the unreimbursed Realized Losses previously allocated to the subject class of certificates; and (ii) the Interest Shortfall with respect to each affected class of Certificates for the next Distribution Date will be increased by the amount of interest that would have accrued through the then current Distribution Date if the restored write-down for the reimbursed class of Principal Balance Certificates had never been written down. If the Certificate Balance of any class of Principal Balance Certificates is so increased, the amount of unreimbursed Realized Losses of such class of certificates will be decreased by such amount.

Reimbursement of previously allocated Realized Losses will not constitute distributions of principal for any purpose and will not result in an additional reduction in the Certificate Balance of the class of certificates in respect of which a reimbursement is made.

Pass-Through Rates

The interest rate (the “Pass-Through Rate”) applicable to each class of Regular Certificates for any Distribution Date will equal the rates set forth below:

The Pass-Through Rate for the Class A-1 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class A-2 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class A-3 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class A-SB certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class A-4 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class A-5 certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class A-M certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class B certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class C certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class D certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class E-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class F-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class G-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate for the Class H-RR certificates will be a per annum rate equal to [_]%.

The Pass-Through Rate applicable to the Class X-A certificates for the initial Distribution Date will equal approximately [_]% per annum. The Pass-Through Rate applicable to the Class X-A certificates for each Distribution Date will equal the weighted average of the respective strip rates (the “Class X-A Strip Rates”) at which interest accrues from time to time on the respective components of the Notional Amount of the Class X-A certificates outstanding immediately prior to the related Distribution Date (weighted on the basis of the respective balances of such components outstanding immediately prior to such Distribution Date). Each of those components will have a component notional balance that corresponds to the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 or Class A-M certificates, respectively. The applicable Class X-A Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-B certificates for the initial Distribution Date will equal approximately [_]% per annum. The Pass-Through Rate applicable to the Class X-B certificates for each Distribution Date will equal the strip rate (the “Class X-B Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-B certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class B certificates. The applicable Class X-B Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Pass-Through Rate applicable to the Class X-D certificates for the initial Distribution Date will equal approximately [_]% per annum. The Pass-Through Rate applicable to the Class X-D certificates for each Distribution Date will equal the strip rate (the “Class X-D Strip Rate”) at which interest accrues from time to time on the component of the Notional Amount of the Class X-D certificates outstanding immediately prior to the related Distribution Date. Such component will have a component notional balance that corresponds to the Certificate Balance of the Class D certificates. The applicable Class X-D Strip Rate with respect to such component for any Distribution Date will equal the excess, if any, of (a) the WAC Rate for such Distribution Date, over (b) the Pass-Through Rate for such Distribution Date for the class of certificates that comprises such component.

The Class S certificates will not have a Pass-Through Rate or be entitled to distributions in respect of interest other than Excess Interest, if any, with respect to the ARD Loan.

The “WAC Rate” with respect to any Distribution Date is equal to the weighted average of the applicable Net Mortgage Rates of the Mortgage Loans (including a Non-Serviced Mortgage Loan) as of the first day of the related Collection Period, weighted on the basis of their respective Stated Principal Balances as of the first day of such Collection Period (after giving effect to any payments received during any applicable grace period).

The “Net Mortgage Rate” for each Mortgage Loan (including a Non-Serviced Mortgage Loan) is equal to the related Mortgage Rate then in effect (without regard to any increase in the interest rate of the ARD Loan after the Anticipated Repayment Date), less the related Administrative Cost Rate; provided, however, that for purposes of calculating Pass-Through Rates and Withheld Amounts, the Net Mortgage Rate for any Mortgage Loan will be determined without regard to any modification, waiver or amendment of the terms of the related Mortgage Loan, whether agreed to by the master servicer, the special servicer or resulting from a bankruptcy, insolvency or similar proceeding involving the related borrower. Notwithstanding the foregoing, for Mortgage Loans that do not accrue interest on a 30/360 basis, then, solely for purposes of calculating the Pass-Through Rate on the Regular Certificates, the Net Mortgage Rate of any Mortgage Loan for any one-month period preceding a related Due Date will be the annualized rate at which interest would have to accrue in respect of the Mortgage Loan on the basis of a 360-day year consisting of twelve 30-day months in order to produce the aggregate amount of interest actually required to be paid in respect of the Mortgage Loan during the one-month period at the related Net Mortgage Rate; provided, however, that with respect to each Actual/360 Loan, the Net Mortgage Rate for the one-month period (1) prior to the Due Dates in January and February in any year which is not a leap year or in February in any year which is a leap year (in either case, unless the related Distribution Date is the final Distribution Date) will be determined exclusive of Withheld Amounts, and (2) prior to the Due Date in March (or February, if the related Distribution Date is the final Distribution Date), will be determined inclusive of Withheld Amounts for the immediately preceding February and January, as applicable.

“Administrative Cost Rate” as of any date of determination will be a per annum rate equal to the sum of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate.

“Mortgage Rate” with respect to any Mortgage Loan (including any Non-Serviced Mortgage Loan) or any related Companion Loan is the per annum rate at which interest accrues on the Mortgage Loan or the related Companion Loan as stated in the related Mortgage Note or the promissory note evidencing such Companion Loan without giving effect to any default rate or Revised Rate.

Interest Distribution Amount

The “Interest Distribution Amount” with respect to any Distribution Date and each class of Regular Certificates will equal (A) the sum of (i) the Interest Accrual Amount with respect to such class for such Distribution Date and (ii) the Interest Shortfall, if any, with respect to such class for such Distribution Date, less (B) any Excess Prepayment Interest Shortfall allocated to such class on such Distribution Date.

The “Interest Accrual Amount” with respect to any Distribution Date and any class of Regular Certificates will be equal to the interest for the related Interest Accrual Period accrued at the Pass-Through Rate for such class on the Certificate Balance or Notional Amount, as applicable, for such class immediately prior to that Distribution Date. Calculations of interest for each Interest Accrual Period will be made on 30/360 basis.

An “Interest Shortfall” with respect to any Distribution Date for any class of Regular Certificates will be equal to the portion of the Interest Distribution Amount for such class remaining unpaid as of the close of business on the preceding Distribution Date.

The “Interest Accrual Period” for each Distribution Date will be the calendar month immediately preceding the month in which that Distribution Date occurs.

Principal Distribution Amount

The “Aggregate Principal Distribution Amount” for any Distribution Date will be equal to the sum of the following amounts:

(a)       the Scheduled Principal Distribution Amount for that Distribution Date, and

(b)       the Unscheduled Principal Distribution Amount for that Distribution Date;

provided that the Aggregate Principal Distribution Amount for any Distribution Date will be reduced, to not less than zero, by the amount of any reimbursements of:

(A)       Nonrecoverable Advances (including any servicing advance with respect to a Non-Serviced Mortgage Loan under the related Non-Serviced PSA reimbursed out of general collections on the Mortgage Loans), with interest on such Nonrecoverable Advances at the Reimbursement Rate, that are paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, and

(B)       Workout-Delayed Reimbursement Amounts paid or reimbursed from principal collections on the Mortgage Loans in a period during which such principal collections would have otherwise been included in the Aggregate Principal Distribution Amount for such Distribution Date, provided, further, that in the case of clauses (A) and (B) above, if any of the amounts that were reimbursed from principal collections on the Mortgage Loans (including REO Loans) are subsequently recovered on the related Mortgage Loan (or REO Loan), such recovery will increase the Aggregate Principal Distribution Amount for the Distribution Date related to the period in which such recovery occurs.

The “Principal Distribution Amount“ with respect to any Distribution Date and the Principal Balance Certificates will equal the sum of (a) the Principal Shortfall for such Distribution Date and (b) the Aggregate Principal Distribution Amount for such Distribution Date.

The “Scheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the principal portions of (a) all Periodic Payments (excluding balloon payments) with respect to the Mortgage Loans due during or, if and to the extent not previously received or advanced and distributed to Certificateholders on a preceding Distribution Date, prior to the related Collection Period and all Assumed Scheduled Payments with respect to the Mortgage Loans for the related Collection Period, in each case to the extent paid by the related borrower as of the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date) or advanced by the master servicer or the trustee, as applicable, and (b) all balloon payments with respect to the Mortgage Loans to the extent received on or prior to the related Determination Date (or, with respect to each Mortgage Loan with a Due Date occurring, or a grace period ending, after the related Determination Date, the related Due Date or, last day of such grace period, as applicable, to the extent received by the master servicer as of the business day preceding the Master Servicer Remittance Date), and to the extent not included in clause (a) above. The Scheduled Principal Distribution Amount from time to time will include all late payments of principal made by a borrower with respect to the Mortgage Loans, including late payments in respect of a delinquent balloon payment, received by the times described above in this definition, except to the extent those late payments are otherwise available to reimburse the master servicer or the trustee, as the case may be, for prior Advances, as described above.

The “Unscheduled Principal Distribution Amount” for each Distribution Date will equal the aggregate of the following: (a) all prepayments of principal received on the Mortgage Loans as of the Determination Date; and (b) the principal portion of any other collections (exclusive of payments by borrowers) received on the Mortgage Loans and any REO Properties on or prior to the related Determination Date whether in the form of Liquidation Proceeds, Insurance and Condemnation Proceeds, net income, rents, and profits from REO Property or otherwise, that were identified and applied by the master servicer as recoveries of previously unadvanced principal of the related Mortgage Loan; provided that all such Liquidation Proceeds and Insurance and Condemnation Proceeds will be reduced by any unpaid Special Servicing Fees, Liquidation Fees, any amount related to the Loss of Value Payments to the extent that such amount was transferred into the Collection Account during the related collection period, accrued interest on Advances and other additional trust fund expenses incurred in connection with the related Mortgage Loan, thus reducing the Unscheduled Principal Distribution Amount.

The “Assumed Scheduled Payment” for any Collection Period and with respect to any Mortgage Loan (including the Non-Serviced Mortgage Loans), as the case may be, that is delinquent in respect of its balloon payment or any REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan), is an amount equal to the sum of (a) the principal portion of the Periodic Payment that would have been due on such Mortgage Loan or REO Loan on the related Due Date based on the constant payment required by such related Mortgage Note or the original amortization schedule of the Mortgage Loan (as calculated with interest at the related Mortgage Rate), if applicable, assuming the related balloon payment has not become due, after giving effect to any reduction in the principal balance occurring in connection with a modification, a default or a bankruptcy modification (or similar proceeding), and (b) interest on the Stated Principal Balance of that Mortgage Loan or REO Loan (excluding, for purposes of any P&I Advances, the portion allocable to any related Companion Loan) at its Mortgage Rate (net of the related Servicing Fees (other than in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)).

The “Principal Shortfall” for any Distribution Date means the amount, if any, by which (1) the Principal Distribution Amount for the prior Distribution Date exceeds (2) the aggregate amount actually distributed on the preceding Distribution Date to holders of the Principal Balance Certificates in respect of such Principal Distribution Amount.

The “Class A-SB Planned Principal Balance” for any Distribution Date is the balance shown for such Distribution Date in the table set forth in Annex E to this prospectus. Such balances were calculated using, among other things, certain weighted average life assumptions. See “Yield and Maturity Considerations—Weighted Average Life”. Based on such assumptions, the Certificate Balance of the Class A-SB certificates on each Distribution Date would be expected to be reduced to the balance indicated for such Distribution Date in the table set forth in Annex E to this prospectus. We cannot assure you, however, that the mortgage loans will perform in conformity with our assumptions. Therefore, we cannot assure you that the balance of the Class A-SB certificates on any Distribution Date will be equal to the balance that is specified for such Distribution Date in the table.

Certain Calculations with Respect to Individual Mortgage Loans

The “Stated Principal Balance” of each Mortgage Loan will initially equal its Cut-off Date Balance and, on each Distribution Date, will be reduced by the amount of principal payments received on such Mortgage Loan or advanced for such Distribution Date. With respect to any Companion Loan on any date of determination, the Stated Principal Balance will equal the unpaid principal balance of such Companion Loan as of such date. With respect to any Whole Loan on any date of determination, the Stated Principal Balance of such Whole Loan will be the sum of the Stated Principal Balance of the related Mortgage Loan and each related Companion Loan on such date. The Stated Principal Balance of a Mortgage Loan or

Whole Loan may also be reduced in connection with any modification that reduces the principal amount due on such Mortgage Loan or Whole Loan, as the case may be, or any forced reduction of its actual unpaid principal balance imposed by a court presiding over a bankruptcy proceeding in which the related borrower is the debtor. See “Certain Legal Aspects of Mortgage Loans”. If any Mortgage Loan or Whole Loan is paid in full or the Mortgage Loan or Whole Loan (or any Mortgaged Property acquired in respect of the Mortgage Loan or Whole Loan) is otherwise liquidated, then, as of the first Distribution Date that follows the end of the Collection Period in which that payment in full or liquidation occurred and notwithstanding that a loss may have occurred in connection with any liquidation, the Stated Principal Balance of the Mortgage Loan or Whole Loan will be zero.

For purposes of calculating allocations of, or recoveries in respect of, Realized Losses, as well as for purposes of calculating the Servicing Fee and Certificate Administrator/Trustee Fee payable each month, each REO Property (including any REO Property with respect to any Non-Serviced Mortgage Loan held pursuant to the related Non-Serviced PSA) will be treated as if there exists with respect to such REO Property an outstanding Mortgage Loan and, if applicable, each related Companion Loan (an “REO Loan”), and all references to Mortgage Loan or Companion Loan and pool of Mortgage Loans in this prospectus, when used in that context, will be deemed to also be references to or to also include, as the case may be, any REO Loans. Each REO Loan will generally be deemed to have the same characteristics as its actual predecessor Mortgage Loan (including related Companion Loan), including the same fixed Mortgage Rate (and, accordingly, the same Net Mortgage Rate) and the same unpaid principal balance and Stated Principal Balance. Amounts due on the predecessor Mortgage Loan (including related Companion Loan) including any portion of it payable or reimbursable to the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the certificate administrator or the trustee, as applicable, will continue to be “due” in respect of the REO Loan; and amounts received in respect of the related REO Property, net of payments to be made, or reimbursement to the master servicer for payments previously advanced, in connection with the operation and management of that property, generally will be applied by the master servicer as if received on the predecessor Mortgage Loan or related Companion Loan.

With respect to each Serviced Whole Loan, no amounts relating to the related REO Property or REO Loan allocable to any related Companion Loan will be available for amounts due to the Certificateholders or to reimburse the issuing entity, other than in the limited circumstances related to Servicing Advances, indemnification, Special Servicing Fees and other reimbursable expenses related to such Serviced Whole Loan incurred with respect to such Serviced Whole Loan in accordance with the PSA.

Excess Interest

On each Distribution Date, the certificate administrator is required to distribute to the holders of the Class S Certificates, any Excess Interest received by the issuing entity with respect to the ARD Loan during the Collection Period for (or, in the case of a Non-Serviced Mortgage Loan, as part of a distribution to the issuing entity during the month of) such Distribution Date. Excess Interest will not be available to make distributions to any other class of certificates or to provide credit support for other classes of certificates or offset any interest shortfalls or to pay any other amounts to any other party under the PSA.

Application Priority of Mortgage Loan Collections or Whole Loan Collections

Absent express provisions in the related Mortgage Loan documents (and, with respect to each Serviced Whole Loan, the related Intercreditor Agreement), all amounts collected by or on behalf of the issuing entity in respect of any Mortgage Loan in the form of payments from the related borrower, Liquidation Proceeds, condemnation proceeds or insurance proceeds (excluding, if applicable, in the case of each Serviced Whole Loan, any amounts payable to the holder of the related Companion Loan(s) pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and unpaid interest at the Reimbursement Rate on such Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to clause Fifth below or clause Fifth of the prior paragraph on earlier dates) and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan then due and owing, including by reason of acceleration of such Mortgage Loan following a default thereunder (or, if the Mortgage Loan has been liquidated, as a recovery of principal to the extent of its entire remaining unpaid principal balance);

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth or clause Fifth of the prior paragraph on earlier dates);

Sixth, as a recovery of amounts to be currently allocated to the payment of, or escrowed for the future payment of, real estate taxes, assessments and insurance premiums and similar items relating to such Mortgage Loan;

Seventh, as a recovery of any other reserves to the extent then required to be held in escrow with respect to such Mortgage Loan;

Eighth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Ninth, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Tenth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan;

Eleventh, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Twelfth, as a recovery of any remaining principal of such Mortgage Loan to the extent of its entire remaining unpaid principal balance; and

Thirteenth, in the case of the ARD Loan after the Anticipated Repayment Date, any accrued but unpaid Excess Interest;

provided that, to the extent required under the REMIC provisions of the Code, payments or proceeds received (or receivable by exercise of the lender’s rights under the related Mortgage Loan documents) with respect to any partial release of a Mortgaged Property (including in connection with a condemnation) at a time when the loan-to-value ratio of the related Mortgage Loan or Serviced Whole Loan exceeds 125%, or would exceed 125% following any partial release (based solely on the value of real property and excluding personal property and going concern value, if any) must be collected and allocated to reduce the principal balance of the Mortgage Loan or Serviced Whole Loan in the manner permitted by such REMIC provisions.

“Accrued AB Loan Interest” means, with respect to any AB Modified Loan and any date of determination, accrued and unpaid interest that remains unpaid with respect to the junior note(s) of such AB Modified Loan.

Collections by or on behalf of the issuing entity in respect of any REO Property (exclusive of the amounts to be allocated to the payment of the costs of operating, managing, leasing, maintaining and disposing of such REO Property and, if applicable, in the case of each Serviced Whole Loan, exclusive of any amounts payable to the holder of the related Companion Loan(s), as applicable, pursuant to the related Intercreditor Agreement) will be deemed to be allocated for purposes of collecting amounts due under the Mortgage Loan, pursuant to the PSA, in the following order of priority:

First, as a recovery of any unreimbursed Advances (including any Workout-Delayed Reimbursement Amount) with respect to the related Mortgage Loan and interest at the Reimbursement Rate on all Advances and, if applicable, unreimbursed and unpaid expenses of the issuing entity with respect to the related Mortgage Loan;

Second, as a recovery of Nonrecoverable Advances and any interest on those Nonrecoverable Advances at the Reimbursement Rate, to the extent previously paid or reimbursed from principal collections on the Mortgage Loans (as described in the first proviso in the definition of Aggregate Principal Distribution Amount);

Third, to the extent not previously allocated pursuant to clause First, as a recovery of accrued and unpaid interest on such Mortgage Loan (exclusive of default interest and Excess Interest) to the extent of the excess of (i) accrued and unpaid interest on such Mortgage Loan at the related Mortgage Rate in effect from time to time through the end of the applicable mortgage interest accrual period, over (ii) the sum of (a) the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts (to the extent collections have not been allocated as a recovery of accrued and unpaid interest pursuant to clause Fifth below on earlier dates and (b) Accrued AB Loan Interest;

Fourth, to the extent not previously allocated pursuant to clause First, as a recovery of principal of such Mortgage Loan to the extent of its entire unpaid principal balance;

Fifth, as a recovery of (i) accrued and unpaid interest on such Mortgage Loan to the extent of the cumulative amount of the reductions (if any) in the amount of related P&I Advances for such Mortgage Loan that have occurred in connection with related Appraisal Reduction Amounts and (ii) Accrued AB Loan Interest (in each of clause (i) and (ii), to the extent collections have not been allocated as recovery of accrued and unpaid interest pursuant to this clause Fifth on earlier dates);

Sixth, as a recovery of any yield maintenance charge or prepayment premium then due and owing under such Mortgage Loan;

Seventh, as a recovery of any late payment charges and default interest and Excess Interest then due and owing under such Mortgage Loan;

Eighth, as a recovery of any assumption fees and Modification Fees then due and owing under such Mortgage Loan; and

Ninth, as a recovery of any other amounts then due and owing under such Mortgage Loan other than remaining unpaid principal (if both consent fees and Operating Advisor Consulting Fees are due and owing, first, allocated to consent fees and then, allocated to Operating Advisor Consulting Fees); and

Tenth, in the case of the ARD Loan after the Anticipated Repayment Date, any accrued but unpaid Excess Interest.

Allocation of Yield Maintenance Charges and Prepayment Premiums

On any Distribution Date, prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period will be required to be distributed by the certificate administrator in the following manner: to the holders of the Class A-1 through Class D Certificates, the product of (1) a fraction, not greater than one, the numerator of which is the amount of principal distributed to such class of certificates on such Distribution Date and the denominator of which is the total amount of principal distributed to the holders of each of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates on such Distribution Date; (2) the Base Interest Fraction for the related principal prepayment and such class of certificates and (3) such prepayment premiums and yield maintenance charges collected in respect of the Mortgage Loans during the related Collection Period.

Any yield maintenance charges or prepayment premiums collected during the related Collection Period remaining after such distributions described in the preceding paragraph (the “IO Group YM Distribution Amount”) will be allocated in the following manner:

(a)       first, to the Class X-A certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the aggregate amount of principal distribution to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount;

(b)       second, to the Class X-B certificates, in an amount equal to the product of (a) a fraction, the numerator of which is the amount of principal distribution to the Class B certificates on such Distribution Date and the denominator of which is the total Principal Distribution Amount in respect of such Distribution Date, multiplied by (b) the IO Group YM Distribution Amount; and

(c)       third, to the Class X-D certificates, the IO Group YM Distribution Amount remaining after such distribution to the holders of the Class X-A and Class X-B certificates described in (a) and (b) above.

The “Base Interest Fraction” for any principal prepayment on any Mortgage Loan and for any of the Class A-1 through Class D certificates will be a fraction (not greater than one) (a) whose numerator is the greater of zero and the amount, if any, by which (i) the Pass-Through Rate on such class of certificates exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment and (b) whose denominator is the amount, if any, by which (i) the Mortgage Rate on such Mortgage Loan exceeds (ii) the yield rate (as provided by the master servicer) used in calculating the prepayment premium or yield maintenance charge, as applicable, with respect to such principal prepayment; provided, however, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, then the Base Interest Fraction will be zero; provided, further, that if such yield rate is greater than or equal to the Mortgage Rate on such Mortgage Loan, but less than the Pass-Through Rate described in the clause (a)(i) above, then the Base Interest Fraction will be one.

The yield rate with respect to any prepaid Mortgage Loan will be equal to the yield rate stated in the related loan documents, or if none is stated, will be the yield rate which, when compounded monthly, is equivalent to the yield, on the U.S. Treasury primary issue with a maturity date closest to the maturity date or the related Anticipated Repayment Date, as applicable, for the prepaid Mortgage Loan. In the event that there are: (a) two or more U.S. Treasury issues with the same coupon, the issue with the lower yield will be selected and (b) two or more U.S. Treasury issues with maturity dates equally close to the maturity date or the related Anticipated Repayment Date, as applicable, for such prepaid Mortgage Loan, the issue with the earlier maturity date will be selected.

In the case of the Serviced Whole Loan, prepayment premiums or yield maintenance charges actually collected in respect of such Serviced Whole Loan will be allocated in the proportions described in the applicable intercreditor agreement. See “Description of the Mortgage Pool—The Whole Loans” in this prospectus.

For a description of yield maintenance charges, see “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans” and “Certain Legal Aspects of Mortgage Loans—Default Interest and Limitations on Prepayments”.

Assumed Final Distribution Date; Rated Final Distribution Date

The “Assumed Final Distribution Date” with respect to any class of certificates is the Distribution Date on which the aggregate Certificate Balance or Notional Amount of that class of certificates would be reduced to zero based on the assumptions set forth below. The Assumed Final Distribution Date with respect to each class of Offered Certificates will in each case be as follows:

Class Designation	Assumed Final Distribution Date
Class A-1	June 2022
Class A-2	November 2022
Class A-3	October 2024
Class A-SB	June 2027
Class A-4	August 2027
Class A-5	October 2027
Class X-A	November 2027
Class A-M	November 2027
Class B	November 2027
Class C	November 2027

The Assumed Final Distribution Dates set forth above were calculated without regard to any delays in the collection of balloon payments and without regard to delinquencies, defaults or liquidations. Accordingly, in the event of defaults on the Mortgage Loans, the actual final Distribution Date for one or more classes of the Offered Certificates may be later, and could be substantially later, than the related Assumed Final Distribution Date(s).

In addition, the Assumed Final Distribution Dates set forth above were calculated on the basis of a 0% CPR prepayment rate and the Modeling Assumptions. Since the rate of payment (including prepayments) of the Mortgage Loans may exceed the scheduled rate of payments, and could exceed the scheduled rate by a substantial amount, the actual final Distribution Date for one or more classes of the Offered Certificates may be earlier, and could be substantially earlier, than the related Assumed Final Distribution Date(s). The rate of payments (including prepayments) on the Mortgage Loans will depend on the characteristics of the Mortgage Loans, as well as on the prevailing level of interest rates and other economic factors, and we cannot assure you as to actual payment experience.

The “Rated Final Distribution Date” for each class of Offered Certificates will be the Distribution Date in November 2050. See “Ratings”.

Prepayment Interest Shortfalls

If a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part, after the due date but on or before the Determination Date in any calendar month, the amount of interest (net of related Servicing Fees and any Excess Interest) accrued on such prepayment from such due date to, but not including, the date of prepayment (or any later date through which interest accrues) will, to the extent actually collected (without regard to any prepayment premium or yield maintenance charge actually collected) constitute a “Prepayment Interest

Excess”. Conversely, if a borrower prepays a Mortgage Loan or Serviced Whole Loan (with such prepayment allocated between the related Mortgage Loan and Serviced Companion Loan in accordance with the related Intercreditor Agreement) in whole or in part after the Determination Date (or, with respect to each Mortgage Loan or Serviced Companion Loan, as applicable, with a due date occurring after the related Determination Date, the related Due Date) in any calendar month and does not pay interest on such prepayment through the following Due Date, then the shortfall in a full month’s interest (net of related Servicing Fees and any Excess Interest) on such prepayment will constitute a “Prepayment Interest Shortfall”.

To the extent that the Prepayment Interest Excess for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer exceeds the Compensating Interest Payment for all Mortgage Loans (other than the Non-Serviced Mortgage Loans) or Serviced Companion Loans serviced by the master servicer as of any Distribution Date, such excess amount (the “Net Prepayment Interest Excess”) will be payable to the master servicer as additional compensation.

The master servicer will be required to deliver to the certificate administrator for deposit in the Distribution Account (other than the portion of any Compensating Interest Payment described below that is allocable to a Serviced Companion Loan) on each Master Servicer Remittance Date, without any right of reimbursement thereafter, a cash payment (a “Compensating Interest Payment”) in an amount, with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan, equal to the lesser of:

(i)    the aggregate amount of Prepayment Interest Shortfalls incurred in connection with voluntary principal prepayments received in respect of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Pari Passu Companion Loan (in each case other than a Specially Serviced Loan or a Mortgage Loan or any related Serviced Pari Passu Companion Loan on which the special servicer allowed a prepayment on a date other than the applicable Due Date) for the related Distribution Date, and

(ii)   the aggregate of (A) that portion of the master servicer’s Servicing Fees for the related Distribution Date that is, in the case of each Mortgage Loan, Serviced Pari Passu Companion Loan and REO Loan for which such Servicing Fees are being paid in such Collection Period, calculated at a rate of 0.0025 % per annum, (B) all Prepayment Interest Excesses received by the master servicer during such Collection Period with respect to the Mortgage Loans (and, so long as a Whole Loan is serviced under the PSA, any related Serviced Pari Passu Companion Loan) subject to such prepayment and (C) to the extent earned on principal prepayments, net investment earnings payable to the master servicer for such Collection Period received by the master servicer during such Collection Period with respect to the Mortgage Loan or any related Serviced Pari Passu Companion Loan, as applicable, subject to such prepayment. In no event will the rights of the Certificateholders to the offset of the aggregate Prepayment Interest Shortfalls be cumulative.

If a Prepayment Interest Shortfall occurs with respect to a Mortgage Loan or Serviced Whole Loan as a result of the master servicer failing to enforce the related Mortgage Loan or Serviced Whole Loan documents regarding principal prepayments (a “Prohibited Prepayment”) (other than (t) the Non-Serviced Mortgage Loans, (u) in accordance with the terms of the Mortgage Loan documents, (v) subsequent to a default under the related Mortgage Loan documents (provided that the master servicer reasonably believes that acceptance of such prepayment is consistent with the Servicing Standard) or if the Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, (w) at the request or with the consent of the special servicer and so long as a Control Termination Event has not occurred or is not continuing (other than with respect to any applicable Conflicted Loan or any Servicing Shift Whole Loan), the Directing Certificateholder, (x) pursuant to applicable law or a court order, (y) in connection with the payment of any Insurance and Condemnation Proceeds unless the master servicer did not apply the proceeds thereof in accordance with the terms of the related loan documents and such failure causes the shortfall or (z) a previously Specially Serviced Loan with respect to which the special servicer has waived or amended the prepayment restriction such that the related borrower is not required to prepay on a Due Date or pay interest that would have accrued on the amount prepaid through and including the last day of the Interest Accrual Period occurring following the date of such prepayment), then for purposes of calculating the Compensating Interest Payment for the related Distribution Date, master servicer will pay, without regard to clause (ii) above, the aggregate amount of Prepayment Interest Shortfalls with respect to such Mortgage Loan or Serviced Whole Loan otherwise described in clause (i) above in connection with such Prohibited Prepayments.

The aggregate of any Prepayment Interest Shortfalls resulting from any principal prepayments made on the Mortgage Loans to be included in the Available Funds for any Distribution Date that are not covered by the master servicer’s Compensating Interest Payment for the related Distribution Date and the portion of the compensating interest payments allocable to the Non-Serviced Mortgage Loans to the extent received from the related Non-Serviced Master Servicer (the aggregate of the Prepayment Interest Shortfalls that are not so covered, as to the related Distribution Date, the “Excess Prepayment Interest Shortfall”) will be allocated on that Distribution Date among each class of Regular Certificates, pro rata in accordance with their respective Interest Accrual Amounts for that Distribution Date.

Subordination; Allocation of Realized Losses

The rights of holders of the Subordinate Certificates to receive distributions of amounts collected or advanced on the Mortgage Loans will be subordinated, to the extent described in this prospectus, to the rights of holders of the Senior Certificates. In particular, the rights of the holders of the Subordinate Certificates to receive distributions of interest and principal, as applicable, will be subordinated to such rights of the holders of the Senior Certificates.

This subordination will be effected in two ways: (i) by the preferential right of the holders of a class of certificates to receive on any Distribution Date the amounts of interest and/or principal distributable to that class prior to any distribution being made on such Distribution Date in respect of any classes of certificates subordinate to that class (as described above under “—Distributions—Priority of Distributions”) and (ii) by the allocation of Realized Losses to classes of certificates that are subordinate to more senior classes, as described below.

No other form of credit support will be available for the benefit of the Offered Certificates.

Prior to the Crossover Date, allocation of principal that is allocable to the certificates on any Distribution Date will be made as described under “—Distributions—Priority of Distributions” above. On or after the Crossover Date, allocation of principal will be made to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates that are still outstanding, pro rata, until their Certificate Balances have been reduced to zero. See “—Distributions—Priority of Distributions” above.

Allocation to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, for so long as they are outstanding, of the entire Principal Distribution Amount for each Distribution Date will have the effect of reducing the aggregate Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates at a proportionately faster rate than the rate at which the aggregate Stated Principal Balance of the pool of Mortgage Loans will decline. Therefore, as principal is distributed to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, the percentage interest in the issuing entity evidenced by the A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates will be decreased (with a corresponding increase in the percentage interest in the issuing entity evidenced by the other Principal Balance Certificates), thereby increasing, relative to their respective Certificate Balances, the subordination afforded to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates by the other Principal Balance Certificates.

Following retirement of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4 and Class A-5 certificates, the successive allocation on each Distribution Date of the remaining Principal Distribution Amount to the Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates, in that order, for so long as they are outstanding, will provide a similar, but diminishing benefit to those certificates (other than to Class G certificates) as to the relative amount of subordination afforded by the outstanding classes of certificates with later sequential designations.

On each Distribution Date, immediately following the distributions to be made to the Certificateholders on that date, the certificate administrator is required to calculate the amount, if any, by which the aggregate Certificate Balance of the Principal Balance Certificates, after giving effect to distributions of principal on such Distribution Date, exceeds the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances) (any such deficit, a “Realized Loss”).

The “Realized Loss” with respect to any Distribution Date is the amount, if any, by which (i) the aggregate Stated Principal Balance of the Mortgage Loans in the Mortgage Pool (for purposes of this calculation only, the aggregate Stated Principal Balance will not be reduced by the amount of principal payments received on the Mortgage Loans that were used to reimburse the master servicer or the trustee from general collections of principal on the Mortgage Loans for Workout-Delayed Reimbursement Amounts, to the extent those amounts are not otherwise determined to be Nonrecoverable Advances), including any REO Loans (but in each case, excluding any Companion Loan) expected to be outstanding immediately following that Distribution Date is less than (ii) the then-aggregate Certificate Balance of the Principal Balance Certificates after giving effect to distributions of principal on that Distribution Date.

The certificate administrator will be required to allocate any Realized Losses among the respective classes of Principal Balance Certificates in the following order, until the Certificate Balance of each such class is reduced to zero:

First, to the Class H-RR certificates;

Second, to the Class G-RR certificates;

Third, to the Class F-RR certificates;

Fourth, to the Class E-RR certificates;

Fifth, to the Class D certificates

Sixth, to the Class C certificates;

Seventh, to the Class B certificates; and

Eighth, to the Class A-M certificates.

Following the reduction of the Certificate Balances of all classes of Subordinate Certificates to zero, the certificate administrator will be required to allocate Realized Losses among the Senior Certificates (other than the Class X Certificates), pro rata, based upon their respective Certificate Balances, until their respective Certificate Balances have been reduced to zero.

Realized Losses will not be allocated to the Class S certificates or the Class R certificates and will not be directly allocated to the Class X Certificates. However, the Notional Amounts of the classes of Class X Certificates will be reduced if the related classes of Principal Balance Certificates are reduced by such Realized Losses.

In general, Realized Losses could result from the occurrence of: (1) losses and other shortfalls on or in respect of the Mortgage Loans, including as a result of defaults and delinquencies on the related Mortgage Loans, Nonrecoverable Advances made in respect of the Mortgage Loans, the payment to the special servicer of any compensation as described in “Pooling and Servicing Agreement—Servicing and Other Compensation and Payment of Expenses”, and the payment of interest on Advances and certain servicing expenses; and (2) certain unanticipated, non-Mortgage Loan specific expenses of the issuing entity, including certain reimbursements to the certificate administrator or trustee as described under “—The Trustee” and “—The Certificate Administrator”, and certain federal, state and local taxes, and certain tax-related expenses, payable out of the issuing entity, as described under “Material Federal Income Tax Considerations”.

A class of certificates will be considered outstanding until its Certificate Balance or Notional Amount is reduced to zero, except that the Class S certificates will be considered outstanding so long as holders of such certificates are entitled to receive Excess Interest. However, notwithstanding a reduction of its Certificate Balance to zero, reimbursements of any previously allocated Realized Losses are required thereafter to be made to a class of Principal Balance Certificates in accordance with the payment priorities set forth in “—Distributions—Priority of Distributions” above.

Reports to Certificateholders; Certain Available Information

Certificate Administrator Reports

On each Distribution Date, the certificate administrator will be required to prepare and make available to each Certificateholder of record on the certificate administrator’s website a Distribution Date statement providing all information required under Regulation AB and in the form of Annex B relating to distributions made on that date for the relevant class and the recent status of the Mortgage Loans. The certificate administrator will include on each Distribution Date statement a statement that each Certificateholder may access such notices via the certificate administrator’s website and that each Certificateholder may register to receive electronic mail notifications when such notices are posted thereon.

In addition, the certificate administrator will include (to the extent it receives such information) (i) the identity of any Mortgage Loans permitting additional debt, identifying (A) the amount of any additional debt incurred during the related Collection Period, (B) the total debt service coverage ratio calculated on the basis of the Mortgage Loan and such additional debt and (C) the aggregate loan-to-value ratio calculated on the basis of the Mortgage Loan and the additional debt in each applicable Form 10-D filed on behalf of the issuing entity and (ii) the beginning and ending account balances for each of the Securitization Accounts (for the applicable period) in each Form 10-D filed on behalf of the issuing entity.

Within a reasonable period of time after the end of each calendar year, the certificate administrator is required to furnish to each person or entity who at any time during the calendar year was a holder of a certificate, a statement containing information (i) the amount of the distribution on each Distribution Date in reduction of the Certificate Balance of the certificates, and (ii) the amount of the distribution on each Distribution Date of the applicable Interest Accrual Amount, in each case, as to the applicable class, aggregated for the related calendar year or applicable partial year during which that person was a Certificateholder, together with any other information that the certificate administrator deems necessary or desirable, or that a Certificateholder or Certificate Owner reasonably requests, to enable Certificateholders to prepare their tax returns for that calendar year. This obligation of the certificate administrator will be deemed to have been satisfied to the extent that substantially comparable information will be provided by the certificate administrator pursuant to any requirements of the Code as from time to time are in force.

In addition, the certificate administrator will make available on its website (www.ctslink.com), to the extent received from the applicable person, on each Distribution Date to each Privileged Person the following reports (other than clause (1) below, the “CREFC® Reports”) prepared by the master servicer, the certificate administrator or the special servicer, as applicable, substantially in the form provided in the PSA, in the case of the Distribution Date Statement (which form is subject to change) and as required under the PSA in the case of the CREFC® Reports and including substantially the following information:

(1)    a report as of the close of business on the immediately preceding Determination Date, containing the information provided for in Annex B;

(2)    a Commercial Real Estate Finance Council (“CREFC®”) delinquent loan status report;

(3)    a CREFC® historical loan modification and corrected loan report;

(4)    a CREFC® advance recovery report;

(5)    a CREFC® total loan report;

(6)    a CREFC® operating statement analysis report;

(7)    a CREFC® comparative financial status report;

(8)    a CREFC® net operating income adjustment worksheet;

(9)    a CREFC® real estate owned status report;

(10)  a CREFC® servicer watch list;

(11)  a CREFC® loan level reserve and letter of credit report;

(12)  a CREFC® property file;

(13)  a CREFC® financial file;

(14)  a CREFC® loan setup file; and

(15)  a CREFC® loan periodic update file.

The master servicer or the special servicer, as applicable, may omit any information from these reports that the master servicer or the special servicer, as applicable, regards as confidential, so long as such information is not required to be disclosed pursuant to Item 1125 of Regulation AB. Subject to any potential liability for willful misconduct, bad faith or negligence as described under “Pooling and Servicing Agreement—Limitation on Liability; Indemnification”, none of the master servicer, the special servicer, the trustee or the certificate administrator will be responsible for the accuracy or completeness of any information supplied to it by a borrower or another party to the PSA or a party under an Non-Serviced PSA that is included in any reports, statements, materials or information prepared or provided by it. Some information will be made available to Certificateholders by electronic transmission as may be agreed upon between the depositor and the certificate administrator.

On or before each Master Servicer Remittance Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® property file;

●	a CREFC® financial file;

●	a CREFC® loan setup file (with respect to the first Master Servicer Remittance Date only);

●	a CREFC® loan periodic update file; and

●	a CREFC® Appraisal Reduction Amount template (if any Appraisal Reduction Amount has been calculated).

Not later than the business day prior to each Distribution Date, the master servicer will deliver to the certificate administrator by electronic means:

●	a CREFC® Schedule AL File.

In addition, the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) or special servicer (with respect to Specially Serviced Loans and REO Properties) is also required to prepare the following for each Mortgaged Property and REO Property:

●	Within 30 days after receipt of a quarterly operating statement, if any, commencing for the quarter ending March 31, 2018, a CREFC® operating statement analysis report but only to the extent the related borrower is required by the Mortgage Loan documents to deliver and does deliver, or otherwise agrees to provide and does provide, that information, for the Mortgaged Property or REO Property as of the end of that calendar quarter, provided, however, that any analysis or report with respect to the first calendar quarter of each year will not be required to the extent provided in the then current applicable CREFC® guidelines (it being understood that as of the date of this prospectus, the applicable CREFC® guidelines provide that such analysis or report with respect to the first calendar quarter (in each year) is not required) for a Mortgaged Property unless such Mortgaged Property is analyzed on a trailing 12 month basis, or if the related Serviced Mortgage Loan is on the CREFC® Servicer Watch List). The master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans and REO Properties), as applicable, will deliver to the certificate administrator, the operating advisor and each holder of a Serviced Companion Loan by electronic means the operating statement analysis upon request.

●	Within 60 days after receipt by the special servicer (with respect to Specially Serviced Loans and REO Properties) or within 45 days after receipt by the master servicer (with respect to a Mortgage Loan that is not a Specially Serviced Loan) of any annual operating statements or rent rolls commencing for the calendar year ending December 31, 2018, a CREFC® net operating income adjustment worksheet, but only to the extent the related borrower is required by the mortgage to deliver and does deliver, or otherwise agrees to provide and does provide, that information, presenting the computation made in accordance with the methodology described in the PSA to “normalize” the full year net operating income and debt service coverage numbers used by the master servicer to satisfy its reporting obligation described in clause (8) above. Such special servicer or the master servicer will deliver to the certificate administrator, the operating advisor and each holder of a related Serviced Companion Loan by electronic means the CREFC® net operating income adjustment worksheet upon request.

Certificate Owners and any holder of a Serviced Companion Loan who are also Privileged Persons may also obtain access to any of the certificate administrator reports upon request and pursuant to the provisions of the PSA.

“Privileged Person” includes the depositor and its designees, the initial purchasers, the underwriters, the mortgage loan sellers, the master servicer, the special servicer, any Non-Conflicted Special Servicer, the trustee, the certificate administrator, any additional servicer designated by the master servicer or the special servicer, the Directing Certificateholder (but only prior to the occurrence of a Consultation Termination Event), the operating advisor, any affiliate of the operating advisor designated by the operating advisor, the asset representations reviewer, any holder of a Companion Loan who provides an Investor Certification, any person who provides the certificate administrator with an Investor Certification and any nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act (“NRSRO”), including any Rating Agency, that delivers a NRSRO Certification to the certificate administrator, which Investor Certification and NRSRO Certification may be submitted electronically via the certificate administrator’s website; provided that in no event may a Borrower Party (other than a Borrower Party that is the special servicer) be entitled to receive (i) if such party is the Directing Certificateholder or any Controlling Class Certificateholder (each such party, as applicable, a “Conflicted Controlling Class Holder”), any Conflicted Information via the certificate administrator’s website unless a loan-by-loan segregation is later performed by the certificate administrator, in which case such access will only be prohibited with respect to the related Conflicted Controlling Class Loan and (ii) if such party is not the Directing Certificateholder or any Controlling Class Certificateholder, any information other than the Distribution Date statement; provided, however, that, if the special servicer obtains knowledge that it is a Borrower Party, the special servicer will nevertheless be a Privileged

Person; provided, further, however, that the special servicer will not directly or indirectly provide any information solely related to any Conflicted Special Servicer Loan (which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Conflicted Special Servicer Loan) to the related Borrower Party, any of the special servicer’s employees or personnel or any of its affiliates involved in the management of any investment in the related Borrower Party or the related Mortgaged Property or, to its actual knowledge, any non-affiliate that holds a direct or indirect ownership interest in the related Borrower Party, and will maintain sufficient internal controls and appropriate policies and procedures in place in order to comply with those obligations; provided, further, however, that any Conflicted Controlling Class Holder will be permitted to obtain, upon reasonable request in accordance with terms of the PSA, any Conflicted Information relating to any Conflicted Controlling Class Loan with respect to which such Conflicted Controlling Class Holder is not a Borrower Party (if such Conflicted Information is not otherwise available via the certificate administrator’s website) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable.

“Borrower Party” means a borrower, a mortgagor, a manager of a Mortgaged Property, Restricted Mezzanine Holder or any Borrower Party Affiliate.

“Borrower Party Affiliate” means, with respect to a borrower, a mortgagor, a manager of a Mortgaged Property or a Restricted Mezzanine Holder, (a) any other person controlling or controlled by or under common control with such borrower, mortgagor, manager or Restricted Mezzanine Holder, as applicable, (b) solely with respect to the 10 largest Mortgage Loans by Stated Principal Balance, any other person owning, directly or indirectly, 25% or more of the beneficial interests in such borrower, mortgagor or manager, as applicable, or (c) any other person owning, directly or indirectly, 25% or more of the beneficial interests in such Restricted Mezzanine Holder. For the purposes of this definition, “control” when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Restricted Mezzanine Holder” means a holder of a related mezzanine loan that has been accelerated or as to which the mezzanine lender has initiated foreclosure or enforcement proceedings against the equity collateral pledged to secure such mezzanine loan.

“Conflicted Controlling Class Loan” means a Mortgage Loan or Whole Loan with respect to which the Directing Certificateholder or any Controlling Class Certificateholder is a Borrower Party.

“Conflicted Information” means, with respect to any Conflicted Controlling Class Loan, any information solely related to such Conflicted Controlling Class Loan and/or the related Mortgaged Properties, which may include any asset status reports, Final Asset Status Reports (or summaries thereof), and such other information as may be specified in the PSA pertaining to such Conflicted Controlling Class Loan and/or the related Mortgaged Properties other than such information with respect to such Conflicted Controlling Class Loan that is aggregated with information on other Mortgage Loans at a pool level.

“Conflicted Loan” means with respect to the Directing Certificateholder, a Mortgage Loan or Whole Loan with respect to which, as of any date of determination, the Directing Certificateholder or the holder of the majority of the Controlling Class is a Borrower Party.

“Investor Certification” means a certificate (which may be in electronic form), substantially in the form attached to the PSA or in the form of an electronic certification on the certificate administrator’s website (which may be a “click-through”), representing (i) that such person executing the certificate is a Certificateholder or the Directing Certificateholder (in each case, to the extent such person is not a Certificateholder), a beneficial owner of a certificate, a Companion Loan Holder or a prospective purchaser of a certificate (or any investment advisor or manager or other representative of the foregoing), (ii) that either (a) such person is a person who is not a Borrower Party, in which case such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA, or (b) such person is a Borrower Party, in which case (1) if such person is the Directing Certificateholder or a Controlling Class Certificateholder, such person will have access to all the reports and information made available to Certificateholders via the certificate administrator’s website under the PSA other than any Conflicted Information as set forth in the PSA or (2) if such person is not the Directing Certificateholder or a Controlling Class Certificateholder, in which case such person will only receive access to the Distribution Date statements prepared by the certificate administrator, (iii) that such person has received a copy of the final prospectus and (iv) such person agrees to keep any Privileged Information confidential and will not violate any securities laws; provided, however, that any Conflicted Controlling Class Holder (i) will be permitted to obtain, upon reasonable request in accordance with terms of PSA, any Conflicted Information relating to any Conflicted Controlling Class Loan with respect to which such Conflicted Controlling Class Holder is not a Borrower Party (if such Conflicted Information is not otherwise available via the certificate administrator’s website on account of it constituting Conflicted Information) from the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), in each case, to the extent in the possession of the master servicer or the special servicer, as applicable and (ii) will be considered a Privileged Person for all other purposes, except with respect to its ability to obtain information with respect to any related Conflicted Controlling Class Loan.

A “Certificateholder” is the person in whose name a certificate is registered in the certificate register or any beneficial owner thereof; provided, however, that solely for the purposes of giving any consent, approval, waiver or taking any action pursuant to the PSA, any certificate registered in the name of or beneficially owned by (i) the master servicer, the special servicer (including, for the avoidance of doubt, any Non-Conflicted Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons or (ii) any Borrower Party, in each case will be deemed not to be outstanding (provided that notwithstanding the foregoing, any Controlling Class certificates owned by a Conflicted Controlling Class Holder will not be deemed to be outstanding as to such Conflicted Controlling Class Holder solely with respect to any related Conflicted Controlling Class Loan; and provided, further, that any Controlling Class certificates owned by the special servicer or an affiliate thereof will not be deemed to be outstanding as to the special servicer or such affiliate solely with respect to any related Conflicted Special Servicer Loan), and the Voting Rights to which it is entitled will not be taken into account in determining whether the requisite percentage of Voting Rights necessary to effect any such consent, approval, waiver or take any such action has been obtained; provided, however, that the foregoing restrictions will not apply in the case of the master servicer, the special servicer (including, for the avoidance of doubt, any Non-Conflicted Special Servicer), the trustee, the certificate administrator, the depositor, any mortgage loan seller or any affiliate of any of such persons unless such consent, approval or waiver sought from such party would in any way increase its compensation or limit its obligations in the named capacities under the PSA or waive a Servicer Termination Event or trigger an Asset Review with respect to a Mortgage Loan; provided, further, that so long as there is no Servicer Termination Event with respect to the master servicer or the special servicer, the master servicer and the special servicer or such affiliate of either will be entitled to exercise such Voting Rights with respect to any issue which could reasonably be believed to adversely affect such party’s compensation or increase its obligations or liabilities under the PSA; and provided, further, that such restrictions will not apply to (i) the exercise of the special servicer’s, the master servicer’s or any mortgage loan seller’s rights, if any, or any of their affiliates as a member of the Controlling Class or (ii) any affiliate of the depositor, the master servicer, the special servicer, the trustee or the certificate administrator that has provided an Investor Certification in which it has certified as to the existence of certain policies and procedures restricting the flow of information between it and the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable.

“NRSRO Certification” means a certification (a) executed by an NRSRO or (b) provided electronically and executed by such NRSRO by means of a “click-through” confirmation on the 17g-5 Information Provider’s website in favor of the 17g-5 Information Provider that states that such NRSRO is a Rating Agency as such term is defined in the PSA or that such NRSRO has provided the depositor with the appropriate certifications pursuant to paragraph (e) of Rule 17g-5 under the Exchange Act (“Rule 17g-5”), that such NRSRO has access to the depositor’s 17g-5 website, and that such NRSRO will keep such information confidential except to the extent such information has been made available to the general public.

Certain information concerning the Mortgage Loans and the certificates, including the Distribution Date statements, CREFC® reports and supplemental notices with respect to such Distribution Date statements and CREFC® reports, may be provided by the certificate administrator at the direction of the depositor to certain market data providers, such as BlackRock Financial Management, Inc., Moody’s Analytics, Bloomberg Financial Markets, L.P., CMBS.com, Inc., Trepp, LLC, Intex Solutions, Inc., Interactive Data Corporation, Markit LLC and Thomson Reuters Corporation, pursuant to the terms of the PSA.

Upon the reasonable request of any Certificateholder that has delivered an Investor Certification, the master servicer may provide (or forward electronically) at the expense of such Certificateholder copies of any appraisals, operating statements, rent rolls and financial statements obtained by the master servicer; provided that in connection with such request, the master servicer may require a written confirmation executed by the requesting person substantially in such form as may be reasonably acceptable to the master servicer, generally to the effect that such person is a Certificateholder or a beneficial holder of book-entry certificates (or an investment advisor for a Certificateholder or a beneficial holder of book-entry certificates) and a Privileged Person and will keep such information confidential and will use such information only for the purpose of analyzing asset performance and evaluating any continuing rights the Certificateholder may have under the PSA. Certificateholders will not, however, be given access to or be permitted to request copies of, any Mortgage Files or Diligence Files.

Information Available Electronically

The certificate administrator will make available to any Privileged Person via the certificate administrator’s website (and will make available to the general public this prospectus, Distribution Date statements, the PSA, the MLPAs and the SEC EDGAR filings referred to below):

●	the following “deal documents”:

○	this prospectus;

○	the PSA, each sub-servicing agreement delivered to the certificate administrator from and after the closing date, if any, and the MLPAs and any amendments and exhibits to those agreements; and

○	the CREFC® loan setup file delivered to the certificate administrator by the master servicer;

●	the following “SEC EDGAR filings”:

○	any reports on Forms 10-D, 10-K, 8-K and ABS-EE that have been filed by the certificate administrator with respect to the issuing entity through the SEC’s Electronic Data Gathering and Retrieval (EDGAR) system;

●	the following documents, which will be made available under a tab or heading designated “periodic reports”:

○	the Distribution Date statements;

○	the CREFC® bond level files;

○	the CREFC® collateral summary files;

○	the CREFC® Reports, other than the CREFC® loan setup file (provided that they are received by the certificate administrator); and

○	the Operating Advisor Annual Report;

●	the following documents, which will be made available under a tab or heading designated “additional documents”:

○	the summary of any Final Asset Status Report as provided by the special servicer;

○	any property inspection reports, any environmental reports and appraisals delivered to the certificate administrator in electronic format;

●	the following documents, which will be made available under a tab or heading designated “special notices”:

○	notice of any release based on an environmental release under the PSA;

○	notice of any waiver, modification or amendment of any term of any Mortgage Loan;

○	notice of final payment on the certificates;

○	all notices of the occurrence of any Servicer Termination Event received by the certificate administrator;

○	any notice of resignation or termination of the master servicer or special servicer;

○	notice of resignation of the trustee or the certificate administrator, and notice of the acceptance of appointment by the successor trustee or the successor certificate administrator, as applicable;

○	any notice of any request by requisite percentage of Certificateholders for a vote to terminate the special servicer, the operating advisor or the asset representations reviewer;

○	any notice to Certificateholders of the operating advisor’s recommendation to replace the special servicer and the related report prepared by the operating advisor in connection with such recommendation;

○	notice of resignation or termination of the operating advisor or the asset representations reviewer and notice of the acceptance of appointment by the successor operating advisor or the successor asset representations reviewer;

○	notice of the certificate administrator’s determination that an Asset Review Trigger has occurred and a copy of any Asset Review Report Summary received by the certificate administrator;

○	officer’s certificates supporting any determination that any Advance was (or, if made, would be) a Nonrecoverable Advance;

○	any notice of the termination of the issuing entity;

○	any notice that a Control Termination Event or an Operating Advisor Consultation Event has occurred or is terminated or that a Consultation Termination Event has occurred;

○	any notice of the occurrence of an Operating Advisor Termination Event;

○	any notice of the occurrence of an Asset Representations Reviewer Termination Event;

○	any Proposed Course of Action Notice;

○	any assessment of compliance delivered to the certificate administrator;

○	any accountants’ attestation reports delivered to the certificate administrator;

○	any “special notices” requested by a Certificateholder to be posted on the certificate administrator’s website described under “—Certificateholder Communication” below;

○	the “Investor Q&A Forum”;

○	solely to Certificateholders and Certificate Owners that are Privileged Persons, the “Investor Registry”;

○	any notice or documents provided to the certificate administrator by the depositor or the master servicer directing the certificate administrator to post to the “Special Notices” tab; and

○	the “Risk Retention Special Notices” tab, which will contain any notices relating to ongoing compliance by each Retaining Party with the hedging, transfer, financing and other restrictions under the Credit Risk Retention Rules;

provided that with respect to a Control Termination Event or a Consultation Termination Event deemed to exist due solely to the existence of a Conflicted Loan, the certificate administrator will only be required to make available such notice of the occurrence and continuance of a Control Termination Event or the notice of the occurrence and continuance of a Consultation Termination Event to the extent the certificate administrator has been notified of such Conflicted Loan.

In addition to posting the applicable notices on the “Risk Retention Special Notices” tab described above, the Certificate Administrator will be required to provide email notification to any Privileged Person (other than Financial Market Publishers) that has registered to receive access to the Certificate Administrator’s Website that a notice has been posted to the “Risk Retention Special Notices” tab.

Notwithstanding the description set forth above, for purposes of obtaining information or access to the certificate administrator’s website, all Conflicted Information will be made available under one separate tab or heading rather than under the headings described above in the preceding paragraph.

Notwithstanding the foregoing, if the Directing Certificateholder or any Controlling Class Certificateholder, as applicable, is a Conflicted Controlling Class Holder, such Conflicted Controlling Class Holder is required to promptly notify each of the master servicer, the special servicer, the operating advisor, the trustee and the certificate administrator pursuant to the PSA and provide a new Investor Certification pursuant to the PSA and will not be entitled to access any Conflicted Information (unless a loan-by-loan segregation is later performed by the certificate administrator in which case such access will only be prohibited with respect to the related Conflicted Controlling Class Loan(s)) made available on the certificate administrator’s website for so long as it is a Conflicted Controlling Class Holder. The PSA will require each Conflicted Controlling Class Holder in such new Investor Certification to certify that it acknowledges and agrees that it is prohibited from accessing and reviewing (and it agrees not to access and review) any Conflicted Information. In addition, if the Directing Certificateholder or any Controlling Class Certificateholder is not a Conflicted Controlling Class Holder, such person will certify and agree that they will not share any Conflicted Information with any Conflicted Controlling Class Holder.

Notwithstanding the foregoing, nothing set forth in the PSA will prohibit the Directing Certificateholder or any Controlling Class Certificateholder from receiving, requesting or reviewing any Conflicted Information relating to any Conflicted Controlling Class Loan with respect to which the Directing Certificateholder or such Controlling Class Certificateholder is not a Borrower Party and, if such Conflicted Information is not available via the certificate administrator’s website, such Directing Certificateholder or Controlling Class Certificateholder that is not a Borrower Party with respect to the related Conflicted Controlling Class Loan will be permitted to obtain such information upon reasonable request in accordance with terms of the PSA and the master servicer and the special servicer, as applicable, may require and rely on such certifications prior to releasing any such information.

Any reports on Form 10-D filed by the certificate administrator will contain (i) the information required by Rule 15Ga-1(a) concerning all Mortgage Loans of the issuing entity that were the subject of a demand to repurchase or replace due to a breach of one or more representations and warranties, (ii) a reference to the most recent Form ABS-15G filed by the depositor and the mortgage loan sellers, if applicable, and the SEC’s assigned “Central Index Key” for each such filer and (iii) incorporate by reference the Form ABS-EE filing for the related reporting period (which Form ABS-EE disclosures will be filed at the time of each filing of the applicable report on Form 10-D with respect to each Mortgage Loan that was part of the Mortgage Pool during any portion of the related reporting period).

The certificate administrator will not make any representation or warranty as to the accuracy or completeness of any report, document or other information made available on the certificate administrator’s website or its filing of such information pursuant to the PSA, including, but not limited to, filing via EDGAR, and will assume no responsibility for any such report, document or other information, other than with respect to such reports, documents or other information prepared by the certificate administrator. In addition, the certificate administrator may disclaim responsibility for any information distributed by it or filed by it, as applicable, for which it is not the original source.

In connection with providing access to the certificate administrator’s website (other than with respect to access provided to the general public in accordance with the PSA), the certificate administrator may require registration and the acceptance of a disclaimer, including an agreement to keep certain nonpublic information made available on the website confidential, as required under the PSA. The certificate administrator will not be liable for the dissemination of information in accordance therewith.

The certificate administrator will make the “Investor Q&A Forum” available to Privileged Persons via the certificate administrator’s website under a tab or heading designated “Investor Q&A Forum”, where (i) Certificateholders and beneficial owners that are Privileged Persons may submit inquiries to (a) the certificate administrator relating to the Distribution Date statements, (b) the master servicer or the special servicer relating to servicing reports, the Mortgage Loans (excluding a Non-Serviced Mortgage Loan) or the related Mortgaged Properties or (c) the operating advisor relating to annual or other reports prepared by the operating advisor or actions by the special servicer referenced in such reports, and (ii) Privileged Persons may view previously submitted inquiries and related answers. The certificate administrator will forward such inquiries to the appropriate person and, in the case of an inquiry relating to a Non-Serviced Mortgage Loan, to the applicable party under the related Non-Serviced PSA. The certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, will be required to answer each inquiry, unless such party determines (i) the question is beyond the scope of the topics detailed above, (ii) that answering the inquiry would not be in the best interests of the issuing entity and/or the Certificateholders, (iii) that answering the inquiry would be in violation of applicable law, the PSA (including requirements in respect of non-disclosure of Privileged Information) or the Mortgage Loan documents, (iv) that answering the inquiry would materially increase the duties of, or result in significant additional cost or expense to, the certificate administrator, the master servicer, the special servicer or the operating advisor, as applicable, (v) that answering the inquiry would require the disclosure of Privileged Information (subject to the Privileged Information Exception), (vi) that answering the inquiry would or is reasonably expected to result in a waiver of an attorney-client privilege or the disclosure of attorney work product or (vii) that answering the inquiry is otherwise, for any reason, not advisable. In addition, no party will post or otherwise disclose any direct communications with the Directing Certificateholder as part of its responses to any inquiries. In the case of an inquiry relating to a Non-Serviced Mortgage Loan, the certificate administrator is required to make reasonable efforts to obtain an answer from the applicable party under the related Non-Serviced PSA; provided that the certificate administrator will not be responsible for the content of such answer, or any delay or failure to obtain such answer. The certificate administrator will be required to post the inquiries and related answers, if any, on the Investor Q&A Forum, subject to and in accordance with the PSA. The Investor Q&A Forum may not reflect questions, answers and other communications that are not submitted through the certificate administrator’s website. Answers posted on the Investor Q&A Forum will be attributable only to the respondent, and will not be deemed to be answers from any of the depositor, the underwriters or any of their respective affiliates. None of the underwriters, depositor, any of their respective affiliates or any other person will certify as to the accuracy of any of the information posted in the Investor Q&A Forum and no such person will have any responsibility or liability for the content of any such information.

The certificate administrator will make the “Investor Registry” available to any Certificateholder and beneficial owner that is a Privileged Person via the certificate administrator’s website. Certificateholders and beneficial owners may register on a voluntary basis for the “Investor Registry” and obtain contact information for any other Certificateholder or beneficial owner that has also registered, provided that they comply with certain requirements as provided for in the PSA.

The certificate administrator’s internet website will initially be located at “www.ctslink.com”. Access will be provided by the certificate administrator to such persons upon receipt by the certificate administrator from such person of an Investor Certification or NRSRO Certification in the form(s) attached to the PSA, which form(s) will also be located on and may be submitted electronically via the certificate administrator’s internet website. The parties to the PSA will not be required to provide that certification. In connection with providing access to the certificate administrator’s internet website, the certificate administrator may require registration and the acceptance of a disclaimer. The certificate administrator will not be liable for the dissemination of information in accordance with the terms of the PSA. The certificate administrator will make no representation or warranty as to the accuracy or completeness of such documents and will assume no responsibility for them. In addition, the certificate administrator may disclaim responsibility for any information distributed by the certificate administrator for which it is not the original source. Assistance in using the certificate administrator’s internet website can be obtained by calling the certificate administrator’s customer service desk at (866) 846-4526.

The certificate administrator is responsible for the preparation of tax returns on behalf of the issuing entity and the preparation of Distribution Reports on Form 10-D (based on information included in each monthly Distribution Date statements and other information provided by other transaction parties) and Annual Reports on Form 10-K and certain other reports on Form 8-K that are required to be filed with the SEC on behalf of the issuing entity.

“17g-5 Information Provider” means the certificate administrator.

The PSA will require the master servicer, subject to certain restrictions set forth in the PSA, to provide certain of the reports or, in the case of the master servicer and the Controlling Class Certificateholder, access to the reports available as set forth above, as well as certain other information received by the master servicer, to any Privileged Person so identified by a Certificate Owner or an underwriter, that requests reports or information. However, the master servicer will be permitted to require payment of a sum sufficient to cover the reasonable costs and expenses of providing copies of these reports or information (which such amounts in any event are not reimbursable as additional trust fund expenses). Except as otherwise set forth in this paragraph, until the time definitive certificates are issued, notices and statements required to be mailed to holders of certificates will be available to Certificate Owners of certificates only to the extent they are forwarded by or otherwise available through DTC and its Participants. Conveyance of notices and other communications by DTC to Participants, and by Participants to Certificate Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Except as otherwise set forth in this paragraph, the master servicer, the special servicer, the trustee, the certificate administrator and the depositor are required to recognize as Certificateholders only those persons in whose names the certificates are registered on the books and records of the certificate registrar. The initial registered holder of the certificates will be Cede & Co., as nominee for DTC.

Voting Rights

At all times during the term of the PSA, the voting rights for the certificates (the “Voting Rights”) will be allocated among the respective classes of Certificateholders as follows:

(1)   2% in the case of the Class X-A, Class X-B and Class X-D certificates, allocated pro rata, based upon their respective Notional Amounts as of the date of determination, and

(2)   in the case of any Principal Balance Certificates, a percentage equal to the product of 98% and a fraction, the numerator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the class, in each case, determined as of the prior Distribution Date, and the denominator of which is equal to the aggregate Certificate Balance (and solely in connection with certain votes relating to the replacement of the special servicer and the operating advisor as described in this prospectus, taking into account any notional reduction in the Certificate Balance for Appraisal Reduction Amounts allocated to the certificates) of the Principal Balance Certificates, each determined as of the prior Distribution Date.

The Voting Rights of any class of certificates are required to be allocated among Certificateholders of such class in proportion to their respective percentage interests.

Neither the Class S certificates nor the Class R certificates will be entitled to any Voting Rights.

Delivery, Form, Transfer and Denomination

The Offered Certificates will be issued, maintained and transferred in book-entry form only in minimum denominations of $10,000, and in integral multiples of $1 in excess of $10,000. The Class X-A Certificates will be issued, maintained and transferred only in minimum denominations of authorized initial Notional Amounts of not less than $100,000 and in integral multiples of $1 in excess of $100,000.

Book-Entry Registration

The Offered Certificates will initially be represented by one or more global certificates for each such class registered in the name of a nominee of The Depository Trust Company (“DTC”). The depositor has been informed by DTC that DTC’s nominee will be Cede & Co. No holder of an Offered Certificate will be entitled to receive a certificate issued in fully registered, certificated form (each, a “Definitive Certificate”) representing its interest in such class, except under the limited circumstances described under “—Definitive Certificates” below. Unless and until Definitive Certificates are issued, all references to actions by holders of the Offered Certificates will refer to actions taken by DTC upon instructions received from holders of Offered Certificates through its participating organizations (together with Clearstream Banking, S.A. (“Clearstream”) and Euroclear Bank, as operator of the Euroclear System (“Euroclear”) participating organizations, the “Participants”), and all references in this prospectus to payments, notices, reports, statements and other information to holders of Offered Certificates will refer to payments, notices, reports and statements to DTC or Cede & Co., as the registered holder of the Offered Certificates, for distribution to holders of Offered Certificates through its Participants in accordance with DTC procedures; provided, however, that to the extent that the party to the PSA responsible for distributing any report, statement or other information has been provided in writing with the name of the Certificate Owner of such an Offered Certificate (or the prospective transferee of such Certificate Owner), such report, statement or other information will be provided to such Certificate Owner (or prospective transferee).

Until Definitive Certificates are issued in respect of the Offered Certificates, interests in the Offered Certificates will be transferred on the book-entry records of DTC and its Participants. The certificate administrator will initially serve as certificate registrar for purposes of recording and otherwise providing for the registration of the Offered Certificates.

Holders of Offered Certificates may hold their certificates through DTC (in the United States) or Clearstream or Euroclear (in Europe) if they are Participants of such system, or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold omnibus positions on behalf of the Clearstream Participants and the Euroclear Participants, respectively, through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries (collectively, the “Depositaries”), which in turn will hold such positions in customers’ securities accounts in the Depositaries’ names on the books of DTC. DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC was created to hold securities for its Participants and to facilitate the clearance and settlement of securities transactions between Participants through electronic computerized book-entries, thereby eliminating the need for physical movement of certificates. Participants (“DTC Participants”) include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (“Indirect Participants”).

Transfers between DTC Participants will occur in accordance with DTC rules. Transfers between Clearstream Participants and Euroclear Participants will occur in accordance with the applicable rules and operating procedures of Clearstream and Euroclear.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly through Clearstream Participants or Euroclear Participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its Depositary to take action to effect final settlement on its behalf by delivering or receiving securities in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositaries.

Because of time-zone differences, credits of securities in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during the subsequent securities settlement processing, dated the business day following the DTC settlement date, and such credits or any transactions in such securities settled during such processing will be reported to the relevant Clearstream Participant or Euroclear Participant on such business day. Cash received in Clearstream or Euroclear as a result of sales of securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

The holders of Offered Certificates that are not Participants or Indirect Participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, such Offered Certificates may do so only through Participants and Indirect Participants. In addition, holders of Offered Certificates in global form (“Certificate Owners”) will receive all distributions of principal and interest through the Participants who in turn will receive them from DTC. Under a book-entry format, holders of such Offered Certificates may experience some delay in their receipt of payments, since such payments will be forwarded by the certificate administrator to Cede & Co., as nominee for DTC. DTC will forward such payments to its Participants, which thereafter will forward them to Indirect Participants or the applicable Certificate Owners. Certificate Owners will not be recognized by the trustee, the certificate administrator, the certificate registrar, the operating advisor, the special servicer or the master servicer as holders of record of certificates and Certificate Owners will be permitted to receive information furnished to Certificateholders and to exercise the rights of Certificateholders only indirectly through DTC and its Participants and Indirect Participants, except that Certificate Owners will be entitled to receive or have access to notices and information and to exercise certain rights as holders of beneficial interests in the certificates through the certificate administrator and the trustee to the extent described in “Description of the Certificates—Reports to Certificateholders; Certain Available Information”, “—Certificateholder Communication” and “—List of Certificateholders” and “Pooling and Servicing Agreement—The Operating Advisor”, “—The Asset Representations Reviewer”, “—Replacement of Special Servicer Without Cause”, “—Limitation on Rights of Certificateholders to Institute a Proceeding”, “—Termination; Retirement of Certificates” and “—Resignation and Removal of the Trustee and the Certificate Administrator”.

Under the rules, regulations and procedures creating and affecting DTC and its operations (the “DTC Rules”), DTC is required to make book-entry transfers of Offered Certificates in global form among Participants on whose behalf it acts with respect to such Offered Certificates and to receive and transmit distributions of principal of, and interest on, such Offered Certificates. Participants and Indirect Participants with which the Certificate Owners have accounts with respect to the Offered Certificates similarly are required to make book-entry transfers and receive and transmit such payments on behalf of their respective Certificate Owners. Accordingly, although the Certificate Owners will not possess the Offered Certificates, the DTC Rules provide a mechanism by which Certificate Owners will receive payments on Offered Certificates and will be able to transfer their interest.

Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants and certain banks, the ability of a holder of Offered Certificates in global form to pledge such Offered Certificates to persons or entities that do not participate in the DTC system, or to otherwise act with respect to such Offered Certificates, may be limited due to the lack of a physical certificate for such Offered Certificates.

DTC has advised the depositor that it will take any action permitted to be taken by a holder of an Offered Certificate under the PSA only at the direction of one or more Participants to whose accounts with DTC such certificate is credited. DTC may take conflicting actions with respect to other undivided interests to the extent that such actions are taken on behalf of Participants whose holdings include such undivided interests.

Clearstream is incorporated under the laws of Luxembourg and is a global securities settlement clearing house. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Transactions may be settled in Clearstream in numerous currencies, including United States dollars. Clearstream provides to its Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. Clearstream is regulated as a bank by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Euroclear was created in 1968 to hold securities for participants of the Euroclear system (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Transactions may now be settled in any of numerous currencies, including United States dollars. The Euroclear system includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC described above. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to the Euroclear system is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related operating procedures of the Euroclear System and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within the Euroclear system, withdrawal of securities and cash from the Euroclear system, and receipts of payments with respect to securities in the Euroclear system. All securities in the Euroclear system are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Although DTC, Euroclear and Clearstream have implemented the foregoing procedures in order to facilitate transfers of interests in book-entry securities among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to comply with such procedures, and such procedures may be discontinued at any time. None of the depositor, the trustee, the certificate administrator, the master servicer, the special servicer or the underwriters will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect Participants of their respective obligations under the rules and procedures governing their operations.

Definitive Certificates

Owners of beneficial interests in book-entry certificates of any class will not be entitled to receive physical delivery of Definitive Certificates unless: (i) DTC advises the certificate registrar in writing that DTC is no longer willing or able to discharge properly its responsibilities as depository with respect to the book-entry certificates of such class or ceases to be a clearing agency, and the certificate administrator and the depositor are unable to locate a qualified successor within 90 days of such notice or (ii) the trustee has instituted or has been directed to institute any judicial proceeding to enforce the rights of the Certificateholders of such class and the trustee has been advised by counsel that in connection with such proceeding it is necessary or appropriate for the trustee to obtain possession of the certificates of such class.

The Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates may only be issued as Definitive Certificates and held by a custodian on behalf of the related investor pursuant to the PSA during the risk retention transfer restriction period. Any request for release of a Class E-RR, Class F-RR, Class G-RR and Class H-RR certificate must be consented to by the Retaining Sponsor and may be subject to any additional requirements pursuant to the PSA.

Certificateholder Communication

Access to Certificateholders’ Names and Addresses

Upon the written request of any Certificateholder or Certificate Owner that has delivered an executed Investor Certification to the trustee or the certificate administrator (a “Certifying Certificateholder”), the certificate administrator (in its capacity as certificate registrar) will promptly furnish or cause to be furnished to such requesting party a list of the names and addresses of the certificateholders as of the most recent Record Date as they appear in the certificate register, at the expense of the requesting party.

Requests to Communicate

The PSA will require that the certificate administrator include on any Form 10–D any request received prior to the Distribution Date to which such Form 10-D relates (and on or after the Distribution Date preceding such Distribution Date) from a Certificateholder or Certificate Owner to communicate with other Certificateholders or Certificate Owners related to Certificateholders or Certificate Owners exercising their rights under the terms of the PSA. Any Form 10-D containing such disclosure regarding the request to communicate is required to include the following and no more than the following: (i) the name of the Certificateholder or Certificate Owner making the request, (ii) the date the request was received, (iii) a statement to the effect that the certificate administrator has received such request, stating that such Certificateholder or Certificate Owner is interested in communicating with other Certificateholders or Certificate Owners with regard to the possible exercise of rights under the PSA, and (iv) a description of the method other Certificateholders or Certificate Owners may use to contact the requesting Certificateholder or Certificate Owner.

Any Certificateholder or Certificate Owner wishing to communicate with other Certificateholders and Certificate Owners regarding the exercise of its rights under the terms of the PSA (such party, a “Requesting Investor”) should deliver a written request (a “Communication Request”) signed by an authorized representative of the Requesting Investor to the certificate administrator at the address below:

9062 Old Annapolis Road
Columbia, Maryland 21045-1951
Attention: Corporate Trust Administration Group—CD 2017-CD6

with a copy to:
trustadministrationgroup@wellsfargo.com

Any Communication Request must contain the name of the Requesting Investor and the method other Certificateholders and Certificate Owners should use to contact the Requesting Investor, and, if the Requesting Investors is not the registered holder of a class of certificates, then the Communication Request must contain (i) a written certification from the Requesting Investor that it is a beneficial owner of a class of certificates, (ii) the name of the transaction, CD 2017-CD6 and (iii) one of the following forms of documentation evidencing its beneficial ownership in such class of certificates: (A) a trade confirmation, (B) an account statement, (C) a medallion stamp guaranteed letter from a broker or dealer stating the Requesting Investor is the beneficial owner, or (D) a document acceptable to the certificate administrator that is similar to any of the documents identified in clauses (A) through (C). The certificate administrator will not be permitted to require any information other than the foregoing in verifying a certificateholder’s or certificate owner’s identity in connection with a Communication Request. Requesting Investors will be responsible for their own expenses in making any Communication Request, but will not be required to bear any expenses of the certificate administrator.

List of Certificateholders

Upon the written request of any Certificateholder, which is required to include a copy of the communication the Certificateholder proposes to transmit, that has provided an Investor Certification, which request is made for purposes of communicating with other holders of certificates of the same series with respect to their rights under the PSA or the certificates, the certificate registrar or other specified person will, within 10 business days after receipt of such request afford such Certificateholder (at such Certificateholder’s sole cost and expense) access during normal business hours to the most recent list of Certificateholders related to the class of certificates.

Description of the Mortgage Loan Purchase Agreements

General

On the Closing Date, the depositor will acquire the Mortgage Loans from each mortgage loan seller pursuant to a separate mortgage loan purchase agreement (each, a “MLPA”), between the applicable mortgage loan seller and the depositor.

Under the applicable MLPA, the depositor will require each mortgage loan seller to deliver (or cause to be delivered) to the certificate administrator, in its capacity as custodian, among other things, the following documents (except that the documents with respect to each Non-Serviced Whole Loan (other than the original promissory note) will be held by the custodian under the related Non-Serviced PSA) with respect to each Mortgage Loan sold by the mortgage loan seller (collectively, as to each Mortgage Loan, the “Mortgage File”):

(i)       (A) the original Mortgage Note, bearing, or accompanied by, all prior or intervening endorsements, endorsed by the most recent endorsee prior to the trustee or, if none, by the originator, without recourse, either in blank and further showing a complete, unbroken chain of endorsement from the originator or to the order of the trustee; and (B) in the case of each related Serviced Companion Loan, a copy of the executed Mortgage Note for such Serviced Companion Loan;

(ii)       the original (or a copy thereof certified from the applicable recording office) of the Mortgage and, if applicable, the originals (or copies thereof certified from the applicable recording office) of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording indicated thereon;

(iii)      an original or copy (if the related mortgage loan seller or its designee, rather than the custodian and its designee, is responsible for the recording thereof) of an Assignment of Mortgage, in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee;

(iv)      (A) an original or copy of any related security agreement (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the related Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any; and (B) an original assignment of any related security agreement (if such item is a document separate from the related Mortgage) executed by the most recent assignee thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(v)       (A) stamped or certified copies of any UCC financing statements and continuation statements which were filed in order to perfect (and maintain the perfection of) any security interest held by the originator of the Mortgage Loan or Serviced Whole Loan (and each assignee of record prior to the trustee) in and to the personalty of the borrower at the Mortgaged Property (in each case with evidence of filing or recording thereon) and which were in the possession of the related mortgage loan seller (or its agent) at the time the Mortgage Files were delivered to the custodian, together with original UCC-3 assignments of financing statements showing a complete chain of assignment from the secured party named in such UCC-1 financing statement to the most recent assignee of record thereof prior to the trustee, if any, and (B) if any such security interest is perfected and the earlier UCC financing statements and continuation statements were in the possession of the related mortgage loan seller, an assignment of UCC financing statement by the most recent assignee of record prior to the trustee or, if none, by the originator, evidencing the transfer of such security interest, either in blank or in favor of the trustee; provided that other evidence of filing or recording reasonably acceptable to the trustee may be delivered in lieu of delivering such UCC financing statements including, without limitation, evidence of such filed or recorded UCC Financing Statement as shown on a written UCC search report from a reputable search firm, such as CSC/LexisNexis Document Solutions, Corporation Service Company, CT Corporation System and the like or printouts of on-line confirmations from such UCC filing or recording offices or authorized agents thereof;

(vi)       the original or a copy of the Loan Agreement relating to such Mortgage Loan, if any;

(vii)      the original or a copy of the lender’s title insurance policy issued in connection with the origination of the Mortgage Loan, together with all endorsements or riders (or copies thereof) that were issued with or subsequent to the issuance of such policy, insuring the priority of the Mortgage as a first lien on the Mortgaged Property, or a “marked up” commitment to insure marked as binding and countersigned by the related insurer or its authorized agent (which may be a pro forma or specimen title insurance policy which has been accepted or approved as binding in writing by the related title insurance company), or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company;

(viii)     (A) the original or a copy of the related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage) and, if applicable, the originals or copies of any intervening assignments thereof showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee of record thereof prior to the trustee, if any, in each case with evidence of recording thereon; and (B) an original or copy (if the related mortgage loan seller or its designee, rather than the Custodian and its designee, is responsible for the recording thereof) of an assignment of any related Assignment of Leases, Rents and Profits (if such item is a document separate from the Mortgage), in recordable form (except for missing recording information and, if delivered in blank, except for the name of the assignee), executed by the most recent assignee of record thereof prior to the trustee or, if none, by the originator, either in blank or in favor of the trustee, which assignment may be included as part of the corresponding Assignment of Mortgage referred to in clause (iii) above;

(ix)      the original or copy of any environmental indemnity agreements and copies of any environmental insurance policies pertaining to the related Mortgaged Property required in connection with origination of the related Mortgage Loan or Serviced Whole Loan and copies of Environmental Reports;

(x)      copies of the currently effective Management Agreements, if any, for the Mortgaged Properties;

(xi)      if the borrower has a leasehold interest in the related Mortgaged Property, the original or copy of the ground lease (or, with respect to a leasehold interest where the borrower is a lessee and that is a space lease or an air rights lease, the original of such space lease or air rights lease), and any related lessor estoppel or similar agreement or a copy thereof; if any;

(xii)     if the related assignment of contracts is separate from the Mortgage, the original executed version of such assignment of contracts and the assignment thereof, if any, to the trustee;

(xiii)    if any related Lock-Box Agreement or Cash Collateral Account Agreement is separate from the Mortgage or Loan Agreement, a copy thereof; with respect to the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts, if any, a stamped or certified copy of the UCC-1 financing statements, if any, submitted for filing with respect to the related mortgagee’s security interest in the Reserve Accounts, Cash Collateral Accounts and Lock-Box Accounts and all funds contained therein (and UCC-3 assignments of financing statements assigning such UCC-1 financing statements to the trustee);

(xiv)    originals or copies of all assumption, modification, written assurance and substitution agreements, if any, with evidence of recording thereon if appropriate, in those instances where the terms or provisions of the Mortgage, the Mortgage Note or any related security document have been modified or the Mortgage Loan or Serviced Whole Loan has been assumed;

(xv)     the original or a copy of any guaranty of the obligations of the borrower under the Mortgage Loan or Serviced Whole Loan together with, as applicable, (A) the original or copies of any intervening assignments of such guaranty showing a complete chain of assignment from the originator of the Mortgage Loan or Serviced Whole Loan to the most recent assignee thereof prior to the trustee, if any, and (B) an original assignment of such guaranty executed by the most recent assignee thereof prior to the trustee or, if none, by the originator;

(xvi)    the original or a copy of the power of attorney (with evidence of recording thereon, if appropriate) granted by the related borrower if the Mortgage, Mortgage Note or other document or instrument referred to above was signed on behalf of the borrower pursuant to such power of attorney;

(xvii)    with respect to each Whole Loan, a copy of the related Intercreditor Agreement and, if applicable, a copy of any pooling and servicing agreement relating to a Serviced Companion Loan;

(xviii)   with respect to hospitality properties, a copy of the franchise agreement, if any, an original or copy of the comfort letter, if any, and if, pursuant to the terms of such comfort letter, the general assignment of the Mortgage Loan is not sufficient to transfer or assign the benefits of such comfort letter to the Trust, a copy of the notice to the franchisor of the transfer of such Mortgage Loan and/or a copy of the request for the issuance of a new comfort letter in favor of the Trust (in each case, as and to the extent required pursuant to the terms of such comfort letter), with the original of any replacement comfort letter to be included in the Mortgage File following receipt thereof by the master servicer;

(xix)    the original (or copy, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) of any letter of credit held by the lender as beneficiary or assigned as security for such Mortgage Loan or Serviced Whole Loan;

(xx)     the appropriate assignment or amendment documentation related to the assignment to the Trust of any letter of credit securing such Mortgage Loan or Serviced Whole Loan (or copy thereof, if the original is held by the master servicer or applicable master servicer under the applicable Non-Serviced PSA) which entitles the master servicer on behalf of the Trust and the Companion Loan Holders (with respect to any Serviced Whole Loan) to draw thereon; and

(xxi)    with respect to any Mortgage Loan with related mezzanine debt or other subordinate debt (other than a Companion Loan), a copy of the related co-lender agreement, subordination agreement or other intercreditor agreement;

provided that with respect to (A) any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, the foregoing documents (other than the documents described in clause (i) above) will be delivered to and held by the custodian under the related Non-Serviced PSA on or prior to the Closing Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA and (B) any Servicing Shift Mortgage Loan, the foregoing documents will be delivered to the custodian on or prior to the Closing Date and such documents (other than the documents described in clause (i) above) will be transferred to the custodian related to the applicable securitization on or about the related Servicing Shift Securitization Date, and any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA.

In addition, each mortgage loan seller will be required to deliver the Diligence Files for each of its Mortgage Loans to the depositor by uploading such Diligence Files to the designated Intralinks website, and the depositor will deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

“Diligence File” means with respect to each Mortgage Loan or Companion Loan, if applicable, collectively the following documents in electronic format:

(a)       A copy of each of the following documents:

(i)       the Mortgage Note, endorsed on its face or by allonge attached to the Mortgage Note, without recourse, to the order of the trustee or in blank and further showing a complete, unbroken chain of endorsement from the originator (or, if the original Mortgage Note has been lost, an affidavit to such effect from the applicable mortgage loan seller or another prior holder, together with a copy of the Mortgage Note and an indemnity properly assigned and endorsed to the trustee);

(ii)       the Mortgage, together with an original or copy of any intervening assignments of the Mortgage, in each case with evidence of recording indicated thereon or certified to have been submitted for recording;

(iii)      assignment of the Mortgage in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(iv)       any related assignment of leases and of any intervening assignments (if such item is a document separate from the Mortgage), with evidence of recording indicated thereon or certified to have been submitted for recording;

(v)       an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the trustee or in blank and (subject to the completion of certain missing recording information and, if applicable, the assignee’s name) in recordable form (or, if the related mortgage loan seller is responsible for the recordation of that assignment, a copy of such assignment to be sent for recordation);

(vi)       the assignment of all unrecorded documents relating to the Mortgage Loan or a Serviced Whole Loan, if not already assigned pursuant to items (iii) or (v) above;

(vii)      all modification, consolidation, assumption, written assurance and substitution agreements in those instances in which the terms or provisions of the Mortgage or Mortgage Note have been modified or the Mortgage Loan has been assumed or consolidated;

(viii)     the policy or certificate of lender’s title insurance issued on the date of the origination of such Mortgage Loan, or, if such policy has not been issued or located, an irrevocable, binding commitment (which may be a marked version of the policy that has been executed by an authorized representative of the title company or an agreement to provide the same pursuant to binding escrow instructions executed by an authorized representative of the title company) to issue such title insurance policy;

(ix)      any UCC financing statements, related amendments and continuation statements in the possession of the applicable mortgage loan seller;

(x)       an original assignment in favor of the trustee of any financing statement executed and filed in favor of the applicable mortgage loan seller in the relevant jurisdiction (or, if the related mortgage loan seller is responsible for the filing of that assignment, a copy of such assignment to be sent for filing);

(xi)      any intercreditor agreement relating to permitted debt of the mortgagor, including any intercreditor agreement relating to a Serviced Whole Loan;

(xii)     any loan agreement, escrow agreement, security agreement or letter of credit relating to a Mortgage Loan or a Serviced Whole Loan;

(xiii)    any ground lease, ground lessor estoppel, indemnity or guaranty relating to a Mortgage Loan or a Serviced Whole Loan;

(xiv)    any property management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xv)     any franchise agreements and comfort letters or similar agreements relating to a Mortgage Loan or Serviced Whole Loan and, with respect to any franchise agreement, comfort letter or similar agreement, any assignment of such agreements or any notice to the franchisor of the transfer of a Mortgage Loan or Serviced Whole Loan and a request for confirmation that the issuing entity is a beneficiary of such comfort letter or other agreement, or for the issuance of a new comfort letter in favor of the issuing entity, as the case may be;

(xvi)    any lock-box or cash management agreement relating to a Mortgage Loan or a Serviced Whole Loan;

(xvii)    any related mezzanine intercreditor agreement;

(xviii)   all related environmental reports;

(xix)    all related environmental insurance policies;

(b)       a copy of any engineering reports or property condition reports;

(c)       other than with respect to a hotel property (except with respect to tenanted commercial space within a hotel property), copies of a rent roll;

(d)       for any office, retail, industrial or warehouse property, a copy of all leases and estoppels and subordination and non-disturbance agreements delivered to the related mortgage loan seller;

(e)       copies of all legal opinions (excluding attorney client communications between the related mortgage loan seller, and its counsel that are privileged communications or constitute legal or other due diligence analyses), if any, delivered in connection with the closing of the related Mortgage Loan;

(f)       copies of all mortgagor’s certificates of hazard insurance and/or hazard insurance policies or other applicable insurance policies (to the extent not previously included as part of this definition), if any, delivered in connection with the origination of the related Mortgage Loan;

(g)       a copy of the appraisal for the related Mortgaged Property(ies);

(h)       for any Mortgage Loan that the related Mortgaged Property is leased to a single tenant, a copy of the lease;

(i)        a copy of the applicable mortgage loan seller’s asset summary;

(j)        copies of all surveys for the related Mortgaged Property or Mortgaged Properties;

(k)       copies of any zoning reports;

(l)        copies of financial statements of the related mortgagor;

(m)      copies of operating statements for the related Mortgaged Property or Mortgaged Properties;

(n)       copies of all UCC searches;

(o)       copies of all litigation searches;

(p)      copies of all bankruptcy searches;

(q)      a copy of the origination settlement statement;

(r)       a copy of the insurance consultant report;

(s)      copies of the organizational documents of the related mortgagor and any guarantor;

(t)       copies of the escrow statements;

(u)       a copy of any closure letter (environmental);

(v)       a copy of any environmental remediation agreement for the related Mortgaged Property or Mortgaged Properties; and

(w)      a copy of the payment history with respect to such Mortgage Loan prior to the Closing Date;

provided, that with respect to any Mortgage Loan which is a Non-Serviced Mortgage Loan on the Closing Date, any assignments in favor of the trustee will be in favor of the trustee under the related Non-Serviced PSA; in each case, to the extent that the originator received such documents in connection with the origination of such Mortgage Loan. In the event any of the items identified above were not included in connection with the origination of such Mortgage Loan, the Diligence File will be required to include a statement to that effect; provided that the mortgage loan seller will not be required to deliver information that is proprietary to the related originator or mortgage loan seller or any draft documents or privileged or internal communications. The mortgage loan seller may, without any obligation to do so, include such other documents or information as part of the Diligence File that such mortgage loan seller believes should be included to enable the asset representations reviewer to perform the Asset Review on such Mortgage Loan; provided that such documents or information are clearly labeled and identified.

Each MLPA will contain certain representations and warranties of the applicable mortgage loan seller with respect to each Mortgage Loan sold by that mortgage loan seller. Those representations and warranties are set forth in Annex D-1, and will be made as of the Closing Date, or as of another date specifically provided in the representation and warranty, subject to certain exceptions to such representations and warranties as set forth in Annex D-2, Annex D-3 and Annex D-4.

If any of the documents required to be included in the Mortgage File for any Mortgage Loan is missing from the Mortgage File or defective or if there is a breach of a representation or warranty relating to any Mortgage Loan, and such omission, breach or defect materially and adversely affects the value of the related Mortgage Loan, the value of the related Mortgaged Property or the interests of any Certificateholders in the Mortgage Loan or Mortgaged Property or causes the Mortgage Loan to be other than a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, or if any of the documents specified under the PSA is not delivered and is certified as missing pursuant to the PSA (a “Material Defect”), the applicable mortgage loan seller will be required to, no later than 90 days following:

(x)       such mortgage loan seller’s receipt of notice of the Material Defect from any party to the PSA (a “Breach Notice”), except in the case of the following clause (y); or

(y)       in the case of such Material Defect that would cause the Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage, the discovery by any party to the PSA of the such Material Defect; provided that the mortgage loan seller has received notice in accordance with the terms of the PSA,

(1)       cure such Material Defect in all material respects, at its own expense,

(2)       repurchase the affected Mortgage Loan or REO Loan at the Purchase Price, or

(3)       substitute a Qualified Substitute Mortgage Loan (other than with respect to the Whole Loans, as applicable, for which no substitution will be permitted) for such affected Mortgage Loan, and pay a shortfall amount in connection with such substitution, provided that no such substitution may occur on or after the second anniversary of the Closing Date;

provided, however, that the applicable mortgage loan seller will generally have an additional 90-day period to cure such Material Defect (or, failing such cure, to repurchase the affected Mortgage Loan and the related REO Loan or, if applicable, substitute a Qualified Substitute Mortgage Loan (other than with respect to the related Whole Loans, for which no substitution will be permitted)) if such Material Defect is capable of being cured, the mortgage loan seller is diligently proceeding toward that cure, and has delivered to the master servicer, the special servicer, the certificate administrator (who will be required to promptly deliver a copy of such officer’s certificate to the 17g-5 Information Provider), the trustee, the operating advisor, the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, an officer’s certificate that describes the reasons that a cure was not effected within the initial 90-day period. Notwithstanding the foregoing, there will be no such 90-day extension, if such Material Defect would cause the related Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

No delay in either the discovery of a Material Defect or in providing notice of such Material Defect will relieve the applicable mortgage loan seller of its obligation to repurchase the related Mortgage Loan unless (i) the mortgage loan seller did not otherwise discover or have knowledge of such Material Defect, (ii) such delay is the result of the failure by a party to the PSA to promptly provide a Breach Notice as required by the terms of the PSA after such party has actual knowledge of such defect or breach (knowledge will not be deemed to exist by reason of the custodian’s exception report) and such delay precludes the mortgage loan seller from curing such Material Defect and (iii) such Material Defect did not relate to a Mortgage Loan not being a “qualified mortgage” as described in this section. Notwithstanding the foregoing, if a Mortgage Loan is not secured by a Mortgaged Property that is, in whole or in part, a hotel, restaurant (operated by a borrower), healthcare facility, nursing home, assisted living facility, theater or fitness center (operated by a borrower), then the failure to deliver copies of the UCC financing statements with respect to such Mortgage Loan will not be a Material Defect. With respect to each Non-Serviced Mortgage Loan, each Mortgage Loan Seller agrees that any document defect as such term is defined in the related controlling Non-Serviced PSA (other than a defect related to the promissory note for the related Non-Serviced Companion Loan) will constitute a document defect under the related MLPA.

If there is a Material Defect with respect to one or more Mortgaged Properties with respect to a Mortgage Loan, the applicable mortgage loan seller will not be obligated to repurchase the Mortgage Loan if (i) the affected Mortgaged Property may be released pursuant to the terms of any partial release provisions in the related Mortgage Loan documents (and such Mortgaged Property is, in fact, released), (ii) the remaining Mortgaged Property(ies) satisfy the requirements, if any, set forth in the Mortgage Loan documents and the applicable mortgage loan seller provides an opinion of counsel to the effect that such release would not cause an adverse REMIC event to occur and (iii) each applicable Rating Agency has provided a Rating Agency Confirmation.

Notwithstanding the foregoing, in lieu of a mortgage loan seller repurchasing, substituting or curing such Material Defect, to the extent that the mortgage loan seller and the special servicer (for so long as no Control Termination Event has occurred and is continuing and only with respect to any Mortgage Loan that is not an applicable Conflicted Loan or a Servicing Shift Mortgage Loan, with the consent of the Directing Certificateholder) are able to agree upon a cash payment payable by the mortgage loan seller to the issuing entity that would be deemed sufficient to compensate the issuing entity for such Material Defect (a “Loss of Value Payment”), the mortgage loan seller may elect, in its sole discretion, to pay such Loss of Value Payment. In connection with any such determination with respect to any non-Specially Serviced Loan, the master servicer will promptly provide the special servicer, but in any event within the time frame and in the manner provided in the PSA, with the servicing file and other such information to the extent set forth in the PSA in order to permit the special servicer to calculate the Loss of Value

Payment as set forth in the PSA. Upon its making such payment, the mortgage loan seller will be deemed to have cured such Material Defect in all respects. A Loss of Value Payment may not be made with respect to any such Material Defect that would cause the applicable Mortgage Loan not to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3), but without regard to the rule of Treasury regulations Section 1.860G-2(f)(2) that causes a defective Mortgage Loan to be treated as a qualified mortgage.

With respect to any Mortgage Loan a, “Purchase Price” equals to the sum of (1) the outstanding principal balance of such Mortgage Loan (or related REO Loan), as of the date of purchase, (2) all accrued and unpaid interest on the Mortgage Loan (or any related REO Loan) at the related Mortgage Rate in effect from time to time (excluding any portion of such interest that represents default interest or Excess Interest on the ARD Loan), to, but not including, the due date immediately preceding or coinciding with the Determination Date for the Collection Period of purchase, (3) all related unreimbursed Servicing Advances plus accrued and unpaid interest on all related Advances at the Reimbursement Rate, Special Servicing Fees (whether paid or unpaid), Workout Fees and any other additional trust fund expenses (except for Liquidation Fees) in respect of such Mortgage Loan and the related REO Loan, if any, (4) solely in the case of a repurchase or substitution by a mortgage loan seller, any unpaid Asset Representations Reviewer Asset Review Fee related to such Mortgage Loan and all reasonable out-of-pocket expenses reasonably incurred or to be incurred by the master servicer, the special servicer, the depositor, the certificate administrator or the trustee in respect of the omission, breach or defect giving rise to the repurchase or substitution obligation, including any expenses arising out of the enforcement of the repurchase or substitution obligation, including, without limitation, legal fees and expenses and any additional trust fund expenses relating to such Mortgage Loan or related REO Loan; provided, however, that such out-of-pocket expenses will not include expenses incurred by investors in instituting an Asset Review Vote Election, in taking part in an Asset Review Vote or in utilizing the dispute resolution provisions described below under “—Dispute Resolution Provisions” and (5) Liquidation Fees, if any, payable with respect to the affected Mortgage Loan (or related REO Loan) (which will not include any Liquidation Fees if such affected Mortgage Loan is repurchased prior to the expiration of the additional 90-day period immediately following the initial 90-day period).

A “Qualified Substitute Mortgage Loan” is a substitute mortgage loan (other than with respect to the Whole Loans, for which no substitution will be permitted) replacing a Mortgage Loan with respect to which a Material Defect exists that must, on the date of substitution:

(a)       have an outstanding principal balance, after application of all scheduled payments of principal and interest due during or prior to the month of substitution, whether or not received, not in excess of the Stated Principal Balance of the removed Mortgage Loan as of the due date in the calendar month during which the substitution occurs;

(b)       have a fixed Mortgage Rate not less than the Mortgage Rate of the removed Mortgage Loan (determined without regard to any prior modification, waiver or amendment of the terms of the removed Mortgage Loan);

(c)       have the same due date and a grace period no longer than that of the removed Mortgage Loan;

(d)       accrue interest on the same basis as the removed Mortgage Loan (for example, on the basis of a 360-day year and the actual number of days elapsed);

(e)       have a remaining term to stated maturity not greater than, and not more than five years less than, the remaining term to stated maturity of the removed Mortgage Loan;

(f)        have a then-current loan-to-value ratio equal to or less than the lesser of (i) the loan-to-value ratio for the removed Mortgage Loan as of the Closing Date and (ii) 75%, in each case using a “value” for the Mortgaged Property as determined using an appraisal conducted by a member of the Appraisal Institute (“MAI”) prepared in accordance with the requirements of the FIRREA;

(g)      comply as of the date of substitution in all material respects with all of the representations and warranties set forth in the related MLPA;

(h)       have an environmental report that indicates no material adverse environmental conditions with respect to the related Mortgaged Property and that will be delivered as a part of the related servicing file;

(i)       have a then-current debt service coverage ratio at least equal to the greater of (i) the original debt service coverage ratio of the removed Mortgage Loan as of the Closing Date and (ii) 1.25x;

(j)       constitute a “qualified replacement mortgage” within the meaning of Code Section 860G(a)(4) as evidenced by an opinion of counsel (provided at the applicable mortgage loan seller’s expense);

(k)      not have a maturity date or an amortization period that extends to a date that is after the date two years prior to the Rated Final Distribution Date;

(l)       have comparable prepayment restrictions to those of the removed Mortgage Loan;

(m)     not be substituted for a removed Mortgage Loan unless the trustee and the certificate administrator have received a Rating Agency Confirmation from each of the Rating Agencies (the cost, if any, of obtaining such Rating Agency Confirmation to be paid by the applicable mortgage loan seller);

(n)      have been approved (i) so long as a Control Termination Event has not occurred and is not continuing, by the Directing Certificateholder, and (ii) during any such time that the master servicer is the Enforcing Servicer, by the special servicer;

(o)      prohibit Defeasance within two years of the Closing Date;

(p)      not be substituted for a removed Mortgage Loan if it would result in the termination of the REMIC status of the West Burlington Plaza Loan REMIC or either Trust REMIC or the imposition of tax on the West Burlington Plaza Loan REMIC or either Trust REMIC other than a tax on income expressly permitted or contemplated to be received by the terms of the PSA as determined by an opinion of counsel to be paid by the applicable mortgage loan seller;

(q)      have an engineering report that indicates no material adverse property condition or deferred maintenance with respect to the related Mortgaged Property that will be delivered as a part of the related servicing file; and

(r)       be current in the payment of all scheduled payments of principal and interest then due.

In the event that more than one Mortgage Loan is substituted for a removed Mortgage Loan or Mortgage Loans, then (x) the amounts described in clause (a) are required to be determined on the basis of aggregate principal balances and (y) each such proposed Qualified Substitute Mortgage Loan must individually satisfy each of the requirements specified in clauses (b) through (r) of the preceding sentence, except (z) the rates described in clause (b) above and the remaining term to stated maturity referred to in clause (e) above are required to be determined on a weighted average basis, provided that no individual Mortgage Rate (net of the Servicing Fee Rate, the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate) may be lower than the highest fixed Pass-Through Rate (not based on or subject to a cap equal to or based on the WAC Rate) of any class of Principal Balance Certificates having a principal balance then-outstanding. When a Qualified Substitute Mortgage Loan is substituted for a removed Mortgage Loan, the applicable mortgage loan seller will be required to certify that the Mortgage Loan meets all of the requirements of the above definition and send the certification to the trustee, the certificate administrator, the operating advisor and the asset representations reviewer and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder.

The foregoing repurchase or substitution obligation or the obligation to pay the Loss of Value Payment will constitute the sole remedy available to the Certificateholders and the trustee under the PSA for any uncured breach of any mortgage loan seller’s representations and warranties regarding the Mortgage Loans or any uncured document defect; provided, however, that if any breach pertains to a representation or warranty that the related Mortgage Loan documents or any particular Mortgage Loan document requires the related borrower to bear the costs and expenses associated with any particular action or matter under such Mortgage Loan document(s), then the applicable mortgage loan seller will be required to cure such breach within the applicable cure period (as the same may be extended) by reimbursing the issuing entity (by wire transfer of immediately available funds) for the reasonable amount of any such costs and expenses incurred by parties to the PSA or the issuing entity that are incurred as a result of such breach and have not been reimbursed by the related borrower and the amount of any fees and expenses of the asset representations reviewer attributable to the Asset Review of such Mortgage Loan; provided, further, that in the event any such costs and expenses exceed $10,000, the applicable mortgage loan seller will have the option to either repurchase or substitute for the related Mortgage Loan as provided above or pay such costs and expenses. The applicable mortgage loan seller will remit the amount of these costs and expenses and upon its making such remittance, the applicable mortgage loan seller will be deemed to have cured the breach in all respects. The applicable mortgage loan seller will be the sole warranting party in respect of the Mortgage Loans sold by that mortgage loan seller to the depositor, and none of its affiliates and no other person will be obligated to repurchase or replace any affected Mortgage Loan or make a Loss of Value Payment in connection with a breach of any representation and warranty or in connection with a document defect if the applicable mortgage loan seller defaults on its obligation to do so.

Dispute Resolution Provisions

The mortgage loan seller will be subject to the dispute resolution provisions described under “Pooling and Servicing Agreement—Dispute Resolution Provisions” to the extent those provisions are triggered with respect to any mortgage loan sold to the depositor by the mortgage loan seller and will be obligated under the Mortgage Loan Purchase Agreement to comply with all applicable provisions and to take part in any mediation or arbitration proceedings that may result.

Asset Review Obligations

The mortgage loan seller will be obligated to perform its obligations described under “Pooling and Servicing Agreement—The Asset Representations Reviewer—Asset Review” relating to any Asset Reviews performed by the asset representations reviewer, and the mortgage loan seller will have the rights described under that heading.

Pooling and Servicing Agreement

General

The servicing and administration of each Serviced Mortgage Loan, any related Serviced Companion Loans and any related REO Properties (including any interest of the holder of any Companion Loan in the REO Property acquired with respect to any Serviced Whole Loan) will be governed by the PSA and the related Intercreditor Agreement.

The Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loan and any related REO Properties (including the issuing entity’s interest in REO Property acquired with respect to a Non-Serviced Whole Loan) will be serviced by the Non-Serviced Master Servicer and the Non-Serviced Special Servicer under the related Non-Serviced PSA in accordance with such Non-Serviced PSA and the related Intercreditor Agreement.

The following summaries describe certain provisions of the PSA relating to the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans), the related Serviced Companion Loans and any related REO Properties. Unless otherwise specifically stated and except where the context otherwise indicates (such as with respect to P&I Advances), discussions in this section or in any other section of this prospectus regarding the servicing and administration of the Mortgage Loans should be read to include the servicing and administration of the related Serviced Companion Loans but not to include the Non-Serviced Mortgage Loans, the related Non-Serviced Companion Loans and any related REO Property. In the case of the Serviced Whole Loans, certain provisions of the related Intercreditor Agreements are described under “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loan”.

Certain provisions of the Non-Serviced PSAs relating to the servicing and administration of the related Non-Serviced Mortgage Loan, the related Non-Serviced Companion Loan and the related REO Properties and the related Intercreditor Agreement are summarized under “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

As to particular servicing matters, the discussion under this heading “Pooling and Servicing Agreement” is applicable with respect to any Servicing Shift Whole Loan only while the PSA governs the servicing of such Servicing Shift Whole Loan. On and after the related Servicing Shift Securitization Date, the Servicing Shift Whole Loan will be serviced pursuant to the related Servicing Shift PSA, and the provisions of such Servicing Shift PSA may be different than the terms of the PSA, although such Servicing Shift Whole Loan will still need to be serviced in compliance with the requirements of the related Intercreditor Agreement, as described in “Description of the Mortgage Pool—The Whole Loans”.

In general, (i) the master servicer will be responsible for the servicing and administration of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and any related Serviced Companion Loans that are not Specially Serviced Loans (except for Special Servicer Non-Major Decisions, and Special Servicer Major Decisions as to which the processing and/or consent or other involvement of the special servicer is required), and (ii) the special servicer will be responsible for the servicing and administration of Specially Serviced Loans and REO Properties and, in certain circumstances, the special servicer will review, evaluate and/or provide or withhold consent or process certain Special Servicer Non-Major Decisions (other than with respect to the processing of matters covered in clause (c)(i) and (c)(ii) of the definition of “Special Servicer Non-Major Decision”) and Special Servicer Major Decisions.

The PSA requires the master servicer or the special servicer, as applicable, to make reasonable efforts to collect all payments called for under the terms and provisions of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Companion Loans and to follow the Servicing Standard with respect to such collection procedures. Consistent with the above, the master servicer or the special servicer may, in its discretion, waive any late payment fee or default interest it is entitled to receive in connection with any delinquent Periodic Payment or balloon payment with respect to any Mortgage Loan or Serviced Companion Loan it is servicing.

Assignment of the Mortgage Loans

The depositor will purchase the Mortgage Loans to be included in the issuing entity on or before the Closing Date from each of the mortgage loan sellers pursuant to a separate MLPAs. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers” and “Description of the Mortgage Loan Purchase Agreements”.

On the Closing Date, the depositor will sell, transfer or otherwise convey, assign or cause the assignment of the Mortgage Loans, without recourse, together with the depositor’s rights and remedies against the mortgage loan sellers under the MLPAs, to the trustee for the benefit of the holders of the certificates. On or prior to the Closing Date, the depositor will require each mortgage loan seller to deliver to the certificate administrator, in its capacity as custodian, the Mortgage Notes and certain other documents and instruments with respect to each Serviced Mortgage Loan and any related Serviced Companion Loan. The custodian will hold such documents in the name of the issuing entity for the benefit of the holders of the certificates. The custodian is obligated to review certain documents for each Mortgage Loan within 60 days of the Closing Date and report any missing documents or certain types of document defects to the parties to the PSA and the Directing Certificateholder (so long as no Consultation Termination Event has occurred) and the related mortgage loan seller.

In addition, pursuant to the related MLPA, each mortgage loan seller will be required to deliver (or cause to be delivered) an electronic copy of the Diligence Files for each of its Mortgage Loans to (or as instructed by) the depositor within 60 days following the Closing Date. The depositor will then be required to deliver to the certificate administrator an electronic copy of such Diligence Files to be posted to the secure data room.

Pursuant to the PSA, the depositor will assign to the trustee for the benefit of Certificateholders the representations and warranties made by the mortgage loan sellers to the depositor in the MLPAs and any rights and remedies that the depositor has against the mortgage loan sellers under the MLPAs with respect to any Material Defect. See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below and “Description of the Mortgage Loan Purchase Agreements”.

Servicing Standard

The master servicer and the special servicer will each be required to diligently service and administer the Mortgage Loans (excluding the Non-Serviced Mortgage Loans), any related Serviced Companion Loans and the related REO Properties (other than any REO Property related to a Non-Serviced Mortgage Loan), for which it is responsible in accordance with applicable law, the terms of the PSA, the Mortgage Loan documents, and the related Intercreditor Agreements and, to the extent consistent with the foregoing, in accordance with the higher of the following standards of care:

(1)       the same manner in which, and with the same care, skill, prudence and diligence with which the master servicer or the special servicer, as the case may be, services and administers similar mortgage loans for other third-party portfolios, and

(2)       the same care, skill, prudence and diligence with which the master servicer or special servicer, as the case may be, services and administers similar mortgage loans owned by the master servicer or the special servicer, as the case may be, with a view to; (A) the timely recovery of all payments of principal and interest under the Mortgage Loans or Serviced Whole Loans or (B) in the case of a Specially Serviced Loan or an REO Property, the maximization of timely recovery of principal and interest on a net present value basis on the Mortgage Loans and any related Serviced Companion Loans, and the best interests of the issuing entity and the certificateholders (as a collective whole as if such Certificateholders constituted a single lender) (and, in the case of any Whole Loan, the best interests of the issuing entity, the Certificateholders and the holder(s) of the related Companion Loan(s) (as a collective whole as if such Certificateholders and the holder(s) of the related Companion Loan(s) constituted a single lender), taking into account the pari passu or subordinate nature of the related Companion Loan(s)) as determined by the master servicer or the special servicer, as the case may be, in its reasonable judgment, in either case giving due consideration to the customary and usual standards of practice of prudent, institutional commercial, multifamily and manufactured housing community mortgage loan servicers, but without regard to any conflict of interest arising from:

(A)       any relationship that the master servicer or the special servicer, as the case may be, or any of their respective affiliates, as the case may be, may have with any of the underlying borrowers, the sponsors, the mortgage loan sellers, the originators, any party to the PSA or any affiliate of the foregoing;

(B)       the ownership of any certificate (or any interest in any Companion Loan, mezzanine loan or subordinate debt relating to a Mortgage Loan) by the master servicer or special servicer, as the case may be, or any of their respective affiliates;

(C)       the obligation, if any, of the master servicer to make advances;

(D)       the right of the master servicer or the special servicer, as the case may be, or any of its affiliates to receive compensation or reimbursement of costs under the PSA generally or with respect to any particular transaction;

(E)       the ownership, servicing or management for others of any other mortgage loans, subordinate debt, mezzanine loans or properties not covered by the PSA or held by the issuing entity by the master servicer or special servicer, as the case may be, or any of its affiliates;

(F)       any debt that the master servicer or the special servicer, as the case may be, or any of its affiliates, has extended to any underlying borrower or an affiliate of any borrower (including, without limitation, any mezzanine financing);

(G)       any option to purchase any Mortgage Loan or the related Companion Loan the master servicer or special servicer, as the case may be, or any of its affiliates, may have; and

(H)       any obligation of the master servicer, the special servicer or one of their respective affiliates, to repurchase or substitute for a Mortgage Loan as a mortgage loan seller (if the master servicer or the special servicer or one of their respective affiliates is a mortgage loan seller) (the foregoing, collectively referred to as the “Servicing Standard”).

All net present value calculations and determinations made under the PSA with respect to any Mortgage Loan, Mortgaged Property or REO Property (including for purposes of the definition of “Servicing Standard” set forth above) will be made in accordance with the Mortgage Loan documents or, in the event the Mortgage Loan documents are silent, by using a discount rate (i) for principal and interest payments on the Mortgage Loan or Serviced Companion Loan or sale of a Defaulted Loan, the highest of (1) the rate determined by the master servicer or special servicer, as applicable, that approximates the market rate that would be obtainable by the borrowers on similar non-defaulted debt of the borrowers as of such date of determination, (2) the Mortgage Rate and (3) the yield on 10-year U.S. treasuries as of such date of determination and (ii) for all other cash flows, including property cash flow, the “discount rate” set forth in the most recent appraisal (or updated appraisal) of the related Mortgaged Property.

In the case of a Non-Serviced Mortgage Loan, the master servicer and special servicer will be required to act in accordance with the Servicing Standard with respect to any action required to be taken regarding such Non-Serviced Mortgage Loan pursuant to their respective obligations under the PSA.

Subservicing

The master servicer and the special servicer may delegate and/or assign some or all of their respective servicing obligations and duties with respect to some or all of the Mortgage Loans (other than the Non-Serviced Mortgage Loans) and the Serviced Companion Loans to one or more third-party sub-servicers provided that the master servicer and the special servicer, as applicable, will not thereby be relieved of any of those obligations or duties under the PSA and will remain responsible for the acts or omissions of any such sub-servicers. A sub-servicer may be an affiliate of the depositor, the master servicer or the special servicer. Notwithstanding the foregoing, the special servicer may not enter into any sub-servicing agreement which provides for the performance by third parties of any or all of its obligations under the PSA without, with respect to any Mortgage Loan prior to the occurrence and continuance of a Control Termination Event, the consent of the Directing Certificateholder, except to the extent necessary for the special servicer to comply with applicable regulatory requirements.

Each sub-servicing agreement between the master servicer or special servicer and a sub-servicer (a “Sub-Servicing Agreement”) will generally be required to provide that (i) if for any reason the master servicer or special servicer, as applicable, is no longer acting in that capacity (including, without limitation, by reason of a Servicer Termination Event), the trustee or any successor master servicer or special servicer, as applicable, may assume or terminate such party’s rights and obligations under such Sub-Servicing Agreement and (ii) the sub-servicer will be in default under such Sub-Servicing Agreement and such Sub-Servicing Agreement will be terminated (following the expiration of any applicable grace period) if the sub-servicer fails (A) to deliver by the due date any Exchange Act reporting items required to be delivered to the master servicer pursuant to the PSA or such Sub-Servicing Agreement or to the master servicer under any other pooling and servicing agreement that the depositor is a party to, (B) to perform in any material respect any of its covenants or obligations contained in such Sub-Servicing Agreement regarding creating, obtaining or delivering any Exchange Act reporting items required in order for any party to the PSA to perform its obligations under the PSA or under the Exchange Act reporting requirements of any other pooling and servicing agreement that the depositor is a party to or (C) to perform other covenants and obligations set forth in such Sub-Servicing Agreement in accordance with the terms of such Sub-Servicing Agreement. However, no sub-servicer will be permitted under any Sub-Servicing Agreement to take (or determine not to take) action with respect to Special Servicer Major Decisions without the consent of the special servicer (which consent may be obtained directly or through the master servicer) or Master Servicer Major Decisions without the consent of the master servicer.

Generally, the master servicer or special servicer, as applicable, will be solely liable for all fees owed by it to any sub-servicer retained by the master servicer or the special servicer, as applicable, without regard to whether the master servicer’s or the special servicer’s, as applicable, compensation pursuant to the PSA is sufficient to pay those fees. Each sub-servicer will be required to be reimbursed by the master servicer for certain expenditures which such sub-servicer makes, generally to the same extent the master servicer would be reimbursed under the PSA.

Advances

P&I Advances

On the business day immediately preceding each Distribution Date (the “Master Servicer Remittance Date”), except as otherwise described below, the master servicer will be obligated, unless determined to be non-recoverable as described below, to make advances (each, a “P&I Advance”) out of its own funds or, subject to the replacement of those funds as provided in the PSA, certain funds held in the Collection Account that are not required to be part of the Available Funds for that Distribution Date, in an amount equal to (but subject to reduction as described below) the aggregate of:

(1)       all Periodic Payments (net of any applicable Servicing Fees (other than, in the case of any Non-Serviced Mortgage Loan, the servicing fee rate pursuant to the applicable pooling and servicing agreement)) that were due on the Mortgage Loans (including the Non-Serviced Mortgage Loans) and any REO Loan (other than any portion of an REO Loan related to a Companion Loan) during the related Collection Period and not received as of the business day preceding the Master Servicer Remittance Date; and

(2)       in the case of each Mortgage Loan delinquent in respect of its balloon payment as of the Master Servicer Remittance Date (including any REO Loan (other than any portion of an REO Loan related to a Companion Loan) as to which the balloon payment would have been past due), an amount equal to its Assumed Scheduled Payment.

The master servicer’s obligations to make P&I Advances in respect of any Mortgage Loan (including the Non-Serviced Mortgage Loans) or REO Loan (other than any portion of a REO Loan related to a Companion Loan) will continue, except if a determination as to non-recoverability is made, through and up to (but not including) the Distribution Date on which liquidation of the Mortgage Loan or disposition of the REO Property, as the case may be, occurs. However, no interest will accrue on any P&I Advance made with respect to a Mortgage Loan unless the related Periodic Payment is received after the related Due Date has passed and any applicable grace period has expired or if the related Periodic Payment is received after the Determination Date but on or prior to the Master Servicer Remittance Date. To the extent that the master servicer fails to make a P&I Advance that it is required to make under the PSA, the trustee will be required to make the required P&I Advance in accordance with the terms of the PSA.

If an Appraisal Reduction Amount has been assessed with respect to any Mortgage Loan (or, in the case of any Non-Serviced Whole Loan, an appraisal reduction has been assessed in accordance with the related Non-Serviced PSA and the master servicer has notice of such Appraisal Reduction Amount), then the interest portion of any P&I Advance in respect of that Mortgage Loan for the related Distribution Date will be reduced (there will be no reduction in the principal portion, if any, of such P&I Advance) to equal the product of (x) the amount of the interest portion of the P&I Advance for that Mortgage Loan for the related Distribution Date without regard to this sentence, and (y) a fraction, expressed as a percentage, the numerator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date, net of the related Appraisal Reduction Amount (or, in the case of any Whole Loan, the portion of such Appraisal Reduction Amount allocated to the related Mortgage Loan), if any, and the denominator of which is equal to the Stated Principal Balance of that Mortgage Loan immediately prior to the related Distribution Date.

Neither the master servicer nor the trustee will be required to make a P&I Advance for a balloon payment, default interest, late payment charges, yield maintenance charges or prepayment premiums or Excess Interest or with respect to any Companion Loan.

With respect to any Non-Serviced Whole Loan, if any servicer under the Non-Serviced PSA determines that a P&I Advance with respect to the related Non-Serviced Companion Loan, if made, would be non-recoverable, such determination will not be binding on the master servicer and the trustee as it relates to any proposed P&I Advance with respect to the related Non-Serviced Mortgage Loan, but the master servicer and the trustee may conclusively rely upon any such determination. Similarly, with respect to any Non-Serviced Mortgage Loan, if the master servicer or special servicer determines that any P&I Advance with respect to such Non-Serviced Mortgage Loan, if made, would be non-recoverable, such determination will not be binding on the related master servicer and related trustee under the related Non-Serviced PSA as such determination relates to any proposed P&I Advance with respect to any related Non-Serviced Companion Loan (unless the related Non-Serviced PSA provides otherwise).

Servicing Advances

In addition to P&I Advances, except as otherwise described under “—Recovery of Advances” below and except in certain limited circumstances described below, the master servicer will also be obligated (subject to the limitations described in this prospectus), to make advances (“Servicing Advances” and, collectively with P&I Advances, “Advances”) in connection with the servicing and administration of any Serviced Mortgage Loan and related Serviced Companion Loan, as applicable, in connection with the servicing and administration of any Mortgaged Property or REO Property, in order to pay delinquent real estate taxes, assessments and hazard insurance premiums and to cover other similar costs and expenses necessary to preserve the priority of or enforce the related Mortgage Loan documents or to protect, lease, manage and maintain the related Mortgaged Property. To the extent that the master servicer fails to make a Servicing Advance that it is required to make under the PSA and the trustee has received notice or otherwise has actual knowledge of this failure, the trustee will be required to make the required Servicing Advance in accordance with the terms of the PSA.

However, neither the master servicer nor the trustee will make any Servicing Advance in connection with the exercise of any cure rights or purchase rights granted to the holder of a Serviced Companion Loan under the related Intercreditor Agreement or the PSA.

The special servicer will have no obligation to make any Servicing Advances. However, in an urgent or emergency situation requiring the making of a Servicing Advance, the special servicer may make such Servicing Advance in its sole discretion, and the master servicer will be required to reimburse the special servicer for such Advance (with interest on that Advance) within 5 business days of its receipt of such request and any information it reasonably requests in order to make a recoverability determination, unless such Advance is determined to be nonrecoverable by the master servicer in its reasonable judgment (in which case it will be reimbursed out of the Collection Account). Once the special servicer is reimbursed by the master servicer, the master servicer will be deemed to have made any such advance reimbursed by it as of the date made by the special servicer, and will be entitled to reimbursement with interest on that Advance in accordance with the terms of the PSA.

No Servicing Advances will be made with respect to any Serviced Whole Loan if the related Mortgage Loan is no longer held by the issuing entity or if such Serviced Whole Loan is no longer serviced under the PSA and no Servicing Advances will be made for any Non-Serviced Whole Loan under the PSA. Any requirement of the master servicer or the trustee to make an Advance in the PSA is intended solely to provide liquidity for the benefit of the Certificateholders and not as credit support or otherwise to impose on any such person the risk of loss with respect to one or more Mortgage Loans or the related Companion Loan.

The master servicer will also be obligated to make Servicing Advances with respect to Serviced Whole Loans. With respect to any Non-Serviced Whole Loan, the applicable servicer under the related Non-Serviced PSA will be obligated to make servicing advances with respect to such Non-Serviced Whole Loan. See “—Servicing of the Non-Serviced Mortgage Loans” below and “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

Nonrecoverable Advances

Notwithstanding the foregoing, no party will be obligated to make any Advance that it determines in its reasonable judgment would, if made, not be recoverable (including recovery of interest on the Advance) out of Related Proceeds (a “Nonrecoverable Advance”). In addition, the special servicer may, at its option, make a determination in accordance with the Servicing Standard that any P&I Advance or Servicing Advance, if made, would be a Nonrecoverable Advance, and if it makes such a determination, must deliver to the master servicer (and, with respect to a Serviced Mortgage Loan, to any master servicer or special servicer under the PSA governing any securitization trust into which the related Serviced Pari Passu Companion Loan is deposited, and, with respect to any Non-Serviced Mortgage Loan, the related master servicer under the related Non-Serviced PSA), the certificate administrator, the trustee, the operating advisor and the 17g-5 Information Provider notice of such determination, which determination may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The special servicer will have no such obligation to make an affirmative determination that any P&I Advance or Servicing Advance is, or would be, recoverable, and in the absence of a determination by the special servicer that such an Advance is non-recoverable, each such decision will remain with the master servicer or the trustee, as applicable. If the special servicer makes a determination that only a portion, and not all, of any previously made or proposed P&I Advance or Servicing Advance is non-recoverable, the master servicer and the trustee will have the right to make its own subsequent determination that any remaining portion of any such previously made or proposed P&I Advance or Servicing Advance is non-recoverable.

In making such non-recoverability determination, each person will be entitled to consider (among other things): (a) the obligations of the borrower under the terms of the related Mortgage Loan or Companion Loan, as applicable, as it may have been modified, (b) the related Mortgaged Properties in their “as is” or then-current conditions and occupancies, as modified by such party’s assumptions regarding the possibility and effects of future adverse change with respect to such Mortgaged Properties, (c) estimated future expenses, and (d) estimated timing of recoveries, and will be entitled to give due regard to the existence of any Nonrecoverable Advances which, at the time of such consideration, the recovery of which are being deferred or delayed by the master servicer or the trustee, as applicable, in light of the fact that Related Proceeds are a source of recovery not only for the Advance under consideration but also a potential source of recovery for such delayed or deferred Advance. In addition, any such person may update or change its recoverability determinations (but not reverse any other person’s determination or prohibit any such other authorized Person from making a determination, that an Advance is non-recoverable) at any time and may obtain at the expense of the issuing entity any analysis, appraisals or market value estimates or other information for such purposes. Absent bad faith, any non-recoverability determination described in this paragraph will be conclusive and binding on the Certificateholders, and may be conclusively relied upon by, and will be binding upon, the master servicer and the trustee. The master servicer and the trustee will be entitled to rely conclusively on any non-recoverability determination of the special servicer. Nonrecoverable Advances will represent a portion of the losses to be borne by the Certificateholders.

Recovery of Advances

The master servicer or the trustee, as applicable, will be entitled to recover (a) any Servicing Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan (or, consistent with the related Intercreditor Agreement, a Serviced Whole Loan) as to which such Servicing Advance was made, and (b) any P&I Advance made out of its own funds from any amounts collected in respect of a Mortgage Loan as to which such P&I Advance was made, whether in the form of late payments, insurance and condemnation proceeds, liquidation proceeds or otherwise from the related Mortgage Loan (“Related Proceeds”). Each of the master servicer and the trustee will be entitled to recover any Advance by it that it subsequently determines to be a Nonrecoverable Advance out of general collections relating to the Mortgage Loans on deposit in the Collection Account (first from principal collections and then from any other collections). Amounts payable in respect of each Serviced Companion Loan pursuant to the related Intercreditor Agreement will not be available for distributions on the certificates or for the reimbursement of Nonrecoverable Advances of principal or interest with respect to the related Mortgage Loan, but will be available, in accordance with the PSA and related Intercreditor Agreement, for the reimbursement of any Servicing Advances with respect to the related Serviced Whole Loan. With respect to a Servicing Advance on a Serviced Whole Loan, the master servicer or the trustee, as applicable, will be entitled to reimbursement first, from amounts that would have been allocable to the holder of the related Mortgage Loan and any related Serviced Companion Loan, on a pro rata basis (based on each such loan’s outstanding principal balance), and then, if the Servicing Advance is a Nonrecoverable Advance, from general collections of the issuing entity; provided that the master servicer will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to the related Companion Loans from the holders of such Companion Loans.

If the funds in the Collection Account relating to the Mortgage Loans allocable to principal on the Mortgage Loans are insufficient to fully reimburse the party entitled to reimbursement, then such party as an accommodation may elect, on a monthly basis, at its sole option and discretion to defer reimbursement of the portion that exceeds such amount allocable to principal (in which case interest will continue to accrue on the unreimbursed portion of the advance) for a time as required to reimburse the excess portion from principal for a consecutive period up to 12 months (provided that any such deferral exceeding 6 months will require, prior to the occurrence and continuance of any Control Termination Event, the consent of the Directing Certificateholder) and any election to so defer will be deemed to be in accordance with the Servicing Standard; provided that no such deferral may occur at any time to the extent that amounts otherwise distributable as principal are available for such reimbursement.

In connection with a potential election by the master servicer or the trustee to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance during the one month collection period ending on the related Determination Date for any Distribution Date, the master servicer or the trustee will be authorized to wait for principal collections on the Mortgage Loans to be received until the end of such collection period before making its determination of whether to refrain from the reimbursement of all or a portion of a particular Nonrecoverable Advance; provided, however, that if, at any time the master servicer or the trustee, as applicable, elects, in its sole discretion, not to refrain from obtaining such reimbursement or otherwise determines that the reimbursement of a Nonrecoverable Advance during a one month collection period will exceed the full amount of the principal portion of general collections deposited in the Collection Account for such Distribution Date, then the master servicer or the trustee, as applicable, will be required to use reasonable efforts to give the 17g-5 Information Provider 15 days’ notice of such determination for posting on the 17g-5 Information Provider’s website, unless extraordinary circumstances make such notice impractical, and thereafter will be required to deliver copies of such notice to the 17g-5 Information Provider as soon as practical. Notwithstanding the foregoing, failure to give such notice will in no way affect the master servicer’s or the trustee’s election whether to refrain from obtaining such reimbursement.

Each of the master servicer, trustee and special servicer, as the case may be, will be entitled to recover any Advance that is outstanding at the time that a Mortgage Loan is modified but is not repaid in full by the borrower in connection with such modification but becomes an obligation of the borrower to pay such amounts in the future (such Advance, together with interest on that Advance, a “Workout-Delayed Reimbursement Amount”) out of principal collections on the Mortgage Loans in the Collection Account.

Any amount that constitutes all or a portion of any Workout-Delayed Reimbursement Amount may in the future be determined to constitute a Nonrecoverable Advance and thereafter will be recoverable as any other Nonrecoverable Advance.

In connection with its recovery of any Advance, each of the master servicer and the trustee will be entitled to be paid, out of any amounts relating to the Mortgage Loans then on deposit in the Collection Account, interest at the Prime Rate (the “Reimbursement Rate”) accrued on the amount of the Advance from the date made to, but not including, the date of reimbursement. Neither the master servicer nor the trustee will be entitled to interest on P&I Advances that accrues before the related due date has passed and any applicable grace period has expired. The “Prime Rate” will be the prime rate, for any day, set forth in The Wall Street Journal, New York edition.

See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans” for reimbursements of servicing advances made in respect of each Non-Serviced Whole Loan under the related Non-Serviced PSA.

Accounts

The master servicer is required to establish and maintain, or cause to be established and maintained, one or more accounts and subaccounts (collectively, the “Collection Account”) in its own name on behalf of the trustee and for the benefit of the Certificateholders. The master servicer is required to deposit in the Collection Account within two Business Days following receipt of properly identified funds all payments and collections due after the Cut-off Date and other amounts received or advanced with respect to the Mortgage Loans (including, without limitation, all proceeds (the “Insurance and Condemnation Proceeds”) received under any hazard, title or other insurance policy that provides coverage with respect to a Mortgaged Property or the related Mortgage Loan or in connection with the full or partial condemnation of a Mortgaged Property (other than proceeds applied to the restoration of the Mortgaged Property or released to the related borrower in accordance with the Servicing Standard (or, if applicable, a special servicer) and/or the terms and conditions of the related Mortgage) and all other amounts received and retained in connection with the liquidation of any Mortgage Loan that is defaulted and any related defaulted Companion Loans or property acquired by foreclosure or otherwise (the “Liquidation Proceeds”)) together with the net operating income (less reasonable reserves for future expenses) derived from the operation of any REO Properties. Notwithstanding the foregoing, the collections on the Whole Loans will be limited to the portion of such amounts that are payable to the holder of the related Mortgage Loan pursuant to the related Intercreditor Agreement.

The master servicer will also be required to establish and maintain a segregated custodial account (the “Serviced Whole Loan Custodial Account”) with respect to each Serviced Whole Loan, which may be a sub-account of the Collection Account, and deposit amounts collected in respect of each Serviced Whole Loan in the related Serviced Whole Loan Custodial Account. The issuing entity will only be entitled to amounts on deposit in a Serviced Whole Loan Custodial Account to the extent these funds are not otherwise payable to the holder of a related Serviced Companion Loan or payable or reimbursable to any party to the PSA. Any amounts in a Serviced Whole Loan Custodial Account to which the issuing entity is entitled will be transferred on a monthly basis to the Collection Account.

With respect to each Distribution Date, the master servicer will be required to disburse from the Collection Account and remit to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account in respect of the related Mortgage Loans, to the extent of funds on deposit in the Collection Account, on the related Master Servicer Remittance Date, the Available Funds for such Distribution Date and any yield maintenance charges or prepayment premiums received as of the related Determination Date. The certificate administrator is required to establish and maintain various accounts, including a “Lower-Tier REMIC Distribution Account”, and an “Upper-Tier REMIC Distribution Account”, each of which may be sub-accounts of a single account (collectively, the “Distribution Accounts”), in its own name on behalf of the trustee and for the benefit of the Certificateholders.

On each Distribution Date, the certificate administrator is required to apply amounts on deposit in the Upper-Tier REMIC Distribution Account (which will include all funds that were remitted by the master servicer from the Collection Account), plus, among other things, any P&I Advances less amounts, if any, distributable to the Class S and Class R certificates as set forth in the PSA generally to make distributions of interest and principal from Available Funds to the holders of the Regular Certificates, as described under “Description of the Certificates—Distributions—Priority of Distributions”.

The certificate administrator is also required to establish and maintain an account (the “Interest Reserve Account”) which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. On the Master Servicer Remittance Date occurring each February and on any Master Servicer Remittance Date occurring in any January which occurs in a year that is not a leap year (in each case, unless the related Distribution Date is the final Distribution Date), the certificate administrator will be required to deposit amounts remitted by the master servicer or P&I Advances made on the related Mortgage Loans into the Interest Reserve Account during the related interest period, in respect of the Mortgage Loans that accrue interest on an Actual/360 Basis (collectively, the “Actual/360 Loans”), in an amount equal to one day’s interest at the Net Mortgage Rate for each such Actual/360 Loan on its Stated Principal Balance and as of the Distribution Date in the month preceding the month in which the Master Servicer Remittance Date occurs, to the extent a Periodic Payment or P&I Advance or other deposit is made in respect of the Mortgage Loans (all amounts so deposited in any consecutive January (if applicable) and February, “Withheld Amounts”). On the Master Servicer Remittance Date occurring each March (or February, if the related Distribution Date is the final Distribution Date), the certificate administrator will be required to withdraw from the Interest Reserve Account an amount equal to the Withheld Amounts from the preceding January (if applicable) and February, if any, and deposit that amount into the Lower-Tier REMIC Distribution Account.

The certificate administrator is also required to establish and maintain an account (the “Excess Interest Distribution Account”), which may be a sub-account of the Distribution Account, in the name of the trustee for the benefit of the holders of the Class S certificates. Prior to the applicable Distribution Date, the master servicer is required to remit to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received by the master servicer on or prior to the related Determination Date.

The certificate administrator may be required to establish and maintain an account (the “Gain-on-Sale Reserve Account”), which may be a sub-account of the Distribution Account, in its own name on behalf of the trustee for the benefit of the Certificateholders. To the extent that any gains are realized on sales of Mortgaged Properties (or, with respect to any Whole Loan, the portion of such amounts that are payable on the related Mortgage Loan pursuant to the related Intercreditor Agreement), such gains will be deposited into the Gain-on-Sale Reserve Account. In connection with each Distribution Date, the certificate administrator will be required to determine if the Available Funds for such Distribution Date (determined without regard to the inclusion of any such gains therein) would be sufficient to pay all interest and principal due and owing to, and to reimburse (with interest thereon) all previously allocated Realized Losses reimbursable to, the holders of the Regular Certificates on such Distribution Date. If the certificate administrator determines that such Available Funds (as so determined) would not be sufficient to make such payments and reimbursements, then the certificate administrator will be required to withdraw from the Gain-on-Sale Reserve Account and deposit in the Lower-Tier REMIC Distribution Account an amount (to be included in the Available Funds for the related Distribution Date for allocation between the Regular Certificates) equal to the lesser of (i) all amounts then on deposit in the Gain-on-Sale Reserve Account and (ii) the amount of the applicable insufficiency. In addition, holders of the Class R certificates will be entitled to distributions of amounts on deposit in the Gain-on-Sale Reserve Account that exceed amounts reasonably anticipated to be required to offset possible future Realized Losses, as determined by the special servicer from time to time, or that remain after all distributions with respect to the Regular Certificates on the final Distribution Date.

Other accounts to be established pursuant to the PSA are one or more segregated custodial accounts (the “REO Account”) for collections from REO Properties. Each REO Account will be maintained by the special servicer in its own name on behalf of the trustee and for the benefit of the Certificateholders.

The Collection Account, the Serviced Whole Loan Collection Account, the Distribution Account, the Interest Reserve Account, the Excess Interest Distribution Account, the Gain-on-Sale Reserve Account and the REO Account are collectively referred to as the “Securitization Accounts” (but with respect to any Whole Loan, only to the extent of the issuing entity’s interest in the Whole Loan). Each of the foregoing accounts will be held at a depository institution or trust company meeting the requirements of the PSA.

Amounts on deposit in the foregoing accounts may be invested in certain United States government securities and other investments meeting the requirements of the PSA (“Permitted Investments”). Interest or other income earned on funds in the accounts maintained by the master servicer, the certificate administrator or the special servicer, as applicable, if any, will be payable to such person as additional compensation, and such person will be required to bear any losses resulting from their investment of such funds.

Withdrawals from the Collection Account

The master servicer may, from time to time, make withdrawals from the Collection Account (or the applicable subaccount of the Collection Account, exclusive of the Serviced Whole Loan Custodial Account that may be a subaccount of the Collection Account) for any of the following purposes, in each case only to the extent permitted under the PSA and with respect to the Serviced Whole Loan, subject to the terms of the related Intercreditor Agreement, without duplication (the order set forth below not constituting an order of priority for such withdrawals):

(i)       to remit on each Master Servicer Remittance Date (A) to the certificate administrator for deposit into the Lower-Tier REMIC Distribution Account certain portions of the Available Funds and any prepayment premiums or yield maintenance charges attributable to the Mortgage Loans on the related Distribution Date, (B) to the certificate administrator for deposit into the Excess Interest Distribution Account an amount equal to the Excess Interest received in the applicable one-month period ending on the related Determination Date, if any, or (C) to the certificate administrator for deposit into the Interest Reserve Account an amount required to be withheld as described above under “—Accounts”;

(ii)       to pay or reimburse the master servicer and the trustee, as applicable, pursuant to the terms of the PSA for Advances made by any of them and interest on Advances (the master servicer’s, special servicer’s or the trustee’s respective right, as applicable, to reimbursement for items described in this clause (ii) being limited as described above under “—Advances”) (provided that with respect to each Serviced Whole Loan, such reimbursements are subject to the terms of the related Intercreditor Agreement);

(iii)      to pay to the master servicer and the special servicer, as compensation, the aggregate unpaid servicing compensation;

(iv)      to pay itself any Net Prepayment Interest Excess;

(v)       to pay to the operating advisor the Operating Advisor Consulting Fee (but only to the extent actually received from the related borrower) or the Operating Advisor Fee;

(vi)       to pay to the asset representations reviewer the unpaid Asset Representations Reviewer Asset Review Fee (to the extent such fee is to be paid by the issuing entity);

(vii)      to reimburse the trustee, the special servicer and the master servicer, as applicable, for certain Nonrecoverable Advances or Workout-Delayed Reimbursement Amounts;

(viii)     to reimburse the master servicer, the special servicer or the trustee, as applicable, for any unreimbursed expenses reasonably incurred with respect to each related Mortgage Loan that has been repurchased or substituted by such person pursuant to the PSA or otherwise;

(ix)      to reimburse the master servicer or the special servicer for any unreimbursed expenses reasonably incurred by such person in connection with the enforcement of the applicable mortgage loan seller’s obligations under the applicable section of the related MLPA;

(x)       to pay for any unpaid costs and expenses incurred by the issuing entity;

(xi)      to pay the master servicer and the special servicer, as applicable, as additional servicing compensation, (A) interest and investment income earned in respect of amounts relating to the issuing entity held in the Collection Account and the companion loan distribution account (but only to the extent of the net investment earnings during the applicable one month period ending on the related Distribution Date) and (B) certain penalty charges and default interest;

(xii)     to recoup any amounts deposited in the Collection Account in error;

(xiii)    to the extent not reimbursed or paid pursuant to any of the above clauses, (A) to reimburse or pay the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the depositor or any of their respective directors, officers, members, managers, employees and agents, unpaid additional expenses of the issuing entity and certain other unreimbursed expenses incurred by such person pursuant to and to the extent reimbursable under the PSA and to satisfy any indemnification obligations of the issuing entity under the PSA and (B) to reimburse or pay any party to the PSA any unpaid expenses specifically reimbursable from the Collection Account under the PSA;

(xiv)    to pay for the cost of the opinions of counsel or the cost of obtaining any extension to the time in which the issuing entity is permitted to hold REO Property;

(xv)     to pay any applicable federal, state or local taxes imposed on either Trust REMIC, or any of their assets or transactions, together with all incidental costs and expenses, to the extent that none of the master servicer, the special servicer, the certificate administrator or the trustee is liable under the PSA;

(xvi)    to pay the CREFC® Intellectual Property Royalty License Fee;

(xvii)    to reimburse the certificate administrator out of general collections on the Mortgage Loans and REO Properties for legal expenses incurred by and reimbursable to it by the issuing entity of any administrative or judicial proceedings related to an examination or audit by any governmental taxing authority;

(xviii)   to pay the applicable mortgage loan seller or any other person, with respect to each Mortgage Loan, if any, previously purchased or replaced by such person pursuant to the PSA, all amounts received thereon subsequent to the date of purchase or replacement relating to periods after the date of purchase or replacement; and

(xix)    to clear and terminate the Collection Account pursuant to a plan for termination and liquidation of the issuing entity.

No amounts payable or reimbursable to the parties to the PSA out of general collections that do not specifically relate to a Serviced Whole Loan may be reimbursable from amounts that would otherwise be payable to the related Companion Loan.

Certain costs and expenses (such as a pro rata share of any related Servicing Advances) allocable to a Companion Loan that is part of a Serviced Whole Loan may be paid or reimbursed out of payments and other collections on the other Mortgage Loans, subject to the issuing entity’s right to reimbursement from future payments and other collections on such Companion Loan or from general collections with respect to the securitization of such Companion Loan. If the master servicer makes, with respect to any Serviced Whole Loan, any reimbursement or payment out of the Collection Account to cover the related Serviced Companion Loan’s share of any cost, expense, indemnity, Servicing Advance or interest on such Servicing Advance, or fee with respect to such Serviced Whole Loan, then the master servicer (with respect to non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans) must use efforts consistent with the Servicing Standard to collect such amount out of collections on such Serviced Companion Loan or, if and to the extent permitted under the related Intercreditor Agreement, from the holder of the related Serviced Companion Loan.

The master servicer will also be entitled to make withdrawals, from time to time, from the Collection Account of amounts necessary for the payments or reimbursements required to be paid to the parties to the applicable Non-Serviced PSA, pursuant to the applicable Intercreditor Agreement and the applicable Non-Serviced PSA. See “—Servicing of the Non-Serviced Mortgage Loans” and “Description of the Mortgage Pool—The Whole Loans”.

If a P&I Advance is made with respect to any Serviced Mortgage Loan that is part of a Whole Loan, then that P&I Advance, together with interest on such P&I Advance, may only be reimbursed out of future payments and collections on that Mortgage Loan or, as and to the extent described under “—Advances” above, on other Mortgage Loans, but not out of payments or other collections on the related Serviced Companion Loan. Likewise, the Certificate Administrator/Trustee Fee and the Operating Advisor Fee that accrue with respect to any Serviced Mortgage Loan that is part of a Whole Loan and any other amounts payable to the operating advisor may only be paid out of payments and other collections on such Mortgage Loan and/or the Mortgage Pool generally, but not out of payments or other collections on the related Serviced Companion Loan.

Servicing and Other Compensation and Payment of Expenses

General

The master servicer, special servicer, certificate administrator, trustee, operating advisor and asset representations reviewer will be entitled to payment of certain fees as compensation for services performed under the PSA. Below is a summary of the fees payable to the master servicer, special servicer, certificate administrator, trustee, operating advisor and (under some circumstances) asset representations reviewer from amounts that the issuing entity is entitled to receive or amounts paid by certain third parties. In addition, CREFC® will be entitled to a license fee for use of their names and trademarks, including the CREFC® Investor Reporting Package. Certain additional fees and costs payable by the related borrowers are allocable to the master servicer, special servicer, trustee, and operating advisor, but such amounts are not payable from amounts that the issuing entity is entitled to receive.

The amounts available for distribution on the certificates on any Distribution Date will generally be net of the following amounts:

Type/Recipient	Amount	Frequency	Source of Payment
Fees
Master Servicing Fee/master servicer	The Stated Principal Balance of each Mortgage Loan, REO Loan or Serviced Companion Loan multiplied by the Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	Payment of interest on the related Mortgage Loan, REO Loan or Serviced Companion Loan.
Additional Master Servicing Compensation/master servicer	Prepayment interest excess (to the extent any excess exceeds the amount of any Prepayment Interest Shortfalls).	From time to time	Any actual prepayment interest excess.
Additional Master Servicing Compensation/master servicer	100% of any amounts collected for checks returned for insufficient funds.	From time to time	The related fees.
Additional Master Servicing Compensation/master servicer	All investment income earned on amounts on deposit in the Collection Account and certain custodial and reserve accounts and fees for insufficient funds on returned checks.	Monthly	The investment income.
Special Servicing Fee/special servicer	The Stated Principal Balance of each Specially Serviced Loan (including any related Serviced Companion Loan) and REO Loan multiplied by the Special Servicing Fee Rate calculated on the same basis as interest accrues on the Mortgage Loan, REO Loan or Serviced Companion Loan.	Monthly	First out of collections on the related Mortgage Loan and REO Loan and then from general collections in the collection account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Workout Fee/special servicer	1.0% of each collection of principal and interest on each Corrected Loan (including any related Serviced Companion Loan), subject to a cap described under “—Special Servicing Compensation”.	Monthly	The related collection of principal or interest.
Liquidation Fee/special servicer	1.0% of each recovery of Liquidation Proceeds, net of certain expenses related to the liquidation and subject to a cap described, under “—Special Servicing Compensation”.	Upon receipt of Liquidation Proceeds	The related Liquidation Proceeds.
Additional Servicing Compensation/master servicer and/or special servicer	All late payment fees and Net Default Interest, Modification Fees, assumption application fees, assumption, waiver consent and earnout fees, defeasance fees, review fees, demand fees, beneficiary statement charges and/or other similar items.(1)	From time to time	The related fees.

Type/Recipient	Amount	Frequency	Source of Payment
	Solely payable to the special servicer, all interest or other income earned on deposits in any REO Account.	Monthly	The investment income.
Certificate Administrator/Trustee Fee/certificate administrator/trustee	The Certificate Administrator/Trustee Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and REO Loans calculated on the same basis as interest accrues on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Fee/operating advisor	The Operating Advisor Fee Rate multiplied by the Stated Principal Balance of the Mortgage Loans and the REO Loans (other than any Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loan) calculated on the same basis as interest accrued on the Mortgage Loans and REO Loans.	Monthly	Payment of interest on the related Mortgage Loan or REO Loan.
Operating Advisor Consulting Fee/operating advisor	A fee in connection with each Major Decision for which the operating advisor has consulting rights equal to $10,000 or such lesser amount as the related borrower agrees to pay with respect to any Mortgage Loan or REO Loan.	From time to time	Paid by related borrower.
Asset Representations Reviewer Asset Review Fee/asset representations reviewer	A reasonable and customary hourly fee, plus any related costs and expenses; provided that such fee will not be greater than the Asset Representations Reviewer Fee Cap	From time to time	Payable by the related mortgage loan seller in connection with each Asset Review; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust.
CREFC® Intellectual Property Royalty License Fee	Amount of interest accrued during an Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the same balance, in the same manner and for the same number of days as interest at the applicable Mortgage Rate accrued with respect to each Mortgage Loan during the related Interest Accrual Period.	Monthly	Payment of interest on the related Mortgage Loan.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses
Reimbursement of Servicing Advances/master servicer/trustee	To the extent of funds available, the amount of any Servicing Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Interest on Servicing Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Reimbursement of P&I Advances/master servicer/trustee	To the extent of funds available, the amount of any P&I Advances.	From time to time	Recoveries on the related Mortgage Loan or Serviced Companion Loan, or to the extent that the party making the advance determines it is nonrecoverable, from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Interest on P&I Advances/master servicer/trustee	At Reimbursement Rate.	When Advance is reimbursed	First from late payment charges and default interest on the related Mortgage Loan in excess of the regular interest rate, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.
Expenses, including without limitation, indemnification expenses/trustee, certificate administrator, operating advisor, the asset representations reviewer, master servicer and special servicer	Amounts for which the trustee, the certificate administrator, the operating advisor, the asset representations reviewer, the master servicer and the special servicer are entitled to indemnification or reimbursement.	From time to time	General collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations, or the Distribution Account.

Type/Recipient	Amount	Frequency	Source of Payment
Expenses of the issuing entity not Advanced (may include environmental remediation, appraisals, expenses of operating REO Property and any independent contractor hired to operate REO Property)	Based on third party charges.	From time to time	First from income on the related REO Property, if applicable, and then from general collections in the Collection Account (and custodial account with respect to a Serviced Companion Loan, if applicable), subject to certain limitations.

(1)	Allocable between the master servicer and the special servicer as provided in the PSA.

Pursuant to the PSA, any successor master servicer or special servicer assuming the obligations of the master servicer or special servicer under the PSA generally will be entitled to the compensation to which the master servicer or the special servicer would have been entitled to receive after such successor becomes the master servicer or the special servicer, as applicable. If no successor master servicer or special servicer can be obtained to perform such obligations for such compensation, additional amounts payable to such successor master servicer or special servicer will be treated as Realized Losses. The PSA does not provide for any successor trustee to receive compensation in excess of that paid to its predecessor trustee.

“Net Default Interest” with respect to any Mortgage Loan and any Distribution Date, any default interest accrued on such Mortgage Loan during the preceding Collection Period, less amounts required to pay the master servicer, the special servicer or the trustee, as applicable, interest on the related Advances on the related Mortgage Loan at the Reimbursement Rate and to reimburse the issuing entity for certain additional expenses of the trust on the related Mortgage Loan (including Special Servicing Fees, Workout Fees and Liquidation Fees).

Master Servicing Compensation

Pursuant to the PSA, the master servicer will be entitled to withdraw the Master Servicing Fee for the Mortgage Loans from the Collection Account. The “Master Servicing Fee” will be payable monthly and will accrue at a rate per annum (the “Master Servicing Fee Rate”) that is a component of the Servicing Fee Rate. The “Servicing Fee” will be payable monthly and will accrue at a percentage rate per annum (the “Servicing Fee Rate”) equal to the Administrative Cost Rate set forth on Annex A-1 under the heading “Administrative Cost Rate”, less the Certificate Administrator/Trustee Fee Rate, the Operating Advisor Fee Rate and the CREFC® Intellectual Property Royalty License Fee Rate, for each Mortgage Loan and will include the Master Servicing Fee and any fee for primary servicing functions payable to the master servicer or the applicable primary servicer. The Servicing Fee will be retained by the master servicer and any other primary servicer from payments and collections (including insurance proceeds, condemnation proceeds and liquidation proceeds) in respect of each Mortgage Loan and Serviced Companion Loan, and to the extent any Servicing Fee remains unpaid at the liquidation of the related Mortgage Loan, from general collections in the Collection Account.

The master servicer will also be entitled to retain as additional servicing compensation for the Mortgage Loans that it is servicing (together with the Master Servicing Fee, “Servicing Compensation”) (i) all investment income earned on amounts on deposit in the Collection Account with respect to the Mortgage Loans that it is servicing (and with respect to each Serviced Whole Loan, the related separate custodial account) and certain reserve accounts (to the extent consistent with the related Mortgage Loan documents); (ii) to the extent permitted by applicable law and the related Mortgage Loan documents, 100% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that do not involve a Special Servicer Major Decision or Special

Servicer Non-Major Decision, 50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Special Servicer Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer), 100% of any defeasance fees (provided that for the avoidance of doubt, any such defeasance fee will not include the special servicer’s portion of any Modification Fees or waiver fees in connection with a defeasance that the special servicer is entitled to under the PSA), 100% of assumption fees and consent fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which do not involve a Special Servicer Major Decision or Special Servicer Non-Major Decision, 50% of assumption fees and consent fees with respect to Mortgage Loans (and the related Serviced Companion Loans) which involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer), 100% of beneficiary statement charges or demand fees (but not including prepayment premiums or yield maintenance charges) on all Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans, 100% of assumption application fees with respect to non-Specially Serviced Loans (and the related Serviced Companion Loans) for which the master servicer is processing the underlying assumption related transaction (whether or not the consent of the special servicer is required) and 0% of any such fee with respect to Specially Serviced Loans; (iii) Net Prepayment Interest Excess, if any; (iv) 100% of charges for checks returned for insufficient funds (with respect to any Mortgage Loan or Specially Serviced Loan); and (v) Net Default Interest and any late payment fees that accrued during a Collection Period on any Mortgage Loans (and the related Serviced Companion Loans, if applicable) that are non-Specially Serviced Loans to the extent collected by the issuing entity and remaining after application thereof to reimburse interest on Advances with respect to such Mortgage Loan and to reimburse the issuing entity for certain expenses of the issuing entity relating to such Mortgage Loan. If a Mortgage Loan is a Specially Serviced Loan, the special servicer will be entitled to the full amount of any and all Modification Fees, or assumption fees or any other fees, as described below under “—Special Servicing Compensation”.

Notwithstanding anything to the contrary, the master servicer and the special servicer will each be entitled to charge reasonable review fees in connection with any borrower request.

With respect to any of the fees as to which both the master servicer and the special servicer are entitled to receive a portion thereof, the master servicer and the special servicer will each have the right, but not any obligation, to reduce or elect not to charge its respective portion of such fee; provided that (A) neither the master servicer nor the special servicer will have the right to reduce or elect not to charge the portion of any such fee due to the other and (B) to the extent either the master servicer or the special servicer exercises its right to reduce or elect not to charge its respective portion in any such fee, the party that reduced or elected not to charge its respective portion of such fee will not have any right to share in any part of the other party’s portion of such fee. If the master servicer decides not to charge any fee, the special servicer will nevertheless be entitled to charge its portion of the related fee to which the special servicer would have been entitled if the master servicer had charged a fee and the master servicer will not be entitled to any of such fee charged by the special servicer.

If the master servicer resigns or is terminated as the master servicer, then it will be entitled to retain the related excess servicing strip, except to the extent that any portion of such excess servicing strip is needed to compensate any replacement master servicer for assuming the duties of the master servicer, as the master servicer under the PSA. In the event that the master servicer resigns or is terminated as a primary servicer, it will be entitled to retain its primary servicing fee with respect to those underlying mortgage loans for which it is primary servicer, except to the extent that any such portion of such primary servicing fee is needed to compensate any replacement primary servicer for assuming the duties of the master servicer as a primary servicer under the PSA. The initial master servicer will be entitled to transfer any such excess servicing strip and/or primary servicing fees that may be retained by it in connection with its resignation or termination.

In connection with the Master Servicer Prepayment Interest Shortfall amount, the master servicer will be obligated to reduce its Servicing Compensation as provided under “Description of the Certificates—Prepayment Interest Shortfalls”.

The master servicer will pay all of its overhead expenses incurred in connection with its responsibilities under the PSA (subject to reimbursement to the extent and as described in the PSA).

Special Servicing Compensation

Pursuant to the PSA, the special servicer will be entitled to certain fees for the Mortgage Loans that it is special servicing including the Special Servicing Fee, the Workout Fee and the Liquidation Fee. The special servicer will not be entitled to retain any portion of the Excess Interest paid on the ARD Loan.

The “Special Servicing Fee” will accrue with respect to each Specially Serviced Loan and REO Loan at the Special Servicing Fee Rate calculated on the basis of the Stated Principal Balance of such Specially Serviced Loan or REO Loan, as applicable.

The “Special Servicing Fee Rate” means (a) 0.25% per annum or (b) if such rate in clause (a) would result in a Special Servicing Fee with respect to a Specially Serviced Loan or REO Loan that would be less than $3,500 in any given month, then the Special Servicing Fee Rate for such month for such Specially Serviced Loan or REO Loan will be the higher per annum rate as would result in a Special Servicing Fee equal to $3,500 for such month with respect to such Specially Serviced Loan or REO Loan.

A “Workout Fee” will in general be payable with respect to each Corrected Loan and will be payable by the issuing entity out of each collection of interest and principal (including scheduled payments, prepayments (provided that a repurchase or substitution by a mortgage loan seller of a Mortgage Loan due to a Material Defect will not be considered a prepayment for purposes of this definition), balloon payments and payments at maturity, but excluding late payment charges, Excess Interest and default interest) received on the related Specially Serviced Loan that becomes a Corrected Loan, for so long as it remains a Corrected Loan, in an amount equal to the lesser of (1) 1.0% of each such collection of interest and principal and (2) $1,000,000 in the aggregate with respect to any particular workout of a Specially Serviced Loan; provided that no Workout Fee will be payable by the issuing entity with respect to any Corrected Loan if and to the extent that the Corrected Loan became a Specially Serviced Loan under clause (iii) of the definition of “Specially Serviced Loan” and no event of default actually occurs, unless the Mortgage Loan or Serviced Companion Loan is modified by the special servicer in accordance with the terms of the PSA or the Mortgage Loan subsequently qualifies as a Specially Serviced Loan for a reason other than under clause (iii) of the definition of “Specially Serviced Loan”; provided, further that if a Mortgage Loan or Serviced Companion Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” and the related collection of principal and interest is received within 3 months following the related maturity date as a result of the related Mortgage Loan or Serviced Companion Loan being refinanced or otherwise repaid in full, the special servicer will not be entitled to collect a Workout Fee out of the proceeds received in connection with such workout if such fee would reduce the amount available for distributions to Certificateholders, but the special servicer may collect from the related borrower and retain (x) a workout fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such workout. In addition, notwithstanding the foregoing, the total amount of Workout Fees payable by the issuing entity with respect to a Corrected Loan and with respect to any particular workout (assuming, for the purposes of this calculation, that such Corrected Loan continues to perform throughout its term in accordance with the terms of the related workout) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Corrected Loan; provided that the special servicer will be entitled to collect such Workout Fees from the issuing entity until such time it has been fully paid such reduced amount. In addition, the Workout Fee will be subject to the cap described below.

The Workout Fee with respect to any such Corrected Loan will cease to be payable if such Corrected Loan again becomes a Specially Serviced Loan or if the related Mortgaged Property later becomes an REO Property; provided that a new Workout Fee will become payable if and when such Mortgage Loan or Serviced Whole Loan again becomes a Corrected Loan.

If the special servicer is terminated (other than for cause) or is forced to resign with respect to any or all of its servicing duties, it will retain the right to receive any and all Workout Fees payable with respect to each Corrected Loan during the period that it had responsibility for servicing such Specially Serviced Loan when it became a Corrected Loan (or for any Specially Serviced Loan that had not yet become a Corrected Loan because as of the time that the special servicer is terminated the borrower has not made three consecutive monthly debt service payments and subsequently the Specially Serviced Loan becomes a Corrected Loan) at the time of such termination or resignation (and the successor special servicer will not be entitled to any portion of such Workout Fees), in each case until the Workout Fee for any such Corrected Loan ceases to be payable in accordance with the preceding paragraph.

A “Liquidation Fee” will be payable by the issuing entity to the special servicer, except as otherwise described below, with respect to (i) each Specially Serviced Loan or REO Loan, (ii) each Mortgage Loan repurchased by a mortgage loan seller or (iii) each defaulted mortgage loan that is a Non-Serviced Mortgage Loan sold by the special servicer in accordance with the Agreement, in each case, as to which the special servicer obtains a full, partial or discounted payoff from the related borrower, a loan purchaser or mortgage loan seller, as applicable, and, except as otherwise described below, with respect to any Specially Serviced Loan or REO Property as to which the special servicer recovered any proceeds (“Liquidation Proceeds”). The Liquidation Fee will be payable from the related payment or proceeds in an amount equal to the lesser of (1) 1.0% of such payment or proceeds (exclusive of any portion of such amount that represents penalty charges) and (2) $1,000,000; provided that the total amount of a Liquidation Fee payable by the issuing entity with respect to any Specially Serviced Loan, REO Loan or Mortgage Loan in connection with any particular liquidation (or partial liquidation) will be reduced by the amount of any and all related Offsetting Modification Fees received by the special servicer as additional servicing compensation relating to that Specially Serviced Loan, REO Loan or Mortgage Loan. In addition, the Liquidation Fee will be subject to the cap described below.

Notwithstanding anything to the contrary described above, no Liquidation Fee will be payable based on, or out of, Liquidation Proceeds received in connection with:

●	the purchase of any defaulted Mortgage Loan by (A) the special servicer or any of their affiliates or (B) the Directing Certificateholder or any Companion Loan Holder or any of their affiliates if such purchase occurs within 90 days after the transfer of the defaulted Mortgage Loan to special servicing,

●	the purchase of all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan by the Sole Certificateholder, the Certificateholder owning a majority of the percentage interest of the then Controlling Class, the special servicer or the master servicer in connection with the termination of the issuing entity,

●	a repurchase or replacement of a Mortgage Loan by a mortgage loan seller due to a breach of a representation or warranty or a document defect in the mortgage file prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA or a repurchase or replacement of the West Burlington Plaza Mortgage Loan by the related Mortgage Loan Seller pursuant to the related MLPA and PSA,

●	with respect to (A) any Mortgage Loan with a Subordinate Companion Loan, the purchase of such Mortgage Loan by the holders of a Subordinate Companion Loan or (B) any Mortgage Loan that is subject to mezzanine indebtedness the purchase of such Mortgage Loan by the holder of the related mezzanine loan, in each case described in clause (A) or (B) above, within 90 days after the first time that such holder’s option to purchase such Mortgage Loan becomes exercisable,

●	with respect to a Serviced Companion Loan that is subject to another securitization, (A) a repurchase or replacement of such Serviced Companion Loan by the applicable mortgage loan seller due to a breach of a representation or warranty or a document defect under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan prior to the expiration of the cure period (including any applicable extension thereof) set forth therein, or (B) a purchase of the Serviced Companion Loan pursuant to a clean-up call or similar liquidation under the related Non-Serviced PSA for the trust that owns such Serviced Companion Loan,

●	a Loss of Value Payment by a mortgage loan seller, if such payment is made prior to the expiration of certain cure periods (including any applicable extension thereof) set forth in the PSA, and

●	if a Mortgage Loan or Serviced Whole Loan becomes a Specially Serviced Loan only because of an event described in clause (i) of the definition of “Specially Serviced Loan” as a result of a payment default at maturity and the related Liquidation Proceeds are received within three (3) months following the related maturity date as a result of the related Mortgage Loan or Serviced Whole Loan being refinanced or otherwise repaid in full (provided that the special servicer may collect from the related borrower and retain (x) a liquidation fee, (y) such other fees as are provided for in the related Mortgage Loan documents and (z) other appropriate fees in connection with such liquidation).

If, however, Liquidation Proceeds are received with respect to any Specially Serviced Loan as to which the special servicer is properly entitled to a Workout Fee, such Workout Fee will be payable based on and out of the portion of such Liquidation Proceeds that constitute principal and/or interest. The special servicer, however, will only be entitled to receive a Liquidation Fee or a Workout Fee, but not both, with respect to Liquidation Proceeds received on any Mortgage Loan or Specially Serviced Loan.

If the special servicer is terminated or is forced to resign, and prior to or subsequent to such resignation or termination, either (A) a Specially Serviced Loan was liquidated (to the extent the initial special servicer performed substantially all of the work necessary for such liquidation to occur) or is modified pursuant to an action plan submitted by the initial special servicer and approved (or deemed approved) by the Directing Certificateholder or the special servicer has determined to grant a forbearance, or (B) a Specially Serviced Loan being monitored by the special servicer subsequently became a Corrected Loan, then in either such event the special servicer (and not the successor special servicer) will be paid the related Liquidation Fee or Workout Fee, as applicable.

The total amount of Workout Fees and Liquidation Fees that are payable by the issuing entity with respect to each Mortgage Loan, Serviced Whole Loan or REO Loan throughout the period such Mortgage Loan or the Mortgage Loan relating to such Serviced Whole Loan (or REO Loan) is an asset of the issuing entity will be subject to an aggregate cap of $1,000,000. For the purposes of determining whether any such cap has been reached with respect to a special servicer and a Mortgage Loan, Serviced Whole Loan or REO Loan, only the Workout Fees and Liquidation Fees paid to such special servicer with respect to such Mortgage Loan, Serviced Whole Loan or REO Loan will be taken into account, and any Workout Fees or Liquidation Fees for any other Mortgage Loans, Serviced Whole Loans or REO Loans will not be taken into account (and any Workout Fees or Liquidation Fees paid to a predecessor or successor special servicer will also not be taken into account).

In addition, the special servicer will also be entitled to retain, as additional servicing compensation:

●	100% of any Modification Fees and consent fees (or similar fees) related to Specially Serviced Loans,

●	50% of any Modification Fees and consent fees (or similar fees) related to any consents, modifications, waivers, extensions or amendments of any Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve one or more Special Servicer Major Decisions or Special Servicer Non-Major Decisions (whether or not processed by the special servicer),

●	100% of any assumption fees on Specially Serviced Loans,

●	50% of assumption fees with respect to Mortgage Loans (and the related Serviced Companion Loans) that are non-Specially Serviced Loans that involve a Special Servicer Major Decision or Special Servicer Non-Major Decision (whether or not processed by the special servicer),

●	100% of assumption application fees received with respect to the Mortgage Loans (and the related Serviced Companion Loans) for which the special servicer is processing the underlying assumption related transaction,

●	100% of beneficiary statement charges or demand fees (but not including prepayment premiums or yield maintenance charges) on Specially Serviced Loans,

●	any interest or other income earned on deposits in the REO Accounts or in the reserve fund into which any Loss of Value Payment is deposited, and

●	Net Default Interest and any late payment fees that accrued during a Collection Period on any Specially Serviced Loan to the extent collected by the issuing entity and remaining after application thereof during such Collection Period to reimburse interest on Advances with respect to such Specially Serviced Loan and to reimburse the issuing entity for certain expenses of the issuing entity with respect to such Specially Serviced Loan; provided, however, that with respect to a Mortgage Loan that has a related Serviced Companion Loan, Net Default Interest and late payment fees will be allocated as provided in and subject to the terms of the related intercreditor agreement and the applicable pooling and servicing agreement.

“Modification Fees” means, with respect to any Mortgage Loan or Serviced Companion Loan, any and all fees with respect to a modification, restructure, extension, waiver or amendment that modifies, restructures, extends, amends or waives any term of the related Mortgage Loan documents (as evidenced by a signed writing) agreed to by the master servicer or the special servicer (other than all assumption fees, consent fees, assumption application fees, defeasance fees and similar fees). For each modification, restructure, extension, waiver or amendment in connection with the working out of a Specially Serviced Loan, the Modification Fees collected from the related borrower will be subject to a cap of 1% of the outstanding principal balance of such Mortgage Loan or Serviced Companion Loan on the closing date of the related modification, restructure, extension, waiver or amendment (prior to giving effect to such modification, restructure, extension, waiver or amendment); provided that no aggregate cap exists in connection with the amount of Modification Fees which may be collected from the borrower with respect to any Specially Serviced Loan or REO Loan.

“Sole Certificateholder” is any Certificateholder (or Certificateholders, provided they act in unanimity) holding 100% of the then-outstanding certificates (including certificates with Certificate Balances that have been actually or notionally reduced by any Realized Losses or Appraisal Reduction Amounts, but excluding the Class S and Class R certificates) or an assignment of the Voting Rights thereof; provided that the Certificate Balances or the Notional Amounts of the Class X-A, Class X-B and Class X-D certificates and the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates have been reduced to zero.

“Offsetting Modification Fees” means, with respect to any Mortgage Loan, Serviced Whole Loan or REO Loan and with respect to any Workout Fee or Liquidation Fee payable by the issuing entity, any and all Modification Fees collected by the special servicer as additional servicing compensation, but only to the extent that (1) such Modification Fees were earned and collected by the special servicer (A) in connection with the workout or liquidation (including partial liquidation) of a Specially Serviced Loan or REO Loan as to which the subject Workout Fee or Liquidation Fee became payable or (B) in connection with any workout of a Specially Serviced Loan that closed within the prior 18 months (determined as of the closing day of the workout or liquidation as to which the subject Workout Fee or Liquidation Fee became payable) and (2) such Modification Fees were earned in connection with a modification, restructure, extension, waiver or amendment of such Mortgage Loan, Serviced Whole Loan or REO Loan at a time when such Mortgage Loan, Serviced Whole Loan or REO Loan was a Specially Serviced Loan.

The PSA will provide that the special servicer and its affiliates will be prohibited from receiving or retaining any compensation or any other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, or as a result of any other fee-sharing arrangement) from any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Mortgage Loan or Whole Loan and any purchaser of any Mortgage Loan, Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Mortgage Loan (or Serviced Whole Loan, if applicable), the management or disposition of any REO Property, or the performance of any other special servicing duties under the PSA, other than Permitted Special Servicer/Affiliate Fees and compensation and other remuneration expressly provided for in the PSA.

“Permitted Special Servicer/Affiliate Fees” means any commercially reasonable treasury management fees, banking fees, customary title agent fees and insurance commissions or fees received or retained by the special servicer or any of its affiliates in connection with any services performed by such party with respect to any Mortgage Loan, Serviced Whole Loan or REO Property.

Disclosable Special Servicer Fees

The PSA will provide that, with respect to each Collection Period, the special servicer must deliver or cause to be delivered to the master servicer within 2 business days following the Determination Date, and the master servicer will deliver, to the extent it has received, to the certificate administrator, without charge and on the same day as the master servicer is required to deliver the CREFC® Investor Reporting Package for such Distribution Date, an electronic report which discloses and contains an itemized listing of any Disclosable Special Servicer Fees received by the special servicer or any of its affiliates during the related Collection Period. Such report may omit any such information that has previously been delivered to the certificate administrator by the master servicer or the special servicer.

“Disclosable Special Servicer Fees” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan or REO Property, any compensation and other remuneration (including, without limitation, in the form of commissions, brokerage fees, rebates, and as a result of any other fee-sharing arrangement) received or retained by the special servicer or any of its affiliates that is paid by any person (including, without limitation, the issuing entity, any borrower, any manager, any guarantor or indemnitor in respect of a Serviced Mortgage Loan and any related Serviced Companion Loan and any purchaser of any Serviced Mortgage Loan and related Serviced Companion Loan or REO Property) in connection with the disposition, workout or foreclosure of any Serviced Mortgage Loan and any related Serviced Companion Loan, the management or disposition of any REO Property, and the performance by the special servicer or any such affiliate of any other special servicing duties under the PSA; provided that any compensation and other remuneration that the master servicer or the certificate administrator is permitted to receive or retain pursuant to the terms of the PSA in connection with its respective duties in such capacity as master servicer or certificate administrator under the PSA will not be Disclosable Special Servicer Fees.

Certificate Administrator and Trustee Compensation

As compensation for the performance of its routine duties, the trustee and certificate administrator will be paid a fee (collectively, the “Certificate Administrator/Trustee Fee”). The Certificate Administrator/Trustee Fee will be payable monthly from amounts received in respect of interest on each Mortgage Loan and REO Loan (prior to application of such interest payments to make payments on the certificates) and will accrue at a rate (the “Certificate Administrator/Trustee Fee Rate”), equal to 0.0064% per annum, and will be computed on the same accrual basis as interest accrues on the related Mortgage Loan and based on the Stated Principal Balance of the related Mortgage Loan or REO Loan as of the Due Date in the immediately preceding Collection Period. The Certificate Administrator/Trustee Fee will be paid to the certificate administrator and the certificate administrator will be required to remit to the trustee the trustee fee in accordance with the terms of the PSA from the Certificate Administrator/Trustee Fee. In addition, the trustee and certificate administrator will each be entitled to recover from the issuing entity all reasonable unanticipated expenses and disbursements incurred or made by such party in accordance with any of the provisions of the PSA, but not including routine expenses incurred in the ordinary course of performing its duties as trustee or certificate administrator, as applicable, under the PSA, and not including any expense, disbursement or advance as may arise from its willful misconduct, negligence, fraud or bad faith.

Operating Advisor Compensation

An operating advisor fee (the “Operating Advisor Fee”) will be payable to the operating advisor monthly from amounts received with respect to each Mortgage Loan and REO Loan (excluding the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loan) and will accrue at a rate equal to the applicable Operating Advisor Fee Rate with respect to each such Mortgage Loan or REO Loan on the Stated Principal Balance of the related Mortgage Loan or REO Loan and will be calculated on the same interest accrual basis as the related Mortgage Loan or REO Loan and prorated for any partial periods.

The “Operating Advisor Fee Rate” for each Interest Accrual Period is a per annum rate equal to (i) 0.0027% with respect to all Serviced Mortgage Loans (except the Headquarters Plaza and Lightstone Portfolio Mortgage Loans), (ii) 0.0041% with respect to the Headquarters Plaza Mortgage Loan and (iii) 0.0052% with respect to the Lightstone Portfolio Mortgage Loan.

An Operating Advisor Consulting Fee will be payable to the operating advisor with respect to each Major Decision on which the operating advisor has consultation rights. The “Operating Advisor Consulting Fee” will be a fee for each such Major Decision equal to $10,000 (or, such lesser amount as the related borrower agrees to pay) with respect to any Mortgage Loan; provided that the operating advisor may in its sole discretion reduce the Operating Advisor Consulting Fee with respect to any Major Decision.

Each of the Operating Advisor Fee and the Operating Advisor Consulting Fee will be payable from funds on deposit in the Collection Account out of amounts otherwise available to make distributions on the certificates, but with respect to the Operating Advisor Consulting Fee only to the extent that such fee is actually received from the related borrower. If the operating advisor has consultation rights with respect to a Major Decision, the PSA will require the master servicer or the special servicer, as applicable, to use commercially reasonable efforts consistent with the Servicing Standard to collect the applicable Operating Advisor Consulting Fee from the related borrower in connection with such Major Decision, but only to the extent not prohibited by the related loan documents; but in no event may take any enforcement action with respect to the collection of such Operating Advisor Consulting Fee other than requests for collection. The master servicer or special servicer, as applicable, will each be permitted to waive or reduce the amount of any such Operating Advisor Consulting Fee payable by the related borrower if it determines that such full or partial waiver is in accordance with the Servicing Standard provided that the master servicer or the special servicer, as applicable, will be required to consult on a non-binding basis with the operating advisor prior to any such waiver or reduction.

In addition to the Operating Advisor Fee and the Operating Advisor Consulting Fee, the operating advisor will be entitled to reimbursement of Operating Advisor Expenses in accordance with the terms of the PSA. “Operating Advisor Expenses” for each Distribution Date will equal any unreimbursed indemnification amounts or additional trust fund expenses payable to the operating advisor pursuant to the PSA (other than the Operating Advisor Fee and the Operating Advisor Consulting Fee).

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable operating advisor (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

Asset Representations Reviewer Compensation

With respect to each Delinquent Loan that is subject to an Asset Review, the asset representations reviewer will be entitled to a fee that is a reasonable and customary hourly fee charged by the asset representations reviewer for similar consulting assignments at the time of such review and any related costs and expenses; provided that the total payment to the asset representations reviewer will not be greater than the Asset Representations Reviewer Fee Cap (the “Asset Representations Reviewer Asset Review Fee”).

With respect to an individual Asset Review Trigger and the Mortgage Loans that are Delinquent Loans and are subject to an Asset Review (the “Subject Loans”), the “Asset Representations Reviewer Fee Cap” will equal the sum of: (i) $10,000 multiplied by the number of Subject Loans, plus (ii) $2,000 per Mortgaged Property relating to the Subject Loans in excess of one Mortgaged Property per Subject Loan, plus (iii) $2,000 per Mortgaged Property relating to a Subject Loan subject to a ground lease, plus (iv) $1,500 per Mortgaged Property relating to a Subject Loan subject to a franchise agreement, hotel management agreement or hotel license agreement, subject, in the case of each of clauses (i) through (iv), to adjustments on the basis of the year-end Consumer Price Index for All Urban Consumers, or other similar index if the Consumer Price Index for All Urban Consumers is no longer calculated, for the year of the Closing Date and for the year of the occurrence of the Asset Review.

Similar fees and/or fee provisions to those described above will be (or are expected to be) payable to the applicable asset representations reviewer (if any) under each Non-Serviced PSA with respect to the related Non-Serviced Mortgage Loan, although there may be differences in the calculations of such fees.

The related mortgage loan seller with respect to each Delinquent Loan that is subject to an Asset Review will be required to pay the portion of the Asset Representations Reviewer Asset Review Fee attributable to the Delinquent Loan contributed by it, as allocated on the basis of the hourly charges and costs and expenses incurred with respect to its related Delinquent Loans; provided that if the total charge for the asset representations reviewer on an hourly fee plus costs and expenses basis would exceed the Asset Representations Reviewer Fee Cap, each mortgage loan seller’s required payment will be reduced pro rata according to its proportion of the total charges until the aggregate amount owed by all mortgage loan sellers is equal to the Asset Representations Reviewer Fee Cap; provided, however, that if the related mortgage loan seller is insolvent or fails to pay such amount within 90 days of written request by the asset representations reviewer, such fee will be paid by the trust following delivery by the asset representations reviewer of evidence reasonably satisfactory to the master servicer or the special servicer, as applicable, of such insolvency or failure to pay such amount; provided, further, that notwithstanding any payment of such fee by the issuing entity to the asset representations reviewer, such fee will remain an obligation of the related mortgage loan seller and the master servicer or the special servicer, as applicable, will be required, to the extent consistent with the Servicing Standard, to pursue remedies against such mortgage loan seller in order to seek recovery of such amounts from such mortgage loan seller or its insolvency estate. The Asset Representations Reviewer Asset Review Fee with respect to a Delinquent Loan is required to be included in the Purchase Price for any Mortgage Loan that was the subject of a completed Asset Review and that is repurchased by the related mortgage loan seller.

CREFC® Intellectual Property Royalty License Fee

CREFC® Intellectual Property Royalty License Fee will be paid to CREFC® on a monthly basis.

“CREFC® Intellectual Property Royalty License Fee” with respect to each Mortgage Loan and REO Loan (other than the portion of an REO Loan related to any Serviced Companion Loan) and for any Distribution Date is the amount accrued during the related Interest Accrual Period at the CREFC® Intellectual Property Royalty License Fee Rate on the Stated Principal Balance of such Mortgage Loan, REO Loan as of the close of business on the Distribution Date in such Interest Accrual Period; provided that such amounts will be computed for the same period and on the same interest accrual basis respecting which any related interest payment due or deemed due on the related Mortgage Loan or REO Loan is computed and will be prorated for partial periods. The CREFC® Intellectual Property Royalty License Fee is a fee payable to CREFC® for a license to use the CREFC® Investor Reporting Package in connection with the servicing and administration, including delivery of periodic reports to the Certificateholders, of the issuing entity pursuant to the PSA. No CREFC® Intellectual Property Royalty License Fee will be paid on any Companion Loan.

“CREFC® Intellectual Property Royalty License Fee Rate” with respect to each Mortgage Loan is a rate equal to 0.0005% per annum.

Appraisal Reduction Amounts

After an Appraisal Reduction Event has occurred with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, an Appraisal Reduction Amount is required to be calculated. An “Appraisal Reduction Event” will occur on the earliest of:

(i)       the date on which such Mortgage Loan or Serviced Whole Loan becomes a Modified Mortgage Loan (as defined below),

(ii)       the 90th day following the occurrence of any uncured delinquency in Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan,

(iii)       receipt of notice that the related borrower has filed a bankruptcy petition or the date on which a receiver is appointed and continues in such capacity in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan or the 60th day after the related borrower becomes the subject of involuntary bankruptcy proceedings and such proceedings are not dismissed in respect of a Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan,

(iv)       the date on which the Mortgaged Property securing such Mortgage Loan or Serviced Whole Loan becomes an REO Property, and

(v)       a payment default has occurred with respect to the related balloon payment; provided, however, if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer, the operating advisor (if a Control Termination Event has occurred and is continuing), the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred and is continuing), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Appraisal Reduction Event has occurred with respect to that Mortgage Loan or Serviced Whole Loan, an Appraisal Reduction Event will not occur until the earlier of (1) 120 days beyond the related maturity date (or extended maturity date) and (2) the termination of such transaction document.

A “Modified Mortgage Loan” is any Specially Serviced Loan which has been modified by the special servicer in a manner that: (a) reduces or delays the amount or timing of any payment of principal or interest due thereon (other than, or in addition to, bringing current Periodic Payments with respect to such Mortgage Loan or Serviced Whole Loan); (b) except as expressly contemplated by the related mortgage, results in a release of the lien of the mortgage on any material portion of the related Mortgaged Property without a corresponding principal prepayment in an amount not less than the fair market value (as is) of the property to be released; or (c) in the reasonable good faith judgment of the special servicer, otherwise materially impairs the value of the security for such Mortgage Loan or Serviced Companion Loan or reduces the likelihood of timely payment of amounts due thereon.

No Appraisal Reduction Event may occur at any time when the Certificate Balances of all classes of Subordinate Certificates have been reduced to zero.

The “Appraisal Reduction Amount” for any Distribution Date and for any Serviced Mortgage Loan and any related Serviced Companion Loan as to which any Appraisal Reduction Event has occurred, will be an amount, calculated by the master servicer (and, prior to the occurrence of a Consultation Termination Event, in consultation with the Directing Certificateholder and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, in consultation with the operating advisor), as of the first Determination Date that is at least 10 business days following the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate equal to the excess of:

(a)  the Stated Principal Balance of that Mortgage Loan or the Stated Principal Balance of the applicable Serviced Whole Loan, as the case may be, over

(b)  the excess of:

(i)    the sum of:

●	90% of the appraised value of the related Mortgaged Property as determined (A) by one or more MAI appraisals obtained by the special servicer with respect to that Mortgage Loan or Serviced Whole Loan with an outstanding principal balance equal to or in excess of $2,000,000 (the costs of which will be paid by the master servicer as a Servicing Advance), minus such downward adjustments as the special servicer may make (without implying any obligation to do so) based upon its review of the appraisals and any other information it deems relevant, or (B) by an internal valuation performed by the special servicer with respect to any Mortgage Loan or Serviced Whole Loan with an outstanding principal balance less than $2,000,000;

●	all escrows, letters of credit and reserves in respect of that Mortgage Loan or Serviced Whole Loan as of the date of calculation; and

●	all insurance and casualty proceeds and condemnation awards that constitute collateral for the related Mortgage Loan or Serviced Whole Loan; over

(ii)    the sum as of the Due Date occurring in the month of the date of determination of:

●	to the extent not previously advanced by the master servicer or the trustee, all unpaid interest due on that Mortgage Loan or Serviced Whole Loan at a per annum rate equal to the Mortgage Rate;

●	all P&I Advances on the related Mortgage Loan and all Servicing Advances on the related Mortgage Loan or Serviced Whole Loan not reimbursed from the proceeds of such Mortgage Loan or Serviced Whole Loan and interest on those Advances at the Reimbursement Rate in respect of that Mortgage Loan or Serviced Whole Loan;

●	all currently due and unpaid real estate taxes and assessments, insurance premiums and ground rents, unpaid Special Servicing Fees and all other amounts due and unpaid (including any capitalized interest whether or not then due and payable) with respect to such Mortgage Loan, Serviced Whole Loan (which tax, premiums, ground rents and other amounts have not been the subject of an Advance by the master servicer or the trustee, as applicable); and

●	any other unpaid additional expenses of the issuing entity in respect of such Mortgage Loan or Serviced Whole Loan.

Each Serviced Whole Loan will be treated as a single Mortgage Loan for purposes of calculating an Appraisal Reduction Amount with respect to the Mortgage Loan and Companion Loan, as applicable, that comprise such Serviced Whole Loan. Any Appraisal Reduction Amount in respect of any Serviced Whole Loan with a Pari Passu Companion Loan will be allocated in accordance with the related Intercreditor Agreement or, if no allocation is specified in the related Intercreditor Agreement, then, pro rata, between the related Serviced Mortgage Loan and any related Serviced Pari Passu Companion Loan based upon their respective Stated Principal Balances.

The special servicer will be required to, with respect to a Mortgage Loan having a Stated Principal Balance of $2,000,000 or higher, order and use efforts consistent with the Servicing Standard to obtain an appraisal, and with respect to a Mortgage Loan having a Stated Principal Balance of less than $2,000,000, conduct a valuation (such valuation, a “Small Loan Appraisal Estimate”) or order and use efforts consistent with the Servicing Standard to obtain an appraisal, within 60 days of the occurrence of an Appraisal Reduction Event (or in the case of an Appraisal Reduction Event occurring by reason of clause (ii) of the definition thereof, within thirty (30) days of the Appraisal Reduction Event) (other than with respect to a Non-Serviced Whole Loan). On the first Determination Date occurring on or after the tenth business day following the date the master servicer receives from the special servicer the related appraisal or the special servicer’s Small Loan Appraisal Estimate, the master servicer will be required to calculate and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of any Consultation Termination Event, the Directing Certificateholder (for so long as no Consultation Termination Event has occurred), the Appraisal Reduction Amount, taking into account the results of such appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraisal Reduction Amount. Such report will also be forwarded by the master servicer, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold, or to the holder of any related Serviced Companion Loan by the master servicer.

In the event that the special servicer has not received any required MAI appraisal within 60 days after the Appraisal Reduction Event (or, in the case of an appraisal in connection with an Appraisal Reduction Event described in clause (ii) of the definition of Appraisal Reduction Event above, within 30 days), the Appraisal Reduction Amount will be deemed to be an amount equal to 25% of the current Stated Principal Balance of the related Mortgage Loan (or Serviced Whole Loan) until an MAI appraisal is received by the special servicer. The Appraisal Reduction Amount is calculated as of the first Determination Date that is at least ten (10) business days after the special servicer’s delivery of such MAI appraisal or Small Loan Appraisal Estimate to the master servicer. The special servicer, upon reasonable request, will be required to deliver to the master servicer any information in the special servicer’s possession reasonably required to determine, redetermine, calculate or recalculate any Appraisal Reduction Amount.

Other than with respect to a Non-Serviced Mortgage Loan, contemporaneously with the earliest of (i) the effective date of any modification of the maturity date or extended maturity date, Mortgage Rate, principal balance or amortization terms of any Mortgage Loan or Serviced Whole Loan or any other term thereof, any extension of the maturity date or extended maturity date of a Mortgage Loan or Serviced Whole Loan or consent to the release of any Mortgaged Property or REO Property from the lien of the related Mortgage other than pursuant to the terms of the Mortgage Loan or Serviced Whole Loan; (ii) the occurrence of an Appraisal Reduction Event; (iii) a default in the payment of a balloon payment for which an extension has not been granted; or (iv) the date on which the special servicer, consistent with the Servicing Standard, requests an Updated Appraisal, the special servicer will be required to use commercially reasonable efforts to obtain an Updated Appraisal (or a letter update for an existing appraisal which is less than two years old) of the Mortgaged Property or REO Property, as the case may be, from an independent MAI appraiser (an “Updated Appraisal”) or a Small Loan Appraisal Estimate, as applicable, in each case within 60 days of such request, provided that, the special servicer will not be required to obtain an Updated Appraisal or Small Loan Appraisal Estimate of any Mortgaged Property with respect to which there exists an appraisal or Small Loan Appraisal Estimate which is less than 9 months old.

For so long as a Mortgage Loan or Serviced Whole Loan is a Specially Serviced Loan, the special servicer is required within 30 days of the end of each 9-month period following the related Appraisal Reduction Event to use commercially reasonable efforts to order an appraisal (which may be an update of a prior appraisal), the cost of which will be paid by the master servicer as a Servicing Advance (or to the extent it would be a Nonrecoverable Advance, an expense of the issuing entity paid out of the Collection Account), or to conduct an internal valuation, as applicable. Based upon the appraisal or valuation and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, necessary to calculate the Appraised Reduction Amount, the master servicer is required to determine or redetermine, as applicable, and report to the special servicer, the trustee, the certificate administrator, the operating advisor and, prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder, the calculated or recalculated amount of the Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan, as applicable. Such report will also be forwarded to the holder of any related Companion Loan by the master servicer. With respect to any Mortgage Loan, prior to the occurrence of a Consultation Termination Event, the special servicer will consult with the Directing Certificateholder, with respect to any appraisal, valuation or downward adjustment in connection with an Appraisal Reduction Amount. Notwithstanding the foregoing, the special servicer will not be required to obtain an appraisal or valuation with respect to a Mortgage Loan or Serviced Whole Loan that is the subject of an Appraisal Reduction Event to the extent the special servicer has obtained an appraisal or valuation with respect to the related Mortgaged Property within the 9-month period prior to the occurrence of the Appraisal Reduction Event. Instead, the master servicer may use the prior appraisal or valuation in calculating any Appraisal Reduction Amount with respect to the Mortgage Loan or Serviced Whole Loan.

Each Non-Serviced Mortgage Loan is subject to the provisions in the related Non-Serviced PSA relating to appraisal reductions that are similar, but not necessarily identical, to the provisions described above. The existence of an appraisal reduction under the related Non-Serviced PSA in respect of any Non-Serviced Mortgage Loan will proportionately reduce the master servicer’s or the trustee’s, as the case may be, obligation to make P&I Advances on a Non-Serviced Mortgage Loan and will generally have the effect of reducing the amount otherwise available for distributions to the Certificateholders. Pursuant to the related Non-Serviced PSA, each Non-Serviced Mortgage Loan will be treated together with each related Non-Serviced Companion Loan as a single Mortgage Loan for purposes of calculating an appraisal reduction amount with respect to the loans that comprise such Non-Serviced Whole Loan. Any appraisal reduction calculated with respect to any Non-Serviced Whole Loan will generally be allocated first, to any Subordinate Companion Loan and then, to the related Non-Serviced Mortgage Loan and the Non-Serviced Companion Loan, on a pro rata basis based upon their respective outstanding principal balances.

If any Serviced Mortgage Loan and any related Serviced Companion Loan previously subject to an Appraisal Reduction Amount becomes a Corrected Loan, to the extent no other Appraisal Reduction Event has occurred and is continuing, the Appraisal Reduction Amount and the related Appraisal Reduction Event will cease to exist.

As a result of calculating one or more Appraisal Reduction Amounts (and, in the case of any Whole Loan, to the extent allocated in the related Mortgage Loan), the amount of any required P&I Advance will be reduced, which will have the effect of reducing the amount of interest available to the most subordinate class of certificates then-outstanding (i.e., first, to the Class H-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). See “Pooling and Servicing Agreement—Advances”.

As of the first Determination Date following a Serviced Mortgage Loan becoming an AB Modified Loan, the master servicer will be required to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the special servicer with respect to such Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by the master servicer that a Non-Serviced Mortgage Loan has become an AB Modified Loan, the master servicer will be required to (i) promptly request from the related Non-Serviced Master Servicer, Non-Serviced Special Servicer and Non-Serviced Trustee the most recent appraisal with respect to such AB Modified Loan, in addition to all other information reasonably required by the master servicer to calculate whether a Collateral Deficiency Amount exists with respect to such AB Modified Loan, and (ii) as of the first Determination Date following receipt by the master servicer of the appraisal and any other information set forth in the immediately preceding clause (i) that the master servicer reasonably expects to receive, calculate whether a Collateral

Deficiency Amount exists with respect to such AB Modified Loan, taking into account the most recent appraisal obtained by the Non-Serviced Special Servicer with respect to such Outside Serviced Mortgage Loan, and all other information relevant to a Collateral Deficiency Amount determination. Upon obtaining knowledge or receipt of notice by any other party to the PSA that a Non-Serviced Mortgage Loan has become an AB Modified Loan, such party will be required to promptly notify the master servicer thereof. The special servicer, upon reasonable prior written request, will provide the master servicer with information in its possession that is reasonably required to calculate or recalculate any Collateral Deficiency Amount. None of the special servicer, the trustee or the certificate administrator will calculate or verify any Collateral Deficiency Amount.

A “Cumulative Appraisal Reduction Amount” as of any date of determination, is equal to the sum of (i) all Appraisal Reduction Amounts then in effect, and (ii) with respect to any AB Modified Loan, any Collateral Deficiency Amount then in effect. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Cumulative Appraisal Reduction Amount.

“AB Modified Loan” means any Corrected Loan (1) that became a Corrected Loan (which includes for purposes of this definition any Non-Serviced Mortgage Loan that became a “corrected loan” (or any term substantially similar thereto) pursuant to the related Non-Serviced PSA) due to a modification thereto that resulted in the creation of an A/B note structure (or similar structure) and as to which the new junior note(s) did not previously exist or the principal amount of the new junior note(s) was previously part of either an A note held by the issuing entity or the original unmodified Mortgage Loan and (2) as to which an Appraisal Reduction Amount is not in effect.

“Collateral Deficiency Amount” means, with respect to any AB Modified Loan as of any date of determination, the excess of (i) the Stated Principal Balance of such AB Modified Loan (taking into account the related junior note(s) included therein), over (ii) the sum of (in the case of a Whole Loan, solely to the extent allocable to the subject Mortgage Loan) (x) the most recent Appraised Value for the related Mortgaged Property or Mortgaged Properties, plus (y) solely to the extent not reflected or taken into account in such Appraised Value and to the extent on deposit with, or otherwise under the control of, the lender as of the date of such determination, any capital or additional collateral contributed by the related borrower at the time the Mortgage Loan became (and as part of the modification related to) such AB Modified Loan for the benefit of the related Mortgaged Property or Mortgaged Properties (provided, that in the case of an Non-Serviced Mortgage Loan, the amounts set forth in this clause (y) will be taken into account solely to the extent relevant information is received by the master servicer) , plus (z) any other escrows or reserves (in addition to any amounts set forth in the immediately preceding clause (y)) held by the lender in respect of such AB Modified Loan as of the date of such determination. The certificate administrator will be entitled to conclusively rely on the master servicer’s calculation or determination of any Collateral Deficiency Amount.

For purposes of determining the Non-Reduced Certificates, the Controlling Class and the occurrence of a Control Termination Event, any Appraisal Reduction Amounts will be allocated to each class of Principal Balance Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to the Class H-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, fourth, to the Class E-RR certificates, fifth, to the Class D certificates, sixth, to the Class C certificates, seventh, to the Class B certificates, eighth, to the Class A-M certificates, and finally, pro rata based on their respective interest entitlements, to the Senior Certificates). In addition, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the Collateral Deficiency Amounts allocated to a related AB Modified Loan will be allocated to each class of Control Eligible Certificates in reverse sequential order to notionally reduce the Certificate Balance thereof until the related Certificate Balance of each such class is reduced to zero (i.e., first, to Class H-RR certificates, second, to the Class G-RR certificates, third, to the Class F-RR certificates, and fourth, to the Class E-RR certificates). For the avoidance of doubt, for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, any class of Control Eligible Certificates will be allocated both applicable Appraisal Reduction Amounts and applicable Collateral Deficiency Amounts (the sum of which will constitute the applicable “Cumulative Appraisal Reduction Amount”), as described in this paragraph.

With respect to (i) any Appraisal Reduction Amount calculated for purposes of determining the Non-Reduced Certificates and (ii) any Appraisal Reduction Amount or Collateral Deficiency Amount calculated for purposes of determining the Controlling Class and the occurrence of a Control Termination Event, the appraised value of the related Mortgaged Property will be determined on an “as is” basis. The master servicer will be required to promptly notify the certificate administrator of (i) any Appraisal Reduction Amount, (ii) any Collateral Deficiency Amount, and (iii) any resulting Cumulative Appraisal Reduction Amount, and the certificate administrator will be required to promptly post notice of such Appraisal Reduction Amount, Collateral Deficiency Amount and/or Cumulative Appraisal Reduction Amount, as applicable, to the certificate administrator’s website.

Any class of Control Eligible Certificates, the Certificate Balance of which (taking into account the application of any Appraisal Reduction Amounts or Collateral Deficiency Amounts to notionally reduce the Certificate Balance of such class) has been reduced to less than 25% of its initial Certificate Balance, is referred to as an “Appraised-Out Class”. The holders of the majority (by Certificate Balance) of an Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order a supplemental appraisal of any Mortgage Loan (or Serviced Whole Loan) for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount (such holders, the “Requesting Holders”). The special servicer will use its reasonable efforts to obtain an appraisal prepared on an “as is” basis by an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request. Upon receipt of such supplemental appraisal, the special servicer will be required to determine, in accordance with the Servicing Standard, whether, based on its assessment of such supplemental appraisal, any recalculation of the applicable Appraisal Reduction Amount or Collateral Deficiency Amount is warranted and, if so warranted, the master servicer will recalculate such Appraisal Reduction Amount or Collateral Deficiency Amount, as applicable, based upon such supplemental appraisal and receipt of information reasonably requested by the master servicer from the special servicer, to the extent such information is in the possession of the special servicer, to make such recalculation. If required by any such recalculation, the applicable Appraised-Out Class will be reinstated as the Controlling Class and each other Appraised-Out Class will, if applicable, have its related Certificate Balance notionally restored to the extent required by such recalculation of the Appraisal Reduction Amount or Collateral Deficiency Amount, if applicable.

In addition, the Requesting Holders of any Appraised-Out Class will have the right, at their sole expense, to require the special servicer to order an additional appraisal of any Serviced Mortgage Loan for which an Appraisal Reduction Event has occurred or as to which there exists a Collateral Deficiency Amount if an event has occurred at, or with regard to, the related Mortgaged Property or Mortgaged Properties that would have a material effect on its appraised value, and the special servicer is required to use reasonable efforts to obtain an appraisal from an MAI appraiser reasonably acceptable to the special servicer within 60 days from receipt of the Requesting Holders’ written request; provided that the special servicer will not be required to obtain such appraisal if it determines in accordance with the Servicing Standard that no events at, or with regard to, the related Mortgaged Property or Mortgaged Properties have occurred that would have a material effect on the Appraised Value of the related Mortgaged Property or Mortgaged Properties. The right of the holders of an Appraised-Out Class to require the special servicer to order an additional appraisal as described in this paragraph will be limited to no more frequently than once in any 9-month period with respect to any Mortgage Loan.

Any Appraised-Out Class for which the Requesting Holders are challenging the master servicer’s Appraisal Reduction Amount or Collateral Deficiency Amount determination may not exercise any direction, control, consent and/or similar rights of the Controlling Class until such time, if any, as such class is reinstated as the Controlling Class; the rights of the Controlling Class will be exercised by the most senior Control Eligible Certificates, if any, during such period.

With respect to each Non-Serviced Mortgage Loan, the related directing certificateholder will be subject to provisions similar to those described above. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “Pooling and Servicing Agreement—Servicing of the Non-Serviced Mortgage Loans”.

Maintenance of Insurance

In the case of each Serviced Mortgage Loan and any related Serviced Companion Loan (but excluding any Mortgage Loan as to which the related Mortgaged Property has become an REO Property), the master servicer will be required to use commercially reasonable efforts consistent with the Servicing Standard to cause the related borrower to maintain the following insurance coverage (including identifying the extent to which such borrower is maintaining insurance coverage and, if such borrower does not so maintain, the master servicer will be required to itself cause to be maintained) for the related Mortgaged Property: (a) except where the Mortgage Loan documents permit a borrower to rely on self-insurance provided by a tenant, a fire and casualty extended coverage insurance policy that does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement cost of the improvements securing the Mortgage Loan or Serviced Whole Loan, as applicable, or the Stated Principal Balance of the Mortgage Loan or the Serviced Whole Loan, as applicable, but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, and (b) all other insurance coverage as is required (including, but not limited to, coverage for acts of terrorism), subject to applicable law, under the related Mortgage Loan documents.

Notwithstanding the foregoing,

(i)       the master servicer will not be required to maintain any earthquake or environmental insurance policy on any Mortgaged Property unless the trustee has an insurable interest and such insurance policy was (x) in effect at the time of the origination of such Mortgage Loan or the Serviced Whole Loan, as applicable, or (y) required by the related Mortgage Loan documents and is available at commercially reasonable rates; provided that the master servicer will be required to require the related borrower to maintain such insurance in the amount, in the case of clause (x), maintained at origination, and in the case of clause (y), required by such Mortgage Loan or Serviced Whole Loan, in each case, to the extent such amounts are available at commercially reasonable rates and to the extent the trustee has an insurable interest;

(ii)       if and to the extent that any Mortgage Loan document grants the lender thereunder any discretion (by way of consent, approval or otherwise) as to the insurance provider from whom the related borrower is to obtain the requisite insurance coverage, the master servicer must (to the extent consistent with the Servicing Standard) require the related borrower to obtain the requisite insurance coverage from qualified insurers that meet the required ratings set forth in the PSA;

(iii)       the master servicer will have no obligation beyond using its reasonable efforts consistent with the Servicing Standard to enforce those insurance requirements against any borrower; provided that this will not limit the master servicer’s obligation to obtain and maintain a force-placed insurance policy as set forth in the PSA;

(iv)       except as provided below, in no event will the master servicer be required to cause the borrower to maintain, or itself obtain, insurance coverage to the extent that the failure of such borrower to maintain insurance coverage is an Acceptable Insurance Default (as determined by the special servicer subject to the discussion under “—The Directing Certificateholder” and
“—The Operating Advisor” below in this prospectus);

(v)       to the extent the master servicer itself is required to maintain insurance that the borrower does not maintain, the master servicer will not be required to maintain insurance other than what is available on a force-placed basis at commercially reasonable rates, and only to the extent the issuing entity as lender has an insurable interest thereon; and

(vi)       any explicit terrorism insurance requirements contained in the related Mortgage Loan documents are required to be enforced by the master servicer in accordance with the Servicing Standard (unless the special servicer with the consent of, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder, has consented to a waiver (including a waiver to permit the master servicer to accept insurance that does not comply with specific requirements contained in the Mortgage Loan documents) in writing of that provision in accordance with the Servicing Standard); provided that the special servicer will be required to promptly notify the master servicer in writing of such waiver.

With respect to each REO Property, the special servicer will generally be required to use reasonable efforts, consistent with the Servicing Standard, to maintain with an insurer meeting certain criteria set forth in the PSA (subject to the right of the special servicer to direct the master servicer to make a Servicing Advance for the costs associated with coverage that the special servicer determines to maintain, in which case the master servicer will be required to make that Servicing Advance (subject to the recoverability determination and Servicing Advance procedures described above under “—Advances” in this prospectus)) to the extent reasonably available at commercially reasonable rates and to the extent the trustee has an insurable interest (a) a fire and casualty extended coverage insurance policy, which does not provide for reduction due to depreciation, in an amount that is at least equal to the lesser of the full replacement value of the Mortgaged Property or the Stated Principal Balance of the Serviced Mortgage Loan, REO Loan or Serviced Whole Loan, as applicable (or such greater amount of coverage required by the related Mortgage Loan documents (unless such amount is not available or if no Control Termination Event has occurred and is continuing, the Directing Certificateholder), but, in any event, in an amount sufficient to avoid the application of any co-insurance clause, (b) a comprehensive general liability insurance policy with coverage comparable to that which would be required under prudent lending requirements and in an amount not less than $1,000,000 per occurrence and (c) to the extent consistent with the Servicing Standard, a business interruption or rental loss insurance covering revenues or rents for a period of at least 12 months. However, the special servicer will not be required in any event to maintain or obtain insurance coverage described in this paragraph beyond what is reasonably available at a commercially reasonable rates and consistent with the Servicing Standard.

If either (x) the master servicer or the special servicer obtains and maintains, or causes to be obtained and maintained, a blanket policy or master force-placed policy insuring against hazard losses on all of the Mortgage Loans (other than any Non-Serviced Mortgage Loan) and the Serviced Whole Loans and the REO Properties, as applicable, as to which it is the master servicer or the special servicer, as the case may be, then, to the extent such policy (i) is obtained from an insurer meeting certain criteria set forth in the PSA, and (ii) provides protection equivalent to the individual policies otherwise required or (y) the master servicer or special servicer, as applicable, meetings the ratings requirements of the Rating Agencies set forth in the PSA, and the master servicer or the special servicer self-insures for its obligation to maintain the individual policies otherwise required, then the master servicer or special servicer, as the case may be, will conclusively be deemed to have satisfied its obligation to cause hazard insurance to be maintained on the related Mortgaged Properties or REO Properties, as applicable. Such a blanket or master force-placed policy may contain a deductible clause (not in excess of a customary amount), in which case the master servicer or the special servicer, as the case may be, that maintains such policy will be required, if there has not been maintained on any Mortgaged Property securing a Serviced Mortgage Loan or REO Property thereunder a hazard insurance policy complying with the requirements described above, and there has been one or more losses that would have been covered by such an individual policy, to promptly deposit into the Collection Account (or, with respect to a Serviced Whole Loan, the related separate custodial account), from its own funds, the amount not otherwise payable under the blanket or master force-placed policy in connection with such loss or losses because of such deductible clause to the extent that any such deductible exceeds the deductible limitation that pertained to the related Mortgage Loan or the related Serviced Whole Loan (or, in the absence of any such deductible limitation, the deductible limitation for an individual policy which is consistent with the Servicing Standard).

With respect to the payment of insurance premiums and delinquent tax assessments, in the event that the master servicer determines that a Servicing Advance of such amounts would not be recoverable, that master servicer will be required to notify the trustee, the certificate administrator and the special servicer of such determination. Upon receipt of such notice, the master servicer (with respect to any Mortgage Loan or Serviced Whole Loan that is not a Specially Serviced Loan) and the special servicer (with respect to any Specially Serviced Loan or REO Property) will be required to determine (with the reasonable assistance of the master servicer) whether or not payment of such amount (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders (and in the case of a Serviced Companion Loan, the holder of the related Serviced Companion Loan, as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender). If the master servicer or the special servicer determines that such payment (i) is necessary to preserve the related Mortgaged Property and (ii) would be in the best interests of the Certificateholders and, in the case of any Serviced Companion Loan, the related Serviced Companion Loan noteholders, the special servicer (in the case of a determination by the special servicer) will be required to direct the master servicer to make such payment, who will then be required to make such payment from the Collection Account (or, with respect to a Serviced Whole Loan, the related custodial account) to the extent of available funds.

No pool insurance policy, special hazard insurance policy, bankruptcy bond, repurchase bond or certificate guarantee insurance will be maintained with respect to the Mortgage Loans or any Serviced Whole Loan, nor will any Mortgage Loan be subject to Federal Housing Administration insurance.

“Acceptable Insurance Default” means, with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan, any default arising by reason of the failure of the related borrower to maintain standard extended coverage casualty insurance or other insurance that covers acts of terrorism as required by the Mortgage Loan documents, with respect to which the master servicer or the special servicer has determined, in accordance with the Servicing Standard (and (unless a Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder (or, if a Control Termination Event has occurred and is continuing, but no Consultation Termination Event has occurred and is continuing, after consulting with the Directing Certificateholder) (but other than with respect to any Mortgage Loan that is a Conflicted Loan as to any such party)), that either:

(x) such insurance is not available at commercially reasonable rates and the subject hazards are not at the time commonly insured against for properties similar to the Mortgaged Property and located in or around the geographic region in which such Mortgaged Property is located (but only by reference to such insurance that has been obtained by such owners at current market rates), or

(y) such insurance is not available at any rate;

provided that the Directing Certificateholder will not have more than 30 days to respond to the master servicer’s or the special servicer’s request for such consent or consultation, as applicable; provided, further, that upon the master servicer’s or the special servicer’s determination, consistent with the Servicing Standard, that exigent circumstances do not allow the master servicer or the special servicer to consult with the Directing Certificateholder, the master servicer or the special servicer will not be required to do so. In making this determination, the master servicer or the special servicer may rely on the opinion of an insurance consultant.

Modifications, Waivers and Amendments

The PSA will permit (a) as to Mortgage Loans that are non-Specially Serviced Loans and actions that do not involve Special Servicer Major Decisions or Special Servicer Non-Major Decisions (other than the items listed in clauses (c)(i) and (c)(ii) of the definition of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA), the master servicer, or (b)(i) with respect to any Specially Serviced Loan or (ii) as to Special Servicer Major Decisions or Special Servicer Non-Major Decisions (other than the items listed in clauses (c)(i) and clause (c)(ii) of the definition of “Special Servicer Non-Major Decision”, which the master servicer will process, subject to special servicer consent or deemed consent as provided in the PSA) irrespective of whether such Mortgage Loan is a Specially Serviced Loan, the special servicer, in each case subject to the rights of the Directing Certificateholder, and after consultation with the operating advisor to the extent described under “—The Operating Advisor” in this prospectus, to modify, waive, amend, consent or take such other action with respect to any term of any Serviced Mortgage Loan and any related Serviced Companion Loan if such modification, waiver, amendment, consent or other action (c)(i) is consistent with the Servicing Standard and (ii) would not constitute a “significant modification” of such Mortgage Loan or Serviced Companion Loan pursuant to Treasury regulations Section 1.860G-2(b) and would not otherwise (A) cause either Trust REMIC to fail to qualify as a REMIC or (B) result in the imposition of a tax upon either Trust REMIC or the issuing entity (including but not limited to the tax on

“prohibited transactions” as defined in Code Section 860F(a)(2) and the tax on contributions to a REMIC set forth in Code Section 860G(d), but not including the tax on “net income from foreclosure property” under Code Section 860G(c)).

Notwithstanding the foregoing, the master servicer and special servicer may (and, with respect to the Port Gardner Building, 19500 South Dixie Highway and Bennetts Creek Crossing Mortgage Loans (collectively, so long as they are being primary serviced by Principal Real Estate Investors, LLC, the “PrinREI Serviced Mortgage Loans”), will) mutually agree as provided in the PSA that the master servicer (or the primary servicer on behalf of the master servicer, in the case of the PrinREI Serviced Mortgage Loans) will process any of the foregoing matters that are Special Servicer Major Decisions or Special Servicer Non-Major Decisions with respect to any non-Specially Serviced Loan.

In connection with (i) the release of a Mortgaged Property or any portion of a Mortgaged Property from the lien of the related Mortgage or (ii) the taking of a Mortgaged Property or any portion of a Mortgaged Property by exercise of the power of eminent domain or condemnation, if the Mortgage Loan documents require the special servicer to calculate (or to approve the calculation of the related borrower of) the loan to value ratio of the remaining Mortgaged Property or Mortgaged Properties or the fair market value of the real property constituting the remaining Mortgaged Property or Mortgaged Properties, for purposes of REMIC qualification of the related Mortgage Loan, then such calculation will exclude the value of personal property and going concern value, if any.

In no event, however, may the master servicer or the special servicer extend the maturity of any Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan to a date occurring later than the earlier of (A) five years prior to the Rated Final Distribution Date and (B) if the Mortgage Loan, Serviced Whole Loan or Specially Serviced Loan is secured solely or primarily by a ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease), the date 20 years prior to the expiration of the term of such ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease) (or 10 years prior to the expiration of such lease if the master servicer or the special servicer, as applicable, gives due consideration to the remaining term of the ground lease (or, with respect to a leasehold interest that is a space lease or an air rights lease, such space lease or air rights lease) and such extension is in the best interest of the Certificateholders and if a Serviced Companion Loan is involved, the holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holder constituted a single lender) and, if no Control Termination Event has occurred and is continuing, with the consent of the Directing Certificateholder.

In addition, neither the master servicer nor the special servicer may permit any borrower to add or substitute any collateral for an outstanding Serviced Mortgage Loan and any related Serviced Companion Loan, which collateral constitutes real property, unless the master servicer or the special servicer, as applicable, receives a Rating Agency Confirmation.

The special servicer will process (unless the special servicer and the master servicer mutually agree that the master servicer will process, as further described below) and consent to or refuse consent to, as applicable, all Special Servicer Major Decisions and Special Servicer Non-Major Decisions. The special servicer will also be required to obtain the consent of the Directing Certificateholder, and will be required to consult with the operating advisor, in connection with any Special Servicer Major Decision to the extent described under “—The Directing Certificateholder” and “—The Operating Advisor”. In addition, with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the following actions will be subject to the special servicer’s processing and consent or, if mutually agreed to by the special servicer and the master servicer, the master servicer will be required to process such request subject to the consent of the special servicer as further described below (each of the following, a “Special Servicer Non-Major Decision”):

(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements for leases in excess of the lesser of (i) 30,000 square feet and (ii) 30% of the net rentable area at the related Mortgaged Property;

(b)       approving material rights-of-way and material easements, and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such material rights-of-way or easements;

(c)       agreeing to any modification, waiver, consent or amendment of the related Mortgage Loan or Serviced Whole Loan in connection with a defeasance if such proposed modification, waiver, consent or amendment is with respect to (i) a waiver of a mortgage loan event of default (but excluding non-monetary events of default other than defaults relating to transfers of interest in the borrower or the existing collateral or material modifications of the existing collateral), (ii) a modification of the type of defeasance collateral required under the Mortgage Loan or Serviced Whole Loan documents other than direct, non-callable obligations of the United States would be permitted or (iii) a modification that would permit a principal prepayment instead of defeasance if the applicable loan documents do not otherwise permit such principal prepayment; provided that the foregoing is not otherwise a Major Decision;

(d)       approving any waiver regarding the receipt of financial statements that involves permitting delivery of financial statements less than quarterly or more than 60 days after the end of the calendar quarter;

(e)       any requests for the disbursement of (i) earnouts or holdback amounts with respect to any Specially Serviced Loan that is not otherwise a Major Decision and (ii) amounts from (A) any escrow accounts, reserve accounts, letters of credit or other collateral related to hospitality property improvement plans or (B) earnout or performance escrows, reserves or holdbacks, in the case of clause (ii)(A) and (ii)(B), relating to certain Mortgage Loans set forth in an exhibit to the PSA;

(f)       approving any proposed modification or waiver of any material provision in the related loan documents governing the type, nature or amount of insurance coverage required to be obtained and maintained by the related borrower;

(g)       approving any casualty insurance settlements or condemnation settlements, and determining whether to apply casualty proceeds or condemnation awards to the reduction of the debt rather than to the restoration of the Mortgaged Property;

(h)       approving annual budgets for the related Mortgaged Property if the budget provides for (x) increases in operating expenses equal to or more than 110% of the amount budgeted therefor for the prior year and (y) payments to a borrower affiliate;

(i)       franchise changes with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan for which the lender is not required to consent or approve under the related Mortgage Loan documents;

(j)       agreeing to any modification or amendment to any ground lease or any subordination, non-disturbance and attornment agreement relating to any ground lease or any entry into a new ground lease with respect to a Mortgaged Property or determining whether to cure any default by a borrower under a ground lease;

(k)       approving any transfers of an interest in the borrower, unless such transfer (i) is permitted under the terms of the related Mortgage Loan documents without the exercise of any lender approval or discretion other than confirming the satisfaction of the other conditions to the transfer set forth in the related Mortgage Loan documents that do not include any other approval or exercise of discretion, including a consent to transfer to any subsidiary or affiliate of such borrower or to a person acquiring less than a majority interest in such borrower, and (ii) does not involve incurring new mezzanine financing or a change in control of the borrower;

(l)       any consent to a transfer of the Mortgaged Property or interests in the borrower where (i) such transfer may be effected without the consent or discretion of the lender under the related loan agreement, (ii) the loan documents include specific objective conditions that must be satisfied for such action where lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) such specific objective conditions have been satisfied with no exceptions; and

(m)       any consent to the incurrence of additional debt where (i) such incurrence of debt may be effected without the consent or discretion of the lender under the related loan agreement, (ii) the loan documents include specific objective conditions that must be satisfied for such action where lender discretion is not necessary in order to determine whether such specific objective conditions have been satisfied and (iii) such specific objective conditions have been satisfied with no exceptions.

provided, however, that with respect to clauses (c)(i) and (c)(ii) of this definition the master servicer will be required to evaluate and process requests for any modifications described in such clauses and obtain the consent or deemed consent of the special servicer as provided in the PSA.

Upon receiving a request for any matter described in this section that constitutes a Special Servicer Non-Major Decision or a Special Servicer Major Decision with respect to a Serviced Mortgage Loan that is not a Specially Serviced Loan, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the Special Servicer Non-Major Decision or Special Servicer Major Decision other than providing the special servicer with any reasonably requested information or documentation. In addition, the master servicer will be required to provide the special servicer with any notice that it receives relating to a default by the borrower under a ground lease where the collateral for the Mortgage Loan is the ground lease, and the special servicer will determine in accordance with the Servicing Standard whether to cure any borrower defaults relating to ground leases.

Notwithstanding the foregoing, the master servicer and special servicer may (and, with respect to the PrinREI Serviced Mortgage Loans, will) mutually agree as provided in the PSA that the master servicer (or the primary servicer on behalf of the master servicer, in the case of the PrinREI Serviced Mortgage Loans) will process any of the foregoing matters (as well as any Special Servicer Major Decision) with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan). If the master servicer and special servicer mutually agree that the master servicer will process a Special Servicer Non-Major Decision, the master servicer will be required to obtain the special servicer’s prior consent to such Special Servicer Non-Major Decision.

The special servicer is also required to obtain the consent of the Directing Certificateholder, and will be required to consult with the operating advisor in connection with any modification, waiver or amendment with regard to any Specially Serviced Loan to the extent described under “—The Directing Certificateholder” and “—The Operating Advisor” in this prospectus. When the special servicer’s consent is required and the master servicer is recommending approval with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the master servicer will be required to forward to the special servicer the written request from the borrower for modification, waiver or amendment, accompanied by the master servicer’s recommendation and analysis and the master servicer is required to provide the special servicer with any and all information in the master servicer’s possession that the special servicer may reasonably request to process or to grant or withhold such consent. When the special servicer’s consent is required under the PSA, such consent will be deemed given 15 business days (or, in connection with an Acceptable Insurance Default, 90 days) after receipt (unless earlier objected to) by the special servicer from the master servicer of the master servicer’s written analysis and recommendation with respect to such proposed Special Servicer Major Decision or Special Servicer Non-Major Decision together with such other information reasonably required by the special servicer and reasonably available to the master servicer.

The master servicer will process and consent to or refuse consent to, as applicable, all Master Servicer Major Decisions and Master Servicer Non-Major Decisions with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan). The master servicer will also be required to obtain the consent of the Directing Certificateholder, and will be required to consult with the operating advisor, in connection with any Master Servicer Major Decision with respect to any non-Specially

Serviced Loan (other than a Non-Serviced Mortgage Loan), to the extent described under “—The Directing Certificateholder” and “—The Operating Advisor”. With respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan), the master servicer will be required to process and consent to any action that is a Master Servicer Major Decision or a Master Servicer Non-Major Decision (which consist of the following actions (each of the following, a “Master Servicer Non-Major Decision”):

(a)       approving leases, lease modifications or amendments or any requests for subordination, non-disturbance and attornment agreements for leases (i) equal to or less than the lesser of (A) 30,000 square feet and (B) 30% of the net rentable area at the related Mortgaged Property and (ii) which are not ground leases;

(b)       approving any waiver regarding the receipt of financial statements if such waiver does not involve permitting delivery of financial statements less than quarterly or more than 60 days after the end of the calendar quarter;

(c)       approving annual budgets for the related Mortgaged Property so long as the budget does not provide for (x) increases in operating expenses equal to or more than 110% of the amount budgeted therefor for the prior year and (y) payments to a borrower affiliate;

(d)       approving immaterial rights-of-way and immaterial easements, and consent to subordination of the related Mortgage Loan or Serviced Whole Loan to such immaterial rights-of-way or easements;

(e)       any modification, consent to a modification or waiver of any immaterial non-monetary term (excluding the timing of payments but including late payment charges or default interest) of a Serviced Mortgage Loan and any related Serviced Companion Loan;

(f)       other than with respect to reserves and escrows which are addressed in clause (h) below, any release of collateral or any acceptance of substitute or additional collateral for a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to either of the foregoing, to the extent the foregoing is not otherwise a Major Decision;

(g)       any property management company changes with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan (i) with a principal balance less than or equal to $2,500,000 and (ii) where the property management company will not be an affiliate of the related borrower following such change;

(h)       releases or substitutions of any amounts from any escrow accounts, reserve accounts, letters of credit or collateral, if required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which no lender discretion is required and other than those set forth in an exhibit to the PSA;

(i)       any acceptance of an assumption agreement releasing a borrower from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan if (i) such action may be effected without the consent or discretion of the lender under the related loan agreement, (ii) the loan documents include specific objective conditions that must be satisfied for such action where no lender discretion is permitted in determining whether such specific objective conditions have been satisfied and (iii) such specific objective conditions have been satisfied with no exceptions;

(j)       any modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender, holder of a Companion Loan or other subordinate debt holder related to a Mortgage Loan (including a Non-Serviced Mortgage Loan, to the extent consent rights with respect to such modification, waiver or amendment are granted to the holder of the Companion Loan or other subordinate debt under the related agreement) or such Serviced Whole Loan, or an action to enforce rights with respect thereto, to the extent the foregoing is not otherwise a Major Decision; and

(k)       any other action that does not constitute a Major Decision or a Special Servicer Non-Major Decision.

The master servicer or the special servicer, as applicable, is required to notify the trustee, the certificate administrator, the Directing Certificateholder (other than during the period when a Consultation Termination Event has occurred and is continuing), the operating advisor (only if an Operating Advisor Consultation Event has occurred and is continuing), the depositor and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Information Provider’s website), in writing, of any modification, waiver, material consent or amendment of any term of any Serviced Mortgage Loan and any related Serviced Companion Loan and the date of the modification and deliver a copy to the custodian for deposit in the related mortgage file, an original counterpart of the agreement relating to such modification, waiver, material consent or amendment, promptly (and in any event within 10 business days) following the execution of the agreement. With respect to certain Master Servicer Non-Major Decisions, the PSA may provide that the master servicer will be required to deliver prior written notice to the special servicer and Directing Certificateholder.

Any modification, extension, waiver or amendment of the payment terms of a Serviced Whole Loan will be required to be structured so as to be consistent with the allocation and payment priorities in the related Mortgage Loan documents and intercreditor agreement, if any, such that neither the issuing entity as holder of the Mortgage Loan nor a holder of any related Serviced Companion Loan gains a priority over the other such holder that is not reflected in the related Mortgage Loan documents and intercreditor agreement.

Any modification, waiver or amendment with respect to a Serviced Whole Loan may be subject to the consent of one or more holders of a related Serviced Companion Loan and the special servicer as described under “Description of the Mortgage Pool—The Whole Loans”.

See also “—The Directing Certificateholder” and “—The Operating Advisor” for a description of the Directing Certificateholder’s and the operating advisor’s rights with respect to modifications, waivers and amendments and reviewing and approving the Asset Status Report.

Mortgage Loans with “Due-on-Sale” and “Due-on-Encumbrance” Provisions

The special servicer (other than with respect to any non-Specially Serviced Loan involving a Master Servicer Non-Major Decision) will be responsible for determining whether to enforce any “due-on-sale” clauses contained in the Mortgage Loan documents or to provide its consent to any assumption and for the handling of all related processing and documentation, or, if mutually agreed to by the master servicer and the special servicer, the master servicer will be required to process such request subject to the consent of the special servicer. The special servicer will not be required to enforce any such “due-on-sale” clauses and in connection therewith will not be required to (1) accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) withhold its consent to any sale or transfer, if (x) such provision is not exercisable under applicable law or if the special servicer determines that the enforcement of such provision is reasonably likely to result in meritorious legal action by the borrower or (y) the special servicer determines, in accordance with the Servicing Standard, that granting such consent would be likely to result in a greater recovery, on a present value basis (discounting at the related Mortgage Rate or other applicable discount rate), than would enforcement of such clause. If the special servicer determines that (i) granting such consent would be likely to result in a greater recovery, (ii) such provisions are not legally enforceable, or (iii) that the conditions to sale or transfer have been satisfied, the master servicer or the special servicer is authorized to take or enter into an assumption agreement from or with the proposed transferee as obligor thereon and to release the original borrower; provided that (a) the credit status of the prospective transferee is in compliance with the Servicing Standard and criteria and the terms of the related Mortgage and (b) the special servicer has received a Rating Agency Confirmation (and, if the affected Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) from Moody’s, Fitch and DBRS with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the special servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

The master servicer (with respect to any non-Specially Serviced Loan involving a Master Servicer Non-Major Decision) will be responsible for processing any such transaction without the consent or approval of the special servicer or the Directing Certificateholder. In connection with such processing, the master servicer will be required to receive a Rating Agency Confirmation (and, if the affected Mortgage Loan is part of a Serviced Whole Loan, a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) from Moody’s, Fitch and DBRS with respect to any Mortgage Loan that (A) represents more than 5% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $35,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000 or (D) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer will be entitled to reasonably rely upon the written notification provided by master servicer, special servicer, trustee or certificate administrator of such other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization).

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve an assumption or substitution without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such assumption or substitution. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the special servicer or the master servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Serviced Pari Passu Companion Loans from the holders of such Serviced Pari Passu Companion Loans. No assumption agreement may contain any terms that are different from any term of any Mortgage or related Note, except pursuant to the provisions described under “—Modifications, Waivers and Amendments” above and “—Realization Upon Mortgage Loans” below.

The special servicer (other than with respect to any non-Specially Serviced Loan involving a Master Servicer Non-Major Decision) will be responsible for determining whether to enforce any “due-on-encumbrance” clauses contained in the Mortgage Loan documents or to provide its consent to any loan or encumbrance and for the handling of all related processing and documentation, or, if mutually agreed to by the master servicer and the special servicer, the master servicer will be required to process such request subject to the consent of the special servicer. The special servicer will not be required to enforce any such “due-on-encumbrance” clauses and in connection therewith will not be required to (1) accelerate the payments on that Mortgage Loan and any related Companion Loan, as applicable, or (2) withhold its consent to any lien or encumbrance, if the special servicer (A) determines, in accordance with the Servicing Standard, that such enforcement would not be in the best interests of the issuing entity or the holder of any Serviced Companion Loan, if applicable, or that the conditions to further encumbrance have been satisfied (other than in the case of a Non-Serviced Mortgage Loan) and (B) receives a prior Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) from Moody’s, Fitch and DBRS with respect to any Mortgage Loan that (i) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least

$10,000,000, (ii) has a Stated Principal Balance that is more than $20,000,000, (iii) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (iv) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (v) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (vi) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (i)-(vi) above, such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply.

The master servicer (with respect to any non-Specially Serviced Loan involving a Master Servicer Non-Major Decision) will be responsible for processing any such transaction without the consent or approval of the special servicer or the Directing Certificateholder. In connection with such action, the master servicer will be required to receive a prior Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any commercial mortgage pass-through certificates backed by any related Serviced Companion Loan) from Moody’s, Fitch and DBRS with respect to any Mortgage Loan that (A) represents more than 2% of the aggregate Stated Principal Balance of the Mortgage Loans then outstanding and has a Stated Principal Balance of at least $10,000,000, (B) has a Stated Principal Balance that is more than $20,000,000, (C) represents one of the 10 largest Mortgage Loans based on Stated Principal Balance and has a Stated Principal Balance of at least $10,000,000, (D) has an aggregate loan-to-value ratio (including any existing and proposed additional debt) that is equal to or greater than 85%, (E) has an aggregate debt service coverage ratio (in each case, determined based upon the aggregate of the Stated Principal Balance of the related Mortgage Loan, any existing additional debt and the principal amount of the proposed additional lien) that is less than 1.20x, or (F) is a Mortgage Loan as to which the related Serviced Companion Loan represents one of the 10 largest mortgage loans in the related other securitization (provided that the master servicer will be entitled to reasonably rely upon the written notification provided by the master servicer, special servicer, trustee or certificate administrator of the applicable other securitization as to whether such Serviced Companion Loan is one of the 10 largest mortgage loans in such other securitization); provided that with respect to clauses (A), (B), (C), (D), (E) and (F), such Mortgage Loan must also have a Stated Principal Balance of at least $10,000,000 for the requirement of a Rating Agency Confirmation to apply.

To the extent not precluded by the Mortgage Loan documents, the master servicer or the special servicer, as applicable, may not approve the creation of any lien or other encumbrance without requiring the related borrower to pay any fees owed to the Rating Agencies associated with the approval of such lien or encumbrance. However, in the event that the related borrower is required but fails to pay such fees, such fees will be an expense of the issuing entity; provided that in the case of a Serviced Whole Loan the special servicer or the master servicer, as applicable, will be required, after receiving payment from amounts on deposit in the Collection Account, if any, to (i) promptly notify the holder of the related Pari Passu Companion Loan and (ii) use commercially reasonable efforts to exercise on behalf of the issuing entity the rights of the issuing entity under the related Intercreditor Agreement to obtain reimbursement for a pro rata portion of such amount allocable to such Serviced Pari Passu Companion Loans from the holders of such Serviced Pari Passu Companion Loans. Neither the master servicer nor the special servicer will be responsible for enforcing a “due-on-sale” or a “due-on-encumbrance” clause with respect to any Non-Serviced Mortgage Loan.

Notwithstanding the foregoing but subject to other conditions contained in the PSA regarding Rating Agency Confirmations, without any other approval, consent or consultation, (i) the master servicer may grant and process a borrower’s request for any Master Servicer Non-Major Decision relating to a non-Specially Serviced Loan and (ii) the special servicer may grant and process a borrower’s request for any matter relating to a Specially Serviced Loan that is not a Major Decision.

Inspections

The master servicer will be required to perform (at its own expense) or cause to be performed (at its own expense), physical inspections of each Mortgaged Property relating to a Mortgage Loan (other than the Mortgaged Property securing a Non-Serviced Mortgage Loan, which is subject to inspection pursuant to the related Non-Serviced PSA, and other than a Specially Serviced Loan) with a Stated Principal Balance of (A) $2,000,000 or more at least once every 12 months and (B) less than $2,000,000 at least once every 24 months, in each case commencing in the calendar year 2019 unless a physical inspection has been performed by the special servicer within the previous 12 months and the master servicer has no knowledge of a material change in the Mortgaged Property since such physical inspection; provided, further, however, that if any scheduled payment becomes more than 60 days delinquent on the related Mortgage Loan, the special servicer is required to inspect or cause to be inspected the related Mortgaged Property as soon as practicable after the Mortgage Loan becomes a Specially Serviced Loan and annually thereafter for so long as the Mortgage Loan remains a Specially Serviced Loan (the cost of which inspection, to the extent not paid by the related borrower, will be reimbursed first from default interest and late charges (but with respect to a Serviced Whole Loan, only amounts available for such purpose under the related Intercreditor Agreement) and then from the Collection Account as an expense of the issuing entity, and in the case of a Serviced Whole Loan, as an expense of the holders of the related Mortgage Loan and Serviced Pari Passu Companion Loan, pro rata and pari passu, to the extent provided in the related Intercreditor Agreement. The special servicer or the master servicer, as applicable, will be required to prepare or cause to be prepared a written report of the inspection describing, among other things, the condition of and any damage to the Mortgaged Property to the extent evident from the inspection and specifying the existence of any vacancies in the Mortgaged Property of which it has knowledge and deems material, of any sale, transfer or abandonment of the Mortgaged Property of which it has knowledge or that is evident from the inspection, of any adverse change in the condition of the Mortgaged Property of which the preparer of such report has knowledge or that is evident from the inspection, and that the preparer of such report deems material, or of any material waste committed on the Mortgaged Property to the extent evident from the inspection.

Copies of the inspection reports referred to above that are delivered to the certificate administrator will be posted to the certificate administrator’s website for review by Privileged Persons pursuant to the PSA. See “Description of the Certificates—Reports to Certificateholders; Certain Available Information”.

Collection of Operating Information

With respect to each Mortgage Loan that requires the borrower to deliver operating statements, the special servicer or the master servicer, as applicable, is also required to use reasonable efforts to collect and review the annual operating statements beginning with calendar year end 2017 of the related Mortgaged Property. Most of the Mortgage Loan documents obligate the related borrower to deliver annual property operating statements. However, we cannot assure you that any operating statements required to be delivered will in fact be delivered, nor is the special servicer or the master servicer likely to have any practical means of compelling the delivery in the case of an otherwise performing Mortgage Loan.

Special Servicing Transfer Event

The Mortgage Loans (other than any Non-Serviced Mortgage Loan), any related Companion Loans and any related REO Properties will be serviced by the special servicer under the PSA in the event that the servicing responsibilities of the master servicer are transferred to the special servicer as described below. Such Mortgage Loans and related Companion Loans (including those loans that have become REO Properties) serviced by the special servicer are referred to in this prospectus collectively as the “Specially Serviced Loans”. The master servicer will be required to transfer its servicing responsibilities to the special servicer with respect to any Mortgage Loan (including any related Companion Loan) for which the master servicer is responsible for servicing:

(i)       either (x) with respect to any Mortgage Loan or Serviced Companion Loan, other than a balloon loan, a payment default has occurred on such Mortgage Loan or Serviced Companion Loan at its maturity date or, if the maturity date of such Mortgage Loan or Serviced Companion Loan has been extended in accordance with the PSA, a payment default occurs on such Mortgage Loan or Serviced Companion Loan at its extended maturity date or (y) with respect to a balloon loan, a payment default has occurred with respect to the related balloon payment; provided that if (A) the related borrower is diligently seeking a refinancing or sale of the related Mortgaged Property or Mortgaged Properties and delivers, on or prior to the related maturity date or extended maturity date, a statement to that effect and delivers, within 30 days following the related maturity date or extended maturity date, a refinancing commitment, letter of intent or otherwise binding application for refinancing from an acceptable lender or signed purchase agreement reasonably acceptable to the master servicer (who will be required to promptly deliver a copy to the special servicer) or the special servicer (who will be required to promptly deliver a copy to the master servicer), in each case, who will be required to promptly deliver a copy to the operating advisor (if a Control Termination Event has occurred and is continuing) and the Directing Certificateholder (but only for so long as no Consultation Termination Event has occurred and is continuing), (B) the related borrower continues to make its Assumed Scheduled Payment, and (C) no other Servicing Transfer Event has occurred with respect to that Mortgage Loan or Serviced Companion Loan, a Servicing Transfer Event will not occur until the earlier of (1) 120 days beyond the related maturity date or extended maturity date and (2) the termination of such transaction document;

(ii)       any Monthly Payment (other than a balloon payment or any other payment due under clause (i)(x) above in this definition) or any amount due on a monthly basis as an escrow payment or reserve funds, is 60 days or more delinquent;

(iii)       the master servicer or the special servicer determines in its sole and reasonable business judgment, exercised in accordance with the Servicing Standard, that (x) a default consisting of a failure to make a payment of principal or interest is reasonably foreseeable or there is a significant risk of such default or (y) any other default that is likely to impair the use or marketability of the related Mortgaged Property or the value of the Mortgaged Property as security for the Mortgage Loan or, if applicable, Serviced Companion Loan, is reasonably foreseeable or there is a significant risk of such default, which monetary or other default, in either case, would likely continue unremedied beyond the applicable grace period (or, if no grace period is specified, for a period of 60 days) and is not likely to be cured by the related borrower within 60 days or, except as provided in clause (i)(y) above, in the case of a balloon payment, for at least 30 days;

(iv)       the related borrower has become the subject of a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, or the appointment of a conservator, receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs;

(v)       the related borrower consents to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to such borrower of or relating to all or substantially all of its property;

(vi)       the related borrower admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations;

(vii)       a default, of which the master servicer or the special servicer has notice (other than a failure by such related borrower to pay principal or interest) and that in the opinion of the master servicer or the special servicer (and, in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, with the consent of the Directing

Certificateholder, and with respect to any Serviced Whole Loan, in consultation with the related Serviced Companion Loan noteholders to the extent provided for in the related Intercreditor Agreement) materially and adversely affects the interests of the Certificateholders or any holder of a Serviced Companion Loan, if applicable, occurs and remains unremedied for the applicable grace period specified in the Mortgage Loan documents for such Mortgage Loan or Serviced Companion Loan (or if no grace period is specified for those defaults which are capable of cure, 60 days); or

(viii)       the master servicer or special servicer receives notice of the foreclosure or proposed foreclosure of any lien on the related Mortgaged Property (each of clause (i) through (viii), a “Servicing Transfer Event”).

However, the master servicer will be required to continue to (x) receive payments on the Mortgage Loans (and any related Serviced Companion Loan) (including amounts collected by the special servicer), (y) make certain calculations with respect to the Mortgage Loans and any related Serviced Companion Loan and (z) make remittances and prepare certain reports to the Certificateholders with respect to the Mortgage Loans and any related Serviced Companion Loan. Additionally, the master servicer will continue to receive the Servicing Fee in respect of the Mortgage Loans (and any related Serviced Companion Loan) at the Servicing Fee Rate.

If the related Mortgaged Property is acquired in respect of any Mortgage Loan (and any related Serviced Companion Loan) (upon acquisition, an “REO Property”) whether through foreclosure, deed-in-lieu of foreclosure or otherwise, the special servicer will continue to be responsible for its operation and management. If any Serviced Companion Loan becomes specially serviced, then the related Mortgage Loan will also become a Specially Serviced Loan. If any Mortgage Loan becomes a Specially Serviced Loan, then the related Serviced Companion Loan will also become a Specially Serviced Loan. The master servicer will have no responsibility for the performance by the special servicer of its duties under the PSA. Any Serviced Mortgage Loan, that is or becomes a cross-collateralized Mortgage Loan and is cross-collateralized with a Specially Serviced Loan will become a Specially Serviced Loan.

A Mortgage Loan or Serviced Whole Loan will cease to be a Specially Serviced Loan (each, a “Corrected Loan”) (A) with respect to the circumstances described in clauses (i) and (ii) above, when the borrower thereunder has brought the Mortgage Loan or Serviced Companion Loan current and thereafter made three consecutive full and timely Periodic Payments, including pursuant to any workout of the Mortgage Loan or Serviced Companion Loan, (B) with respect to the circumstances described in clause (iii), (iv), (v), (vi) and (viii) above, when such circumstances cease to exist in the good faith judgment of the special servicer or (C) with respect to the circumstances described in clause (vii) above, when such default is cured (as determined by the special servicer in accordance with the Servicing Standard) or waived by the special servicer; provided, in each case, that at that time no circumstance exists (as described above) that would cause the Mortgage Loan or Serviced Companion Loan to continue to be characterized as a Specially Serviced Loan. If any Specially Serviced Loan becomes a Corrected Loan, the special servicer will be required to transfer servicing of such Corrected Loan to the master servicer.

Asset Status Report

The special servicer will be required to prepare a report (an “Asset Status Report”) for each Serviced Mortgage Loan and, if applicable, any related Serviced Companion Loan that becomes a Specially Serviced Loan not later than 30 days after the servicing of such Mortgage Loan is transferred to the special servicer (the “Initial Delivery Date”) and will be required to amend, update or create a new Asset Status Report to the extent that during the course of the resolution of such Specially Serviced Loan material changes in the circumstances and/or strategy reflected in any current Final Asset Status Report are necessary to reflect the then current circumstances and recommendation as to how the Specially Serviced Loan might be returned to performing status or otherwise liquidated in accordance with the Servicing Standard (each such report a “Subsequent Asset Status Report”). Each Asset Status Report will be required to be delivered in electronic form to:

●	the Directing Certificateholder (but (i) only for so long as no Consultation Termination Event has occurred and is continuing, and (ii) not with respect to any applicable Conflicted Loan);

●	with respect to any related Serviced Companion Loan, to the extent the related Serviced Companion Loan has been included in a securitization transaction, to the master servicer of such securitization into which the related Serviced Companion Loan has been sold or to the holder of the related Serviced Companion Loan;

●	the operating advisor (but only after the occurrence and during the continuance of an Operating Advisor Consultation Event);

●	the master servicer; and

●	the 17g-5 Information Provider, which will be required to post such report to the 17g-5 Information Provider’s website.

A summary of each Asset Status Report will be provided to the certificate administrator and the trustee.

An Asset Status Report prepared for each Specially Serviced Loan will be required to include, among other things, the following information:

●	summary of the status of such Specially Serviced Loan and any negotiations with the related borrower;

●	a discussion of the legal and environmental considerations reasonably known to the special servicer, consistent with the Servicing Standard, that are applicable to the exercise of remedies and to the enforcement of any related guaranties or other collateral for the related Specially Serviced Loan and whether outside legal counsel has been retained;

●	the most current rent roll and income or operating statement available for the related Mortgaged Property;

●	(A) the special servicer’s recommendations on how such Specially Serviced Loan might be returned to performing status (including the modification of a monetary term, and any workout, restructure or debt forgiveness) and returned to the master servicer for regular servicing or foreclosed or otherwise realized upon (including any proposed sale of a Defaulted Loan or REO Property), (B) a description of any such proposed or taken actions, and (C) the alternative courses of action that were or are being considered by the special servicer in connection with the proposed or taken actions;

●	the status of any foreclosure actions or other proceedings undertaken with respect to the Specially Serviced Loan, any proposed workouts and the status of any negotiations with respect to such workouts, and an assessment of the likelihood of additional defaults under the related Mortgage Loan or Serviced Whole Loan;

●	a description of any amendment, modification or waiver of a material term of any ground lease (or any space lease or air rights lease, if applicable) or franchise agreement;

●	the decision that the special servicer made, or intends or proposes to make, including a narrative analysis setting forth the special servicer’s rationale for its proposed decision, including its rejection of the alternatives;

●	an analysis of whether or not taking such proposed action is reasonably likely to produce a greater recovery on a present value basis than not taking such action, setting forth (x) the basis on which the special servicer made such determination and (y) the net present value calculation and all related assumptions;

●	the appraised value of the related Mortgaged Properties (and a copy of the last obtained appraisal of such Mortgaged Property) together with a description of any adjustments to the valuation of such Mortgaged Property made by the special servicer together with an explanation of those adjustments; and

●	such other information as the special servicer deems relevant in light of the Servicing Standard.

With respect to any Mortgage Loan other than an applicable Conflicted Loan, if no Control Termination Event has occurred and is continuing, the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan within 10 business after receipt of the Asset Status Report. If the Directing Certificateholder does not disapprove an Asset Status Report within 10 business days or if the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval by the Directing Certificateholder (communicated to the special servicer within such 10-business day period) is not in the best interest of all the Certificateholders, the special servicer will be required to implement the recommended action as outlined in the Asset Status Report. If the Directing Certificateholder disapproves the Asset Status Report within such 10-business day period, and the special servicer has not made the affirmative determination described above, the special servicer will be required to revise the Asset Status Report as soon as practicable thereafter, but in no event later than 30 days after the disapproval. The special servicer will be required to continue to revise the Asset Status Report until the Directing Certificateholder fails to disapprove the revised Asset Status Report or until the special servicer makes a determination, in accordance with the Servicing Standard, that the disapproval is not in the best interests of the Certificateholders; provided that, if the Directing Certificateholder has not approved the Asset Status Report for a period of 60 business days following the first submission of an Asset Status Report, the special servicer will follow the Directing Certificateholder’s direction, if such direction is consistent with the Servicing Standard; provided, however, that if the Directing Certificateholder’s direction would cause the special servicer to violate the Servicing Standard, the special servicer may act upon the most recently submitted form of Asset Status Report. The procedures described in this paragraph are collectively referred to as the “Directing Holder Asset Status Report Review Process”.

Prior to an Operating Advisor Consultation Event, the special servicer will be required to promptly deliver each Final Asset Status Report to the operating advisor following the completion of the Directing Certificateholder Asset Status Report Review Process. While an Operating Advisor Consultation Event has occurred and is continuing, the special servicer will be required to promptly deliver each Asset Status Report prepared in connection with a Specially Serviced Loan to the operating advisor (and, with respect to any Mortgage Loan that is not a Conflicted Loan and only for so long as no Consultation Termination Event has occurred, the Directing Certificateholder). The operating advisor will be required to provide comments to the special servicer in respect of the Asset Status Report, if any, within ten (10) business days following the later of (i) receipt of such Asset Status Report or (ii) such related additional information reasonably requested by the operating advisor, and propose possible alternative courses of action to the extent it determines such alternatives to be in the best interest of the Certificateholders (including any Certificateholders that are holders of the Control Eligible Certificates), as a collective whole. The special servicer will be obligated to consider such alternative courses of action and any other feedback provided by the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Conflicted Loan and only for so long as no Consultation Termination Event has occurred, the Directing Certificateholder) in connection with the special servicer’s preparation of any Asset Status Report that is provided while an Operating Advisor Consultation Event has occurred and is continuing. The special servicer will revise the Asset Status Report as it deems necessary to take into account any input and/or comments from the operating advisor (and, with respect to any Mortgage Loan that is not an applicable Conflicted Loan and only for so long as no Consultation Termination Event has occurred, the Directing Certificateholder), to the extent the special servicer determines that the operating advisor’s and/or Directing Certificateholder’s input and/or recommendations are consistent with the Servicing Standard and in the best interest of the Certificateholders as a collective whole (or, with respect to a Serviced Whole Loan, the best interest of the Certificateholders and the holders of the related Companion Loan, as a collective whole (taking into account the pari passu or subordinate nature of such Companion Loan)). Promptly upon determining whether or not to revise any Asset Status Report to take into account any input and/or comments from the operating advisor or the Directing Certificateholder, the special servicer will be required to revise the Asset Status Report, if applicable, and deliver to the operating advisor and the Directing Certificateholder the revised Asset Status Report (until a Final Asset Status Report is issued). The procedures described in this paragraph are collectively referred to as the “ASR Consultation Process”. For additional information, see “—The Operating Advisor—Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing”.

The special servicer will not be required to take or to refrain from taking any action because of an objection or comment by the operating advisor or a recommendation of the operating advisor.

After the occurrence and during the continuance of a Control Termination Event but prior to the occurrence of a Consultation Termination Event, the Directing Certificateholder (except with respect to any applicable Conflicted Loan) and after the occurrence and during the continuance of an Operating Advisor Consultation Event (or with respect to a Conflicted Loan applicable to the Directing Certificateholder) the operating advisor, will be entitled to consult with the special servicer and propose alternative courses of action and provide other feedback in respect of any Asset Status Report. After the occurrence of a Consultation Termination Event, the Directing Certificateholder will have no right to consult with the special servicer with respect to Asset Status Reports and the special servicer will only be obligated to consult with the operating advisor with respect to any Asset Status Report as described above. The special servicer may choose to revise the Asset Status Report as it deems reasonably necessary in accordance with the Servicing Standard to take into account any input and/or recommendations of the operating advisor or the Directing Certificateholder during the applicable periods described above, but is under no obligation to follow any particular recommendation of the operating advisor or the Directing Certificateholder.

Notwithstanding the foregoing, in the case of any Servicing Shift Whole Loan, only the related Loan-Specific Directing Holder (without regard to whether a Control Termination Event, a Consultation Termination Event or an Operating Advisor Consultation Event has occurred) may exercise the rights of the Directing Certificateholder or the operating advisor described in this “—Asset Status Report” section, and neither the Directing Certificateholder nor the operating advisor will have any of the above described consent or (in the case of the operating advisor) consultation rights, as applicable, unless permitted under the related Intercreditor Agreement.

With respect to each Non-Serviced Mortgage Loan, the directing certificateholder under the related Non-Serviced PSA will have approval and consultation rights with respect to any asset status report prepared by the related Non-Serviced Special Servicer with respect to such Non-Serviced Whole Loan under the related Non-Serviced PSA that are similar to the approval and consultation rights of the Directing Certificateholder with respect to the Mortgage Loans and the Serviced Whole Loans. See
“—Servicing of the Non-Serviced Mortgage Loans”.

A “Final Asset Status Report” means, with respect to any Specially Serviced Loan, the initial Asset Status Report (together with such other data or supporting information provided by the special servicer to the Directing Certificateholder that does not include any communication (other than the related Asset Status Report) between the special servicer and the Directing Certificateholder with respect to such Specially Serviced Loan) required to be delivered by the special servicer by the Initial Delivery Date and any Subsequent Asset Status Report, in each case, in the form fully approved or deemed approved, if applicable, by the Directing Certificateholder pursuant to the Directing Certificateholder Asset Status Report Review Process or following completion of the ASR Consultation Process, as applicable. For the avoidance of doubt, the special servicer may issue more than one Final Asset Status Report with respect to any Specially Serviced Loan in accordance with the procedures described above. Each Final Asset Status Report will be labeled or otherwise identified or communicated as being final.

Realization Upon Mortgage Loans

If a payment default or material non-monetary default on a Serviced Mortgage Loan has occurred, then, pursuant to the PSA, the special servicer, on behalf of the trustee, may, in accordance with the terms and provisions of the PSA, at any time institute foreclosure proceedings, exercise any power of sale contained in the related Mortgage, obtain a deed-in-lieu of foreclosure, or otherwise acquire title to the related Mortgaged Property, by operation of law or otherwise. The special servicer is not permitted, however, to cause the trustee to acquire title to any Mortgaged Property, have a receiver of rents appointed with respect to any Mortgaged Property or take any other action with respect to any Mortgaged Property that would cause the trustee, for the benefit of the Certificateholders, or any other specified person to be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or an “operator” of such Mortgaged Property within the meaning of certain federal environmental laws, unless the special servicer has determined in accordance with the Servicing Standard, based on an updated environmental assessment report prepared by a person who regularly conducts environmental audits and performed within six months prior to any such acquisition of title or other action (which report will be an expense of the issuing entity subject to the terms of the PSA) that:

(a)       such Mortgaged Property is in compliance with applicable environmental laws or, if not, after consultation with an environmental consultant, that it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions as are necessary to bring such Mortgaged Property in compliance with such laws, and

(b)       there are no circumstances present at such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any currently effective federal, state or local law or regulation, or that, if any such hazardous materials are present for which such action could be required, after consultation with an environmental consultant, it would be in the best economic interest of the Certificateholders (and with respect to any Serviced Whole Loan, the Serviced Companion Loan Holders), as a collective whole as if such Certificateholders and, if applicable, Serviced Companion Loan Holders constituted a single lender, to take such actions with respect to the affected Mortgaged Property.

Such requirement precludes enforcement of the security for the related Mortgage Loan until a satisfactory environmental site assessment is obtained (or until any required remedial action is taken), but will decrease the likelihood that the issuing entity will become liable for a material adverse environmental condition at the Mortgaged Property. However, we cannot assure you that the requirements of the PSA will effectively insulate the issuing entity from potential liability for a materially adverse environmental condition at any Mortgaged Property.

If title to any Mortgaged Property is acquired by the issuing entity (directly or through a single member limited liability company established for that purpose), the special servicer will be required to sell the Mortgaged Property prior to the close of the third calendar year beginning after the year of acquisition, unless (1) the IRS grants (or has not denied) a qualifying extension of time to sell the property or (2) the special servicer, the certificate administrator and the trustee receive an opinion of independent counsel to the effect that the holding of the property by the Lower-Tier REMIC longer than the above-referenced three year period will not result in the imposition of a tax on either Trust REMIC or cause either Trust REMIC to fail to qualify as a REMIC under the Code at any time that any certificate is outstanding. Subject to the foregoing and any other tax-related limitations, pursuant to the PSA, the special servicer will generally be required to attempt to sell any Mortgaged Property so acquired in accordance with the Servicing Standard. The special servicer will also be required to administer any Mortgaged Property acquired by the issuing entity in a manner which does not cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Code Section 860G(a)(8) at all times, and that the sale of the property does not result in the receipt by the issuing entity of any income from nonpermitted assets as described in Code Section 860F(a)(2)(B). If the Lower-Tier REMIC acquires title to any Mortgaged Property, the special servicer, on behalf of the Lower-Tier REMIC, will retain, at the expense of the issuing entity, an independent contractor to manage and operate the property. The independent contractor generally will be permitted to perform construction (including renovation) on a foreclosed property only if the construction was more than 10% completed at the time default on the related

Mortgage Loan became imminent. The retention of an independent contractor, however, will not relieve the special servicer of its obligation to manage the Mortgaged Property as required under the PSA.

In general, the special servicer will be obligated to cause any Mortgaged Property acquired as an REO Property to be operated and managed in a manner that would, in its reasonable judgment and in accordance with the Servicing Standard, maximize the issuing entity’s net after-tax proceeds from such property. Generally, the Lower-Tier REMIC will not be taxable on income received with respect to a Mortgaged Property acquired by the issuing entity to the extent that it constitutes “rents from real property”, within the meaning of Code Section 856(c)(3)(A) and Treasury regulations under the Code. Rents from real property include fixed rents and rents based on the gross receipts or sales of a tenant but do not include the portion of any rental based on the net income or profit of any tenant or sub-tenant. No determination has been made whether rent on any of the Mortgaged Properties meets this requirement. Rents from real property include charges for services customarily furnished or rendered in connection with the rental of real property, whether or not the charges are separately stated. Services furnished to the tenants of a particular building will be considered as customary if, in the geographic market in which the building is located, tenants in buildings which are of similar class are customarily provided with the service. No determination has been made whether the services furnished to the tenants of the Mortgaged Properties are “customary” within the meaning of applicable regulations. It is therefore possible that a portion of the rental income with respect to a Mortgaged Property owned by the issuing entity would not constitute rents from real property, or that none of such income would qualify if a separate charge is not stated for such non-customary services or they are not performed by an independent contractor. Rents from real property also do not include income from the operation of a trade or business on the Mortgaged Property, such as a hospitality property, or rental income attributable to personal property leased in connection with a lease of real property if the rent attributable to personal property exceeds 15% of the total net rent for the taxable year. Any of the foregoing types of income may instead constitute “net income from foreclosure property”, which would be taxable to the Lower-Tier REMIC, at the highest marginal federal corporate rate (currently 35%) and may also be subject to state or local taxes. The PSA provides that the special servicer will be permitted to cause the Lower-Tier REMIC to earn “net income from foreclosure property” that is subject to tax if it determines that the net after-tax benefit to Certificateholders is greater than another method of operating or net leasing the Mortgaged Property. Because these sources of income, if they exist, are already in place with respect to the Mortgaged Properties, it is generally viewed as beneficial to Certificateholders to permit the issuing entity to continue to earn them if it acquires a Mortgaged Property, even at the cost of this tax. These taxes would be chargeable against the related income for purposes of determining the proceeds available for distribution to holders of certificates. See “Material Federal Income Tax Considerations—Taxes That May Be Imposed on a REMIC—Prohibited Transactions”.

Under the PSA, the special servicer is required to establish and maintain one or more REO Accounts, to be held on behalf of the trustee for the benefit of the Certificateholders and with respect to a Serviced Whole Loan, the Serviced Companion Loan Holder, for the retention of revenues and insurance proceeds derived from each REO Property. The special servicer is required to use the funds in the REO Account to pay for the proper operation, management, maintenance and disposition of any REO Property, but only to the extent of amounts on deposit in the REO Account relate to such REO Property. To the extent that amounts in the REO Account in respect of any REO Property are insufficient to make such payments, the master servicer is required to make a Servicing Advance, unless it determines such Servicing Advance would be nonrecoverable. On the later of the date that is (x) on or prior to each Determination Date or (y) 2 business days after such amounts are received and properly identified and determined to be available, the special servicer is required to remit to the master servicer for deposit all amounts received in respect of each REO Property during such Collection Period, net of any amounts withdrawn to make any permitted disbursements, to the Collection Account; provided that the special servicer may retain in the REO Account permitted reserves.

Sale of Defaulted Loans and REO Properties

If the special servicer determines in accordance with the Servicing Standard that it would be in the best economic interests of the Certificateholders or, in the case of a Serviced Whole Loan,

Certificateholders and any holder of the related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan Holder constituted a single lender) to attempt to sell a Defaulted Loan (other than a Non-Serviced Mortgage Loan) and any related Serviced Companion Loan as described below, the special servicer will be required to use reasonable efforts to solicit offers for each Defaulted Loan on behalf of the Certificateholders and the holder of any related Serviced Companion Loan in such manner as will be reasonably likely to realize a fair price. In the case of certain Non-Serviced Mortgage Loans, under certain limited circumstances permitted under the related Intercreditor Agreement, to the extent that such Non-Serviced Mortgage Loan is not sold together with the related Non-Serviced Companion Loan by the special servicer for the related Non-Serviced Whole Loan, the special servicer will be entitled to sell (with the consent of the Directing Certificateholder if no Control Termination Event has occurred and is continuing) such Non-Serviced Mortgage Loan if it determines in accordance with the Servicing Standard that such action would be in the best interests of the Certificateholders (and will be entitled to a Liquidation Fee in connection with such sale). The special servicer is required to accept the first cash offer received from any person that constitutes a fair price for the Defaulted Loan. If multiple offers are received during the period designated by the special servicer for receipt of offers, the special servicer is required to select the highest offer. The special servicer is required to give the trustee, the certificate administrator, the master servicer, the operating advisor and (other than in respect of any applicable Conflicted Loan) the Directing Certificateholder not less than 10 business days’ prior written notice of its intention to sell any such Defaulted Loan. Neither the trustee nor any of its affiliates may make an offer for or purchase any Defaulted Loan. “Defaulted Loan” means a Serviced Mortgage Loan and any related Serviced Companion Loan (i) that is delinquent at least 60 days in respect of its Periodic Payments or more than 120 days delinquent in respect of its balloon payment (taking into account any extensions to such 120-day period as provided in the provisos to clause (i) of the definition of “Specially Serviced Loan”), if any, in either case such delinquency to be determined without giving effect to any grace period permitted by the related Mortgage or Mortgage Note and without regard to any acceleration of payments under the related Mortgage and Mortgage Note or (ii) as to which the master servicer or special servicer has, by written notice to the related borrower, accelerated the maturity of the indebtedness evidenced by the related Mortgage Note.

The special servicer will be required to determine whether any cash offer constitutes a fair price for any Defaulted Loan if the highest offeror is a person other than an Interested Person. In determining whether any offer from a person other than an Interested Person constitutes a fair price for any Defaulted Loan, the special servicer will be required to take into account (in addition to the results of any appraisal, updated appraisal or narrative appraisal that it may have obtained pursuant to the PSA within the prior 9 months), among other factors, the period and amount of the occupancy level and physical condition of the related Mortgaged Property and the state of the local economy.

If the highest offeror is an Interested Person (provided that the trustee may not be a offeror), then the trustee will be required to determine whether the cash offer constitutes a fair price; provided that no offer from an Interested Person will constitute a fair price unless (i) the offer is the highest offer received, and (ii) if the offer is less than the applicable Purchase Price, then at least two other offers are received from independent third parties. In determining whether any offer received from an Interested Person represents a fair price for any such Defaulted Loan, the trustee will be supplied with and will be required to rely on the most recent appraisal or updated appraisal conducted in accordance with the PSA within the preceding 9-month period or, in the absence of any such appraisal, on a new appraisal. Except as provided in the following paragraph, the cost of any appraisal will be covered by, and will be reimbursable as, a Servicing Advance.

Notwithstanding anything contained in the preceding paragraph to the contrary, if the trustee is required to determine whether a cash offer by an Interested Person constitutes a fair price, the trustee may (at its option and at the expense of the Interested Person) designate an independent third party expert in real estate or commercial mortgage loan matters with at least 5 years’ experience in valuing or investing in loans similar to the subject Mortgage Loan or Serviced Whole Loan, as the case may be, that has been selected with reasonable care by the trustee to determine if such cash offer constitutes a fair price for such Mortgage Loan or Serviced Whole Loan. If the trustee designates such a third party to make such determination, the trustee will be entitled to rely conclusively upon such third party’s determination. The reasonable costs of all appraisals, inspection reports and broker opinions of value incurred by any such third party pursuant to this paragraph will be covered by the Interested Person; provided that the trustee will not engage a third party expert whose fees exceed a commercially reasonable amount as determined by the trustee.

The special servicer is required to use reasonable efforts to solicit offers for each REO Property on behalf of the Certificateholders and the related Companion Loan Holder(s) (if applicable) and to sell each REO Property in the same manner as with respect to a Defaulted Loan.

Notwithstanding any of the foregoing paragraphs, the special servicer will not be required to accept the highest cash offer for a Defaulted Loan or REO Property if the special servicer determines (in consultation with the Directing Certificateholder (other than with respect to any applicable Conflicted Loan, unless a Consultation Termination Event exists), and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s)), in accordance with the Servicing Standard, that rejection of such offer would be in the best interests of the Certificateholders and, in the case of a sale of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender), and the special servicer may accept a lower offer (from any person other than itself or an affiliate) if it determines, in its reasonable and good faith judgment, that acceptance of such offer would be in the best interests of the Certificateholders and, in the case of a Serviced Whole Loan or an REO Property related to a Serviced Whole Loan, the related Companion Loan Holder(s) (as a collective whole as if such Certificateholders and, if applicable, the related Companion Loan Holder(s) constituted a single lender).

An “Interested Person” is the depositor, the master servicer, the special servicer, the operating advisor, the asset representations reviewer, the Non-Conflicted Special Servicer, if any, the certificate administrator, the trustee, the Directing Certificateholder, any sponsor, any borrower, any holder of a related mezzanine loan, any manager of a Mortgaged Property, any independent contractor engaged by the special servicer or any known affiliate of any of the preceding entities, and, with respect to a Whole Loan if it is a Defaulted Loan, the depositor, the master servicer, the special servicer (or any independent contractor engaged by such special servicer), or the trustee for the securitization of a Companion Loan, and each related Companion Loan Holder or its representative, any holder of a related mezzanine loan, or any known affiliate of any such party described above.

With respect to the Serviced Whole Loan, pursuant to the terms of the related Intercreditor Agreement(s), if such Serviced Whole Loan becomes a Defaulted Loan, and if the special servicer determines to sell the related Mortgage Loan in accordance with the discussion in this “—Sale of Defaulted Loans and REO Properties” section, then the special servicer will be required to sell the related Pari Passu Companion Loan together with such Mortgage Loan as one whole loan. The special servicer will not be permitted to sell the related Mortgage Loan together with the related Pari Passu Companion Loan if such Serviced Whole Loan becomes a Defaulted Loan without the consent of the holder of the related Pari Passu Companion Loan, unless the special servicer complies with certain notice and delivery requirements set forth in the PSA. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loan”.

In addition, with respect to each Non-Serviced Mortgage Loan, if such Mortgage Loan has become a defaulted Mortgage Loan under the related Non-Serviced PSA, the Non-Serviced Special Servicer will generally have the right to sell such Mortgage Loan together with the related Companion Loan(s) as notes evidencing one whole loan. The issuing entity, as the holder of the Non-Serviced Mortgage Loans, will have the right to consent to such sale if the required notices and information regarding such sale are not provided to the special servicer in accordance with the related Intercreditor Agreement. The Directing Certificateholder will be entitled to exercise such consent right so long as a Control Termination Event has not occurred and is continuing, and if a Control Termination Event has occurred and is continuing, the special servicer will exercise such consent rights. See “Description of the Mortgage Pool—The Non-Serviced Pari Passu Whole Loans” and “—The Non-Serviced Pari Passu-AB Whole Loans”.

In addition, with respect to any Servicing Shift Mortgage Loan, if the Servicing Shift Mortgage Loan becomes a Defaulted Loan, the special servicer (or, on or after the applicable Servicing Shift Securitization Date, the special servicer under the related Servicing Shift PSA) will be required to sell such Mortgage Loan together with the related Companion Loans as notes evidencing one whole loan, in accordance with the provisions of the related Intercreditor Agreement and the PSA or the Servicing Shift PSA, as the case may be.

To the extent that Liquidation Proceeds collected with respect to any Mortgage Loan are less than the sum of (1) the outstanding principal balance of the Mortgage Loan, (2) interest accrued on the Mortgage Loan and (3) the aggregate amount of outstanding reimbursable expenses (including any (i) unpaid servicing compensation, (ii) unreimbursed Servicing Advances, (iii) accrued and unpaid interest on all Advances and (iv) additional expenses of the issuing entity) incurred with respect to the Mortgage Loan, the issuing entity will realize a loss in the amount of the shortfall. The trustee, the master servicer and/or the special servicer will be entitled to reimbursement out of the Liquidation Proceeds recovered on any Mortgage Loan, prior to the distribution of those Liquidation Proceeds to Certificateholders, of any and all amounts that represent unpaid servicing compensation in respect of the related Mortgage Loan, certain unreimbursed expenses incurred with respect to the Mortgage Loan and any unreimbursed Advances (including interest on Advances) made with respect to the Mortgage Loan. In addition, amounts otherwise distributable on the certificates will be further reduced by interest payable to the master servicer, the special servicer or trustee on these Advances.

The Directing Certificateholder

General

Subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement as described under “—Rights of Holders of Companion Loans” below, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to advise (1) the special servicer, with respect to all Specially Serviced Loans (other than any applicable Conflicted Loan or any Servicing Shift Mortgage Loan) and (2) the special servicer, with respect to non-Specially Serviced Loans (other than any applicable Conflicted Loan or any Servicing Shift Mortgage Loan), with respect to Special Servicer Major Decisions and will have the right to replace the special servicer with or without cause and have certain other rights under the PSA, each as described below. The PSA may provide that, with respect to certain matters in respect of which the consent of the Directing Certificateholder is required, such consent will be deemed given after the expiration of a specified period following the request for consent. With respect to any Mortgage Loan (other than any applicable Conflicted Loan), upon the occurrence and continuance of a Control Termination Event, the Directing Certificateholder will have certain consultation rights only, and upon the occurrence of a Consultation Termination Event, the Directing Certificateholder will not have any consent or consultation rights, as further described below.

The “Directing Certificateholder” will be the Controlling Class Certificateholder (or its representative) selected by more than 50% of the Controlling Class Certificateholders, by Certificate Balance, as determined by the certificate registrar from time to time; provided, however, that:

(1)       absent that selection, or

(2)       until a Directing Certificateholder is so selected, or

(3)       upon receipt of a notice from a majority of the Controlling Class Certificateholders, by Certificate Balance, that a Directing Certificateholder is no longer designated, the Controlling Class Certificateholder that represents that it owns the largest aggregate Certificate Balance of the Controlling Class (or its representative) will be the Directing Certificateholder;

provided, however, that in the case of this clause (3), in the event no one holder represents that it owns the largest aggregate Certificate Balance of the Controlling Class, then there will be no Directing Certificateholder until appointed in accordance with the terms of the PSA.

The certificate administrator and the other parties to the PSA will be entitled to assume that the identity of the Directing Certificateholder has not changed until such parties receive written notice of a replacement of the Directing Certificateholder from a party holding the requisite interest in the Controlling Class, or the resignation of the then-current Directing Certificateholder.

The initial Directing Certificateholder is expected to be Argentic Securities Income USA LLC or its affiliate.

A “Controlling Class Certificateholder” is each holder (or Certificate Owner, if applicable) of a certificate of the Controlling Class as determined by the certificate registrar from time to time, upon request by any party to the PSA.

The “Controlling Class” will be, as of any time of determination, the most subordinate class of Control Eligible Certificates then outstanding that has an aggregate Certificate Balance (as notionally reduced by any Cumulative Appraisal Reduction Amounts allocable to such class) at least equal to 25% of the initial Certificate Balance of that class. The Controlling Class as of the Closing Date will be Class G certificates; provided that if, at any time, the Certificate Balances of all Control Eligible Certificates, as notionally reduced by any Appraisal Reduction Amounts (but without regard to any Collateral Deficiency Amount) allocable to such classes, have been reduced to zero, the Controlling Class will be the most subordinate class of Control Eligible Certificates that has a principal balance greater than zero; provided, further that if at any time the Certificate Balance of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates have been reduced to zero as a result of the allocation of principal payments on the Mortgage Loans, then the “Controlling Class” will be the most subordinate class of Control Eligible Certificates that has an aggregate Certificate Balance greater than zero without regard to the application of Appraisal Reduction Amounts (or any Collateral Deficiency Amount) to notionally reduce the Certificate Balance of such class.

The “Control Eligible Certificates” will be any of the Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates.

The master servicer, the special servicer, the trustee or the operating advisor, may from time to time request that the certificate administrator provide the name of the then-current Directing Certificateholder for any applicable Mortgage Loan or Serviced Whole Loan. Upon such request, the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) provide the name of the then-current Directing Certificateholder to the master servicer, the special servicer, the trustee or the operating advisor, but only to the extent the certificate administrator has actual knowledge of the identity of the then-current Directing Certificateholder; provided, that if the certificate administrator does not have actual knowledge of the identity of the then-current Directing Certificateholder, then the certificate administrator will be required to promptly (but in no event more than 5 Business Days following such request) (i) determine which Class is the Controlling Class and (ii) request from the Controlling Class Certificateholders the identity of the Directing Certificateholder. Any expenses incurred in connection with obtaining such information will be at the expense of the requesting party, except that if (i) such expenses arise in connection with an event as to which the Directing Certificateholder (or controlling class representative) has review, consent or consultation rights with respect to an action taken by, or report prepared by, the requesting party pursuant to the PSA or in connection with a request made by the operating advisor in connection with its obligation under the PSA to deliver a copy of its Operating Advisor Annual Report to the controlling class representative and (ii) the requesting party has not been notified of the identity of the Directing Certificateholder (or controlling class representative) or reasonably believes that the identity of the Directing Certificateholder (or controlling class representative) has changed, then such expenses will be at the expense of the Trust. The master servicer, the special servicer, the trustee and the operating advisor, will be entitled to conclusively rely on any such information so provided.

To the extent the master servicer or the special servicer has written notice of any change in the identity of a Directing Certificateholder or the list of Certificateholders (or Certificate Owners, if applicable) of the Controlling Class, then the master servicer or the special servicer, as applicable, will be required to promptly notify the trustee, the certificate administrator, the operating advisor, the master servicer and the special servicer thereof, who may rely conclusively on such notice from the master servicer or the special servicer, as applicable.

In the event that no Directing Certificateholder has been appointed or identified to the master servicer or the special servicer, as applicable, and the master servicer or special servicer, as applicable, has attempted to obtain such information from the certificate administrator and no such entity has been identified to the master servicer or the special servicer, as applicable, then until such time as the new Directing Certificateholder is identified, the master servicer or the special servicer, as applicable, will have no duty to consult with, provide notice to, or seek the approval or consent of any such Directing Certificateholder as the case may be.

The Class E-RR certificateholders that are the Controlling Class Certificateholders may waive its rights as the Controlling Class Certificateholders as described “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below.

Major Decisions

Except as otherwise described under “—Servicing Override” below and subject to the rights of the holders of the related Companion Loans under the related Intercreditor Agreements as described under “—Rights of Holders of Companion Loans” below, prior to the occurrence and continuance of a Control Termination Event, neither the master servicer nor the special servicer will be permitted to take any of the following actions, as to which the Directing Certificateholder has objected in writing within 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt of the written recommendation and analysis together with such other information reasonably requested by the Directing Certificateholder and in the possession of the master servicer or the special servicer, as applicable, in order to grant or withhold such consent, which report may, if prepared by the special servicer, in its sole discretion, take the form of an Asset Status Report (the “Major Decision Reporting Package”) (provided that if such written objection has not been received by the master servicer or special servicer, as applicable, within such 10-business-day (or 30-day) period, the Directing Certificateholder will be deemed to have approved such action) (each of the following, a “Major Decision”):

(a)       any proposed or actual foreclosure upon or comparable conversion (which may include acquisitions of an REO Property) of the ownership of properties securing such of the Mortgage Loans (other than a Non-Serviced Mortgage Loan) or Serviced Whole Loan as come into and continue in default;

(b)       any modification, consent to a modification or waiver of any monetary term or material non-monetary term (including, without limitation, the timing of payments and acceptance of discounted payoffs but excluding late payment charges or default interest) of a Serviced Mortgage Loan and any related Serviced Companion Loan or any extension of the maturity date of any Serviced Mortgage Loan and any related Serviced Companion Loan, in each case, to the extent the Directing Certificateholder or any affiliate does not own any controlling interest (whether legally, beneficially or otherwise) in the related mezzanine loan, if applicable;

(c)       any sale of a Defaulted Loan (that is not a Non-Serviced Mortgage Loan), an REO Property (in each case, other than in connection with the termination of the issuing entity as described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates” in this prospectus) for less than the applicable Purchase Price;

(d)       any determination to bring an REO Property into compliance with applicable environmental laws or to otherwise address hazardous material located at an REO Property;

(e)       any release of collateral or any acceptance of substitute or additional collateral (other than through defeasance, provided that such defeasance does not otherwise involve a Major Decision) for a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to either of the foregoing, other than (i) the release of non-material collateral or (ii) as required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which there is no lender discretion;

(f)       any waiver of a “due-on-sale” or “due-on-encumbrance” clause with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan or any consent to such a waiver or consent to a transfer of the Mortgaged Property or interests in the borrower or consent to the incurrence of additional debt, other than any such transfer or incurrence of debt (i) as may be effected without the consent or discretion of the lender under the related loan agreement, (ii) where the loan documents include specific objective conditions that must be satisfied for such action where no lender discretion is permitted in order to determine whether such specific objective conditions have been satisfied and (iii) where such specific objective conditions have been satisfied with no exceptions;

(g)       any acceptance of an assumption agreement releasing a borrower from liability under a Serviced Mortgage Loan and any related Serviced Companion Loan other than any such action (i) as may be effected without the consent or discretion of the lender under the related loan agreement, (ii) where the loan documents include specific objective conditions that must be satisfied for such action where no lender discretion is permitted in order to determine whether such specific objective conditions have been satisfied and (iii) where such specific objective conditions have been satisfied with no exceptions;

(h)       any acceleration of a Mortgage Loan or Serviced Whole Loan following a default or an event of default with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan, any initiation of judicial, bankruptcy or similar proceedings under the related Mortgage Loan documents or with respect to the related mortgagor or Mortgaged Property;

(i)       franchise changes (with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan for which the lender is required to consent or approve under the related Mortgage Loan documents);

(j)       any property management company changes with respect to a Serviced Mortgage Loan and any related Serviced Companion Loan (i) with a principal balance greater than $2,500,000 or (ii) where the property management company will be an affiliate of the related borrower following such change;

(k)       releases or substitutions of any amount from any escrow accounts, reserve accounts, letters of credit or collateral related to hospitality property improvement plans or earnout or performance escrows, reserves or holdbacks, other than those required pursuant to the specific terms of the related Serviced Mortgage Loan and any related Serviced Companion Loan and for which no lender discretion is required;

(l)       any determination of an Acceptable Insurance Default; and

(m)     any modification, waiver or amendment of an intercreditor agreement, co-lender agreement, participation agreement or similar agreement with any mezzanine lender, holder of a Companion Loan or other subordinate debt holder related to a Mortgage Loan (including a Non-Serviced Mortgage Loan, to the extent consent rights with respect to such modification, waiver or amendment are granted to the holder of the Companion Loan or other subordinate debt under the related agreement) or such Serviced Whole Loan, or an action to enforce rights with respect thereto, in each case, to the extent such modification, waiver, amendment or action would materially and adversely affect the holders of the Control Eligible Certificates;

provided, further, that if the master servicer or the special servicer determines that immediate action is necessary to protect the interests of the Certificateholders and, with respect to any applicable Serviced Whole Loan, the holders of any related Serviced Companion Loan (as a collective whole as if such Certificateholders and Serviced Companion Loan holders constituted a single lender) and the master servicer or the special servicer, as applicable, has made a reasonable effort to contact the Directing

Certificateholder, the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response.

Subject to the terms and conditions of this section, including, without limitation, the proviso set forth at the conclusion of the immediately preceding paragraph, (a) the special servicer will process all requests for any matter that constitutes a “Major Decision” with respect to any Specially Serviced Loan, (b) the special servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) unless the master servicer and the special servicer mutually agree that the master servicer will process such request, (c) the master servicer will process all requests for any matter that constitutes a Master Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) and (d) the master servicer will process all requests for any matter that constitutes a Special Servicer Major Decision with respect to any non-Specially Serviced Loan (other than a Non-Serviced Mortgage Loan) only to the extent the master servicer and the special servicer mutually agree that the master servicer will process such request (and such parties will agree in the PSA that the master servicer (or the primary servicer on behalf of the master servicer, in the case of the PrinREI Serviced Mortgage Loans) will process such requests in respect of PrinREI Serviced Mortgage Loans). Upon receiving a request for any matter that constitutes a Special Servicer Major Decision, the master servicer will be required to forward such request to the special servicer and, unless the master servicer and the special servicer mutually agree that the master servicer will process such request, the special servicer will be required to process such request and the master servicer will have no further obligation with respect to such request or the related Special Servicer Major Decision.

Prior to taking a Major Decision, the master servicer (with respect to any Major Decision processed by the master servicer) and the special servicer (with respect to any Major Decision processed by the special servicer) will be required to obtain the written consent of the Directing Certificateholder, which consent will be deemed given 10 business days (or, in connection with an Acceptable Insurance Default, 30 days) after receipt (unless earlier objected to) by the Directing Certificateholder of the master servicer’s and/or special servicer’s, as applicable, written analysis and recommendation with respect to such waiver together with such other information reasonably requested by the Directing Certificateholder.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the special servicer will be required to provide each Major Decision Reporting Package to the operating advisor promptly after the special servicer receives the Directing Certificateholders’s approval or deemed approval of such Major Decision Reporting Package; provided, however, that with respect to any non-Specially Serviced Loan no Major Decision Reporting Package will be required to be delivered (and the special servicer will use reasonable efforts not to deliver such Major Decision Reporting Package) prior to the occurrence and continuance of an Operating Advisor Consultation Event. After the occurrence and during the continuance of an Operating Advisor Consultation Event (whether or not a Control Termination Event is continuing), the master servicer or the special servicer, as applicable, will be required to provide each Major Decision Reporting Package to the operating advisor simultaneously with the master servicer’s or the special servicer’s written request, as applicable, for the operating advisor’s input regarding the related Major Decision (which written request and Major Decision Reporting Package may be delivered in one notice), as set forth under “—Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event” below. With respect to any particular Major Decision and/or related Major Decision Reporting Package or any Asset Status Report required to be delivered by the master servicer or special servicer to the operating advisor, the master servicer or the special servicer, as applicable, will be required to make available to the operating advisor a servicing officer with the relevant knowledge regarding the applicable Mortgage Loan and such Major Decision and/or Asset Status Report in order to address reasonable questions that the operating advisor may have relating to, among other things, such Major Decision and/or Asset Status Report.

“Master Servicer Major Decision” means any Major Decision under clause (l) of the definition of “Major Decision”.

“Special Servicer Major Decision” means any Major Decision under clauses (a) through (k) and clause (m) of the definition of “Major Decision”.

Asset Status Report

The Loan-Specific Directing Holder (with respect to any Servicing Shift Whole Loan only) or, so long as a Control Termination Event has not occurred and is not continuing (and other than with respect to any Servicing Shift Whole Loan), the Directing Certificateholder will have the right to disapprove the Asset Status Report prepared by the special servicer with respect to a Specially Serviced Loan. If a Consultation Termination Event has occurred, the Directing Certificateholder will have no right to consult with the special servicer with respect to the Asset Status Reports. See “—Asset Status Report” above.

Replacement of Special Servicer

So long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will have the right to replace the special servicer with or without cause as described under “—Replacement of Special Servicer Without Cause” and “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” below.

Control Termination Event, Consultation Termination Event and Operating Advisor Consultation Event

If a Control Termination Event has occurred and is continuing, but for so long as no Consultation Termination Event has occurred, neither the master servicer nor the special servicer will be required to obtain the consent of the Directing Certificateholder with respect to any of the Major Decisions or Asset Status Reports, but will be required to consult with the Directing Certificateholder in connection with any Major Decision that it is processing or, in the case of the special servicer, any Asset Status Report (or any other matter for which the consent of the Directing Certificateholder would have been required or for which the Directing Certificateholder would have the right to direct the master servicer or the special servicer if no Control Termination Event had occurred and was continuing) and to consider alternative actions recommended by the Directing Certificateholder in respect of such Major Decision or Asset Status Report (or such other matter). Such consultation will not be binding on the master servicer or the special servicer. In the event the master servicer or the special servicer, as applicable receives no response from the Directing Certificateholder within 10 days following its written request for input (which request is required to include the related Major Decision Reporting Package) on any required consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the Directing Certificateholder on the specific matter; provided, however, that the failure of the Directing Certificateholder to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the Directing Certificateholder on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. With respect to any Conflicted Special Servicer Loan (that is not also a Conflicted Loan), if any, the Directing Certificateholder (prior to the occurrence and continuance of a Control Termination Event) will be required to select a Non-Conflicted Special Servicer with respect to such Conflicted Special Servicer Loan. After the occurrence and during the continuance of a Control Termination Event or if at any time the applicable Conflicted Special Servicer Loan is also a Conflicted Loan, the resigning special servicer will be required to use reasonable efforts to select the related Non-Conflicted Special Servicer.

In addition, if an Operating Advisor Consultation Event has occurred and is continuing, the master servicer or the special servicer will also be required to consult with the operating advisor in connection with any Major Decision that it is processing as to which it has delivered to the operating advisor a Major Decision Reporting Package (and such other matters that are subject to consultation rights of the operating advisor pursuant to the PSA) and to consider alternative actions recommended by the operating advisor in respect of such Major Decision; provided that such consultation is on a non-binding basis. In the event the master servicer or the special servicer, as applicable, receives no response from the operating advisor within 10 days following the later of (i) its written request for input on any required consultation (which request is required to include the related Major Decision Reporting Package) and (ii) delivery of all such additional information reasonably requested by the operating advisor related to the subject matter of such consultation, the master servicer or the special servicer, as applicable, will not be obligated to consult with the operating advisor on the specific matter; provided, however, that the failure of the operating advisor to respond will not relieve the master servicer or the special servicer, as applicable, from using reasonable efforts to consult with the operating advisor on any future matters with respect to the applicable Mortgage Loan or Serviced Whole Loan or any other Mortgage Loan. Notwithstanding anything to the contrary contained in this prospectus, with respect to any Conflicted Loan related to the Directing Certificateholder (regardless of whether an Operating Advisor Consultation Event has occurred and is continuing), the master servicer, the special servicer or the related Non-Conflicted Special Servicer, as applicable, will be required to consult with the operating advisor, on a non-binding basis, in connection with the related transactions involving proposed Major Decisions and consider alternative actions recommended by the operating advisor, in respect thereof, in accordance with the procedures set forth in the PSA for consulting with the operating advisor.

If a Consultation Termination Event has occurred, no class of certificates will act as the Controlling Class, and the Directing Certificateholder will have no consultation or consent rights under the PSA and will have no right to receive any notices, reports or information (other than notices, reports or information required to be delivered to all Certificateholders) or any other rights as Directing Certificateholder under the PSA. The master servicer or the special servicer, as applicable, will nonetheless be required to consult with only the operating advisor in connection with Major Decisions it is processing, asset status reports and other material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to approve or be consulted with respect to asset status reports or material servicer actions.

A “Control Termination Event” will occur when (i) the Class E-RR certificates have a Certificate Balance (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balance of such class) of less than 25% of the initial Certificate Balance of that class or (ii) a holder of the Class E-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder as described below; provided that prior to the related Servicing Shift Securitization Date, no Control Termination Event may occur with respect to the Loan-Specific Directing Holder related to any Servicing Shift Whole Loan and the term “Control Termination Event” will not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that a Control Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Conflicted Loans related to the Directing Certificateholder, a Control Termination Event will be deemed to exist.

A “Consultation Termination Event” will occur when (i) there is no class of Control Eligible Certificates that has a then-outstanding Certificate Balance at least equal to 25% of the initial Certificate Balance of that class, in each case, without regard to the application of any Cumulative Appraisal Reduction Amounts; or (ii) a holder of the Class E-RR certificates is the majority Controlling Class Certificateholder and has irrevocably waived its right, in writing, to exercise any of the rights of the Controlling Class Certificateholder and such rights have not been reinstated to a successor controlling class certificateholder pursuant to the terms of the PSA; provided that prior to the related Servicing Shift Securitization Date, no Consultation Termination Event may occur with respect to the Loan-Specific Directing Holder related to any Servicing Shift Whole Loan and the term “Consultation Termination Event” will not be applicable to the Loan-Specific Directing Holder related to such Servicing Shift Whole Loan; provided, further, that no Consultation Termination Event resulting solely from the operation of clause (ii) will be deemed to have existed or be in continuance with respect to a successor holder of Class E-RR certificates that has not irrevocably waived its right to exercise any of the rights of the Controlling Class Certificateholder; provided that a Consultation Termination Event will not be deemed to be continuing in the event the Certificate Balances of all Classes of Principal Balance Certificates other than the Control Eligible Certificates have been reduced to zero. With respect to Conflicted Loans with respect to the Directing Certificateholder, a Consultation Termination Event will be deemed to exist.

At any time that the Controlling Class Certificateholder is the holder of a majority of the Class E-RR certificates and the Class E-RR certificates are the Controlling Class, it may waive its right (a) to appoint the Directing Certificateholder and (b) to exercise any of the Directing Certificateholder’s rights set forth in the PSA by irrevocable written notice delivered to the depositor, certificate administrator, master servicer, special servicer and operating advisor. During such time, the special servicer will be required to consult with only the operating advisor in connection with asset status reports and material special servicing actions to the extent set forth in the PSA, and no Controlling Class Certificateholder will be recognized or have any right to replace the special servicer or approve or be consulted with respect to asset status reports or material special servicer actions. Any such waiver will remain effective until such time as the Controlling Class Certificateholder sells or transfers all or a portion of its interest in the certificates to an unaffiliated third party if such unaffiliated third party then holds the majority of the Controlling Class after giving effect to such transfer. Following any such sale or transfer of the Class E-RR certificates, the successor Class E-RR Certificateholder that is the Controlling Class Certificateholder will be reinstated as, and will again have the rights of, the Controlling Class Certificateholder without regard to any prior waiver by the predecessor certificateholder that was the Controlling Class Certificateholder. The successor Class E-RR certificateholder that is the Controlling Class Certificateholder will also have the right to irrevocably waive its right to appoint the Directing Certificateholder and to exercise any of the rights of the Controlling Class Certificateholder. In the event of any transfer of the Class E-RR certificates by a Controlling Class Certificateholder that had irrevocably waived its rights as described in this paragraph, the successor Controlling Class Certificateholder that purchased such Class E-RR certificates, even if it does not waive its rights as described in the preceding sentence, will not have any consent rights with respect to any Mortgage Loan that became a Specially Serviced Loan prior to such successor Controlling Class Certificateholder’s purchase of Class E-RR certificates and had not become a Corrected Loan prior to such purchase until such Mortgage Loan becomes a Corrected Loan.

“Loan-Specific Directing Holder” means, with respect to any Servicing Shift Whole Loan, the “controlling holder”, the “directing holder”, “directing lender” or any analogous concept under the related Intercreditor Agreement. Prior to the related Servicing Shift Securitization Date, the “directing holder” with respect to any Servicing Shift Whole Loan will be the holder of the related Controlling Companion Loan. On and after the related Servicing Shift Securitization Date, there will be no Loan-Specific Directing Holder under the PSA with respect to the related Servicing Shift Whole Loan.

For a description of certain restrictions on any modification, waiver or amendment to the Mortgage Loan documents, see “—Modifications, Waivers and Amendments” above.

Servicing Override

In the event that the master servicer or the special servicer, as applicable, determines that immediate action with respect to any Major Decision (or any other matter requiring consent of the Directing Certificateholder, prior to the occurrence and continuance of a Control Termination Event in the PSA (or any matter requiring consultation with the Directing Certificateholder or the operating advisor)) is necessary to protect the interests of the Certificateholders (and, with respect to a Serviced Whole Loan, the interest of the Certificateholders and the holders of the related Serviced Companion Loan), as a collective whole (taking into account the subordinate or pari passu nature of any Companion Loans), the master servicer or the special servicer, as the case may be, may take any such action without waiting for the Directing Certificateholder’s response (or without waiting to consult with the Directing Certificateholder or the operating advisor, as the case may be); provided that the special servicer or master servicer, as applicable provides the Directing Certificateholder (or the operating advisor, if applicable) with prompt written notice following such action including a reasonably detailed explanation of the basis for such action.

In addition, neither the master servicer nor the special servicer (i) will be required to take or refrain from taking any action pursuant to instructions or objections from the Directing Certificateholder or (ii) may follow any advice or consultation provided by the Directing Certificateholder or the holder of a Serviced Pari Passu Companion Loan (or its representative) that would (1) cause it to violate any applicable law, the related Mortgage Loan documents, any related Intercreditor Agreement, the PSA, including the Servicing Standard, or the REMIC provisions of the Code, (2) expose the master servicer, the special servicer, the certificate administrator, the operating advisor, the asset representations reviewer, the issuing entity or the trustee to liability, (3) materially expand the scope of responsibilities of the master servicer or the special servicer, as applicable, under the PSA or (4) cause the master servicer or the special servicer, as applicable, to act, or fail to act, in a manner which in the reasonable judgment of the master servicer or the special servicer, as applicable, is not in the best interests of the Certificateholders.

Rights of Holders of Companion Loans

With respect to each Non-Serviced Whole Loan and any Servicing Shift Whole Loan, the Directing Certificateholder will not be entitled to exercise the rights described above, but such rights, or rights substantially similar to those rights, will be exercisable by the directing certificateholder under the related Non-Serviced PSA (in the case of a Non-Serviced Whole Loan) or the Loan-Specific Directing Holder (in the case of any Servicing Shift Mortgage Loan), as applicable. The issuing entity, as the holder of the Non-Serviced Mortgage Loans and any Servicing Shift Mortgage Loan, has consultation rights with respect to certain major decisions relating to the Non-Serviced Whole Loans or any Servicing Shift Whole Loan, as applicable and, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder will be entitled to exercise such consultation rights of the issuing entity pursuant to the terms of the related Intercreditor Agreement. In addition, so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder may have certain consent rights in connection with a sale of a Non-Serviced Whole Loan or any Servicing Shift Whole Loan, as applicable, that has become a defaulted loan under the related Non-Serviced PSA and under certain circumstances described under “—Sale of Defaulted Loans and REO Properties”. See also “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans”.

With respect to a Serviced Pari Whole Loan, the holder of a related Serviced Pari Passu Companion Loan has consultation rights with respect to certain major decisions. See “Description of the Mortgage Pool—The Whole Loans—The Serviced Pari Passu Whole Loan”.

Limitation on Liability of Directing Certificateholder

The Directing Certificateholder will not be liable to the issuing entity or the Certificateholders for any action taken, or for refraining from the taking of any action or for errors in judgment. However, the Directing Certificateholder will not be protected against any liability to the Controlling Class Certificateholders that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of reckless disregard of obligations or duties owed to the Controlling Class Certificateholders.

Each Certificateholder will acknowledge and agree, by its acceptance of its certificates, that the Directing Certificateholder:

(a)  may have special relationships and interests that conflict with those of holders of one or more classes of certificates;

(b)  may act solely in the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Noteholders);

(c)  does not have any liability or duties to the holders of any class of certificates other than the Controlling Class;

(d)  may take actions that favor the interests of the holders of the Controlling Class (or, in the case of a Whole Loan, in the interests of one or more Companion Loan Noteholders) over the interests of the holders of one or more other classes of certificates; and

(e)  will have no liability whatsoever (other than to a Controlling Class Certificateholder) for having so acted as set forth in (a) – (d) above, and no Certificateholder may take any action whatsoever against the Directing Certificateholder or any director, officer, employee, agent or principal of the Directing Certificateholder for having so acted.

The taking of, or refraining from taking, any action by the master servicer or the special servicer in accordance with the direction of or approval of the Directing Certificateholder, which does not violate the terms of any Mortgage Loan, any law or the accepted servicing practices or the provisions of the PSA or the related Intercreditor Agreement, will not result in any liability on the part of the master servicer or the special servicer.

The Operating Advisor

General

The operating advisor will act solely as a contracting party to the extent set forth in the PSA, and in accordance with the Operating Advisor Standard, and will have no fiduciary duty to any party. The operating advisor’s duties will be limited to its specific duties under the PSA, and the operating advisor will have no duty or liability to any particular class of certificates or any Certificateholder. The operating advisor is not the special servicer or a sub-servicer and will not be charged with changing the outcome on any particular Specially Serviced Loan. By purchasing a certificate, potential investors acknowledge and agree that there could be multiple strategies to resolve any Specially Serviced Loan and that the goal of the operating advisor’s participation is to provide additional input relating to the special servicer’s compliance with the Servicing Standard in making its determinations as to which strategy to execute.

Potential investors should note that the operating advisor is not an “advisor” for any purpose other than as specifically set forth in the PSA and is not an advisor to any person, including without limitation any Certificateholder. For the avoidance of doubt, the operating advisor is not an “investment adviser” within the meaning of the Investment Advisers Act of 1940, as amended. See “Risk Factors—Other Risks Relating to the Certificates—Your Lack of Control Over the Issuing Entity and the Mortgage Loans Can Impact Your Investment”.

Notwithstanding the foregoing, the operating advisor will generally have no obligations or consultation rights under the PSA for this transaction with respect to any Non-Serviced Whole Loan, any Servicing Shift Whole Loan (each of which will be serviced pursuant to the related Non-Serviced PSA or Servicing Shift PSA, as applicable) or any related REO Properties. In addition, the operating advisor will have no obligation or responsibility at any time to review or assess the actions of the master servicer for compliance with the Servicing Standard, and the operating advisor will not be required to consider such master servicer actions in connection with any Operating Advisor Annual Report. However, Park Bridge Lender Services LLC is also the operating advisor under the DBUBS 2017-BRBK TSA, the COMM 2017-COR2 PSA and the CSAIL 2016-C7 PSA and, in each such capacity, will have certain obligations and consultation rights with respect to the related Non-Serviced Special Servicer pursuant to the DBUBS 2017-BRBK TSA, the COMM 2017-COR2 PSA and the CSAIL 2016-C7 PSA that are similar to those of the operating advisor under the PSA. See “—Servicing of the Non-Serviced Mortgage Loans” below.

The special servicer is required to notify the operating advisor of whether any Asset Status Report delivered to the operating advisor is a Final Asset Status Report, which notification may be satisfied by (i) delivery of an Asset Status Report that is either signed by the Directing Certificateholder or that otherwise includes an indication that such Asset Status Report is deemed approved due to the passage of any required consent or consultation time period or (ii) such other method as reasonably agreed to by the special servicer and the operating advisor.

Duties of Operating Advisor at All Times

With respect to each Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than any Servicing Shift Whole Loan), the operating advisor’s obligations will generally consist of the following:

(1)       reviewing (i) the actions of the special servicer with respect to any Specially Serviced Loan to the extent described in this prospectus and required under the PSA and (ii) after the occurrence and during the continuance of an Operating Advisor Consultation Event, the actions of the special servicer with respect to Special Servicer Major Decisions relating to a Mortgage Loan when it is not a Specially Serviced Loan;

(2)       reviewing (i) all reports by the special servicer made available to Privileged Persons that are posted on the certificate administrator’s website, and (ii) each Asset Status Report (after the occurrence and during the continuance of an Operating Advisor Consultation Event) and Final Asset Status Report;

(3)       promptly recalculating and reviewing for accuracy and consistency with the PSA of the mathematical calculations and the corresponding application of the non-discretionary portion of the applicable formulas required to be utilized in connection with (i) any Appraisal Reduction Amount or (ii) net present value calculations used in the special servicer’s determination of what course of action to take in connection with the workout or liquidation of a Specially Serviced Loan, as described below; and

(4)       preparing an annual report (if, at any time during the prior calendar year, (i) a Serviced Mortgage Loan (other than any Servicing Shift Mortgage Loan) or Serviced Whole Loan (other than any Servicing Shift Whole Loan) was a Specially Serviced Loan or (ii) the Operating Advisor is entitled to consult with the special servicer with respect to any Special Servicer Major Decision, generally in the form attached to this prospectus as Annex C, to be provided to the trustee, the master servicer, the Rating Agencies, the certificate administrator (and made available through the certificate administrator’s website) and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) in accordance with the Operating Advisor Standard, as described below under “—Annual Report” below.

In connection with the performance of the duties described in clause (c) above:

(i)       after the calculation has been finalized (and if an Operating Advisor Consultation Event has occurred and is continuing, prior to the utilization by the special servicer), the special servicer will be required to deliver the foregoing calculations together with information and support materials (including such additional information reasonably requested by the operating advisor to confirm the mathematical accuracy of such calculations, but not including any Privileged Information) to the operating advisor;

(ii)       if the operating advisor does not agree with the mathematical calculations or the application of the applicable non-discretionary portions of the formula required to be utilized for such calculation, the operating advisor and the special servicer will be required to consult with each other in order to resolve any material inaccuracy in the mathematical calculations or the application of the non-discretionary portions of the related formula in arriving at those mathematical calculations or any disagreement; and

(iii)       if the operating advisor and the special servicer are not able to resolve such matters, the operating advisor will be required to promptly notify the certificate administrator and the certificate administrator will be required to examine the calculations and supporting materials provided by the special servicer and the operating advisor and determine which calculation is to apply.

Prior to the occurrence and continuance of an Operating Advisor Consultation Event, the operating advisor’s review will be limited to an after-the-action review of the reports, calculations and materials described above (together with any additional information and material reviewed by the operating advisor), and, therefore, it will have no involvement with respect to the determination and execution of Major Decisions and other similar actions that the special servicer may perform under the PSA and will have no obligations at any time with respect to any Non-Serviced Mortgage Loan. In addition, with respect to the operating advisor’s review of net present value calculations as described above, the operating advisor’s recalculation will not take into account the reasonableness of special servicer’s property and borrower performance assumptions or other similar discretionary portions of the net present value calculation.

The “Operating Advisor Standard” means the requirement that the operating advisor must act solely on behalf of the issuing entity and in the best interest of, and for the benefit of, the Certificateholders and, with respect to any Serviced Whole Loan (other than any Servicing Shift Whole Loan) for the benefit of the holders of the related Companion Loan (as a collective whole as if such Certificateholders and Companion Loan Holders constituted a single lender, taking into account the pari passu nature of any related Pari Passu Companion Loan and the subordinate nature of any related Subordinate Companion Loan), and not to holders of any particular class of certificates (as determined by the operating advisor in the exercise of its good faith and reasonable judgment), but without regard to any conflict of interest arising from any relationship that the operating advisor or any of its affiliates may have with any of the underlying borrowers, any sponsor, the mortgage loan seller, the depositor, the master servicer, the special servicer, the asset representations reviewer, the Directing Certificateholder, any Certificateholder, or any of their respective affiliates. The operating advisor will perform its duties under the PSA in accordance with the Operating Advisor Standard.

Annual Report

Based on the operating advisor’s review of (i) any Assessment of Compliance, any Attestation Report and other information delivered to the operating advisor by the special servicer or made available to Privileged Persons that are posted on the certificate administrator’s website during the prior calendar year, (ii) prior to the occurrence and continuance of an Operating Advisor Consultation Event, with respect to any Specially Serviced Loan, any related Final Asset Status Report or Major Decision Reporting Package and (iii) after the occurrence and continuance of an Operating Advisor Consultation Event, any Asset Status Report and any Major Decision Reporting Package, the operating advisor will (if, at any time during the prior calendar year, (i) any Serviced Mortgage Loan was a Specially Serviced Loan or (ii) the operating advisor was entitled to consult with the special servicer with respect to any Major Decision) prepare an annual report generally in the form attached to this prospectus as Annex C (the “Operating Advisor Annual Report”) to be provided to the depositor, the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website) and the certificate administrator for the benefit of the Certificateholders (and made available through the certificate administrator’s website) within 120 days of the end of the prior calendar year that (a) sets forth whether the operating advisor believes, in its sole discretion exercised in good faith, that the special servicer is operating in compliance with the Servicing Standard with respect to its performance of its duties under the PSA with respect to Specially Serviced Loans (and, after the occurrence and during the continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) during the prior calendar year on a “asset-level basis” and (b) identifies (1) which, if any, standards the operating advisor believes, in its sole discretion exercised in good faith, the special servicer has failed to comply and (2) any material deviations from the special servicer’s obligations under the PSA with respect to the resolution or liquidation of any Specially Serviced Loan or REO Property (other than with respect to any REO Property related to any Non-Serviced Mortgage Loan or any Servicing Shift Mortgage Loan); provided, however, that in the event the special servicer is replaced, the Operating Advisor Annual Report will only relate to the entity that was acting as special servicer as of December 31 in the prior calendar year and is continuing in such capacity through the date of such Operating Advisor Annual Report. In preparing any Operating Advisor Annual Report, the operating advisor will not be required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the PSA that the operating advisor determines, in its sole discretion exercised in good faith, to be immaterial.

Only as used in connection with the Operating Advisor Annual Report, the term “asset-level basis” refers to the special servicer’s performance of its duties with respect to Specially Serviced Loans (and, after the occurrence and continuance of an Operating Advisor Consultation Event, with respect to Major Decisions on non-Specially Serviced Loans and Serviced Companion Loans) under the PSA taking into account the special servicer’s specific duties under the PSA as well as the extent to which those duties were performed in accordance with the Servicing Standard, with reasonable consideration by the operating advisor of any Assessment of Compliance, Attestation Report, Major Decision Reporting Package (after the occurrence and during the continuance of an Operating Advisor Consultation Event), Asset Status Report (after the occurrence and during the continuance of an Operating Advisor

Consultation Event), Final Asset Status Report and any other information, in each case delivered to the operating advisor by the special servicer (other than any communications between the Directing Holder and the special servicer that would be Privileged Information) pursuant to the PSA.

The special servicer must be given an opportunity to review any Operating Advisor Annual Report at least 5 business days prior to such Operating Advisor Annual Report’s delivery to the certificate administrator and the 17g-5 Information Provider; provided that the operating advisor will have no obligation to adopt any comments to such Operating Advisor Annual Report that are provided by the special servicer.

Each Operating Advisor Annual Report will be required to comply with the confidentiality requirements, subject to certain exceptions, each as described in “—Other Obligations of Operating Advisor” below regarding Privileged Information.

The ability to perform the duties of the operating advisor and the quality and the depth of any Operating Advisor Annual Report will be dependent upon the timely receipt of information prepared or made available by others and the accuracy and the completeness of such information. In addition, in no event will the operating advisor have the power to compel any transaction party to take, or refrain from taking, any action. It is possible that the lack of access to Privileged Information may limit or prohibit the operating advisor from performing its duties under the PSA, in which case any Operating Advisor Annual Report will describe any resulting limitations and the operating advisor will not be subject to liability arising from such limitations or prohibitions. The operating advisor will be entitled to conclusively rely on the accuracy and completeness of any information it is provided. If the operating advisor is prohibited or materially limited from obtaining Privileged Information and such prohibition or limitation prevents the operating advisor from performing its duties under the PSA, the operating advisor will not be subject to any liability arising from its lack of access to such Privileged Information.

Additional Duties of the Operating Advisor While an Operating Advisor Consultation Event Has Occurred and Is Continuing

After the Operating Advisor has received notice that an Operating Advisor Consultation Period is in effect, in addition to the duties described above, the operating advisor will be required to perform the following additional duties:

●	to consult (on a non-binding basis) with the special servicer (in person or remotely via electronic, telephonic or other mutually agreeable communication) in respect of the Asset Status Reports in accordance with the Operating Advisor Standard, as described under “—Asset Status Report”; and

●	to consult (on a non-binding basis) with the special servicer to the extent it has received a Major Decision Reporting Package (in person or remotely via electronic, telephonic or other mutually agreeable communication) in accordance with the Operating Advisor Standard with respect to any Major Decisions processed by the special servicer, as described under “—The Directing Holder—Major Decisions”.

An “Operating Advisor Consultation Event” will occur when either (i) the aggregate Certificate Balances of the RR Certificates (taking into account the application of any Cumulative Appraisal Reduction Amounts to notionally reduce the Certificate Balances of such classes) is 25% or less of the initial aggregate Certificate Balances of the RR Certificates or (ii) a Control Termination Event has occurred and is continuing (or a Control Termination Event would occur and be continuing if not for the last proviso in the definition of Control Termination Event).

Recommendation of the Replacement of the Special Servicer

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (i) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (ii) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor may recommend the replacement of the special servicer and deliver a report supporting such recommendation in the manner described in “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”.

Eligibility of Operating Advisor

The operating advisor will be required to be an Eligible Operating Advisor at all times during the term of the PSA. “Eligible Operating Advisor” means an institution:

(i)       that is a special servicer or operating advisor on a commercial mortgage-backed securities transaction rated by Moody’s, Fitch, DBRS, S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, Kroll Bond Rating Agency, Inc. (“KBRA”) or Morningstar Credit Ratings, LLC (“Morningstar”) (including, in the case of the operating advisor, this transaction) but has not been special servicer or operating advisor on a transaction for which any Rating Agency has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing concerns with the special servicer or operating advisor as the sole or a material factor in such rating action;

(ii)       that can and will make the representations and warranties of the operating advisor set forth in the PSA;

(iii)       that is not (and is not affiliated (including Risk Retention Affiliated) with) the depositor, the trustee, the certificate administrator, the master servicer, the special servicer, a mortgage loan seller, the Directing Certificateholder, the Retaining Party or a depositor, a trustee, a certificate administrator, master servicer or special servicer with respect to the securitization of a Companion Loan, or any of their respective affiliates (including Risk Retention Affiliates);

(iv)       that has not been paid by any special servicer or successor special servicer any fees, compensation or other remuneration (x) in respect of its obligations under the PSA or (y) for the appointment or recommendation for replacement of a successor special servicer to become the special servicer;

(v)       that (x) has been regularly engaged in the business of analyzing and advising clients in commercial mortgage-backed securities matters and has at least five years of experience in collateral analysis and loss projections, and (y) has at least five years of experience in commercial real estate asset management and experience in the workout and management of distressed commercial real estate assets; and

(vi)       that does not directly or indirectly, through one or more affiliates or otherwise, own or have derivative exposure in any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as operating advisor and asset representations reviewer (to the extent it also acts as the asset representations reviewer).

“Risk Retention Affiliate” or “Risk Retention Affiliated” means “affiliate of” or “affiliated with”, as such terms are defined in 12 C.F.R. 246.2 of the Credit Risk Retention Rules.

Other Obligations of Operating Advisor

At all times, subject to the Privileged Information Exception, the operating advisor and its affiliates will be obligated to keep confidential any information appropriately labeled as “Privileged Information” received from the special servicer or Directing Certificateholder in connection with the Directing Certificateholder’s exercise of any rights under the PSA (including, without limitation, in connection with any Asset Status Report) or otherwise in connection with the transaction, except under the circumstances described below. As used in this prospectus, “Privileged Information” means (i) any correspondence between the Directing Certificateholder and the special servicer related to any Specially Serviced Loan (other than any applicable Conflicted Loan) or the exercise of the Directing Certificateholder’s consent or consultation rights under the PSA, (ii) any strategically sensitive information that the special servicer has reasonably determined could compromise the issuing entity’s position in any ongoing or future negotiations with the related borrower or other interested party, (iii) information subject to attorney-client privilege and (iv) any Asset Status Report or Final Asset Status Report.

The operating advisor is required to keep all such labeled Privileged Information confidential and may not disclose such labeled Privileged Information to any person (including Certificateholders other than the Directing Certificateholder), other than (1) to the extent expressly required by the PSA, to the other parties to the PSA with a notice indicating that such information is Privileged Information, (2) pursuant to a Privileged Information Exception, or (3) where necessary to support specific findings or conclusions concerning allegations of deviations from the Servicing Standard (i) in the Operating Advisor Annual Report or (ii) in connection with a recommendation by the operating advisor to replace the special servicer. Each party to the PSA that receives Privileged Information from the operating advisor with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer and, unless a Consultation Termination Event has occurred, the Directing Certificateholder (with respect to any Mortgage Loan other than a Non-Serviced Whole Loan) other than pursuant to a Privileged Information Exception. In addition and for the avoidance of doubt, while the operating advisor may serve in a similar capacity with respect to other securitizations that involve the same parties or borrower involved in this securitization, the knowledge of the employees performing operating advisor functions for such other securitizations are not imputed to employees of the operating advisor involved in this securitization.

“Privileged Information Exception” means, with respect to any Privileged Information, at any time (a) such Privileged Information becomes generally available and known to the public other than as a result of a disclosure directly or indirectly by the party restricted from disclosing such Privileged Information (the “Restricted Party”), (b) it is reasonable and necessary for the Restricted Party to disclose such Privileged Information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (c) such Privileged Information was already known to such Restricted Party and not otherwise subject to a confidentiality obligation and/or (d) the Restricted Party is required by law, rule, regulation, order, judgment or decree to disclose such information.

Neither the operating advisor nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker dealer affiliate of the operating advisor or (ii) investments by an affiliate of the operating advisor if the operating advisor and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the operating advisor under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the operating advisor and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Operating Advisor’s Duties

The operating advisor will be permitted to delegate its duties to agents or subcontractors in accordance with the PSA to the extent such agents or subcontractors satisfy clauses (iii), (iv) and (vi) of the definition of “Eligible Operating Advisor”; provided, however, the operating advisor will remain obligated and primarily liable for any actions required to be performed by it under the PSA without diminution of such obligation or liability or related obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor, in any such case to the same extent and under the same terms and conditions as if the operating advisor alone were performing its obligations under the PSA.

Termination of the Operating Advisor With Cause

The following constitute operating advisor termination events under the PSA (each, an “Operating Advisor Termination Event”), whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(a)       any failure by the operating advisor to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the operating advisor by any party to the PSA or to the operating advisor, the certificate administrator and the trustee by the holders of certificates having greater than 25% of the aggregate Voting Rights; provided that with respect to any such failure which is not curable within such 30 day period, the operating advisor will have an additional cure period of 30 days to effect such cure so long as it has commenced to cure such failure within the initial 30 day period and has provided the trustee and the certificate administrator with an officer’s certificate certifying that it has diligently pursued, and is continuing to pursue, such cure;

(b)       any failure by the operating advisor to perform in accordance with the Operating Advisor Standard which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(c)       any failure by the operating advisor to be an Eligible Operating Advisor, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, is given in writing to the operating advisor by any party to the PSA;

(d)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs, has been entered against the operating advisor, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(e)       the operating advisor consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the operating advisor or of or relating to all or substantially all of its property; or

(f)       the operating advisor admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of notice of the occurrence of any Operating Advisor Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Operating Advisor Termination Event has been remedied.

Rights Upon Operating Advisor Termination Event

After the occurrence of an Operating Advisor Termination Event, either (i) the trustee may or (ii) upon the written direction of Certificateholders representing at least 25% of the Voting Rights of each class of certificates, the trustee will be required to promptly terminate all of the rights and obligations of the operating advisor under the PSA (other than rights and obligations accrued prior to such termination (including accrued and unpaid compensation) and indemnification rights (arising out of events occurring prior to such termination)), by written notice to the operating advisor and appoint a replacement operating advisor that is an Eligible Operating Advisor; provided that no such termination will be effective until a successor operating advisor has been appointed and has assumed all of the obligations of the operating advisor under the PSA. The trustee may rely on a certification by the replacement operating advisor that it is an Eligible Operating Advisor. If the certificate administrator is unable to find a replacement operating advisor that is an Eligible Operating Advisor within 30 days of the termination of the operating advisor, the depositor will be permitted to find a replacement.

Upon any termination of the operating advisor and appointment of a successor operating advisor, the trustee will, as soon as possible, be required to give written notice of the termination and appointment to the special servicer, the master servicer, the certificate administrator, the depositor, the Directing Certificateholder (only for so long as no Consultation Termination Event has occurred), any Companion Loan noteholder, the Certificateholders and the 17g-5 Information Provider (and made available through the 17g-5 Information Provider’s website).

Waiver of Operating Advisor Termination Event

The holders of certificates representing at least 25% of the Voting Rights affected by any Operating Advisor Termination Event will be permitted to waive such Operating Advisor Termination Event within twenty (20) days of the receipt of notice from the certificate administrator of the occurrence of such Operating Advisor Termination Event. Upon any such waiver of an Operating Advisor Termination Event, such Operating Advisor Termination Event will cease to exist and will be deemed to have been remedied. Upon any such waiver of an Operating Advisor Termination Event by Certificateholders, the trustee and the certificate administrator will be entitled to recover all costs and expenses incurred by it in connection with enforcement action taken with respect to such Operating Advisor Termination Event prior to such waiver from the issuing entity.

Termination of the Operating Advisor Without Cause

Upon (i) the written direction of holders of certificates evidencing not less than 15% of the aggregate Voting Rights requesting a vote to terminate and replace the operating advisor with a proposed successor operating advisor that is an Eligible Operating Advisor and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will be required to promptly provide written notice of such request to all Certificateholders and the operating advisor by posting such notice on its internet website and by mailing such notice to all Certificateholders. Upon the written direction of holders of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 50% of the Voting Rights of the certificates exercise their right to vote), the trustee will be required to terminate all of the rights and obligations of the operating advisor under the PSA by written notice to the operating advisor (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). The certificate administrator will be required to include on each Distribution Date statement a statement that each Certificateholder and beneficial owner of certificates may access such notices on the certificate administrator’s website and each Certificateholder and beneficial owner of certificates may register to receive email notifications when such notices are posted on the website. The certificate administrator will be entitled to reimbursement from the requesting Certificateholders for the reasonable expenses of posting such notices.

In addition, in the event there are no classes of certificates outstanding other than the Control Eligible Certificates, the Class S certificates and the Class R certificates, then all of the rights and obligations of the operating advisor under the PSA will terminate without payment of any penalty or termination fee (other than any rights or obligations that accrued prior to the date of such termination (including accrued and unpaid compensation) and other than indemnification rights arising out of events occurring prior to such termination). If the operating advisor is terminated pursuant to the foregoing sentence, then no replacement operating advisor will be appointed.

Resignation of the Operating Advisor

The operating advisor may resign upon 30 days’ prior written notice to the depositor, master servicer, special servicer, trustee, certificate administrator, the asset representations reviewer and the Directing Certificateholder, if the operating advisor has secured a replacement operating advisor that is an Eligible

Operating Advisor and such replacement operating advisor has accepted its appointment as the replacement operating advisor. If no successor operating advisor has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning operating advisor may petition any court of competent jurisdiction for the appointment of a successor operating advisor that is an Eligible Operating Advisor. The resigning operating advisor must pay all costs and expenses associated with the transfer of its duties.

Operating Advisor Compensation

Certain fees will be payable to the operating advisor, and the operating advisor will be entitled to be reimbursed for certain expenses, as described under “Transaction Parties—The Operating Advisor and Asset Representations Reviewer”.

In the event the operating advisor resigns or is terminated for any reason, it will remain entitled to any accrued and unpaid fees and reimbursement of operating advisor expenses and any rights to indemnification provided under the PSA with respect to the period for which it acted as operating advisor.

The operating advisor will be entitled to reimbursement of certain expenses incurred by the operating advisor in the event that the operating advisor is terminated without cause. See “—Termination of the Operating Advisor Without Cause” above.

The Asset Representations Reviewer

Asset Review

Asset Review Trigger

On or prior to each Distribution Date, based on either the CREFC® Delinquent Loan Status Report or the CREFC® Loan Periodic Update File delivered by the master servicer for such Distribution Date, the certificate administrator will be required to determine if an Asset Review Trigger has occurred. If an Asset Review Trigger is determined to have occurred, the certificate administrator will be required to promptly provide notice to the asset representations reviewer, the master servicer, the special servicer, the Directing Certificateholder and all Certificateholders by posting a notice of its determination on its internet website and by mailing such notice to the Certificateholders’ addresses appearing in the certificate register. On each Distribution Date after providing such notice to Certificateholders, the certificate administrator, based on information provided to it by the master servicer, will be required to determine whether (1) any additional Mortgage Loan has become a Delinquent Loan, (2) any Mortgage Loan has ceased to be a Delinquent Loan and (3) an Asset Review Trigger has ceased to exist, and, if there is an occurrence of any of the events or circumstances identified in clauses (1), (2) or (3), deliver such information in a written notice (which may be via email) within two (2) business days to the master servicer, the special servicer, the operating advisor, the asset representations reviewer and the Directing Certificateholder.

An “Asset Review Trigger” will occur when either (1) Mortgage Loans with an aggregate outstanding principal balance of 25.0% or more of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period are Delinquent Loans or (2)(A) prior to and including the second anniversary of the Closing Date, at least 10 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 15.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period, or (B) after the second anniversary of the Closing Date, at least 15 Mortgage Loans are Delinquent Loans as of the end of the applicable Collection Period and the outstanding principal balance of such Delinquent Loans in the aggregate constitutes at least 20.0% of the aggregate outstanding principal balance of all of the Mortgage Loans (including any REO Loans (or a portion of any REO Loan in the case of a Whole Loan)) held by the issuing entity as of the end of the applicable Collection Period. The PSA will require that the certificate administrator include in the Distribution Report on Form 10-D relating to the distribution period in which the Asset Review Trigger occurred a description of the events that caused the Asset Review Trigger to occur.

We believe this Asset Review Trigger is appropriate considering the unique characteristics of pools of Mortgage Loans underlying CMBS. See “Risk Factors—Risks Relating to the Mortgage Loans—Static Pool Data Would Not Be Indicative of the Performance of this Pool”. While we do not believe static pool information is relevant to CMBS transactions as a general matter, as a point of relative context, with respect to the 74 prior pools of commercial mortgage loans for which GACC (or its predecessors) was sponsor in a public offering of CMBS with a securitization closing date on or after January 1, 2006 (excluding 10 of such 74 pools with an outstanding aggregate pool balance that is equal to or less than 20% of the initial pool balance), the highest percentage of loans, based on the aggregate outstanding principal balance of delinquent mortgage loans in an individual CMBS transaction, that were delinquent at least 60 days at the end of any reporting period between October 1, 2012 and September 30, 2017 was approximately 57.668%; however, the average of the highest delinquency percentages based on the aggregate outstanding principal balance of delinquent mortgage loans in the reviewed transactions was approximately 12.285%; and the highest percentage of delinquent mortgage loans, based upon the number of mortgage loans in the reviewed transactions was approximately 13.198% and the average of the highest delinquency percentages based on the number of mortgage loans in the reviewed transactions was approximately 4.710%.

This pool of Mortgage Loans is not homogeneous or granular, and there are individual Mortgage Loans that each represent a significant percentage, by outstanding principal balance, of the Mortgage Pool. For example, the 5 largest Mortgage Loans in the Mortgage Pool represent approximately 25.2% of the Initial Pool Balance. Given this Mortgage Pool composition and the fact that CMBS pools as a general matter include a small relative number of larger mortgage loans, we believe it would not be appropriate for the delinquency of the 5 largest Mortgage Loans, in the case of this Mortgage Pool, to cause the Asset Review Trigger to be met, as that would not necessarily be indicative of the overall quality of the Mortgage Pool. On the other hand, a significant number of delinquent Mortgage Loans by loan count could indicate an issue with the quality of the Mortgage Pool. As a result, we believe it would be appropriate to have the alternative test as set forth in clause (2) of the definition of “Asset Review Trigger”, namely to have the Asset Review Trigger be met if Mortgage Loans representing a specified percentage of the Mortgage Loans (by loan count) are Delinquent Loans, assuming those mortgage loans still meet a minimum principal balance threshold. However, given the nature of commercial mortgage loans and the inherent risks of a delinquency based solely on market conditions, a static trigger based on the number of delinquent loans would reflect a lower relative risk of an Asset Review Trigger being triggered earlier in the transaction’s lifecycle for delinquencies that are based on issues unrelated to breaches or representations and warranties and would reflect a higher relative risk later in the transaction’s lifecycle. To address this, we believe the specified percentage should increase during the life of the transaction, as provided for in clause (2) of the definition of “Asset Review Trigger”. CMBS as an asset class has historically not had a large number of claims for, or repurchases based on, breaches of representations and warranties. While the Asset Review Trigger we have selected is less than this historical peak, we feel it remains at a level that avoids a trigger based on market variability while providing an appropriate threshold to capture delinquencies that may have resulted from an underlying deficiency in one or more mortgage loan seller’s Mortgage Loans that could be the basis for claims against those mortgage loan sellers based on breaches of the representations and warranties.

“Delinquent Loan” means a Mortgage Loan that is delinquent at least sixty days in respect of its Periodic Payments or balloon payment, if any, in either case such delinquency to be determined without giving effect to any grace period.

Asset Review Vote

If Certificateholders evidencing not less than 5% of the Voting Rights deliver to the certificate administrator, within 90 days after the filing of the Form 10-D reporting the occurrence of an Asset Review Trigger, a written direction requesting a vote to commence an Asset Review (an “Asset Review Vote Election”), the certificate administrator will be required to promptly provide written notice of such direction to the asset representations reviewer and to all Certificateholders, and to conduct a solicitation of votes of Certificateholders to authorize an Asset Review. Upon the affirmative vote to authorize an Asset Review by a majority of Certificateholders that constitute an Asset Review Quorum within 150 days of the receipt of the Asset Review Vote Election (an “Affirmative Asset Review Vote”), the certificate administrator will be required to promptly provide written notice of such Affirmative Asset Review Vote to all parties to the PSA, the underwriters, the mortgage loan sellers, the Directing Certificateholder and the Certificateholders. In the event an Affirmative Asset Review Vote has not occurred within such 150-day period following the receipt of the Asset Review Vote Election, no Certificateholder may request a vote or cast a vote for an Asset Review and the asset representations reviewer will not be required to review any Delinquent Loan unless and until (A) an additional Mortgage Loan has become a Delinquent Loan after the expiration of such 150-day period, (B) an additional Asset Review Trigger has occurred as a result or otherwise is in effect, (C) the certificate administrator has timely received any Asset Review Vote Election after the occurrence of the events described in clauses (A) and (B) above and (D) an Affirmative Asset Review Vote has occurred within 150 days after the Asset Review Vote Election described in clause (C) above. After the occurrence of any Asset Review Vote Election or an Affirmative Asset Review Vote, no Certificateholder may make any additional Asset Review Vote Election except as described in the immediately preceding sentence. Any reasonable out-of-pocket expenses incurred by the certificate administrator in connection with administering such vote will be paid as an expense of the issuing entity from the Collection Account.

An “Asset Review Quorum” means, in connection with any solicitation of votes to authorize an Asset Review as described above, the holders of certificates evidencing at least 5% of the aggregate Voting Rights.

Review Materials

Upon receipt of notice from the certificate administrator of an Affirmative Asset Review Vote (the “Asset Review Notice”), the custodian (with respect to clauses (i) – (v) for non-Specially Serviced Loans), the master servicer (with respect to clause (vi) for non-Specially Serviced Loans) and the special servicer (with respect to Specially Serviced Loans), in each case to the extent in such party’s possession, will be required to promptly, but in no event later than 10 business days (except with respect to clause (vi)) after receipt of such notice from the certificate administrator, provide the following materials to the asset representations reviewer (collectively, with the Diligence Files, a copy of the prospectus, a copy of each related MLPA and a copy of the PSA, the “Review Materials”):

(i)       a copy of an assignment of the Mortgage in favor of the related trustee, with evidence of recording thereon, for each Delinquent Loan that is subject to an Asset Review;

(ii)       a copy of an assignment of any related assignment of leases (if such item is a document separate from the Mortgage) in favor of the related trustee, with evidence of recording thereon, related to each Delinquent Loan that is subject to an Asset Review;

(iii)       a copy of the assignment of all unrecorded documents relating to each Delinquent Loan that is subject to an Asset Review, if not already covered pursuant to items (i) or (ii) above;

(iv)       a copy of all filed copies (bearing evidence of filing) or evidence of filing of any UCC financing statements related to each Delinquent Loan that is subject to an Asset Review;

(v)       a copy of an assignment in favor of the related trustee of any financing statement executed and filed in the relevant jurisdiction related to each Delinquent Loan that is subject to an Asset Review; and

(vi)       any other related documents that were entered into or delivered in connection with the origination of such Mortgage Loan that are necessary in connection with the asset representations reviewer’s completion of any Asset Review and that are requested (in writing in accordance with the PSA) by the asset representations reviewer, in the time frames and as otherwise described below.

If, as part of an Asset Review of such Mortgage Loan, the asset representations reviewer determines that it is missing any documents that are required to be part of the Review Materials for such Mortgage Loan or which were entered into or delivered in connection with the origination of such Mortgage Loan that, in either case, are necessary in connection with its completion of any such Asset Review, then the asset representations reviewer will promptly, but in no event later than 10 business days after receipt of the Review Materials identified in clauses (i) through (v) above, notify (in writing in accordance with the PSA) the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans), as applicable, of such missing documents, and request (in writing in accordance with the PSA) the master servicer or the special servicer, as applicable, promptly, but in no event later than 10 business days after receipt of such notification from the asset representations reviewer, to deliver to the asset representations reviewer such missing documents to the extent in its possession. In the event any missing documents are not provided by the master servicer or special servicer, as applicable, within such 10 business day period, the asset representations reviewer will request such documents from the related mortgage loan seller. The mortgage loan seller will be required under the related MLPA to deliver such additional documents only to the extent in the possession of such party.

The asset representations reviewer may, but is under no obligation to, consider and rely upon information furnished to it by a person that is not a party to the PSA or the related mortgage loan seller, and will do so only if such information can be independently verified (without unreasonable effort or expense to the asset representations reviewer) and is determined by the asset representations reviewer in its good faith sole discretion to be relevant to the Asset Review, as described below (such information, “Unsolicited Information”).

Asset Review

Upon its receipt of the Asset Review Notice and access to the Diligence File posted to the secure data room with respect to a Delinquent Loan, the asset representations reviewer, as an independent contractor, is required to commence a review of the compliance of each Delinquent Loan with the representations and warranties related to that Delinquent Loan (such review, the “Asset Review”). An Asset Review of each Delinquent Loan will consist of the application of a set of pre-determined review procedures (the “Tests”) for each representation and warranty made by the mortgage loan seller with respect to such Delinquent Loan. Once an Asset Review of a Mortgage Loan is completed, no further Asset Review will be required or performed of that Mortgage Loan notwithstanding that such Mortgage Loan may continue to be a Delinquent Loan or become a Delinquent Loan again at the time when a new Asset Review Trigger occurs and a new Affirmative Asset Review Vote is obtained subsequent to the occurrence of such Asset Review Trigger.

“Asset Review Standard” means the performance of the asset representations reviewer of its duties under the PSA in good faith subject to the express terms of the PSA. All determinations or assumptions made by the asset representations reviewer in connection with an Asset Review are required to be made in the asset representations reviewer’s good faith discretion and judgment based on the facts and circumstances known to it at the time of such determination or assumption.

No Certificateholder will have the right to change the scope of the asset representations reviewer’s review, and the asset representations reviewer will not be required to review any information other than (i) the Review Materials, or (ii) Unsolicited Information.

The asset representations reviewer may, absent manifest error and subject to the Asset Review Standard, (i) assume, without independent investigation or verification, that the Review Materials are accurate and complete in all material respects and (ii) conclusively rely on such Review Materials.

If the asset representations reviewer determines that the Review Materials are insufficient to complete a Test and such missing documentation is not delivered to the asset representations reviewer by the applicable mortgage loan seller, the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) within 10 days upon request as described above, then the asset representations reviewer will list such missing documents in its preliminary report setting forth the preliminary results of the application of the Tests and the reasons why such missing documents are necessary to complete a Test and (if the asset representations reviewer has so concluded) that the absence of such documents will be deemed to be a failure of such Test. The asset representations reviewer will provide such preliminary report to the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans) and the related mortgage loan seller no later than 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator. If the preliminary report indicates that any of the representations and warranties fails or is deemed to fail any Test, the mortgage loan seller will have 90 days (the “Cure/Contest Period”) to remedy or otherwise refute the failure. Any documents provided or explanations given to support a conclusion that the representation and warranty has not failed a Test or that any missing documents in the Review Materials are not required to complete a Test will be required to be promptly delivered by the related mortgage loan seller to the asset representations reviewer.

The asset representations reviewer will be required, within the later of (x) 60 days after the date on which access to the Diligence Files in the secure data room is made available to the asset representations reviewer by the certificate administrator or (y) 10 days after the expiration of the Cure/Contest Period, to complete an Asset Review with respect to each Delinquent Loan and deliver (i) a report setting forth the asset representations reviewer’s findings and conclusions as to whether or not it has determined there is any evidence of a failure of any Test based on the Asset Review and a statement that the asset representations reviewer’s findings and conclusions set forth in such report were not influenced by any third party (an “Asset Review Report”) to each party to the PSA and the applicable mortgage loan seller for each Delinquent Loan and the Directing Certificateholder, and (ii) a summary of the asset representations reviewer’s conclusions included in such Asset Review Report (an “Asset Review Report Summary”) to the trustee, certificate administrator, master servicer and special servicer. The period of time by which the Asset Review Report must be completed and delivered may be extended by up to an additional 30 days, upon written notice to the parties to the PSA and the related mortgage loan seller, if the asset representations reviewer determines pursuant to the Asset Review Standard that such additional time is required due to the characteristics of the Mortgage Loans and/or the Mortgaged Property or Mortgaged Properties. In no event will the asset representations reviewer be required to determine whether any Test failure constitutes a Material Defect, or whether the issuing entity should enforce any rights it may have against the applicable mortgage loan seller, which, in each such case, will be the responsibility of the master servicer (with respect to non-Specially Serviced Loans) or the special servicer (with respect to Specially Serviced Loans). See “—Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA” below. In addition, in the event that the asset representations reviewer does not receive any documentation that it requested from the master servicer (with respect to non-Specially Serviced Loans), the special servicer (with respect to Specially Serviced Loans) or the applicable mortgage loan seller in sufficient time to allow the asset representations reviewer to complete its Asset Review and deliver an Asset Review Report, the asset representations reviewer will be required to prepare the Asset Review Report solely based on the documentation received by the asset representations reviewer with respect to the related Delinquent Loan, and the asset representations reviewer will have no responsibility to independently obtain any such documentation from any party to the PSA or otherwise. The PSA will require that the certificate administrator (i) include the Asset Review Report Summary in the Distribution Report on Form 10–D relating to the distribution period in which such Asset Review Report Summary was received by the certificate administrator, and (ii) post such Asset Review Report Summary to the certificate administrator’s website not later than 2 business days after receipt of such Asset Review Report Summary from the asset representations reviewer.

Eligibility of Asset Representations Reviewer

The asset representations reviewer will be required to represent and warrant in the PSA that it is an Eligible Asset Representations Reviewer. The asset representations reviewer is required to at all times be an Eligible Asset Representations Reviewer. If the asset representations reviewer ceases to be an Eligible Asset Representations Reviewer, the asset representations reviewer is required to immediately notify the master servicer, the special servicer, the trustee, the operating advisor, the certificate administrator and the Directing Certificateholder of such disqualification and immediately resign, and the trustee will be required to use commercially reasonable efforts to appoint a successor asset representations reviewer. If the trustee is unable to find a successor asset representations reviewer within 30 days of the termination of the asset representations reviewer, the depositor will be permitted to find a replacement.

An “Eligible Asset Representations Reviewer” is an institution that (i) is the special servicer, operating advisor or asset representations reviewer on a transaction rated by any of Moody’s, Fitch, DBRS, S&P, KBRA or Morningstar and that has not been a special servicer, operating advisor or asset representations reviewer on a transaction for which Moody’s, Fitch, DBRS, S&P, KBRA or Morningstar has qualified, downgraded or withdrawn its rating or ratings of, one or more classes of certificates for such transaction citing servicing or other relevant concerns with the special servicer, the operating advisor or the asset representations reviewer, as applicable, as the sole or material factor in such rating action, (ii) can and will make the representations and warranties of the asset representations reviewer set forth in the PSA, (iii) is not (and is not affiliated with) any sponsor, any mortgage loan seller, any originator, the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the Directing Certificateholder or any of their respective affiliates, (iv) has not performed (and is not affiliated with any party hired to perform) any due diligence, loan underwriting, brokerage, borrower advisory or similar services with respect to any Mortgage Loan or any related Companion Loan prior to the Closing Date for or on behalf of any sponsor, any mortgage loan seller, any underwriter, any party to the PSA or the Directing Certificateholder or any of their respective affiliates, or have been paid any fees, compensation or other remuneration by any of them in connection with any such services and (v) does not directly or indirectly, through one or more affiliates or otherwise, own any interest in any certificates, any Mortgage Loans, any Companion Loan or any securities backed by a Companion Loan or otherwise have any financial interest in the securitization transaction to which the PSA relates, other than in fees from its role as asset representations reviewer (or as operating advisor, if applicable) and except as otherwise set forth in the PSA.

Other Obligations of Asset Representations Reviewer

The asset representations reviewer and its affiliates are required to keep confidential any Privileged Information received from any party to the PSA or any sponsor under the PSA (including, without limitation, in connection with the review of the Mortgage Loans) and not disclose such Privileged Information to any person (including Certificateholders), other than (1) to the extent expressly required by the PSA in an Asset Review Report or otherwise, to the other parties to the PSA with a notice indicating that such information is Privileged Information or (2) pursuant to a Privileged Information Exception. Each party to the PSA that receives Privileged Information from the asset representations reviewer with a notice stating that such information is Privileged Information may not disclose such Privileged Information to any person without the prior written consent of the special servicer other than pursuant to a Privileged Information Exception. In addition, the asset representations reviewer will be required to keep all documents and information received by the asset representations reviewer in connection with an Asset Review that are provided by the applicable mortgage loan seller, the master servicer and the special servicer confidential and will not be permitted to disclose such documents or information except (i) for purposes of complying with its duties and obligations under the PSA, (ii) if such documents or information become generally available and known to the public other than as a result of a disclosure directly or indirectly by the asset representations reviewer, (iii) if it is reasonable and necessary for the asset representations reviewer to disclose such documents or information in working with legal counsel, auditors, taxing authorities or other governmental agencies, (iv) if such documents or information was already known to the asset representations reviewer and not otherwise subject to a confidentiality obligation and/or (v) if the asset representations reviewer is required by law, rule, regulation, order, judgment or decree to disclose such document or information.

Neither the asset representations reviewer nor any of its affiliates may make any investment in any class of certificates; provided, however, that such prohibition will not apply to (i) riskless principal transactions effected by a broker-dealer affiliate of the asset representations reviewer or (ii) investments by an affiliate of the asset representations reviewer if the asset representations reviewer and such affiliate maintain policies and procedures that (A) segregate personnel involved in the activities of the asset representations reviewer under the PSA from personnel involved in such affiliate’s investment activities and (B) prevent such affiliate and its personnel from gaining access to information regarding the issuing entity and the asset representations reviewer and its personnel from gaining access to such affiliate’s information regarding its investment activities.

Delegation of Asset Representations Reviewer’s Duties

The asset representations reviewer may delegate its duties to agents or subcontractors in accordance with the PSA, however, the asset representations reviewer will remain obligated and primarily liable for any Asset Review required in accordance with the provisions of the PSA without diminution of such obligation or liability by virtue of such delegation or arrangements or by virtue of indemnification from any person acting as its agents or subcontractor to the same extent and under the same terms and conditions as if the asset representations reviewer alone were performing its obligations under the PSA.

Assignment of Asset Representations Reviewer’s Rights and Obligations

The asset representations reviewer may assign its rights and obligations under the PSA in connection with the sale or transfer of all or substantially all of its asset representations reviewer portfolio, provided that: (i) the purchaser or transferee accepting such assignment and delegation (A) is an Eligible Asset Representations Reviewer, organized and doing business under the laws of the United States of America, any state of the United States of America or the District of Columbia, authorized under such laws to perform the duties of the asset representations reviewer resulting from a merger, consolidation or succession that is permitted under the PSA, (B) executes and delivers to the trustee and the certificate administrator an agreement that contains an assumption by such person of the due and punctual performance and observance of each covenant and condition to be performed or observed by the asset representations reviewer under the PSA from and after the date of such agreement and (C) is not be a prohibited party under the PSA; (ii) the asset representations reviewer will not be released from its obligations under the PSA that arose prior to the effective date of such assignment and delegation; (iii) the rate at which the Asset Representations Reviewer Asset Review Fee (or any component thereof) is calculated may not exceed the rate then in effect and (iv) the resigning asset representations reviewer will be required to be responsible for the reasonable costs and expenses of each other party hereto and the Rating Agencies in connection with such transfer. Upon acceptance of such assignment and delegation, the purchaser or transferee will be required to provide notice to each party to the PSA and then will be the successor asset representations reviewer hereunder.

Asset Representations Reviewer Termination Events

The following constitute asset representations reviewer termination events under the PSA (each, an “Asset Representations Reviewer Termination Event”) whether any such event is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body:

(i)       any failure by the asset representations reviewer to observe or perform in any material respect any of its covenants or agreements or the material breach of any of its representations or warranties under the PSA, which failure continues unremedied for a period of 30 days after the date on which written notice of such failure is given to the asset representations reviewer by the trustee or to the asset representations reviewer and the trustee by the holders of certificates evidencing at least 25% of the Voting Rights; provided that if such failure is capable of being cured and the asset representations reviewer is diligently pursuing such cure, such 30 day period will be extended by an additional 30 days;

(ii)       any failure by the asset representations reviewer to perform its obligations set forth in the PSA in accordance with the Asset Review Standard in any material respect, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iii)       any failure by the asset representations reviewer to be an Eligible Asset Representations Reviewer, which failure continues unremedied for a period of 30 days after the date written notice of such failure, requiring the same to be remedied, is given to the asset representations reviewer by any party to the PSA;

(iv)       a decree or order of a court or agency or supervisory authority having jurisdiction in the premises in an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, has been entered against the asset representations reviewer, and such decree or order has remained in force undischarged or unstayed for a period of 60 days;

(v)       the asset representations reviewer consents to the appointment of a conservator or receiver or liquidator or liquidation committee in any insolvency, readjustment of debt, marshaling of assets and liabilities, voluntary liquidation, or similar proceedings of or relating to the asset representations reviewer or of or relating to all or substantially all of its property; or

(vi)       the asset representations reviewer admits in writing its inability to pay its debts generally as they become due, files a petition to take advantage of any applicable insolvency or reorganization statute, makes an assignment for the benefit of its creditors, or voluntarily suspends payment of its obligations.

Upon receipt by the certificate administrator of written notice (which will be simultaneously delivered to the asset representations reviewer) of the occurrence of any Asset Representations Reviewer Termination Event, the certificate administrator will be required to promptly provide written notice to all Certificateholders electronically by posting such notice on its internet website and by mail, unless the certificate administrator has received notice that such Asset Representations Reviewer Termination Event has been remedied.

Rights Upon Asset Representations Reviewer Termination Event

If an Asset Representations Reviewer Termination Event occurs, and in each and every such case, so long as such Asset Representations Reviewer Termination Event has not been remedied, then either the trustee (i) may or (ii) upon the written direction of Certificateholders evidencing at least 25% of the Voting Rights will be required to, terminate all of the rights and obligations of the asset representations reviewer under the PSA, other than rights and obligations accrued prior to such termination and other than indemnification rights (arising out of events occurring prior to such termination), by written notice to the asset representations reviewer. The asset representations reviewer is required to bear all reasonable costs and expenses of each other party to the PSA in connection with its termination for cause.

Termination of the Asset Representations Reviewer Without Cause

Upon (i) the written direction of Certificateholders evidencing not less than 25% of the Voting Rights requesting a vote to terminate and replace the asset representations reviewer with a proposed successor asset representations reviewer that is an Eligible Asset Representations Reviewer, and (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses to be incurred by the certificate administrator in connection with administering such vote, the certificate administrator will promptly provide notice to all Certificateholders and the asset representations reviewer of such request by posting such notice on its internet website, and by mailing to all Certificateholders and the asset representations reviewer. Upon the written direction of Certificateholders evidencing at least 75% of a Certificateholder Quorum, the trustee will terminate all of the rights and obligations of the asset representations reviewer under the PSA (other than any rights or obligations that accrued prior to the date of such termination and other than indemnification rights (arising out of events occurring prior to such termination)) by written notice to the asset representations reviewer, and the proposed successor asset representations reviewer will be appointed.

In the event that holders of the certificates evidencing at least 75% of a Certificateholder Quorum elect to remove the asset representations reviewer without cause and appoint a successor, the successor asset representations reviewer will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Resignation of Asset Representations Reviewer

The asset representations reviewer may at any time resign by giving written notice to the other parties to the PSA. In addition, the asset representations reviewer will at all times be, and will be required to resign if it fails to be, an Eligible Asset Representations Reviewer by giving written notice to the other parties. Upon such notice of resignation, the depositor is required to promptly appoint a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. No resignation of the asset representations reviewer will be effective until a successor asset representations reviewer that is an Eligible Asset Representations Reviewer has been appointed and accepted the appointment. If no successor asset representations reviewer has been so appointed and accepted the appointment within 30 days after the notice of resignation, the resigning asset representations reviewer may petition any court of competent jurisdiction for the appointment of a successor asset representations reviewer that is an Eligible Asset Representations Reviewer. The resigning asset representations reviewer must pay all costs and expenses associated with the transfer of its duties.

Asset Representations Reviewer Compensation

Certain fees will be payable to the asset representations reviewer, and the asset representations reviewer will be entitled to be reimbursed for certain expenses, as described under “—Servicing and Other Compensation and Payment of Expenses”.

Replacement of Special Servicer Without Cause

Except as limited by certain conditions described below and subject to the rights of the holder of the related Companion Loan under the related Intercreditor Agreement, the special servicer may generally be replaced, prior to the occurrence and continuance of a Control Termination Event, at any time and without cause, by the Directing Certificateholder so long as, among other things, the Directing Certificateholder appoints a replacement special servicer that meets the requirements of the PSA, including that the trustee and the certificate administrator receive a Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Pari Passu Companion Loan and that such replacement special servicer may not be the asset representations reviewer or any of its affiliates. The reasonable fees of any such termination incurred by the Directing Certificateholder will be paid by the holders of the Controlling Class.

After the occurrence and during the continuance of a Control Termination Event, upon (i) the written direction of holders of Principal Balance Certificates evidencing not less than 25% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances) of the Principal Balance Certificates requesting a vote to replace the special servicer with a new special servicer, (ii) payment by such holders to the certificate administrator of the reasonable fees and expenses (including any legal fees and expenses and any Rating Agency fees and expenses) to be incurred by the certificate administrator in connection with administering such vote (which fees and expenses will not be additional trust fund expenses), and (iii) delivery by such holders to the certificate administrator and the trustee of Rating Agency Confirmation from each Rating Agency and a comparable confirmation from each NRSRO that has been engaged to rate any securities backed, in whole or in part, by a Serviced Pari Passu Companion Loan (such Rating Agency Confirmation will be obtained at the expense of those holders of certificates requesting such vote), the certificate administrator will be required to promptly post notice of such request on the certificate administrator’s website and concurrently provide written notice of such request by mail and conduct the solicitation of votes of all certificates in such regard, which such vote must occur within 180 days of the posting of such notice. Upon the written direction of (i) holders of Principal Balance Certificates evidencing at least 66 ⅔% of a Certificateholder Quorum or (ii) holders of Principal Balance Certificates evidencing more than 50% of the aggregate

Voting Rights of each class of Non-Reduced Certificates on an aggregate basis, the trustee will be required to terminate all of the rights and obligations of the special servicer under the PSA and appoint the successor special servicer (which must be a Qualified Replacement Special Servicer) designated by such Certificateholders; provided such successor special servicer is a Qualified Replacement Special Servicer, subject to indemnification, right to outstanding fees, reimbursement of Advances and other rights set forth in the PSA, which survive such termination.

Notwithstanding anything to the contrary described in this section, prior to the related Servicing Shift Securitization Date, no one except for the Directing Certificateholder will be permitted to replace the special servicer with respect to any Servicing Shift Whole Loan.

A “Certificateholder Quorum” means, in connection with any solicitation of votes in connection with the replacement of the special servicer or the asset representations reviewer described above, the holders of certificates evidencing at least 50% of the aggregate Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the Certificate Balances of the certificates, except in the case of the termination of the asset representations reviewer) of all Principal Balance Certificates on an aggregate basis.

“Non-Reduced Certificates” means any class of Principal Balance Certificates then-outstanding for which (a)(1) the initial Certificate Balance of such class of certificates minus (2) the sum (without duplication) of (x) any payments of principal (whether as principal prepayments or otherwise) distributed to the Certificateholders of such class of certificates, (y) any Appraisal Reduction Amounts allocated to such class of certificates and (z) any Realized Losses previously allocated to such class of certificates, is equal to or greater than (b) 25% of the remainder of (1) the initial Certificate Balance of such class of certificates less (2) any payments of principal (whether as principal prepayments or otherwise) previously distributed to the Certificateholders of such class of certificates.

A “Qualified Replacement Special Servicer” is a replacement special servicer that (i) satisfies all of the eligibility requirements applicable to special servicers in the PSA, (ii) is not the operating advisor, the asset representations reviewer or an affiliate of the operating advisor or the asset representations reviewer, (iii) is not obligated to pay the operating advisor (x) any fees or otherwise compensate the operating advisor in respect of its obligations under the PSA, or (y) for the appointment of the successor special servicer or the recommendation by the operating advisor for the replacement special servicer to become the special servicer, (iv) is not entitled to receive any compensation from the operating advisor other than compensation that is not material and is unrelated to the operating advisor’s recommendation that such party be appointed as the replacement special servicer, (v) is not entitled to receive any fee from the operating advisor for its appointment as successor special servicer, in each case, unless expressly approved by 100% of the Certificateholders, (vi) is not a special servicer that has been cited by Moody’s as having servicing concerns as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination, (vii) currently has a special servicer rating of at least “CSS3” from Fitch and (viii) is currently acting as a special servicer in a transaction rated by DBRS and has not been cited by DBRS as having servicing concerns as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in a transaction serviced by the applicable servicer prior to the time of determination.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

Notwithstanding the foregoing, if the special servicer obtains knowledge that it is a Borrower Party with respect to any Serviced Mortgage Loan and any related Serviced Companion Loan (any such Mortgage Loan and Serviced Companion Loan, if applicable, a “Conflicted Special Servicer Loan”), the special servicer will be required to resign as special servicer of that Conflicted Special Servicer Loan.

In the event the special servicer is required to resign as special servicer with respect to any Conflicted Special Servicer Loan because it obtains knowledge that it is a Borrower Party prior to the occurrence and continuance of a Consultation Termination Event, then (i) if the Conflicted Special Servicer Loan is not also a Conflicted Loan relating to the Directing Certificateholder, then the Directing Certificateholder will be entitled to appoint (and replace with or without cause) a successor special servicer that is not a Borrower Party in accordance with the terms of the PSA (the “Non-Conflicted Special Servicer”) for the Conflicted Special Servicer Loan, (ii) if the Conflicted Special Servicer Loan is also a Conflicted Loan relating to the Directing Certificateholder, then the largest Controlling Class Certificateholder (by Certificate Balance) that is not a Conflicted Controlling Class Holder will be entitled to appoint (and replace with or without cause) the Non-Conflicted Special Servicer for the Conflicted Special Servicer Loan, and (iii) if there is no Controlling Class Certificateholder that is not a Conflicted Controlling Class Holder, then the Non-Conflicted Special Servicer will be appointed as described in the following paragraph.

In the event the special servicer is required to resign as special servicer with respect to any Conflicted Special Servicer Loan because it obtains knowledge that it is a Borrower Party and either (i) a Consultation Termination Event has occurred and is continuing or (ii) there is no Controlling Class Certificateholder that is not a Conflicted Controlling Class Holder, then, at the expense of the issuing entity, the certificate administrator will be required to promptly provide written notice of such resignation to all Certificateholders by posting such notice on its internet website and the Non-Conflicted Special Servicer will be appointed upon the written direction of more than 50% of the Voting Rights of the certificates that exercise their right to vote (provided that holders of at least 20% of the Voting Rights of the certificates exercise their right to vote). If such Non-Conflicted Special Servicer has not been appointed pursuant to the preceding sentence within 30 days after the special servicer has provided its written notice of resignation, the certificate administrator will be required to provide written notice to the resigning special servicer that such Non-Conflicted Special Servicer has not been appointed and such resigning special servicer will be required to appoint such Non-Conflicted Special Servicer. The special servicer will not have any liability with respect to the actions or inactions of the applicable Non-Conflicted Special Servicer or with respect to the identity of the applicable Non-Conflicted Special Servicer.

If at any time a special servicer is no longer a Borrower Party with respect to a Conflicted Special Servicer Loan, (1) the related Non-Conflicted Special Servicer will be required to resign, (2) the related Mortgage Loan will no longer be a Conflicted Special Servicer Loan, (3) such special servicer will become the special servicer again for the such related Mortgage Loan and (4) such special servicer will be entitled all special servicing compensation with respect to such Mortgage Loan earned during such time on and after such Mortgage Loan is no longer a Conflicted Special Servicer Loan.

The Non-Conflicted Special Servicer will be required to perform all of the obligations of the special servicer for the related Conflicted Special Servicer Loan and will be entitled to all special servicing compensation with respect to such Conflicted Special Servicer Loan earned during such time as the related Mortgage Loan is a Conflicted Special Servicer Loan (provided that that special servicer will remain entitled to all other special servicing compensation with respect all Mortgage Loans and Serviced Whole Loan which are not Conflicted Special Servicer Loans).

No appointment of a special servicer will be effective until the depositor has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

With respect to each Non-Serviced Whole Loan, the related Non-Serviced Special Servicer may be removed, and a successor special servicer appointed at any time by the directing certificateholder appointed under the related Non-Serviced PSA (and not by the Directing Certificateholder for this transaction) to the extent set forth in the related Non-Serviced PSA and the related Intercreditor Agreement for such Non-Serviced Whole Loan. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”, “—The Non-Serviced Pari Passu-AB Whole Loans” and “—Servicing of the Non-Serviced Mortgage Loans” below.

Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote

If at any time the operating advisor determines, in its sole discretion exercised in good faith, that (1) the special servicer is not performing its duties as required under the PSA or is otherwise not acting in accordance with the Servicing Standard and (2) the replacement of the special servicer would be in the best interest of the Certificateholders as a collective whole, then the operating advisor will have the right to recommend the replacement of the special servicer. In such event, the operating advisor will be required to deliver to the trustee and the certificate administrator, with a copy to the special servicer, a written report detailing the reasons supporting its recommendation (along with relevant information justifying its recommendation) and recommending a suggested replacement special servicer (which must be a Qualified Replacement Special Servicer). The certificate administrator will be required to notify each Certificateholder of the recommendation and post the related report on the certificate administrator’s internet website, and to conduct the solicitation of votes with respect to such recommendation. Approval by the Certificateholders of such Qualified Replacement Special Servicer will not preclude the Directing Holder from appointing a replacement, so long as such replacement is a Qualified Replacement Special Servicer and is not the originally replaced special servicer or its affiliate.

The operating advisor’s recommendation to replace the special servicer must be confirmed within 180 days after the notice is posted to the certificate administrator’s website by an affirmative vote of holders of Certificates evidencing at least a majority of a quorum of certificateholders (which, for this purpose, is the holders of Certificates that (i) evidence at least 20% of the Voting Rights (taking into account the application of any Appraisal Reduction Amounts to notionally reduce the respective Certificate Balances) of all Principal Balance Certificates on an aggregate basis, and (ii) consist of at least three Certificateholders or Certificate Owners that are not Risk Retention Affiliated with each other).

In the event the holders of such Voting Rights elect to remove and replace the special servicer (which requisite affirmative votes must be received within 180 days of the posting of the notice of the operating advisor’s recommendation to replace the special servicer to the certificate administrator’s website), the certificate administrator will be required to receive a Rating Agency Confirmation from each of the Rating Agencies at that time. In the event the certificate administrator receives a Rating Agency Confirmation from each of the Rating Agencies (and the successor special servicer agrees to be bound by the terms of the PSA), the trustee will then be required to terminate all of the rights and obligations of the special servicer under the PSA and to appoint the successor special servicer approved by such Certificateholders, provided such successor special servicer is a Qualified Replacement Special Servicer, subject to the terminated special servicer’s rights to indemnification, payment of outstanding fees, reimbursement of Advances and other rights set forth in the PSA that survive termination. The reasonable out-of-pocket costs and expenses (including reasonable legal fees and expenses of outside counsel) associated with obtaining such Rating Agency Confirmations and administering the vote of the applicable holders of the Principal Balance Certificates and the operating advisor’s identification of a Qualified Replacement Special Servicer will be an additional trust fund expense.

In any case, the trustee will notify the outgoing special servicer promptly of the effective date of its termination. Any replacement special servicer recommended by the operating advisor must be a Qualified Replacement Special Servicer.

In the event the special servicer is terminated as a result of the recommendation of the operating advisor described in this “—Replacement of the Special Servicer After Operating Advisor Recommendation and Certificateholder Vote”, the Directing Certificateholder may not subsequently reappoint as special servicer such terminated special servicer or any Risk Retention Affiliate of such terminated special servicer.

No appointment of the special servicer will be effective until the depositor or the depositor for the securitization of a Companion Loan has filed any required Exchange Act filings related to the removal and replacement of the special servicer.

Termination of Servicer and Special Servicer for Cause

Servicer Termination Events

A “Servicer Termination Event” under the PSA with respect to the master servicer or the special servicer, as the case may be, will include, without limitation:

(a)       with respect to the master servicer only, any failure by the master servicer (i) to make a required deposit to the Collection Account or to the separate custodial account for any Serviced Whole Loan on the day such deposit was first required to be made, which failure is not remedied within two business days, (ii) to deposit into, or remit to the certificate administrator for deposit into, the Distribution Account any amount required to be so deposited or remitted (including any required P&I Advance, unless the master servicer determines that such P&I Advance would not be recoverable), which failure is not remedied by 11:00 a.m. (New York City time) on the relevant Distribution Date (provided, however, that to the extent the master servicer does not timely make such remittances to the certificate administrator, the master servicer will be required to pay the certificate administrator for the account of the certificate administrator interest on any amount not timely remitted at the Reimbursement Rate from and including the applicable required remittance date to, but not including, the date such remittance is actually made) or (iii) to remit to any holder of a Serviced Companion Loan, as and when required by the PSA or the related intercreditor agreement, any amount required to be so remitted which failure continues for two business days;

(b)       with respect to the special servicer only, any failure by the special servicer to deposit into the REO Account on the day such deposit is required to be made and such failure continues unremedied for two business days, or to remit to the master servicer for deposit in the Collection Account (or, in the case of a Serviced Whole Loan, the related custodial account) any such remittance required to be made, under the PSA; provided, however, that the failure of the special servicer to remit such remittance to the master servicer will not be a Servicer Termination Event if such failure is remedied within two business days and if the special servicer has compensated the master servicer for any loss of income (at the Reimbursement Rate) on such amount suffered by the master servicer due to and caused by the late remittance of the special servicer and reimbursed the issuing entity for any resulting advance interest due to the master servicer;

(c)       any failure by the master servicer or the special servicer duly to observe or perform in any material respect any of its other covenants or obligations under the PSA, which failure continues unremedied for 30 days (15 days in the case of the master servicer’s failure to make a Servicing Advance or 45 days in the case of failure to pay the premium for any insurance policy required to be force placed by the master servicer or the special servicer, as the case may be, pursuant to the PSA or in any event such reasonable shorter period of time as is necessary to avoid the commencement of foreclosure proceedings for any lien relating to unpaid real estate taxes or assessments or a lapse in any required insurance coverage) after written notice of the failure has been given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, by the certificateholders of any class issued by the issuing entity, evidencing percentage interest aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that failure is capable of being cured and the master servicer or the special servicer, as applicable, is diligently pursuing that cure, that 15-, 30- or 45-day period, as applicable, will be extended an additional 30 days;

(d)       any breach on the part of the master servicer or the special servicer of any representation or warranty in the PSA which materially and adversely affects the interests of any certificateholders of any class of certificates issued by the issuing entity or holder of a Serviced Companion Loan and which continues unremedied for a period of 30 days after the date on which notice of that breach, requiring the same to be remedied, is given to the master servicer or the special servicer, as the case may be, by any other party to the PSA, or to the master servicer, the special servicer, the depositor and the trustee by the holders of certificates of any class issued by the issuing entity, evidencing percentage interests aggregating not less than 25% of such class or by such holder of a Serviced Companion Loan, if affected; provided, if that breach is capable of being cured and the master servicer or special servicer, as applicable, is diligently pursuing that cure, that 30-day period will be extended an additional 30 days;

(e)       certain events of insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings in respect of or relating to the master servicer or the special servicer, as applicable, and certain actions by or on behalf of the master servicer or the special servicer indicating its insolvency or inability to pay its obligations;

(f)       (A) Moody’s (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates issued by the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and, in the case of clauses (i) or (ii), such action has not been withdrawn by Moody’s within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action or (B) DBRS (i) has qualified, downgraded or withdrawn its rating or ratings of one or more classes of certificates in the issuing entity, or (ii) has placed one or more classes of certificates issued by the issuing entity on “watch status” in contemplation of a ratings downgrade or withdrawal (and, in the case of clauses (i) or (ii), such action has not been withdrawn by DBRS within 60 days of such event) and, in the case of either of clauses (i) or (ii), publicly cited servicing concerns with the master servicer or the special servicer, as the case may be, as the sole or a material factor in such action;

(g)       the master servicer or the special servicer is no longer rated at least “CMS3” or “CSS3”, respectively, by Fitch and such master servicer or special servicer is not reinstated to at least that rating within 60 days of the delisting; or

(h)       so long as the issuing entity is subject to Exchange Act reporting requirements, any failure by the master servicer or special servicer, as applicable, to deliver to the trustee and the certificate administrator (i) an annual certification regarding such servicer’s compliance with the terms of the PSA, as well as an Assessment of Compliance with certain servicing criteria and an accountant’s attestation report with respect to such assessment by the time required under the PSA after any applicable grace period or (ii) any Exchange Act reporting items that a primary servicer, sub-servicer or servicing function participant (such entity, the “Sub-Servicing Entity”) retained by the master servicer or special servicer, as applicable (but excluding any Sub-Servicing Entity which the master servicer or special servicer has been directed to retain by a sponsor or mortgage loan seller) is required to deliver (any Sub-Servicing Entity will be terminated if it defaults in accordance with the provision of this clause (h)).

Rights Upon Servicer Termination Event

If a Servicer Termination Event with respect to the master servicer or the special servicer, as applicable, occurs and is continuing, then the trustee may, and at the written direction of (1) the holders of certificates evidencing at least 25% of the aggregate Voting Rights, (2) in the case of the special servicer, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder, or (3) the Depositor (with respect to clause (h) of the definition of “Servicer Termination Event”), the trustee will be required to terminate all of the rights (other than certain rights to indemnification, compensation and (in certain limited circumstances) the excess servicing strip as provided in the PSA) and obligations of the master servicer as master servicer or the special servicer as special servicer, as the case may be, under the PSA. In the case of a Servicer Termination Event pursuant to clause (f) of the definition thereof, the certificate administrator will be required to notify Certificateholders and Serviced Companion Loan noteholders of such Servicer Termination Event and request whether such Certificateholders and, if applicable, the Serviced Companion Loan noteholders favor such termination. Notwithstanding the foregoing, upon any termination of the master servicer or the special servicer, as applicable, under the PSA, the master servicer or the special servicer, as applicable, will continue to be entitled to receive all accrued and unpaid servicing compensation through the date of termination plus reimbursement for all Advances and interest thereon as provided in the PSA.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the master servicer affects a Serviced Companion Loan or the holder thereof and the master servicer is not otherwise terminated or (b) if a nationally recognized statistical rating organization (“NRSRO”), as that term is defined in Section 3(a)(62) of the Exchange Act, engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, publicly citing servicing concerns with the master servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to request that the trustee direct the master servicer to appoint a sub-servicer (or if the related Serviced Whole Loan is currently being sub-serviced, then the trustee may direct the master servicer to replace such sub-servicer with a new sub-servicer but only if such original sub-servicer is in default (beyond any applicable cure periods) under the related sub-servicing agreement) that will be responsible for servicing the related Serviced Whole Loan; provided that the trustee will be required to direct the master servicer to obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) (at the expense of the requesting party) with respect to the appointment of such sub-servicer.

Notwithstanding the foregoing, (a) if a Servicer Termination Event with respect to the special servicer affects a Serviced Companion Loan and the special servicer is not otherwise terminated or (b) if an NRSRO engaged to rate any class of certificates backed, wholly or partially, by any Serviced Companion Loan qualifies, downgrades or withdraws its rating of such class of certificates, citing servicing concerns with the special servicer as the sole or a material factor in such rating action, then the holder of such Serviced Companion Loan will be entitled to direct that the trustee terminate the special servicer with respect to the related Serviced Whole Loan only, but no other Mortgage Loan.

On and after the date of termination following a Servicer Termination Event by the master servicer or the special servicer, the trustee will succeed to all authority and power of the master servicer or the special servicer, as applicable, under the PSA (and any sub-servicing agreements) and generally will be entitled to the compensation arrangements to which the master servicer or the special servicer, as applicable, would have been entitled. If the trustee is unwilling or unable so to act, or holders of certificates evidencing (i) in the case of the master servicer, at least 25% of the aggregate Voting Rights, or (ii) in the case of the special servicer, at least 25% of the aggregate Voting Rights (or, for so long as no Control Termination Event has occurred and is continuing, the Directing Certificateholder so request, or, with respect to a Serviced Whole Loan, if an affected Serviced Companion Loan noteholder so requests, or if the trustee is not an “approved” servicer by any of the rating agencies for mortgage pools similar to the one held by the issuing entity, the trustee must appoint, or petition a court of competent jurisdiction for the appointment of, a mortgage loan servicing institution that, for so long as no Control Termination Event has occurred and is continuing, has been approved by the Directing Certificateholder (which approval may not be unreasonably withheld in the case of the appointment of a successor master servicer) to act as successor to the master servicer or the special servicer, as applicable, under the PSA; provided that the trustee must obtain a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities). Pending such appointment, the trustee is obligated to act in such capacity unless the trustee is prohibited by law from so acting. The trustee and any such successor may agree upon the servicing compensation to be paid; provided that no such compensation may be in excess of that permitted to the terminated master servicer or special servicer, provided, further, that if no successor can be obtained to perform the obligations of the terminated master servicer or special servicer, additional amounts may be paid to such successor and such amounts in excess of that permitted the terminated master servicer or special servicer will be treated as Realized Losses. All reasonable costs and expenses of the trustee (including the cost of obtaining a Rating Agency Confirmation and any applicable indemnity) or the successor master servicer or successor special servicer incurred in connection with transferring the mortgage files to the successor master servicer or special servicer and amending the PSA to reflect such succession are required to be paid by the predecessor master servicer or the special servicer, as applicable, upon presentation of reasonable documentation of such costs and expenses. If the predecessor master servicer or special servicer (as the case may be) has not reimbursed the trustee or the successor master servicer or special servicer for such expenses within 90 days after the presentation of reasonable documentation, such expense is required to be reimbursed by the issuing entity; provided that the terminated master servicer or special servicer will not thereby be relieved of its liability for such expenses.

No Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA, the certificates or the Mortgage Loans, unless, with respect to the PSA, such holder previously has given to the trustee a written notice of a default under the PSA, and of the continuance thereof, and unless the holders of certificates of any class affected thereby evidencing percentage interests of at least 25% of such class, as applicable, have made written request of the trustee to institute such proceeding in its capacity as trustee under the PSA and have offered to the trustee such security or indemnity reasonably satisfactory to it as it may require against the costs, expenses and liabilities to be incurred therein or thereby, and the trustee, for 60 days after its receipt of such notice, request and offer of security or indemnity, failed or refused to institute such proceeding.

Neither the trustee nor the certificate administrator will have any obligation to make any investigation of matters arising under the PSA or to institute, conduct or defend any litigation under the PSA or in relation to it at the request, order or direction of any of the holders of certificates, unless holders of certificates entitled to greater than 25% of the percentage interest of each affected class direct the trustee to do so and such holders of certificates have offered to the trustee or the certificate administrator, as applicable security or indemnity reasonably satisfactory to the trustee or the certificate administrator, as applicable against the costs, expenses and liabilities which may be incurred in connection with such action.

Notwithstanding the foregoing discussion in this “—Rights Upon Servicer Termination Event” section, if the master servicer is terminated under the circumstances described above because of the occurrence of any of the events described in clause (f) under “—Servicer Termination Events” above, the master servicer will have the right, at its expense, to sell its master servicing rights with respect to the Mortgage Loans to a successor master servicer in connection with whose appointment a Rating Agency Confirmation (including a Rating Agency Confirmation with respect to any companion loan securities) has been provided, in accordance with the terms set forth in the PSA, including that any successor master servicer fulfill the ratings requirements for successor master servicer set forth in the PSA.

In addition, the depositor may direct the trustee to terminate the master servicer upon 5 business days’ written notice if the master servicer fails to comply with certain of its reporting obligations under the PSA (subject to any applicable grace period).

Waiver of Servicer Termination Event

A Servicer Termination Event may be waived by the Certificateholders evidencing not less than 66 ⅔% of the aggregate Voting Rights of the certificates and each Serviced Companion Loan noteholder adversely affected by such Servicer Termination Event, except (a) a Servicer Termination Event under clause (g) of the definition of “Servicer Termination Events” may be waived only with the consent of the Depositor and (b) a default in making any required deposits to or payments from the Collection Account, any Serviced Whole Loan Custodial Account or the Lower-Tier REMIC Distribution Account or in remitting payments as received, in each case in accordance with the PSA.

Resignation of the Master Servicer and Special Servicer

The PSA permits the master servicer and the special servicer to resign from their respective obligations only upon (a) the appointment of, and the acceptance of the appointment by, a successor and receipt by the certificate administrator and the trustee of a Rating Agency Confirmation from each of the Rating Agencies and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Companion Loan (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation required under the PSA may be considered satisfied with respect to the certificates as described in this prospectus); and, as to the special servicer only, for so long as a Control Termination Event has not occurred and is not continuing, the approval of such successor by the Directing Certificateholder, which approval in each case will not be unreasonably withheld or (b) a determination that their respective obligations are no longer permissible with respect to the master servicer or the special servicer, as the case may be, under applicable law. In the event that the master servicer or special servicer resigns as a result of the determination that their respective obligations are no longer permissible under applicable law, the trustee will then succeed to all of the responsibilities, duties and liabilities of the resigning party as master servicer or special servicer, as the case may be, under the PSA and will be entitled to similar compensation arrangements. If the trustee is unwilling or unable to so act, it may appoint, or petition a court of competent jurisdiction to appoint, a loan servicing institution or other entity, subject to the trustee’s receipt of a Rating Agency Confirmation from each of the Rating Agencies.

No resignation will become effective until the trustee or other successor has assumed the obligations and duties of the resigning master servicer or special servicer, as the case may be, under the PSA. Further, the resigning master servicer or special servicer, as the case may be, must pay all costs and expenses associated with the transfer of its duties. Other than as described under “—Termination of Servicer and Special Servicer for Cause—Servicer Termination Events” above, in no event will the master servicer or the special servicer have the right to appoint any successor master servicer or special servicer if such master servicer or special servicer, as applicable, is terminated or removed pursuant to the PSA. In addition, the PSA will prohibit the appointment of the asset representations reviewer, the operating advisor or one of their respective affiliates as successor to the master servicer or the special servicer.

Resignation of Master Servicer, Trustee, Certificate Administrator, Operating Advisor or Asset Representations Reviewer Upon Prohibited Risk Retention Affiliation

Upon the occurrence of (i) the master servicer, the certificate administrator or the trustee becoming Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Party (in such case, an “Impermissible RP Affiliate”), or (ii) the operating advisor or the asset representations reviewer becoming Risk Retention Affiliated with or a Risk Retention Affiliate of the Retaining Party or any other party to the PSA (other than the operating advisor and asset representations reviewer, as applicable) (together with an Impermissible RP Affiliate, an “Impermissible Risk Retention Affiliate”), then, in each case, such Impermissible Risk Retention Affiliate is required to promptly notify the Sponsors and the other parties to the PSA and resign in accordance with the terms of the PSA. The resigning Impermissible Risk Retention Affiliate will be required to bear all reasonable out-of-pocket costs and expenses of each other party to the PSA, the issuing entity and each Rating Agency in connection with such resignation as and to the extent required under the PSA, provided however, if the affiliation causing an Impermissible Risk Retention Affiliate is the result of the Retaining Party acquiring an interest in such Impermissible Risk Retention Affiliate or an affiliate of such Impermissible Risk Retention Affiliate, then such costs and expenses will be an expense of the issuing entity.

Limitation on Liability; Indemnification

The PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be under any liability to the issuing entity, Certificateholders or holders of the related Companion Loan, as applicable, for any action taken, or not taken, in good faith pursuant to the PSA or for errors in judgment; provided, however, that none of the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer or similar person will be protected against any breach of a representation or warranty made by such party, as applicable, in the PSA or any liability that would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA or by reason of negligent disregard of such obligations and duties. The PSA will also provide that the master servicer (including in its capacity as the paying agent for any Companion Loan), the special servicer, the depositor, the operating advisor, the asset representations reviewer and their respective affiliates and any partner, shareholder, member, manager, director, officer, employee or agent of any of them will be entitled to indemnification by the issuing entity against any claims, losses, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments, and other costs, liabilities, fees and expenses incurred in connection with any legal action or claim that relates to the PSA (including any legal fees and expenses relating to enforcing its indemnification rights), the Mortgage Loans, any related Companion Loan or the certificates; provided, however, that the indemnification will not extend to any loss, liability or expense incurred in connection with any breach of a representation or warranty made by such party, as applicable, in the PSA or incurred by reason of willful misconduct, bad faith or negligence in the performance of obligations or duties under the PSA, by reason of negligent disregard of such party’s obligations or duties, or in the case of the depositor and any of its partners, shareholders, directors, officers, members, managers, employees and agents, any violation by any of them of any state or federal securities law. In addition, absent actual fraud (as determined by a final non-appealable court order), neither the trustee nor the certificate administrator (including in its capacity as custodian) will be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the trustee or the certificate administrator has been advised of the likelihood of such loss or damage and regardless of the form of action. The PSA will also provide that any related master servicer, depositor, special servicer, operating advisor (or the equivalent), asset representations reviewer, certificate administrator or trustee under the related Non-Serviced PSA with respect to a Non-Serviced Companion Loan and any partner, director, officer, shareholder, member, manager, employee or agent of any of them (as and to the same extent the securitization trust formed under the related Non-Serviced PSA is required to indemnify such parties in respect of other Mortgage Loans in the securitization trust formed under the related Non-Serviced PSA pursuant to the terms of the Non-Serviced PSA) and each Non-Serviced Securitization Trust will be entitled to indemnification by the issuing entity and held harmless against the issuing entity’s pro rata share of any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments and any other costs, liabilities, fees and expenses incurred in connection with servicing and administration of such Non-Serviced Mortgage Loan and the related non-serviced Mortgaged Property under the related Non-Serviced PSA or the PSA.

In addition, the PSA will provide that none of the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor or operating advisor will be under any obligation to appear in, prosecute or defend any legal action that (i) is not incidental to its respective responsibilities under the PSA or (ii) in its opinion, may expose it to any expense or liability not reimbursed by the issuing entity. However, each of the master servicer, the special servicer, the depositor and the operating advisor will be permitted, in the exercise of its discretion, to undertake any action that it may deem necessary or desirable with respect to the enforcement and/or protection of the rights and duties of the parties to the PSA and the interests of the Certificateholders (and, in the case of a Serviced Whole Loan, the rights of the Certificateholders and the holders of the related Serviced Companion Loan (as a collective whole), taking into account the subordinate or pari passu nature of such Serviced Companion Loan) under the PSA; provided, however, that if a Serviced Whole Loan and/or the holder of the related Companion Loan are involved, such expenses, costs and liabilities will be payable out of funds related to such Serviced Whole Loan in accordance with the related Intercreditor Agreement and will also be payable out of the other funds in the Collection Account if amounts on deposit with respect to such Serviced Whole Loan are insufficient therefor. If any such expenses, costs or liabilities relate to a Mortgage Loan, Companion Loan, then any subsequent recovery on that Mortgage Loan or Companion Loan, as applicable, will be used to reimburse the issuing entity for any amounts advanced for the payment of such expenses, costs or liabilities. In that event, the legal expenses and costs of the action, and any liability resulting from the action, will be expenses, costs and liabilities of the issuing entity, and the master servicer (including in its capacity as the paying agent for any Companion Loans), the special servicer, the depositor, the asset representations reviewer or the operating advisor, as the case may be, will be entitled to be reimbursed out of the Collection Account for the expenses.

Pursuant to the PSA, the master servicer and the special servicer will each be required to maintain a fidelity bond and errors and omissions policy or their equivalent that provides coverage against losses that may be sustained as a result of an officer’s or employee’s misappropriation of funds or errors and omissions, subject to certain limitations as to amount of coverage, deductible amounts, conditions, exclusions and exceptions permitted by the PSA. Notwithstanding the foregoing, the master servicer and the special servicer will be allowed to self-insure with respect to an errors and omission policy and a fidelity bond so long as certain conditions set forth in the PSA are met.

Any person into which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer may be merged or consolidated, or any person resulting from any merger or consolidation to which the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer is a party, or any person succeeding to the business of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, will be the successor of the master servicer, the special servicer, the depositor, operating advisor or asset representations reviewer, as the case may be, under the PSA. The master servicer, the special servicer, the operating advisor and the asset representations reviewer may have other normal business relationships with the depositor or the depositor’s affiliates.

The trustee and the certificate administrator make no representations as to the validity or sufficiency of the PSA (other than as to it being a valid obligation of the trustee and the certificate administrator), the certificates, the Mortgage Loans, this prospectus (other than as to the accuracy of the information provided by the trustee and the certificate administrator as set forth above) or any related documents and will not be accountable for the use or application by or on behalf of the master servicer or the special servicer of any funds paid to the master servicer or any special servicer in respect of the certificates or the Mortgage Loans, or any funds deposited into or withdrawn from the Collection Account or any other account by or on behalf of the master servicer or any special servicer. The PSA provides that no provision of such agreement will be construed to relieve the trustee and the certificate administrator from liability for their own negligent action, their own negligent failure to act or their own willful misconduct or bad faith.

The PSA provides that neither the trustee nor the certificate administrator, as applicable, will be liable for an error of judgment made in good faith by a responsible officer of the trustee or the certificate administrator, unless it is proven that the trustee or the certificate administrator, as applicable, was negligent in ascertaining the pertinent facts. In addition, neither the trustee nor the certificate administrator, as applicable, will be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction of holders of certificates entitled to greater than 25% of the percentage interest of each affected class, or of the aggregate Voting Rights of the certificates, relating to the time, method and place of conducting any proceeding for any remedy available to the trustee and the certificate administrator, or exercising any trust or power conferred upon the trustee and the certificate administrator, under the PSA (unless a higher percentage of Voting Rights is required for such action).

The trustee and the certificate administrator and any director, officer, employee, representative or agent of the trustee and the certificate administrator, will be entitled to indemnification by the issuing entity, to the extent of amounts held in the Collection Account or the Lower-Tier REMIC Distribution Account from time to time, for any loss, liability, damages, claims or unanticipated expenses (including reasonable attorneys’ fees and expenses) arising out of or incurred by the trustee or the certificate administrator in connection with their participation in the transaction and any act or omission of the trustee or the certificate administrator relating to the exercise and performance of any of the powers and duties of the trustee and the certificate administrator (including in any capacities in which they serve, e.g., paying agent, REMIC administrator, authenticating agent, custodian, certificate registrar and 17g-5 Information Provider) under the PSA. However, the indemnification will not extend to any loss, liability or expense that constitutes a specific liability imposed on the trustee or the certificate administrator pursuant to the PSA, or to any loss, liability or expense incurred by reason of willful misconduct, bad faith or negligence on the part of the trustee or the certificate administrator in the performance of their obligations and duties under the PSA, or by reason of their negligent disregard of those obligations or duties, or as may arise from a breach of any representation or warranty of the trustee or the certificate administrator made in the PSA.

Enforcement of Mortgage Loan Seller’s Obligations Under the MLPA

In the event any party to the PSA receives a request or demand from a Requesting Investor to the effect that a Mortgage Loan should be repurchased or replaced due to a Material Defect, or if the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) determines that a Mortgage Loan should be repurchased or replaced due to a Material Defect, that party to the PSA will be required to promptly forward such request or demand to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward it to each other party to the PSA and the applicable mortgage loan seller. The Enforcing Servicer will be required to enforce the obligations of the mortgage loan sellers under the MLPAs pursuant to the terms of the PSA and the MLPAs. These obligations include (but are not limited to) obligations resulting from a Material Defect. Subject to the provisions of the applicable MLPA relating to the dispute resolutions as described under “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”, such enforcement, including, without limitation, the legal prosecution of claims, if any, will be required to be carried out in such form, to such extent and at such time as the master servicer or the special servicer, as applicable, would require were it, in its individual capacity, the owner of the affected Mortgage Loan.

Within 45 days after receipt of an Asset Review Report with respect to any Mortgage Loan, the special servicer will be required to determine whether at that time, based on the Servicing Standard, whether there exists a Material Defect with respect to such Mortgage Loan. If the special servicer determines that a Material Defect exists, the special servicer will be required to enforce the obligations of the applicable mortgage loan seller under the MLPA with respect to such Material Defect as discussed in the preceding paragraph. See “—The Asset Representations Reviewer—Asset Review” above.

Any costs incurred by the master servicer or the special servicer with respect to the enforcement of the obligations of a mortgage loan seller under the applicable MLPA will be deemed to be Servicing Advances, to the extent not recovered from the mortgage loan seller or the Requesting Investor or, to the extent nonrecoverable, trust fund expenses. See “Description of the Mortgage Loan Purchase Agreements—Dispute Resolution Provisions”.

Dispute Resolution Provisions

Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder

In the event an Initial Requesting Certificateholder delivers a written request to a party to the PSA that a Mortgage Loan be repurchased by the applicable mortgage loan seller alleging the existence of a Material Defect with respect to such Mortgage Loan and setting forth the basis for such allegation (a “Certificateholder Repurchase Request”), the receiving party will be required to promptly forward that Certificateholder Repurchase Request to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward that Repurchase Request to the related mortgage loan seller and each other party to the PSA. An “Initial Requesting Certificateholder” is the first Certificateholder or Certificate Owner to deliver a Certificateholder Repurchase Request as described above with respect to a Mortgage Loan, and there may not be more than one Initial Requesting Certificateholder with respect to any Mortgage Loan. Subject to the provisions described below under this heading “—Dispute Resolution Provisions”, the Enforcing Servicer will be the Enforcing Party with respect to the Repurchase Request.

The “Enforcing Servicer” will be (a) with respect to a Specially Serviced Loan, the special servicer, and (b) with respect to a non-Specially Serviced Loan, (i) in the case of a Repurchase Request made by the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, the master servicer, and (ii) in the case of a Repurchase Request made by any person other than the special servicer, the Directing Certificateholder or a Controlling Class Certificateholder, (A) prior to a Resolution Failure relating to such non-Specially Serviced Loan, the master servicer (provided that the consent of the special servicer will be required with respect to any Qualified Substitute Mortgage Loan), and (B) from and after a Resolution Failure relating to such non-Specially Serviced Loan, the special servicer.

An “Enforcing Party” is the person obligated to or that elects pursuant to the terms of the PSA to enforce the rights of the issuing entity against the related mortgage loan seller with respect to the Repurchase Request.

Repurchase Request Delivered by a Party to the PSA

In the event that the depositor, the master servicer, the special servicer, the trustee, the certificate administrator or the operating advisor (solely in its capacity as operating advisor) has knowledge of a Material Defect with respect to a Mortgage Loan, that party will be required to deliver prompt written notice of such Material Defect to the master servicer and the special servicer, and the Enforcing Servicer will be required to promptly forward to each other party to the PSA and the related mortgage loan seller, identifying the applicable Mortgage Loan and setting forth the basis for such allegation (a “PSA Party

Repurchase Request” and, each of a Certificateholder Repurchase Request or a PSA Party Repurchase Request, a “Repurchase Request”). The Enforcing Servicer will be required to act as the Enforcing Party and enforce the rights of the issuing entity against the related mortgage loan seller with respect to the PSA Party Repurchase Request. However, if a Resolution Failure occurs with respect to the PSA Party Repurchase Request, the provisions described below under “—Resolution of a Repurchase Request” will apply.

Within 2 business days after a Resolution Failure occurs with respect to a PSA Party Repurchase Request made by any party other than the special servicer or a Certificateholder Repurchase Request made by any Certificateholder other than the Directing Certificateholder or a Controlling Class Certificateholder, in each case, related to a non-Specially Serviced Loan, the master servicer will be required to send a written notice (a “Master Servicer Proposed Course of Action Notice”) to the special servicer, indicating the master servicer’s analysis and recommended course of action with respect to such Repurchase Request, along with the servicing file and all information, documents (but excluding the original documents constituting the mortgage file) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such non-Specially Serviced Loan and, if applicable, the related Serviced Companion Loan, either in the master servicer’s possession or otherwise reasonably available to the master servicer, and reasonably requested by the special servicer to enable it to assume its duties under the PSA to the extent set forth in the PSA for such non-Specially Serviced Loan. Upon receipt of such Master Servicer Proposed Course of Action Notice and such servicing file, the special servicer will become the Enforcing Servicer with respect to such Repurchase Request.

Resolution of a Repurchase Request

In the event the Repurchase Request is not Resolved within 180 days after the mortgage loan seller receives the Repurchase Request as described in “—Certificateholder’s Rights When a Repurchase Request is Initially Delivered By a Certificateholder” or “—Repurchase Request Delivered by a Party to the PSA” above, a “Resolution Failure” will be deemed to have occurred. Receipt of the Repurchase Request will be deemed to occur two business days after the Repurchase Request is sent to the related mortgage loan seller. “Resolved” means, with respect to a Repurchase Request, (i) that the related Material Defect has been cured, (ii) the related Mortgage Loan has been repurchased in accordance with the related MLPA, (iii) a mortgage loan has been substituted for the related Mortgage Loan in accordance with the related MLPA, (iv) the applicable mortgage loan seller made the Loss of Value Payment, (v) a contractually binding agreement is entered into between the Enforcing Servicer, on behalf of the issuing entity, and the related mortgage loan seller that settles the related mortgage loan seller’s obligations under the related MLPA, or (vi) the related Mortgage Loan is no longer property of the issuing entity as a result of a sale or other disposition in accordance with the PSA.

After a Resolution Failure occurs with respect to a Repurchase Request regarding a Mortgage Loan (whether the Repurchase Request was initiated by an Initial Requesting Certificateholder or by a party to the PSA), the Enforcing Servicer will be required to send a notice (a “Proposed Course of Action Notice”) to the Initial Requesting Certificateholder, if any, to the address specified in the Initial Requesting Certificateholder’s Repurchase Request, and to the certificate administrator, who will make such notice available to all other Certificateholders and Certificate Owners (by posting such notice on the certificate administrator’s website) indicating the Enforcing Servicer’s intended course of action with respect to the Repurchase Request (the “Proposed Course of Action”). If the master servicer is the Enforcing Servicer, the master servicer may (but will not be obligated to) consult with the special servicer and (for so long as no Consultation Termination Event has occurred) the Directing Certificateholder regarding any Proposed Course of Action. Such notice will be required to include (a) a request to Certificateholders to indicate their agreement with or dissent from such Proposed Course of Action by clearly marking “agree” or “disagree” to the Proposed Course of Action on such notice within 30 days of the date of such notice and a disclaimer that responses received after such 30-day period will not be taken into consideration, (b) a statement that in the event any Certificateholder disagrees with the Proposed Course of Action, the Enforcing Servicer (either as the Enforcing Party or as the Enforcing Servicer in circumstances where a Certificateholder is acting as the Enforcing Party) will be compelled to follow the course of action agreed to and/or proposed by the majority of the responding Certificateholders that involves referring the matter to mediation or arbitration, as the case may be, (c) a statement that responding Certificateholders will be required to certify their holdings in connection with such response, (d) a statement that only responses clearly marked “agree” or “disagree” with such Proposed Course of Action will be taken into consideration and (e) instructions for responding Certificateholders to send their responses to the applicable Enforcing Servicer and the certificate administrator. The certificate administrator will within three (3) business days after the expiration of the 30-day response period, tabulate the responses received from the Certificateholders and share the results to the Enforcing Servicer. The certificate administrator will only count responses timely received and clearly indicating agreement or dissent with the related Proposed Course of Action and additional verbiage or qualifying language will not be taken into consideration for purposes of determining whether the related Certificateholder agrees or disagrees with the Proposed Course of Action. The certificate administrator will be under no obligation to answer questions from Certificateholders regarding such Proposed Course of Action. For the avoidance of doubt, the certificate administrator’s obligations in connection with this heading “—Resolution of a Repurchase Request” will be limited solely to tabulating Certificateholder responses of “agree” or “disagree” to the Proposed Course of Action, and such obligation will not be construed to impose any enforcement obligation on the certificate administrator. The Enforcing Servicer may conclusively rely (without investigation) on the certificate administrator’s tabulation of the majority of the responding Certificateholders. If (a) the Enforcing Servicer’s intended course of action with respect to the Repurchase Request does not involve pursuing further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request and the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner wishes to exercise its right to refer the matter to mediation (including nonbinding arbitration) or arbitration, as discussed below under “—Mediation and Arbitration Provisions”, or (b) the Enforcing Servicer’s intended course of action is to pursue further action to exercise rights against the applicable mortgage loan seller with respect to the Repurchase Request but the Initial Requesting Certificateholder, if any, or any other Certificateholder or Certificate Owner does not agree with the dispute resolution method selected by the Enforcing Servicer, then the Initial Requesting Certificateholder, if any, or such other Certificateholder or Certificate Owner may deliver to the Enforcing Servicer a written notice (a “Preliminary Dispute Resolution Election Notice”) within 30 days from the date the Proposed Course of Action Notice is posted on the certificate administrator’s website (the “Dispute Resolution Cut-off Date”) indicating its intent to exercise its right to refer the matter to either mediation or arbitration. In the event any Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice, and the Enforcing Servicer has also received responses from other Certificateholders or Certificate Owners supporting the Enforcing Servicer’s initial Proposed Course of Action, such responses will be considered Preliminary Dispute Resolution Election Notices supporting the Proposed Course of Action for purposes of determining the course of action proposed by the majority of Certificateholders.

If neither the Initial Requesting Certificateholder, if any, nor any other Certificateholder or Certificate Owner delivers a Preliminary Dispute Resolution Election Notice prior to the Dispute Resolution Cut-off Date, no Certificateholder or Certificate Owner will have the right to refer the Repurchase Request to mediation or arbitration, and the Enforcing Servicer, as the Enforcing Party, will be the sole party obligated and entitled to determine a course of action, including but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller, subject to any consent or consultation rights of the Directing Certificateholder.

Promptly and in any event within 10 business days following receipt of a Preliminary Dispute Resolution Election Notice from (i) the Initial Requesting Certificateholder, if any, or (ii) any other Certificateholder or Certificate Owner (each of clauses (i) and (ii), a “Requesting Certificateholder”), the Enforcing Servicer will be required to consult with each Requesting Certificateholder regarding such Requesting Certificateholder’s intention to elect either mediation (including nonbinding arbitration) or arbitration as the dispute resolution method with respect to the Repurchase Request (the “Dispute Resolution Consultation”) so that such Requesting Certificateholder may consider the views of the Enforcing Servicer as to the claims underlying the Repurchase Request and possible dispute resolution methods, such discussions to occur and be completed no later than 10 business days following the Dispute Resolution Cut-off Date. The Enforcing Servicer will be entitled to establish procedures the Enforcing Servicer deems to be in accordance with the Servicing Standard relating to the timing and extent of such consultations. No later than 5 business days after completion of the Dispute Resolution Consultation, a Requesting Certificateholder may provide a final notice to the Enforcing Servicer indicating its decision to exercise its right to refer the matter to either mediation or arbitration (“Final Dispute Resolution Election Notice”).

If, following the Dispute Resolution Consultation, no Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then the Enforcing Servicer will continue to act as the Enforcing Party and remain obligated under the PSA to determine a course of action, including but not limited to, enforcing the rights of the issuing entity with respect to the Repurchase Request and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration.

If a Requesting Certificateholder timely delivers a Final Dispute Resolution Election Notice to the Enforcing Servicer, then such Requesting Certificateholder will become the Enforcing Party and must promptly submit the matter to mediation (including nonbinding arbitration) or arbitration. If there is more than one Requesting Certificateholder that timely delivers a Final Dispute Resolution Election Notice, then such Requesting Certificateholders will collectively become the Enforcing Party, and the holder or holders of a majority of the Voting Rights among such Requesting Certificateholders will be entitled to make all decisions relating to such mediation or arbitration. If, however, no Requesting Certificateholder commences arbitration or mediation pursuant to the terms of the PSA within 30 days after delivery of its Final Dispute Resolution Election Notice to the Enforcing Servicer, then (i) the rights of a Requesting Certificateholder to act as the Enforcing Party will terminate and no Certificateholder or Certificate Owner will have any further right to elect to refer the matter to mediation or arbitration, (ii) if the Proposed Course of Action Notice indicated that the Enforcing Servicer will take no further action with respect to the Repurchase Request, then the related Material Defect will be deemed waived for all purposes under the PSA and related MLPA; provided, however, that such Material Defect will not be deemed waived with respect to a Requesting Certificateholder, any other Certificateholder or Certificate Owner or the Enforcing Servicer to the extent there is a material change in the facts and circumstances known to such party and (iii) if the Proposed Course of Action Notice had indicated a course of action other than the course of action under clause (ii), then the Enforcing Servicer will again become the Enforcing Party and, as such, will be the sole party obligated and entitled to determine a course of action including, but not limited to, enforcing the issuing entity’s rights against the related mortgage loan seller.

Notwithstanding the foregoing, the dispute resolution provisions described under this heading “—Resolution of a Repurchase Request” will not apply, and the Enforcing Servicer will remain the Enforcing Party, if the Enforcing Servicer has commenced litigation with respect to the Repurchase Request, or determines in accordance with the Servicing Standard that it is in the best interest of Certificateholders to commence litigation with respect to the Repurchase Request to avoid the running of any applicable statute of limitations.

In the event a Requesting Certificateholder becomes the Enforcing Party, the Enforcing Servicer, on behalf of the issuing entity, will remain a party to any proceedings against the related mortgage loan seller as further described below; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder, provided that a Consultation Termination Event has not occurred and is continuing), and in accordance with the Servicing Standard. For the avoidance of doubt, the depositor, the mortgage loan sellers and any of their respective affiliates will not be entitled to be an Initial Requesting Certificateholder or a Requesting Certificateholder.

The Requesting Certificateholder is entitled to elect either mediation or arbitration in its sole discretion; however, the Requesting Certificateholder may not elect to then utilize the alternative method in the event that the initial method is unsuccessful.

If (i) a Repurchase Request is made with respect to any Mortgage Loan based on any particular alleged Material Defect, (ii) a Resolution Failure is deemed to occur with respect to such Repurchase Request, and (iii) if either (A) a mediation or arbitration is undertaken with respect to such Repurchase Request or (B) the Certificateholders and Certificate Owners cease to have a right to refer such

Repurchase Request to mediation or arbitration, in either case in accordance with the foregoing discussion under this heading “—Resolution of a Repurchase Request,” then no Certificateholder or Certificate Owner may make any subsequent Repurchase Request with respect to such Mortgage Loan based on the same alleged Material Defect unless there is a material change in the facts and circumstances known to such party.

Mediation and Arbitration Provisions

If the Enforcing Party elects mediation (including nonbinding arbitration) or arbitration, the mediation or arbitration will be administered by a nationally recognized arbitration or mediation organization selected by the related mortgage loan seller. A single mediator or arbitrator will be selected by the mediation or arbitration organization from a list of neutrals maintained by it according to its mediation or arbitration rules then in effect. The mediator or arbitrator must be impartial, an attorney admitted to practice in the State of New York and have at least 15 years of experience in commercial litigation and commercial real estate finance or commercial mortgage-backed securitization matters or other complex commercial transactions.

The expenses of any mediation will be allocated among the parties to the mediation including, if applicable, between the Enforcing Party and the Enforcing Servicer, as mutually agreed by the parties as part of the mediation.

In any arbitration, the arbitrator will be required to resolve the dispute in accordance with the MLPA and PSA, and may not modify or change those agreements in any way or award remedies not consistent with those agreements. The arbitrator will not have the power to award punitive or consequential damages. In its final determination, the arbitrator will determine and award the costs of the arbitration to the parties to the arbitration in its reasonable discretion. In the event a Requesting Certificateholder is the Enforcing Party, the Requesting Certificateholder will be required to pay any expenses allocated to the Enforcing Party in the arbitration proceedings or any expenses that the Enforcing Party agrees to bear in the mediation proceedings.

For the avoidance of doubt, any expenses required to be borne by or allocated to the Enforcing Servicer in mediation or arbitration or related responsibilities under the PSA will be reimbursable as trust fund expenses.

The final determination of the arbitrator will be final and non-appealable, except for actions to confirm or vacate the determination permitted under federal or state law, and may be entered and enforced in any court with jurisdiction over the parties and the matter. By selecting arbitration, the Enforcing Party would be waiving its right to sue in court, including the right to a trial by jury.

In the event a Requesting Certificateholder is the Enforcing Party, the agreement with the arbitrator or mediator, as the case may be, will be required under the PSA to contain an acknowledgment that the issuing entity, or the Enforcing Servicer on its behalf, will be a party to any arbitration or mediation proceedings solely for the purpose of being the beneficiary of any award in favor of the Enforcing Party; provided that the degree and extent to which the Enforcing Servicer actively prepares for and participates in such proceeding will be determined by such Enforcing Servicer in consultation with the Directing Certificateholder, provided that a Consultation Termination Event has not occurred and is continuing, and in accordance with the Servicing Standard. All amounts recovered by the Enforcing Party will be required to be paid to the issuing entity, or the Enforcing Servicer on its behalf, and deposited in the Collection Account. The agreement with the arbitrator or mediator, as the case may be, will provide that in the event a Requesting Certificateholder is allocated any related costs and expenses pursuant to the terms of the arbitrator’s decision or the agreement reached in mediation, neither the issuing entity nor the Enforcing Servicer acting on its behalf will be responsible for any such costs and expenses allocated to the Requesting Certificateholder.

The issuing entity (or the trustee or the Enforcing Servicer, acting on its behalf), the depositor or any mortgage loan seller will be permitted to redact any personally identifiable customer information included in any information provided for purposes of any mediation or arbitration. Each party to the proceedings will be required to agree to keep confidential the details related to the Repurchase Request and the dispute resolution identified in connection with such proceedings; provided, however, the Certificateholders will be permitted to communicate prior to the commencement of any such proceedings to the extent described under “Description of the Certificates—Certificateholder Communication”.

For avoidance of doubt, in no event will the exercise of any right of a Requesting Certificateholder to refer a Repurchase Request to mediation or arbitration or participation in such mediation or arbitration affect in any manner the ability of the master servicer or the special servicer to perform its obligations with respect to a Mortgage Loan or the exercise of any rights of a Directing Certificateholder (including without limitation, a liquidation, foreclosure, negotiation of a loan modification or workout, acceptance of a discounted pay off or deed-in-lieu, or bankruptcy or other litigation).

Servicing of the Non-Serviced Mortgage Loans

Each Non-Serviced Mortgage Loan will be serviced pursuant to the related Non-Serviced PSA and the related Intercreditor Agreement. See “Description of the Mortgage Pool—The Whole Loans—The Non-Serviced Pari Passu Whole Loans”.

The servicing terms of each such Non-Serviced PSA (other than the DBUBS 2017-BRBK TSA and the BXP 2017-CC TSA, which are described below) will be similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects. For example:

●	Each Non-Serviced Master Servicer and Non-Serviced Special Servicer will be required to service the related Non-Serviced Mortgage Loan pursuant to a servicing standard set forth in the related Non-Serviced PSA that is substantially similar to, but may not be identical to, the Servicing Standard.

●	Any party to the related Non-Serviced PSA that makes a property protection advance with respect to the related Non-Serviced Mortgage Loan will be entitled to reimbursement for that advance, with interest at the prime rate, in a manner substantially similar to the reimbursement of Servicing Advances under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such advance reimbursement amounts (including out of general collections on the CD 2017-CD6 mortgage pool, if necessary).

●	Pursuant to the related Non-Serviced PSA, the liquidation fee, the special servicing fee and the workout fee with respect to the related Non-Serviced Mortgage Loan are similar to the corresponding fees payable under the PSA; provided, that with respect to the U-Haul SAC Portfolios 14, 15, 17, IRG Portfolio, Station Place III, Moffett Place Building 4, Corporate Woods Portfolio, Gurnee Mills, Cleveland East and Covance Business Center Mortgage Loans, the liquidation fee payable to the related Non-Serviced Special Servicer in the event of a liquidation of the related Whole Loan is subject to a $25,000 minimum, the workout fee payable to such Non-Serviced Special Servicer in the event of a workout of the related Whole Loan is subject to a $25,000 minimum, and neither fee is subject to a $1,000,000 aggregate cap;

●	The extent to which modification fees or other fee items with respect to the related Whole Loan may be applied to offset interest on advances, servicer expenses and servicing compensation will, in certain circumstances, be less than is the case under the PSA.

●	Items with respect to the related Non-Serviced Whole Loan that are the equivalent of assumption application fees, defeasance fees, assumption, waiver, consent and earnout fees, late payment charges, default interest and/or modification fees and that constitute additional servicing compensation under the related Non-Serviced PSA will not be payable to master servicers or special servicers under the PSA and one or more of such items will be allocated between the related Non-Serviced Master Servicer and the related Non-Serviced Special Servicer under the related Non-Serviced PSA in proportions that may be different than the allocation of similar fees under the PSA between the master servicers and special servicers for this transaction.

●	The Non-Serviced Directing Certificateholder under the related Non-Serviced PSA will have rights substantially similar to the Directing Certificateholder under the PSA with respect to the servicing and administration of the related Non-Serviced Whole Loan, including consenting to the substantial equivalent of Major Decisions under such Non-Serviced PSA proposed by the related Non-Serviced Special Servicer and reviewing and consenting to asset status reports prepared by such Non-Serviced Special Servicer in respect of the related Non-Serviced Whole Loan. “Major Decisions” under the related Non-Serviced PSA will differ in certain respects from those actions that constitute Major Decisions under the PSA, and therefore the specific types of servicer actions with respect to which the applicable Non-Serviced Directing Certificateholder will be permitted to consent will correspondingly differ. The related Non-Serviced PSA also provides for the removal of the Non-Serviced Special Servicer by the related Non-Serviced Directing Certificateholder under such Non-Serviced PSA under certain conditions that are similar to the conditions under which the Directing Certificateholder is permitted to replace the special servicers under the PSA.

●	The termination events that will result in the termination of the related Non-Serviced Master Servicer or Non-Serviced Special Servicer are substantially similar to, but not identical to, the Servicer Termination Events under the PSA applicable to the master servicers and special servicers, as applicable.

●	Servicing transfer events under the related Non-Serviced PSA that would cause the related Non-Serviced Whole Loan to become specially serviced will be substantially similar to, but not identical to, the corresponding provisions under the PSA.

●	The servicing decisions which the related Non-Serviced Master Servicer will perform, and in certain cases for which the related Non-Serviced Master Servicer must obtain the related Non-Serviced Directing Certificateholder’s or Non-Serviced Special Servicer’s consent, differ in certain respects from those decisions that constitute Master Servicer Major Decisions under the PSA.

●	The related Non-Serviced Special Servicer is required to take actions with respect to the related Non-Serviced Whole Loan if it becomes the equivalent of a defaulted mortgage loan, which actions are substantially similar, but not necessarily identical, to the actions described under “—Sale of Defaulted Loans and REO Properties”.

●	Appraisal reduction amounts in respect of the related Non-Serviced Mortgage Loan will be calculated by the related Non-Serviced Special Servicer under the related Non-Serviced PSA in a manner substantially similar to, but not necessarily identical to, calculations of such amounts by the special servicer under the PSA in respect of Serviced Mortgage Loans.

●	The requirement of the related Non-Serviced Master Servicer to make compensating interest payments in respect of the related Non-Serviced Mortgage Loan is similar, but not necessarily identical, to the requirement of the applicable master servicer to make Compensating Interest Payments in respect of the Serviced Mortgage Loans under the PSA.

●	The servicing provisions under the related Non-Serviced PSA relating to performing inspections and collecting operating information are substantially similar but not necessarily identical to those of the PSA.

●	While the special servicers under the PSA and the Non-Serviced Special Servicer under the related Non-Serviced PSA must each resign as special servicer with respect to a mortgage loan if it becomes affiliated with the related borrower under such mortgage loan, the particular types of affiliations that trigger such resignation obligation, as well as the parties that are entitled to appoint a successor special servicer, may differ as between the PSA and the related Non-Serviced PSA.

●	The parties to the related Non-Serviced PSA (and their related directors, officers and other agents) will be entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with the servicing of the related Non-Serviced Whole Loan under such Non-Serviced PSA to the same extent that parties to the PSA performing similar functions (and their related directors, officers and other agents) are entitled to reimbursement and/or indemnification for losses, liabilities, costs and expenses associated with their obligations under the PSA. The Trust, as holder of the related Non-Serviced Mortgage Loan, will be responsible for its pro rata share of any such indemnification amounts (including out of general collections on the CD 2017-CD6 mortgage pool, if necessary).

●	The matters as to which notice or rating agency confirmation with respect to the rating agencies under the related Non-Serviced PSA are required are similar, but not identical to, similar matters with respect to the Rating Agencies under the PSA (and such agreements differ as to whether it is notice or rating agency confirmation that is required).

●	With respect to non-specially serviced mortgage loans, the related Non-Serviced PSA may differ with respect to whether the related Non-Serviced Master Servicer or related Non-Serviced Special Servicer will be responsible for conducting or managing certain litigation related to such mortgage loans.

●	Each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will be liable in accordance with the related Non-Serviced PSA only to the extent of its obligations specifically imposed by that agreement. Accordingly, in general, each of the related Non-Serviced Master Servicer and related Non-Serviced Special Servicer will not be liable for any action taken, or for refraining from the taking of any action, in good faith pursuant to the related Non-Serviced PSA or for errors in judgment; provided that neither such party will be protected against any breach of representations or warranties made by it in the related Non-Serviced PSA or against any liability which would otherwise be imposed by reason of willful misconduct, bad faith or negligence in the performance of duties or by reason of negligent disregard of obligations and duties under the related Non-Serviced PSA.

●	The provisions of the related Non-Serviced PSA will also vary from the PSA with respect to one or more of the following: timing, control or consultation triggers or thresholds, terminology, allocation of ministerial duties between multiple servicers or other service providers or certificateholder or investor voting or consent thresholds, master servicer and special servicer termination events, rating requirements for accounts and permitted investments, eligibility requirements applicable to servicers and other service providers, and the circumstances under which approvals, consents, consultation, notices or rating agency confirmations may be required.

●	With respect to each Non-Serviced Mortgage Loan as to which the related securitization involves the issuance of “eligible vertical interests” (as defined in Credit Risk Retention Rules), the related Non-Serviced PSA may provide for one or more “risk retention consultation parties” with certain consultation rights.

The master servicer, the special servicer, the certificate administrator and the trustee under the PSA have no obligation or authority to (a) supervise any related Non-Serviced Master Servicer, Non-Serviced Special Servicer, Non-Serviced Certificate Administrator or Non-Serviced Trustee or (b) make servicing advances with respect to any Non-Serviced Whole Loan. The obligation of the applicable master servicer to provide information and collections and make P&I Advances to the certificate administrator for the benefit of the Certificateholders with respect to each Non-Serviced Mortgage Loan is dependent on its receipt of the corresponding information and/or collections from the applicable Non-Serviced Master Servicer or Non-Serviced Special Servicer.

Prospective investors are encouraged to review the full provisions of each of the Non-Serviced PSAs, which are available online at www.sec.gov or by requesting copies from the underwriters.

Servicing of the Burbank Office Portfolio Mortgage Loan

The Burbank Office Portfolio Mortgage Loan will be serviced pursuant to the DBUBS 2017-BRBK TSA. The servicing terms of the DBUBS 2017-BRBK TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the following:

●	The DBUBS 2017-BRBK Master Servicer earns a servicing fee with respect to the Burbank Office Portfolio Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Burbank Office Portfolio Whole Loan becoming a specially serviced loan under the DBUBS 2017-BRBK TSA, the Burbank Office Portfolio Special Servicer will earn a special servicing fee payable monthly with respect to the Burbank Office Portfolio Mortgage Loan accruing at a rate equal to 0.25% per annum, until such time as the Burbank Office Portfolio Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The DBUBS 2017-BRBK Special Servicer will be entitled to a workout fee equal to 0.50% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Burbank Office Portfolio Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The DBUBS 2017-BRBK Special Servicer will be entitled to a liquidation fee equal to 0.50% of net liquidation proceeds received in connection with the liquidation of the Burbank Office Portfolio Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The DBUBS 2017-BRBK TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to DBUBS 2017-BRBK TSA.

●	The DBUBS 2017-BRBK TSA does not require the DBUBS 2017-BRBK Master Servicer to make the equivalent of compensating interest payments in respect of the Burbank Office Portfolio Whole Loan.

Servicing of the Colorado Center Mortgage Loan

The Colorado Center Mortgage Loan will be serviced pursuant to the BXP 2017-CC TSA. The servicing terms of the BXP 2017-CC TSA are similar in all material respects to the servicing terms of the PSA applicable to the Serviced Mortgage Loans; however, the servicing arrangements under such agreements will differ in certain respects, including the following:

●	The Colorado Center Servicer earns a servicing fee with respect to the Colorado Center Mortgage Loan that is to be calculated at 0.00125% per annum.

●	Upon the Colorado Center Whole Loan becoming a specially serviced loan under the BXP 2017-CC TSA, the BXP 2017-CC Special Servicer will earn a special servicing fee payable monthly with respect to the Colorado Center Mortgage Loan accruing at a rate equal to 0.125% per annum, until such time as the Colorado Center Whole Loan is no longer specially serviced. The special servicing fee is not subject to any cap or minimum fee.

●	The BXP 2017-CC Special Servicer will be entitled to a workout fee equal to 0.25% of each payment of principal and interest (other than default interest) made by the related borrower after any workout of the Colorado Center Whole Loan. The workout fee is not subject to any cap or minimum fee.

●	The BXP 2017-CC Special Servicer will be entitled to a liquidation fee equal to 0.25% of net liquidation proceeds received in connection with the liquidation of the Colorado Center Whole Loan or the related Mortgaged Property. The liquidation fee is not subject to any cap or minimum fee.

●	The BXP 2017-CC TSA does not provide for any asset representations review procedures or for any dispute resolution procedures similar to those described under “—Dispute Resolution Provisions”. There is no asset representations reviewer (or equivalent party) with respect to the securitization trust created pursuant to BXP 2017-CC TSA.

●	The BXP 2017-CC TSA does not provide for an operating advisor (or equivalent party) with respect to the Colorado Center Whole Loan.

●	The BXP 2017-CC TSA does not require the Colorado Center Servicer to make the equivalent of compensating interest payments in respect of the Colorado Center Whole Loan.

●	The BXP 2017-CC securitization satisfied its risk retention obligations under the Credit Risk Retention Rules by issuing an “eligible vertical interest”, and therefore the BXP 2017-CC TSA provides for a “risk retention consultation party” with certain consultation rights if the mortgage loan becomes a specially serviced loan.

Rating Agency Confirmations

The PSA will provide that, notwithstanding the terms of the related Mortgage Loan documents or other provisions of the PSA, if any action under such Mortgage Loan documents or the PSA requires a Rating Agency Confirmation from each of the Rating Agencies as a condition precedent to such action, if the party (the “Requesting Party”) attempting and/or required to obtain such Rating Agency Confirmations has made a request to any Rating Agency for such Rating Agency Confirmation and, within 10 business days of such request being posted to the 17g-5 Information Provider’s website, such Rating Agency has not replied to such request or has responded in a manner that indicates that such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then such Requesting Party will be required to confirm (through direct communication and not by posting any confirmation on the 17g-5 Information Provider’s website) that the applicable Rating Agency has received the Rating Agency Confirmation request, and, if it has not, promptly request the related Rating Agency Confirmation again (which may also be through direct communication). The circumstances described in the preceding sentence are referred to in this prospectus as a “RAC No-Response Scenario”.

If there is no response to either such Rating Agency Confirmation request within 5 business days of such second request in a RAC No-Response Scenario or if such Rating Agency has responded in a manner that indicates such Rating Agency is neither reviewing such request nor waiving the requirement for Rating Agency Confirmation, then (x) with respect to any condition in any Mortgage Loan document requiring such Rating Agency Confirmation, or with respect to any other matter under the PSA relating to the servicing of the Mortgage Loans (other than as set forth in clause (y) below), the requirement to obtain a Rating Agency Confirmation will be deemed not to apply (as if such requirement did not exist) with respect to such Rating Agency, and the master servicer or the special servicer, as the case may be, may then take such action if the master servicer or the special servicer, as applicable, confirms its original determination (made prior to making such request) that taking the action with respect to which it requested the Rating Agency Confirmation would still be consistent with the Servicing Standard, and (y) with respect to a replacement of the master servicer or special servicer, such condition will be deemed not to apply (as if such requirement did not exist) if (i)(A) the applicable replacement master servicer or special servicer has been appointed as a master servicer or special servicer, as applicable, on a transaction-level basis on the closing date of a commercial mortgage loan securitization and, as of the date of such determination, is the master servicer or special servicer, as applicable, of such securitization, with respect to which Moody’s rated one or more classes of certificates and one or more classes of such certificates are still outstanding and rated by Moody’s and (B) Moody’s has not cited servicing concerns of the applicable replacement as the sole or material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities rated by Moody’s in a CMBS transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if Moody’s is the non-responding Rating Agency, (ii) the applicable replacement master servicer or special servicer is rated at least “CMS3” (in the case of the master servicer) or “CSS3” (in the case of the special servicer), if Fitch is the non-responding Rating Agency or (iii) DBRS has not cited servicing concerns of the applicable replacement master servicer or special servicer as the sole or a material factor in any qualification, downgrade or withdrawal of the ratings (or placement on “watch status” in contemplation of a ratings downgrade or withdrawal) of securities in any other commercial mortgage-backed securitization transaction serviced by the applicable master servicer or special servicer prior to the time of determination, if DBRS is the non-responding Rating Agency. Promptly following the master servicer’s or special servicer’s determination to take any action discussed above following any requirement to obtain Rating Agency Confirmation being deemed not to apply (as if such requirement did not exist) as described in clause (x) above, the master servicer or special servicer will be required to provide electronic written notice to the 17g-5 Information Provider, who will be required to promptly post such notice to the 17g-5 Information Provider’s website pursuant to the PSA, of the action taken.

For all other matters or actions not specifically discussed above, the applicable Requesting Party will be required to obtain a Rating Agency Confirmation from each of the Rating Agencies. In the event an action otherwise requires a Rating Agency Confirmation from each of the Rating Agencies, in absence of such Rating Agency Confirmation, we cannot assure you that any Rating Agency will not downgrade, qualify or withdraw its ratings as a result of any such action taken by the master servicer or the special servicer in accordance with the procedures discussed above.

As used above, “Rating Agency Confirmation” means, with respect to any matter, confirmation in writing (which may be in electronic form) by each applicable Rating Agency that a proposed action, failure to act or other event specified in this prospectus will not in and of itself result in the downgrade, withdrawal or qualification of the then-current rating assigned to any class of certificates (if then rated by the Rating Agency); provided that a written waiver or acknowledgment from the Rating Agency indicating its decision not to review the matter for which the Rating Agency Confirmation is sought will be deemed to satisfy the requirement for the Rating Agency Confirmation from the Rating Agency with respect to such matter. The “Rating Agencies” mean each of Moody’s Investors Service, Inc. (“Moody’s”), Fitch Ratings, Inc. (“Fitch”) and DBRS, Inc. (“DBRS”).

Any Rating Agency Confirmation requests made by the master servicer, special servicer, certificate administrator, or trustee, as applicable, pursuant to the PSA, will be required to be made in writing, which writing must contain a cover page indicating the nature of the Rating Agency Confirmation request, and must contain all back-up material necessary for the Rating Agency to process such request. Such written Rating Agency Confirmation requests must be provided in electronic format to the 17g-5 Information Provider (who will be required to post such request on the 17g-5 Information Provider’s website in accordance with the PSA).

The master servicer, the special servicer, the certificate administrator and the trustee will be permitted (but not obligated) to orally communicate with the Rating Agencies regarding any of the Mortgage Loan documents or any matter related to the Mortgage Loans, the related Mortgaged Properties, the related borrowers or any other matters relating to the PSA or any related Intercreditor Agreement; provided that such party summarizes the information provided to the Rating Agencies in such communication in writing and provides the 17g-5 Information Provider with such written summary the same day such communication takes place; provided, further, that the summary of such oral communications will not identify with which Rating Agency the communication was. The 17g-5 Information Provider will be required to post such written summary on the 17g-5 Information Provider’s website in accordance with the provisions of the PSA. All other information required to be delivered to the Rating Agencies pursuant to the PSA or requested by the Rating Agencies, will first be provided in electronic format to the 17g-5 Information Provider, who will be required to post such information to the 17g-5 Information Provider’s website in accordance with the PSA, and thereafter may be delivered by the applicable party to the Rating Agencies in accordance with the delivery instructions set forth in the PSA. The operating advisor will have no obligation or authority to communicate directly with the Rating Agencies, but may deliver required information to the Rating Agencies to the extent set forth in this prospectus.

The PSA will provide that the PSA may be amended to change the procedures regarding compliance with Rule 17g-5 without any Certificateholder consent; provided that notice of any such amendment must be provided to the 17g-5 Information Provider (who will post such notice to the 17g-5 Information Provider’s website) and to the certificate administrator (which will post such report to the certificate administrator’s website).

To the extent required under the PSA, in the event a rating agency confirmation is required by the applicable rating agencies that any action under any Mortgage Loan documents or the PSA will not result in the downgrade, withdrawal or qualification of any such rating agency’s then-current ratings of any securities related to a Companion Loan, then such rating agency confirmation may be considered satisfied in the same manner as described above with respect to any Rating Agency Confirmation from a Rating Agency. With respect to any matter affecting any Serviced Pari Passu Companion Loan, any Rating Agency Confirmation will also refer to a comparable confirmation from the nationally recognized statistical rating organizations then rating the securities representing an interest in such Serviced Pari Passu Companion Loan and such rating organizations’ respective ratings of such securities.

Evidence as to Compliance

Each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of a Mortgage Loan), the custodian, the trustee (only if an advance was made by the trustee in the applicable calendar year) and the certificate administrator will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the depositor, the certificate administrator, the trustee and the 17g-5 Information Provider, an officer’s certificate of the officer responsible for the servicing activities of such party stating, among other things, that (i) a review of that party’s activities during the preceding calendar year or portion of that year and of performance under the PSA or any sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on the review, such party has fulfilled all of its obligations under the PSA or the sub-servicing agreement in the case of an additional master servicer or special servicer, as applicable, in all material respects throughout the preceding calendar year or portion of such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the failure.

In addition, each of the master servicer, the special servicer (regardless of whether the special servicer has commenced special servicing of any Mortgage Loan), the trustee (only if an advance was made by the trustee in the applicable calendar year), the custodian, the certificate administrator and the operating advisor, each at its own expense, will be required to furnish (and each such party will be required, with respect to each servicing function participant with which it has entered into a servicing relationship with respect to the Mortgage Loans, to cause (or, in the case of a sub-servicer that is a servicing function participant that a mortgage loan seller requires the master servicer to retain, to use commercially reasonable efforts to cause) such servicing function participant to furnish) to the trustee, the certificate administrator, the 17g-5 Information Provider and the depositor (and, with respect to the special servicer, also to the operating advisor) a report (an “Assessment of Compliance”) assessing compliance by that party with the servicing criteria set forth in Item 1122(d) of Regulation AB (as described below) under the Securities Act of 1933, as amended (the “Securities Act”) that contains the following:

●	a statement of the party’s responsibility for assessing compliance with the servicing criteria set forth in Item 1122 of Regulation AB applicable to it;

●	a statement that the party used the criteria in Item 1122(d) of Regulation AB to assess compliance with the applicable servicing criteria;

●	the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the fiscal year, covered by the Form 10-K required to be filed pursuant to the PSA setting forth any material instance of noncompliance identified by the party, a discussion of each such failure and the nature and status of such failure; and

●	a statement that a registered public accounting firm has issued an attestation report (an “Attestation Report”) on the party’s assessment of compliance with the applicable servicing criteria during and as of the end of the prior fiscal year.

Each party that is required to deliver an Assessment of Compliance will also be required to simultaneously deliver an Attestation Report of a registered public accounting firm, prepared in accordance with the standards for attestation engagements issued or adopted by the public company accounting oversight board, that expresses an opinion, or states that an opinion cannot be expressed (and the reasons for this), concerning the party’s assessment of compliance with the applicable servicing criteria set forth in Item 1122(d) of Regulation AB.

With respect to any Non-Serviced Whole Loan, each of the Non-Serviced Master Servicer, the Non-Serviced Special Servicer, the Non-Serviced Trustee and the Non-Serviced Certificate Administrator will have obligations under the related Non-Serviced PSA similar to those described above.

“Regulation AB” means subpart 229.1100 – Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100–229.1125, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the SEC or by the staff of the SEC, or as may be provided by the SEC or its staff from time to time.

Limitation on Rights of Certificateholders to Institute a Proceeding

Other than with respect to any rights to deliver a Certificateholder Repurchase Request and exercise the rights described under “—Dispute Resolution Provisions”, no Certificateholder will have any right under the PSA to institute any proceeding with respect to the PSA or with respect to the certificates, unless the holder previously has given to the trustee and the certificate administrator written notice of default and the continuance of the default and unless the holders of certificates of any class evidencing not less than 25% of the aggregate percentage interests constituting the class have made written request upon the trustee to institute a proceeding in its own name (as trustee) and have offered to the trustee reasonable indemnity satisfactory to it, and the trustee for 60 days after receipt of the request and indemnity has neglected or refused to institute the proceeding. However, the trustee will be under no obligation to exercise any of the trusts or powers vested in it by the PSA or the certificates or to institute, conduct or defend any related litigation at the request, order or direction of any of the Certificateholders, unless the Certificateholders have offered to the trustee reasonable security or indemnity against the costs, expenses and liabilities that may be incurred as a result.

It is understood and intended, and expressly covenanted by each Certificateholder with every other Certificateholder and the trustee, that no one or more Certificateholders will have any right in any manner whatsoever by virtue of any provision of the PSA or the certificates to affect, disturb or prejudice the rights of the holders of any other of such certificates, or to obtain or seek to obtain priority over or preference to any other such Certificateholder, which priority or preference is not otherwise provided for in the PSA, or to enforce any right under the PSA or the certificates, except in the manner provided in the PSA or the certificates and for the equal, ratable and common benefit of all Certificateholders.

Termination; Retirement of Certificates

The obligations created by the PSA will terminate upon payment (or provision for payment) to all Certificateholders of all amounts held by the certificate administrator on behalf of the trustee and required to be paid on the Distribution Date following the earlier of (1) the final payment (or related Advance) or other liquidation of the last Mortgage Loan and REO Property (as applicable) subject to the PSA, (2) the voluntary exchange of all the then-outstanding Certificates (other than the Class S and Class R certificates) and the payment or deemed payment by such exchanging party of the Termination Purchase

Amount for the Mortgage Loans and REO Properties remaining in the issuing entity, as described below or (3) the purchase or other liquidation of all of the assets of the issuing entity as described below by the holders of the Controlling Class, the special servicer, or the master servicer, in that order of priority. Written notice of termination of the PSA will be given by the certificate administrator to each Certificateholder and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Information Provider’s website). The final distribution will be made only upon surrender and cancellation of the certificates at the office of the certificate registrar or other location specified in the notice of termination.

Any holder of certificates owning a majority of the percentage interest of the then Controlling Class, and, if such holder does not exercise its option, the special servicer and, if the special servicer does not exercise its option, the master servicer, will have the option to purchase all of the Mortgage Loans and all property acquired in respect of any Mortgage Loan remaining in the issuing entity, and thereby effect termination of the issuing entity and early retirement of the then-outstanding certificates, on any Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans remaining in the issuing entity is less than 1.0% of the aggregate principal balance of all of the Mortgage Loans as of the Cut-off Date (solely for purposes of this calculation, if such right is being exercised after December 2027 and the U-Haul SAC Portfolios, 14, 15, 17 or the FedEx Ground – Durham Mortgage Loan is still an asset of the trust, then such Mortgage Loan(s) will be excluded from the then aggregate Outstanding Principal Balance and the aggregate Cut-off Date Principal Balance). Any such party may be an affiliate of the sponsor, depositor, issuing entity or other related party at the time it exercises such right. The purchase price payable upon the exercise of such option on such a Distribution Date will be an amount equal to the sum of, without duplication, (A) 100% of the outstanding principal balance of each Mortgage Loan included in the issuing entity as of the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of principal); (B) the fair market value of all other property included in the issuing entity as of the last day of the month preceding such Distribution Date, as determined by an independent appraiser as of a date not more than 30 days prior to the last day of the month preceding such Distribution Date; (C) all unpaid interest accrued on the outstanding principal balance of each Mortgage Loan (including any Mortgage Loans as to which title to the related Mortgaged Property has been acquired) at the Mortgage Rate to the last day of the month preceding such Distribution Date (less any P&I Advances previously made on account of interest); and (D) unreimbursed Advances (with interest thereon), unpaid Servicing Fees and other servicing compensation, Certificate Administrator/Trustee Fees, CREFC® License Fees, Operating Advisor Fees, and unpaid expenses of and indemnity amounts owed by the issuing entity. The issuing entity may also be terminated in connection with an exchange by the Sole Certificateholder of all the then-outstanding certificates (excluding the Class R certificates) (provided that the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class A-M, Class B, Class C and Class D certificates are no longer outstanding) if the Sole Certificateholder compensates the certificate administrator for the amount of investment income the certificate administrator would have earned if the outstanding Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) were on deposit with the certificate administrator as of the first day of the current calendar month and the Sole Certificateholder pays to the master servicer an amount equal to (i) the product of (a) the prime rate, (b) the aggregate Certificate Balance of the then-outstanding certificates (other than the Class X Certificates, Class S certificates and Class R certificates) as of the date of the exchange and (c) three, divided by (ii) 360, for the Mortgage Loans and any REO Properties remaining in the issuing entity; provided, further, that if the Sole Certificateholder has taken only an assignment of the Voting Rights of the Class X Certificates, the holders of the Class X Certificates will be entitled to receive a cash payment in consideration for an exchange of their certificates. Following such termination, no further amount will be payable on the certificates, regardless of whether any recoveries are received on the REO Properties. Notice of any such termination is required to be given promptly by the certificate administrator by mail to the Certificateholders with a copy to the master servicer, the special servicer, the operating advisor, the mortgage loan sellers, the trustee and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Information Provider’s website). Notice to the Certificateholders will be given at their addresses shown in the certificate registrar not more than 30 days, and not less than ten days, prior to the anticipated termination date. With respect to any book-entry certificates, such notice will be mailed to DTC and beneficial owners of certificates will be notified to the extent provided in the procedures of DTC and its participants.

On the applicable Distribution Date, the aggregate amount paid by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates, as the case may be, for the Mortgage Loans and other applicable assets in the issuing entity, together with all other amounts on deposit in the Collection Account and not otherwise payable to a person other than the Certificateholders, will be applied generally as described above under “Description of the Certificates—Distributions—Priority of Distributions”.

Amendment

The PSA may be amended by the parties to the PSA, without the consent of any of the holders of certificates or holders of any Companion Loan:

(a)       to correct any defect or ambiguity in the PSA or in order to address any manifest error in any provision of the PSA;

(b)       to cause the provisions in the PSA to conform or be consistent with or in furtherance of the statements made in this prospectus (or in an offering document for any related non-offered certificates) with respect to the certificates, the issuing entity or the PSA or to correct or supplement any of its provisions which may be defective or inconsistent with any other provisions in the PSA or to correct any error;

(c)       to change the timing and/or nature of deposits in the Collection Account, the Distribution Accounts or any REO Account, provided that (A) the Master Servicer Remittance Date will in no event be later than the business day prior to the related Distribution Date and (B) the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment;

(d)       to modify, eliminate or add to any of its provisions to the extent as will be necessary to maintain the qualification of either Trust REMIC as a REMIC or any grantor trust as a grantor trust under the relevant provisions of the Code at all times that any certificate is outstanding, or to avoid or minimize the risk of imposition of any tax on the issuing entity, or either Trust REMIC or any grantor trust that would be a claim against the issuing entity, or either Trust REMIC or any grantor trust; provided that the trustee and the certificate administrator have received an opinion of counsel (at the expense of the party requesting the amendment) to the effect that (1) the action is necessary or desirable to maintain such qualification or to avoid or minimize the risk of imposition of any such tax and (2) the action will not adversely affect in any material respect the interests of any holder of the certificates or holder of a Companion Loan;

(e)       to modify, eliminate or add to any of its provisions restricting the transfer of the Residual Certificates; provided that the depositor has determined that the amendment will not, as evidenced by an opinion of counsel, cause the issuing entity, any Trust REMIC or any of the Certificateholders (other than the transferor) to be subject to a federal tax caused by a transfer to a person that is a “disqualified organization” or a Non-U.S. Person;

(f)       to revise or add any other provisions with respect to matters or questions arising under the PSA or any other change, provided that the required action will not adversely affect in any material respect the interests of any Certificateholder or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by a Rating Agency Confirmation from each of the Rating Agencies with respect to such amendment or supplement and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating

Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(g)       to amend or supplement any provision of the PSA to the extent necessary to maintain the then-current ratings assigned to each class of Offered Certificates by each Rating Agency, as evidenced by a Rating Agency Confirmation from each of the Rating Agencies; provided that such amendment or supplement would not adversely affect in any material respect the interests of any Certificateholder not consenting to such amendment or supplement, as evidenced by an opinion of counsel, or any holder of a Serviced Pari Passu Companion Loan not consenting to such revision or addition, as evidenced in writing by an opinion of counsel at the expense of the party requesting such amendment or as evidenced by confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(h)       to modify the provisions of the PSA with respect to reimbursement of Nonrecoverable Advances and Workout-Delayed Reimbursement Amounts if (a) the depositor, the master servicer, the trustee and, for so long as a Control Termination Event has not occurred and is not continuing, the Directing Certificateholder, determine that the commercial mortgage-backed securities industry standard for such provisions has changed, in order to conform to such industry standard, (b) such modification does not adversely affect the status of either Trust REMIC as a REMIC or the status of any grantor trust as a grantor trust under the relevant provisions of the Code, as evidenced by an opinion of counsel and (c) a Rating Agency Confirmation and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Serviced Pari Passu Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus);

(i)       to modify the procedures set forth in the PSA relating to compliance with Rule 17g-5, provided that the change would not adversely affect in any material respect the interests of any Certificateholder, as evidenced by (A) an opinion of counsel or (B) if any certificate is then rated, receipt of Rating Agency Confirmation from each Rating Agency rating such certificates; and provided, further, that the certificate administrator must give notice of any such amendment to the 17g-5 Information Provider for posting on the 17g-5 Information Provider’s website and the certificate administration must post such notice to its website;

(j)       to modify, eliminate or add to any provisions of the PSA to such extent as will be necessary to comply with the requirements for use of Form SF-3 in registered offerings to the extent provided in CFR 239.45(b)(1)(ii), (iii) or (iv); or

(k)       to modify, eliminate or add to any of its provisions (i) to such extent as will be necessary to comply with the requirements of the Credit Risk Retention Rules, as evidenced by an opinion of counsel or (ii) in the event the Credit Risk Retention Rules or any other regulations applicable to the risk retention requirements for this securitization transaction are amended or repealed, to the extent required to comply with any such amendment or to modify or eliminate the risk retention requirements in the event of such repeal, as evidenced by an opinion of counsel, in each case, subject to the consent of the Retaining Sponsor, not to be unreasonably withheld.

The PSA may also be amended by the parties to the PSA with the consent of the holders of certificates of each class affected by such amendment evidencing, in each case, a majority of the aggregate percentage interests constituting such class, and each holder of a Serviced Companion Loan affected by such amendment for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the PSA or of modifying in any manner the rights of the holders of the certificates or the holders of Serviced Companion Loans, except that the amendment may not directly (1) reduce in any manner the amount of, or delay the timing of, payments received on the Mortgage

Loans or a Serviced Whole Loan that are required to be distributed on a certificate of any class without the consent of the holder of such certificate or which are required to be distributed to a holder of a Companion Loan without the consent of such holder, (2) reduce the aforesaid percentage of certificates of any class the holders of which are required to consent to the amendment or remove the requirement to obtain consent of any holder of a Companion Loan, without the consent of the holders of all certificates of that class then-outstanding or such holder of the related Companion Loan, (3) adversely affect the Voting Rights of any class of certificates, without the consent of the holders of all certificates of that class then-outstanding, (4) change in any manner any defined term used in any MLPA or the obligations or rights of any mortgage loan seller under any MLPA without the consent of the applicable mortgage loan seller, or (5) amend the Servicing Standard without, in each case, the consent of 100% of the holders of certificates or a Rating Agency Confirmation by each Rating Agency and confirmation of the applicable rating agencies that such action will not result in the downgrade, withdrawal or qualification of its then-current ratings of any securities related to a Companion Loan, if any (provided that such rating agency confirmation may be considered satisfied in the same manner as any Rating Agency Confirmation may be considered satisfied with respect to the certificates as described in this prospectus).

Notwithstanding the foregoing, no amendment to the PSA may be made that changes in any manner the obligations of any mortgage loan seller under any MLPA or the rights of any mortgage loan seller, including as a third party beneficiary, under the PSA, without the consent of such mortgage loan seller. In addition, no amendment to the PSA may be made that changes any provisions specifically required to be included in the PSA by any Intercreditor Agreement without the consent of the holder(s) of the related Non-Serviced Companion Loan(s).

Also, notwithstanding the foregoing, no party will be required to consent to any amendment to the PSA without the trustee, the certificate administrator, the master servicer, the special servicer, the asset representations reviewer and the operating advisor having first received an opinion of counsel (at the issuing entity’s expense) to the effect that the amendment does not conflict with the terms of the PSA, and that the amendment or the exercise of any power granted to the master servicer, the special servicer, the depositor, the certificate administrator, the trustee, the operating advisor, the asset representations reviewer or any other specified person in accordance with the amendment will not result in the imposition of a tax on any portion of the issuing entity or cause either Trust REMIC to fail to qualify as a REMIC or cause any grantor trust to fail to qualify as a grantor trust under the relevant provisions of the Code.

Resignation and Removal of the Trustee and the Certificate Administrator

Each of the trustee and the certificate administrator will at all times be, and will be required to resign if it fails to: (i) be a corporation, national bank, national banking association or a trust company, organized and doing business under the laws of any state or the United States of America, (ii) be authorized under such laws to exercise corporate trust powers and to accept the trust conferred under the PSA, (iii) have a combined capital and surplus of at least $50,000,000, (iv) be subject to supervision or examination by federal or state authority and, in the case of the trustee, will not be an affiliate of the master servicer or the special servicer (except during any period when the trustee has assumed the duties of the master servicer or the special servicer, as the case may be), (v) be an entity that is not on the depositor’s “prohibited party” list, (vi) be an institution insured by the Federal Deposit Insurance Corporation, and (vii) have a rating on its long-term senior unsecured debt of at least “A2” by Moody’s, “A” by Fitch and “A” by DBRS; provided that the trustee will not become ineligible to serve based on a failure to satisfy such rating requirements as long as (a) it has a rating on its long-term unsecured debt of at least “Baa2” by Moody’s, “A-” by Fitch and “A(low)” by DBRS, (b) it has a rating on its short-term debt obligations of at least “P-2” by Moody’s, “F1” by Fitch and “R-1(low)” by DBRS, and (c) the master servicer has a rating on its long-term senior unsecured debt of at least “A2” by Moody’s, “A+” by Fitch and “A” by DBRS; provided, further, that if any such institution is not rated by DBRS, such institution maintains an equivalent (or higher) rating by any two other NRSROs or such other rating with respect to which the Rating Agencies have provided a Rating Agency Confirmation.

The trustee and the certificate administrator will be also permitted at any time to resign from their obligations and duties under the PSA by giving written notice (which notice will be posted to the certificate administrator’s website pursuant to the PSA) to the depositor, the master servicer, the special servicer, the trustee or the certificate administrator, as applicable, all Certificateholders, the operating advisor, the asset representations reviewer and the 17g-5 Information Provider (who will be required to promptly post such notice to the 17g-5 Information Provider’s website). Upon receiving this notice of resignation, the depositor will be required to use its reasonable best efforts to promptly appoint a successor trustee or certificate administrator which, prior to the occurrence and continuance of a Control Termination Event, is acceptable to the Directing Certificateholder. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of resignation, the resigning trustee or certificate administrator, as applicable, may petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

If at any time the trustee or certificate administrator ceases to be eligible to continue as trustee or certificate administrator, as applicable, under the PSA, and fails to resign after written request therefor by the depositor or the master servicer, or if at any time the trustee or certificate administrator becomes incapable of acting, or if certain events of, or proceedings in respect of, bankruptcy or insolvency occur with respect to the trustee or certificate administrator, or if the trustee or certificate administrator fails to timely publish any report to be delivered, published, or otherwise made available by the certificate administrator pursuant to the PSA, and such failure continues unremedied for a period of five (5) days, or if the certificate administrator fails to make distributions required pursuant to the PSA, the depositor will be authorized to remove the trustee or certificate administrator, as applicable, and appoint a successor trustee or certificate administrator acceptable to the master servicer. If no successor trustee or certificate administrator has accepted an appointment within 30 days after the giving of notice of removal, the removed trustee or certificate administrator, as applicable, may appoint or petition any court of competent jurisdiction to appoint a successor trustee or certificate administrator, as applicable.

In addition, holders of the certificates entitled to at least 50% of the Voting Rights may, with cause (at any time) or without cause (at any time with 30 days’ prior written notice), remove the trustee or certificate administrator under the PSA and appoint a successor trustee or certificate administrator. In the event that holders of the certificates entitled to at least 50% of the Voting Rights elect to remove the trustee or certificate administrator without cause and appoint a successor, the successor trustee or certificate administrator, as applicable, will be responsible for all expenses necessary to effect the transfer of responsibilities from its predecessor.

Any resignation or removal of the trustee or certificate administrator and appointment of a successor trustee or certificate administrator will not become effective until (i) acceptance of appointment by the successor trustee or certificate administrator, as applicable, and (ii) the certificate administrator files any required Form 8-K. Further, the resigning trustee or certificate administrator, as the case may be, must pay all costs and expenses associated with the transfer of its duties.

The PSA will prohibit the appointment of the asset representations reviewer or one of its affiliates as successor to the trustee or certificate administrator.

Governing Law; Waiver of Jury Trial; and Consent to Jurisdiction

The PSA will be governed by the laws of the State of New York. Each party to the PSA will waive its respective right to a jury trial for any claim or cause of action based upon or arising out of or related to the PSA or certificates. Additionally each party to the PSA will consent to the jurisdiction of any New York State and Federal courts sitting in New York City with respect to matters arising out of or related to the PSA.

Certain Legal Aspects of Mortgage Loans

The following discussion contains general summaries of certain legal aspects of mortgage loans secured by commercial and multifamily residential properties. Because such legal aspects are governed by applicable local law (which laws may differ substantially), the summaries do not purport to be complete, to reflect the laws of any particular jurisdiction, or to encompass the laws of all jurisdictions in which the security for the mortgage loans is situated.

California

Mortgage loans in California are generally secured by deeds of trust on the related real estate. Foreclosure of a deed of trust in California may be accomplished by a non-judicial trustee’s sale (so long as it is permitted under a specific provision in the deed of trust) or by judicial foreclosure, in each case subject to and in accordance with the applicable procedures and requirements of California law. Public notice of either the trustee’s sale or the judgment of foreclosure is given for a statutory period of time after which the mortgaged real estate may be sold by the trustee, if foreclosed pursuant to the trustee’s power of sale, or by court appointed sheriff under a judicial foreclosure. Following a judicial foreclosure sale, the borrower or its successor-in-interest may, for a period of up to one year, redeem the property; however, there is no redemption following a sale pursuant to a trustee’s power of sale. California’s “security first” and “one action” rules require the lender to complete foreclosure of all real estate provided as security under the deed of trust in a single action in an attempt to satisfy the full debt before bringing a personal action (if otherwise permitted) against the borrower for recovery of the debt, except in certain cases involving environmentally impaired real property where foreclosure of the real property is not required before making a claim under the indemnity. This restriction may apply to property which is not located in California if a single promissory note is secured by property located in California and other jurisdictions. California case law has held that acts such as (but not limited to) an offset of an unpledged account constitute violations of such statutes. Violations of such statutes may result in the loss of some or all of the security under the mortgage loan and a loss of the ability to sue for the debt. A sale by the trustee under the deed of trust does not constitute an “action” for purposes of the “one action rule”. Other statutory provisions in California limit any deficiency judgment (if otherwise permitted) against the borrower following a judicial foreclosure to the amount by which the indebtedness exceeds the fair value at the time of the public sale and in no event greater than the difference between the foreclosure sale price and the amount of the indebtedness. Further, under California law, once a property has been sold pursuant to a power of sale clause contained in a deed of trust (and in the case of certain types of purchase money acquisition financings, under all circumstances), the lender is precluded from seeking a deficiency judgment from the borrower or, under certain circumstances, guarantors.

General

Each mortgage loan will be evidenced by a promissory note and secured by an instrument granting a security interest in real property, which may be a mortgage, deed of trust or a deed to secure debt, depending upon the prevailing practice and law in the state in which the related Mortgaged Property is located. Mortgages, deeds of trust and deeds to secure debt are in this prospectus collectively referred to as “mortgages”. A mortgage creates a lien upon, or grants a title interest in, the real property covered thereby, and represents the security for the repayment of the indebtedness customarily evidenced by a promissory note. The priority of the lien created or interest granted will depend on the terms of the mortgage and, in some cases, on the terms of separate subordination agreements or intercreditor agreements with others that hold interests in the real property, the knowledge of the parties to the mortgage and, generally, the order of recordation of the mortgage in the appropriate public recording office. However, the lien of a recorded mortgage will generally be subordinate to later-arising liens for real estate taxes and assessments and other charges imposed under governmental police powers.

Types of Mortgage Instruments

There are two parties to a mortgage: a mortgagor (the borrower and usually the owner of the applicable property) and a mortgagee (the lender). In contrast, a deed of trust is a three-party instrument, among a trustor (the equivalent of a borrower), a trustee to whom the real property is conveyed, and a beneficiary (the lender) for whose benefit the conveyance is made. Under a deed of trust, the trustor grants the property, irrevocably until the debt is paid, in trust and generally with a power of sale, to the trustee to secure repayment of the indebtedness evidenced by the related note. A deed to secure debt typically has two parties, pursuant to which the borrower, or grantor, conveys title to the real property to the grantee, or lender generally with a power of sale, until such time as the debt is repaid. In a case where the borrower is a land trust, there would be an additional party because legal title to the property is held by a land trustee under a land trust agreement for the benefit of the borrower. At origination of a mortgage loan involving a land trust, the borrower may execute a separate undertaking to make payments on the promissory note. The land trustee would not be personally liable for the promissory note obligation. The mortgagee’s authority under a mortgage, the trustee’s authority under a deed of trust and the grantee’s authority under a deed to secure debt are governed by the express provisions of the related instrument, the law of the state in which the real property is located, certain federal laws and, in some deed of trust transactions, the directions of the beneficiary.

Leases and Rents

Mortgages that encumber income-producing property often contain an assignment of rents and leases, and/or may be accompanied by a separate assignment of rents and leases, pursuant to which the borrower assigns to the lender the borrower’s right, title and interest as landlord under each lease and the income derived from the lease, while (unless rents are to be paid directly to the lender) retaining a revocable license to collect the rents for so long as there is no default. If the borrower defaults, the license terminates and the lender is entitled to collect the rents. Local law may require that the lender take possession of the property and/or obtain a court-appointed receiver before becoming entitled to collect the rents.

In most states, hospitality property and motel room rates are considered accounts receivable under the Uniform Commercial Code (“UCC”). In cases where hospitality properties or motels constitute loan security, the revenues are generally pledged by the borrower as additional security for the loan. In general, the lender must file financing statements in order to perfect its security interest in the room revenues and must file continuation statements, generally every five years, to maintain perfection of such security interest. In certain cases, mortgage loans secured by hospitality properties or motels may be included in the issuing entity even if the security interest in the room revenues was not perfected. Even if the lender’s security interest in room revenues is perfected under applicable nonbankruptcy law, it will generally be required to commence a foreclosure action or otherwise take possession of the property in order to enforce its rights to collect the room revenues following a default. In the bankruptcy setting, however, the lender will be stayed from enforcing its rights to collect room revenues, but those room revenues constitute “cash collateral” and therefore generally cannot be used by the bankruptcy debtor without a hearing or lender’s consent or unless the lender’s interest in the room revenues is given adequate protection (e.g., cash payment for otherwise encumbered funds or a replacement lien on unencumbered property, in either case in value equivalent to the amount of room revenues that the debtor proposes to use, or other similar relief). See “—Bankruptcy Laws” below.

Personalty

In the case of certain types of mortgaged properties, such as hospitality properties, motels, nursing homes and manufactured housing, personal property (to the extent owned by the borrower and not previously pledged) may constitute a significant portion of the property’s value as security. The creation and enforcement of liens on personal property are governed by the UCC. Accordingly, if a borrower pledges personal property as security for a mortgage loan, the lender generally must file UCC financing statements in order to perfect its security interest in that personal property, and must file continuation statements, generally every five years, to maintain that perfection. Certain mortgage loans secured in part by personal property may be included in the issuing entity even if the security interest in such personal property was not perfected.

Foreclosure

General

Foreclosure is a legal procedure that allows the lender to recover its mortgage debt by enforcing its rights and available legal remedies under the mortgage. If the borrower defaults in payment or performance of its obligations under the promissory note or mortgage, the lender has the right to institute foreclosure proceedings to sell the real property at public auction to satisfy the indebtedness.

Foreclosure Procedures Vary from State to State

Two primary methods of foreclosing a mortgage are judicial foreclosure, involving court proceedings, and nonjudicial foreclosure pursuant to a power of sale granted in the mortgage instrument. Other foreclosure procedures are available in some states, but they are either infrequently used or available only in limited circumstances.

A foreclosure action is subject to most of the delays and expenses of other lawsuits if defenses are raised or counterclaims are interposed, and sometimes requires several years to complete.

Judicial Foreclosure

A judicial foreclosure proceeding is conducted in a court having jurisdiction over the mortgaged property. Generally, the action is initiated by the service of legal pleadings upon all parties having a subordinate interest of record in the real property and all parties in possession of the property, under leases or otherwise, whose interests are subordinate to the mortgage. Delays in completion of the foreclosure may occasionally result from difficulties in locating defendants. When the lender’s right to foreclose is contested, the legal proceedings can be time-consuming. Upon successful completion of a judicial foreclosure proceeding, the court generally issues a judgment of foreclosure and appoints a referee or other officer to conduct a public sale of the mortgaged property, the proceeds of which are used to satisfy the judgment. Such sales are made in accordance with procedures that vary from state to state.

Equitable and Other Limitations on Enforceability of Certain Provisions

United States courts have traditionally imposed general equitable principles to limit the remedies available to lenders in foreclosure actions. These principles are generally designed to relieve borrowers from the effects of mortgage defaults perceived as harsh or unfair. Relying on such principles, a court may alter the specific terms of a loan to the extent it considers necessary to prevent or remedy an injustice, undue oppression or overreaching, or may require the lender to undertake affirmative actions to determine the cause of the borrower’s default and the likelihood that the borrower will be able to reinstate the loan. In some cases, courts have substituted their judgment for the lender’s and have required that lenders reinstate loans or recast payment schedules in order to accommodate borrowers who are suffering from a temporary financial disability. In other cases, courts have limited the right of the lender to foreclose in the case of a nonmonetary default, such as a failure to adequately maintain the mortgaged property or an impermissible further encumbrance of the mortgaged property. Finally, some courts have addressed the issue of whether federal or state constitutional provisions reflecting due process concerns for adequate notice require that a borrower receive notice in addition to statutorily-prescribed minimum notice. For the most part, these cases have upheld the reasonableness of the notice provisions or have found that a public sale under a mortgage providing for a power of sale does not involve sufficient state action to trigger constitutional protections.

In addition, some states may have statutory protection such as the right of the borrower to reinstate a mortgage loan after commencement of foreclosure proceedings but prior to a foreclosure sale.

Nonjudicial Foreclosure/Power of Sale

In states permitting nonjudicial foreclosure proceedings, foreclosure of a deed of trust is generally accomplished by a nonjudicial trustee’s sale pursuant to a power of sale typically granted in the deed of trust. A power of sale may also be contained in any other type of mortgage instrument if applicable law so permits. A power of sale under a deed of trust allows a nonjudicial public sale to be conducted generally following a request from the beneficiary/lender to the trustee to sell the property upon default by the borrower and after notice of sale is given in accordance with the terms of the mortgage and applicable state law. In some states, prior to such sale, the trustee under the deed of trust must record a notice of default and notice of sale and send a copy to the borrower and to any other party who has recorded a request for a copy of a notice of default and notice of sale. In addition, in some states the trustee must provide notice to any other party having an interest of record in the real property, including junior lienholders. A notice of sale must be posted in a public place and, in most states, published for a specified period of time in one or more newspapers. The borrower or junior lienholder may then have the right, during a reinstatement period required in some states, to cure the default by paying the entire actual amount in arrears (without regard to the acceleration of the indebtedness), plus the lender’s expenses incurred in enforcing the obligation. In other states, the borrower or the junior lienholder is not provided a period to reinstate the loan, but has only the right to pay off the entire debt to prevent the foreclosure sale. Generally, state law governs the procedure for public sale, the parties entitled to notice, the method of giving notice and the applicable time periods.

Public Sale

A third party may be unwilling to purchase a mortgaged property at a public sale because of the difficulty in determining the exact status of title to the property (due to, among other things, redemption rights that may exist) and because of the possibility that physical deterioration of the mortgaged property may have occurred during the foreclosure proceedings. Potential buyers may also be reluctant to purchase mortgaged property at a foreclosure sale as a result of the 1980 decision of the United States Court of Appeals for the Fifth Circuit in Durrett v. Washington National Insurance Co., 621 F.2d 2001 (5th Cir. 1980) and other decisions that have followed its reasoning. The court in Durrett held that even a non-collusive, regularly conducted foreclosure sale was a fraudulent transfer under the federal bankruptcy code and, thus, could be rescinded in favor of the bankrupt’s estate, if (1) the foreclosure sale was held while the debtor was insolvent and not more than one year prior to the filing of the bankruptcy petition and (2) the price paid for the foreclosed property did not represent “fair consideration”, which is “reasonably equivalent value” under the federal bankruptcy code. Although the reasoning and result of Durrett in respect of the federal bankruptcy code was rejected by the United States Supreme Court in BFP v. Resolution Trust Corp., 511 U.S. 531 (1994), the case could nonetheless be persuasive to a court applying a state fraudulent conveyance law which has provisions similar to those construed in Durrett. Therefore, it is common for the lender to purchase the mortgaged property for an amount equal to the secured indebtedness and accrued and unpaid interest plus the expenses of foreclosure, in which event the borrower’s debt will be extinguished, or for a lesser amount in order to preserve its right to seek a deficiency judgment if such is available under state law and under the terms of the mortgage loan documents. Thereafter, subject to the borrower’s right in some states to remain in possession during a redemption period, the lender will become the owner of the property and have both the benefits and burdens of ownership, including the obligation to pay debt service on any senior mortgages, to pay taxes, to obtain casualty insurance and to make such repairs as are necessary to render the property suitable for sale. Frequently, the lender employs a third-party management company to manage and operate the property. The costs of operating and maintaining a property may be significant and may be greater than the income derived from that property. The costs of management and operation of those mortgaged properties which are hotels, motels, restaurants, nursing or convalescent homes, hospitals or casinos may be particularly significant because of the expertise, knowledge and, with respect to certain property types, regulatory compliance, required to run those operations and the effect which foreclosure and a change in ownership may have on the public’s and the industry’s, including franchisors’, perception of the quality of those operations. The lender also will commonly obtain the services of a real estate broker and pay the broker’s commission in connection with the sale or lease of the property. Depending upon market conditions, the ultimate proceeds of the sale of a property may not equal the lender’s investment in the property. Moreover, a lender commonly incurs substantial legal fees and court costs in acquiring a mortgaged property through contested foreclosure and/or bankruptcy proceedings. Because of the expenses associated with acquiring, owning and selling a mortgaged property, a lender could realize an overall loss on a mortgage loan even if the mortgaged property is sold at foreclosure, or resold after it is acquired through foreclosure, for an amount equal to the full outstanding principal amount of the loan plus accrued interest.

Furthermore, an increasing number of states require that any environmental contamination at certain types of properties be cleaned up before a property may be resold. In addition, a lender may be responsible under federal or state law for the cost of cleaning up a mortgaged property that is environmentally contaminated. See “—Environmental Considerations” below.

The holder of a junior mortgage that forecloses on a mortgaged property does so subject to senior mortgages and any other prior liens, and may be obliged to keep senior mortgage loans current in order to avoid foreclosure of its interest in the property. In addition, if the foreclosure of a junior mortgage triggers the enforcement of a “due-on-sale” clause contained in a senior mortgage, the junior mortgagee could be required to pay the full amount of the senior mortgage indebtedness or face foreclosure.

Rights of Redemption

The purposes of a foreclosure action are to enable the lender to realize upon its security and to bar the borrower, and all persons who have interests in the property that are subordinate to that of the foreclosing lender, from exercise of their “equity of redemption”. The doctrine of equity of redemption provides that, until the property encumbered by a mortgage has been sold in accordance with a properly conducted foreclosure and foreclosure sale, those having interests that are subordinate to that of the foreclosing lender have an equity of redemption and may redeem the property by paying the entire debt with interest. Those having an equity of redemption must generally be made parties and joined in the foreclosure proceeding in order for their equity of redemption to be terminated.

The equity of redemption is a common-law (nonstatutory) right which should be distinguished from post-sale statutory rights of redemption. In some states, after sale pursuant to a deed of trust or foreclosure of a mortgage, the borrower and foreclosed junior lienors are given a statutory period in which to redeem the property. In some states, statutory redemption may occur only upon payment of the foreclosure sale price. In other states, redemption may be permitted if the former borrower pays only a portion of the sums due. The effect of a statutory right of redemption is to diminish the ability of the lender to sell the foreclosed property because the exercise of a right of redemption would defeat the title of any purchaser through a foreclosure. Consequently, the practical effect of the redemption right is to force the lender to maintain the property and pay the expenses of ownership until the redemption period has expired. In some states, a post-sale statutory right of redemption may exist following a judicial foreclosure, but not following a trustee’s sale under a deed of trust.

Anti-Deficiency Legislation

Some or all of the mortgage loans are nonrecourse loans, as to which recourse in the case of default will be limited to the mortgaged property and such other assets, if any, that were pledged to secure the mortgage loan. However, even if a mortgage loan by its terms provides for recourse to the borrower’s other assets, a lender’s ability to realize upon those assets may be limited by state law. For example, in some states a lender cannot obtain a deficiency judgment against the borrower following foreclosure or sale under a deed of trust.

A deficiency judgment is a personal judgment against the former borrower equal to the difference between the net amount realized upon the public sale of the real property and the amount due to the lender. Other statutes may require the lender to exhaust the security afforded under a mortgage before bringing a personal action against the borrower. In certain other states, the lender has the option of bringing a personal action against the borrower on the debt without first exhausting that security; however, in some of those states, the lender, following judgment on that personal action, may be deemed to have elected a remedy and thus may be precluded from foreclosing upon the security. Consequently, lenders in those states where such an election of remedy provision exists will usually proceed first against the security. Finally, other statutory provisions, designed to protect borrowers from exposure to large deficiency judgments that might result from bidding at below-market values at the foreclosure sale, limit any deficiency judgment to the excess of the outstanding debt over the fair market value of the property at the time of the sale.

Leasehold Considerations

Mortgage loans may be secured by a mortgage on the borrower’s leasehold interest in a ground lease. Leasehold mortgage loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of the borrower. The most significant of these risks is that if the borrower’s leasehold were to be terminated upon a lease default, the leasehold mortgagee would lose its security. This risk may be lessened if the ground lease requires the lessor to give the leasehold mortgagee notices of lessee defaults and an opportunity to cure them, permits the leasehold estate to be assigned to and by the leasehold mortgagee or the purchaser at a foreclosure sale, and contains certain other protective provisions typically included in a “mortgageable” ground lease. Certain mortgage loans, however, may be secured by ground leases which do not contain these provisions.

In addition, where a lender has as its security both the fee and leasehold interest in the same property, the grant of a mortgage lien on its fee interest by the land owner/ground lessor to secure the debt of a borrower/ground lessee may be subject to challenge as a fraudulent conveyance. Among other things, a legal challenge to the granting of the liens may focus on the benefits realized by the land owner/ground lessor from the loan. If a court concluded that the granting of the mortgage lien was an avoidable fraudulent conveyance, it might take actions detrimental to the holders of the offered certificates, including, under certain circumstances, invalidating the mortgage lien on the fee interest of the land owner/ground lessor.

Cooperative Shares

Mortgage loans may be secured by a security interest on the borrower’s ownership interest in shares, and the related proprietary leases, allocable to cooperative dwelling units that may be vacant or occupied by non-owner tenants. Such loans are subject to certain risks not associated with mortgage loans secured by a lien on the fee estate of a borrower in real property. Such a loan typically is subordinate to the mortgage, if any, on the cooperative’s building which, if foreclosed, could extinguish the equity in the building and the proprietary leases of the dwelling units derived from ownership of the shares of the cooperative. Further, transfer of shares in a cooperative are subject to various regulations as well as to restrictions under the governing documents of the cooperative, and the shares may be cancelled in the event that associated maintenance charges due under the related proprietary leases are not paid. Typically, a recognition agreement between the lender and the cooperative provides, among other things, the lender with an opportunity to cure a default under a proprietary lease.

Under the laws applicable in many states, “foreclosure” on cooperative shares is accomplished by a sale in accordance with the provisions of Article 9 of the UCC and the security agreement relating to the shares. Article 9 of the UCC requires that a sale be conducted in a “commercially reasonable” manner, which may be dependent upon, among other things, the notice given the debtor and the method, manner, time, place and terms of the sale. Article 9 of the UCC provides that the proceeds of the sale will be applied first to pay the costs and expenses of the sale and then to satisfy the indebtedness secured by the lender’s security interest. A recognition agreement, however, generally provides that the lender’s right to reimbursement is subject to the right of the cooperative to receive sums due under the proprietary leases.

Bankruptcy Laws

Operation of the federal bankruptcy code and related state laws may interfere with or affect the ability of a lender to obtain payment of a loan, realize upon collateral and/or to enforce a deficiency judgment. For example, under the federal bankruptcy code, virtually all actions (including foreclosure actions and deficiency judgment proceedings) are automatically stayed upon the filing of the bankruptcy petition, and, usually, no interest or principal payments are made during the course of the bankruptcy case. The delay and the consequences of a delay caused by an automatic stay can be significant. For example, the filing of a petition in bankruptcy by or on behalf of a junior mortgage lien holder may stay the senior lender from taking action to foreclose out such junior lien. At a minimum, the senior lender would suffer delay due to its need to seek bankruptcy court approval before taking any foreclosure or other action that could be deemed in violation of the automatic stay under the federal bankruptcy code.

Under the federal bankruptcy code, a bankruptcy trustee, or a borrower as debtor-in-possession, may under certain circumstances sell the related mortgaged property or other collateral free and clear of all liens, claims, encumbrances and interests, which liens would then attach to the proceeds of such sale, despite the provisions of the related mortgage or other security agreement to the contrary. Such a sale may be approved by a bankruptcy court even if the proceeds are insufficient to pay the secured debt in full.

Under the federal bankruptcy code, provided certain substantive and procedural safeguards for a lender are met, the amount and terms of a mortgage or other security agreement secured by property of a debtor may be modified under certain circumstances. Pursuant to a confirmed plan of reorganization, lien avoidance or claim objection proceeding, the secured claim arising from a loan secured by real property or other collateral may be reduced to the then-current value of the property (with a corresponding partial reduction of the amount of lender’s security interest), thus leaving the lender a secured creditor to the extent of the then current value of the property and a general unsecured creditor for the difference between such value and the outstanding balance of the loan. Such general unsecured claims may be paid less than 100% of the amount of the debt or not at all, depending upon the circumstances. Other modifications may include the reduction in the amount of each scheduled payment, which reduction may result from a reduction in the rate of interest and/or the alteration of the repayment schedule (with or without affecting the unpaid principal balance of the loan), and/or an extension (or reduction) of the final maturity date. Some courts have approved bankruptcy plans, based on the particular facts of the reorganization case, that effected the curing of a mortgage loan default by paying arrearages over a number of years. Also, under the federal bankruptcy code, a bankruptcy court may permit a debtor through its plan of reorganization to reinstate the loan even though the lender accelerated the mortgage loan and final judgment of foreclosure had been entered in state court (provided no sale of the property had yet occurred) prior to the filing of the debtor’s petition. This may be done even if the plan of reorganization does not provide for payment of the full amount due under the original loan. Thus, the full amount due under the original loan may never be repaid. Other types of significant modifications to the terms of mortgage loan may be acceptable to the bankruptcy court, such as making distributions to the mortgage holder of property other than cash, or the substitution of collateral which is the “indubitable equivalent” of the real property subject to the mortgage, or the subordination of the mortgage to liens securing new debt (provided that the lender’s secured claim is “adequately protected” as such term is defined and interpreted under the federal bankruptcy code), often depending on the particular facts and circumstances of the specific case.

Federal bankruptcy law may also interfere with or otherwise adversely affect the ability of a secured mortgage lender to enforce an assignment by a borrower of rents and leases (which “rents” may include revenues from hotels and other lodging facilities specified in the federal bankruptcy code) related to a mortgaged property if the related borrower is in a bankruptcy proceeding. Under the federal bankruptcy code, a lender may be stayed from enforcing the assignment, and the legal proceedings necessary to resolve the issue can be time consuming and may result in significant delays in the receipt of the rents. Rents (including applicable hotel and other lodging revenues) and leases may also escape such an assignment, among other things, (i) if the assignment is not fully perfected under state law prior to commencement of the bankruptcy proceeding, (ii) to the extent such rents and leases are used by the borrower to maintain the mortgaged property, or for other court authorized expenses, (iii) to the extent other collateral may be substituted for the rents and leases, (iv) to the extent the bankruptcy court determines that the lender is adequately protected, or (v) to the extent the court determines based on the equities of the case that the post-petition rents are not subject to the lender’s pre-petition securities interest.

Under the federal bankruptcy code, a security interest in real property acquired before the commencement of the bankruptcy case does not extend to income received after the commencement of the bankruptcy case unless such income is a proceed, product or rent of such property. Therefore, to the extent a business conducted on the mortgaged property creates accounts receivable rather than rents or results from payments under a license rather than payments under a lease, a valid and perfected pre-bankruptcy lien on such accounts receivable or license income generally would not continue as to post-bankruptcy accounts receivable or license income.

The federal bankruptcy code provides that a lender’s perfected pre-petition security interest in leases, rents and hotel revenues continues in the post-petition leases, rents and hotel revenues, unless a bankruptcy court orders to the contrary “based on the equities of the case”. The equities of a particular case may permit the discontinuance of security interests in pre-petition leases and rents. Thus, unless a court orders otherwise, revenues from a mortgaged property generated after the date the bankruptcy petition is filed will constitute “cash collateral” under the federal bankruptcy code. Debtors may only use cash collateral upon obtaining the lender’s consent or a prior court order finding that the lender’s interest in the mortgaged hotel, motel or other lodging property and the cash collateral is “adequately protected” as the term is defined and interpreted under the federal bankruptcy code. In addition to post-petition rents, any cash held by a lender in a lockbox or reserve account generally would also constitute “cash collateral” under the federal bankruptcy code. So long as the lender is adequately protected, a debtor’s use of cash collateral may be for its own benefit or for the benefit of any affiliated entity group that is also subject to bankruptcy proceedings, including use as collateral for new debt. It should be noted, however, that the court may find that the lender has no security interest in either pre-petition or post-petition revenues if the court finds that the loan documents do not contain language covering accounts, room rents, or other forms of personalty necessary for a security interest to attach to such revenues.

The federal bankruptcy code provides generally that rights and obligations under an unexpired lease of the debtor/lessee may not be terminated or modified at any time after the commencement of a case under the federal bankruptcy code solely because of a provision in the lease to that effect or because of certain other similar events. This prohibition on so-called “ipso facto” clauses could limit the ability of a lender to exercise certain contractual remedies with respect to the leases on any mortgaged property. In addition, section 362 of the federal bankruptcy code operates as an automatic stay of, among other things, any act to obtain possession of property from a debtor’s estate, which may delay a lender’s exercise of those remedies, including foreclosure, in the event that a lessee becomes the subject of a proceeding under the federal bankruptcy code. Thus, the filing of a petition in bankruptcy by or on behalf of a lessee of a mortgaged property would result in a stay against the commencement or continuation of any state court proceeding for past due rent, for accelerated rent, for damages or for a summary eviction order with respect to a default under the related lease that occurred prior to the filing of the lessee’s petition. While relief from the automatic stay to enforce remedies may be requested, it can be denied for a number of reasons, including where the collateral is “necessary to an effective reorganization” for the debtor, and if a debtor’s case has been administratively consolidated with those of its affiliates, the court may also consider whether the property is “necessary to an effective reorganization” of the debtor and its affiliates, taken as a whole.

The federal bankruptcy code generally provides that a trustee in bankruptcy or debtor-in-possession may, with respect to an unexpired lease of non-residential real property, before the earlier of (i) 120 days after the filing of a bankruptcy case or (ii) the entry of an order confirming a plan, subject to approval of the court, (a) assume the lease and retain it or assign it to a third party or (b) reject the lease. If the trustee or debtor-in-possession fails to assume or reject the lease within the time specified in the preceding sentence, subject to any extensions by the bankruptcy court, the lease will be deemed rejected and the property will be surrendered to the lessor. The bankruptcy court may for cause shown extend the 120-day period up to 90 days for a total of 210 days. If the lease is assumed, the trustee in bankruptcy on behalf of the lessee, or the lessee as debtor-in-possession, or the assignee, if applicable, must cure any defaults under the lease, compensate the lessor for its losses and provide the lessor with “adequate assurance” of future performance. These remedies may be insufficient, however, as the lessor may be forced to continue under the lease with a lessee that is a poor credit risk or an unfamiliar tenant (if the lease was assigned), and any assurances provided to the lessor may, in fact, be inadequate. If the lease is rejected, the rejection generally constitutes a breach of the executory contract or unexpired lease as of the date immediately preceding the filing date of the bankruptcy petition. As a consequence, the other party or parties to the lease, such as the borrower, as lessor under a lease, generally would have only an unsecured claim against the debtor, as lessee, for damages resulting from the breach, which could adversely affect the security for the related mortgage loan. In addition, under the federal bankruptcy code, a lease rejection damages claim is limited to the “(a) rent reserved by the lease, without acceleration, for the greater of one year, or 15 percent, not to exceed three years, of the remaining term of such lease, following the earlier of the date of the bankruptcy petition and the date on which the lessor regained possession of the real property, (b) plus any unpaid rent due under such lease, without acceleration, on the earlier of such dates”.

If a trustee in bankruptcy on behalf of a lessor, or a lessor as debtor-in-possession, rejects an unexpired lease of real property, the lessee may treat the lease as terminated by the rejection or, in the alternative, the lessee may remain in possession of the leasehold for the balance of the term and for any renewal or extension of the term that is enforceable by the lessee under applicable non-bankruptcy law. The federal bankruptcy code provides that if a lessee elects to remain in possession after a rejection of a lease, the lessee may offset against rents reserved under the lease for the balance of the term after the date of rejection of the lease, and the related renewal or extension of the lease, any damages occurring after that date caused by the nonperformance of any obligation of the lessor under the lease after that date.

Similarly, bankruptcy risk is associated with an insolvency proceeding under the federal bankruptcy code of either a borrower ground lessee or a ground lessor. In general, upon the bankruptcy of a lessor or a lessee under a lease of nonresidential real property, including a ground lease, that has not been terminated prior to the bankruptcy filing date, the debtor entity has the statutory right to assume or reject the lease. Given that the federal bankruptcy code generally invalidates clauses that terminate contracts automatically upon the filing by one of the parties of a bankruptcy petition or that are conditioned on a party’s insolvency, following the filing of a bankruptcy petition, a debtor would ordinarily be required to perform its obligations under such lease until the debtor decides whether to assume or reject the lease. The federal bankruptcy code provides certain additional protections with respect to non-residential real property leases, such as establishing a specific timeframe in which a debtor must determine whether to assume or reject the lease. The bankruptcy court may extend the time to perform for up to 60 days for cause shown. Even if the agreements were terminated prior to bankruptcy, a bankruptcy court may determine that the agreement was improperly terminated and therefore remains part of the debtor’s bankruptcy estate. The debtor also can seek bankruptcy court approval to assume and assign the lease to a third party, and to modify the lease in connection with such assignment. In order to assume the lease, the debtor or assignee generally will have to cure outstanding defaults and provide “adequate assurance of future performance” in addition to satisfying other requirements imposed under the federal bankruptcy code. Under the federal bankruptcy code, subject to certain exceptions, once a lease is rejected by a debtor lessee, it is deemed breached, and the non-debtor lessor will have a claim for lease rejection damages, as described above.

If the ground lessor files for bankruptcy, it may determine until the confirmation of its plan of reorganization whether to reject the ground lease. On request of any party to the lease, the bankruptcy court may order the debtor to determine within a specific period of time whether to assume or reject the lease or to comply with the terms of the lease pending its decision to assume or reject. In the event of rejection, the non-debtor lessee will have the right to treat the lease as terminated by virtue of its terms, applicable nonbankruptcy law, or any agreement made by the lessee. The non-debtor lessee may also, if the lease term has begun, retain its rights under the lease, including its rights to remain in possession of the leased premises under the rent reserved in the lease for the balance of the term of the lease (including renewals). The term “lessee” includes any “successor, assign or mortgagee permitted under the terms of such lease”. If, pre-petition, the ground lessor had specifically granted the leasehold mortgagee such right, the leasehold mortgagee may have the right to succeed to the lessee/borrower’s position under the lease.

In the event of concurrent bankruptcy proceedings involving the ground lessor and the lessee/borrower, actions by creditors against the borrower/lessee debtor would be subject to the automatic stay, and a lender may be unable to enforce both the bankrupt lessee/borrower’s pre-petition agreement to refuse to treat a ground lease rejected by a bankrupt lessor as terminated and any agreement by the ground lessor to grant the lender a new lease upon such termination. In such circumstances, a lease could be terminated notwithstanding lender protection provisions contained in that lease or in the mortgage. A lender could lose its security unless the lender holds a fee mortgage or the bankruptcy court, as a court of equity, allows the mortgagee to assume the ground lessee’s obligations under the ground lease and succeed to the ground lessee’s position. Although consistent with the federal bankruptcy code, such position may not be adopted by the bankruptcy court.

Further, in an appellate decision by the United States Court of Appeals for the Seventh Circuit (Precision Indus. v. Qualitech Steel SBQ, LLC, 327 F.3d 537 (7th Cir, 2003)), the court ruled with respect to an unrecorded lease of real property that where a statutory sale of leased property occurs under the federal bankruptcy code upon the bankruptcy of a landlord, that sale terminates a lessee’s possessory interest in the property, and the purchaser assumes title free and clear of any interest, including any leasehold estates. Pursuant to the federal bankruptcy code, a lessee may request the bankruptcy court to prohibit or condition the statutory sale of the property so as to provide adequate protection of the leasehold interest; however, the court ruled that, at least where a memorandum of lease had not been recorded, this provision does not ensure continued possession of the property, but rather entitles the lessee to compensation for the value of its leasehold interest, typically from the sale proceeds. As a result, we cannot assure you that, in the event of a statutory sale of leased property pursuant to the federal bankruptcy code, the lessee would be able to maintain possession of the property under the ground lease. In addition, we cannot assure you that a leasehold mortgagor and/or a leasehold mortgagee (to the extent it has standing to intervene) would be able to recover the full value of the leasehold interest in bankruptcy court.

Because of the possible termination of the related ground lease, whether arising from a bankruptcy, the expiration of a lease term or an uncured defect under the related ground lease, lending on a leasehold interest in a real property is riskier than lending on the fee interest in the property.

In a bankruptcy or similar proceeding involving a borrower, action may be taken seeking the recovery as a preferential transfer of any payments made by such borrower, or made directly by the related lessee, under the related mortgage loan to the issuing entity. Payments on long term debt may be protected from recovery as preferences if they qualify for the “ordinary course” exception under the federal bankruptcy code or if certain other defenses in the federal bankruptcy code are applicable. Whether any particular payment would be protected depends upon the facts specific to a particular transaction.

In addition, in a bankruptcy or similar proceeding involving any borrower or an affiliate, an action may be taken to avoid the transaction (or any component of the transaction, such as joint and several liability on the related mortgage loan) as an actual or constructive fraudulent conveyance under state or federal law. Any payment by a borrower in excess of its allocated share of the loan could be challenged as a fraudulent conveyance by creditors of that borrower in an action outside a bankruptcy case or by the representative of the borrower’s bankruptcy estate in a bankruptcy case. Generally, under federal and most state fraudulent conveyance statutes, the incurrence of an obligation or the transfer of property by a person will be subject to avoidance under certain circumstances if the person transferred such property with the intent to hinder, delay or defraud its creditors or the person did not receive fair consideration or reasonably equivalent value in exchange for such obligation or transfer and (i) was insolvent or was rendered insolvent by such obligation or transfer, (ii) was engaged in business or a transaction, or was about to engage in business or a transaction, for which any property remaining with the person constituted unreasonably small capital, or (iii) intended to, or believed that it would, incur debts that would be beyond the person’s ability to pay as such debts matured. The measure of insolvency will vary depending on the law of the applicable jurisdiction. However, an entity will generally be considered insolvent if the present fair salable value of its assets is less than (x) the sum of its debts or (y) the amount that would be required to pay its probable liabilities on its existing debts as they become absolute and matured. Accordingly, a lien granted by a borrower to secure repayment of the loan in excess of its allocated share could be avoided if a court were to determine that (i) such borrower was insolvent at the time of granting the lien, was rendered insolvent by the granting of the lien, was left with inadequate capital, or was not able to pay its debts as they matured and (ii) the borrower did not, when it allowed its property to be encumbered by a lien securing the entire indebtedness represented by the loan, receive fair consideration or reasonably equivalent value for pledging such property for the equal benefit of each other borrower.

A bankruptcy court may, under certain circumstances, authorize a debtor to obtain credit after the commencement of a bankruptcy case, secured among other things, by senior, equal or junior liens on property that is already subject to a lien. In the bankruptcy case of General Growth Properties filed on April 16, 2009, the debtors initially sought approval of a debtor-in-possession loan to the corporate parent entities guaranteed by the property-level single purpose entities and secured by second liens on their properties. Although the debtor-in-possession loan subsequently was modified to eliminate the subsidiary guarantees and second liens, we cannot assure you that, in the event of a bankruptcy of the borrower sponsor, the borrower sponsor would not seek approval of a similar debtor-in-possession loan, or that a bankruptcy court would not approve a debtor-in-possession loan that included such subsidiary guarantees and second liens on such subsidiaries’ properties.

Certain of the borrowers may be partnerships. The laws governing limited partnerships in certain states provide that the commencement of a case under the federal bankruptcy code with respect to a general partner will cause a person to cease to be a general partner of the limited partnership, unless otherwise provided in writing in the limited partnership agreement. This provision may be construed as an “ipso facto” clause and, in the event of the general partner’s bankruptcy, may not be enforceable. Certain limited partnership agreements of the borrowers may provide that the commencement of a case under the federal bankruptcy code with respect to the related general partner constitutes an event of withdrawal (assuming the enforceability of the clause is not challenged in bankruptcy proceedings or, if challenged, is upheld) that might trigger the dissolution of the limited partnership, the winding up of its affairs and the distribution of its assets, unless (i) at the time there was at least one other general partner and the written provisions of the limited partnership permit the business of the limited partnership to be carried on by the remaining general partner and that general partner does so or (ii) the written provisions of the limited partnership agreement permit the limited partners to agree within a specified time frame (often 60 days) after the withdrawal to continue the business of the limited partnership and to the appointment of one or more general partners and the limited partners do so. In addition, the laws governing general partnerships in certain states provide that the commencement of a case under the federal bankruptcy code or state bankruptcy laws with respect to a general partner of the partnerships triggers the dissolution of the partnership, the winding up of its affairs and the distribution of its assets. Those state laws, however, may not be enforceable or effective in a bankruptcy case. Limited liability companies may be subjected to similar treatment as that described in this prospectus with respect to limited partnerships. The dissolution of a borrower, the winding up of its affairs and the distribution of its assets could result in an acceleration of its payment obligation under the borrower’s mortgage loan, which may reduce the yield on the Offered Certificates in the same manner as a principal prepayment.

In addition, the bankruptcy of the general or limited partner of a borrower that is a partnership, or the bankruptcy of a member of a borrower that is a limited liability company or the bankruptcy of a shareholder of a borrower that is a corporation may provide the opportunity in the bankruptcy case of the partner, member or shareholder to obtain an order from a court consolidating the assets and liabilities of the partner, member or shareholder with those of the mortgagor pursuant to the doctrines of substantive consolidation or piercing the corporate veil. In such a case, the respective mortgaged property, for example, would become property of the estate of the bankrupt partner, member or shareholder. Not only would the mortgaged property be available to satisfy the claims of creditors of the partner, member or shareholder, but an automatic stay would apply to any attempt by the trustee to exercise remedies with respect to the mortgaged property. However, such an occurrence should not affect a lender’s status as a secured creditor with respect to the mortgagor or its security interest in the mortgaged property.

A borrower that is a limited partnership, in many cases, may be required by the loan documents to have a single-purpose entity as its sole general partner, and a borrower that is a general partnership, in many cases, may be required by the loan documents to have as its general partners only entities that are single purpose entities. A borrower that is a limited liability company may be required by the loan documents to have a single purpose member or a springing member. All borrowers that are tenants-in-common may be required by the loan documents to be single purpose entities. These provisions are designed to mitigate the risk of the dissolution or bankruptcy of the borrower partnership or its general partner, a borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common. However, we cannot assure you that any borrower partnership or its general partner, or any borrower limited liability company or its member (if applicable), or a borrower that is a tenant-in-common, will not dissolve or become a debtor under the federal bankruptcy code.

Environmental Considerations

General

A lender may be subject to environmental risks when taking a security interest in real property. Of particular concern may be properties that are or have been used for industrial, manufacturing, military or disposal activity. Such environmental risks include the possible diminution of the value of a contaminated property or, as discussed below, potential liability for clean-up costs or other remedial actions that could exceed the value of the property or the amount of the lender’s loan. In certain circumstances, a lender may decide to abandon a contaminated mortgaged property as collateral for its loan rather than foreclose and risk liability for clean-up costs.

Superlien Laws

Under the laws of many states, contamination on a property may give rise to a lien on the property for clean-up costs. In several states, such a lien has priority over all existing liens, including those of existing mortgages. In these states, the lien of a mortgage may lose its priority to such a “superlien”.

CERCLA

The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), imposes strict liability on present and past “owners” and “operators” of contaminated real property for the costs of clean-up. A secured lender may be liable as an “owner” or “operator” of a contaminated mortgaged property if agents or employees of the lender have participated in the management or operation of such mortgaged property. Such liability may exist even if the lender did not cause or contribute to the contamination and regardless of whether the lender has actually taken possession of a mortgaged property through foreclosure, deed-in-lieu of foreclosure or otherwise. Moreover, such liability is not limited to the original or unamortized principal balance of a loan or to the value of the property securing a loan. Excluded from CERCLA’s definition of “owner” or “operator, ” however, is a person “who, without participating in the management of the facility, holds indicia of ownership primarily to protect his security interest”. This is the so called “secured creditor exemption”.

The Asset Conservation, Lender Liability and Deposit Insurance Protection Act of 1996 (the “1996 Act”) amended, among other things, the provisions of CERCLA with respect to lender liability and the secured creditor exemption. The 1996 Act offers protection to lenders by defining the activities in which a lender can engage and still have the benefit of the secured creditor exemption. In order for a lender to be deemed to have participated in the management of a mortgaged property, the lender must actually participate in the operational affairs of the property of the borrower. The 1996 Act provides that “merely having the capacity to influence, or unexercised right to control” operations does not constitute participation in management. A lender will lose the protection of the secured creditor exemption if it exercises decision-making control over the borrower’s environmental compliance and hazardous substance handling or disposal practices, or assumes day-to-day management of environmental or substantially all other operational functions of the mortgaged property. The 1996 Act also provides that a lender will continue to have the benefit of the secured creditor exemption even if it forecloses on a mortgaged property, purchases it at a foreclosure sale or accepts a deed-in-lieu of foreclosure provided that the lender seeks to sell the mortgaged property at the earliest practicable commercially reasonable time on commercially reasonable terms.

Certain Other Federal and State Laws

Many states have statutes similar to CERCLA, and not all of those statutes provide for a secured creditor exemption. In addition, under federal law, there is potential liability relating to hazardous wastes and underground storage tanks under the federal Resource Conservation and Recovery Act.

Some federal, state and local laws, regulations and ordinances govern the management, removal, encapsulation or disturbance of asbestos-containing materials. These laws, as well as common law standards, may impose liability for releases of or exposure to asbestos-containing materials, and provide for third parties to seek recovery from owners or operators of real properties for personal injuries associated with those releases.

Federal legislation requires owners of residential housing constructed prior to 1978 to disclose to potential residents or purchasers any known lead-based paint hazards and will impose treble damages for any failure to disclose. In addition, the ingestion of lead-based paint chips or dust particles by children can result in lead poisoning. If lead-based paint hazards exist at a property, then the owner of that property may be held liable for injuries and for the costs of removal or encapsulation of the lead-based paint.

In a few states, transfers of some types of properties are conditioned upon clean-up of contamination prior to transfer. In these cases, a lender that becomes the owner of a property through foreclosure, deed-in-lieu of foreclosure or otherwise, may be required to clean-up the contamination before selling or otherwise transferring the property.

Beyond statute-based environmental liability, there exist common law causes of action (for example, actions based on nuisance or on toxic tort resulting in death, personal injury or damage to property) related to hazardous environmental conditions on a property. While it may be more difficult to hold a lender liable under common law causes of action, unanticipated or uninsured liabilities of the borrower may jeopardize the borrower’s ability to meet its loan obligations or may decrease the re-sale value of the collateral.

Additional Considerations

The cost of remediating hazardous substance contamination at a property can be substantial. If a lender becomes liable, it can bring an action for contribution against the owner or operator who created the environmental hazard, but that individual or entity may be without substantial assets. Accordingly, it is possible that such costs could become a liability of the issuing entity and occasion a loss to the certificateholders.

If a lender forecloses on a mortgage secured by a property, the operations on which are subject to environmental laws and regulations, the lender will be required to operate the property in accordance with those laws and regulations. Such compliance may entail substantial expense, especially in the case of industrial or manufacturing properties.

In addition, a lender may be obligated to disclose environmental conditions on a property to government entities and/or to prospective buyers (including prospective buyers at a foreclosure sale or following foreclosure). Such disclosure may decrease the amount that prospective buyers are willing to pay for the affected property, sometimes substantially, and thereby decrease the ability of the lender to recover its investment in a loan upon foreclosure.

Due-on-Sale and Due-on-Encumbrance Provisions

Certain of the mortgage loans may contain “due-on-sale” and “due-on-encumbrance” clauses that purport to permit the lender to accelerate the maturity of the loan if the borrower transfers or encumbers the related mortgaged property. The Garn-St Germain Depository Institutions Act of 1982 (the “Garn Act”) generally preempts state laws that prohibit the enforcement of due-on-sale clauses and permits lenders to enforce these clauses in accordance with their terms, subject to certain limitations as set forth in the Garn Act and related regulations. Accordingly, a lender may nevertheless have the right to accelerate the maturity of a mortgage loan that contains a “due-on-sale” provision upon transfer of an interest in the property, without regard to the lender’s ability to demonstrate that a sale threatens its legitimate security interest.

Subordinate Financing

The terms of certain of the mortgage loans may not restrict the ability of the borrower to use the mortgaged property as security for one or more additional loans, or such restrictions may be unenforceable. Where a borrower encumbers a mortgaged property with one or more junior liens, the senior lender is subjected to additional risk. First, the borrower may have difficulty servicing and repaying multiple loans. Moreover, if the subordinate financing permits recourse to the borrower (as is frequently the case) and the senior loan does not, a borrower may have more incentive to repay sums due on the subordinate loan. Second, acts of the senior lender that prejudice the junior lender or impair the junior lender’s security may create a superior equity in favor of the junior lender. For example, if the borrower and the senior lender agree to an increase in the principal amount of or the interest rate payable on the senior loan, the senior lender may lose its priority to the extent any existing junior lender is harmed or the borrower is additionally burdened. Third, if the borrower defaults on the senior loan and/or any junior loan or loans, the existence of junior loans and actions taken by junior lenders can impair the security available to the senior lender and can interfere with or delay the taking of action by the senior lender. Moreover, the bankruptcy of a junior lender may operate to stay foreclosure or similar proceedings by the senior lender.

Default Interest and Limitations on Prepayments

Promissory notes and mortgages may contain provisions that obligate the borrower to pay a late charge or additional interest if payments are not timely made, and in some circumstances, may prohibit prepayments for a specified period and/or condition prepayments upon the borrower’s payment of prepayment fees or yield maintenance penalties. In certain states, there are or may be specific limitations upon the late charges which a lender may collect from a borrower for delinquent payments. Certain states also limit the amounts that a lender may collect from a borrower as an additional charge if the loan is prepaid. In addition, the enforceability of provisions that provide for prepayment fees or penalties upon an involuntary prepayment is unclear under the laws of many states.

Applicability of Usury Laws

Title V of the Depository Institutions Deregulation and Monetary Control Act of 1980 (“Title V”) provides that state usury limitations will not apply to certain types of residential (including multifamily) first mortgage loans originated by certain lenders after March 31, 1980. Title V authorized any state to reimpose interest rate limits by adopting, before April 1, 1983, a law or constitutional provision that expressly rejects application of the federal law. In addition, even where Title V is not so rejected, any state is authorized by the law to adopt a provision limiting discount points or other charges on mortgage loans covered by Title V. Certain states have taken action to reimpose interest rate limits and/or to limit discount points or other charges.

Statutes differ in their provisions as to the consequences of a usurious loan. One group of statutes requires the lender to forfeit the interest due above the applicable limit or impose a specified penalty. Under this statutory scheme, the borrower may cancel the recorded mortgage or deed of trust upon paying its debt with lawful interest, and the lender may foreclose, but only for the debt plus lawful interest. A second group of statutes is more severe. A violation of this type of usury law results in the invalidation of the transaction, thereby permitting the borrower to cancel the recorded mortgage or deed of trust without any payment or prohibiting the lender from foreclosing.

Americans with Disabilities Act

Under Title III of the Americans with Disabilities Act of 1990 and related regulations (collectively, the “ADA”), in order to protect individuals with disabilities, public accommodations (such as hospitality properties, restaurants, shopping centers, hospitals, schools and social service center establishments) must remove architectural and communication barriers which are structural in nature from existing places of public accommodation to the extent “readily achievable”. In addition, under the ADA, alterations to a place of public accommodation or a commercial facility are to be made so that, to the maximum extent feasible, such altered portions are readily accessible to and usable by disabled individuals. The “readily achievable” standard takes into account, among other factors, the financial resources of the affected site, owner, landlord or other applicable person. In addition to imposing a possible financial burden on the borrower in its capacity as owner or landlord, the ADA may also impose such requirements on a foreclosing lender who succeeds to the interest of the borrower as owner or landlord. Furthermore, since the “readily achievable” standard may vary depending on the financial condition of the owner or landlord, a foreclosing lender who is financially more capable than the borrower of complying with the requirements of the ADA may be subject to more stringent requirements than those to which the borrower is subject.

Servicemembers Civil Relief Act

Under the terms of the Servicemembers Civil Relief Act as amended (the “Relief Act”), a borrower who enters military service after the origination of such borrower’s mortgage loan (including a borrower who was in reserve status and is called to active duty after origination of the mortgage loan), upon notification by such borrower, will not be charged interest, including fees and charges, in excess of 6% per annum during the period of such borrower’s active duty status. In addition to adjusting the interest, the lender must forgive any such interest in excess of 6% unless a court or administrative agency orders otherwise upon application of the lender. The Relief Act applies to individuals who are members of the Army, Navy, Air Force, Marines, National Guard, Reserves, Coast Guard and officers of the U.S. Public Health Service or the National Oceanic and Atmospheric Administration assigned to duty with the military. Because the Relief Act applies to individuals who enter military service (including reservists who are called to active duty) after origination of the related mortgage loan, no information can be provided as to the number of loans with individuals as borrowers that may be affected by the Relief Act. Application of the Relief Act would adversely affect, for an indeterminate period of time, the ability of a master servicer or special servicer to collect full amounts of interest on certain of the mortgage loans. Any shortfalls in interest collections resulting from the application of the Relief Act would result in a reduction of the amounts distributable to the holders of certificates, and would not be covered by advances or, any form of credit support provided in connection with the certificates. In addition, the Relief Act imposes limitations that would impair the ability of a lender to foreclose on an affected mortgage loan during the borrower’s period of active duty status, and, under certain circumstances, during an additional three-month period thereafter.

Anti-Money Laundering, Economic Sanctions and Bribery

Many jurisdictions have adopted wide-ranging anti-money laundering, economic and trade sanctions, and anti-corruption and anti-bribery laws, and regulations (collectively, the “Requirements”). Any of the depositor, the issuing entity, the underwriters or other party to the PSA could be requested or required to obtain certain assurances from prospective investors intending to purchase certificates and to retain such information or to disclose information pertaining to them to governmental, regulatory or other authorities or to financial intermediaries or engage in due diligence or take other related actions in the future. Failure to honor any request by the depositor, the issuing entity, the underwriters or other party to the PSA to provide requested information or take such other actions as may be necessary or advisable for the depositor, the issuing entity, the underwriters or other party to the PSA to comply with any Requirements, related legal process or appropriate requests (whether formal or informal) may result in, among other things, a forced sale to another investor of such investor’s certificates. In addition, it is expected that each of the depositor, the issuing entity, the underwriters and the other parties to the PSA will comply with the U.S. Bank Secrecy Act, U.S. Bank Secrecy Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “Patriot

Act”) and any other anti-money laundering and anti-terrorism, economic and trade sanctions, and anti-corruption or anti-bribery laws, and regulations of the United States and other countries, and will disclose any information required or requested by authorities in connection with such compliance.

Potential Forfeiture of Assets

Federal law provides that assets (including property purchased or improved with assets) derived from criminal activity or otherwise tainted, or used in the commission of certain offenses, is subject to the blocking requirements of economic sanctions laws and regulations, and can be blocked and/or seized and ordered forfeited to the United States of America. The offenses that can trigger such a blocking and/or seizure and forfeiture include, among others, violations of the Racketeer Influenced and Corrupt Organizations Act, the U.S. Bank Secrecy Act, the anti-money laundering, anti-terrorism, economic sanctions, and anti-bribery laws and regulations, including the Patriot Act and the regulations issued pursuant to that act, as well as the narcotic drug laws. In many instances, the United States may seize the property even before a conviction occurs.

In the event of a forfeiture proceeding, a lender may be able to establish its interest in the property by proving that (a) its mortgage was executed and recorded before the commission of the illegal conduct from which the assets used to purchase or improve the property were derived or before the commission of any other crime upon which the forfeiture is based, or (b) the lender, at the time of the execution of the mortgage, “did not know or was reasonably without cause to believe that the property was subject to forfeiture”. However, there is no assurance that such a defense will be successful.

Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties

GACC and its affiliates are playing several roles in this transaction. Deutsche Bank Securities Inc., an underwriter, is an affiliate of Deutsche Mortgage & Asset Receiving Corporation, the depositor, GACC, a sponsor, a mortgage loan seller, and DBNY, an originator. CREFI and its affiliates are playing several roles in this transaction. Citigroup Global Markets Inc., an underwriter, is an affiliate of CREFI, a sponsor, a mortgage loan seller and an originator. Argentic and its affiliates are playing several roles in this transaction. Argentic, a sponsor, a mortgage loan seller, an originator and the Retaining Sponsor is an affiliate of Argentic Securities Holdings Cayman Limited, which is expected to hold the RR Certificates and Class S Certificates and is excepted to appoint Argentic Securities Income USA LLC as the initial Directing Certificateholder.

CREFI or an affiliate currently holds one or more of the Headquarters Plaza Companion Loans.

Pursuant to certain interim servicing agreements between GACC and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 8 of the Mortgage Loans to be contributed to this securitization by GACC, representing approximately 9.3% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between CREFI and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank, National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 11 of the Mortgage Loans to be contributed to this securitization by CREFI, representing approximately 20.7% of the Initial Pool Balance.

Wells Fargo Bank, National Association is the interim custodian of the loan documents with respect to 16 Mortgage Loans to be contributed to this securitization by CREFI, representing approximately 28.1% of the Initial Pool Balance.

Pursuant to certain interim servicing agreements between Argentic and/or certain of its affiliates, on the one hand, and Wells Fargo Bank, National Association, on the other hand, Wells Fargo Bank,

National Association acts as interim servicer with respect to certain mortgage loans, including, prior to their inclusion in the issuing entity, 17 of the Mortgage Loans to be contributed to this securitization by Argentic, representing approximately 20.4% of the Initial Pool Balance.

Wells Fargo Bank, National Association is the interim custodian of the loan documents with respect to 17 Mortgage Loans to be contributed to this securitization by Argentic, representing approximately 20.4% of the Initial Pool Balance.

Wells Fargo Bank, National Association, the master servicer, certificate administrator and custodian, is also (i) the trustee, certificate administrator, and custodian under the JPMDB 2017-C7 PSA, pursuant to which the U-Haul SAC Portfolios 14, 15, 17 Whole Loan, the IRG Portfolio Whole Loan, the Station Place III Whole Loan, the Moffett Place Building 4 Whole Loan, and the Covance Business Center Whole Loan are serviced, (ii) the master servicer, the certificate administrator, and the custodian under the DBUBS 2017-BRBK TSA, pursuant to which the Burbank Office Portfolio Whole Loan is serviced, (iii) the master servicer under the CGCMT 2017-P8 PSA, pursuant to which the Corporate Woods Portfolio Whole Loan is serviced, (iv) the trustee, certificate administrator, and custodian under the COMM 2017-COR2 PSA, pursuant to which the Integrated Health Campus Whole Loan is serviced, (v) the servicer, certificate administrator, and custodian under the BXP 2017-CC TSA, pursuant to which the Colorado Center Whole Loan is serviced, (vi) the master servicer, certificate administrator, and custodian under the CSAIL 2016-C7 PSA, pursuant to which the Gurnee Mills Whole Loan is serviced, (vii) the master servicer, certificate administrator, and custodian under the WFCM 2017-C39 PSA, pursuant to which the Cleveland East Whole Loan is serviced, and (ix) the holder of one or more of the Colorado Center Pari Passu Companion Loans.

LNR Partners, LLC, the special servicer, is currently the special servicer under the WFCM 2017-C39 PSA, pursuant to which the Cleveland East Whole Loan is serviced.

Wilmington Trust, National Association, the trustee, is also the trustee under the (i) DBUBS 2017-BRBK TSA, pursuant to which the Burbank Office Portfolio Whole Loan is serviced, (ii) CGCMT 2017-P8 PSA, pursuant to which the Corporate Woods Portfolio Whole Loan is serviced, (iii) BXP 2017-CC TSA, pursuant to which the Colorado Center Whole Loan is serviced, (iv) CSAIL 2016-C7 PSA, pursuant to which the Gurnee Mills Whole Loan is serviced, and (v) WFCM 2017-C39 PSA, pursuant to which the Cleveland East Whole Loan is serviced.

Park Bridge Lender Services LLC, the operating advisor and the asset representations reviewer, is also (i) the operating advisor under the DBUBS 2017-BRBK TSA, pursuant to which the Burbank Office Portfolio Whole Loan is serviced, (ii) the operating advisor and asset representations reviewer under the COMM 2017-COR2 PSA, pursuant to which the Integrated Health Campus Whole Loan is serviced, and (iii) the operating advisor and asset representations reviewer with respect to the CSAIL 2016-C7 PSA, pursuant to which the Gurnee Mills Whole Loan is serviced.

See “Risk Factors—Risks Related to Conflicts of Interest—Potential Conflicts of Interest of the Master Servicer and the Special Servicer”, “—Potential Conflicts of Interest of the Operating Advisor”,
“—Potential Conflicts of Interest of the Asset Representations Reviewer”, “—Potential Conflicts of Interest of the Directing Certificateholder and the Companion Loan Holders” and “—Risks Relating to the Mortgage Loans—Performance of the Mortgage Loans Will Be Highly Dependent on the Performance of Tenants and Tenant Leases—Mortgaged Properties Leased to Borrowers or Borrower Affiliated Entities Also Have Risks”. For a description of certain other affiliations, relationships and related transactions, to the extent known and material, among the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Pending Legal Proceedings Involving Transaction Parties

While the sponsors have been involved in, and are currently involved in, certain litigation or potential litigation, including actions relating to repurchase claims, there are no legal proceedings pending, or any proceedings known to be contemplated by any governmental authorities, against the sponsors that are material to Certificateholders.

For a description of certain other material legal proceedings pending against the transaction parties, see the individual descriptions of the transaction parties under “Transaction Parties”.

Use of Proceeds

Certain of the net proceeds from the sale of the Offered Certificates, together with the net proceeds from the sale of the other certificates not being offered by this prospectus, will be used by the depositor to purchase the mortgage loans from the mortgage loan sellers and to pay certain expenses in connection with the issuance of the certificates.

Yield and Maturity Considerations

Yield Considerations

General

The yield to maturity on the Offered Certificates will depend upon the price paid by the investors, the rate and timing of the distributions in reduction of the Certificate Balance or Notional Amount of the applicable class of Offered Certificates, the extent to which yield maintenance charges and prepayment premiums allocated to the class of Offered Certificates are collected, and the rate, timing and severity of losses on the Mortgage Loans and the extent to which such losses are allocable in reduction of the Certificate Balance or Notional Amount of the class of Offered Certificates, as well as prevailing interest rates at the time of payment or loss realization.

Rate and Timing of Principal Payments

The rate and amount of distributions in reduction of the Certificate Balance of any class of Offered Certificates that are also Principal Balance Certificates and the yield to maturity of any class of Offered Certificates will be directly related to the rate of payments of principal (both scheduled and unscheduled) on the Mortgage Loans, as well as borrower defaults and the severity of losses occurring upon a default and the resulting rate and timing of collections made in connection with liquidations of Mortgage Loans due to these defaults. Principal payments on the Mortgage Loans will be affected by their amortization schedules, lockout periods, defeasance provisions, provisions relating to the release and/or application of earnout reserves, provisions requiring prepayments in connection with the release of real property collateral, requirements to pay yield maintenance charges or prepayment premiums in connection with principal payments, the dates on which balloon payments are due, incentives for the borrower under the ARD Loan to repay the ARD Loan by the Anticipated Repayment Date, property release provisions, provisions relating to the application or release of earnout reserves, and any extensions of maturity dates by the master servicer or the special servicer. While voluntary prepayments of some Mortgage Loans are generally prohibited during applicable prepayment lockout periods, effective prepayments may occur if a sufficiently significant portion of a mortgaged property is lost due to casualty or condemnation. In addition, such distributions in reduction of Certificate Balances of the respective classes of Offered Certificates that are also Principal Balance Certificates may result from repurchases of, or substitutions for, Mortgage Loans made by the sponsors due to missing or defective documentation or breaches of representations and warranties with respect to the Mortgage Loans as described under “Description of the Mortgage Loan Purchase Agreements”, purchases of the Mortgage Loans in the manner described under “Pooling and Servicing Agreement—Termination; Retirement of Certificates”, and the exercise of purchase options by the holder of companion loan or a mezzanine loan, if any. See “Description of the Mortgage Pool—The Whole Loans”. To the extent a Mortgage Loan requires payment of a yield maintenance charge or prepayment premium in connection with a voluntary prepayment, any such yield maintenance charge or prepayment premium generally is not due in connection with a prepayment due to casualty or condemnation, is not included in the purchase price of a Mortgage Loan purchased or repurchased due to a breach of a representation or warranty or otherwise, and may not be enforceable or collectible upon a default.

Because the certificates with Notional Amounts are not entitled to distributions of principal, the yield on such certificates will be extremely sensitive to prepayments received in respect of the Mortgage Loans to the extent distributed to reduce the related Notional Amount of the applicable class of certificates. In addition, although a borrower under any ARD Loan may have certain incentives to prepay the ARD Loan on its Anticipated Repayment Date, we cannot assure you that such borrower will be able to prepay its ARD Loan on its Anticipated Repayment Date. The failure of the borrower to prepay the ARD Loan on its Anticipated Repayment Date will not be an event of default under the terms of such ARD Loan; provided that the master servicer or the special servicer, as the case may be, may take action to enforce the issuing entity’s right to apply excess cash flow to principal in accordance with the terms of the ARD Loan documents. With respect to the Class A-SB certificates, the extent to which the planned balances are achieved and the sensitivity of the Class A-SB certificates to principal prepayments of the Mortgage Loans allocated to the Principal Balance Certificates will depend in part on the period of time during which the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates remain outstanding. As such, the Class A-SB certificates will become more sensitive to the rate of prepayments on the Mortgage Loans allocated to the Principal Balance Certificates than they were when the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 certificates were outstanding.

The extent to which the yield to maturity of any class of Offered Certificates may vary from the anticipated yield will depend upon the degree to which the certificates are purchased at a discount or premium and when, and to what degree, payments of principal on the Mortgage Loans are in turn distributed on the certificates or, in the case of the Class X Certificates, applied to reduce their Notional Amounts. An investor should consider, in the case of any certificate (other than a certificate with a Notional Amount) purchased at a discount, the risk that a slower than anticipated rate of principal payments on the Mortgage Loans could result in an actual yield to such investor that is lower than the anticipated yield and, in the case of any certificate purchased at a premium (including certificates with Notional Amounts), the risk that a faster than anticipated rate of principal payments could result in an actual yield to such investor that is lower than the anticipated yield. In general, the earlier a payment of principal on the Mortgage Loans is distributed or otherwise results in reduction of the Certificate Balance of a certificate purchased at a discount or premium, the greater will be the effect on an investor’s yield to maturity. As a result, the effect on an investor’s yield of principal payments distributed on an investor’s certificates occurring at a rate higher (or lower) than the rate anticipated by the investor during any particular period would not be fully offset by a subsequent like reduction (or increase) in the rate of principal payments.

The yield on each of the classes of certificates that have a Pass-Through Rate equal to, limited by, or based on, the WAC Rate could (or in the case of any class of certificates with a Pass-Through Rate equal to, or based on, the WAC Rate, would) be adversely affected if Mortgage Loans with higher Mortgage Rates prepay faster than Mortgage Loans with lower Mortgage Rates. The Pass-Through Rates on these classes of certificates may be adversely affected by a decrease in the WAC Rate even if principal prepayments do not occur.

Losses and Shortfalls

The Certificate Balance or Notional Amount of any class of Offered Certificates may be reduced without distributions of principal as a result of the occurrence and allocation of Realized Losses, reducing the maximum amount distributable in respect of principal on the Offered Certificates that are Principal Balance Certificates as well as the amount of interest that would have otherwise been payable on the Offered Certificates in the absence of such reduction. In general, a Realized Loss occurs when the principal balance of a Mortgage Loan is reduced without an equal distribution (based on the allocation of amounts among the Principal Balance Certificates) to applicable Certificateholders in reduction of the Certificate Balances of the certificates. Realized Losses may occur in connection with a default on a Mortgage Loan, acceptance of a discounted pay-off, the liquidation of the related Mortgaged Properties, a reduction in the principal balance of a Mortgage Loan by a bankruptcy court or pursuant to a modification, a recovery by the master servicer or trustee of a Nonrecoverable Advance on a Distribution Date or the incurrence of certain unanticipated or default-related costs and expenses (such as interest on Advances, Workout Fees, Liquidation Fees and Special Servicing Fees). Any reduction of the Certificate Balance of a class of Principal Balance Certificates indicated in the following table as a result of the application of Realized Losses will also reduce the Notional Amount of the related certificates. Realized Losses will be allocated to the respective Classes of the Principal Balance Certificates in reverse distribution priority and as more particularly described in “Description of the Certificates—Subordination; Allocation of Realized Losses”.

Interest-Only Class of Certificates	Notional Amount	Underlying Class
Class X-A	$848,213,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M
Class X-B	$42,477,000	Class B
Class X-D	$19,911,000	Class D

Certificateholders are not entitled to receive distributions of Periodic Payments when due except to the extent they are either covered by a P&I Advance or actually received. Consequently, any defaulted Periodic Payment for which no such P&I Advance is made will tend to extend the weighted average lives of the Offered Certificates, whether or not a permitted extension of the due date of the related Mortgage Loan has been completed.

Certain Relevant Factors Affecting Loan Payments and Defaults

The rate and timing of principal payments and defaults and the severity of losses on the Mortgage Loans may be affected by a number of factors, including, without limitation, the availability of credit for commercial or multifamily real estate, prevailing interest rates, the terms of the Mortgage Loans (for example, due-on-sale clauses, lockout periods or yield maintenance charges, release of property provisions and amortization terms that require balloon payments and incentives for a borrower to repay its mortgage loan by an anticipated repayment date), the demographics and relative economic vitality of the areas in which the Mortgaged Properties are located and the general supply and demand for rental properties in those areas, the quality of management of the Mortgaged Properties, the servicing of the Mortgage Loans, possible changes in tax laws and other opportunities for investment. See “Risk Factors” and “Description of the Mortgage Pool”.

The rate of prepayment on the pool of Mortgage Loans is likely to be affected by prevailing market interest rates for Mortgage Loans of a comparable type, term and risk level as the Mortgage Loans. When the prevailing market interest rate is below a mortgage interest rate, a borrower may have an increased incentive to refinance its Mortgage Loan. Although the Mortgage Loans contain provisions designed to mitigate the likelihood of an early loan repayment, we cannot assure you that the related borrowers will refrain from prepaying their Mortgage Loans due to the existence of these provisions, or that involuntary prepayments will not occur. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans”.

With respect to certain Mortgage Loans, the related Mortgage Loan documents allow for the sale of individual properties and the severance of the related debt and the assumption by the transferee of such portion of the Mortgage Loan as is allocable to the individual property acquired by that transferee, subject to the satisfaction of certain conditions. In addition, with respect to certain Mortgage Loans, the related Mortgage Loan documents allow for partial releases of individual Mortgaged Properties during a lockout period or during such time as a yield maintenance charge would otherwise be payable, which could result in a prepayment of a portion of the initial principal balance of the related Mortgage Loan without payment of a yield maintenance charge or prepayment premium. Additionally, in the case of a partial release of an individual Mortgaged Property, the related release amount in many cases is greater than the Allocated Loan Amount for the Mortgaged Property being released, which would result in a greater than proportionate paydown of the Mortgage Loan. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases”.

Depending on prevailing market interest rates, the outlook for market interest rates and economic conditions generally, some borrowers may sell Mortgaged Properties in order to realize their equity in the Mortgaged Property, to meet cash flow needs or to make other investments. In addition, some borrowers may be motivated by federal and state tax laws (which are subject to change) to sell Mortgaged Properties prior to the exhaustion of tax depreciation benefits.

We make no representation as to the particular factors that will affect the rate and timing of prepayments and defaults on the Mortgage Loans, as to the relative importance of those factors, as to the percentage of the principal balance of the Mortgage Loans that will be prepaid or as to which a default will have occurred as of any date or as to the overall rate of prepayment or default on the Mortgage Loans.

Delay in Payment of Distributions

Because each monthly distribution is made on each Distribution Date, which is at least 10 days after the end of the related Interest Accrual Period for the certificates, the effective yield to the holders of such certificates will be lower than the yield that would otherwise be produced by the applicable Pass-Through Rates and purchase prices (assuming the prices did not account for the delay).

Yield on the Certificates with Notional Amounts

The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the classes of certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above. The yield to maturity of the certificates with Notional Amounts will be highly sensitive to the rate and timing of reductions made to the Certificate Balances of the related certificates indicated in the following table, including by reason of prepayments and principal losses on the Mortgage Loans and other factors described above.

Interest-Only Class of Certificates	Notional Amount	Underlying Class
Class X-A	$848,213,000	Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5 and Class A-M
Class X-B	$42,477,000	Class B
Class X-D	$19,911,000	Class D

Any optional termination by the holders of the Controlling Class, the special servicer, the master servicer or the holders of the Class R certificates would result in prepayment in full of the Offered Certificates and would have an adverse effect on the yield of a class of the certificates with Notional Amounts because a termination would have an effect similar to a principal prepayment in full of the Mortgage Loans and, as a result, investors in these certificates and any other Offered Certificates purchased at premium might not fully recoup their initial investment. See “Pooling and Servicing Agreement—Termination; Retirement of Certificates”.

Investors in the certificates with Notional Amounts should fully consider the associated risks, including the risk that an extremely rapid rate of prepayment or other liquidation of the Mortgage Loans could result in the failure of such investors to recoup fully their initial investments.

Weighted Average Life

The weighted average life of a Regular Certificate (other than the Class X Certificates) refers to the average amount of time that will elapse from the date of its issuance until each dollar allocable to principal of the certificate is distributed to the related investor. The weighted average life of a Regular Certificate (other than the Class X Certificates) will be influenced by, among other things, the rate at which principal on the mortgage loans is paid or otherwise received, which may be in the form of scheduled amortization, voluntary prepayments, Insurance and Condemnation Proceeds and Liquidation Proceeds. Distributions

among the various classes of certificates will be made as set forth under “Description of the Certificates—Distributions—Priority of Distributions”.

Prepayments on Mortgage Loans may be measured by a prepayment standard or model. The “Constant Prepayment Rate” or “CPR” model represents an assumed constant annual rate of prepayment each month, expressed as a per annum percentage of the then-scheduled principal balance of the pool of Mortgage Loans. As used in each of the following tables, the column headed “0% CPR” assumes that none of the Mortgage Loans (or Whole Loans) is prepaid before its maturity date or Anticipated Repayment Date, as the case may be. The columns headed “25% CPR”, “50% CPR”, “75% CPR” and “100% CPR” assume that no prepayments are made on any Mortgage Loan (or Whole Loan) during such Mortgage Loan’s (or such Whole Loan’s) lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period (in each case, if any), and that prepayments are otherwise made on each of the Mortgage Loans (or Whole Loans) at the indicated CPR percentages. We cannot assure you, however, that prepayments of the Mortgage Loans (or Whole Loans) will conform to any level of CPR, and we make no representation that the Mortgage Loans (or Whole Loans) will prepay at the levels of CPR shown or at any other prepayment rate or that Mortgage Loans (or Whole Loans) that are in a lockout period, defeasance period, yield maintenance period or prepayment premium lock-out period will not prepay as a result of involuntary liquidations upon default or otherwise.

The following tables indicate the percentage of the initial Certificate Balance of each class of the Offered Certificates that would be outstanding after each of the dates shown at various CPRs and the corresponding weighted average life of each class of Offered Certificates. The tables have been prepared on the basis of the following assumptions (the “Modeling Assumptions”), among others:

●	scheduled Periodic Payments of principal and/or interest due at maturity on the Mortgage Loans will be received on a timely basis and will be distributed on the 13th day of the related month, beginning in December 2017;

●	the Mortgage Rate in effect for each Mortgage Loan as of the Cut-off Date will remain in effect to the related maturity date or Anticipated Repayment Date, as the case may be, and will be adjusted as required pursuant to the definition of Mortgage Rate;

●	the Mortgage Loan sellers will not be required to repurchase any Mortgage Loan, and none of the holders of the Controlling Class (or any other Certificateholder), the special servicer, the master servicer or the holders of the Class R certificates will exercise its option to purchase all the Mortgage Loans and thereby cause an early termination of the issuing entity and no holder of any mezzanine debt or other indebtedness will exercise its option to purchase the related Mortgage Loan;

●	any principal prepayments on the Mortgage Loans (other than the Burbank Office Portfolio, Colorado Center and Arizona Retail Portfolio Mortgage Loan) will be received on their respective Due Dates after the expiration of any applicable lockout period, any applicable period in which defeasance is permitted, and any applicable yield maintenance period, in each case, at the respective levels of CPR set forth in the tables (without regard to any limitations in such Mortgage Loans on partial voluntary principal prepayment);

●	In the case of the Burbank Office Portfolio, Colorado Center and Arizona Retail Portfolio Mortgage Loans, any principal prepayments on the respective Whole Loan will be received on its Due Date at the respective levels of CPR set forth in the tables below and further allocated to the respective Mortgage Loan in accordance with the payment priority set forth in the related Intercreditor Agreement.

●	no Prepayment Interest Shortfalls are incurred and no prepayment premiums or yield maintenance charges are collected;

●	the Closing Date occurs on November 30, 2017;

●	the ARD Loan prepays in full on the Anticipated Repayment Date;

●	the Pass-Through Rates, initial Certificate Balances and initial Notional Amount of the respective classes of Offered Certificates are as described in this prospectus;

●	the Administrative Cost Rate is calculated on the Stated Principal Balance of the Mortgage Loans and in the same manner as interest is calculated on the Mortgage Loans;

●	no reserves, earnouts, holdbacks, insurance proceeds or condemnation proceeds are applied to prepay any related Mortgage Loan (or Whole Loan) in whole or in part;

●	no additional trust fund expenses are incurred;

●	in the case of the Moffett Place Building 4 Mortgage Loan, such Mortgage Loan amortizes based on the assumed principal payment schedule attached to this prospectus as Annex F;

●	no property releases (or related re-amortizations) occur;

●	the optional termination is not exercised; and

●	there are no modifications or maturity date extensions in respect of the Mortgage Loans.

To the extent that the Mortgage Loans (or Whole Loans) have characteristics that differ from those assumed in preparing the tables set forth below, a class of Offered Certificates may mature earlier or later than indicated by the tables. The tables set forth below are for illustrative purposes only and it is highly unlikely that the Mortgage Loans will actually prepay at any constant rate until maturity or that all the Mortgage Loans will prepay at the same rate. In addition, variations in the actual prepayment experience and the balance of the Mortgage Loans (or Whole Loans) that prepay may increase or decrease the percentages of initial Certificate Balances (and weighted average lives) shown in the following tables. These variations may occur even if the average prepayment experience of the Mortgage Loans (or Whole Loans) were to equal any of the specified CPR percentages. Investors should not rely on the prepayment assumptions set forth in this prospectus and are urged to conduct their own analyses of the rates at which the Mortgage Loans (or Whole Loans) may be expected to prepay, based on their own assumptions. Based on the foregoing assumptions, the following tables indicate the resulting weighted average lives of each class of Offered Certificates and set forth the percentage of the initial Certificate Balance of the class of the certificate that would be outstanding after each of the dates shown at the indicated CPRs.

Percent of the Initial Certificate Balance
of the Class A-1 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2018	84%	84%	84%	84%	84%
November 2019	65%	65%	65%	65%	65%
November 2020	43%	43%	43%	43%	43%
November 2021	15%	15%	15%	15%	15%
November 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	2.53	2.52	2.52	2.52	2.52

(1)	The weighted average life of the Class A-1 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-1 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-1 certificates.

Percent of the Initial Certificate Balance
of the Class A-2 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	4.82	4.80	4.78	4.74	4.50

(1)	The weighted average life of the Class A-2 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-2 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-2 certificates.

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	6.87	6.82	6.75	6.65	6.43

(1)	The weighted average life of the Class A-3 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-3 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-3 certificates.

Percent of the Initial Certificate Balance
of the Class A-SB Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	79%	79%	79%	79%	79%
November 2024	57%	57%	57%	57%	57%
November 2025	35%	35%	35%	35%	35%
November 2026	13%	13%	13%	13%	13%
November 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	7.31	7.31	7.31	7.31	7.32

(1)	The weighted average life of the Class A-SB certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-SB certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-SB certificates.

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	99%	98%	93%
November 2026	87%	87%	87%	87%	84%
November 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.51	9.47	9.41	9.33	9.12

(1)	The weighted average life of the Class A-4 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-4 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-4 certificates.

Percent of the Initial Certificate Balance
of the Class A-5 Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.77	9.75	9.74	9.72	9.49

(1)	The weighted average life of the Class A-5 certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-5 certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-5 certificates.

Percent of the Initial Certificate Balance
of the Class A-M Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.87	9.87	9.86	9.82	9.59

(1)	The weighted average life of the Class A-M certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class A-M certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class A-M certificates.

Percent of the Initial Certificate Balance
of the Class B Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.95	9.93	9.89	9.87	9.70

(1)	The weighted average life of the Class B certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class B certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class B certificates.

Percent of the Initial Certificate Balance
of the Class C Certificates at the Respective CPRs
Set Forth Below:

Distribution Date	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
Initial Percentage	100%	100%	100%	100%	100%
November 2018	100%	100%	100%	100%	100%
November 2019	100%	100%	100%	100%	100%
November 2020	100%	100%	100%	100%	100%
November 2021	100%	100%	100%	100%	100%
November 2022	100%	100%	100%	100%	100%
November 2023	100%	100%	100%	100%	100%
November 2024	100%	100%	100%	100%	100%
November 2025	100%	100%	100%	100%	100%
November 2026	100%	100%	100%	100%	100%
November 2027 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)(1)	9.95	9.95	9.95	9.92	9.70

(1)	The weighted average life of the Class C certificates is determined by (a) multiplying the amount of each principal distribution on it by the number of years from the date of issuance of the Class C certificates to the related Distribution Date, (b) summing the results and (c) dividing the sum by the aggregate amount of the reductions in the principal balance of the Class C certificates.

Pre-Tax Yield to Maturity Tables

The following tables indicate the approximate pre-tax yield to maturity on a corporate bond equivalent basis on the Offered Certificates for the specified CPRs based on the assumptions set forth under “—Weighted Average Life” above. It was further assumed that the purchase price of the Offered Certificates is as specified in the tables below, expressed as a percentage of the initial Certificate Balance or Notional Amount, as applicable, plus accrued interest from and including November 1, 2017 to but excluding the Closing Date.

The yields set forth in the following tables were calculated by determining the monthly discount rates that, when applied to the assumed streams of cash flows to be paid on the applicable class of Offered Certificates, would cause the discounted present value of such assumed stream of cash flows to equal the assumed purchase price of such class, and by converting such monthly rates to semi-annual corporate bond equivalent rates. Such calculations do not take into account shortfalls in collection of interest due to prepayments (or other liquidations) of the Mortgage Loans (or Whole Loans) or the interest rates at which investors may be able to reinvest funds received by them as distributions on the applicable class of certificates (and, accordingly, do not purport to reflect the return on any investment in the applicable class of Offered Certificates when such reinvestment rates are considered).

The characteristics of the Mortgage Loans may differ from those assumed in preparing the tables below. In addition, we cannot assure you that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the rates shown in the tables or at any other particular rate, that the cash flows on the applicable class of Offered Certificates will correspond to the cash flows shown in this prospectus or that the aggregate purchase price of such class of Offered Certificates will be as assumed. In addition, it is unlikely that the Mortgage Loans (or Whole Loans) will prepay in accordance with the above assumptions at any of the specified CPRs until maturity or that all the Mortgage Loans (or Whole Loans) will so prepay at the same rate. Timing of changes in the rate of prepayments may significantly affect the actual yield to maturity to investors, even if the average rate of principal prepayments is consistent with the expectations of investors. Investors must make their own decisions as to the appropriate prepayment assumption to be used in deciding whether to purchase any class of Offered Certificates.

For purposes of this prospectus, prepayment assumptions with respect to the Mortgage Loans (or Whole Loans) are presented in terms of the CPR model described under “—Weighted Average Life” above.

Pre-Tax Yield to Maturity for the Class A-1 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-1 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-2 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-2 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-3 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-3 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-SB Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-SB certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-4 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-4 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-5 Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-5 certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class X-A Certificates

Assumed Purchase Price (% of Initial Notional Amount of Class X-A certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class A-M Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class A-M certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class B Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class B certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%

Pre-Tax Yield to Maturity for the Class C Certificates

Assumed Purchase Price (% of Initial Certificate Balance of Class C certificates)	Prepayment Assumption (CPR)
	0% CPR	25% CPR	50% CPR	75% CPR	100% CPR
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%
%	%	%	%	%	%

Material Federal Income Tax Considerations

General

The following is a general discussion of the anticipated material federal income tax consequences of the purchase, ownership and disposition of the certificates. The discussion below does not purport to address all federal income tax consequences that may be applicable to particular categories of investors (such as banks, insurance companies, securities dealers, foreign persons, investors whose functional currency is not the U.S. dollar, and investors that hold the certificates as part of a “straddle” or “conversion transaction”), some of which may be subject to special rules. The authorities on which this discussion is based are subject to change or different interpretations, and any such change or interpretation could apply retroactively. This discussion reflects provisions of the Internal Revenue Code of 1986 (the “Code”) as well as regulations (the “REMIC Regulations”) promulgated by the U.S. Department of the Treasury and the IRS. Investors are encouraged to consult their tax advisors in determining the federal, state, local or any other tax consequences to them of the purchase, ownership and disposition of the certificates.

Two separate real estate mortgage investment conduit (“REMIC”) elections will be made with respect to designated portions of the issuing entity (the “Lower-Tier REMIC” and the “Upper-Tier REMIC”, and, together, the “Trust REMICs”). The Lower-Tier REMIC will hold the Mortgage Loans (in the case of the Gurnee Mills Mortgage Loan, the entire interest in the Gurnee Mills Loan REMIC Regular Interest (as defined below) represented thereby, and in the case of the West Burlington Plaza Mortgage Loan, the entire interest in the West Burlington Plaza Loan REMIC Regular Interest (as defined below) represented thereby) (excluding entitlement to Excess Interest) and certain other assets and will issue (i) classes of regular interests (the “Lower-Tier Regular Interests”) to the Upper-Tier REMIC and (ii) an uncertificated interest evidenced by the Class R certificates as the sole class of “residual interests” in the Lower-Tier REMIC.

The Upper-Tier REMIC will hold the Lower-Tier Regular Interests and will issue (i) the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C, Class D, Class E-RR, Class F-RR, Class G-RR and Class H-RR certificates, each representing a regular interest in the Upper-Tier REMIC (the “Regular Interests”) and (ii) an uncertificated interest evidenced by the Class R certificates as the sole class of “residual interests” in the Upper-Tier REMIC.

Pursuant to a REMIC declaration effective as of October 4, 2017 (the “Gurnee Mills REMIC Declaration”) a REMIC election (the “Gurnee Mills Loan REMIC”) will be made with respect to the Gurnee Mills Mortgage Loan. The certificate administrator is responsible for preparing and filing the REMIC election and REMIC returns for the Gurnee Mills Loan REMIC. The Gurnee Mills Loan REMIC issued a single regular interest (the “Gurnee Mills Loan REMIC Regular Interest”) and a single uncertificated residual interest (the “Gurnee Mills Residual Interest”). The Gurnee Mills Loan REMIC Regular Interest will represent the entire interest in the Gurnee Mills Mortgage Loan. The Gurnee Mills Residual Interest will be an asset of the issuing entity but will not be held by any REMIC. Its ownership will be evidenced by the Class R Certificates.

In addition, pursuant to a REMIC declaration (the “West Burlington Plaza REMIC Declaration”), a REMIC election (the “West Burlington Plaza Loan REMIC”) will be made effective as of the Closing Date with respect to the West Burlington Mortgage Loan. Pursuant to the PSA, the certificate administrator will be responsible for making the REMIC Declaration and preparing REMIC returns for the West Burlington Plaza Loan REMIC. The West Burlington Plaza Loan REMIC will issue a single regular interest (the “West Burlington Plaza Loan REMIC Regular Interest”) and a single uncertificated residual interest (the “West Burlington Plaza Residual Interest”). The Lower-Tier REMIC will hold the entire interest in the West Burlington Plaza Loan REMIC Regular Interest, which corresponds to the entire outstanding principal and interest payable on the West Burlington Plaza Mortgage Loan. The West Burlington Plaza Mortgage Loans will be serviced pursuant to the PSA. The West Burlington Plaza Residual Interest will be an asset of the issuing entity but will not be held by any REMIC. Its ownership will be evidenced by the Class R Certificates.

The foregoing West Burlington Plaza Loan REMIC will not be formed if, prior to the Closing Date, the related loan agreement is amended to extend the defeasance lockout period to a date that is at least 2 years after the Closing Date.

Qualification as a REMIC requires ongoing compliance with certain conditions. Assuming (i) the making of appropriate elections, (ii) compliance with the PSA and each Intercreditor Agreement, (iii) compliance with the Gurnee Mills REMIC Declaration, the West Burlington Plaza REMIC Declaration and each Non-Serviced PSA and the continued qualification of each respective REMIC formed thereunder and (iv) compliance with any changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, (a) each Trust REMIC, the Gurnee Mills Loan REMIC and the West Burlington Plaza Loan REMIC (if formed) will qualify as a REMIC, (b) the Gurnee Mills Loan REMIC Regular Interest will constitute a “regular interest” in the Gurnee Mills Loan REMIC and the West Burlington Plaza Loan REMIC Regular Interest (if any) will constitute a “regular interest” in the West Burlington Plaza Loan REMIC (if formed), (c) each of the Lower-Tier Regular Interests will constitute a “regular interest” in the Lower-Tier REMIC, (d) each of the Regular Interests will constitute a “regular interest” in the Upper-Tier REMIC and (e) the Class R certificates will evidence the sole class of “residual interest” in each of the Trust REMICs and in the West Burlington Plaza Loan REMIC.

In addition, in the opinion of Sidley Austin LLP, special tax counsel to the depositor, for federal income tax purposes, (i) the portions of the issuing entity consisting of the entitlements to Excess Interest and collections thereof in the Excess Interest Distribution Account will be classified as a trust under Section 301.7701-4(c) of the Income Tax Regulations, and (ii) the Class S Certificates will represent undivided beneficial ownership of the Excess Interest under Section 671 of the Code.

Qualification as a REMIC

In order for each Trust REMIC to qualify as a REMIC, there must be ongoing compliance on the part of such REMIC with the requirements set forth in the Code. Each Trust REMIC must fulfill an asset test, which requires that no more than a de minimis portion of the assets of such REMIC, as of the close of the third calendar month beginning after the Closing Date (which for purposes of this discussion is the date of the issuance of the Regular Interests, the “Startup Day”) and at all times thereafter, may consist of assets other than “qualified mortgages” and “permitted investments”. The REMIC Regulations provide a safe harbor pursuant to which the de minimis requirements will be met if at all times the aggregate adjusted basis of the nonqualified assets is less than 1% of the aggregate adjusted basis of all such REMIC’s assets. Each Trust REMIC also must provide “reasonable arrangements” to prevent its residual interest from being held by “disqualified organizations” or their agents and must furnish applicable tax information to transferors or agents that violate this restriction. The PSA will provide that no legal or beneficial interest in the Class R certificates may be transferred or registered unless certain conditions, designed to prevent violation of this restriction, are met. It is expected that each Trust REMIC will qualify as a REMIC at all times that any of the Regular Interests are outstanding.

A qualified mortgage is any obligation that is principally secured by an interest in real property and that is either transferred to a REMIC on the startup day or is purchased by a REMIC within a three month period thereafter pursuant to a fixed price contract in effect on the startup day. Qualified mortgages include (i) whole mortgage loans such as the Mortgage Loans (other than the Gurnee Mills Mortgage Loan and the West Burlington Plaza Mortgage Loan); provided that, in general, (a) the fair market value of the real property security (including buildings and structural components of the real property security) is at least 80% of the aggregate principal balance of such mortgage loan either at origination or as of the startup day (a loan-to-value ratio of not more than 125% with respect to the real property security) or (b) substantially all the proceeds of the mortgage loan or the underlying mortgages were used to acquire, improve or protect an interest in real property that, at the date of origination, was the only security for the mortgage loan, and (ii) regular interests in another REMIC, such as the Gurnee Mills Loan REMIC Regular Interest evidenced by the Gurnee Mills Mortgage Loan, the West Burlington Plaza Loan REMIC Regular Interest evidenced by the West Burlington Plaza Mortgage Loan and the Lower-Tier Regular Interests that will be held by the Upper-Tier REMIC. If a mortgage loan was not in fact principally secured by real property or is otherwise not a qualified mortgage, it must be disposed of within 90 days of discovery of such defect, or otherwise ceases to be a qualified mortgage after such 90-day period.

Permitted investments include “cash flow investments”, “qualified reserve assets” and “foreclosure property”. A cash flow investment is an investment, earning a return in the nature of interest, of amounts received on or with respect to qualified mortgages for a temporary period, not exceeding 13 months, until the next scheduled distribution to holders of interests in the REMIC. A qualified reserve asset is any intangible property held for investment that is part of any reasonably required reserve maintained by the REMIC to provide for payments of expenses of the REMIC or amounts due on the regular or residual interests in the event of defaults (including delinquencies) on the qualified mortgages, lower than expected reinvestment returns, prepayment interest shortfalls and certain other contingencies. The Trust REMICs will not hold any qualified reserve assets. Foreclosure property is real property acquired by a REMIC in connection with the default or imminent default of a qualified mortgage and maintained by the REMIC in compliance with applicable rules and personal property that is incidental to such real property; provided that the mortgage loan sellers had no knowledge or reason to know, as of the startup day, that such a default had occurred or would occur. Foreclosure property may generally not be held after the close of the third calendar year beginning after the date the issuing entity acquires such property, with one extension that may be granted by the IRS.

A mortgage loan held by a REMIC will fail to be a qualified mortgage if it is “significantly modified” unless default is “reasonably foreseeable” or where the servicer believes there is a “significant risk of default” upon maturity of the mortgage loan or at an earlier date, and that by making such modification the risk of default is substantially reduced. A mortgage loan held by a REMIC will not be considered to have been “significantly modified” following the release of the lien on a portion of the real property collateral if (a) the release is pursuant to a defeasance permitted under the mortgage loan documents that occurs more than two years after the startup day of the REMIC or (b) following the release the loan-to-value ratio for the mortgage loan is not more than 125% with respect to the real property security. Furthermore, if the release is not pursuant to a defeasance and following the release the loan-to-value ratio for the mortgage loan is greater than 125%, the mortgage loan will continue to be a qualified mortgage if the release is part of a “qualified paydown transaction” in accordance with Revenue Procedure 2010-30.

In addition to the foregoing requirements, the various interests in a REMIC also must meet certain requirements. All of the interests in a REMIC must be either of the following: (i) one or more classes of regular interests or (ii) a single class of residual interests on which distributions, if any, are made pro rata. A regular interest is an interest in a REMIC that is issued on the startup day with fixed terms, is designated as a regular interest, and unconditionally entitles the holder to receive a specified principal amount (or other similar amount), and provides that interest payments (or other similar amounts), if any, at or before maturity either are payable based on a fixed rate or a qualified variable rate, or consist of a specified, nonvarying portion of the interest payments on the qualified mortgages. The rate on the specified portion may be a fixed rate, a variable rate, or the difference between one fixed or qualified variable rate and another fixed or qualified variable rate. The specified principal amount of a regular interest that provides for interest payments consisting of a specified, nonvarying portion of interest payments on qualified mortgages may be zero. An interest in a REMIC may be treated as a regular interest even if payments of principal with respect to such interest are subordinated to payments on other regular interests or the residual interest in the REMIC, and are dependent on the absence of defaults or delinquencies on qualified mortgages or permitted investments, lower than reasonably expected returns on permitted investments, expenses incurred by the REMIC or prepayment interest shortfalls. A residual interest is an interest in a REMIC other than a regular interest that is issued on the startup day that is designated as a residual interest. Accordingly, each of the Lower-Tier Regular Interests will constitute a class of regular interests in the Lower-Tier REMIC, each class of the Regular Interests will constitute a class of regular interests in the Upper-Tier REMIC, and the Class R certificates will represent the sole class of residual interests in each Trust REMIC.

If an entity fails to comply with one or more of the ongoing requirements of the Code for status as a REMIC during any taxable year, the Code provides that the entity or applicable portion of it will not be treated as a REMIC for such year and thereafter. In this event, any entity with debt obligations with two or more maturities, such as the Trust REMICs, may be treated as a separate association taxable as a corporation under Treasury regulations, and the certificates may be treated as equity interests in that association. The Code, however, authorizes the Treasury Department to issue regulations that address situations where failure to meet one or more of the requirements for REMIC status occurs inadvertently and in good faith. No such regulations have been proposed, however, and investors should be aware that the Conference Committee Report to the Tax Reform Act of 1986 (the “1986 Act”) indicates that any such relief may be accompanied by sanctions, such as the imposition of a corporate tax on all or a portion of a REMIC’s income for the period of time in which the requirements for REMIC status are not satisfied.

Status of Offered Certificates

Offered Certificates held by a real estate investment trust will constitute “real estate assets” within the meaning of Code Section 856(c)(5)(B), and interest (including original issue discount) on the Offered Certificates will be considered “interest on obligations secured by mortgages on real property or on interests in real property” within the meaning of Code Section 856(c)(3)(B) in the same proportion that, for both purposes, the assets of the issuing entity would be so treated. For the purposes of the foregoing determinations, the Trust REMICs will be treated as a single REMIC. If at all times 95% or more of the assets of the Trust REMICs qualify for each of the foregoing treatments, the Offered Certificates will qualify for the corresponding status in their entirety. For purposes of Code Section 856(c)(5)(B), payments of principal and interest on the Mortgage Loans that are reinvested pending distribution to holders of Offered Certificates qualify for such treatment. Offered Certificates held by a domestic building and loan association will be treated as “loans . . . secured by an interest in real property which is . . . residential real property” within the meaning of Code Section 7701(a)(19)(C)(v) or as other assets described in Code Section 7701(a)(19)(C) only to the extent the Mortgage Loans are secured by residential real property. As of the Cut-off Date, four of the Mortgaged Properties securing four Mortgage Loans representing 3.4% of the Initial Pool Balance, are multifamily properties. Holders of Offered Certificates should consult their tax advisors whether the foregoing percentage or some other percentage applies to their Offered Certificates. In addition, Mortgage Loans that have been defeased with government securities will not qualify for such treatment. Offered Certificates will be “qualified mortgages” within the meaning of Code Section 860G(a)(3) for another REMIC if transferred to that REMIC within a prescribed time period in exchange for regular or residual interests in that REMIC. Moreover, Offered Certificates held by certain financial institutions will constitute an “evidence of indebtedness” within the meaning of Code Section 582(c)(1).

Taxation of Regular Interests

General

Each class of Regular Interests represents a regular interest in the Upper-Tier REMIC. The Regular Interests will represent newly originated debt instruments for federal income tax purposes. In general, interest, original issue discount and market discount on a Regular Interest will be treated as ordinary income to the holder of a Regular Interest (a “Regular Interest Holder”), and principal payments on a Regular Interest will be treated as a return of capital to the extent of the Regular Interest Holder’s basis in the Regular Interest. Regular Interest Holders must use the accrual method of accounting with regard to the Regular Interests, regardless of the method of accounting otherwise used by such Regular Interest Holders.

Original Issue Discount

Holders of Regular Interests issued with original issue discount generally must include original issue discount in ordinary income for federal income tax purposes as it accrues in accordance with the constant yield method, which takes into account the compounding of interest, in advance of receipt of the cash attributable to such income. The following discussion is based on temporary and final Treasury regulations (the “OID Regulations”) under Code Sections 1271 through 1273 and 1275 and on the provisions of the Conference Committee Report to the 1986 Act. Regular Interest Holders should be aware, however, that the OID Regulations do not adequately address certain issues relevant to prepayable securities, such as the Regular Interests. To the extent such issues are not addressed in the OID Regulations, the certificate administrator will apply the methodology described in the Conference Committee Report to the 1986 Act. No assurance can be provided that the IRS will not take a different position as to those matters not currently addressed by the OID Regulations. Moreover, the OID Regulations include an anti-abuse rule allowing the IRS to apply or depart from the OID Regulations if necessary or appropriate to ensure a reasonable tax result in light of the applicable statutory provisions. A tax result will not be considered unreasonable under the anti-abuse rule, however, in the absence of a substantial effect on the present value of a taxpayer’s tax liability. Investors are advised to consult their own tax advisors as to the discussion in this prospectus and the appropriate method for reporting interest and original issue discount with respect to the Regular Interests.

Each Regular Interest will be treated as an installment obligation for purposes of determining the original issue discount includible in a Regular Interests Holder’s income. The total amount of original issue discount on a Regular Interest is the excess of the “stated redemption price at maturity of the Regular Interest over its “issue price”. The issue price of a class of Regular Interests is the first price at which a substantial amount of Regular Interests of such class is sold to investors (excluding bond houses, brokers and underwriters). Although unclear under the OID Regulations, the certificate administrator will treat the issue price of Regular Interests for which there is no substantial sale as of the issue date as the fair market value of such Regular Interests as of the issue date. The issue price of the Regular Interests also includes the amount paid by an initial Regular Interest Holder for accrued interest that relates to a period prior to the issue date of such class of Regular Interests. The stated redemption price at maturity of a Regular Interest is the sum of all payments provided by the debt instrument other than any qualified stated interest payments. Under the OID Regulations, qualified stated interest generally means interest payable at a single fixed rate or a qualified variable rate; provided that such interest payments are unconditionally payable at intervals of one year or less during the entire term of the obligation. Because there is no penalty or default remedy in the case of nonpayment of interest with respect to a Regular Interest, it is possible that no interest on any class of Regular Interests will be treated as qualified stated interest. However, because the Mortgage Loans provide for remedies in the event of default, the certificate administrator will treat all payments of stated interest on the Regular Interests (other than the Class X Certificates) as qualified stated interest (other than accrued interest distributed on the first Distribution Date for the number of days that exceed the interval between the Closing Date and the first Distribution Date). Based upon the anticipated issue price of each such class and a stated redemption price equal to the par amount of each such class (plus excess interest accrued thereon), it is anticipated that the Class [_] certificates will be issued with original issue discount for federal income tax purposes.

It is anticipated that the certificate administrator will treat the Class X Certificates as having no qualified stated interest. Accordingly, each such class of Regular Interests will be considered to be issued with original issue discount in an amount equal to the excess of all distributions of interest expected to be received on such class over its respective issue price (including interest accrued prior to the Closing Date). Any “negative” amounts of original issue discount on such class attributable to rapid prepayments with respect to the Mortgage Loans will not be deductible currently. The holder of such class may be entitled to a deduction for a loss, which may be a capital loss, to the extent it becomes certain that such holder will not recover a portion of its basis in such class, assuming no further prepayments. In the alternative, it is possible that rules similar to the “noncontingent bond method” of the contingent interest rules of the OID Regulations may be promulgated with respect to such class. Unless and until required otherwise by applicable authority, it is not anticipated that the contingent interest rules will apply.

Under a de minimis rule, original issue discount on a Regular Interest will be considered to be zero if such original issue discount is less than 0.25% of the stated redemption price at maturity of the Regular Interest multiplied by the weighted average maturity of the Regular Interest. For this purpose, the weighted average maturity is computed as the sum of the amounts determined by multiplying the number of full years (that is, rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the stated redemption price at maturity of the Regular Interest. The Conference Committee Report to the 1986 Act provides that the schedule of such distributions should be determined in accordance with the assumed rate of prepayment on the Mortgage Loans used in pricing the transaction, namely 0% CPR; provided that it is assumed that the ARD Loan prepays on its anticipated repayment date (the “Prepayment Assumption”). See “Yield and Maturity Considerations—Weighted Average Life”. Holders generally must report de minimis original issue discount pro rata as principal payments are received, and such income will be capital gain if the Regular Interest is held as a capital asset. Under the OID Regulations, however, Regular Interest Holders may elect to accrue all de minimis original issue discount, as well as market discount and premium, under the constant yield method. See “—Election To Treat All Interest Under the Constant Yield Method” below. It is anticipated that the Class [_] certificates will be issued with de minimis original issue discount for federal income tax purposes.

A holder of a Regular Interest issued with original issue discount generally must include in gross income for any taxable year the sum of the “daily portions”, as defined below, of the original issue discount on the Regular Interest accrued during an accrual period for each day on which it holds the Regular Interest, including the date of purchase but excluding the date of disposition. With respect to each such Regular Interest, a calculation will be made of the original issue discount that accrues during each successive full accrual period that ends on the day prior to each Distribution Date with respect to the Regular Interests, assuming that prepayments and extensions with respect to the Mortgage Loans will be made in accordance with the Prepayment Assumption. The original issue discount accruing in a full accrual period will be the excess, if any, of (i) the sum of (a) the present value of all of the remaining distributions to be made on the Regular Interest as of the end of that accrual period and (b) the distributions made on the Regular Interest during the accrual period that are included in the Regular Interest’s stated redemption price at maturity, over (ii) the adjusted issue price of the Regular Interest at the beginning of the accrual period. The present value of the remaining distributions referred to in the preceding sentence is calculated based on (i) the yield to maturity of the Regular Interest as of the Startup Day, (ii) events (including actual prepayments) that have occurred prior to the end of the accrual period and (iii) the assumption that the remaining payments will be made in accordance with the original Prepayment Assumption. For these purposes, the adjusted issue price of a Regular Interest at the beginning of any accrual period equals the issue price of the Regular Interest, increased by the aggregate amount of original issue discount with respect to the Regular Interest that accrued in all prior accrual periods and reduced by the amount of distributions included in the Regular Interest’s stated redemption price at maturity that were made on the Regular Interest that were attributable to such prior periods. The original issue discount accruing during any accrual period (as determined in this paragraph) will then be divided by the number of days in the period to determine the daily portion of original issue discount for each day in the period.

Under the method described above, the daily portions of original issue discount required to be included as ordinary income by a Regular Interest Holder (other than the holder of a Class X Certificate) generally will increase to take into account prepayments on the Regular Interests as a result of prepayments on the Mortgage Loans that exceed the Prepayment Assumption, and generally will decrease (but not below zero for any period) if the prepayments are slower than the Prepayment Assumption. Due to the unique nature of interest only certificates, the preceding sentence may not apply in the case of the Class X Certificates.

Acquisition Premium

A purchaser of a Regular Interest at a price greater than its adjusted issue price and less than its remaining stated redemption price at maturity will be required to include in gross income the daily portions of the original issue discount on the Regular Interest reduced pro rata by a fraction, the numerator of which is the excess of its purchase price over such adjusted issue price and the denominator of which is the excess of the remaining stated redemption price at maturity over the adjusted issue price. Alternatively, such a purchaser may elect to treat all such acquisition premium under the constant yield method, as described under the heading “—Election To Treat All Interest Under the Constant Yield Method” below.

Market Discount

A purchaser of a Regular Interest also may be subject to the market discount rules of Code Sections 1276 through 1278. Under these Code sections and the principles applied by the OID Regulations in the context of original issue discount, “market discount” is the amount by which the purchaser’s original basis in the Regular Interest (i) is exceeded by the remaining outstanding principal payments and non-qualified stated interest payments due on the Regular Interest, or (ii) in the case of a Regular Interest having original issue discount, is exceeded by the adjusted issue price of such Regular Interest at the time of purchase. Such purchaser generally will be required to recognize ordinary income to the extent of accrued market discount on such Regular Interest as distributions includible in its stated redemption price at maturity are received, in an amount not exceeding any such distribution. Such market discount would accrue in a manner to be provided in Treasury regulations and should take into account the Prepayment Assumption. The Conference Committee Report to the 1986 Act provides that until such regulations are issued, such market discount would accrue, at the election of the holder, either (i) on the basis of a constant interest rate or (ii) in the ratio of interest accrued for the relevant period to the sum of the interest accrued for such period plus the remaining interest after the end of such period, or, in the case of classes issued with original issue discount, in the ratio of original issue discount accrued for the relevant period to the sum of the original issue discount accrued for such period plus the remaining original issue discount after the end of such period. Such purchaser also generally will be required to treat a portion of any gain on a sale or exchange of the Regular Interest as ordinary income to the extent of the market discount accrued to the date of disposition under one of the foregoing methods, less any accrued market discount previously reported as ordinary income as partial distributions in reduction of the stated redemption price at maturity were received. Such purchaser will be required to defer deduction of a portion of the excess of the interest paid or accrued on indebtedness incurred to purchase or carry the Regular Interest over the interest (including original issue discount) distributable on the Regular Interest. The deferred portion of such interest expense in any taxable year generally will not exceed the accrued market discount on the Regular Interest for such year. Any such deferred interest expense is, in general, allowed as a deduction not later than the year in which the related market discount income is recognized or the Regular Interest is disposed of. As an alternative to the inclusion of market discount in income on the foregoing basis, the Regular Interest Holder may elect to include market discount in income currently as it accrues, in which case the interest deferral rule will not apply. Such election will apply to all market discount instruments acquired by such Regular Interest Holder as of the first day of the taxable year for which the election is made and thereafter. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the market discount election under Code Section 1278 and an alternative manner in which such election may be deemed to be made.

Market discount with respect to a Regular Interest will be considered to be zero if such market discount is less than 0.25% of the remaining stated redemption price at maturity of such Regular Interest multiplied by the weighted average maturity of the Regular Interest remaining after the date of purchase. For this purpose, the weighted average maturity is determined by multiplying the number of full years (i.e., rounding down partial years) from the issue date until each distribution in reduction of stated redemption price at maturity is scheduled to be made by a fraction, the numerator of which is the amount of each such distribution included in the stated redemption price at maturity of the Regular Interest and the denominator of which is the total stated redemption price at maturity of the Regular Interest. It appears that de minimis market discount would be reported pro rata as principal payments are received. Treasury regulations implementing the market discount rules have not yet been proposed, and investors should therefore consult their own tax advisors regarding the application of these rules as well as the advisability of making any of the elections with respect to such rules. Investors should also consult Revenue Procedure 92-67 concerning the elections to include market discount in income currently and to accrue market discount on the basis of the constant yield method.

Premium

A Regular Interest purchased upon initial issuance or in the secondary market at a cost greater than its remaining stated redemption price at maturity generally is considered to be purchased at a premium. If the Regular Interest Holder holds such Regular Interest as a “capital asset” within the meaning of Code

Section 1221, the Regular Interest Holder may elect under Code Section 171 to amortize such premium under the constant yield method. Such election will apply to all premium instruments (other than those bearing tax exempt interest) held by such Regular Interest Holder as of the first day of the taxable year for which the election is made and thereafter. See “—Election To Treat All Interest Under the Constant Yield Method” below regarding making the election under Code Section 171 and an alternative manner in which the Code Section 171 election may be deemed to be made. Final Treasury regulations under Code Section 171 do not, by their terms, apply to prepayable obligations such as the Regular Interests. The Conference Committee Report to the 1986 Act indicates a Congressional intent that the same rules that will apply to the accrual of market discount on installment obligations will also apply to amortizing bond premium under Code Section 171 on installment obligations such as the Regular Interests, although it is unclear whether the alternatives to the constant interest method described above under “—Market Discount” are available. Amortizable bond premium will be treated as an offset to interest income on a Regular Interest rather than as a separate deduction item. Based on the foregoing, it is anticipated that the Class [_] certificates will be issued at a premium for federal income tax purposes.

Election To Treat All Interest Under the Constant Yield Method

A holder of a debt instrument such as a Regular Interest may elect to treat all interest that accrues on the instrument using the constant yield method, with none of the interest being treated as qualified stated interest. For purposes of applying the constant yield method to a debt instrument subject to such an election, (i) “interest” includes stated interest, original issue discount, de minimis original issue discount, market discount and de minimis market discount, as adjusted by any amortizable bond premium or acquisition premium and (ii) the debt instrument is treated as if the instrument were issued on the holder’s acquisition date in the amount of the holder’s adjusted basis immediately after acquisition. It is unclear whether, for this purpose, the initial Prepayment Assumption would continue to apply or if a new prepayment assumption as of the date of the holder’s acquisition would apply. A holder generally may make such an election on an instrument by instrument basis or for a class or group of debt instruments. However, if the holder makes such an election with respect to a debt instrument with amortizable bond premium or with market discount, the holder is deemed to have made elections to amortize bond premium or to report market discount income currently as it accrues under the constant yield method, respectively, for all premium bonds held or acquired or market discount bonds acquired by the holder on the first day of the year of the election or thereafter. The election is made on the holder’s federal income tax return for the year in which the debt instrument is acquired and is irrevocable except with the approval of the IRS. Investors are encouraged to consult their tax advisors regarding the advisability of making such an election.

Treatment of Losses

Holders of the Regular Interests will be required to report income with respect to the Regular Interests on the accrual method of accounting, without giving effect to delays or reductions in distributions attributable to defaults or delinquencies on the Mortgage Loans, except to the extent it can be established that such losses are uncollectible. Accordingly, a Regular Interest Holder may have income, or may incur a diminution in cash flow as a result of a default or delinquency, but may not be able to take a deduction (subject to the discussion below) for the corresponding loss until a subsequent taxable year. In this regard, investors are cautioned that while they generally may cease to accrue interest income if it reasonably appears that the interest will be uncollectible, the IRS may take the position that original issue discount must continue to be accrued in spite of its uncollectibility until the debt instrument is disposed of in a taxable transaction or becomes worthless in accordance with the rules of Code Section 166. The following discussion does not apply to beneficial owners of the Class X Certificates. Under Code Section 166, it appears that the holders of Regular Interests that are corporations or that otherwise hold the Regular Interests in connection with a trade or business should in general be allowed to deduct as an ordinary loss any such loss sustained (and not previously deducted) during the taxable year on account of any such Regular Interests becoming wholly or partially worthless, and that, in general, the Regular Interest Holders that are not corporations and do not hold the Regular Interests in connection with a trade or business will be allowed to deduct as a short term capital loss any loss with respect to principal sustained during the taxable year on any class of Regular Interests becoming wholly worthless. Although the matter is not free from doubt, such non-corporate holders of Regular Interests should be allowed a bad debt deduction at such time as the principal balance of any class of such Regular Interests is reduced to reflect losses on the Mortgage Loans below such holder’s basis in the Regular Interests. The IRS, however, could take the position that non-corporate holders will be allowed a bad debt deduction to reflect such losses only after the classes of Regular Interests have been otherwise retired. The IRS could also assert that losses on a class of Regular Interests are deductible based on some other method that may defer such deductions for all holders, such as reducing future cash flow for purposes of computing original issue discount. This may have the effect of creating “negative” original issue discount that, with the possible exception of the method discussed in the following sentence, would be deductible only against future positive original issue discount or otherwise upon termination of the applicable class. Although not free from doubt, a holder of Regular Interests with negative original issue discount may be entitled to deduct a loss to the extent that its remaining basis would exceed the maximum amount of future payments to which such holder was entitled, assuming no further prepayments. No bad debt losses will be allowed with respect to the Class X Certificates. Regular Interest Holders are urged to consult their own tax advisors regarding the appropriate timing, amount and character of any loss sustained with respect to such Regular Interests. Special loss rules are applicable to banks and thrift institutions, including rules regarding reserves for bad debts. Such taxpayers are advised to consult their tax advisors regarding the treatment of losses on the Regular Interests.

Yield Maintenance Charges and Prepayment Premiums

Yield maintenance charges and prepayment premiums actually collected on the Mortgage Loans will be distributed to the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates as described in “Description of the Certificates—Allocation of Yield Maintenance Charges and Prepayment Premiums”. It is not entirely clear under the Code when the amount of yield maintenance charges and prepayment premiums so allocated should be taxed to the holders of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates, but it is not expected, for federal income tax reporting purposes, that yield maintenance charges and prepayment premiums will be treated as giving rise to any income to the holder of such class of certificates prior to the certificate administrator’s actual receipt of yield maintenance charges and prepayment premiums. Yield maintenance charges and prepayment premiums, if any, may be treated as paid upon the retirement or partial retirement of the Class A-1, Class A-2, Class A-3, Class A-SB, Class A-4, Class A-5, Class X-A, Class X-B, Class X-D, Class A-M, Class B, Class C and Class D certificates. The IRS may disagree with these positions. Certificateholders should consult their own tax advisors concerning the treatment of yield maintenance charges and prepayment premiums.

Sale or Exchange of Regular Interests

If a Regular Interest Holder sells or exchanges a Regular Interest, such Regular Interest Holder will recognize gain or loss equal to the difference, if any, between the amount received and its adjusted basis in the Regular Interest. The adjusted basis of a Regular Interest generally will equal the cost of the Regular Interest to the seller, increased by any original issue discount or market discount previously included in the seller’s gross income with respect to the Regular Interest and reduced by amounts included in the stated redemption price at maturity of the Regular Interest that were previously received by the seller, by any amortized premium, and by any deductible losses on the Regular Interest.

Except as described above with respect to market discount, and except as provided in this paragraph, any gain or loss on the sale or exchange of a Regular Interest realized by an investor that holds the Regular Interest as a capital asset will be capital gain or loss and will be long term or short term depending on whether the Regular Interest has been held for the long term capital gain holding period (more than one year). Such gain will be treated as ordinary income: (i) if the Regular Interest is held as part of a “conversion transaction” as defined in Code Section 1258(c), up to the amount of interest that would have accrued on the Regular Interest Holder’s net investment in the conversion transaction at 120% of the appropriate applicable federal rate under Code Section 1274(d) in effect at the time the taxpayer entered into the transaction minus any amount previously treated as ordinary income with respect to any prior disposition of property that was held as part of such transaction; (ii) in the case of a non-corporate taxpayer, to the extent such taxpayer has made an election under Code Section 163(d)(4) to have net capital gains taxed as investment income at ordinary income rates; or (iii) to the extent that such gain does not exceed the excess, if any, of (a) the amount that would have been includible in the gross income of the Regular Interest Holder if his yield on such Regular Interest were 110% of the applicable federal rate as of the date of purchase, over (b) the amount of income actually includible in the gross income of such Regular Interest Holder with respect to the Regular Interest. In addition, gain or loss recognized from the sale of a Regular Interest by certain banks or thrift institutions will be treated as ordinary income or loss pursuant to Code Section 582(c). Long-term capital gains of certain non-corporate taxpayers generally are subject to a lower maximum tax rate than ordinary income of such taxpayers for property held for more than one year. The maximum tax rate for corporations is the same with respect to both ordinary income and capital gains.

3.8% Medicare Tax on “Net Investment Income”

Certain non-corporate U.S. holders will be subject to an additional 3.8% tax on all or a portion of their “net investment income”, which may include the interest payments and any gain realized with respect to the certificates, to the extent of their net investment income that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), or $125,000 for a married individual filing a separate return. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to their consequences with respect to the 3.8% Medicare tax.

Taxation of Certain Foreign Investors

Interest, including original issue discount, distributable to the Regular Interest Holders that are nonresident aliens, foreign corporations or other Non-U.S. Persons will be considered “portfolio interest” and, therefore, generally will not be subject to a 30% United States withholding tax; provided that such Non-U.S. Person (i) is not a “10 percent shareholder” within the meaning of Code Section 871(h)(3)(B) or a controlled foreign corporation described in Code Section 881(c)(3)(C) with respect to the Trust REMICs and (ii) provides the certificate administrator, or the person that would otherwise be required to withhold tax from such distributions under Code Section 1441 or 1442, with an appropriate statement, signed under penalties of perjury, identifying the beneficial owner and stating, among other things, that the beneficial owner of the Regular Interest is a Non-U.S. Person. The appropriate documentation includes IRS Form W-8BEN-E or W-8BEN, if the Non-U.S. Person is an entity (such as a corporation) or individual, respectively, eligible for the benefits of the portfolio interest exemption or an exemption based on a treaty; IRS Form W-8ECI if the Non-U.S. Person is eligible for an exemption on the basis of its income from the Regular Interest being effectively connected to a United States trade or business; IRS Form W-8BEN-E or W-8IMY if the Non-U.S. Person is a trust, depending on whether such trust is classified as the beneficial owner of the Regular Interest; and Form W-8IMY, with supporting documentation as specified in the Treasury regulations, required to substantiate exemptions from withholding on behalf of its partners, if the Non-U.S. Person is a partnership. With respect to IRS Forms W-8BEN, W-8BEN-E, W-8IMY and W-8ECI, each (other than IRS Form W-8IMY) expires after three full calendar years or as otherwise provided by applicable law. An intermediary (other than a partnership) must provide IRS Form W-8IMY, revealing all required information, including its name, address, taxpayer identification number, the country under the laws of which it is created, and certification that it is not acting for its own account. A “qualified intermediary” must certify that it has provided, or will provide, a withholding statement as required under Treasury regulations Section 1.1441-1(e)(5)(v), but need not disclose the identity of its account holders on its IRS Form W-8IMY, and may certify its account holders’ status without including each beneficial owner’s certification. A “non-qualified intermediary” must additionally certify that it has provided, or will provide, a withholding statement that is associated with the appropriate IRS Forms W-8 and W-9 required to substantiate exemptions from withholding on behalf of its beneficial owners. The term “intermediary” means a person acting as a custodian, a broker, nominee or otherwise as an agent for the beneficial owner of a Regular Interest. A “qualified intermediary” is generally a foreign financial institution or clearing organization or a non-U.S. branch or office of a U.S. financial institution or clearing organization that is a party to a withholding agreement with the IRS.

If such statement, or any other required statement, is not provided, 30% withholding will apply unless reduced or eliminated pursuant to an applicable tax treaty or unless the interest on the Regular Interest is effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Person. In the latter case, such Non-U.S. Person will be subject to United States federal income tax at regular rates. Investors that are Non-U.S. Persons should consult their own tax advisors regarding the specific tax consequences to them of owning a Regular Interest.

“U.S. Person” means a citizen or resident of the United States, a corporation, partnership (except to the extent provided in the applicable Treasury regulations) or other entity created or organized in or under the laws of the United States, any State or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate that is subject to U.S. federal income tax regardless of the source of income, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in the applicable Treasury regulations, certain trusts in existence on August 20, 1996 that have elected to be treated as U.S. Persons). A “Non-U.S. Person” is a person other than a U.S. Person.

FATCA

Under the “Foreign Account Tax Compliance Act” (“FATCA”) provisions of the Hiring Incentives to Restore Employment Act, a 30% withholding tax is generally imposed on certain payments, including U.S.-source interest and, on or after January 1, 2019, gross proceeds from the sale, exchange, redemption or other disposition of debt obligations that give rise to U.S.-source interest to “foreign financial institutions” and certain other foreign financial entities if those foreign entities fail to comply with the requirements of FATCA. The trustee or certificate administrator will be required to withhold amounts under FATCA on payments made to holders who are subject to the FATCA requirements and who fail to provide the trustee or certificate administrator with proof that they have complied with such requirements. Prospective investors should consult their tax advisors regarding the applicability of FATCA to their certificates.

Backup Withholding

Distributions made on the certificates, and proceeds from the sale of the certificates to or through certain brokers, may be subject to a “backup” withholding tax under Code Section 3406 at the rate of 28% on “reportable payments” (including interest distributions, original issue discount and, under certain circumstances, principal distributions) unless the Certificateholder is a U.S. Person and provides IRS Form W-9 with the correct taxpayer identification number; in the case of the Regular Interests, is a Non U.S. Person and provides IRS Form W-8BEN or W-8BEN-E, as applicable, identifying the Non U.S. Person and stating that the beneficial owner is not a U.S. Person; or can be treated as an exempt recipient within the meaning of Treasury regulations Section 1.6049 4(c)(1)(ii). Any amounts to be withheld from distribution on the certificates would be refunded by the IRS or allowed as a credit against the Certificateholder’s federal income tax liability. Information reporting requirements may also apply regardless of whether withholding is required. Holders are urged to contact their own tax advisors regarding the application to them of backup withholding and information reporting.

Information Reporting

Holders who are individuals (and certain domestic entities that are formed or availed of for purposes of holding, directly or indirectly, “specified foreign financial assets”) may be subject to certain foreign financial asset reporting obligations with respect to their certificates held through a financial account maintained by a foreign financial institution if the aggregate value of their certificates and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a holder fails to disclose its specified foreign financial assets. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your certificates.

Taxes That May Be Imposed on a REMIC

Prohibited Transactions

Income from certain transactions by either Trust REMIC, called prohibited transactions, will not be part of the calculation of income or loss includible in the federal income tax returns of holders of the Class R certificates, but rather will be taxed directly to such REMIC at a 100% rate. Prohibited transactions generally include (i) the disposition of a qualified mortgage other than for (a) substitution within two years of the Startup Day for a defective (including a defaulted) obligation (or repurchase in lieu of substitution of a defective (including a defaulted) obligation at any time) or for any qualified mortgage within three months of the Startup Day, (b) foreclosure, default or imminent default of a qualified mortgage, (c) bankruptcy or insolvency of the REMIC, or (d) a qualified (complete) liquidation, (ii) the receipt of income from assets that are not the type of mortgages or investments that the REMIC is permitted to hold, (iii) the receipt of compensation for services or (iv) the receipt of gain from disposition of cash flow investments other than pursuant to a qualified liquidation. Notwithstanding (i) and (iv), it is not a prohibited transaction to sell REMIC property to prevent a default on regular interests as a result of a default on qualified mortgages or to facilitate a qualified liquidation or a clean-up call. The REMIC Regulations indicate that the modification of a mortgage loan generally will not be treated as a disposition if it is occasioned by a default or reasonably foreseeable default, an assumption of a mortgage loan or the waiver of a “due-on-sale” or “due-on-encumbrance” clause. It is not anticipated that the Trust REMICs will engage in any prohibited transactions.

Contributions to a REMIC After the Startup Day

In general, a REMIC will be subject to a tax at a 100% rate on the value of any property contributed to the REMIC after its startup day. Exceptions are provided for cash contributions to the REMIC (i) during the three months following its startup day, (ii) made to a qualified reserve fund by a holder of a Class R certificate, (iii) in the nature of a guarantee, (iv) made to facilitate a qualified liquidation or clean-up call, and (v) as otherwise permitted in Treasury regulations yet to be issued. It is not anticipated that there will be any taxable contributions to the Trust REMICs.

Net Income from Foreclosure Property

The Lower-Tier REMIC will be subject to federal income tax at the highest corporate rate on “net income from foreclosure property”, determined by reference to the rules applicable to real estate investment trusts. Generally, property acquired by foreclosure or deed-in-lieu of foreclosure would be treated as “foreclosure property” until the close of the third calendar year beginning after the Lower-Tier REMIC’s acquisition of a REO Property, with a possible extension. Net income from foreclosure property generally means gain from the sale of a foreclosure property that is inventory property and gross income from foreclosure property other than qualifying rents and other qualifying income for a real estate investment trust.

In order for a foreclosed property to qualify as foreclosure property, any operation of the foreclosed property by the Lower-Tier REMIC generally must be conducted through an independent contractor. Further, operation of foreclosed property, even if conducted through an independent contractor, may give rise to “net income from foreclosure property”, taxable at the highest corporate rate. Payment of such tax by the Lower-Tier REMIC would reduce amounts available for distribution to Certificateholders.

The special servicer will be required to determine generally whether the operation of foreclosed property in a manner that would subject the Lower-Tier REMIC to such tax would be expected to result in higher after-tax proceeds than an alternative method of operating such property that would not subject the Lower-Tier REMIC to such tax.

Bipartisan Budget Act of 2015

The Bipartisan Budget Act of 2015 (the “2015 Budget Act”), which was enacted on November 2, 2015, includes new audit rules affecting entities treated as partnerships, their partners and the persons that are authorized to represent entities treated as partnerships in IRS audits and related procedures. Under the 2015 Budget Act, these rules will also apply to REMICs, the holders of their residual interests and the trustees and administrators authorized to represent REMICs in IRS audits and related procedures (“TMPs”). These new audit rules are scheduled to become effective for taxable years beginning with 2018 and will apply to both new and existing REMICs.

In addition to other changes, under the 2015 Budget Act, (1) unless a REMIC elects otherwise, taxes arising from IRS audit adjustments are required to be paid by the REMIC rather than by its residual interest holders, (2) a REMIC appoints one person to act as its sole representative in connection with IRS audits and related procedures and that representative’s actions, including agreeing to adjustments to REMIC taxable income, will be binding on residual interest holders more so than a TMP’s actions under the current rules and (3) if the IRS makes an adjustment to a REMIC’s taxable year, the holders of residual interests for the audited taxable year may have to take the adjustment into account for the taxable year in which the adjustment is made rather than for the audited taxable year.

The certificate administrator will have the authority to utilize, and will be directed to utilize, any exceptions available under the new provisions (including any changes) and Treasury regulations so that holders of the Class R certificates, to the fullest extent possible, rather than either Trust REMIC itself, will be liable for any taxes arising from audit adjustments to such REMICs’ taxable income. It is unclear how any such exceptions may affect the procedural rules available to challenge any audit adjustment that would otherwise be available in the absence of any such exceptions.

Certificateholders should discuss with their own tax advisors the possible effect of the new rules on them.

Reporting Requirements

Each Trust REMIC will be required to maintain its books on a calendar year basis and to file federal income tax returns in a manner similar to a partnership. The form for such returns is IRS Form 1066, U.S. Real Estate Mortgage Investment Conduit (REMIC) Income Tax Return. The trustee will be required to sign each Trust REMIC’s returns.

Reports of accrued interest, original issue discount, if any, and information necessary to compute the accrual of any market discount on the Regular Interests will be made annually to the IRS and to individuals, estates, non-exempt and non-charitable trusts, and partnerships that are either Regular Interest Holders or beneficial owners that own Regular Interests through a broker or middleman as nominee. All brokers, nominees and all other nonexempt Regular Interest Holders (including corporations, non-calendar year taxpayers, securities or commodities dealers, placement agents, real estate investment trusts, investment companies, common trusts, thrift institutions and charitable trusts) may request such information for any calendar quarter by telephone or in writing by contacting the person designated in IRS Publication 938 with respect to the Trust REMICs. Holders through nominees must request such information from the nominee.

DUE TO THE COMPLEXITY OF THESE RULES AND THE CURRENT UNCERTAINTY AS TO THE MANNER OF THEIR APPLICATION TO THE ISSUING ENTITY AND CERTIFICATEHOLDERS, IT IS PARTICULARLY IMPORTANT THAT POTENTIAL INVESTORS CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX TREATMENT OF THEIR ACQUISITION, OWNERSHIP AND DISPOSITION OF THE CERTIFICATES.

Certain State and Local Tax Considerations

In addition to the federal income tax consequences described in “Material Federal Income Tax Considerations” above, purchasers of Offered Certificates should consider the state and local income tax consequences of the acquisition, ownership, and disposition of the Offered Certificates. State and local income tax law may differ substantially from the corresponding federal law, and this discussion does not purport to describe any aspect of the income tax laws of any state or locality.

It is possible that one or more jurisdictions may attempt to tax nonresident holders of Offered Certificates solely by reason of the location in that jurisdiction of the depositor, the trustee, the certificate administrator, the sponsors, a related borrower or a mortgaged property or on some other basis, may require nonresident holders of certificates to file returns in such jurisdiction or may attempt to impose penalties for failure to file such returns; and it is possible that any such jurisdiction will ultimately succeed in collecting such taxes or penalties from nonresident holders of Offered Certificates. We cannot assure you that holders of Offered Certificates will not be subject to tax in any particular state, local or other taxing jurisdiction.

You should consult with your tax advisor with respect to the various state and local and any other tax consequences of an investment in the Offered Certificates.

Method of Distribution (Underwriter)

Subject to the terms and conditions set forth in an underwriting agreement (the “Underwriting Agreement”), among the depositor and the underwriters, the depositor has agreed to sell to the underwriters, and the underwriters have severally, but not jointly, agreed to purchase from the depositor the respective Certificate Balance or the Notional Amount, as applicable, of each class of Offered Certificates set forth below subject in each case to a variance of 5%.

Class	Deutsche Bank Securities Inc.	Citigroup Global Markets Inc.	Academy Securities, Inc.
Class A-1	$44,159,000	$0	$0
Class A-2	$103,497,000	$0	$0
Class A-3	$67,649,000	$0	$0
Class A-SB	$61,062,000	$0	$0
Class A-4	$209,460,000	$0	$0
Class A-5	$257,521,000	$0	$0
Class X-A	$848,213,000	$0	$0
Class A-M	$104,865,000	$0	$0
Class B	$42,477,000	$0	$0
Class C	$45,132,000	$0	$0

The Underwriting Agreement provides that the obligations of the underwriters will be subject to certain conditions precedent and that the underwriters will be obligated to purchase all Offered Certificates. In the event of a default by any underwriter, the Underwriting Agreement provides that, in certain circumstances, purchase commitments of the non-defaulting underwriter(s) may be increased or the Underwriting Agreement may be terminated.

The parties to the PSA have severally agreed to indemnify the underwriters, and the underwriters have agreed, severally and not jointly, to indemnify the depositor and controlling persons of the depositor, against certain liabilities, including liabilities under the Securities Act, and will contribute to payments required to be made in respect of these liabilities.

The depositor has been advised by the underwriters that they propose to offer the Offered Certificates to the public from time to time in one or more negotiated transactions, or otherwise, at varying prices to be determined at the time of sale. Proceeds to the depositor from the sale of Offered Certificates will be approximately [_]% of the initial aggregate Certificate Balance of the Offered Certificates, plus accrued interest on the Offered Certificates from November 1, 2017, before deducting expenses payable by the depositor. The underwriters may effect the transactions by selling the Offered Certificates to or through dealers, and the dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters. In connection with the purchase and sale of the Offered Certificates, the underwriters and dealers may be deemed to have received compensation from the depositor in the form of underwriting discounts and commissions.

Expenses payable by the depositor are estimated at $     , excluding underwriting discounts and commissions.

We anticipate that the Offered Certificates will be sold primarily to institutional investors. Purchasers of Offered Certificates, including dealers, may, depending on the facts and circumstances of those purchases, be deemed to be “underwriters” within the meaning of the Securities Act in connection with reoffers and resales by them of Offered Certificates. If you purchase Offered Certificates, you should consult with your legal advisors in this regard prior to any reoffer or resale. The Offered Certificates are a new issue of securities with no established trading market. Although the depositor has been advised by the underwriters that they intend to make a market in the Offered Certificates, they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Offered Certificates. Further, we cannot assure you that a secondary market for the Offered Certificates will develop or, if it does develop, that it will continue. See “Risk Factors—Other Risks Relating to the Certificates—The Certificates May Have Limited Liquidity and the Market Value of the Certificates May Decline”.

The primary source of ongoing information available to investors concerning the Offered Certificates will be the monthly statements discussed under “Description of the Certificates—Reports to Certificateholders; Certain Available Information”. We cannot assure you that any additional information regarding the Offered Certificates will be available through any other source. In addition, we are not aware of any source through which price information about the Offered Certificates will be generally available on an ongoing basis. The limited nature of that information regarding the Offered Certificates may adversely affect the liquidity of the Offered Certificates, even if a secondary market for the Offered Certificates becomes available.

Deutsche Bank Securities Inc., one of the underwriters, is an affiliate of the depositor and an affiliate of one of the sponsors. Citigroup Global Markets Inc., one of the underwriters, is an affiliate of one of the sponsors.

A substantial portion of the net proceeds of this offering (after the payment of underwriting compensation and transaction expenses) is expected to be directed to affiliates of Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., which are underwriters for this offering. That flow of funds will occur by means of the collective effect of the payment by the underwriters to the depositor, an affiliate of Deutsche Bank Securities Inc., of the purchase price for the Offered Certificates and the following payments: (i) the payment by the depositor to GACC, an affiliate of Deutsche Bank Securities Inc., in GACC’s capacity as a sponsor, of the purchase price for the mortgage loans to be sold to the depositor by GACC and (ii) the payment by the depositor to CREFI, an affiliate of Citigroup Global Markets Inc., in CREFI’s capacity as a sponsor, of the purchase price for the mortgage loans sold to the depositor by CREFI. See “Transaction Parties—The Sponsors and Mortgage Loan Sellers”.

As a result of the circumstances described above, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc. have a “conflict of interest” within the meaning of Rule 5121 of the consolidated rules of The Financial Industry Regulatory Authority, Inc. In addition, other circumstances exist that result in the underwriters or their affiliates having conflicts of interest, notwithstanding that such circumstances may not constitute a “conflict of interest” within the meaning of such Rule 5121. See “Risk Factors—Risks Related to Conflicts of Interest—Interests and Incentives of the Underwriter Entities May Not Be Aligned With Your Interests”.

Incorporation of Certain Information by Reference

All reports filed or caused to be filed by the depositor with respect to the issuing entity before the termination of this offering pursuant to Section 13(a), 13(c) or 15(d) of the Securities Exchange Act of

1934, as amended, that relate to the Offered Certificates (other than Annual Reports on Form 10-K) will be deemed to be incorporated by reference into this prospectus, except that if a Non-Serviced PSA is entered into after termination of this offering, any Current Report on Form 8-K filed after termination of this offering that includes as an exhibit such Non-Serviced PSA will be deemed to be incorporated by reference into this prospectus.

In addition, any disclosures filed, on or prior to the date of filing of this prospectus, as exhibits to Form ABS-EE by or on behalf of the depositor with respect to the issuing entity will be deemed to be incorporated by reference into this prospectus.

The depositor will provide or cause to be provided without charge to each person to whom this prospectus is delivered in connection with this offering (including beneficial owners of the Offered Certificates), upon written or oral request of that person, a copy of any or all documents or reports incorporated in this prospectus by reference, in each case to the extent the documents or reports relate to the Offered Certificates, other than the exhibits to those documents (unless the exhibits are specifically incorporated by reference in those documents). Requests to the depositor should be directed in writing to its principal executive offices at 60 Wall Street, New York, New York 10005, Attention: President, or by telephone at (212) 250-2500.

Where You Can Find More Information

The depositor has filed a Registration Statement on Form SF-3 (SEC File No. 333-206705) (the “Registration Statement”) relating to multiple series of CMBS, including the Offered Certificates, with the SEC. This prospectus will form a part of the Registration Statement, but the Registration Statement includes additional information. Copies of the Registration Statement and other materials filed with or furnished to the SEC, including Distribution Reports on Form 10-D, Annual Reports on Form 10-K, Current Reports on Form 8-K, and reports on Forms ABS-15G and Forms ABS-EE and any amendments to these reports may be read and copied at the Public Reference Section of the SEC, 100 F Street N.W., Washington, D.C. 20549, on official business days between the hours of 10:00 a.m. and 3:00 p.m. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet site at “http://www.sec.gov” at which you can view and download copies of reports, proxy and information statements and other information filed or furnished electronically through the Electronic Data Gathering, Analysis and Retrieval (“EDGAR”) system. The SEC maintains computer terminals providing access to the EDGAR system at each of the offices referred to above.

The depositor has met the registrant requirements of Section I.A.1. of the General Instructions to the Registration Statement.

Copies of all reports of the issuing entity on Forms ABS-EE, 10-D, 10-K and 8-K will also be made available on the website of the certificate administrator as soon as reasonably practicable after these materials are electronically filed with, or furnished to the SEC through the EDGAR system.

Financial Information

The issuing entity will be newly formed and will not have engage in any business activities or have any assets or obligations prior to the issuance of the Offered Certificates. Accordingly, no financial statements with respect to the issuing entity are included in this prospectus.

The depositor has determined that its financial statements will not be material to the offering of the Offered Certificates.

Certain ERISA Considerations

General

The Employee Retirement Income Security Act of 1974, as amended, or ERISA, and Code Section 4975 impose certain requirements on retirement plans, and on certain other employee benefit plans and arrangements, including individual retirement accounts and annuities, Keogh plans, collective investment funds, insurance company separate accounts and some insurance company general accounts in which those plans, accounts or arrangements are invested that are subject to the fiduciary responsibility provisions of ERISA or Code Section 4975 (all of which are referred to as “Plans”), and on persons who are fiduciaries with respect to Plans, in connection with the investment of Plan assets. Certain employee benefit plans, such as governmental plans (as defined in ERISA Section 3(32)), and, if no election has been made under Code Section 410(d), church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. However, those plans may be subject to the provisions of other applicable federal, state or local law (“Similar Law”) materially similar to the foregoing provisions of ERISA or the Code. Moreover, those plans, if qualified and exempt from taxation under Code Sections 401(a) and 501(a), are subject to the prohibited transaction rules set forth in Code Section 503.

ERISA generally imposes on Plan fiduciaries certain general fiduciary requirements, including those of investment prudence and diversification and the requirement that a Plan’s investments be made in accordance with the documents governing the Plan. In addition, ERISA and the Code prohibit a broad range of transactions involving assets of a Plan and persons (“Parties in Interest”) who have certain specified relationships to the Plan, unless a statutory, regulatory or administrative exemption is available. Certain Parties in Interest that participate in a prohibited transaction may be subject to an excise tax imposed pursuant to Code Section 4975, unless a statutory, regulatory or administrative exemption is available. These prohibited transactions generally are set forth in Section 406 of ERISA and Code Section 4975. Special caution should be exercised before the assets of a Plan are used to purchase an Offered Certificate if, with respect to those assets, the depositor, any servicer or the trustee or any of their affiliates, either: (a) has investment discretion with respect to the investment of those assets of that Plan; or (b) has authority or responsibility to give, or regularly gives, investment advice with respect to those assets for a fee and pursuant to an agreement or understanding that the advice will serve as a primary basis for investment decisions with respect to those assets and that the advice will be based on the particular investment needs of the Plan; or (c) is an employer maintaining or contributing to the Plan.

Before purchasing any Offered Certificates with Plan assets, a Plan fiduciary should consult with its counsel and determine whether there exists any prohibition to that purchase under the requirements of ERISA or Code Section 4975, whether any prohibited transaction class exemption or any individual administrative prohibited transaction exemption (as described below) applies, including whether the appropriate conditions set forth in those exemptions would be met, or whether any statutory prohibited transaction exemption is applicable. Fiduciaries of plans subject to a Similar Law should consider the need for, and the availability of, an exemption under such applicable Similar Law.

Plan Asset Regulations

A Plan’s investment in Offered Certificates may cause the assets of the issuing entity to be deemed Plan assets. Section 2510.3-101 of the regulations of the United States Department of Labor (“DOL”), as modified by Section 3(42) of ERISA, provides that when a Plan acquires an equity interest in an entity, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity, unless certain exceptions not applicable to this discussion apply, or unless the equity participation in the entity by “benefit plan investors” (that is, Plans and entities whose underlying assets include plan assets) is not “significant”. For this purpose, in general, equity participation in an entity will be “significant” on any date if, immediately after the most recent acquisition of any certificate, 25% or more of any class of certificates is held by benefit plan investors.

In general, any person who has discretionary authority or control respecting the management or disposition of Plan assets, and any person who provides investment advice with respect to those assets for a fee, is a fiduciary of the investing Plan. If the assets of the issuing entity constitute Plan assets, then any party exercising management or discretionary control regarding those assets, such as a master servicer, a special servicer or any sub-servicer, may be deemed to be a Plan “fiduciary” with respect to the investing Plan, and thus subject to the fiduciary responsibility provisions and prohibited transaction provisions of ERISA and Code Section 4975. In addition, if the assets of the issuing entity constitute Plan assets, the purchase of Offered Certificates by a Plan, as well as the operation of the issuing entity, may constitute or involve a prohibited transaction under ERISA or the Code.

Administrative Exemption

The U.S. Department of Labor has issued an administrative exemption to Deutsche Bank Securities Inc., as Department Final Authorization Number 97-03E (December 9, 1996), as amended by Prohibited Transaction Exemption 2013-08, 78 Fed. Reg. 41,090 (July 9, 2013) (the “Exemption”). The Exemption generally exempts from the application of the prohibited transaction provisions of Sections 406 and 407 of ERISA, and the excise taxes imposed on prohibited transactions pursuant to Sections 4975(a) and (b) of the Code, certain transactions, among others, relating to the servicing and operation of pools of mortgage loans, such as the pool of mortgage loans held by the issuing entity, and the purchase, sale and holding of mortgage pass-through certificates, such as the Offered Certificates, underwritten by Deutsche Bank Securities Inc., provided that certain conditions set forth in the Exemption are satisfied. The depositor expects that the Exemption generally will apply to the Offered Certificates.

The Exemption sets forth five general conditions that must be satisfied for a transaction involving the purchase, sale and holding of the Offered Certificates to be eligible for exemptive relief:

First, the acquisition of the Offered Certificates by a Plan must be on terms (including the price paid for the Offered Certificates) that are at least as favorable to the Plan as they would be in an arm’s-length transaction with an unrelated party.

Second, the Offered Certificates at the time of acquisition by the Plan must be rated in one of the four highest generic rating categories by at least one NRSRO that meets the requirements of the Exemption (an “Exemption Rating Agency”).

Third, the trustee cannot be an affiliate of any other member of the Restricted Group other than an underwriter. The “Restricted Group” consists of any underwriter, the depositor, the trustee, the master servicer, the special servicer, any sub-servicer, any entity that provides insurance or other credit support to the issuing entity and any borrower with respect to mortgage loans constituting more than 5% of the aggregate unamortized principal balance of the mortgage loans as of the date of initial issuance of the Offered Certificates, and any affiliate of any of the foregoing entities.

Fourth, the sum of all payments made to and retained by the underwriters must represent not more than reasonable compensation for underwriting the Offered Certificates, the sum of all payments made to and retained by the depositor pursuant to the assignment of the mortgage loans to the issuing entity must represent not more than the fair market value of the mortgage loans and the sum of all payments made to and retained by the master servicer, the special servicer and any sub-servicer must represent not more than reasonable compensation for that person’s services under the PSA and reimbursement of the person’s reasonable expenses in connection therewith.

Fifth, the investing Plan must be an accredited investor as defined in Rule 501(a)(1) of Regulation D under the Securities Act.

It is a condition of the issuance of the Offered Certificates that they have the ratings described above required by the Exemption and the depositor believes that each of the Rating Agencies qualifies as an Exemption Rating Agency. Consequently, the second general condition set forth above will be satisfied with respect to the Offered Certificates as of the Closing Date. As of the Closing Date, the third general condition set forth above will be satisfied with respect to the Offered Certificates. In addition, the depositor believes that the fourth general condition set forth above will be satisfied with respect to the Offered Certificates. A fiduciary of a Plan contemplating purchasing an Offered Certificate in the secondary market must make its own determination that, at the time of purchase, the Offered Certificates continue to satisfy the second general condition set forth above. A fiduciary of a Plan contemplating purchasing an Offered Certificate, whether in the initial issuance of the Offered Certificates or in the secondary market, must make its own determination that the first and fifth general conditions set forth above will be satisfied with respect to the related Offered Certificate.

The Exemption also requires that the issuing entity meet the following requirements: (1) the issuing entity must consist solely of assets of the type that have been included in other investment pools; (2) certificates in those other investment pools must have been rated in one of the four highest categories by at least one of the Exemption Rating Agencies for at least one year prior to the Plan’s acquisition of Offered Certificates; and (3) certificates in those other investment pools must have been purchased by investors other than Plans for at least one year prior to any Plan’s acquisition of Offered Certificates.

The depositor believes that the conditions to the applicability of the Exemption will generally be met with respect to the Offered Certificates, other than those conditions which are dependent on facts unknown to the depositor or which it cannot control, such as those relating to the circumstances of the Plan purchaser or the Plan fiduciary making the decision to purchase any such Offered Certificates.

If the general conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a) and 407(a) of ERISA (as well as the excise taxes imposed by Code Sections 4975(a) and (b) by reason of Code Sections 4975(c)(1)(A) through (D)) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the depositor, any of the underwriters, the trustee, the master servicer, the special servicer, a sub-servicer or a borrower is a party in interest with respect to the investing Plan, (2) the direct or indirect acquisition or disposition in the secondary market of the Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan. However, no exemption is provided from the restrictions of Sections 406(a)(1)(E), 406(a)(2) and 407 of ERISA for the acquisition or holding of an Offered Certificate on behalf of an “Excluded Plan” by any person who has discretionary authority or renders investment advice with respect to the assets of the Excluded Plan. For purposes of this prospectus, an “Excluded Plan” is a Plan sponsored by any member of the Restricted Group.

If certain specific conditions of the Exemption are also satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(b)(1) and (b)(2) of ERISA and the taxes imposed by Code Section 4975(c)(1)(E) in connection with (1) the direct or indirect sale, exchange or transfer of Offered Certificates in the initial issuance of certificates between the depositor or the underwriters and a Plan when the person who has discretionary authority or renders investment advice with respect to the investment of Plan assets in those certificates is (a) a borrower with respect to 5% or less of the fair market value of the mortgage loans or (b) an affiliate of that person, (2) the direct or indirect acquisition or disposition in the secondary market of Offered Certificates by a Plan and (3) the holding of Offered Certificates by a Plan.

Further, if certain specific conditions of the Exemption are satisfied, the Exemption may provide an exemption from the restrictions imposed by Sections 406(a), 406(b) and 407(a) of ERISA, and the taxes imposed by Code Sections 4975(a) and (b) by reason of Code Section 4975(c) for transactions in connection with the servicing, management and operation of the pool of mortgage loans.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

In addition, the person making the decision to acquire an Offered Certificate on behalf of a Plan (the “Plan Fiduciary”) from a Transaction Party will be deemed to have represented and warranted that:

(1) none of the depositor, any underwriter, the trustee, the certificate administrator, the master servicer, the special servicer (including, for the avoidance of doubt, any Excluded Special Servicer), any sub-servicer, the operating advisor, the asset representations reviewer or any of their respective affiliates, agents or employees (the “Transaction Parties”) has provided or will provide advice with respect to the acquisition of an Offered Certificate by the Plan, other than to the Plan Fiduciary which is independent of the Transaction Parties, and the Plan Fiduciary either: (a) is a bank as defined in Section 202 of the Investment Advisers Act of 1940 (the “Advisers Act”), or similar institution that is regulated and supervised and subject to periodic examination by a state or federal agency; (b) is an insurance carrier which is qualified under the laws of more than one state to perform the services of managing, acquiring or disposing of assets of a Plan; (c) is an investment adviser registered under the Advisers Act, or, if not registered as an investment adviser under the Advisers Act by reason of paragraph (1) of Section 203A of the Advisers Act, is registered as an investment adviser under the laws of the state in which it maintains its principal office and place of business; (d) is a broker-dealer registered under the Exchange Act; or (e) has, and at all times during the Plan’s holding of an Offered Certificate will have, total assets of at least U.S. $50,000,000 under its management or control (provided that this clause (e) shall not be satisfied if the Plan Fiduciary is either (i) the owner or a relative of the owner of the individual retirement account that is acquiring the Offered Certificate, or (ii) a participant or beneficiary of the Plan acquiring the Offered Certificate in such capacity);

(2) the Plan Fiduciary is capable of evaluating investment risks independently, both in general and with respect to particular transactions and investment strategies, including the acquisition of an Offered Certificate by the Plan;

(3) the Plan Fiduciary is a “fiduciary” with respect to the Plan within the meaning of Section 3(21) of ERISA, Section 4975 of the Code, or both, and is responsible for exercising independent judgment in evaluating the Plan’s acquisition of the Offered Certificate;

(4) none of the Transaction Parties has exercised any authority to cause the Plan to acquire the Offered Certificate or to negotiate the terms of such acquisition;

(5) none of the Transaction Parties receives a fee or other compensation from the Plan or the Plan Fiduciary for the provision of investment advice in connection with the decision to acquire the Offered Certificate; and

(6) the Plan Fiduciary has been informed by the Transaction Parties: (a) (i) that none of the Transaction Parties is undertaking to provide impartial investment advice or to give advice in a fiduciary capacity, and (ii) that no such entity has given investment advice or otherwise made a recommendation, in connection with the Plan’s acquisition of an Offered Certificate (other than advice, if any, given by a Transaction Party to an independent Plan Fiduciary that meets the requirements of clause (1) above); and (b) of the existence and nature of the Transaction Parties’ financial interests in the Plan’s acquisition of an Offered Certificate.

The representations in the preceding paragraph are intended to comply with the DOL’s Reg. Sections 29 C.F.R. 2510.3-21(a) and (c)(1) as promulgated on April 8, 2016 (81 Fed. Reg. 20,997). If these regulations are revoked, repealed or no longer effective, these representations shall be deemed to be no longer in effect.

A fiduciary of a Plan should consult with its counsel with respect to the applicability of the Exemption. The fiduciary of a plan not subject to ERISA or Code Section 4975, such as a governmental plan, should determine the need for and availability of exemptive relief under applicable Similar Law. A purchaser of an Offered Certificate should be aware, however, that even if the conditions specified in one or more exemptions are satisfied, the scope of relief provided by an exemption may not cover all acts which might be construed as prohibited transactions.

Insurance Company General Accounts

Sections I and III of Prohibited Transaction Class Exemption (“PTCE”) 95-60 exempt from the application of the prohibited transaction provisions of Sections 406(a), 406(b) and 407(a) of ERISA and Code Section 4975 transactions in connection with the acquisition of a security (such as a certificate issued by the issuing entity) as well as the servicing, management and operation of a trust (such as the issuing entity) in which an insurance company general account has an interest as a result of its acquisition of certificates issued by the issuing entity, provided that certain conditions are satisfied. If these conditions are met, insurance company general accounts investing assets that are treated as assets of Plans would be allowed to purchase certain classes of certificates which do not meet the ratings requirements of the Exemption. All other conditions of the Exemption would have to be satisfied in order for PTCE 95-60 to be available. Before purchasing any class of Offered Certificates, an insurance company general account seeking to rely on Sections I and III of PTCE 95-60 should itself confirm that all applicable conditions and other requirements have been satisfied.

Section 401(c) of ERISA provides certain exemptive relief from the provisions of Part 4 of Title I of ERISA and Code Section 4975, including the prohibited transaction restrictions imposed by ERISA and the related excise taxes imposed by the Code, for transactions involving an insurance company general account. Pursuant to Section 401(c) of ERISA, the DOL issued regulations (“401(c) Regulations”), generally effective July 5, 2001, to provide guidance for the purpose of determining, in cases where insurance policies supported by an insurance company’s general account are issued to or for the benefit of a Plan on or before December 31, 1998, which general account assets constitute Plan assets. Any assets of an insurance company general account which support insurance policies issued to a Plan after December 31, 1998 or issued to Plans on or before December 31, 1998 for which the insurance company does not comply with the 401(c) Regulations may be treated as Plan assets. In addition, because Section 401(c) of ERISA does not relate to insurance company separate accounts, separate account assets are still generally treated as Plan assets of any Plan invested in that separate account. Insurance companies contemplating the investment of general account assets in the Offered Certificates should consult with their counsel with respect to the applicability of Section 401(c) of ERISA.

Due to the complexity of these rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that potential investors who are Plan fiduciaries or who are investing Plan assets consult with their counsel regarding the consequences under ERISA and the Code of their acquisition and ownership of certificates.

THE SALE OF OFFERED CERTIFICATES TO A PLAN IS IN NO RESPECT A REPRESENTATION BY THE DEPOSITOR OR ANY OF THE UNDERWRITERS THAT THIS INVESTMENT MEETS ANY RELEVANT LEGAL REQUIREMENTS WITH RESPECT TO INVESTMENTS BY PLANS GENERALLY OR ANY PARTICULAR PLAN, OR THAT THIS INVESTMENT IS APPROPRIATE FOR PLANS GENERALLY OR ANY PARTICULAR PLAN.

Legal Investment

None of the classes of Offered Certificates will constitute “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984, as amended (“SMMEA”). Generally, the only classes of Offered Certificates which will qualify as “mortgage related securities” will be those that (1) are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization, as defined in Section 3(a)(62) of the Exchange Act (“NRSRO”); and (2) are part of a series evidencing interests in a trust consisting of loans originated by certain types of originators specified in SMMEA and secured by first liens on real estate.

Although Section 939(e) of the Dodd-Frank Act amended SMMEA, effective July 21, 2012, so as to require the SEC to establish creditworthiness standards by that date in substitution for the foregoing ratings test, the SEC has neither proposed nor adopted a rule establishing new creditworthiness standards for purposes of SMMEA as of the date of this prospectus. However, the SEC has issued a transitional interpretation (Release No. 34-67448 (effective July 20, 2012)), which provides that, until such time as final rules establishing new standards of creditworthiness become effective, the standard of creditworthiness for purposes of the definition of the term “mortgage related security” is a security that is rated in one of the two highest rating categories by at least one NRSRO. Depending on the standards of creditworthiness that are ultimately established by the SEC, it is possible that certain classes of Offered Certificates specified to be “mortgage related securities” for purposes of SMMEA may no longer qualify as such as of the time such new standards are effective.

The appropriate characterization of the Offered Certificates under various legal investment restrictions, and thus the ability of investors subject to those restrictions to purchase the Offered Certificates, are subject to significant interpretive uncertainties. We make no representation as to the proper characterization of the Offered Certificates for legal investment, financial institution regulatory, or other purposes, or as to the ability of particular investors to purchase any Offered Certificates under applicable legal investment restrictions. Further, any ratings downgrade of a class of Offered Certificates by an NRSRO to less than an “investment grade” rating (i.e., lower than the top four rating categories) may adversely affect the ability of an investor to purchase or retain, or otherwise impact the regulatory characteristics of, that class. The uncertainties described above (and any unfavorable future determinations concerning the legal investment or financial institution regulatory characteristics of the Offered Certificates) may adversely affect the liquidity and market value of the Offered Certificates.

Accordingly, if your investment activities are subject to legal investment laws and regulations, regulatory capital requirements, or review by regulatory authorities, you should consult with your own legal advisors in determining whether and to what extent the Offered Certificates constitute legal investments or are subject to investment, capital, or other regulatory restrictions.

The issuing entity will not be registered under the Investment Company Act of 1940, as amended. The issuing entity will be relying on an exclusion or exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended contained in Section 3(c)(5) of the Investment Company Act of 1940, as amended, or Rule 3a-7 under the Investment Company Act of 1940, as amended, although there may be additional exclusions or exemptions available to the issuing entity. The issuing entity is being structured so as not to constitute a “covered fund” for purposes of the Volcker Rule under the Dodd-Frank Act.

Legal Matters

The validity of the certificates and material federal income tax matters will be passed upon for the depositor by Sidley Austin LLP. Certain legal matters will be passed upon for the underwriters by Orrick, Herrington & Sutcliffe LLP.

Ratings

It is a condition to their issuance that the Offered Certificates receive investment grade credit ratings from each of the Rating Agencies engaged by the Depositor to rate such class of certificates.

We are not obligated to maintain any particular rating with respect to any class of Offered Certificates. Changes affecting the Mortgaged Properties, the parties to the PSA or another person may have an adverse effect on the ratings of the Offered Certificates, and thus on the liquidity, market value and regulatory characteristics of the Offered Certificates, although such adverse changes would not necessarily be an event of default under the applicable Mortgage Loan.

The ratings address the likelihood of full and timely receipt by the Certificateholders of all distributions of interest at the applicable Pass-Through Rate on the Offered Certificates to which they are entitled on each distribution date and the ultimate payment in full of the Certificate Balance of each class of Offered Certificates on a date that it not later than the Rated Final Distribution Date with respect to such class of certificates. The Rated Final Distribution Date will be the Distribution Date in November 2050. See “Yield and Maturity Considerations” and “Pooling and Servicing Agreement—Advances”. Any ratings of each Offered Certificates should be evaluated independently from similar ratings on other types of securities.

The ratings are not a recommendation to buy, sell or hold securities, a measure of asset value or an indication of the suitability of an investment, and may be subject to revision or withdrawal at any time by any Rating Agency. In addition, these ratings do not address: (a) the likelihood, timing, or frequency of prepayments (both voluntary and involuntary) and their impact on interest payments or the degree to which such prepayments might differ from those originally anticipated, (b) the possibility that a Certificateholder might suffer a lower than anticipated yield, (c) the likelihood of receipt of yield maintenance charges, prepayment charges, prepayment premiums, prepayment fees or penalties or default interest or post anticipated repayment date additional interest, (d) the likelihood of experiencing any Prepayment Interest Shortfalls, an assessment of whether or to what extent the interest payable on any class of Offered Certificates may be reduced in connection with any Prepayment Interest Shortfalls, or of receiving Compensating Interest Payments, (e) the tax treatment of the Offered Certificates or effect of taxes on the payments received, (f) the likelihood or willingness of the parties to the respective documents to meet their contractual obligations or the likelihood or willingness of any party or court to enforce, or hold enforceable, the documents in whole or in part, (g) an assessment of the yield to maturity that investors may experience, (h) the likelihood, timing or receipt of any payments of interest to the holders of the Offered Certificates resulting from an increase in the interest rate on any Mortgage Loan in connection with a Mortgage Loan modification, waiver or amendment, (i) Excess Interest or (j) other non-credit risks, including, without limitation, market risks or liquidity.

The ratings take into consideration the credit quality of the underlying Mortgaged Properties and the Mortgage Loans, structural and legal aspects associated with the Offered Certificates, and the extent to which the payment stream of the Mortgage Loans is adequate to make payments required under the Offered Certificates. However, as noted above, the ratings do not represent an assessment of the likelihood, timing or frequency of principal prepayments (both voluntary and involuntary) by the borrowers, or the degree to which such prepayments might differ from those originally anticipated. In general, the ratings address credit risk and not prepayment risk. Ratings are forward-looking opinions about credit risk and express an agency’s opinion about the ability and willingness of an issuer of securities to meet its financial obligations in full and on time. Ratings are not indications of investment merit. In addition, the ratings do not represent an assessment of the yield to maturity that investors may experience or the possibility that investors might not fully recover their initial investment in the event of delinquencies or defaults or rapid prepayments on the Mortgage Loans (including both voluntary and involuntary prepayments) or the application of any realized losses. In the event that holders of such certificates do not fully recover their investment as a result of rapid principal prepayments on the Mortgage Loans, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the ratings assigned to such certificates. As indicated in this prospectus, holders of the certificates with Notional Amounts are entitled only to payments of interest on the related Mortgage Loans. If the Mortgage Loans were to prepay in the initial month, with the result that the holders of the certificates with Notional Amounts receive only a single month’s interest and therefore, suffer a nearly complete loss of their investment, all amounts “due” to such holders will nevertheless have been paid, and such result is consistent with the rating received on those certificates. The Notional Amounts of the certificates with Notional Amounts on which interest is calculated may be reduced by the allocation of realized losses and prepayments, whether voluntary or involuntary. The ratings do not address the timing or magnitude of reductions of such Notional Amount, but only the obligation to pay interest timely on the Notional Amount, as so reduced from time to time. Therefore, the ratings of the certificates with Notional Amounts should be evaluated independently from similar ratings on other types of securities. See “Risk Factors—Other Risks Relating to the Certificates—Your Yield May Be Affected by Defaults, Prepayments and Other Factors” and “Yield and Maturity Considerations”.

Although the depositor will prepay fees for ongoing rating surveillance by certain of the Rating Agencies, the depositor has no obligation or ability to ensure that any Rating Agency performs ratings surveillance. In addition, a Rating Agency may cease ratings surveillance if the information furnished to that Rating Agency is insufficient to allow it to perform surveillance.

Index of Defined Terms

17g-5 Information Provider	296
1986 Act	448
1996 Act	427
2015 Budget Act	457
401(c) Regulations	465
AB Modified Loan	340
Acceptable Insurance Default	344
Accrued AB Loan Interest	281
Acting General Counsel’s Letter	123
Actual/360 Basis	168
Actual/360 Loans	320
ADA	430
Administrative Cost Rate	276
ADR	128
Advances	316
Advisers Act	464
Affirmative Asset Review Vote	381
Aggregate Principal Distribution Amount	277
Allocated Loan Amount	128
Annual Debt Service	128
Anticipated Repayment Date	168
Appraisal Reduction Amount	336
Appraisal Reduction Event	336
Appraised Value	129
Appraised-Out Class	341
ARD Loan	168
Argentic	236
Argentic Data Tape	242
Argentic Mortgage Loans	236
Argentic Review Team	242
Arizona Retail Portfolio Appraisal Review Period	196
Arizona Retail Portfolio Control Appraisal Period	196
Arizona Retail Portfolio Directing Holder	196
Arizona Retail Portfolio Intercreditor Agreement	192
Arizona Retail Portfolio Major Decisions	198
Arizona Retail Portfolio Noteholder Purchase Notice	200
Arizona Retail Portfolio Noteholders	192
Arizona Retail Portfolio Sequential Pay Event	194
Arizona Retail Portfolio Subordinate Companion Loan	192
Arizona Retail Portfolio Threshold Event Collateral	197
Arizona Retail Portfolio Threshold Event Cure	197
ASR Consultation Process	357
Assessment of Compliance	409
Asset Representations Reviewer Asset Review Fee	335

Asset Representations Reviewer Fee Cap	335
Asset Representations Reviewer Termination Event	385
Asset Review	382
Asset Review Notice	381
Asset Review Quorum	381
Asset Review Report	383
Asset Review Report Summary	383
Asset Review Standard	382
Asset Review Trigger	379
Asset Review Vote Election	380
Asset Status Report	354
Assumed Certificate Coupon	262
Assumed Final Distribution Date	283
Assumed Scheduled Payment	278
Attestation Report	410
Available Funds	270
Balloon Balance	129
Balloon LTV	130
Base Interest Fraction	282
Benefit Plan Investors	461
Borrower Party	290
Borrower Party Affiliate	290
Breach Notice	307
Burbank Office Portfolio Companion Loans	205
Burbank Office Portfolio Debt Yield Trigger Period	211
Burbank Office Portfolio Intercreditor Agreement	205
Burbank Office Portfolio Mortgaged Properties	204
Burbank Office Portfolio Non-Standalone Pari Passu Companion Loans	204
Burbank Office Portfolio Noteholders	205
Burbank Office Portfolio Pari Passu Companion Loans	204
Burbank Office Portfolio Standalone Companion Loans	205
Burbank Office Portfolio Standalone Pari Passu Companion Loans	204
Burbank Office Portfolio Subordinate Companion Loan Holders	206
Burbank Office Portfolio Subordinate Companion Loans	205
Burbank Office Portfolio Triggering Event of Default	206
Burbank Office Portfolio Whole Loan	204
BXP 2017-CC Servicer	214
BXP 2017-CC Special Servicer	214
BXP 2017-CC Trustee	215

BXP 2017-CC TSA	187
C(WUMP)O	17
CBD	129
CCRE Mortgage Loans	220
CERCLA	427
Certificate Administrator/Trustee Fee	333
Certificate Administrator/Trustee Fee Rate	333
Certificate Balance	269
Certificate Owners	298
Certificateholder	291
Certificateholder Quorum	388
Certificateholder Repurchase Request	398
Certifying Certificateholder	300
CGCMT 2017-P8 PSA	187
CGMRC	228
Citi Data File	229
Citi Securitization Database	229
Class A Certificates	268
Class A-SB Planned Principal Balance	278
Class X Certificates	268
Class X-A Strip Rates	275
Class X-B Strip Rate	275
Class X-D Strip Rate	276
Clearstream	297
Clearstream Participants	299
Closing Date	127
CMBS	53, 219
Code	445
Collateral Deficiency Amount	340
Collection Account	319
Collection Period	271
Colorado Center Companion Loans	214
Colorado Center Controlling Noteholder	217
Colorado Center Intercreditor Agreement	214
Colorado Center Lead Securitization Companion Loans	214
Colorado Center Noteholders	214
Colorado Center Pari Passu Companion Loans	214
Colorado Center Subordinate Companion Loans	214
Colorado Center Whole Loan	214
COMM 2017-COR2 PSA	187
COMM Conduit/Fusion	220
COMM FL	220
Communication Request	301
Companion Loan	126
Companion Loan Holder	185
Compensating Interest Payment	284
Conflicted Controlling Class Holder	289
Conflicted Controlling Class Loan	290
Conflicted Information	290
Conflicted Loan	290
Conflicted Special Servicer Loan	388

Constant Prepayment Rate	437
Constraining Level	261
Consultation Termination Event	368
Control Eligible Certificates	363
Control Note	187
Control Termination Event	368
Controlling Class	363
Controlling Class Certificateholder	363
Controlling Holder	187
Corrected Loan	354
Council	109
CPR	437
Credit Risk Retention Rules	257
CREFC®	287
CREFC® Intellectual Property Royalty License Fee	335
CREFC® Intellectual Property Royalty License Fee Rate	336
CREFC® Reports	287
CREFI	228
CREFI Mortgage Loans	228
Crossover Date	274
CRR	109
CRR Amendment Regulation	109
CSAIL 2016-C7 PSA	187
Cumulative Appraisal Reduction Amount	340
Cure Event	213
Cure Payment	213
Cure/Contest Period	383
Current LTV	130
Cut-off Date	126
Cut-off Date Balance	129
Cut-off Date LTV Ratio	130
Cut-off Date UW NCF	132
Daily Portions	450
DBNY	219, 222
DBRS	408
DBUBS 2017-BRBK Certificate Administrator	205
DBUBS 2017-BRBK Controlling Class	212
DBUBS 2017-BRBK Controlling Class Certificateholder	212
DBUBS 2017-BRBK Directing Holder	211
DBUBS 2017-BRBK Master Servicer	205
DBUBS 2017-BRBK Special Servicer	205
DBUBS 2017-BRBK Subordinate Consultation Period	211
DBUBS 2017-BRBK Subordinate Control Period	211
DBUBS 2017-BRBK Trustee	205
DBUBS 2017-BRBK TSA	187
Defaulted Loan	360
Defeasance Deposit	173
Defeasance Loans	172
Defeasance Lock-Out Period	172
Defeasance Option	172

Definitive Certificate	297
Delinquent Loan	380
Depositaries	298
Depositor	243
Determination Date	270
Deutsche Bank	220
Diligence File	305
Directing Certificateholder	362
Directing Holder Asset Status Report Review Process	356
Disclosable Special Servicer Fees	333
Discount Rate	169
Discount Yield	260, 263
Dispute Resolution Consultation	400
Dispute Resolution Cut-off Date	400
Distribution Accounts	320
Distribution Date	270
District Court	247
DMARC	220
Dodd-Frank Act	109
DOJ	220
DOL	461
DTC	297
DTC Participants	298
DTC Rules	299
Due Date	168, 272
Due Diligence Questionnaire	230
Early Defeasance Loan	173
EDGAR	460
EIL	145
Eligible Asset Representations Reviewer	384
Eligible Operating Advisor	375
Enforcing Party	398
Enforcing Servicer	398
ESA	145, 224
Escrow/Reserve Mitigating Circumstances	226
Euroclear	297
Euroclear Operator	299
Euroclear Participants	299
European Commission	109
Exception Schedules	266
Excess Interest	270
Excess Interest Distribution Account	320
Excess Prepayment Interest Shortfall	285
Exchange Act	219, 227
Excluded Plan	463
Exemption	462
Exemption Rating Agency	462
Expected Price	264
Expected Prices	264
FATCA	455
FDIA	122
FDIC	123
Federal Court Complaint	247

FETL	19
FIEL	19
Final Asset Status Report	357
Final Dispute Resolution Election Notice	401
Financial Promotion Order	16
FIRREA	123, 224
Fitch	408
FPO Persons	16
FSCMA	19
FSMA	17
GACC	219
GACC Data Tape	221
GACC Deal Team	221
GACC Mortgage Loans	221
Gain-on-Sale Reserve Account	320
Garn Act	429
Grace Period	168
Gurnee Mills Loan REMIC	445
Gurnee Mills Loan REMIC Regular Interest	445
Gurnee Mills REMIC Declaration	445
Gurnee Mills Residual Interest	445
Hard Lockbox	129
High Net Worth Companies, Unincorporated Associations, Etc.	16
Impermissible Risk Retention Affiliate	395
Impermissible RP Affiliate	395
Indirect Participants	298
Initial Delivery Date	354
Initial Pool Balance	126
Initial Rate	168
Initial Requesting Certificateholder	398
In-Place Cash Management	129
Insurance and Condemnation Proceeds	319
Intercreditor Agreement	185
Interest Accrual Amount	276
Interest Accrual Period	277
Interest Distribution Amount	276
Interest Payment Differential	170
Interest Reserve Account	320
Interest Shortfall	277
Interested Person	361
Interest-Only Certificates	259
Interest-Only Expected Price	264
Interpolated Yield	260, 263
Investment Company Act	1
Investor Certification	290
Investor Q&A Forum	295
Investor Registry	296
IO Group YM Distribution Amount	282
KBRA	375
Largest Tenant	129
Lease Expiration	129
Liquidation Fee	330
Liquidation Proceeds	319, 330
LNR Partners	252

Loan Per Net Rentable Area	129
Loan-Specific Directing Holder	369
Loan-to-Value Ratio	130
Loan-to-Value Ratio at Maturity or ARD	130
Loss of Value Payment	308
Lower-Tier Regular Interests	445
Lower-Tier REMIC	50
Lower-Tier REMIC Distribution Account	320
Lower-Tier REMICs	445
LTV Ratio	130
LTV Ratio at Maturity or ARD	130
MAI	309
Major Decision	364
Major Decision Reporting Package	364
Market Discount	451
MAS	18
Master Servicer	248
Master Servicer Major Decision	366
Master Servicer Non-Major Decision	348
Master Servicer Proposed Course of Action Notice	399
Master Servicer Remittance Date	315
Master Servicing Fee	327
Master Servicing Fee Rate	327
Material Defect	307
Maturity Date LTV Ratio	130
MLPA	302
Modeling Assumptions	437
Modification Fees	332
Modified Mortgage Loan	336
Moody’s	408
Morningstar	375
Mortgage	127
Mortgage File	302
Mortgage Loan Seller	219, 228
Mortgage Loans	126
Mortgage Note	127
Mortgage Pool	126
Mortgage Rate	276
Mortgaged Property	127
Most Recent NOI	130
MSA	130
Net Default Interest	327
Net Mortgage Rate	276
Net Operating Income	131
Net Prepayment Interest Excess	284
NI 33-105	20
NOI	131
NOI Date	131
Non-Conflicted Special Servicer	389
Non-Control Note	187
Non-Controlling Holder	187, 191
Non-Offered Certificates	268
Nonrecoverable Advance	317
Non-Reduced Certificates	388
Non-Serviced Certificate Administrator	188

Non-Serviced Companion Loan	188
Non-Serviced Directing Certificateholder	188
Non-Serviced Master Servicer	188
Non-Serviced Mortgage Loan	188
Non-Serviced Pari Passu Companion Loan	188
Non-Serviced Pari Passu Whole Loan	188
Non-Serviced PSA	188
Non-Serviced Securitization Trust	188
Non-Serviced Special Servicer	188
Non-Serviced Trustee	188
Non-U.S. Person	455
Note A	211
Note B	211
Notice of Foreclosure/DIL	213
Notional Amount	269
NRA	131
NRSRO	465
NRSRO	289, 393
NRSRO Certification	291
Occupancy	131
Occupancy Date	131
Offered Certificates	268
Offsetting Modification Fees	332
OID Regulations	448
OLA	123
Operating Advisor Annual Report	373
Operating Advisor Consultation Event	374
Operating Advisor Consulting Fee	334
Operating Advisor Expenses	334
Operating Advisor Fee	334
Operating Advisor Fee Rate	334
Operating Advisor Standard	373
Operating Advisor Termination Event	376
Original Balance	131
P&I	249
P&I Advance	315
PAR	225
Pari Passu Companion Loan	126
Park Bridge Financial	256
Park Bridge Lender Services	256
Participants	297
Parties in Interest	461
Pass-Through Rate	275
Patriot Act	431
PCIS Persons	16
PCO	162
PCR	236
Periodic Payments	270
Permitted Investments	270, 321
Permitted Special Servicer/Affiliate Fees	333
PIPs	74, 148
Plan Fiduciary	463
Plans	461
PML	6
PRC	17

Preliminary Dispute Resolution Election Notice	400
Prepayment Assumption	450
Prepayment Interest Excess	284
Prepayment Interest Shortfall	284
Prepayment Provision	131
Prime Rate	319
Principal Balance Certificates	268
Principal Distribution Amount	277
Principal Shortfall	278
PrinREI Serviced Mortgage Loans	345
Privileged Information	375
Privileged Information Exception	376
Privileged Person	289
Prohibited Prepayment	284
Promotion of Collective Investment Schemes Exemptions Order	16
Proposed Course of Action	399
Proposed Course of Action Notice	399
Prospectus Directive	15
PSA	268
PSA Party Repurchase Request	399
PTCE	465
Purchase Price	309
Qualified Replacement Special Servicer	388
Qualified Substitute Mortgage Loan	309
Qualifying CRE Loan Percentage	258
RAC No-Response Scenario	407
Rated Final Distribution Date	283
Rating Agencies	408
Rating Agency Confirmation	408
REA	64
Realized Loss	286
REC	145
Record Date	270
Registration Statement	460
Regular Certificates	268
Regular Interest Holder	448
Regular Interests	445
Regulation AB	410
Reimbursement Rate	319
Reinvestment Yield	169
Related Proceeds	318
Release Amount	175
Release Date	172
Relevant Member State	15
Relevant Persons	16
Relief Act	430
REMIC	445
REMIC Regulations	445
REO Account	321
REO Loan	279
REO Property	354
Repurchase Election Notice	213
Repurchase Option Notice	213
Repurchase Request	399

Requesting Certificateholder	400
Requesting Holders	341
Requesting Investor	301
Requesting Party	407
Requirements	430
Residual Certificates	268
Resolution Failure	399
Resolved	399
Restricted Group	462
Restricted Mezzanine Holder	290
Restricted Party	376
Retaining Party	257
Retaining Sponsor	257
Review Materials	381
Revised Rate	168
RevPAR	131
Risk Retention Affiliate	375
Risk Retention Affiliated	375
RMBS	247
Rooms	135
RPA	157
RR certificates	29
RR Certificates	258, 268
RR Valuation Assumption	262
Rule 17g-5	291
Scheduled Certificate Interest Payments	262
Scheduled Certificate Principal Payments	259
Scheduled Principal Distribution Amount	277
SEC	219, 227
Securities Act	409
Securitization Accounts	321
Securitization Regulations	109
SEL	6
Senior Certificates	268
Serviced AB Mortgage Loan	188
Serviced AB Whole Loan	188
Serviced Companion Loan	188
Serviced Mortgage Loan	189
Serviced Pari Passu Companion Loan	189
Serviced Pari Passu Mortgage Loan	189
Serviced Pari Passu Whole Loan	189
Serviced Subordinate Companion Loan	189
Serviced Whole Loan	189
Serviced Whole Loan Custodial Account	320
Servicer Termination Event	391
Servicing Advances	316
Servicing Compensation	327
Servicing Fee	327
Servicing Fee Rate	327
Servicing Shift Mortgage Loan	189
Servicing Shift PSA	189
Servicing Shift Securitization Date	189
Servicing Shift Whole Loan	189
Servicing Standard	314
Servicing Transfer Event	354

SF	132
SFA	18
SFO	17
Similar Law	461
Small Loan Appraisal Estimate	338
SMMEA	465
Soft Lockbox	131
Soft Springing Hard Lockbox	131
Sole Certificateholder	332
Solvency II Delegated Act	109
Special Servicer Major Decision	366
Special Servicer Non-Major Decision	345
Special Servicing Fee	329
Special Servicing Fee Rate	329
Specially Serviced Loans	352
Sponsor	219, 228
Springing Cash Management	132
Springing Lockbox	132
Sq. Ft.	132
Square Feet	132
Startup Day	446
State Court Complaint	247
Stated Principal Balance	278
STS Securitization Regulation	109
STWD	252
Subject Loans	335
Subordinate Certificates	268
Subordinate Companion Loan	126, 189
Subsequent Asset Status Report	354
Sub-Servicing Agreement	315
Sub-Servicing Entity	392
Swap-Priced Expected Price	262
Swap-Priced Principal Balance Certificates	259
T-12	132
Target Price	261
TCO	162
Term to Maturity	132
Terms and Conditions	300
Tests	382
Title V	429
TMPs	457
Trailing 12 NOI	130
Transaction Parties	464
TRIPRA	81, 9
Trust REMIC	50
Trust REMICs	445
TTM	132
U.S. Obligations	170
U.S. Person	455
UCC	417
Underwriter Entities	99
Underwriting Agreement	458

Underwritten EGI	135
Underwritten Expenses	132
Underwritten NCF	133
Underwritten NCF Debt Yield	132
Underwritten NCF DSCR	133
Underwritten Net Cash Flow	133
Underwritten Net Cash Flow DSCR	133
Underwritten Net Operating Income	133
Underwritten Net Operating Income DSCR	135
Underwritten NOI	133
Underwritten NOI Debt Yield	132
Underwritten NOI DSCR	135
Underwritten Revenues	135
Units	135
Unscheduled Principal Distribution Amount	278
Unsolicited Information	382
UPB	249
Updated Appraisal	338
Upper-Tier REMIC	50, 445
Upper-Tier REMIC Distribution Account	320
USTs	145
UW EGI	135
UW Expenses	132
UW NCF	133
UW NCF Debt Yield	132
UW NCF DSCR	133
UW NOI Debt Yield	132
UW NOI DSCR	135
Volcker Rule	110
Voting Rights	297
WAC Rate	276
Wachovia	248
Weighted Average Mortgage Rate	135
Wells Fargo	248
Wells Fargo Bank	246, 247
West Burlington Plaza Loan REMIC	445
West Burlington Plaza Loan REMIC Regular Interest	445
West Burlington Plaza REMIC Declaration	445
West Burlington Plaza Residual Interest	445
WFCM 2017-C39 PSA	189
Whole Loan	126, 189
Withheld Amounts	320
Workout Fee	329
Workout-Delayed Reimbursement Amount	319
WTNA	245
Yield-Priced Expected Price	264
Yield-Priced Principal Balance Certificates	259

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX A-1

CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

[THIS PAGE INTENTIONALLY LEFT BLANK]

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining		First
			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination	Payment	Maturity	ARD Loan	Final
Property Flag	ID	Property Name	Balance	Properties	Seller (1)	Balance($)(2)(3)	Balance($)(2)(3)	or ARD Balance($)	Type (6)	Type	Rate (5)	Fee Rate (7)	Basis	Maturity or ARD	Maturity or ARD	Term	Term	Date	Date	or ARD Date	(Yes/No)(5)	Maturity Date
Loan	1.00	Headquarters Plaza (36)	7.1%	1	CREFI	75,000,000	75,000,000	75,000,000	Mixed Use	Office/Hospitality/Retail	4.35500%	0.01600%	Actual/360	120	120	0	0	10/20/2017	12/06/2017	11/06/2027	No	11/06/2027
Loan	2.00	U-Haul SAC Portfolios 14, 15, 17 (36)	5.6%	22	GACC	60,000,000	59,762,173	42,680,202	Self Storage	Self Storage	3.7025%	0.01190%	Actual/360	120	118	300	298	08/09/2017	10/06/2017	09/06/2027	Yes	09/06/2037
Property	2.01	U-Haul of Medford	1.0%	1	GACC	10,918,324	10,875,046		Self Storage	Self Storage
Property	2.02	U-Haul Center of Salisbury	0.5%	1	GACC	5,202,426	5,181,805		Self Storage	Self Storage
Property	2.03	U-Haul Center North Rancho	0.5%	1	GACC	5,016,222	4,996,339		Self Storage	Self Storage
Property	2.04	U-Haul Lincoln Park	0.4%	1	GACC	4,677,670	4,659,128		Self Storage	Self Storage
Property	2.05	U-Haul of Inwood	0.4%	1	GACC	4,119,058	4,102,731		Self Storage	Self Storage
Property	2.06	U-Haul Center Albany	0.3%	1	GACC	3,408,097	3,394,588		Self Storage	Self Storage
Property	2.07	U-Haul Storage Black Rock	0.3%	1	GACC	2,807,166	2,796,039		Self Storage	Self Storage
Property	2.08	U-Haul Center of Rockville	0.2%	1	GACC	2,448,864	2,439,158		Self Storage	Self Storage
Property	2.09	U-Haul Storage Ivar Avenue	0.2%	1	GACC	2,321,907	2,312,704		Self Storage	Self Storage
Property	2.10	U-Haul Center of Round Rock	0.2%	1	GACC	2,161,095	2,152,529		Self Storage	Self Storage
Property	2.11	U-Haul Storage Glendora	0.2%	1	GACC	2,127,239	2,118,807		Self Storage	Self Storage
Property	2.12	U-Haul Center Texas Avenue	0.2%	1	GACC	2,113,133	2,104,757		Self Storage	Self Storage
Property	2.13	U-Haul Storage Tarrant Road	0.2%	1	GACC	1,797,151	1,790,027		Self Storage	Self Storage
Property	2.14	U-Haul Storage Hulen	0.2%	1	GACC	1,653,266	1,646,712		Self Storage	Self Storage
Property	2.15	U-Haul Center Beaumont	0.1%	1	GACC	1,506,559	1,500,588		Self Storage	Self Storage
Property	2.16	U-Haul Storage Waxahachie	0.1%	1	GACC	1,489,632	1,483,727		Self Storage	Self Storage
Property	2.17	U-Haul Center of Olathe	0.1%	1	GACC	1,421,921	1,416,285		Self Storage	Self Storage
Property	2.18	U-Haul Kings Highway	0.1%	1	GACC	1,069,262	1,065,024		Self Storage	Self Storage
Property	2.19	U-Haul Storage I-30	0.1%	1	GACC	1,029,764	1,025,683		Self Storage	Self Storage
Property	2.20	U-Haul Storage Laurelwood	0.1%	1	GACC	1,026,943	1,022,873		Self Storage	Self Storage
Property	2.21	U-Haul Center Downtown	0.1%	1	GACC	854,846	851,457		Self Storage	Self Storage
Property	2.22	U-Haul Storage Business Avenue	0.1%	1	GACC	829,454	826,166		Self Storage	Self Storage
Loan	3.00	Burbank Office Portfolio (36)	4.7%	4	GACC	50,000,000	50,000,000	50,000,000	Office	CBD	3.5410%	0.01065%	Actual/360	84	83	0	0	09/19/2017	11/06/2017	10/06/2024	No	10/06/2024
Property	3.01	Media Studios	1.8%	1	GACC	19,068,182	19,068,182		Office	CBD
Property	3.02	The Pointe	1.5%	1	GACC	16,106,061	16,106,061		Office	CBD
Property	3.03	3800 Alameda	0.9%	1	GACC	9,045,455	9,045,455		Office	CBD
Property	3.04	Central Park	0.5%	1	GACC	5,780,303	5,780,303		Office	CBD
Loan	4.00	Homewood Suites Savannah	3.9%	1	GACC	42,000,000	41,843,330	33,931,222	Hospitality	Extended Stay	4.4800%	0.01460%	Actual/360	120	117	360	357	07/12/2017	09/06/2017	08/06/2027	No	08/06/2027
Loan	5.00	Troy Officentre Portfolio	3.9%	2	CREFI	41,250,000	41,250,000	38,543,241	Office	Suburban	4.5600%	0.04210%	Actual/360	60	59	360	360	09/14/2017	11/06/2017	10/06/2022	No	10/06/2022
Property	5.01	East Big Beaver Road Office	2.4%	1	CREFI	25,700,000	25,700,000		Office	Suburban
Property	5.02	Livernois Road Office	1.5%	1	CREFI	15,550,000	15,550,000		Office	Suburban
Loan	6.00	Lightstone Portfolio (36)	3.8%	7	GACC	40,000,000	40,000,000	35,178,349	Hospitality	Various	4.7100%	0.01710%	Actual/360	120	117	360	360	07/14/2017	09/06/2017	08/06/2027	No	08/06/2027
Property	6.01	Hampton Inn & Suites Ft. Myers Beach	0.6%	1	GACC	6,445,538	6,445,538		Hospitality	Limited Service
Property	6.02	aloft Rogers Bentonville	0.6%	1	GACC	6,445,538	6,445,538		Hospitality	Select Service
Property	6.03	Residence Inn Baton Rouge Siegen Lane	0.6%	1	GACC	6,256,000	6,256,000		Hospitality	Extended Stay
Property	6.04	Courtyard Baton Rouge Siegen Lane	0.6%	1	GACC	6,066,462	6,066,462		Hospitality	Select Service
Property	6.05	TownePlace Suites New Orleans Metairie	0.5%	1	GACC	5,497,846	5,497,846		Hospitality	Extended Stay
Property	6.06	Fairfield Inn & Suites Jonesboro	0.5%	1	GACC	4,928,615	4,928,615		Hospitality	Limited Service
Property	6.07	TownePlace Suites Fayetteville North Springdale	0.4%	1	GACC	4,360,000	4,360,000		Hospitality	Extended Stay
Loan	7.00	Costco JFK	3.3%	1	GACC	35,000,000	35,000,000	35,000,000	Mixed Use	Retail/Medical Office	3.5390%	0.01460%	Actual/360	120	120	0	0	10/24/2017	12/06/2017	11/06/2027	No	11/06/2027
Loan	8.00	Capitol Center	3.0%	1	GACC	32,250,000	32,250,000	27,621,293	Office	CBD	4.1200%	0.01460%	Actual/360	120	119	360	360	09/28/2017	11/06/2017	10/06/2027	No	10/06/2027
Loan	9.00	Hotel Mela Times Square	3.0%	1	CREFI	31,800,000	31,800,000	31,800,000	Hospitality	Full Service	4.1900%	0.01460%	Actual/360	60	60	0	0	10/30/2017	12/06/2017	11/06/2022	No	11/06/2022
Loan	10.00	Tustin Centre I & II	3.0%	1	GACC	31,500,000	31,500,000	31,500,000	Office	Suburban	3.6160%	0.01460%	Actual/360	120	117	0	0	07/20/2017	09/01/2017	08/01/2027	No	08/01/2027
Loan	11.00	One Imeson (38)	2.6%	1	AREF	28,000,000	27,966,261	22,597,847	Industrial	Warehouse/Distribution	4.4510%	0.01460%	Actual/360	120	119	360	359	09/18/2017	11/06/2017	10/06/2027	No	10/06/2027
Loan	12.00	Salt Lake City Hotel Portfolio	2.6%	3	CREFI	27,860,000	27,860,000	22,481,042	Hospitality	Various	4.4480%	0.01460%	Actual/360	120	120	360	360	10/20/2017	12/06/2017	11/06/2027	No	11/06/2027
Property	12.01	TownePlace Suites West Valley City	1.0%	1	CREFI	10,400,000	10,400,000		Hospitality	Extended Stay
Property	12.02	Staybridge Suites Midvale	0.9%	1	CREFI	9,060,000	9,060,000		Hospitality	Extended Stay
Property	12.03	Fairfield Inn & Suites Midvale	0.8%	1	CREFI	8,400,000	8,400,000		Hospitality	Limited Service
Loan	13.00	IRG Portfolio (36)	2.6%	5	GACC	27,500,000	27,401,208	22,353,768	Industrial	Various	4.6600%	0.01040%	Actual/360	120	117	360	357	07/21/2017	09/06/2017	08/06/2027	No	08/06/2027
Property	13.01	HBP Euclid	0.9%	1	GACC	9,284,524	9,251,170		Industrial	Flex
Property	13.02	LMA Massillon & Building E	0.6%	1	GACC	6,861,905	6,837,254		Industrial	Flex
Property	13.03	LMA Building D	0.5%	1	GACC	5,840,476	5,819,495		Industrial	Flex
Property	13.04	NRR Commerce	0.3%	1	GACC	3,038,095	3,027,181		Industrial	Warehouse/Distribution
Property	13.05	Rockside Commerce	0.2%	1	GACC	2,475,000	2,466,109		Industrial	Flex
Loan	14.00	Station Place III (36)(38)	2.4%	1	CREFI	26,000,000	26,000,000	26,000,000	Office	CBD	3.6000%	0.01190%	Actual/360	120	120	0	0	10/03/2017	12/01/2017	11/01/2027	No	11/01/2027
Loan	15.00	Moffett Place Building 4 (36)(37)	2.4%	1	GACC	25,250,000	25,250,000	22,948,144	Office	Suburban	3.6365%	0.01190%	Actual/360	120	117	360	360	08/03/2017	09/06/2017	08/06/2027	No	08/06/2027
Loan	16.00	Corporate Woods Portfolio (36)	2.3%	16	CREFI	25,000,000	24,936,520	20,174,935	Various	Various	4.4500%	0.01190%	Actual/360	120	118	360	358	08/09/2017	10/06/2017	09/06/2027	No	09/06/2027
Property	16.01	Corporate Woods - Building 82	0.4%	1	CREFI	3,891,709	3,881,827		Office	Suburban
Property	16.02	Corporate Woods - Building 40	0.3%	1	CREFI	3,663,283	3,653,981		Office	Suburban
Property	16.03	Corporate Woods - Building 84	0.3%	1	CREFI	3,570,220	3,561,155		Office	Suburban
Property	16.04	Corporate Woods - Building 32	0.3%	1	CREFI	2,690,355	2,683,524		Office	Suburban
Property	16.05	Corporate Woods - Building 34	0.1%	1	CREFI	1,302,877	1,299,568		Office	Suburban
Property	16.06	Corporate Woods - Building 14	0.1%	1	CREFI	1,218,274	1,215,181		Office	Suburban
Property	16.07	Corporate Woods - Building 70	0.1%	1	CREFI	1,159,052	1,156,109		Office	Suburban
Property	16.08	Corporate Woods - Building 9	0.1%	1	CREFI	1,082,910	1,080,161		Office	Suburban
Property	16.09	Corporate Woods - Building 6	0.1%	1	CREFI	1,074,450	1,071,722		Office	Suburban
Property	16.10	Corporate Woods - Building 12	0.1%	1	CREFI	1,057,530	1,054,844		Office	Suburban
Property	16.11	Corporate Woods - Building 27	0.1%	1	CREFI	1,032,149	1,029,528		Office	Suburban
Property	16.12	Corporate Woods - Building 51	0.1%	1	CREFI	888,325	886,069		Office	Suburban
Property	16.13	Corporate Woods - Building 55	0.1%	1	CREFI	871,404	869,192		Office	Suburban
Property	16.14	Corporate Woods - Building 65	0.1%	1	CREFI	558,376	556,958		Retail	Unanchored
Property	16.15	Corporate Woods - Building 3	0.1%	1	CREFI	558,376	556,958		Office	Suburban
Property	16.16	Corporate Woods - Building 75	0.0%	1	CREFI	380,711	379,744		Office	Suburban
Loan	17.00	FedEx Ground - Durham	2.1%	1	AREF	22,500,000	22,500,000	22,500,000	Industrial	Warehouse/Distribution	4.0700%	0.04460%	Actual/360	120	117	0	0	07/31/2017	09/06/2017	08/06/2027	Yes	03/06/2032
Loan	18.00	Integrated Health Campus (36)	2.1%	1	GACC	22,000,000	22,000,000	19,183,283	Office	Medical	4.3400%	0.02190%	Actual/360	120	118	360	360	08/11/2017	10/01/2017	09/01/2027	No	09/01/2027
Loan	19.00	337 Lafayette Street	2.0%	1	CREFI	21,500,000	21,500,000	21,500,000	Retail	Single Tenant Retail	4.5590%	0.01460%	Actual/360	120	120	0	0	10/25/2017	12/06/2017	11/06/2027	No	11/06/2027
Loan	20.00	Hampton Inn Majestic Chicago	2.0%	1	CREFI	21,500,000	21,462,016	17,649,000	Hospitality	Limited Service	4.2200%	0.01460%	Actual/360	84	83	300	299	09/07/2017	11/06/2017	10/06/2024	No	10/06/2024
Loan	21.00	Promenade at West End Phase II	2.0%	1	AREF	21,350,000	21,350,000	18,344,415	Retail	Unanchored	4.7260%	0.01460%	Actual/360	120	119	360	360	10/06/2017	11/06/2017	10/06/2027	No	10/06/2027
Loan	22.00	3600 Massie	1.9%	1	GACC	20,120,000	20,120,000	17,082,403	Industrial	Warehouse/Distribution	4.2800%	0.04460%	Actual/360	120	119	360	360	09/28/2017	11/06/2017	10/06/2027	No	10/06/2027
Loan	23.00	Colorado Center (36)	1.9%	1	GACC	20,000,000	20,000,000	20,000,000	Office	CBD	3.5625%	0.01065%	Actual/360	120	117	0	0	07/28/2017	09/09/2017	08/09/2027	No	08/09/2027
Loan	24.00	Sierra Center	1.8%	1	AREF	19,000,000	18,955,430	15,536,679	Retail	Anchored	4.8400%	0.01460%	Actual/360	120	118	360	358	09/05/2017	10/06/2017	09/06/2027	No	09/06/2027
Loan	25.00	2121 Wilshire Boulevard	1.6%	1	CREFI	17,250,000	17,250,000	17,250,000	Office	Medical	4.5100%	0.01460%	Actual/360	120	120	0	0	10/27/2017	12/06/2017	11/06/2027	No	11/06/2027

 A-1-1

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			% of		Mortgage		Cut-off		General	Detailed			Interest	Original	Remaining	Original	Remaining		First
			Initial Pool	# of	Loan	Original	Date	Maturity	Property	Property	Interest	Administrative	Accrual	Term to	Term to	Amortization	Amortization	Origination	Payment	Maturity	ARD Loan	Final
Property Flag	ID	Property Name	Balance	Properties	Seller (1)	Balance($)(2)(3)	Balance($)(2)(3)	or ARD Balance($)	Type (6)	Type	Rate (5)	Fee Rate (7)	Basis	Maturity or ARD	Maturity or ARD	Term	Term	Date	Date	or ARD Date	(Yes/No)(5)	Maturity Date
Loan	26.00	Harrison Luxury Apartments	1.5%	1	AREF	16,000,000	16,000,000	14,040,485	Multifamily	Garden	4.6150%	0.01460%	Actual/360	120	118	360	360	08/23/2017	10/06/2017	09/06/2027	No	09/06/2027
Loan	27.00	Gurnee Mills (36)	1.4%	1	GACC	15,000,000	14,722,913	11,910,085	Retail	Super Regional Mall	3.9900%	0.01190%	Actual/360	120	107	360	347	09/27/2016	11/01/2016	10/01/2026	No	10/01/2026
Loan	28.00	Miramar Parkway Plaza	1.3%	1	AREF	14,100,000	14,079,746	10,893,234	Retail	Anchored	4.4150%	0.01460%	Actual/360	120	119	330	329	10/03/2017	11/06/2017	10/06/2027	No	10/06/2027
Loan	29.00	Port Gardner Building	1.2%	1	CREFI	13,000,000	13,000,000	11,890,413	Office	Suburban	4.4700%	0.02210%	Actual/360	120	117	360	360	07/20/2017	09/01/2017	08/01/2027	No	08/01/2027
Loan	30.00	Hampton Inn & Suites Las Vegas	1.2%	1	AREF	12,750,000	12,686,254	9,438,795	Hospitality	Limited Service	4.7320%	0.01460%	Actual/360	120	117	300	297	07/07/2017	09/06/2017	08/06/2027	No	08/06/2027
Loan	31.00	Palma Sola Square & DeSoto Plaza (38)	1.2%	2	GACC	12,450,000	12,395,004	10,235,987	Retail	Various	5.0000%	0.01460%	Actual/360	120	116	360	356	06/26/2017	08/06/2017	07/06/2027	No	07/06/2027
Property	31.01	Palma Sola Square	1.1%	1	GACC	11,700,000	11,648,317		Retail	Anchored
Property	31.02	DeSoto Plaza	0.1%	1	GACC	750,000	746,687		Retail	Unanchored
Loan	32.00	Cleveland East (36)	1.1%	2	AREF	12,000,000	12,000,000	11,302,396	Office	Suburban	5.2170%	0.01190%	Actual/360	60	56	360	360	06/27/2017	08/06/2017	07/06/2022	No	07/06/2022
Property	32.01	Landerbrook Corporate Center	0.8%	1	AREF	8,400,000	8,400,000		Office	Suburban
Property	32.02	Metropolitan Plaza	0.3%	1	AREF	3,600,000	3,600,000		Office	Suburban
Loan	33.00	Independence Park	1.1%	1	AREF	11,620,000	11,620,000	11,620,000	Retail	Anchored	4.5450%	0.01460%	Actual/360	120	117	0	0	08/02/2017	09/06/2017	08/06/2027	No	08/06/2027
Loan	34.00	The Fountains	1.1%	1	AREF	11,475,000	11,475,000	10,084,974	Retail	Unanchored	4.6820%	0.01460%	Actual/360	120	118	360	360	08/08/2017	10/06/2017	09/06/2027	No	09/06/2027
Loan	35.00	Arizona Retail Portfolio	1.0%	4	AREF	11,102,258	11,021,101	9,333,320	Retail	Various	5.0300%	0.01460%	Actual/360	120	98	360	338	12/23/2015	02/05/2016	01/05/2026	No	01/05/2026
Property	35.01	9460 E. Golf Links Road	0.3%	1	AREF	3,394,611	3,369,796		Retail	Single Tenant Retail
Property	35.02	725 West Baseline Road	0.3%	1	AREF	3,071,705	3,049,251		Retail	Single Tenant Retail
Property	35.03	1675 West Valencia Road	0.2%	1	AREF	2,530,295	2,511,799		Retail	Anchored
Property	35.04	1988 North Alma School Road	0.2%	1	AREF	2,105,647	2,090,255		Retail	Single Tenant Retail
Loan	36.00	Mocksville Commons & Peru Marketplace	1.0%	2	AREF	10,650,000	10,650,000	9,279,161	Retail	Anchored	4.3050%	0.01460%	Actual/360	120	117	360	360	07/17/2017	09/06/2017	08/06/2027	No	08/06/2027
Property	36.01	Peru Marketplace	0.6%	1	AREF	5,857,500	5,857,500		Retail	Anchored
Property	36.02	Mocksville Commons	0.5%	1	AREF	4,792,500	4,792,500		Retail	Anchored
Loan	37.00	Covance Business Center (36)	0.9%	1	GACC	10,000,000	9,985,735	7,735,520	Mixed Use	Office/Industrial	4.4500%	0.01190%	Actual/360	120	119	330	329	09/08/2017	11/06/2017	10/06/2027	No	10/06/2027
Loan	38.00	19500 South Dixie Highway	0.9%	1	CREFI	10,000,000	9,960,003	7,983,197	Office	Suburban	4.1400%	0.02210%	Actual/360	120	117	360	357	07/25/2017	09/01/2017	08/01/2027	No	08/01/2027
Loan	39.00	Bennetts Creek Crossing	0.9%	1	CREFI	9,500,000	9,500,000	7,916,611	Retail	Shadow Anchored	4.5600%	0.05210%	Actual/360	120	115	360	360	05/08/2017	07/01/2017	06/01/2027	No	06/01/2027
Loan	40.00	4400 Broadway	0.9%	1	GACC	9,500,000	9,500,000	8,014,624	Office	Suburban	4.5200%	0.01460%	Actual/360	120	119	360	360	09/27/2017	11/06/2017	10/06/2027	No	10/06/2027
Loan	41.00	Hampton Inn Hilton Head	0.9%	1	GACC	9,500,000	9,469,946	8,793,976	Hospitality	Limited Service	5.2500%	0.01460%	Actual/360	60	57	360	357	08/04/2017	09/06/2017	08/06/2022	No	08/06/2022
Loan	42.00	Pacific Woods Apartments	0.8%	1	CREFI	8,600,000	8,600,000	8,600,000	Multifamily	Garden	3.4500%	0.01460%	Actual/360	120	119	0	0	09/29/2017	11/06/2017	10/06/2027	No	10/06/2027
Loan	43.00	Collierville Portfolio	0.8%	9	AREF	8,595,000	8,464,860	6,554,271	Various	Various	5.5600%	0.01460%	Actual/360	120	110	300	290	12/13/2016	02/05/2017	01/05/2027	No	01/05/2027
Property	43.01	Ripley Oaks	0.2%	1	AREF	1,695,000	1,669,335		Retail	Unanchored
Property	43.02	435 Washington	0.2%	1	AREF	1,680,000	1,654,563		Industrial	Warehouse/Distribution
Property	43.03	Magnolias on Main	0.1%	1	AREF	1,200,000	1,181,830		Office	Suburban
Property	43.04	Pecan Ridge	0.1%	1	AREF	1,080,000	1,063,647		Industrial	Flex
Property	43.05	Wilfong	0.1%	1	AREF	930,000	915,919		Industrial	Flex
Property	43.06	37 NorthStar	0.1%	1	AREF	885,000	871,600		Industrial	Flex
Property	43.07	Collierville Commerce Center	0.0%	1	AREF	480,000	472,732		Retail	Unanchored
Property	43.08	Collierville Plaza	0.0%	1	AREF	360,000	354,549		Retail	Unanchored
Property	43.09	Magnolia Crossing	0.0%	1	AREF	285,000	280,685		Industrial	Flex
Loan	44.00	Intech Ten	0.8%	1	GACC	8,282,000	8,282,000	7,185,686	Office	Suburban	4.1300%	0.01460%	Actual/360	120	118	360	360	08/15/2017	10/06/2017	09/06/2027	No	09/06/2027
Loan	45.00	Holiday Inn & Suites Albuquerque Airport	0.7%	1	GACC	7,200,000	7,166,671	6,726,240	Hospitality	Full Service	5.9000%	0.01460%	Actual/360	60	55	360	355	06/02/2017	07/06/2017	06/06/2022	No	06/06/2022
Loan	46.00	Brookriver	0.7%	1	GACC	7,000,000	6,991,638	5,657,061	Office	Suburban	4.4900%	0.01460%	Actual/360	120	119	360	359	09/25/2017	11/06/2017	10/06/2027	No	10/06/2027
Loan	47.00	Heather Ridge Apartments	0.6%	1	AREF	6,600,000	6,593,453	5,476,283	Multifamily	Garden	5.2880%	0.01460%	Actual/360	120	119	360	359	09/29/2017	11/06/2017	10/06/2027	No	10/06/2027
Loan	48.00	Lakeridge Commons	0.5%	1	AREF	5,550,000	5,550,000	4,854,109	Retail	Unanchored	4.4700%	0.01460%	Actual/360	120	118	360	360	08/30/2017	10/06/2017	09/06/2027	No	09/06/2027
Loan	49.00	Amsdell - Amelia Island 2.0	0.5%	1	CREFI	5,100,000	5,100,000	5,100,000	Self Storage	Self Storage	4.2800%	0.04460%	Actual/360	120	120	0	0	10/12/2017	12/06/2017	11/06/2027	No	11/06/2027
Loan	50.00	CityLine EZ Storage	0.5%	1	CREFI	5,050,000	5,050,000	4,418,799	Self Storage	Self Storage	4.4900%	0.01460%	Actual/360	120	120	360	360	10/17/2017	12/06/2017	11/06/2027	No	11/06/2027
Loan	51.00	Hunters Ridge Apartments	0.4%	1	GACC	4,500,000	4,479,459	3,681,519	Multifamily	Garden	4.8500%	0.01460%	Actual/360	120	116	360	356	06/08/2017	08/06/2017	07/06/2027	No	07/06/2027
Loan	52.00	Airport Circle Shopping Center	0.4%	1	CREFI	4,300,000	4,300,000	3,439,844	Retail	Anchored	4.2000%	0.01460%	Actual/360	120	120	360	360	10/25/2017	12/06/2017	11/06/2027	No	11/06/2027
Loan	53.00	Walgreens Geary	0.4%	1	GACC	4,000,000	4,000,000	4,000,000	Retail	Single Tenant Retail	4.8690%	0.01460%	Actual/360	120	116	0	0	06/29/2017	08/06/2017	07/06/2027	No	07/06/2027
Loan	54.00	Eagle and Atlantis Self Storage Portfolio	0.4%	2	CREFI	4,000,000	4,000,000	3,518,433	Self Storage	Self Storage	4.7200%	0.01460%	Actual/360	120	120	360	360	10/10/2017	12/06/2017	11/06/2027	No	11/06/2027
Property	54.01	Atlantis Self Storage	0.2%	1	CREFI	2,450,000	2,450,000		Self Storage	Self Storage
Property	54.02	Eagle Self Storage	0.1%	1	CREFI	1,550,000	1,550,000		Self Storage	Self Storage
Loan	55.00	East Towne Plaza	0.4%	1	AREF	3,975,000	3,975,000	3,521,852	Retail	Anchored	5.0400%	0.01460%	Actual/360	120	98	360	360	12/15/2015	02/05/2016	01/05/2026	No	01/05/2026
Loan	56.00	6600 Walmore	0.3%	1	GACC	3,250,000	3,250,000	2,028,577	Industrial	Warehouse/Distribution	4.7700%	0.01460%	Actual/360	120	120	240	240	10/10/2017	12/06/2017	11/06/2027	No	11/06/2027
Loan	57.00	Redeker Place	0.3%	1	CREFI	3,000,000	3,000,000	3,000,000	Industrial	Flex	4.0000%	0.01460%	Actual/360	120	119	0	0	09/21/2017	11/06/2017	10/06/2027	No	10/06/2027
Loan	58.00	West Burlington Plaza	0.2%	1	AREF	2,100,000	2,100,000	1,868,306	Retail	Shadow Anchored	5.2300%	0.01460%	Actual/360	120	97	360	360	11/23/2015	01/05/2016	12/05/2025	No	12/05/2025

 A-1-2

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Monthly	Annual	Companion Loan	Companion Loan	Remaining			Crossed
			Debt	Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten	Grace	Payment	Appraised	Appraisal
Property Flag	ID	Property Name	Service($)(8)	Service($)(8)	Service($)	Service($)	Period	Lockbox (9)	Management (10)	Other Loans	Borrower	NOI DSCR (8)(11)(12)	NCF DSCR (8)(11)(12)	Period (15)	Date	Value ($)(16)	As-of Date
Loan	1.00	Headquarters Plaza (36)	275,968	3,311,615	275,968	3,311,615	120	Hard	Springing	No		2.63x	2.29x	0	6	239,000,000	08/22/2017
Loan	2.00	U-Haul SAC Portfolios 14, 15, 17 (36)	306,930	3,683,156	352,969	4,235,629		Soft	Springing	No		1.66x	1.63x	0	6	212,670,000	Various
Property	2.01	U-Haul of Medford														38,700,000	06/22/2017
Property	2.02	U-Haul Center of Salisbury														18,440,000	06/20/2017
Property	2.03	U-Haul Center North Rancho														17,780,000	06/20/2017
Property	2.04	U-Haul Lincoln Park														16,580,000	06/20/2017
Property	2.05	U-Haul of Inwood														14,600,000	06/19/2017
Property	2.06	U-Haul Center Albany														12,080,000	06/21/2017
Property	2.07	U-Haul Storage Black Rock														9,950,000	06/23/2017
Property	2.08	U-Haul Center of Rockville														8,680,000	06/19/2017
Property	2.09	U-Haul Storage Ivar Avenue														8,230,000	06/20/2017
Property	2.10	U-Haul Center of Round Rock														7,660,000	06/21/2017
Property	2.11	U-Haul Storage Glendora														7,540,000	06/20/2017
Property	2.12	U-Haul Center Texas Avenue														7,490,000	06/21/2017
Property	2.13	U-Haul Storage Tarrant Road														6,370,000	06/21/2017
Property	2.14	U-Haul Storage Hulen														5,860,000	06/21/2017
Property	2.15	U-Haul Center Beaumont														5,340,000	06/22/2017
Property	2.16	U-Haul Storage Waxahachie														5,280,000	06/21/2017
Property	2.17	U-Haul Center of Olathe														5,040,000	06/26/2017
Property	2.18	U-Haul Kings Highway														3,790,000	06/21/2017
Property	2.19	U-Haul Storage I-30														3,650,000	06/26/2017
Property	2.20	U-Haul Storage Laurelwood														3,640,000	06/20/2017
Property	2.21	U-Haul Center Downtown														3,030,000	06/20/2017
Property	2.22	U-Haul Storage Business Avenue														2,940,000	06/21/2017
Loan	3.00	Burbank Office Portfolio (36)	149,591	1,795,090	984,308	11,811,694	83	Hard	Springing	No		5.03x	4.64x	0	6	1,038,000,000	08/24/2017
Property	3.01	Media Studios														410,000,000	08/24/2017
Property	3.02	The Pointe														325,000,000	08/24/2017
Property	3.03	3800 Alameda														183,000,000	08/24/2017
Property	3.04	Central Park														120,000,000	08/24/2017
Loan	4.00	Homewood Suites Savannah	212,309	2,547,708				Springing Hard	Springing	No		2.22x	2.02x	0	6	60,000,000	05/01/2017
Loan	5.00	Troy Officentre Portfolio	210,481	2,525,770			11	Soft Springing Hard	Springing	No		2.37x	2.04x	0	6	59,300,000	08/17/2017
Property	5.01	East Big Beaver Road Office														36,700,000	08/17/2017
Property	5.02	Livernois Road Office														22,600,000	08/17/2017
Loan	6.00	Lightstone Portfolio (36)	207,696	2,492,347	129,810	1,557,717	33	Hard	Springing	No		2.37x	2.13x	0	6	105,500,000	Various
Property	6.01	Hampton Inn & Suites Ft. Myers Beach														17,000,000	06/01/2017
Property	6.02	aloft Rogers Bentonville														17,000,000	06/01/2018
Property	6.03	Residence Inn Baton Rouge Siegen Lane														16,500,000	06/01/2018
Property	6.04	Courtyard Baton Rouge Siegen Lane														16,000,000	06/01/2018
Property	6.05	TownePlace Suites New Orleans Metairie														14,500,000	06/01/2018
Property	6.06	Fairfield Inn & Suites Jonesboro														13,000,000	06/01/2018
Property	6.07	TownePlace Suites Fayetteville North Springdale														11,500,000	06/01/2018
Loan	7.00	Costco JFK	104,654	1,255,854			120	Hard	Springing	No		2.57x	2.56x	0	6	67,000,000	04/22/2018
Loan	8.00	Capitol Center	156,206	1,874,470			29	Springing Hard	Springing	No		1.77x	1.55x	0	6	43,220,000	08/17/2017
Loan	9.00	Hotel Mela Times Square	112,577	1,350,926			60	Hard	Springing	No		3.31x	2.79x	0	6	81,000,000	10/01/2017
Loan	10.00	Tustin Centre I & II	96,238	1,154,860			117	Hard	Springing	No		4.15x	3.55x	0	1	82,900,000	06/06/2017
Loan	11.00	One Imeson (38)	141,058	1,692,694				Hard	Springing	No		2.28x	2.08x	0	6	47,000,000	07/28/2017
Loan	12.00	Salt Lake City Hotel Portfolio	140,303	1,683,636				Springing Hard	Springing	No		2.00x	1.80x	0	6	39,500,000	09/01/2017
Property	12.01	TownePlace Suites West Valley City														15,000,000	09/01/2017
Property	12.02	Staybridge Suites Midvale														12,500,000	09/01/2017
Property	12.03	Fairfield Inn & Suites Midvale														12,000,000	09/01/2017
Loan	13.00	IRG Portfolio (36)	141,965	1,703,580	232,306	2,787,676		Hard	Springing	No		1.78x	1.46x	0	6	105,000,000	06/02/2017
Property	13.01	HBP Euclid														35,450,000	06/02/2017
Property	13.02	LMA Massillon & Building E														26,200,000	06/02/2017
Property	13.03	LMA Building D														22,300,000	06/02/2017
Property	13.04	NRR Commerce														11,600,000	06/02/2017
Property	13.05	Rockside Commerce														9,450,000	06/02/2017
Loan	14.00	Station Place III (36)(38)	79,083	949,000	498,833	5,986,000	120	Hard	Springing	No		3.25x	3.00x	0	1	399,000,000	08/22/2017
Loan	15.00	Moffett Place Building 4 (36)(37)	112,300	1,347,594	452,534	5,430,405	57	Hard	In Place	No		2.29x	2.29x	0	6	309,500,000	11/01/2018
Loan	16.00	Corporate Woods Portfolio (36)	125,930	1,511,156	988,548	11,862,577		Hard	Springing	No		1.69x	1.48x	0	6	299,100,000	06/15/2017
Property	16.01	Corporate Woods - Building 82														46,000,000	06/15/2017
Property	16.02	Corporate Woods - Building 40														43,300,000	06/15/2017
Property	16.03	Corporate Woods - Building 84														42,200,000	06/15/2017
Property	16.04	Corporate Woods - Building 32														31,800,000	06/15/2017
Property	16.05	Corporate Woods - Building 34														15,400,000	06/15/2017
Property	16.06	Corporate Woods - Building 14														14,400,000	06/15/2017
Property	16.07	Corporate Woods - Building 70														13,700,000	06/15/2017
Property	16.08	Corporate Woods - Building 9														12,800,000	06/15/2017
Property	16.09	Corporate Woods - Building 6														12,700,000	06/15/2017
Property	16.10	Corporate Woods - Building 12														12,500,000	06/15/2017
Property	16.11	Corporate Woods - Building 27														12,200,000	06/15/2017
Property	16.12	Corporate Woods - Building 51														10,500,000	06/15/2017
Property	16.13	Corporate Woods - Building 55														10,300,000	06/15/2017
Property	16.14	Corporate Woods - Building 65														6,600,000	06/15/2017
Property	16.15	Corporate Woods - Building 3														6,600,000	06/15/2017
Property	16.16	Corporate Woods - Building 75														4,500,000	06/15/2017
Loan	17.00	FedEx Ground - Durham	77,372	928,469			117	Hard	Springing	No		2.78x	2.65x	0	6	45,000,000	06/07/2017
Loan	18.00	Integrated Health Campus (36)	109,389	1,312,669	154,139	1,849,670	34	Hard	Springing	No		1.52x	1.35x	0	1	81,750,000	07/20/2017
Loan	19.00	337 Lafayette Street	82,817	993,799			120	Hard	Springing	No		1.60x	1.56x	0	6	37,000,000	09/01/2018
Loan	20.00	Hampton Inn Majestic Chicago	116,113	1,393,354				Hard	Springing	No		2.19x	1.94x	0	6	43,800,000	09/01/2018
Loan	21.00	Promenade at West End Phase II	111,063	1,332,757			23	Springing Hard	Springing	No	Yes - A	1.28x	1.26x	0	6	31,050,000	08/08/2017
Loan	22.00	3600 Massie	99,332	1,191,984			23	Hard	Springing	No		1.67x	1.57x	0	6	31,500,000	08/16/2017
Loan	23.00	Colorado Center (36)	60,200	722,396	836,775	10,041,302	117	Hard	Springing	No		5.14x	4.83x	0	9	1,212,500,000	07/10/2017
Loan	24.00	Sierra Center	100,146	1,201,756				Hard	Springing	No		1.41x	1.30x	0	6	33,000,000	07/14/2017
Loan	25.00	2121 Wilshire Boulevard	65,732	788,780			120	Springing Hard	Springing	No		1.67x	1.57x	0	6	31,100,000	04/01/2018

 A-1-3

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Monthly	Annual	Companion Loan	Companion Loan	Remaining			Crossed
			Debt	Debt	Monthly Debt	Annual Debt	Interest Only		Cash	With	Related	Underwritten	Underwritten	Grace	Payment	Appraised	Appraisal
Property Flag	ID	Property Name	Service($)(8)	Service($)(8)	Service($)	Service($)	Period	Lockbox (9)	Management (10)	Other Loans	Borrower	NOI DSCR (8)(11)(12)	NCF DSCR (8)(11)(12)	Period (15)	Date	Value ($)(16)	As-of Date
Loan	26.00	Harrison Luxury Apartments	82,167	985,999			34	Soft	In Place	No		1.39x	1.37x	0	6	22,590,000	06/02/2017
Loan	27.00	Gurnee Mills (36)	71,526	858,310	1,239,781	14,877,376		Hard	Springing	No		1.65x	1.55x	0	1	417,000,000	08/23/2016
Loan	28.00	Miramar Parkway Plaza	73,859	886,309				Springing Hard	Springing	No		1.70x	1.49x	0	6	22,000,000	07/25/2017
Loan	29.00	Port Gardner Building	65,638	787,651			57	Springing Hard	Springing	No		1.95x	1.80x	5	1	23,400,000	06/06/2017
Loan	30.00	Hampton Inn & Suites Las Vegas	72,558	870,696				Hard	Springing	No		2.47x	2.25x	0	6	21,300,000	05/16/2017
Loan	31.00	Palma Sola Square & DeSoto Plaza (38)	66,834	802,011				Springing Hard	Springing	No		1.44x	1.33x	0	6	17,480,000	03/23/2017
Property	31.01	Palma Sola Square														16,400,000	03/23/2017
Property	31.02	DeSoto Plaza														1,080,000	03/23/2017
Loan	32.00	Cleveland East (36)	66,019	792,233	165,048	1,980,582	8	Hard	Springing	No		1.75x	1.55x	0	6	60,000,000	02/21/2017
Property	32.01	Landerbrook Corporate Center														42,000,000	02/21/2017
Property	32.02	Metropolitan Plaza														18,000,000	02/21/2017
Loan	33.00	Independence Park	44,622	535,464			117	Springing Hard	Springing	No		2.12x	1.88x	0	6	17,500,000	06/02/2017
Loan	34.00	The Fountains	59,390	712,675			34	Springing Hard	Springing	No		1.59x	1.52x	0	6	15,400,000	06/15/2017
Loan	35.00	Arizona Retail Portfolio	60,953	731,438				Springing Hard	Springing	No		1.56x	1.35x	0	5	18,050,000	Various
Property	35.01	9460 E. Golf Links Road														6,080,000	04/04/2017
Property	35.02	725 West Baseline Road														4,900,000	04/03/2017
Property	35.03	1675 West Valencia Road														3,920,000	04/05/2017
Property	35.04	1988 North Alma School Road														3,150,000	04/03/2017
Loan	36.00	Mocksville Commons & Peru Marketplace	52,735	632,821			33	Springing Hard	Springing	No		2.05x	1.93x	0	6	15,000,000	06/13/2017
Property	36.01	Peru Marketplace														8,200,000	06/13/2017
Property	36.02	Mocksville Commons														6,800,000	06/13/2017
Loan	37.00	Covance Business Center (36)	52,585	631,019	79,850	958,203		Hard	Springing	No		1.57x	1.56x	0	6	34,500,000	07/05/2017
Loan	38.00	19500 South Dixie Highway	48,552	582,626				Hard	Springing	No		2.36x	2.16x	5	1	20,500,000	05/30/2017
Loan	39.00	Bennetts Creek Crossing	48,474	581,693			7	Springing Hard	Springing	No		1.64x	1.56x	5	1	14,350,000	04/11/2017
Loan	40.00	4400 Broadway	48,248	578,977			17	Hard	Springing	No		1.76x	1.49x	0	6	13,700,000	08/15/2017
Loan	41.00	Hampton Inn Hilton Head	52,459	629,512				Hard	Springing	No		2.28x	2.01x	0	6	14,700,000	06/01/2018
Loan	42.00	Pacific Woods Apartments	25,068	300,821			119	Springing Hard	Springing	No		9.24x	8.86x	0	6	53,500,000	07/06/2017
Loan	43.00	Collierville Portfolio	53,089	637,071				Springing Hard	Springing	No		1.54x	1.34x	0	5	14,500,000	10/07/2016
Property	43.01	Ripley Oaks														2,825,000	10/07/2016
Property	43.02	435 Washington														2,800,000	10/07/2016
Property	43.03	Magnolias on Main														2,000,000	10/07/2016
Property	43.04	Pecan Ridge														1,800,000	10/07/2016
Property	43.05	Wilfong														1,550,000	10/07/2016
Property	43.06	37 NorthStar														1,475,000	10/07/2016
Property	43.07	Collierville Commerce Center														800,000	10/07/2016
Property	43.08	Collierville Plaza														600,000	10/07/2016
Property	43.09	Magnolia Crossing														475,000	10/07/2016
Loan	44.00	Intech Ten	40,163	481,953			34	Springing Hard	Springing	No		2.44x	2.14x	0	6	11,900,000	06/30/2017
Loan	45.00	Holiday Inn & Suites Albuquerque Airport	42,706	512,470				Hard	Springing	No		1.73x	1.51x	0	6	11,100,000	05/01/2018
Loan	46.00	Brookriver	35,426	425,117				Springing Hard	Springing	No		2.02x	1.65x	0	6	11,500,000	07/03/2017
Loan	47.00	Heather Ridge Apartments	36,601	439,211				Springing Soft	Springing	No		1.36x	1.22x	0	6	8,850,000	07/21/2017
Loan	48.00	Lakeridge Commons	28,022	336,266			34	Springing Hard	Springing	No	Yes - A	1.54x	1.49x	0	6	8,000,000	07/14/2017
Loan	49.00	Amsdell - Amelia Island 2.0	18,443	221,312			120	Springing Soft	Springing	No		2.49x	2.45x	0	6	9,170,000	07/21/2017
Loan	50.00	CityLine EZ Storage	25,558	306,691			36	Springing Hard	Springing	No		1.48x	1.46x	0	6	7,000,000	09/05/2017
Loan	51.00	Hunters Ridge Apartments	23,746	284,954				Springing Soft	Springing	No		1.79x	1.70x	0	6	6,300,000	03/06/2017
Loan	52.00	Airport Circle Shopping Center	21,028	252,333				Springing Hard	Springing	No		2.23x	2.01x	0	6	6,975,000	09/08/2017
Loan	53.00	Walgreens Geary	16,455	197,465			116	Soft Springing Hard	Springing	No		1.58x	1.56x	0	6	7,400,000	06/06/2017
Loan	54.00	Eagle and Atlantis Self Storage Portfolio	20,794	249,523			36	Springing Hard	Springing	No		1.43x	1.39x	0	6	5,750,000	Various
Property	54.01	Atlantis Self Storage														3,500,000	08/30/2017
Property	54.02	Eagle Self Storage														2,250,000	08/17/2017
Loan	55.00	East Towne Plaza	21,436	257,231			14	Springing Hard	Springing	No		1.75x	1.58x	0	5	6,100,000	09/28/2016
Loan	56.00	6600 Walmore	21,038	252,453				Springing Hard	Springing	No		1.31x	1.27x	0	6	4,770,000	07/14/2017
Loan	57.00	Redeker Place	10,139	121,667			119	Springing Hard	Springing	No		3.30x	2.94x	0	6	7,400,000	08/30/2017
Loan	58.00	West Burlington Plaza	11,570	138,843			13	Springing Hard	Springing	No		1.55x	1.46x	0	5	2,960,000	01/03/2017

 A-1-4

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			FIRREA	Cut-Off									Rentable Area	Units
			Compliant	Date LTV	LTV Ratio at						Year	Year	(SF/Units	of
Property Flag	ID	Property Name	(Yes/No)	Ratio (11)(12)(16)	Maturity or ARD (11)(12)(16)	Address	City	County	State	Zip Code	Built	Renovated	Rooms/Pads) (4)	Measure
Loan	1.00	Headquarters Plaza (36)	Yes	62.8%	62.8%	1, 2, 3 and 4 Speedwell Avenue	Morristown	Morris	NJ	07960	1982-1993	2009	729,516	Sq. Ft.
Loan	2.00	U-Haul SAC Portfolios 14, 15, 17 (36)	Yes	60.4%	43.1%	Various	Various	Various	Various	Various	Various	Various	1,149,651	Sq. Ft.
Property	2.01	U-Haul of Medford	Yes			600 Mystic Valley Parkway	Somerville	Middlesex	MA	02144	1910	2001	127,736	Sq. Ft.
Property	2.02	U-Haul Center of Salisbury	Yes			1 Merrill Street	Salisbury	Essex	MA	01952	1954, 1965, 1972, 1978	NAP	68,050	Sq. Ft.
Property	2.03	U-Haul Center North Rancho	Yes			3969 North Rancho Drive	Las Vegas	Clark	NV	89130	1997	NAP	79,795	Sq. Ft.
Property	2.04	U-Haul Lincoln Park	Yes			1200 West Fullerton Avenue	Chicago	Cook	IL	60614	1937	2001	57,282	Sq. Ft.
Property	2.05	U-Haul of Inwood	Yes			20A Sheridan Boulevard	Inwood	Nassau	NY	11096	1969	1978	48,292	Sq. Ft.
Property	2.06	U-Haul Center Albany	Yes			139 Broadway	Albany	Albany	NY	12202	1935	1990	73,544	Sq. Ft.
Property	2.07	U-Haul Storage Black Rock	Yes			3029 Fairfield Avenue	Bridgeport	Fairfield	CT	06605	1951	1993	36,258	Sq. Ft.
Property	2.08	U-Haul Center of Rockville	Yes			230-240 Maple Avenue	Rockville Centre	Nassau	NY	11570	1966	1977	28,426	Sq. Ft.
Property	2.09	U-Haul Storage Ivar Avenue	Yes			3527 Ivar Avenue	Rosemead	Los Angeles	CA	91770	1987	NAP	38,519	Sq. Ft.
Property	2.10	U-Haul Center of Round Rock	Yes			1535 Round Rock Avenue	Round Rock	Williamson	TX	78681	1995	NAP	42,775	Sq. Ft.
Property	2.11	U-Haul Storage Glendora	Yes			1301 East Route 66	Glendora	Los Angeles	CA	91740	1986	NAP	33,513	Sq. Ft.
Property	2.12	U-Haul Center Texas Avenue	Yes			2813 Texas Avenue South	College Station	Brazos	TX	77845	1996	NAP	45,050	Sq. Ft.
Property	2.13	U-Haul Storage Tarrant Road	Yes			2455 West Tarrant Road	Grand Prairie	Tarrant	TX	75050	1994	NAP	66,560	Sq. Ft.
Property	2.14	U-Haul Storage Hulen	Yes			7225 South Hulen Street	Fort Worth	Tarrant	TX	76133	1985	NAP	82,689	Sq. Ft.
Property	2.15	U-Haul Center Beaumont	Yes			3885 Milam Street	Beaumont	Jefferson	TX	77701	1980	NAP	45,619	Sq. Ft.
Property	2.16	U-Haul Storage Waxahachie	Yes			1103 West Highway 287 Bypass	Waxahachie	Ellis	TX	75165	1994	NAP	52,065	Sq. Ft.
Property	2.17	U-Haul Center of Olathe	Yes			12540 South Rogers Road	Olathe	Johnson	KS	66062	1995	NAP	38,025	Sq. Ft.
Property	2.18	U-Haul Kings Highway	Yes			1641 South Kingshighway Boulevard	Saint Louis	Saint Louis City	MO	63110	1947	1977	23,445	Sq. Ft.
Property	2.19	U-Haul Storage I-30	Yes			9302 Interstate 30	Little Rock	Pulaski	AR	72209	1990	NAP	56,763	Sq. Ft.
Property	2.20	U-Haul Storage Laurelwood	Yes			611 Blackwood Clementon Road	Lindenwold	Camden	NJ	08021	1988	NAP	33,150	Sq. Ft.
Property	2.21	U-Haul Center Downtown	Yes			1301 Monticello Avenue	Norfolk	Norfolk City	VA	23510	1924	1950	30,995	Sq. Ft.
Property	2.22	U-Haul Storage Business Avenue	Yes			5600 Business Avenue	Cicero	Onondaga	NY	13039	1977-1989	NAP	41,100	Sq. Ft.
Loan	3.00	Burbank Office Portfolio (36)	Yes	36.5%	36.5%	Various	Burbank	Los Angeles	CA	Various	Various	Various	2,087,579	Sq. Ft.
Property	3.01	Media Studios	Yes			3100 Thornton Avenue, 2233 North Ontario Street, 2255 North Ontario Street, 3333 West Empire Avenue, 3355 West Empire Avenue and 2333 North Ontario Street	Burbank	Los Angeles	CA	91504	1968 - 2005	NAP	926,365	Sq. Ft.
Property	3.02	The Pointe	Yes			2900 West Alameda Avenue	Burbank	Los Angeles	CA	91505	2009	NAP	480,167	Sq. Ft.
Property	3.03	3800 Alameda	Yes			3800 West Alameda Avenue	Burbank	Los Angeles	CA	91505	1984	2008	424,888	Sq. Ft.
Property	3.04	Central Park	Yes			3500 West Olive Avenue	Burbank	Los Angeles	CA	91505	1985	NAP	256,159	Sq. Ft.
Loan	4.00	Homewood Suites Savannah	Yes	69.7%	56.6%	611 East River Street	Savannah	Chatham	GA	31401	2015	NAP	160	Rooms
Loan	5.00	Troy Officentre Portfolio	Yes	69.6%	65.0%	Various	Troy	Oakland	MI	48083	Various	Various	728,673	Sq. Ft.
Property	5.01	East Big Beaver Road Office	Yes			300, 320 and 340 East Big Beaver Road	Troy	Oakland	MI	48083	1986	NAP	446,817	Sq. Ft.
Property	5.02	Livernois Road Office	Yes			2800 Livernois Road	Troy	Oakland	MI	48083	1987, 2000	NAP	281,856	Sq. Ft.
Loan	6.00	Lightstone Portfolio (36)	Yes	61.6%	54.2%	Various	Various	Various	Various	Various	Various	Various	778	Rooms
Property	6.01	Hampton Inn & Suites Ft. Myers Beach	Yes			11281 Summerlin Square Drive	Fort Myers Beach	Lee	FL	33931	2001	2017	120	Rooms
Property	6.02	aloft Rogers Bentonville	Yes			1103 South 52nd Street	Rogers	Benton	AR	72758	2008	2015	130	Rooms
Property	6.03	Residence Inn Baton Rouge Siegen Lane	Yes			10333 North Mall Drive	Baton Rouge	East Baton Rouge	LA	70809	2000	2014	108	Rooms
Property	6.04	Courtyard Baton Rouge Siegen Lane	Yes			10307 North Mall Drive	Baton Rouge	East Baton Rouge	LA	70809	1997	2010	121	Rooms
Property	6.05	TownePlace Suites New Orleans Metairie	Yes			5424 Citrus Boulevard	Harahan	Jefferson	LA	70123	2000	2013	124	Rooms
Property	6.06	Fairfield Inn & Suites Jonesboro	Yes			3408 Access Road	Jonesboro	Craighead	AR	72401	2009	2015	83	Rooms
Property	6.07	TownePlace Suites Fayetteville North Springdale	Yes			5437 South 48th Street	Springdale	Washington	AR	72762	2009	2015	92	Rooms
Loan	7.00	Costco JFK	Yes	52.2%	52.2%	605 Rockaway Turnpike	Lawrence	Nassau	NY	11559	1993	2017	161,384	Sq. Ft.
Loan	8.00	Capitol Center	Yes	74.6%	63.9%	1201 Main Street	Columbia	Richland	SC	29201	1987	2013-2016	460,020	Sq. Ft.
Loan	9.00	Hotel Mela Times Square	Yes	39.3%	39.3%	120 West 44th Street	New York	New York	NY	10036	1933	2007	234	Rooms
Loan	10.00	Tustin Centre I & II	Yes	38.0%	38.0%	1525 and 1551 North Tustin Avenue	Santa Ana	Orange	CA	92705	1991, 2010	2010	282,959	Sq. Ft.
Loan	11.00	One Imeson (38)	Yes	59.5%	48.1%	1 Imeson Park Boulevard	Jacksonville	Duval	FL	32218	1974	NAP	1,702,505	Sq. Ft.
Loan	12.00	Salt Lake City Hotel Portfolio	Yes	70.5%	56.9%	Various	Various	Salt Lake	UT	Various	Various	NAP	268	Rooms
Property	12.01	TownePlace Suites West Valley City	Yes			5473 High Market Drive	West Valley City	Salt Lake	UT	84120	2015	NAP	87	Rooms
Property	12.02	Staybridge Suites Midvale	Yes			747 West Blue Vista Lane	Midvale	Salt Lake	UT	84047	2013	NAP	93	Rooms
Property	12.03	Fairfield Inn & Suites Midvale	Yes			7141 South FL Smidth Drive	Midvale	Salt Lake	UT	84047	2016	NAP	88	Rooms
Loan	13.00	IRG Portfolio (36)	Yes	68.8%	56.1%	Various	Various	Various	OH	Various	Various	Various	3,882,864	Sq. Ft.
Property	13.01	HBP Euclid	Yes			23555 Euclid Avenue	Euclid	Cuyahoga	OH	44117	1940-1956	NAP	1,600,000	Sq. Ft.
Property	13.02	LMA Massillon & Building E	Yes			1204-1210 Massillon Road	Akron	Summit	OH	44306	1941-1952	1983	879,582	Sq. Ft.
Property	13.03	LMA Building D	Yes			1204-1210 Massillon Road	Akron	Summit	OH	44306	1941-1952	1983	773,483	Sq. Ft.
Property	13.04	NRR Commerce	Yes			655 North River Road Northwest	Warren	Trumbull	OH	44483	1986	NAP	256,000	Sq. Ft.
Property	13.05	Rockside Commerce	Yes			16485 Rockside Road	Maple Heights	Cuyahoga	OH	44137	1969	2010	373,799	Sq. Ft.
Loan	14.00	Station Place III (36)(38)	Yes	47.6%	47.6%	700 2nd Street Northeast	Washington D.C.	Washington D.C.	DC	20002	2009	NAP	517,653	Sq. Ft.
Loan	15.00	Moffett Place Building 4 (36)(37)	Yes	41.0%	37.3%	1190 Bordeaux Drive	Sunnyvale	Santa Clara	CA	94089	2017	NAP	314,352	Sq. Ft.
Loan	16.00	Corporate Woods Portfolio (36)	Yes	73.8%	59.7%	Various	Overland Park	Johnson	KS	66210	Various	Various	2,033,179	Sq. Ft.
Property	16.01	Corporate Woods - Building 82	Yes			10851 Mastin Boulevard	Overland Park	Johnson	KS	66210	2001	NAP	245,413	Sq. Ft.
Property	16.02	Corporate Woods - Building 40	Yes			9401 Indian Creek Parkway	Overland Park	Johnson	KS	66210	1981	NAP	300,043	Sq. Ft.
Property	16.03	Corporate Woods - Building 84	Yes			10801 Mastin Boulevard	Overland Park	Johnson	KS	66210	1998	NAP	241,573	Sq. Ft.
Property	16.04	Corporate Woods - Building 32	Yes			9225 Indian Creek Parkway	Overland Park	Johnson	KS	66210	1985	NAP	208,244	Sq. Ft.
Property	16.05	Corporate Woods - Building 34	Yes			10950 Grandview Drive	Overland Park	Johnson	KS	66210	1978	NAP	97,023	Sq. Ft.
Property	16.06	Corporate Woods - Building 14	Yes			8717 West 110th Street	Overland Park	Johnson	KS	66210	1981	NAP	120,385	Sq. Ft.
Property	16.07	Corporate Woods - Building 70	Yes			9900 West 109th Street	Overland Park	Johnson	KS	66210	1987	NAP	100,809	Sq. Ft.
Property	16.08	Corporate Woods - Building 9	Yes			9200 Indian Creek Parkway	Overland Park	Johnson	KS	66210	1984	NAP	99,400	Sq. Ft.
Property	16.09	Corporate Woods - Building 6	Yes			8900 Indian Creek Parkway	Overland Park	Johnson	KS	66210	1979	2011-2014	108,395	Sq. Ft.
Property	16.10	Corporate Woods - Building 12	Yes			10975 Benson Drive	Overland Park	Johnson	KS	66210	1986	NAP	98,648	Sq. Ft.
Property	16.11	Corporate Woods - Building 27	Yes			10975 Grandview Drive	Overland Park	Johnson	KS	66210	1978	NAP	96,518	Sq. Ft.
Property	16.12	Corporate Woods - Building 51	Yes			9393 West 110th Street	Overland Park	Johnson	KS	66210	1977	NAP	89,789	Sq. Ft.
Property	16.13	Corporate Woods - Building 55	Yes			9300 West 110th Street	Overland Park	Johnson	KS	66210	1977	NAP	89,221	Sq. Ft.
Property	16.14	Corporate Woods - Building 65	Yes			9900 College Boulevard	Overland Park	Johnson	KS	66210	1982	NAP	28,612	Sq. Ft.
Property	16.15	Corporate Woods - Building 3	Yes			8700 Indian Creek Parkway	Overland Park	Johnson	KS	66210	1979	NAP	60,950	Sq. Ft.
Property	16.16	Corporate Woods - Building 75	Yes			10800 Farley Street	Overland Park	Johnson	KS	66210	1980	NAP	48,156	Sq. Ft.
Loan	17.00	FedEx Ground - Durham	Yes	50.0%	50.0%	4357 South Alston Avenue	Durham	Durham	NC	27713	2017	NAP	236,976	Sq. Ft.
Loan	18.00	Integrated Health Campus (36)	Yes	64.8%	56.5%	240-250 Cetronia Road	Allentown	Lehigh	PA	18104	2007-2008	NAP	300,197	Sq. Ft.
Loan	19.00	337 Lafayette Street	Yes	58.1%	58.1%	337 Lafayette Street	New York	New York	NY	10012	1920	2017	11,445	Sq. Ft.
Loan	20.00	Hampton Inn Majestic Chicago	Yes	49.0%	40.3%	22 West Monroe Street	Chicago	Cook	IL	60603	1906	2007, 2014	135	Rooms
Loan	21.00	Promenade at West End Phase II	Yes	67.6%	59.1%	2910 West Loop 289	Lubbock	Lubbock	TX	79407	2015	NAP	94,818	Sq. Ft.
Loan	22.00	3600 Massie	Yes	63.9%	54.2%	3600 Massie Court	West Sacramento	Yolo	CA	95691	2015	NAP	474,792	Sq. Ft.
Loan	23.00	Colorado Center (36)	Yes	24.6%	24.6%	2401, 2425, 2501 and 2525 Colorado Avenue; 2400, 2450 and 2500 Broadway	Santa Monica	Los Angeles	CA	90404	1984-1991	NAP	1,176,161	Sq. Ft.
Loan	24.00	Sierra Center	Yes	57.4%	47.1%	3000 Baldwin Park Boulevard	Baldwin Park	Los Angeles	CA	91706	1997	NAP	100,182	Sq. Ft.
Loan	25.00	2121 Wilshire Boulevard	Yes	55.5%	55.5%	2121 Wilshire Boulevard	Santa Monica	Los Angeles	CA	90403	1994	2011	30,646	Sq. Ft.

 A-1-5

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			FIRREA	Cut-Off									Rentable Area	Units
			Compliant	Date LTV	LTV Ratio at						Year	Year	(SF/Units	of
Property Flag	ID	Property Name	(Yes/No)	Ratio (11)(12)(16)	Maturity or ARD (11)(12)(16)	Address	City	County	State	Zip Code	Built	Renovated	Rooms/Pads) (4)	Measure
Loan	26.00	Harrison Luxury Apartments	Yes	70.8%	62.2%	1210 Morse Avenue	Royal Oak	Oakland	MI	48067	1962	2016	75	Units
Loan	27.00	Gurnee Mills (36)	Yes	64.7%	52.4%	6170 West Grand Avenue	Gurnee	Lake	IL	60031	1991	2014	1,684,040	Sq. Ft.
Loan	28.00	Miramar Parkway Plaza	Yes	64.0%	49.5%	3102-3372 South University Drive	Miramar	Broward	FL	33025	1973-1974	2011, 2016-2017	143,792	Sq. Ft.
Loan	29.00	Port Gardner Building	Yes	55.6%	50.8%	2801- 2802 Wetmore Avenue	Everett	Snohomish	WA	98201	1929, 1966	2017	98,698	Sq. Ft.
Loan	30.00	Hampton Inn & Suites Las Vegas	Yes	59.6%	44.3%	3245 Saint Rose Parkway	Henderson	Clark	NV	89052	2007	2014-2015	132	Rooms
Loan	31.00	Palma Sola Square & DeSoto Plaza (38)	Yes	70.9%	58.6%	Various	Bradenton	Manatee	FL	Various	Various	NAP	123,519	Sq. Ft.
Property	31.01	Palma Sola Square	Yes			5505-5805 Manatee Avenue West	Bradenton	Manatee	FL	34209	1977	NAP	116,377	Sq. Ft.
Property	31.02	DeSoto Plaza	Yes			3201-3213 Manatee Avenue West	Bradenton	Manatee	FL	34205	1963	NAP	7,142	Sq. Ft.
Loan	32.00	Cleveland East (36)	Yes	70.0%	65.9%	Various	Various	Cuyahoga	OH	Various	Various	NAP	500,568	Sq. Ft.
Property	32.01	Landerbrook Corporate Center	Yes			5900, 5910, 5920 Landerbrook Drive	Mayfield Heights	Cuyahoga	OH	44124	1997-2001	NAP	337,463	Sq. Ft.
Property	32.02	Metropolitan Plaza	Yes			22901 Millcreek Boulevard	Highland Hills	Cuyahoga	OH	44122	2000	NAP	163,105	Sq. Ft.
Loan	33.00	Independence Park	Yes	66.4%	66.4%	1776, 1804, 1808, 1810, & 1820 Plainfield Pike	Cranston	Providence	RI	02921	1993	2011	233,016	Sq. Ft.
Loan	34.00	The Fountains	Yes	74.5%	65.5%	34718-35084 US Highway 19 North	Palm Harbor	Pinellas	FL	34684	1982	NAP	83,300	Sq. Ft.
Loan	35.00	Arizona Retail Portfolio	Yes	61.1%	51.7%	Various	Various	Various	AZ	Various	Various	Various	165,282	Sq. Ft.
Property	35.01	9460 E. Golf Links Road	Yes			9460 East Golf Links Road	Tucson	Pima	AZ	85730	1988	NAP	41,800	Sq. Ft.
Property	35.02	725 West Baseline Road	Yes			725 West Baseline Road	Tempe	Maricopa	AZ	85283	1986	2004	40,847	Sq. Ft.
Property	35.03	1675 West Valencia Road	Yes			1675 West Valencia Road	Tucson	Pima	AZ	85746	1988	NAP	41,672	Sq. Ft.
Property	35.04	1988 North Alma School Road	Yes			1988 North Alma School Road	Chandler	Maricopa	AZ	85224	1985	2004	40,963	Sq. Ft.
Loan	36.00	Mocksville Commons & Peru Marketplace	Yes	71.0%	61.9%	Various	Various	Various	Various	Various	Various	NAP	90,352	Sq. Ft.
Property	36.01	Peru Marketplace	Yes			5243, 5255, 5259, & 5301 IL-251	Peru	LaSalle	IL	61354	2006-2011	NAP	42,100	Sq. Ft.
Property	36.02	Mocksville Commons	Yes			191, 195, 207, & 223 Cooper Creek Drive	Mocksville	Davie	NC	27028	2005, 2008	NAP	48,252	Sq. Ft.
Loan	37.00	Covance Business Center (36)	Yes	72.9%	56.5%	8211 Scicor Drive	Indianapolis	Marion	IN	46214	1990, 1997, 2000, 2005	NAP	333,600	Sq. Ft.
Loan	38.00	19500 South Dixie Highway	Yes	48.6%	38.9%	19500 South Dixie Highway	Cutler Bay	Miami-Dade	FL	33157	1993	2003	109,100	Sq. Ft.
Loan	39.00	Bennetts Creek Crossing	Yes	66.2%	55.2%	3575 and 3605 Bridge Road and 5645 Shoulders Hill Road	Suffolk	Suffolk City	VA	23435	2007	NAP	51,623	Sq. Ft.
Loan	40.00	4400 Broadway	Yes	69.3%	58.5%	4400 East Broadway Boulevard	Tucson	Pima	AZ	85711	1969	NAP	121,999	Sq. Ft.
Loan	41.00	Hampton Inn Hilton Head	Yes	64.4%	59.8%	1 Dillon Road	Hilton Head Island	Beaufort	SC	29926	1988	2011	121	Rooms
Loan	42.00	Pacific Woods Apartments	Yes	16.1%	16.1%	16350 Harbor Boulevard	Fountain Valley	Orange	CA	92704	1976	NAP	232	Units
Loan	43.00	Collierville Portfolio	Yes	58.4%	45.2%	Various	Various	Various	TN	Various	Various	Various	303,881	Sq. Ft.
Property	43.01	Ripley Oaks	Yes			449 U.S. Highway 72	Collierville	Shelby	TN	38017	1957-1967	NAP	54,910	Sq. Ft.
Property	43.02	435 Washington	Yes			435 Washington Street	Collierville	Shelby	TN	38017	1961, 1978, 1987	NAP	104,172	Sq. Ft.
Property	43.03	Magnolias on Main	Yes			153,155,165 North Main Street	Collierville	Shelby	TN	38017	1987	1999	29,897	Sq. Ft.
Property	43.04	Pecan Ridge	Yes			205 Mount Pleasant	Collierville	Shelby	TN	38017	1992	NAP	48,230	Sq. Ft.
Property	43.05	Wilfong	Yes			5155 Wilfong Street	Memphis	Shelby	TN	38134	1985	NAP	26,100	Sq. Ft.
Property	43.06	37 NorthStar	Yes			37 Northstar Drive	Jackson	Madison	TN	38305	2001	NAP	10,650	Sq. Ft.
Property	43.07	Collierville Commerce Center	Yes			432 West US Highway 72	Collierville	Shelby	TN	38017	1987	NAP	12,150	Sq. Ft.
Property	43.08	Collierville Plaza	Yes			141 Highway 72	Collierville	Shelby	TN	38017	1976	NAP	8,311	Sq. Ft.
Property	43.09	Magnolia Crossing	Yes			318 Mount Pleasant Road	Collierville	Shelby	TN	38017	1986	NAP	9,461	Sq. Ft.
Loan	44.00	Intech Ten	Yes	69.6%	60.4%	6640 Intech Boulevard	Indianapolis	Marion	IN	46278	2001	NAP	116,414	Sq. Ft.
Loan	45.00	Holiday Inn & Suites Albuquerque Airport	Yes	64.6%	60.6%	1501 Sunport Place Southeast	Albuquerque	Bernalillo	NM	87106	2005	2016	121	Rooms
Loan	46.00	Brookriver	Yes	60.8%	49.2%	7929 Brookriver Drive	Dallas	Dallas	TX	75247	1979	2015	156,984	Sq. Ft.
Loan	47.00	Heather Ridge Apartments	Yes	74.5%	61.9%	212 Heather Ridge Drive	Fayetteville	Cumberland	NC	28331	1974	2015	204	Units
Loan	48.00	Lakeridge Commons	Yes	69.4%	60.7%	4505 98th Street	Lubbock	Lubbock	TX	79424	2006	NAP	24,805	Sq. Ft.
Loan	49.00	Amsdell - Amelia Island 2.0	Yes	55.6%	55.6%	2641 Bailey Road	Amelia Island	Nassau	FL	32034	2008	NAP	67,015	Sq. Ft.
Loan	50.00	CityLine EZ Storage	Yes	72.1%	63.1%	21500 Gratiot Avenue	Eastpointe	Macomb	MI	48021	2005	NAP	65,810	Sq. Ft.
Loan	51.00	Hunters Ridge Apartments	Yes	71.1%	58.4%	301 Panorama Boulevard	Alamogordo	Otero	NM	88310	1997	NAP	88	Units
Loan	52.00	Airport Circle Shopping Center	Yes	61.6%	49.3%	7500 South Crescent Boulevard	Pennsauken	Camden	NJ	08109	1960	2005	111,486	Sq. Ft.
Loan	53.00	Walgreens Geary	Yes	54.1%	54.1%	25 Point Lobos Avenue	San Francisco	San Francisco	CA	94121	1956	1995	14,950	Sq. Ft.
Loan	54.00	Eagle and Atlantis Self Storage Portfolio	Yes	69.6%	61.2%	Various	Various	Various	Various	Various	Various	Various	68,470	Sq. Ft.
Property	54.01	Atlantis Self Storage	Yes			2303 North State Street	Bunnell	Flagler	FL	32110	2007	NAP	35,600	Sq. Ft.
Property	54.02	Eagle Self Storage	Yes			1998 East Conner Street & 15560 Stony Creek Way	Noblesville	Hamilton	IN	46060	1985, 1995	NAP	32,870	Sq. Ft.
Loan	55.00	East Towne Plaza	Yes	65.2%	57.7%	2901 WIlliamsburg Road	Richmond	Henrico	VA	23231	1990	NAP	64,774	Sq. Ft.
Loan	56.00	6600 Walmore	Yes	68.1%	42.5%	6600 Walmore Road	Niagara Falls	Niagara	NY	14304	1943	2007	158,441	Sq. Ft.
Loan	57.00	Redeker Place	Yes	40.5%	40.5%	6730 Redeker Place	Newark	Alameda	CA	94560	1998	NAP	45,158	Sq. Ft.
Loan	58.00	West Burlington Plaza	Yes	70.9%	63.1%	116 West Agency Road	West Burlington	Des Moines	IA	52655	2004	NAP	12,000	Sq. Ft.

 A-1-6

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Rentable Area						Second Most	Second	Second	Second	Third Most	Third	Third	Third
			(SF/Units/	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten
Property Flag	ID	Property Name	Rooms/Pads) ($)(11)(12)	(# of payments) (17)(18)(19)	Statements Date	EGI ($)	Expenses($)	NOI($) (13)(14)	Statements Date	EGI($)	Expenses($)	NOI($)(14)	Statements Date	EGI($)	Expenses($)	NOI($)(14)	Debt Yield (11)(12)	Debt Yield (11)(12)	Revenue($)
Loan	1.00	Headquarters Plaza (36)	169	L(24), D(92), O(4)	T-12 8/31/2017	39,510,913	22,016,384	17,494,529	12/31/2016	39,036,653	22,376,710	16,659,943	12/31/2015	38,994,350	22,377,837	16,616,513	11.6%	10.1%	41,741,848
Loan	2.00	U-Haul SAC Portfolios 14, 15, 17 (36)	112	L(26), D(90), O(4)	T-12 6/30/2017	18,742,353	5,500,720	13,241,633	12/31/2016	18,647,183	5,406,647	13,240,536	12/31/2015	17,723,792	5,285,273	12,438,519	10.2%	10.0%	18,873,322
Property	2.01	U-Haul of Medford	183
Property	2.02	U-Haul Center of Salisbury	164
Property	2.03	U-Haul Center North Rancho	135
Property	2.04	U-Haul Lincoln Park	175
Property	2.05	U-Haul of Inwood	183
Property	2.06	U-Haul Center Albany	99
Property	2.07	U-Haul Storage Black Rock	166
Property	2.08	U-Haul Center of Rockville	184
Property	2.09	U-Haul Storage Ivar Avenue	129
Property	2.10	U-Haul Center of Round Rock	108
Property	2.11	U-Haul Storage Glendora	136
Property	2.12	U-Haul Center Texas Avenue	100
Property	2.13	U-Haul Storage Tarrant Road	58
Property	2.14	U-Haul Storage Hulen	43
Property	2.15	U-Haul Center Beaumont	71
Property	2.16	U-Haul Storage Waxahachie	61
Property	2.17	U-Haul Center of Olathe	80
Property	2.18	U-Haul Kings Highway	98
Property	2.19	U-Haul Storage I-30	39
Property	2.20	U-Haul Storage Laurelwood	66
Property	2.21	U-Haul Center Downtown	59
Property	2.22	U-Haul Storage Business Avenue	43
Loan	3.00	Burbank Office Portfolio (36)	182	YM0.5(25), DorYM0.5(52), O(7)	T-12 6/30/2017	82,513,963	28,490,114	54,023,848	12/31/2016	72,846,752	28,048,205	44,798,547	12/31/2015	61,297,183	26,854,903	34,442,280	18.1%	16.7%	95,053,054
Property	3.01	Media Studios	156		T-12 6/30/2017	31,011,387	12,541,454	18,469,933	12/31/2016	32,429,368	12,301,674	20,127,694	12/31/2015	34,265,146	12,238,933	22,026,213			39,328,220
Property	3.02	The Pointe	254		T-12 6/30/2017	22,746,128	6,333,230	16,412,898	12/31/2016	21,452,809	6,317,816	15,134,992	12/31/2015	13,490,897	5,705,120	7,785,778			25,027,301
Property	3.03	3800 Alameda	161		T-12 6/30/2017	18,197,596	6,074,145	12,123,451	12/31/2016	8,649,794	5,782,633	2,867,162	12/31/2015	3,574,551	5,606,062	-2,031,512			19,029,135
Property	3.04	Central Park	171		T-12 6/30/2017	10,558,851	3,541,285	7,017,566	12/31/2016	10,314,781	3,646,082	6,668,699	12/31/2015	9,966,589	3,304,788	6,661,801			11,668,398
Loan	4.00	Homewood Suites Savannah	261,521	L(27), D(88), O(5)	T-12 8/31/2017	12,081,727	6,387,146	5,694,581	121/31/2016	10,889,412	5,625,599	5,263,812					13.5%	12.3%	9,970,758
Loan	5.00	Troy Officentre Portfolio	57	L(25), DorYM1(28), O(7)	T-12 5/31/2017	11,062,127	4,867,540	6,194,587	12/31/2016	10,422,753	4,975,266	5,447,487	12/31/2015	10,434,249	4,770,575	5,663,674	14.5%	12.5%	13,834,044
Property	5.01	East Big Beaver Road Office	58		T-12 5/31/2017	6,703,614	2,997,019	3,706,595	12/31/2016	6,185,845	3,096,580	3,089,265	12/31/2015	6,535,331	2,944,055	3,591,276			8,350,973
Property	5.02	Livernois Road Office	55		T-12 5/31/2017	4,358,513	1,870,521	2,487,992	12/31/2016	4,236,908	1,878,685	2,358,223	12/31/2015	3,898,918	1,826,521	2,072,397			5,483,071
Loan	6.00	Lightstone Portfolio (36)	83,548	L(17), YM1(96), O(7)	T-12 4/30/2017	26,131,026	15,505,290	10,625,736	12/31/2016	25,500,020	15,339,447	10,160,573	12/31/2015	22,876,673	14,893,393	7,983,280	14.8%	13.3%	23,999,906
Property	6.01	Hampton Inn & Suites Ft. Myers Beach	87,283		T-12 4/30/2017	4,372,203	2,749,242	1,622,961	12/31/2016	4,482,967	2,721,178	1,761,789	12/31/2015	4,302,536	2,713,708	1,588,828			4,287,582
Property	6.02	aloft Rogers Bentonville	80,569		T-12 4/30/2017	3,750,158	2,145,983	1,604,175	12/31/2016	3,772,894	2,193,940	1,578,954	12/31/2015	3,540,527	2,260,515	1,280,012			3,546,472
Property	6.03	Residence Inn Baton Rouge Siegen Lane	94,130		T-12 4/30/2017	4,258,962	2,394,005	1,864,957	12/31/2016	3,923,753	2,255,151	1,668,602	12/31/2015	3,016,912	2,013,140	1,003,772			3,581,307
Property	6.04	Courtyard Baton Rouge Siegen Lane	81,471		T-12 4/30/2017	4,346,909	2,808,805	1,538,104	12/31/2016	4,139,260	2,751,308	1,387,952	12/31/2015	3,633,436	2,816,825	816,611			3,789,357
Property	6.05	TownePlace Suites New Orleans Metairie	72,048		T-12 4/30/2017	3,913,940	2,392,893	1,521,047	12/31/2016	3,988,592	2,366,153	1,622,439	12/31/2015	3,747,905	2,230,501	1,517,404			3,686,202
Property	6.06	Fairfield Inn & Suites Jonesboro	96,494		T-12 4/30/2017	2,929,183	1,660,116	1,269,067	12/31/2016	2,759,969	1,661,972	1,097,997	12/31/2015	2,419,548	1,542,233	877,315			2,734,881
Property	6.07	TownePlace Suites Fayetteville North Springdale	77,011		T-12 4/30/2017	2,559,671	1,354,247	1,205,424	12/31/2016	2,432,585	1,389,745	1,042,840	12/31/2015	2,215,809	1,316,471	899,338			2,374,106
Loan	7.00	Costco JFK	217	L(24), D(92), O(4)													9.2%	9.2%	3,463,186
Loan	8.00	Capitol Center	70	L(25), D(91), O(4)	T-8 8/31/2017 Ann.	7,353,547	3,844,622	3,508,925	12/31/2016	7,170,838	4,140,940	3,029,898	12/31/2015	7,601,266	4,281,227	3,320,039	10.3%	9.0%	8,581,936
Loan	9.00	Hotel Mela Times Square	135,897	L(24), D(33), O(3)	T-12 8/31/2017	17,672,477	12,934,621	4,737,856	12/31/2016	16,111,885	12,355,230	3,756,655	12/31/2015	16,767,168	11,410,904	5,356,264	14.1%	11.8%	17,720,291
Loan	10.00	Tustin Centre I & II	111	L(27), DorYM1(88), O(5)	T-6 6/30/2017 Ann.	7,248,962	3,164,165	4,084,797	T-10 10/31/2016 Ann.	7,361,520	3,202,987	4,158,533	12/31/2015	6,440,581	3,235,107	3,205,474	15.2%	13.0%	8,511,977
Loan	11.00	One Imeson (38)	16	L(25), D(90), O(5)	T-12 6/30/2017	5,404,208	2,074,918	3,329,290	12/31/2016	5,037,140	2,000,923	3,036,216	12/31/2015	4,308,381	1,921,101	2,387,280	13.8%	12.6%	7,574,829
Loan	12.00	Salt Lake City Hotel Portfolio	103,955	L(24), D(92), O(4)	T-12 8/31/2017	8,569,335	4,929,474	3,639,861	12/31/2016								12.1%	10.9%	8,569,336
Property	12.01	TownePlace Suites West Valley City	119,540		T-12 8/31/2017	2,943,019	1,595,502	1,347,517	12/31/2016	2,760,723	1,462,904	1,297,819							2,943,019
Property	12.02	Staybridge Suites Midvale	97,419		T-12 8/31/2017	3,049,817	1,908,056	1,141,761	12/31/2016	2,889,974	1,796,879	1,093,095	12/31/2015	2,684,739	1,651,934	1,032,805			3,049,818
Property	12.03	Fairfield Inn & Suites Midvale	95,455		T-12 8/31/2017	2,576,499	1,425,916	1,150,583	12/31/2016										2,576,499
Loan	13.00	IRG Portfolio (36)	19	L(27), D(89), O(4)	T-4 4/30/2017 Ann.	22,450,713	15,696,522	6,754,191	12/31/2016	22,995,739	13,944,372	9,051,367	12/31/2015	23,461,095	14,927,748	8,533,347	11.1%	9.1%	24,361,223
Property	13.01	HBP Euclid	15		T-4 4/30/2017 Ann.	10,063,905	8,248,047	1,815,858	12/31/2016	10,390,791	7,185,517	3,205,274	12/31/2015	10,396,642	7,557,072	2,839,570			10,898,934
Property	13.02	LMA Massillon & Building E	20		T-4 4/30/2017 Ann.	6,607,485	4,433,085	2,174,400	12/31/2016	6,322,758	4,073,307	2,249,451	12/31/2015	6,568,299	4,394,087	2,174,212			6,995,448
Property	13.03	LMA Building D	20		T-4 4/30/2017 Ann.	2,713,767	1,759,425	954,342	12/31/2016	3,394,554	1,625,823	1,768,731	12/31/2015	3,654,783	1,807,766	1,847,017			3,310,707
Property	13.04	NRR Commerce	31		T-4 4/30/2017 Ann.	1,536,162	554,073	982,089	12/31/2016	1,459,862	479,515	980,347	12/31/2015	1,468,305	464,742	1,003,563			1,525,966
Property	13.05	Rockside Commerce	17		T-4 4/30/2017 Ann.	1,529,394	701,892	827,502	12/31/2016	1,427,774	580,210	847,564	12/31/2015	1,373,066	704,081	668,985			1,630,168
Loan	14.00	Station Place III (36)(38)	367	L(24), DorYM1(92), O(4)	T-12 7/31/2017	35,079,513	12,710,332	22,369,181	12/31/2016	34,493,689	12,164,603	22,329,086	12/31/2015	34,131,273	12,060,025	22,071,248	11.9%	11.0%	37,764,776
Loan	15.00	Moffett Place Building 4 (36)(37)	404	L(27), D(86), O(7)													12.2%	12.2%	16,449,061
Loan	16.00	Corporate Woods Portfolio (36)	109	L(26), D(88), O(6)	T-12 6/30/2017	43,239,702	22,546,739	20,692,963	12/31/2016	41,781,575	21,902,104	19,879,471	12/31/2015	42,234,497	21,053,221	21,181,276	10.2%	9.0%	50,529,903
Property	16.01	Corporate Woods - Building 82	140		T-12 6/30/2017	6,608,256	2,946,906	3,661,350	12/31/2016	6,569,952	2,832,902	3,737,050	12/31/2015	6,650,870	2,670,419	3,980,451			7,529,377
Property	16.02	Corporate Woods - Building 40	108		T-12 6/30/2017	6,642,113	3,356,437	3,285,675	12/31/2016	6,415,560	3,303,831	3,111,729	12/31/2015	6,030,501	3,186,202	2,844,299			7,362,289
Property	16.03	Corporate Woods - Building 84	130		T-12 6/30/2017	5,648,598	2,819,749	2,828,849	12/31/2016	5,698,387	2,692,896	3,005,491	12/31/2015	5,624,686	2,623,122	3,001,564			6,585,535
Property	16.04	Corporate Woods - Building 32	114		T-12 6/30/2017	4,675,720	2,214,321	2,461,399	12/31/2016	4,467,274	2,205,007	2,262,268	12/31/2015	4,409,531	2,062,049	2,347,483			4,847,135
Property	16.05	Corporate Woods - Building 34	119		T-12 6/30/2017	513,694	951,433	-437,739	12/31/2016	80,505	990,960	-910,455	12/31/2015	1,824,586	1,021,658	802,928			2,264,733
Property	16.06	Corporate Woods - Building 14	89		T-12 6/30/2017	2,339,051	1,203,846	1,135,205	12/31/2016	2,291,770	1,188,810	1,102,960	12/31/2015	2,029,356	1,172,013	857,343			2,559,118
Property	16.07	Corporate Woods - Building 70	101		T-12 6/30/2017	2,217,780	1,207,828	1,009,952	12/31/2016	2,128,274	1,109,268	1,019,006	12/31/2015	2,143,039	1,063,279	1,079,761			2,744,868
Property	16.08	Corporate Woods - Building 9	96		T-12 6/30/2017	1,943,043	1,020,673	922,370	12/31/2016	2,006,909	995,872	1,011,036	12/31/2015	1,997,033	943,802	1,053,231			2,299,422
Property	16.09	Corporate Woods - Building 6	88		T-12 6/30/2017	2,195,990	1,106,033	1,089,957	12/31/2016	2,150,771	1,056,501	1,094,270	12/31/2015	1,985,209	1,016,366	968,843			2,387,162
Property	16.10	Corporate Woods - Building 12	95		T-12 6/30/2017	1,737,391	1,163,284	574,107	12/31/2016	1,448,620	1,110,139	338,481	12/31/2015	1,606,805	1,073,771	533,034			2,401,922
Property	16.11	Corporate Woods - Building 27	94		T-12 6/30/2017	2,126,116	1,050,454	1,075,662	12/31/2016	2,101,628	1,034,353	1,067,275	12/31/2015	2,046,236	981,616	1,064,620			2,244,662
Property	16.12	Corporate Woods - Building 51	87		T-12 6/30/2017	1,797,706	995,038	802,668	12/31/2016	1,749,269	924,920	824,349	12/31/2015	1,732,862	876,987	855,875			2,031,365
Property	16.13	Corporate Woods - Building 55	86		T-12 6/30/2017	1,786,197	993,424	792,773	12/31/2016	1,718,413	972,092	746,321	12/31/2015	1,423,566	872,790	550,777			2,044,539
Property	16.14	Corporate Woods - Building 65	172		T-12 6/30/2017	881,924	356,484	525,440	12/31/2016	855,708	359,794	495,914	12/31/2015	867,899	388,448	479,451			903,173
Property	16.15	Corporate Woods - Building 3	81		T-12 6/30/2017	1,234,823	663,788	571,035	12/31/2016	1,195,764	641,437	554,327	12/31/2015	1,037,095	629,772	407,322			1,326,585
Property	16.16	Corporate Woods - Building 75	70		T-12 6/30/2017	891,299	497,041	394,258	12/31/2016	902,771	483,321	419,449	12/31/2015	825,223	470,929	354,294			998,018
Loan	17.00	FedEx Ground - Durham	95	L(27), D(89), O(4)													11.5%	10.9%	2,798,868
Loan	18.00	Integrated Health Campus (36)	177	L(26), D(90), O(4)	T-12 6/30/2017	8,125,297	2,984,001	5,141,296	12/31/2016	8,279,923	2,880,753	5,399,170	12/31/2015	8,470,281	3,088,915	5,381,366	9.1%	8.1%	6,004,489
Loan	19.00	337 Lafayette Street	1,879	L(24), D(92), O(4)													7.4%	7.2%	1,788,550
Loan	20.00	Hampton Inn Majestic Chicago	158,978	L(25), D(55), O(4)	T-12 6/30/2017	8,827,997	5,699,276	3,128,721	12/31/2016	8,507,982	5,515,126	2,992,856	12/31/2015	8,893,241	5,160,979	3,732,262	14.2%	12.6%	8,827,997
Loan	21.00	Promenade at West End Phase II	225	L(25), D(90), O(5)	T-12 6/30/2017	1,584,228	593,552	990,677	12/31/2016	1,175,988	317,191	858,797					8.1%	8.0%	2,316,213
Loan	22.00	3600 Massie	42	L(17), YM2(98), O(5)	T-12 7/31/2017	2,788,244	786,003	2,002,241	12/31/2016	2,201,749	682,595	1,519,154					9.9%	9.3%	2,142,974
Loan	23.00	Colorado Center (36)	253	L(27), D(86), O(7)	12/31/2016	40,968,828	17,405,107	23,563,721	12/31/2015	49,031,481	18,916,122	30,115,359	12/31/2014	64,597,706	20,072,749	44,524,957	18.6%	17.4%	64,673,869
Loan	24.00	Sierra Center	189	L(26), D(90), O(4)	T-12 6/30/2017	2,376,453	609,221	1,767,232	12/31/2016	2,318,060	601,462	1,716,599	12/31/2015	2,246,752	572,055	1,674,697	8.9%	8.3%	2,375,619
Loan	25.00	2121 Wilshire Boulevard	563	L(24), D(92), O(4)	T-12 7/31/2017	2,272,609	801,858	1,470,751									7.6%	7.2%	1,912,382

 A-1-7

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Rentable Area						Second Most	Second	Second	Second	Third Most	Third	Third	Third
			(SF/Units/	Prepayment Provisions	Most Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Recent Operating	Most Recent	Most Recent	Most Recent	Underwritten NOI	Underwritten NCF	Underwritten
Property Flag	ID	Property Name	Rooms/Pads) ($)(11)(12)	(# of payments) (17)(18)(19)	Statements Date	EGI ($)	Expenses($)	NOI($) (13)(14)	Statements Date	EGI($)	Expenses($)	NOI($)(14)	Statements Date	EGI($)	Expenses($)	NOI($)(14)	Debt Yield (11)(12)	Debt Yield (11)(12)	Revenue($)
Loan	26.00	Harrison Luxury Apartments	213,333	L(24), D(92), O(4)	T-12 8/30/2017	1,350,367	557,507	792,859									8.6%	8.5%	1,965,960
Loan	27.00	Gurnee Mills (36)	160	L(37), D(76), O(7)	T-12 9/30/2017	40,048,184	13,061,576	26,986,608	12/31/2016	40,584,232	13,451,512	27,132,720	12/31/2015	41,761,447	13,959,485	27,801,962	9.6%	9.0%	43,829,436
Loan	28.00	Miramar Parkway Plaza	98	L(25), D(91), O(4)	T-12 6/30/2017	2,355,011	926,158	1,428,853	12/31/2016	2,323,348	894,357	1,428,991	12/31/2015	2,210,766	764,317	1,446,449	10.7%	9.4%	2,977,707
Loan	29.00	Port Gardner Building	132	L(27), YM1(89), O(4)	T-5 6/30/2017 Ann.	2,086,702	469,941	1,616,761									11.8%	10.9%	2,503,912
Loan	30.00	Hampton Inn & Suites Las Vegas	96,108	L(27), D(90), O(3)	T-12 4/30/2017	4,820,952	2,661,719	2,159,233	12/31/2016	4,737,816	2,649,731	2,088,085	12/31/2015	4,166,007	2,528,840	1,637,167	17.0%	15.4%	4,820,962
Loan	31.00	Palma Sola Square & DeSoto Plaza (38)	100	L(28), D(88), O(4)	T-12 6/30/2017	1,424,484	380,723	1,043,761	12/31/2016	1,303,391	339,677	963,714	12/31/2015	1,381,139	354,664	1,026,475	9.3%	8.6%	1,556,679
Property	31.01	Palma Sola Square	100		T-12 6/30/2017	1,336,996	348,761	988,234	12/31/2016	1,303,391	339,677	963,714	12/31/2015	1,381,139	354,664	1,026,475			1,414,640
Property	31.02	DeSoto Plaza	105		T-12 6/30/2017	87,489	31,962	55,527											142,039
Loan	32.00	Cleveland East (36)	84	L(28), D(28), O(4)	T-12 4/30/2017	8,942,130	4,780,644	4,161,486	12/31/2016	8,821,455	4,564,755	4,256,701	12/31/2015	7,332,501	4,455,714	2,876,786	11.6%	10.2%	10,862,760
Property	32.01	Landerbrook Corporate Center	87		T-12 4/30/2017	5,408,021	2,671,061	2,736,960	12/31/2016	5,327,343	2,614,493	2,712,850	12/31/2015	4,336,154	2,362,367	1,973,787			7,180,283
Property	32.02	Metropolitan Plaza	77		T-12 4/30/2017	3,534,109	2,109,583	1,424,526	12/31/2016	3,494,113	1,950,262	1,543,851	12/31/2015	2,996,347	2,093,347	903,000			3,682,477
Loan	33.00	Independence Park	50	L(27), YM1(87), O(6)	T-12 4/30/2017	1,444,082	727,753	716,329	12/31/2016	1,335,706	726,370	609,336	12/31/2015	1,712,896	725,108	987,788	9.8%	8.7%	2,101,482
Loan	34.00	The Fountains	138	L(26), D(90), O(4)	T-12 4/30/2017	1,624,081	504,238	1,119,843	12/31/2016	1,600,013	487,160	1,112,853	12/31/2015	1,478,332	483,340	994,992	9.9%	9.4%	1,856,706
Loan	35.00	Arizona Retail Portfolio	67	YM1(116), O(4)	T-12 6/30/2017	1,241,895	31,843	1,210,052	12/31/2016	1,241,895	38,507	1,203,388	12/31/2015	1,309,395	37,933	1,271,462	10.3%	9.0%	1,241,865
Property	35.01	9460 E. Golf Links Road	81
Property	35.02	725 West Baseline Road	75
Property	35.03	1675 West Valencia Road	60
Property	35.04	1988 North Alma School Road	51
Loan	36.00	Mocksville Commons & Peru Marketplace	118	L(27), D(88), O(5)	12/31/2016	1,742,854	511,500	1,231,355	12/31/2015	1,712,554	514,827	1,197,727	12/31/2014	1,707,319	528,176	1,179,142	12.2%	11.5%	1,988,064
Property	36.01	Peru Marketplace	139		12/31/2016	1,007,608	365,699	641,909	12/31/2015	968,439	360,622	607,817	12/31/2014	1,017,034	374,202	642,832			1,220,009
Property	36.02	Mocksville Commons	99		12/31/2016	735,247	145,801	589,446	12/31/2015	744,115	154,205	589,910	12/31/2014	690,285	153,974	536,311			768,055
Loan	37.00	Covance Business Center (36)	75	L(25), D(90), O(5)	12/31/2016	3,169,584	511,139	2,658,445	12/31/2015	2,584,321	36,055	2,548,266	12/31/2014	2,583,853	41,262	2,542,591	10.0%	9.9%	2,676,870
Loan	38.00	19500 South Dixie Highway	91	L(27), D(89), O(4)	T-5 5/31/2017 Ann.	1,385,573	41,240	1,344,333	12/31/2016	1,317,345	39,056	1,278,289	12/31/2015	1,178,124	35,417	1,142,707	13.8%	12.6%	2,076,608
Loan	39.00	Bennetts Creek Crossing	184	L(29), D(87), O(4)	T-12 6/30/2017	1,320,815	408,194	912,621	12/31/2016	1,270,932	405,622	865,310	12/31/2015	1,232,877	392,367	840,510	10.0%	9.6%	1,581,022
Loan	40.00	4400 Broadway	78	L(25), D(91), O(4)	T-12 5/31/2017	1,641,906	877,872	764,034	12/31/2016	1,470,990	855,130	615,860	12/31/2015	1,287,529	896,906	390,623	10.7%	9.1%	2,139,460
Loan	41.00	Hampton Inn Hilton Head	78,264	L(27), D(26), O(7)	T-12 8/31/2017	4,085,411	2,799,726	1,285,685	12/31/2016	4,191,152	2,746,753	1,444,399	12/31/2015	3,790,992	2,633,895	1,157,097	15.1%	13.4%	4,156,529
Loan	42.00	Pacific Woods Apartments	37,069	L(25), DorYM1(92), O(3)	T-12 7/31/2017	4,389,575	1,633,275	2,756,300	12/31/2016	4,310,330	1,632,225	2,678,105	12/31/2015	4,068,209	1,595,324	2,472,885	32.3%	31.0%	4,564,751
Loan	43.00	Collierville Portfolio	28	L(34), D(82), O(4)	T-12 9/30/2017	1,657,035	469,041	1,187,994	12/31/2016	1,495,825	530,176	965,649	12/31/2015	1,368,165	514,795	853,370	11.6%	10.1%	1,497,167
Property	43.01	Ripley Oaks	30
Property	43.02	435 Washington	16
Property	43.03	Magnolias on Main	40
Property	43.04	Pecan Ridge	22
Property	43.05	Wilfong	35
Property	43.06	37 NorthStar	82
Property	43.07	Collierville Commerce Center	39
Property	43.08	Collierville Plaza	43
Property	43.09	Magnolia Crossing	30
Loan	44.00	Intech Ten	71	L(26), D(90), O(4)	T-12 4/30/2017	1,552,336	779,715	772,621	12/31/2016	1,479,655	784,394	695,261	12/31/2015	1,597,840	802,194	795,646	14.2%	12.5%	2,205,297
Loan	45.00	Holiday Inn & Suites Albuquerque Airport	59,229	L(29), D(27), O(4)	T-12 3/31/2017	2,928,038	2,086,064	841,974	12/31/2016	2,943,045	2,015,768	927,278	12/31/2015	2,974,788	2,054,604	920,184	12.4%	10.8%	2,928,038
Loan	46.00	Brookriver	45	L(25), D(91), O(4)	T-12 5/31/2017	1,624,160	794,954	829,207	12/31/2016	1,276,234	768,575	507,660	12/31/2015	978,638	682,570	296,068	12.3%	10.0%	2,334,453
Loan	47.00	Heather Ridge Apartments	32,321	L(25), D(91), O(4)	T-12 8/31/2017	1,376,206	813,038	563,168	12/31/2016	1,325,983	785,232	540,750	12/31/2015	1,173,134	748,193	424,941	9.1%	8.1%	1,630,368
Loan	48.00	Lakeridge Commons	224	L(26), D(89), O(5)	T-12 6/30/2017	707,548	173,878	533,670	12/31/2016	687,060	178,873	508,187	12/31/2015	675,954	170,644	505,310	9.3%	9.0%	726,578
Loan	49.00	Amsdell - Amelia Island 2.0	76	L(24), D(90), O(6)	T-12 8/31/2017	837,747	283,377	554,370	12/31/2016	770,114	283,099	487,015	12/31/2015	595,646	266,168	329,478	10.8%	10.6%	948,204
Loan	50.00	CityLine EZ Storage	77	L(24), D(92), O(4)	T-12 8/31/2017	873,652	436,338	437,314	12/31/2016	860,406	416,755	443,651	12/31/2015	835,826	430,297	405,529	9.0%	8.8%	1,099,192
Loan	51.00	Hunters Ridge Apartments	50,903	L(28), D(88), O(4)	T-12 4/30/2017	903,407	338,127	565,280	12/31/2016	960,394	353,280	607,114	12/31/2015	959,902	322,728	637,175	11.4%	10.8%	794,088
Loan	52.00	Airport Circle Shopping Center	39	L(24), D(92), O(4)	T-12 6/30/2017	906,229	282,181	624,048	12/31/2016	912,983	289,418	623,565	12/31/2015	903,158	299,293	603,865	13.1%	11.8%	906,360
Loan	53.00	Walgreens Geary	268	L(28), D(88), O(4)					12/31/2016	396,699	61,076	335,624	12/31/2015	413,556	60,106	353,450	7.8%	7.7%	340,680
Loan	54.00	Eagle and Atlantis Self Storage Portfolio	58	L(24), D(92), O(4)	T-12 8/31/2017	606,327	236,020	370,307	12/31/2016	582,709	233,945	348,764	12/31/2015	556,506	234,429	322,077	8.9%	8.7%	770,269
Property	54.01	Atlantis Self Storage	69		T-12 8/31/2017	371,019	145,067	225,952	12/31/2016	347,990	139,603	208,387	12/31/2015	321,426	141,572	179,854			464,209
Property	54.02	Eagle Self Storage	47		T-12 8/31/2017	235,308	90,953	144,356	12/31/2016	234,719	94,342	140,377	12/31/2015	235,080	92,857	142,223			306,060
Loan	55.00	East Towne Plaza	61	L(46), D(70), O(4)	T-12 6/30/2017	585,257	146,140	439,117	12/31/2016	624,867	158,543	466,324	T-8 8/31/2015 Ann.	577,350	138,068	439,283	11.3%	10.3%	628,366
Loan	56.00	6600 Walmore	21	L(24), D(92), O(4)	12/31/2016	484,648	128,546	356,103	12/31/2015	503,037	146,935	356,103	12/31/2014	512,855	156,753	356,103	10.2%	9.9%	356,103
Loan	57.00	Redeker Place	66	L(25), D(91), O(4)	T-12 7/31/2017	415,070	33,002	382,068	12/31/2016	406,076	32,417	373,659	12/31/2015	389,948	33,057	356,890	13.4%	11.9%	458,879
Loan	58.00	West Burlington Plaza	175	L(47), D(69), O(4)	T-11 8/31/2017 Ann.	283,309	55,948	227,361	12/31/2016	271,562	51,759	219,803	12/31/2015	262,565	23,952	238,613	10.3%	9.6%	285,817

 A-1-8

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Ownership	Ground Lease	Ground Lease			Lease
Property Flag	ID	Property Name	EGI($)	Expenses($)	NOI ($)(13)	Reserves($)	TI/LC($)	NCF ($)	Interest	Expiration (20)	Extension Terms (20)	Largest Tenant (21)(22)(24)(25)	SF	Expiration (23)
Loan	1.00	Headquarters Plaza (36)	40,091,855	22,677,675	17,414,181	1,007,537	1,207,815	15,198,829	Fee Simple/Leasehold	11/11/2074	N/A	Riker, Danzig, Scherer	79,170	07/31/2025
Loan	2.00	U-Haul SAC Portfolios 14, 15, 17 (36)	18,742,353	5,626,088	13,116,265	233,421		12,882,844	Fee Simple
Property	2.01	U-Haul of Medford							Fee Simple			NAP	NAP	NAP
Property	2.02	U-Haul Center of Salisbury							Fee Simple			NAP	NAP	NAP
Property	2.03	U-Haul Center North Rancho							Fee Simple			NAP	NAP	NAP
Property	2.04	U-Haul Lincoln Park							Fee Simple			NAP	NAP	NAP
Property	2.05	U-Haul of Inwood							Fee Simple			NAP	NAP	NAP
Property	2.06	U-Haul Center Albany							Fee Simple			NAP	NAP	NAP
Property	2.07	U-Haul Storage Black Rock							Fee Simple			NAP	NAP	NAP
Property	2.08	U-Haul Center of Rockville							Fee Simple			NAP	NAP	NAP
Property	2.09	U-Haul Storage Ivar Avenue							Fee Simple			NAP	NAP	NAP
Property	2.10	U-Haul Center of Round Rock							Fee Simple			NAP	NAP	NAP
Property	2.11	U-Haul Storage Glendora							Fee Simple			NAP	NAP	NAP
Property	2.12	U-Haul Center Texas Avenue							Fee Simple			NAP	NAP	NAP
Property	2.13	U-Haul Storage Tarrant Road							Fee Simple			NAP	NAP	NAP
Property	2.14	U-Haul Storage Hulen							Fee Simple			NAP	NAP	NAP
Property	2.15	U-Haul Center Beaumont							Fee Simple			NAP	NAP	NAP
Property	2.16	U-Haul Storage Waxahachie							Fee Simple			NAP	NAP	NAP
Property	2.17	U-Haul Center of Olathe							Fee Simple			NAP	NAP	NAP
Property	2.18	U-Haul Kings Highway							Fee Simple			NAP	NAP	NAP
Property	2.19	U-Haul Storage I-30							Fee Simple			NAP	NAP	NAP
Property	2.20	U-Haul Storage Laurelwood							Fee Simple			NAP	NAP	NAP
Property	2.21	U-Haul Center Downtown							Fee Simple			NAP	NAP	NAP
Property	2.22	U-Haul Storage Business Avenue							Fee Simple			NAP	NAP	NAP
Loan	3.00	Burbank Office Portfolio (36)	100,633,272	32,146,616	68,486,656	521,895	4,805,636	63,159,124	Fee Simple
Property	3.01	Media Studios	38,654,665	13,965,771	24,688,894	231,591	1,881,414	22,575,888	Fee Simple			Kaiser Foundation Health Plan	194,145	05/31/2024
Property	3.02	The Pointe	27,091,682	7,230,054	19,861,627	120,042	1,115,405	18,626,181	Fee Simple			Legendary	105,522	10/31/2024
Property	3.03	3800 Alameda	22,083,036	6,919,389	15,163,647	106,222	1,260,100	13,797,326	Fee Simple			Disney	417,731	03/27/2021
Property	3.04	Central Park	12,803,889	4,031,402	8,772,488	64,040	548,718	8,159,730	Fee Simple			Turner Broadcasting	63,283	02/29/2024
Loan	4.00	Homewood Suites Savannah	12,341,547	6,690,855	5,650,692	493,662		5,157,030	Fee Simple			NAP	NAP	NAP
Loan	5.00	Troy Officentre Portfolio	11,228,048	5,233,273	5,994,775	145,735	692,339	5,156,702	Fee Simple
Property	5.01	East Big Beaver Road Office	7,043,383	3,242,612	3,800,771	89,363	462,526	3,248,882	Fee Simple			DMI GC Holdings, LLC	64,484	05/31/2022
Property	5.02	Livernois Road Office	4,184,665	1,990,661	2,194,005	56,371	229,813	1,907,821	Fee Simple			St. John Providence Health Systems	43,342	10/31/2022
Loan	6.00	Lightstone Portfolio (36)	24,632,063	15,034,235	9,597,828	985,283		8,612,546	Fee Simple
Property	6.01	Hampton Inn & Suites Ft. Myers Beach	4,343,382	2,767,017	1,576,365	173,735		1,402,630	Fee Simple			NAP	NAP	NAP
Property	6.02	aloft Rogers Bentonville	3,724,051	2,181,263	1,542,788	148,962		1,393,826	Fee Simple			NAP	NAP	NAP
Property	6.03	Residence Inn Baton Rouge Siegen Lane	3,614,955	2,136,459	1,478,496	144,598		1,333,898	Fee Simple			NAP	NAP	NAP
Property	6.04	Courtyard Baton Rouge Siegen Lane	4,013,992	2,700,191	1,313,801	160,560		1,153,241	Fee Simple			NAP	NAP	NAP
Property	6.05	TownePlace Suites New Orleans Metairie	3,746,122	2,340,413	1,405,709	149,845		1,255,864	Fee Simple			NAP	NAP	NAP
Property	6.06	Fairfield Inn & Suites Jonesboro	2,765,807	1,610,676	1,155,131	110,632		1,044,499	Fee Simple			NAP	NAP	NAP
Property	6.07	TownePlace Suites Fayetteville North Springdale	2,423,755	1,298,217	1,125,538	96,950		1,028,588	Fee Simple			NAP	NAP	NAP
Loan	7.00	Costco JFK	3,290,027	65,801	3,224,226	3,000		3,221,226	Fee Simple			Costco	149,384	09/30/2032
Loan	8.00	Capitol Center	7,505,260	4,180,276	3,324,985	92,004	325,000	2,907,981	Fee Simple			SC Department of Administration	65,908	06/30/2020
Loan	9.00	Hotel Mela Times Square	17,720,291	13,244,225	4,476,066	708,812		3,767,254	Fee Simple			NAP	NAP	NAP
Loan	10.00	Tustin Centre I & II	8,454,385	3,665,558	4,788,827	70,740	622,720	4,095,367	Fee Simple			RCOC (Regional Center of OC)	82,042	11/30/2020
Loan	11.00	One Imeson (38)	6,021,014	2,157,995	3,863,019	85,125	255,376	3,522,518	Fee Simple			Bacardi U.S.A., Inc.	392,685	05/31/2018
Loan	12.00	Salt Lake City Hotel Portfolio	8,569,336	5,195,203	3,374,133	342,774		3,031,359	Fee Simple
Property	12.01	TownePlace Suites West Valley City	2,943,019	1,654,724	1,288,295	117,721		1,170,574	Fee Simple			NAP	NAP	NAP
Property	12.02	Staybridge Suites Midvale	3,049,818	1,928,414	1,121,404	121,993		999,411	Fee Simple			NAP	NAP	NAP
Property	12.03	Fairfield Inn & Suites Midvale	2,576,499	1,612,065	964,434	103,060		861,375	Fee Simple			NAP	NAP	NAP
Loan	13.00	IRG Portfolio (36)	22,205,025	14,219,233	7,985,792	682,074	733,750	6,569,969	Fee Simple
Property	13.01	HBP Euclid	9,975,483	7,021,838	2,953,646	432,000	247,416	2,274,230	Fee Simple			Eaton Corporation	458,638	02/28/2031
Property	13.02	LMA Massillon & Building E	6,610,698	4,388,060	2,222,638	70,367	194,331	1,957,941	Fee Simple			Meggitt Aircraft Braking	462,726	12/31/2030
Property	13.03	LMA Building D	2,578,437	1,601,494	976,942	61,879	107,928	807,136	Fee Simple			Trelleborg Wheel Systems	219,382	10/31/2023
Property	13.04	NRR Commerce	1,496,643	497,010	999,633	79,360	76,021	844,251	Fee Simple			Kellogg Sales Company	173,711	05/31/2019
Property	13.05	Rockside Commerce	1,543,764	710,831	832,933	38,469	108,054	686,411	Fee Simple			Keystone Automotive	151,796	05/31/2020
Loan	14.00	Station Place III (36)(38)	35,992,988	13,463,618	22,529,370	103,531	1,619,218	20,806,621	Fee Simple			U.S. Securities and Exchange Commission	209,530	02/28/2021
Loan	15.00	Moffett Place Building 4 (36)(37)	17,794,328	2,240,410	15,553,919	62,870		15,491,048	Fee Simple			Google Inc.	314,352	11/30/2028
Loan	16.00	Corporate Woods Portfolio (36)	45,713,777	23,101,714	22,612,063	459,093	2,299,877	19,853,093	Fee Simple
Property	16.01	Corporate Woods - Building 82	6,975,625	2,997,433	3,978,192	29,738	330,427	3,618,028	Fee Simple			PNC Bank National Association	159,270	10/31/2019
Property	16.02	Corporate Woods - Building 40	6,835,137	3,404,190	3,430,947	58,236	357,266	3,015,444	Fee Simple			Coventry Health Care of Kansas, Inc.	69,640	12/31/2023
Property	16.03	Corporate Woods - Building 84	5,506,435	2,906,986	2,599,449	42,636	224,155	2,332,658	Fee Simple			Scoular Company	37,432	08/31/2020
Property	16.04	Corporate Woods - Building 32	4,531,938	2,248,626	2,283,312	49,348	241,530	1,992,435	Fee Simple			Amerigroup Corp. & Amerigroup Kansas, Inc.	39,056	12/31/2020
Property	16.05	Corporate Woods - Building 34	2,127,099	1,016,012	1,111,087	25,623	111,922	973,541	Fee Simple			TMFS Holdings, LLC	33,100	03/01/2027
Property	16.06	Corporate Woods - Building 14	2,377,504	1,232,511	1,144,993	23,982	133,542	987,468	Fee Simple			Propharma Group, Inc.	16,218	02/28/2021
Property	16.07	Corporate Woods - Building 70	2,540,704	1,229,428	1,311,276	20,060	127,501	1,163,715	Fee Simple			Compass Minerals International, Inc.	60,699	02/29/2020
Property	16.08	Corporate Woods - Building 9	2,159,278	1,053,869	1,105,409	26,825	115,548	963,037	Fee Simple			University of Kansas Hospital Authority	16,785	08/31/2018
Property	16.09	Corporate Woods - Building 6	2,024,970	1,131,503	893,468	33,750	107,561	752,156	Fee Simple			National Crop Insurance Services, Inc.	18,522	09/30/2019
Property	16.10	Corporate Woods - Building 12	1,970,953	1,200,101	770,852	29,995	98,060	642,797	Fee Simple			Lansing Trade Group, LLC	44,496	01/31/2018
Property	16.11	Corporate Woods - Building 27	2,090,779	1,079,651	1,011,128	16,244	112,071	882,814	Fee Simple			CSC Covansys Corporation	16,550	03/31/2022
Property	16.12	Corporate Woods - Building 51	1,928,861	1,027,327	901,535	26,973	105,409	769,152	Fee Simple			RGN-Overland Park I, LLC	15,796	05/31/2020
Property	16.13	Corporate Woods - Building 55	1,824,128	1,021,945	802,182	30,316	96,895	674,971	Fee Simple			Emerson Electric Co.	10,073	03/31/2020
Property	16.14	Corporate Woods - Building 65	835,285	359,426	475,859	9,308	30,293	436,257	Fee Simple			Garozzo’s III, Inc.	5,575	09/30/2021
Property	16.15	Corporate Woods - Building 3	1,089,487	673,237	416,250	24,642	57,533	334,075	Fee Simple			DeMars Pension Consulting Services, Inc.	10,247	09/30/2021
Property	16.16	Corporate Woods - Building 75	895,595	519,470	376,125	11,417	50,163	314,544	Fee Simple			Multi Service Technology Solutions, Inc.	12,182	11/30/2017
Loan	17.00	FedEx Ground - Durham	2,658,925	79,768	2,579,157	23,698	94,790	2,460,669	Fee Simple			FedEx Ground Package System, Inc.	236,976	03/31/2032
Loan	18.00	Integrated Health Campus (36)	7,970,549	3,163,584	4,806,966	75,049	450,296	4,281,621	Fee Simple			Orthopedic Associates of Allentown, LTD. D/B/A - Orthopedic Specialists	116,617	06/30/2026
Loan	19.00	337 Lafayette Street	1,738,447	143,527	1,594,920	1,717	45,877	1,547,326	Fee Simple			Kith	11,445	01/31/2038
Loan	20.00	Hampton Inn Majestic Chicago	8,827,997	5,772,823	3,055,174	353,120		2,702,054	Fee Simple			NAP	NAP	NAP
Loan	21.00	Promenade at West End Phase II	2,316,213	611,547	1,704,666	14,223	9,735	1,680,707	Fee Simple			Nike	11,994	01/31/2021
Loan	22.00	3600 Massie	2,785,375	789,424	1,995,952	47,479	80,033	1,868,440	Fee Simple			Nor-Cal Beverage Co.	474,792	03/31/2031
Loan	23.00	Colorado Center (36)	73,131,018	17,770,483	55,360,535	235,232	3,160,223	51,965,081	Fee Simple			HULU	261,823	11/15/2021
Loan	24.00	Sierra Center	2,298,978	609,636	1,689,343	21,038	100,182	1,568,123	Fee Simple			Food 4 Less of California, Inc.	53,470	07/31/2022
Loan	25.00	2121 Wilshire Boulevard	2,087,405	772,399	1,315,006	3,065	74,313	1,237,628	Fee Simple			Santa Monica Surgical Partners	15,369	04/30/2022

 A-1-9

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

			Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Underwritten	Ownership	Ground Lease	Ground Lease			Lease
Property Flag	ID	Property Name	EGI($)	Expenses($)	NOI ($)(13)	Reserves($)	TI/LC($)	NCF ($)	Interest	Expiration (20)	Extension Terms (20)	Largest Tenant (21)(22)(24)(25)	SF	Expiration (23)
Loan	26.00	Harrison Luxury Apartments	1,861,220	488,351	1,372,868	18,750		1,354,118	Fee Simple			NAP	NAP	NAP
Loan	27.00	Gurnee Mills (36)	40,220,100	14,308,390	25,911,711	421,010	1,171,663	24,319,037	Fee Simple			Sears Grand	201,439	04/30/2019
Loan	28.00	Miramar Parkway Plaza	2,626,761	1,119,248	1,507,513	38,824	143,792	1,324,897	Fee Simple			Presidente Supermarket #35, Inc.	42,500	06/10/2034
Loan	29.00	Port Gardner Building	2,326,436	792,535	1,533,901	19,740	98,698	1,415,463	Fee Simple			Funko	85,823	01/31/2027
Loan	30.00	Hampton Inn & Suites Las Vegas	4,820,962	2,670,481	2,150,481	192,838		1,957,643	Fee Simple			NAP	NAP	NAP
Loan	31.00	Palma Sola Square & DeSoto Plaza (38)	1,524,092	371,269	1,152,823	24,704	61,760	1,066,359	Fee Simple
Property	31.01	Palma Sola Square	1,389,155	344,048	1,045,107	23,275	58,189	963,643	Fee Simple			Winn Dixie	50,000	7/31/2021
Property	31.02	DeSoto Plaza	134,937	27,221	107,715	1,428	3,571	102,716	Fee Simple			Peaches Restaurant	2,400	10/30/2024
Loan	32.00	Cleveland East (36)	9,717,961	4,851,848	4,866,113	74,918	499,454	4,291,741	Fee Simple
Property	32.01	Landerbrook Corporate Center	6,175,693	2,721,064	3,454,629	50,452	336,349	3,067,827	Fee Simple			Progressive Insurance	114,448	01/31/2023
Property	32.02	Metropolitan Plaza	3,542,268	2,130,783	1,411,484	24,466	163,105	1,223,913	Fee Simple			Victoria Fire & Casualty Co.	86,183	09/30/2020
Loan	33.00	Independence Park	1,962,415	826,758	1,135,657	45,608	82,537	1,007,512	Fee Simple	10/06/2018	7 - 5yr	Wal-Mart #1873	167,151	11/15/2026
Loan	34.00	The Fountains	1,756,444	620,923	1,135,521	12,495	41,650	1,081,376	Fee Simple			Laufer & Ross Palm Harbor Plastic Surgery	6,140	07/31/2019
Loan	35.00	Arizona Retail Portfolio	1,179,800	42,399	1,137,401	24,792	123,962	988,647	Fee Simple
Property	35.01	9460 E. Golf Links Road							Fee Simple			Safeway	41,800	09/28/2022
Property	35.02	725 West Baseline Road							Fee Simple			Food City/Basha’s	40,847	02/29/2024
Property	35.03	1675 West Valencia Road							Fee Simple			Fallas Paredes	21,038	06/30/2019
Property	35.04	1988 North Alma School Road							Fee Simple			Big Lots	40,963	01/31/2019
Loan	36.00	Mocksville Commons & Peru Marketplace	1,784,090	489,013	1,295,077	25,007	50,000	1,220,070	Fee Simple
Property	36.01	Peru Marketplace	1,054,438	352,278	702,160	9,601	23,298	669,261	Fee Simple			Petsmart, Inc	12,170	07/15/2020
Property	36.02	Mocksville Commons	729,652	136,735	592,917	15,406	26,702	550,809	Fee Simple			Dollar Tree	8,000	02/28/2021
Loan	37.00	Covance Business Center (36)	3,078,007	575,389	2,502,619	23,660		2,478,959	Fee Simple			Covance	333,600	12/31/2025
Loan	38.00	19500 South Dixie Highway	1,929,169	552,533	1,376,636	38,185	81,825	1,256,626	Fee Simple			Alorica, Inc.	109,100	03/31/2023
Loan	39.00	Bennetts Creek Crossing	1,392,171	439,485	952,686	18,584	25,812	908,290	Fee Simple			La Parilla Mexican Grill	4,200	06/30/2018
Loan	40.00	4400 Broadway	1,905,226	886,152	1,019,074	24,149	129,893	865,033	Fee Simple			Bank of Tucson	14,298	06/30/2024
Loan	41.00	Hampton Inn Hilton Head	4,193,445	2,759,263	1,434,182	167,738		1,266,444	Fee Simple			NAP	NAP	NAP
Loan	42.00	Pacific Woods Apartments	4,389,575	1,610,858	2,778,717	112,288		2,666,429	Fee Simple			NAP	NAP	NAP
Loan	43.00	Collierville Portfolio	1,497,167	516,063	981,104	60,894	66,854	853,356	Fee Simple
Property	43.01	Ripley Oaks							Fee Simple			Dwelling Place Church, Inc.	14,250	02/28/2021
Property	43.02	435 Washington							Fee Simple			Well’s Building Supply	33,262	06/30/2020
Property	43.03	Magnolias on Main							Fee Simple			FBSciences	4,100	11/30/2017
Property	43.04	Pecan Ridge							Fee Simple			Pyramex Safety Products, LLC	22,200	12/31/2018
Property	43.05	Wilfong							Fee Simple			First Care Ambulance. LLC	13,500	12/31/2017
Property	43.06	37 NorthStar							Fee Simple			Service King Paint & Body, LLC	10,650	09/24/2021
Property	43.07	Collierville Commerce Center							Fee Simple			System Specialists, Inc.	3,576	01/31/2021
Property	43.08	Collierville Plaza							Fee Simple			Granberry, Daniel	1,940	04/30/2018
Property	43.09	Magnolia Crossing							Fee Simple			C & M Cabinets & Granite	9,461	08/31/2020
Loan	44.00	Intech Ten	2,060,533	884,438	1,176,095	23,283	120,000	1,032,812	Fee Simple			IU Health	65,199	04/01/2022
Loan	45.00	Holiday Inn & Suites Albuquerque Airport	2,928,038	2,039,540	888,498	117,122		771,376	Fee Simple			NAP	NAP	NAP
Loan	46.00	Brookriver	1,676,073	816,461	859,612	29,812	128,664	701,136	Fee Simple			Lereta LLC	23,705	08/31/2023
Loan	47.00	Heather Ridge Apartments	1,372,796	775,290	597,506	61,200		536,306	Fee Simple			NAP	NAP	NAP
Loan	48.00	Lakeridge Commons	690,249	171,919	518,330	3,721	13,643	500,967	Fee Simple			The Matador	3,196	08/31/2020
Loan	49.00	Amsdell - Amelia Island 2.0	837,747	286,970	550,777	8,712		542,065	Fee Simple			NAP	NAP	NAP
Loan	50.00	CityLine EZ Storage	873,652	420,406	453,246	6,581		446,665	Fee Simple			NAP	NAP	NAP
Loan	51.00	Hunters Ridge Apartments	826,784	316,141	510,643	26,400		484,243	Fee Simple			NAP	NAP	NAP
Loan	52.00	Airport Circle Shopping Center	861,042	299,205	561,838	18,953	34,772	508,113	Fee Simple			Pennsauken Foods, LLC	60,915	02/28/2024
Loan	53.00	Walgreens Geary	376,864	65,839	311,025	2,990		308,035	Fee Simple			Walgreens Co., Inc.	14,950	08/31/2020
Loan	54.00	Eagle and Atlantis Self Storage Portfolio	606,327	249,515	356,812	8,919		347,893	Fee Simple
Property	54.01	Atlantis Self Storage	371,019	156,313	214,706	4,637		210,069	Fee Simple			NAP	NAP	NAP
Property	54.02	Eagle Self Storage	235,308	93,202	142,106	4,282		137,824	Fee Simple			NAP	NAP	NAP
Loan	55.00	East Towne Plaza	596,948	147,143	449,805	9,716	32,387	407,701	Fee Simple			Food Lion, LLC	35,864	05/10/2026
Loan	56.00	6600 Walmore	470,237	138,884	331,353		10,683	320,670	Fee Simple			Saint-Gobain	158,441	09/30/2027
Loan	57.00	Redeker Place	435,935	34,338	401,597	12,193	31,902	357,502	Fee Simple			Iron Mountain Inc.	45,158	10/31/2022
Loan	58.00	West Burlington Plaza	271,526	55,695	215,831	1,800	12,000	202,031	Fee Simple			USCOC of Greater Iowa, LLC	3,760	03/31/2021

 A-1-10

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Lease			Lease			Lease			Lease
Property Flag	ID	Property Name	2nd Largest Tenant (22)(25)	SF	Expiration (23)	3rd Largest Tenant (22)(24)(25)	SF	Expiration (23)	4th Largest Tenant (25)	SF	Expiration (23)	5th Largest Tenant (22)(24)	SF	Expiration (23)
Loan	1.00	Headquarters Plaza (36)	Chartwell Consulting Group, Inc.	50,100	08/31/2021	AMC Theatres	40,000	04/30/2029	Duff & Phelps, LLC	33,000	05/31/2028	Graham, Curtin & Sheridan, P.A.	33,000	06/30/2022
Loan	2.00	U-Haul SAC Portfolios 14, 15, 17 (36)
Property	2.01	U-Haul of Medford	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.02	U-Haul Center of Salisbury	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.03	U-Haul Center North Rancho	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.04	U-Haul Lincoln Park	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.05	U-Haul of Inwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.06	U-Haul Center Albany	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.07	U-Haul Storage Black Rock	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.08	U-Haul Center of Rockville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.09	U-Haul Storage Ivar Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.10	U-Haul Center of Round Rock	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.11	U-Haul Storage Glendora	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.12	U-Haul Center Texas Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.13	U-Haul Storage Tarrant Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.14	U-Haul Storage Hulen	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.15	U-Haul Center Beaumont	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.16	U-Haul Storage Waxahachie	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.17	U-Haul Center of Olathe	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.18	U-Haul Kings Highway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.19	U-Haul Storage I-30	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.20	U-Haul Storage Laurelwood	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.21	U-Haul Center Downtown	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	2.22	U-Haul Storage Business Avenue	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	3.00	Burbank Office Portfolio (36)
Property	3.01	Media Studios	Walt Disney Pictures	149,840	05/31/2021	Yahoo	105,400	05/31/2020	Hasbro	80,000	01/31/2027	TiVo Corporation	61,732	06/30/2019
Property	3.02	The Pointe	Warner Bros.	99,853	11/30/2025	FremantleMedia	72,328	10/31/2024	KCETLink	58,574	12/31/2023	CBS Interactive	47,847	11/30/2022
Property	3.03	3800 Alameda	Olive & Thyme	3,684	08/31/2024	Drybar	1,800	04/30/2027	Management Office	1,673	12/31/2027	NAP	NAP	NAP
Property	3.04	Central Park	Warner Bros.	62,194	06/30/2022	Machinima	18,519	12/31/2017	Barrister Executive Suites	18,505	12/31/2021	White Horse Capital	10,740	02/28/2022
Loan	4.00	Homewood Suites Savannah	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	5.00	Troy Officentre Portfolio
Property	5.01	East Big Beaver Road Office	Midland Credit Management, Inc.	62,318	01/31/2024	General Physics Corporation	59,998	05/31/2018	S&P Data Michigan LLC	32,204	01/31/2018	J.D. Power and Associates	31,149	07/31/2021
Property	5.02	Livernois Road Office	Aimia Proprietary U.S. LLC	36,720	04/30/2018	Urban Fulfillment Services, LLC	30,761	10/11/2025	Canadian National Railway Company	9,324	08/31/2022	Accretive Solutions-Detroit, Inc	8,062	09/30/2022
Loan	6.00	Lightstone Portfolio (36)
Property	6.01	Hampton Inn & Suites Ft. Myers Beach	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	6.02	aloft Rogers Bentonville	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	6.03	Residence Inn Baton Rouge Siegen Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	6.04	Courtyard Baton Rouge Siegen Lane	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	6.05	TownePlace Suites New Orleans Metairie	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	6.06	Fairfield Inn & Suites Jonesboro	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	6.07	TownePlace Suites Fayetteville North Springdale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	7.00	Costco JFK	Zwanger-Pesiri Radiology	12,000	09/30/2032	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	8.00	Capitol Center	Haynsworth Sinkler Boyd	40,798	02/28/2029	BB&T	35,000	06/30/2024	SC Department of Insurance	28,165	02/28/2021	SC Department of Commerce	27,927	03/31/2023
Loan	9.00	Hotel Mela Times Square	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	10.00	Tustin Centre I & II	Universal Protection	40,454	07/09/2022	Orange Coast Title	24,445	07/31/2023	Watten, Discoe & Bassett	12,335	05/31/2020	Branch Banking and Trust Co.	10,576	08/31/2020
Loan	11.00	One Imeson (38)	Venus Fashion, Inc.	315,151	06/30/2022	Samsonite LLC	294,036	04/30/2019	Komyo America Co., Inc.	284,560	03/31/2020	Green Mountain Corporation	59,272	06/30/2022
Loan	12.00	Salt Lake City Hotel Portfolio
Property	12.01	TownePlace Suites West Valley City	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.02	Staybridge Suites Midvale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	12.03	Fairfield Inn & Suites Midvale	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	13.00	IRG Portfolio (36)
Property	13.01	HBP Euclid	Tremco Incorporated	298,175	11/30/2027	Turbine Engine Components	219,474	11/30/2020	Premium Steel Sales	100,000	12/31/2017	North American Plastics	70,097	06/30/2022
Property	13.02	LMA Massillon & Building E	The Step2 Company	224,856	05/19/2023	Greenstar Mid-America	192,000	05/14/2022	NAP	NAP	NAP	NAP	NAP	NAP
Property	13.03	LMA Building D	Imperial Electric	126,925	12/31/2020	Huntington National Bank	67,600	12/31/2017	Simply Canvas, Inc.	43,621	12/31/2019	Prospect Mold & Die	22,350	01/31/2019
Property	13.04	NRR Commerce	Cattron-Theimeg, Inc.	82,289	10/31/2024	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	13.05	Rockside Commerce	Wellsville Carpet Town	70,627	01/31/2018	DAR-TECH, Inc.	69,516	06/23/2020	HSN Catalog Services	30,000	05/31/2020	Suntwist Corp.	29,602	11/30/2018
Loan	14.00	Station Place III (36)(38)	Kaiser Foundation Health Plan, Inc.	206,875	06/30/2024	American Chemistry Council	93,168	12/31/2025	Pritchard Industries, Inc.	833	12/31/2018	NAP	NAP	NAP
Loan	15.00	Moffett Place Building 4 (36)(37)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	16.00	Corporate Woods Portfolio (36)
Property	16.01	Corporate Woods - Building 82	Lathrop & Gage, LLP.	39,993	01/31/2023	Berkley Insurance Company	10,051	09/30/2022	Lincoln National Life Insurance Company	8,127	08/31/2021	Toyota Motor Credit Corporation	8,102	03/31/2018
Property	16.02	Corporate Woods - Building 40	QC Holdings, Inc.	39,022	10/31/2017	Sanders Warren & Russell LLP	19,774	01/31/2021	Spencer Fane LLP	16,157	11/30/2019	Searles Valley Minerals Operations, Inc.	14,872	02/29/2020
Property	16.03	Corporate Woods - Building 84	Hovey Williams LLP	20,990	11/30/2019	McDonald’s Corporation	14,561	07/31/2020	Sirius Computer Solutions, Inc	13,338	07/31/2021	Met Life Agricultural Inv.	12,997	05/31/2019
Property	16.04	Corporate Woods - Building 32	Pharmion LLC	29,591	01/31/2018	Foulston Siefkin LLP	19,871	04/30/2022	Time Warner Cable Midwest LLC	19,871	12/31/2020	Ascension Insurance, Inc.	13,671	05/31/2019
Property	16.05	Corporate Woods - Building 34	Vendor Credentialing Service LLC dba symplr	30,823	08/31/2024	Ace American Insurance Company dba Chubb Ins	16,550	12/31/2021	KBP Investments Inc.	16,550	06/30/2023	NAP	NAP	NAP
Property	16.06	Corporate Woods - Building 14	Anesthesia Associates of KC Inc	12,564	09/30/2018	Transport Funding, LLC	9,430	06/30/2022	Zoom Video Communications, Inc.	9,176	10/31/2019	Performance Technologies Inc	7,886	06/30/2018
Property	16.07	Corporate Woods - Building 70	Selective Site Consultants, Inc.	17,585	02/28/2018	Unitas Global	8,665	01/31/2025	Pershing Yoakley & Associates, P.C.	3,595	02/28/2018	Synergy Search Group, LLC	2,386	09/30/2022
Property	16.08	Corporate Woods - Building 9	Cinema Scene Mrktg & Promo LLC	10,722	04/30/2022	Perfect Output of Kansas City, LLC	7,614	09/30/2018	Oracle America, Inc.	6,179	03/31/2022	Paragon Capital Management	6,023	03/31/2027
Property	16.09	Corporate Woods - Building 6	HYLA Technology Solutions, LLC fka E-Recycling, LLC	18,522	03/31/2019	Physicians Business Network, Inc.	18,522	08/31/2020	Affinis Corp	9,614	02/28/2023	The Nolan Company	6,827	02/28/2022
Property	16.10	Corporate Woods - Building 12	Massachusetts Mutual Life Insurance Company	12,418	11/30/2023	Go Local LLC	8,697	12/31/2019	AECOM	5,445	11/30/2018	Couch Pierce King & Wharton Chartered	2,630	07/31/2020
Property	16.11	Corporate Woods - Building 27	Agrex Inc	16,550	03/31/2018	Overland Solutions Inc	16,550	04/30/2020	RubinBrown LLP	13,261	01/31/2019	Apex Systems, Inc.	6,204	09/30/2022
Property	16.12	Corporate Woods - Building 51	The IMA Financial Group Inc	15,783	12/31/2022	Fisher, Patterson, Sayler & Smith, LLP	8,205	06/30/2022	Ferree, Bunn, Rundberg & Ridgway, Chtd.	7,048	01/31/2019	Platinum Realty, LLC	6,327	10/31/2020
Property	16.13	Corporate Woods - Building 55	Mersoft Corporation	5,433	03/31/2021	York Risk Services Holding Corp.	5,170	01/31/2021	Adam & McDonald PA	4,964	05/31/2020	Commodity Specialists Company	4,286	10/31/2019
Property	16.14	Corporate Woods - Building 65	First Watch of Kansas, Inc.	4,431	09/30/2020	Aspen Salon & Spa	3,352	02/29/2024	Kulture Kurry LLC	3,013	12/31/2019	Chipotle Mexican Grill of Kansas, L.L.C.	2,827	02/28/2018
Property	16.15	Corporate Woods - Building 3	Liberty Mutual Insurance Company	6,275	02/28/2022	USA Adventures of Kansas, LLC	4,969	03/31/2019	OMNI Employment Management Services, LLC	4,580	05/31/2020	Dissinger Reed, LLC	4,402	11/30/2019
Property	16.16	Corporate Woods - Building 75	United Wisconsin Insurance Company	4,931	06/30/2022	Strategic AR LLC	4,850	10/01/2022	Diebold, Incorporated	4,350	09/30/2018	United Fidelity Funding Corp.	3,866	12/31/2017
Loan	17.00	FedEx Ground - Durham	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	18.00	Integrated Health Campus (36)	St Luke’s Hospital of Bethlehem, Pennsylvania D/B/A St. Luke’s University Health Network	50,114	09/30/2028	Lehigh Valley Health Network	39,857	06/30/2026	Surgery Center of Allentown, LLC	25,654	03/31/2027	Aesthetic Surgery Associates	8,924	06/30/2026
Loan	19.00	337 Lafayette Street	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	20.00	Hampton Inn Majestic Chicago	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	21.00	Promenade at West End Phase II	The Gap, Inc.	7,505	11/30/2025	Banana Republic, LLC	7,460	11/30/2025	The Dress Barn, Inc.	7,255	12/31/2025	Sketchers #590	7,000	11/30/2025
Loan	22.00	3600 Massie	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	23.00	Colorado Center (36)	Edmunds.com	197,812	01/31/2028	Kite Pharma, Inc.	159,310	07/31/2032	Rubin Postaer	186,894	12/31/2025	HBO	128,273	06/30/2019
Loan	24.00	Sierra Center	Bob’s Discount Furniture	23,500	12/01/2027	Party City Corporation	10,147	12/31/2019	Keivan Sarraf DDS, Inc.	4,076	08/31/2021	Payless ShoeSource, Inc. Store #2	2,520	07/31/2018
Loan	25.00	2121 Wilshire Boulevard	Westside Internal Medicine	5,731	09/10/2022	University Foot & Ankle	5,053	10/31/2024	Robert E. Cole, M.D.	1,266	09/30/2021	Steven Dresner, MD	940	09/02/2020

 A-1-11

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Lease			Lease			Lease			Lease
Property Flag	ID	Property Name	2nd Largest Tenant (22)(25)	SF	Expiration (23)	3rd Largest Tenant (22)(24)(25)	SF	Expiration (23)	4th Largest Tenant (25)	SF	Expiration (23)	5th Largest Tenant (22)(24)	SF	Expiration (23)
Loan	26.00	Harrison Luxury Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	27.00	Gurnee Mills (36)	Bass Pro Shops Outdoor	137,201	08/31/2018	Macy’s	130,000	01/31/2039	Kohl’s	111,675	09/02/2024	Floor and Décor	105,248	09/30/2026
Loan	28.00	Miramar Parkway Plaza	ALS Education, Inc.	14,120	06/30/2023	Zoo Miramar, LLC dba Zoo Health Club	10,727	07/01/2025	Christian Worship Outreach Center	4,800	MTM	Pigeon Beauty Supply, Inc.	4,210	11/30/2021
Loan	29.00	Port Gardner Building	Wells Fargo	5,152	12/31/2018	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	30.00	Hampton Inn & Suites Las Vegas	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	31.00	Palma Sola Square & DeSoto Plaza (38)
Property	31.01	Palma Sola Square	YMCA	18,233	6/30/2021	Heather & David Dunham dba Redzone	4,264	12/31/2020	EnRich - Knowles Fine Foods	3,370	6/30/2018	Estate House - C. Clark	2,900	03/31/2018
Property	31.02	DeSoto Plaza	VC Holdings	1,600	7/1/2032	Scissors Hair Salon	1,092	12/31/2019	Van Le (Donut Shop)	750	5/31/2022	Boost Mobil	650	5/31/2020
Loan	32.00	Cleveland East (36)
Property	32.01	Landerbrook Corporate Center	Park Place Technologies, LLC	51,356	11/30/2022	ONX USA LLC	23,464	03/31/2019	CareSource Management Grp.	20,383	01/31/2023	ABA Insurance	18,650	04/30/2021
Property	32.02	Metropolitan Plaza	COVERMYMEDS LLC	20,896	01/31/2026	Sedlak Management Consultants	12,300	04/30/2019	Olympic Steel, Inc.	8,401	04/30/2023	NDI Medical, Inc.	7,101	03/31/2018
Loan	33.00	Independence Park	American Freight Furniture	20,045	10/30/2027	Planet Fitness	17,000	07/31/2027	Dollar Tree #4792	9,360	01/31/2022	Cricket Wireless	3,510	07/31/2021
Loan	34.00	The Fountains	Burlington Mattress Co., LLC	5,022	01/31/2022	FLME, Inc. dba Massage Envy	3,512	03/14/2020	Murphy Animal & Bird Medical Center	3,320	05/31/2019	Murdock’s of Palm Harbor Clothes Mentor	3,243	03/31/2021
Loan	35.00	Arizona Retail Portfolio
Property	35.01	9460 E. Golf Links Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	35.02	725 West Baseline Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	35.03	1675 West Valencia Road	99 Cents Only	20,634	01/31/2019	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	35.04	1988 North Alma School Road	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	36.00	Mocksville Commons & Peru Marketplace
Property	36.01	Peru Marketplace	Rent A Center East, Inc	4,200	04/30/2018	Aspen Dental Management, Inc	3,300	11/30/2021	All About Eyes (HW Holdings, LLC)	2,660	11/30/2017	IV Cellular (Marseilles Cellular, Inc)	2,100	11/30/2017
Property	36.02	Mocksville Commons	Jin Jin Chinese Restaurant (Jun Kun Xiao)	4,800	12/31/2018	Rent A Center	4,757	08/31/2022	Cato	3,972	01/31/2018	LaCarreta Mexican Restaurant (LaCarreta Mocksville, Inc)	3,600	09/30/2022
Loan	37.00	Covance Business Center (36)	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	38.00	19500 South Dixie Highway	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	39.00	Bennetts Creek Crossing	Long & Foster Realtors	3,957	08/31/2018	Enoch’s Eye Care, PLLC	3,060	12/31/2023	Anthony’s Salon & Spa	2,800	02/23/2022	Thai Erawan Restaurant	2,800	08/16/2019
Loan	40.00	4400 Broadway	Breault Research Organization, INC	13,219	08/31/2023	Pride Fit Club	8,045	07/31/2022	Arizona State Retirement System	7,114	06/30/2022	Mindplay	5,122	01/31/2019
Loan	41.00	Hampton Inn Hilton Head	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	42.00	Pacific Woods Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	43.00	Collierville Portfolio
Property	43.01	Ripley Oaks	Nadine’s Dance Studio	7,650	08/31/2020	Fields, Lula	5,480	01/31/2018	Creative Minds Art Studios	5,040	05/30/2018	Kennon, Brandon	4,700	05/30/2018
Property	43.02	435 Washington	G.L. Huyett	30,000	03/31/2020	Gymstars, LLC	18,000	11/30/2022	Commercial Appeal	12,310	04/30/2018	Boomerang Rentals, LLC	10,400	12/31/2017
Property	43.03	Magnolias on Main	Hart Properties Group	1,560	01/31/2019	Smith & Smith, CPA’s	1,400	08/31/2019	Edward Jones & Co., LP.	1,160	01/31/2022	Thrive Hearing & Tinnitus Solutions	1,120	02/28/2021
Property	43.04	Pecan Ridge	Veracity Medical Solutions, LLC	18,000	06/30/2018	Southern Architectural Sales LLC	8,030	12/31/2017	NAP	NAP	NAP	NAP	NAP	NAP
Property	43.05	Wilfong	ICON Collision Services, LLC	12,600	07/31/2021	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	43.06	37 NorthStar	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	43.07	Collierville Commerce Center	Christian Faith and Pray Church	1,831	MTM	Gambrell, Antonia	1,720	11/30/2021	Collierville Opiate Recovery Health Center, LLC	1,508	08/31/2020	Five 17 Design	893	01/31/2018
Property	43.08	Collierville Plaza	Night Owl T-Shirt Quilts	1,200	10/31/2018	Allied Termite and Pest Control, Inc.	1,200	10/31/2019	Hawk-Eye Enterprises, Inc.	995	02/28/2018	Lynch, Melanie	926	11/30/2019
Property	43.09	Magnolia Crossing	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	44.00	Intech Ten	State Farm Insurance	13,250	11/20/2018	Connections Education	8,235	06/30/2021	The Heritage Group	5,839	11/30/2017	Tru Flex	5,377	04/30/2022
Loan	45.00	Holiday Inn & Suites Albuquerque Airport	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	46.00	Brookriver	Outsource Partners International, Inc	13,026	10/31/2019	Vantage Benefits Administrators, Inc.	12,369	11/30/2022	Disability Services of the Southwest, Inc.	9,298	09/30/2021	Nationwide Title Clearing	7,725	05/31/2021
Loan	47.00	Heather Ridge Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	48.00	Lakeridge Commons	Venetian Nails	2,888	01/31/2023	The Luggage Shop	2,709	06/30/2022	Barque	2,475	10/31/2019	Prosperity Bank	2,093	09/30/2021
Loan	49.00	Amsdell - Amelia Island 2.0	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	50.00	CityLine EZ Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	51.00	Hunters Ridge Apartments	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	52.00	Airport Circle Shopping Center	Super Dollar City	33,612	08/31/2026	Olympia Sports	7,174	03/31/2020	21st Century Self Storage	6,833	10/01/2029	Manvi, LLC	2,952	02/28/2022
Loan	53.00	Walgreens Geary	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	54.00	Eagle and Atlantis Self Storage Portfolio
Property	54.01	Atlantis Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Property	54.02	Eagle Self Storage	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	55.00	East Towne Plaza	The County School Brd of Henrico	6,736	07/31/2018	Aaron’s, Inc.	5,250	07/28/2019	K-Beauty Supply, Inc.	4,200	MTM	Mohammad Khalifah dba Primo Pi	2,410	03/31/2020
Loan	56.00	6600 Walmore	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	57.00	Redeker Place	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP	NAP
Loan	58.00	West Burlington Plaza	Subway Real Estate LLC	1,600	02/28/2019	GameStop, Inc	1,600	01/31/2018	OneMain Financial, Inc (#150084)	1,440	MTM	PB5, LLC dba Great Clips	1,200	12/31/2021

 A-1-12

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront
				Occupancy	Replacement	Replacement	TI/LC	TI/LC	Tax	Tax	Insurance	Insurance	Engineering
Property Flag	ID	Property Name	Occupancy (4)(26)	As-of Date	Reserves($)(28)	Reserves ($)(29)(31)	Reserves ($)(28)	Reserves ($)(29)	Reserves ($)(28)	Reserves ($)(29)	Reserves($)(28)	Reserves ($)(29)	Reserve($)(28)
Loan	1.00	Headquarters Plaza (36)	91.8%	08/01/2017		15,843		125,000	603,660	201,220		Springing	73,255
Loan	2.00	U-Haul SAC Portfolios 14, 15, 17 (36)	94.0%	07/31/2017	116,711	Springing			985,823	Springing		Springing	333,269
Property	2.01	U-Haul of Medford	94.7%	07/31/2017
Property	2.02	U-Haul Center of Salisbury	97.0%	07/31/2017
Property	2.03	U-Haul Center North Rancho	96.2%	07/31/2017
Property	2.04	U-Haul Lincoln Park	93.6%	07/31/2017
Property	2.05	U-Haul of Inwood	99.0%	07/31/2017
Property	2.06	U-Haul Center Albany	98.3%	07/31/2017
Property	2.07	U-Haul Storage Black Rock	93.4%	07/31/2017
Property	2.08	U-Haul Center of Rockville	98.5%	07/31/2017
Property	2.09	U-Haul Storage Ivar Avenue	95.4%	07/31/2017
Property	2.10	U-Haul Center of Round Rock	90.7%	07/31/2017
Property	2.11	U-Haul Storage Glendora	97.8%	07/31/2017
Property	2.12	U-Haul Center Texas Avenue	98.2%	07/31/2017
Property	2.13	U-Haul Storage Tarrant Road	91.8%	07/31/2017
Property	2.14	U-Haul Storage Hulen	92.5%	07/31/2017
Property	2.15	U-Haul Center Beaumont	94.8%	07/31/2017
Property	2.16	U-Haul Storage Waxahachie	98.8%	07/31/2017
Property	2.17	U-Haul Center of Olathe	95.8%	07/31/2017
Property	2.18	U-Haul Kings Highway	98.3%	07/31/2017
Property	2.19	U-Haul Storage I-30	82.6%	07/31/2017
Property	2.20	U-Haul Storage Laurelwood	94.9%	07/31/2017
Property	2.21	U-Haul Center Downtown	71.9%	07/31/2017
Property	2.22	U-Haul Storage Business Avenue	89.0%	07/31/2017
Loan	3.00	Burbank Office Portfolio (36)	92.4%	08/31/2017		Springing	14,151,048	Springing		Springing		Springing
Property	3.01	Media Studios	85.9%	08/31/2017
Property	3.02	The Pointe	95.6%	08/31/2017
Property	3.03	3800 Alameda	100.0%	08/31/2017
Property	3.04	Central Park	97.3%	08/31/2017
Loan	4.00	Homewood Suites Savannah	95.0%	08/31/2017		2.0% of Projected Rents for the Property for the prior month for the Payment Dates occuring in September 2017 through August 2019; of 3.0% of Rents for the Property for the prior month for the Payment Dates occuring in September 2019 through August 2020; thereafter 4.0% of Rents for the Property for the prior month.			35,522	11,841		Springing
Loan	5.00	Troy Officentre Portfolio	78.6%	08/31/2017		21,860	1,750,000	63,759	256,483	85,494	49,671	7,096	132,813
Property	5.01	East Big Beaver Road Office	82.4%	08/31/2017
Property	5.02	Livernois Road Office	72.6%	08/31/2017
Loan	6.00	Lightstone Portfolio (36)	77.5%	04/30/2017		Borrower shall be required to deposit the greater of (i) (a) 1.0% of the total revenues from the First Payment Date through August 6, 2018, (b) 2.0% from September 6, 2018 through August 6, 2019, (c) 4.0% thereafter, (ii) the amount due under the management agreement and (iii) the amount due under the franchise agreement for FF&E Work			125,000	59,532	208,517	Springing
Property	6.01	Hampton Inn & Suites Ft. Myers Beach	78.4%	04/30/2017
Property	6.02	aloft Rogers Bentonville	58.2%	04/30/2017
Property	6.03	Residence Inn Baton Rouge Siegen Lane	89.6%	04/30/2017
Property	6.04	Courtyard Baton Rouge Siegen Lane	82.6%	04/30/2017
Property	6.05	TownePlace Suites New Orleans Metairie	81.6%	04/30/2017
Property	6.06	Fairfield Inn & Suites Jonesboro	82.3%	04/30/2017
Property	6.07	TownePlace Suites Fayetteville North Springdale	72.6%	04/30/2017
Loan	7.00	Costco JFK	100.0%	10/20/2017		Springing				Springing		Springing
Loan	8.00	Capitol Center	87.2%	08/31/2017		7,667	394,901	29,167	850,796	94,533	18,179	9,090
Loan	9.00	Hotel Mela Times Square	94.2%	08/31/2017		30,670			1,029,309	180,127		Springing
Loan	10.00	Tustin Centre I & II	98.8%	07/11/2017		Springing	1,656,921	Springing		Springing		Springing
Loan	11.00	One Imeson (38)	81.3%	07/31/2017		7,094	2,250,000	21,281	330,600	25,431	142,518	17,815
Loan	12.00	Salt Lake City Hotel Portfolio	77.9%	08/31/2017		13,885			26,167	26,167	18,094	4,524	4,688
Property	12.01	TownePlace Suites West Valley City	80.6%	08/31/2017
Property	12.02	Staybridge Suites Midvale	81.1%	08/31/2017
Property	12.03	Fairfield Inn & Suites Midvale	71.8%	08/31/2017
Loan	13.00	IRG Portfolio (36)	83.6%	06/27/2017		32,301	500,000	44,583	100,625	100,625		Springing	1,235,564
Property	13.01	HBP Euclid	78.2%	06/27/2017
Property	13.02	LMA Massillon & Building E	100.0%	06/27/2017
Property	13.03	LMA Building D	65.6%	06/27/2017
Property	13.04	NRR Commerce	100.0%	06/27/2017
Property	13.05	Rockside Commerce	94.0%	06/27/2017
Loan	14.00	Station Place III (36)(38)	98.6%	09/01/2017	8,628	8,628		Springing		Springing		Springing
Loan	15.00	Moffett Place Building 4 (36)(37)	100.0%	11/06/2017					499,913	71,416		Springing
Loan	16.00	Corporate Woods Portfolio (36)	92.7%	05/31/2017		38,258	7,500,000	Springing	6,258,114	625,811		Springing	620,488
Property	16.01	Corporate Woods - Building 82	98.2%	05/31/2017
Property	16.02	Corporate Woods - Building 40	96.8%	05/31/2017
Property	16.03	Corporate Woods - Building 84	83.1%	05/31/2017
Property	16.04	Corporate Woods - Building 32	98.5%	05/31/2017
Property	16.05	Corporate Woods - Building 34	100.0%	05/31/2017
Property	16.06	Corporate Woods - Building 14	96.7%	05/31/2017
Property	16.07	Corporate Woods - Building 70	94.6%	05/31/2017
Property	16.08	Corporate Woods - Building 9	92.7%	05/31/2017
Property	16.09	Corporate Woods - Building 6	83.8%	05/31/2017
Property	16.10	Corporate Woods - Building 12	80.6%	05/31/2017
Property	16.11	Corporate Woods - Building 27	95.2%	05/31/2017
Property	16.12	Corporate Woods - Building 51	94.2%	05/31/2017
Property	16.13	Corporate Woods - Building 55	88.4%	05/31/2017
Property	16.14	Corporate Woods - Building 65	100.0%	05/31/2017
Property	16.15	Corporate Woods - Building 3	81.2%	05/31/2017
Property	16.16	Corporate Woods - Building 75	88.9%	05/31/2017
Loan	17.00	FedEx Ground - Durham	100.0%	11/06/2017		1,975		Springing	21,735	21,735		Springing
Loan	18.00	Integrated Health Campus (36)	84.9%	08/01/2017		6,254	560,428	37,525	362,431	90,608	73,896	7,390
Loan	19.00	337 Lafayette Street	100.0%	11/06/2017		143			34,907	4,987		Springing
Loan	20.00	Hampton Inn Majestic Chicago	91.1%	06/30/2017		An amount equal to 1/12 of 4.0% of the greater of (a) gross revenues in the preceding calendar year or (b) the projected gross revenues for the current calendar year according to the most recently submitted annual budget (initially estimated at $30,398)			371,746	92,936		Springing
Loan	21.00	Promenade at West End Phase II	89.8%	10/01/2017		1,185	500,000	Springing	284,128	28,413	19,613	1,509
Loan	22.00	3600 Massie	100.0%	11/06/2017		3,957		9,892	281,382	Springing		Springing
Loan	23.00	Colorado Center (36)	91.5%	07/01/2017			25,193,502			Springing		Springing
Loan	24.00	Sierra Center	100.0%	08/01/2017		1,753		8,349	102,043	11,338	18,333	1,833
Loan	25.00	2121 Wilshire Boulevard	92.5%	06/14/2017	133,175	3,065	45,969	3,831	51,944	25,972	5,983	1,197	391,825

 A-1-13

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront	Monthly	Upfront
				Occupancy	Replacement	Replacement	TI/LC	TI/LC	Tax	Tax	Insurance	Insurance	Engineering
Property Flag	ID	Property Name	Occupancy (4)(26)	As-of Date	Reserves($)(28)	Reserves ($)(29)(31)	Reserves ($)(28)	Reserves ($)(29)	Reserves ($)(28)	Reserves ($)(29)	Reserves($)(28)	Reserves ($)(29)	Reserve($)(28)
Loan	26.00	Harrison Luxury Apartments	100.0%	06/26/2017		1,563			47,871	11,968	19,592	2,177
Loan	27.00	Gurnee Mills (36)	91.1%	09/30/2017		Springing		Springing		Springing		Springing
Loan	28.00	Miramar Parkway Plaza	88.9%	08/18/2017		3,235		11,938	381,820	31,818	74,627	10,661	11,983
Loan	29.00	Port Gardner Building	92.2%	06/30/2017		1,634		12,025	66,541	13,308		Springing
Loan	30.00	Hampton Inn & Suites Las Vegas	82.3%	04/30/2017	192,840	16,070			17,515	3,503	12,200	Springing
Loan	31.00	Palma Sola Square & DeSoto Plaza (38)	89.0%	06/26/2017		2,059	200,000	5,147	87,500	12,500	12,608	6,304	23,313
Property	31.01	Palma Sola Square	88.3%	06/26/2017
Property	31.02	DeSoto Plaza	100.0%	06/26/2017
Loan	32.00	Cleveland East (36)	92.1%	05/22/2017		6,243	882,525	41,621	124,065	124,065	69,859	5,822	196,507
Property	32.01	Landerbrook Corporate Center	88.4%	05/22/2017
Property	32.02	Metropolitan Plaza	99.8%	05/22/2017
Loan	33.00	Independence Park	96.1%	06/23/2017		Springing		Springing		Springing		Springing	12,250
Loan	34.00	The Fountains	100.0%	06/01/2017		1,041	100,000	3,471	117,940	10,722	10,355	5,178
Loan	35.00	Arizona Retail Portfolio	100.0%	Various	22,322	2,066	250,000	10,330	76,344	9,543	10,204	1,096	4,063
Property	35.01	9460 E. Golf Links Road	100.0%	11/05/2017
Property	35.02	725 West Baseline Road	100.0%	11/05/2017
Property	35.03	1675 West Valencia Road	100.0%	06/30/2017
Property	35.04	1988 North Alma School Road	100.0%	11/05/2017
Loan	36.00	Mocksville Commons & Peru Marketplace	92.7%	07/01/2017	41,250	2,084	200,000	Springing	13,133	13,133		Springing
Property	36.01	Peru Marketplace	84.3%	07/01/2017
Property	36.02	Mocksville Commons	100.0%	07/01/2017
Loan	37.00	Covance Business Center (36)	100.0%	11/06/2017		Springing		Springing		Springing		Springing
Loan	38.00	19500 South Dixie Highway	100.0%	07/01/2017		3,185		2,273		Springing		Springing
Loan	39.00	Bennetts Creek Crossing	86.7%	07/25/2017		1,549		4,302	10,469	10,469	8,564	952
Loan	40.00	4400 Broadway	87.3%	08/31/2017		2,012	240,929	12,074	33,636	16,818		Springing	213,950
Loan	41.00	Hampton Inn Hilton Head	82.8%	08/31/2017		Springing			41,217	8,243		277
Loan	42.00	Pacific Woods Apartments	94.0%	07/01/2017
Loan	43.00	Collierville Portfolio	92.1%	Various		5,075	300,000	7,612	52,338	17,446	35,773	5,110	235,495
Property	43.01	Ripley Oaks	80.2%	09/26/2017
Property	43.02	435 Washington	100.0%	09/26/2017
Property	43.03	Magnolias on Main	56.3%	09/26/2017
Property	43.04	Pecan Ridge	100.0%	09/26/2017
Property	43.05	Wilfong	100.0%	09/26/2017
Property	43.06	37 NorthStar	100.0%	11/05/2017
Property	43.07	Collierville Commerce Center	100.0%	09/26/2017
Property	43.08	Collierville Plaza	100.0%	09/26/2017
Property	43.09	Magnolia Crossing	100.0%	11/05/2017
Loan	44.00	Intech Ten	93.7%	08/14/2017		1,940	352,747	10,417	101,365	21,007	2,388	2,388
Loan	45.00	Holiday Inn & Suites Albuquerque Airport	75.4%	03/31/2017		9,760			16,333	8,167	52,709	4,055
Loan	46.00	Brookriver	70.4%	08/31/2017		2,484		10,727	140,744	15,638	5,584	2,792
Loan	47.00	Heather Ridge Apartments	94.1%	09/07/2017		5,100				9,483	7,505	3,752	1,875
Loan	48.00	Lakeridge Commons	100.0%	08/25/2017		310	125,000	1,137	66,411	6,037	7,738	703
Loan	49.00	Amsdell - Amelia Island 2.0	88.0%	08/31/2017		726			68,882	5,299		Springing
Loan	50.00	CityLine EZ Storage	89.3%	08/28/2017		548			33,009	8,252		Springing
Loan	51.00	Hunters Ridge Apartments	98.9%	06/01/2017		2,200			10,667	2,667	16,804	2,146	8,813
Loan	52.00	Airport Circle Shopping Center	100.0%	08/31/2017	165,000	1,579		2,601	15,259	15,259	18,864	1,886	72,969
Loan	53.00	Walgreens Geary	100.0%	11/06/2017		249				Springing	200	200
Loan	54.00	Eagle and Atlantis Self Storage Portfolio	84.2%	Various	15,000	817			40,559	6,968	9,529	866	12,750
Property	54.01	Atlantis Self Storage	86.0%	08/01/2017
Property	54.02	Eagle Self Storage	82.3%	08/31/2017
Loan	55.00	East Towne Plaza	97.0%	06/30/2017	300,000	810		2,699	30,740	3,843	9,079	908	2,500
Loan	56.00	6600 Walmore	100.0%	11/06/2017		Springing	110,000	1,706		Springing		Springing
Loan	57.00	Redeker Place	100.0%	08/01/2017				2,145	44,460	4,446		Springing
Loan	58.00	West Burlington Plaza	100.0%	05/31/2017		150	344,940	1,000	17,208	1,721	10,188	849	6,250

 A-1-14

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Other	Environmental
				Other	Reserves	Report	Engineering	Loan
Property Flag	ID	Property Name		Reserves ($)(28)(30)(31)	Description (29)(30)(31)	Date (32)(33)	Report Date	Purpose (34)	Sponsor (27)
Loan	1.00	Headquarters Plaza (36)	3,222,209	Springing	Unfunded Tenant Obligations Reserve (Upfront: $1,722,209); Plaza Development Reserve (Upfront: $1,500,000); FF&E Reserve (Monthly: Springing); PIP Reserve (One Time: Springing)	09/15/2017	08/28/2017	Recapitalization	Seth Schochet; Brian Fisher
Loan	2.00	U-Haul SAC Portfolios 14, 15, 17 (36)						Refinance	Blackwater Investments, Inc.
Property	2.01	U-Haul of Medford				06/29/2017	06/29/2017
Property	2.02	U-Haul Center of Salisbury				06/28/2017	06/29/2017
Property	2.03	U-Haul Center North Rancho				06/28/2017	06/29/2017
Property	2.04	U-Haul Lincoln Park				06/29/2017	06/29/2017
Property	2.05	U-Haul of Inwood				06/30/2017	06/29/2017
Property	2.06	U-Haul Center Albany				06/29/2017	06/29/2017
Property	2.07	U-Haul Storage Black Rock				06/29/2017	06/26/2017
Property	2.08	U-Haul Center of Rockville				06/29/2017	06/29/2017
Property	2.09	U-Haul Storage Ivar Avenue				06/29/2017	06/29/2017
Property	2.10	U-Haul Center of Round Rock				06/29/2017	06/25/2017
Property	2.11	U-Haul Storage Glendora				06/29/2017	06/29/2017
Property	2.12	U-Haul Center Texas Avenue				06/30/2017	06/29/2017
Property	2.13	U-Haul Storage Tarrant Road				06/29/2017	06/29/2017
Property	2.14	U-Haul Storage Hulen				06/28/2017	06/29/2017
Property	2.15	U-Haul Center Beaumont				06/29/2017	06/29/2017
Property	2.16	U-Haul Storage Waxahachie				06/28/2017	06/29/2017
Property	2.17	U-Haul Center of Olathe				06/29/2017	06/29/2017
Property	2.18	U-Haul Kings Highway				06/29/2017	06/27/2017
Property	2.19	U-Haul Storage I-30				06/29/2017	06/26/2017
Property	2.20	U-Haul Storage Laurelwood				06/29/2017	06/26/2017
Property	2.21	U-Haul Center Downtown				06/29/2017	06/29/2017
Property	2.22	U-Haul Storage Business Avenue				06/29/2017	06/29/2017
Loan	3.00	Burbank Office Portfolio (36)	21,617,000		Window Repairs Reserve (Upfront: 18,000,000); Free Rent Reserve (Upfront: 3,617,000)			Acquisition	Blackstone Property Partners Lower Fund 1 L.P.
Property	3.01	Media Studios				08/09/2017	09/12/2017
Property	3.02	The Pointe				08/09/2017	09/12/2017
Property	3.03	3800 Alameda				07/18/2017	09/12/2017
Property	3.04	Central Park				07/18/2017	09/12/2017
Loan	4.00	Homewood Suites Savannah				06/23/2017	05/24/2017	Refinance	S. Jay Patel
Loan	5.00	Troy Officentre Portfolio	2,238,613		Unfunded Obligations Reserve (Upfront: $1,147,613); Planned Capital Expenditure Reserve (Upfront: $1,091,000)			Acquisition	Andrew Hayman; Andrew E. Hayman Living Trust
Property	5.01	East Big Beaver Road Office				08/24/2017	09/12/2017
Property	5.02	Livernois Road Office				08/24/2017	09/12/2017
Loan	6.00	Lightstone Portfolio (36)	2,408,000	Springing	PIP (Upfront: 2,408,000; Monthly: Springing)			Acquisition	Phoenix American Hospitality, LLC; American Hospitality Properties Fund I, LLC; American Hospitality Properties Fund III, LLC; W.L Nelson
Property	6.01	Hampton Inn & Suites Ft. Myers Beach				03/22/2017	03/20/2017
Property	6.02	aloft Rogers Bentonville				03/21/2017	03/20/2017
Property	6.03	Residence Inn Baton Rouge Siegen Lane				03/20/2017	03/20/2017
Property	6.04	Courtyard Baton Rouge Siegen Lane				03/17/2017	03/17/2017
Property	6.05	TownePlace Suites New Orleans Metairie				03/21/2017	03/20/2017
Property	6.06	Fairfield Inn & Suites Jonesboro				03/17/2017	03/16/2017
Property	6.07	TownePlace Suites Fayetteville North Springdale				03/17/2017	03/21/2017
Loan	7.00	Costco JFK	464,000	Springing	ZP Full Rent Replication Funds (Upfront: $464,000); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	06/28/2017	06/29/2017	Acquisition	Gary Barnett
Loan	8.00	Capitol Center	343,573	9,211	Free Rent Reserve (Upfront: $343,573); Haynsworth Rollover Reserve (Monthly: $9,211)	08/23/2017	08/22/2017	Acquisition	Sidney A. Borenstein; Shimmie Horn
Loan	9.00	Hotel Mela Times Square	800,000	Springing	Seasonality Reserve (Upfront: $800,000; Monthly: Springing)	09/25/2017	09/22/2017	Refinance	Joseph Moinian; David Adelipour; Jacob Orfali
Loan	10.00	Tustin Centre I & II	300,956		RCOC Holdback Reserve (Upfront: 300,956)	12/06/2016	06/15/2017	Recapitalization	RSFC Holdings; HSFC Holdings LLC
Loan	11.00	One Imeson (38)	61,125		Outstanding TI Reserve (Upfront: $61,125)	08/10/2017	08/09/2017	Refinance	GEM Realty Fund IV, L.P.
Loan	12.00	Salt Lake City Hotel Portfolio	505,000		PIP Reserve (Upfront: $500,000); Comfort Letter Reserve ($5,000)			Acquisition	Surendra Jain
Property	12.01	TownePlace Suites West Valley City				09/01/2017	09/06/2017
Property	12.02	Staybridge Suites Midvale				09/01/2017	09/06/2017
Property	12.03	Fairfield Inn & Suites Midvale				09/01/2017	09/06/2017
Loan	13.00	IRG Portfolio (36)						Refinance	Stuart Lichter; Christopher Semarjian
Property	13.01	HBP Euclid				07/18/2016	07/21/2016
Property	13.02	LMA Massillon & Building E				08/11/2016	07/22/2016
Property	13.03	LMA Building D				08/11/2016	07/22/2016
Property	13.04	NRR Commerce				07/15/2016	07/15/2016
Property	13.05	Rockside Commerce				07/18/2016	07/18/2016
Loan	14.00	Station Place III (36)(38)	415,973		Service Reserve (Upfront: $300,000); Outstanding TI/Free Rent Reserve (Upfront: $115,973)	09/05/2017	09/01/2017	Refinance	Seven Hundred 2nd Street Holdings Mezz LLC
Loan	15.00	Moffett Place Building 4 (36)(37)	30,293,713	Springing	Free Rent Reserve (Upfront: 17,046,036); TI/LC Reserve (Upfront: 13,247,677); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	06/23/2017	06/23/2017	Refinance	Joseph K. Paul
Loan	16.00	Corporate Woods Portfolio (36)	1,481,165		Unfunded Obligations Reserve (Upfront: $1,481,165)			Acquisition	Raymond Massa
Property	16.01	Corporate Woods - Building 82				08/09/2017	06/23/2017
Property	16.02	Corporate Woods - Building 40				08/09/2017	06/27/2017
Property	16.03	Corporate Woods - Building 84				08/09/2017	06/23/2017
Property	16.04	Corporate Woods - Building 32				08/09/2017	06/27/2017
Property	16.05	Corporate Woods - Building 34				08/09/2017	06/27/2017
Property	16.06	Corporate Woods - Building 14				08/09/2017	06/23/2017
Property	16.07	Corporate Woods - Building 70				08/09/2017	06/23/2017
Property	16.08	Corporate Woods - Building 9				08/09/2017	06/27/2017
Property	16.09	Corporate Woods - Building 6				08/09/2017	06/23/2017
Property	16.10	Corporate Woods - Building 12				08/09/2017	06/27/2017
Property	16.11	Corporate Woods - Building 27				08/09/2017	06/27/2017
Property	16.12	Corporate Woods - Building 51				08/09/2017	06/23/2017
Property	16.13	Corporate Woods - Building 55				08/09/2017	06/23/2017
Property	16.14	Corporate Woods - Building 65				08/09/2017	06/23/2017
Property	16.15	Corporate Woods - Building 3				08/09/2017	06/23/2017
Property	16.16	Corporate Woods - Building 75				08/09/2017	06/23/2017
Loan	17.00	FedEx Ground - Durham		Springing	Special Rollover Reserve (Monthly Springing: Excess Cash Flow)	06/08/2017	06/26/2017	Acquisition	Michael Slaven, Peter Slaven
Loan	18.00	Integrated Health Campus (36)		Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	07/28/2017	07/27/2017	Refinance	Thomas D. Meade; James N. Gentile; Clay W. Hamlin, III
Loan	19.00	337 Lafayette Street	1,103,356		Unfunded Obligations Reserve (Upfront: $807,523); Free Rent Reserve (Upfront: $295,833)	09/13/2017	09/13/2017	Refinance	Aby Rosen; Michael Fuchs; RFR Realty LLC
Loan	20.00	Hampton Inn Majestic Chicago	1,066,450		Designated Replacement Reserve (Upfront: $1,066,450)	08/21/2017	08/21/2017	Refinance	Schwartz Guaranty Company, LLC
Loan	21.00	Promenade at West End Phase II	350,000		Earnout Reserve (Upfront: $350,000)	08/10/2017	08/10/2017	Refinance	G. Randall Andrews
Loan	22.00	3600 Massie		Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/21/2017	08/22/2017	Acquisition	Geno 2, LLC
Loan	23.00	Colorado Center (36)	20,761,186		Gap Rent and Free Rent Obligation Reserve (Upfront: $20,761,186)	07/18/2017	07/18/2017	Recapitalization	Boston Properties Limited Partnership; Teachers Insurance and Annuity Association of America
Loan	24.00	Sierra Center	2,747,680	Springing	Bob’s Discount Furniture Reserve (Upfront: $2,747,680); Special Rollover Reserve (Springing Monthly: Excess Cash Flow)	07/07/2017	07/07/2017	Refinance	Panos Sklavenitis
Loan	25.00	2121 Wilshire Boulevard	850,000		Holdback Reserve (Upfront: $700,000); Free Rent Reserve (Upfront: $150,000)	08/30/2017	08/30/2017	Acquisition	Omid M. Bolour; Mishel Mikail

 A-1-15

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

					Other	Environmental
				Other	Reserves	Report	Engineering	Loan
Property Flag	ID	Property Name		Reserves ($)(28)(30)(31)	Description (29)(30)(31)	Date (32)(33)	Report Date	Purpose (34)	Sponsor (27)
Loan	26.00	Harrison Luxury Apartments	650,000		BRA Tax Reimbursement Reserve (Upfront: $650,000)	06/07/2017	06/05/2017	Refinance	Daniel D. Armistead, Mary Pat Armistead, Robert Wolfson, APMG, Inc., APG General, Inc., APG Associates, LLC, APG Investments Limited Partnership
Loan	27.00	Gurnee Mills (36)				08/26/2016	08/26/2016	Refinance	Simon Property Group, L.P.
Loan	28.00	Miramar Parkway Plaza	82,375	Springing	Environmental Reserve (Upfront: $82,375); Special Rollover Reserve (Monthly Springing: Excess Cash Flow)	07/31/2017	07/31/2017	Refinance	Faith Investment Properties, L.L.C., Kevin Faith
Loan	29.00	Port Gardner Building	2,041,188		Outstanding TI Reserve (Upfront: $2,041,188)	07/12/2017	06/15/2017	Refinance	Joseph Razore; Christopher Langer; Jonathan Slavin
Loan	30.00	Hampton Inn & Suites Las Vegas				05/23/2017	05/23/2017	Refinance	Todd A. Nigro, Michael E. Nigro
Loan	31.00	Palma Sola Square & DeSoto Plaza (38)	8,117		Free Rent Reserve (Upfront: $8,117)			Refinance	Vincent Crisci
Property	31.01	Palma Sola Square				03/31/2017	03/29/2017
Property	31.02	DeSoto Plaza				03/31/2017	03/29/2017
Loan	32.00	Cleveland East (36)	2,890,500	Springing	Earn-out Reserve (Upfront: $2,890,500); Special Rollover Reserve (Monthly Springing: Excess Cash Flow)			Acquisition	BRF Capital LLC, Barry Friedman
Property	32.01	Landerbrook Corporate Center				02/07/2017	02/06/2017
Property	32.02	Metropolitan Plaza				02/07/2017	02/06/2017
Loan	33.00	Independence Park	98,308	Springing	American Freight Deposit Reserve (Upfront: $98,388); Special Rollover Reserve (Monthly Springing: Excess Cash Flow)	07/24/2017	06/08/2017	Refinance	E. Stanley Kroenke
Loan	34.00	The Fountains		Springing	Special Rollover Reserve (Monthly Springing: Excess Cash Flow)	06/26/2017	06/26/2017	Acquisition	Alberto Dayan
Loan	35.00	Arizona Retail Portfolio						Refinance	David R. Grieve
Property	35.01	9460 E. Golf Links Road				12/17/2015	12/17/2015
Property	35.02	725 West Baseline Road				12/17/2015	12/17/2015
Property	35.03	1675 West Valencia Road				06/11/2015	06/11/2015
Property	35.04	1988 North Alma School Road				12/17/2015	12/17/2015
Loan	36.00	Mocksville Commons & Peru Marketplace						Acquisition	Stanley Werb, Jonathan Gaines
Property	36.01	Peru Marketplace				04/07/2017	06/21/2017
Property	36.02	Mocksville Commons				06/29/2017	06/20/2017
Loan	37.00	Covance Business Center (36)		Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	06/29/2017	06/29/2017	Refinance	NRFC NNN Holdings LLC
Loan	38.00	19500 South Dixie Highway	756,850		Roof Repair (Upfront: $381,850 ); TI Holdback (Upfront: $350,000); SPCC Completion (Upfront: $25,000)	06/09/2017	06/09/2017	Refinance	Ivor Braka
Loan	39.00	Bennetts Creek Crossing	56,420		Outstanding Free Rent (Upfront: $21,420); Outstanding TI (Upfront: $35,000)	04/21/2017	04/19/2017	Refinance	Thomas E. Robinson; Robert M. Stanton
Loan	40.00	4400 Broadway	26,685	Rent Reserve: $4,448; Lease Sweep Reserve: Springing	Rent Reserve (Upfront: 26,685; Monthly: 4,448); Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	08/22/2017	08/22/2017	Refinance	Daniel A. Norville
Loan	41.00	Hampton Inn Hilton Head	2,943,919	Springing	PIP Reserve (Upfront: 2,700,000); Seasonality (Upfront: $243,919, Monthly: Springing)	06/28/2017	06/27/2017	Acquisition/Refinance	Wright Investments, Inc.; Hampshire Destination Properties, LLC
Loan	42.00	Pacific Woods Apartments				07/10/2017	07/11/2017	Refinance	Randall R. McCardle
Loan	43.00	Collierville Portfolio						Refinance	John H. Christian
Property	43.01	Ripley Oaks				10/18/2016	10/18/2016
Property	43.02	435 Washington				10/18/2016	10/18/2016
Property	43.03	Magnolias on Main				10/18/2016	10/18/2016
Property	43.04	Pecan Ridge				10/18/2016	10/18/2016
Property	43.05	Wilfong				10/18/2016	10/18/2016
Property	43.06	37 NorthStar				10/18/2016	10/18/2016
Property	43.07	Collierville Commerce Center				10/18/2016	10/18/2016
Property	43.08	Collierville Plaza				10/18/2016	10/18/2016
Property	43.09	Magnolia Crossing				10/18/2016	10/18/2016
Loan	44.00	Intech Ten	79,052	Springing	Free Rent Reserve (Upfront: 79,052); IU Health Lease Reserve (Springing Monthly: Excess Cash Flow)	07/12/2017	07/13/2017	Acquisition	Abhishek Mathur; Brian C. Adams; Abhinav Somani; Anita Shah
Loan	45.00	Holiday Inn & Suites Albuquerque Airport	317,500	32,500	PIP Reserve (Upfront: $220,000); Seasonality Reserve (Upfront: $97,500; Monthly: $32,500)	06/02/2017	04/24/2017	Acquisition	Timothy O’Byrne
Loan	46.00	Brookriver		Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	07/10/2017	07/10/2017	Refinance	Ben A. Dalby; Dalby Family Trust
Loan	47.00	Heather Ridge Apartments				07/27/2017	07/27/2017	Refinance	E. Packer Wilbur
Loan	48.00	Lakeridge Commons	25,893		European Wax Leasing Commissions Reserve (Upfront: $25,893)	07/18/2017	07/18/2017	Refinance	G. Randall Andrews
Loan	49.00	Amsdell - Amelia Island 2.0				07/21/2017	07/21/2017	Refinance	Robert J. Amsdell; Barry L. Amsdell
Loan	50.00	CityLine EZ Storage				09/15/2017	09/04/2017	Acquisition	Alex Meshechok; Lawrence Charles Kaplan; Richard Schontz
Loan	51.00	Hunters Ridge Apartments				03/15/2017	03/15/2017	Refinance	Jen-Tai Sheng
Loan	52.00	Airport Circle Shopping Center				10/06/2017	09/14/2017	Refinance	Benjamin Braka; David Braka; Clayton Gentry
Loan	53.00	Walgreens Geary		Springing	Key Rollover Reserve (Monthly Springing: Excess Cash Flow)	06/08/2017	06/07/2017	Refinance	Paul F. Pelosi
Loan	54.00	Eagle and Atlantis Self Storage Portfolio						Acquisition	Jacob Ramage
Property	54.01	Atlantis Self Storage				09/06/2017	09/05/2017
Property	54.02	Eagle Self Storage				09/05/2017	09/05/2017
Loan	55.00	East Towne Plaza				10/07/2015	10/07/2015	Acquisition	William B. Yeomas
Loan	56.00	6600 Walmore		Springing	Lease Sweep Reserve (Springing Monthly: Excess Cash Flow)	07/10/2017	07/07/2017	Refinance	Erik E. Kolar; Alan Werther; Geoffrey Gardner; Michael Kolar
Loan	57.00	Redeker Place				08/30/2017	08/30/2017	Refinance	Donald R. Stephens; Lane Stephens
Loan	58.00	West Burlington Plaza				10/12/2015	10/12/2015	Refinance	Khosrow Roy Hifai

 A-1-16

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

								Existing	Existing	Future Debt
					Non-Trust Pari Passu	Non-Trust Pari Passu	Non-Trust Pari Passu	Additional Sub Debt	Additional Sub Debt	Permitted
Property Flag	ID	Property Name	Guarantor (35)	Previous Securitization	Original Balance	Cut-off Date Balance	Balloon Balance	Amount	Description	Type
Loan	1.00	Headquarters Plaza (36)	Trust under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Allison Rubler; Trust under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Eve Lateiner; Trust under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Meredith Verona; Trust under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Robert Lateiner; BCK Realty, LLC	NAP	75,000,000	75,000,000	75,000,000		None	NAP
Loan	2.00	U-Haul SAC Portfolios 14, 15, 17 (36)	Blackwater Investments, Inc.	MLMT 2007-C1	69,000,000	68,726,499	49,082,233		None	NAP
Property	2.01	U-Haul of Medford		MLMT 2007-C1
Property	2.02	U-Haul Center of Salisbury		MLMT 2007-C1
Property	2.03	U-Haul Center North Rancho		MLMT 2007-C1
Property	2.04	U-Haul Lincoln Park		MLMT 2007-C1
Property	2.05	U-Haul of Inwood		MLMT 2007-C1
Property	2.06	U-Haul Center Albany		MLMT 2007-C1
Property	2.07	U-Haul Storage Black Rock		MLMT 2007-C1
Property	2.08	U-Haul Center of Rockville		MLMT 2007-C1
Property	2.09	U-Haul Storage Ivar Avenue		MLMT 2007-C1
Property	2.10	U-Haul Center of Round Rock		MLMT 2007-C1
Property	2.11	U-Haul Storage Glendora		MLMT 2007-C1
Property	2.12	U-Haul Center Texas Avenue		MLMT 2007-C1
Property	2.13	U-Haul Storage Tarrant Road		MLMT 2007-C1
Property	2.14	U-Haul Storage Hulen		MLMT 2007-C1
Property	2.15	U-Haul Center Beaumont		MLMT 2007-C1
Property	2.16	U-Haul Storage Waxahachie		MLMT 2007-C1
Property	2.17	U-Haul Center of Olathe		MLMT 2007-C1
Property	2.18	U-Haul Kings Highway		MLMT 2007-C1
Property	2.19	U-Haul Storage I-30		MLMT 2007-C1
Property	2.20	U-Haul Storage Laurelwood		MLMT 2007-C1
Property	2.21	U-Haul Center Downtown		MLMT 2007-C1
Property	2.22	U-Haul Storage Business Avenue		MLMT 2007-C1
Loan	3.00	Burbank Office Portfolio (36)	Blackstone Property Partners; The Worthe Real Estate Group, Inc.	NAP	329,000,000	329,000,000	329,000,000	281,000,000	B-Note	NAP
Property	3.01	Media Studios		NAP
Property	3.02	The Pointe		NAP
Property	3.03	3800 Alameda		NAP
Property	3.04	Central Park		NAP
Loan	4.00	Homewood Suites Savannah	S. Jay Patel	NAP	0	0	0		None	NAP
Loan	5.00	Troy Officentre Portfolio	Andrew Hayman	NAP	0	0	0		None	NAP
Property	5.01	East Big Beaver Road Office		NAP
Property	5.02	Livernois Road Office		NAP
Loan	6.00	Lightstone Portfolio (36)	Phoenix American Hospitality, LLC; American Hospitality Properties Fund I, LLC; American Hospitality Properties Fund III, LLC; W.L Nelson	Various	25,000,000	25,000,000	21,986,468		None	NAP
Property	6.01	Hampton Inn & Suites Ft. Myers Beach		NAP
Property	6.02	aloft Rogers Bentonville		JPMBB 2013-C15
Property	6.03	Residence Inn Baton Rouge Siegen Lane		NAP
Property	6.04	Courtyard Baton Rouge Siegen Lane		BACM 2007-2
Property	6.05	TownePlace Suites New Orleans Metairie		JPMBB 2013-C15
Property	6.06	Fairfield Inn & Suites Jonesboro		JPMBB 2013-C15
Property	6.07	TownePlace Suites Fayetteville North Springdale		JPMBB 2013-C15
Loan	7.00	Costco JFK	Gary Barnett	NAP	0	0	0		None	NAP
Loan	8.00	Capitol Center	Sidney A. Borenstein; Shimmie Horn	NAP	0	0	0		None	NAP
Loan	9.00	Hotel Mela Times Square	Joseph Moinian; David Adelipour; Jacob Orfali	NAP	0	0	0		None	NAP
Loan	10.00	Tustin Centre I & II	NAP	NAP	0	0	0		None	NAP
Loan	11.00	One Imeson (38)	GEM Realty Fund IV, L.P.	NAP	0	0	0		None	Mezzanine
Loan	12.00	Salt Lake City Hotel Portfolio	Surendra Jain	NAP	0	0	0		None	NAP
Property	12.01	TownePlace Suites West Valley City		NAP
Property	12.02	Staybridge Suites Midvale		NAP
Property	12.03	Fairfield Inn & Suites Midvale		NAP
Loan	13.00	IRG Portfolio (36)	Stuart Lichter; Christopher Semarjian	NAP	45,000,000	44,838,341	36,578,893		None	NAP
Property	13.01	HBP Euclid		NAP
Property	13.02	LMA Massillon & Building E		NAP
Property	13.03	LMA Building D		NAP
Property	13.04	NRR Commerce		NAP
Property	13.05	Rockside Commerce		NAP
Loan	14.00	Station Place III (36)(38)	NAP	MSC 2011-C1	164,000,000	164,000,000	164,000,000		None	Mezzanine
Loan	15.00	Moffett Place Building 4 (36)(37)	Paul Guarantor LLC	NAP	101,750,000	101,750,000	92,474,205	98,000,000	Mezzanine Debt	NAP
Loan	16.00	Corporate Woods Portfolio (36)	Raymond Massa	CGCC 2014-FL1	196,250,000	195,751,684	158,373,238		None	NAP
Property	16.01	Corporate Woods - Building 82		CGCC 2014-FL1
Property	16.02	Corporate Woods - Building 40		CGCC 2014-FL1
Property	16.03	Corporate Woods - Building 84		CGCC 2014-FL1
Property	16.04	Corporate Woods - Building 32		CGCC 2014-FL1
Property	16.05	Corporate Woods - Building 34		CGCC 2014-FL1
Property	16.06	Corporate Woods - Building 14		CGCC 2014-FL1
Property	16.07	Corporate Woods - Building 70		CGCC 2014-FL1
Property	16.08	Corporate Woods - Building 9		CGCC 2014-FL1
Property	16.09	Corporate Woods - Building 6		CGCC 2014-FL1
Property	16.10	Corporate Woods - Building 12		CGCC 2014-FL1
Property	16.11	Corporate Woods - Building 27		CGCC 2014-FL1
Property	16.12	Corporate Woods - Building 51		CGCC 2014-FL1
Property	16.13	Corporate Woods - Building 55		CGCC 2014-FL1
Property	16.14	Corporate Woods - Building 65		CGCC 2014-FL1
Property	16.15	Corporate Woods - Building 3		CGCC 2014-FL1
Property	16.16	Corporate Woods - Building 75		CGCC 2014-FL1
Loan	17.00	FedEx Ground - Durham	Michael Slaven, Peter Slaven	NAP	0	0	0		None	NAP
Loan	18.00	Integrated Health Campus (36)	Thomas D. Meade; James N. Gentile; Clay W. Hamlin, III	WBCMT 2007-C34	31,000,000	31,000,000	27,030,990		None	NAP
Loan	19.00	337 Lafayette Street	Michael Fuchs; Aby Rosen	NAP	0	0	0		None	NAP
Loan	20.00	Hampton Inn Majestic Chicago	Schwartz Guaranty Company, LLC	BSCMS 2007-T28	0	0	0		None	NAP
Loan	21.00	Promenade at West End Phase II	G. Randall Andrews	NAP	0	0	0		None	NAP
Loan	22.00	3600 Massie	Geno 2, LLC	NAP	0	0	0		None	NAP
Loan	23.00	Colorado Center (36)	NAP	NAP	278,000,000	278,000,000	278,000,000	252,000,000	B-Note	NAP
Loan	24.00	Sierra Center	Panos Sklavenitis	NAP	0	0	0		None	NAP
Loan	25.00	2121 Wilshire Boulevard	Omid M. Bolour; Mishel Mikail	NAP	0	0	0		None	NAP

 A-1-17

CD 2017-CD6

ANNEX A-1 - CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES

								Existing	Existing	Future Debt
					Non-Trust Pari Passu	Non-Trust Pari Passu	Non-Trust Pari Passu	Additional Sub Debt	Additional Sub Debt	Permitted
Property Flag	ID	Property Name	Guarantor (35)	Previous Securitization	Original Balance	Cut-off Date Balance	Balloon Balance	Amount	Description	Type
Loan	26.00	Harrison Luxury Apartments	Daniel D. Armistead, Mary Pat Armistead, Robert Wolfson, APMG, Inc., APG General, Inc., APG Associates, LLC, APG Investments Limited Partnership	NAP	0	0	0		None	NAP
Loan	27.00	Gurnee Mills (36)	Simon Property Group, L.P.	NAP	260,000,000	255,197,161	206,441,467		None	NAP
Loan	28.00	Miramar Parkway Plaza	Faith Investment Properties, L.L.C., Kevin Faith	NAP	0	0	0		None	NAP
Loan	29.00	Port Gardner Building	Joseph Razore; Christopher Langer; Jonathan Slavin	NAP	0	0	0		None	NAP
Loan	30.00	Hampton Inn & Suites Las Vegas	Todd A. Nigro, Michael E. Nigro	NAP	0	0	0		None	NAP
Loan	31.00	Palma Sola Square & DeSoto Plaza (38)	Vincent Crisci	NAP	0	0	0		None	Mezzanine
Property	31.01	Palma Sola Square		NAP
Property	31.02	DeSoto Plaza		NAP
Loan	32.00	Cleveland East (36)	BRF Capital LLC, Barry Friedman	NAP	30,000,000	30,000,000	28,255,991		None	NAP
Property	32.01	Landerbrook Corporate Center		NAP
Property	32.02	Metropolitan Plaza		NAP
Loan	33.00	Independence Park	E. Stanley Kroenke	NAP	0	0	0		None	NAP
Loan	34.00	The Fountains	Alberto Dayan	NAP	0	0	0		None	NAP
Loan	35.00	Arizona Retail Portfolio	David R. Grieve	NAP	0	0	0	1,250,789	B-Note	NAP
Property	35.01	9460 E. Golf Links Road		NAP
Property	35.02	725 West Baseline Road		NAP
Property	35.03	1675 West Valencia Road		NAP
Property	35.04	1988 North Alma School Road		NAP
Loan	36.00	Mocksville Commons & Peru Marketplace	Stanley Werb, Jonathan Gaines	NAP	0	0	0		None	NAP
Property	36.01	Peru Marketplace		NAP
Property	36.02	Mocksville Commons		NAP
Loan	37.00	Covance Business Center (36)	NRFC NNN Holdings LLC	MLCFC 2006-3	15,185,000	15,163,338	11,746,388		None	NAP
Loan	38.00	19500 South Dixie Highway	Ivor Braka	CWCI 2007-C3	0	0	0		None	NAP
Loan	39.00	Bennetts Creek Crossing	Thomas E. Robinson; Robert M. Stanton	MLCFC 2007-8	0	0	0		None	NAP
Loan	40.00	4400 Broadway	Daniel A. Norville	NAP	0	0	0		None	NAP
Loan	41.00	Hampton Inn Hilton Head	Wright Investments, Inc.; Hampshire Destination Properties, LLC	MSC 2007-HQ13	0	0	0		None	NAP
Loan	42.00	Pacific Woods Apartments	NAP	NAP	0	0	0		None	NAP
Loan	43.00	Collierville Portfolio	John H. Christian	NAP	0	0	0		None	NAP
Property	43.01	Ripley Oaks		NAP
Property	43.02	435 Washington		NAP
Property	43.03	Magnolias on Main		NAP
Property	43.04	Pecan Ridge		NAP
Property	43.05	Wilfong		NAP
Property	43.06	37 NorthStar		NAP
Property	43.07	Collierville Commerce Center		NAP
Property	43.08	Collierville Plaza		NAP
Property	43.09	Magnolia Crossing		NAP
Loan	44.00	Intech Ten	Abhishek Mathur; Brian C. Adams; Abhinav Somani; Anita Shah	NAP	0	0	0		None	NAP
Loan	45.00	Holiday Inn & Suites Albuquerque Airport	Timothy L. O’Byrne	NAP	0	0	0		None	NAP
Loan	46.00	Brookriver	Ben A. Dalby; Dalby Family Trust	NAP	0	0	0		None	NAP
Loan	47.00	Heather Ridge Apartments	E. Packer Wilbur	NAP	0	0	0		None	NAP
Loan	48.00	Lakeridge Commons	G. Randall Andrews	NAP	0	0	0		None	NAP
Loan	49.00	Amsdell - Amelia Island 2.0	Robert J. Amsdell; Barry L. Amsdell	CGCMT 2015-GC27	0	0	0		None	NAP
Loan	50.00	CityLine EZ Storage	Alex Meshechok; Lawrence Charles Kaplan; Richard Schontz	WFRBS 2012-C6	0	0	0		None	NAP
Loan	51.00	Hunters Ridge Apartments	Jen-Tai Sheng	MLCFC 2007-8	0	0	0		None	NAP
Loan	52.00	Airport Circle Shopping Center	Benjamin Braka; David Braka; Clayton Gentry	COMM 2006-C8	0	0	0		None	NAP
Loan	53.00	Walgreens Geary	Paul F. Pelosi	CMLT 2008-LS1	0	0	0		None	NAP
Loan	54.00	Eagle and Atlantis Self Storage Portfolio	Jacob Ramage	NAP	0	0	0		None	NAP
Property	54.01	Atlantis Self Storage		NAP
Property	54.02	Eagle Self Storage		NAP
Loan	55.00	East Towne Plaza	William B. Yeomas	NAP	0	0	0		None	NAP
Loan	56.00	6600 Walmore	Erik E. Kolar; Alan Werther; Geoffrey Gardner; Michael Kolar	JPMCC 2008-C2	0	0	0		None	NAP
Loan	57.00	Redeker Place	Donald R. Stephens; Lane Stephens	NAP	0	0	0		None	NAP
Loan	58.00	West Burlington Plaza	Khosrow Roy Hifai	NAP	0	0	0		None	NAP

 A-1-18

CD 2017-CD6
FOOTNOTES TO ANNEX A-1

(1) GACC—German American Capital Corporation or one of its affiliates; CREFI— Citi Real Estate Funding Inc. or one of its affiliates; AREF—Argentic Real Estate Finance LLC.

(2)	Loan No.	Mortgage Loan	Note(s)	Original Balance ($)	Cut-off Date Balance ($)	Holder of Note(1)	Control
	1	Headquarters Plaza	A-1	$75,000,000	$75,000,000	CD 2017-CD6	Yes
			A-2	$25,000,000	$25,000,000	CREFI	No
			A-3, A-4	$50,000,000	$50,000,000	Barclays Bank PLC	No
	2	U Haul Portfolio 14, 15, 17	A-1, A-2	$69,000,000	$68,726,499	JPMDB 2017-C7	Yes
			A-3, A-4	$60,000,000	$59,762,173	CD 2017-CD6	No
	3	Burbank Office Portfolio	A-1-S, A-2-S, A-1-C1, A-2-C1-B	$249,000,000	$249,000,000	DBUBS 2017-BRBK	Yes
			A-1-C2	$50,000,000	$50,000,000	CD 2017-CD6	No
			A-2-C1-A, A-2-C2-C	$40,000,000	$40,000,000	UBS 2017-C5	No
			A-2-C2-A, A-2-C2-B	$40,000,000	$40,000,000	UBS AG, New York Branch	No
			B-1, B-2	$281,000,000	$281,000,000	DBUBS 2017-BRBK	No
	6	Lightstone Portfolio	A-1	$40,000,000	$40,000,000	CD 2017-CD6	Yes
			A-2	$25,000,000	$25,000,000	JPMDB 2017-C7	No
	13	IRG Portfolio	A-1	$45,000,000	$44,838,341	JPMDB 2017-C7	Yes
			A-2	$27,500,000	$27,401,208	CD 2017-CD6	No
	14	Station Place III	A-1	$64,000,000	$64,000,000	JPMDB 2017-C7	Yes
			A-2, A-3	$50,000,000	$50,000,000	JPMCB	No
			A-4	$50,000,000	$50,000,000	CGCMT 2017-C4	No
			A-5	$26,000,000	$26,000,000	CD 2017-CD6	No
	15	Moffett Place Building 4	A-1, A-2	$70,000,000	$70,000,000	JPMDB 2017-C7	Yes
			A-3	$25,250,000	$25,250,000	CD 2017-CD6	No
			A-4	$31,750,000	$31,750,000	BANK 2017-BNK7	No
	16	Corporate Woods Portfolio	A-1-A, A-3	$50,000,000	$49,873,040	CGCMT 2017-P8	Yes
			A-1-B	$25,000,000	$24,936,520	CD 2017-CD6	No
			A-2	$35,625,000	$35,534,541	CGCMT 2017-C4	No
			A-4	$70,625,000	$70,445,670	BANK 2017-BNK7	No
			A-5	$40,000,000	$39,898,432	MSBAM 2017-C34	No
	18	Integrated Health Campus	A-1	$31,000,000	$31,000,000	COMM 2017-COR2	Yes
			A-2	$22,000,000	$22,000,000	CD 2017-CD6	No
	23	Colorado Center	A-1-S, A-2-S, A-3-S	$98,000,000	$98,000,000	BXP 2017-CC	Yes
			A-1-C1, A-3-C1	$70,000,000	$70,000,000	Bank 2017-BNK8	No
			A-1-C2	$40,000,000	$40,000,000	Morgan Stanley Bank, NA	No
			A-2-C1, A-2-C2-1	$40,000,000	$40,000,000	COMM 2017-COR2	No
			A-2-C2-2	$20,000,000	$20,000,000	CD 2017-CD6	No
			A-3-C2	$30,000,000	$30,000,000	Wells Fargo Bank	No
			B-1-S , B-2-S, B-3-S	$252,000,000	$252,000,000	BXP 2017-CC	No

 A-1-19

27	Gurnee Mills	A-1A	$75,000,000	$73,614,566	CSAIL 2016-C7	Yes
		A-1B, A-3A	$60,000,000	$58,891,653	CSMC 2016-NXSR	No
		A-2A	$80,000,000	$78,522,204	WFCM 2016-C36	No
		A-2B	$25,000,000	$24,538,189	WFCM 2016-LC25	No
		A-4A	$20,000,000	$19,630,551	CD 2017-CD5	No
		A-3B, A-4B	$15,000,000	$14,722,913	CD 2017-CD6	No
32	Cleveland East	A-1	$30,000,000	$30,000,000	WFCM 2017-C39	Yes
		A-2	$12,000,000	$12,000,000	CD 2017-CD6	No
35	Arizona Retail Portfolio(1)	Note A	$11,102,258	$11,021,101	CD 2017-CD6	No
		Note B	$1,260,000	$1,260,000	The Bancorp Bank	Yes
37	Covance Business Center	A-1	$15,185,000	$15,163,338	JPMDB 2017-C7	Yes
		A-2	$10,000,000	$9,985,735	CD 2017-CD6	No

(1)	The Holder of Note identification means we have identified another securitization trust that has closed or as to which a preliminary prospectus or final prospectus has printed that has or is expected to include the identified mortgage note(s).

(2)	The original principal balance at origination of the Arizona Retail Portfolio Mortgage Loan was $12,600,000. The Mortgage Loan was subsequently split into Note A and Note B, each with an original principal balance at such time as set forth above

(3)	With respect to any Mortgaged Property securing a multi-property Mortgage Loan, the amounts listed under the headings “Original Balance ($)” and “Cut-off Date Balance ($)” reflect the Allocated Loan Amount related to such Mortgaged Property.

(4)	Loan No. 1 – Headquarters Plaza – The Loan per Net Rentable Area (SF/Units/Rooms) is calculated using 885,586 sq. ft., which consists of the office (562,242 sq. ft.) and retail (167,274 sq. ft.) portion of the Headquarters Plaza Property plus 156,000 sq. ft. attributable to the hotel portion of the Headquarters Plaza Property. Calculated solely based on the 729,516 sq. ft. of the office and retail portion, Loan per Net Rentable Area (SF/Units/Rooms) is equal to $207. The Units/Rentable Square Ft., Third Most Recent Occupancy, Second Most Recent Occupancy and Most Recent Physical Occupancy are based on the 729,516 square feet related to the office and retail portion of the Mortgaged Property. The 256-room, 156,000 sq. ft. hotel portion had occupancies for 2015, 2016 and the trailing 12-month period ending August, 2017 of 87.9%, 88.4% and 88.8%, respectively.

(5)	Loan No. 2 – U-Haul SAC Portfolios 14, 15, 17 – The U-Haul SAC Portfolios 14, 15, 17 Mortgage Loan has an ARD feature with an anticipated repayment date of September 6, 2027. From and after the anticipated repayment date, the U-Haul SAC Portfolios 14, 15, 17 Mortgage Loan will accrue interest at a rate equal to the greater of (i) 6.7025% per annum and (ii) the 10-year treasury yield as of the anticipated repayment date plus 4.520%, until the Final Maturity Date of September 6, 2037.

Loan No. 17 – FedEx Ground - Durham – The FedEx Ground - Durham Mortgage Loan has an ARD feature with an anticipated repayment date of August 6, 2027. From and after the anticipated repayment date, the FedEx Ground - Durham Mortgage Loan accrues at a fixed interest rate (the “Adjusted Interest Rate”) that is equal to the greater of (i) 4.0700% plus 300 basis points or (ii) the treasury rate as of the anticipated repayment date plus 300 basis points.

(6)	Loan No. 20 – Hampton Inn Majestic Chicago – The related Mortgaged Property is on the National Register of Historic Places. As a result, the ability to alter the improvements or use of the Mortgaged Property may be conditioned or restricted.
Loan No. 29 – Port Gardner Building – The related Mortgaged Property is on the Everett Register of Historic Places. As a result, the ability to alter the improvements or use of the Mortgaged Property may be conditioned or restricted.

(7)	The Administrative Fee Rate includes the respective per annum rates applicable to the calculation of the servicing fee, any sub-servicing fee, trustee/certificate administrator fee, operating advisor fee and CREFC® license fee with respect to each Mortgage Loan. For purposes of this Annex A-1, the definition of Administrative Fee Rate as it relates to any Non-Serviced Mortgage Loan includes the related Pari Passu Loan Primary Servicing Fee Rate which includes the “primary servicing fee rate” (as defined or set forth in the applicable pooling and servicing agreement) and any other related servicing or any sub-servicing fee rate (other than those payable to the applicable special servicer) applicable to such Non-Serviced Mortgage Loan that constitutes a portion of the “servicing fee rate” applicable to the other master servicer under the applicable other pooling and servicing agreement. The Pari Passu Loan Primary Servicing Fee Rate for the U-Haul SAC Portfolio 14, 15, 17 Mortgage Loan will be will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Burbank Office Portfolio

 A-1-20

Mortgage Loan will be will be 0.00125%. The Pari Passu Loan Primary Servicing Fee Rate for the IRG Portfolio Mortgage Loan will be will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Station Place III Mortgage Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Moffett Place Building 4 Mortgage Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Corporate Woods Portfolio Mortgage Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Integrated Health Campus Mortgage Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Colorado Center Mortgage Loan will be 0.00125%. The Pari Passu Loan Primary Servicing Fee Rate for the Gurnee Mills Mortgage Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Cleveland East Mortgage Loan will be 0.00250%. The Pari Passu Loan Primary Servicing Fee Rate for the Covance Business Center Mortgage Loan will be 0.00250%.

(8)	Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans (i) with partial interest only periods are shown based on the monthly debt service payment immediately following the expiration of the interest only period and (ii) that are interest only until the related maturity date are shown based on the interest only payments during the 12-month period following the Cut-off Date (or, in the case of Monthly Debt Service ($), the average of such interest only payments) without regard to leap year adjustments.

Loan No. 15 – Moffett Place Building 4 - The Annual Debt Service ($), Monthly Debt Service ($), Underwritten NOI DSCR and Underwritten NCF DSCR for Mortgage Loans are calculated based on the annual debt service equal to the aggregate of the first 12 payments on the respective mortgage loan, the related pari passu companion loans commencing September 2022 as set forth in the respective non-standard amortization schedule set forth in Annex F to the preliminary prospectus.

(9)	“Hard” generally means each tenant is required to transfer its rent directly to the lender-controlled lockbox account. However, with respect to hospitality properties, “Hard” means all credit card receipts are deposited directly into the lockbox by the card processing company and all over-the-counter cash and equivalents are required to be deposited by the property manager or borrower into the lockbox. “Soft” means the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Soft” means that upon the occurrence of a trigger event (as specified in the related Mortgage Loan Documents), the borrower is required to establish a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. “Springing Hard” means that upon a trigger event (as specified in the related Mortgage Loan Documents), each tenant will be required to transfer its rent directly to a lender-controlled lockbox. “Soft Springing Hard” means that the borrower has established a lockbox account that will be under lender control and the borrower or property manager is required to collect rents from the tenants and then deposit those rents into such lockbox account. Upon a trigger event (as specified in the related Mortgage Loan documents), each tenant will be required to transfer its rent directly into a lender-controlled lockbox.

Loan No. 1 – Headquarters Plaza – At origination of the Headquarters Plaza Mortgage Loan, the borrowers established two separate lockbox accounts: (i) a lockbox account for the hotel portion of the collateral (the “Hotel Lockbox”) and (ii) a lockbox for the office and retail portion of the collateral (the “Non-Hotel Lockbox”). Solely with respect to the hotel portion of the collateral (the “Hotel Property”) and the Hotel Lockbox, (x) so long as the Franchisor CM Conditions (as defined in the Headquarters Plaza loan documents) are satisfied, Hotel Manager may collect revenues from the Hotel Property, hold the same in one or more Eligible Accounts with an Eligible Institution in the name of Borrower that have been pledged as security for the Loan, apply the same to pay operating expenses and brand management fees in accordance with the applicable Franchise Agreement, and then deposit any excess after payment of such expenses and fees into the Hotel Lockbox, (y) to the extent permitted under the applicable Franchise Agreement, or if the Franchisor CM Conditions are not satisfied, tenants under leases at the Hotel Property shall be directed to deposit all rental payments directly into the Hotel Lockbox, and (z) to the extent that the Franchisor CM Conditions are not satisfied, all credit card companies and credit card clearing banks will be directed to deposit all payments that would otherwise be made to Borrower and/or (Hotel) Manager directly into the Hotel Lockbox. With respect to the non-hotel portion of the Headquarters Plaza Property and the Non-Hotel Lockbox, the loan documents require all tenants to be directed to pay all rents directly into the Non-Hotel Lockbox.

Loan No. 9 – Hotel Mela Times Square – The Hotel Mela Times Square Mortgage Loan is structured with a hard lockbox and springing cash management. Pursuant to the management agreement, Highgate has established operating accounts for the Hotel Mela Times Square Mortgaged Property. The operating accounts are in the name of the borrowers but Highgate has sole signature authority over the operating accounts and is entitled to draw funds from the operating accounts in accordance with the property management agreement. Gross revenue from the Hotel Mela Times Square Mortgaged Property is required to be deposited into the lender-controlled lockbox account and to be transferred on a daily basis to the Highgate-controlled operating accounts unless a cash management period under the Hotel Mela Times Square Mortgage Loan is continuing. Pursuant to the property management agreement, Highgate reserves sums for FF&E in a separate reserve account in the name of borrowers and over which borrowers and Highgate have joint control and access. The FF&E reserve account is in the name of the borrowers but is pledged to the lender as security for the Hotel Mela Times Square Mortgage Loan with a deposit account control agreement required to be executed by the depository bank, the borrowers,

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Highgate and the lender within 30 days of the origination of the Hotel Mela Times Square Mortgage Loan in order to perfect the pledge. The lender can only take control of the FF&E reserve account after the termination of the property management agreement. During a Cash Management Period, all funds in the lockbox are required to be deposited into a lender-controlled cash management account and to be applied to pay monthly amounts due as required under the Hotel Mela Times Square Mortgage Loan, and any excess amounts are required to be retained by the lender as additional collateral for the Hotel Mela Times Square Mortgage Loan.

(10)	“In Place” means that related property cash flows go through a waterfall of required reserve or other payment amounts due before the lender either (i) disburses excess cash to the related borrower or (ii) retains excess cash as additional collateral for the Mortgage Loan. “Springing” means that upon the occurrence of a trigger event, as defined in the related Mortgage Loan documents, In Place cash management (as described above) will take effect, and will generally continue until all trigger events are cured (to the extent a cure is permitted under the related Mortgage Loan documents).

(11)	Loan No. 1 – Headquarters Plaza – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 2 – U-Haul SAC Portfolios 14, 15, 17 – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 3 – Burbank Office Portfolio – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude the subordinate companion loans.

Loan No. 6 – Lightstone Portfolio – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 13 – IRG Portfolio – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 14 – Station Place III – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 15 – Moffett Place Building 4 – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude the mezzanine debt.

Loan No. 16 – Corporate Woods Portfolio – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 18 – Integrated Health Campus – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 23 – Colorado Center – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate and exclude the subordinate companion loans.

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Loan No. 27 – Gurnee Mills – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 32 – Cleveland East – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

Loan No. 37 – Covance Business Center – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) are calculated based on the Mortgage Loan included in the issuing entity and the related pari passu companion loans in the aggregate.

(12)	Loan No. 3 – Burbank Office Portfolio – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the Burbank Office Portfolio subordinate secured debt. Including the subordinate companion loans, the Underwritten NOI DSCR is 2.89x, the Underwritten NCF DSCR is 2.67x, the Cut-off Date LTV Ratio is 53.6%, the LTV Ratio at Maturity or ARD is 53.6%, the Underwritten NOI Debt Yield is 10.4%, the Underwritten NCF Debt Yield is 9.6% and the Loan per Net Rentable Area (SF/Units/Rooms) is $316.

Loan No. 23 – Colorado Center – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the Colorado Center subordinate secured debt. Including the subordinate companion loans, the Underwritten NOI DSCR is 2.79x, the Underwritten NCF DSCR is 2.62x, the Cut-off Date LTV Ratio is 45.4%, the LTV Ratio at Maturity or ARD is 45.4%, the Underwritten NOI Debt Yield is 10.1%, the Underwritten NCF Debt Yield is 9.4% and the Loan per Net Rentable Area (SF/Units/Rooms) is $468.

Loan No. 35 – Arizona Retail Portfolio – The Underwritten NOI DSCR, Underwritten NCF DSCR, Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, Underwritten NOI Debt Yield, Underwritten NCF Debt Yield and Loan per Net Rentable Area (SF/Units/Rooms) ($) calculations exclude the Arizona Retail Portfolio subordinate companion loans. Including the subordinate companion loans, the Underwritten NOI DSCR is 1.55x, the Underwritten NCF DSCR is 1.35x, the Cut-off Date LTV Ratio is 68.0%, the LTV Ratio at Maturity or ARD is 57.4%, the Underwritten NOI Debt Yield is 11.0%, the Underwritten NCF Debt Yield is 9.5% and the Loan per Net Rentable Area (SF/Units/Rooms) is $74.

(13)	Loan No. 3 – Burbank Office Portfolio – The Underwritten NOI is over 10% higher than Most Recent NOI. The increase in Underwritten NOI over historical periods is primarily driven by the expiration of rent abatements, recently executed leases and new leases going into effect. In addition, the Underwritten NOI includes straight line rent credit of $3,397,039 and rent steps of $2,480,650 through October 2018.

Loan No.10 – Tustin Centre I & II – The Underwritten NOI is over 10% higher than Most Recent NOI. The increase in NOI is due to four new tenants having executed six new leases since February 2017, accounting for 32,759 sq. ft. (11.6% of Net Rentable Area) with an aggregate annual rent of $1,053,417 (12.7% of UW Base Rent), as well as the expiration of rent abatement periods. In addition, the Underwritten NOI includes $147,062 in contractual rent steps through June 2018.

Loan No. 13 – IRG Portfolio – The Underwritten NOI is over 10% higher than Most Recent NOI. The Most Recent NOI represents an annualized number that reflects utility expenses that are approximately $1.2 million higher than underwritten utility expenses. The higher utility expense for the Most Recent Operating Statements can be attributed to annualized numbers reflecting the facilities operating expenses during the winter months in Ohio. From 2014-2016, utility expenses ranged from $9.2 million to $9.7 million, with an average of $9.5 million, and GACC underwrote utility expenses of $9.7 million.

Loan No. 21 – Promenade at West End Phase II – The Underwritten NOI is over 10% higher than Most Recent NOI. Since October 2016, three new tenants have executed three new leases accounting for 11,080 sq. ft. (11.7% of Net Rentable Area) with an aggregate annual base rent of $210,259 (11.6% of UW Base Rent). In addition, the Underwritten NOI includes $4,179 in contractual rent steps through August 2018.

Loan No. 23 – Colorado Center- The increase in UW NOI from Most Recent NOI is due to an occupancy increase from 68.0% to 91.5% as well as the inclusion of Contractual Rent Steps. Edmunds.com commenced paying rent for 133,038 SF of its space ($8,426,627 of Base Rent) on December 1, 2016. Since 2016, new leases of approximately 300,000 SF ($20.1 million of Base Rent) have been signed at the property

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Loan No. 26 – Harrison Luxury Apartments – The Underwritten NOI is over 10% higher than Most Recent NOI. Harrison Luxury Apartments was newly built in 2016, opened in September 2016, and was in lease up in early 2017. The Underwritten NOI is based on the June 26, 2017 rent roll after the Harrison Luxury Apartments Mortgaged Property was leased up to 100.0% occupancy.

Loan No. 31 – Palma Sola Square & DeSoto Plaza – The Underwritten NOI is over 10% higher than Most Recent NOI. Since January 2017, the borrower has executed new and renewal leases for 7,867 sq. ft. (6.8% of Net Rentable Area) with an aggregate annual rent of $126,746 (9.9% of UW Base Rent). In addition, the Underwritten NOI includes 48,602 in contractual rent steps through March 2018.

Loan No. 32 – Cleveland East – The Underwritten NOI is over 10% higher than Most Recent NOI primarily due to termination of previous rent abatements totaling $878,447 from leases at the Landerbrook Corporate Center Property and $89,444 from leases at the Metropolitan Plaza Property.

Loan No. 33 – Independence Park – The Underwritten NOI is over 10% higher than Most Recent NOI primarily due to recent new leasing and higher recoveries. Since March 2017, two new tenants have executed three new leases accounting for 23,545 sq. ft. (10.1% of Net Rentable Area) with an aggregate annual base rent of $238,950 (10.1% of UW Base Rent).

Loan No. 40 – 4400 Broadway – The Underwritten NOI is over 10% higher than Most Recent NOI. Since January 2017, the borrower has executed new and renewal leases for 22,689 sq. ft. (18.9% Net Rentable Area) with an aggregate annual rent of $389,391 (21.0% of UW Base Rent). In addition, the Underwritten NOI includes $37,699 in contractual rent steps through September 2018.

Loan No. 41 – Hampton Inn Hilton Head – The Underwritten NOI is over 10% higher than Most Recent NOI. In October 2016, the South Carolina coast was impacted by Hurricane Matthew. The Hampton Inn Hilton Head Mortgaged Property was closed for one week and the first floor was closed until the middle of February 2017, which resulted in approximately 5,724 less available room nights for the T-12 8/31/2017 Most Recent Operating Statements in comparison to the Underwritten available room nights. Underwritten Revenue is based on the 2016 Occupancy and the T-12 8/31/2017 average daily rate.

Loan No. 44 – Intech Ten – The Underwritten NOI is over 10% higher than Most Recent NOI. Since January 2017, the borrower signed five new leases totaling 47,046 sq. ft. (40.4% of Net Rentable Area) with an aggregate annual rent of $389,391 (21.0% of UW Base Rent).

(14)	Loan No. 7 – Costco JFK – Due to the recent 2017 renovation and acquisition of the Costco JFK Property, no historical NOI information was available.

Loan No. 12 – Salt Lake City Hotel Portfolio – Due to the recent construction dates of the TownePlace Suites West Valley City and Fairfield Inn & Suites Midvale Properties in 2015 and 2016, respectively, only partial historical NOI information is available.

Loan No. 15 – Moffett Place Building 4 – Due to the recent construction of the Moffett Place Building 4 Property in 2017, historical NOI information is not available.

Loan No. 19 – 337 Lafayette Street – Due to the recent 2017 renovation of the 337 Lafayette Street Property, no historical NOI information was available.

Loan No. 29 – Port Gardner Building - Historical NOI information is limited as the Mortgaged Property was acquired by the sponsor mostly vacant in October 2016 and subsequently underwent an extensive renovation to prepare for occupancy of the new Largest Tenant, Funko, representing 87.0% of the Net Rentable Area.

(15)	The grace periods noted under “Grace Period” reflect the number of days of grace before a payment default is an event of default. Certain jurisdictions impose a statutorily longer grace period. Certain of the Mortgage Loans may additionally be subject to grace periods with respect to the occurrence of an event of default (other than a payment default) and/or commencement of late charges which are not addressed in Annex A-1 to this preliminary prospectus.

Loan No. 23 – Colorado Center – has a two-business day grace period for any monthly payment of principal or interest due, provided the two-business day grace period may only be used once during any twelve month period during the term of the Mortgage Loan.

Loan No. 44 – Intech Ten - The late payment fee will be waived if any principal, interest or any other sum due under the loan documents (other than the outstanding principal balance due and payable on the maturity date) is paid within five business days following the date on which it is due, for one time during any 366 day period.

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(16)	Loan No. 6 - Lightstone Portfolio – Except with respect to the Lightstone Portfolio—Hampton Inn & Suites Ft. Myers Beach Mortgaged Property (which has an “As Is” appraised value dated as of June 1, 2017), the Appraised Value ($) represents the “As Complete” value for each Mortgaged Property, effective on June 1, 2018, which assumes the completion of the required property improvement plan (“PIP”) at each Mortgaged Property. At loan origination, the borrower reserved the estimated cost of each respective PIP, in full. The sum of the “As Is” appraised value for all of the mortgaged properties is $101,000,000, which results in a Cut-off Date LTV Ratio of 64.4% and a LTV Ratio at Maturity or ARD of 56.6%.

Loan No. 7 – Costco JFK – The Appraised Value ($) represents the “As Stabilized” value for the Mortgaged Property, effective April 22, 2018, which assumes the 2nd Largest Tenant, Zwanger-Pesiri Radiology has taken possession of its space and the free rent period has expired. On October 1, 2017, Zwanger-Pesiri Radiology took possession of its space and is currently completing the interior build-out of the office space. At loan origination, the borrower reserved approximately $460,000 for free rent and prepaid rent associated with the lease of Zwanger-Pesiri Radiology. The “As Is” appraised value for the Mortgaged Property is $64,000,000, which results in a Cut-off Date LTV Ratio of 54.7% and a LTV Ratio at Maturity or ARD of 54.7%.

Loan No. 15 - Moffett Place Building 4 – The Appraised Value ($) represents the “As Stabilized” value of $309,500,000 for the Mortgaged Property, effective November 1, 2018, which assumes proposed improvements have been completed and that the Mortgaged Property is fully leased to stabilized occupancy. At loan origination, the borrower reserved approximately $30.3 million in outstanding tenant improvements and free rent associated with the lease of the Sole Tenant, Google Inc. The “As Is” appraised value for the Mortgaged Property is $269,100,000, which results in a Cut-off Date LTV Ratio of 47.2% and a LTV Ratio at Maturity or ARD of 42.9%.

Loan No. 16 – Corporate Woods Portfolio – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Appraised Value ($) are based on the “As Portfolio” appraised value of $299.1 million as of June 15, 2017 which is inclusive of a $3.6 million portfolio premium. Based on the sum of the “As Is” appraised values of $295.5 million, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 74.7% and 60.4%, respectively.

Loan No. 19 – 337 Lafayette Street – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Appraised Value ($) are based on the “As Stabilized” appraised value of $37.0 million as of September 1, 2018. The “As Stabilized” appraised value assumes that the occupancy at the property has stabilized and that all free rent as burned off. The outstanding free rent was reserved in full at loan origination. Based on the “As Is” appraised value of $33.0 million, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 65.2% and 65.2%, respectively.

Loan No. 20 – Hampton Inn Majestic Chicago – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Appraised Value ($) are based on the “As Complete” appraised value of $43.8 million as of September 1, 2018. The “As Complete” appraised value assumes the completion of the voluntary planned capital improvements at the property. The estimated cost of the capital improvements was reserved in full at loan origination. Based on the “As Is” appraised value of $41.3 million, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 52.0% and 42.7%, respectively.

Loan No. 21 –Promenade at West End II – The LTV at Cut-off, LTV at Maturity, UW NOI Debt Yield and UW NCF Debt Yield ratios were calculated based on a net loan amount of $21,000,000. The Promenade at West End II Mortgage Loan is structured with a $350,000 earnout which will be released to the borrower based upon certain conditions being satisfied in the loan documents, including but not limited to, (i) no event of default, and (ii) a minimum Debt Yield of 7.83%. Based on the gross loan amount of $21,350,000, the LTV at Cut-off, LTV at Maturity, UW NOI Debt Yield and UW NCF Debt Yield ratios would be 67.6%, 59.1%, 8.1%, and 8.0%.

Loan No. 25 – 2121 Wilshire Boulevard – The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Appraised Value ($) are based on the “As Stabilized” appraised value of $31.1 million as of April 1, 2018. The “As Stabilized” appraised value assumes that the vacant space previously leased to Women’s Medical Group of Santa Monica will be occupied by April 1, 2018. Based on the “As Is” appraised value of $29.4 million, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 58.7% and 58.7%, respectively.

Loan No. 26 – Harrison Luxury Apartments – The Appraised Value ($) represents the “As Is” market value of the Mortgaged Property inclusive of the “As Is” market value of remaining brownfield tax credits. As of June 2, 2017, the “As Is” market value of real property alone was $21,500,000.

Loan No 41 – Hampton Inn Hilton Head - The Appraised Value ($) represents the “As Complete” value for the Mortgaged Property, effective on June 1, 2018, which assumes the completion of the required property improvement plan (“PIP”) at each Mortgaged Property. At loan origination, the borrower reserved $2,700,000 for the estimated cost of the respective PIP. The “As Is” appraised value for all of the Mortgaged Property is $11,800,000, which results in a Cut-off Date LTV Ratio of 80.3% and a LTV Ratio at Maturity or ARD of 74.5%.

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Loan No 43 - Collierville Portfolio— The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD and Appraised Value ($) are based on the “As Portfolio” appraised value of $14.5 million as of October 7, 2016 which is inclusive of a $175,000 portfolio premium. Based on the sum of the “As Is” appraised values of $14.325 million, the Cut-off Date LTV and LTV Ratio at Maturity or ARD are 59.1% and 45.8%, respectively.

Loan No 45 – Holiday Inn & Suites Albuquerque Airport - The Appraised Value ($) represents the “As Complete” value for the Mortgaged Property, effective on May 1, 2018, which assumes the completion of the required property improvement plan (“PIP”) at the Mortgaged Property. At loan origination, the borrower reserved $220,000 for the estimated cost of the PIP. The “As Is” appraised value for the Mortgaged Property is $10,700,000, which results in a Cut-off Date LTV Ratio of 67.0% and a LTV Ratio at Maturity or ARD of 62.9%.

(17)	Prepayment Provisions are shown from the respective Mortgage Loan First Payment Date.

“L(x)” means lock-out for x payments.

“D(x)” means may be defeased for x payments.

“YM0.5(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 0.5% of the amount prepaid.

“YM1(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 1% of the amount prepaid.

“YM2(x)” means may be prepaid for x payments with payment of the greater of a yield maintenance charge and 2% of the amount prepaid.

“DorYM0.5(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 0.5% of the amount prepaid.

“DorYM1(x)” means may be prepaid for x payments with either defeasance or a yield maintenance charge or 1% of the amount prepaid.

“O(x)” means freely prepayable for x payments, including the maturity date or anticipated repayment date.

Certain of the Mortgage Loans permit the release of a portion of a Mortgaged Property (or an individual Mortgaged Property, in connection with a portfolio mortgage loan) under various circumstances, as described in this preliminary prospectus. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Defeasance; Collateral Substitution” and “—Partial Releases” in this preliminary prospectus. In addition, certain of the Mortgage Loans permit the borrower to prepay a portion of the Mortgage Loan to avoid or cure a cash sweep period due to a low Debt Yield or DSCR trigger.

(18)	Loan No. 1 – Headquarters Plaza – The lockout period will be at least 24 payment dates beginning with and including the first payment date of December 6, 2017. Defeasance of the full $150.0 million Headquarters Plaza Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu note to be securitized and (ii) October 20, 2020. The assumed lockout period of 24 payments is based on the expected CD 2017-CD6 securitization closing date in November 2017. The actual lockout period may be longer.

Loan No. 3 – Burbank Office Portfolio – Prior to the open prepayment date of April 6, 2024, the Burbank Office Portfolio Whole Loan can be (i) defeased after the earlier to occur of (a) November 6, 2020 and (b) the first monthly payment date following the end of the two-year period commencing on the closing date of the securitization of the last Burbank Office Portfolio Whole Loan promissory note or (ii) prepaid, at any time, with a prepayment fee equal to the greater of 0.5% of the amount prepaid or yield maintenance. The assumed defeasance lockout period of 25 months is based on the expected CD 2017-CD6 closing date in November 2017. The actual defeasance lockout period may be longer.

Loan No. 14 – Station Place III – The lockout period will be at least 24 payment dates beginning with and including the first payment date of December 1, 2017. Defeasance of the full $190.0 million Station Place III Whole Loan is permitted after the date that is the earlier to occur of (i) December 1, 2021 and (ii) the date that is two years from the closing date of the securitization that includes the last pari passu note to be securitized. The assumed lockout period of 24 payments is based on the expected CD 2017-CD6 securitization closing date in November 2017. The actual lockout period may be longer.

Loan No. 23 – Colorado Center – The lockout period will be at least 27 payment dates beginning with and including the first payment date of September 9, 2017. Defeasance of the full $550.0 million Colorado Center Whole Loan is permitted after the date that is the earlier to occur of (i) two years after the closing date of the securitization that includes the last pari passu

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note to be securitized and (ii) July 28, 2020. The assumed lockout period of 27 payments is based on the expected CD 2017-CD6 securitization closing date in November 2017. The actual lockout period may be longer.

(19)	Loan No. 2 – U-Haul SAC Portfolio 14, 15, 17 - Non-Conforming Use Individual Properties (U-Haul of Medford, U-Haul Center Albany, U-Haul Center Rockville, U-Haul Storage Hulen, U-Haul Center Downtown and U-Haul Storage Round Rock) may be released in the event that following a casualty or condemnation, or the occurrence of any other act (including without limitation, abandonment or modification of the property or the structure located thereon), the lender determines that operating the Non-Conforming Use Individual Property as it was operated as of the date of origination is no longer permissible. Such Non-Conforming Use Property may be released from the lien of the related mortgage so long as the borrower (i) prior to the expiration of the lockout period, delivers to the lender an amount equal to 110% of the allocated loan amount for such property, plus the applicable yield maintenance premium minus any applicable net proceeds received by the lender or (ii) following the expiration of the lockout period, delivers defeasance collateral in an amount equal to 110% of the allocated loan amount for such Mortgaged Property less any net proceeds received by lender. The release must also comply with REMIC requirements. In the event the borrower fails to comply with the above, the guarantor will be obligated to satisfy such obligations. No other releases are permitted.

Loan No. 3 – Burbank Office Portfolio - Borrowers may prepay the loan in whole or in part provided, among other things in the loan documents, that (i) no event of default is continuing, and (ii) the borrowers pay to the lender (a) all interest which would have accrued on the mortgage loan to be paid through and including the last day of the related accrual period, or if on a payment date, the interest which would have accrued through and including the last day of the accrual period immediately preceding such payment date, (b) all other sums due and payable under the loan documents and (c) if such prepayment occurs prior to April 2024, the yield maintenance premium on the amount of the loan which is being prepaid. Additionally, an individual property may be released at any time provided, among other things in the loan documents, (i) borrowers pay the applicable release amount together with any yield maintenance premium then required, (ii) after giving effect to such release, as of the date of such release, the debt yield will be no less than the greater of (a) the closing date debt yield and (b) the debt yield immediately prior to such release (provided that in no event will the debt yield be required to be greater than 10.0%); provided, further, that for the purpose of meeting debt yield requirements, (1) the borrowers may prepay a portion of the loan or (2) the borrowers may elect to deliver a letter of credit in the maximum amount of $15,000,000 as additional collateral for the loan to be counted against the outstanding principal balance on a dollar for dollar basis when calculating debt yield. The borrowers are also permitted to prepay the mortgage loan to cure an event of default, in which case the debt yield test will not apply to the release, and no yield maintenance premium will be required.

Loan No. 5 – Troy Officentre Portfolio – The Troy Officentre Portfolio Mortgage Loan documents permit, after the expiration of the lockout period, the release of an individual Troy Officentre Portfolio Property provided, among other things, (i) borrowers defease, or prepay, together with any then applicable yield maintenance premium, an amount of principal equal to the greater of (a) 115% of the allocated loan amount for the Troy Officentre Portfolio Property being released and (b) the net sales proceeds applicable to such individual property; (ii) after giving effect to the sale and the defeasance, (a) the debt service coverage ratio for the remaining Troy Officentre Portfolio Property is no less than the greater of the debt service coverage ratio immediately preceding the sale and 1.75x and (b) the loan to value ratio for the remaining properties is no more than the lesser of the loan to value ratio immediately preceding the sale and 69.6% and (c) the debt yield for the remaining Troy Officentre Portfolio Property is no less than the greater of the debt yield immediately preceding the sale and 10.0% and (iii) there is compliance with REMIC-related requirements.

Loan No. 6 – Lightstone Portfolio - After the lockout period, release of any individual property is permitted if, among other things, (i) the loan to value ratio is no more than the lesser of (a) the loan to value ratio immediately preceding such release and (b) 61.6%, (ii) the debt service coverage ratio is no less than the greater of (a) the debt service coverage ratio immediately preceding such release and (b) 2.13x, (iii) the borrower pays a release price of (A) in connection with a bona fide third party sale, 115% of the allocated loan amount for the applicable property or (B) the greater of (x) 120% of the allocated loan amount for the applicable property and (y) 100% of the net sales proceeds with respect to the applicable property, together with, in each case, if prior to the open period, the yield maintenance premium and (iv) there is compliance with REMIC related requirements.

Loan No. 10 – Tustin Centre I & II - At any time after the prepayment/defeasance lockout expiration date, the borrower may obtain the release of either property upon a third-party sale; provided that the borrower either (x) prepays, together with payment of a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium or (y) defeases, an amount equal to the release price of 125% of the related allocated loan amount, and among other terms and conditions, (i) the remaining property has a debt service coverage ratio no less than the greater of (a) 2.50x and (b) the debt service coverage ratio immediately prior to the release and (ii) the remaining property has a loan to value ratio no more than the lesser of (a) 38.0% and (b) the loan to value ratio immediately prior to the release and (iii) certain REMIC related conditions are satisfied.

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Loan No. 11 – One Imeson – One Imeson Mortgage Loan documents permit the related borrower to obtain a partial release of a portion of the Mortgaged Property (the “One Imeson Development Parcel”) from the lien of the Mortgage Loan with satisfaction of certain conditions including, but not limited to: (i) partial defeasance of the principal of the Mortgage Loan by an amount equal to the greatest of (a) $1,000,000, (b) the appraised value of the One Imeson Development Parcel and (c) in the event that the borrower’s request to release the One Imeson Development Parcel is in connection with a sale of the One Imeson Development Parcel to a third-party not affiliated with the borrower, 100% of the net sales proceeds associated with the sale of the One Imeson Development Parcel; and (ii) after giving effect to such partial release, the loan to value ratio for the remaining property is no more than 125%.

Loan No. 12 – Salt Lake City Hotel Portfolio – The Salt Lake City Hotel Portfolio Mortgage Loan documents permit, after the expiration of the lockout period, the release of an individual property provided, among other things, (i) borrowers defease an amount of principal equal to 115% of the allocated loan amount for the property being released; (ii) after giving effect to the sale and the defeasance, (a) the debt service coverage ratio for the remaining properties is no less than the greater of the debt service coverage ratio immediately preceding the sale and 1.85x, (b) the loan to value ratio for the remaining Salt Lake City Hotel Portfolio Properties is no more than the lesser of the loan to value ratio immediately preceding the sale and 70.0% and (c) the debt yield for the remaining property is no less than the greater of the Debt Yield immediately preceding the sale and 11.2% and (iii) there is compliance with REMIC-related requirements.

Loan No. 16 – Corporate Woods Portfolio – The Corporate Woods Portfolio Mortgage Loan documents permit, after the expiration of the lockout period, the release of an individual property provided, among other things, (i) borrowers defease an amount of principal equal to the greater of (a) 120% of the allocated loan amount for the property being released and (b) 95% of the net sales proceeds applicable to such individual property; (ii) after giving effect to the sale and the defeasance, (a) the debt service coverage ratio for the remaining property is no less than the greater of the debt service coverage ratio immediately preceding the sale and 1.40x, (b) the loan to value ratio for the remaining property is no more than the lesser of the loan to value ratio immediately preceding the sale and 74.0% and (c) the debt yield for the remaining property is no less than the greater of the debt yield immediately preceding the sale and 9.0% and (iii) there is compliance with REMIC-related requirements.

Loan No. 28 – Miramar Parkway Plaza – Miramar Parkway Plaza Mortgage Loan documents permit the related borrower to obtain a partial release of a portion of the Mortgaged Property (the “Miramar Parkway Plaza Release Parcel”) from the lien of the Mortgage Loan with satisfaction of certain conditions including, but not limited to: (a) defeasance of the principal of the Mortgage Loan by an amount equal to the greatest of (i) 100% of the net sales proceeds from the sale of the Miramar Parkway Plaza Release Parcel, (ii) the appraised value of the Miramar Parkway Plaza Release Parcel obtained in connection with the closing of the Mortgage Loan, (iii) the appraised value of the Miramar Parkway Plaza Release Parcel immediately prior to the partial release, (iv) $643,500 and (v)(A) if the Miramar Parkway Plaza Release Parcel is sold to an affiliate of the borrower or guarantor, $1,000,000 or (B) if the Miramar Parkway Plaza Release Parcel is sold to a third-party purchaser, $900,000; (b) after giving effect to such partial release, the loan to value ratio for the remaining property is no more than the lesser of (i) 65.0% or (ii) the loan to value ratio immediately prior to the partial release; (c) after giving effect to such partial release, the debt yield for the remaining property is no less than the greater of (i) 9.4% or (ii) the debt yield immediately prior to the partial release; (d) after giving effect to such partial release, the debt service coverage ratio for the remaining property is no less than the greater of (i) 1.50x or (ii) the debt service coverage ratio immediately prior to the partial release.

Loan No. 31 – Palma Sola Square & DeSoto Plaza - The borrower may obtain the release of the DeSoto Plaza Property in connection with an arm’s length sale of such property to a third party, after the lockout period so long as the following conditions are met (i) after giving effect to such release (x) the debt service coverage ratio for the loan is not less than the greater of (a) 1.31x and (b) the debt service coverage ratio immediately preceding such release (iii) after giving effect to such release (x) the loan to value ratio for the loan is not greater than the lesser of (a) 71.4% and (b) the loan to value ratio immediately preceding such release, (iv) after giving effect to such release (x) debt yield for the loan is not less than the greater of (a) 8.5% and (b) the debt yield immediately preceding such release, (v) the loan is partially defeased in an amount equal to the greater of (x) net sales proceeds, (y) the amount required to meet the foregoing debt service coverage ratio, loan to value ratio and debt yield conditions, and (z) 115% of the allocated loan amount of the property, and (vi) satisfaction of REMIC related requirements .

Loan No. 32 – Cleveland East – Cleveland East Loan documents permit the related borrower to partially release either the three Landerbrook Corporate Center buildings (collectively, the “Landerbrook Corporate Center Property”) or the Metropolitan Plaza Property in connection with a bona fide third party sale, subject to certain conditions, including (i) no event of default has occurred or is continuing; (ii) partial defeasance in an amount equal to the greater of 120% of the released property’s allocated loan amount and 95% of the net sales proceeds; (iii) the debt service coverage ratio with respect to the remaining property will be no less than the greater of 1.55x and the debt service coverage ratio immediately prior to the release; (iv) the loan to value ratio with respect to the remaining property will be no greater than the lesser of 70.0% and the loan to value

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ratio immediately prior to the release; and (v) the debt yield with respect to the remaining property will be no less than the greater of 10.22% and the debt yield immediately prior to the release.

Certain Mortgage Loans also permit the release of parcels of land from the collateral. See “Description of the Mortgage Pool—Certain Terms of the Mortgage Loans—Partial Releases.”

(20)	The following Mortgaged Property consists, in whole or in part, of the borrower’s interest in one or more ground leases, space leases, air rights leases or other similar leasehold interests:

Loan No. 1 – Headquarters Plaza – The Headquarters Plaza Loan Whole Loan borrowers are the lessees under a long-term ground lease with respect to the office and retail portion of the Headquarters Plaza Property and the hotel portion of the Headquarters Plaza Property (the “HQP Borrower Ground Lease”), which ground lease has an annual rent of $189,000, expires on November 11, 2074, and has no renewal, extension or termination rights remaining. Additionally, an affiliate of the borrowers is the lessee with respect to an unimproved, non-income producing residential parcel (the “Residential Parcel”) under the other ground lease (the “Residential Parcel Ground Lease”). The ground lessor under both the HQP Borrower Ground Lease and the Residential Parcel Ground Lease has granted a fee mortgage in favor of the lender under the Headquarters Plaza Whole Loan. Accordingly, the Headquarters Plaza Whole Loan is secured by (i) the borrower’s leasehold interests in the office, retail and hotel portions of the Headquarters Plaza Property, (ii) the ground lessor’s fee interest in the office, retail and hotel portions of the Headquarters Plaza Property, and (iii) the ground lessor’s fee interest in the Residential Parcel. The leasehold interest in the Residential Parcel, however, is not collateral for the Headquarters Plaza Whole Loan and was not included in the appraised value or underwriting of the Headquarters Plaza Whole Loan. The HQP Borrower Ground Lease grants the borrowers a purchase option with respect to the premises demised to the borrowers. The Headquarters Plaza Whole Loan documents restrict the borrowers’ ability to exercise their purchase option, including providing that such purchase option may only be exercised in connection with a subdivision of the Residential Parcel from the remainder of the Headquarters Plaza Property pursuant to and in accordance with the Headquarters Plaza Whole Loan documents. The Headquarters Plaza Loan Documents permit the release of the Residential Parcel following either a subdivision of the Headquarters Plaza Property or the creation of a condominium provided that certain conditions of the Headquarters Plaza Loan Documents are satisfied. Following a release of the Residential Parcel in accordance with the Headquarters Plaza Loan documents, the borrowers’ interest in the real estate it currently leases will be converted to a fee interest in either the subdivided parcel or condominium units, as applicable.

Loan No. 4 – Homewood Suites Savannah – 100 parking spaces plus an additional 31 parking spaces are provided pursuant to a parking ground lease. See “Description of the Mortgage Pool—Fee & Leasehold Interests” in this preliminary prospectus.

(21)	Loan No. 18 – Integrated Health Campus – The Largest Tenant, Orthopedic Associates of Allentown, LTD. D/B/A - Orthopedic Specialists, is a borrower sponsor affiliated retail brand and occupies approximately 38.8% of the Net Rentable Area at the Mortgaged Property.

Loan No. 22 – 3600 Massie – The Largest Tenant, Nor-Cal Beverage Co., has an option to purchase the mortgaged property, and in certain circumstances, upon such a purchase, an affiliate of the tenant may assume the mortgage loan.

(22)	Loan No. 3 – Burbank Office Portfolio – The 2nd Largest Tenant at the Media Studios Property, Walt Disney Pictures, leases 131,172 sq. ft. of space with a lease expiration date of May 31, 2021 and 18,668 sq. ft. with a lease expiration date of April 30, 2022. The Largest Tenant at The Pointe Mortgage Property, Legendary, leases 70,018 sq. ft. with a lease expiration date of October 31, 2024 and 35,504 sq. ft. with a lease expiration date March 31, 2025. The Largest Tenant at the 3800 Alameda Mortgaged Property, Disney, leases 357,820 sq. ft. of space with a lease expiration date of March 27, 2021 and 59,911 sq. ft. with a lease expiration date of March 27, 2023. The 2nd Largest Tenant at the Central Park Mortgage Property, Warner Bros., leases 60,092 sq. ft. with a lease expiration date of June 30, 2022 and 2,102 sq. ft. with a lease expiration date of December 31, 2017. The 5th Largest Tenant at the Central Park Mortgage Property, White Horse Capital leases 7,382 sq. ft. with a lease expiration date of February 28, 2022 and 3,358 sq. ft. with a lease expiration date of June 30, 2018.

Loan No. 5 – Troy Officentre Portfolio – The 3rd Largest Tenant at the Livernois Road Office Property, Urban Fulfillment Services, LLC, occupies 25,592 sq. ft. of space with a lease expiration date of October 11, 2025, and 5,169 sq. ft. of space with a lease expiration date of September 30, 2025.

Loan No. 8 – Capitol Center – The 5th Largest Tenant, SC Department of Commerce, leases 26,890 sq. ft. of space with a lease expiration date of March 31, 2023 and 1,037 sq. ft. of space with a lease expiration date of September 30, 2019.

Loan No. 13 – IRG Portfolio – The Largest Tenant at the LMA Massillon & Building E Mortgaged Property, Meggitt Aircraft Braking, leases 456,726 square feet of space that expire on December 31, 2030 and 6,000 square feet of space that expire on December 31, 2021.

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Loan No. 16 – Corporate Woods Portfolio - The 2nd Largest Tenant at the Corporate Woods - Building 82 Mortgaged Property, Lathrop & Gage, LLP., occupies 13,497 sq. ft. of space with a lease expiration date of January 31, 2018, and 26,496 sq. ft. of space with a lease expiration date of January 31, 2023.

Loan No. 16 – Corporate Woods Portfolio - The Largest Tenant at the Corporate Woods - Building 82 Mortgaged Property, PNC Bank National Association, has executed a letter of intent to extend their lease to October 31, 2029 pursuant to the following terms: 146,450 sq. ft. leased at $15.00 per sq. ft. triple net with $0.50 per sq. ft. annual rent increases. We cannot assure you that PNC Bank National Association will execute a lease pursuant to the aforementioned terms.

Loan No. 23 – Colorado Center – The 2nd Largest Tenant, Edmunds.com, leases 62,556 sq. ft. of space with a lease expiration date of January 31, 2028 and 2,218 sq. ft. of space with a lease expiration date of November 30, 2027.

Loan No. 31 – Palma Sola Square & DeSoto Plaza – The 5th Largest Tenant at the Palma Sola Square Mortgage Property, Estate House - C. Clark, leases 1,719 sq. ft. with a lease expiration date of March 31, 2018 and 1,181 sq. ft. of space with a lease on a month-to-month basis.

(23)	The lease expiration dates shown are based on full lease terms. However, in certain cases, a tenant may have the option to terminate its lease or abate rent prior to the stated lease expiration date for no reason after a specified period of time and/or upon notice to the landlord or upon the occurrence of certain contingencies including, without limitation, if the landlord violates the lease or fails to provide utilities or certain essential services for a specified period or allows certain restricted uses, upon interference with such tenant’s use of access or parking, upon casualty or condemnation, for zoning violations, if certain anchor or key tenants (including at an adjacent property) or a certain number of tenants go dark or cease operations, if a certain percentage of the Net Rentable Area at the Mortgaged Property is not occupied, if the tenant fails to meet sales targets or business objectives, or, in the case of a government tenant, for lack of appropriations or other reasons. In addition, in some instances, a tenant may have the right to assign its lease and be released from its obligations under the subject lease. Furthermore, some tenants may have the option to downsize their rented space without terminating the lease completely. In addition to the foregoing, the following are non-contingent early termination options for those tenants listed in Annex A-1:

Loan No. 3 – Burbank Office Portfolio – The 2nd Largest Tenant at both The Pointe Mortgaged Property and the Central Park Property, Warner Bros., has the option to terminate 99,853 sq. ft. of its space at The Pointe Mortgaged Property on December 31, 2022 upon 12 months’ written notice and payment of a termination fee. The 3rd Largest Tenant at The Pointe Mortgaged Property, FremantleMedia, has the option to terminate its lease on August 31, 2020 upon written notice by May 31, 2019. The 3rd Largest Tenant at the Media Studios Mortgaged Property, Yahoo, is dark but is currently paying rent.

Loan No. 5—Troy Officentre Portfolio-- With respect to the Troy Officentre Portfolio—East Big Beaver Road Office Mortgaged Property, the 2nd Largest Tenant, Midland Credit Management, Inc., leasing approximately 13.9% of the Net Rentable Area at the Mortgaged Property, has the right to terminate its lease effective as of May 31, 2022 upon 180 days’ prior written notice to the borrower and payment of a termination fee of $700,463. The 3rd Largest tenant, General Physics Corporation, leasing approximately 13.4% of the Net Rentable Area at the Mortgaged Property, (i) has the on-going option to contract its premises to one floor upon 180 days’ prior written notice to the borrower, and (ii) has the right to terminate its lease upon 180 days’ prior written notice to the borrower. With respect to the Troy Officentre Portfolio - Livernois Road Office Mortgaged Property, the 3rd Largest tenant, Urban Fulfillment Services, LLC, leasing approximately 10.9% of the Net Rentable Area at the Mortgaged Property, (i) has the right to terminate its lease effective as of January 31, 2019 with at least 180 days’ prior written notice to the borrower, and (ii) has the right to terminate its lease effective as of September 30, 2021 with at least 180 days’ prior written notice to the borrower. The 4th Largest tenant, Canadian National Railway Company, leasing approximately 3.3% of the Net Rentable Area at the Mortgaged Property, has the right to terminate its lease effective as of August 31, 2020 with at least six months’ prior written notice to the borrower.

Loan No. 8 – Capitol Center – The Largest Tenant, SC Department of Administration, the 4th Largest Tenant, SC Department of Insurance and the 5th Largest Tenant, SC Department of Commerce, each has the right to terminate its leases at any time during the lease term with 60 days’ written notice to the landlord of the tenant’s intention to vacate all or a portion of the premises and relocate to a building owned or otherwise controlled by the State of South Carolina or any county or city in the state of South Carolina. The SC Department of Commerce lease for Suite 1760 can only be canceled after the first 24 months of the lease term. In addition, the tenant has the right to terminate its lease upon 30 days’ notice in the event of non-appropriation of funds by the South Carolina legislature or if the application of any law makes it impossible or uneconomical for the tenant to operate in the premises, or if the tenant or its programs are dissolved or if the tenant’s leased space is deemed inadequate or unnecessary for the normal operations and maximum efficiency of the tenant in the sole opinion of the South Carolina Budget and Control Board.

Loan No. 13 - IRG Portfolio - The Largest Tenant at the HBP Euclid Mortgaged Property, Eaton Corporation, has the right to terminate its lease on either March 1, 2022 or March 1, 2024, provided that the tenant: (i) gives at least one year’s written

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notice to the landlord, (ii) pays the landlord all rent and any other sums due to the landlord up to and including termination and (iii) pays a termination fee equal to $13,500,000 in the event the early termination date occurs on March 1, 2022, or a termination fee equal to $12,000,000 in the event the early termination date occurs on March 1, 2024.

Loan No. 14 - Station Place III - The Largest Tenant, the U.S. Securities and Exchange Commission, has issued a request for proposal to lease 1,274,000 sq. ft. of space with offers due in November 2017. If (a) the tenant does not either (i) exercise its renewal option or (ii) enter into a new lease or an amendment of the existing lease that is on substantially the same terms as those set forth in the renewal provisions in the current lease, in each case prior to 12 months prior to the expiration date of the current lease or (b) the tenant “goes dark”, vacates or abandons 75% or more of its premises, a cash sweep event will be triggered under the loan documents.

Loan No. 16 – Corporate Woods Portfolio – The Largest Tenant at the Corporate Woods – Building 40 Property, Coventry Health Care of Kansas, Inc. has the right to terminate its lease as to either all of its leased space or as to any full floor portion of its leased space effective as of December 31, 2018 with no less than 12 months’ notice.

Loan No. 16 – Corporate Woods Portfolio – The 2nd Largest Tenant at the Corporate Woods – Building 3 Property, Liberty Mutual Insurance Company, has the right to terminate its lease effective as of February 29, 2020 with no less than 12 months’ notice.

Loan No. 16 – Corporate Woods Portfolio – The Largest Tenant at the Corporate Woods – Building 14 Property, Propharma Group, Inc., has the right to terminate its lease effective as of February 28, 2019 with no less than 12 months’ notice.

Loan No. 16 – Corporate Woods Portfolio – Provided that the tenant has no leased any additional space from the landlord, The Largest Tenant at the Corporate Woods – Building 27 Property, CSC Covansys Corporation, has the right to terminate its lease effective as of March 31, 2019 upon notice on or before June 30, 2018 and payment of a termination fee plus six months base rent and additional rent coming due after the effective date of the termination.

Loan No. 16 – Corporate Woods Portfolio – The 2nd Largest Tenant at the Corporate Woods – Building 3 Property, Liberty Mutual Insurance Company, has the right to terminate its lease effective as of February 29, 2020 with no less than 12 months’ notice.

Loan No. 16 – Corporate Woods Portfolio – The 2nd Largest Tenant at the Corporate Woods – Building 51 Property, The IMA Financial Group Inc, has the right to terminate its lease effective as of December 31, 2020 with no less than 9 months’ notice and payment of a termination fee equal to the unamortized costs incurred by the landlord for modification of the lease plus four months of additional rent at the current rate.

Loan No. 16 – Corporate Woods Portfolio – The 5th Largest Tenant at the Corporate Woods – Building 51 Property, Platinum Realty, has the right to terminate its lease effective as of August 31, 2018 with no less than 12 months’ notice plus four months of additional rent at the current rate.

Loan No. 16 – Corporate Woods Portfolio – The 3rd Largest Tenant at the Corporate Woods – Building 82 Property, Berkley Insurance Group, has the right to terminate its lease effective as of September 30, 2020 with no less than 9 months’ notice and payment of a cancellation fee equal to three months of additional rent at the current rate.

Loan No. 21 – Promenade at West End Phase II – The 2nd Largest Tenant, The Gap, Inc., representing approximately 7.9% of the Net Rentable Area, has the right to terminate its lease after five years if its net receipts for the fifth full year of the lease are less than $2,636,200. The 3rd Largest Tenant, Banana Republic, LLC, representing approximately 7.9% of the Net Rentable Area, has the right to terminate its lease after five years if its net receipts for the fifth full year of the lease are less than $2,632,950. The 4th Largest Tenant, The Dress Barn, Inc., representing approximately 7.7% of the Net Rentable Area, has the right to terminate its lease after four years if its gross sales for the fourth full year of the lease are less than $1,160,800. The 5th Largest Tenant, Skechers #590, representing approximately 7.4% of the Net Rentable Area, has the right to terminate its lease after three years if its gross sales for the third full year of the lease are less than $1,400,000.

Loan No. 23 – Colorado Center – The 4th Largest Tenant, Rubin Postaer, has the right to terminate its lease as of December 31, 2020 with no less than 12 months’ notice and payment of a termination fee equal to six months of base rent at the time of the lease termination. In addition, the 5th Largest Tenant, HBO, has provided the borrower notice of its intent to vacate the Mortgaged Property upon its lease expiration date of June 30, 2019.

Loan No. 31 – Palma Sola Square and DeSoto Plaza – The 2nd Largest Tenant at Palma Sola Square, Sarasota YMCA – Safe Children’s Coalition (YMCA SCS), which leases 15.7% of the Net Rentable Area, has an option to terminate its lease with 90 days’ notice if the tenant’s 10-year contract with the Department of Children and Families (DCF), which runs through 2021 (lease expiration) is terminated by DCF and DCF declines to assume the lease.

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Loan No. 32 – Cleveland East – The Largest Tenant, Progressive Insurance, representing approximately 33.9% of the Net Rentable Area, has the right to terminate its lease with respect to a portion of the related leased premises effective January 31, 2021 or effective January 31, 2022.

Loan No. 34 – The Fountains – The 2nd Largest Tenant, Burlington Mattress Co., LLC, representing approximately 6.0% of the Net Rentable Area, has the right to terminate its lease at any time after 36 consecutive months, provided that such tenant’s total annual sales during any preceding 12-month period are less than $600,000.

Loan No. 36 – Mocksville Commons & Peru Marketplace – The 3rd Largest Tenant at the Mocksville Commons Mortgaged Property, Rent-A-Center, representing approximately 9.9% of the Net Rentable Area, has the right to terminate its lease upon 60-days’ written notice and payment of six months’ of rent in the event that such tenant’s business becomes commercially unviable.

Loan No. 37 - Covance Business Center - The Sole Tenant, Covance, has the right to terminate its lease on December 31, 2021 with 12 months’ notice and the payment of a termination fee.

Loan No. 38 – 19500 South Dixie Highway - The Sole Tenant, Alorica, Inc., has the right to terminate its lease as of April 30, 2021 with at least nine months’ prior written notice.

Loan No. 39 – Bennetts Creek Crossing - The 3rd Largest Tenant, Enochs Eye Care, has the right to terminate its lease in the event operation of its business discontinues for any reason, with 30 days’ notice and payment of 12 months of base rent.

Loan No. 40 – 4400 Broadway – The Largest Tenant, Bank of Tucson, has the right to terminate the lease on July 1, 2022 by giving at least 90 days’ prior notice to landlord. Bank of Tucson does not have to pay a termination fee in connection with terminating the lease. The 5th Largest Tenant, Arizona State Retirement System, has the right to terminate its lease upon 60 days prior written notice, in the event the tenant is directed by the Arizona Department of Administration to move into an existing state-owned or leased facility, including, but not limited to, any newly purchased, constructed or wholly leased facility, during the term or renewal of the lease, lessee may terminate the lease upon 60 days prior written notice to lessor. In this event the lessee will be responsible for all obligations to lessor incurred prior to the termination date specified in the notice.

Loan No. 44 – Intech Ten – The 3rd Largest Tenant, Connections Education, has a one-time right to terminate the lease, subject to (i) the tenant providing at least three months’ prior written notice of the intent to terminate, and (ii) on or before the termination date, tenant pays the unamortized costs of and improvements or any other work completed by the landlord at the request of tenant, amortized at 9.0% per year over the entire original lease term.

Loan No. 48 – Lakeridge Commons – The 4th Largest Tenant, Barque, representing approximately 10.0% of the Net Rentable Area, has the right to terminate its lease in the event of the death or permanent disability of such tenant’s president.

Loan No. 53 – Walgreens Geary – The Sole Tenant, Walgreens, has a lease expiration date of February 29, 2056. Walgreens may terminate the lease effective as of the last day of the 300th full calendar month of the lease term, August 31, 2020, and on the last day of every 60-month period thereafter, with 12 months’ notice.

Loan No. 55 – East Towne Plaza – The 2nd Largest Tenant, The County School Brd of Henrico, representing approximately 10.4% of the Net Rentable Area, has the right to terminate its lease at the end of its initial lease term or at the end of any renewal term upon six months’ prior written notice. The 3rd Largest Tenant, Aaron’s, Inc., representing approximately 8.1% of the Net Rentable Area, has the right to terminate its lease upon 90-days’ written notice in the event that any laws prohibit rent-to-own services. In addition, such tenant has the right to terminate its lease upon 30-days’ written notice in the event that the landlord leases to another rent-to-own service provider.

(24)	The following major tenants (listed on Annex A-1) are currently subleasing all or a significant portion of its leased space:

Loan No 3. – Burbank Office Portfolio – The 5th Largest Tenant at the Media Studios Mortgaged Property, Tivo Corporation subleases 6,881 sq. ft. to Jones Lang LaSalle at the Media Studios Mortgaged Property. The sublease is coterminous with TiVo Corporation’s lease with an expiration date of June 30, 2019.

Loan No. 18 – Integrated Health Campus – The Largest Tenant, Orthopedic Associates of Allentown, LTD. D/B/A - Orthopedic Specialists, representing approximately 38.8% of the Net Rentable Area, subleases approximately 53,000 square feet of its 116,617 square feet leased premises to Steel Fitness Premier, a local gym. The sublease expires on June 30, 2018. OAA Orthopedic Specialists remains obligated to pay full rent on its entire space (including the portion subject to the sublease) through its lease expiration date on June 30, 2026.

Loan No. 46 – Brookriver – Vantage Benefits Administrators, the 3rd Largest Tenant, representing approximately 5.9% of the Net Rentable Area, subleases its space to Etan Limited, LLC.

 A-1-32

(25)	The following major tenants shown on Annex A-1 have abated, free or prepaid rent:

Loan No. 1 – Headquarters Plaza – At origination the borrower deposited $284,728 into a free rent reserve, of which $245,438 is related to Duff & Phelps, LLC, the 4th Largest Tenant, for the period from June 1 2019 through June 1, 2024, and the remainder relates to various other tenants at the Headquarters Plaza Property.

Loan No. 3 – Burbank Office Portfolio – At origination the borrower deposited $3,617,000 into a free rent reserve account, which includes reserves for the following tenants which are among the largest five tenants on a portfolio basis including Kaiser Foundation Health Plan, Warner Bros., and Legendary.

Loan No. 7 – Costco JFK – At origination the borrower deposited $464,000 into a free rent and prepaid reserve account all of which is related to Zwanger-Pesiri Radiology, the 2nd Largest Tenant, for the period of September 2017 through April 2018.

Loan No. 14 – Station Place III – At origination the borrower deposited $115,973 into a free rent reserve account all of which is related to U.S. Securities and Exchange Commission, the Largest Tenant at the Station Place III Mortgaged Property.

Loan No. 15 – Moffett Place Building 4 – At origination the borrower deposited $17,046,036 into a free rent reserve account all of which is related to Google, Inc., the Sole Tenant, from the period of September 2017 through October 2018.

Loan No. 19 – 337 Lafayette Street – At origination the borrower deposited $295,833 into a free rent reserve account for Kith, the Sole Tenant at the 337 Lafayette Street Mortgaged Property.

Loan No. 23 – Colorado Center – The Largest Tenant, HULU is currently in occupancy of 216,361 SF and has executed an expansion for an additional 20,794 SF of space commencing November 16, 2017 and 24,668 SF of space commencing June 1, 2018. HULU has a total of $1,873,813 of gap rent through May 31, 2018, which was reserved at loan origination. The 2nd Largest Tenant, Edmunds.com is currently in occupancy of 135,256 SF and has executed an expansion for an additional 62,556 SF commencing August 1, 2018. Edmunds.com has a total of $5,983,082 of free rent and abated rent through December 31, 2018, which was reserved at loan origination. The 3rd Largest Tenant, Kite Pharma, Inc. has taken possession of its space but is not yet in occupancy. Kite Pharma, Inc. has 12 months of free rent commencing on August 1, 2017, and a partial rent abatement for an additional 12 months commencing August 1, 2018, totaling $12,790,705, which was reserved at loan origination.

Loan No. 31 – Palma Sola Square & De Soto Plaza – At origination, the borrower deposited $10,146 into a free rent reserve for the Largest Tenant at the De Soto Plaza Mortgaged Property, Peach’s Restaurant.

Loan No. 39 – Bennetts Creek Crossing – The 3rd Largest Tenant, Enochs Eye Care, PLLC (3,060 sq. ft.), representing 5.9% of Net Rentable Area, has signed a lease but is not yet occupying its new space. The tenant currently is occupying 1,400 sq. ft. until its new space is ready for occupancy. Target occupancy and rent commencement for the new space is estimated to be October 31, 2017. At loan origination, the borrower deposited an amount equal to $21,420 for pre-commencement rent and $35,000 for outstanding tenant improvements related to this lease.

Loan No. 44 – Intech Ten – At origination the borrower deposited $79,052 into a free rent reserve account of which $65,877 is related to IU Health, the Largest Tenant, for September 2017.

(26)	The tenants shown in the Annex A-1 have signed leases but may or may not be open for business as of the Cut-off Date of the securitization.

Loan No. 7 – Costco JFK – The 2nd Largest Tenant, Zwanger-Pesiri Radiology took possession of its space on October 1, 2017 and is currently completing the interior build-out of the office space. At loan origination, the borrower reserved approximately $460,000 for free rent and prepaid rent associated with the lease of Zwanger-Pesiri Radiology. Zwanger-Pesiri is expected to begin paying rent in May 2018.

Loan No. 15 – Moffett Place Building 4 – The Sole Tenant, Google Inc., is in occupancy under a lease that commenced on August 1, 2017, but is currently building out its space and has free rent through and including October 11, 2018. At origination, the borrower reserved $17,046,036 with respect to the free rent in a rent concession reserve and $13,247,677 in an outstanding tenant improvements and leasing commissions reserve.

Loan No. 23 – Colorado Center – The 3rd Largest Tenant, Kite Pharma, Inc. has signed a lease and taken possession of its leased space, but is not yet in occupancy.

Loan No. 29 – Port Gardner Building - The Largest Tenant, Funko (85,823 sq. ft.), representing 87.0% of Net Rentable Area, is not yet paying rent on 1,721 sq. ft. of its space (“Expansion Space”). Funko has been in occupancy of the Expansion

 A-1-33

Space since July 1, 2017 and commencement of rent is anticipated to be on January 1, 2018. No upfront escrows were collected for this Expansion Space.

(27)	Loan No. 7 – Costco JFK - The borrowers, 605 Rockaway PJB LLC, 605 Rockaway 109 LLC and 605 Rockaway Summer LLC are structured as tenants-in-common, each of which is a Delaware limited liability company structured to be bankruptcy-remote, with one independent director in its organizational structure. The non-recourse carveout guarantor is Gary Barnett.

Loan No. 55 – East Towne Plaza – The borrowers, New Coinjock East Towne, LC, a Virginia limited liability company, and BL-East Towne, LLC, a Delaware limited liability company are structured as tenants-in-common. Both companies are structured to be bankruptcy-remote, each with one independent director in its organizational structure. The sponsor of the borrowers and non-recourse carveout guarantor is William B. Yeoman.

(28)	All upfront reserve balances reflect the upfront reserve amount at loan origination. The current balance may be less than the amount shown.

(29)	All ongoing reserve balances reflect the ongoing reserve amount at loan origination. The current balance may be greater than or less than the amount shown. Monthly reserves required to be deposited in such accounts may be capped pursuant to the related mortgage loan documents.

(30)	Loan No. 1 – Headquarters Plaza – The borrower is required to deposit (or post a letter of credit) equal to 115% of any future PIP requirement to the extent that the required amount is not available in the Hyatt FF&E account, which is held separately by Hyatt Corporation.

Loan No. 23 – Salt Lake City Hotel Portfolio – At origination, the borrower deposited $500,000 into a PIP reserve for the PIP work completion, and is required to deposit an additional $350,000 on the date which is the later of (i) December 20, 2019 and (ii) 12-months prior to the extended PIP work deadline, if the applicable franchisor extends the PIP work deadline under the Salt Lake City Hotel Portfolio loan documents.

Loan No. 23 – Colorado Center – The borrowers are permitted to deliver a guaranty from BPLP in lieu of making required monthly payments to any reserve accounts in the amount required to have on deposit for such purpose, which amount will be reduced as the borrower expends funds for the purposes which such funds would have otherwise been deposited in the reserve account (other than with respect to the initial reserves in respect of tenant improvement and leasing commissions costs and for existing gap rent and free rent obligations at origination, which in no event may be replaced by a Guaranty from BPLP). Notwithstanding the foregoing, the aggregate amount of any Guaranty from BPLP (and the face amount of any letter of credit obtained by BPLP and delivered on behalf of the borrower) may not at any time exceed 10.0% of the outstanding principal balance of the Colorado Center Whole Loan.

(31)	Loan No. 4 – Homewood Suites Savannah - The borrower is required to deposit an amount equal to the greater of (a) (i) 2.0% of projected rents for the property for the prior month for the payment dates occurring in September 2017 through August 2019, (ii) 3.0% of rents for the prior month for the payment dates occurring in September 2019 through August 2020 and 4.0% of rents for the prior month thereafter, (b) the amount due under the management agreement and (c) the amount due under the franchise agreement for FF&E Work.

Loan No. 6 – Lightstone Portfolio – The borrower is required to deposit the greater of (i) (a) 1.0% of the total revenues from the first payment date through August 6, 2018, (b) 2.0% from September 6, 2018 through August 6, 2019, (c) 4.0% thereafter, (ii) the amount due under the management agreement and (iii) the amount due under the franchise agreement for FF&E work.

Loan No. 8 – Capitol Center – The borrower is required to make monthly deposits into the TI/LC reserve, subject to a Cap of $1,200,000, in an amount equal to (i) $29,167 through October 6, 2020, (ii) $58,333 from November 6, 2020 through October 6, 2023 and (iii) $29,167 from and after November 6, 2023.

Loan No. 9 – Hotel Mela Times Square – The borrowers are required to deposit an amount equal to the greater of (i) the FF&E Reserve Payment (as defined below) and (ii) the amount then required by the franchise agreement. FF&E Reserve Payment” means an amount equal to (x) provided (A) the property manager, Highgate Hotel, L.P., reserves funds for FF&E required to be made to the property consistent with the requirements set forth in the management agreement (which amounts shall not exceed 1/12th of 2.0% of the (a) the annual gross revenues for the hotel related operations at the Mortgaged Property for the immediately preceding calendar year as reasonably determined by the lender and (b) the projected annual gross revenues for the hotel related operations at the property for the calendar year in which such Monthly Payment Date occurs as set forth in the Approved Annual Budget), (B) the amounts described in clause (A) are held and disbursed in an account that is the subject of a control agreement that provides lender with a perfected security interest in such account and that said control agreement remains in full force and effect, (C) the borrower provides to the lender evidence that sums for FF&E required to be made to the property are being reserved pursuant to the property management agreement and that

 A-1-34

such reserved sums are being disbursed and expended at the property, in each case, in a manner consistent with the requirements set forth in the property management agreement, (D) neither the borrowers nor Highgate Hotels, L.P. is in default under the property management agreement and the property management agreement otherwise continues to be in full force and effect and (E) neither the borrower nor Highgate Hotels, L.P., is subject to any bankruptcy action, an amount equal to 1/12th of 4.0% of the FF&E Payment Determination amount less the amount required to be reserved pursuant to the property management agreement or (y) if any of the conditions set forth in clauses (A) through (E) above are not satisfied, 1/12th of 4.0% of the FF&E Payment Determination Amount. The monthly FF&E payment was initially estimated to be $30,670, assuming the conditions set forth in clauses (A) through (E) are satisfied, otherwise $61,399.

Loan No. 12 – Salt Lake City Hotel Portfolio – The borrower is required to deposit on each due date an amount equal to the greater of (x) the amount required under the franchise agreement and (y) (A) during the first twenty-four months of the term of the Salt Lake City Hotel Portfolio Loan, an amount equal to 1/12 of 2.0% of the greater of (a) the annual gross revenues for the hotel related operations at the Mortgaged Property for the immediately preceding calendar year as reasonably determined by the lender, and (b) the projected annual gross revenues for the hotel related operations at the Salt Lake City Hotel Portfolio Property for the calendar year in which such due date occurs as set forth in the approved annual budget, and (B) during the remainder of the term of the Salt Lake City Hotel Portfolio Loan thereafter, an amount equal to 1/12 of 4.0% of the greater of (a) the annual gross revenues for the hotel related operations at the property for the immediately preceding calendar year as reasonably determined by the lender, and (b) the projected annual gross revenues for the hotel related operations at the Salt Lake City Hotel Portfolio Property for the calendar year in which such due date occurs as set forth in the approved annual budget (or, if there is no approved annual budget, in the lender’s reasonable discretion).

Loan No. 41 – Hampton Inn Hilton Head – Commencing August 6, 2019, the borrower is required to deposit on each due date the greatest of (i) (x) from August 6, 2019 through July 6, 2021 2.0% of the projected rents, and (y) from August 6, 2021 through July 6, 2022, 3.0% of the projected rents, (ii) the amount due under the management agreement and (iii) the amount due under the franchise agreement for FF&E work.

Loan No. 44 – Intech Ten - The borrower is required to deposit $10,416.67 into the TI/LC reserve from the first payment date through September 6, 2020, (b) $22,083.33 from October 6, 2020 through September, 6, 2024 and (c) $10,416.67 from October 6, 2024 through the end of the Intech Ten Mortgage Loan term.

(32)	With respect to the Mortgage Loans identified below, the lender is insured under an environmental insurance policy obtained (i) in lieu of obtaining a Phase II Environmental Site Assessment, (ii) in lieu of providing an indemnity or guaranty from a sponsor or (iii) to address environmental conditions or concerns. For additional information, see “Risk Factors—Risks Related to the Mortgage Loans—Adverse Environmental Conditions at or Near Mortgaged Properties May Result in Losses” in this preliminary prospectus.

		Mortgage	% of Initial	Maximum
Loan		Loan Cut-off	Outstanding	Policy	Premium	Expiration
No.	Mortgage Loan	Date Balance	Pool Balance	Amount	Paid in Full	Date

2	U-Haul SAC Portfolio 14, 15, 17(1)	$13,367,189(1)	5.6%	$3,000,000	Yes	8/9/2027

3	Burbank Office Portfolio	$50,000,000	4.7%	$5,000,000	Yes	11/20/2019

13	IRG Portfolio(3)	$27,401,208	2.6%	$15,000,000	Yes	7/21/2030

14	Station Place III(2)	$26,000,000	2.4%	$10,000,000	Yes	6/1/2019

23	Colorado Center	$20,000,000	1.9%	$40,000,000	Yes	9/15/2018

(1)	Represents the U-Haul of Medford and U-Haul Center Rockville Mortgaged Properties.
(2)	The Station Place III loan documents require that the borrower maintain environmental liability coverage on a dedicated or blanket policy naming the related lender as an additional insured, with, among other requirements, a $2,000,000 limit related to the property or provide an environmental indemnity from an acceptable guarantor.
(3)	Represents the HBP Euclid, LMA Massillon & Building E, and LMA Building Mortgaged Properties.

(33)	Loan No. 43 – Collierville Portfolio – The property located adjacent to the 435 Washington Mortgaged Property is a solid hazardous waste site and the source of a groundwater contaminant release impacting the Mortgaged Property. The related environmental consultant observed several groundwater monitoring wells at the Mortgaged Property and reported that the regulatory status of the release is not known. The environmental consultant considers the adjacent property to be a REC. A Phase II environmental assessment found no evidence of contamination above regulatory levels. The environmental consultant recommended that the borrower continue monitoring the release and allow access for future on-site sampling.

(34)	Loan No. 5 – Troy Officentre Portfolio – The borrower acquired the Troy Officentre Portfolio Properties in an all cash transaction on June 8, 2017 for $55.0 million. The Troy Officentre Portfolio Loan was originated on September 14, 2017. The Troy Officentre Portfolio Properties were 73.0% occupied on June 8, 2017 upon the acquisition by the sponsor. Subsequent to the acquisition, but prior to the origination of the Troy Officentre Portfolio Loan, the borrower was able to execute five new leases and sign three lease renewals. The five new leases signed increased the gross rent at the Troy Officentre Portfolio Properties by $733,567. For purposes of sources and uses presented in the table above, proceeds of the Troy Officentre Portfolio Loan are being presented for the use of acquiring the Troy Officentre Portfolio Properties.

 A-1-35

(35)	Loan No. 3 – Burbank Office Portfolio - there is no separate environmental indemnitor for the mortgage loan, other than the related borrower.

Loan No. 10 – Tustin Centre I & II - there is no Carveout Guarantor for the mortgage loan. In addition, the borrower (and its sole member, which has no assets other than its interest in the borrower) are the sole parties liable for breaches or violations of the nonrecourse carveout provisions in the loan documents and the environmental indemnity.

Loan No. 14 - Station Place III - there is no Carveout Guarantor for the mortgage loan and the borrower is the sole party liable for breaches or violations of the nonrecourse carveout provisions in the loan documents and the environmental indemnity. In addition, the borrower has provided an environmental insurance policy.

Loan No. 23 –Colorado Center - there is no Carveout Guarantor for the mortgage loan and the borrower is the sole party liable for breaches or violations of the nonrecourse carveout provisions in the loan documents and the environmental indemnity. In addition, the borrower has provided an environmental insurance policy.

Loan No. 42 – Pacific Woods Apartments - there is no Carveout Guarantor for the mortgage loan and the borrower is the sole party liable for breaches or violations of the nonrecourse carveout provisions in the loan documents and the environmental indemnity. The borrower sponsor, Randall R. McCardle has signed an environmental indemnity agreement.

(36)	Summary of Existing Pari Passu Debt

			Pari Passu
			Companion		Whole	Whole Loan	Whole Loan Cut-
Loan		Mortgage Loan Cut-	Loan Cut-off	Whole Loan Cut-	Loan U/W	Cut-off Date	off Date U/W NOI
No.	Mortgage Loan	off Date Balance	Date Balance	off Date Balance	NCF DSCR	LTV Ratio	Debt Yield
1	Headquarters Plaza	$75,000,000	$75,000,000	$150,000,000	2.29x	62.8%	11.6%
2	U-Haul SAC Portfolios 14, 15, 17	$59,762,173	$68,726,499	$128,488,672	1.63x	60.4%	10.2%
3	Burbank Office Portfolio(1)	$50,000,000	$329,000,000	$379,000,000	4.64x	36.5%	18.1%
6	Lightstone Portfolio	$40,000,000	$25,000,000	$65,000,000	2.13x	61.6%	14.8%
13	IRG Portfolio	$27,401,208	$44,838,341	$72,239,549	1.46x	68.8%	11.1%
14	Station Place III	$26,000,000	$164,000,000	$190,000,000	3.00x	47.6%	11.9%
15	Moffett Place Building 4	$25,250,000	$101,750,000	$127,000,000	2.29x	41.0%	12.2%
16	Corporate Woods Portfolio	$24,936,520	$195,751,684	$220,688,204	1.48x	73.8%	10.2%
18	Integrated Health Campus	$22,000,000	$31,000,000	$53,000,000	1.35x	64.8%	9.1%
23	Colorado Center(2)	$20,000,000	$278,000,000	$298,000,000	4.83x	24.6%	18.6%
27	Gurnee Mills	$14,722,913	$255,197,161	$269,920,074	1.55x	64.7%	9.6%
32	Cleveland East	$12,000,000	$30,000,000	$42,000,000	1.55x	70.0%	11.6%
37	Covance Business Center	$9,985,735	$15,163,338	$25,149,072	1.56x	72.9%	10.0%

(1) The Whole Loan Cut-off Date Balance, Whole Loan U/W NCF DSCR, Whole Loan Cut-off Date LTV Ratio, and Whole Loan U/W NOI DSCR excludes two subordinate companion notes in the aggregate original principal amount of approximately $281.0 million.

(2) The Whole Loan Cut-off Date Balance, Whole Loan U/W NCF DSCR, Whole Loan Cut-off Date LTV Ratio, and Whole Loan U/W NOI DSCR excludes three subordinate companion notes in the aggregate original principal amount of approximately $252.0 million.

(37)	Summary of Existing Mezzanine Debt

Loan No.	Mortgage Loan	Mortgage Loan Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mezzanine Debt Cut-off Date Balance	Annual Interest Rate on Mezzanine Loan	Mezzanine Loan Maturity Date	Intercreditor Agreement	Total Debt Cut- off Date LTV Ratio(1)	Total Debt U/W NCF DSCR(1)	Total Debt U/W NOI Debt Yield(1)

15	Moffett Place Building 4	$25,250,000	2.4%	$98,000,000	5.6500%	8/6/2027	Yes	72.7%	1.16x	6.9%

(1) With respect to the Moffett Place Building 4 Mortgage Loan, the Whole Loan Cut-off Date LTV Ratio has been calculated based on the “As Stabilized” appraised value. See “Description of the Mortgage Pool—Appraised Value” in the Preliminary Prospectus. The Total Debt U/W NCF DSCR is calculated based on the annual debt service equal to the aggregate of the first 12 payments on the respective mortgage loan, the related pari passu companion loans and mezzanine loan commencing September 2022 as set forth in the respective non-standard amortization schedule set forth in Annex F to the Preliminary Prospectus.

(38)	Summary of Future Mezzanine Debt

		Mortgage Loan	% of Initial	Intercreditor	Combined		Combined
		Cut-off Date	Outstanding	Agreement	Minimum	Combined	Minimum Debt
Loan No.	Mortgage Loan	Balance	Pool Balance	Required	DSCR	Maximum LTV	Yield

11	One Imeson	$27,966,261	2.6%	Yes	1.50x	70.0%	N/A

14	Station Place III	$26,000,000	2.4%	Yes	2.79x	47.6%	N/A

31	Palma Sola Square & DeSoto Plaza	$12,395,004	1.2%	Yes	1.30x	71.4%	8.5%

 A-1-36

ANNEX A-2

CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS
AND MORTGAGED PROPERTIES

Distribution of Cut-off Date Balances(1)

				Weighted Averages
Range of Cut-off Date Balances	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(3)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(4)(5)	LTV Ratio at Maturity or ARD(3)(5)
$2,100,000 - $9,999,999	22	$139,318,764	13.1%	4.6448%	109	2.15x	61.4%	52.4%
$10,000,000 - $19,999,999	13	$175,855,449	16.6%	4.6335%	111	1.59x	64.2%	55.8%
$20,000,000 - $39,999,999	17	$438,896,005	41.3%	4.1246%	113	2.23x	55.5%	49.7%
$40,000,000 - $59,999,999	5	$232,855,503	21.9%	4.1325%	100	2.50x	55.8%	49.9%
$60,000,000 - $75,000,000	1	$75,000,000	7.1%	4.3550%	120	2.29x	62.8%	62.8%
Total/Weighted Average	58	$1,061,925,721	100.0%	4.2951%	110	2.18x	59.0%	52.0%

Distribution of Mortgage Rates(1)

				Weighted Averages
Range of Mortgage Rates	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(3)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(4)(5)	LTV Ratio at Maturity or ARD(3)(5)
3.4500% - 3.9999%	9	$270,835,086	25.5%	3.6228%	111	3.18x	45.5%	40.6%
4.0000% - 4.2499%	8	$133,554,019	12.6%	4.1463%	99	2.22x	54.5%	48.8%
4.2500% - 4.4999%	15	$310,133,230	29.2%	4.4055%	119	1.88x	65.7%	57.1%
4.5000% - 4.7499%	13	$243,532,462	22.9%	4.6255%	108	1.73x	65.5%	58.6%
4.7500% - 5.9000%	13	$103,870,924	9.8%	5.1353%	97	1.46x	64.5%	55.3%
Total/Weighted Average	58	$1,061,925,721	100.0%	4.2951%	110	2.18x	59.0%	52.0%

Property Type Distribution(1)(6)

					Weighted Averages
Property Type	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Number of Rooms/ Units/NRA	Cut-off Date Balance per Room/Unit/ NRA	Mortgage Rate	Stated Remaining Term (Mos.)(3)	Occupancy	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(4)(5)	LTV Ratio at Maturity or ARD(3)(5)
Office	36	$350,795,034	33.0%	9,036,467	$183	4.0691%	104	91.0%	2.60x	54.2%	49.6%
CBD	7	$128,250,000	12.1%	4,241,413	$206	3.7019%	105	92.4%	3.56x	46.5%	43.8%
Suburban	27	$183,295,034	17.3%	4,464,211	$131	4.2520%	100	90.6%	2.17x	58.3%	52.2%
Medical	2	$39,250,000	3.7%	330,843	$347	4.4147%	119	88.2%	1.45x	60.7%	56.1%
Hospitality	16	$192,288,217	18.1%	1,949	$142,294	4.5537%	99	86.2%	2.13x	59.7%	51.0%
Full Service	2	$38,966,671	3.7%	355	$121,796	4.5045%	59	90.7%	2.55x	44.0%	43.2%
Extended Stay	6	$77,417,176	7.3%	664	$185,870	4.5198%	118	88.8%	1.99x	68.2%	56.2%
Limited Service	6	$63,392,370	6.0%	679	$113,774	4.5945%	97	83.6%	2.03x	58.5%	48.7%
Select Service	2	$12,512,000	1.2%	251	$81,006	4.7100%	117	70.0%	2.13x	61.6%	54.2%
Retail	25	$180,247,770	17.0%	3,113,367	$349	4.6292%	115	94.7%	1.51x	64.7%	56.3%
Anchored(7)	17	$138,072,508	13.0%	2,799,319	$399	4.5982%	114	94.9%	1.55x	63.3%	55.1%
Unanchored	8	$42,175,261	4.0%	314,048	$187	4.7309%	118	94.1%	1.37x	69.3%	60.2%
Mixed Use	3	$119,985,735	11.3%	1,224,500	$175	4.1249%	120	94.9%	2.31x	60.5%	59.2%
Office/Hospitality/Retail	1	$75,000,000	7.1%	729,516	$169	4.3550%	120	91.8%	2.29x	62.8%	62.8%
Retail/Medical/Office	1	$35,000,000	3.3.%	161,384	$217	3.5390%	120	100.0%	2.56x	52.2%	52.2%
Office/Industrial	1	$9,985,735	0.9%	333,600	$75	4.4500%	119	100.0%	1.56x	72.9%	56.5%
Industrial	15	$109,023,882	10.3%	6,699,349	$40	4.4391%	118	91.4%	1.91x	60.4%	51.1%
Warehouse/Distribution	6	$75,518,004	7.4%	2,932,886	$46	4.3426%	118	93.3%	2.04x	58.6%	50.2%
Flex	9	$30,505,877	2.9%	3,766,463	$25	4.6875%	116	86.3%	1.59x	64.9%	53.4%
Self Storage	26	$73,912,173	7.0%	1,350,946	$124	3.8512%	118	93.6%	1.66x	61.4%	46.3%
Multifamily	4	$35,672,911	3.4%	599	$116,986	4.4880%	118	97.3%	3.19x	58.3%	50.6%
Total/Weighted Average	125	$1,061,925,721	100.0%			4.2951%	110	91.6%	2.18x	59.0%	52.0%

 A-2-1

Geographic Distribution(1)(6)

				Weighted Averages
State/Location	Number of Mortgaged Properties	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(3)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(4)	LTV Ratio at Maturity or ARD(3)(5)
California	15	$203,106,942	19.1%	3.8760%	109	3.35x	42.5%	39.7%
Southern(8)	11	$150,736,942	14.2%	3.8333%	106	3.82x	39.6%	37.8%
Northern(8)	4	$52,370,000	4.9%	3.9987%	118	1.99x	50.8%	45.3%
New York	8	$102,312,643	9.6%	4.0120%	101	2.28x	50.8%	48.2%
New York City	2	$53,300,000	5.0%	4.3388%	84	2.29x	46.9%	46.9%
New York State	6	$49,012,643	4.6%	3.6565%	120	2.27x	55.1%	49.6%
Florida	9	$89,871,552	8.5%	4.5323%	118	1.83x	62.7%	52.2%
New Jersey	3	$80,322,873	7.6%	4.3384%	120	2.27x	62.7%	61.8%
Michigan	4	$62,300,000	5.9%	4.5685%	79	1.82x	70.1%	64.1%
Illinois	4	$46,701,557	4.4%	4.1065%	98	1.78x	57.8%	47.1%
Texas	9	$44,569,978	4.2%	4.4119%	119	1.44x	65.0%	53.9%
Georgia	1	$41,843,330	3.9%	4.4800%	117	2.02x	69.7%	56.6%
South Carolina	2	$41,719,946	3.9%	4.3765%	105	1.65x	72.3%	63.0%
Ohio	7	$39,401,208	3.7%	4.8296%	98	1.49x	69.2%	59.1%
North Carolina	3	$33,885,953	3.2%	4.3402%	117	2.27x	57.7%	54.0%
Utah	3	$27,860,000	2.6%	4.4480%	120	1.80x	70.5%	56.9%
Kansas	17	$26,352,805	2.5%	4.4098%	118	1.49x	73.1%	58.8%
District of Columbia	1	$26,000,000	2.4%	3.6000%	120	3.00x	47.6%	47.6%
Pennsylvania	1	$22,000,000	2.1%	4.3400%	118	1.35x	64.8%	56.5%
Arizona	5	$20,521,101	1.9%	4.7939%	108	1.41x	64.9%	54.8%
Indiana	3	$19,817,735	1.9%	4.3374%	119	1.79x	71.3%	58.5%
Louisiana	3	$17,820,308	1.7%	4.7100%	117	2.13x	61.6%	54.2%
Nevada	2	$17,682,593	1.7%	4.4411%	117	2.07x	59.8%	44.0%
Arkansas	4	$16,759,837	1.6%	4.6483%	117	2.10x	61.5%	53.5%
Massachusetts	2	$16,056,851	1.5%	3.7025%	118	1.63x	60.4%	43.1%
Virginia	3	$14,326,457	1.3%	4.6422%	110	1.57x	65.6%	55.2%
Washington	1	$13,000,000	1.2%	4.4700%	117	1.80x	55.6%	50.8%
New Mexico	2	$11,646,130	1.1%	5.4961%	78	1.58x	67.1%	59.8%
Rhode Island	1	$11,620,000	1.1%	4.5450%	117	1.88x	66.4%	66.4%
Tennessee	9	$8,464,860	0.8%	5.5600%	110	1.34x	58.4%	45.2%
Connecticut	1	$2,796,039	0.3%	3.7025%	118	1.63x	60.4%	43.1%
Iowa	1	$2,100,000	0.2%	5.2300%	97	1.46x	70.9%	63.1%
Missouri	1	$1,065,024	0.1%	3.7025%	118	1.63x	60.4%	43.1%
Total/Weighted Average	125	$1,061,925,721	100.0%	4.2951%	110	2.18x	59.0%	52.0%

Distribution of Cut-off Date LTV Ratios(1)(4)(5)

				Weighted Averages
Range of Cut-off Date LTV Ratios	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(3)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD(3)
16.1% - 49.9%	10	$227,572,019	21.4%	3.7542%	99	3.57x	38.8%	37.2%
50.0% - 59.9%	11	$186,422,805	17.6%	4.3664%	118	2.01x	55.7%	51.0%
60.0% - 64.9%	12	$284,634,190	26.8%	4.3413%	114	1.84x	62.5%	54.0%
65.0% - 69.9%	12	$187,521,538	17.7%	4.5683%	104	1.75x	68.8%	59.5%
70.0% - 74.9%	13	$175,775,170	16.6%	4.5538%	114	1.56x	72.4%	61.1%
Total/Weighted Average	58	$1,061,925,721	100.0%	4.2951%	110	2.18x	59.0%	52.0%

Distribution of LTV Ratios at Maturity or ARD(1)(3)(4)(5)

				Weighted Averages
Range of LTV Ratios at Maturity	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio	LTV Ratio at Maturity or ARD
16.1% - 44.9%	12	$277,270,446	26.1%	3.8141%	102	3.12x	43.9%	37.8%
45.0% - 49.9%	7	$106,757,936	10.1%	4.3884%	118	2.00x	56.9%	47.9%
50.0% - 54.9%	8	$160,364,015	15.1%	4.2511%	116	2.08x	57.8%	52.6%
55.0% - 59.9%	16	$268,546,201	25.3%	4.5735%	116	1.62x	67.2%	57.4%
60.0% - 66.4%	15	$248,987,124	23.4%	4.5188%	104	1.88x	68.5%	63.4%
Total/Weighted Average	58	$1,061,925,721	100.0%	4.2951%	110	2.18x	59.0%	52.0%

 A-2-2

Distribution of Underwritten NCF DSCR(1)(2)

				Weighted Averages
Range of Underwritten NCF DSCR	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(3)	U/W NCF DSCR	Cut-off Date LTV Ratio(4)(5)	LTV Ratio at Maturity or ARD(3)(5)
1.22x - 1.39x	10	$124,029,848	11.7%	4.8028%	116	1.32x	65.5%	55.3%
1.40x - 1.49x	7	$88,617,475	8.3%	4.5389%	118	1.48x	69.8%	57.2%
1.50x - 1.74x	15	$235,178,589	22.1%	4.3108%	112	1.58x	64.6%	54.5%
1.75x - 1.99x	5	$84,592,016	8.0%	4.3889%	109	1.86x	62.3%	53.7%
2.00x - 2.99x	16	$393,407,793	37.0%	4.3025%	106	2.28x	58.4%	53.5%
3.00x – 8.86x	5	$136,100,000	12.8%	3.5670%	105	4.37x	35.9%	35.9%
Total/Weighted Average	58	$1,061,925,721	100.0%	4.2951%	110	2.18x	59.0%	52.0%

Original Terms to Maturity or ARD (1)(3)

				Weighted Averages
Original Terms to Maturity or ARD	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(4)(5)	LTV Ratio at Maturity or ARD(5)
60 – 60	5	$101,686,617	9.6%	4.6805%	58	2.18x	59.3%	56.3%
84 – 84	2	$71,462,016	6.7%	3.7449%	83	3.83x	40.3%	37.6%
120 – 120	51	$888,777,088	83.7%	4.2953%	118	2.05x	60.4%	52.7%
Total/Weighted Average	58	$1,061,925,721	100.0%	42951%	110	2.18x	59.0%	52.0%

Distribution of Remaining Terms to Maturity or ARD(1)(3)

				Weighted Averages
Range of Remaining Terms to Maturity or ARD	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(4)(5)	LTV Ratio at Maturity or ARD(5)
55 – 60	5	$101,686,617	9.6%	4.6805%	58	2.18x	59.3%	56.3%
83 – 83	2	$71,462,016	6.7%	3.7449%	83	3.83x	40.3%	37.6%
97 – 120	51	$888,777,088	83.7%	4.2953%	118	2.05x	60.4%	52.7%
Total/Weighted Average	58	$1,061,925,721	100.0%	4.2951%	110	2.18x	59.0%	52.0%

Distribution of Underwritten NOI Debt Yields(1)(4)

				Weighted Averages
Range of Underwritten NOI Debt Yields	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(3)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(5)	LTV Ratio at Maturity or ARD(3(5))
7.4% - 8.9%	7	$103,055,430	9.7%	4.6641%	119	1.42x	61.8%	56.5%
9.0% - 9.9%	10	$144,526,370	13.6%	4.2557%	117	1.75x	63.9%	57.0%
10.0% - 11.9%	20	$374,305,802	35.2%	4.3033%	115	1.87x	63.3%	54.8%
12.0% - 13.9%	10	$164,987,903	15.5%	4.3548%	115	2.02x	61.2%	50.9%
14.0% - 32.3%	11	$275,050,216	25.9%	4.1307%	91	3.21x	48.1%	44.5%
Total/Weighted Average	58	$1,061,925,721	100.0%	4.2951%	110	2.18x	59.0%	52.0%

Amortization Types(1)

				Weighted Averages
Amortization Type	Number of Mortgage Loans	Aggregate Cut-off Date Balance	% of Initial Outstanding Pool Balance	Mortgage Rate	Stated Remaining Term (Mos.)(3)	U/W NCF DSCR(2)	Cut-off Date LTV Ratio(4)(5)	LTV Ratio at Maturity or ARD(3)(5)
Interest Only	14	$340,370,000	32.1%	3.9696%	108	3.10x	47.8%	47.8%
Amortizing Balloon	22	$325,991,548	30.7%	4.6058%	111	1.71x	64.6%	52.5%
Interest Only, the Amortizing	20	$313,302,000	29.5%	4.4547%	107	1.74x	65.5%	57.9%
Amortizing Balloon, ARD	1	$59,762,173	5.6%	3.7025%	118	1.63x	60.4%	43.1%
Interest Only, ARD	1	$22,500,000	2.1%	4.0700%	117	2.65x	50.0%	50.0%
Total/Weighted Average	58	$1,061,925,721	100.0%	4.2951%	110	2.18x	59.0%	52.0%

 A-2-3

FOOTNOTES TO ANNEX A-2

(1)	The Cut-off Date LTV Ratio, LTV Ratio at Maturity or ARD, U/W NCF DSCR, Underwritten NOI Debt Yield and Cut-off Date Balance per Room/Unit/NRA calculations include any related pari passu companion loan(s) and exclude any related subordinate companion loan(s) and/or mezzanine loan(s).

(2)	With respect to the Moffett Place Building 4 Mortgage Loan, the U/W NCF DSCR is calculated based on an annual debt service amount equal to the aggregate of the first 12 principal and interest payments on the related mortgage loan and pari passu companion loans following the mortgage loan’s interest-only period based on the assumed principal payment schedule set forth on Annex F in the Preliminary Prospectus.

(3)	For the ARD Loans, the Original Term to Maturity or ARD, Remaining Terms to Maturity or ARD, Stated Remaining Term (Mos.) and LTV Ratio at Maturity or ARD are through the related Anticipated Repayment Date.

(4)	With respect to the Promenade at West End Phase II Mortgage Loan representing 2.0% of the Initial Outstanding Pool Balance, the Cut-off Date LTV, LTV at Maturity Date or ARD and Underwritten NOI Debt Yield are calculated based on the Cut-off Balance net of a related holdback reserve.

(5)	With respect to the Costco JFK Mortgage Loan, the Moffett Place Building 4 Mortgage Loan, the 337 Lafayette Street Mortgage Loan and the 2121 Wilshire Boulevard Mortgage Loan, in aggregate, representing approximately 9.3% of the Initial Outstanding Pool Balance, the Cut-off Date LTV and LTV Ratio at Maturity Date or ARD has been calculated based on the “As Stabilized” appraised value. With respect to six of the Mortgaged Properties securing the Lightstone Portfolio Mortgage Loan, the Hampton Inn Majestic Chicago Mortgage Loan, the Hampton Inn Hilton Head Mortgage Loan and the Holiday Inn & Suites Albuquerque Airport Mortgage Loan, in aggregate, representing approximately 6.7% of the Initial Outstanding Pool Balance, the Cut-off Date LTV and LTV Ratio at Maturity Date or Anticipated Repayment Date has been calculated based on the “As Complete” appraised value. With respect to the Corporate Woods Portfolio Mortgage Loan and the Collierville Portfolio Mortgage Loan, representing approximately 3.1% of the Initial Outstanding Pool Balance, the Cut-off Date LTV and LTV Ratio at Maturity Date or Anticipated Repayment Date has been calculated based on the “As Portfolio” appraised value. For additional information please see the “Description of the Mortgage Pool — Appraised Value” in the Preliminary Prospectus

(6)	Because this table presents information relating to the Mortgaged Properties and not the Mortgage Loans, the information for Mortgaged Properties that relate to Mortgage Loans secured by more than one Mortgaged Property is based on Allocated Loan Amounts.

(7)	Includes anchored, single tenant, super regional mall and shadow anchored properties.

(8)	Northern California properties have a zip code greater than 93600. Southern California properties have a zip code less than or equal to 93600.

 A-2-4

ANNEX A-3

DESCRIPTION OF TOP TWENTY MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION

A-3-1

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

A-3-2

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

Headquarters Plaza – North Tower

Floor	Tenant(s)
14	Chartwell Consulting Group, Inc. 16,500 SF Exp. 8/2021
12	Chartwell Consulting Group, Inc. 16,500 SF Exp. 8/2021
11	State of NJ – Morris County Judges 15,218 SF Exp. 9/2021
10	COLAS, Inc. 16,500 SF Exp. 8/2027
9	Rockefeller Group Development Corp. 7,098 SF Exp. 10/2020
9	Houston International Insurance Group 3,576 SF Exp. 1/2020
9	Houston International Insurance Group 5,826 SF Exp. 1/2020
8	Avison Young 16,500 SF Exp. 3/2020
7	Datapositive, LLC aba Revolution Digital 6,282 SF Exp. 3/2022
7	KMK Consulting Inc 10,218 SF Exp. 3/2020
6	Graham, Curtin & Sheridan, P.A. 16,500 SF Exp. 6/2022
5	Graham, Curtin & Sheridan, P.A. 16,500 SF Exp. 6/2022
4	Upsher - Smith Laboratories, Inc. 8,049 SF Exp. 1/2024
4	Atradius Trade Credit Insurance, Inc. 2,530 SF Exp. 1/2022
4	Vacant 2,455 SF
4	Vacant 2,466 SF
4	Vacant 1,000 SF
3	Chartwell Consulting Group, Inc. 16,500 SF Exp. 8/2021
2	Vacant 2,911 SF
2	P.L. Thomas & Co., Inc. 9,830 SF Exp. 10/2020
2	Cross River Fiber LLC 3,759 SF Exp. 10/2022
1	State of New Jersey – Department of Treasury 3,927 SF Exp. 9/2021
1	The Hertz Corporation 1,800 SF Exp. 9/2019

VACANT | BUILDING | 2018 – 2019 | 2020 – 2021 | 2022 – 2023 | 2024+

A-3-3

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

A-3-4

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

A-3-5

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

A-3-6

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

Headquarters Plaza
1, 2, 3 and 4 Speedwell Avenue
Morristown, NJ 07960
Morristown
Morris Plains
Madison
MORRISTOWN MUNICIPAL AIRPORT
Morristown Medical Center
College of St Elizabeth
Fairleigh Dickinson University- Madison
Drew University
Morris Hills Shopping Center
Briarcliff Commons
New York
Paterson
Clifton
Montclair
Livingston
Newark
Summit
Union
Carteret
Staten Island
Edison
Perth Amboy
East Brunswick
Middletown
Marlboro Township
Long Branch
Brooklyn
Queens
Bronx
Manhattan
Lawrence
Atlantic Ocean
W HANOVER AVE
SUSSEX AVE
MENDHAM RD
MT KEMBLE AVE
COLUMBIA RD
RIDGEDALE AVE
WHIPPANY RD
LITTLETON RD
PARSIPPANY RD
SPRING VALLEY RD
JAMES ST
GLEN ALPIN RD
BLUE MILL RD
SHUNPIKE RD
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

A-3-7

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Recapitalization
Sponsors:	Seth Schochet, Brian Fisher
Borrowers:	Second Roc-Jersey Associates L.L.C.; Fifth Roc-Jersey Associates L.L.C.
Original Balance(1):	$75,000,000
Cut-off Date Balance(1):	$75,000,000
% by Initial UPB:	7.1%
Interest Rate:	4.3550%
Payment Date:	6th of each month
First Payment Date:	December 6, 2017
Maturity Date:	November 6, 2027
Amortization:	Interest Only
Additional Debt(1):	$75,000,000 Pari Passu Debt
Call Protection(2):	L(24), D(92), O(4)
Lockbox / Cash Management(3):	Hard / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$603,660	$201,220
Insurance:	$0	Springing
Replacement:	$0	$15,843
TI/LC(5):	$0	$125,000
FF&E Reserve:	$0	Springing
PIP Renewal:	$0	Springing
Deferred Maintenance:	$73,255	$0
Plaza Development:	$1,500,000	$0
Unfunded Tenant Obligations:	$1,722,209	$0

Financial Information(6)
Cut-off Date Balance / Sq. Ft.(7):	$169
Balloon Balance / Sq. Ft.(7):	$169
Cut-off Date LTV:	62.8%
Balloon LTV:	62.8%
Underwritten NOI DSCR:	2.63x
Underwritten NCF DSCR:	2.29x
Underwritten NOI Debt Yield:	11.6%
Underwritten NCF Debt Yield:	10.1%
Underwritten NOI Debt Yield at Balloon:	11.6%
Underwritten NCF Debt Yield at Balloon:	10.1%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Mixed Use – Office / Hospitality / Retail
Collateral(8):	Fee Simple/Leasehold
Location:	Morristown, NJ
Year Built / Renovated:	1982-1993 / 2009
Total Sq. Ft.:	729,516
Property Management:	Olnick-Fisher Development Associates LLC; G&E Real Estate Management Services, Inc.; Hyatt Corporation
Underwritten NOI:	$17,414,180
Underwritten NCF:	$15,198,828
Appraised Value(9):	$239,000,000
Appraisal Date:	August 22, 2017

Historical NOI
Most Recent NOI:	$17,494,529 (T-12 August 31, 2017)
2016 NOI:	$16,659,943 (December 31, 2016)
2015 NOI:	$16,616,513 (December 31, 2015)
2014 NOI:	$14,322,597 (December 31, 2014)

Historical Occupancy(10)
Most Recent Occupancy:	91.8% (August 1, 2017)
2016 Occupancy:	91.3% (December 31, 2016)
2015 Occupancy:	90.8% (December 31, 2015)
2014 Occupancy:	89.3% (December 31, 2014)

(1)	The Original Balance and Cut-off Date Balance of $75.0 million represents the controlling Note A-1, which together with the non-controlling pari passu Note A-2, Note A-3 and Note A-4, comprise the Headquarters Plaza Whole Loan (as defined below) with an aggregate original principal balance of $150.0 million. For additional information on the pari passu companion loans, see “The Loan” herein.

(2)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of December 6, 2017. Defeasance of the full $150.0 million Headquarters Plaza Whole Loan is permitted after the date that is the earlier to occur of (i) October 20, 2020 and (ii) the date that is two years from the closing date of the securitization that includes the note to be last securitized. The assumed lockout period of 24 payments is based on the expected CD 2017-CD6 securitization closing date in November 2017. The actual lockout period may be longer.

(3)	The Headquarters Plaza Office/Retail Property (defined below) has a hard lockbox and springing cash management. The Hyatt Regency at Headquarters Plaza has a soft lockbox and springing cash management.

(4)	See “Initial and Ongoing Reserves” herein.

(5)	The TI/LC Reserve is capped at $6,000,000.

(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Headquarters Plaza Whole Loan only, which has an aggregate principal balance of $150.0 million.

(7)	The Cut-off Date Balance / Sq. Ft. is calculated using the total sq. ft. for the Headquarters Plaza Property which includes the Headquarters Plaza Office/Retail Property and the 256-room Hyatt Regency at Headquarters Plaza. The Headquarters Plaza Office/Retail Property is 729,516 sq. ft. and the Hyatt Regency at Headquarters Plaza is approximately 156,000 sq. ft. The total sq. ft. is 885,516 sq. ft. If the Cut-off Date Balance / Sq. Ft is calculated excluding the sq. ft. for the Hyatt Regency at Headquarters Plaza (defined below), it would equal $207.

(8)	The borrowers’ interest is a leasehold interest, and the ground lessor has granted the lender an accommodation mortgage over the ground lessor’s fee interest in the real property subject to the ground lease and Residential Parcel Ground Lease (defined below).

(9)	Based on the appraiser’s “As Is” appraised value, for the Headquarters Plaza Property. The Appraised Value of $239,000,000 consists of (i) $160,000,000 for the Headquarters Plaza Property and (ii) $79,000,000 for the Hyatt Regency at Headquarters Plaza. The combined “As-Is” appraised value of $239,000,000 as of August 22, 2017 results in a Cut-off Date LTV Ratio and Maturity Date LTV Ratio of 62.8%. No value was apportioned to the Residential Parcel (defined below).

(10)	The Historical Occupancy figures are based on the 729,516 sq. ft. related to the office and retail portion of the mortgaged property. The 256-room, 156,000 sq. ft. hotel portion had occupancies for 2015, 2016 and the trailing 12-month period ending August 31, 2017 of 87.9%, 88.4% and 88.8%, respectively.

A-3-8

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

The Loan. The Headquarters Plaza loan (the “Headquarters Plaza Loan”) is a fixed rate loan secured by, among other things, the borrowers’ leasehold interest and an affiliate’s fee interest (see “Ground Lease” below) in a mixed use property consisting of three, Class A office towers, a retail concourse and a 256-room, full-service hotel, located in Morristown, New Jersey (the “Headquarters Plaza Property”), with an Original Balance and Cut-off Date Balance of $75.0 million. The Headquarters Plaza Loan is part of the whole loan (the “Headquarters Plaza Whole Loan”) evidenced by four pari passu notes in the aggregate original principal balance of $150.0 million. The Headquarters Plaza Loan is evidenced by the controlling Note A-1 with a principal balance of $75.0 million, which will be included in the CD 2017-CD6 mortgage trust. The pari passu non-controlling Notes A-3 and A-4 with an aggregate original principal balance of $50.0 million are held by Barclays Bank PLC and expected to be contributed to one or more future securitizations. The remaining pari passu non-controlling Note A-2 has an original principal balance of $25.0 million and is held by Citi Real Estate Funding Inc. and is expected to be contributed to one or more future securitizations.

The relationship between the holders of the Headquarters Plaza Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
A-1	$75,000,000	$75,000,000	CD 2017-CD6	Yes
A-2	$25,000,000	$25,000,000	Citi Real Estate Funding Inc.	No
A-3	$35,000,000	$35,000,000	Barclays Bank PLC	No
A-4	$15,000,000	$15,000,000	Barclays Bank PLC	No
Total	$150,000,000	$150,000,000

The Headquarters Plaza Whole Loan was co-originated on October 20, 2017 by Citi Real Estate Funding Inc. and Barclays Bank PLC. The Headquarters Plaza Whole Loan had an original principal balance of $150,000,000, has an outstanding principal balance as of the Cut-off Date of $150,000,000 and accrues interest at an interest rate of 4.3550% per annum. The $150,000,000 Headquarters Plaza Whole Loan had an initial term of 120 months, has a remaining term of 120 months as of the Cut-off Date and is interest-only for the term of the loan. The Headquarters Plaza Whole Loan has a maturity date of November 6, 2027. Following the lockout period, the borrowers have the right to defease the Headquarters Plaza Whole Loan in whole, but not in part. The lockout period will expire on the earlier to occur of (i) two years after the closing date of the securitization that includes the last note to be securitized or (ii) October 20, 2020. The Headquarters Plaza Whole Loan is prepayable without penalty on or after August 6, 2027.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$150,000,000	100.0%	Return of Equity	$144,095,793(1)	96.1%
			Upfront Reserves	$3,899,124	2.6%
			Closing Costs	$2,005,083	1.3%

Total Sources	$150,000,000	100.0%	Total Uses	$150,000,000	100.0%

(1)	There is no existing debt on the Headquarters Plaza Property as of the Headquarters Plaza Whole Loan origination date, as the prior leasehold loan was repaid in connection with the acquisition of the landlord’s interest under the ground lease by an affiliate of the borrowers.

The Borrowers / Sponsors. The borrowers for the Headquarters Plaza Whole Loan are Second Roc-Jersey Associates L.L.C. and Fifth Roc-Jersey Associates L.L.C., each of which is a Delaware limited liability company and special purpose entity with two independent directors. BCK Realty, LLC, Trust Under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Allison Rubler, a New York trust, Trust Under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Eve Lateiner, a New York trust, Trust Under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Meredith Verona, a New York trust, and Trust Under Article Fifth of the L/W/T of Robert S. Olnick F/U/B/O Robert Lateiner, a New York trust, are the guarantors of certain nonrecourse carveouts under the Headquarters Plaza Whole Loan.

The borrowers are a joint venture between the Fisher Organization (“Fisher”) and the Olnick Organization (“Olnick”). The borrowers’ sponsors have a combined experience of more than 120 years of developing, constructing, owning and managing commercial real estate. According to the borrowers’ sponsors, they are long term owners, having owned and managed most of their portfolios for multiple decades.

Fisher is a diversified real estate development and management company founded by Lester Fisher. According to Fisher, in the past decade, Fisher has executed 3,500,000 sq. ft. of new construction development and approximately 2,000,000 sq. ft. of tenant installations. In addition to residential and commercial development, Fisher is involved in all aspects of property management, including maintenance, leasing, tenant relations and finance.

Olnick is a privately held New-York-based corporation and has been actively involved in the construction, ownership, management and financing of real estate projects for in excess of 60 years. In 1946, founder Robert S. Olnick pioneered the development of residential housing in the Riverdale section of New York City. In the five decades that followed, Olnick built thousands of New York City apartments, millions of sq. ft. of commercial space, and several hotels.

A-3-9

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

The Properties. The Headquarters Plaza Property is comprised of three Class A office towers totaling 562,242 sq. ft., an indoor/outdoor retail concourse totaling 167,274 sq. ft. (together with the office towers, the “Headquarters Plaza Office/Retail Property”) and a full service Hyatt Regency hotel totaling 256 rooms (the “Hyatt Regency at Headquarters Plaza”). The Headquarters Plaza Property is located approximately 30.0 miles northwest of New York City in Morristown, New Jersey. According to the appraisal, the Headquarters Plaza Property occupies a prominent location overlooking “The Green” in downtown Morristown along Speedwell Avenue (Route 202), within a mile of Interstate 287 and Route 24. The Headquarters Plaza Property was developed by the sponsors between 1982 and 1993, and has since been managed by the sponsors. The Headquarters Plaza Property sits atop a 2,900 space multi-story parking garage (not included as part of the collateral for the Headquarters Plaza Loan) which affiliates of the borrowers purchased from the Municipality of Morristown, in 2015, along with the fee interest (see “Ground Lease” section) in the Headquarters Plaza Property.

Fee above a Plane. The real estate collateral for the Headquarters Plaza Loan is structured as a “fee above a plane”: the borrowers have a leasehold interest in certain space (together with the Residential Parcel (see “Ground Lease” below), the “Upper Area”) above a non-collateral parking garage. The fee owner of the Upper Area is an affiliate of the borrowers (the “Accommodation Affiliate”). The real property located below the Upper Area, including the parking garage (the “Lower Area”), is also owned by an affiliate of the borrower. The Accommodation Affiliate provided an accommodation mortgage on its fee interest the Upper Area, which includes the real estate under the Ground Lease and the adjacent Residential Parcel (see “Ground Lease” below).  The relationship between the Upper Area and the Lower Area is governed by a reciprocal easement agreement.  The Lower Area is not collateral for the Headquarters Plaza Loan.  The borrowers, the Accommodation Affiliate, the lessee under the Residential Parcel Ground Lease (see “Ground Lease” below ), the owners of the Lower Area, and the lender have entered into an Estoppel and Agreement, pursuant to which, among other things, the parties have agreed that the Lower Area is required to be insured in accordance with the terms of the Headquarters Plaza Loan Agreement and restored following a casualty or condemnation to the extent necessary to maintain the operations, the structural support and parking for the Upper Area (with said restoration proceeds being held and applied by an insurance trustee with a long-term unsecured debt rating of at least “A” from S&P). Proceeds from a condemnation or casualty relating to the Upper Area are required to be disbursed pursuant to the Headquarters Plaza Loan documents.

The Headquarters Plaza Office/Retail Property.

The Headquarters Plaza Office/Retail Property’s office component is comprised of three Class A multi-tenant office towers. The North Tower, a 202,445 sq. ft., 12-story building, was completed in 1987. The East Tower is 178,187 sq. ft. with 12 stories and it was completed in 1983. The third building, The West Tower, is 181,520 sq. ft. with 12 stories and it was completed in 1982. The sponsors have invested a total of approximately $28.1 million, from 2005 to 2016, in overall building and tenant improvements and maintenance at the Headquarters Plaza Office/Retail Property.

The Headquarters Plaza Office/Retail Property has a granular rent roll with a total of 49 office and 19 retail tenants which equates to a combined occupancy of 91.8% as of August 1, 2017. The diverse tenant mix is comprised of multiple industries including finance, telecommunications, legal and various state and federal government agencies. The Headquarters Plaza Office/Retail Property has exhibited, over the prior 11-year period, a weighted average occupancy of 88.8%. Over the prior five-year period, the weighted average historical occupancy was 90.3%. The tenants at the Headquarters Plaza Office/Retail Property have a weighted average lease term of 17 years for the current tenant group. Many of the larger tenants such as Riker, Danzig, Scherer (1982), Duff & Phelps, LLC (2007) and Graham, Curtin & Sheridan, P.A. (2002), have been at the Headquarters Plaza Office/Retail Property for several years.

The largest office tenant, Riker, Danzig, Scherer (“Riker”), occupies 79,170 sq. ft. which represents 10.9% of the total sq. ft. at the Headquarters Plaza Office/Retail Property, and has been in occupancy since 1982. According to Riker, the company has been at the forefront of the New Jersey legal community since 1882 and it has more than 130 years of legal experience in a broad range of practice areas. Other than Riker, no other tenant accounts for more than 6.9% of the net rentable sq. ft. at the Headquarters Plaza Office/Retail Property.

The Headquarters Plaza Property’s retail component is comprised of an indoor and outdoor facing retail concourse which connects to each of the three office towers and the hotel. The retail concourse consists of a 40,000 sq. ft. AMC movie theater and 34,707 sq. ft. fitness center that is operated by a borrower-affiliate. The remaining 92,567 sq. ft. of retail space serves primarily as amenity space for office tenants and hotel patrons.

A-3-10

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(2)	% of Total U/W Base Rent(2)	Lease Expiration

Riker, Danzig, Scherer(3)	NR / NR / NR	79,170	10.9%	$25.16	11.2%	7/31/2025
Chartwell Consulting Group, Inc.	NR / NR / NR	50,100	6.9%	$28.92	8.1%	8/31/2021
AMC Theatres(4)	NR / NR / NR	40,000	5.5%	$17.25	3.9%	4/30/2029
Duff & Phelps, LLC(5)	NR / NR / NR	33,000	4.5%	$30.00	5.5%	5/31/2028
Graham, Curtin & Sheridan, P.A.(6)	NR / NR / NR	33,000	4.5%	$26.50	4.9%	6/30/2022
Subtotal / Wtd. Avg.		235,270	32.3%	$25.48	33.6%
Remaining Office Tenants		434,698	59.6%	$30.54(7)	66.4%
Total / Wtd. Avg. Occupied		669,968	91.8%	$28.63(7)	100.0%
Vacant		59,548	8.2%
Total / Wtd. Avg.		729,516	100.0%

(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	Information obtained from the underwritten rent roll and includes contractual rent steps through October 2018.

(3)	Riker, Danzig, Scherer has one, five-year or 10-year lease renewal option.

(4)	AMC Theatres has two, five-year lease renewal options.

(5)	Duff & Phelps, LLC has one, five-year lease renewal option.

(6)	Graham, Curtin & Sheridan, P.A. has one, five-year lease renewal option.

(7)	Calculation excludes amenity tenants (46,557 sq. ft.) from the calculation.

The following table presents certain information relating to the lease rollover schedule at the Headquarters Plaza Office/Retail Property:

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	3	6,585	0.9%	6,585	0.9%	$28.87	1.1%	1.1%
2017	2	1,210	0.2%	7,795	1.1%	$28.12	0.2%	1.3%
2018	4	9,759	1.3%	17,554	2.4%	$27.28	1.5%	2.7%
2019	9	47,933	6.6%	65,487	9.0%	$32.07	8.6%	11.4%
2020	9	87,760	12.0%	153,247	21.0%	$32.53	16.0%	27.4%
2021	8	95,716	13.1%	248,963	34.1%	$27.75	14.9%	42.2%
2022	10	93,638	12.8%	34,2601	47.0%	$31.46	16.5%	58.7%
2023	2	10,067	1.4%	352,668	48.3%	$39.51	2.2%	61.0%
2024	6	35,965	4.9%	388,633	53.3%	$30.23	6.1%	67.1%
2025	3	104,925	14.4%	493,558	67.7%	$25.07	14.7%	81.8%
2026	1	26,274	3.6%	519,832	71.3%	$25.08	3.7%	85.5%
2027	3	29,925	4.1%	549,757	75.4%	$29.97	5.0%	90.5%
Thereafter	3	73,654	10.1%	623,411	85.5%	$23.01	9.5%	100.0%
Amenity(3)	3	46,557	6.4%	669,968	91.8%	$0.00	0.0%	100.0%
Vacant	NAP	59,548	8.2%	729,516	100.0%	NAP	NAP
Total / Wtd. Avg.	66	729,516	100.0%			$28.63(4)	100.0%

(1)	Based on the underwritten rent roll and includes contractual rent steps through October 2018.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Amenity space includes a 34,707 sq. ft. fitness facility, a 10,388 sq. ft. hotel ballroom and a 1,462 sq. ft. management office.

(4)	Wtd. Avg. Annual U/W Base Rent PSF excludes Amenity and Vacant space.

The Market. The Headquarters Plaza Property is located in Morris County within the central portion of northern New Jersey. According to the appraisal, the 2016 population and average household income for Morris County is 501,318 and $138,489, respectively. The northern and central New Jersey region has an extensive transportation network, as numerous destinations are accessible via major highways. Additionally, the northern and central New Jersey region has good accessibility to public transportation. According to the appraisal, the Headquarters Plaza Property occupies a prominent location on “The Green” in downtown Morristown along Speedwell Avenue, within a mile of Interstate 287 and Route 24, and about 30 miles northwest of New York City. Additionally, the Headquarters Plaza Property is situated close to express trains to New York City, Morristown Airport and Newark Liberty International Airport.

According to the appraisal, the Headquarters Plaza Property is the largest development on The Green and it serves as the anchor commercial development in downtown Morristown. It is situated on a 10.35-acre site and offers a wide variety of amenities such as onsite

A-3-11

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

property management, onsite garage parking, office space with concierge service, a fitness club, a movie-theater, onsite daycare, several restaurants, laundry service and various retail mall shop stores. Per the appraisal, the Morris County court is also located south of the Headquarters Plaza Property and serves as a draw for office space for attorneys and other legal professionals. Additionally, there are numerous restaurants in the Morristown downtown area that cater to professionals and serve as a draw to the area. Land uses in the immediate area consist predominantly of residential and office uses with a number of multifamily developments a few miles north of the Headquarters Plaza Property. The neighborhood also provides convenient access to public transportation such as New Jersey Transit bus and rail stations.

According to the appraisal, the total estimated 2017 population within a one-, three- and five-mile radius is 19,636, 55,937 and 119,966, respectively. According to the appraisal, the total estimated 2017 average household income within a one-, three- and five-mile radius is $105,861, $153,576 and $162,084, respectively. According to a third party report, the Headquarters Plaza Property is located in the Morristown Region office submarket of northern New Jersey. The submarket is comprised of over 15.2 million SF of inventory with a 22.6% vacancy rate and asking rent of $29.04/SF. According to the appraisal, there are 27 comparable properties, ranging in size from approximately 76,000 SF to 900,000 SF, near the Headquarters Plaza Property. Per the appraisal, the reported comparable rents ranged from $17.95/SF to $38.38/SF with an average of $27.39/SF. The reported vacancies ranged from 0% to 53.0% with an average of 7.0%. Currently there are no new office projects in development in the Headquarters Plaza Property’s competitive market.

The following table presents certain information relating to comparable office leases to the Headquarters Plaza Property.

Office Leases(1)

Property Name/Location	Year Built	Stories	Total GLA (SF)	Distance from Subject	Tenant Name	Lease Date/Term	Lease Area (SF)	Annual Base Rent PSF	Lease Type
Mount Kemble Corporate Center (Building B) / 360 Mount Kemble Avenue, Morristown, NJ	2001	3	117,000	2.9 miles	NFP Property & Casualty	Dec 2016 / 7.3 Yrs	3,884	$25.25	Modified Gross

Mount Kemble Corporate Center (Building B) / 360 Mount Kemble Ave, Morristown, NJ	2001	3	117,000	2.9 miles	Grunethal USA, Inc	Mar 2015 / 5.0 Yrs	9,000	$24.00	Modified Gross

67 Park Place East Morristown, NJ	1973	10	145,019	0.4 miles	Omni Active Health Inc	Sep 2016 / 5.0 Yrs	7,176	$33.50	Modified Gross

1200 Mt. Kemble Avenue, Morristown, NJ	1981	3	106,000	5.4 miles	Glenmede Trust Company	Aug 2016 / 5.6 Yrs	5,499	$27.50	Modified Gross

Washington Office Center 44 Whippany Rd, Morristown, NJ	1984	3	220,160	2.1 miles	Meridian Capital Partners	Jul 2016 / 2.0 Yrs	1,746	$25.00	Modified Gross

60 Columbia Tpke Morristown, NJ	1980	3	75,450	2.6 miles	Assistance in Marketing Inc	Dec 2015 / 3.3 Yrs	6,732	$25.00	Modified Gross
(1)	Source: Appraisal.

The Hyatt Regency at Headquarters Plaza

The Hyatt Regency at Headquarters Plaza is a 256-room, four-star full-service hotel that was built in 1993. It is located just off “The Green” in downtown Morristown, a landscaped park quadrangle in the Morristown central business district. The Hyatt Regency at Headquarters Plaza has been managed by the Hyatt Corporation since 2004. Since 2012, the hotel has operated at an average occupancy of 88.7%; its occupancy has never been below 87.8%. The Hyatt Regency at Headquarters Plaza has been ranked number one in terms of occupancy and RevPAR in its competitive set since 2012. According to the borrowers, The Hyatt Regency at Headquarters Plaza is one of the top performing hotels in the Hyatt chain in the U.S. and it placed in the top five in occupancy in 2015 and 2016.

The Hyatt Regency at Headquarters Plaza is comprised of 98 standard king guestrooms, 108 standard double-double guest rooms, 48 studio suites and 2 premium suites. The rooms are well-appointed with drapes, bedding, tables, wallpaper, wall-prints, chairs, tables plus 55”-65” flat panel televisions. The furnishings include armoires and dressers, chairs, couches and lighting. Hotel amenities include the Hyatt Eclectic Grill which is a 130 seat restaurant, a lounge and terrace serving light fare and signature drinks, a coffee bar and approximately 36,000 sq. ft. of conference and meeting space across three ballrooms, 32 breakout rooms, an executive boardroom and a conference center located on the lobby level.

According to the appraisal, the market segmentation at the Hyatt Regency at Headquarters Plaza is 50.0% corporate individuals, 25.0% group, 15% leisure and 10.0% airline. Corporate demand is driven by a variety of pharmaceutical businesses in the area and other Fortune 500 companies such as Honeywell, Exxon, GAF, AT&T and others that have a significant presence in the area. Additionally, Morristown, New Jersey is home to several office parks and has a large hospital in its downtown area which also provides demand for the hotels in the area.

A-3-12

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

The Hyatt Regency at Headquarters Plaza is subject to a management agreement with Hyatt Corporation dated June 16, 2004 with an expiration date of November 30, 2020. If property improvement plan (“PIP”) costs exceed $500,000, the borrowers will be required to deposit 115% of any PIP costs (in excess of $500,000, and which costs shall be exclusive of: (i) the cost of any PIP work which is duplicative of any furniture, fixtures and equipment (“FF&E”) approved (or deemed approved) by the lender for which adequate FF&E reserve funds are being held by the lender (as reasonably determined by the lender) and (ii) provided that the certain conditions set forth in the loan documents are satisfied as of the applicable date of determination, the amount being held in reserve by Hyatt Corporation (or any replacement franchisor employed in accordance with the terms of the loan documents) which is available and reasonably anticipated to be used for the PIP work) into a PIP reserve account in connection with the renewal of the management agreement, the replacement of the same or otherwise (see “Initial and Ongoing Reserves” below). Since 2005, the borrowers’ sponsors have invested approximately $16.7 million in hotel improvements which included $7.0 million of room upgrades in 2009.

The Hyatt Regency at Headquarters Plaza is located in Morris County which is the same market as the Headquarters Plaza Property (see description above), however the Hyatt Regency at Headquarters Plaza is part of the Newark area lodging market. According to the appraisal, the local market trends are positive. Per the appraisal, the Hyatt Regency at Headquarters Plaza is classified as an upscale full service hotel that is a four-star rated property. Hotel development in the area consists of a variety of full and limited service properties spread out around major transportation routes. According to the appraisal, the metro area has a sizeable concentration of corporate headquarters and several pharmaceutical companies; therefore the demand is linked heavily to corporate and economic performance. As the economy has gained strength and momentum after the 2009 recession, the corporate segment has strengthened which is displayed in the improved performance of the competitive set.

Historical Occupancy, ADR, RevPAR
	Competitive Set			Hyatt Regency at Headquarters Plaza(1)			Penetration Factor
Year	Occupancy(2)	ADR(2)	RevPAR(2)	Occupancy(3)	ADR(3)	RevPAR(3)	Occupancy(4)	ADR(4)	RevPAR(4)
12/31/2014	69.2%	$159.17	$110.22	90.2%	$158.18	$142.76	130.3%	99.4%	129.5%
12/31/2015	67.8%	$163.70	$111.04	87.9%	$169.65	$149.05	129.6%	103.6%	134.2%
12/31/2016	71.0%	$166.54	$118.18	88.4%	$167.26	$147.94	124.5%	100.0%	125.2%
T-12 8/30/2017	70.6%(5)	$166.68(5)	$117.74(5)	88.8%	$167.87	$149.11	125.8%	100.7%	126.6%
(1)	The variances between the underwriting, the hospitality research reports and the above table with respect to Occupancy, ADR and RevPAR for the Hyatt Regency at Headquarters Plaza Hotel are attributable to variances in reporting methodologies and/or timing differences.

(2)	Information obtained from third party hospitality research reports and weighted on available rooms and occupied rooms, as applicable.

(3)	Information obtained from the borrowers.

(4)	Penetration Factor figures are calculated based on operating statements provided by the borrowers and competitive set data provided by third party hospitality research reports. Portfolio level figures are weighted based on total room count.

(5)	Figures reflect competitive set statistics for the trailing twelve month period ending July 2017.

Hyatt Regency at Headquarters Plaza Competitive Set(1)

Hyatt Regency at Headquarters Plaza Competitive Set(1)
Property	Number of Rooms	Year Built
Hyatt Regency at Headquarters Plaza	256	1993
Hilton Parsippany	354	1981
Westin Governor Morris Morristown	224	1965
The Madison Hotel	186	1981
Sheraton Parsippany Hotel	370	1987
Total	1,390
(1)	Source: Industry travel research report.

According to the third party information above, as of the trailing 12 months ended July 31, 2017, the Hyatt Regency at Headquarters Plaza outperformed its competitive set in terms of occupancy, ADR and RevPAR. Per the appraisal, the Hyatt Regency at Headquarters Plaza is the only competitor within walking distance of the downtown Morristown center and the New Jersey Transit which provides direct access to Newark, New Jersey and New York City. Additionally, the Hyatt Regency at Headquarters Plaza is qualified by airlines as a “downtown” property and therefore it’s able to obtain airline contractual revenue. According to the appraisal, there are currently no new hotels proposed for the market.

The following table presents certain information relating to the 2016 demand analysis with respect to the Hyatt Regency at Headquarters Plaza based on market segmentation, as provided in the appraisal for the Hyatt Regency at Headquarters Plaza:

Hyatt Regency at Headquarters Plaza – 2015 Accommodated Room Night Demand(1)
Property	Corporate	Group	Leisure	Airline
Hyatt Regency at Headquarters Plaza	50%	25%	15%	10%
(1)	Source: Appraisal.

A-3-13

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

Cash Flow Analysis. The following tables present certain information relating to the historical operating performance and the underwritten net cash flow at the Headquarters Plaza:

Headquarters Plaza - Cash Flow Analysis
	2014	2015	2016	T-12 8/30/2017	U/W	Underwritten PSF / Room(1)
Base Rent	$15,256,904	$16,555,502	$16,578,803	$16,969,331	$16,869,472	$23.12
Contractual Rent Steps(2)	0	0	0	0	981,846	1.35
Gross Up Vacancy	0	0	0	0	1,955,380	2.68
Total Reimbursement Revenue	466,838	477,993	661,301	668,622	394,312	0.54
Other Income(3)	191,720	174,862	191,443	332,122	305,387	0.42
Vacancy & Credit Loss	0	0	0	0	(1,955,380)	(2.68)
Effective Gross Income	$15,915,462	$17,208,357	$17,431,537	$17,970,075	$18,551,017	$25.43

Real Estate Taxes	$1,333,646	$1,315,309	$1,344,339	$1,369,023	$1,378,500	$1.89
Insurance	209,437	207,325	213,665	203,037	200,400	0.27
Management Fee	477,464	516,251	522,946	539,102	556,531	0.76
Parking Expenses	411,249	416,355	376,642	487,201	509,328	0.70
Other Operating Expenses	5,157,945	5,302,228	5,178,345	4,936,816	5,330,428	7.31
Total Operating Expenses	$7,589,741	$7,757,468	$7,635,937	$7,535,179	$7,975,187	$10.93

Net Operating Income	$8,325,721	$9,450,889	$9,795,600	$10,434,896	$10,575,830	$14.50
TI/LC	0	0	0	0	$1,207,815	1.66(2)
Capital Expenditures	0	0	0	0	$145,903	0.20(2)
Net Cash Flow	$8,325,721	$9,450,889	$9,795,600	$10,434,896	$9,222,112	$12.64

Hotel Net Cash Flow(4)	$5,996,876	$6,314,528	$6,019,718	$6,216,483	$5,976,717

Total Net Cash Flow	$14,322,597	$15,765,417	$15,815,318	$16,651,379	$15,198,829
(1)	Calculated based on the total sq. ft. of the Headquarters Office/Retail Property.

(2)	Includes contractual rent increases through October 2018.

(3)	Other Income consists of administrative fees on security, garage and parking income, and other miscellaneous income.

(4)	Based on the Hyatt Regency at Headquarters Plaza – Cash Flow Analysis below.

Hyatt Regency at Headquarters Plaza - Cash Flow Analysis

	2014	2015	2016	T-12 8/31/2017	U/W	U/W Per Room
Occupancy	90.2%	87.9%	88.4%	88.8%	88.8%
ADR	$158.18	$169.65	$167.26	$167.87	$167.87
RevPAR	$142.76	$149.05	$147.94	$149.11	$149.11

Room Revenue	$13,339,340	$13,927,168	$13,861,052	$13,933,021	$13,933,021	$54,426
F&B Revenue	7,583,231	7,509,492	7,352,992	7,305,021	7,305,021	28,535
Other Revenue	351,323	349,333	391,072	302,796	302,796	1,183
Total Revenue	$21,273,894	$21,785,993	$21,605,116	$21,540,838	$21,540,838	$84,144

Total Departmental Expenses	7,604,101	7,550,672	7,278,958	7,082,880	7,082,880	27,668
Gross Operating Profit	$13,669,793	$14,235,321	$14,326,158	$14,457,958	$14,457,958	$56,476

Total Undistributed Expenses	6,029,120	6,215,552	6,622,945	6,750,190	6,750,190	26,368
Profit Before Fixed Charges	$7,640,673	$8,019,769	$7,703,213	$7,707,768	$7,707,768	$30,108

Total Fixed Charges	810,330	854,145	838,870	648,135	869,418	3,396

Net Operating Income	$6,830,343	$7,165,624	$6,864,343	$7,059,633	$6,838,350	$26,712
FF&E	833,467	851,096	844,625	843,150	861,634	3,366
Net Cash Flow	$5,996,876	$6,314,528	$6,019,718	$6,216,483	$5,976,717	$23,347

Environmental Matters. According to a Phase I environmental site assessment dated September 15, 2017, there was no evidence of any recognized environmental conditions at the Headquarters Plaza Property. An operations and maintenance program for asbestos-containing materials has been implemented at the Headquarters Plaza Property.

Lockbox and Cash Management. The Headquarters Plaza Whole Loan is structured with a hard lockbox (except that, so long as the Franchisor CM Conditions (as defined below) are satisfied, the hotel manager may retain revenues from the hotel and apply them to the payment of operating expenses and brand management fees, with the excess deposited in the lockbox) and springing cash management. The borrowers were required at origination to deliver letters to (i) all tenants at the Headquarters Plaza Property directing them to pay all rents directly into a lender-controlled lockbox account (provided that, borrowers will not be required to send direction letters to hotel tenants if the Franchisor CM Conditions are satisfied, unless the applicable franchise agreement permits hotel tenants to directly deposit their rental payments into the lender-controlled lockbox account) and (ii) with respect to the Hyatt Regency at Headquarters Plaza, solely to the extent that the Franchisor CM Conditions are not satisfied, to each of the credit card companies with which borrowers have entered

A-3-14

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

into credit card agreements. Funds in the lockbox are required to be transferred on each business day to the borrower unless a Trigger Period exists, in which case funds are required to be transferred each day to the cash management account. Funds in the cash management account are required to be used, during a Trigger Period, to fund reserves and pay debt service and any other amounts due under the Headquarters Plaza Loan, and excess cash is (x) to the extent a Trigger Period is continuing, held by the lender, and (y) to the extent no Trigger Period exists, disbursed to the borrowers.

“Franchisor CM Conditions” means each of the following conditions: (i) no Franchise Termination Period (defined below) has occurred and is continuing, (ii) either (x) the franchise agreement in place as of the origination date of the Headquarters Plaza Loan is in full force and effect or (y) a replacement franchise agreement (in the form of a brand management agreement) with a replacement franchisor entered in accordance with the Headquarters Plaza Loan documents is in full force and effect and (iii) the applicable franchise agreement has a provision that requires the franchisor to collect all revenue from the hotel and hold the same in one or more eligible accounts with an eligible institution in the name of the borrowers which have been pledged as additional security for the Headquarters Plaza Loan, apply said revenue solely to the payment of all operating expenses and brand management fees, and deposit any excess revenue after the payment of such costs into the lockbox, and all revenue from the hotel is being collected by the franchisor and applied in accordance with franchise provision described in this clause (iii).

“Franchise Termination Period” means a period (a) commencing upon the earlier of (i) the franchisor becoming the subject of any bankruptcy action, (ii) the occurrence of any material default by the franchisor under the franchise agreement beyond any applicable grace and cure periods which gives rise to a termination right of the borrowers thereunder, (iii) the failure of the income and revenue generated from the hotel property to be applied in any material respect in accordance with the terms of the franchise agreement, and (b) which expires upon the lender’s receipt of evidence that the applicable event giving rise to the Franchise Termination Period has been cured in a manner acceptable to the lender in its reasonable discretion.

A “Trigger Period” exists during the occurrence and continuance of (i) an event of default; (ii) the debt service coverage ratio being less than 1.30x and expiring when the debt service coverage ratio is greater than 1.35x for two consecutive calendar quarters (provided that a Trigger Period will not be deemed to exist as a result of this clause (ii) if the borrowers have (x) deposited cash into an account with the lender or (y) delivered to lender a letter of credit, in each case in an amount deemed sufficient that if added to the underwritable cash flow the debt service coverage ratio would be equal to or greater than 1.35x); (iii) a Franchise Agreement Trigger Period (as defined below) and/or (iv) a Franchise Renewal Trigger Period (as defined below).

A “Franchise Agreement Trigger Period” will (a) commence upon the first to occur of (i) the occurrence of any monetary or material non-monetary default under the franchise agreement which results in any party to the franchise agreement having a right to terminate the franchise agreement; (ii) borrowers or franchisor giving notice that it is terminating the franchise agreement prior to its stated expiration date; (iii) any termination or cancelation of the franchise agreement and/or the franchise agreement otherwise failing to be in full force and effect and (iv) any bankruptcy action with respect to the franchisor, and (b) expire upon the lender’s receipt of evidence reasonably satisfactory to the lender that (i) either (A) the Franchise Agreement Cure Conditions (defined below) have been satisfied or (B) the Headquarters Plaza Property is being branded, flagged and operated pursuant to a replacement franchise agreement in accordance with the terms of the loan documents, and (ii) to the extent that a PIP is required in connection with the satisfaction of the requirements of the foregoing clause (b)(i), the borrowers have made the required PIP deposit pursuant to the loan documents (see “Initial and Ongoing Reserves” below).

The “Franchise Agreement Cure Conditions” means each of the following: (i) the borrowers have cured all defaults (if any) under the applicable franchise agreement to the satisfaction of the applicable franchisor, (ii) the borrowers and the applicable franchisor have re-affirmed the applicable franchise agreement as being in full force and effect, (iii) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable franchisor and/or franchise agreement (if any), such franchisor is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed such franchise agreement pursuant to a final, non-appealable order of a court of competent jurisdiction, and (iv) the Headquarters Plaza Property continues to be operated, flagged and branded pursuant to the franchise agreement.

A “Franchise Renewal Trigger Period” will have occurred if (i) the term of the related franchise agreement has not been extended or a replacement qualified franchise agreement has not been entered into, in each case, for a term of at least ten years or (ii) to the extent a PIP is required in connection with the foregoing, the corresponding PIP deposit has not been deposited in the PIP reserve account, in each case, on or before the date which is 12 months prior to the expiration of the then applicable term of the franchise agreement.

Initial and Ongoing Reserves. The loan documents provide for upfront reserves in the amount of $1,722,209 for outstanding tenant improvements and leasing commissions and free rent, $1,500,000 for plaza development improvements related to an agreement signed between the ground lessor under the HQP Borrower Ground Lease (see “Ground Lease” below), another borrower affiliate and the Municipality of Morristown, $603,660 for real estate taxes and $73,255 for deferred maintenance. If a PIP is imposed by a new franchise agreement or renewal of the franchise agreement, the borrowers will be required to deposit a PIP reserve equal to 115% of estimated PIP costs (in excess of $500,000, and which costs are exclusive of: (i) the cost of any PIP work which is duplicative of any FF&E approved (or deemed approved) by the lender for which adequate FF&E Reserve Funds are being held by the lender (as reasonably determined by the lender) and (ii) provided that certain conditions set forth in the loan documents are satisfied as of the applicable date of determination, the amount being held in reserve by Hyatt Corporation (or any replacement franchisor employed in accordance with the

A-3-15

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

terms of the loan documents) which is available and reasonably anticipated to be used for the PIP work). All or a portion of the required PIP deposit may, at borrowers’ request, be made from excess cash flow on deposit in the excess cash flow reserve. Alternatively, the borrowers may provide a letter of credit in lieu of such cash deposit in an amount equal to the cash deposit that would have been required.

The loan documents also provide for ongoing monthly reserves of $201,220 for real estate taxes, $15,843 (approximately $0.26 per Headquarters Plaza Office/Retail Property sq. ft. annually) for replacement reserves, $125,000 (approximately $2.05 per Headquarters Plaza Office/Retail Property sq. ft. annually) for tenant improvements and leasing commissions (subject to a cap of $6,000,000) and an amount equal to the greater of (i) one-twelfth of 4% of hotel-related gross revenues and (ii) the amount of the deposit (if any) then required by the franchisor on account of FF&E under the franchise agreement, for FF&E expenses. The loan documents do not require monthly reserves for insurance premiums as long as the Headquarters Plaza Property is insured under an acceptable blanket insurance policy. Solely with respect to the taxes, insurance premiums and FF&E relating to the hotel property, the borrowers will not be required to make monthly tax and insurance reserve deposits to the extent that the Reserve Waiver Conditions (as defined below) are satisfied.

“Reserve Waiver Conditions” means, among other conditions in the loan documents, (i) no event of default has occurred and is continuing, (ii), no monetary or material non-monetary default by franchisor under the franchise agreement, which default would give either party the right to terminate the franchise agreement, (iii) the franchisor continues to make the payments and perform the obligations required under the franchise agreement, in each case, relating to the obligations and liabilities for which the applicable reserve account was established and (iv) no bankruptcy action with respect to the franchisor has occurred and is continuing.

Property Management. The hotel portion of the Headquarters Plaza Property is managed by Hyatt Corporation. The non-hotel portions of the Headquarters Plaza Property are managed by G&E Real Estate Management Services, Inc. In addition, Olnick-Fisher Development Associates LLC, an affiliate of the borrowers, acts as asset manager for the entire Headquarters Plaza Property.

Ground Lease. The Headquarters Plaza Property consists of the borrower’s interest in a long-term ground lease. The Headquarters Plaza Whole Loan borrowers are the lessees under a long-term ground lease with respect to the Headquarters Plaza Office/Retail Property and the Headquarters Plaza Hotel Property (the “HQP Borrower Ground Lease”), which ground lease has an annual rent of $189,000, expires on November 11, 2074, and has no renewal, extension or termination rights remaining. Additionally, an affiliate of the borrowers is the lessee with respect to two unimproved, non-income producing residential parcels (collectively, the “Residential Parcel”) under the other ground lease (the “Residential Parcel Ground Lease”). The ground lessor under both the HQP Borrower Ground Lease and the Residential Parcel Ground Lease has granted a fee mortgage in favor of the lender under the Headquarters Plaza Whole Loan. Accordingly, the Headquarters Plaza Whole Loan is secured by (i) the borrowers’ leasehold interests in the Headquarters Plaza Office/Retail Property and the Headquarters Plaza Hotel Property, (ii) the ground lessor’s fee interest in the Headquarters Plaza Office/Retail Property and the Headquarters Plaza Hotel Property, and (iii) the ground lessor’s fee interest in the Residential Parcel. The leasehold interest in the Residential Parcel, however, is not collateral for the Headquarters Plaza Whole Loan.

Partial Release. At any time other than the 45 days prior to and following the securitization of any portion of the Headquarters Plaza Whole Loan, the borrowers may cause the release of the fee interest in the Residential Parcel from the lien of the Headquarters Plaza Whole Loan, which may be accomplished either by a condominium conversion or a subdivision release. The Residential Parcel was not assigned value in the appraisal or in the underwriting for the Headquarters Plaza Whole Loan.

Condominium Conversion. At the election of the borrowers, the ground lessor, the ground lessee of the Residential Parcel and/or any other person designated by the ground lessee of the Residential Parcel to be the initial owner of the Residential Parcel (such person, the “Residential Unit Owner”), a condominium conversion may be effectuated at the Headquarters Plaza Property upon the satisfaction of certain conditions set forth in the Headquarters Plaza Whole Loan documents, which include the satisfaction of the REMIC requirements and the delivery of a rating agency confirmation. In addition, the lender has consent rights over the condominium documents, which include all conveyances, bylaws and estoppels required in order to create the condominium regime. Upon the completion of the condominium conversion, the unit(s) consisting of the Residential Parcel would be released from the lien of the Headquarters Plaza Whole Loan, such unit(s) would be conveyed to the Residential Unit Owner and the ground lease structure would terminate, with the borrowers owning the condominium interests in the Headquarters Plaza Office/Retail Property unit and the Headquarters Plaza Hotel Property unit. The borrowers are required to maintain control of the condominium board after the condominium conversion, and such control may pass to the lender and/or any successor owner of the Headquarters Plaza Property upon any foreclosure, deed-in-lieu of foreclosure, or any other transfer pursuant to any exercise of remedy under the Headquarters Plaza Whole Loan documents.

Subdivision Release. Provided a condominium conversion has not taken place, the borrowers may cause the release of the fee interest in the Residential Parcel from the lien of the Headquarters Plaza Whole Loan upon the successful subdivision of the Residential Parcel from the remaining Headquarters Plaza Property and the creation of one or more separate tax lots with respect to the Residential Parcel. In addition, the borrowers must satisfy certain conditions set forth in the Headquarters Plaza Mortgage Loan documents, which include satisfaction of the REMIC requirements. Upon the release of the Residential Parcel, the borrowers are required to purchase the remaining Headquarters Plaza Property (which remainder would include all of the real property in which the borrowers currently have a leasehold estate) from the ground lessor for $1.00 and the ground lease structure will terminate.

A-3-16

1, 2, 3 and 4 Speedwell Avenue Morristown, NJ 07960	Collateral Asset Summary – Loan No. 1 Headquarters Plaza	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$75,000,000 62.8% 2.29x 11.6%

Real Estate Substitution. Except in connection with either (a) the termination of the ground lease in connection with the borrowers’ acquisition of the condominium interests in the Headquarters Plaza Office/Retail Property unit and the Headquarters Plaza Hotel Property unit (as described above in “Partial Release—Condominium Conversion”) or (b) the termination of the ground lease in connection with the borrowers’ acquisition of the fee interest in the real property in which they currently hold a leasehold interest (as described above in “Partial Release—Subdivision Release”), substitution is not permitted.  For the avoidance of doubt, the fee acquisition described in clause (b) above involves the borrower’s acquisition of a fee interest in real property in which the borrowers currently hold a leasehold interest and that is already collateral for the Headquarters Plaza Loan pursuant to the accommodation mortgage given by the ground lessor.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted.    None.

A-3-17

Various	Collateral Asset Summary – Loan No. 2 U-Haul SAC Portfolios 14, 15, 17	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$59,762,173 60.4% 1.63x 10.2%

A-3-18

Various	Collateral Asset Summary – Loan No. 2 U-Haul SAC Portfolios 14, 15, 17	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$59,762,173 60.4% 1.63x 10.2%

CANADA
MEXICO
PACIFIC OCEAN
ATLANTIC OCEAN
Gulf of Mexico
Vancouver
Seattle
WA
Portland
OR
MT
ID
WY
ND
SD
NE
MN
Minneapolis
WI
IA
Milwaukee
MI
Chicago
Detroit
Toronto
Buffalo
Rochester
Ottawa
Montreal
ME
VT
NH
NY
MA
Boston
RI
New York
NJ
Philadelphia
PA
Pittsburgh
Cleveland
OH
Columbus
IN
Indianapolis
IL
St. Louis
MO
Kansas City
KS
Denver
CO
Salt Lake City
UT
NV
Sacramento
San Francisco
San Jose
CA
Las Vegas
Los Angeles
San Diego
AZ
Phoenix
Tucson
NM
El Paso
OK
Oklahoma City
TX
Dallas
Austin
San Antonio
Houston
AR
LA
MS
New Orleans
Memphis
TN
Nashville
KY
Louisville
Cincinnati
WV
VA
Richmond
MD
Baltimore
Washington, D.C.
NC
Charlotte
SC
Atlanta
GA
AL
Jacksonville
Orlando
Tampa
FL
Miami
1
2
3
4
5
6
7
8
9
10
11
12
13
14
15
16
17
18
19
20
21
22

U-Haul SAC Portfolios 14, 15, 17

	PROPERTY NAME	ADDRESS	CITY/STATE	ZIP CODE
1	U-Haul of Medford	600 Mystic Valley Parkway	Somerville, MA	02144
2	U-Haul Center of Salisbury	1 Merrill Street	Salisbury, MA	01952
3	U-Haul Center North Rancho	3969 North Rancho Drive	Las Vegas, NV	89130
4	U-Haul Lincoln Park	1200 West Fullerton Avenue	Chicago, IL	60614
5	U-Haul of Inwood	20A Sheridan Boulevard	Inwood, NY	11096
6	U-Haul Ctr Albany	139 Broadway	Albany, NY	12202
7	U-Haul Storage Black Rock	3029 Fairfield Avenue	Bridgeport, CT	06605
8	U-Haul Center of Rockville	230-240 Maple Avenue	Rockville Centre, NY	11570
9	U-Haul Storage Ivar Avenue	3527 Ivar Avenue	Rosemead, CA	91770
10	U-Haul Center of Round Rock	1535 Round Rock Avenue	Round Rock, TX	78681
11	U-Haul Storage Glendora	1301 East Route 66	Glendora, CA	91740
12	U-Haul Center Texas Avenue	2813 Texas Avenue South	College Station, TX	77845
13	U-Haul Storage Tarrant Road	2455 West Tarrant Road	Grand Prairie, TX	75050
14	U-Haul Storage Hulen	7225 South Hulen Street	Fort Worth, TX	76133
15	U-Haul Ctr Beaumont	3885 Milam Street	Beaumont, TX	77701
16	U-Haul Storage Waxahachie	1103 West Highway 287 Bypass	Waxahachie, TX	75165
17	U-Haul Center of Olathe	12540 South Rogers Road	Olathe, KS	66062
18	U-Haul Kings Highway	1641 South Kingshighway Boulevard	Saint Louis, MO	63110
19	U-Haul Storage I-30	9302 Interstate 30	Little Rock, AR	72209
20	U-Haul Storage Laurelwood	611 Blackwood Clementon Road	Lindenwold, NJ	08021
21	U-Haul Ctr Downtown	1301 Monticello Avenue	Norfolk, VA	23510
22	U-Haul Storage Business Avenue	5600 Business Avenue	Cicero, NY	13039

A-3-19

Various	Collateral Asset Summary – Loan No. 2 U-Haul SAC Portfolios 14, 15, 17	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$59,762,173 60.4% 1.63x 10.2%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	Blackwater Investments, Inc.
Borrowers:	Fourteen SAC Self-Storage Corporation; Fifteen SAC Self-Storage Corporation; Seventeen SAC Self-Storage Corporation
Original Balance(1):	$60,000,000
Cut-off Date Balance(1):	$59,762,173
% by Initial UPB:	5.6%
Interest Rate:	3.7025%
Payment Date:	6th of each month
First Payment Date:	October 6, 2017
Anticipated Repayment Date(2):	September 6, 2027
Final Maturity Date(2):	September 6, 2037
Amortization:	300 months
Additional Debt(1):	$68,726,499 Pari Passu Debt
Call Protection(3):	L(26), D(90), O(4)
Lockbox / Cash Management:	Soft / Springing

Reserves(4)
	Initial	Monthly
Taxes:	$985,823	Springing
Insurance:	$0	Springing
Replacement:	$116,711	Springing
Required Repairs:	$333,269	NAP

Financial Information(5)
Cut-off Date Balance / Sq. Ft.:	$112
Balloon Balance / Sq. Ft.:	$80
Cut-off Date LTV:	60.4%
Balloon LTV:	43.1%
Underwritten NOI DSCR:	1.66x
Underwritten NCF DSCR:	1.63x
Underwritten NOI Debt Yield:	10.2%
Underwritten NCF Debt Yield:	10.0%
Underwritten NOI Debt Yield at Balloon:	14.3%
Underwritten NCF Debt Yield at Balloon:	14.0%

Property Information
Single Asset / Portfolio:	Portfolio of 22 properties
Property Type:	Self Storage
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	1,149,651
Property Management(6):	Various
Underwritten NOI:	$13,116,265
Underwritten NCF:	$12,882,844
Appraised Value:	$212,670,000
Appraisal Date:	6/2017

Historical NOI
Most Recent NOI:	$13,241,633 (T-12 May 31, 2017)
2016 NOI:	$13,240,536 (December 31, 2016)
2015 NOI:	$12,438,519 (December 31, 2015)
2014 NOI:	$11,446,791 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	94.0% (July 31, 2017)
2016 Occupancy:	86.1% (January 1, 2017)
2015 Occupancy:	86.4% (January 1, 2016)
2014 Occupancy:	83.8% (January 1, 2015)
(1)	The U-Haul SAC Portfolios 14, 15, 17 Whole Loan is evidenced by four pari passu notes in the aggregate original principal balance of $129.0 million. The controlling Note A-1 and non-controlling Note A-2, with an aggregate original principal balance of $69.0 million was included in the JPMDB 2017-C7 mortgage trust. The non-controlling Note A-3 and Note A-4, with an aggregate original principal balance of $60.0 million, will be included in the CD 2017-CD6 trust. For additional information of the pari passu companion loans, see “The Loan” herein.

(2)	The U-Haul SAC Portfolios 14, 15, 17 Whole Loan has an anticipated repayment date of September 6, 2027 (the “Anticipated Repayment Date” or “ARD”) and a final maturity date of September 6, 2037. From and after the Anticipated Repayment Date, the U-Haul SAC Portfolios 14, 15, 17 Whole Loan accrues interest at a fixed rate that is equal to the greater of (i) 3.70250% plus 3.00000% and (ii) the then 10-year treasury yield plus 4.52000%.

(3)	See “Partial Release” herein.

(4)	See “Initial and Ongoing Reserves” herein.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate U-Haul SAC Portfolios 14, 15, 17 Whole Loan.

(6)	The property managers for the U-Haul SAC Portfolios 14, 15, 17 Properties are: U-Haul Co. of Arkansas; U-Haul Co. of California; U-Haul Co. of Connecticut; U-Haul Co. of Illinois, Inc.; U-Haul Co. of Kansas, Inc.; U-Haul Co. of Massachusetts and Ohio, Inc.; U-Haul Co. of Missouri; U-Haul Co. of Nevada, Inc.; U-Haul Co. of New Jersey, Inc.; U-Haul Co. of New York & Vermont, Inc.; U-Haul Co. of Texas; and U-Haul Co. of Virginia.

A-3-20

Various	Collateral Asset Summary – Loan No. 2 U-Haul SAC Portfolios 14, 15, 17	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$59,762,173 60.4% 1.63x 10.2%

Property Summary
Property Name	Location	Allocated Whole Loan Amount	Appraised Value	Year Built / Renovated	Sq. ft.(1)			Occupancy (Units)(1)
						Occupancy (Sq. Ft.)(1)	Units(1)
U-Haul of Medford	Somerville, MA	$23,474,397	$38,700,000	1910 / 2001	127,736	94.7%	2,154	92.1%
U-Haul Center of Salisbury	Salisbury, MA	11,185,217	18,440,000	1954, 1965, 1972, 1978/ NAP	68,050	97.0%	980	96.3%
U-Haul Center North Rancho	Las Vegas, NV	10,784,878	17,780,000	1997 / NAP	79,795	96.2%	930	97.1%
U-Haul Lincoln Park	Chicago, IL	10,056,990	16,580,000	1937 / 2001	57,282	93.6%	1,130	93.6%
U-Haul of Inwood	Inwood, NY	8,855,974	14,600,000	1969 / 1978	48,292	99.0%	708	98.9%
U-Haul Center Albany	Albany, NY	7,327,409	12,080,000	1935 / 1990	73,544	98.3%	1,119	99.4%
U-Haul Storage Black Rock	Bridgeport, CT	6,035,407	9,950,000	1951 / 1993	36,258	93.4%	766	91.1%
U-Haul Center of Rockville	Rockville Centre, NY	5,265,059	8,680,000	1966 / 1977	28,426	98.5%	437	98.2%
U-Haul Storage Ivar Avenue	Rosemead, CA	4,992,100	8,230,000	1987 / NAP	38,519	95.4%	437	95.4%
U-Haul Center of Round Rock	Round Rock, TX	4,646,354	7,660,000	1995 / NAP	42,775	90.7%	564	87.1%
U-Haul Storage Glendora	Glendora, CA	4,573,565	7,540,000	1986 / NAP	33,513	97.8%	395	96.7%
U-Haul Center Texas Avenue	College Station, TX	4,543,236	7,490,000	1996 / NAP	45,050	98.2%	562	97.5%
U-Haul Storage Tarrant Road(2)	Grand Prairie, TX	3,863,874	6,370,000	1994 / NAP	66,560	91.8%	582	86.3%
U-Haul Storage Hulen	Fort Worth, TX	3,554,520	5,860,000	1985 / NAP	82,689	92.5%	637	93.7%
U-Haul Center Beaumont(3)	Beaumont, TX	3,239,103	5,340,000	1980 / NAP	45,619	94.8%	483	93.0%
U-Haul Storage Waxahachie	Waxahachie, TX	3,202,708	5,280,000	1994 / NAP	52,065	98.8%	423	98.8%
U-Haul Center of Olathe	Olathe, KS	3,057,130	5,040,000	1995 / NAP	38,025	95.8%	456	95.0%
U-Haul Kings Highway	Saint Louis, MO	2,298,914	3,790,000	1947 / 1977	23,445	98.3%	387	97.7%
U-Haul Storage I-30(4)	Little Rock, AR	2,213,994	3,650,000	1990 / NAP	56,763	82.6%	437	80.1%
U-Haul Storage Laurelwood	Lindenwold, NJ	2,207,928	3,640,000	1988 / NAP	33,150	94.9%	319	96.2%
U-Haul Center Downtown	Norfolk, VA	1,837,918	3,030,000	1924 / 1950	30,995	71.9%	495	69.7%
U-Haul Storage Business Avenue	Cicero, NY	1,783,325	2,940,000	1977-1989 / NAP	41,100	89.0%	403	84.4%
Total / Wtd. Avg.		$129,000,000	$212,670,000		1,149,651	94.0%	14,804	93.1%
(1)	Based on occupied units per the July 31, 2017 rent roll.

(2)	Includes two recreational vehicle/boat units totaling 40 sq. ft.

(3)	Includes 13 recreational vehicle/boat units totaling 3,900 sq. ft.

(4)	Includes 29 recreational vehicle/boat units totaling 870 sq. ft.

A-3-21

Various	Collateral Asset Summary – Loan No. 2 U-Haul SAC Portfolios 14, 15, 17	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$59,762,173 60.4% 1.63x 10.2%

The Loan.    The U-Haul SAC Portfolios 14, 15, 17 loan (the “U-Haul SAC Portfolios 14, 15, 17 Loan”) is an approximately $59.8 million fixed rate loan secured by the borrowers’ fee simple interests in a portfolio of 22 self storage properties totaling 1,149,651 gross sq. ft. throughout 14,804 self-storage units located in 12 different states (the “U-Haul SAC Portfolios 14, 15, 17 Properties”). The U-Haul SAC Portfolios 14, 15, 17 Loan is evidenced by the non-controlling Note A-3 and Note A-4, with an aggregate original principal balance of $60.0 million, and will be included in the CD 2017-CD6 mortgage trust. The pari passu controlling Note A-1 and non-controlling Note A-2 with an aggregate original principal balance of $69.0 million (and, together with the U-Haul SAC Portfolios 14, 15, 17 Loan, the “U-Haul SAC Portfolios 14, 15, 17 Whole Loan”), were included in the JPMDB 2017-C7 mortgage trust.

The relationship between the holders of the U-Haul SAC Portfolios 14, 15, 17 Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool – The Whole Loans – The Non-Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1, A-2	$69,000,000	$68,726,499	JPMDB 2017-C7	Yes
Note A-3, A-4	$60,000,000	$59,762,499	CD 2017-CD6	No
Total	$129,000,000	$128,488,998

The U-Haul SAC Portfolios 14, 15, 17 Loan has a 10-year term and amortizes on a 25-year schedule. The U-Haul SAC Portfolios 14, 15, 17 Loan accrues interest at a fixed rate equal to 3.7025% and has a cut-off date balance of approximately $59.8 million. The U-Haul SAC Portfolios 14, 15, 17 Whole Loan is structured with an ARD of September 6, 2027, a final maturity date of September 6, 2037. From and after the Anticipated Repayment Date, the U-Haul SAC Portfolios 14, 15, 17 Whole Loan accrues interest at a fixed rate that is equal to the greater of (i) 3.70250% plus 3.00000% and (ii) the then 10-year treasury yield plus 4.52000%. Loan proceeds were used to pay off prior debt of approximately $91.4 million, pay closing costs of approximately $2.2 million, fund upfront reserves of approximately $1.4 million and return approximately $34.0 million of equity to the sponsor. Based on the “As-Is” portfolio appraised value of $212.67 million as of June 2017, the cut-off date LTV ratio is 60.4%. The most recent prior financing of the U-Haul SAC Portfolios 14, 15, 17 Properties were included in the MLMT 2007-C1 securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$129,000,000	100.0%	Payoff Prior Debt	$91,373,752	70.8%
			Closing Costs	$2,190,159	1.7%
			Upfront Reserves	$1,435,803	1.1%
			Return of Equity	$34,000,286	26.4%
Total Sources	$129,000,000	100.0%	Total Uses	$129,000,000	100.0%

The Borrowers / Sponsor.    The borrowers are Fourteen SAC Self-Storage Corporation, Fifteen SAC Self-Storage Corporation and Seventeen SAC Self-Storage Corporation, each a Nevada corporation and a recycled special purpose entity, and each with two independent directors in its organizational structure. The borrowing entities are jointly and severally liable under the loan documents. The loan sponsor and nonrecourse carve-out guarantor is Blackwater Investments, Inc.

Blackwater Investments, Inc. controls the majority of equity interest in SAC Holding Corporation (“SAC”). SAC owns self storage properties that (i) are managed by various subsidiaries of U-Haul International, Inc. under property management agreements, and (ii) act as independent U-Haul rental equipment dealers. SAC was formed in 1993 as a vehicle to further U-Haul International’s presence in the self-storage industry. Blackwater Investments, Inc. is controlled by Mark V. Shoen, a significant shareholder of AMERCO, the parent company of U-Haul International, Inc. and Edward J. Shoen, the Chairman and President of AMERCO.

The Properties.    The U-Haul SAC Portfolios 14, 15, 17 Whole Loan is secured by 22 geographically diverse self-storage properties located across 12 states with an aggregate of 14,804 units totaling 1,149,651 sq. ft. Approximately 58.2% of the units in the portfolio are either climate-controlled or heated, and each property rents trucks, trailers, and support rental equipment on behalf of U-Haul, which has accounted for approximately 2.4% to 2.5% of the effective gross income from 2014 through the trailing twelve month period ending July 31, 2017. In addition, the portfolio contains 17 retail leases totaling 74,370 sq. ft. with a total annual rent of $466,391. The weighted average rent PSF for the retail leases is $6.27 PSF (excluding antenna and signage), which is approximately 25.3% below the weighted average market rent of approximately $8.40 PSF for such spaces. The U-Haul SAC Portfolios 14, 15, 17 Properties were initially constructed between 1910 and 1997. As of July 31, 2017, individual property occupancy (based on sq. ft.) ranges from 71.9% to 99.0%, with a weighted average portfolio occupancy of 94.0%.

A-3-22

Various	Collateral Asset Summary – Loan No. 2 U-Haul SAC Portfolios 14, 15, 17	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$59,762,173 60.4% 1.63x 10.2%

The top three states by allocated loan amount as of the Cut-off Date include Massachusetts (two properties, approximately 26.9% of the portfolio), New York (four properties, approximately 18.0% of the portfolio) and Texas (six properties, approximately 17.9% of the portfolio). No other state accounts for more than 8.4% of the allocated loan amount as of the Cut-off Date. The top three states by total sq. ft. are Texas, with 334,758 sq. ft. (29.1% of total sq. ft.) throughout 3,251 units (22.0% of total units), Massachusetts, with 195,786 sq. ft. (17.0% of total sq. ft.) throughout 3,134 units (21.2% of total units) and New York, with 191,362 sq. ft. (16.6% of total sq. ft.) throughout 2,667 units (18.0% of total units). No other state accounts for more than 6.9% of total sq. ft. or 7.6% of total units.

Regional Breakdown
State	Sites	Total Sq. Ft.(1)	% of Total SF	Total Units(1)	% of Total Units	Appraised Value	Allocated Whole Loan Amount	% of ALA
Massachusetts	2	195,786	17.0%	3,134	21.2%	$57,140,000	$34,659,613	26.9%
New York	4	191,362	16.6%	2,667	18.0%	38,300,000	23,231,768	18.0%
Texas	6	334,758	29.1%	3,251	22.0%	38,000,000	23,049,795	17.9%
Nevada	1	79,795	6.9%	930	6.3%	17,780,000	10,784,878	8.4%
Illinois	1	57,282	5.0%	1,130	7.6%	16,580,000	10,056,990	7.8%
California	2	72,032	6.3%	832	5.6%	15,770,000	9,565,665	7.4%
Connecticut	1	36,258	3.2%	766	5.2%	9,950,000	6,035,407	4.7%
Kansas	1	38,025	3.3%	456	3.1%	5,040,000	3,057,131	2.4%
Missouri	1	23,445	2.0%	387	2.6%	3,790,000	2,298,914	1.8%
Arkansas	1	56,763	4.9%	437	3.0%	3,650,000	2,213,994	1.7%
New Jersey	1	33,150	2.9%	319	2.2%	3,640,000	2,207,928	1.7%
Virginia	1	30,995	2.7%	495	3.3%	3,030,000	1,837,918	1.4%
Total	22	1,149,651	100.0%	14,804	100.0%	$212,670,000	$129,000,000	100.0%
(1)	Based on the July 31, 2017 rent roll.

Environmental Matters.    The Phase I environmental reports dated from June 28, 2017 to June 30, 2017 recommended no further action at the U-Haul SAC Portfolios 14, 15, 17 Properties, other than at the U-Haul Center of Rockville property and the U-Haul of Medford property. The environmental consultant noted that a geophysical survey using ground penetrating radar is recommended at the U-Haul Center of Rockville property to assess if a gasoline UST that was depicted on the 1950 and 1961 Sanborn Fire Insurance Maps still exists and a Phase II subsurface investigation was recommended at the U-Haul of Medford property to evaluate the potential impact that the past use of the property has had on subsurface conditions. See “Description of the Mortgage Pool—Environmental Considerations” in the Preliminary Prospectus.

At origination, the borrowers were required to obtain an environmental insurance policy for the U-Haul Center of Rockville and U-Haul of Medford properties. The policy was provided by Steadfast Insurance Company (a subsidiary of Zurich Insurance Company), with an individual claim limit of $3.0 million, an aggregate claim limit of $3.0 million and a $100,000 deductible. The policy names the lender as an additional insured and has an expiration date of August 9, 2027.

The Market.  According to a 2017 self-storage almanac, which represents 2016 figures and estimates, there are approximately 52,151 storage facilities in the United States, with an estimated 2.3 billion rentable sq. ft. On a per unit basis, the national average physical occupancy rate has increased from 88.0% in the fourth quarter of 2014 to 91.2% by the second quarter of 2016. In 2016, physical occupancy was highest in the South Atlantic division at an average of 91.2% and lowest in the Midwest division at an average of 90.0% for the second quarter of 2016. In 2016, rental rates nationwide continued to increase, following a trend that began in 2011. This trend can be seen in rental rates for both non-climate and climate controlled units.

A-3-23

Various	Collateral Asset Summary – Loan No. 2 U-Haul SAC Portfolios 14, 15, 17	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$59,762,173 60.4% 1.63x 10.2%

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	T-12 6/30/2017	U/W	U/W PSF
Base Rent(1)	$14,321,272	$15,507,587	$16,352,325	$16,467,797	$16,467,797	$14.32
Value of Vacant Space	0	0	0	0	2,405,525	2.09
Gross Potential Rent	$14,321,272	$15,507,587	$16,352,325	$16,467,797	$18,873,322	$16.42
Other Income(2)	1,499,164	1,465,050	1,521,631	1,521,287	1,521,287	1.32
Third Party Leases	846,364	751,154	773,228	753,268	753,268	0.66
Less: Vacancy	0	0	0	0	(2,405,525)	(2.09)
Effective Gross Income	$16,666,800	$17,723,792	$18,647,183	$18,742,353	$18,742,353	$16.30
Total Operating Expenses	$5,220,009	$5,285,273	$5,406,647	$5,500,720	$5,626,088	$4.89
Net Operating Income	$11,446,791	$12,438,519	$13,240,536	$13,241,633	$13,116,265	$11.41
Capital Expenditures	0	0	0	0	233,421	0.20
Net Cash Flow	$11,446,791	$12,438,519	$13,240,536	$13,241,633	$12,882,844	$11.21
(1)	U/W Base Rent is based on the June 30, 2017 rent roll.

(2)	Other Income includes net sales, U-Box commissions, U-Move commissions, intercompany lease income and other miscellaneous income.

Property Management.    The U-Haul SAC Portfolios 14, 15, 17 Properties are managed by various affiliates of the borrowers.

Lockbox / Cash Management.    The loan is structured with a soft lockbox and springing cash management. The borrowers are required to cause the property managers to deposit all revenues into the lockbox account controlled by the lender within three business days. Prior to the occurrence of a Lockbox Event (as defined below), funds deposited into the deposit account will be disbursed to the borrower’s operating account within three business days of receipt. During a Lockbox Event, the funds in the deposit account will be swept to a segregated cash management account under the control of the lender. After the occurrence and during the continuance of a Lockbox Event, the funds in the cash management account will be disbursed in accordance with the U-Haul SAC Portfolios 14, 15, 17 Whole Loan documents.

A “Lockbox Event” means the occurrence of (i) an event of default; (ii) a DSCR Trigger Event (as defined below), (iii) a Tax/Insurance Trigger Event (as defined below), (iv) any bankruptcy or insolvency action of the borrower or property manager or (v) an Extension Term Trigger Event (as defined below).

A “DSCR Trigger Event” means the trailing twelve-month debt service coverage ratio calculated in accordance with the loan documents is less than 1.15x for two consecutive calendar quarters and will end if the trailing twelve-month debt service coverage ratio calculated in accordance with the loan documents is at least 1.15x for four consecutive calendar quarters.

A “Tax/Insurance Trigger Event” means (i) the borrowers fail to provide timely evidence of the payment of taxes or (ii) the borrowers fail to provide timely evidence that the properties are insured according to provisions of the loan documents.

An “Extension Term Trigger Event” means the payment date that is three payment dates prior to the ARD, if the U-Haul SAC Portfolios 14, 15, 17 Whole Loan has not been repaid in full.

Initial and Ongoing Reserves.    At origination, the borrowers deposited into escrow $985,823 for real estate taxes, $116,711 for replacement reserves and $333,269 for deferred maintenance, which represents 125% of the immediate repairs identified in the engineering reports.

Tax Escrows - The requirement for the borrowers to make monthly deposits equal to 1/12th of the annual taxes into the tax escrow is waived so long as no event of default exists and the borrowers deposit and maintain an amount sufficient to pay taxes for six months.

Insurance Escrows - The requirement for the borrowers to make monthly deposits equal to 1/12th of the annual insurance premiums into the insurance escrow is waived so long as no event of default exists and the property is insured under an acceptable blanket policy in accordance with the loan documents.

Replacement Reserves - The requirement for the borrowers to make monthly deposits of $19,452 (approximately $0.20 PSF annually) into the replacement reserve escrow is waived so long as the amounts in the reserve are equal to or exceed $116,711 (approximately $0.10 PSF).

A-3-24

Various	Collateral Asset Summary – Loan No. 2 U-Haul SAC Portfolios 14, 15, 17	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$59,762,173 60.4% 1.63x 10.2%

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted.    None.

Partial Release. Certain of the mortgaged properties identified as U-Haul of Medford, U-Haul Center Albany, U-Haul Center Rockville, U-Haul Storage Hulen, U-Haul Center Downtown and U-Haul Storage Round Rock are currently identified as legal non-conforming as to use (each a “Non-Conforming Use Individual Property”). In the event that following a casualty or condemnation, or the occurrence of any other act (including without limitation, abandonment or modification of the property or the structure located thereon), the lender determines that operating the Non-Conforming Use Individual Property as it was operated as of the date of origination is no longer permissible, then the borrower is required (i) prior to the expiration of the lockout period, to deliver to lender an amount equal to 110% of the allocated loan amount for such property, plus the applicable yield maintenance premium minus any applicable net proceeds received by lender or (ii) following the expiration of the lockout period, deliver defeasance collateral in an amount equal to 110% of the allocated loan amount for such mortgaged property less any net proceeds received by lender, and in either case, the lender will release the Non-Conforming Use Property from the lien of the related mortgage. The release must also comply with REMIC Trust requirements. In the event the borrower fails to comply with the above, the guarantor will be obligated to satisfy such obligations. No other releases are permitted.

After Acquired Adjacent Property. The borrowers will have the right to acquire the fee simple estate in vacant land that is adjacent and contiguous to an existing mortgaged property, provided that, among other conditions, the borrowers provide the lender with: (i) an environmental report showing no hazardous materials or risk of contamination at the adjacent property, (ii) a new title insurance policy and current survey covering the adjacent property, (iii) evidence that the adjacent property is insured in accordance with the loan documents and (iv) evidence that the property is acquired for cash (i.e., without the incurrence of any debt). Any such after acquired adjacent property is required to be encumbered by the lien of the mortgage on the related mortgaged property. Construction of additional storage units or for other ancillary purposes is permitted on the newly acquired property without the lender’s consent so long as it will not have a material adverse effect.

After Acquired Leasehold Property. The borrowers will have the right to acquire a leasehold interest in a property that is operating as a storage facility but that is not contiguous to an existing mortgaged property; provided that, among other conditions: (i) such facility is operated as a remote storage facility, U-Box storage facility or vehicle or RV storage facility, and does not include any office, showroom retail or administrative uses, (ii) the related borrower delivers (a) an environmental report showing no hazardous materials or risk of contamination at the property, (b) a current survey and (c) evidence that the property is insured in accordance with the Mortgage Loan documents and (iii) such leasehold property is owned in fee simple by an affiliate of the guarantor and the related borrower enters into a lease which provides, among other things, that (a) in the event that the debt service coverage ratio for the Mortgage Loan is less than 1.20x, any rent, taxes and insurance due by the borrowers under the related lease will be abated and (b) if the lender forecloses or accepts a deed-in-lieu of foreclosure on the related mortgaged property, the lender will have the option to terminate the lease. The lessee is permitted to construct additional storage units or construction for other ancillary purposes on the newly acquired leasehold property without the borrower’s consent so long as it will not have a material adverse effect.

A-3-25

Various Burbank, CA	Collateral Asset Summary – Loan No. 3 Burbank Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 36.5% 4.64x 18.1%

A-3-26

Various Burbank, CA	Collateral Asset Summary – Loan No. 3 Burbank Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 36.5% 4.64x 18.1%

Burbank
Glendale
SUN VALLEY
PANORAMA CITY
NORTH HOLLYWOOD
VALLEY VILLAGE
STUDIO CITY
TOLUCA LAKE
MEDIA DISTRICT
VERDUGO MOUNTAINS
VERDUGO WOODLANDS
GLENWOOD
ATWATER VILLAGE
CRESCENTA HIGHLANDS
HOLLYWOOD BURBANK AIRPORT (BUR)
Kaiser Permanente
Plant Shopping Center
Canyon Plaza
Woodbury University
Verdugo Mountain Park
Burbank Empire Center
Burbank Town Center
Nickelodeon Studios
Valley Plaza Shopping Center
Los Angeles Valley College
ORANGE LINE
METROLINK
Westfield Fashion Square
Warner Brothers Ranch
The Burbank Studios
The Walt Disney Studios
Disney Imagineering Studios
Dreamworks Animation Skg
Warner Brothers Studios
Lakeside Golf Club
Universal Theme Park
CBS TV Studios
Forest Lawn Memorial Park
Wilson And Harding Golf Course
Griffith Park
HOLLYWOOD
Glendale Galleria
The Americana At Brand
LA TUNA CANYON RD
STRATHERN ST
SATICOY ST
SHERMAN WAY
VANOWEN ST
VICTORY BLVD
OXNARD ST
BURBANK BLVD
MAGNOLIA BLVD
VENTURA BLVD
W VICTORY BLVD
N GLENOAKS BLVD
S GLENOAKS BLVD
1
2
3
4

Burbank Office Portolio

	PROPERTY NAME	ADDRESS	CITY/STATE	ZIP CODE
1	Media Studios	3100 Thornton Avenue, 2233 North Ontario Street, 2255 North Ontario Street, 3333 West Empire Avenue, 3355 West Empire Avenue and 2333 North Ontario Street	Burbank, CA	91504
2	The Pointe	2900 West Alameda Avenue	Burbank, CA	91505
3	3800 Alameda	3800 West Alameda Avenue	Burbank, CA	91505
4	Central Park	3500 West Olive Avenue	Burbank, CA	91505

A-3-27

Various Burbank, CA	Collateral Asset Summary – Loan No. 3 Burbank Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 36.5% 4.64x 18.1%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Borrower Sponsors:	Blackstone Property Partners; The Worthe Real Estate Group, Inc.
Borrowers:	3800 Alameda Owner, LLC; Catalina Media Development, LLC; 3500 Partners, LLC; 3100 Partners, LLC; 2255 Partners LLC; MSN III and IV LLC; Avon Empire Partners, LLC
Original Balance(1):	$50,000,000
Cut-off Date Balance(1):	$50,000,000
% by Initial UPB:	4.7%
Interest Rate:	3.5410%
Payment Date:	6th of each month
First Payment Date:	November 6, 2017
Maturity Date:	October 6, 2024
Amortization:	Interest Only
Additional Debt(1):	$329,000,000 Pari Passu Debt; $281,000,000 B-Notes
Call Protection(2):	YM0.5%(25), DefOrYM0.5%(52), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(3)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$14,151,048	Springing
Window Repairs:	$18,000,000	$0
Free Rent:	$3,617,000	$0

Financial Information
	Senior Notes(4)	Total Debt(5)
Cut-off Date Balance / Sq. Ft.:	$182	$316
Balloon Balance / Sq. Ft.:	$182	$316
Cut-off Date LTV:	36.5%	63.6%
Balloon LTV:	36.5%	63.6%
Underwritten NOI DSCR:	5.03x	2.89x
Underwritten NCF DSCR:	4.64x	2.67x
Underwritten NOI Debt Yield:	18.1%	10.4%
Underwritten NCF Debt Yield:	16.7%	9.6%
Underwritten NOI Debt Yield at Balloon:	18.1%	10.4%
Underwritten NCF Debt Yield at Balloon:	16.7%	9.6%

Property Information
Single Asset / Portfolio:	Portfolio
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Burbank, CA
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	2,087,579
Property Management:	The Worthe Real Estate Group, Inc.
Underwritten NOI(6):	$68,486,656
Underwritten NCF:	$63,159,124
Appraised Value:	$1,038,000,000
Appraisal Date:	August 24, 2017

Historical NOI
Most Recent NOI:	$54,023,848 (T-12 June 30, 2017)
2016 NOI:	$44,798,547 (December 31, 2016)
2015 NOI:	$34,442,280 (December 31, 2015)
2014 NOI:	$36,247,737 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy(7):	92.4% (August 31, 2017)
2016 Occupancy:	88.6% (December 31, 2016)
2015 Occupancy:	88.1% (December 31, 2015)
2014 Occupancy(8):	97.8% (December 31, 2014)
(1)	The Original Balance and Cut-off Date Balance of $50.0 million represents the senior non-controlling Note A-1-C2, which together with the remaining pari passu senior notes with an aggregate original principal balance of $329.0 million and the subordinate notes with an aggregate original principal balance of $281.0 million, comprises the Burbank Office Portfolio Whole Loan with an aggregate original principal balance of $660.0 million. For additional information regarding the pari passu senior notes and subordinate notes, see “The Loan” herein.

(2)	Prior to the open prepayment date of April 6, 2024, the Burbank Office Portfolio Whole Loan can be (i) defeased after the earlier to occur of (a) November 6, 2020 and (b) the first monthly payment date following the end of the two-year period commencing on the closing date of the securitization of the last Burbank Office Portfolio Whole Loan promissory note or (ii) prepaid, at any time, with a prepayment fee equal to the greater of 0.5% of the amount prepaid or yield maintenance. The assumed defeasance lockout period of 25 months is based on the expected CD 2017-CD6 closing date in November 2017. The actual defeasance lockout period may be longer. Partial release is permitted. See “Partial Release” below for further discussion of release requirements.

(3)	See “Initial and Ongoing Reserves” herein.

(4)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Senior Notes only, which have an aggregate principal balance of $379.0 million.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Burbank Office Portfolio Whole Loan, which has an aggregate principal balance of $660.0 million, and which includes $281.0 million of subordinate notes.

(6)	The increase in Underwritten NOI over historical periods is primarily driven by the expiration of rent abatements, recently executed leases and leases going into effect, as well as the inclusion of rent steps and straight line rent credit. See “Cash Flow Analysis” for further discussion of historical operating performance.

(7)	Includes Lopez Accounting Group (552 sq. ft.), which took occupancy at the Central Park property on September 1, 2017, and Turner Broadcasting (5,435 sq. ft.), which has a rent commencement date of January 1, 2018.

(8)	2014 Occupancy excludes The Pointe property, which was delivered in 2009, and leased-up through 2015.

A-3-28

Various Burbank, CA	Collateral Asset Summary – Loan No. 3 Burbank Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 36.5% 4.64x 18.1%

Tenant Summary(1)
Tenant Name	Property	Ratings (Fitch/Moody’s/S&P)(2)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Gross Rent PSF(3)	% of Total U/W Gross Rent(3)	Lease Expiration

Disney(4)	3800 Alameda	A/A2/A+	417,731	20.0%	$43.67	21.5%	3/27/2021
Kaiser Foundation Health Plan(5)	Media Studios	NR/NR/AA-	194,145	9.3%	$40.41	9.3%	5/31/2024
Warner Bros.(6)	Central Park / The Pointe	BBB+/Baa2/BBB	162,047	7.8%	$47.15	9.0%	11/30/2025
Walt Disney Pictures(7)	Media Studios	A/A2/A+	149,840	7.2%	$40.96	7.2%	5/31/2021
Legendary(8)	The Pointe	BBB/NR/BB	105,522	5.1%	$49.96	6.2%	10/31/2024
Subtotal / Wtd. Avg.			1,029,285	49.3%	$43.85	53.3%
Other(9)			899,904	43.1%	$44.01	46.7%
Total / Wtd. Avg. Occupied			1,929,189	92.4%	$43.92	100.0%
Vacant			158,390	7.6%
Total / Wtd. Avg.			2,087,579	100.0%

(1)	Based on the underwritten rent roll dated August 31, 2017.

(2)	Certain ratings are those of the parent company whether or not the parent company guarantees the lease.

(3)	U/W Gross Rent PSF includes annual rent and recoveries provided in each tenant’s lease.

(4)	Disney leases 357,820 sq. ft. with an expiration date of March 27, 2021 and 59,911 sq. ft. with an expiration date of March 27, 2023. At loan origination, the borrower reserved $75,039 of free rent for September 2017.

(5)	At loan origination, the borrower reserved $1,560,926 for free rent for Kaiser Foundation Health Plan for September, October and November 2017.

(6)	Warner Bros. leases 99,853 sq. ft. of space with a lease expiration date of November 30, 2025, 60,092 sq. ft. with a lease expiration of June 30, 2022 and 2,102 sq. ft. with a lease expiration of December 31, 2017. Warner Bros. has the option to terminate 99,853 sq. ft. of its space at The Pointe property on December 31, 2022 upon 12 months’ written notice and payment of a termination fee. At loan origination, the borrower reserved $347,500 in free rent for the space at the Central Park Property and $2,726,077 for the space at The Pointe property.

(7)	Walt Disney Pictures leases 131,172 sq. ft. with an expiration date of May 31, 2021 and 18,668 sq. ft. with an expiration date of April 30, 2022.

(8)	Legendary leases 70,018 sq. ft. with a lease expiration date of October 31, 2024 and 35,504 sq. ft. with a lease expiration date of March 31, 2025. At loan origination, the borrower reserved $1,200,344 in free rent through December 2020.

(9)	Includes Yahoo, which is dark, but is currently paying rent.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Gross Rent PSF(3)	% U/W Gross Rent Rolling(3)	Cumulative % of U/W Gross Rent(3)
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	2	20,621	1.0%	20,621	1.0%	$43.42	1.1%	1.1%
2018	7	21,968	1.1%	42,589	2.0%	$37.15	1.0%	2.0%
2019	12	136,665	6.5%	179,254	8.6%	$48.79	7.9%	9.9%
2020	10	153,456	7.4%	332,710	15.9%	$42.07	7.6%	17.5%
2021	24	584,705	28.0%	917,415	43.9%	$44.29	30.6%	48.1%
2022	15	193,351	9.3%	1,110,766	53.2%	$43.64	10.0%	58.0%
2023	7	119,380	5.7%	1,230,146	58.9%	$45.48	6.4%	64.4%
2024	12	403,458	19.3%	1,633,604	78.3%	$44.12	21.0%	85.4%
Thereafter	18	295,585	14.2%	1,929,189	92.4%	$41.75	14.6%	100.0%
Vacant	NAP	158,390	7.6%	2,087,579	100.0%	NAP	NAP
Total / Wtd. Avg.	107	2,087,579	100.0%			$43.92	100.0%

(1)	Based on the underwritten rent roll dated August 31, 2017.

(2)	Certain tenants may have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

(3)	U/W Gross Rent includes annual rent and recoveries provided in each tenant’s lease.

A-3-29

Various Burbank, CA	Collateral Asset Summary – Loan No. 3 Burbank Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 36.5% 4.64x 18.1%

The Loan.    The Burbank Office Portfolio loan (the “Burbank Office Portfolio Loan”) is a fixed rate loan secured by the borrower’s fee interest in a portfolio of four office properties located in Burbank, California (the “Burbank Office Portfolio” or the “Portfolio”) with an original principal balance of $50.0 million. The Burbank Office Portfolio Loan is evidenced by the non-controlling Note A-1-C2 and is a part of a $660.0 million whole loan that is evidenced by 11 promissory notes: 9 pari passu senior notes with an aggregate original principal balance of $379.0 million (the “Senior Notes”) and two subordinate notes with an aggregate original principal balance of $281.0 million (the “Subordinate Notes” and, together with the Senior Notes, the “Burbank Office Portfolio Whole Loan”). The Burbank Office Portfolio Loan was co-originated by DBNY and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York (“UBS AG”) on September 19, 2017. Only the Burbank Office Portfolio Loan will be included in the CD 2017-CD6 mortgage trust. Four of the Senior Notes with an aggregate original principal balance of $249.0 million along with the Subordinate Notes were contributed to the DBUBS 2017-BRBK mortgage trust. Note A-2-C1-A, Note A-2-C2-C, Note A-2-C2-A and Note A-2-C2-B are expected to be held by UBS AG or an affiliate and contributed to one or more future securitizations.

The relationship between the holders of the Senior Notes and the Subordinate Notes is governed by a co-lender agreement as described under “Description of the Mortgage Pool–The Whole Loans–The Non-Serviced Pari Passu AB Whole Loans” in the Prospectus.

Whole Loan Summary
Note	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1-C2	$50,000,000	$50,000,000	CD 2017-CD6	No
Note A-1-S, A-1-C1, A-2-S, Note A-2-C1-B	$249,000,000	$249,000,000	DBUBS 2017-BRBK	Yes
Note A-2-C1-A, Note A-2-C2-A	$40,000,000	$40,000,000	UBS 2017-C5(1)	No
Note A-2-C2-B	$40,000,000	$40,000,000	UBS AG	No
Note B-1, Note B-2	$281,000,000	$281,000,000	DBUBS 2017-BRBK	No
Total	$660,000,000	$660,000,000
(1)	The identification of a securitization trust means we have identified another securitization trust that has closed or as to which a preliminary prospectus or final prospectus has printed that has or is expected to include the identified mortgage note(s).

The Burbank Office Portfolio Whole Loan has a 7-year term and pays interest only for the entire term of the loan. The Burbank Office Portfolio Whole Loan accrues interest at a fixed rate equal to 3.5410% per annum and has a Cut-off Date Balance of $660.0 million. The Burbank Office Portfolio Whole Loan proceeds were used to acquire the Burbank Office Portfolio, fund approximately $35.8 million in upfront reserves and pay transaction costs of approximately $17.7 million. Based on the “As Is” appraised value of $1.038 billion as of August 24, 2017, the Cut-off Date LTV for the Senior Notes is 36.5% and for the Burbank Office Portfolio Whole Loan is 63.6%. The most recent prior financing of the Burbank Office Portfolio was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Whole Loan	$660,000,000	63.5%	Purchase Price	$1,027,500,000	98.9%
Sponsor Equity	$378,783,040	36.5%	Reserves	$35,768,047	3.4%
			Prorations(1)	($42,173,543)	(4.1%)
			Closing Costs	$17,688,535	1.7%
Total Sources	$1,038,783,040	100.0%	Total Uses	$1,038,783,040	100.0%

(1)	Includes credits for rent and parking abatements, leasing costs, capital improvements that are the responsibility of certain separate joint ventures comprised of Worthe Sponsor affiliates and certain third parties, balance sheet cash purchased by the borrower sponsors and prorations for rents, taxes, operating expenses and security deposits.

The Borrowers / Borrower Sponsors.  The borrowers, 3800 Alameda Owner, LLC, Catalina Media Development, LLC, 3500 Partners, LLC, 3100 Partners, LLC, 2255 Partners LLC, MSN III and IV LLC and Avon Empire Partners, LLC, are each special purpose entities structured to be bankruptcy remote, each with two independent directors in its organizational structure. The borrower sponsors consist of certain affiliates of partnerships and coinvest vehicles comprising the real estate investment fund known as Blackstone Property Partners (“Blackstone Sponsor”) and The Worthe Real Estate Group, Inc. (“Worthe Sponsor”, and together with Blackstone Sponsor, the “Sponsor”). The non-recourse carve-out guarantor is Blackstone Property Partners Lower Fund 1 L.P. The lender has pre-approved BPP Burbank Holdings LLC and BPP Burbank Coinvest LLC, collectively, jointly and severally as a replacement guarantor. The guarantor’s aggregate liability with respect to certain bankruptcy events is capped at 15% of the then outstanding principal balance of the Burbank Office Portfolio Whole Loan. In addition, there is no separate environmental indemnitor and only the borrowers are liable for environmental covenants.

The entities comprising Blackstone Sponsor are affiliates of Blackstone Real Estate group. The Blackstone Group established its first real estate fund in 1991 and is a large private equity real estate investment manager with approximately $104 billion of investor capital under management through its opportunistic, core+, and debt strategy businesses. Today, its portfolio, which according to the Blackstone Sponsor is valued at over $200 billion, includes properties in many locations in the U.S., Europe, Asia and Latin America, with a diverse mix of hospitality, office, retail, industrial, and residential investments.

A-3-30

Various Burbank, CA	Collateral Asset Summary – Loan No. 3 Burbank Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 36.5% 4.64x 18.1%

The Worthe Real Estate Group, Inc. is one of the largest operators of media and technology campuses in Los Angeles, with an existing portfolio of 35 assets totaling approximately 5.3 million sq. ft.

In connection with the origination of the Burbank Office Portfolio Whole Loan, Blackstone Sponsor, through one or more affiliates, acquired an 80.0% interest in each of the properties in the Burbank Office Portfolio from certain separate joint ventures comprised of affiliates of Worthe Sponsor and certain third parties and Worthe Sponsor, through one or more affiliates, acquired or retained the remaining 20.0% interest in each property in the Burbank Office Portfolio.

Certain of the Burbank Office Portfolio properties have taxable REIT subsidiary (“TRS”) structures in place with respect to certain café, fitness and transportation elements of the applicable parcel (each, a “TRS Entity” and collectively “TRS Entities”). Each TRS Entity is a special purpose, bankruptcy remote, Delaware limited liability company. The TRS Entities have mortgaged their respective interests and are non-borrower parties to the loan agreement and other loan documents with respect to all applicable representations, warranties and covenants. The TRS Entities are not, however, obligors under the notes.

The Properties. The Burbank Office Portfolio is a collection of four Class A office properties totaling approximately 2.1 million sq. ft. located in Burbank, California. The Portfolio is comprised of Media Studios, The Pointe, 3800 Alameda and Central Park, which are detailed below.

Portfolio Overview
Property	Address	City, State	Year Built	Allocated Loan Amount(1)	Appraised Value	NRA (Sq. Ft.)(2)	% NRA	Occupancy(2)	UW NOI
Media Studios	Various	Burbank, CA	1968-2005	$249,450,000	$410,000,000	926,365	44.4%	85.9%	$24,688,894
The Pointe	2900 West Alameda Avenue	Burbank, CA	2009	212,600,000	325,000,000	480,167	23.0%	95.6%	$19,861,627
3800 Alameda	3800 West Alameda Avenue	Burbank, CA	1984	121,650,000	183,000,000	424,888	20.4%	100.0%	$15,163,647
Central Park	3500 West Olive Avenue	Burbank, CA	1985	76,300,000	120,000,000	256,159	12.3%	97.3%	$8,772,488
Total / Wtd. Avg.				$660,000,000	$1,038,000,000	2,087,579	100.0%	92.4%	$68,486,656
(1)	Based on the Burbank Office Portfolio Whole Loan.

(2)	Based on the underwritten rent roll dated August 31, 2017. Occupancy at the Central Park property includes Lopez Accounting Group, which accounts for 552 sq. ft. at the Central Park property and took occupancy in September 2017 and an additional 5,435 sq. ft. space for Turner Broadcasting which commences in January 2018.

The Portfolio is leased to a roster of 53 tenants, including Disney, Warner Bros. and Legendary. Approximately 68.8% of the Portfolio net rentable area is leased to tenants with investment grade credit ratings. Aside from Disney at 3800 Alameda, no tenant comprises more than 9.3% of the Portfolio net rentable area. The Portfolio has exhibited a 10-year historical occupancy average of 96.0%, excluding The Pointe before 2015 (delivered in 2009). The historical occupancy at the Portfolio is detailed below.

Historical Occupancy Summary
Property	NRA (Sq. Ft.)	In-Place	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016
Media Studios	926,365	85.9%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	98.4%	98.8%	84.6%	80.5%
The Pointe	480,167	95.6%	NAP	NAP	NAP	1.3%	11.5%	25.8%	28.9%	59.6%	84.5%	93.1%
3800 Alameda	424,888	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Central Park	256,159	97.3%	99.3%	96.7%	93.2%	85.6%	83.8%	82.7%	75.0%	90.3%	88.0%	90.3%
Total / Wtd. Avg.	2,087,579	92.4%	99.9%	99.5%	98.9%	97.7%	97.4%	97.2%	95.1%	97.8%	88.1%	88.6%

Media Studios

Media Studios is a media and entertainment campus comprising five office buildings, two full-service commissary facilities, a 12,000 sq. ft. fitness center, equipped with showers and locker rooms, and a private 209-seat screening room situated on approximately 12.9 acres in Burbank, California. The campus offers several acres of landscaped gardens with sand volleyball and basketball courts, a human-sized chess board, jogging path, putting green, paddle tennis, public art sculptures and indoor and outdoor collaborative tenant work spaces.

Media Studios was developed in phases. Phase I was built in 1968 and renovated in 1996 and Phases II through V were completed between 1998 and 2005. The campus features LEED Gold construction and won a building owners’ association award in 2003. The property is 85.9% leased as of August 31, 2017. The largest tenants at the Media Studios Property are Kaiser Foundation Health Plan (S&P: AA-), which comprises 21.0% of property NRA and 24.5% of property underwritten base rent, and Walt Disney Pictures (Fitch/Moody’s/S&P: A/A2/A+), which comprises 16.2% of property NRA and 18.9% of property underwritten base rent. Approximately 58.7% of the NRA at Media Studios is occupied by investment-grade tenants, including Walt Disney Pictures, Hasbro, Kaiser Foundation Health Plan and Yahoo.

A-3-31

Various Burbank, CA	Collateral Asset Summary – Loan No. 3 Burbank Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 36.5% 4.64x 18.1%

The Pointe

The Pointe is a 480,167 sq. ft., LEED Gold certified, Class A office tower encompassing approximately 4.9 total acres located in the Burbank Media District. The property is 95.6% leased as of August 31, 2017 and anchored by Legendary, Warner Bros. and FremantleMedia. The property was developed by Worthe Real Estate Group in 2009. The Pointe features 10’ floor to ceiling glass, a full-service health club, outdoor seating and a dining patio, a vehicle service center offering car wash, detailing and on-site windshield repair, and two electric vehicle charging stations. The property features an average floor size of approximately 34,000 sq. ft. and 1,391 parking spaces, which equates to a ratio of approximately 2.9 spaces per 1,000 sq. ft.

The Pointe’s largest tenant, Legendary Entertainment (“Legendary”), is headquartered at the property and leases 105,522 sq. ft. (22.0% of property NRA and 23.2% of property underwritten base rent) expiring between October 2024 and March 2025. Approximately 68.8% of the tenancy is investment-grade, including Legendary, Warner Bros., FremantleMedia, CBS Interactive and Fidelity Brokerage.

3800 Alameda

3800 Alameda is a 20-story Class A office, which is 100% leased as of August 31, 2017. Disney represents 98.3% of property NRA, and 98.8% of property underwritten base rent. The property also features Olive & Thyme and Drybar and a noncollateral Starbucks and Trimana Grill & Café. The property was acquired by Worthe Real Estate Group from Disney in 2007 for $165.0 million. The property, which totals 424,888 sq. ft. and includes an adjacent seven-level parking structure, is situated on an approximately 2.4 acre lot in the Burbank Media District within 1.0 mile from The Walt Disney Studios, the corporate headquarters of The Walt Disney Company. The property offers 1,084 spaces which equates to parking ratio of 2.6 spaces per 1,000 sq. ft.

3800 Alameda serves as the world headquarters of Radio Disney and is the broadcasting home to Disney Channel, Disney Junior, Disney XD and Freeform, and serves as backup for East Coast operations including ESPN; according to the borrower sponsor, Disney has invested approximately $40.0 million into building infrastructure over the past 20 years, demonstrating its long-term commitment to the property.

Central Park

Located in the Burbank Media District, Central Park is a 14-story Class A office building comprised of 256,159 sq. ft. on approximately 1.5 acres. The property was constructed in 1985 and features the full-service Claim Jumper restaurant, a City National Bank on the ground floor and a car wash and detailing service. The property features 734 parking spaces, which equates to a parking ratio of approximately 2.9 spaces per 1,000 sq. ft. Located adjacent to Warner Brothers Studios and The Burbank Studios, the property is situated amidst the global headquarters of the leading media and entertainment companies, within a 15-minute drive of over 100 sound stages. The property is 97.3% occupied as of August 31, 2017. The largest tenant is Turner Broadcasting (Fitch/Moody’s/S&P: BBB+/Baa2/BBB), which comprises 24.7% of property NRA and 25.0% of property underwritten base rent. Approximately 56.2% of the property’s NRA is comprised of investment-grade tenants, including Turner Broadcasting, Warner Bros. and Machinima.

Environmental Matters. The Phase I environmental reports dated July 18, 2017 recommended no further action at the Media Studios property or The Pointe property and the Phase I environmental reports dated August 9, 2017 recommended no further action at the 3800 Alameda property and Central Park property (other than the continued implementation of the existing asbestos operations and maintenance program currently in place at the Portfolio).

Major Tenants.

Disney, 3800 Alameda, (417,731 sq. ft. / 20.0% of Portfolio NRA / 21.5% of U/W Portfolio Gross Rent) Disney is a diversified mass media and entertainment conglomerate headquartered in Burbank, California. Disney was founded in 1923, by brothers Walt Disney and Roy O. Disney, as the Disney Brothers Cartoon Studio, and established itself as a leader in the American animation industry before diversifying into live-action film production, television, and theme parks. The Walt Disney Studios, located 1.0 miles from 3800 Alameda Drive in Burbank, California, serves as the corporate headquarters for The Walt Disney Company. Besides housing offices for the company’s many divisions, the Walt Disney Studios’ 51-acre studio lot also contains several sound stages, a back-lot, and other production facilities for Walt Disney Studios’ motion picture production.

Disney has three five-year renewal options at 95% of market rent with between 15 and 18 months’ notice. The tenant does not have any termination options.

Kaiser Foundation Health Plan, Media Studios, (194,145 sq. ft. / 9.3% of Portfolio NRA / 9.3% of U/W Portfolio Gross Rent). Kaiser Foundation Health Plan (rated AA- by S&P) (“Kaiser”), an entity of Kaiser Permanente Inc., is a nonprofit public-benefit corporation that contracts with individuals and groups to arrange comprehensive medical and hospital services. With more than 11.8 million members in eight states and the District of Columbia, it is one of the largest not-for-profit managed health care companies in the United States. Kaiser offers both hospital and physician care through a network of hospitals and physician practices operating under the Kaiser Permanente name.

A-3-32

Various Burbank, CA	Collateral Asset Summary – Loan No. 3 Burbank Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 36.5% 4.64x 18.1%

Kaiser has one, six-year renewal option to renew at 95% of market rent with 12 months’ written notice. The tenant does not have any termination options.

Warner Bros., Central Park / The Pointe, (162,047 sq. ft. / 7.8% of Portfolio NRA / 9.0% of U/W Portfolio Gross Rent) Founded in 1923, Warner Bros. is an entertainment company headquartered in Burbank, California. A subsidiary of Time Warner Inc. (rated BBB+/Baa2/BBB by Fitch/Moody’s/S&P), the company is home to one of the largest collections of brands in the world, including Warner Bros. Pictures, Warner Bros. Home Entertainment, and Warner Bros. Television Group’s WBTV, among others. Warner Bros. is involved in every aspect of the entertainment industry from feature film, television and home entertainment production and worldwide distribution to DVD and Blu-ray, digital distribution, animation, comic books, video games, product and brand licensing and broadcasting.

Warner Bros. has one, 10-year renewal or two, five-year renewal options at 95% of market rent with 12 months’ written notice at the Pointe property and one, three-year renewal option at market rent with 24 months’ written notice and one, three-year or five-year renewal option at 97% of market rent with 10 months’ written notice at the Central Park property. The tenant occupies 62,194 sq. ft. at Central Park and 99,853 sq. ft. at The Pointe, for a total of 162,047 sq. ft. (7.8% of NRA). Warner Bros. is headquartered approximately 0.5 miles from Central Park and 1.0 mile from The Pointe.

Warner Bros. has the option to terminate 99,853 sq. ft. of its space at The Pointe property on December 31, 2022 with 12 months’ written notice and payment of a termination fee. Warner Bros. does not have any termination options at the Central Park property.

The Market. The Portfolio is located within the Burbank Media District submarket within the larger Los Angeles North market area and the Los Angeles County office market area. According to the appraiser, the Los Angeles North office submarket contains a total inventory of approximately 55.4 million sq. ft. across 600 buildings. As of the second quarter of 2017, the Los Angeles North office submarket features a direct vacancy rate of 11.3% and a weighted average rental rate of $32.21 PSF and registered 132,594 sq. ft. of net absorption in the second quarter of 2017. The Burbank Media District submarket contains a total inventory of approximately 3.3 million sq. ft. across 19 buildings, a direct vacancy rate of 11.3%, a direct weighted average rental rate of $41.52 PSF and registered 88,569 sq. ft. of net absorption in the second quarter of 2017.

According to the appraiser, Burbank is a central hub of the global entertainment industry and is the location for three major studios: Disney, Warner Bros., and Comcast’s NBCUniversal. Burbank is also home to over 700 media-related corporations, including television networks, broadcasting companies and music labels. Other entertainment-related companies in the city include Clear Channel, BET, Photo-Cam Motion Picture Laboratories, Broadcast Equipment Rental Corporation (the largest video equipment rental facility in the nation), DC Comics, Rhino Entertainment, Sony, Playboy Enterprises, and Fremantle.

The appraiser did not forecast any new construction over the next several years. The table below summarizes the office statistics of the East Valley/Tri-Cities grouping within the Los Angeles North submarket as of the second quarter of 2017.

Office Market and Submarket Statistics(1)
	Inventory (NRA)	Number of Buildings	Direct Vacancy Rate	Overall Vacancy Rate	Direct Net Absorption 2Q17	Direct Wtd. Avg. Rental Rate (PSF)
Burbank - Media District	3,333,707	19	11.3%	11.9%	88,569	$41.52
Universal City/Studio City	1,884,655	16	3.7%	3.9%	(7,679)	$34.08
Burbank - City Center	3,122,300	34	12.7%	18.8%	168,593	$37.08
Glendale	5,918,006	42	11.1%	11.1%	(6,803)	$32.16
Pasadena	7,497,885	60	14.1%	15.6%	(196,006)	$39.84
Pasadena East	1,167,737	10	22.3%	22.3%	8,034	$24.72
North Hollywood	1,171,666	13	4.9%	5.2%	50,433	$34.44
(1)	Source: Appraisal.

The appraisal identified 25 comparable leases for the Burbank Office Portfolio in the nearby area with initial rental rates ranging from $36.00 to $43.20 PSF annually, full service gross. Comparable lease terms range from 36 to 180 months, with an average term generally in the range of five to seven years. Leases typically include annual increases of 3.0%, rent abatement has varied from one to twelve months and tenant improvement allowances, when offered, varied from “paint and carpet” to $100 PSF. The appraiser determined the market statistics below for each property:

A-3-33

Various Burbank, CA	Collateral Asset Summary – Loan No. 3 Burbank Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 36.5% 4.64x 18.1%

Media Studios Market Rent Statistics(1)
	Annual Rent			Per Rental Sq. Ft. Tenant Improvements
Categories	Initial Rent PSF	Adjustments	Free Rent	Initial	New	Renew	Reimbursement Method	Effective Annual Rent PSF	Effective Rent Adjust. For TI’s
Office	$41.40	Annual 3.0%	7 months	N/A	$50.00	$25.00	FSG	N/A	N/A
Screening Room	$24.00	Annual 3.0%	None	N/A	$0.00	$0.00	NNN	N/A	N/A

The Pointe Market Rent Statistics(1)
	Annual Rent			Per Rental Sq. Ft. Tenant Improvements
Categories	Initial Rent PSF	Adjustments	Free Rent	Initial	New	Renew	Reimbursement Method	Effective Annual Rent PSF	Effective Rent Adjust. For TI’s
Office FL 1-6	$45.60	Annual 3.0%	10 months	$70.00	$40.00	$15.00	FSG	$48.48	$44.48
Office FL 7-15	$46.80	Annual 3.0%	10 months	$70.00	$40.00	$15.00	FSG	$49.75	$45.75

3800 Alameda Market Rent Statistics(1)
	Annual Rent			Per Rental Sq. Ft. Tenant Improvements
Categories	Initial Rent PSF	Adjustments	Free Rent	Initial	New	Renew	Reimbursement Method	Effective Annual Rent PSF	Effective Rent Adjust. For TI’s
Office	$42.00	Annual 3.0%	10 months	N/A	$50.00	$25.00	FSG	$44.65	$39.65
Retail	$30.00	Annual 3.0%	None	N/A	$30.00	$10.00	MG	$32.84	$28.55
Restaurant (Olive)	$24.00	Annual 3.0%	None	N/A	$30.00	$10.00	MG	$26.27	$21.99
Basement/Data Center	$25.20	Annual 3.0%	None	N/A	$20.00	$10.00	FSG	$27.58	$24.73

Central Park Market Rent Statistics(1)
	Annual Rent			Per Rental Sq. Ft. Tenant Improvements
Categories	Initial Rent PSF	Adjustments	Free Rent	Initial	New	Renew	Reimbursement Method	Effective Annual Rent PSF	Effective Rent Adjust. For TI’s
Office	$43.20	Annual 3.0%	7 months	N/A	$50.00	$25.00	FSG	$43.69	$36.55
Retail/Restaurant	$43.20	Annual 3.0%	7 months	N/A	$50.00	$25.00	NNN	$43.69	$36.55

(1)	Source: Appraisal.

The appraisal identified nine sales of comparable properties that have occurred since March 2016 for Central Park, 3800 Alameda and The Pointe properties. The transactions total approximately 3.2 million sq. ft. and had a weighted average price of $581.00 PSF with a weighted average occupancy at the time of sale of 91.3%. The comparable sales are detailed below.

Summary of Comparable Sales(1)
Property Name	NRA (Sq. Ft.)	Year Built / Renovated	No. Stories	Transaction Date	Price	Price/NRA	Occupancy at Sale	OAR
5670 Wilshire	407,059	1964 / 2017	27	Aug-17	$215,000,000	$528.18	92.0%	4.8%
177 East Colorado Boulevard	321,062	1973 / 2016	12	Aug-17	$161,500,000	$503.02	88.0%	5.6%
DreamWorks Campus	497,403	1997	2-5	Jul-17	$297,000,000	$597.10	100.0%	4.5%
Alameda Media Center	109,013	1981 / 1992	7	Jun-17	$40,300,000	$369.68	70.0%	5.8%
Burbank Empire Center	351,300	2009	7	Jun-17	$133,217,000	$379.21	78.0%	5.0%
Buena Vista Plaza	117,589	1991	7	Jan-17	$52,500,000	$446.47	100.0%	5.8%
6500 Wilshire	456,679	1986	23	Nov-16	$295,000,000	$645.97	90.0%	N/A
Bluffs at Playa Vista	486,471	2009	5	Oct-16	$413,000,000	$848.97	96.0%	6.1%
Pasadena Towers	462,585	1991	9-10	Mar-16	$257,000,000	$555.57	93.0%	4.4%
Total / Wtd. Avg.	3,209,161				$248,968,762	$581.00	91.3%	5.1%
(1)	Source: Appraisal.

A-3-34

Various Burbank, CA	Collateral Asset Summary – Loan No. 3 Burbank Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 36.5% 4.64x 18.1%

The appraisal identified eight sales of comparable properties that have occurred since March 2016 for the Media Studios property. The transactions total approximately 4.4 million sq. ft. and had a weighted average price of $543.52 PSF with a weighted average occupancy at the time of sale of 88.5%. The comparable sales are detailed below.

Summary of Comparable Sales(1)
Property Name	NRA (Sq. Ft.)	Year Built / Renovated	No. Stories	Transaction Date	Price	Price/NRA	Occupancy at Sale	OAR

177 East Colorado Boulevard	321,062	1973 / 2016	12	Aug-17	$161,500,000	$503.02	88.0%	5.6%
5670 Wilshire	407,059	1964 / 2017	27	Aug-17	$215,000,000	$528.18	92.0%	4.8%
DreamWorks Campus	497,403	1997	2-5	Jul-17	$297,000,000	$597.10	100.0%	4.5%
Burbank Empire Center	351,300	2009	7	Jun-17	$133,217,000	$379.21	78.0%	5.0%
Howard Hughes Center	1,344,713	1987-2002	7-16	Nov-16	$597,000,000	$443.96	78.0%	4.4%
Bluffs at Playa Vista	486,471	2009	5	Oct-16	$413,000,000	$848.97	96.0%	6.1%
Apollo at Rosecrans	546,833	1980 / 2014	2	May-16	$327,250,000	$598.45	98.0%	5.5%
Pasadena Towers	462,585	1991	9-10	Mar-16	$257,000,000	$555.57	93.0%	4.4%
Total / Wtd. Avg.	4,417,426				$370,224,345	$543.52	88.5%	4.9%

(1)	Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	T-12 6/30/2017	U/W(1)	U/W PSF
Total Minimum/Base Rent	$67,639,603	$68,834,347	$76,592,277	$69,584,091	$82,361,475	$39.45
Straight Line Rent Credit(2)	0	0	0	0	3,397,039	$1.63
Rent Steps(3)	0	0	0	0	2,480,650	$1.19
Value of Vacant Space	0	0	0	0	6,813,889	$3.26
Gross Potential Rent	$67,639,603	$68,834,347	$76,592,277	$69,584,091	$95,053,054	$45.53
CAM / Other	1,854,343	2,141,190	2,957,882	2,308,227	2,376,993	$1.14
Total Recoveries	$1,854,343	$2,141,190	$2,957,882	$2,308,227	$2,376,993	$1.14
Parking Revenue	5,815,509	6,343,414	7,706,970	7,936,419	7,948,241	$3.81
Overtime HVAC	1,789,511	1,737,483	2,099,288	2,047,024	1,907,814	$0.91
Other/Misc Income	384,357	1,294,422	839,117	638,202	161,060	$0.08
Total Other Income	$7,989,377	$9,375,318	$10,645,375	$10,621,644	$10,017,115	$4.80
Less: Vacancy(4)	0	0	0	0	(6,813,889)	($3.26)
Less: Abatements(1)	(15,247,577)	(19,053,673)	(17,348,782)	0	0	$0.00
Effective Gross Income	$62,235,747	$61,297,183	$72,846,752	$82,513,963	$100,633,272	$48.21
Total Expenses	$25,988,009	$26,854,903	$28,048,205	$28,490,114	$32,146,616	$15.40
Net Operating Income	$36,247,737	$34,442,280	$44,798,547	$54,023,848	$68,486,656	$32.81
Reserves for Replacements	0	0	0	0	521,895	$0.25
Leasing Commissions	0	0	0	0	2,095,099	$1.00
Tenant Improvements	0	0	0	0	2,710,537	$1.30
Net Cash Flow	$36,247,737	$34,442,280	$44,798,547	$54,023,848	$63,159,124	$30.25
(1)	The increase in U/W Net Operating Income over historical periods is primarily driven by the expiration of rent abatements, recently executed leases and leases going into effect. Of the total historical abatements for the Burbank Office Portfolio, the 3800 Alameda property had rent abatements of $10.4 million, $11.2 million and $11.4 million in 2014, 2015 and 2016, respectively. U/W Net Operating Income does not include a deduction for base rent abatements because base rent abatements for the underwritten leases either do not have any base rent abatements or the remaining abated rent amounts were substantially reserved at origination in the unfunded obligations reserve. At loan origination, the borrower did not reserve free rent for Lopez Accounting Group (552 sq. ft.), which took occupancy at the Central Park property on September 1, 2017 and Turner Broadcasting (5,435 sq. ft.), which has a rent commencement date of January 1, 2018.The increase is also due to the inclusion of straight line rent credit and rent steps, as set forth in footnotes (2) and (3) below.

(2)	Straight Line Rent Credit given to The Walt Disney Company, Walt Disney Pictures, Kaiser Foundation Health Plan, Warner Bros., Legendary, FremantleMedia, CBS Interactive, Turner Broadcasting, Capgemini and Fidelity Brokerage through each tenant’s lease maturity.

(3)	Per the borrower rent roll as of August 31, 2017 with rent steps through October 1, 2018.

(4)	In-Place economic vacancy

A-3-35

Various Burbank, CA	Collateral Asset Summary – Loan No. 3 Burbank Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 36.5% 4.64x 18.1%

Property Management.   The Burbank Office Portfolio is managed by The Worthe Real Estate Group, Inc., an affiliate of the Sponsor.

Lockbox / Cash Management.     The Burbank Office Portfolio Whole Loan is structured with a hard lockbox and springing cash management. The property managers, TRS Entities and the borrower are required to deposit all receipts into lockbox accounts, and all rents for each individual property are required to be delivered directly into the lockbox account. Provided no Cash Sweep Event (as defined below) under the Burbank Office Portfolio Whole Loan has occurred, funds in the lockbox accounts are required to be disbursed to the borrowers. Upon a Cash Sweep Event, a lender-controlled cash management is required to be established, and during the continuance of a Cash Sweep Event all amounts on deposit in the lockbox accounts are required to be transferred directly into the cash management account up to two times per week, and applied as provided in the Burbank Office Portfolio Whole Loan documents.

A “Cash Sweep Event” means (i) if the net operating income debt yield on the Burbank Office Portfolio Whole Loan falls below 7.00% for two consecutive calendar quarters (a “Debt Yield Trigger Event”), (ii) an event of default occurs under the Burbank Office Portfolio Whole Loan or (iii) a bankruptcy action of or against any of the borrowers or any TRS Entity occurs. A Cash Sweep Event caused by an event of default under the Burbank Office Portfolio Whole Loan will cease to exist if the applicable event of default is no longer continuing; a Cash Sweep Event caused by a Debt Yield Trigger Event will cease to exist upon (i) the achievement of a net operating income debt yield on the Whole Loan equal to or greater than 7.00% for two consecutive calendar quarters or (ii) the borrowers prepay the Burbank Office Portfolio Whole Loan in an amount sufficient such that the net operating income debt yield on the Burbank Office Portfolio Whole Loan is greater than or equal to 7.00% (provided that in the event of a prepayment caused by a Cash Sweep Event pursuant to clause (i) above, the borrowers are not required to wait two consecutive calendar quarters); and a Cash Sweep Event caused by an involuntary bankruptcy action of any of the borrowers or any TRS Entity will cease to exist upon the action being discharged, stayed or dismissed within 90 days of the filing.

Initial and Ongoing Reserves.     At loan origination, the borrower deposited (i) $18,000,000 into a window repairs reserve account, (ii) $14,151,048 into a TI/LC reserve account for outstanding tenant allowances and (iii) $3,617,000 into a free rent reserve account.

During the continuance of a Cash Sweep Event (as defined above) the borrower is required to deposit (a) 1/12 of taxes estimated to be payable during the next ensuing 12 months (other than taxes payable directly by tenants), (b) if an acceptable blanket insurance policy is not in place, 1/12 of annual insurance premiums estimated be payable for the renewal of insurance coverage, (c) 1/12 of the amount equal to the aggregate sq. ft. of the Portfolio multiplied by $0.25 (the “Replacement Reserve Monthly Deposit”) up to a maximum amount of 12 times the Replacement Reserve Monthly Deposit, (d) 1/12 of the amount equal to the aggregate sq. ft. of the Portfolio multiplied by $1.25 (the “Rollover Reserve Monthly Deposit”) up to a maximum amount of 12 times the Rollover Reserve Monthly Deposit and (e) all excess cash flow to be held in an account as additional security for the Burbank Office Portfolio Whole Loan; provided, that if no event of default exists, the borrowers may obtain disbursements of amounts in such account to pay shortfalls in debt service, make principal prepayments, pay operating expenses and management fees, make emergency or life-safety repairs, pay leasing expenses and pay certain other fees and costs.

Partial Release. Provided no event of default is continuing, the borrowers have the right to obtain the release of one or more individual properties, upon satisfaction of the terms and conditions of the loan documents, which include but are not limited to: (i) the payment of the Release Percentage (as defined below) of the allocated loan amount, or such greater prepayment as shall be required in order to satisfy the Property Release Debt Yield Test (defined below) and (ii) payment of the applicable yield maintenance premium.

In addition, in order to obtain the release of one or more individual properties in connection with the prepayment of a portion of the Burbank Office Portfolio Whole Loan, the borrowers must satisfy, among other things, the following conditions: (i) no event of default shall have occurred and be continuing (unless the release in question would cause the event of default to be cured) and (ii) the borrowers shall timely deliver to the lender a prepayment notice. Among other release provisions, the release of any and all properties will be subject to the maintenance of a debt yield on the Burbank Office Portfolio Whole Loan following the release being equal to or greater than the greater of (i) the debt yield immediately prior to such release and (ii) 9.35% (the “Property Release Debt Yield Test”), provided, however, that in no event will the debt yield be required to be greater than 10.0%; provided that in connection with a release effected to cure an event of default with respect to an individual property, the Property Release Debt Yield Test will not be applicable and no yield maintenance premium will be due. Additionally, in order to satisfy the Debt Yield requirement, the borrowers are permitted to make a voluntary prepayment pursuant to and in accordance with the loan agreement. For purposes of calculating the debt yield in connection with a property release only, the borrowers may elect to deliver a letter of credit in the maximum aggregate amount of $15,000,000 as additional collateral for the Burbank Office Portfolio Whole Loan to be counted against the outstanding principal balance on a dollar-for-dollar basis. In addition, release of any individual property is conditioned on satisfaction of certain REMIC related requirements.

The “Release Percentage” means (i) with respect to The Pointe property, 110.0% and (ii) with respect to the Media Studios, 3800 Alameda and Central Park properties, 105.0%.

A-3-36

Various Burbank, CA	Collateral Asset Summary – Loan No. 3 Burbank Office Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$50,000,000 36.5% 4.64x 18.1%

If payment of the Release Percentage of the allocated loan amount would be insufficient to satisfy the Property Release Debt Yield Test, then, in connection with a sale to a third party, release of a property will be permitted subject to the payment of an amount equal to the greater of (a) the Release Percentage of the allocated loan amount plus the applicable yield maintenance premium and (b) the lesser of (i) 100% of the net sales proceeds from the disposition of such property and (ii) the amount necessary to satisfy the Property Release Debt Yield Test plus the applicable yield maintenance premium.

In addition, the borrowers also have the right to obtain the release of certain unimproved non-income producing parcels of real property, upon satisfaction of the terms and conditions of the loan documents, which include but are not limited to: (i) such parcel being severed from the tax lot of the property (or an application therefore shall have been filed and the transferee and the transferor have entered into a property tax allocation agreement with the same economic effect of a tax lot subdivision) and all governmental approvals and requirements of applicable law in connection with the release have been obtained, (ii) the borrowers entering into appropriate easements with the transferee of such parcel with respect to any necessary use of the property, (iii) the borrowers delivering evidence that the borrowers will remain special purpose entities following the transfer of such parcel, (iv) upon the lender’s reasonable request, the borrowers delivering an endorsement of the title insurance policy with respect to such property extending the date of the policy to the effective date of the release, which endorsement confirms no change in priority of the mortgage and insures the rights and benefits of any new or amended reciprocal easement agreement, (v) to the extent that any adjacent parcels that will remain as collateral for the Burbank Office Portfolio Whole Loan were not separately described in the survey delivered on the origination date, delivery of a new survey with legal descriptions for such remaining parcel and (vi) compliance with certain REMIC related requirements.

Current Mezzanine or Subordinate Indebtedness.    The Burbank Office Portfolio Loan includes Subordinate Notes, with an aggregate principal balance of $281.0 million. The Subordinate Notes are co-terminous with the Senior Notes and accrue interest at a rate of 3.5410%. The Senior Notes are generally senior in right of payment to the Subordinate Notes.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-37

611 East River Street Savannah, GA 31401	Collateral Asset Summary – Loan No. 4 Homewood Suites Savannah	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,843,330 69.7% 2.02x 13.5%

A-3-38

611 East River Street Savannah, GA 31401	Collateral Asset Summary – Loan No. 4 Homewood Suites Savannah	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,843,330 69.7% 2.02x 13.5%

SAVANNAH/HILTON HEAD INTERNATIONAL AIRPORT
GEORGIA
SOUTH CAROLINA
Homewood Suites Savannah
611 East River Street
Savannah, GA 31401
Garden City
Savannah
Little Back River
Savannah River
The Club at Savannah Harbor
City Market
SCAD Museum of Art
Savannah History Museum
HISTORIC DISTRICT
Forsyth Park
Savannah Golf Club
EASTSIDE
MIDTOWN
Daffin Park
McAlpin Square
Victory Square
Thunderbolt
Memorial University Medical Center
Candler Hospital
Savannah State University
Bacon Park Shopping Center
Bacon Park Golf Course
HUNTER ARMY AIRFIELD
Hunter Golf Club
Oglethorpe Mall
Georgia Regional Hospital at Savannah
Montgomery Crossroads Shopping Center
Memorial Stadium
Picadilly Square Shopping Center
St Joseph's Hospital
Savannah Mall
Armstrong Atlantic State University
VETERANS PKWY
W BAY ST
E ANDERSON ST
E 37TH ST
E VICTORY DR
E 52ND ST
COLUMBUS DR
E DERENNE AVE
EISENHOWER DR
MONTGOMERY ST
ABERCORN ST
WATERS AVE
HARRY S TRUMAN
ISLANDS EXPY
BOURNE AVE
Spartanburg
Florence
Columbia
Atlanta
Myrtle Beach
Charleston
Savannah
Atlantic Ocean
Jacksonville
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

A-3-39

611 East River Street Savannah, GA 31401	Collateral Asset Summary – Loan No. 4 Homewood Suites Savannah	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,843,330 69.7% 2.02x 13.5%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Sponsor:	S. Jay Patel
Borrower:	River Street 1, LLC
Original Balance:	$42,000,000
Cut-off Date Balance:	$41,843,330
% by Initial UPB:	3.9%
Interest Rate:	4.4800%
Payment Date:	6th of each month
First Payment Date:	September 6, 2017
Maturity Date:	August 6, 2027
Amortization:	360 months
Additional Debt:	None
Call Protection:	L(27), D(88), O(5)
Lockbox / Cash Management:	Springing Hard / Springing

Reserves(1)
	Initial	Monthly
Taxes:	$35,522	$11,841
Insurance:	$0	Springing
FF&E(2):	$0	Various

Financial Information
Cut-off Date Balance / Room:	$261,521
Balloon Balance / Room:	$212,070
Cut-off Date LTV:	69.7%
Balloon LTV:	56.6%
Underwritten NOI DSCR:	2.22x
Underwritten NCF DSCR:	2.02x
Underwritten NOI Debt Yield:	13.5%
Underwritten NCF Debt Yield:	12.3%
Underwritten NOI Debt Yield at Balloon:	16.7%
Underwritten NCF Debt Yield at Balloon:	15.2%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Extended Stay Hospitality
Collateral(3):	Fee Simple
Location:	Savannah, GA
Year Built / Renovated:	2015 / NAP
Rooms:	160
Property Management:	Northpoint Hospitality Group, Inc.
Underwritten NOI:	$5,650,692
Underwritten NCF:	$5,157,030
Appraised Value:	$60,000,000
Appraisal Date:	May 1, 2017

Historical NOI
Most Recent NOI:	$5,694,581 (T-12 August 31, 2017)
2016 NOI:	$5,263,812 (December 31, 2016)
2015 NOI(4):	NAP
2014 NOI(4):	NAP

Historical Occupancy
Most Recent Occupancy:	95.0% (August 31, 2017)
2016 Occupancy:	91.3% (December 31, 2016)
2015 Occupancy(4):	NAP
2014 Occupancy(4):	NAP
(1)	See “Initial and Ongoing Reserves” herein.

(2)	The borrower is required to deposit 1/12 of 2% of total gross revenues into a reserve for furniture, fixtures and equipment (“FF&E”) through and including the August 2019 payment date, 1/12 of 3% of total gross revenues into the FF&E reserve beginning the September 2019 payment date and through and including the August 2020 payment date, and 1/12 of 4% of total gross revenues into the FF&E reserve beginning the September 2020 payment date and thereafter.

(3)	Parking for the Homewood Suites Savannah Property is provided under a parking ground lease agreement with an affiliate of the borrower sponsor. See “Parking Lease” below.

(4)	The Homewood Suites Savannah Property was developed and opened in November 2015, as a result 2014 and 2015 NOI and Occupancy figures are not applicable.

A-3-40

611 East River Street Savannah, GA 31401	Collateral Asset Summary – Loan No. 4 Homewood Suites Savannah	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,843,330 69.7% 2.02x 13.5%

Historical Occupancy, ADR, RevPAR(1)(2)
	Homewood Suites Savannah Property			Competitive Set			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
T-12 9/30/2016	87.4%	$171.92	$150.25	80.6%	$171.55	$138.19	108.5%	100.2%	108.7%
T-12 9/30/2017	92.5%	$181.82	$168.24	81.6%	$172.91	$141.18	113.3%	105.2%	119.2%
(1)	Occupancy, ADR and RevPAR represent estimates from a hospitality research report. The competitive set used for the table above includes the 145-room Kimpton The Brice, 147-room Hampton Inn Savannah Historic District, 104-room Staybridge Suites Savannah Historic District, 143-room Holiday Inn Express Savannah Historic District, 109-room Residence Inn Savannah Downtown Historic District, 160-room Springhill Suites Savannah Downtown Historic District and the 150-room Embassy Suites by Hilton Savannah.

(2)	Source: September 2017 hospitality research report. The variances between the underwriting, the appraisal and the above table with respect to Occupancy, ADR and RevPAR at the Homewood Suites Savannah Property are attributable to variances in reporting methodologies and/or timing differences. In addition, the Primary Competitors Set tables below from the appraisal use different competitive sets than the table above.

The Loan.    The Homewood Suites Savannah loan (the “Homewood Suites Savannah Loan”) is a fixed rate loan with an original principal balance of $42.0 million and Cut-off Date principal balance of approximately $41.8 million secured by the borrower’s fee simple interest in a 160-room full-service hotel developed in 2015 and located in the historic district of Savannah, Georgia directly on the Savannah River and the borrower’s leasehold interest in a parking lease as described in the “Parking Lease” section below (the “Homewood Suites Savannah Property”).

The Homewood Suites Savannah Loan has a 10-year term and amortizes on a 30-year schedule. The Homewood Suites Savannah Loan accrues interest at a fixed rate equal to 4.4800%. Loan proceeds were used to retire existing debt of approximately $28.2 million, fund approximately $1.1 million of defeasance costs, pay closing costs of $564,969, fund reserves of $35,522 and return approximately $13.2 million of equity to the borrower sponsor. The existing debt was not securitized. Based on the appraised value of $60.0 million as of May 1, 2017, the Cut-off Date LTV is 69.7%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$42,000,000	100.0%	Loan Payoff	$28,193,970	67.1%
			Reserves	$35,522	0.1%
			Closing Costs	$564,969	1.3%
			Return of Equity	$13,205,539	31.4%
Total Sources	$42,000,000	100.0%	Total Uses	$42,000,000	100.0%

The Borrower / Sponsor.    The borrower, River Street 1, LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote, with two independent directors in its organizational structure. The sponsor of the borrower and non-recourse carve-out guarantor is S. Jay Patel.

S. Jay Patel is the president and CEO of Northpoint Hospitality Group, a real estate investment firm founded in 1978 and focused on acquiring and developing full service hotels. Northpoint Hospitality Group has a primary focus on developing and acquiring hotels in markets which it perceives to have high barriers to entry and aligning itself with franchise partners, such as Hilton and Marriott. Northpoint Hospitality Group’s portfolio includes nine hotels containing a total of 1,047 rooms, five of which (comprising 641 rooms) are concentrated in the Savannah, Georgia market along with the Homewood Suites Savannah Property. Additionally, Northpoint Hospitality Group owns and operates three hotels in Alpharetta, Georgia and one hotel in Lumberton, North Carolina. Since inception, Northpoint Hospitality Group and its affiliated companies have developed 35 hotels from the ground up with a total investment of over $400 million and an additional six hotels are either under construction or in active development at a total projected development cost of over $230 million.

The Property. The Homewood Suites Savannah Property is an eight-story, 160-room extended stay hotel located in the Historic District in Savannah, Georgia. The Homewood Suites Savannah Property opened in November 30, 2015 after being developed for a total cost of approximately $41.0 million ($256,250/key), not as a prototypical Homewood Suites hotel but as an above-average property more in line with a luxury boutique hotel. The Homewood Suites Savannah Property achieved an occupancy level above 90.0% in its fourth month after delivery and has maintained occupancy above 90.0% each month through June 2017, with a dip to 82.3% in October 2016. In October 2016, the RevPAR increased from $160.07 to $165.16 despite the occupancy decline from 92.5% to 82.3% in line with an ADR increase from $172.98 to $200.73.

The Homewood Suites Savannah Property offers a select service rate, but has certain amenities and food and beverage options more consistent with a full-service hotel. The Homewood Suites Savannah Property features 160 suite-style guestroom configurations, which include 92 king guestrooms, 37 queen guestrooms and 31 double-queen guestrooms. The Homewood Suites Savannah Property amenities include an on-site limited service restaurant called the Lodge Restaurant, which offers daily complimentary breakfast seven days a week and offers an evening social hour four days a week and the rtb! rooftop bar that opened in late December 2016 and features appetizers, light food items, shared small entrée plates and alcoholic beverages. The bar is open seven days a week from 11 a.m. to midnight and targets lunch and dinner customers. Additionally, the lobby sundry shop offers snacks and beverages for purchase. There is also a fitness center, guest laundry room, business center and approximately 1,175 sq. ft. of dedicated meeting space.

A-3-41

611 East River Street Savannah, GA 31401	Collateral Asset Summary – Loan No. 4 Homewood Suites Savannah	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,843,330 69.7% 2.02x 13.5%

The Homewood Suites Savannah Property offers up to 131 surface parking spaces (0.82 spaces per room) situated across the street on a site owned by affiliates of the borrower. The Homewood Suites Savannah Property parking is demised pursuant to a parking ground lease agreement. See “Parking Lease” below.

The Homewood Suites Savannah Property currently operates under a franchise agreement with Hilton Franchise Holding LLC. The franchise agreement expires on August 31, 2035.

Environmental Matters. The Phase I environmental report dated June 23, 2017 recommended no further action at the Homewood Suites Savannah Property.

The Market. The Homewood Suites Savannah Property is located in the Savannah Historic District, which serves as Savannah, Georgia’s downtown. The Savannah Historic District is a major tourism area known for its history, warm climate, walkable downtown and numerous shops and restaurants. Another demand driver is the Savannah International Trade and Convention Center, which is located across the river from the Homewood Suites Savannah Property. The center features 100,000 sq. ft. of exhibit space, a 23,000 sq. ft. grand ballroom, 20,000 sq. ft. of flexible meeting space and an executive conference center with a 376-seat lecture auditorium. According to the appraisal, from 2013 to 2015, the convention center generated approximately 85,000 room nights and $25 million in direct visitor spending from 165 events, annually. Additionally, the Port of Savannah drives economic activity for the Savannah metropolitan statistical area and state of Georgia, shipping to more than 300 ports worldwide. Overall, according to a market study. Savannah attracted an estimated 13.9 million visitors in 2016, which is up from approximately 12.4 million visitors in 2012, including 7.9 billion overnight visitors. Direct visitor spending increased to approximately $2.8 billion up from approximately $2.3 million in 2014.

The Homewood Suites Savannah Property has immediate waterfront access on the Savannah River and the neighborhood is largely comprised of vintage commercial and residential buildings, the majority of which have historic designations. The neighborhood also has newer development consisting of a mix of retail, restaurants, office buildings, hotels and residential properties. Primary regional access through the area is provided by Interstate 16, which is approximately 0.5 miles to the west of the Homewood Suites Savannah Property and Interstate 95, which is located less than ten miles to the west. Additionally, the Savannah/Hilton Head International Airport is located approximately 13 miles northwest of the Homewood Suites Savannah Property.

According to the appraisal, there are 1,928 new rooms within 11 hotels either underway or planned for the Savannah Historic District area. The appraiser identified four of the new hotels (262 rooms) to be 25% to 50% competitive with the Homewood Suites Savannah Property. The competitive new supply, none of which is developed by borrower affiliates, includes the 56-room Cotton Sail Hotel that is undergoing a conversion to a Tapestry by Hilton hotel and is expected to be 50% competitive upon conversion, which the appraisal assumes to occur in 2018, the 173-room Tribute Hotel (official name unannounced) that is expected to be 50% competitive upon completion in 2017, the 168-room The Perry Lane Hotel, A Luxury Collection Hotel, Savannah that is expected to be 25% competitive upon opening in February 2018 and the 419-room JW Marriott that is expected to be 25% competitive upon opening in January 2019.

The subsequent chart presents the primary competitive set to the Homewood Suites Savannah Property:

Primary Competitors(1)(2)
Property	Rooms	Year Open	Distance (miles)	2015 Occupancy	2015 ADR	2015 RevPAR	2016 Occupancy	2016 ADR	2016 RevPAR
Homewood Suites Savannah Property	160	2015	NAP	45.2%	$140.18	$63.33	91.3%	$173.75	$158.60
SpringHill Suites Savannah Downtown/Historic District	160	2009	1.0	80% - 85%	$150 - $155	$120 - $125	80% - 85%	$155 - $160	$125 - $130
Residence Inn Savannah Downtown/Historic District	109	2009	1.4	85% - 90%	$165 - $170	$140 - $145	85% - 90%	$165 - $170	$145 - $150
Embassy Suites by Hilton Savannah	150	2013	1.3	85% - 90%	$185 - $190	$155 - $160	80% - 85%	$185 - $190	$155 - $160
Andaz Savannah	151	2009	0.7	75% - 80%	$210 - $215	$155 - $160	75% - 80%	$210 - $215	$155 - $160
Hampton Inn - Savannah Historic District	147	1997	0.4	85% - 90%	$170 - $175	$140 - $145	85% - 90%	$170 - $175	$145 - $150
Kimpton The Brice	145	2014	0.2	75% - 80%	$205 - $210	$150 - $155	75% - 80%	$200 - $205	$150 - $155
Holiday Inn Express Savannah-Historic District	143	2007	0.4	85% - 90%	$170 - $175	$150 - $155	80% - 85%	$170 - $175	$140 - $145
Staybridge Suites Savannah Historic District	104	2006	0.3	75% - 80%	$145 - $150	$110 - $115	75% - 80%	$140 - $145	$110 - $115
Doubletree by Hilton Hotel Savannah Historic District(3)	151	2002	0.8	85% - 90%	$165 - $170	$140 - $145	85% - 90%	$160 - $165	$140 - $145
Hilton Garden Inn Savannah Historic District(3)	133	2005	0.8	85% - 90%	$165 - $170	$145 - $150	90% - 95%	$155 - $160	$145 - $150
Total / Wtd. Avg.(4)	1,393			82.1%	$174.69	$143.36	84.3%	$172.56	$145.42
(1)	Source: Appraisal.

(2)	The competitive set in this table differs from the competitive set in the historical occupancy, ADR, RevPAR table above. The variances between the appraisal, the underwriting and the historical occupancy, ADR, RevPAR table above with respect to the Occupancy, ADR and RevPAR at the Homewood Suites Savannah Property are attributable to variances in reporting methodologies and/or timing differences.

(3)	Doubletree by Hilton Hotel Savannah Historic District and Hilton Garden Inn Savannah Historic District are owned by affiliates of the borrower.

(4)	Total / Wtd. Avg. excludes the Homewood Suites Savannah Property.

A-3-42

611 East River Street Savannah, GA 31401	Collateral Asset Summary – Loan No. 4 Homewood Suites Savannah	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,843,330 69.7% 2.02x 13.5%

The appraiser determined demand segmentation of 85% leisure, 10% meeting and group and 5% commercial for the Homewood Suites Savannah Property, compared to a weighted average of 57% leisure, 23% commercial and 19% meeting and group travel for the primary competitive set.

2016 Demand Segmentation(1)
Property	Rooms	Year Built	Leisure	Meeting and Group	Commercial
Homewood Suites Savannah Property	160	2015	85%	10%	5%
SpringHill Suites Savannah Downtown/Historic District	160	2009	50%	30%	20%
Residence Inn Savannah Downtown/Historic District	109	2009	60%	15%	25%
Embassy Suites by Hilton Savannah	150	2013	60%	20%	20%
Andaz Savannah	151	2009	70%	15%	15%
Hampton Inn - Savannah Historic District	147	1997	60%	25%	15%
Kimpton The Brice	145	2014	60%	20%	10%
Holiday Inn Express Savannah-Historic District	143	2007	55%	25%	20%
Staybridge Suites Savannah Historic District	104	2006	55%	25%	20%
Doubletree by Hilton Hotel Savannah Historic District	151	2002	50%	30%	20%
Hilton Garden Inn Savannah Historic District	133	2005	50%	20%	25%
Total / Wtd. Avg.(2)	1,393		57%	23%	19%
(1)	Source: Appraisal

(2)	Total / Wtd. Avg. excludes the Homewood Suites Savannah Property.

A-3-43

611 East River Street Savannah, GA 31401	Collateral Asset Summary – Loan No. 4 Homewood Suites Savannah	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,843,330 69.7% 2.02x 13.5%

Cash Flow Analysis.

Cash Flow Analysis
	2015	2016	T-12 8/31/2017	U/W	U/W per Room
Occupancy	45.2%	91.3%	95.0%	95.0%
ADR	$140.18	$173.75	$179.77	$178.26
RevPAR	$63.33	$158.60	$170.73	$169.30

Room Revenue	$324,230	$9,287,621	$9,970,758	$9,970,758	$62,317
F&B Revenue	0	140,199	622,389	882,208	5,514
Other Revenue	306,174	1,461,592	1,488,580	1,488,580	9,304
Total Revenue	$630,405	$10,889,412	$12,081,727	$12,341,547	$77,135
Operating Expenses	151,112	2,592,458	3,017,081	3,160,322	19,752
Undistributed Expenses	145,484	2,592,477	2,948,383	2,815,501	17,597
Gross Operating Profit	$333,809	$5,704,477	$6,116,264	$6,365,723	$39,786
Total Fixed Charges	296,026	440,664	421,683	715,032	4,469
Net Operating Income	$37,782	$5,263,812	$5,694,581	$5,650,692	$35,317
FF&E(1)	0	0	0	493,662	3,085
Net Cash Flow	$37,782	$5,263,812	$5,694,581	$5,157,030	$32,231
(1)	U/W FF&E represents 4.0% of gross revenues.

Property Management.    The Homewood Suites Savannah Property is managed by Northpoint Hospitality Group, Inc., an affiliate of the borrower sponsor.

Lockbox / Cash Management.    The Homewood Suites Savannah Loan is structured with a springing hard lockbox and springing cash management. Following a Lockbox Trigger Event (as defined below), all credit card receipts are required to be deposited directly into a clearing account controlled by the lender, and the borrower and property manager are required to deposit all other rent and payments into the clearing account within three business days of receipt. Unless a Trigger Period (as defined below) is ongoing, all amounts on deposit in the clearing account are required to be swept daily into the borrower’s account. During a Trigger Period, all amounts on deposit in the clearing account are required to be swept daily into an account controlled by the lender and applied as provided in the loan documents.

A “Lockbox Trigger Event” means (i) an event of default or (ii) the debt service coverage ratio for the Homewood Suites Savannah Property falls below 1.20x. A “Trigger Period” will commence upon (i) an event of default and continue until the lender accepts a cure of such event of default or (ii) if the debt service coverage ratio for the Homewood Suites Savannah Property falls below 1.15x for any calendar quarter, and continue until the debt service coverage ratio remains at or above 1.20x for two consecutive calendar quarters. The borrower may prevent or cure a Lockbox Trigger Event and/or a Trigger Period by depositing cash or a letter of credit as additional collateral in an amount determined by the lender that would be sufficient if the same were to be deducted from the principal balance of the Homewood Suites Savannah Loan and a new 30 year amortization schedule based on the interest rate were to be created taking into account said deduction, to cause the debt service coverage ratio to be at least 1.25x. Such additional collateral is required to be released to the borrower if the debt service coverage ratio (without taking into account any deduction for such collateral) is at least 1.25x for two consecutive calendar quarters. During a Trigger Period, all excess cash flow after the payment of debt service and all applicable reserves is required to be held by lender as additional collateral for the Homewood Suites Savannah Loan.

Initial and Ongoing Reserves. At loan origination, the borrower deposited $35,522 into a tax reserve account.

Tax Reserves – The borrower is required to deposit on a monthly basis 1/12 of the estimated annual real estate taxes, which currently equates to $11,841, into the tax reserve account.

Insurance Reserves – The borrower is required to deposit 1/12 of the estimated insurance premiums into an insurance account, unless an acceptable blanket insurance policy is in place.

A-3-44

611 East River Street Savannah, GA 31401	Collateral Asset Summary – Loan No. 4 Homewood Suites Savannah	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,843,330 69.7% 2.02x 13.5%

FF&E Reserves - The borrower is required to deposit (i) 1/12 of 2% of total gross revenues into a reserve for furniture, fixtures and equipment (“FF&E”) through and including the August 2019 payment date, (ii) 1/12 of 3% of total gross revenues into the FF&E reserve beginning on the September 2019 payment date and through and including the August 2020 payment date, and (iii) 1/12 of 4% of total gross revenues into the FF&E reserve beginning on the September 2020 payment date and thereafter (or, in each case, if greater, the then current monthly amount required to be deposited under the management agreement or the then current monthly amount required to be deposited under the franchise agreement for FF&E and approved capital expenditures).

Parking Lease. The Homewood Suites Savannah Property has a parking ground lease agreement for 131 parking spaces (the “Parking Lease”). The term of the Parking Lease is for ten years expiring in December 2027, with eight, five-year renewal options for a fully extended expiration date of December 2067. The Parking Lease obligates the landlords thereunder, which are affiliates of the borrower, to rent parking to the borrower on two parcels of land adjacent to the hotel (Parcels A and B). Currently, all parking at the hotel is on Parcel A (and, according to the survey, there are 131 striped spaces). The owners of the parking parcels have the right to relocate the parking spaces to other portions of the parcel. The owners of the parking parcels may potentially develop a parking garage on Parcel A in the future. Under the terms of the Parking Lease, the landlord is required to, at all times, rent 100 spaces to the borrower (the “100 Spaces”) and make an additional 31 spaces available to the borrower upon the borrower’s request (the “Additional Spaces”). Until both (i) Parcel B has been developed with a parking structure in accordance with plans attached to the Parking Lease and (ii) the landlord commences construction of the parking deck on Parcel A (the “Parking Construction Conditions”), all such spaces are required to be located on Parcel A. After the Parking Construction Conditions are satisfied, the landlord may provide the 100 Spaces and Additional Spaces either on Parcel A or Parcel B, and may also elect to provide the Additional Spaces by requiring the borrower to operate, or hire, a valet service that double parks cars on the portion of the land where the 100 Spaces are located. For the initial term, rent for the 100 Spaces is $1,000 per year and rent for the Additional Spaces is the lesser of fair market value and $3,000 per year per space. For the first extension term, rent is the lesser of $3,000 per parking space per year and “fair market value” (with a 3% annual increase) for both the 100 Spaces and the Additional Spaces. As of the origination date, the borrower had elected to lease all 31 of the available Additional Spaces.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted.    None.

A-3-45

300, 320 and 340 East Big Beaver Road and 2800 Livernois Road Troy, MI 48083	Collateral Asset Summary – Loan No. 5 Troy Officentre Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 69.6% 2.04x 14.5%

A-3-46

300, 320 and 340 East Big Beaver Road and 2800 Livernois Road Troy, MI 48083	Collateral Asset Summary – Loan No. 5 Troy Officentre Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 69.6% 2.04x 14.5%

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
Oakland University
Katke Cousins Golf Course
Rochester College
Rochester Hills
Bloomer Park
Shelby Charter Township
River Bend Park
Cherry Creek Golf Club
22 MILE RD
SHELBY RD
W HAMLIN RD
Borden Park
Hampton Golf Club
Pontiac Silverdome
Oakland Community College
AUBURN RD
W AUBURN RD
HALL RD
Pine Trace Golf Club
W SOUTH BLVD
Sanctuary Lake Golf Course
Beaumont Hospital-Troy
CLINTON RIVER RD
CROOKS RD
S OPDYKE RD
Firefighters Park
19 MILE RD
Sylvan Glen Municipal Golf Course
Joseph J Della Jr Park
Clinton River Park
18 MILE RD
Troy
Bloomfield Hills Country Club
Bloomfield Hills
N ADAMS RD
COOLIDGE HWY
RYAN RD
MOUND RD
Sunnybrook Golf Course
17 MILE RD
W WATTLES RD
ROCHESTER RD
Raintree Park
Sterling Heights
DODGE PARK RD
16 MILE RD
Somerset Collection
W BIG BEAVER RD
2
1
Birmingham
DEQUINDRE RD
VAN DYKE AVE
Maple Lane Golf Club
Clawson
Oakland Mall
Birmingham Country Club
WOODWARD AVE
Eckstein Park
Beverly Hills
Royal Oak Golf Club
Norman J Halmich Park
Beaumont Hospital Royal Oak
Royal Oak
Madison Heights
Warren
Red Run Golf Club
Universal Mall
Lathrup Village
Berkley
DETROIT ARMY ARSENAL
Huntington Woods
Rackham Golf Course
E 10 MILE RD
Hazel Park Harness Raceway
75
59
53
1
10
696

Troy Officentre Portfolio

1	East Big Beaver Road Office	300, 320 and 340 East Big Beaver Road	Troy, MI	48083
2	Livernois Road Office	2800 Livernois Road	Troy, MI	48083

A-3-47

300, 320 and 340 East Big Beaver Road and 2800 Livernois Road Troy, MI 48083	Collateral Asset Summary – Loan No. 5 Troy Officentre Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 69.6% 2.04x 14.5%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Acquisition
Borrower Sponsors:	Andrew Hayman and the Andrew E. Hayman Living Trust
Borrower:	Troy Office Center Owner, LLC
Original Balance:	$41,250,000
Cut-off Date Balance:	$41,250,000
% by Initial UPB:	3.9%
Interest Rate:	4.5600%
Payment Date:	6th of each month
First Payment Date:	November 6, 2017
Maturity Date:	October 6, 2022
Amortization:	Interest only for first 12 months, 360 months thereafter
Additional Debt:	None
Call Protection:	L(25), DorYM1(28), O(7)
Lockbox / Cash Management:	Soft Springing Hard / Springing

Reserves(1)
	Initial	Monthly
Taxes:	$256,483	$85,494
Insurance:	$49,671	$7,096
Replacement:	$0	$21,860
TI/LC:	$1,750,000	$63,759
Engineering:	$132,813	$0
Unfunded Tenant Obligations:	$1,147,613	$0
Planned Capital Expenditure Reserve:	$1,091,000	$0

Financial Information

Cut-off Date Balance / Sq. Ft.:	$57
Balloon Balance / Sq. Ft.:	$53
Cut-off Date LTV:	69.6%
Balloon LTV:	65.0%
Underwritten NOI DSCR(2):	2.37x
Underwritten NCF DSCR(2):	2.04x
Underwritten NOI Debt Yield:	14.5%
Underwritten NCF Debt Yield:	12.5%
Underwritten NOI Debt Yield at Balloon:	15.6%
Underwritten NCF Debt Yield at Balloon:	13.4%

Property Information
Single Asset / Portfolio:	Portfolio
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Troy, MI
Year Built / Renovated:	Various / NAP
Total Sq. Ft.:	728,673
Property Management:	The Hayman Company
Underwritten NOI:	$5,994,775
Underwritten NCF:	$5,156,702
Appraised Value(3):	$59,300,000
Appraisal Date(3):	August 17, 2017

Historical NOI
Most Recent NOI:	$6,194,587 (T-12 May 31, 2017)
2016 NOI:	$5,447,487 (December 31, 2016)
2015 NOI:	$5,663,674 (December 31, 2015)
2014 NOI:	$5,057,940 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	78.6% (August 31, 2017)
2016 Occupancy:	84.0% (December 31, 2016)
2015 Occupancy:	74.0% (December 31, 2015)
2014 Occupancy:	83.0% (December 31, 2014)
(1)	See “Initial and Ongoing Reserves” herein.

(2)	DSCR is calculated based on the Troy Officentre Portfolio Loan’s (as defined below) amortizing debt service payments. Based on the initial interest only payments, the Underwritten NOI DSCR and Underwritten NCF DSCR are equal to 3.14x and 2.70x, respectively.

(3)	The borrower acquired the Troy Officentre Portfolio Properties in an all cash transaction on June 9, 2017 for $55.0 million. The Troy Officentre Portfolio Loan was originated on September 14, 2017. The Troy Officentre Portfolio Properties were approximately 72.8% occupied on June 9, 2017 upon the acquisition by the borrower. Subsequent to the acquisition, but prior to the origination of the Troy Officentre Portfolio Loan, the borrower executed five new leases and signed three lease renewals. The five new leases signed increased the gross rent at the Troy Officentre Portfolio Properties by $736,706, which may attribute to the difference between the purchase price as of June 9, 2017 and appraised value as of August 17, 2017.

A-3-48

300, 320 and 340 East Big Beaver Road and 2800 Livernois Road Troy, MI 48083	Collateral Asset Summary – Loan No. 5 Troy Officentre Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 69.6% 2.04x 14.5%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P)(1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(2)	% of Total U/W Base Rent	Lease Expiration
DMI GC Holdings, LLC(3)	NR/NR/NR	64,484	8.8%	$16.95	10.9%	5/31/2022
Midland Credit Management, Inc.(4)	NR/NR/NR	62,318	8.6%	$18.50	11.5%	1/31/2024
General Physics Corporation(5)	NR/NR/NR	59,998	8.2%	$16.50	9.9%	5/31/2018
St. John Providence Health System(6)	NR/NR/NR	43,342	5.9%	$18.45	8.0%	10/31/2022
Aimia Proprietary U.S. LLC(7)	NR/NR/NR	36,720	5.0%	$17.25	6.3%	4/30/2018
Total Major Tenants		266,862	36.6%	$17.50	46.6%
Remaining Tenants		306,069	42.0%	$17.45	53.4%
Total Occupied Collateral		572,931	78.6%	$17.47	100.0%
Vacant		155,742	21.4%
Total		728,673	100.0%

(1)	Certain ratings may be those of the parent company whether or not the parent company guarantees the lease.

(2)	Includes approximately $271,464 in base rent steps through February 1, 2019.

(3)	DMI GC Holdings, LLC has one, five-year renewal option at fair market value.

(4)	Midland Credit Management, Inc. has one, three-year renewal option at fair market value and a one-time right to terminate its lease effective May 31, 2022 with 180 days’ notice and payment of a $700,463 termination fee.
(5)	General Physics Corporation has two, two-year renewal options and an on-going option to contract its space to one floor by giving at least 180 days’ notice. In addition, General Physics Corporation may terminate its entire space with 180 days’ notice.

(6)	St. John Providence Health System has two, three-year renewal options at 95% of fair market value.

(7)	Aimia Proprietary U.S. LLC has two, three-year renewal options at fair market value.

Portfolio Summary
Property Name	Year Built/ Renovated	Sq. Ft.	Occupancy	Allocated Loan Amount ($)	% of Allocated Loan Amount	UW NCF	Appraised Value
East Big Beaver Road Office	1986 / NAP	446,817	82.4%	$25,700,000	62.3%	$3,248,882	$36,700,000
Livernois Road Office	1987, 2000 / NAP	281,856	72.6%	$15,500,000	37.7%	$1,907,820	$22,600,000
Total		728,673	78.6%	$41,250,000	100.0%	$5,156,702	$59,300,000

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(3)	% U/W Base Rent Rolling(3)	Cumulative % of U/W Base Rent(3)
MTM(4)	1	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	1	5,886	0.8%	5,886	0.8%	$12.00	0.7%	0.7%
2018	11	150,264	20.6%	156,150	21.4%	$17.16	25.8%	26.5%
2019	7	39,687	5.4%	195,837	26.9%	$18.33	7.3%	33.7%
2020	7	21,818	3.0%	217,655	29.9%	$17.06	3.7%	37.5%
2021	3	41,525	5.7%	259,180	35.6%	$17.33	7.2%	44.6%
2022	12	173,156	23.8%	432,336	59.3%	$17.61	30.5%	75.1%
2023	8	47,516	6.5%	479,852	65.9%	$17.74	8.4%	83.5%
2024	1	62,318	8.6%	542,170	74.4%	$18.50	11.5%	95.1%
2025	1	30,761	4.2%	572,931	78.6%	$16.10	4.9%	100.0%
2026	0	0	0.0%	572,931	78.6%	$0.00	0.0%	100.0%
2027	0	0	0.0%	572,931	78.6%	$0.00	0.0%	100.0%
Thereafter	0	0	0.0%	572,931	78.6%	$0.00	0.0%	100.0%
Vacant	NAP	155,742	21.4%	728,673	100.0%	NAP	NAP
Total / Wtd. Avg.	52	728,673	100.0%			$17.47	100.0%

(1)	Based on the underwritten rent roll dated August 31, 2017.

(2)	Certain tenants have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in the lease rollover schedule.

(3)	Includes approximately $271,464 in base rent steps through February 1, 2019.

(4)	MTM includes a Federal Express drop box in the lobby of the East Big Beaver Road Office Property.

A-3-49

300, 320 and 340 East Big Beaver Road and 2800 Livernois Road Troy, MI 48083	Collateral Asset Summary – Loan No. 5 Troy Officentre Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 69.6% 2.04x 14.5%

The Loan.    The Troy Officentre Portfolio loan (the “Troy Officentre Portfolio Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in two office properties comprising five separate buildings located in Troy, Michigan (the “Troy Officentre Portfolio Properties”). The Troy Officentre Portfolio Loan, with an original principal balance of $41.250 million, has a 5-year term, is interest only for one year, and then amortizes on a 30-year schedule for the remaining term of the loan. The Troy Officentre Portfolio Loan accrues interest at a fixed rate equal to 4.5600% and has a Cut-off Date Balance of $41.250 million. The borrower acquired the Troy Officentre Portfolio Properties in an all cash transaction on June 9, 2017 for $55.0 million. The Troy Officentre Portfolio Loan was subsequently originated on September 14, 2017. For purposes of sources and uses presented in the table below, proceeds of the Troy Officentre Portfolio Loan are being presented to acquire the Troy Officentre Portfolio Properties, fund upfront reserves of approximately $4.4 million and pay closing costs of approximately $1.1 million. Based on the “As Is” appraised value of $59.3 million as of August 17, 2017, the Cut-off Date LTV Ratio for the Troy Officentre Portfolio Loan is 69.6%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$41,250,000	68.2%	Purchase Price(1)	$55,000,000	90.9%
New Sponsor Equity	$19,243,564	31.8%	Reserves	$4,427,581	7.3%
			Closing Costs	$1,065,983	1.8%

Total Sources	$60,493,564	100.0%	Total Uses	$60,493,564	100.0%
(1)	The borrower acquired the Troy Officentre Portfolio Properties in an all cash transaction on June 9, 2017 for $55.0 million. The Troy Officentre Portfolio Loan was originated on September 14, 2017. The Troy Officentre Portfolio Properties were approximately 72.8% occupied on June 9, 2017 upon the acquisition by the borrower. Subsequent to the acquisition, but prior to the origination of the Troy Officentre Portfolio Loan, the borrower executed five new leases and signed three lease renewals. The five new leases signed increased the gross rent at the Troy Officentre Portfolio Properties by $736,706. For purposes of sources and uses presented in the table above, proceeds of the Troy Officentre Portfolio Loan are being presented for the use of acquiring the Troy Officentre Portfolio Properties.

The Borrower / Sponsor.    The borrower, Troy Office Center Owner, LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The non-recourse carve-out guarantor is Andrew Hayman, the President of The Hayman Company. The Hayman Company is a privately-owned full-service real estate organization headquartered in Michigan with properties in 24 states nationwide. The Hayman Company manages over 40,000 apartment units and 16 million sq. ft. of commercial space.

The Properties. The Troy Officentre Portfolio Properties are two office properties located in Troy, Michigan approximately 20 miles northwest of Detroit. The two office properties comprise an aggregate of 728,673 sq. ft. across a total of five buildings on an approximately 31.8 acre site. As of August 31, 2017, the Troy Officentre Portfolio Properties were 78.6% occupied by 52 tenants. The East Big Beaver Road Office Property, which comprises buildings A, B, and C (each being five-stories), was constructed in 1986, contains an aggregate of 446,817 sq. ft. and is approximately 82.4% occupied as of August 31, 2017. The Livernois Road Office Property, which contains buildings D and E (each being six-stories), which were constructed in 1987 and 2000, respectively, contains an aggregate of 281,856 sq. ft. and is approximately 72.6% occupied as of August 31, 2017. Parking at the Troy Officentre Portfolio Properties is provided by two, two-story parking decks offering an aggregate of 1,834 parking spaces that are located between the East Big Beaver Road Office Property and the Livernois Road Office Property as well as an additional 2,715 surface parking spaces. The Troy Officentre Portfolio Loan also features a planned capital expenditure reserve in the amount of $1,091,000 for scheduled capital expenditures, including overlaying the asphalt pavement, roof repairs, common bathroom upgrades and elevator upgrades. The borrower acquired the Troy Officentre Portfolio Properties in an all cash transaction on June 9, 2017 for $55.0 million. The Troy Officentre Portfolio Loan was originated on September 14, 2017. The Troy Officentre Portfolio Properties were approximately 72.8% occupied on June 9, 2017 upon the acquisition by the borrower. Subsequent to the acquisition, but prior to the origination of the Troy Officentre Portfolio Loan, the borrower executed five leases with new tenants and signed three lease renewals. Lease payments under the five newly-executed leases increased the gross rent at the Troy Officentre Portfolio Properties by $736,706. For purposes of sources and uses presented in the table above, proceeds of the Troy Officentre Portfolio Loan are being presented for the use of acquiring the Troy Officentre Portfolio Properties.

Major Tenants.

DMI GC Holdings, LLC (“DMI”) (64,484 sq. ft.; 8.8% of NRA; 10.9% of U/W Base Rent): DMI (d/b/a Dialogue Direct) is a marketing provider, serving more than 250 globally-known brands within the automotive, consumer packaged goods, financial services, healthcare, logistics, insurance, and pharmaceutical sectors. DMI is headquartered in Highland Park, Michigan, and has more than 4,500 employees across 12 locations. DMI has been at the Troy Officentre Portfolio Properties since 2010, expanding and renewing in 2012 and renewing again in June 2016, with one, 5-year renewal option remaining.

Midland Credit Management, Inc. (62,318 sq. ft.; 8.6% of NRA; 11.5% of U/W Base Rent): Midland Credit Management Inc. is a wholly-owned subsidiary of Encore Capital Group, Inc. (“Encore Capital Group”). As an international finance company with operations in 14 countries, Encore Capital Group’s subsidiaries purchase portfolios of consumer receivables from banks, credit unions, utility providers and municipalities. Encore Capital Group is publicly traded on the NASDAQ under the symbol ECPG. Midland Credit Management purchases and services unsecured consumer debt in the U.S. and employs more than 2,000 account managers. Midland Credit Management, Inc. has been located at the Troy Officentre Portfolio Properties since 2016 and has one, 3-year renewal option. Midland

A-3-50

300, 320 and 340 East Big Beaver Road and 2800 Livernois Road Troy, MI 48083	Collateral Asset Summary – Loan No. 5 Troy Officentre Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 69.6% 2.04x 14.5%

Credit Management, Inc. has a one-time right to terminate its lease effective May 31, 2022 with 180 days’ notice and payment of a $700,463 termination fee.

General Physics Corporation (59,998 sq. ft.; 8.2% of NRA; 9.9% of U/W Base Rent): General Physics Corporation is a global consulting firm offering services and products to improve the effectiveness of organizations. General Physics Corporation provides training, business process outsourcing, operational consulting, engineering, construction management, homeland security services, and other services that improve an organization’s operating performance and competitiveness. General Physics Corporation is headquartered in Columbia, Maryland, and employs approximately 3,380 people. The company reported revenue of $491 million during 2016, and trades on the NYSE under the symbol GPX. General Physics Corporation has been a tenant at the Troy Officentre Portfolio Properties since 2011 with a lease expiring in 2018, and has two, 2-year renewal options. According to the company’s 2016 annual report, General Physics Corporation leases approximately 508,000 sq. ft. globally, with its 59,998 sq. ft. space at the Troy Officentre Portfolio Properties representing the company’s second-largest real estate presence behind their approximately 64,000 sq. ft. headquarters in Maryland. General Physics Corporation has an on-going option to contract its space to one floor by giving at least 180 days’ notice. In addition, General Physics Corporation may terminate its entire space with 180 days’ notice.

Environmental Matters. The Phase I environmental report dated August 24, 2017 recommended no further action at the Troy Officentre Portfolio Properties other than the continued implementation of an asbestos operations and maintenance plan.

The Market. The Troy Officentre Portfolio Properties are located in the city of Troy within Oakland County in southeast Michigan, approximately 20.0 miles north of the Detroit central business district. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the Troy Officentre Portfolio Properties was 8,330, 85,296 and 264,525, respectively. According to the appraisal, for the same period, the average household income within a one-, three- and five-mile radius was $89,962, $95,502 and $101,781, respectively. The Troy Officentre Portfolio Properties are located within the Detroit office market which, according to a third party industry report, has an office inventory of 199.0 million sq. ft., a 10.9% vacancy rate and asking rents of $19.00 PSF According to a third party industry report, the Troy office submarket reported an office inventory of 18.1 million sq. ft, a 14.6% vacancy rate and asking rents of $19.15 PSF According to the appraisal, there is no known supply coming to market in the immediate area that would compete with the Troy Officentre Portfolio Properties. The appraiser concluded a market rent for the Troy Officentre Portfolio Properties of $17.50 PSF gross and a stabilized occupancy for the Troy Officentre Portfolio Properties of 85.0%.

In determining market rent for the Troy Officentre Portfolio Properties, the appraiser identified the six comparable office properties listed in the table below.

Directly Competitive Buildings(1)
Property	Year Built	Office Area (Sq. Ft.)	Occupancy	Lease Type	Asking Rent Range
Troy Officentre Portfolio Properties	1986-1987 & 2000	728,673(2)	78.6%(2)	Base Year Stop + Electric	$11.53 to $18.95
Columbia Center I	1988	254,978	93.7%	Base Year Stop + Electric	$18.47 to $30.75
Columbia Center II	2000	251,620	84.2%	Base Year Stop + Electric	$22.69 to $29.30
Liberty Center	1986	292,146	78.7%	Base Year Stop + Electric	$12.50 to $21.50
Continental Plaza	1986	95,953	94.3%	Base Year Stop + Electric	$14.50 to $21.00
Venture Plaza	1986	63,084	96.9%	Base Year Stop + Electric	$16.75 to $20.49
(1)	Source: Appraisal, unless otherwise specified.

(2)	Source: Underwritten rent roll dated August 31, 2017.

A-3-51

300, 320 and 340 East Big Beaver Road and 2800 Livernois Road Troy, MI 48083	Collateral Asset Summary – Loan No. 5 Troy Officentre Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 69.6% 2.04x 14.5%

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	T-12 5/31/2017	U/W	U/W (PSF)
Base Rent	$8,384,843	$9,208,557	$9,264,803	$9,910,665	$9,737,192	$13.36
Rent Steps(1)	0	0	0	0	271,464	$0.37
Gross Up Vacancy	0	0	0	0	2,725,485	$3.74
Reimbursements	227,165	171,045	53,267	88,139	250,613	$0.34
Gross Potential Rent	$8,612,008	$9,379,602	$9,318,070	$9,998,804	$12,984,754	$17.82
Total Other Income(2)	982,712	1,054,647	1,104,683	1,063,323	968,779	$1.33
Less: Vacancy(3)	0	0	0	0	(2,725,485)	($3.74)
Effective Gross Income	$9,594,720	$10,434,249	$10,422,753	$11,062,127	$11,228,048	$15.41
Total Variable Expenses	3,484,046	3,653,887	3,860,876	3,791,661	3,893,387	$5.34
Total Fixed Expenses	1,052,734	1,116,688	1,114,390	1,075,880	1,339,885	$1.84
Net Operating Income	$5,057,940	$5,663,674	$5,447,487	$6,194,587	$5,994,775	$8.23
TI/LC	0	0	0	0	692,339	$0.95
Capital Expenditures	0	0	0	0	145,735	$0.20
Net Cash Flow	$5,057,940	$5,663,674	$5,447,487	$6,194,587	$5,156,702	$7.08
(1)	Includes approximately $271,464 in contractual rent steps through February 1, 2019.

(2)	Total Other Income includes parking income, direct tenant billings for shared utilities recoveries, overtime HVAC, common utilities, cell tower and antenna income, storage, tenant services, and other miscellaneous revenue.

(3)	U/W Vacancy represents an economic vacancy of 19.7%.

Property Management.   The property manager for the Troy Officentre Portfolio Properties is The Hayman Company, a Michigan corporation. The Hayman Company is a privately-owned full-service real estate organization headquartered in Michigan with properties in 24 states nationwide. The Hayman Company manages over 40,000 apartment units and 16 million sq. ft. of commercial space.

Lockbox / Cash Management.     The Troy Officentre Portfolio Loan is structured with an in-place soft springing hard lockbox and springing cash management. The Troy Officentre Portfolio Loan also requires the borrower or property manager to deposit into the lockbox account, immediately after receipt, all rents and other revenue of any kind received by the borrower or the property manager with respect to the Troy Officentre Portfolio Properties. Upon the occurrence and during the continuance of a Trigger Period (as defined below), all funds in the lockbox account are required to be swept daily to a cash management account under the control of the lender to be applied and disbursed in accordance with the Troy Officentre Portfolio Loan documents and all excess cash flow funds remaining in the cash management account after the application of such funds in accordance with the Troy Officentre Portfolio Loan documents are required to be held by the lender in an excess cash flow reserve account as additional collateral for the Troy Officentre Portfolio Loan. To the extent that no Trigger Period is continuing, all excess cash flow funds are required to be disbursed to the borrower.

A “Trigger Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default under the Troy Officentre Portfolio Loan documents, (ii) unless the Trigger Period Avoidance Conditions (as defined below) have been satisfied, the debt service coverage ratio falling below 1.15x and (iii) the occurrence of a Specified Tenant Trigger Period (as defined below); and (B) expiring upon (x) with regard to any Trigger Period commenced in connection with clause (A)(i) above, the cure of such event of default, (y) with regard to any Trigger Period commenced in connection with clause (A)(ii) above, either (1) the debt service coverage ratio being equal to or greater than 1.20x for two consecutive calendar quarters or (2) the satisfaction of the Trigger Period Avoidance Conditions, and (z) with regard to any Trigger Period commenced in connection with clause (A)(iii) above, a Specified Tenant Trigger Period ceasing to exist in accordance with the terms of the Troy Officentre Portfolio Loan documents.

“Trigger Period Avoidance Conditions” means (i) the borrower deposits with the lender, into an eligible account established with the lender or the servicer an amount of funds (in the form of cash or a letter of credit) equal to the Trigger Period Avoidance Deposit Amount (as defined below) and (ii) thereafter, on or prior to each anniversary of the date the deposit described in the foregoing clause (i) was made, the borrower deposits with the lender into the same eligible account an amount of funds (in the form of cash or a letter of credit) equal to the Trigger Period Avoidance Deposit Amount (and in accordance with the terms of the Troy Officentre Portfolio Loan documents, upon the expiration of all Trigger Periods then in existence, other than expirations resulting from satisfaction of the Trigger Period Avoidance Conditions, all such funds so deposited (and/or letters of credit so delivered) are required to be promptly disbursed and returned to the borrower).

“Trigger Period Avoidance Deposit Amount” means, as of any date of determination, an amount equal to the amount of funds that if applied to reduce the outstanding principal balance of the Troy Officentre Portfolio Loan would cause the debt service coverage ratio to be equal to or greater than 1.20x.

A-3-52

300, 320 and 340 East Big Beaver Road and 2800 Livernois Road Troy, MI 48083	Collateral Asset Summary – Loan No. 5 Troy Officentre Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 69.6% 2.04x 14.5%

A “Specified Tenant Trigger Period” means a period (A) commencing upon the first to occur of (i) a Specified Tenant (as defined below) being in monetary default under its lease beyond any applicable notice and cure periods, (ii) a Specified Tenant failing to be in actual, physical possession of its space (or applicable portion thereof) (except to the extent that the date to be in possession has not yet occurred), (iii) a Specified Tenant giving notice that it is terminating its lease for all or any portion of its space (or applicable portion thereof), (iv) any termination or cancellation of any Specified Tenant Lease (as defined below) (including, without limitation, rejection in any bankruptcy or similar insolvency proceeding) and/or any Specified Tenant Lease failing to otherwise be in full force and effect, (v) any bankruptcy or similar insolvency of any Specified Tenant, and (vi) a Specified Tenant failing to extend or renew its Specified Tenant Lease on or prior to the earlier to occur of (a) the date occurring twelve months prior to the expiration of the then applicable term of the applicable Specified Tenant Lease and (b) the date by which the applicable Specified Tenant is required to give notice of renewal pursuant to the terms and conditions of its Specified Tenant Lease in accordance with the applicable terms and conditions thereof and the terms and conditions of the Troy Officentre Portfolio Loan documents for a minimum renewal or extension term of the greater of (y) five years or (z) the next renewal term specified under the applicable Specified Tenant Lease; and (B) expiring upon the first to occur of the lender’s receipt of evidence reasonably acceptable to the lender (which such evidence may include a duly executed estoppel certificate from the applicable Specified Tenant in form and substance acceptable to the lender) of: (i) the satisfaction of the Specified Tenant Cure Conditions (as defined below) or (ii) the borrower leasing the entire Specified Tenant space (or a portion thereof pursuant to a lease that requires payment of rent equal to or greater than the rental amount that had been paid by the Specified Tenant previously occupying such space), or applicable portion thereof in accordance with the applicable terms and conditions of the Troy Officentre Portfolio Loan documents and the applicable tenant under such lease being in actual, physical occupancy of the space demised under its lease and paying the full amount of the rent due under its lease (or the borrower has deposited with the lender funds in an amount equal to the total aggregate abated rent under such tenant’s lease, which funds are required to be released by the lender upon the passage of such rent abatement period, or deposited into the cash management account if a Trigger Period then exists). Notwithstanding the foregoing, so long as the underwritten NCF debt yield is greater than or equal to 10.5% without the inclusion of rent related to the applicable Specified Tenant, no Specified Tenant Trigger Period will be deemed to have occurred solely due to clauses (A)(iii) or (vi) above.

“Specified Tenant Cure Conditions” means each of the following, as applicable, (i) the applicable Specified Tenant has cured all defaults under the applicable Specified Tenant Lease, (ii) the applicable Specified Tenant is in actual, physical possession of its space (or applicable portion thereof), (iii) the applicable Specified Tenant has revoked or rescinded all termination or cancellation notices with respect to the applicable Specified Tenant Lease and has re-affirmed the applicable Specified Tenant Lease as being in full force and effect, (iv) in the event the Specified Tenant Trigger Period is due to the applicable Specified Tenant’s failure to extend or renew the applicable Specified Tenant Lease in accordance with clause (A)(vi) of the definition of “Specified Tenant Trigger Period”, the applicable Specified Tenant has renewed or extended the applicable Specified Tenant Lease in accordance with the terms of the Troy Officentre Portfolio Loan documents for the applicable Specified Tenant Lease for a term of the greater of (y) five (5) years or (z) the next renewal term specified under the applicable Specified Tenant Lease; (v) with respect to any applicable bankruptcy or insolvency proceedings involving the applicable Specified Tenant and/or the applicable Specified Tenant Lease, the applicable Specified Tenant is no longer insolvent or subject to any bankruptcy or insolvency proceedings and has affirmed the applicable Specified Tenant Lease pursuant to a final, non-appealable order of a court of competent jurisdiction, and (vi) the applicable Specified Tenant is paying full, unabated rent under the applicable Specified Tenant Lease (or the borrower has deposited with the lender funds in an amount equal to the total aggregate abated rent under such Specified Tenant’s Lease, which funds are required to be released by the lender upon the passage of such rent abatement period, or deposited into the cash management account if a Trigger Period then exists).

A “Specified Tenant” means (a) DMI GC Holdings, LLC, (b) Midland Credit Management, Inc. (c) any other tenant leasing 50,000 or more sq. ft. approved in accordance with the Troy Officentre Portfolio Loan documents or (d) any parent of, or affiliate providing credit support for, or guarantee of such tenant.

“Specified Tenant Lease” means collectively and/or individually (as the context requires), each lease at the Troy Officentre Portfolio Properties with a Specified Tenant (including, without limitation, any guaranty or similar instrument furnished thereunder), as the same may have been or may hereafter be amended, restated, extended, renewed, replaced and/or otherwise modified.

Initial and Ongoing Reserves.    At loan origination, the borrower deposited (i) $256,483 into a tax reserve account, (ii) $49,671 into an insurance reserve account, (iii) $1,750,000 into a tenant improvements and leasing commissions account, (iv) $132,813 into an account for immediate repairs identified by an engineer (125% of identified repairs), (v) $1,147,613 into an unfunded obligations reserve account (which includes unpaid tenant improvements for 11 tenants totaling $1,092,860 and unpaid leasing commissions for 2 tenants totaling $54,753), and (vi) $1,091,000 into a planned capital expenditures reserve account.

Tax Reserves. On a monthly basis, the borrower is required to deposit reserves of 1/12 of the estimated annual real estate taxes, which currently equates to $85,494, into a tax reserve account.

Insurance Reserves. On a monthly basis, the borrower is required to deposit reserves of 1/12 of annual insurance premiums, which currently equates to $7,096, into an insurance reserve account.

Replacement Reserves. On a monthly basis, the borrower is required to deposit $21,860 into a replacement reserve account, subject to a cap of thirty-six months’ worth of deposits (which currently equates to $786,966).

A-3-53

300, 320 and 340 East Big Beaver Road and 2800 Livernois Road Troy, MI 48083	Collateral Asset Summary – Loan No. 5 Troy Officentre Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$41,250,000 69.6% 2.04x 14.5%

TI/LC Reserves. On a monthly basis, the borrower is required to deposit $63,759 into a tenant improvements and leasing commissions account, subject to a cap of thirty-six months’ worth of deposits (which currently equates to $2,295,321) (which such cap is exclusive of the $1,750,000 initial deposit, and all disbursements from this tenant improvements and leasing commissions account will be deemed to be disbursements of such initial deposit until such time as the full amount thereof has been disbursed).

Current Mezzanine or Subordinate Indebtedness.  None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Release. Provided no event of default is continuing under the Troy Officentre Portfolio Loan documents, the borrower has the right following the second anniversary of the closing date of the CD 2017-CD6 securitization and prior to six months prior to the maturity date to either defease a portion of the loan or prepay a portion of the loan and obtain a release of an individual property, provided that certain conditions are satisfied, including (i) delivery of the partial defeasance collateral, in the case of a defeasance, or partial prepayment of the Troy Officentre Portfolio Loan, including any interest shortfall and yield maintenance premium, to the extent required under the Troy Officentre Portfolio Loan documents, in the case of a prepayment, in each case, in an amount equal to the greater of (a) 115% of the allocated loan amount with respect to such individual property and (b) the net sales proceeds applicable to such individual property; (ii) delivery of a rating agency confirmation; (iii) after giving notice of the partial defeasance and consummation of the partial defeasance, the debt service coverage ratio with respect to the remaining individual property is equal to or greater than the greater of (1) the debt service coverage ratio of all individual properties encumbered by the security instrument immediately prior to such date and (2) 1.75x; (iv) after giving notice of the partial defeasance and consummation of the partial defeasance, the loan-to-value ratio with respect to the remaining individual property is no greater than the lesser of (1) the loan-to-value ratio of all individual properties encumbered by the security instrument immediately prior to such date and (2) 69.6%;  (v) after giving notice of the partial defeasance and consummation of the partial defeasance, the debt yield with respect to the remaining individual property is equal to or greater than the greater of (1) the debt yield of all individual properties encumbered by the security instrument immediately prior to such date and (2) 10.0%; and (vi) delivery of a REMIC opinion.

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A-3-55

Various	Collateral Asset Summary – Loan No. 6 Lightstone Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 61.6% 2.13x 14.8%

A-3-56

Various	Collateral Asset Summary – Loan No. 6 Lightstone Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 61.6% 2.13x 14.8%

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Lightstone Portfolio
1 aloft Rogers Bentonville
2 Courtyard Baton Rouge Siegen Lane
3 Fairfield Inn & Suites Jonesboro
4 Hampton Inn & Suites Ft. Myers Beach
5 Residence Inn Baton Rouge Siegen Lane
6 TownePlace Suites Fayetteville North Springdale
7 TownePlace Suites New Orleans Metairie
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

A-3-57

Various	Collateral Asset Summary – Loan No. 6 Lightstone Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 61.6% 2.13x 14.8%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Sponsors:	Phoenix American Hospitality, LLC; American Hospitality Properties Fund I, LLC; American Hospitality Properties Fund III, LLC; W.L. Nelson
Borrowers:	AHP LP7 Fayetteville, LLC; AHP LP7 Bentonville, LLC; AHP LP7 Jonesboro, LLC; AHP LP7 CY Baton Rouge, LLC; AHP LP7 RI Baton Rouge, LLC; AHP LP7 Metairie, LLC; AHP LP7 FT Myers, LLC
Original Balance(1):	$40,000,000
Cut-off Date Balance(1):	$40,000,000
% by Initial UPB:	3.8%
Interest Rate:	4.71000%
Payment Date:	6th of each month
First Payment Date:	September 6, 2017
Maturity Date:	August 6, 2027
Amortization:	Interest only for first 36 months, 360 months thereafter
Additional Debt(1):	$25,000,000 Pari Passu Debt
Call Protection:	L(17), YM1(96), O(7)
Lockbox / Cash Management:	Hard / Springing

Reserves(2)
	Initial	Monthly
Taxes:	$125,000	$59,532
Insurance:	$208,517	Springing
FF&E:	$0	Springing
PIP:	$2,408,000	Springing

Financial Information(3)
Cut-off Date Balance / Room:	$83,548
Balloon Balance / Room:	$73,477
Cut-off Date LTV(4):	61.6%
Balloon LTV(4):	54.2%
Underwritten NOI DSCR(5):	2.37x
Underwritten NCF DSCR(5):	2.13x
Underwritten NOI Debt Yield:	14.8%
Underwritten NCF Debt Yield:	13.3%
Underwritten NOI Debt Yield at Balloon:	16.8%
Underwritten NCF Debt Yield at Balloon:	15.1%

Property Information
Single Asset / Portfolio:	Portfolio of seven properties
Property Type:	Hospitality
Collateral:	Fee Simple
Location:	Various
Year Built / Renovated:	Various / Various
Total Rooms:	778
Property Management:	Hotel Equities Group, LLC; PAH Management, LLC
Underwritten NOI:	$9,597,828
Underwritten NCF:	$8,612,545
Appraised Value(4):	$105,500,000
Appraisal Date(4):	Various

Historical NOI
Most Recent NOI:	$10,625,736 (T-12 April 30, 2017)
2016 NOI:	$10,160,573 (December 31, 2016)
2015 NOI:	$7,983,280 (December 31, 2015)
2014 NOI:	$7,106,243(December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	77.5% (April 30, 2017)
2016 Occupancy:	76.1% (December 31, 2016)
2015 Occupancy:	71.8% (December 31, 2015)
2014 Occupancy:	68.0% (December 31, 2014)
(1)	The Lightstone Portfolio Whole Loan is evidenced by two pari passu notes in the aggregate original principal balance of $65.0 million. The controlling note A-1 with an original principal balance of $40.0 million will be included in the CD 2017-CD6 mortgage trust. The non-controlling note A-2 with an original principal balance of $25.0 million was included in the JPMDB 2017-C7 mortgage trust.

(2)	See “Initial and Ongoing Reserves” herein.

(3)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Lightstone Portfolio Whole Loan.

(4)	The Cut-off Date LTV and Balloon LTV are based on the Appraised Value, which, for each mortgaged property other than the Hampton Inn & Suites Ft. Myers Beach mortgaged property represents the “As Complete” value, effective on June 1, 2018, which assumes the completion of the required PIP at each such mortgaged property. At loan origination, the borrowers reserved $2,408,000, the aggregate estimated cost of the PIPs for the mortgaged properties (other than the Hampton Inn & Suites Ft. Myers Beach mortgaged property), in full. The sum of the “As-Is” appraised value for all of the mortgaged properties is $101,000,000, which results in a Cut-off Date LTV of 64.4% and a Balloon LTV of 56.6%.

(5)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and the Underwritten NCF DSCR are 3.09x and 2.77x.

A-3-58

Various	Collateral Asset Summary – Loan No. 6 Lightstone Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 61.6% 2.13x 14.8%

Historical Occupancy, ADR, RevPAR(1)
	Lightstone Portfolio			Competitive Set			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(2)	67.7%	$104.91	$71.05	69.9%	$98.10	$68.47	97.1%	107.6%	104.5%
2015(2)	71.7%	$108.57	$77.57	69.7%	$103.42	$71.93	102.9%	105.5%	108.5%
2016(2)	76.1%	$114.76	$86.98	72.6%	$107.81	$78.14	104.6%	107.0%	112.0%
T-12 May 2017(3)	77.7%	$116.14	$89.93	73.0%	$108.05	$78.97	106.2%	107.9%	114.5%
(1)	Occupancy, ADR and RevPAR represent estimates from the applicable hospitality research report. The variances between the underwriting and the above table with respect to Occupancy, ADR and RevPAR at the Lightstone Portfolio properties are attributable to variances in reporting methodologies and/or timing differences.

(2)	Source: December 2016 hospitality research report.

(3)	Source: May 2017 hospitality research report.

Portfolio Summary
Property Name	Location	Rooms	Year Built / Renovated	Cut-off Date Allocated Loan Amount	% of Allocated Loan Amount	Appraised Value	UW NCF	% of UW NCF	PIP Amount
Hampton Inn & Suites Ft. Myers Beach(1)	Fort Myers Beach, FL	120	2001 / 2017	$6,445,538	16.1%	$17,000,000	$1,402,630	16.3%	$0
aloft Rogers Bentonville	Rogers, AR	130	2008 / 2015	$6,445,538	16.1%	$17,000,000	$1,393,826	16.2%	$216,000
Residence Inn Baton Rouge Siegen Lane	Baton Rouge, LA	108	2000 / 2014	$6,256,000	15.6%	$16,500,000	$1,333,898	15.5%	$457,000
Courtyard Baton Rouge Siegen Lane	Baton Rouge, LA	121	1997 / 2010	$6,066,462	15.2%	$16,000,000	$1,153,241	13.4%	$949,000
TownePlace Suites New Orleans Metairie	Harahan, LA	124	2000 / 2013	$5,497,846	13.7%	$14,500,000	$1,255,864	14.6%	$290,000
Fairfield Inn & Suites Jonesboro	Jonesboro, AR	83	2009 / 2015	$4,928,615	12.3%	$13,000,000	$1,044,499	12.1%	$213,000
TownePlace Suites Fayetteville North Springdale	Springdale, AR	92	2009 / 2015	$4,360,000	10.9%	$11,500,000	$1,028,588	11.9%	$283,000
Total		778		$40,000,000	100.0%	$105,500,000	$8,612,546	100.0%	$2,408,000

(1)	No PIP was due for the Hampton Inn & Suites Ft. Myers Beach at origination of the Lightstone Portfolio Whole Loan; however, an estimated $1.6 million PIP is required approximately three years after loan origination. The Lightstone Portfolio Whole Loan documents provide for a sweep of excess cash flow in respect of such PIP as described below under “Lockbox/Cash Management”.

The Loan.    The Lightstone Portfolio loan (the “Lightstone Portfolio Loan”) is a $40.0 million fixed rate loan secured by the borrowers’ fee simple interest in seven hotels, comprised of four select/limited service hotels and three extended stay hotels, totaling 778 rooms located in Louisiana, Arkansas and Florida (the “Lightstone Portfolio” and individually each a “Lightstone Portfolio Property”). The Lightstone Portfolio Loan is evidenced by the controlling Note A-1 with an original principal balance of $40.0 million, which will be included in the CD 2017-CD6 mortgage trust. The pari passu non-controlling Note A-2 with an original principal balance of $25.0 million (and, together with the Lightstone Portfolio Loan, the “Lightstone Portfolio Whole Loan”), was contributed to the JPMDB 2017-C7 mortgage trust.

The relationship between the holders of the Lightstone Portfolio Whole Loan will be governed by a co-lender agreement as described under “Description of the Mortgage Pool – The Whole Loans – The Serviced Pari Passu Whole Loans” in the Preliminary Prospectus.

Whole Loan Summary
	Original Balance	Cut-off Date Balance	Note Holder	Controlling Piece
Note A-1	$40,000,000	$40,000,000	CD 2017-CD6	Yes
Note A-2	$25,000,000	$25,000,000	JPMDB 2017-C7	No
Total	$65,000,000	$65,000,000

The Lightstone Portfolio Loan has a 10-year term and amortizes on a 30-year schedule after an initial 36-month interest only period. The Lightstone Portfolio Loan accrues interest at a fixed rate equal to 4.7100%. The Appraised Value, Cut-Off Date LTV and Maturity Date LTV of 61.6% and 54.2%, respectively, are calculated based on the appraised value of $105.5 million for the Lightstone Portfolio. The appraised value represents the “As Complete” value for each mortgaged property other than the Hampton Inn & Suites Ft. Myers Beach mortgaged property, effective on June 1, 2018, which assumes the completion of the required PIP at each mortgaged property. At loan origination, the borrowers reserved $2,408,000, the aggregate estimated cost of the PIPs for the mortgaged properties (other than the Hampton Inn & Suites Ft. Myers Beach mortgaged property), in full. Based on the “As Is” appraised value as of June 1, 2017 of $101.0 million, the Lightstone Portfolio Loan has a Cut-off Date LTV and Maturity Date LTV of 64.4% and 56.6%, respectively.

A-3-59

Various	Collateral Asset Summary – Loan No. 6 Lightstone Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 61.6% 2.13x 14.8%

The Lightstone Portfolio Whole Loan proceeds, along with $41.4 million of borrower equity, were used to acquire the Lightstone Portfolio for a purchase price of $101.0 million, fund approximately $2.7 million in upfront reserves and pay closing costs of approximately $2.6 million. The most recent prior financing of the aLoft Rogers Bentonville, Fairfield Inn & Suites Jonesboro, TownePlace Suites New Orleans Metairie, Fairfield Inn & Suites Jonesboro and TownePlace Suites Fayetteville North Springdale were included in the JPMBB 2013-C15 securitization. The most recent prior financing of the Courtyard Marriott Baton Rouge Siegen Lane was included in the BACM 2007-2 securitization. The most recent prior financings of the Hampton Inn & Suites Ft. Myers Beach and Residence Inn Baton Rouge Siegen Lane were not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$65,000,000	61.1%	Purchase Price	$101,000,000	94.9%
Borrower Equity	$41,383,240	38.9%	Reserves	$2,741,517	2.6%
			Closing Costs	$2,641,723	2.5%
Total Sources	$106,383,240	100.0%	Total Uses	$106,383,240	100.0%

The Borrowers / Sponsors.    The borrowers are AHP LP7 Fayetteville, LLC, AHP LP7 Bentonville, LLC, AHP LP7 Jonesboro, LLC, AHP LP7 CY Baton Rouge, LLC, AHP LP7 RI Baton Rouge, LLC, AHP LP7 Metairie, LLC, AHP LP7 FT Myers, LLC, each a single purpose Delaware limited liability company structured to be bankruptcy-remote, each with two independent directors in its organizational structure. The sponsors of the borrowers and the nonrecourse carve-out guarantors are Phoenix American Hospitality, LLC, American Hospitality Properties Fund I, LLC, American Hospitality Properties Fund III, LLC and W.L. Nelson, on a joint and several basis. Phoenix American Hospitality, LLC is the manager of each borrower sponsor. Phoenix American Hospitality, LLC is a hotel fund manager that has teamed with institutional investors and hotel managers to create a portfolio of hotel properties. W.L. Nelson is the President and Fund Manager of Phoenix American Hospitality, LLC and has over 30 years of real estate experience in the acquisition, development and asset management of commercial properties.

The Properties. The Lightstone Portfolio consists of seven hotels, comprised of four select/limited service hotels and three extended stay hotels containing a total of 778 rooms with 353 rooms located in Louisiana, 305 rooms in Arkansas, and 120 rooms in Florida.

Hampton Inn & Suites Ft. Myers Beach: The Hampton Inn & Suites Ft. Myers Beach is a four-story limited service hotel located in Fort Myers Beach, Florida. The property, which opened in 2001, features 120 rooms, a 96-seat dining area, featuring hot and cold complimentary breakfast, an outdoor pool, a fitness center, a business center, guest laundry, sundry shop and approximately 800 sq. ft. of meeting space divided into two rooms of 560 sq. ft. and 240 sq. ft. The property has a room mix of 61 queen/queen rooms, 12 king study rooms, 28 king suites, 12 queen/queen suites and 7 ADA rooms. The guestrooms on the ground floor offer sliding glass doors that provide access to the courtyard. All standard guestrooms and suites feature a work desk and chair, one or two nightstands, a dresser, 42” flat screen televisions, mini refrigerator, microwave, iron/ironing board, and in-room coffee/tea maker. The king study rooms are slightly larger than the standard guestrooms and include a pull-out sofa and wet bar. The 40 two-bedroom suites, 28 king and 12 queen/queen suites, are equipped with full kitchens. Kitchen amenities include a full refrigerator, stovetop, microwave, and dishwasher. The suites have a separate living area with a pull-out sofa. The property has 145 surface parking spaces, which equates to a parking ratio of 1.2 spaces per room.

According to previous property management, the most recent renovation at the property occurred in 2017. Interior work included new mattresses in all rooms, lights in the vending areas, installing lights above wet bars in king study rooms, new artwork in meeting spaces, adding striping to sliding glass doors on the ground floor and eyehole coverings. Exterior work included painting, new signage, the addition of brick around the ground floor exterior and converting the pool to saltwater. In total, previous ownership estimates the renovation cost $782,715, or approximately $6,523 per room. In addition, an estimated $1.6 million PIP is required approximately three years after loan origination, which has not been reserved for. The Lightstone Portfolio Whole Loan documents provide for a sweep of excess cash flow in respect of such PIP as described below under “Lockbox/Cash Management”.

At loan origination, the borrower executed a new franchise agreement with Hilton Franchise Holding LLC with an expiration date of July 31, 2032.

According to the appraisal, the primary competitive set of the property consists of five hotels, which range in size from 100 rooms to 158 rooms. The table below summarizes the performance of the competitive set and penetration rates for the hotel. Additionally, the appraisal noted there is not any new supply that is expected to be competitive with the property.

A-3-60

Various	Collateral Asset Summary – Loan No. 6 Lightstone Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 61.6% 2.13x 14.8%

Historical Occupancy, ADR, RevPAR(1)
	Hampton Inn & Suites Ft. Myers Beach			Competitive Set(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(3)	75.8%	$108.35	$82.16	72.3%	$89.24	$64.50	104.9%	121.4%	127.4%
2015(3)	81.0%	$119.36	$96.69	70.5%	$104.45	$73.64	114.9%	114.3%	131.3%
2016(3)	78.6%	$127.68	$100.40	70.5%	$107.53	$75.78	111.6%	118.7%	132.5%
T-12 May 2017(4)	79.0%	$124.87	$98.64	70.6%	$107.04	$75.54	111.9%	116.7%	130.6%
(1)	Occupancy, ADR and RevPAR represent estimates from the hospitality research report. The variances between the underwriting and the above table with respect to Occupancy, ADR and RevPAR at the Lightstone Portfolio properties are attributable to variances in reporting methodologies and/or timing differences.

(2)	The competitive set consists of La Quinta Inn & Suites Fort Myers - Sanibel Gateway, Fairfield Inn & Suites Fort Myers Cape Coral, Hilton Garden Inn Fort Myers, Candlewood Suites Fort Myers Sanibel Gateway and Residence Inn Fort Myers Sanibel.

(3)	Source: December 2016 hospitality research report.

(4)	Source: May 2017 hospitality research report.

aloft Rogers Bentonville: The aloft Rogers Bentonville is a six-story select service hotel located in Rogers, Arkansas. The property, which opened in 2008, features 130 rooms, the 16-seat WXYZ Bar, a grab-and-go market, an outdoor pool, a fitness center, a business center, guest laundry and approximately 535 sq. ft. of meeting space, contained within a single meeting room. The WXYZ Bar offers cocktails as well as a snack menu and Re:fuel, the 24-hour grab-and-go market, offers salads, sandwiches and various snacks and beverages. The property has a room mix of 82 king rooms, 47 double/queen rooms, and 1 suite. All standard guestrooms and suites feature a work desk and chair, one or two nightstands, flat screen televisions, a mini refrigerator, iron/ironing board, and in-room coffee/tea maker. The property has 143 surface parking spaces, which equates to a parking ratio of 1.1 spaces per room.

According to previous property management, the last renovation occurred in 2015. The renovation included the renovation of all public spaces and guestrooms received a casegoods renovation. The renovation was completed in September 2015 and the total cost was approximately $1.3 million or approximately $10,000 per room. In addition, previous ownership spent a total of approximately $1.7 million (including the $1.3 million renovation) or $12,747 per room in capital expenditures between 2013 and 2016. At loan origination, the borrower reserved for a change of ownership PIP renovation of $216,000 ($1,662 per room) to update technology, site/building exterior, public spaces, guestrooms, back of house and administrative areas and fire protection and life safety systems. The PIP is expected to be completed by summer 2018.

At loan origination, the borrower executed a new franchise agreement with The Sheraton LLC with an expiration date of July 14, 2032.

According to the appraisal, the primary competitive set of the property consists of five hotels, which range in size from 90 rooms to 133 rooms. The table below summarizes the performance of the competitive set and penetration rates for the hotel. Additionally, the appraisal noted there is not any new supply that is expected to be competitive with the property.

Historical Occupancy, ADR, RevPAR(1)
	aloft Rogers Bentonville			Competitive Set(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(3)	61.2%	$116.04	$71.06	61.8%	$113.97	$70.48	99.0%	101.8%	100.8%
2015(3)	56.4%	$123.87	$69.81	64.2%	$118.50	$76.09	87.8%	104.5%	91.7%
2016(3)	58.9%	$127.05	$74.78	62.6%	$121.28	$75.96	94.0%	104.8%	98.4%
T-12 May 2017(4)	58.7%	$128.67	$75.50	62.2%	$113.37	$70.53	94.3%	113.5%	107.0%
(1)	Occupancy, ADR and RevPAR represent estimates from the hospitality research report. The variances between the underwriting and the above table with respect to Occupancy, ADR and RevPAR at the Lightstone Portfolio properties are attributable to variances in reporting methodologies and/or timing differences.

(2)	The competitive set consists of Courtyard Bentonville, Hampton Inn Bentonville Rogers, Hilton Garden Inn Bentonville, Hyatt Place Rogers Bentonville and Country Inn & Suites Bentonville South – Rogers.

(3)	Source: December 2016 hospitality research report.

(4)	Source: May 2017 hospitality research report.

Fairfield Inn & Suites Jonesboro: The Fairfield Inn & Suites Jonesboro is a four-story limited service hotel located in Jonesboro, Arkansas. The property opened in 2009 and features 83 rooms, a 30-seat breakfast area, featuring complimentary hot and cold breakfast, an indoor pool, a fitness center, a business center, sundry shop and approximately 240 sq. ft. of meeting space, contained within a single meeting room. The property has a room mix of 29 king rooms, 22 queen/queen rooms, 22 executive king rooms, 4 executive queen/queen rooms, and 6 king suites. All standard guestrooms and suites feature a work desk and chair, one or two nightstands, a dresser, flat screen televisions, sofa chair, mini refrigerator, microwave, iron/ironing board, and in-room coffee/tea maker. The executive rooms are larger and contain a living area with a pull-out sofa. The suites consist of two separate rooms: a living room and a bedroom. The property has 94 surface parking spaces, which equates to a parking ratio of approximately 1.1 spaces per room.

A-3-61

Various	Collateral Asset Summary – Loan No. 6 Lightstone Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 61.6% 2.13x 14.8%

According to previous property management, the last renovation occurred in 2015. The renovation included the renovation of all public spaces and guestrooms received a soft goods renovation. The renovation was completed in December 2015, and the total cost was $700,000 or approximately $8,434 per room. Previous ownership spent a total of $920,585 (including the $700,000 renovation) or $8,434 per room in capital expenditures between 2013 and 2016. At loan origination, the borrower reserved $213,000 ($2,566 per room) for a change of ownership PIP renovation to update hotel technology, site and building exterior, public spaces, guestrooms, back of house and administrative areas and fire protection and life safety. The PIP is expected to be completed by summer 2018.

At loan origination, the borrower executed a new franchise agreement with Marriott International, Inc. with an expiration date of July 14, 2032.

According to the appraisal, the primary competitive set of the property consists of four hotels, which range in size from 62 rooms to 109 rooms. The table below summarizes the performance of the competitive set and penetration rates for the hotel. Additionally, the appraisal noted three hotels currently under construction or development that are expected to be competitive with the property. A 102-room Holiday Inn is currently under construction approximately one mile west of the property. Despite being a full service hotel, the appraisal anticipates that it will be 50% competitive with the property upon opening given its proximate location. A 106-room Courtyard by Marriott is under construction adjacent to the NEA Baptists Medical Center, approximately six miles north of the property. Despite being a select service hotel, the appraisal anticipates it will be 75% competitive with the property upon opening given its location in Jonesboro and shared Marriott affiliation. A 203-room Embassy Suites and 30,000 sq. ft. Red Wolf Convention Center is planned on the Arkansas State University campus approximately three miles north of the property. The hotel will be located between the Centennial Bank Stadium (football), Tomlinson Stadium (baseball) and Convocation Center, and will serve as a hub of campus activity and events, as well as a “living laboratory” for the university hospitality program. The $50.0 million development is slated to open early 2019. Given the Embassy Suites expected higher rate structure and meeting and group focus, the appraisal anticipates that it will be 25% competitive with the property.

Historical Occupancy, ADR, RevPAR(1)
	Fairfield Inn & Suites Jonesboro			Competitive Set(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(3)	74.3%	$96.02	$71.35	76.4%	$96.09	$73.42	97.3%	99.9%	97.2%
2015(3)	76.9%	$102.44	$78.73	77.5%	$104.51	$80.98	99.2%	98.0%	97.2%
2016(3)	80.3%	$110.78	$88.96	82.4%	$112.22	$92.52	97.4%	98.7%	96.2%
T-12 May 2017(4)	82.4%	$116.46	$95.93	81.6%	$116.42	$95.05	100.9%	100.0%	100.9%
(1)	Occupancy, ADR and RevPAR represent estimates from the hospitality research report. The variances between the underwriting and the above table with respect to Occupancy, ADR and RevPAR at the Lightstone Portfolio properties are attributable to variances in reporting methodologies and/or timing differences.

(2)	The competitive set consists of Hampton Inn Jonesboro, Hilton Garden Inn Jonesboro, Comfort Suites Jonesboro and Candlewood Suites Jonesboro.

(3)	Source: December 2016 hospitality research report.

(4)	Source: May 2017 hospitality research report.

TownePlace Suites Fayetteville North Springdale: The TownePlace Suites Fayetteville North Springdale is a four-story, extended stay hotel located in Springdale, Arkansas. The property opened in 2009 and features 92 rooms, a 30-seat breakfast area, featuring complimentary hot and cold breakfast, an outdoor pool, a fitness center, a business center, sundry shop and guest laundry. The hotel has a room mix of 62 king rooms, 15 queen/queen rooms, 6 one-bedroom suites and 9 two-bedroom suites. All standard guestrooms and suites feature a work desk and chair, one or two nightstands, a dresser, flat screen televisions, sofa chair, iron/ironing board, and in-room coffee/tea maker, as well as a fully-equipped kitchen including a refrigerator, stovetop, microwave, dishwasher, dishware, and utensils. The king and double queen studio rooms include a sofa, and the one-bedroom and two-bedroom suites have a separate living area with a pull-out sofa, as well as a separate dining area. The property has 87 surface parking spaces, which equates to a parking ratio of approximately 1.0 spaces per room.

According to previous property management, the last renovation occurred in 2015. The property underwent renovation of all public spaces and the guestrooms received a soft goods renovation. The renovation was completed in March 2015 and the total cost was $980,000 or approximately $9,674 per room. Previous ownership spent a total of $1,060,874 (including the $890,000 renovation) or $11,531 per room in capital expenditures between 2013 and 2016. At loan origination, the borrower reserved $283,000 ($3,076 per room) for a change of ownership PIP renovation to update technology, site and building exterior, public spaces, guestrooms and fire protection and life safety. The PIP is expected to be completed by summer 2018.

At loan origination, the borrower executed a new franchise agreement with Marriott International, Inc. with an expiration date of July 14, 2032.

A-3-62

Various	Collateral Asset Summary – Loan No. 6 Lightstone Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 61.6% 2.13x 14.8%

According to the appraisal, the primary competitive set of the property consists of six hotels, which range in size from 58 rooms to 102 rooms. The table below summarizes the performance of the competitive set and penetration rates for the hotel. Additionally, the appraisal noted two hotels that are expected to be competitive with the property. A 92-room Fairfield Inn & Suites is under construction approximately three miles southeast of the property. This property will include approximately 1,000 sq. ft. of meeting space. The estimated completion date for the project is January 1, 2018 and the appraisal expects it to be fully competitive with the property. In addition, there is a 120-room Home2 Suites under construction approximately three miles north of the property. The estimated completion date for the project is July 1, 2018 and the appraisal expects it to be fully competitive with the property.

Historical Occupancy, ADR, RevPAR(1)
	TownePlace Suites Fayetteville North Springdale			Competitive Set(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(3)	62.5%	$86.23	$53.90	66.7%	$74.66	$49.77	93.8%	115.5%	108.3%
2015(3)	69.1%	$93.06	$64.27	71.9%	$76.52	$55.01	96.1%	121.6%	116.8%
2016(3)	69.7%	$101.24	$70.52	71.6%	$81.94	$58.70	97.2%	123.6%	120.1%
T-12 May 2017(4)	73.0%	$102.98	$75.15	71.5%	$84.46	$60.35	102.1%	121.9%	124.5%
(1)	Occupancy, ADR and RevPAR represent estimates from the hospitality research report. The variances between the underwriting and the above table with respect to Occupancy, ADR and RevPAR at the Lightstone Portfolio properties are attributable to variances in reporting methodologies and/or timing differences.

(2)	The competitive set consists of La Quinta Inn & Suites Springdale, La Quinta Inn & Suites Fayetteville, Hampton Inn & Suites Springdale, Residence Inn Springdale, Extended Stay America Fayetteville – Springdale and Fairfield Inn & Suites Springdale.

(3)	Source: December 2016 hospitality research report.

(4)	Source: May 2017 hospitality research report.

Courtyard Baton Rouge Siegen Lane: The Courtyard Baton Rouge Siegen Lane is a three-story select service hotel located in Baton Rouge, Louisiana. The property opened in 1997 and features 121 rooms, a 60-seat Courtyard Bistro, an indoor pool, a fitness center, a business center, sundry shop, guest laundry and an outdoor patio. The hotel features 1,000 sq. ft. of meeting space configured into two rooms of 750 sq. ft. and 250 sq. ft. The hotel has a room mix of 67 king rooms, 45 queen/queen rooms, 3 double/double rooms and 6 king suites. All standard guestrooms and suites feature a work desk and chair, one or two nightstands, a dresser, flat screen televisions, sofa chair, mini refrigerator, microwave, iron/ironing board, and in-room coffee/tea maker. The suites have a separate living area with a pull-out sofa. The property has 132 surface parking spaces, which equates to a parking ratio of approximately 1.1 spaces per room.

According to previous property management, the last renovation of public spaces and guestrooms occurred in 2010. Previous ownership spent a total of $1,017,761 or $8,411 per room in capital expenditures between 2013 and 2016. At loan origination, the borrower reserved $949,000 ($7,843 per room) for a change of ownership PIP renovation with a budget of $949,000 ($7,843 per room) to update technology, site and building exterior, public spaces, guestrooms, back of house and administrative areas and fire protection and life safety. The PIP is expected to be completed by summer 2018.

At loan origination, the borrower executed a new franchise agreement with Marriott International Inc. with an expiration date of July 14, 2032.

According to the appraisal, the primary competitive set of the property consists of nine hotels, which range in size from 78 rooms to 180 rooms. The table below summarizes the performance of the competitive set and penetration rates for the hotel. Additionally, the appraisal noted one hotel that is expected to be competitive with the property. A 94-room Home2 Suites by Hilton Baton Rouge opened in January 2017 and the appraisal expects that it will be 25% competitive with the property.

Historical Occupancy, ADR, RevPAR(1)
	Courtyard Baton Rouge Siegen Lane			Competitive Set(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(3)	68.5%	$104.92	$71.83	68.5%	$102.89	$70.44	100.0%	102.0%	102.0%
2015(3)	71.6%	$105.08	$75.21	66.4%	$105.42	$70.05	107.7%	99.7%	107.4%
2016(3)	80.3%	$109.82	$88.20	75.6%	$111.79	$84.46	106.3%	98.2%	104.4%
T-12 May 2017(4)	83.0%	$112.48	$93.38	78.4%	$114.29	$89.55	105.9%	98.4%	104.3%
(1)	Occupancy, ADR and RevPAR represent estimates from the hospitality research report. The variances between the underwriting and the above table with respect to Occupancy, ADR and RevPAR at the Lightstone Portfolio properties are attributable to variances in reporting methodologies and/or timing differences.

(2)	The competitive set consists of Hampton Inn Baton Rouge I10 & College Drive, Courtyard Baton Rouge Acadian Thruway/LSU Area, Hyatt Place Baton Rouge I-10, Fairfield Inn & Suites Baton Rouge South, SpringHill Suites Baton Rouge South, Hampton Inn & Suites Baton Rouge I-10 East, DoubleTree by Hilton Hotel Baton Rouge, Holiday Inn Express & Suites Baton Rouge East, Drury Inn & Suites Baton Rouge.

(3)	Source: December 2016 hospitality research report.

(4)	Source: May 2017 hospitality research report.

A-3-63

Various	Collateral Asset Summary – Loan No. 6 Lightstone Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 61.6% 2.13x 14.8%

Residence Inn Baton Rouge Siegen Lane: The Residence Inn Baton Rouge Siegen Lane is a three-story extended stay hotel located in Baton Rouge, Louisiana. The property opened in 2000 and features 108 rooms, a 48-seat breakfast and evening reception area, featuring complimentary breakfast and evening reception, an outdoor pool, a fitness center, a business center, sports court and guest laundry. The property offers one dedicated meeting room with a total of 400 sq. ft. and complimentary high-speed internet access is provided in the guestrooms and public spaces. The hotel has a room mix of 38 studios, 49 one-bedroom suites and 21 two-bedroom suites. All studios and suites feature a work desk and chair, one or two nightstands, a dresser, flat screen televisions, sofa chair, living area with a pull-out sofa, kitchen/kitchenette, iron/ironing board and in-room coffee/tea maker. The property has 115 surface parking spaces, which equates to a room ratio of 1.1 spaces per room.

According to property management, the last renovation occurred in 2014 during a change of ownership PIP and included renovation of guestrooms and public spaces at a total cost of $2,827,000 ($26,176 per room). Previous ownership spent a total of $3,239,956 (including the $2,827,000 renovation) ($30,000 per room) in capital expenditures between 2013 through 2016. At loan origination, the borrower reserved $457,000 ($4,231 per room) for a change of ownership PIP renovation to update technology, site and building exterior, public spaces, guestrooms, back of house/admin areas, and fire protection and life safety. The PIP is expected to be completed by summer 2018.

At loan origination, the borrower executed a new franchise agreement with Marriott International, Inc. with an expiration date of July 14, 2032.

According to the appraisal, the primary competitive set of the property consists of six hotels, which range in size from 78 rooms to 180 rooms. The table below summarizes the performance of the competitive set and penetration rates for the hotel. Additionally, the appraisal noted one hotel that is expected to be competitive with the property. A 94-room Home2 Suites by Hilton Baton Rouge opened in January 2017 and the appraisal expects it to be 50% competitive with the property.

Historical Occupancy, ADR, RevPAR(1)
	Residence Inn Baton Rouge Siegen Lane			Competitive Set(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(3)	62.8%	$106.01	$66.58	65.2%	$99.37	$64.82	96.3%	106.7%	102.7%
2015(3)	75.0%	$99.21	$74.41	64.1%	$103.05	$66.04	117.0%	96.3%	112.7%
2016(3)	85.7%	$114.16	$97.79	73.5%	$110.00	$80.83	116.6%	103.8%	121.0%
T-12 May 2017(4)	89.0%	$119.50	$106.37	75.9%	$114.40	$86.83	117.3%	104.5%	122.5%
(1)	Occupancy, ADR and RevPAR represent estimates from the hospitality research report. The variances between the underwriting and the above table with respect to Occupancy, ADR and RevPAR at the Lightstone Portfolio properties are attributable to variances in reporting methodologies and/or timing differences.

(2)	The competitive set consists of Chase Suites Baton Rouge, Wyndham Garden Hotel Baton Rouge, Best Western Plus Richmond Inn & Suites Baton Rouge, Homewood Suites Baton Rouge, TownePlace Suites Baton Rouge South and Residence Inn Baton Rouge Towne Center at Cedar Lodge.

(3)	Source: December 2016 hospitality research report.

(4)	Source: May 2017 hospitality research report.

TownePlace Suites New Orleans Metairie: The TownePlace Suites New Orleans Metairie is a four-story extended stay hotel located in Harahan, Louisiana. The property opened in 2000 and features 124 rooms, a 26-seat breakfast area, featuring the complimentary hot and cold breakfast, an outdoor pool, a fitness center, a business center, sundry shop and guest laundry. The hotel has a room mix of 96 studios, 6 one-bedroom suites, and 22 two-bedroom suites. All standard guestrooms and suites feature a work desk and chair, one or two nightstands, a dresser, flat screen televisions, sofa chair, iron/ironing board, and in-room coffee/tea maker, as well as a fully-equipped kitchen including a refrigerator, stovetop, microwave, dishwasher, dishware, and utensils. The suites have a separate living area with a pull-out sofa. The property has 126 surface parking spaces, which equates to a parking ratio of 1.0 spaces per room.

According to previous property management, the last renovation occurred in 2013. The renovation included a complete renovation of the guestrooms at a total cost of $1,440,000 ($11,613 per room). Previous ownership spent a total of $2,396,559 (including the $1,440,000 renovation) ($19,327 per room) in capital expenditures between 2013 and 2016. At loan origination, the borrower reserved $290,000 ($2,339 per room) for a change of ownership PIP renovation to update technology, site and building exterior, public spaces, guestrooms, back of house and administrative areas and fire protection and life safety. The PIP is expected to be completed by summer 2018.

At loan origination, the borrower executed a new franchise agreement with Marriott International, Inc. with an expiration date of July 14, 2027.

According to the appraisal, the primary competitive set of the property consists of five hotels, which range in size from 78 rooms to 128 rooms. The table below summarizes the performance of the competitive set and penetration rates for the hotel. Additionally, the appraisal noted one hotel that is expected to be competitive with the property. A 119-room Residence Inn is being constructed approximately one-half mile south of the property and the appraisal expects it to be 50% competitive with the property upon opening in November 2017.

A-3-64

Various	Collateral Asset Summary – Loan No. 6 Lightstone Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 61.6% 2.13x 14.8%

Historical Occupancy, ADR, RevPAR(1)
	TownePlace Suites New Orleans Metairie			Competitive Set(2)			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014(3)	69.8%	$108.77	$75.93	79.7%	$102.97	$82.03	87.6%	105.6%	92.6%
2015(3)	74.5%	$109.24	$81.37	76.1%	$104.23	$79.36	97.8%	104.8%	102.5%
2016(3)	81.1%	$107.38	$87.07	75.6%	$104.43	$79.00	107.2%	102.8%	110.2%
T-12 May 2017(4)	82.0%	$104.76	$85.88	74.2%	$103.76	$77.02	110.4%	101.0%	111.5%
(1)	Occupancy, ADR and RevPAR represent estimates from the hospitality research report. The variances between the underwriting and the above table with respect to Occupancy, ADR and RevPAR at the Lightstone Portfolio properties are attributable to variances in reporting methodologies and/or timing differences.

(2)	The competitive set consists of La Quinta Inns & Suites New Orleans Causeway Metarie, Hampton Inn & Suites New Orleans Elmwood Clearview Parkway Area, Extended Stay America New Orleans Metairie, Hampton Inn Metairie and the Sleep Inn & Suites Metairie.

(3)	Source: December 2016 hospitality research report.

(4)	Source: May 2017 hospitality research report.

Environmental Matters.    The Phase I environmental reports dated March 2017 recommended no further action at the Lightstone Portfolio.

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	T-12 4/30/2017	U/W	U/W Per Room
Occupancy	68.0%	71.8%	76.1%	77.5%	73.9%
ADR	$104.88	$108.66	$114.56	$115.84	$114.32
RevPAR	$71.31	$77.98	$87.12	$89.74	$84.52

Room Revenue	$20,249,184	$22,143,440	$24,808,275	$25,483,275	$23,999,906	$30,848
Food & Beverage Revenue	469,566	408,350	371,683	345,841	330,247	424
Telephone Revenue	6,753	0	7,793	7,031	7,031	9
Other Departmental Revenue	314,977	324,883	312,269	294,879	294,879	379
Total Revenue	$21,040,480	$22,876,673	$25,500,020	$26,131,026	$24,632,063	$31,661

Room Expense	$5,126,741	$5,384,662	$5,491,546	$5,531,927	$5,205,387	$6,691
Food & Beverage Expense	401,967	378,473	314,448	308,772	291,921	375
Telephone Expense	146,029	284,446	322,776	335,123	306,197	394
Other Departmental Expenses	156,672	148,569	122,806	119,127	119,127	153
Departmental Expenses	$5,831,409	$6,196,150	$6,251,576	$6,294,949	$5,922,632	$7,613

Departmental Profit	$15,209,071	$16,680,523	$19,248,444	$19,836,077	$18,709,431	$24,048

Management Fees	$631,214	$686,299	$765,002	$783,930	$985,283	$1,266
Franchise Fees	909,189	1,185,874	1,331,201	1,365,888	1,305,090	1,677
Property Taxes	629,027	668,436	744,619	733,247	739,525	951
Property Insurance	411,972	456,501	464,586	419,542	420,961	541
Other Expenses	5,524,426	5,700,133	5,782,463	5,907,734	5,660,744	7,276
Total Other Expenses	$8,105,828	$8,697,243	$9,087,871	$9,210,341	$9,111,602	$11,712

Net Operating Income	$7,103,243	$7,983,280	$10,160,573	$10,625,736	$9,597,828	$12,337
Extraordinary Capital Expenses	$841,618	$915,065	$1,020,011	$1,045,240	$985,283	1,266
Net Cash Flow	$6,261,625	$7,068,215	$9,140,562	$9,580,496	$8,612,546	$11,070

Property Management.    The Lightstone Portfolio is managed by Hotel Equities Group, LLC and PAH Management, LLC, affiliates of the borrowers.

A-3-65

Various	Collateral Asset Summary – Loan No. 6 Lightstone Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 61.6% 2.13x 14.8%

Lockbox / Cash Management.    The Lightstone Portfolio Whole Loan is structured with a hard lockbox and springing cash management. All credit card receipts are required to be deposited directly into a lockbox account controlled by the lender and the borrowers and property manager are required to deposit all other rent and payments into the lockbox account within three business days of receipt. Unless a Trigger Period is ongoing, all amounts on deposit in the lockbox account are required to be swept daily into the borrowers’ operating account. During a Trigger Period, all amounts on deposit in the lockbox account are required to be swept daily into a cash management account controlled by the lender, and applied as provided in the loan documents. In addition, during the continuance of a Trigger Period, all excess cash flow is required to be swept (i) if such Trigger Period is due solely to a PIP Cash Sweep, into a PIP reserve, and (ii) otherwise into an account to be held as additional security for the Lightstone Portfolio Whole Loan.

A “Trigger Period” will commence upon (i) an event of default under the Lightstone Portfolio Whole Loan, (ii) the commencement of a Low Debt Service Period (as defined below) or (iii) a PIP Cash Sweep (as defined below). A “Trigger Period” will end if, (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default has been waived by the lender or a cure has been accepted by the lender, (B) with respect to a Trigger Period continuing due to clause (ii), the Low Debt Service Period has ended pursuant to the definition of such term or the borrower has delivered cash or an acceptable letter of credit in the amount of $1.2 million to the lender (“Low Debt Service Waiver Collateral”) or (C) with respect to a Trigger Period continuing due to clause (iii), the PIP Cash Sweep has ended pursuant to the definition of such term.

If the borrower delivers Low Debt Service Waiver Collateral, any Low Debt Service Period will be deemed to be waived until the earlier to occur of (x) the date on which the applicable Low Debt Service Period would have ended if the borrowers had not delivered the Low Debt Service Waiver Collateral (and, upon such termination, the Low Debt Service Waiver Collateral is required to be returned to the borrowers) and (y) the date that is 12 months following delivery of the Low Debt Service Waiver Collateral (unless the borrowers deliver an additional $1.2 million in cash or an acceptable letter of credit as additional Low Debt Service Waiver Collateral prior to such date).

A “Low Debt Service Period” will commence if the amortizing debt service coverage ratio for the trailing 12-month period is less than 1.20x on the last day of any calendar quarter and will end if the amortizing debt service coverage ratio for the trailing 12-month period is at least 1.30x for two consecutive calendar quarters.

A “PIP Cash Sweep” will occur on the first monthly payment date that is 18 months prior to the commencement of any PIP required pursuant to the Hampton Inn & Suites Ft. Myers franchise agreement if, on such date, there are not sufficient funds in the FF&E reserve account (allocable to such property) to pay for the PIP costs estimated by the franchisor related to such PIP. A PIP Cash Sweep will end upon the earlier to occur of (i) the date all work associated with the PIP has been completed and all costs associated with such PIP have been paid in full and evidence of the same has been provided to the lender or (ii) the date on which the lender reasonably determines that sufficient funds have accumulated in the FF&E reserve account and the PIP reserve account to pay for all PIP costs associated with the PIP.

Initial and Ongoing Reserves. At loan origination, the borrowers deposited (i) $125,000 into a tax reserve account, (ii) $208,517 into an insurance reserve account and (iii) $2,408,000 into a PIP reserve account.

Tax Reserves. On a monthly basis, the borrowers are required to deposit monthly reserves of 1/12 of the estimated annual real estate taxes, which currently equates to $59,532, into a tax reserve account.

Insurance Reserves. In the event an acceptable blanket insurance policy is no longer in place, or the borrowers fail to make timely payments under their premium financing arrangements with respect to such acceptable blanket insurance policy the borrowers will be required to deposit monthly 1/12th of the annual insurance premiums. The borrowers have a blanket insurance policy in place.

FF&E Reserves. On a monthly basis, the borrowers are required to deposit the greater of (i) (x) 1.0% of the prior month’s projected rents through August 6, 2018, (b) 2.0% of the prior month’s projected rents from September 6, 2018 through August 6, 2019 and (c) 4.0% of the prior month’s projected rents thereafter, (y) the amount required by the franchise agreement and (z) the amount required by the management agreement into a reserve for furniture, fixtures and equipment.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted.    None.

A-3-66

Various	Collateral Asset Summary – Loan No. 6 Lightstone Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$40,000,000 61.6% 2.13x 14.8%

Partial Release. Following the lockout period, the borrowers are permitted to obtain the release of an individual Lightstone Portfolio Property provided, among other things, (i)(A) in connection with a bona fide third party sale of any of the individual Lightstone Portfolio Properties, the borrowers partially prepay the Lightstone Portfolio Whole Loan in an amount equal to 115% of the allocated loan amount for such Lightstone Portfolio Property or (B) with respect to any Lightstone Portfolio Property released in connection with a sale of such Lightstone Portfolio Property to an affiliate of the borrowers or any guarantor, the borrowers partially prepay the Lightstone Portfolio Whole Loan in an amount equal to the greater of (x) 120% of the allocated loan amount for such Lightstone Portfolio Property and (y) 100% of the net sales proceeds with respect to such Lightstone Portfolio Property together with, in the case of each of (A) and (B), if prior to the open prepayment period, the then applicable yield maintenance premium; (ii) after giving effect to such sale and prepayment, the debt service coverage ratio for the remaining Lightstone Portfolio Properties is no less than the greater of (x) the debt service coverage ratio immediately preceding such sale and (y) 2.13x; (iii) after giving effect to such sale and prepayment, the loan-to-value ratio for the remaining Lightstone Portfolio Properties is no more than the lesser of (x) the loan-to-value ratio immediately preceding such sale and (y) 61.6%; and (iv) satisfaction of certain REMIC related requirements.

A-3-67

605 Rockaway Turnpike Lawrence, NY 11559	Collateral Asset Summary – Loan No. 7 Costco JFK	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 52.2% 2.56x 9.2%

A-3-68

605 Rockaway Turnpike Lawrence, NY 11559	Collateral Asset Summary – Loan No. 7 Costco JFK	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 52.2% 2.56x 9.2%

Paterson
Clifton
Newark
New York
Bellerose
Floral Park
Stewart Manor
South Floral Park
Franklin Square
QUEENS VILLAGE
CROSS ISLAND PKY
South Floral Park
ST. ALBANS
CAMBRIA HEIGHTS
North Valley Stream
SOUTHERN STATE PKWY
Malverne
LAURELTON
SPRINGFIELD GARDENS
Valley Stream
BELT PKWY
ROSEDALE
Lynbrook
JOHN F. KENNEDY INTERNATIONAL AIRPORT
East Rockaway
Hewlett Bay Park
Costco JFK
605 Rockaway Turnpike
Lawrence, NY 11559
Cedarhurst
Hewlett Neck
Woodsburgh
Jamaica Bay
Lawrence
Lawrence
St. John's Episcopal Hospital
Peninsula Hospital Center
THE ROCKAWAYS
Atlantic Beach
Long Beach
Atlantic Ocean
MAP © 2017 CARTIFACT

A-3-69

605 Rockaway Turnpike Lawrence, NY 11559	Collateral Asset Summary – Loan No. 7 Costco JFK	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 52.2% 2.56x 9.2%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Sponsor:	Gary Barnett
Borrower:	605 Rockaway PJB LLC; 605 Rockaway 109 LLC; 605 Rockaway Summer LLC
Original Balance:	$35,000,000
Cut-off Date Balance:	$35,000,000
% by Initial UPB:	3.3%
Interest Rate:	3.5390%
Payment Date:	6th of each month
First Payment Date:	December 6, 2017
Maturity Date:	November 6, 2027
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), D(92), O(4)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$0	$0
ZP Full Rent Replication:	$464,000	$0
Lease Sweep:	$0	Springing

Financial Information
Cut-off Date Balance / Sq. Ft.:	$217
Balloon Balance / Sq. Ft.:	$217
Cut-off Date LTV(2):	52.2%
Balloon LTV(2):	52.2%
Underwritten NOI DSCR:	2.57x
Underwritten NCF DSCR:	2.56x
Underwritten NOI Debt Yield:	9.2%
Underwritten NCF Debt Yield:	9.2%
Underwritten NOI Debt Yield at Balloon:	9.2%
Underwritten NCF Debt Yield at Balloon:	9.2%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Mixed Use – Retail / Medical Office
Collateral:	Fee Simple
Location:	Lawrence, NY
Year Built / Renovated:	1993 / 2017
Total Sq. Ft.(3):	161,384
Property Management:	EJ Realty 45 LLC
Underwritten NOI(4):	$3,224,226
Underwritten NCF(4):	$3,221,226
“As Is” Appraised Value:	$64,000,000
“As Is” Appraisal Date:	June 22, 2017
“As Stabilized” Appraised Value(5):	$67,000,000
“As Stabilized” Appraisal Date:	April 22, 2018

Historical NOI(6)
Most Recent NOI:	NAV
2016 NOI:	NAV
2015 NOI:	NAV
2014 NOI:	NAV

Historical Occupancy
Most Recent Occupancy:	100.0% (October 20, 2017)
2016 Occupancy:	100.0% (December 31, 2016)
2015 Occupancy:	100.0% (December 31, 2015)
2014 Occupancy:	100.0% (December 31, 2014)
(1)	See “Initial and Ongoing Reserves” herein.

(2)	The Cut-off Date LTV and Balloon LTV are based on the “As Stabilized” Appraised Value. Based on the “As Is” Appraised Value as of June 22, 2017, the Cut-off Date LTV and Balloon LTV are 54.7% and 54.7%, respectively.

(3)	Includes 149,384 sq. ft., which is owned and occupied by Costco, and is not part of the collateral securing the Costco JFK Mortgage Loan, except to the extent of the borrowers’ reversionary interest therein.

(4)	Underwritten NOI, Underwritten NCF and Most Recent Occupancy include the tenant Zwanger-Pesiri Radiology (“Zwanger”), which is in possession of its space but not yet in occupancy. Zwanger has seven months of free rent, which was reserved for at loan origination.

(5)	The “As Stabilized” Appraised Value assumes the tenant, Zwanger, has taken possession of its space and the free rent period has expired.

(6)	Historical NOI is not available due to the borrower’s recent acquisition of the Costco JFK Property. Prior to acquisition, the Costco JFK Property consisted only of the land ground leased to ground tenant Costco, on which a retail building constructed by Costco (which is not part of the collateral) was situated. Costco has been a ground tenant of the land on which its building is situated since 1993.

A-3-70

605 Rockaway Turnpike Lawrence, NY 11559	Collateral Asset Summary – Loan No. 7 Costco JFK	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 52.2% 2.56x 9.2%

Tenant Summary
Tenant	Ratings(1) (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

Costco	A+ / A1 / A+	149,384(2)	92.6%	$16.16	77.6%	9/30/2032
Zwanger-Pesiri Radiology(3)	NR / NR / NR	12,000	7.4%	$58.00	22.4%	9/30/2032
Total / Wtd. Avg. Occupied		161,384	100.0%	$19.27	100.0%
Vacant		0	0.0%
Total		161,384	100.0%
(1)	Certain ratings are those of the parent company whether or not the parent guarantees the lease.

(2)	The Costco lease is a ground lease, and Costco owns and occupies its building. Accordingly, the Costco building is not part of the collateral securing the Costco JFK Mortgage Loan (except to the extent of the borrower’s reversionary interest therein).

(3)	Zwanger took possession of its space on October 1, 2017 and is completing the interior build-out of the office space.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2018	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2019	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2020	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2021	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2022	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2023	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2024	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2025	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2026	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2027	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
Thereafter	2	161,384	100.0%	161,384	100.0%	$19.27	100.0%	100.0%
Vacant	NAP	0	0.0%	161,384	100.0%	NAP	NAP
Total / Wtd. Avg.	2	161,384	100.0%			$19.27

(1)	Certain tenants may have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

A-3-71

605 Rockaway Turnpike Lawrence, NY 11559	Collateral Asset Summary – Loan No. 7 Costco JFK	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 52.2% 2.56x 9.2%

The Loan.    The Costco JFK loan (the “Costco JFK Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in the land on which (i) a 149,384 sq. ft. retail building owned and occupied by Costco (which is not part of the collateral) and (ii) a 12,000 sq. ft. medical office building (included in the collateral), are situated, located in Lawrence, New York (the “Costco JFK Property”) with an original and Cut-Off Date Balance of $35.0 million. The Costco JFK Loan has a ten-year term and pays interest only for the full loan term. The Costco JFK Loan accrues interest at a fixed rate equal to 3.5390%. Loan proceeds and approximately $33.9 million of borrower sponsor equity were used to purchase the Costco JFK Property for $67.0 million, fund approximately $0.5 million in upfront reserves and pay transaction costs of approximately $1.4 million. Based on the “As-Stabilized” appraised value of $67.0 million as of April 22, 2018, the Cut-off Date LTV is 52.2%. Based on the “As-Is” Appraised Value of $64.0 million as of June 22, 2017, the Cut-off Date LTV is 54.7%. The most recent prior financing of the Costco JFK Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$35,000,000	50.8%	Purchase Price	$67,000,000	97.3%
Borrower Sponsor Equity	$33,893,928	49.2%	Reserves	$464,000	0.7%
			Closing Costs	$1,429,928	2.1%

Total Sources	$68,893,928	100.0%	Total Uses	$68,893,928	100.0%

The Borrower / Sponsor.    The borrowers, 605 Rockaway PJB LLC, 605 Rockaway 109 LLC and 605 Rockaway Summer LLC, as tenants-in-common, are each a Delaware limited liability company structured to be bankruptcy-remote, each with one independent director in its organizational structure. The sponsor of the borrowers and the nonrecourse carve-out guarantor is Gary Barnett, a non-member manager of each borrower, who has familial ties to the owners of the borrowers, but does not have any ownership interest in the borrowers.

Gary Barnett is the President and founder of Extell Development Company (“Extell”). Extell, founded in 1989, is a New York City-based development company involved in the acquisition, financing, marketing and managing of commercial, residential, retail, hospitality and mixed-use properties. Extell’s portfolio includes approximately 20.0 million sq. ft. of residential and commercial space completed or under development including 995 Fifth Avenue, 45 Walker Street, International Gem Tower, One57, W Times Square and Central Park Tower.

The Property.

The Costco JFK Property is comprised of the land on which (i) a 149,384 sq. ft. retail building owned and occupied by Costco (which is not part of the collateral) and (ii) a 12,000 sq. ft. medical office building (included in the collateral) are situated on a 12.58 acre site in Lawrence, New York. The retail building was constructed in 1993 by Costco as the ground tenant under a long term ground lease whereby Costco owns the improvements during the term of the ground lease. Accordingly, such building is not included in the collateral, except to the extent of the borrowers’ reversionary interest therein. The ground lease has approximately 15 years remaining, expiring September 30, 2032, with one 8-year extension option. The single tenant of the medical office building, Zwanger, took possession of its space on October 1, 2017 and is completing the interior build-out of the office space. Zwanger has seven months of free rent, which were reserved for at loan origination, and is expected to commence paying rent May 1, 2018. According to Zwanger, it currently plans to invest a significant amount to build-out its space and purchase specialty medical equipment, but is not obligated to do so under its lease.

Costco has a right, at any time prior to January 31, 2027, to demolish or reduce the retail building on its ground leased portion of the Costco JFK Property, to expand its building, or to construct new buildings, on its ground leased portion of the Costco JFK Property, including a gas station, but it is required to continue paying rent throughout its lease term. Additionally, if Costco demolishes its building, it is required to reconstruct a building of at least 100,000 sq. ft. within 12 months following demolition, and to expand such building to the same gross leasable area that it had prior to demolition within at least two years prior to the expiration of its lease term. Costco has a ROFO on its ground leased land at the Costco JFK Property, however, the ROFO is not exercisable in connection with the lender’s foreclosure of the mortgage or acceptance of a deed in lieu, with respect to the Costco JFK Property, but would apply to any subsequent transfer.

The Costco JFK Property includes 801 total parking spaces, which equates to 4.96 parking spaces per 1,000 sq. ft. 103 of the total parking spaces are located at a 3.17 acre site owned by the State of New York and rented to the borrower through a permit, for the benefit of and use by Costco for parking. Without that land, the Costco JFK Property would be non-conforming by 17 parking spaces. Should this issue ever arise, the Costco JFK Loan requires the borrower to restripe the parking lot to add the 17 spaces. The monthly rent is $19,000 which is passed through to Costco and the permit is cancellable by either Costco or the State at any time with 30 days’ written notice.

Major Tenants.

Costco (149,384 sq. ft.; 92.6% of NRA; 77.6% of U/W Base Rent; A+/A1/A+ Fitch/Moody’s/S&P) Costco (NASDAQ: COST) is a large global retailer with warehouse club operations in eight countries. It is a membership warehouse club, with hundreds of locations worldwide. As of the fiscal year ended September 3, 2017, Costco reported a total revenue of approximately $129.0 billion. Costco’s current ground lease term expires on September 30, 2032 with one 8-year extension option remaining. Costco has no termination options.

A-3-72

605 Rockaway Turnpike Lawrence, NY 11559	Collateral Asset Summary – Loan No. 7 Costco JFK	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 52.2% 2.56x 9.2%

Zwanger-Pesiri Radiology (12,000 sq. ft.; 7.4% of NRA; 22.4% of U/W Base Rent) Founded in 1953, Zwanger provides radiological services, including patient care, research, and education. Zwanger is the national show site for Siemens advanced MRI and CT systems, demonstrating their technology to medical professionals around the country. The radiologists are subspecialty trained in areas such as neuroradiology, musculoskeletal imaging, body imaging and breast imaging. There are ten locations (including the Costco JFK Property) across Nassau County and thirteen locations across Suffolk County for a total of 22 locations in Long Island. Zwanger signed a 15 year lease through September 2032 and has no termination options.

Environmental Matters. The Phase I environmental report dated June 28, 2017 revealed no evidence of recognized environmental conditions. Prior environmental investigations performed in 2012 and 2013 identified the presence of metals and SVOCs in the soils along the north side of the site, at concentrations above NYSDEC guidelines, which are considered indicative of historic fill materials. As the site is fully developed with buildings and/or pavement, there is no direct exposure to the contaminated soils. The Phase I environmental report recommended that if future redevelopment activities include plans to disturb the site ground surface, then corrective measures should be taken to address the impacted soil/fill. Current hardscape in the form of current buildings and pavement should otherwise be maintained in good condition so as to prevent public exposure to the soils below.

The Market. The Costco JFK Property is located approximately 15 miles east of Manhattan in Lawrence, New York in Long Island. The Costco JFK Property is located off of Rockaway Turnpike, a major thoroughfare in the neighborhood which connects the South Shore of Long Island with Queens. According to the appraisal, as of year-end 2016, within a 1-mile, 3-mile and 5-mile radius, the population count was 14,785, 188,064 and 529,655, respectively. As of year-end 2016, the average household income within a 1-mile, 3-mile and 5-mile radius was $120,431, $100,385 and $93,829, respectively.

According to the appraisal, the Costco JFK Property is located in the Hempstead retail submarket within the Long Island retail market. As of the first quarter of 2017, the submarket had a total inventory of approximately 4.8 million sq. ft. of retail space. As of the first quarter of 2017, the vacancy rate was 5.4%, down from 6.1% in the first quarter of 2016. As of the first quarter of 2017, the asking rent was $31.28 PSF, a slight increase from the first quarter of 2016 of $30.72 PSF. A new Costco opened in Oceanside, New York, approximately six miles east of the Costco JFK Property. According to the appraisal, there is currently approximately 3.3 million sq. ft. of planned or proposed retail construction in the Long Island retail market, of which none is in the Costco JFK Property’s submarket.

The following table represents the comparable sales identified by the appraisal.

Retail Building Sales Comparables(1)
Property Name	Location	Rentable Area (Sq. Ft.)	Sale Date	Sale Price	Price PSF
Costco JFK Property	Lawrence, NY	161,384(2)	17-Mar	$67,000,000	$415.16
Home Depot Ground Lease	West Miffin, PA	131,922	17-Mar	$18,900,000	$143.27
Wal-Mart Ground Lease	Orangevale, CA	107,047	17-Feb	$13,500,000	$126.11
Lowe’s Ground Lease	Kent, WA	135,041	16-Nov	$14,115,500	$104.53
BJ’s-Brooklyn	Brooklyn, NY	136,000	16-Oct	$73,956,000	$543.79
Home Depot Ground Lease	Seabrook, NH	126,700	16-Apr	$15,047,619	$118.77
Wal-Mart Ground Lease	Ft. Lauderdale, FL	186,933	16-Mar	$26,060,000	$139.41
Wal-Mart Ground Lease	Sarasota, FL	175,547	16-Feb	$10,550,000	$60.10

(1)      Source: Appraisal.

(2)      Based on the underwritten rent roll dated October 20, 2017.

The following table represents the comparable retail and office market leases identified by the appraisal.

Comparable Retail Leases(1)
Property Name	Property Location	Year Built	Tenant Name	Lease Date	GLA	Base Rent PSF
132-194 Passaic Avenue	Kearny, NJ	N/A	BJ’s Wholesale Club	15-Aug	87,788	$17.00
20-74 Deer Park Avenue	North Babylon, NY	1959	Michaels	15-Jun	25,174	$15.26
790 Sunrise Highway	Bellport, NY	2014	BJ’s Wholesale Club	14-Aug	87,788	$12.75
2201-2241 Route 1	North Brunswick, NJ	2009	BJ’s Wholesale Club	13-Apr	109,212	$12.92
2100 88th Street	North Bergen, NJ	1990	Walmart	10-Jan	203,091	$13.00
(1)	Source: Appraisal

A-3-73

605 Rockaway Turnpike Lawrence, NY 11559	Collateral Asset Summary – Loan No. 7 Costco JFK	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 52.2% 2.56x 9.2%

Comparable Office Leases(1)
Property Name	Property Location	Year Built	Tenant Name	Lease Date	GLA	Base Rent PSF
3911 62nd Avenue	Hyattsville, MD	2017	Patient First	17-Mar	8,190	$52.76
1910 South Gilbert Road	Mesa, AZ	2016	Dignity Health ER	16-Sep	7,436	$67.17
1801 West Loop 281	Longview, TX	2016	Neighbors Emergency Center	16-Jul	8,006	$64.84
6700 10th Street	McAllen, TX	2016	Neighbors Emergency Center	16-Apr	8,000	$54.05
3939 Kell Boulevard	Wichita Falls, TX	2016	Neighbors Emergency Center	16-Mar	6,500	$52.81
(1)	Source: Appraisal.

Cash Flow Analysis.

Cash Flow Analysis
	U/W	U/W PSF
Base Rent	$3,109,830	$19.27
Credit Rent Steps(1)	353,356	2.19
Gross Potential Rent	$3,463,186	$21.46
Total Recoveries	0	0.00
Other Income	0	0.00
Less: Vacancy(2)	(173,159)	(1.07)
Effective Gross Income	$3,290,027	$20.39
Total Variable Expenses	65,801	0.41
Total Fixed Expenses	0	0.00
Net Operating Income	$3,224,226	$19.98
TI/LC	0	0.00
Capital Expenditures	3,000	0.02
Net Cash Flow	$3,221,226	$19.96
(1)	U/W Credit Rent Steps represent the average of Costco’s rent through the loan term.

(2)	U/W Vacancy is underwritten to in-place economic vacancy rate of 5.0%.

Property Management.   The Costco JFK Property is managed by EJ Realty 45 LLC, a borrower affiliate.

Lockbox / Cash Management.  The Costco JFK Loan is structured with a hard lockbox and springing cash management. A lender controlled lockbox account is required to be established by the borrowers. The borrowers are required to cause all rents to be transmitted by tenants directly into the lockbox account and the borrowers and manager are required to deposit into the lockbox account any rents received by them despite such direction within two business days after receipt. If no Trigger Period exists, all funds in the lockbox account are required to be transferred on a daily basis into the borrowers’ operating account. During the continuance of a Trigger Period, all funds in the lockbox account are required to be transferred on a daily basis to a cash management account controlled by the lender, to be applied and disbursed in accordance with the loan documents. In addition, during a Lease Sweep Period, all excess cash flow is required to be swept into a lease sweep reserve account (the “Lease Sweep Account”).

A “Trigger Period” will commence upon (i) the occurrence of an event of default or (ii) the commencement of a Lease Sweep Period (as defined below) and will end upon (A) with respect to a Trigger Period continuing pursuant to clause (i), the event of default commencing the Trigger Period has been cured and such cure has been accepted by lender or (B) with respect to a Trigger Period continuing due to clause (ii), such Lease Sweep Period has ended as provided in the definition of such term.

A “Lease Sweep Period” will commence (a) on the earlier to occur of (i) the date that is 24 months prior to the end of the term (including any renewal terms) of any Lease Sweep Lease (as defined below), or (ii) the date required under a Lease Sweep Lease by which the tenant thereunder is required to give notice of its exercise of a renewal option (if such renewal option has not been so exercised), (b) the receipt by borrowers or manager of notice from a tenant under a Lease Sweep Lease exercising a right to terminate such Lease Sweep Lease, (c) if any Lease Sweep Lease (or material portion thereof) is surrendered, cancelled or terminated prior to its then-current expiration date or borrowers receive notice from the tenant thereunder of its intent to do so, (d) if any tenant under a Lease Sweep Lease goes dark or gives notice that it intends to discontinue its business at its leased space (or any material portion thereof), (e) upon the occurrence of a default by the tenant under any Lease Sweep Lease that continues beyond any applicable notice and cure period, (f) upon the occurrence of certain voluntary or involuntary bankruptcy or insolvency events of a tenant under a Lease Sweep Lease or its guarantor or direct or indirect parent company, or (g) upon a decline in the credit rating of the tenant under a Lease Sweep Lease (or its parent company) below “BBB” or its equivalent by any rating agency. A Lease Sweep Period will end upon the first to occur of the following: (A) in the case of clauses (a), (b), (c), and (d) of the definition of “Lease Sweep Period,” the entirety of the space rented under

A-3-74

605 Rockaway Turnpike Lawrence, NY 11559	Collateral Asset Summary – Loan No. 7 Costco JFK	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 52.2% 2.56x 9.2%

the Lease Sweep Lease (or applicable portion thereof) is leased pursuant to one or more Qualified Leases (as defined below) and, in the lender’s reasonable judgment, sufficient funds have accumulated in the Lease Sweep Account during the continuance of such Lease Sweep Period to cover all anticipated borrower out-of-pocket expenses (as set forth in such Qualified Leases or reasonably approved by the lender) in leasing Lease Sweep Space pursuant to Qualified Leases, free rent and/or rent abatement periods set forth in all such Qualified Leases and any shortfalls in required payments under the loan documents or operating expenses as a result of any anticipated down time prior to the commencement of payments under such Qualified Leases; (B) in the case of clause (a) of the definition of Lease Sweep Period, the date on which the tenant under the Lease Sweep Lease irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with borrowers reasonably acceptable to the lender) with respect to all of its Lease Sweep Lease space, and in the lender’s reasonable judgment, sufficient funds have been accumulated in the Lease Sweep Account during the continuance of such Lease Sweep Period to cover all anticipated borrower out-of-pocket expenses (as set forth in such Qualified Leases or reasonably approved by the lender) in leasing Lease Sweep Space pursuant to Qualified Leases, and free rent and/or rent abatement periods in connection with such renewal or extension; (C) in the case of clause (b) of the definition of Lease Sweep Period, if such termination option is not validly exercised by the tenant under the applicable Lease Sweep Lease by the latest exercise date in such Lease Sweep Lease or is otherwise validly and irrevocably waived in writing by the related tenant; (D) in the case of clause (e) of the definition of Lease Sweep Period, the date on which the applicable default has been cured, and no other default under such Lease Sweep Lease occurs for a period of 3 consecutive months thereafter; (E) in the case of clause (f) of the definition of Lease Sweep Period, the applicable bankruptcy or insolvency event has terminated and the applicable Lease Sweep Lease has been affirmed, assumed or assigned in a manner reasonably satisfactory to the lender; and (F) in the case of clause (g) of the definition of Lease Sweep Period, if the credit rating of the tenant under a Lease Sweep Lease (or its parent entity) has been restored to at least “BBB” or equivalent by the relevant rating agencies.

A “Lease Sweep Lease” means (i) the Costco lease, or (ii) any replacement lease that, either individually, or when taken together with any other lease with the same tenant or its affiliates, and assuming the exercise of all expansion rights and all preferential rights to lease additional space contained in such lease, covers the majority of the applicable Lease Sweep Lease space.

A “Qualified Lease” means either: (A) the original Lease Sweep Lease, as extended in accordance with (i) the express renewal option set forth in such Lease Sweep Lease or (ii) a modification of the Lease Sweep Lease approved by the lender, or (B) a replacement lease (i) with a term that extends at least 3 years beyond the stated maturity date of the Costco JFK Loan and with an initial term of at least 5 years and (ii) on market economic terms.

Initial and Ongoing Reserves.    At loan origination, the borrower deposited (i) $464,000 into a full rent replication reserve account. The full rent replication reserve account includes seven months of free rent equal to $406,000 and one month of pre-paid rent equal to $58,000, in relation to the Zwanger lease. Zwanger is expected to commence paying rent May 1, 2018. Amounts in the rent replication reserve amount will be released to the borrowers monthly in the monthly amount of the rent that would have been due had rent payments commenced, or, if a Trigger Period exists, deposited into the lockbox account.

While Zwanger accepted possession of its space on October 1, 2017, it has not yet taken occupancy at the Costco JFK Property. There is an escrow agreement between the borrower and previous owner in which the escrow agent holds (i) $353,925 for leasing commissions due from the previous owner in connection with the Zwanger lease, and (ii) $37,500 in connection with tenant improvement work to be completed, as required under the Zwanger lease. Such amounts are not held under the loan documents and are not subject to the control of the lender.

Tax Reserve – Ongoing deposits into the tax reserve account are waived, so long as (i) no Trigger Period has occurred and is continuing, (ii) the Costco lease (or a successor triple net lease which covers the entire space currently rented to Costco and requires the tenant to pay real estate taxes for the entirety of the Costco JFK Property (an “Approved Triple Net Lease”) is in full force and effect (iii) there is no default under the Costco lease beyond applicable notice and cure periods, and (iv) Costco (or the tenant under the Approved Triple Net Lease) is paying all real estate taxes and the borrowers provide evidence reasonably satisfactory to the lender of the timely payment thereof. If such waiver is no longer in effect, ongoing monthly deposits of 1/12 of estimated annual real estate taxes will be required.

Insurance Reserve – Ongoing deposits into the insurance reserve account with regard to each of the Costco and Zwanger portions of the Costco JFK Property, individually are waived, so long as (A) (i) no Trigger Period has occurred and is continuing, (ii) the Costco lease (or an Approved Triple Net Lease) or the Zwanger lease, as applicable, is in full force and effect, (iii) there is no default under the applicable lease beyond applicable notice and cure periods and (iv) Costco (or the tenant under the Approved Triple Net Lease) or Zwanger, as applicable, is paying all insurance premiums for its leased space and the borrowers provide evidence reasonably satisfactory to the lender of the timely payment thereof or (B) an acceptable blanket insurance policy is in place. If such waiver is no longer in effect, ongoing monthly deposits of 1/12 of estimated annual insurance premiums will be required.

A-3-75

605 Rockaway Turnpike Lawrence, NY 11559	Collateral Asset Summary – Loan No. 7 Costco JFK	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$35,000,000 52.2% 2.56x 9.2%

Replacement Reserve – Ongoing deposits to the replacement reserve account with regard to each of the Costco and Zwanger portions of the Costco JFK Property, individually, are waived, so long as (i) no Trigger Period has occurred and is continuing, (ii) the Costco lease (or an Approved Triple Net Lease) or the Zwanger lease, as applicable, is in full force and effect, (iii) there is no default under the applicable lease beyond applicable notice and cure periods and (iv) Costco (or the tenant under an Approved Triple Net Lease) or Zwanger, as applicable is paying all capital expenditures for its leased space and the borrowers provide evidence reasonably satisfactory to the lender of the timely payment thereof. If such waiver is no longer in effect, ongoing monthly deposits will be required in such amount as the lender reasonably determines will be needed (in equal monthly deposits) to accumulate sufficient funds to pay all approved capital expenditures.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-76

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A-3-77

1201 Main Street Columbia, SC 29201	Collateral Asset Summary – Loan No. 8 Capitol Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,250,000 74.6% 1.55x 10.3%

A-3-78

1201 Main Street Columbia, SC 29201	Collateral Asset Summary – Loan No. 8 Capitol Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,250,000 74.6% 1.55x 10.3%

A-3-79

1201 Main Street Columbia, SC 29201	Collateral Asset Summary – Loan No. 8 Capitol Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,250,000 74.6% 1.55x 10.3%

Capitol Center
1201 Main Street
Columbia, SC 29201
Columbia
West Columbia
Springdale
Cayce
Pine Ridge
Forest Acres
Arcadia Lakes
FORT JACKSON MILITARY RESERVATION
Midlands Technical College Ft Jackson
Fort Jackson Golf Club
Benedict College
Univ of SC Columbia
Columbia College
Columbia International University
Columbiana Centre Mall
Columbia Place Mall
Williams-Brice Stadium
JIM HAMILTON - LB OWENS AIRPORT
COLUMBIA METROPOLITAN AIRPORT
Palmetto Falls Miniature Golf
Charwood Country Club
Indian River Golf Course
Oak Hills Golf Club
Meadowlake Park
Sesquicentennial State Park
Providence Health Northeast
Village at Sandhill
Broad River
Congaree River
CAMP GROUND RD
MONTICELLO RD
WILSON BLVD
CLEMSON RD
N BRICKYARD RD
HARD SCRABBLE RD
N MAIN ST
AUGUSTA RD
PLATT SPRINGS RD
EDMUND HWY
LEESBURG RD
GARNERS FERRY RD
OLD STATE RD
321
215
176
277
378
262
12
1
20
26
126
77
TN
NC
SC
GA
Greensboro
Raleigh
Charlotte
Fayetteville
Greenville
Florence
Atlanta
Columbia
Myrtle Beach
Charleston
Savannah
Atlantic Ocean
MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS

A-3-80

1201 Main Street Columbia, SC 29201	Collateral Asset Summary – Loan No. 8 Capitol Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,250,000 74.6% 1.55x 10.3%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Acquisition
Sponsors:	Sidney A. Borenstein; Shimmie Horn
Borrower:	Hamilton Capitol Center LLC
Original Balance:	$32,250,000
Cut-off Date Balance:	$32,250,000
% by Initial UPB:	3.0%
Interest Rate:	4.1200%
Payment Date:	6th of each month
First Payment Date:	November 6, 2017
Maturity Date:	October 6, 2027
Amortization:	Interest Only for first 30 months, 360 months thereafter
Additional Debt:	None
Call Protection:	L(25), D(91), O(4)
Lockbox / Cash Management:	Springing Hard / Springing

Reserves(1)
	Initial	Monthly
Taxes:	$850,796	$94,533
Insurance:	$18,179	$9,090
Replacement:	$0	$7,667
TI/LC:	$394,901	$29,167
Free Rent:	$343,573	$0
Haynsworth Rollover:	$0	$9,211

Financial Information
Cut-off Date Balance / Sq. Ft.:	$70
Balloon Balance / Sq. Ft.:	$60
Cut-off Date LTV:	74.6%
Balloon LTV:	63.9%
Underwritten NOI DSCR(2):	1.77x
Underwritten NCF DSCR(2):	1.55x
Underwritten NOI Debt Yield:	10.3%
Underwritten NCF Debt Yield:	9.0%
Underwritten NOI Debt Yield at Balloon:	12.0%
Underwritten NCF Debt Yield at Balloon:	10.5%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Columbia, SC
Year Built / Renovated:	1987 / 2013-2016
Total Sq. Ft.:	460,020
Property Management:	Neely Management, LLC
Underwritten NOI:	$3,324,985
Underwritten NCF:	$2,907,981
Appraised Value:	$43,220,000
Appraisal Date:	August 17, 2017

Historical NOI
Most Recent NOI:	$3,508,925 (T-8 August 31, 2017 Ann.)
2016 NOI:	$3,029,898 (December 31, 2016)
2015 NOI:	$3,320,039 (December 31, 2015)
2014 NOI:	$2,812,370 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	87.2% (August 31, 2017)
2016 Occupancy:	84.5% (December 31, 2016)
2015 Occupancy:	88.3% (December 31, 2015)
2014 Occupancy:	91.6% (December 31, 2014)

(1)	See “Initial and Ongoing Reserves” herein.

(2)	Based on amortizing debt service payments. Based on the current interest only payments, the Underwritten NOI DSCR and the Underwritten NCF DSCR are 2.47x and 2.16x, respectively.

A-3-81

1201 Main Street Columbia, SC 29201	Collateral Asset Summary – Loan No. 8 Capitol Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,250,000 74.6% 1.55x 10.3%

Tenant Summary
Tenant	Ratings (Fitch/Moody’s/S&P) (1)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF	% of Total U/W Base Rent	Lease Expiration

SC Department of Administration(2)	AAA / AAA / AA+	65,908	14.3%	$13.86	12.8%	6/30/2020
Haynsworth Sinkler Boyd	NR / NR / NR	40,798	8.9%	$21.59	12.3%	2/28/2029
BB&T	A+ / A2 / A-	35,000	7.6%	$19.90	9.7%	6/30/2024
SC Department of Insurance(2)	AAA / AAA / AA+	28,165	6.1%	$16.45	6.5%	2/28/2021
SC Department of Commerce(2)	AAA / AAA / AA+	27,927	6.1%	$15.80	6.2%	3/31/2023
Subtotal / Wtd. Avg.		197,798	43.0%	$17.17	47.4%
Other		203,416	44.2%	$18.51	52.6%
Total / Wtd. Avg. Occupied		401,214	87.2%	$17.85	100.0%
Vacant		58,806	12.8%
Total		460,020	100.0%

(1)	Certain ratings are those of the parent company or South Carolina state government whether or not the parent or state government guarantees the lease.

(2)	The tenant has the right to terminate its leases at any time during the lease term with 60 days’ written notice to the landlord of the tenant’s intention to vacate all or a portion of the premises and relocate to a building owned or otherwise controlled by the State of South Carolina or any county or city in the state of South Carolina. SC Department of Commerce’s lease for Suite 1760 can only be canceled after the first 24 months of the lease term. In addition, the tenant has the right to terminate its lease upon 30 days’ notice in the event of non-appropriation of funds by the South Carolina legislature or if the application of any law makes it impossible or uneconomical for the tenant to operate in the premises, or if the tenant or its programs are dissolved or if the tenant’s leased space is deemed inadequate or unnecessary for the normal operations and maximum efficiency of the tenant in the sole opinion of the South Carolina Budget and Control Board.

Lease Rollover Schedule(1)(2)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	0	0	0.0%	0	0.0%	$0.00	0.0%	0.0%
2017	1	8,108	1.8%	8,108	1.8%	$15.76	1.8%	1.8%
2018	6	19,772	4.3%	27,880	6.1%	$16.79	4.6%	6.4%
2019	4	4,553	1.0%	32,433	7.1%	$19.70	1.3%	7.7%
2020	4	75,127	16.3%	107,560	23.4%	$14.59	15.3%	23.0%
2021	5	46,083	10.0%	153,643	33.4%	$17.98	11.6%	34.5%
2022	6	52,807	11.5%	206,450	44.9%	$19.80	14.6%	49.1%
2023	4	53,607	11.7%	260,057	56.5%	$16.66	12.5%	61.6%
2024	6	93,123	20.2%	353,180	76.8%	$19.63	25.5%	87.2%
2025	0	0	0.0%	353,180	76.8%	$0.00	0.0%	87.2%
2026	1	1,767	0.4%	354,947	77.2%	$22.15	0.5%	87.7%
2027	0	0	0.0%	354,947	77.2%	$0.00	0.0%	87.7%
Thereafter	3	46,267	10.1%	401,214	87.2%	$19.04	12.3%	100.0%
Vacant	NAP	58,806	12.8%	460,020	100.0%	NAP	NAP
Total / Wtd. Avg.	40	460,020	100.0%			$17.85	100.0%

(1)	Based on the underwritten rent roll as of August 31, 2017.

(2)	Certain tenants may have contraction or termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

A-3-82

1201 Main Street Columbia, SC 29201	Collateral Asset Summary – Loan No. 8 Capitol Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,250,000 74.6% 1.55x 10.3%

The Loan.    The Capitol Center loan (the “Capitol Center Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in a 460,020 sq. ft. office building located in Columbia, South Carolina (the “Capitol Center Property”) with an Original and Cut-Off Date Balance of $32.25 million. The Capitol Center Loan has a ten-year term and pays interest only for the first 30 months of the loan term and amortizes on a 30-year schedule thereafter. The Capitol Center Loan accrues interest at a fixed rate equal to 4.1200%. Loan proceeds and approximately $12.9 million of sponsor equity were used to purchase the Capitol Center Property for $43.0 million, fund approximately $1.6 million in upfront reserves and pay transaction costs of approximately $0.6 million. Based on the “As-Is” appraised value of $43.22 million as of August 17, 2017, the Cut-off Date LTV is 74.6%. The most recent prior financing of the Capitol Center Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$32,250,000	71.4%	Purchase Price	$43,000,000	95.2%
Sponsor Equity	$12,939,377	28.6%	Reserves	$1,607,449	3.6%
			Closing Costs	$581,928	1.3%

Total Sources	$45,189,377	100.0%	Total Uses	$45,189,377	100.0%

The Borrower / Sponsors.    The borrower, Hamilton Capitol Center LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsor of the borrower and the nonrecourse carve-out guarantors are Sidney A. Borenstein and Shimmie Horn, both of whom serve on the Board of Directors of Hamilton Equity Partners.

Sidney A. Borenstein is the founder of Sidney Borenstein & Company, a CPA firm established in 1986 specializing in real estate structure, finance and taxes, representing some of the largest real estate principals in the New York City market. Sidney A. Borenstein has been an active principal in a wide variety of real estate investments since the late 1980’s, including nursing homes, multi-family housing, shopping centers, hotels, and industrial buildings. Sidney A. Borenstein is the President and CEO of Hamilton Equity Partners.

Shimmie Horn is a principal founder and serves on the Board of Directors of Hamilton Equity Partners. Shimmie Horn is the co-owner of Triumph Hotels, a set of Manhattan boutique hotels situated around New York City. The Triumph Hotels portfolio includes the Iroquois, the Frederick and Hotel Belleclaire. In addition, Shimmie Horn owns and manages over 1,800 apartment units, as well as coordinates and oversees multiple construction and redevelopment projects for real estate properties in the portfolio.

Hamilton Equity Partners is a commercial real estate firm with investments in multi-family properties, commercial buildings, and hospitality facilities. Additionally, a significant portion of Hamilton Equity Partners’ strategy involves purchasing, developing, and leasing skilled nursing home and assisted living facilities. Hamilton Equity Partners accepts investments from both institutional investors and individuals with a minimum investing capacity of $10 million.

The Property. The Capitol Center Property is a 25-story, 460,020 sq. ft., Class B office tower located in downtown Columbia, South Carolina. The Capitol Center Property was constructed in 1987 and underwent approximately $2.6 million in capital improvements from 2013 to 2016, including renovations to the building structure, mechanical systems, common area interiors and amenities, security systems, fire control system and access systems. Amenities include 24-hour on-site security, a café and bakery, a newly renovated fitness center, interactive touch-screen building directories, two communal conference rooms with Wi-Fi, TVs, telephones, and presentation hardware, on-site property management, meeting areas located in the lobby and an indoor putting area.

The Capitol Center Property is the location of the Columbia Capital City Club (the “Club”), a private dining and social club founded in 1988 by former governor of South Carolina Robert E. McNair and Carl L. Brazell. The Club occupies the entire 25th floor, totaling 20,399 sq. ft., and has over 1,400 paying members. The Club’s quarters include a grand dining room, casual grille room, library and lounge, and a large ballroom. The Club offers a variety of business and social events, networking opportunities, enriching programs, and holiday celebrations to members.

The Capitol Center Property is adjacent to the Lady Street parking garage, a 1,007-space, city-owned and operated covered parking facility which has an entrance directly into the Capitol Center Property to the second floor. The parking deck was built simultaneously with the improvements with the intended purpose of serving the Capitol Center Property. On November 28, 2016, prior ownership of the Capitol Center Property executed a 20-year agreement with the City of Columbia to memorialize rights to certain spaces in the deck. Per the agreement, ownership of the Capitol Center Property has an ongoing Right of First Refusal to lease parking spaces in the deck (787 spaces of the 1,007 spaces). The agreement is transferable with ownership of the Capitol Center Property.

A-3-83

1201 Main Street Columbia, SC 29201	Collateral Asset Summary – Loan No. 8 Capitol Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,250,000 74.6% 1.55x 10.3%

As of August 31, 2017, the Capitol Center Property was 87.2% leased to 36 tenants. Approximately 44.4% of the NRA is occupied by investment grade tenants, including the State of South Carolina, AARP, the City of Columbia, Clemson University, Richland County Economic, BB&T, Piedmont Natural Gas, and Duke Energy. Twenty tenants, representing approximately 70% of the NRA, have been at the Capitol Center Property for over 10 years. There are six South Carolina state government tenants totaling 151,185 sq. ft. (32.9% of the NRA). Base rent for the South Carolina government tenants ranges from $13.86 - $18.00 PSF for an average of $15.38 PSF, approximately 10.9% below the appraiser’s market rent of $17.25 for government space and 28.5% below the appraiser’s market rent of $21.50 for general office space. Two of the largest tenants at the Capitol Center Property, the SC Department of Administration and SC Department of Commerce, have been at the Capitol Center Property since 1985 and 1986, respectively. The weighted average remaining lease term for the in-place tenants is over 5.0 years.

Major Tenants.

SC Department of Administration (65,908 sq. ft.; 14.3% of NRA; 12.8% of U/W Base Rent; AAA/AAA/AA+ Fitch/Moody’s/S&P) The SC Department of Administration plays a central role in the general management of the South Carolina state government and its various departments, agencies, and governing bodies. It was established on July 1, 2015 to replace the South Carolina Budget and Control board. The SC Department of Administration works closely with the office of the Governor to provide government support services to the state. The department’s major functions and services are administered through a number of district divisions: The Division of Facilities Management and Property Services, Division of State Agencies Support Services, Division of State Human Resources, Division of Technology, Executive Budget Office, Office of Executive Policy and Programs, and the South Carolina Enterprise Information System. SC Department of Administration has been in occupancy at the Capitol Center Property since 1985. The tenant has one five-year renewal option remaining. The tenant has the right to terminate its leases at any time during the lease term with 60 days’ written notice to the landlord of the tenant’s intention to vacate all or a portion of the premises and relocate to a building owned or otherwise controlled by the State of South Carolina or any county or city in the state of South Carolina. South Carolina Department of Commerce’s lease for Suite 1760 can only be canceled after the first 24 months of the lease term. In addition, the tenant has the right to terminate its lease upon 30 days’ notice in the event of non-appropriation of funds by the South Carolina legislature or if the application of any law makes it impossible or uneconomical for the tenant to operate in the premises, or if the tenant or its programs are dissolved or if the tenant’s leased space is deemed inadequate or unnecessary for the normal operations and maximum efficiency of the tenant in the sole opinion of the South Carolina Budget and Control Board.

Haynsworth Sinkler Boyd (40,798 sq. ft.; 8.9% of NRA; 12.3% of U/W Base Rent) Haynsworth Sinkler Boyd provides business, litigation, and financial legal services to both national and international clients. It is one of the largest law firms in the Carolinas, with over 135 attorneys and practices in Charleston, Florence, Greenville, and Myrtle Beach, South Carolina. A national magazine survey listed Haynsworth Sinkler Boyd as a top practicing firm for the seventh straight year and the firm was ranked nationally for its litigation-construction practice and ranked regionally in 62 legal disciplines. Haynsworth Sinkler Boyd has been in occupancy at the Capitol Center Property since 2002 with a current lease term through February 2029. Haynsworth Sinkler Boyd has no renewal options remaining.

BB&T (35,000 sq. ft.; 7.6% of NRA; 9.7% of U/W Base Rent; A+/A2/A- Fitch/Moody’s/S&P) BB&T (NYSE: BBT), founded in 1872 and headquartered in Winston Salem, North Carolina, operates as a holding company for Branch Banking and Trust Company, which provides commercial banking and trust services for small and mid-sized business, public agencies, local governments, and individuals in the United States. BB&T employs over 37,200 individuals and operates 2,196 financial centers in North Carolina, South Carolina, Virginia, Maryland, Georgia, Kentucky, Florida, Tennessee, Alabama, Indiana, and Washington, D.C. Through its various subsidiaries, BB&T offers sales finance, equipment finance and leasing, home and commercial mortgage lending, asset management, retail and wholesale agency insurance, institutional trust services, investment banking and brokerage, wealth management/private banking, consumer and corporate finance, capitals markets services, treasury services, venture capital, bankcard and merchant services, insurance premium finance, and payroll processing services. BB&T reported approximately $11 billion in revenue in 2016. BB&T has been in occupancy at the Capitol Center Property since 2014 with a current lease term through June 2024. BB&T has two five-year renewal options remaining.

Environmental Matters. The Phase I environmental report dated August 23, 2017 identified a UST that used to hold diesel for the backup generators. The Phase I found no history of evidence of issues associated with the tank or evidence of any leakage, but due to the age of the tank, recommended an annual tightness testing. As a result, the borrower is required to perform an annual tightness testing.

The Market. The Capitol Center Property is located in downtown Columbia, South Carolina, adjacent to the South Carolina State Capital and the Vista. The Vista, a rapidly growing arts, dining, and entertainment district, is located two blocks north of the Capitol Center Property. The area is home to numerous bars, restaurants, clubs, boutiques and galleries, a Hampton Inn and the Edventure Children’s Museum. Colonial Life Arena is a multi-purpose arena located 0.6 miles south of the Capitol Center Property and is the largest arena in South Carolina. The Colonial Life Arena is home to the University of South Carolina men’s and women’s basketball teams and additionally hosts various events such as conferences, concerts, and graduation ceremonies. In addition, the Columbia Metropolitan Convention Center is located 0.5 miles southwest of the Capitol Center Property.

A-3-84

1201 Main Street Columbia, SC 29201	Collateral Asset Summary – Loan No. 8 Capitol Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,250,000 74.6% 1.55x 10.3%

There are numerous residential developments within walking distance of the Capitol Center Property, including those at the Station at Five Point, 1520 Main, the Tapps Building, and the Barringer Building. The Edge, a 15-story, 355,000 sq. ft. apartment building to be located 0.3 miles north of the Capitol Center Property, is currently being planned. The Capitol Center Property is located in close proximity to both of Columbia’s primary hospitals: The Palmetto Health facilities are located 0.6 miles north of the Capitol Center Property and Providence Hospital is located 2 miles to the northeast.

Regional access to the area is provided by Interstate 126/26, Interstate 20, and Interstate 77. Interstate 126/26 is an east-west highway that connects Charleston, South Carolina with Kingsport, Tennessee. Local access to the Capitol Center Property is provided by Main Street and Assembly Street, both of which run in a north-south direction, and Gervais Street, which is the primary east-west arterial through downtown Columbia. Public transportation is provided by the Comet bus line, which serves the Columbia metro area. The Columbia Metropolitan Airport is located approximately 10 miles from the Capitol Center Property.

According to a market research report, the Capitol Center Property is located in the Columbia Central Business District (“CBD”) office submarket. As of the second quarter of 2017, the submarket had a total inventory of approximately 9.4 million sq. ft. between 479 buildings. Average submarket vacancy was 7.7%, representing a 0.7% decrease since year-end 2016. According to a third party market report, the average asking rent was $18.28 PSF, representing a $0.13 PSF increase over the first quarter of 2017 rental rates and the highest quarterly average rent since the third quarter 2013, the earliest quarter featured in the marketing report on the Columbia CBD submarket. Net absorption was -46,526 sq. ft. for the quarter, while year to date net absorption was 22,179 sq. ft. No new inventory has been delivered to the submarket since the third quarter 2016 and no new developments are currently under construction.

The following table represents the comparable sales identified by the appraiser.

Office Building Sales Comparables(1)
Property Name	Location	Rentable Area (Sq. Ft.)	Sale Date	Sale Price	Price PSF
Capitol Center Property	Columbia, SC	460,020(2)	Sep-17	$43,000,000	$93.47
201 & 651 Brookfield	Greenville, SC	238,175	Sep-16	$25,000,000	$104.96
Vista Center	Columbia, SC	225,609	Jun-16	$26,750,000	$118.57
400 South Tryon	Charlotte, NC	584,315	Oct-14	$68,250,000	$116.80
Bank of America Plaza	Columbia, SC	303,156	Nov-12	$30,925,100	$102.01
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll dated August 31, 2017.

The following table represents the comparable market leases identified by the appraiser.

Directly Competitive Office Buildings(1)
Property Name	Property Location	Tenant Name	Lease Date	GLA	Lease Term (months)	Base Rent PSF
Main & Gervais Office	Columbia, SC	Womble Carlyle	Feb-17	8,769	96	$27.25
Tower at 1301 Gervais	Columbia, SC	Webster Rogers	Nov-16	2,387	26	$19.25
Vista Center	Columbia, SC	Joye Law Firm	Dec-15	2,634	62	$19.00
1441 Main Building	Columbia, SC	Williams Mullen	May-15	4,275	36	$19.50
(1)	Source: Appraisal.

A-3-85

1201 Main Street Columbia, SC 29201	Collateral Asset Summary – Loan No. 8 Capitol Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,250,000 74.6% 1.55x 10.3%

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	2016	T-8 August 2017 Ann.	U/W	U/W PSF
Base Rent	$7,218,081	$7,257,418	$6,971,849	$7,060,414	$7,160,453	$15.57
Credit Tenant Step Rents(1)	0	0	0	0	43,598	0.09
Rent Steps(2)	0	0	0	0	113,556	0.25
Value of Vacant Space	0	0	0	0	1,264,329	2.75
Gross Potential Rent	$7,218,081	$7,257,418	$6,971,849	$7,060,414	$8,581,936	$18.66
Total Recoveries	120,295	124,379	63,653	198,575	35,779	0.08
Other Income(3)	233,849	219,469	135,336	153,114	151,874	0.33
Less: Vacancy(4)	(896,640)	0	0	(58,555)	(1,264,329)	(2.75)
Effective Gross Income	$6,675,585	$7,601,266	$7,170,838	$7,353,547	$7,505,260	$16.32
Total Variable Expenses	2,682,018	3,091,514	2,949,925	2,582,918	2,963,960	6.44
Total Fixed Expenses	1,181,197	1,189,713	1,191,015	1,261,705	1,216,316	2.64
Net Operating Income	$2,812,370	$3,320,039	$3,029,898	$3,508,925	$3,324,985	$7.23
TI/LC	0	0	0	0	325,000	0.71
Capital Expenditures	0	0	0	0	92,004	0.20
Net Cash Flow	$2,812,370	$3,320,039	$3,029,898	$3,508,925	$2,907,981	$6.32
(1)	Credit Tenant Step Rents are the straight line average of contractual rent steps through lease expiration.

(2)	U/W Rent Steps include $113,556 through September 2018.

(3)	Other Income includes storage, administrative, overtime HVAC and building services income, as well as, termination option and late fees.

(4)	U/W Vacancy is underwritten to in-place economic vacancy rate of 14.4%.

Property Management.   The Capitol Center Property is managed by Neely Management, LLC, a borrower affiliate.

Lockbox / Cash Management.  The Capitol Center Loan is structured with a springing hard lockbox and springing cash management. From and after the occurrence of a Cash Management Trigger Period (as defined below), a lender controlled clearing account is required to be established by the borrower and the borrower is required to cause all rents to be transmitted directly into the clearing account. During the continuance of a Cash Management Trigger Period, funds in such clearing account are required to be transferred on a daily basis to a cash management account controlled by the lender to be applied by the lender in accordance with the loan documents and provided no Trigger Period (as defined below) exists, remaining cash flow will be released to borrower. Upon the occurrence and during the continuance of a Trigger Period remaining cash flow will be held by the lender as additional collateral for the loan.

A “Cash Management Trigger Period” will commence upon (i) the commencement of any Trigger Period or (ii) the debt service coverage ratio with respect to the Mortgaged Property is less than 1.20x, and will end only if the Capitol Center Loan is repaid or defeased in full.

A “Trigger Period” will commence upon the occurrence of (i) an event of default, (ii) a Low Debt Service Period (as defined below) or (iii) any bankruptcy of the property manager or guarantor and will end upon (a) with respect to clause (i), the date on which such event of default is cured, (b) with respect to clause (ii), the date on which the Low Debt Service Period has ended and (c) with respect to a bankruptcy of the property manager described in clause (iii), the borrower replacing the property manager within 30 days of such bankruptcy in accordance with the Capitol Center Loan documents.

A “Low Debt Service Period” (i) will commence if, as of any calculation date, the debt service coverage ratio falls below 1.15x, and (ii) will end when the debt service coverage ratio is at least 1.20x for two consecutive calendar quarters.

Initial and Ongoing Reserves.    At loan origination, the borrower deposited (i) $850,796 into a tax reserve account; (ii) $18,179 into an insurance reserve account; (iii) $394,901 for outstanding tenant improvement and leasing expenses and (iv) $343,573 for rent abatements.

Tax Reserves – The borrower is required to deposit $94,533 on a monthly basis into the tax reserve account.

Insurance Reserves – The borrower is required to deposit $9,090 on a monthly basis into the insurance reserve account.

A-3-86

1201 Main Street Columbia, SC 29201	Collateral Asset Summary – Loan No. 8 Capitol Center	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$32,250,000 74.6% 1.55x 10.3%

Replacement Reserves – The borrower is required to deposit $7,667 on a monthly basis into the replacement reserve account, provided that the borrower is not required to make such deposits on any monthly payment date when the funds therein equal or exceed a cap of $267,012.

TI/LC Reserves- The borrower is required to deposit on a monthly basis (i) $29,167 through October 6, 2020, (ii) from November 6, 2020 through October 6, 2023, $58,333, and (iii) $29,167 from and after November 6, 2023, provided that the borrower is not required to make such deposits on any monthly payment date when the funds therein equal or exceed a cap of $1,200,000.

Haynsworth Reserves – The borrower is required to deposit $9,211 on a monthly basis into the Haynsworth reserve account (for tenant improvements and leasing commissions required to be paid pursuant to the Haynsworth lease) until a cap of $525,000 is reached.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

A-3-87

120 West 44th Street New York, NY 10036	Collateral Asset Summary – Loan No. 9 Hotel Mela Times Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,800,000 39.3% 2.79x 14.1%

A-3-88

120 West 44th Street New York, NY 10036	Collateral Asset Summary – Loan No. 9 Hotel Mela Times Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,800,000 39.3% 2.79x 14.1%

Hotel Mela Times Square
120 West 44th Street
New York, NY 10036
Central Park
TIMES SQUARE
ROCKEFELLER CENTER
MIDTOWN
New York
MANHATTAN
BROOKLYN
Upper West Side
Upper East Side
West New York
Metropolitan Museum of Art
Natural History Museum
Carnegie Hall
Times Square
Midtown
United Nations
Madison Square Garden
Empire State Building
Hoboken
Astoria
Long Island City
SoHo
NYU
Jersey City
Financial District
W 53RD STREET
W 52ND STREET
W 51ST STREET
W 50TH STREET
W 49TH STREET
W 48TH STREET
W 44TH STREET
W 43RD STREET
W 42ND STREET
W 41ST STREET
W 40TH STREET
W 39TH STREET
W 38TH STREET
EIGHTH AVENUE
BROADWAY
SEVENTH AVENUE
SIXTH AVENUE
FIFTH AVENUE
MADISON AVENUE
Port Authority Bus Terminal
NY Times Building
New York Public Library
Bryant Park
Radio City Music Hall
RCA Building
Saint Patrick's Cathedral
Museum of Modern Art (MOMA)
New York Hilton Hotel
The Shops at Columbus Circle
MAP © 2017 CARTIFACT

A-3-89

120 West 44th Street New York, NY 10036	Collateral Asset Summary – Loan No. 9 Hotel Mela Times Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,800,000 39.3% 2.79x 14.1%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Sponsors:	Joseph Moinian; David Adelipour; Jacob Orfali
Borrowers:	O. & O. Properties Corp.; Hotel Mela, LLC
Original Balance:	$31,800,000
Cut-off Date Balance:	$31,800,000
% by Initial UPB:	3.0%
Interest Rate:	4.1900%
Payment Date:	6th of each month
First Payment Date:	December 6, 2017
Maturity Date:	November 6, 2022
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(24), D(33), O(3)
Lockbox / Cash Management:	Hard / Springing

Reserves(1)
	Initial	Monthly
Taxes:	$1,029,309	$180,127
Insurance:	$0	Springing
FF&E:	$0	$30,670
Seasonality Reserve:	$800,000	Springing

Financial Information
Cut-off Date Balance / Room:	$135,897
Balloon Balance / Room:	$135,897
Cut-off Date LTV:	39.3%
Balloon LTV:	39.3%
Underwritten NOI DSCR:	3.31x
Underwritten NCF DSCR:	2.79x
Underwritten NOI Debt Yield:	14.1%
Underwritten NCF Debt Yield:	11.8%
Underwritten NOI Debt Yield at Balloon:	14.1%
Underwritten NCF Debt Yield at Balloon:	11.8%
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Hospitality
Collateral:	Fee Simple
Location:	New York, NY
Year Built / Renovated:	1933 / 2007
Total Rooms:	234
Property Management:	Highgate Hotels, L.P.
Underwritten NOI:	$4,476,066
Underwritten NCF:	$3,767,254
Appraised Value:	$81,000,000
Appraisal Date:	October 1, 2017

Historical NOI
Most Recent NOI:	$4,737,856 (T-12 August 31, 2017)
2016 NOI:	$3,756,655 (December 31, 2016)
2015 NOI:	$5,356,264 (December 31, 2015)
2014 NOI:	$6,243,131 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	94.2% (August 31, 2017)
2016 Occupancy:	90.8% (December 31, 2016)
2015 Occupancy:	90.9% (December 31, 2015)
2014 Occupancy:	91.5% (December 31, 2014)

(1)	See “Initial and Ongoing Reserves” herein.

A-3-90

120 West 44th Street New York, NY 10036	Collateral Asset Summary – Loan No. 9 Hotel Mela Times Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,800,000 39.3% 2.79x 14.1%

Historical Occupancy, ADR, RevPAR(1)
	Hotel Mela Times Square Property			Competitive Set			Penetration Factor
Year	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR	Occupancy	ADR	RevPAR
2014	91.5%	$220.26	$201.59	87.3%	$240.74	$210.08	104.9%	91.5%	96.0%
2015	90.9%	$205.81	$187.04	85.7%	$226.03	$193.81	106.0%	91.1%	96.5%
2016	90.8%	$193.49	$175.66	87.0%	$211.96	$184.36	104.4%	91.3%	95.3%
T-12 July 2017	94.4%	$189.50	$178.85	86.4%	$206.12	$178.03	109.3%	91.9%	100.5%
(1)	Source: Hospitality research report.

The Loan.    The Hotel Mela Times Square loan (the “Hotel Mela Times Square Loan”) is a fixed rate loan secured by the borrowers’ fee simple interest (and leasehold interest by virtue of an operating lease between the borrowers) in a 234 room full-service hotel located at 120 West 44th Street in New York, New York (the “Hotel Mela Times Square Property”). The Hotel Mela Times Square Loan, with an original principal balance of $31.8 million, has a 5-year term, and requires interest only payments for the term of the loan. The Hotel Mela Times Square Loan accrues interest at a fixed rate equal to 4.1900% and has a Cut-off Date Balance of $31.8 million. Proceeds of the Hotel Mela Times Square Loan were used to retire existing debt of approximately $30.6 million, fund upfront reserves of approximately $1.8 million and pay closing costs of approximately $0.6 million. Based on the “As Is” appraised value of $81.0 million as of October 1, 2017, the Cut-off Date LTV Ratio for the Hotel Mela Times Square Loan is 39.3%.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$31,800,000	96.0%	Loan Payoff	$30,649,311	92.5%
New Sponsor Equity	$1,317,458	4.0%	Upfront Reserves	$1,829,309	5.5%
			Closing Costs	$638,837	1.9%
Total Sources	$33,117,458	100.0%	Total Uses	$33,117,458	100.0%

The Borrowers / Borrower Sponsors.    The borrowers, O. & O. Properties Corp., a New York corporation and Hotel Mela, LLC, a Delaware limited liability company, are each single purpose entities structured to be bankruptcy-remote, with one independent director in their organizational structure. The sponsors of the borrowers and the nonrecourse carve-out guarantors are Joseph Moinian, David Adelipour and Jacob Orfali, on a joint and several basis.

Joseph Moinian is the founder and CEO of The Moinian Group, a privately held national real estate firm which develops, owns, and operates properties across the office, hotel, retail and apartment asset classes. Since its founding in 1982, The Moinian Group has accumulated a portfolio in excess of 20 million sq. ft. across major cities including New York, Chicago, Dallas and Los Angeles. The Moinian Group’s assets include 3 Columbus Circle, the W New York - Downtown, The Hilton Garden Inn New York/Central Park South-Midtown West and the Willis Tower. In addition to his role in the Moinian Group, Joseph Moinian is a member of the Board of Governors of the Real Estate Board of New York. David Adelipour and Jacob Orfali have been involved in commercial real estate transactions since 1982, and own properties in New York and across the United States. David Adelipour’s real estate portfolio as of October 2017 included 15 commercial properties and Jacob Orfali’s real estate portfolio as of June 2017 included 6 commercial properties.

The Property. The Hotel Mela Times Square Property is a 234-room, 16-story, full-service hotel located at 120 West 44th Street between 6th Avenue and Broadway in Manhattan, New York. The Hotel Mela Times Square Property is not subject to a franchise agreement due to its independent unflagged status. The building is 16 stories, was originally constructed in 1933 as the King Edwards Hotel and in 2007 was renovated and converted by the borrower sponsors from office space to its current use as the Hotel Mela Times Square Property. Since 2016, the Hotel Mela Times Square Property has undergone approximately $697,000 (approximately $2,980 per key) of renovations on guestrooms and elevator upgrades. The Hotel Mela Times Square Property features two third-party leased restaurants on its ground floor: The Long Room, a 75 seat Irish Pub, and Saju Bistro Bar and Restaurant, a 60 seat French café. Saju Bistro Bar and Restaurant’s lease agreement expires in November 2026 and the lease for the Long Room Restaurant expires in April 2019. The remaining floors of the Hotel Mela Times Square Property contain the guestrooms, which all feature a work desk and chair, flat screen television sets and in-room coffee/tea makers. Suites at the Hotel Mela Times Square Property feature a separate living area with a pull-out sofa. The Hotel Mela Times Square Property features three passenger elevators and contains a concierge desk, business center, executive boardroom, 1,000 sq. ft. of meeting and banquet facilities, guest laundry, and a fitness center. The guest room mix at the Hotel Mela Times Square Property features 39 superior full rooms, 70 superior queen rooms, 7 deluxe queen rooms, 26 deluxe king rooms, 22 deluxe double rooms, 14 executive queen rooms, 38 executive king rooms, 10 executive junior suites, 1 Mela suite, 5 desire suites and 2 penthouse suites.

The Hotel Mela Times Square Property is subject to a management agreement with Highgate Hotels, L.P. who serves as the property manager for the Hotel Mela Times Square Property. The management agreement commenced on June 30, 2016, currently runs through December 31, 2021 and contains two, five-year renewal options.

A-3-91

120 West 44th Street New York, NY 10036	Collateral Asset Summary – Loan No. 9 Hotel Mela Times Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,800,000 39.3% 2.79x 14.1%

The Hotel Mela Times Square Property benefits from a partial tax exemption pursuant to the New York City Department of Finance Industrial & Commercial Incentive Program (“ICIP”), which was obtained upon completion of certain capital improvements in or around 2007. With the partial tax exemption, taxes are currently approximately $2,042,000, and will increase to approximately $2,229,000 upon expiration of the exemption. The twelve-year term for receipt of ICIP benefits expires on June 30, 2019, and other than the submission of renewal filings every two years to the New York city Department of Finance, there are no ongoing compliance requirements in order to maintain the exemption. The Hotel Mela Times Square Loan was underwritten based on payment of taxes in full, without the benefit of the exemption.

Environmental Matters.    The Phase I environmental report, dated September 25, 2017, recommended no further action at the Hotel Mela Times Square Property.

The Market. The Hotel Mela Times Square Property is located in Midtown Manhattan on West 44th Street between Sixth Avenue and Broadway, near New York City’s Times Square. The location on West 44th Street provides guests with access to New York’s transportation systems, including the 1, 2, 3, 7, N, Q, R, B, D, F, M and shuttle trains subway stations at Times Square and Bryant Park. The Hotel Mela Times Square Property is also located near the Port Authority, which provides access to the A, C and E subway lines, and regional buses to neighboring New Jersey. According to a New York City government office, the number of tourists visiting New York City was in excess of 60 million visitors in 2016. According to a third party report, during September 2017, Times Square had an average of 359,852 daily visitors. Major attractions around Times Square include the Broadway Theater District, Madame Tussauds Wax Museum, Dave & Buster’s, Ripley’s Believe It or Not, Madison Square Garden, Bryant Park, the New York Public Library, the Empire State Building, Rockefeller Center and Radio City Music Hall, as well as numerous shops and restaurants.

Hotel demand for the Times Square neighborhood is primarily generated by the concentration of surrounding office development and large employers in the area such as Barclays Capital, Bank of America, Salesforce, Akin, Gump & Strauss, Proskauer Rose, PricewaterhouseCoopers, Ernst & Young, Thompson Reuters, Viacom, NASDAQ MarketSite, H&M, Morgan Stanley, NBC, MetLife, Emigrant Savings Bank, Marsh & McLennan Companies, and the New York Times Company. According to a market research report, the Times Square Class A office market exhibited an occupancy rate of 93% as of September 2017. There is also a large retail and wholesale shopping presence in the area due to the proximity to the garment and textile neighborhoods in Manhattan, and various leisure sites. Major retailers in the area include Macy’s, Victoria’s Secret, Lord & Taylor and H&M. Although Times Square only comprises 0.1% of New York City’s land area, the Times Square District generated approximately 15% of the city’s economic output and 7% percent of the city’s jobs in 2016.

The primary competitive set for the Hotel Mela Times Square Property consists of six properties which range in size from 113 to 223 rooms. Including the Hotel Mela Times Square Property, the overall competitive set collectively contains an aggregate of 1,238 rooms. The primary competitors for the Hotel Mela Times Square Property as set forth in the appraisal are summarized in the table below:

Primary Competitive Set(1)
Property	Rooms	Distance from the Hotel Mela Times Square Property	Commercial	Meeting & Group	Leisure	Estimated 2016 Occupancy	Estimated 2016 ADR	Estimated 2016 RevPAR
Hotel Mela Times Square Property	234	NAP	40%	10%	50%	90.8%	$192.86	$175.09
The Cassa Hotel	165	0.75 miles	60%	10%	30%	80-85%	$215-225	$180-190
Sanctuary Hotel	113	0.75 miles	55%	10%	35%	90-95%	$245-255	$225-235
The Night Times Square	208	0.75 miles	45%	10%	45%	90-95%	$195-205	$175-185
The Iroquois New York	117	1 mile	65%	10%	25%	85-90%	$270-280	$240-250
Ameritania Hotel	223	1.25 miles	35%	10%	55%	80-85%	$185-195	$155-165
Shoreham Hotel	178	1.5 miles	45%	10%	45%	85-90%	$175-185	$150-160
Total / Wtd. Avg.	1,238		47%	10%	43%	87.7%	$208.61	$182.90

(1)	Source: Appraisal.

A-3-92

120 West 44th Street New York, NY 10036	Collateral Asset Summary – Loan No. 9 Hotel Mela Times Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,800,000 39.3% 2.79x 14.1%

Cash Flow Analysis.

Cash Flow Analysis(1)
	2014	2015	2016	T-12 8/31/2017	U/W	U/W per Room
Occupancy	91.3%	90.9%	90.8%	94.2%	94.2%
ADR	$219.03	$205.81	$192.86	$189.19	$189.19
RevPAR	$200.04	$187.04	$175.09	$178.21	$178.21

Room Revenue	$16,939,017	$15,838,758	$14,867,194	$15,156,801	$15,221,314	$65,048
Restaurant Lease Revenue	745,937	855,041	844,812	992,975	989,913	$4,230
Other Revenue(2)	79,171	73,369	399,879	1,522,701	1,509,064	$6,449
Total Revenue	$17,764,125	$16,767,168	$16,111,885	$17,672,477	$17,720,291	$75,728
Operating Expenses	6,007,171	6,067,746	6,243,532	6,643,909	6,648,542	$28,413
Undistributed Expenses	2,583,578	2,421,332	2,765,755	2,935,294	2,956,227	$12,633
Gross Operating Profit	$9,173,376	$8,278,090	$7,102,598	$8,093,274	$8,115,523	$34,682
Management Fee	476,509	445,540	427,478	694,283	531,609	$2,272
Franchise Fee	893,335	759,753	782,483	778,895	778,895	$3,329
Total Fixed Charges	1,560,401	1,716,533	2,135,982	1,882,240	2,328,953	$9,953
Net Operating Income	$6,243,131	$5,356,264	$3,756,655	$4,737,856	$4,476,066	$19,128
FF&E(3)	710,565	670,687	644,475	706,899	708,812	$3,029
Net Cash Flow	$5,532,566	$4,685,578	$3,112,180	$4,030,957	$3,767,254	$16,099
(1)	Occupancy, ADR and RevPAR figures have been taken from financial statements provided by the Hotel Mela Times Square borrowers. The minor variances between the underwriting and the industry report data with respect to Occupancy, ADR and RevPAR at the Hotel Mela Times Square Property is attributable to variances in reporting methodologies and/or timing differences.

(2)	Other Revenue includes resort fees, meeting room revenues, guest laundry, pet fees, commissions, cancellation penalties and miscellaneous other revenue.

(3)	U/W FF&E represents approximately 4.0% of U/W Total Revenue.

Property Management.    The Hotel Mela Times Square Property is managed by Highgate Hotels, L.P. (“Highgate”). Highgate operates over 100 hotels and approximately 30,000 rooms around the world.

Lockbox / Cash Management.    The Hotel Mela Times Square Loan is structured with a hard lockbox and springing cash management. Pursuant to the management agreement, Highgate has established operating accounts for the Hotel Mela Times Square Property. The operating accounts are in the name of the borrowers but Highgate has sole signature authority over the operating accounts and is entitled to draw funds from the operating accounts in accordance with the property management agreement. Gross revenue from the Hotel Mela Times Square Property is deposited into the lender-controlled lockbox account and is transferred on a daily basis to the Highgate-controlled operating accounts unless a Cash Management Period (as defined below) is continuing. Pursuant to the property management agreement, Highgate reserves sums for FF&E in a separate reserve account in the name of borrowers and over which borrowers and Highgate have joint control and access. The FF&E reserve account is in the name of the borrowers but is pledged to the lender as security for the Hotel Mela Times Square Loan with a deposit account control agreement required to be executed by the depository bank, the borrowers, Highgate and the lender within 14 days of the origination of the Hotel Mela Times Square Loan in order to perfect the pledge. The lender can only take control of the FF&E reserve account after the termination of the property management agreement. During a Cash Management Period, all funds in the lockbox are required to be deposited into a lender-controlled cash management account and will be applied to pay monthly amounts due as required under the Hotel Mela Times Square Loan, and any excess amounts will be retained by the lender as additional collateral for the Hotel Mela Times Square Loan.

A “Cash Management Period” means a period (A) commencing upon the earliest of (i) the occurrence and continuance of an event of default or (ii) the debt service coverage ratio being less than 1.60x (a “DSCR Trigger”); and (B) expiring upon (1) with regard to any Cash Management Period commenced in connection with clause (i) above, the cure (if applicable) of such event of default or (2) with regard to any Cash Management Period commenced in connection with clause (ii) above, (x) the date that the debt service coverage ratio is at least 1.65x for two consecutive quarters or (y) upon the occurrence of a Trigger Period Deposit Cure Event (as defined below).

A “Trigger Period Deposit Cure Event” will occur upon the borrowers making the following deposits into the excess cash flow reserve (i) within five business days after the commencement of the applicable Cash Management Period caused solely by a DSCR Trigger, either cash or a letter of credit in an amount equal to the annual excess cash flow that would be generated by the Hotel Mela Times Square Property for the twelve month period following the commencement of the applicable Cash Management Period that would result in a debt service coverage ratio of 1.70x for such twelve month period and (ii) beginning five business days following the first anniversary of such a Cash Management Period occurring due to a DSCR Trigger, and every ninety days thereafter for so long as a Cash Management Period is continuing (assuming such Cash Management Period would otherwise be continuing but for the occurrence of a Trigger Period Deposit Cure Event), an amount equal to the quarterly excess cash flow that would be generated by the Hotel Mela Times Square Property for the succeeding quarter that would result in a debt service coverage ratio of 1.70x.

A-3-93

120 West 44th Street New York, NY 10036	Collateral Asset Summary – Loan No. 9 Hotel Mela Times Square	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,800,000 39.3% 2.79x 14.1%

Initial and Ongoing Reserves.    At loan origination, the borrowers deposited (i) $1,029,309 into a tax reserve account and (ii) $800,000 into a seasonality reserve account.

On a monthly basis, the borrowers are required to deposit reserves of (i) 1/12 of the estimated annual real estate taxes, which currently equates to $180,127, into a tax reserve account, (ii) provided an acceptable blanket policy is no longer in place, 1/12 of the estimated annual insurance premiums into an insurance account, (iii) a Monthly FF&E Reserve Deposit (as defined below) into a reserve for furniture, fixtures and equipment, and (iv) beginning in 2018, on each monthly payment date from April through December of any calendar year during the Hotel Mela Times Square Loan term, 1/9 of 110% of the greater of (a) the sum of the Negative Monthly Amounts (defined below) for the months of January, February and March in the preceding calendar year, based on the monthly operating statements of the Hotel Mela Times Square Property for such preceding calendar year relating to such months and (b) the sum of the Negative Monthly Amounts for the months of January, February and March in such calendar year, as determined by the approved annual budget for such year. “Negative Monthly Amounts” means, with respect to any due date, the amount that operating expenses, debt service, and other reserves required on such due date exceeds operating income and other gross revenues for the Hotel Mela Times Square Property for the calendar months relating to such due date (x) with respect to clause (a) of the preceding sentence, based on the operating statements for the applicable months, and (y) with respect to clause (b) of the preceding sentence, as shown in the approved budget (or, until a budget is approved in accordance with the Hotel Mela Times Square Loan documents, as determined by the lender in its reasonable discretion).

A “Monthly FF&E Reserve Deposit” means an amount equal to the greater of (i) the FF&E Reserve Payment (as defined below) and (ii) the amount then required by the franchise agreement. The “FF&E Reserve Payment” will be equal to (x) provided the Hotel Mela Times Square Property manager, Highgate, reserves funds for FF&E required to be made to the Hotel Mela Times Square Property consistent with the requirements set forth in the management agreement and Hotel Mela Times Square Loan documents, equal to the sum of 1/12 of 4% of the FF&E Payment Determination Amount (defined below), less the amount required to be reserved or set aside for FF&E pursuant to the terms of the management agreement (which amount to be reserved or set aside cannot exceed 1/12 of 2% of the FF&E Payment Determination Amount), or (y) otherwise, 1/12 of 4% of the FF&E Payment Determination Amount. “FF&E Payment Determination Amount” means the greater of (I) annual gross revenues from hotel operations at the Hotel Mela Times Square Property for the immediately preceding calendar year as reasonably determined by the lender and (II) projected annual gross revenues for hotel operations at the Hotel Mela Times Square Property for the calendar year in which such due date occurs as set forth in the approved annual budget. The monthly FF&E payment was initially estimated to be $30,670 as determined under clause (x) and $61,399 under clause (y).

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted.    None.

A-3-94

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A-3-95

1525 and 1551 North Tustin Avenue Santa Ana, CA 92705	Collateral Asset Summary – Loan No. 10 Tustin Centre I & II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 38.0% 3.55x 15.2%

A-3-96

1525 and 1551 North Tustin Avenue Santa Ana, CA 92705	Collateral Asset Summary – Loan No. 10 Tustin Centre I & II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 38.0% 3.55x 15.2%

Tustin Centre I

Floor	Tenants
10	Ronald Blue & Co, 10,469 SF, Exp. 4/2018 · Merhab Robinson, Jackson, 4,547 SF, Exp. 5/2026 · Office Of Comptroller, 5,330 SF, Exp. 1/2018
9	Watten, Discoe & Bassett, 12,335 SF, Exp. 5/2020 · Quality Sound Communications, 8,159 SF, Exp. 5/2018
8	Risk Replacement Services, 5,761 SF, Exp. 9/2020 · Hartford Fire Securities, 3,222 SF, Exp. 1/2019 · Automotive Resources Int'l, 1,613 SF, Exp. 10/2020 · ICAT, LLC, 1,135 SF, Exp. 2/2019 · Leviton Diaz, 8,725 SF, Exp. 5/2019
7	Amwins Insurance Brokerage, 8,648 SF, Exp. 12/2017 · Yates & Yates, 2,866 SF, Exp. 4/2020 · Linda Bauermeister, 2,968 SF, Exp. 6/2018 · Irvine Law Corporation, 1,114 SF, Exp. 9/2018 · Adrienne Cohen, 4,818 SF, Exp. 11/2021
6	Universal Protection, 20,449 SF, Exp. 7/2022
5	NFP Property & Casualty, 5,224 SF, Exp. 12/2021 · NFP Property & Casualty, 2,606 SF, Exp. 12/2021 · NFP Property & Casualty, 1,095 SF, Exp. 12/2021 · NFP Property & Casualty, 1,019 SF, Exp. 12/2021 · Gentry & Ashton, 2,741 SF, Exp. 7/2019 · Homestreet Bank, 3,771 SF, Exp. 10/2021 · Orange Coast Title, 3,996 SF, Exp. 7/2023
4	A-L Financial, 5,704 SF, Exp. 8/2019 · Hartford Financial Services, 1,884 SF, Exp. 1/2020 · Branch Banking & Trust Co., 6,779 SF, Exp. 8/2020 · Branch Banking & Trust Co., 1,241 SF, Exp. 8/2020 · Frank Coughlin, 2,191 SF, Exp. 5/2019 · Branch Banking & Trust Co., 2,556 SF, Exp. 8/2020
3	Orange Coast Title, 20,449 SF, Exp. 7/2023
2	Universal Protection, 20,005 SF, Exp. 7/2022
1	HLMT Group, LLC, 2,526 SF, Exp. 5/2020 · Freedom Mortgage Corporation, 2,459 SF, Exp. 4/2018 · Management Office & Conference Center, 3,393 SF · US Army, 2,776 SF, Exp. 3/2020 · Bertram Capital Management, 1,518 SF, Exp. 7/2020 · E-Fang Accountancy, 1,496 SF, Exp. 11/2019

Tustin Centre II

Floor	Tenants
4	RCOC (Regional Center of OC), 20,511 SF, Exp. 11/2020
3	RCOC (Regional Center of OC), 20,511 SF, Exp. 11/2020
2	RCOC (Regional Center of OC), 20,510 SF, Exp. 11/2020
1	RCOC (Regional Center of OC), 20,510 SF, Exp. 11/2020

VACANT · BUILDING · 2017 – 2018 · 2019 – 2020 · 2021 – 2022 · 2023+

A-3-97

1525 and 1551 North Tustin Avenue Santa Ana, CA 92705	Collateral Asset Summary – Loan No. 10 Tustin Centre I & II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 38.0% 3.55x 15.2%

MAP © 2017 CARTIFACT
DATA © OSM CONTRIBUTORS
Tustin Centre I&II
1525 and 1551 North Tustin Avenue
Santa Ana, CA 92705
Anaheim
PLATINUM TRIANGLE
Honda Center
Stadium Promenade
Angel Stadium of Anaheim
The Village At Orange
Chapman University
Orange Circle
UCI Medical Center
The Outlets At Orange
Choc Children's Hospital
Chapman Medical Center
Fred Kelly Stadium
Orange
Westfield Mainplace
River View Golf Course
Bristol Marketplace
Santa Ana College
Enderle Center
Western Medical Center-Santa Ana
Larwin Square
Tustin Village
Tustin
Santa Ana
Peters Canyon Regional Park
Tustin Ranch Golf Club
The Market Place
Memorial Park
Thornton Park
Bristol Plaza
Tustin Legacy (Future Development)
Von Karman Plaza
The District At Tustin Legacy
Harvard Park
Heritage Plaza Shopping Center
Heritage Park
Culver Plaza Shopping Center
Irvine
South Coast Plaza
Metro Pointe At South Coast
Metro Center At South Coast
Diamond Jamboree Shopping Center
Westpark Plaza
Costa Mesa
The Camp
The Lab
JOHN WAYNE-ORANGE COUNTY AIRPORT
Irvine Concourse
Harvard Place Shopping Center
Woodbridge Square Center
Irvine Valley College
Oak Creek Golf Club
METROLINK
E TAFT AVE
E KATELLA AVE
E COLLINS AVE
E CHAPMAN AVE
E 17TH ST
E 1ST ST
E EDINGER AVE
W WARNER AVE
W MACARTHUR BLVD
STATE COLLEGE BLVD
N BATAVIA ST
N SANTIAGO BLVD
N BRISTOL ST
S BRISTOL ST
S FLOWER ST
S MAIN ST
S GRAND AVE
FAIRVIEW RD
RED HILL AVE
NEWPORT AVE
TUSTIN RANCH RD
BRYAN AVE
IRVINE BLVD
CULVER DR
TRABUCO RD
JEFFREY RD
BARRANCA PKY
IRVINE CENTER DR
ALTON PKY
JAMBOREE RD
MAIN ST
57
55
22
5
261
405
Santa Monica
Beverly Hills
West Hollywood
Los Angeles
Alhambra
Monterey Park
West Covina
Pomona
Culver City
Marina Del Rey
LAX
El Segundo
Manhattan Beach
Santa Monica Bay
Torrance
Lomita
Rancho Palos Verdes
Long Beach
LGB
Seal Beach
Pacific Ocean
Huntington Beach
Costa Mesa
SNA
Newport Beach
Laguna Hills
Laguna Beach
Irvine
Tustin
Santa Ana
Fountain Valley
Westminster
Garden Grove
Anaheim
Orange
Villa Park
Fullerton
Placentia
Yorba Linda
Brea
La Habra
Whittier
Diamond Bar
Walnut
Norwalk
Cerritos
Buena Park
Cypress
Lakewood
Downey
Santa Fe Springs
South Gate
Vernon
Montebello
Lynwood
Carson

A-3-98

1525 and 1551 North Tustin Avenue Santa Ana, CA 92705	Collateral Asset Summary – Loan No. 10 Tustin Centre I & II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 38.0% 3.55x 15.2%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Recapitalization
Borrower Sponsors(1):	RSFC Holdings; HSFC Holdings LLC
Borrower:	Tustin Centre Property Owner, LLC
Original Balance:	$31,500,000
Cut-off Date Balance:	$31,500,000
% by Initial UPB:	3.0%
Interest Rate:	3.6160%
Payment Date:	1st of each month
First Payment Date:	September 1, 2017
Maturity Date:	August 1, 2027
Amortization:	Interest Only
Additional Debt:	None
Call Protection:	L(27), DorYM1(88), O(5)
Lockbox / Cash Management:	Hard / Springing

Reserves(2)
	Initial	Monthly
Taxes:	$0	Springing
Insurance:	$0	Springing
Replacement:	$0	Springing
TI/LC:	$1,656,921	Springing
RCOC Holdback:	$300,956	$0

Financial Information
Cut-off Date Balance / Sq. Ft.:	$111
Balloon Balance / Sq. Ft.:	$111
Cut-off Date LTV:	38.0%
Balloon LTV:	38.0%
Underwritten NOI DSCR:	4.15x
Underwritten NCF DSCR:	3.55x
Underwritten NOI Debt Yield:	15.2%
Underwritten NCF Debt Yield:	13.0%
Underwritten NOI Debt Yield at Balloon:	15.2%
Underwritten NCF Debt Yield at Balloon:	13.0%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Santa Ana, CA
Year Built / Renovated:	1991, 2010 / 2010
Total Sq. Ft.:	282,959
Property Management:	Greenlaw Management, Inc.
Underwritten NOI:	$4,788,827
Underwritten NCF:	$4,095,367
Appraised Value:	$82,900,000
Appraisal Date:	June 6, 2017

Historical NOI
Most Recent NOI(3):	$4,084,797 (T-6 6/30/2017 Ann.)
2016 NOI(3):	$4,158,533 (T-10 10/31/2016 Ann.)
2015 NOI:	$3,205,474 (December 31, 2015)
2014 NOI:	$2,929,584 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	98.8% (July 11, 2017)
2016 Occupancy:	93.3% (December 31, 2016)
2015 Occupancy:	90.9% (December 31, 2015)
2014 Occupancy:	80.3% (December 31, 2014)
(1)	There is no non-recourse carve-out guarantor and no separate environmental indemnitor for the Tustin Centre I & II Loan other than the sole member of the borrower (which has no assets other than its interest in the borrower). For a full description of the borrower and borrower sponsors, see “The Borrower / Borrower Sponsors” herein.

(2)	See “Initial and Ongoing Reserves” herein.

(3)	Due to the Tustin Centre I & II Property being acquired in December 2016, the previous owner only provided financial information through October 2016. The T-10 10/31/2016 and T-6 6/30/2017 financials are annualized cash flows.

A-3-99

1525 and 1551 North Tustin Avenue Santa Ana, CA 92705	Collateral Asset Summary – Loan No. 10 Tustin Centre I & II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 38.0% 3.55x 15.2%

Tenant Summary
Tenant(1)	Ratings (Fitch/Moody’s/S&P)	Net Rentable Area (Sq. Ft.)	% of Net Rentable Area	U/W Base Rent PSF(2)	% of Total U/W Base Rent	Lease Expiration

RCOC (Regional Center of OC)	NR / NR / NR	82,042	29.0%	$31.08	30.9%	11/30/2020
Universal Protection	NR / NR / NR	40,454	14.3%	$28.80	14.1%	7/9/2022
Orange Coast Title	NR / NR / NR	24,445	8.6%	$31.80	9.4%	7/31/2023
Watten, Discoe & Bassett	NR / NR / NR	12,335	4.4%	$29.50	4.4%	5/31/2020
Branch Banking & Trust Co.	A+ / A1 / A	10,576	3.7%	$28.81	3.7%	8/31/2020
Subtotal / Wtd. Avg.		169,852	60.0%	$30.38	62.4%
Other		109,778	38.8%	$29.18	37.6%
Total / Wtd. Avg. Occupied		279,630	98.8%	$29.92	100.0%
Vacant		3,329	1.2%
Total		282,959	100.0%

(1)	RCOC (Regional Center of OC) is the sole tenant at Tustin Centre II. All other tenants are located at Tustin Centre I.

(2)	U/W Base Rent PSF excludes the 3,393 sq. ft. management office and conference center, which does not have annual rent.

Lease Rollover Schedule(1)
Year	# of Leases Expiring	Total Expiring Sq. Ft.	% of Total Sq. Ft. Expiring	Cumulative Sq. Ft. Expiring	Cumulative % of Sq. Ft. Expiring	Annual U/W Base Rent PSF(2)	% U/W Base Rent Rolling	Cumulative % of U/W Base Rent
MTM	1	3,393	1.2%	3,393	1.2%	$0.00	0.0%	0.0%
2017	1	8,648	3.1%	12,041	4.3%	$30.60	3.2%	3.2%
2018	6	30,499	10.8%	42,540	15.0%	$28.01	10.3%	13.5%
2019	7	25,214	8.9%	67,754	23.9%	$28.51	8.7%	22.2%
2020	12	123,897	43.8%	191,651	67.7%	$30.46	45.7%	67.9%
2021	6	18,533	6.5%	210,184	74.3%	$30.35	6.8%	74.7%
2022	2	40,454	14.3%	250,638	88.6%	$28.80	14.1%	88.8%
2023	2	24,445	8.6%	275,083	97.2%	$31.80	9.4%	98.2%
2024	0	0	0.0%	275,083	97.2%	$0.00	0.0%	98.2%
2025	0	0	0.0%	275,083	97.2%	$0.00	0.0%	98.2%
2026	1	4,547	1.6%	279,630	98.8%	$32.75	1.8%	100.0%
2027	0	0	0.0%	279,630	98.8%	$0.00	0.0%	100.0%
Thereafter	0	0	0.0%	279,630	98.8%	$0.00	0.0%	100.0%
Vacant	0	3,329	1.2%	282,959	100.0%	NAP	NAP
Total / Wtd. Avg.	38	282,959	100.0%			$29.92	100.0%

(1)	Certain tenants may have lease termination options that may become exercisable prior to the originally stated expiration date of the tenant lease that are not considered in this lease rollover schedule.

(2)	Annual U/W Base Rent PSF excludes the 3,393 sq. ft. management office and conference center, which does not have annual rent.

A-3-100

1525 and 1551 North Tustin Avenue Santa Ana, CA 92705	Collateral Asset Summary – Loan No. 10 Tustin Centre I & II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 38.0% 3.55x 15.2%

The Loan.    The Tustin Centre I & II loan (the “Tustin Centre I & II Loan”) is a fixed rate loan secured by the borrower’s fee simple interest in two office buildings totaling 282,959 sq. ft. located in Santa Ana, California (the “Tustin Centre I & II Property”) with an original and Cut-Off Date balance of $31.5 million. The Tustin Centre I & II Loan has a ten-year term and pays interest only for the entire loan term. The Tustin Centre I & II Loan accrues interest at a fixed rate equal to 3.6160%. The borrower purchased the Tustin Centre I & II Property in December 2016 for $80.3 million in an all-cash transaction. Loan proceeds were used to return equity to the borrower sponsor following the all-cash purchase, fund approximately $2.0 million in upfront reserves and pay transaction costs of approximately $0.3 million. Based on the “As-Is” appraised value of $82.9 million as of June 6, 2017, the Cut-off Date LTV is 38.0%. The most recent prior financing of the Tustin Centre I & II Property was not included in a securitization.

Sources and Uses
Sources	Proceeds	% of Total	Uses	Proceeds	% of Total
Loan Amount	$31,500,000	100.0%	Return of Equity(1)	$29,283,909	93.0%
			Reserves	$1,957,877	6.2%
			Closing Costs	$258,215	0.8%
Total Sources	$31,500,000	100.0%	Total Uses	$31,500,000	100.0%
(1)	The Tustin Centre I & II Property was acquired by the borrower in December 2016 for $80.26 million ($284 PSF) in an all-cash transaction. Post-closing, the borrower has $51.1 million ($181 PSF) of equity remaining in the Tustin Centre I & II Property.

The Borrower / Borrower Sponsor.    The borrower, Tustin Centre Property Owner, LLC, is a single purpose Delaware limited liability company structured to be bankruptcy-remote with two independent directors in its organizational structure. The sponsors are RSFC Holdings and HSFC Holdings LLC, entities which are controlled by the families (through trusts) of Rodney Sacks and Hilton Schlosberg, respectively, the co-founders of Monster Beverage Corporation. RSFC Holdings LLC and HSFC Holdings LLC are wholly owned by various irrevocable trusts which benefit family members of Rodney Sacks and Hilton Schlosberg and are managed by an institutional trustee, Sterling Trustees LLC, a South Dakota limited liability company. Neither Rodney Sacks nor Hilton Schlosberg are beneficiaries of the trusts and neither maintain any equity interest in the Tustin Centre I & II Property. The key principals are Sterling Trustees, LLC and Greenlaw Partners, LLC, a California limited liability company. Greenlaw Partners, LLC controls GLPM Investor, LLC, which is the managing member of the borrower. The sole member of Greenlaw Partners, LLC is its founder, Wilbur H. Smith. There is no non-recourse carveout guarantor and no separate environmental indemnitor for the Tustin Centre I & II Loan other than the sole member of the borrower (which has no assets other than its interest in the borrower).

Greenlaw Partners, LLC (“Greenlaw”) is a Southern California-based real estate operating company that acquires and develops real estate throughout the western United States. Founded in 2003 by Wilbur H. Smith, the company acquires, develops and manages commercial real estate properties throughout the western United States. Greenlaw’s core focus is on the acquisition and management of income assets and land entitlement projects. Greenlaw’s leadership team has experience in various asset classes and property types including office, industrial, multifamily, residential, retail, land entitlement and hospitality projects.

The Property. The Tustin Centre I & II Property consists of two Class A, LEED Gold certified office buildings, Tustin Centre I & Tustin Centre II, respectively located at 1551 and 1525 North Tustin Avenue in Santa Ana, California and totaling an aggregate 282,959 sq. ft. The Tustin Centre I & II Property is located approximately 5.5 miles from John Wayne Airport and is within immediate proximity to the Santa Ana Freeway, San Diego Freeway, the Eastern Transportation Corridor, and the Costa Mesa Freeway. Tustin Centre I is a 10-story, 200,917 sq. ft. office tower and Tustin Centre II is a four-story, 82,042 sq. ft. single-tenant office building occupied by the Regional Center of Orange County (“RCOC”). Adjacent to the Tustin Centre I & II Property is a seven-level parking structure (not part of the collateral), which provides 1,036 parking stalls and, along with the 57 stalls in the subterranean structure under Tustin Centre II, the overall parking ratio is 3.70 spaces per 1,000 sq. ft. Built in 1991 and 2010 respectively, Tustin Centre I and Tustin Centre II feature an on-site services program that includes an outdoor amenities area, flexible meeting spaces, high-speed Wi-Fi, a yoga room, and a bocce ball court. Tustin Centre I underwent an approximately $2.1 million capital expenditures program in 2010, which included building upgrades ($721,063), exterior upgrades ($588,266), updates to its management and conference center ($570,479), adjustments to building logistics in order to achieve LEED Gold Certification ($117,080), and an upgraded parking system ($106,930).

Property Summary
Property	Total Sq. Ft.	Occupancy(1)	Year Built / Renovated	Allocated Loan Amount
Tustin Centre I	200,917	98.3%	1991 / 2010	$9,450,000
Tustin Centre II	82,042	100.0%	2010 / NAP	22,050,000
Total	282,959	98.8%		$31,500,000
(1)	Occupancy as of the July 11, 2017 rent roll.

The Tustin Centre I &II Property is part of an owner’s association which includes the two buildings in the Tustin Center I& II Property and a non-collateral single tenant building. As of July 11, 2017, the Tustin Centre I & II Property is 98.8% leased by 31 tenants. Since September 2016, six new tenants have executed nine new leases accounting for 12.8% NRA and 14.1% UW Base Rent.

A-3-101

1525 and 1551 North Tustin Avenue Santa Ana, CA 92705	Collateral Asset Summary – Loan No. 10 Tustin Centre I & II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 38.0% 3.55x 15.2%

Major Tenants.

RCOC (Regional Center of OC) (82,042 sq. ft.; 29.0% of NRA; 30.9% of U/W Base Rent; 11/30/2020 Lease Expiration). The Regional Center of Orange County (“RCOC”) is one of 21 regional centers in the State of California created under the Lanterman Act. Regional centers are private, non-profit community agencies that contract with local businesses to offer a wide range of services to individuals with developmental disabilities and their families. RCOC serves close to 19,000 Orange County residents with developmental disabilities and their families.  Developmental disabilities include autism, epilepsy, cerebral palsy, and intellectual disabilities.

RCOC has been at the Tustin Centre II property since it was built in 2010 and has one, 5-year extension option at a rental rate equal to the greater of market or the current base rent, and must provide notice of renewal between 12 and 15 months prior to lease expiration. The tenant has no termination options.

Universal Protection Services (40,454 sq. ft.; 14.3% of NRA; 14.1% of U/W Base Rent; 7/9/2022 Lease Expiration). Universal Protection Services (“Universal Protections”) is a large regional company that provides both security and janitorial services, employing more than 7,500 security and janitorial professionals. The company was founded in 1965 as a janitorial company serving Southern California and began its security service in 1977.

Universal Protections originally took occupancy at the Tustin Centre I property in October 2003 with a lease of approximately five-years for 20,449 sq. ft., which was subsequently renewed until the tenant amended its lease in May 2016 to fully lease the 20,005 sq. ft. second floor, bringing the tenant to a total of 40,454 sq. ft. Universal Protection Services does not have any extension or termination options.

Orange Coast Title (24,445 sq. ft.; 8.6% of NRA; 9.4% of U/W Base Rent; 7/31/2023 Lease Expiration) The Orange Coast Title Company (“OCT”) is an underwritten title company that provides title services to real estate consumers and professionals in the United States. Founded in 1974, OCT operates in the residential resale, building/commercial, direct lender, trustee sales guarantees, and government agencies markets. The company is headquartered at the Tustin Centre I & II Property and has a presence in California, Arizona, Colorado, Pennsylvania, Nevada and Texas. OCT was previously funded by First American Corporation and is currently funded by First American Title Insurance Company.

OCT originally took occupancy at the Tustin Centre I property in February 2017. The tenant does not have any extension or termination options.

Environmental Matters. The Phase I environmental report dated December 6, 2016 found no evidence of recognized environmental conditions and recommended continued annual integrity testing of an underground storage tank that was installed in 1991.

The Market. The Tustin Centre I & II Property is located in the City of Santa Ana in the north central portion of Orange County. The city of Santa Ana is the largest in the county, and the region encompasses 34 incorporated cities. According to the appraisal, the estimated 2017 population in Orange County is 3.2 million, making the county the third-most populous county in California, and the sixth-most populous in the United States. Employment growth in the region remained considerably stable over fourth quarter of 2016, as the labor market approached full employment. Between December 2015 and December 2016, Orange County reported total nonfarm employment growth of 2.0%, adding 31,400 jobs to the region according to a State of California government employment development department. The Santa Ana metropolitan area reported an unemployment rate of 3.5% in December 2016, 1.5% below the state rate of 5.0%.

Central Orange County’s industrial district is located approximately two miles to the southwest of the Tustin Centre I & II Property and its central business district (Irvine Business District) is approximately 4.5 miles to the southwest. The City of Santa Ana along with the cities of Tustin, Orange, and Anaheim make up a district referred to as Central County. According to the appraisal, with nearly 20.5 million sq. ft. of office space, Central County is the second largest office market in Orange County with 23.4% of the total inventory, reflecting a growth rate of 1.9% since January 2016. Nearby amenities and services include John Wayne Airport, South Coast Plaza, Discovery Science Center, Main Place Mall, The Market Place, Platinum Triangle, Disneyland, Chapman University, and numerous gyms, restaurants, personal services providers, financial institutions, and medical facilities.

The Tustin Centre I & II Property is a Class A office property. According to the appraisal, direct Class A vacancy within Central County equaled 15.0% and 12.5% within Orange County. There are 30 Class A/B office buildings that are considered to compete with the Tustin Centre I & II Property to varying degrees. These properties had a weighted average direct occupancy rate of 88.3%, with asking rental rates ranging from $23.40 to $43.80 PSF on a full service gross basis. In addition, the appraiser determined market rents for the Tustin Centre I & II Property to be $32.86 PSF. The current weighted average rent of $29.90 PSF is approximately 9.0% below market rents.

A-3-102

1525 and 1551 North Tustin Avenue Santa Ana, CA 92705	Collateral Asset Summary – Loan No. 10 Tustin Centre I & II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 38.0% 3.55x 15.2%

The following table represents comparable office leases identified by the appraiser.

Comparable Lease Summary(1)
Property Name	Property Location	Tenant Name	Lease Date(2)	NRA(2)	Lease Term (Months) (2)	Base Rent PSF(2)
Tustin Centre I & II Property	Santa Ana, CA	Freedom Mortgage Corporation	May-17	2,459	12	$35.40
Tustin Centre I & II Property	Santa Ana, CA	NFP Property and Casualty	Mar-17	4,706	60	$32.50
Main Place Office Park	Orange, CA	CA Professional Insurance Services	Mar-17	3,452	84	$33.00
Lakeside Tower at Hutton Centre	Santa Ana, CA	Finance Agents, Inc.	Jan-17	3,023	60	$31.80
Orange Center Tower	Orange, CA	Magelian Health, Inc.	Jan-17	10,953	36	$34.44
Main Place Office Park	Orange, CA	CBRE, Inc.	Dec-16	11,143	48	$31.20
Hutton Centre	Santa Ana, CA	Michael Baker International	Nov-16	57,491	84	$32.40
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll as of July 11, 2017 for the Tustin Centre I & II Property.

The appraisal identified seven properties that are located within Long Beach and the greater South Bay area which were deemed to be the best sales comparison with the Tustin Centre I & II Property. The following table represents the comparable sales identified by the appraiser.

Office Building Sales Comparables(1)
Property Name	Location	Rentable Area (Sq. Ft.)	Sale Date	Sale Price	Price PSF
Tustin Centre I & II Property	Santa Ana, CA	282,959(2)	Dec-16	$80,260,000	$284.20
CalTrans Building	Santa Ana, CA	244,865	Nov-16	$64,000,000	$261.37
Hutton Centre III	Santa Ana, CA	199,193	Nov-16	$50,550,000	$253.52
600 City Parkway	Orange, CA	203,488	Jul-16	$50,786,939	$249.58
Centrum North	Orange, CA	179,279	Jan-16	$43,950,000	$245.15
3 Imperial Promenade	Santa Ana, CA	246,582	Dec-15	$77,000,000	$312.27
Stadium Gateway	Anaheim, CA	273,632	Jul-15	$71,100,000	$259.84
(1)	Source: Appraisal.

(2)	Based on the underwritten rent roll as of July 11, 2017.

A-3-103

1525 and 1551 North Tustin Avenue Santa Ana, CA 92705	Collateral Asset Summary – Loan No. 10 Tustin Centre I & II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 38.0% 3.55x 15.2%

Cash Flow Analysis.

Cash Flow Analysis
	2014	2015	T-10 10/31/2016 Ann.(1)	T-6 6/30/2017 Ann.	U/W	U/W PSF
Base Rent(2)	$5,845,458	$6,275,539	$7,044,105	$7,897,178	$8,265,307	$29.21
Rent Steps(3)	0	0	0	0	147,062	$0.52
Value of Vacant Space	0	0	0	0	99,607	$0.35
Gross Potential Rent	$5,845,458	$6,275,539	$7,044,105	$7,897,178	$8,511,977	$30.08
Total Recoveries	532,340	451,944	689,333	350,677	473,592	$1.67
Other Income(4)	296,234	301,365	428,141	252,420	366,627	$1.30
Less: Abatements(5)	(363,126)	(588,266)	(800,058)	(1,251,313)	0	$0.00
Less: Vacancy(6)	0	0	0	0	(897,811)	($3.17)
Effective Gross Income	$6,310,905	$6,440,581	$7,361,520	$7,248,962	$8,454,385	$29.88
Total Variable Expenses	2,548,750	2,431,580	2,420,702	2,368,265	2,718,180	$9.61
Total Fixed Expenses	832,571	803,527	782,285	795,901	947,378	$3.35
Net Operating Income(2)	$2,929,584	$3,205,474	$4,158,533	$4,084,797	$4,788,827	$16.92
TI/LC	0	0	0	0	622,720	$2.20
Capital Expenditures	0	0	0	0	70,740	$0.25
Net Cash Flow	$2,929,584	$3,205,474	$4,158,533	$4,084,797	$4,095,367	$14.47
(1)	Due to the Tustin Centre I & II Property being acquired in December 2016, the previous owner only provided financial information through October 2016.

(2)	The increase in U/W Net Operating Income over T-6 6/30/2017 is due to four new tenants, which have executed six new leases, since February 2017, accounting for 32,759 sq. ft. (11.6% of NRA) with an aggregate annual rent of $1,053,417 (12.7% of UW Base Rent), as well as the expiration of rent abatement periods. In addition, the Underwritten Net Operating Income includes $147,062 in contractual rent steps through June 2018.

(3)	Rent Steps are taken through June 1, 2018.

(4)	Other Income includes parking, storage rent, conference center revenue, communications/cable fees and other miscellaneous income.

(5)	Abatements consists of free rent given to tenants that renewed in each respective year.

(6)	U/W Vacancy is underwritten to in-place economic vacancy rate of 9.6%.

Property Management.   The Tustin Centre I & II Property is managed by Greenlaw Management, Inc., a borrower affiliate.

Lockbox / Cash Management.  The Tustin Centre I & II Loan is structured with a hard lockbox and springing cash management. At closing, a lender controlled lockbox was established by the borrower into which all rents, revenues and receipts from the Tustin Centre I & II Property are required to be deposited directly by the tenants. Unless a Trigger Period (as defined below) exists, all sums deposited into the lockbox account are required to be transferred into the borrower’s operating account. During the continuance of a Trigger Period, all sums deposited into the lockbox account are required to be transferred on a daily basis to a lender-controlled cash management account, and provided no event of default then exists, will be applied to payment of all monthly debt service, reserves and any other amounts due under the Tustin Centre I & II Loan documents. During the continuance of a Low Debt Service Period (as defined below), all excess cash is required to be held in a lender-controlled account as additional collateral for the Tustin Centre I & II Loan.

A “Trigger Period” will commence upon the occurrence of (i) an event of default or (ii) a Low Debt Service Period and will end upon (a) with respect to clause (i), the date on which such event of default is cured and the cure is accepted by the lender or (b) with respect to clause (ii), the Low Debt Service Period has ended.

A “Low Debt Service Period” will commence if as of any calendar quarter, the debt service coverage ratio (calculated assuming the Tustin Centre I & II Loan amortizes on a 30-year schedule) falls below 1.25x, and will end when (a) the debt service coverage ratio (calculated on the same basis) is at least 1.30x for two consecutive calendar quarters or (b) the borrower deposits cash or an acceptable letter of credit in an amount which, if applied to reduce the outstanding principal balance of the Tustin Centre I & II Loan, would cause the debt service coverage ratio to be at least 1.30x. Such additional collateral is required to be released to the borrower if the debt service coverage ratio (without taking into account any deduction for such collateral) is at least 1.30x for two consecutive calendar quarters.

Initial and Ongoing Reserves.    At loan origination, the borrower deposited (i) $1,656,921 into a TI/LC reserve account for existing tenant improvement and leasing commission obligations and (ii) $300,956 into a RCOC Holdback Reserve account.

Tax Reserves – The borrower’s obligation to deposit 1/12th of the estimated annual taxes into the tax reserve account is waived except during the continuance of a Trigger Period.

A-3-104

1525 and 1551 North Tustin Avenue Santa Ana, CA 92705	Collateral Asset Summary – Loan No. 10 Tustin Centre I & II	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$31,500,000 38.0% 3.55x 15.2%

Insurance Reserves – The borrower’s obligation to deposit 1/12th of the estimated annual insurance premiums into the insurance reserve account is waived except during the continuance of a Trigger Period. In addition, during the continuance of a Trigger Period, such obligation will be waived if an acceptable blanket policy is in place.

Replacement Reserves – During the continuance of a Trigger Period, the borrower is required to deposit an amount that the lender reasonably determines will be needed in order to accumulate sufficient funds to pay all capital expenditures as set forth in the annual budget.

TI/LC Reserves – During the continuance of a Trigger Period, the borrower is required to deposit an amount that the lender reasonably determines will be needed in order to accumulate sufficient funds to pay for all anticipated tenant improvements and leasing commissions that may be incurred following the date of such Trigger Period.

RCOC Holdback Reserve – The RCOC holdback reserve was established as a result of a dispute between the borrower and RCOC over a possible overcharge of payments from 2011-2016. Provided no event of default is continuing, the lender is required to disburse to RCOC the portion of the RCOC holdback reserve funds necessary to satisfy such claim, upon the lender’s reasonable determination (which will be conclusive and finally established if evidenced by a legally binding arbitration, decision or verdict of a governmental authority or an amendment, modification, renewal or other agreement signed by RCOC and the borrower) that monies are due to RCOC in connection with the claimed overage of rental payments made between 2011 and 2016 by RCOC. Provided no Trigger Period is continuing, any excess RCOC holdback reserve funds remaining in the RCOC holdback reserve account after the aforementioned payment to RCOC are required to be disbursed to the borrower (or if a Low Debt Service Period is then continuing, to the cash management account). In addition, upon the lender’s reasonable determination that no funds are due to RCOC in respect of the claimed overage, the lender is required to disburse all funds in the RCOC holdback reserve to the borrower. In the event that the RCOC lease is terminated, the lender is required to transfer the balance of the RCOC holdback reserve funds to the rollover reserve account.

Current Mezzanine or Subordinate Indebtedness.    None.

Future Mezzanine or Subordinate Indebtedness Permitted. None.

Partial Releases. After the date that is two years following the closing date of the CD 2017-CD6 securitization, the borrower may obtain the release of an individual property from the lien of the Tustin Centre I & II Loan upon a third-party sale provided the borrower either (x) prepays, together with payment of a prepayment fee equal to the greater of 1.00% of the amount prepaid and a yield maintenance premium or (y) defeases, a portion of the Tustin Centre I & II Loan in an amount equal to the release price of 125% of the related allocated loan amount, and among other terms and conditions, (i) the remaining property has a debt service coverage ratio (calculated assuming the Tustin Centre I & II Loan amortizes on a 30-year schedule) no less than the greater of (a) 2.50x and (b) the debt service coverage ratio immediately prior to the release and (ii) the remaining property has a loan to value ratio (as calculated in the loan documents) no more than the lesser of (a) 38.0% and (b) the loan to value ratio immediately prior to the release and (iii) certain REMIC related conditions are satisfied.

A-3-105

1 Imeson Park Boulevard Jacksonville, FL 32218	Collateral Asset Summary – Loan No. 11 One Imeson	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,966,261 59.5% 2.08x 13.8%

Mortgage Loan Information
Loan Seller:	AREF
Loan Purpose:	Refinance
Borrower Sponsor:	GEM Realty Fund IV, L.P.
Borrower:	GIV Imeson, LLC
Original Balance:	$28,000,000
Cut-off Date Balance:	$27,966,261
% by Initial UPB:	2.6%
Interest Rate:	4.4510%
Payment Date:	6th of each month
First Payment Date:	November 6, 2017
Maturity Date:	October 6, 2027
Amortization:	360 months
Additional Debt(1):	Future Mezzanine Debt Permitted
Call Protection(2):	L(25), D(90), O(5)
Lockbox / Cash Management(3):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$330,600	$25,431
Insurance:	$142,518	$17,815
Replacement:	$0	$7,094
TI/LC(4):	$2,250,000	$21,281
Lease Sweep(5):	$61,125	$0

Financial Information
Cut-off Date Balance / Sq. Ft.:	$16
Balloon Balance / Sq. Ft.:	$13
Cut-off Date LTV:	59.5%
Balloon LTV:	48.1%
Underwritten NOI DSCR:	2.28x
Underwritten NCF DSCR:	2.08x
Underwritten NOI Debt Yield:	13.8%
Underwritten NCF Debt Yield:	12.6%
Underwritten NOI Debt Yield at Balloon:	17.1%
Underwritten NCF Debt Yield at Balloon:	15.6%

Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Industrial/Warehouse Distribution
Collateral:	Fee Simple
Location:	Jacksonville, FL
Year Built / Renovated:	1974 / NAP
Total Sq. Ft.:	1,702,505
Property Management:	Continental Real Estate Companies – Commercial Properties Corp.
Underwritten NOI:	$3,863,019
Underwritten NCF:	$3,522,518
Appraised Value:	$47,000,000
Appraisal Date:	July 28, 2017

Historical NOI(6)
Most Recent NOI:	$3,329,290 (T-12 June 30, 2017)
2016 NOI:	$3,036,216 (December 31, 2016)
2015 NOI:	$2,387,280 (December 31, 2015)
2014 NOI:	$1,550,689 (December 31, 2014)

Historical Occupancy(6)
Most Recent Occupancy:	81.3% (July 31, 2017)
2016 Occupancy:	67.7% (December 31, 2016)
2015 Occupancy:	58.6% (December 31, 2015)
2014 Occupancy:	44.0% (December 31, 2014)
(1)	Mezzanine debt is permitted provided, the following conditions, among others, are satisfied (i) a combined loan to value ratio of less than or equal to 70.0% and (ii) a combined debt service coverage ratio greater than or equal to 1.50x.

(2)	The One Imeson Mortgage Loan documents permit the related borrower to obtain a partial release of a portion of the One Imeson property (the “One Imeson Development Parcel”) from the lien of the One Imeson Loan upon satisfaction of certain conditions including, but not limited to: (i) partial defeasance of the principal of the One Imeson Loan by an amount equal to the greatest of (a) $1,000,000, (b) the appraised value of the One Imeson Development Parcel and (c) in the event that the borrower’s request to release the One Imeson Development Parcel is in connection with a sale of the One Imeson Development Parcel to a third party not affiliated with the borrower, 100% of the net sales proceeds associated with the sale of the One Imeson Development Parcel; and (ii) after giving effect to such partial release, the LTV ratio for the remaining property is no more than 125%.

(3)	In place cash management will be triggered upon (i) an event of default or (ii) if the debt service coverage ratio falls below 1.20x until such time the debt service coverage ratio is at least 1.20x.

(4)	$1,500,000 of the $2,250,000 in TI/LC Reserve was associated with the Bacardi U.S.A., Inc. lease renewal and the remaining $750,000 was allocated for general leasing at the One Imeson property. After the origination of the One Imeson Loan, Bacardi U.S.A., Inc. extended its lease on 290,304 sq. ft. of space and Samsonite LLC expanded into 102,381 sq. ft. of space formerly leased by Bacardi U.S.A., Inc. and thereby, satisfied the release conditions for the $1,500,000 TI/LC Reserve. The TI/LC Reserve is capped at $1,500,000.

(5)	The Lease Sweep Reserve consists of $61,125 for unfunded TI obligations associated with the Venus Fashion, Inc. tenant.

(6)	The borrower sponsor acquired the One Imeson property in 2012 when it was approximately 44.0% occupied and had an NOI of $1,550,689 and subsequently invested approximately $3,500,000 in capital expenditures to upgrade the One Imeson property. The borrower sponsor increased the occupancy to 81.3% as July 31, 2017 and NOI to $3,329,290 primarily by executing new and expansion leases.

TRANSACTION HIGHLIGHTS

●	Property. The One Imeson property is a 1,702,505 sq. ft, multi-tenant distribution warehouse located on 73.49 acres. The One Imeson property was originally developed as the Sears Catalogue distribution center for the United States but was converted to a multi-tenant warehouse upon discontinuation of the Sears catalogue. Currently, the One Imeson property has two stories, with a significant amount of warehouse space located on the second story in addition to the first story. The current occupancy is 81.3% which includes notable tenants such as Bacardi U.S.A., Inc., Samsonite LLC and Komyo America Co., Inc. The current occupied sq. ft. breakdown between industrial and office space is approximately 92.3% and 7.7%, respectively.

●	Market. The One Imeson property is located within the Imeson Industrial Business Park, which is the most centrally-located industrial park in Jacksonville. Imeson Industrial Business Park has transportation access via rail and sea and its proximity to three major interstates (I-10, I-95 and I-295), an international airport, the Port of Jacksonville, and three intermodal facilities. Land uses within the neighborhood consist of a mixture of commercial, industrial and residential development. Industrial development is primarily centered around the immediate vicinity of the property and to the west along Hecksher Drive/Zoo Parkway. According to the appraisal, the One Imeson property is located in the Northside submarket, approximately five miles north of the Jacksonville Central Business District. As of second quarter of 2017, the Northside submarket has an inventory of 7.23 million SF of industry space at a 10.0% vacancy with a quoted rental rate of $3.36 PSF.

●	Borrower Sponsor. The Sponsor, GEM Realty Fund IV, LP, was formed by GEM Realty Capital, Inc in August 2008 to acquire, operate, manage, and develop real estate assets. GEM Realty Capital, LLC (“GEM”) was founded in 1994 and is based in Chicago, IL. GEM is a real estate investment company that invests in private-market real estate assets and publicly traded real estate securities through two lines of business, GEM Realty Properties and GEM Realty Securities. Through GEM Realty Properties, GEM invests directly in private-market real estate assets including properties and loans. Through GEM Realty Securities, GEM invests in publicly traded real estate securities, including REITs, real estate operating companies, and homebuilders.

A-3-106

Various, UT	Collateral Asset Summary – Loan No. 12 Salt Lake City Hotel Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,860,000 70.5% 1.80x 12.1%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Acquisition
Borrower Sponsor:	Surendra Jain
Borrowers:	Napean West Valley, LLC; Napean Midvale Vista LLC; Napean Midvale 71 LLC
Original Balance:	$27,860,000
Cut-off Date Balance:	$27,860,000
% by Initial UPB:	2.6%
Interest Rate:	4.4480%
Payment Date:	6th of each month
First Payment Date:	December 6, 2017
Maturity Date:	November 6, 2027
Amortization:	360 months
Additional Debt:	None
Call Protection(1):	L(24), D(92), O(4)
Lockbox / Cash Management(2):	Springing Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$26,167	$26,167
Insurance:	$18,094	$4,524
FF&E(3):	$0	$13,885
Engineering Reserve:	$4,688	$0
PIP Reserve(4):	$500,000	$0
Comfort Letter Transfer Reserve(5):	$5,000	$0

Financial Information
Cut-off Date Balance / Unit:	$103,955
Balloon Balance / Unit:	$83,884
Cut-off Date LTV:	70.5%
Balloon LTV:	56.9%
Underwritten NOI DSCR:	2.00x
Underwritten NCF DSCR:	1.80x
Underwritten NOI Debt Yield:	12.1%
Underwritten NCF Debt Yield:	10.9%
(1)	At any time after the second anniversary of the closing date of the CD 2017-CD6 transaction, provided no event of default is continuing, the borrowers may defease a portion of the loan and obtain a release of any individual property provided that certain conditions are satisfied, including (i) delivery of partial defeasance collateral in an amount equal to the greater of (a) 115% of the allocated loan amount with respect to such individual property and (b) the net sales proceeds applicable to such individual property, (ii) the DSCR for the remaining properties is not less than the greater of the DSCR immediately preceding the partial release and 1.85x, (iii) the loan to value for the remaining properties is not greater than the lesser of the loan to value immediately preceding the partial release and 70.0%, (iv) the debt yield for the remaining properties is less than the greater of the debt yield immediately preceding the partial release and 11.2%, (v) delivery of a REMIC opinion and (vi) delivery of a rating agency confirmation.

Property Information
Single Asset / Portfolio:	Portfolio of three properties
Property Type:	Hospitality
Collateral:	Fee Simple
Location:	Various, UT
Year Built / Renovated:	Various / NAP
Total Rooms:	268
Property Management:	Western States Lodging and Management II, LLC
Underwritten NOI:	$3,374,133
Underwritten NCF:	$3,031,359
Appraised Value:	$39,500,000
Appraisal Date:	September 1, 2017

Historical NOI(6)
Most Recent NOI:	$3,369,861 (T-12 August 31, 2017)
2016 NOI:	NAV
2015 NOI:	NAV

Historical Occupancy(6)
Most Recent Occupancy:	77.9% (T-12 August 31, 2017)
2016 Occupancy:	NAV
2015 Occupancy:	NAV
(2)	The lockbox springs upon (i) a Trigger Period (as defined below) or (ii) the debt service coverage ratio, as calculated under the loan documents (“DSCR”) being less than 1.40x. In place cash management will be triggered (i) upon an event of default, (ii) if the DSCR falls below 1.25x until such time that the DSCR is at least 1.30x for one calendar quarter or (iii) upon the occurrence of a Franchise Agreement Trigger Period (a “Trigger Period”). A “Franchise Agreement Trigger Period” will commence upon (i) any default under the franchise agreement, (ii) the borrower or franchisor giving notice that it is terminating the franchise agreement, (iii) any termination or cancellation of the franchise agreement, and (iv) sixty days after any bankruptcy or similar insolvency of franchisor.

(3)	The borrowers are required to deposit an amount equal to the greater of (i)(x) with respect to each monthly payment date for the first 24 months of the loan term, 1/12 of 2.0% of the greater of (a) the gross revenues for the related property for the prior calendar year and (b) the projected annual gross revenues for such calendar year, and (y) with respect to each monthly payment date thereafter, 1/12 of 4.0% of the greater of (a) the gross revenues for the related property for the prior calendar year and (b) the projected annual gross revenues for such calendar year, and (ii) the amount then required by the franchise agreement. The monthly FF&E payment was initially estimated to be $13,885.

(4)	Based on an estimate provided by a third party consultant, the estimated cost of the Staybridge Suites Property (as defined below) PIP work required to be completed by December 20, 2018 is $115,665 and the estimated cost of the PIP work required to be completed by December 20, 2020 is $716,889, both of which include a 10.0% contingency factor. The Salt Lake City Hotel Portfolio loan documents required the borrower to deposit $500,000 at loan origination for the PIP work completion, followed by an additional requirement to deposit $350,000 on the date which is 12-months prior to the required PIP work completion or December 20, 2019.

(5)	The borrower was required to deposit $5,000 on the origination date of the Salt Lake City Hotel Portfolio loan which represents an amount equal to the fees to be charged by Marriott International, Inc. (“Marriott”) as franchisor with respect to the TownePlace Suites and Fairfield Inn & Suites Properties, in order for the lender to transfer the respective comfort letters in connection with the CD 2017-CD6 transaction.

(6)	The TownePlace Suites Property, the Staybridge Suites Property and the Fairfield Inn & Suites Property were built in 2015, 2013 and 2016, respectively. Because of the recent construction dates of the subject properties, limited historical cash flows and occupancy statistics on a portfolio basis were available.

TRANSACTION HIGHLIGHTS

■	Property. The Salt Lake City Hotel Portfolio is comprised of three hospitality properties totaling 268 rooms. The TownePlace Suites West Valley City Property (the “TownePlace Suites Property”) is an 87-room extended stay hotel with 98 parking spaces located in West Valley City, Utah, which was built in 2015. Guestroom configurations for the TownePlace Suites Property include studio, one-bedroom suites and two-bedroom suites. The Staybridge Suites Midvale Property (the “Staybridge Suites Property”) is a 91-room extended stay hotel with 94 parking spaces located in Midvale, Utah, which was built in 2013. Guestroom configurations for the Staybridge Suites Property include studio, one-bedroom suites and two-bedroom suites. The Fairfield Inn & Suites Midvale Property (the “Fairfield Inn & Suites Property”) is an 88-room limited service hotel with 92 parking spaces located in Midvale, Utah, which was built in 2016. Guestroom configurations for the Fairfield Inn & Suites Property include king bedrooms, double queen bedrooms and suites. All of the Salt Lake City Hotel Portfolio Properties offer amenities such as an indoor pool, fitness center, complimentary breakfast area, laundry services and business and meeting space. The TownePlace Suites and Fairfield Inn & Suites Properties franchise agreements, which are both under the Marriott flag, expire on April 21, 2035 and June 23, 2036, respectively. Upon acquisition of the Staybridge Suites Property, the borrower executed a new 20-year franchise agreement with Intercontinental Hotels Group which expires on October 20, 2037. The Salt Lake City Hotel Portfolio Properties are managed by a firm based out of Utah, Western States Lodging & Management II, LLC, that currently manages a portfolio of 20 hospitality properties, totaling over 2,400 keys across 6 states. The Salt Lake City Hotel Portfolio has a weighted average ADR and RevPAR of $109.33 and $85.17, respectively, for the trailing 12-month period ending August 31, 2017.

■	Market. The Salt Lake City Hotel Portfolio Properties are located within the Salt Lake City Metropolitan Statistical Area (“MSA”), which is comprised of the Salt Lake, Summit and Tooele counties. According to a third party research provider, the Salt Lake City MSA had an estimated 2016 population of approximately 1.2 million people, representing a compound growth rate of approximately 1.9% since 2009. According to the appraisal, Salt Lake City, which was ranked fourth in the nation by a business magazine for best cities for tech jobs, currently serves as company headquarters for firms such as Adobe, Electronic Arts (EA) and Twitter. The Salt Lake City MSA also benefits from tourism and recreational activities. Salt Lake City is home to Alta Ski Area and Snowbird Ski Resort, which were ranked second and fourth respectively among the top 10 ski resorts in North America by a travel magazine, served as host to the 2002 Winter Olympics, and is home to Salt Lake City International Airport, which exceeded passenger traffic in 2016 of 23 million travelers. Often referred to as the “Crossroads of the West”, Salt Lake City provides access to major highways such as Interstate 15 which provides direct access to Las Vegas, Los Angeles and Canada, as well as Interstate 80 which provides access to Sacramento to the west and Chicago to the east. Based on an industry travel research report, as of August 31, 2017, the Salt Lake City Hotel Portfolio Properties respective competitive sets had an average range of occupancy, ADR and RevPAR from 67.2% to 79.0%, $99.21 to $118.76 and $66.71 to $88.76, respectively. For the same time period, the ranges of occupancy penetration rate, ADR penetration rate and RevPAR penetration rate of the Salt Lake City Hotel Portfolio Properties were 101.3% to 115.4%, 90.9% to 111.2% and 101.8% to 117.0%.

A-3-107

Various, OH	Collateral Asset Summary – Loan No. 13 IRG Portfolio	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$27,401,208 68.8% 1.46x 11.1%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsors:	Stuart Lichter; Christopher Semarjian
Borrowers:	HBP Euclid I, LLC; LMA Commerce IV, LLC; LMA Commerce V, LLC; LMA Massillon III, LLC; NRR Commerce III, LLC; Rockside Commerce III, LLC
Original Balance(1):	$27,500,000
Cut-off Date Balance(1):	$27,401,208
% by Initial UPB:	2.6%
Interest Rate:	4.6600%
Payment Date:	6th of each month
First Payment Date:	September 6, 2017
Maturity Date:	August 6, 2027
Amortization:	360 months
Additional Debt(1):	$44,838,341 Pari Passu Debt
Call Protection:	L(27), D(89), O(4)
Lockbox / Cash Management(2):	Hard / Springing

Reserves
	Initial	Monthly
Taxes:	$100,625	$100,625
Insurance(3):	$0	Springing
Replacement(4):	$0	$32,301
TI/LC(5):	$500,000	$44,583
Free Rent:	$1,235,564	$0

Financial Information(6)
Cut-off Date Balance / Sq. Ft.:	$19
Balloon Balance / Sq. Ft.:	$15
Cut-off Date LTV:	68.8%
Balloon LTV:	56.1%
Underwritten NOI DSCR:	1.78x
Underwritten NCF DSCR:	1.46x
Underwritten NOI Debt Yield:	11.1%
Underwritten NCF Debt Yield:	9.1%
Property Information
Single Asset / Portfolio:	Portfolio of five properties
Property Type:	Flex/Warehouse/Distribution - Industrial
Collateral:	Fee Simple
Location:	Various, OH
Year Built / Renovated:	Various / Various
Total Sq. Ft.:	3,882,864
Property Management:	IRG Realty Advisors, LLC
Underwritten NOI(7):	$7,985,792
Underwritten NCF:	$6,569,969
Appraised Value:	$105,000,000
Appraisal Date:	June 2, 2017

Historical NOI
Most Recent NOI(7):	$6,754,191 (T-4 4/30/2017 Ann.)
2016 NOI:	$9,051,367 (December 31, 2016)
2015 NOI:	$8,533,347 (December 31, 2015)
2014 NOI:	$8,702,304 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	83.6% (June 27, 2017)
2016 Occupancy:	88.5% (December 31, 2016)
2015 Occupancy:	88.9% (December 31, 2015)
2014 Occupancy:	87.9% (December 31, 2014)
(1)	The Original Balance of $27.5 million and the Cut-off Date Balance of $27.4 million represents the non-controlling Note A-2 which, together with the controlling Note A-1, comprise the IRG Portfolio Whole Loan with an aggregate original principal balance of $72.5 million. The Note A-1 was contributed to the JPMDB 2017-C7 mortgage trust.
(2)	In place cash management will be triggered (i) upon an event of default or (ii) if the debt service coverage ratio falls below 1.20x until such time that the debt service coverage ratio is at least 1.25x for two consecutive quarters.
(3)	The borrower will be required to deposit 1/12 of the annual insurance premiums into an Insurance reserve account if an acceptable blanket insurance policy is no longer in place.
(4)	Replacement Reserves are subject to a cap of $1,000,000.
(5)	TI/LC Reserves are subject to a cap of $2,000,000.
(6)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Cut-off Date Balance of the IRG Portfolio Whole Loan.
(7)	Most Recent NOI represents the T-4 April 30, 2017 annualized cash flow. The decrease in Most Recent NOI from 2016 NOI is due to Lockheed Martin vacating a portion of its space at the LMA Building D in September 2016, which consisted of 171,167 sq. ft. with annual rent of $809,340. In addition, the T-4 April 30, 2017 annualized number reflects utilities of approximately $10.9 million as compared to average utility expenses of approximately $9.5 million from 2014 to 2016. The increase in utility expense is due to the annualized numbers being higher than typical annual numbers because they are based on facilities operating in Ohio during the winter months. As a result, the increase in U/W NOI reflects the utility expenses being underwritten at a normalized amount.

TRANSACTION HIGHLIGHTS

■	Properties. The IRG Portfolio consists of five industrial properties totaling approximately 3.9 million sq. ft. The properties are located across Ohio, with the largest concentrations located in Akron (1,653,065 sq. ft.) and Euclid (1,600,000 sq. ft.). The properties were built between 1940 and 1986, with some of the properties having undergone renovations between 1983 and 2010. The properties range in size from approximately 256,000 sq. ft. to 1,600,000 sq. ft. The properties were acquired by Industrial Realty Group (“IRG”) between 2004 and 2011 for an aggregate cost of approximately $31.8 million. According to the borrower sponsor, since acquisition, approximately $32.6 million has been invested into the properties on building renovations and tenant improvements, increasing the borrower sponsor’s cost basis to approximately $64.3 million. As of June 27, 2017, the IRG Portfolio was 83.6% leased to 27 tenants across a wide range of industries including logistics, manufacturing, distribution and engineering, among others.

■	Market. HBP Euclid, LMA Massillon & Building E, LMA Building D and Rockside Commerce are all located in the Cleveland-Akron metropolitan statistical area. The region is home to seven Fortune 500 firms including Progressive, Goodyear Tire, First Energy, Parker-Hannifin, Sherwin Williams, TravelCenters of America, and J.M. Smucker. The Cleveland Industrial Market consists of a total inventory of approximately 490.9 million sq. ft. in 12,820 buildings as of the first quarter 2017. The flex sector makes up 5.2% of the industrial market and consists of approximately 25.6 million sq. ft. within 854 projects. The warehouse sector consists of 465,280,804 sq. ft. within 11,966 buildings. The NRR Commerce building is located in the Youngstown-Warren-Boardman metropolitan statistical area, anchored by three cities: Youngstown, Warren, and Boardman. The area is considered to be within Ohio’s rustbelt region and sits within the Utica and Marcellus shale regions, two of the nation’s most important natural gas producing sites. Top employers include General Motors Corp., Mercy Health, ValleyCare Health System, and Youngstown Air Reserve Station. The MSA’s industrial market consists of a total inventory of approximately 58.6 million sq. ft. located within 1,571 buildings. With respect to the three largest properties by allocated loan amount, according to the appraisal and as of the first quarter of 2017, (i) the submarket for the HBP Euclid property (Euclid Industrial submarket), has a vacancy rate of 8.8% and an average asking rent of $2.76 PSF and (ii) the submarket for the LMA Massillon and Building E and LMA Building D properties (Akron Industrial submarket) has a vacancy rate of 4.3% and an average asking rate of $3.99 PSF.

■	Borrower Sponsors. The loan sponsors are Stuart Lichter, President and Chairman of IRG and Christopher Semarjian, Owner of IRG. IRG is a large owner of commercial and industrial properties with a portfolio of over 100.0 million sq. ft. of rentable space. The company is based in Los Angeles and owns and operates more than 150 properties in 28 states. IRG engages in retrofitting otherwise obsolete buildings, corporate campuses, and industrial complexes. IRG founded two independent property management companies which have since merged to create IRG Realty Advisors. IRG Realty Advisors has offices in both New York and Ohio.

A-3-108

700 2nd Street Northeast Washington D.C. 20002	Collateral Asset Summary – Loan No. 14 Station Place III	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$26,000,000 47.6% 3.00x 11.9%

Mortgage Loan Information
Loan Seller:	CREFI
Loan Purpose:	Refinance
Borrower Sponsor(1):	Seven Hundred 2nd Street Holdings Mezz LLC
Borrower:	Seven Hundred 2nd Street Holdings LLC
Original Balance(2):	$26,000,000
Cut-off Date Balance(2):	$26,000,000
% by Initial UPB:	2.4%
Interest Rate:	3.6000%
Payment Date:	1st of each month
First Payment Date:	December 1, 2017
Maturity Date:	November 1, 2027
Amortization:	Interest only
Additional Debt(2):	$164,000,000 Pari Passu Debt / Future Mezzanine Debt
Call Protection(3):	L(24), DorYM1(92), O(4)
Lockbox / Cash Management(4):	Hard / Springing

Reserves
	Initial	Monthly
Taxes(5):	$0	Springing
Insurance(6):	$0	Springing
Replacement(7):	$8,628	$8,628
TI/LC(8):	$0	Springing
Other:	$415,973	$0

Financial Information(9)
Cut-off Date Balance / Sq. Ft.:	$367
Balloon Balance / Sq. Ft.:	$367
Cut-off Date LTV:	47.6%
Balloon LTV:	47.6%
Underwritten NOI DSCR:	3.25x
Underwritten NCF DSCR:	3.00x
Underwritten NOI Debt Yield:	11.9%
Underwritten NCF Debt Yield:	11.0%
(1)	There is no non-recourse carve-out guarantor or separate environmental indemnitor for the Station Place III Whole Loan.
(2)	The Original Balance and the Cut-off Date Balance of $26.0 million represents the non-controlling Note A-5 of the Station Place III Whole Loan, which is evidenced by five pari passu notes in an aggregate original principal amount of $190.0 million. The Station Place III Whole Loan pari passu companion notes are evidenced by (i) the controlling Note A-1, which had an original principal balance of $64.0 million and was contributed to the JPMDB 2017-C7 mortgage trust, (ii) the non-controlling Notes A-2 and A-3, which had an aggregate original principal balance of $50.0 million, are currently held by JPMorgan Chase Bank, National Association and expected to be contributed to one or more future securitization transactions, and (iii) the non-controlling Note A-4, which had an original principal balance of $50.0 million and was contributed to the CGCMT 2017-C4 mortgage trust. In addition, future mezzanine debt is permitted provided that the following conditions, among others are satisfied: (i) a combined loan-to-value ratio of not more than 47.5% and (ii) a combined debt service coverage ratio of not less than 2.79x.
(3)	The lockout period will be at least 24 payment dates beginning with and including the first payment date of December 1, 2017. Defeasance of the full $190.0 million Station Place III Whole Loan is permitted after the date that is the earlier to occur of (i) December 1, 2021 and (ii) the date that is two years from the closing date of the securitization that includes the note to be last securitized. The assumed lockout period of 24 payments is based on the expected CD 2017-CD6 securitization closing date in November 2017. The actual lockout period may be longer.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	CBD Office
Collateral:	Fee Simple
Location:	Washington, D.C.
Year Built / Renovated:	2009 / NAP
Total Sq. Ft.:	517,653
Property Management:	Property Group Partners LLC
Underwritten NOI(10):	$22,529,370
Underwritten NCF:	$20,806,621
Appraised Value:	$399,000,000
Appraisal Date:	August 22, 2017

Historical NOI
Most Recent NOI:	$22,369,181 (T-12 July 31, 2017)
2016 NOI:	$22,329,086 (December 31, 2016)
2015 NOI:	$22,071,248 (December 31, 2015)
2014 NOI:	$21,168,717 (December 31, 2014)

Historical Occupancy
Most Recent Occupancy:	98.6% (September 1, 2017)
2016 Occupancy:	98.6% (December 31, 2016)
2015 Occupancy:	98.6% (December 31, 2015)
2014 Occupancy:	98.6% (December 31, 2014)

(4)	In place cash management will be triggered upon the occurrence of a Trigger Period (as defined below). A “Trigger Period” means (i) an event of default, (ii) any bankruptcy or insolvency action of the borrower (iii) the debt service coverage ratio falling below 1.50x until such time that the debt service coverage ratio is at least 1.50x for two consecutive calendar quarters, (iv) an SEC Trigger Event (as defined below) and (v) a Kaiser Permanente Trigger Event (as defined below).

An “SEC Trigger Event” means (i) if the Securities and Exchange Commission (“SEC”) does not either (a) exercise its renewal option or (b) enter into a new lease, or amend the existing SEC lease, that is on substantially the same terms as those set forth in the renewal provisions in the current SEC lease, in each case before the date that is 12 months prior to the expiration date of the SEC lease or (ii) if the SEC “goes dark”, vacates or abandons 75.0% or more of its premises, and may be cured as provided in the loan documents. A “Kaiser Permanente Trigger Event” means (i) if Kaiser Permanente does not either (a) exercise its renewal option or (b) enter into a new lease or amend the existing Kaiser Permanente lease on substantially the same terms as those set forth in the renewal provisions in the current Kaiser Permanente lease, in each case before the date that is 24 months prior to the expiration date of the Kaiser Permanente lease or (ii) if Kaiser Permanente “goes dark”, vacates or abandons 75% or more of its premises, and may be cured as provided in the loan documents.

(5)	The requirement for the borrower to make monthly deposits to the tax escrow is waived provided that (i) no Trigger Period is continuing and (ii) the borrower provides the lender with copies of receipts or other evidence reasonably satisfactory to the lender that taxes and other charges have been paid on or before the applicable due date.
(6)	The requirement for the borrower to make monthly deposits to the insurance escrow is waived provided that (i) no event of default is then continuing and (ii) the borrower provides certificates of insurance reasonably satisfactory to the lender evidencing that the property is insured in accordance with the Station Place III loan documents pursuant to a blanket insurance policy
(7)	The replacement reserve account is subject to a $310,592 cap (approximately $0.60 PSF).
(8)	During the continuance of a Trigger Period caused solely by a Kaiser Permanente Trigger Event and/or an SEC Trigger Event, the borrower is required to pay to the lender on each payment date thereafter all excess cash flow after the payment of all required monthly debt service payments, required reserves and operating expenses for tenant improvements and leasing commissions incurred following the origination date. The TI/LC reserve is subject to a cap of (i) with respect to a Kaiser Permanente Trigger Event, $60.00 PSF of the unrenewed, “dark”, vacated or abandoned space currently leased by Kaiser Permanente (the “Kaiser Permanente Cap”), and (ii) with respect to a SEC Trigger Event, $60.00 PSF of the unrenewed, “dark”, vacated or abandoned space currently leased by SEC (the “SEC Cap”). The Kaiser Permanente Cap currently equals $12,412,500 (approximately $23.98 PSF). The SEC Cap currently equals $12,571,800 (approximately $24.29 PSF).
(9)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the aggregate Cut-off Date Balance of the Station Place III Whole Loan.
(10)	The increase in Underwritten NOI from Most Recent NOI is primarily driven by the inclusion of underwritten rent steps, which equate to (i) for non-investment grade tenants, base rent steps through July 2018 (an aggregate of $152,261 for ACC and Pritchard Industries, Inc.), and (ii) for investment grade tenants, the average base rent over the remainder of the lease term (an aggregate of $1,473,855 for SEC and Kaiser Permanente).

TRANSACTION HIGHLIGHTS

■	Property. The Station Place III property is a 10-story, 517,653 sq. ft., Class A office building constructed in 2009 and located in the NoMa (north of Massachusetts Avenue) neighborhood of Washington, D.C. Together with Station Place I and Station Place II (which are owned by affiliates of the borrower), Station Place III is part of the Station Place complex: Washington D.C.’s largest private office development that is comprised of approximately 1.5 million sq. ft. of Class A office space situated on approximately 5.5 acres in Washington, D.C.’s NoMa submarket. Station Place III is connected with through-access to Station Place I and II on lower and upper floors and offers direct covered secure access to Union Station, a multimodal transportation hub with access to Metro, Amtrak and Marc train systems. Station Place III is LEED Silver Certification Energy certified. The property features a subterranean parking garage with 308 parking spaces, resulting in a parking ratio of approximately 0.60 spaces per 1,000 sq. ft. of net rentable area. To meet the requirements of current tenant leases for an aggregate of 452 parking spaces, the borrower has leased an additional 178 spaces from an affiliate in the parking garage for Station Place II.

■	Market. The Station Place III property is located at the convergence of the Capitol Hill and NoMa submarkets in Washington, D.C. The Station Place III property is located on 2nd Street Northeast, just south of H Street and East of the Amtrak train tracks. The Station Place III property is approximately 0.25 miles north of the Union Station train and Metrorail station, approximately one-third mile northeast of the Judiciary Square Metrorail station, and approximately 0.5 miles southwest of the New York Avenue-Florida Avenue-Gallaudet University Metrorail station. According to the appraisal, the 2017 estimated population within a one-, three- and five-mile radius of the Station Place III property was 54,620, 352,114 and 768,257, respectively, and the estimated average household income within a one-, three- and five-mile radius of the Station Place III property was $136,876, $117,455 and $109,461, respectively. According to the appraisal, as of the second quarter of 2017, the NoMa submarket had an overall vacancy rate of 9.8%. The appraisal identified six properties as directly competitive with the Station Place III Property, which had a weighted average vacancy of 12.3%. Asking gross rents for 13 comparable leases identified in the appraisal ranged from $48 PSF to $69 PSF.

A-3-109

1190 Bordeaux Drive Sunnyvale, CA 94089	Collateral Asset Summary – Loan No. 15 Moffett Place Building 4	Cut-off Date Balance: Cut-off Date LTV: U/W NCF DSCR: U/W NOI Debt Yield:	$25,250,000 41.0% 2.29x 12.2%

Mortgage Loan Information
Loan Seller:	GACC
Loan Purpose:	Refinance
Borrower Sponsor(1):	Joseph K. Paul
Borrower:	MP B4 LLC
Original Balance(2):	$25,250,000
Cut-off Date Balance(2):	$25,250,000
% by Initial UPB:	2.4%
Interest Rate:	3.6365%
Payment Date:	6th of each month
First Payment Date:	September 6, 2017
Maturity Date:	August 6, 2027
Amortization:	Interest only for first 60 months, 360 months thereafter
Additional Debt(2):	$101,750,000 Pari Passu debt; $98,000,000 Mezzanine debt
Call Protection:	L(27), D(86), O(7)
Lockbox / Cash Management:	Hard / In Place

Reserves
	Initial	Monthly
Taxes:	$499,913	$71,416
Insurance:	$0	Springing
TI/LC:	$13,247,677	$0
Free Rent:	$17,046,036	$0
Lease Sweep(3):	$0	Springing

Financial Information
	Whole Loan(4)	Total Debt(5)
Cut-off Date Balance / Sq. Ft.:	$404	$716
Balloon Balance / Sq. Ft.:	$367	$662
Cut-off Date LTV(6):	41.0%	72.7%
Balloon LTV(6):	37.3%	67.2%
Underwritten NOI DSCR(7)(8):	2.29x	1.17x
Underwritten NCF DSCR(7)(8):	2.29x	1.16x
Underwritten NOI Debt Yield:	12.2%	6.9%
Underwritten NCF Debt Yield:	12.2%	6.9%
(1)	The non-recourse carve-out guarantor and environmental indemnitor for the Moffett Place Building 4 Whole Loan is Paul Guarantor LLC.

(2)	The Original Balance and the Cut-off Date Balance of $25.25 million represents the non-controlling Note A-3 which, together with the controlling Note A-1 and non-controlling Note A-2 in the aggregate original principal balance of $70.0 million and the non-controlling Note A-4, comprise the Moffett Place Building 4 Whole Loan with an aggregate original principal balance of $127.0 million. Note A-1 and Note A-2 were contributed to the JPMDB 2017 C7 mortgage trust. Note A-4 was contributed to the BANK 2017-BNK7 mortgage trust. See “Description of the Mortgage Pool—The Whole Loan—Moffett Place Building 4 Whole Loan” in the Preliminary Prospectus. The relationship between the holders of the notes will be governed by a co-lender agreement as described under Description of the Mortgage Pool—The Whole Loans —Moffett Place Building 4 Whole Loan” in the Preliminary Prospectus.
Property Information
Single Asset / Portfolio:	Single Asset
Property Type:	Suburban Office
Collateral:	Fee Simple
Location:	Sunnyvale, CA
Year Built / Renovated:	2017 / NAP
Total Sq. Ft.:	314,352
Property Management:	Paul Holdings, Inc.
Underwritten NOI:	$15,553,919
Underwritten NCF:	$15,491,048
Appraised Value(6):	$309,500,000
Appraisal Date:	November 1, 2018

Historical NOI(9)
Most Recent NOI:	NAP
2016 NOI:	NAP
2015 NOI:	NAP
2014 NOI:	NAP

Historical Occupancy(9)
Most Recent Occupancy:	100.0% (November 6, 2017)
2016 Occupancy:	NAP
2015 Occupancy:	NAP
2014 Occupancy:	NAP
(3)	On each monthly payment date during a Lease Sweep Period (as defined below), the borrower will be required to deposit all excess cash into the lease sweep reserve. A “Lease Sweep Period” is a period commencing on the first monthly payment date following the earliest to occur of (i) September 6, 2024, (ii) the tenant under a Lease Sweep Lease (as defined herein) (or any successor or replacement tenant) cancels or terminates its lease (or gives notice of its intent to do so), (iii) the date on which the tenant under a Lease Sweep Lease “goes dark” in at least 20% of its space (unless the tenant or any sublessee is investment grade rated and paying full unabated rent greater than or equal to the sublessor rent), (iv) upon a default of a tenant under a Lease Sweep Lease, (v) upon the occurrence of an insolvency proceeding of a tenant under a Lease Sweep Lease or (vi) the date on which, with respect to the Google lease, neither Google nor the Google tenant’s parent company is an investment grade entity. A “Lease Sweep Lease” means (i) the Google lease or (ii) any lease that is entered into by the borrower in replacement of the Google lease, and that, either individually, or when taken together with any other lease with the same tenant or its affiliates, demises space equal to or greater than the space under the Google lease.

(4)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Moffett Place Building 4 Whole Loan only, which has an aggregate principal balance of $127.0 million.

(5)	DSCR, LTV, Debt Yield and Balance / Sq. Ft. calculations are based on the Moffett Place Building 4 Total Debt, which has an aggregate principal balance of $225.0 million, and which includes $98.0 million of mezzanine debt.

(6)	The Appraised Value represents, and Cut-off Date LTV and Balloon LTV are based on, the “Prospective Market Value Upon Stabilization” Appraised Value which assumes that the borrower’s contractual tenant improvement and leasing commission obligations have been fulfilled, that there is no outstanding free rent, that payment of rent has commenced and that the Moffett Place Building 4 property is leased at a market rent level as of November 1, 2018. At origination, the borrower reserved approximately $30.3 million for outstanding tenant improvements and free rent associated with the Google lease. The “as-Is” Appraised Value is $269.1 million as of June 13, 2017, which represents a Cut-off Date LTV and Ballooon LTV of 47.2% and 42.9%, respectively. In addition, the appraisal concluded a dark value of $238.9 million as of June 13, 2017, which represents a Cut-off Date LTV and Balloon LTV of 53.2% and 48.3%, respectively.

(7)	The UW NOI DSCR and UW NCF DSCR is calculated using the sum of interest and principal payments over the first 12 months following the expiration of the interest-only period based on the assumed principal payment schedule. For more information, please reference “Annex F – Assumed Principal Payment Schedule for the Moffett Place Building 4 Whole Loan” in the Preliminary Prospectus.

(8)	Based on amortizing debt service payments. Based on interest only payments, the Whole Loan Underwritten NOI DSCR and Whole Loan Underwritten NCF DSCR are 3.32x and 3.31x, respectively.

(9)	Historical NOI and Historical Occupancy is not available because construction of the property was completed in 2017.

TRANSACTION HIGHLIGHTS

■	Property. The Moffett Place Building 4 property is an eight-story, 314,352 sq. ft., Class A office tower located in Sunnyvale, California approximately 39 miles southeast of the San Francisco central business district. The Moffett Place Building 4 property is 100.0% leased to Google Inc. (“Google”) through November 2028. Google took possession of the Moffett Place Building 4 property on August 1, 2017 and is currently constructing its interior improvements and is expected to compete its build-out and take occupancy in fall 2018. Google is currently in a rent abatement period through October 2018 (which has been fully reserved for). The Moffett Place Building 4 property is part of Moffett Place, a 55.25-acre campus containing six 314,352 sq. ft. office buildings, totaling approximately 1.9 million sq. ft. of office space, and a 52,500 sq. ft. amenities building. Google has pre-leased the entirety of the Moffett Place campus. In Phase I of Moffett Place, Google took possession of Buildings 1, 2 and 5. In Phase II, Google took possession of Building 3 (the sister building of the Moffett Place Building 4 property). Building 6 is under construction and Google is expected to occupy it upon completion. The overall parking ratio for Moffett Place is 3.3 spaces per 1,000 sq. ft. of net rentable area within three parking structures and surface parking. Additionally, the top level of one of the parking structures is improved with the High Garden, which features walking and running trails, outdoor volleyball/basketball courts, bocce ball courts, a putting green, and other recreational facilities.

■	Market. According to the appraisal, the Moffett Place Building 4 property is located in the Sunnyvale submarket of the Silicon Valley and San Francisco Peninsula office market. As of the first quarter of 2017, the submarket contained approximately 10.9 million sq. ft. of office space exhibiting a vacancy rate of approximately 2.2% and an average asking rental rate of $51.84 PSF. with an average Class A office asking rental rate of $58.20 PSF. According to a third-party market research report, the Moffett Place Building 4 property is located in the Moffett Park office node within Sunnyvale, which contains approximately 6.9 million sq. ft. of office inventory, exhibiting a vacancy rate of approximately 4.5% and an average asking rental rate of $61.42 PSF.

■	Borrower Sponsor. The borrower sponsor is Joseph K. Paul, the founder of Jay Paul Company. Jay Paul Company is a privately-held real estate firm based in San Francisco, California that concentrates on the acquisition, development and management of commercial properties throughout California with a specific focus on creating projects for technology firms. Jay Paul Company has developed or acquired over 8.5 million sq. ft., with an additional 6.0 million sq. ft. under development, much of which is located near the Moffett Place Building 4 property in Sunnyvale. In addition, Jay Paul Company owns 21 buildings in Moffett Park totaling approximately 5.0 million sq. ft.. Jay Paul Company has built projects for many companies including Apple, Google, Amazon, Motorola, Microsoft, Boeing, Philips Electronics, HP and DreamWorks.

A-3-110

ANNEX B

FORM OF REPORT TO CERTIFICATEHOLDERS

[THIS PAGE INTENTIONALLY LEFT BLANK]

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

DISTRIBUTION DATE STATEMENT

STATEMENT SECTIONS	PAGE(s)
Certificate Distribution Detail	2
Certificate Factor Detail	3
Reconciliation Detail	4
Other Required Information	5
Cash Reconciliation Detail	6
Current Mortgage Loan and Property Stratification Tables	7 - 9
Mortgage Loan Detail	10
NOI Detail	11
Principal Prepayment Detail	12
Historical Detail	13
Delinquency Loan Detail	14
Specially Serviced Loan Detail	15 - 16
Advance Summary	17
Modified Loan Detail	18
Historical Liquidated Loan Detail	19
Historical Bond / Collateral Realized Loss Reconciliation	20
Interest Shortfall Reconciliation Detail	21 - 22
Supplemental Reporting	23

Depositor	Master Servicer	Special Servicer	Asset Representations
Reviewer/Operating Advisor

Deutsche Mortgage & Asset Receiving Corporation	Wells Fargo Bank, National Association	LNR Partners, LLC	Park Bridge Lender Services LLC

60 Wall Street	Three Wells Fargo, MAC D1050-084	1601 Washington Avenue	600 Third Avenue
New York, NY 10005	401 S. Tryon Street, 8th Floor	Suite 700	40th Floor
	Charlotte, NC 28202	Miami Beach, FL 33139	New York, NY 10022

Contact: Helaine M. Kaplan	Contact: REAM_InvestorRelations@	Contact: www.lnrpartners.com	Contact: David Rodgers
Phone Number: (212) 250-5270	wellsfargo.com	Phone Number: (305) 695-5600	Phone Number: (212) 310-9821

This report is compiled by Wells Fargo Bank, N.A. from information provided by third parties. Wells Fargo Bank, N.A. has not independently confirmed the accuracy of the information.

Please visit www.ctslink.com for additional information and if applicable, any special notices and any credit risk retention notices. In addition, certificateholders may register online for email notification when special notices are posted. For information or assistance please call 866-846-4526.

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Certificate Distribution Detail

Class	CUSIP	Pass-Through Rate	Original Balance	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Total Distribution	Ending Balance	Current Subordination Level (1)
A-1		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
S		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
R		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals			0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Class	CUSIP	Pass-Through Rate	Original Notional Amount	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Total Distribution	Ending Notional Amount
X-A		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-B		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00
X-D		0.000000%	0.00	0.00	0.00	0.00	0.00	0.00

(1) Calculated by taking (A) the sum of the ending certificate balance of all classes less (B) the sum of (i) the ending balance of the designated class and (ii) the ending certificate balance of all classes which are not subordinate to the designated class and dividing the result by (A).

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Certificate Factor Detail

Class	CUSIP	Beginning Balance	Principal Distribution	Interest Distribution	Prepayment Premium	Realized Loss/ Additional Trust Fund Expenses	Ending Balance

A-1		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-2		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-3		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-SB		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-4		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-5		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
A-M		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
B		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
C		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
D		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
E-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
F-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
G-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
H-RR		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
S		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000
R		0.00000000	0.00000000	0.00000000	0.00000000	0.00000000	0.00000000

Class	CUSIP	Beginning Notional Amount	Interest Distribution	Prepayment Premium	Ending Notional Amount

X-A		0.00000000	0.00000000	0.00000000	0.00000000
X-B		0.00000000	0.00000000	0.00000000	0.00000000
X-D		0.00000000	0.00000000	0.00000000	0.00000000

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Reconciliation Detail
Principal Reconciliation
	Stated Beginning Principal Balance	Unpaid Beginning Principal Balance	Scheduled Principal	Unscheduled Principal	Principal Adjustments	Realized Loss	Stated Ending Principal Balance	Unpaid Ending Principal Balance	Current Principal Distribution Amount
Total	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

Certificate Interest Reconciliation

Class	Accrual Dates	Accrual Days	Accrued Certificate Interest	Net Aggregate Prepayment Interest Shortfall	Distributable Certificate Interest	Distributable Certificate Interest Adjustment	WAC CAP Shortfall	Interest Shortfall/(Excess)	Interest Distribution	Remaining Unpaid Distributable Certificate Interest
A-1	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-2	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-3	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-SB	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-4	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-5	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-A	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
X-D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
A-M	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
B	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
C	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
D	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
E-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
F-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
G-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
H-RR	0	0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
Totals		0	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Other Required Information

Available Distribution Amount (1)	0.00

Controlling Class Information		Appraisal Reduction Amount

		Loan Number	Appraisal	Cumulative	Most Recent
Controlling Class:			Reduction	ASER	App. Reduction
Effective as of: mm/dd/yyyy			Effected	Amount	Date

Controlling Class Representative:
Effective as of: mm/dd/yyyy

Total

(1) The Available Distribution Amount includes any Prepayment Fees

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Cash Reconciliation Detail

Total Funds Collected			Total Funds Distributed

Interest:			Fees:
Scheduled Interest	0.00		Master Servicing Fee - Wells Fargo Bank, N.A.	0.00
Interest reductions due to Nonrecoverability Determinations	0.00		Trustee Fee - Wilmington Trust, National Association	0.00
Interest Adjustments	0.00		Certificate Administrator Fee - Wells Fargo Bank, N.A.	0.00
Deferred Interest	0.00		CREFC® Intellectual Property Royalty License Fee	0.00
ARD Interest	0.00		Operating Advisor Fee - Park Bridge Lender Services LLC	0.00
Default Interest and Late Payment Charges	0.00		Asset Representations Reviewer Fee - Park Bridge Lender	0.00
Net Prepayment Interest Shortfall	0.00		Services LLC
Net Prepayment Interest Excess	0.00		Total Fees		0.00
Extension Interest	0.00
Interest Reserve Withdrawal	0.00
Total Interest Collected		0.00	Additional Trust Fund Expenses:
			Reimbursement for Interest on Advances	0.00
Principal:			ASER Amount	0.00
Scheduled Principal	0.00		Special Servicing Fee	0.00
Unscheduled Principal	0.00		Attorney Fees & Expenses	0.00
Principal Prepayments	0.00		Bankruptcy Expense	0.00
Collection of Principal after Maturity Date	0.00		Taxes Imposed on Trust Fund	0.00
Recoveries from Liquidation and Insurance Proceeds	0.00		Non-Recoverable Advances	0.00
Excess of Prior Principal Amounts paid	0.00		Workout-Delayed Reimbursement Amounts	0.00
Curtailments	0.00		Other Expenses	0.00
Negative Amortization	0.00		Total Additional Trust Fund Expenses		0.00
Principal Adjustments	0.00
Total Principal Collected		0.00	Interest Reserve Deposit		0.00

			Payments to Certificateholders & Others:
Other:			Interest Distribution	0.00
Prepayment Penalties/Yield Maintenance Charges	0.00		Principal Distribution	0.00
Repayment Fees	0.00		Prepayment Penalties/Yield Maintenance Charges	0.00
Borrower Option Extension Fees	0.00		Borrower Option Extension Fees	0.00
Excess Liquidation Proceeds	0.00		Net Swap Counterparty Payments Received	0.00
Net Swap Counterparty Payments Received	0.00		Total Payments to Certificateholders & Others		0.00
Total Other Collected		0.00	Total Funds Distributed		0.00
Total Funds Collected		0.00

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Scheduled Balance							State (3)

Scheduled Balance	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	State	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Debt Yield Ratio (4)

Debt Yield Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals

See footnotes on last page of this section.

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Debt Service Coverage Ratio							Property Type (3)

Debt Service Coverage Ratio	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Property Type	# of Props.	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Note Rate							Seasoning

Note Rate	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Seasoning	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

See footnotes on last page of this section.

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Current Mortgage Loan and Property Stratification Tables Aggregate Pool

Anticipated Remaining Term (ARD and Balloon Loans)							Remaining Stated Term (Fully Amortizing Loans)

Anticipated Remaining Term (2)	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Remaining Stated Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

Remaining Amortization Term (ARD and Balloon Loans)							Age of Most Recent NOI

Remaining Amortization Term	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)	Age of Most Recent NOI	# of loans	Scheduled Balance	% of Agg. Bal.	WAM (2)	WAC	Weighted Avg DSCR (1)

Totals							Totals

(1) Debt Service Coverage Ratios are updated periodically as new NOI figures become available from borrowers on an asset level. In all cases the most current DSCR provided by the Servicer is used.

To the extent that no DSCR is provided by the Servicer, information from the offering document is used. The Trustee makes no representations as to the accuracy of the data provided by the borrower for this calculation.

(2) Anticipated Remaining Term and WAM are each calculated based upon the term from the current month to the earlier of the Anticipated Repayment Date, if applicable, and the Maturity Date.

(3) Data in this table was calculated by allocating pro-rata the current loan information to the properties based upon the Cut-Off Date balance of each property as disclosed in the offering document.

The Scheduled Balance Totals reflect the aggregate balances of all pooled loans as reported in the CREFC Loan Periodic Update File. To the extent that the Scheduled Balance Total figure for the “State” and ” Property ” stratification tables is not equal to the sum of the scheduled balance figures for each state or property, the difference is explained by loans that have been modified into a split loan structure. The “State” and “Property” stratification tables do not include the balance of the subordinate note (sometimes called the B-piece or a “hope note”) of a loan that has been modified into a split-loan structure. Rather, the scheduled balance for each state or property only reflects the balance of the senior note (sometimes called the A-piece) of a loan that has been modified into a split-loan structure.

Note: There are no Hyper-Amortization Loans included in the Mortgage Pool.

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Mortgage Loan Detail

Loan Number	ODCR	Property Type (1)	City	State	Interest Payment	Principal Payment	Gross Coupon	Anticipated Repayment Date	Maturity Date	Neg. Amort (Y/N)	Beginning Scheduled Balance	Ending Scheduled Balance	Paid Thru Date	Appraisal Reduction Date	Appraisal Reduction Amount	Res. Strat. (2)	Mod. Code (3)

Totals

(1) Property Type Code						(2) Resolution Strategy Code									(3) Modification Code

MF	-	Multi-Family	SS	-	Self Storage	1	-	Modification	7	-	REO	11	-	Full Payoff	1	-	Maturity Date Extension	6	-	Capitalization on Interest
RT	-	Retail	98	-	Other	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties	2	-	Amortization Change	7	-	Capitalization on Taxes
HC	-	Health Care	SE	-	Securities	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD	3	-	Principal Write-Off	8	-	Other
IN	-	Industrial	CH	-	Cooperative Housing	4	-	Extension			to Master Servicer	98	-	Other	4	-	Blank	9	-	Combination
MH	-	Mobile Home Park	WH	-	Warehouse	5	-	Note Sale	10	-	Deed in Lieu Of				5	-	Temporary Rate Reduction	10	-	Forbearance
OF	-	Office	ZZ	-	Missing Information	6	-	DPO			Foreclosure
MU	-	Mixed Use	SF	-	Single Family
LO	-	Lodging

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

NOI Detail

Loan Number	ODCR	Property Type	City	State	Ending Scheduled Balance	Most Recent Fiscal NOI (1)	Most Recent NOI (1)	Most Recent NOI Start Date	Most Recent NOI End Date

Total

(1) The Most Recent Fiscal NOI and Most Recent NOI fields correspond to the financial data reported by the Master Servicer. An NOI of 0.00 means the Master Servicer did not report NOI figures in their loan level reporting.

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Principal Prepayment Detail

Loan Number	Loan Group	Offering Document	Principal Prepayment Amount		Prepayment Penalties
		Cross-Reference	Payoff Amount	Curtailment Amount	Prepayment Premium	Yield Maintenance Charge

Totals

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Historical Detail

Delinquencies													Prepayments				Rate and Maturities
Distribution	30-59 Days		60-89 Days		90 Days or More		Foreclosure		REO		Modifications		Curtailments		Payoff		Next Weighted Avg.		WAM
Date	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Balance	#	Amount	#	Amount	Coupon	Remit

Note: Foreclosure and REO Totals are excluded from the delinquencies.

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Delinquency Loan Detail

Loan Number	Offering Document Cross-Reference	# of Months Delinq.	Paid Through Date	Current P & I Advances	Outstanding P & I Advances **	Status of Loan (1)	Resolution Strategy Code (2)	Servicing Transfer Date	Foreclosure Date	Actual Principal Balance	Outstanding Servicing Advances	Bankruptcy Date	REO Date

Totals

		(1) Status of Mortgage Loan								(2) Resolution Strategy Code

A	-	Payment Not Received	0	- Current	4	-	Performing Matured Balloon	1	-	Modification	7	-	REO	11	-	Full Payoff
		But Still in Grace Period	1	- 30-59 Days Delinquent	5	-	Non Performing Matured Balloon	2	-	Foreclosure	8	-	Resolved	12	-	Reps and Warranties
		Or Not Yet Due	2	- 60-89 Days Delinquent	6	-	121+ Days Delinquent	3	-	Bankruptcy	9	-	Pending Return	13	-	TBD
B	-	Late Payment But Less	3	- 90-120 Days Delinquent				4	-	Extension			to Master Servicer	98	-	Other
		Than 30 Days Delinquent						5	-	Note Sale	10	-	Deed In Lieu Of
** Outstanding P & I Advances include the current period advance.								6	-	DPO			Foreclosure

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 1

Loan Number	Offering Document Cross-Reference	Servicing Transfer Date	Resolution Strategy Code (1)	Scheduled Balance	Property Type (2)	State	Interest Rate	Actual Balance	Net Operating Income	DSCR Date	DSCR	Note Date	Maturity Date	Remaining Amortization Term

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Specially Serviced Loan Detail - Part 2

Loan Number	Offering Document Cross-Reference	Resolution Strategy Code (1)	Site Inspection Date	Phase 1 Date	Appraisal Date	Appraisal Value	Other REO Property Revenue	Comment from Special Servicer

(1) Resolution Strategy Code								(2) Property Type Code

1	- Modification	7	-	REO	11	-	Full Payoff	MF	-	Multi-Family	SS	-	Self Storage
2	- Foreclosure	8	-	Resolved	12	-	Reps and Warranties	RT	-	Retail	98	-	Other
3	- Bankruptcy	9	-	Pending Return	13	-	TBD	HC	-	Health Care	SE	-	Securities
4	- Extension			to Master Servicer	98	-	Other	IN	-	Industrial	CH	-	Cooperative Housing
5	- Note Sale	10	-	Deed in Lieu Of				MH	-	Mobile Home Park	WH	-	Warehouse
6	- DPO			Foreclosure				OF	-	Office	ZZ	-	Missing Information
								MU	-	Mixed Use	SF	-	Single Family
								LO	-	Lodging

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Advance Summary

Loan Group	Current P&I Advances	Outstanding P&I Advances	Outstanding Servicing Advances	Current Period Interest on P&I and Servicing Advances Paid

Totals	0.00	0.00	0.00	0.00

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Modified Loan Detail

Loan Number	Offering Document Cross-Reference	Pre-Modification Balance	Post-Modification Balance	Pre-Modification Interest Rate	Post-Modification Interest Rate	Modification Date	Modification Description

Totals

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Historical Liquidated Loan Detail

Distribution Date	ODCR	Beginning Scheduled Balance	Fees, Advances, and Expenses *	Most Recent Appraised Value or BPO	Gross Sales Proceeds or Other Proceeds	Net Proceeds Received on Liquidation	Net Proceeds Available for Distribution	Realized Loss to Trust	Date of Current Period Adj. to Trust	Current Period Adjustment to Trust	Cumulative Adjustment to Trust	Loss to Loan with Cum Adj. to Trust

Current Total
Cumulative Total

* Fees, Advances and Expenses also include outstanding P & I advances and unpaid fees (servicing, trustee, etc.).

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Historical Bond/Collateral Loss Reconciliation Detail

Distribution Date	Offering Document Cross-Reference	Beginning Balance at Liquidation	Aggregate Realized Loss on Loans	Prior Realized Loss Applied to Certificates	Amounts Covered by Credit Support	Interest (Shortages)/ Excesses	Modification /Appraisal Reduction Adj.	Additional (Recoveries) /Expenses	Realized Loss Applied to Certificates to Date	Recoveries of Realized Losses Paid as Cash	(Recoveries)/ Losses Applied to Certificate Interest

Totals

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 1

Offering Document Cross- Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Special Servicing Fees			ASER	(PPIS) Excess	Non-Recoverable (Scheduled Interest)	Interest on Advances	Modified Interest Rate (Reduction) /Excess
			Monthly	Liquidation	Work Out

Totals

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Interest Shortfall Reconciliation Detail - Part 2

Offering Document Cross-Reference	Stated Principal Balance at Contribution	Current Ending Scheduled Balance	Reimb of Advances to the Servicer		Other (Shortfalls)/ Refunds	Comments
			Current Month	Left to Reimburse Master Servicer

Totals
Interest Shortfall Reconciliation Detail Part 2 Total				0.00
Interest Shortfall Reconciliation Detail Part 1 Total				0.00
Total Interest Shortfall Allocated to Trust				0.00

	CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates Series 2017-CD6	For Additional Information please contact
CTSLink Customer Service
1-866-846-4526
Reports Available www.ctslink.com
Wells Fargo Bank, N.A.		Payment Date:	12/15/17
Corporate Trust Services		Record Date:	11/30/17
8480 Stagecoach Circle		Determination Date:	12/11/17
Frederick, MD 21701-4747

Supplemental Reporting

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX C

FORM OF OPERATING ADVISOR ANNUAL REPORT1

Report Date: This report will be delivered annually no later than 120 days after the end of the calendar year, pursuant to the terms and conditions of the Pooling and Servicing Agreement, dated as of November 1, 2017 (the “Pooling and Servicing Agreement”), between Deutsche Mortgage & Asset Receiving Corporation, as depositor, Wells Fargo Bank, National Association, as master servicer, LNR Partners, LLC, as special servicer, Wells Fargo Bank, National Association, as certificate administrator, Wilmington Trust, National Association , as trustee, and Park Bridge Lender Services LLC, as operating advisor and asset representations reviewer.
Transaction: CD 2017-CD6 Mortgage Trust Commercial Mortgage Pass-Through Certificates, Series 2017-CD6
Operating Advisor: Park Bridge Lender Services LLC
Special Servicer as of December 31: LNR Partners, LLC
Directing Certificateholder: [_________]

I.	Population of Mortgage Loans that Were Considered in Compiling this Report

1.	The Special Servicer has notified the Operating Advisor that [●] Specially Serviced Loans were transferred to special servicing in the prior calendar year [INSERT YEAR].

a.	[●] of those Specially Serviced Loans are still being analyzed by the Special Servicer as part of the development of a Final Asset Status Report.

b.	Final Asset Status Reports were issued with respect to [●] of such Specially Serviced Loans. This report is based only on the Specially Serviced Loans in respect of which a Final Asset Status Report has been issued. The Final Asset Status Reports may not yet be fully implemented.

2.	The Special Servicer has notified the Operating Advisor that it has completed a Major Decision with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans], and provided the Major Decision Reporting Package or Final Asset Status Report with respect to [●] Specially Serviced Loans [INSERT AFTER AN OPERATING ADVISOR CONSULTATION EVENT: and [●] non-Specially Serviced Loans] to the operating advisor.

II.	Executive Summary

Based on the requirements and qualifications set forth in the Pooling and Servicing Agreement, as well as the items listed below, the Operating Advisor (in accordance with the Operating Advisor’s analysis requirements outlined in the Pooling and Servicing Agreement) has undertaken a limited review of the Special Servicer’s reported actions on the loans identified in this report. Based solely on such limited review and subject to the assumptions, limitations and qualifications set forth herein, the Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer [is/is not] operating in compliance with the Servicing Standard with respect to its performance of its duties under the Pooling and Servicing Agreement during the prior calendar year on an “asset-level basis”. [The Operating Advisor believes, in its sole discretion exercised in good faith, that the Special Servicer has failed to materially comply with the Servicing Standard as a result of the following material deviations.]

1       This report is an indicative report and does not reflect the final form of annual report to be used in any particular year. The Operating Advisor will have the ability to modify or alter the organization and content of any particular report, subject to the compliance with the terms of the Pooling and Servicing Agreement, including, without limitation, provisions relating to Privileged Information.

●	[LIST OF MATERIAL DEVIATION ITEMS]

In addition, the Operating Advisor notes the following: [PROVIDE SUMMARY OF ANY ADDITIONAL MATERIAL INFORMATION].

[ADD RECOMMENDATION OF REPLACEMENT OF SPECIAL SERVICER, IF APPLICABLE]

III.	List of Items that Were Considered in Compiling this Report

In rendering our assessment herein, we examined and relied upon the accuracy and completeness of the items listed below:

1.	Any Major Decision Reporting Packages received from the Special Servicer.

2.	Reports by the Special Servicer made available to Privileged Persons that are posted on the certificate administrator’s website that is relevant to the operating advisor’s obligations under the PSA and certain information it has reasonably requested from the special servicer [AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] and each Asset Status Report (after the occurrence and continuance of an Operating Advisor Consultation Event] and each Final Asset Status Report.

3.	The Special Servicer’s assessment of compliance report, attestation report by a third party regarding the Special Servicer’s compliance with its obligations, and non-discretionary portions of net present value calculations.

4.	[LIST OTHER REVIEWED INFORMATION]

5.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] Consulted with the Special Servicer as provided under the Pooling and Servicing Agreement Asset Status Reports and Major Decision Reporting Packages or Asset Status Reports with respect to Major Decisions.

6.	[INSERT IF AFTER AN OPERATING ADVISOR CONSULTATION EVENT:] During the prior year, the Operating Advisor consulted with the Special Servicer regarding its strategy plan for a limited number of issues related to the following Specially Serviced Loans: [LIST]. The Operating Advisor participated in discussions and made strategic observations and recommended alternative courses of action to the extent it deemed such observations and recommendations appropriate.

NOTE: The Operating Advisor’s review of the above materials should be considered a limited investigation and not be considered a full or limited audit. For instance, we did not review each page of the Special Servicer’s policy and procedure manuals (including amendments and appendices), review underlying lease agreements or similar underlying documents, re-engineer the quantitative aspects of their net present value calculation, visit any related property, visit the Special Servicer, visit the Directing Certificateholder or interact with any borrower. In addition, our review of the net present value calculations and the corresponding application of the non-discretionary portions of the applicable formulas, and as such, does not take into account the reasonableness of the discretionary portions of such formulas.

III. Qualifications and Disclaimers Related to the Work Product Undertaken and Opinions Related to this Report

1.	[As provided in the Pooling and Servicing Agreement, the Operating Advisor is not required to report on instances of non-compliance with, or deviations from, the Servicing Standard or the special servicer’s obligations under the Pooling and Servicing Agreement that the Operating Advisor determines, in its sole discretion exercised in good faith, to be immaterial.]

2.	In rendering our assessment herein, we have assumed that all executed factual statements, instruments, and other documents that we have relied upon in rendering this assessment have been executed by persons with legal capacity to execute such documents.

3.	Other than the receipt of any Major Decision Reporting Package, the Operating Advisor did not participate in, or have access to, the Special Servicer’s and Directing Certificateholder’s discussion(s) regarding any Specially Serviced Loan. The Operating Advisor does not have authority to speak with the Directing Certificateholder or borrower directly. As such, the Operating Advisor relied upon the information delivered to it by the Special Servicer as well as its interaction with the Special Servicer, if any, in gathering the relevant information to generate this report. The services that we perform are not designed and cannot be relied upon to detect fraud or illegal acts should any exist.

4.	The Special Servicer has the legal authority and responsibility to service any Specially Serviced Loans pursuant to the Pooling and Servicing Agreement. The Operating Advisor has no responsibility or authority to alter the standards set forth therein or the actions of the Special Servicer.

5.	Confidentiality and other contractual limitations limit the Operating Advisor’s ability to outline the details or substance of any communication held between it and the Special Servicer regarding any Specially Serviced Loans and certain information it reviewed in connection with its duties under the Pooling and Servicing Agreement. As a result, this report may not reflect all the relevant information that the Operating Advisor is given access to by the Special Servicer.

6.	The Operating Advisor is not empowered to speak with any investors directly. If the investors have questions regarding this report, they should address such questions to the certificate administrator through the certificate administrator’s website.

7.	This report does not constitute recommendations to buy, sell or hold any security, nor does the Operating Advisor take into account market prices of securities or financial markets generally when performing its limited review of the Special Servicer as described above. The Operating Advisor does not have a fiduciary relationship with any Certificateholder or any other party or individual. Nothing is intended to or should be construed as creating a fiduciary relationship between the Operating Advisor and any Certificateholder, party or individual.

Terms used but not defined herein have the meaning set forth in the Pooling and Servicing Agreement.

PARK BRIDGE LENDER SERVICES LLC

By: Park Bridge Advisors LLC Its Sole Member

By: Park Bridge Financial LLC Its Sole Member

By:
Name:
Title:

[THIS PAGE INTENTIONALLY LEFT BLANK]

ANNEX D-1

MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES

Each of GACC, CREFI and Argentic will in its respective Mortgage Loan Purchase Agreement make, with respect to each Mortgage Loan sold by it that is included in the issuing entity, representations and warranties generally to the effect set forth below, as of the Closing Date, or as of such other date specifically provided in the applicable representation and warranty, subject to exceptions set forth in Annex D-2, Annex D-3 and Annex D-4, respectively, to this prospectus. Prior to the execution of the related final Mortgage Loan Purchase Agreement, there may be additions, subtractions or other modifications to the representations, warranties and exceptions. These representations, warranties and exceptions should not be read alone, but should only be read in conjunction with the prospectus. Capitalized terms used but not otherwise defined in this Annex D-1 will have the meanings set forth in this prospectus or, if not defined in this prospectus, in the related Mortgage Loan Purchase Agreement.

Each Mortgage Loan Purchase Agreement, together with the related representations and warranties (subject to the exceptions to such representations and warranties), serves to contractually allocate risk between the related Mortgage Loan Seller, on the one hand, and the issuing entity, on the other. We present the representations and warranties set forth below for the sole purpose of describing some of the terms and conditions of that risk allocation. The presentation of representations and warranties below is not intended as statements regarding the actual characteristics of the Mortgage Loans, the related Mortgaged Properties or other matters. We cannot assure you that the Mortgage Loans actually conform to the statements made in the representations and warranties that we present below.

(1)       Whole Loan; Ownership of Mortgage Loans. Except with respect to a Mortgage Loan that is part of a Whole Loan, each Mortgage Loan is a whole loan and not a participation interest in a Mortgage Loan. Each Mortgage Loan that is part of a Whole Loan is a portion of a whole loan evidenced by a Mortgage Note. At the time of the sale, transfer and assignment to Purchaser, no Mortgage Note or Mortgage was subject to any assignment (other than assignments to the Mortgage Loan Seller or, with respect to any Non-Serviced Mortgage Loan, to the trustee for the related Non-Serviced Securitization Trust), participation or pledge, and the Mortgage Loan Seller had good title to, and was the sole owner of, each Mortgage Loan free and clear of any and all liens, charges, pledges, encumbrances, participations, any other ownership interests on, in or to such Mortgage Loan other than any servicing rights appointment or similar agreement. The Mortgage Loan Seller has full right and authority to sell, assign and transfer each Mortgage Loan, and the assignment to Purchaser constitutes a legal, valid and binding assignment of such Mortgage Loan free and clear of any and all liens, pledges, charges or security interests of any nature encumbering such Mortgage Loan.

(2)       Loan Document Status. Each related Mortgage Note, Mortgage, Assignment of Leases, Rents and Profits (if a separate instrument), guaranty and other agreement executed by or on behalf of the related Borrower, guarantor or other obligor in connection with such Mortgage Loan is the legal, valid and binding obligation of the related Borrower, guarantor or other obligor (subject to any non-recourse provisions contained in any of the foregoing agreements and any applicable state anti-deficiency or market value limit deficiency legislation), as applicable, and is enforceable in accordance with its terms, except (i) as such enforcement may be limited by (a) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (ii) that certain provisions in such Loan Documents (including, without limitation, provisions requiring the payment of default interest, late fees or prepayment/yield maintenance fees, charges and/or premiums) are, or may be, further limited or rendered unenforceable by or under applicable law, but (subject to the limitations set forth in clause (i) above) such limitations or unenforceability will not render such Loan Documents invalid as a whole or materially interfere with the mortgagee’s realization of the principal benefits and/or security provided thereby (clauses (i) and (ii) collectively, the “Standard Qualifications”).

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Except as set forth in the immediately preceding sentences, there is no valid offset, defense, counterclaim or right of rescission available to the related Borrower with respect to any of the related Mortgage Notes, Mortgages or other Loan Documents, including, without limitation, any such valid offset, defense, counterclaim or right based on intentional fraud by the Mortgage Loan Seller in connection with the origination of the Mortgage Loan, that would deny the mortgagee the principal benefits intended to be provided by the Mortgage Note, Mortgage or other Loan Documents.

(3)       Mortgage Provisions. The Loan Documents for each Mortgage Loan contain provisions that render the rights and remedies of the holder thereof adequate for the practical realization against the Mortgaged Property of the principal benefits of the security intended to be provided thereby, including realization by judicial or, if applicable, non-judicial foreclosure subject to the limitations set forth in the Standard Qualifications.

(4)       Mortgage Status; Waivers and Modifications. Since origination and except by written instruments set forth in the related Mortgage File or as otherwise provided in the related Loan Documents (a) the material terms of such Mortgage, Mortgage Note, Mortgage Loan guaranty, and related Loan Documents have not been waived, impaired, modified, altered, satisfied, canceled, subordinated or rescinded in any respect; (b) no related Mortgaged Property or any portion thereof has been released from the lien of the related Mortgage in any manner which materially interferes with the security intended to be provided by such Mortgage or the use or operation of the remaining portion of such Mortgaged Property; and (c) neither the related Borrower nor the related guarantor has been released from its material obligations under the Mortgage Loan. With respect to each Mortgage Loan, except as contained in a written document included in the Mortgage File, there have been no modifications, amendments or waivers, that could be reasonably expected to have a material adverse effect on such Mortgage Loan consented to by the Mortgage Loan Seller on or after November 1, 2017.

(5)       Lien; Valid Assignment. Subject to the Standard Qualifications, each assignment of Mortgage and assignment of Assignment of Leases, Rents and Profits to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee) constitutes a legal, valid and binding assignment to the Trust (or, with respect to a Non-Serviced Mortgage Loan, to the related Non-Serviced Trustee). Each related Mortgage and Assignment of Leases, Rents and Profits is freely assignable without the consent of the related Borrower. Each related Mortgage is a legal, valid and enforceable first lien on the related Borrower’s fee or leasehold interest in the Mortgaged Property in the principal amount of such Mortgage Loan or allocated loan amount (subject only to Permitted Encumbrances (as defined below) and the exceptions to paragraph (6) set forth in Annex D-2, Annex D-3 or Annex D-4, as applicable (each such exception, a “Title Exception”)), except as the enforcement thereof may be limited by the Standard Qualifications. Such Mortgaged Property (subject to and excepting Permitted Encumbrances and the Title Exceptions) as of origination was, and as of the Cut-off Date, to the Mortgage Loan Seller’s knowledge, is free and clear of any recorded mechanics’ liens, recorded materialmen’s liens and other recorded encumbrances which are prior to or equal with the lien of the related Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below), and, to the Mortgage Loan Seller’s knowledge and subject to the rights of tenants (as tenants only)(subject to and excepting Permitted Encumbrances and the Title Exceptions), no rights exist which under law could give rise to any such lien or encumbrance that would be prior to or equal with the lien of the related Mortgage, except those which are bonded over, escrowed for or insured against by a lender’s title insurance policy (as described below). Notwithstanding anything herein to the contrary, no representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of Uniform Commercial Code (“UCC”) financing statements is required in order to effect such perfection.

(6)       Permitted Liens; Title Insurance. Each Mortgaged Property securing a Mortgage Loan is covered by an American Land Title Association loan title insurance policy or a comparable form of loan title insurance policy approved for use in the applicable jurisdiction (or, if such policy is yet to be issued, by a pro forma policy, a preliminary title policy with escrow instructions or a “marked up” commitment, in

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each case binding on the title insurer) (the “Title Policy”) in the original principal amount of such Mortgage Loan (or with respect to a Mortgage Loan secured by multiple properties, an amount equal to at least the allocated loan amount with respect to the Title Policy for each such property) after all advances of principal (including any advances held in escrow or reserves), that insures for the benefit of the owner of the indebtedness secured by the Mortgage, the first priority lien of the Mortgage (which lien secures the related Whole Loan, in the case of a Mortgage Loan that is part of a Whole Loan), which lien is subject only to (a) the lien of current real property taxes, water charges, sewer rents and assessments not yet due and payable; (b) covenants, conditions and restrictions, rights of way, easements and other matters of public record; (c) the exceptions (general and specific) and exclusions set forth in such Title Policy; (d) other matters to which like properties are commonly subject; (e) the rights of tenants (as tenants only) under leases (including subleases) pertaining to the related Mortgaged Property and condominium declarations; and (f) if the related Mortgage Loan is cross-collateralized and cross-defaulted with another Mortgage Loan or a Whole Loan or is part of a Whole Loan that is cross-collateralized and cross-defaulted with another Whole Loan (each a “Crossed Mortgage Loan”), the lien of the Mortgage for another Mortgage Loan or Whole Loan that is cross-collateralized and cross-defaulted with such Crossed Mortgage Loan or with the Whole Loan of which such Crossed Mortgage Loan is a part, provided that none of which items (a) through (f), individually or in the aggregate, materially and adversely interferes with the value or current use of the Mortgaged Property or the security intended to be provided by such Mortgage or the Borrower’s ability to pay its obligations when they become due (collectively, the “Permitted Encumbrances”). Except as contemplated by clause (f) of the preceding sentence, none of the Permitted Encumbrances are mortgage liens that are senior to or coordinate and co-equal with the lien of the related Mortgage. Such Title Policy (or, if it has yet to be issued, the coverage to be provided thereby) is in full force and effect, all premiums thereon have been paid and no claims have been made by the Mortgage Loan Seller thereunder and no claims have been paid thereunder. Neither the Mortgage Loan Seller, nor to the Mortgage Loan Seller’s knowledge, any other holder of the Mortgage Loan, has done, by act or omission, anything that would materially impair the coverage under such Title Policy.

(7)       Junior Liens. It being understood that B notes secured by the same Mortgage as a Mortgage Loan are not subordinate mortgages or junior liens, except for any Crossed Mortgage Loan, there are, as of origination, and to the Mortgage Loan Seller’s knowledge, as of the Cut-off Date, no subordinate mortgages or junior liens securing the payment of money encumbering the related Mortgaged Property (other than Permitted Encumbrances and the Title Exceptions, taxes and assessments, mechanics and materialmen’s liens (which are the subject of the representation in paragraph (5) above), and equipment and other personal property financing). Except as set forth in the table relating to existing mezzanine indebtedness under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus, the Mortgage Loan Seller has no knowledge of any mezzanine debt secured directly by interests in the related Borrower.

(8)       Assignment of Leases, Rents and Profits. There exists as part of the related Mortgage File an Assignment of Leases, Rents and Profits (either as a separate instrument or incorporated into the related Mortgage). Subject to the Permitted Encumbrances and the Title Exceptions (and, in the case of a Mortgage Loan that is part of a Whole Loan, subject to the related Assignment of Leases, Rents and Profits constituting security for the entire Whole Loan), each related Assignment of Leases, Rents and Profits creates a valid first-priority collateral assignment of, or a valid first-priority lien or security interest in, rents and certain rights under the related lease or leases, subject only to a license granted to the related Borrower to exercise certain rights and to perform certain obligations of the lessor under such lease or leases, including the right to operate the related leased property, except as the enforcement thereof may be limited by the Standard Qualifications. The related Mortgage or related Assignment of Leases, Rents and Profits, subject to applicable law, provides that, upon an event of default under the Mortgage Loan, a receiver is permitted to be appointed for the collection of rents or for the related mortgagee to enter into possession to collect the rents or for rents to be paid directly to the mortgagee.

(9)       UCC Filings. If the related Mortgaged Property is operated as a hospitality property, the Mortgage Loan Seller has filed and/or recorded or caused to be filed and/or recorded (or, if not filed and/or recorded, have been submitted in proper form for filing and/or recording), UCC financing statements in the appropriate public filing and/or recording offices necessary at the time of the origination

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of the Mortgage Loan to perfect a valid security interest in all items of physical personal property reasonably necessary to operate such Mortgaged Property owned by such Borrower and located on the related Mortgaged Property (other than any non-material personal property, any personal property subject to a purchase money security interest, a sale and leaseback financing arrangement as permitted under the terms of the related Loan Documents or any other personal property leases applicable to such personal property), to the extent perfection may be effected pursuant to applicable law by recording or filing, as the case may be. Subject to the Standard Qualifications, each related Mortgage (or equivalent document) creates a valid and enforceable lien and security interest on the items of personalty described above. No representation is made as to the perfection of any security interest in rents or other personal property to the extent that possession or control of such items or actions other than the filing of UCC financing statements are required in order to effect such perfection.

(10)       Condition of Property. The Mortgage Loan Seller or the originator of the Mortgage Loan inspected or caused to be inspected each related Mortgaged Property within six months of origination of the Mortgage Loan and within twelve months of the Cut-off Date.

An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan no more than twelve months prior to the Cut-off Date. To the Mortgage Loan Seller’s knowledge, based solely upon due diligence customarily performed in connection with the origination of comparable mortgage loans, as of the Closing Date, each related Mortgaged Property was free and clear of any material damage (other than (i) any damage or deficiency that is estimated to cost less than $50,000 to repair, (ii) any deferred maintenance for which escrows were established at origination and (iii) any damage fully covered by insurance) that would affect materially and adversely the use or value of such Mortgaged Property as security for the Mortgage Loan.

(11)       Taxes and Assessments. All taxes, governmental assessments and other outstanding governmental charges (including, without limitation, water and sewage charges), or installments thereof, that could be a lien on the related Mortgaged Property that would be of equal or superior priority to the lien of the Mortgage and that prior to the Cut-off Date have become delinquent in respect of each related Mortgaged Property have been paid, or an escrow of funds has been established in an amount sufficient to cover such payments and reasonably estimated interest and penalties, if any, thereon. For purposes of this representation and warranty, real estate taxes and governmental assessments and other outstanding governmental charges and installments thereof shall not be considered delinquent until the earlier of (a) the date on which interest and/or penalties would first be payable thereon and (b) the date on which enforcement action is entitled to be taken by the related taxing authority.

(12)       Condemnation. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there is no proceeding pending, and, to the Mortgage Loan Seller’s knowledge as of the date of origination and as of the Cut-off Date, there is no proceeding threatened, for the total or partial condemnation of such Mortgaged Property that would have a material adverse effect on the value, use or operation of the Mortgaged Property.

(13)       Actions Concerning Mortgage Loan. As of the date of origination and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, there was no pending or filed action, suit or proceeding, arbitration or governmental investigation involving any Borrower, guarantor, or Borrower’s interest in the Mortgaged Property, an adverse outcome of which would reasonably be expected to materially and adversely affect (a) such Borrower’s title to the Mortgaged Property, (b) the validity or enforceability of the Mortgage, (c) such Borrower’s ability to perform under the related Mortgage Loan, (d) such guarantor’s ability to perform under the related guaranty, (e) the principal benefit of the security intended to be provided by the Loan Documents or (f) the current principal use of the Mortgaged Property.

(14)       Escrow Deposits. All escrow deposits and payments required to be escrowed with lender pursuant to each Mortgage Loan are in the possession, or under the control, of the Mortgage Loan Seller or its servicer, and there are no deficiencies (subject to any applicable grace or cure periods) in connection therewith, and all such escrows and deposits (or the right thereto) that are required to be escrowed with lender under the related Loan Documents are being conveyed by the Mortgage Loan

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Seller to Purchaser or its servicer (or, with respect to any Non-Serviced Mortgage Loan, to the depositor or servicer for the related Non-Serviced Securitization Trust).

(15)       No Holdbacks. The Stated Principal Balance as of the Cut-off Date of the Mortgage Loan set forth on the mortgage loan schedule attached as Exhibit A to the MLPA has been fully disbursed as of the Closing Date and there is no requirement for future advances thereunder (except in those cases where the full amount of the Mortgage Loan has been disbursed but a portion thereof is being held in escrow or reserve accounts pending the satisfaction of certain conditions relating to leasing, repairs or other matters with respect to the related Mortgaged Property, the Borrower or other considerations determined by the Mortgage Loan Seller to merit such holdback).

(16)       Insurance. Each related Mortgaged Property is, and is required pursuant to the related Mortgage to be, insured by a property insurance policy providing coverage for loss in accordance with coverage found under a “special cause of loss form” or “all risk form” that includes replacement cost valuation issued by an insurer meeting the requirements of the related Loan Documents and having a claims-paying or financial strength rating meeting the Insurance Ratings Requirements (as defined below) in an amount (subject to a customary deductible) not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) the full insurable value on a replacement cost basis of the improvements, furniture, furnishings, fixtures and equipment owned by the Borrower and included in the Mortgaged Property (with no deduction for physical depreciation), but, in any event, not less than the amount necessary or containing such endorsements as are necessary to avoid the operation of any coinsurance provisions with respect to the related Mortgaged Property.

“Insurance Ratings Requirements” means either (i) a claims paying or financial strength rating of any of the following; (a) at least “A-:VIII” from A.M. Best Company, (b) at least “A3” (or the equivalent) from Moody’s Investors Service, Inc. or (c) at least “A-” from S&P Global Ratings or (ii) the Syndicate Insurance Ratings Requirements. “Syndicate Insurance Ratings Requirements” means insurance provided by a syndicate of insurers, as to which (i) if such syndicate consists of 5 or more members, at least 60% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 40% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc., and (ii) if such syndicate consists of 4 or fewer members, at least 75% of the coverage is provided by insurers that meet the Insurance Ratings Requirements (under clause (1) of the definition of such term) and up to 25% of the coverage is provided by insurers that have a claims paying or financial strength rating of at least “BBB-” by S&P Global Ratings or at least “Baa3” by Moody’s Investors Service, Inc.

Each related Mortgaged Property is also covered, and required to be covered pursuant to the related Loan Documents, by business interruption or rental loss insurance which (subject to a customary deductible) covers a period of not less than 12 months (or with respect to each Mortgage Loan on a single asset with a principal balance of $50 million or more, 18 months).

If any material part of the improvements, exclusive of a parking lot, located on a Mortgaged Property is in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards, the related Borrower is required to maintain insurance in the maximum amount available under the National Flood Insurance Program, plus such additional excess flood coverage in an amount as is generally required by the Mortgage Loan Seller originating mortgage loans for securitization.

If the Mortgaged Property is located within 25 miles of the coast of the Gulf of Mexico or the Atlantic coast of Florida, Georgia, South Carolina or North Carolina, the related Borrower is required to maintain coverage for windstorm and/or windstorm related perils and/or “named storms” issued by an insurer meeting the Insurance Rating Requirements or endorsement covering damage from windstorm and/or windstorm related perils and/or named storms, in an amount not less than the lesser of (1) the original principal balance of the Mortgage Loan and (2) 100% of the full insurable value on a replacement cost basis of the improvements and personalty and fixtures owned by the Borrower and included in the related Mortgaged Property by an insurer meeting the Insurance Rating Requirements.

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The Mortgaged Property is covered, and required to be covered pursuant to the related Loan Documents, by a commercial general liability insurance policy issued by an insurer meeting the Insurance Rating Requirements including coverage for property damage, contractual damage and personal injury (including bodily injury and death) in amounts as are generally required by the Mortgage Loan Seller for loans originated for securitization, and in any event not less than $1 million per occurrence and $2 million in the aggregate.

An architectural or engineering consultant has performed an analysis of each of the Mortgaged Properties located in seismic zones 3 or 4 in order to evaluate the structural and seismic condition of such property, for the sole purpose of assessing either the scenario expected limit (“SEL”) or the probable maximum loss (“PML”) for the Mortgaged Property in the event of an earthquake. In such instance, the SEL or PML, as applicable, was based on a 475-year return period, an exposure period of 50 years and a 10% probability of exceedance. If the resulting report concluded that the SEL or PML, as applicable, would exceed 20% of the amount of the replacement costs of the improvements, earthquake insurance on such Mortgaged Property was obtained by an insurer rated at least “A:VIII” by A.M. Best Company or “A3” (or the equivalent) from Moody’s Investors Service, Inc. or “A-” by S&P Global Ratings in an amount not less than 100% of the SEL or PML, as applicable.

The Loan Documents require insurance proceeds in respect of a property loss to be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property, with respect to all property losses in excess of 5% of the then outstanding principal amount of the related Mortgage Loan (or Whole Loan, if applicable), the lender (or a trustee appointed by it) having the right to hold and disburse such proceeds as the repair or restoration progresses, or (b) to the payment of the outstanding principal balance of such Mortgage Loan (or Whole Loan, if applicable) together with any accrued interest thereon.

All premiums on all insurance policies referred to in this section required to be paid as of the Cut-off Date have been paid, and such insurance policies name the lender under the Mortgage Loan and its successors and assigns as a loss payee under a mortgagee endorsement clause or, in the case of the general liability insurance policy, as named or additional insured. Such insurance policies will inure to the benefit of the Trustee (or, in the case of a Mortgage Loan that is a Non-Serviced Mortgage Loan, the applicable Other Trustee). Each related Mortgage Loan obligates the related Borrower to maintain all such insurance and, at such Borrower’s failure to do so, authorizes the lender to maintain such insurance at the Borrower’s cost and expense and to charge such Borrower for related premiums. All such insurance policies (other than commercial liability policies) require at least 10 days’ prior notice to the lender of termination or cancellation arising because of nonpayment of a premium and at least 30 days prior notice to the lender of termination or cancellation (or such lesser period, not less than 10 days, as may be required by applicable law) arising for any reason other than non-payment of a premium and no such notice has been received by the Mortgage Loan Seller.

(17)       Access; Utilities; Separate Tax Lots. Each Mortgaged Property (a) is located on or adjacent to a public road and has direct legal access to such road, or has access via an irrevocable easement or irrevocable right of way permitting ingress and egress to/from a public road, (b) is served by or has uninhibited access rights to public or private water and sewer (or well and septic) and all required utilities, all of which are appropriate for the current use of the Mortgaged Property, and (c) constitutes one or more separate tax parcels which do not include any property which is not part of the Mortgaged Property or is subject to an endorsement under the related Title Policy insuring the Mortgaged Property, or in certain cases, an application has been, or will be, made to the applicable governing authority for creation of separate tax lots, in which case the Mortgage Loan requires the Borrower to escrow an amount sufficient to pay taxes for the existing tax parcel of which the Mortgaged Property is a part until the separate tax lots are created.

(18)       No Encroachments. To the Mortgage Loan Seller’s knowledge based solely on surveys obtained in connection with origination and the lender’s Title Policy (or, if such policy is not yet issued, a pro forma title policy, a preliminary title policy with escrow instructions or a “marked up” commitment) obtained in connection with the origination of each Mortgage Loan, all material improvements that were included for the purpose of determining the appraised value of the related Mortgaged Property at the time of the origination of such Mortgage Loan are within the boundaries of the related Mortgaged Property,

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except encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements on adjoining parcels encroach onto the related Mortgaged Property except for encroachments that do not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements were obtained under the Title Policy. No improvements encroach upon any easements except for encroachments the removal of which would not materially and adversely affect the value or current use of such Mortgaged Property or for which insurance or endorsements obtained with respect to the Title Policy.

(19)       No Contingent Interest or Equity Participation. No Mortgage Loan has a shared appreciation feature, any other contingent interest feature or a negative amortization feature (except that an ARD Loan may provide for the accrual of the portion of interest in excess of the rate in effect prior to the Anticipated Repayment Date) or an equity participation by the Mortgage Loan Seller.

(20)       REMIC. The Mortgage Loan is a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(but determined without regard to the rule in the U.S. Department of Treasury Regulations (the “Treasury Regulations”) Section 1.860G-2(f)(2) that treats certain defective mortgage loans as qualified mortgages), and, accordingly, (A) the issue price of the Mortgage Loan to the related Borrower at origination did not exceed the non-contingent principal amount of the Mortgage Loan and (B) either: (a) such Mortgage Loan is secured by an interest in real property (including permanently affixed buildings and structural components, such as wiring, plumbing systems and central heating and air-conditioning systems, that are integrated into such buildings, serve such buildings in their passive functions and do not produce or contribute to the production of income other than consideration for the use or occupancy of space, but excluding personal property) having a fair market value (i) at the date the Mortgage Loan (or related Whole Loan) was originated at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date or (ii) at the Closing Date at least equal to 80% of the adjusted issue price of the Mortgage Loan (or related Whole Loan) on such date, provided that for purposes hereof, the fair market value of the real property interest must first be reduced by (A) the amount of any lien on the real property interest that is senior to the Mortgage Loan and (B) a proportionate amount of any lien that is in parity with the Mortgage Loan; or (b) substantially all of the proceeds of such Mortgage Loan were used to acquire, improve or protect the real property which served as the only security for such Mortgage Loan (other than a recourse feature or other third-party credit enhancement within the meaning of Section 1.860G-2(a)(1)(ii) of the Treasury Regulations). If the Mortgage Loan was “significantly modified” prior to the Closing Date so as to result in a taxable exchange under Section 1001 of the Code, it either (x) was modified as a result of the default or reasonably foreseeable default of such Mortgage Loan or (y) satisfies the provisions of either sub-clause (B)(a)(i) above (substituting the date of the last such modification for the date the Mortgage Loan was originated) or sub-clause (B)(a)(ii), including the proviso thereto. Any prepayment premium and yield maintenance charges applicable to the Mortgage Loan constitute “customary prepayment penalties” within the meaning of Section 1.860G-1(b)(2) of the Treasury Regulations. All terms used in this paragraph shall have the same meanings as set forth in the related Treasury Regulations.

(21)       Compliance with Usury Laws. The Mortgage Rate (exclusive of any default interest, late charges, yield maintenance charge, or prepayment premiums) of such Mortgage Loan complied as of the date of origination with, or was exempt from, applicable state or federal laws, regulations and other requirements pertaining to usury.

(22)       Authorized to do Business. To the extent required under applicable law, as of the Cut-off Date or as of the date that such entity held the Mortgage Note, each holder of the Mortgage Note was authorized to transact and do business in the jurisdiction in which each related Mortgaged Property is located, or the failure to be so authorized does not materially and adversely affect the enforceability of such Mortgage Loan by the Trust.

(23)       Trustee under Deed of Trust. With respect to each Mortgage which is a deed of trust, as of the date of origination and, to the Mortgage Loan Seller’s knowledge, as of the Closing Date, a trustee, duly qualified under applicable law to serve as such, currently so serves and is named in the deed of trust

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or has been substituted in accordance with the Mortgage and applicable law or may be substituted in accordance with the Mortgage and applicable law by the related mortgagee.

(24)       Local Law Compliance. To the Mortgage Loan Seller’s knowledge, based upon any of a letter from any governmental authorities, a legal opinion, an architect’s letter, a zoning consultant’s report, an endorsement to the related Title Policy, or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, with respect to the improvements located on or forming part of each Mortgaged Property securing a Mortgage Loan as of the date of origination of such Mortgage Loan and as of the Cut-off Date, there are no material violations of applicable zoning ordinances, building codes and land laws (collectively “Zoning Regulations”) other than those which (i) constitute a legal non-conforming use or structure, as to which as the Mortgaged Property may be restored or repaired to the full extent necessary to maintain the use of the structure immediately prior to a casualty or the inability to restore or repair to the full extent necessary to maintain the use or structure immediately prior to the casualty would not materially and adversely affect the use or operation of the Mortgaged Property, (ii) are insured by the Title Policy or other insurance policy, (iii) are insured by law and ordinance insurance coverage in amounts customarily required by the Mortgage Loan Seller for loans originated for securitization that provides coverage for additional costs to rebuild and/or repair the property to current Zoning Regulations or (iv) would not have a material adverse effect on the Mortgage Loan. The terms of the Loan Documents require the Borrower to comply in all material respects with all applicable governmental regulations, zoning and building laws.

(25)       Licenses and Permits. Each Borrower covenants in the Loan Documents that it shall keep all material licenses, permits and applicable governmental authorizations necessary for its operation of the Mortgaged Property in full force and effect, and to the Mortgage Loan Seller’s knowledge based upon a letter from any government authorities, zoning consultant’s report or other affirmative investigation of local law compliance consistent with the investigation conducted by the Mortgage Loan Seller for similar commercial, multifamily or, if applicable, manufactured housing community mortgage loans intended for securitization, all such material licenses, permits and applicable governmental authorizations are in effect. The Mortgage Loan requires the related Borrower to be qualified to do business in the jurisdiction in which the related Mortgaged Property is located.

(26)       Recourse Obligations. The Loan Documents for each Mortgage Loan provide that (a) the related Borrower and at least one individual or entity shall be fully liable for actual losses, liabilities, costs and damages arising from certain acts of the related Borrower and/or its principals specified in the related Loan Documents, which acts generally include the following: (i) acts of fraud or intentional material misrepresentation, (ii) misapplication or misappropriation of rents (if after an event of default under the Mortgage Loan), insurance proceeds or condemnation awards, (iii) intentional material physical waste of the Mortgaged Property (but, in some cases, only to the extent there is sufficient cash flow generated by the related Mortgaged Property to prevent such waste), and (iv) any breach of the environmental covenants contained in the related Loan Documents, and (b) the Mortgage Loan shall become full recourse to the related Borrower and at least one individual or entity, if the related Borrower files a voluntary petition under federal or state bankruptcy or insolvency law.

(27)       Mortgage Releases. The terms of the related Mortgage or related Loan Documents do not provide for release of any material portion of the Mortgaged Property from the lien of the Mortgage except (a) a partial release, accompanied by principal repayment, or partial Defeasance (as defined in paragraph (32)), of not less than a specified percentage at least equal to the lesser of (i) 110% of the related allocated loan amount of such portion of the Mortgaged Property and (ii) the outstanding principal balance of the Mortgage Loan, (b) upon payment in full of such Mortgage Loan, (c) upon a Defeasance (as defined in paragraph (32)), (d) releases of out-parcels that are unimproved or other portions of the Mortgaged Property which will not have a material adverse effect on the underwritten value of the Mortgaged Property and which were not afforded any material value in the appraisal obtained at the origination of the Mortgage Loan and are not necessary for physical access to the Mortgaged Property or compliance with zoning requirements, or (e) as required pursuant to an order of condemnation or taking by a State or any political subdivision or authority thereof. With respect to any partial release under the

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preceding clauses (a) or (d), either: (x) such release of collateral (i) would not constitute a “significant modification” of the subject Mortgage Loan within the meaning of Section 1.860G-2(b)(2) of the Treasury Regulations and (ii) would not cause the subject Mortgage Loan to fail to be a “qualified mortgage” within the meaning of Code Section 860G(a)(3)(A); or (y) the mortgagee or servicer can, in accordance with the related Loan Documents, condition such release of collateral on the related Borrower’s delivery of an opinion of tax counsel to the effect specified in the immediately preceding clause (x). For purposes of the preceding clause (x), if the fair market value of the real property constituting such Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) after the release is not equal to at least 80% of the principal balance of the Mortgage Loan (or Whole Loan, as applicable) outstanding after the release, the Borrower is required to make a payment of principal in an amount not less than the amount required by the REMIC Provisions.

In the case of any Mortgage Loan, in the event of a condemnation or taking of any portion of a Mortgaged Property by a State or any political subdivision or authority thereof, whether by legal proceeding or by agreement, the Borrower can be required to pay down the principal balance of the Mortgage Loan in an amount not less than the amount required by the REMIC Provisions and, to such extent, condemnation proceeds may not be required to be applied to the restoration of the Mortgaged Property or released to the Borrower, if, immediately after the release of such portion of the Mortgaged Property from the lien of the Mortgage (but taking into account the planned restoration) the fair market value of the real property constituting the remaining Mortgaged Property (reduced by (1) the amount of any lien on the real property that is senior to the Mortgage Loan and (2) a proportionate amount of any lien on the real property that is in parity with the Mortgage Loan) is not equal to at least 80% of the remaining principal balance of the Mortgage Loan (or Whole Loan, as applicable).

No Mortgage Loan that is secured by more than one Mortgaged Property or that is a Crossed Mortgage Loan permits the release of cross-collateralization of the related Mortgaged Properties or a portion thereof, including due to a partial condemnation, other than in compliance with the loan-to-value ratio and other requirements of the REMIC Provisions.

(28)       Financial Reporting and Rent Rolls. Each Mortgage Loan requires the Borrower to provide the owner or holder of the Mortgage with quarterly (other than for single-tenant properties) and annual operating statements, and quarterly (other than for single-tenant properties) rent rolls for properties that have leases contributing more than 5% of the in-place base rent and annual financial statements.

(29)       Acts of Terrorism Exclusion. With respect to each Mortgage Loan over $20 million, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) do not specifically exclude Acts of Terrorism, as defined in the Terrorism Risk Insurance Act of 2002, as amended by the Terrorism Risk Insurance Program Reauthorization Act of 2007 and the Terrorism Risk Insurance Program Reauthorization Act of 2015 (collectively referred to as “TRIPRA”), from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each other Mortgage Loan, the related special-form all-risk insurance policy and business interruption policy (issued by an insurer meeting the Insurance Rating Requirements) did not, as of the date of origination of the Mortgage Loan, and, to the Mortgage Loan Seller’s knowledge, do not, as of the Cut-off Date, specifically exclude Acts of Terrorism, as defined in TRIPRA, from coverage, or if such coverage is excluded, it is covered by a separate terrorism insurance policy. With respect to each Mortgage Loan, the related Loan Documents do not expressly waive or prohibit the mortgagee from requiring coverage for Acts of Terrorism, as defined in TRIPRA, or damages related thereto except to the extent that any right to require such coverage may be limited by commercial availability on commercially reasonable terms, or as otherwise indicated in Annex D-2, Annex D-3 or Annex D-4, as applicable; provided, however, that if TRIPRA or a similar or subsequent statute is not in effect, then, provided that terrorism insurance is commercially available, the Borrower under each Mortgage Loan is required to carry terrorism insurance, but in such event the Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable in respect of the property and business interruption/rental loss insurance required under the related Loan Documents (without giving effect to the cost of terrorism and earthquake

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components of such casualty and business interruption/rental loss insurance) at such time, and if the cost of terrorism insurance exceeds such amount, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to such amount.

(30)       Due on Sale or Encumbrance. Subject to specific exceptions set forth below, each Mortgage Loan contains a “due on sale” or other such provision for the acceleration of the payment of the unpaid principal balance of such Mortgage Loan if, without the consent of the holder of the Mortgage (which consent, in some cases, may not be unreasonably withheld) and/or complying with the requirements of the related Loan Documents (which provide for transfers without the consent of the lender which are customarily acceptable to the Mortgage Loan Seller lending on the security of property comparable to the related Mortgaged Property, including, without limitation, transfers of worn-out or obsolete furnishings, fixtures, or equipment promptly replaced with property of equivalent value and functionality and transfers by leases entered into in accordance with the Loan Documents), (a) the related Mortgaged Property, or any equity interest of greater than 50% in the related Borrower, is directly or indirectly pledged, transferred or sold, other than as related to (i) family and estate planning transfers or transfers upon death or legal incapacity, (ii) transfers to certain affiliates as defined in the related Loan Documents, (iii) transfers of less than, or other than, a controlling interest in the related Borrower, (iv) transfers to another holder of direct or indirect equity in the Borrower, a specific Person designated in the related Loan Documents or a Person satisfying specific criteria identified in the related Loan Documents, such as a qualified equityholder, (v) transfers of stock or similar equity units in publicly traded companies, (vi) a substitution or release of collateral within the parameters of paragraphs (27) and (32) in this Annex D-1 or the exceptions thereto set forth in Annex D-2, Annex D-3 or Annex D-4, as applicable, or (vii) by reason of any mezzanine debt that existed at the origination of the related Mortgage Loan or future permitted mezzanine debt, in either case as set forth in the applicable tables under “Description of the Mortgage Pool—Additional Indebtedness—Mezzanine Indebtedness” in this prospectus or (b) the related Mortgaged Property is encumbered with a subordinate lien or security interest against the related Mortgaged Property, other than (i) any Companion Loan or any subordinate debt that existed at origination and is permitted under the related Loan Documents, (ii) purchase money security interests, (iii) any Crossed Mortgage Loan that is identified in this prospectus as a “Cross-Collateralized Mortgage Loan” or as part of a “Cross-Collateralized Group” or (iv) Permitted Encumbrances. The Mortgage or other Loan Documents provide that to the extent any Rating Agency fees are incurred in connection with the review of and consent to any transfer or encumbrance, the Borrower is responsible for such payment along with all other reasonable fees and expenses incurred by the Mortgagee relative to such transfer or encumbrance.

(31)       Single-Purpose Entity. Each Mortgage Loan requires the Borrower to be a Single-Purpose Entity for at least as long as the Mortgage Loan is outstanding. Both the Loan Documents and the organizational documents of the Borrower with respect to each Mortgage Loan with a Cut-off Date Stated Principal Balance in excess of $5 million provide that the Borrower is a Single-Purpose Entity, and each Mortgage Loan with a Cut-off Date Stated Principal Balance of $20 million or more has a counsel’s opinion regarding non-consolidation of the Borrower. For this purpose, a “Single-Purpose Entity” shall mean an entity, other than an individual, whose organizational documents (or if the Mortgage Loan has a Cut-off Date Stated Principal Balance equal to $5 million or less, its organizational documents or the related Loan Documents) provide substantially to the effect that it was formed or organized solely for the purpose of owning and operating one or more of the Mortgaged Properties securing the Mortgage Loans and prohibit it from engaging in any business unrelated to such Mortgaged Property or Properties, and whose organizational documents further provide, or which entity represented in the related Loan Documents, substantially to the effect that it does not have any assets other than those related to its interest in and operation of such Mortgaged Property or Properties, or any indebtedness other than as permitted by the related Mortgage(s) or the other related Loan Documents, that it has its own books and records and accounts separate and apart from those of any other person (other than a Borrower for a Crossed Mortgage Loan), and that it holds itself out as a legal entity, separate and apart from any other person or entity.

(32)       Defeasance. With respect to any Mortgage Loan that, pursuant to the Loan Documents, can be defeased (a “Defeasance”), (i) the Loan Documents provide for Defeasance as a unilateral right of

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the Borrower, subject to satisfaction of conditions specified in the Loan Documents; (ii) the Mortgage Loan cannot be defeased within two years after the Closing Date; (iii) the Borrower is permitted to pledge only United States “government securities” within the meaning of Section 1.860G-2(a)(8)(ii) of the Treasury Regulations, the revenues from which will, in the case of a full Defeasance, be sufficient to make all scheduled payments under the Mortgage Loan when due, including the entire remaining principal balance on the maturity date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium) or, if the Mortgage Loan is an ARD Loan, the entire principal balance outstanding on the Anticipated Repayment Date (or on or after the first date on which payment may be made without payment of a yield maintenance charge or prepayment premium), and if the Mortgage Loan permits partial releases of real property in connection with partial Defeasance, the revenues from the collateral will be sufficient to pay all such scheduled payments calculated on a principal amount equal to a specified percentage at least equal to the lesser of (a) 110% of the allocated loan amount for the real property to be released and (b) the outstanding principal balance of the Mortgage Loan; (iv) the Borrower is required to provide a certification from an independent certified public accountant that the collateral is sufficient to make all scheduled payments under the Mortgage Note as set forth in clause (iii) above; (v) if the Borrower would continue to own assets in addition to the Defeasance collateral, the portion of the Mortgage Loan secured by defeasance collateral is required to be assumed (or the mortgagee may require such assumption) by a Single-Purpose Entity; (vi) the Borrower is required to provide an opinion of counsel that the mortgagee has a perfected security interest in such collateral prior to any other claim or interest; and (vii) the Borrower is required to pay all rating agency fees associated with Defeasance (if rating confirmation is a specific condition precedent thereto) and all other reasonable expenses associated with Defeasance, including, but not limited to, accountant’s fees and opinions of counsel.

(33)       Fixed Interest Rates. Each Mortgage Loan bears interest at a rate that remains fixed throughout the remaining term of such Mortgage Loan, except in the case of any ARD Loan and situations where default interest is imposed.

(34)       Ground Leases. For purposes of the MLPA, a “Ground Lease” shall mean a lease creating a leasehold estate in real property where the fee owner as the ground lessor conveys for a term or terms of years its entire interest in the land, or with respect to air rights leases, the air, and buildings and other improvements, if any, comprising the premises demised under such lease to the ground lessee (who may, in certain circumstances, own the building and improvements on the land), subject to the reversionary interest of the ground lessor as fee owner and does not include industrial development agency (IDA) or similar leases for purposes of conferring a tax abatement or other benefit.

With respect to any Mortgage Loan where the Mortgage Loan is secured by a leasehold estate under a Ground Lease in whole or in part, and the related Mortgage does not also encumber the related lessor’s fee interest in such Mortgaged Property, based upon the terms of the Ground Lease and any estoppel or other agreement received from the ground lessor in favor of the Mortgage Loan Seller, its successors and assigns, the Mortgage Loan Seller represents and warrants that:

(a)	The Ground Lease or a memorandum regarding such Ground Lease has been duly recorded or submitted for recordation in a form that is acceptable for recording in the applicable jurisdiction. The Ground Lease or an estoppel or other agreement received from the ground lessor permits the interest of the lessee to be encumbered by the related Mortgage and does not restrict the use of the related Mortgaged Property by such lessee, its successors or assigns in a manner that would materially adversely affect the security provided by the related Mortgage;

(b)	The lessor under such Ground Lease has agreed in a writing included in the related Mortgage File (or in such Ground Lease) that the Ground Lease may not be amended or modified, or canceled or terminated by agreement of lessor and lessee, without the prior written consent of the lender, and no such consent has been granted by the Mortgage Loan Seller since the origination of the Mortgage Loan except as reflected in any written instruments which are included in the related Mortgage File;

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(c)	The Ground Lease has an original term (or an original term plus one or more optional renewal terms, which, under all circumstances, may be exercised, and will be enforceable, by either Borrower or the mortgagee) that extends not less than 20 years beyond the stated maturity of the related Mortgage Loan, or 10 years past the stated maturity if such Mortgage Loan fully amortizes by the stated maturity (or with respect to a Mortgage Loan that accrues on an actual 360 basis, substantially amortizes);

(d)	The Ground Lease either (i) is not subject to any liens or encumbrances superior to, or of equal priority with, the Mortgage, except for the related fee interest of the ground lessor and the Permitted Encumbrances, or (ii) is subject to a subordination, non-disturbance and attornment agreement to which the mortgagee on the lessor’s fee interest in the Mortgaged Property is subject;

(e)	The Ground Lease does not place commercially unreasonable restrictions on the identity of the Mortgagee and the Ground Lease is assignable to the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor thereunder, and in the event it is so assigned, it is further assignable by the holder of the Mortgage Loan and its successors and assigns without the consent of the lessor;

(f)	The Mortgage Loan Seller has not received any written notice of material default under or notice of termination of such Ground Lease. To the Mortgage Loan Seller’s knowledge, there is no material default under such Ground Lease and no condition that, but for the passage of time or giving of notice, would result in a material default under the terms of such Ground Lease and to the Mortgage Loan Seller’s knowledge, such Ground Lease is in full force and effect as of the Closing Date;

(g)	The Ground Lease or ancillary agreement between the lessor and the lessee requires the lessor to give to the lender written notice of any default, and provides that no notice of default or termination is effective against the lender unless such notice is given to the lender;

(h)	A lender is permitted a reasonable opportunity (including, where necessary, sufficient time to gain possession of the interest of the lessee under the Ground Lease through legal proceedings) to cure any default under the Ground Lease which is curable after the lender’s receipt of notice of any default before the lessor may terminate the Ground Lease;

(i)	The Ground Lease does not impose any restrictions on subletting that would be viewed as commercially unreasonable by the Mortgage Loan Seller in connection with loans originated for securitization;

(j)	Under the terms of the Ground Lease, an estoppel or other agreement received from the ground lessor and the related Mortgage (taken together), any related insurance proceeds or the portion of the condemnation award allocable to the ground lessee’s interest (other than (i) de minimis amounts for minor casualties or (ii) in respect of a total or substantially total loss or taking as addressed in clause (k) below) will be applied either to the repair or to restoration of all or part of the related Mortgaged Property with (so long as such proceeds are in excess of the threshold amount specified in the related Loan Documents) the lender or a trustee appointed by it having the right to hold and disburse such proceeds as repair or restoration progresses, or to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest;

(k)	In the case of a total or substantially total taking or loss, under the terms of the Ground Lease, an estoppel or other agreement and the related Mortgage (taken together), any related insurance proceeds, or portion of the condemnation award allocable to ground lessee’s interest in respect of a total or substantially total loss or taking of the related Mortgaged Property to the extent not applied to restoration, will be applied first to the payment of the outstanding principal balance of the Mortgage Loan, together with any accrued interest; and

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(l)	Provided that the lender cures any defaults which are susceptible to being cured, the ground lessor has agreed to enter into a new lease with lender upon termination of the Ground Lease for any reason, including rejection of the Ground Lease in a bankruptcy proceeding.

(35)       Servicing. The servicing and collection practices used by the Mortgage Loan Seller with respect to the Mortgage Loan have been, in all respects, legal and have met customary industry standards for servicing of commercial loans for conduit loan programs.

(36)       Origination and Underwriting. The origination practices of the Mortgage Loan Seller (or the related originator if the Mortgage Loan Seller was not the originator) with respect to each Mortgage Loan have been, in all material respects, legal and as of the date of its origination, such Mortgage Loan and the origination thereof complied in all material respects with, or was exempt from, all requirements of federal, state or local law relating to the origination of such Mortgage Loan; provided that such representation and warranty does not address or otherwise cover any matters with respect to federal, state or local law otherwise covered in this Annex D-1.

(37)       No Material Default; Payment Record. No Mortgage Loan has been more than 30 days delinquent, without giving effect to any grace or cure period, in making required payments since origination, and as of the date hereof, no Mortgage Loan is more than 30 days delinquent (beyond any applicable grace or cure period) in making required payments as of the Closing Date. To the Mortgage Loan Seller’s knowledge, there is (a) no material default, breach, violation or event of acceleration existing under the related Mortgage Loan, or (b) no event (other than payments due but not yet delinquent) which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration, which default, breach, violation or event of acceleration, in the case of either clause (a) or clause (b), materially and adversely affects the value of the Mortgage Loan or the value, use or operation of the related Mortgaged Property, provided, however, that this representation and warranty does not cover any default, breach, violation or event of acceleration that specifically pertains to or arises out of an exception scheduled to any other representation and warranty made by the Mortgage Loan Seller in this Annex D-1. No person other than the holder of such Mortgage Loan may declare any event of default under the Mortgage Loan or accelerate any indebtedness under the Loan Documents.

(38)       Bankruptcy. As of the date of origination of the related Mortgage Loan and to the Mortgage Loan Seller’s knowledge as of the Cut-off Date, no Borrower, guarantor or tenant occupying a single-tenant property is a debtor in state or federal bankruptcy, insolvency or similar proceeding.

(39)       Organization of Borrower. With respect to each Mortgage Loan, in reliance on certified copies of the organizational documents of the Borrower delivered by the Borrower in connection with the origination of such Mortgage Loan, the Borrower is an entity organized under the laws of a state of the United States of America, the District of Columbia or the Commonwealth of Puerto Rico. Except with respect to any Crossed Mortgage Loan, and other than as disclosed in this prospectus in the table titled “Related Borrower Loans” under “Description of the Mortgage Pool—Mortgage Pool Characteristics— Multi-Property Mortgage Loans and Related Borrower Mortgage Loans,” no Mortgage Loan has a Borrower that is an Affiliate of another Borrower under another Mortgage Loan. (An “Affiliate” for purposes of this paragraph (39) means, a Borrower that is under direct or indirect common ownership and control with another Borrower.)

(40)       Environmental Conditions. A Phase I environmental site assessment (or update of a previous Phase I and or Phase II site assessment) and, with respect to certain Mortgage Loans, a Phase II environmental site assessment (collectively, an “ESA”) meeting ASTM requirements conducted by a reputable environmental consultant in connection with such Mortgage Loan within 12 months prior to its origination date (or an update of a previous ESA was prepared), and such ESA either (i) did not identify the existence of recognized environmental conditions (as such term is defined in ASTM E1527-05 or its successor, hereinafter “Environmental Condition”) at the related Mortgaged Property or the need for further investigation with respect to any Environmental Condition that was identified, or (ii) if the existence of an Environmental Condition or need for further investigation was indicated in any such ESA, then at least one of the following statements is true: (A) an amount reasonably estimated by a reputable

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environmental consultant to be sufficient to cover the estimated cost to cure any material noncompliance with applicable environmental laws or the Environmental Condition has been escrowed by the related Borrower and is held or controlled by the related lender; (B) if the only Environmental Condition relates to the presence of asbestos-containing materials, radon in indoor air, lead based paint or lead in drinking water, and the only recommended action in the ESA is the institution of such a plan, an operations or maintenance plan has been required to be instituted by the related Borrower that can reasonably be expected to mitigate the identified risk; (C) the Environmental Condition identified in the related environmental report was remediated or abated in all material respects prior to the date hereof, and, if and as appropriate, a no further action or closure letter was obtained from the applicable governmental regulatory authority (or the Environmental Condition affecting the related Mortgaged Property was otherwise listed by such governmental authority as “closed” or a reputable environmental consultant has concluded that no further action is required); (D) a secured creditor environmental policy or a pollution legal liability insurance policy that covers liability for the Environmental Condition was obtained from an insurer rated no less than A- (or the equivalent) by Moody’s Investors Service, Inc., S&P Global Ratings and/or Fitch Ratings, Inc.; (E) a party not related to the Borrower was identified as the responsible party for such Environmental Condition and such responsible party has financial resources reasonably estimated to be adequate to address the situation; or (F) a party related to the Borrower having financial resources reasonably estimated to be adequate to address the situation is required to take action. To the Mortgage Loan Seller’s knowledge, except as set forth in the ESA, there is no Environmental Condition (as such term is defined in ASTM E1527-05 or its successor) at the related Mortgaged Property.

(41)       Appraisal. The Servicing File contains an appraisal of the related Mortgaged Property with an appraisal date within 6 months of the Mortgage Loan origination date, and within 12 months of the Closing Date. The appraisal is signed by an appraiser who is either a Member of the Appraisal Institute (“MAI”) and/or has been licensed and certified to prepare appraisals in the state where the Mortgaged Property is located. Each appraiser has represented in such appraisal or in a supplemental letter that the appraisal satisfies the requirements of the “Uniform Standards of Professional Appraisal Practice” as adopted by the Appraisal Standards Board of the Appraisal Foundation and has certified that such appraiser had no interest, direct or indirect, in the Mortgaged Property or the Borrower or in any loan made on the security thereof, and its compensation is not affected by the approval or disapproval of the Mortgage Loan.

(42)       Mortgage Loan Schedule. The information pertaining to each Mortgage Loan which is set forth in the mortgage loan schedule attached as Exhibit A to the MLPA is true and correct in all material respects as of the Cut-off Date and contains all information required by the MLPA to be contained therein.

(43)       Cross-Collateralization. No Mortgage Loan is cross-collateralized or cross-defaulted with any mortgage loan that is outside the Trust, except (i) with respect to any Mortgage Loan that is part of a Whole Loan, any other mortgage loan that is part of such Whole Loan and (ii) with respect to any Crossed Mortgage Loan, any mortgage loan that is part of a Whole Loan that is cross-collateralized and cross-defaulted with such Mortgage Loan or with a Whole Loan of which such Mortgage Loan is a part.

(44)       Advance of Funds by the Mortgage Loan Seller. After origination, no advance of funds has been made by the Mortgage Loan Seller to the related Borrower other than in accordance with the Loan Documents, and, to the Mortgage Loan Seller’s knowledge, no funds have been received from any person other than the related Borrower or an affiliate for, or on account of, payments due on the Mortgage Loan (other than as contemplated by the Loan Documents, such as, by way of example and not in limitation of the foregoing, amounts paid by the tenant(s) into a lender-controlled lockbox if required or contemplated under the related lease or Loan Documents). Neither the Mortgage Loan Seller nor any affiliate thereof has any obligation to make any capital contribution to any Borrower under a Mortgage Loan, other than contributions made on or prior to the date hereof.

(45)       Compliance with Anti-Money Laundering Laws. The Mortgage Loan Seller has complied in all material respects with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 with respect to the origination of the Mortgage Loan, the failure to comply with which would have a material adverse effect on the Mortgage Loan.

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For purposes of these representations and warranties, the phrases “the Mortgage Loan Seller’s knowledge” or “the Mortgage Loan Seller’s belief” and other words and phrases of like import shall mean, except where otherwise expressly set forth in this Annex D-1, the actual state of knowledge or belief of the Mortgage Loan Seller, its officers and employees directly responsible for the underwriting, origination, servicing or sale of the Mortgage Loans regarding the matters expressly set forth in this Annex D-1.

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ANNEX D-2

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES FOR
GERMAN AMERICAN CAPITAL CORPORATION

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
6.02 6.03 6.04 6.05 6.06 6.07

Lightstone Portfolio – aLoft Rogers Bentonville

Lightstone Portfolio – Residence Inn Baton Rouge Siegen Lane

Lightstone Portfolio – Courtyard Baton Rouge Siegen Lane

Lightstone Portfolio – TownePlace Suites New Orleans Metairie

Lightstone Portfolio – Fairfield Inn & Suites Jonesboro

Lightstone Portfolio – TownePlace Suites Fayetteville North Springdale

		(6) Permitted Liens; Title Insurance	With respect to each Mortgaged Property that is subject to a franchise agreement with Marriott International, Inc. or its affiliates (including the Sheraton LLC), the franchisor has a right of first refusal to purchase the Mortgaged Property in the event of a proposed transfer to a “competitor” (as defined in the related franchise agreement) of the franchisor of (i) the Mortgaged Property or (ii) an ownership interest in the Borrower or a controlling direct or indirect interest in the Borrower. The right of first refusal applies to a transfer to a competitor in connection with a foreclosure, judicial or legal process, but does not apply to the exercise of the rights of a bona fide lender who is not a competitor or an affiliate of a competitor.
7	Costco JFK	(6) Permitted Liens; Title Insurance	The largest tenant, Costco, has a right of first offer to purchase its ground leased portion of the Mortgaged Property. Pursuant to a subordination, non-disturbance and attornment agreement executed by such tenant, the tenant has agreed that such right of first offer shall not be triggered by or exercisable in connection with the succession by a Mortgagee Landlord (as defined below) to the Borrower’s interest in the ground lease (whether by foreclosure, deed in lieu thereof or otherwise). However, such right of first offer would apply to any transfer of the Mortgaged Property after such succession. A “Mortgagee Landlord” is defined as the mortgagee, a purchaser at a foreclosure sale or a receiver appointed prior to or in connection with a foreclosure.
13.01	IRG Portfolio – HBP Euclid	(6) Permitted Liens; Title Insurance	The largest tenant, Eaton Corporation, has an option to offer to purchase its leased portion of the Mortgaged Property at any time, provided, however, if the tenant and the Borrower cannot agree on the terms of the purchase within 30 days, the option will become null and void. The tenant entered into a subordination, non-disturbance and attornment agreement with lender under which the tenant subordinated its option to purchase to the rights of the lender under the Mortgage and the lien thereof.
13.02	IRG Portfolio – LMA Massillon & Building E	(6) Permitted Liens; Title Insurance	In the event the Borrower intends to sell or transfer all or any portion of the Mortgaged Property to an unaffiliated third party, the largest tenant, Meggitt Aircraft Braking Systems, has a right of first refusal to purchase that portion of the Mortgaged Property. The tenant entered into a subordination, non-disturbance and attornment agreement with lender under which the tenant agreed that its right of first offer would not be exercisable in connection with a foreclosure or deed-in-lieu of foreclosure or any subsequent sale of the Mortgaged Property by the lender or its designee.

D-2-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
15	Moffett Place Building 4	(6) Permitted Liens; Title Insurance	The sole tenant, Google Inc. (“Google”) has a right of first offer, so long as Borrower or its affiliate owns the Mortgaged Property, to purchase all or any portion of the Moffett Place complex of six office buildings, three parking garages and common areas, which Borrower determines it is willing to sell, if (i) the Borrower is not then pursuing its remedies due to a material default by Google, (ii) in the case of a sale of all of the six buildings, Google is directly leasing from Borrower or an affiliate at least four of the six buildings (presuming that all six of the buildings have been built) and (iii) in the case of a sale of less than all six of the buildings, Google is the sole direct tenant of any such buildings to be sold. Google entered into a subordination, non-disturbance and attornment agreement with lender under which it agreed that in the case of a foreclosure or transfer in lieu of foreclosure, Google’s right of first offer will not apply and will be extinguished.
22	3600 Massie	(6) Permitted Liens; Title Insurance

Nor-Cal Beverage Co., the sole tenant at the Mortgaged Property, has a purchase option with respect to the Mortgaged Property, exercisable beginning October 1, 2019, upon six months’ notice and payment of a purchase price based on a schedule of prices ranging from $32,000,000 to $33,968,645 (or, after the 108th month following the effective date of the close of escrow of the borrower’s purchase of the Mortgaged Property, the greater of fair market value (as agreed between the parties, or if not agreed, as determined by an appraisal process) and $33,968,645). In connection with an exercise of the purchase option, the related Mortgage Loan documents permit an affiliate of the tenant to assume the Mortgage Loan provided that certain conditions set forth in the Mortgage Loan documents are satisfied. In the event that an assumption satisfying the conditions in the Mortgage Loan documents has not been consummated prior to or simultaneously with an exercise of the purchase option, the Borrower is required under the Mortgage Loan documents to immediately repay the Mortgage Loan, together with, if prior to the open prepayment period, a prepayment fee set forth in the Mortgage Loan documents. Pursuant to a subordination, attornment and non-disturbance agreement (the “3600 Massie SNDA”), the tenant has agreed that the lease and all tenant’s right, title and interest in and to the Mortgaged Property thereunder (including but not limited to any option to purchase the Mortgaged Property) shall at all times be subordinated to the Mortgage. However, pursuant to the 3600 Massie SNDA, the purchase option will continue to apply following foreclosure or other taking of title to the Mortgaged Property by the lender, and upon any subsequent sale by the lender.

There are three recorded documents on title that reference certain unrecorded documents relating to the City of West Sacramento Redevelopment Agency. The unrecorded documents could not be located by either the City of West Sacramento or the seller of the Mortgaged Property. The missing documents are (i) a 1996 development agreement , (ii) a 1998 amended development agreement, and (iii) a 2002 subdivision improvement agreement. The recorded documents that reference these missing agreements are exceptions on the title policy.

27	Gurnee Mills	(6) Permitted Liens; Title Insurance	The Mortgaged Property is subject to two recorded mechanics’ liens, related to unpaid fees for work performed by two subcontractors related to the build out of the premises of the fifth largest tenant, Floor & Decor. According to the Borrower, the tenant is responsible for the payment of the obligations to the subcontractors.

D-2-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
37	Covance Business Center	(6) Permitted Liens; Title Insurance	In the event the Borrower desires to sell all or any portion of the Mortgaged Property, the sole tenant, Covance Inc., has a right of first offer to purchase all or such portion of the Mortgaged Property. The tenant entered into a subordination, non-disturbance and attornment agreement with lender under which the tenant agreed that its right of first offer would not be exercisable in connection with a foreclosure or deed-in-lieu of foreclosure or any subsequent sale of the Mortgaged Property by the lender or its designee.
27	Gurnee Mills	(10) Condition of Property	The property condition report for the Mortgaged Property is dated August 26, 2016, which is more than 12 months prior to the Cut-off Date.
18	Integrated Health Campus	(13) Actions Concerning the Mortgage Loan	The Borrower and an affiliated management company have been subject to litigation concerning the death of two people from Legionnaire’s disease that occurred in 2013 at the Mortgaged Property. An outbreak of the disease at the Mortgaged Property was determined to be caused by an indoor fountain in the lobby of Building 250, and this fountain has been shut down. On May 3, 2017, a Lehigh Valley Court jury issued a verdict awarding $1.1 million to five people affected by the outbreak (two other claims were previously settled). All previously outstanding cases relating to the outbreak of Legionnaire’s disease have been settled and according to information provided by the Borrower’s counsel, the borrower’s insurance company has made (or is in the process of making) all settlement payments to the applicable parties. The Mortgage Loan documents include a loss recourse carveout for any losses related to ongoing litigation and any future litigation arising with respect to the outbreak of Legionnaire’s disease that occurred in 2013.
2	U-Haul SAC Portfolios 14, 15, 17	(16) Insurance	The Mortgage Loan documents provide for no deductible in excess of $250,000 for all such insurance coverage, provided, however, with respect to windstorm coverage, the deductible may not exceed 5% of the total insured value, subject to a $250,000 minimum, and, with respect to earthquake coverage, the deductible may not exceed 5% of the total insured value, subject to a $500,000 minimum. In addition, the Borrower has a self-insured retention on commercial general liability of $5,000,000, which is permitted so long as the guarantor maintains net equity of at least $250,000,000 as reflected in its most recent audited financial statements. The amount of this deductible may be considered higher than customary.
3	Burbank Office Portfolio	(16) Insurance	The threshold above which the lender has the right to hold and disburse insurance proceeds is the greater of $500,000 and 5% of the allocated loan amount for the applicable individual property.
6	Lightstone Portfolio	(16) Insurance	The Borrower is permitted under the Mortgage Loan documents to pay insurance premiums pursuant to a premium financing arrangement. Although the insurance policies require the insurers to send the required notice of cancellation to the lender, the premium financing company will have the right to direct the insurer to cancel the insurance policies prior to the end of the notice period.

D-2-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
7	Costco JFK	(16) Insurance

The related Whole Loan documents permit the borrower to rely on insurance provided by the two tenants at the Mortgaged Property, Costco and Zwanger-Pesiri Radiology (“Zwanger”), in each case, as to the space leased by such tenant. With respect to Costco, such insurance is permitted to be the same insurance required by Costco’s lease, which may be different from the insurance required under the related Whole Loan documents and representation 16, provided that the commercial liability insurance and umbrella liability insurance must comply with the requirements of the Whole Loan documents, except that Costco is permitted to have a general liability deductible or self-insured retention in an amount up to $4,000,000. The right to rely on Costco’s insurance is subject to the conditions that the Costco lease is in full force and effect and not in default beyond any notice and cure period, and Costco, or any guarantor under the Costco lease, maintains a credit rating from S&P of at least “BBB.” With respect to Zwanger, such insurance is required to comply with the related Whole Loan documents, except that the construction related insurance policy in effect on the loan origination date may contain co-insurance requirements, and no business interruption coverage is required prior to the earlier to occur of “substantial completion” of the “initial interior buildout” or the “rent commencement date” in each case as defined under the Zwanger lease. The right to rely on Zwanger’s insurance is subject to the conditions that the Zwanger lease is in full force and effect and not in default beyond any notice and cure period, and that Zwanger is obligated under the terms of the Zwanger lease to rebuild and/or repair the Zwanger property.

In addition, under the Costco lease, all insurance proceeds are required to be made available to the tenant for restoration, and if in excess of $500,000, are required to be held in an account in the name of both the landlord and the tenant, rather than being held and disbursed by the lender.

15	Moffett Place Building 4	(16) Insurance	The Borrower is permitted to maintain a portion of the earthquake coverage with Insurance Company of the West (“ICW”) in its current participation amount and position within the syndicate, provided that the Best’s Insurance Report rating of ICW (A-/XI) is not withdrawn or downgraded below its rating as of the loan closing date.
23	Colorado Center	(16) Insurance	The Mortgage Loan documents permit a property insurance deductible up to $100,000. The in-place coverage provides for a $25,000 deductible.
27	Gurnee Mills	(16) Insurance

The Mortgage Loan documents permit the deductible for the all-risk special form property insurance and flood insurance of up to $500,000 (the deductible may also be higher than $500,000 if the Borrower delivers a letter of credit for the difference between the actual deductible and the maximum deductible permitted by the Mortgage Loan documents). The amount of these deductibles may be considered higher than customary.

The third and fourth largest tenants Macy’s and Kohl’s, representing 2.8% of the underwritten rent in the aggregate) and various outlot properties (23 total, representing approximately 1.3% of the underwritten rent in the aggregate) are leased fees, where a tenant or other non-borrower party constructed improvements and either maintains its own insurance or self-insures. Subject to applicable restoration obligations, casualty proceeds are payable to such tenant or other non-borrower party and/or its leasehold mortgagee.

D-2-4

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
If certain reciprocal easement agreements or major leases contain provisions requiring restoration, the lender is required to make proceeds available to the related Borrower for restoration, even if the conditions to restoration in the related Mortgage Loan documents have not been satisfied.
41	Hampton Inn Hilton Head	(16) Insurance	The Borrower is permitted under the Mortgage Loan documents to pay insurance premiums pursuant to a premium financing arrangement. Although the insurance policies require the insurers to send the required notice of cancellation to the lender, the premium financing company will have the right to direct the insurer to cancel the insurance policies prior to the end of the notice period.
53	Walgreens Geary	(16) Insurance	The borrower is permitted to rely on the insurance obtained by the sole tenant, Walgreens, in accordance with its lease, which may include self-insurance provided that certain conditions in the loan documents are satisfied, including that the tenant maintains a rating of at least “BBB-” from S&P or the equivalent by any other rating agency, and the Walgreens lease is in full force and effect.
56	6600 Walmore	(16) Insurance	Upon a casualty, the proceeds are required to be held and disbursed by an insurance trustee for the benefit of the condominium unit owners and their mortgagees, rather than held and disbursed by the lender.
All GACC Mortgage Loans		(16) Insurance	All exceptions to Representation and Warranty No .29 are also exceptions to this Representation and Warranty No. 16.
2	U-Haul SAC Portfolios 14, 15, 17	(24) Local Law Compliance	Certain Mortgaged Properties are legal non-conforming with respect to use due to changes in zoning regulations subsequent to the development of the Mortgaged Property. The applicable zoning regulations provide that in the event of a casualty at the Mortgaged Property, the related individual Mortgaged Properties may not be restored or repaired to the use immediately prior to the casualty or destruction, if (a) in the case of the U-Haul of Medford Mortgaged Property, such restoration is not commenced within 24 months of the date of damage, (b) in the case of the U-Haul Ctr Albany Mortgaged Property, the cost of such damage exceeds 50% of the cost of replacement of the structure, (c) in the case of the U-Haul Center of Rockville Mortgaged Property, either the legal non-conforming use is discontinued for six months, or more than 50% of the structure is destroyed, (d) in the case of the manager’s apartment in the U-Haul Center of Round Rock Mortgaged Property, more than 50% of the fair market value of the structure is destroyed, (e) in the case of the U-Haul Storage Hulen Mortgaged Property, either the legal non-conforming use is discontinued for one month, or more than 75% of the reasonable value of the structure is destroyed, and (f) in the case of the U-Haul Ctr Downtown Mortgaged Property, the cost of such restoration exceeds 50% of the current assessed value of the structure and the structure may be rebuilt in a legally conforming manner.
7	Costco JFK	(24) Local Law Compliance	103 parking spaces for the Mortgaged Property are provided for use by the tenant Costco on land owned by the State of New York pursuant to a parking permit issued by the State of New York. The parking permit may be cancelled by either Costco or the State of New York on 30 days’ notice. If the parking permit is cancelled, the Mortgaged Property would be short 17 parking spaces under applicable zoning regulations. Such shortfall (and any inability to rebuild to the existing structure following a casualty) would not be covered by law and ordinance insurance. The Borrower has covenanted to restripe the parking spaces at the Mortgaged Property to provide an additional 17 spaces if the parking permit is terminated.

D-2-5

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
40	4400 Broadway	(24) Local Law Compliance	A portion of the parking lot at the Mortgaged Property constitutes a legal non-conforming use. The related zoning ordinance provides that the parking area may be reconstructed for parking following a casualty, so long as reconstruction occurs within 12 months after such casualty.
53	Walgreens Geary	(24) Local Law Compliance	The use of the Mortgaged Property as a retail property constitutes a legal non-conforming use, as under current zoning regulations, a conditional use permit would be required for such use. In order to rebuild the Mortgaged Property following a casualty, the borrower would be required to obtain a conditional use permit. The borrower has covenanted to, following any casualty, apply for, pursue and use commercially reasonable efforts to obtain a conditional use permit or other approvals such that the use thereof would constitute a legal conforming use. However, the borrower may not be able to obtain such a conditional use permit or approval.
3	Burbank Office Portfolio	(26) Recourse Obligations

The carveout for voluntary bankruptcy is capped at 15% of the outstanding principal balance of the Whole Loan as of the date the related recourse event occurs.

There is no separate environmental indemnitor and only Borrower is liable for environmental covenants.

The recourse carve-out for waste is limited to willful misconduct that results in physical damage or waste to the property.

10	Tustin Center I & II	(26) Recourse Obligations	The Mortgage Loan documents do not require a recourse carve-out guarantor or environmental indemnitor. Only the Borrower is liable for non-recourse carve-outs.
23	Colorado Center	(26) Recourse Obligations	The Mortgage Loan documents do not require a recourse carve-out guarantor or environmental indemnitor. Only the Borrower is liable for non-recourse carve-outs.
27	Gurnee Mills	(26) Recourse Obligations	The guarantor’s obligations under the non-recourse carveout guaranty are capped at $55,000,000, plus reasonable out-of-pocket costs and expenses related to guaranty enforcement.
3	Burbank Office Portfolio	(27) Mortgage Release	With respect to clause (i), the release price for the Media Studios, 3800 Alameda and Central Park properties is only 105% of the allocated loan amount.
23	Colorado Center	(29) Acts of Terrorism Exclusion	The Borrower is not required to pay insurance premiums on terrorism insurance in excess of an amount equal to two times the amount of the then-current annual premium for the required comprehensive all risk insurance (excluding any terrorism, earthquake or flood component thereof) and business income/rent loss insurance (“Terrorism Premium Cap”) and, if the cost of terrorism insurance exceeds the Terrorism Premium Cap, the Borrower is required to purchase the maximum amount of terrorism insurance available with funds equal to the Terrorism Premium Cap); provided, however, any insurance premiums paid with respect to policies in effect prior to the date TRIPRA expires or is otherwise no longer in effect for any reason may not be included for purposes of determining whether the premiums paid by the Borrower for terrorism insurance for any applicable period meet or exceed the Terrorism Premium Cap.
27	Gurnee Mills	(29) Acts of Terrorism Exclusion	If the Terrorism Risk Insurance Program Reauthorization Act of 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time) is not in effect, then such stand-alone policy may have a deductible that is reasonable for such stand-alone policies with respect to properties similar to the Mortgaged Property and reasonable for the geographic region where the Mortgaged Property is located, so long as in no event will such deductible exceed $5,000,000.

D-2-6

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
31 45 51 53	Palma Sola Square & DeSoto Plaza Holiday Inn & Suites Albuquerque Airport Hunters Ridge Apartments Walgreens Geary	(29) Acts of Terrorism Exclusion	The Borrower is required to carry terrorism insurance so long as the lender determines that either (i) prudent owners of real estate comparable to the Mortgaged Properties are maintaining same or (ii) prudent institutional lenders (including, without limitation, investment banks) to such owners are requiring that such owners maintain such insurance.
All GACC Mortgage Loans		(29) Acts of Terrorism Exclusion	All exceptions to Representation and Warranty No. 16 are also exceptions to this Representation and Warranty No. 29.
3	Burbank Office Portfolio	(30) Due on Sale or Encumbrance	The Mortgage Loan documents permit free transfers in the funds that comprise the borrower sponsor, which are not publicly traded companies, without limitation, which transfers may result in a change in control of the Borrower.
23	Colorado Center	(30) Due on Sale or Encumbrance	The Mortgage Loan documents permit, without the lender’s consent, (i) transfers of direct or indirect interests in the Borrower, provided that after giving effect to any such transfer, Boston Properties Limited Partnership (“BPLP”) or Teachers Insurance and Annuity Association of America for the benefit of its separate Real Estate Account, the Mortgage Loan sponsors, will, directly or indirectly, (A) own at least 20% of the interests in the Borrower; and (B) retains the day-to-day management and operational control rights over the Borrower (subject to customary major decision consent rights of certain indirect owners of the Borrower); and (ii) a merger, consolidation, sale of all or substantially all assets, or similar transactions as to BPLP and/or its general partner Boston Properties, Inc.(“BPI”) resulting in BPLP and/or BPI, as applicable, not being the surviving entity.
2	U-Haul SAC Portfolios 14, 15, 17	(31) Single-Purpose Entity	The Borrower may acquire properties adjacent to the existing Mortgaged Properties for expansion purposes. Any such after-acquired adjacent property will be encumbered by the lien of the Mortgage on the related Mortgaged Property. In addition, the Borrower is permitted to enter into an operating lease, as a tenant, with respect to one or more storage facilities acquired by an affiliate of the Borrower, which will be operated jointly with one of the existing Mortgaged Properties.
3	Burbank Office Portfolio	(31) Single-Purpose Entity	Two of the Borrowers previously owned certain real properties prior to the origination date which are not collateral for the Mortgage Loan and do not comprise the Mortgaged Properties and which were sold to affiliates of the Borrowers prior to origination of the Mortgage Loan.
27	Gurnee Mills	(32) Defeasance	Pursuant to a declaration forming a separate REMIC to hold the related Mortgage Loan, the related Mortgage Loan may be defeased commencing on the day following October 4, 2019, which will be more than two years from the start-up date of such separate REMIC but may be within two years of the Closing Date.
27	Gurnee Mills	(41) Appraisal	The appraisal for the Mortgaged Property is dated August 23, 2016, which is more than 12 months prior to the Closing Date.

D-2-7

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ANNEX D-3

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES FOR
CITI REAL ESTATE FUNDING INC.

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
1	Headquarters Plaza	(5) Lien; Valid Assignment; (6) Permitted Liens; Title Insurance	The Mortgagor owns its interest in the Mortgaged Property pursuant to a leasehold interest in a long-term ground lease (the “Collateral Lease”). The lessor pursuant to the Collateral Lease executed an accommodation mortgage (the “Accommodation Mortgage”) with respect to the fee interest in the property encumbered by the Collateral Lease (the “Collateral Portion”) as well as the fee interest in a neighboring vacant residential development parcel (the “Residential Parcel”). The residential parcel is leased to an affiliate of the Mortgagor pursuant to a long-term ground lease (the “Residential Lease”) which is superior to the lien of the Accommodation Mortgage. No value was attributed to the Residential Parcel by the appraisal in connection with the origination of the loan and the loan documents permit the release of the Residential Parcel (a “Residential Release”) if it is subdivided from the Collateral Portion (which subdivision may be achieved either through a fee subdivision approved by the municipality or pursuant to a condominium conversion in accordance with the loan documents). The Residential Lease includes a purchase option in favor of the tenant thereunder (the “Residential Tenant”). Pursuant to the terms of the Residential Lease and a recognition agreement among the Residential Tenant and the Lender, the Residential Tenant may only exercise its purchase option during the loan term if a Residential Release shall occur in accordance with the loan documents. If a foreclosure, deed-in-lieu of foreclosure and/or any other transfer shall take place in in connection with an exercise of remedies, the Residential Tenant has agreed that its purchase option may only be exercised if certain conditions contained in the recognition agreement are satisfied (including, without limitation, that the Residential Parcel be legally subdivided from the Collateral Portion) (the “Post-Foreclosure Purchase”). Pursuant to the Residential Lease, no alterations may be carried out on the Residential Parcel until, as applicable, the loan is paid in full, a Residential Release occurs or a Post-Foreclosure Purchase occurs.
12.01 12.03	TownePlace Suites West Valley City Fairfield Inn & Suites Midvale	(6) Permitted Liens; Title Insurance

The Mortgaged Properties are subject to franchise agreements with Marriott International, Inc. The related franchisor has a right of first refusal to purchase the respective Mortgaged Property in the event of a proposed transfer to a competitor of (i) the Mortgaged Property or (ii) an ownership interest in the borrower or a controlling direct or indirect interest in the borrower. The right of first refusal does not apply to the exercise of the rights of a bona fide lender who is not a competitor or an affiliate of a competitor.

	General Exception	(16) Insurance	The Mortgage Loan documents may permit the Mortgagor to cause the insurance required at the Mortgaged Property under the Mortgage Loan documents to be maintained by a tenant at the Mortgaged Property.
1	Headquarters Plaza	(26) Recourse Obligations	The Mortgagor and related guarantor are liable for actual losses, liabilities, costs and damages arising from the misappropriation or conversion (but not explicitly the misapplication) by Mortgagor and/or its principals specified in the Loan Documents of rents, insurance proceeds or condemnation awards.

D-3-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
5	Troy Officentre Portfolio	(26) Recourse Obligations

The Mortgagor obtained an environmental policy naming the Mortgagor as the insured thereunder, and so long as the policy is in full force and effect, performance by the environmental insurer of the Mortgagor’s and related guarantor’s (collectively, the “Indemnitor’s”) obligations under the environmental indemnity is deemed performance by the Indemnitor under the environmental indemnity and the related lender cannot enforce the environmental indemnity until the earlier of (i) six months following Mortgagor, the lender, or another indemnified party making a written claim under the environmental insurance policy without payment by the environmental insurer, (ii) the environmental insurer’s refusal in writing to defend any claim or coverage after the Mortgagor, lender, or indemnified party has made a written claim under the policy, or (iii) such shorter time in the sole, commercially reasonable judgment of the lender if any delay would endanger any tenant or occupant of the Mortgaged Property, guests, the general public, or may materially and adversely affect the value of the Mortgaged Property if not immediately addressed. The Indemnitor is liable for losses under the environmental indemnity not covered by the environmental policy or in excess of such policy’s coverage. If the Mortgagor obtains a lender’s environmental policy satisfactory to the lender, the Indemnitor is released from the environmental indemnity agreement.

14	Station Place III	(26) Recourse Obligations

There is no separate guarantor (or guaranty) associated with the Mortgage Loan. The Mortgagor delivered an environmental indemnity agreement in favor of the related lender at origination, and is required to maintain either an environmental indemnity agreement from a guarantor reasonably satisfactory to the related lender in favor of the related lender or an environmental insurance policy that satisfies the conditions of the Mortgage Loan documents.

D-3-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
16	Corporate Woods Portfolio	(26) Recourse Obligations

The related environmental indemnity provides that the indemnitor will not have any indemnification obligations or liabilities under the environmental indemnity provided that a Qualified Environmental Policy (defined below) has been delivered to the lender, except that the lender may immediately seek claims under the environmental indemnity against the indemnitor upon the earlier to occur of (i) the expiration or termination of any Qualified Environmental Policy, (ii) any environmental policy delivered to the lender failing to satisfy the conditions of a “Qualified Environmental Policy,” (iii) any insurer declining coverage for a claim made by the lender pursuant to such Qualified Environmental Policy, (iv) any insurer accepting its obligations to cover a claim made by the lender pursuant to such Qualified Environmental Policy, but failing to pay such insurance proceeds to the indemnitor in the ordinary course of business, and (v) any such insurance proceeds received by the lender under such Qualified Environmental Policy failing to cover any and all losses of the lender (in which event the indemnitor is liable solely to the extent of any deficiency), in each case, solely to the extent any remaining Qualified Environmental Policy as to which items (i) through (v) apply would not cover any such losses.

A “Qualified Environmental Policy” means (I) (i) an environmental insurance policy by Steadfast Insurance Company (Zurich), (or such renewal policy) with coverage amount of no less than $5,000,000 per incident and in the aggregate, and a deductible no higher than $25,000, in substantially the same form and coverages as the policy delivered to the lender as of the origination date, or (ii) an environmental insurance policy reasonably approved by the lender, and (II) any such Qualified Environmental Policy names the original lenders and their successors and assigns as the “named insured” or an “additional insured” by an additional insured/mortgagee assignment endorsement.

42	Pacific Woods Apartments	(26) Recourse Obligations	Only the related Mortgagor is liable for the recourse carve-out obligations under the Mortgage Loan documents.
52	Airport Circle Shopping Center	(31) Single-Purpose Entity	The related Mortgagor owned two non-collateral parcels of real property adjacent to the Mortgaged Property prior to the origination of the Mortgage Loan.
1	Headquarters Plaza	(31) Single-Purpose Entity

The Mortgagor previously owned the leasehold interest in the Residential Parcel (defined above). The Mortgagor’s leasehold interest in the Residential Parcel was terminated prior to the origination of the Mortgage Loan and the leasehold interest in the residential parcel is now held by an affiliate of the Mortgagor (and is not collateral for the Mortgage Loan).

The ground lessor providing the accommodation mortgage of its fee interest is not, and is not required to be, a Delaware entity and does not, and is not required to, have independent directors.

19 20	337 Lafayette Street Hampton Inn Majestic Chicago	(31) Single-Purpose Entity	No non-consolidation opinion was provided in connection with the origination of the Mortgage Loan.

D-3-3

ANNEX D-4

EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES FOR
ARGENTIC REAL ESTATE FINANCE LLC

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
32	Cleveland East	(1) Whole Loan; Ownership of Mortgage Loans	The Mortgage Loan is evidenced by a $12,000,000 A-2 Note. The Mortgaged Property is also security for the pari passu A-1 Note, which had an original principal balance of $30,000,000.
35	Arizona Retail Portfolio	(1) Whole Loan; Ownership of Mortgage Loans	The Mortgage Loan is evidenced by an $11,102,258 A Note. The Mortgaged Property is also security for a subordinate B Note, which had an original principal balance of $1,260,000. The subordinate B Note is currently held by The Bancorp Bank.
28	Miramar Parkway Plaza	(6) Permitted Liens; Title Insurance	Tenant McDonald’s Restaurants of Florida, Inc. has a right of first refusal (“ROFR”) to purchase its leased portion of the Mortgaged Property. A subordination non-disturbance and attornment agreement (“SNDA”) was executed that specifically subordinates the ROFR to the Mortgage Loan.
33	Independence Park	(6) Permitted Liens; Title Insurance	Tenant Wal-Mart Stores East, LP has a right of first offer to purchase its leased portion of the Mortgaged Property (the “Wal-Mart Leased Premises”) if the Mortgagor delivers to the tenant notice that it intends to sell the Wal-Mart Leased Premises and such notice sets forth the purchase price at which the Mortgagor intends to sell. In addition, the tenant has a right of first offer to purchase the entire Mortgaged Property (the “Independence Park Mortgaged Property” and, together with the Wal-Mart Leased Premises, as applicable, the “Offered Property”) if the Mortgagor delivers to the tenant notice that it intends to sell the Independence Park Mortgaged Property and such notice sets forth the purchase price at which the Mortgagor intends to sell. The tenant may elect within 20 days of receipt of any such notice to purchase the Offered Property for such price, and if the tenant fails to respond within such time, it is deemed to have rejected the offer. In the event that the tenant rejects the offer, the Mortgagor will have a period of 12 months to sell the Offered Property to a third party if the third-party purchase offer is not less than 95.0% of the purchase price set forth in the original offer. If the third-party purchase offer is less than 95.0% of the purchase price set forth in the original offer, the Mortgagor must provide the tenant with such third-party purchase offer and the tenant will have 30 days to accept such offer. An SNDA was executed that subordinates the tenant’s lease to the Mortgage Loan.
43	Collierville Portfolio	(6) Permitted Liens; Title Insurance	Tenant Everything Automotive, LLC has a ROFR to purchase the 37 NorthStar Mortgaged Property if the Mortgagor delivers to the tenant notice that it intends to sell the 37 NorthStar Mortgaged Property and such notice sets forth the purchase price at which the Mortgagor intends to sell. The tenant may elect within 20 days of receipt of such notice to purchase the 37 NorthStar Mortgaged Property for such price, and if the tenant fails to respond within such time, it is deemed to have rejected the offer. An SNDA was executed that specifically subordinates the ROFR to the Mortgage Loan and provides that the ROFR may not be exercised until all obligations secured by the Mortgage Loan have been satisfied or the Mortgage Loan has been defeased.
43 55 58	Collierville Portfolio East Towne Plaza West Burlington	(10) Condition of Property	An engineering report or property condition assessment was prepared in connection with the origination of each Mortgage Loan more than twelve months prior to the Cut-off Date.

D-4-1

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
17	FedEx Ground - Durham	(16) Insurance	The Mortgage Loan documents permit the Mortgagor to rely upon self-insurance maintained by tenant FedEx Ground Package System, Inc. (“FedEx”), the sole tenant at the Mortgaged Property, provided that such insurance meets the certain conditions including: (i) the FedEx lease remains in full force and effect; (ii) FedEx maintains insurance coverages required under its lease with no overlays or gaps in coverage; (iii) the insurance coverage FedEx maintained at origination of the Mortgage Loan is in full force and effect; (iv) the insurance requirements of the FedEx lease remain satisfied; (v) new insurance certificates are provided to the lender prior to the expiration of any prior insurance certificates; (vi) FedEx continues to maintain terrorism insurance with respect to the related leased premises; and (vii) the insurance coverage provided under the FedEx lease is issued by insurance companies in compliance with the terms of the related Mortgage Loan documents.
33	Independence Park	(16) Insurance	Certain insurance requirements of the related Mortgage Loan documents are satisfied by the self-insurance of the largest tenant of the related Mortgaged Property, Wal-Mart Stores East, LP, pursuant to its lease. Such tenant’s right to self-insure its leased premises is continuous throughout the term of its lease. The tenant is self-insured with respect to claims arising from physical loss or damage to structures, equipment or other tangible property for which the tenant assumes the responsibility for the risk of loss.
55 58	East Towne Plaza West Burlington Plaza	(16) Insurance	With respect to all property losses in excess of $250,000, the lender (or a trustee appointed by the lender) has the right to hold and disburse insurance proceeds as the repair or restoration progresses.
43	Collierville Portfolio	(25) Licenses and Permits	With respect to the portion of the Mortgaged Property leased to tenant ICON Collision Services, LLC, there is no certificate of occupancy on file with the related municipal authority for such leased premises’ use as an auto repair facility.
11	One Imeson	(26) Recourse Obligations	With respect to clause (a)(iii), the Mortgage Loan documents provide for recourse liability for intentional active physical waste of the Mortgaged Property.
11	One Imeson	(27) Mortgage Releases	The Mortgage Loan documents permit the Mortgagor to obtain a partial release of a portion of the Mortgaged Property (the “One Imeson Development Parcel”) from the lien of the Mortgage Loan with satisfaction of certain conditions including, but not limited to: (i) partial defeasance of the principal of the Mortgage Loan by an amount equal to the greatest of (a) $1,000,000, (b) the appraised value of the One Imeson Development Parcel and (c) in the event that the Mortgagor’s request to release the One Imeson Development Parcel is in connection with a sale of the One Imeson Development Parcel to a third party not affiliated with the Mortgagor, 100% of the net sales proceeds associated with the sale of the One Imeson Development Parcel; and (ii) after giving effect to such partial release, the LTV ratio for the remaining property is no more than 125%.

D-4-2

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
47	Heather Ridge Apartments	(27) Mortgage Releases	The Mortgage Loan documents permit the Mortgagor to obtain a partial release of a portion of a private road located at the Mortgaged Property (the “Heather Ridge Release Parcel”), which private road is a source of physical access to the Mortgaged Property. The release may be obtained upon the acceptance by the City of Fayetteville of a deed of fee simple title to the Heather Ridge Release Parcel as a publicly dedicated street, provided that, among other requirements, the following conditions are satisfied: (i) the LTV ratio at the time of such release is 125% or less; (ii) such release does not adversely affect the use or operation of, or access to or from, the remaining property; (iii) the Mortgagor delivers a Rating Comfort Letter with respect to such release; and (iv) after giving effect to such release (a) the LTV ratio of the remaining property is no greater than 75.0%, (b) the DSCR for the remaining property is no less than 1.25:1.00 and (c) the debt yield for the remaining property is no less than 8.1%.
11	One Imeson	(29) Acts of Terrorism Exclusion	The Mortgage Loan documents provide that if TRIPRA or any of its renewal or successor acts is not renewed, the Mortgagor will not be required to pay any insurance premiums solely with respect to such terrorism coverage in excess of an amount equal to the lesser of (i) 200% of the aggregate insurance premiums payable with respect to all the insurance coverage required in connection with the Mortgage Loan for the last policy year in which coverage for terrorism was included as part of the “all risk” property insurance policy required for the Mortgage Loan, adjusted annually by a percentage equal to the increase in the Consumer Price Index, (ii) the amount of terrorism coverage that the Mortgagor can purchase to provide terrorism coverage for the outstanding principal balance of the Mortgage Loan or (iii) the amount of terrorism coverage that the Mortgagor can purchase for an amount equal to one-half of the premium that the Mortgagor is currently paying for the all-risk or special causes of loss property insurance required by the Mortgage Loan documents with a terrorism exclusion.
11	One Imeson	(30) Due on Sale or Encumbrance	The Mortgage Loan documents permit the Mortgagor to obtain an approved mezzanine loan that, among other requirements: (i) will be in an amount that when added to the Mortgage Loan will result in an LTV ratio of no more than 70.0%; (ii) is secured only by collateral which is not collateral for the Mortgage Loan; (iii) will be provided only if the DSCR on the Mortgage Loan and the proposed approved mezzanine loan is no less than 1.50:1.00; (iv) is otherwise on terms and conditions and subject to documentation reasonably acceptable to the lender; and (v) the lender shall have received a Rating Comfort Letter from each applicable Rating Agency.
21	Promenade at West End Phase II	(31) Single-Purpose Entity	The Mortgage Loan has a Cut-off Date Stated Principal Balance of $21,350,000 and no opinion of counsel regarding non-consolidation of the Borrower has been obtained.
36	Mocksville Commons & Peru Marketplace	(31) Single-Purpose Entity	So long as no event of default has occurred, the Mortgagor may use the related property manager’s trust account as the Mortgagor’s operating account, provided that (i) such trust account is structured such that the Mortgagor’s funds are readily identifiable and (ii) upon the occurrence of an event of default, the Mortgagor shall promptly (a) establish a separate operating account to hold its funds and (b) transfer all of its funds to such separate operating account.

D-4-3

Annex A-1 ID#	Mortgage Loans	Representations	Exceptions
11	One Imeson	(32) Defeasance	The Mortgage Loan documents permit the Mortgagor to obtain the release of the One Imeson Development Parcel upon the satisfaction of certain conditions including, but not limited to: (i) partial defeasance of the principal of the Mortgage Loan by an amount equal to the greatest of (a) $1,000,000, (b) the appraised value of the One Imeson Development Parcel and (c) in the event that the Mortgagor’s request to release the One Imeson Development Parcel is in connection with a sale of the One Imeson Development Parcel to a third party not affiliated with the Mortgagor, 100% of the net sales proceeds associated with the sale of the One Imeson Development Parcel; and (ii) after giving effect to such partial release, the LTV for the remaining property is no more than 125%.
21	Promenade at West End Phase II	(39) Organization of Borrower	The related Mortgagor is an affiliate of the Lakeridge Commons Mortgagor.
48	Lakeridge Commons	(39) Organization of Borrower	The related Mortgagor is an affiliate of the Promenade at West End Phase II Mortgagor.
43	Collierville Portfolio	(40) Environmental Condition	With respect to the Mortgaged Property identified as “435 Washington,” the Phase I environmental site assessment identified a recognized environmental condition in connection with a solid hazardous waste site located at a property adjacent to the Mortgaged Property that contains elevated levels of volatile organic compounds. A subsequent Phase II environmental site assessment reported that contaminant impacts to the groundwater beneath the Mortgaged Property showed an overall decreasing trend in comparison to groundwater data collected during the Phase I assessment. According to the related state environmental regulatory agency, an additional assessment is required due to contamination levels exceeding regulatory limits. Such state environmental regulatory agency reported that regulatory closure would not be granted until either concentrations are remediated or naturally attenuate to levels below regulatory limits. Because an adjacent property owner has been identified as the responsible party, any future remediation obligations would be the responsibility of such adjacent property owner. In addition, given the depth of the groundwater at the Mortgaged Property, vapor intrusion into the Mortgaged Property’s improvements are considered low. The related environmental consultant recommended that the Mortgagor continue to monitor the release.
43 55	Collierville Portfolio East Towne Plaza	(41) Appraisal	The appraisal of each Mortgaged Property is dated more than twelve months prior to the Closing Date.

D-4-4

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ANNEX E

CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE

Period	Balance($)
1	61,062,000.00
2	61,062,000.00
3	61,062,000.00
4	61,062,000.00
5	61,062,000.00
6	61,062,000.00
7	61,062,000.00
8	61,062,000.00
9	61,062,000.00
10	61,062,000.00
11	61,062,000.00
12	61,062,000.00
13	61,062,000.00
14	61,062,000.00
15	61,062,000.00
16	61,062,000.00
17	61,062,000.00
18	61,062,000.00
19	61,062,000.00
20	61,062,000.00
21	61,062,000.00
22	61,062,000.00
23	61,062,000.00
24	61,062,000.00
25	61,062,000.00
26	61,062,000.00
27	61,062,000.00
28	61,062,000.00
29	61,062,000.00
30	61,062,000.00
31	61,062,000.00
32	61,062,000.00
33	61,062,000.00
34	61,062,000.00
35	61,062,000.00
36	61,062,000.00
37	61,062,000.00
38	61,062,000.00
39	61,062,000.00
40	61,062,000.00
41	61,062,000.00
42	61,062,000.00
43	61,062,000.00
44	61,062,000.00
45	61,062,000.00
46	61,062,000.00
47	61,062,000.00
48	61,062,000.00
49	61,062,000.00
50	61,062,000.00
51	61,062,000.00
52	61,062,000.00
53	61,062,000.00
54	61,062,000.00
55	61,062,000.00
56	61,062,000.00
57	61,062,000.00
58	61,062,000.00
59	61,062,000.00
60	61,061,962.96
61	59,984,159.17
62	58,974,089.02
63	57,960,199.65
64	56,728,172.14
65	55,705,777.04
66	54,608,356.33
Period	Balance($)
67	53,577,940.53
68	52,472,728.24
69	51,434,231.42
70	50,391,806.93
71	49,274,929.01
72	48,224,333.20
73	47,099,517.39
74	46,040,688.83
75	44,977,855.03
76	43,771,300.92
77	42,699,873.87
78	41,554,821.86
79	40,475,005.34
80	39,321,803.53
81	38,233,534.44
82	37,141,147.79
83	35,975,735.21
84	34,926,779.78
85	33,807,293.93
86	32,750,113.02
87	31,688,923.66
88	30,425,238.68
89	29,355,222.11
90	28,215,276.51
91	27,136,875.60
92	25,988,785.10
93	24,901,936.62
94	23,810,966.17
95	22,650,665.06
96	21,551,152.25
97	20,382,552.71
98	19,298,116.15
99	18,215,730.47
100	16,941,934.22
101	15,850,636.32
102	14,693,063.41
103	13,593,265.19
104	12,427,434.82
105	11,319,072.43
106	10,206,521.88
107	9,028,303.52
108	7,937,697.79
109	6,783,093.46
110	5,683,977.91
111	4,602,406.73
112	3,341,417.19
113	2,251,006.49
114	1,098,324.70
115 and thereafter	0.00

E-1

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ANNEX F

ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE MOFFETT PLACE BUILDING 4 WHOLE LOAN

Monthly Payment Date	Whole Loan Principal Payment ($)	Whole Loan Interest Payment ($)
11/6/2017	0.00	397,693.40
12/6/2017	0.00	384,864.58
1/6/2018	0.00	397,693.40
2/6/2018	0.00	397,693.40
3/6/2018	0.00	359,206.94
4/6/2018	0.00	397,693.40
5/6/2018	0.00	384,864.58
6/6/2018	0.00	397,693.40
7/6/2018	0.00	384,864.58
8/6/2018	0.00	397,693.40
9/6/2018	0.00	397,693.40
10/6/2018	0.00	384,864.58
11/6/2018	0.00	397,693.40
12/6/2018	0.00	384,864.58
1/6/2019	0.00	397,693.40
2/6/2019	0.00	397,693.40
3/6/2019	0.00	359,206.94
4/6/2019	0.00	397,693.40
5/6/2019	0.00	384,864.58
6/6/2019	0.00	397,693.40
7/6/2019	0.00	384,864.58
8/6/2019	0.00	397,693.40
9/6/2019	0.00	397,693.40
10/6/2019	0.00	384,864.58
11/6/2019	0.00	397,693.40
12/6/2019	0.00	384,864.58
1/6/2020	0.00	397,693.40
2/6/2020	0.00	397,693.40
3/6/2020	0.00	372,035.76
4/6/2020	0.00	397,693.40
5/6/2020	0.00	384,864.58
6/6/2020	0.00	397,693.40
7/6/2020	0.00	384,864.58
8/6/2020	0.00	397,693.40
9/6/2020	0.00	397,693.40
10/6/2020	0.00	384,864.58
11/6/2020	0.00	397,693.40
12/6/2020	0.00	384,864.58
1/6/2021	0.00	397,693.40
2/6/2021	0.00	397,693.40
3/6/2021	0.00	359,206.94
4/6/2021	0.00	397,693.40
5/6/2021	0.00	384,864.58
6/6/2021	0.00	397,693.40
7/6/2021	0.00	384,864.58
8/6/2021	0.00	397,693.40
9/6/2021	0.00	397,693.40
10/6/2021	0.00	384,864.58
11/6/2021	0.00	397,693.40
12/6/2021	0.00	384,864.58
1/6/2022	0.00	397,693.40
2/6/2022	0.00	397,693.40
3/6/2022	0.00	359,206.94
4/6/2022	0.00	397,693.40
5/6/2022	0.00	384,864.58
6/6/2022	0.00	397,693.40
7/6/2022	0.00	384,864.58
8/6/2022	0.00	397,693.40
9/6/2022	165,853.46	397,693.40
10/6/2022	180,825.31	384,361.98
Monthly Payment Date	Whole Loan Principal Payment ($)	Whole Loan Interest Payment ($)
11/6/2022	167,072.65	396,607.80
12/6/2022	182,009.32	383,307.70
1/6/2023	168,300.29	395,514.67
2/6/2023	168,892.16	394,987.64
3/6/2023	212,356.76	356,285.34
4/6/2023	170,232.92	393,793.78
5/6/2023	185,078.40	380,574.88
6/6/2023	171,482.47	392,681.15
7/6/2023	186,291.89	379,494.35
8/6/2023	172,740.68	391,560.80
9/6/2023	173,348.17	391,019.87
10/6/2023	188,103.76	377,881.00
11/6/2023	174,619.31	389,888.00
12/6/2023	189,338.22	376,781.80
1/6/2024	175,899.26	388,748.29
2/6/2024	176,517.86	388,197.47
3/6/2024	205,225.35	362,635.38
4/6/2024	177,860.36	387,002.06
5/6/2024	192,485.75	373,979.13
6/6/2024	179,162.78	385,842.35
7/6/2024	193,750.59	372,852.88
8/6/2024	180,474.23	384,674.59
9/6/2024	181,108.92	384,109.44
10/6/2024	195,640.57	371,169.98
11/6/2024	182,433.85	382,929.67
12/6/2024	196,927.28	370,024.25
1/6/2025	183,767.98	381,741.72
2/6/2025	184,414.25	381,166.27
3/6/2025	226,426.01	343,757.61
4/6/2025	185,859.08	379,879.74
5/6/2025	200,253.67	367,062.32
6/6/2025	187,216.95	378,670.65
7/6/2025	201,572.36	365,888.12
8/6/2025	188,584.23	377,453.18
9/6/2025	189,247.43	376,862.64
10/6/2025	203,544.26	364,132.28
11/6/2025	190,628.79	375,632.63
12/6/2025	204,885.75	362,937.76
1/6/2026	192,019.72	374,394.10
2/6/2026	192,695.01	373,792.80
3/6/2026	233,931.71	337,074.29
4/6/2026	194,195.36	372,456.84
5/6/2026	208,349.41	359,853.61
6/6/2026	195,611.01	371,196.30
7/6/2026	209,724.22	358,629.44
8/6/2026	197,036.48	369,927.01
9/6/2026	197,729.41	369,310.01
10/6/2026	211,781.49	356,797.57
11/6/2026	199,169.57	368,027.64
12/6/2026	213,180.09	355,552.22
1/6/2027	200,619.70	366,736.39
2/6/2027	201,325.24	366,108.17
3/6/2027	241,754.17	330,108.91
4/6/2027	202,883.44	364,720.69
5/6/2027	216,786.80	352,340.68
6/6/2027	204,359.33	363,406.51
7/6/2027	218,220.10	351,064.43
8/6/2027	115,628,194.43	362,083.23

F-1

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No dealer, salesman or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Summary of Certificates	3
Important Notice Regarding the Offered Certificates	13
Important Notice About Information Presented in This Prospectus	14
Summary of Terms	21
Risk Factors	53
Description of the Mortgage Pool	126
Transaction Parties	219
Credit Risk Retention	257
Description of the Certificates	268
Description of the Mortgage Loan Purchase Agreements	302
Pooling and Servicing Agreement	312
Certain Legal Aspects of Mortgage Loans	416
Certain Affiliations, Relationships and Related Transactions Involving Transaction Parties	431
Pending Legal Proceedings Involving Transaction Parties	432
Use of Proceeds	433
Yield and Maturity Considerations	433
Material Federal Income Tax Considerations	445
Certain State and Local Tax Considerations	458
Method of Distribution (Underwriter)	458
Incorporation of Certain Information by Reference	459
Where You Can Find More Information	460
Financial Information	460
Certain ERISA Considerations	461
Legal Investment	465
Legal Matters	466
Ratings	466
Index of Defined Terms	468
ANNEX A-1	CERTAIN CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-1-1
ANNEX A-2	CERTAIN POOL CHARACTERISTICS OF THE MORTGAGE LOANS AND MORTGAGED PROPERTIES	A-2-1
ANNEX A-3	DESCRIPTION OF TOP TWENTY MORTGAGE LOANS AND ADDITIONAL MORTGAGE LOAN INFORMATION	A-3-1
ANNEX B	FORM OF REPORT TO CERTIFICATEHOLDERS	B-1
ANNEX C	FORM OF OPERATING ADVISOR ANNUAL REPORT	C-1
ANNEX D-1	MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES	D-1-1
ANNEX D-2	EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES FOR GERMAN AMERICAN CAPITAL CORPORATION	D-2-1
ANNEX D-3	EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES FOR CITI REAL ESTATE FUNDING INC.	D-3-1
ANNEX D-4	EXCEPTIONS TO MORTGAGE LOAN REPRESENTATIONS AND WARRANTIES FOR ARGENTIC REAL ESTATE FINANCE LLC.	D-4-1
ANNEX E	CLASS A-SB PLANNED PRINCIPAL BALANCE SCHEDULE	E-1
ANNEX F	ASSUMED PRINCIPAL PAYMENT SCHEDULE FOR THE MOFFETT PLACE BUILDING 4 WHOLE LOAN	f-1

Dealers will be required to deliver a prospectus when acting as underwriters of these certificates and with respect to unsold allotments or subscriptions. In addition, all dealers selling these certificates will deliver a prospectus until the date that is ninety days from the date of this prospectus

$935,822,000
(Approximate)

Deutsche Mortgage & Asset
Receiving Corporation
Depositor

CD 2017-CD6 Mortgage Trust

Issuing Entity

CD 2017-CD6 Mortgage Trust
Commercial Mortgage Pass-Through
Certificates, Series 2017-CD6

Class A-1	$44,159,000
Class A-2	$103,497,000
Class A-3	$67,649,000
Class A-SB	$61,062,000
Class A-4	$209,460,000
Class A-5	$257,521,000
Class X-A	$848,213,000
Class A-M	$104,865,000
Class B	$42,477,000
Class C	$45,132,000

PROSPECTUS

Deutsche Bank Securities
Co-Lead Manager and Joint Bookrunner

Citigroup
Co-Lead Manager and Joint Bookrunner

Academy Securities
Co-Manager

November      , 2017